   As filed with the Securities and Exchange Commission on October 10, 2001.


                                                      Registration No. 333-59094

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 4


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       PIONEER NATURAL RESOURCES COMPANY
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                              1311                             75-2702753
  (State or Other Jurisdiction of      (Primary standard industrial              (I.R.S. Employer
  Incorporation or Organization)        classification code number)             Identification No.)

                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039
                                 (972) 444-9001
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------
                               SCOTT D. SHEFFIELD
                       PIONEER NATURAL RESOURCES COMPANY
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039
                                 (972) 444-9001
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------
                                   Copies to:

                 ROBERT L. KIMBALL                                       BRIAN M. LIDJI
              VINSON & ELKINS L.L.P.                                 SAYLES, LIDJI & WERBNER
             3700 TRAMMELL CROW CENTER                             A PROFESSIONAL CORPORATION
                 2001 ROSS AVENUE                                    4400 RENAISSANCE TOWER
                DALLAS, TEXAS 75201                                      1201 ELM STREET
                  (214) 220-7700                                       DALLAS, TEXAS 75270
                                                                         (214) 939-8700

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement which relates to the merger of limited partnerships with and into Pioneer Natural Resources USA, Inc. pursuant to the merger agreement described in the enclosed proxy statement/prospectus.
                             ---------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF                        AMOUNT TO BE           OFFERING        AGGREGATE OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED                  REGISTERED(1)      PRICE PER SHARE(2)        PRICE(2)              FEE(2)
-----------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value(3).........      7,647,323              $7.99             $61,100,000            $15,275
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Based upon the registrant's estimate of the maximum number of shares that might be issued in connection with the proposed merger transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the book value of the unaffiliated partnership interests to be cancelled in the transaction, computed as of the latest practicable date. A filing fee of $20,500 was paid pursuant to the filing on April 17, 2001, by the registrant and Pioneer Natural Resources USA, Inc. of a preliminary Schedule 13e-3. Pursuant to Rule 240.0-11(a)(2) of the Securities Exchange Act of 1934, this amount has been credited against the amount that would otherwise be payable in connection with this filing, resulting in no additional payment herewith.

(3) Includes associated rights to purchase shares of Series A Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, none of which has occurred, the rights are not exercisable, are evidenced by the certificates representing the common stock, and will be transferred along with the common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                 NOTICE OF SPECIAL MEETINGS OF LIMITED PARTNERS

                        TO BE HELD ON DECEMBER 20, 2001


To the Limited Partners of 46
Parker & Parsley Limited Partnerships:


     This is a notice that a special meeting of the limited partners of each of the following 46 limited partnerships will be held on December 20, 2001, at 10:00 a.m., at the Dallas Marriott Las Colinas Hotel, 223 West Las Colinas Blvd., Irving, Texas 75039:


Parker & Parsley 81-I, Ltd.                             Parker & Parsley 88-A Conv., L.P.
Parker & Parsley 81-II, Ltd.                            Parker & Parsley 88-A, L.P.
Parker & Parsley 82-I, Ltd.                             Parker & Parsley 88-B Conv., L.P.
Parker & Parsley 82-II, Ltd.                            Parker & Parsley 88-B, L.P.
Parker & Parsley 82-III, Ltd.                           Parker & Parsley 88-C Conv., L.P.
Parker & Parsley 83-A, Ltd.                             Parker & Parsley 88-C, L.P.
Parker & Parsley 83-B, Ltd.                             Parker & Parsley Producing Properties 88-A, L.P.
Parker & Parsley 84-A, Ltd.                             Parker & Parsley Private Investment 88, L.P.
Parker & Parsley 85-A, Ltd.                             Parker & Parsley 89-A Conv., L.P.
Parker & Parsley 85-B, Ltd.                             Parker & Parsley 89-A, L.P.
Parker & Parsley Private Investment 85-A, Ltd.          Parker & Parsley 89-B Conv., L.P.
Parker & Parsley Selected 85 Private Investment, Ltd.   Parker & Parsley 89-B, L.P.
Parker & Parsley 86-A, Ltd.                             Parker & Parsley Private Investment 89, L.P.
Parker & Parsley 86-B, Ltd.                             Parker & Parsley 90-A Conv., L.P.
Parker & Parsley 86-C, Ltd.                             Parker & Parsley 90-A, L.P.
Parker & Parsley Private Investment 86, Ltd.            Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 87-A Conv., Ltd.                       Parker & Parsley 90-B, L.P.
Parker & Parsley 87-A , Ltd.                            Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 87-B Conv., Ltd.                       Parker & Parsley 90-C, L.P.
Parker & Parsley 87-B, Ltd.                             Parker & Parsley Private Investment 90, L.P.
Parker & Parsley Producing Properties 87-A, Ltd.        Parker & Parsley 90 Spraberry Private Development, L.P.
Parker & Parsley Producing Properties 87-B, Ltd.        Parker & Parsley 91-A, L.P.
Parker & Parsley Private Investment 87, Ltd.            Parker & Parsley 91-B, L.P.

     Parker & Parsley Petroleum USA, Inc. and other predecessors of Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, sponsored each of the partnerships. Pioneer USA is the managing or sole general partner of each of the partnerships. Pioneer USA is a direct 100% owned subsidiary of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent.

     The purpose of the special meeting for each partnership in which you own an interest is for you to consider and vote on the following matters:


          1. A proposal to approve an Agreement and Plan of Merger dated as of September 20, 2001, among Pioneer Parent, Pioneer USA and each of the partnerships. Each partnership that approves this proposal, which we call a participating partnership, will merge with and into Pioneer USA, with Pioneer USA surviving the merger. Each partnership interest of a participating partnership, other than Pioneer USA's partnership interests, will be converted into shares of common stock, par value $.01 per share, of Pioneer Parent. The number of shares of common stock Pioneer Parent will offer for all partnership interests of a participating partnership will be based on (1) the participating partnership's merger value and (2) the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting for the partnership. The merger value for a participating partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners. For purposes of illustration in this document, we have calculated the number of shares to be issued based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Prior to December 20, 2001, the initial date scheduled for the special meeting for each partnership, we will update the number of shares to be issued using the actual average closing price of Pioneer Parent common stock for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date of the special meeting. You may call D. F. King & Co., Inc. after December 18, 2001 at 1-800-848-2998 to learn the final number of shares you will receive. The Pioneer Parent common stock will be allocated among the partners based on the liquidation provisions of each partnership agreement. Pioneer Parent will not issue fractional shares to any limited partner upon completion of the merger of any partnership. Instead, Pioneer Parent will round any fractional shares of Pioneer Parent common stock up to the nearest whole share. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in the participating partnerships.


          2. A proposal to amend the partnership agreement of each partnership to permit the partnership's merger with Pioneer USA. If the amendment is not approved, that partnership cannot merge into Pioneer USA even if the partners of that partnership approve the merger agreement.

          3. A proposal (A) to approve the opinion issued to Pioneer USA by Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, relying as to matters of Texas law on the opinion of Arter & Hadden LLP of Dallas, Texas, on behalf of the limited partners of each partnership that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners (1) will result in the loss of any limited partner's limited liability or (2) will adversely affect the federal income tax classification of the partnership or any of its limited partners and (B) to approve the selection of Stradley Ronon Stevens & Young, LLP, and (as to Texas law matters) Arter & Hadden LLP as special legal counsel for the limited partners of each partnership for the limited purpose of rendering the legal opinion. The partnership agreement of each partnership requires this opinion to be obtained and submitted to the limited partners for their approval.

     Pioneer USA is also requesting authorization to use its discretionary voting authority to postpone or adjourn the special meeting of limited partners for the purpose of soliciting additional proxies.

     The accompanying proxy statement/prospectus contains information about each merger, including the amount of Pioneer Parent common stock that will be offered to limited partners per $1,000 initial investment in each partnership, and descriptions of the merger agreement, the merger amendment and the legal opinion of the special legal counsel for the limited partners. The proxy statement/prospectus also contains a copy of the merger agreement, the merger amendment and the legal opinion.

     Pioneer USA set the close of business on September 21, 2001, as the record date to identify the limited partners who are entitled to notice of and to vote at each special meeting or any adjournments or postponements of the special meeting. During the ten business days before the special meeting, you may examine lists of the limited partners of each partnership in which you own an interest at the offices of Pioneer USA during normal business hours for any purpose relevant to the special meeting for each partnership in which you own an interest.

     ON SEPTEMBER 19, 2001, PIONEER USA'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER OF EACH PARTNERSHIP IN WHICH YOU OWN AN INTEREST IS ADVISABLE, FAIR TO YOU AS AN UNAFFILIATED LIMITED PARTNER, AND IN YOUR BEST INTERESTS. THE BOARD RECOMMENDS THAT YOU, AS AN UNAFFILIATED LIMITED PARTNER, VOTE FOR THE MERGER AGREEMENT, THE MERGER AMENDMENT, THE SELECTION OF SPECIAL LEGAL COUNSEL FOR THE LIMITED PARTNERS, THAT COUNSEL'S LEGAL OPINION FOR EACH PARTNERSHIP IN WHICH YOU OWN AN INTEREST, AND THE AUTHORIZATION TO ALLOW PIONEER USA TO USE ITS DISCRETIONARY VOTING AUTHORITY TO POSTPONE OR ADJOURN THE SPECIAL MEETING. ALTHOUGH PIONEER USA'S BOARD OF DIRECTORS HAS ATTEMPTED TO FULFILL ITS FIDUCIARY DUTIES TO YOU, PIONEER USA'S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING EACH MERGER BECAUSE EACH MEMBER OF ITS BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER PARENT. Each partnership requires a favorable vote of the holders of a majority of its limited partnership interests to approve the merger agreement, the merger amendment, the selection of special legal counsel for the limited partners and that counsel's legal opinion, except that Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. each require the favorable vote of the holders, other than Pioneer USA, of 66 2/3% of its limited partnership interests to approve those merger proposals. The postponement or adjournment of the special meeting to solicit additional proxies will require the favorable vote of a majority of the limited partnership interests present or represented at a meeting where such vote is taken.

     IF YOU DO NOT SEND IN YOUR PROXY CARD OR VOTE AT THE SPECIAL MEETING FOR A PARTNERSHIP IN WHICH YOU OWN AN INTEREST, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER OF THAT PARTNERSHIP.

     You are requested to sign, vote and date the enclosed proxy card and return it promptly in the enclosed envelope, even if you expect to be present at each special meeting for the partnerships in which you own an interest. If you give a proxy, you can revoke it at any time before the special meeting for the partnership as to which you are revoking your proxy. If you are present at the special meeting for a partnership in which you own an interest, you may withdraw your proxy and vote in person.

     WHETHER OR NOT YOU PLAN TO VOTE ON THE MERGER OF EACH PARTNERSHIP IN WHICH YOU OWN AN INTEREST, PLEASE TAKE THE TIME TO COMPLETE AND RETURN TO US THE ENCLOSED CERTIFICATION OF NON-FOREIGN STATUS.

                                      BY ORDER OF THE BOARD OF DIRECTORS,


                                                /s/ MARK L. WITHROW

                                      ------------------------------------------
                                      MARK L. WITHROW
                                      Director, Executive Vice President,
                                      General Counsel and Secretary


October 12, 2001

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 10, 2001


                       PIONEER NATURAL RESOURCES COMPANY    [PIONEER
                                 COMMON STOCK                  LOGO]

                        PIONEER NATURAL RESOURCES USA,
                                     INC.
                       5205 NORTH O'CONNOR BLVD., SUITE
                                     1400
                              IRVING, TEXAS 75039

Dear Limited Partners:

    We at Pioneer Natural Resources USA, Inc., together with our parent company, Pioneer Natural Resources Company, desire to acquire 46 limited partnerships. We are the managing or sole general partner of each of the partnerships. We are a Delaware corporation and call ourselves Pioneer USA. We are a wholly owned subsidiary of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent.

    If you and the other limited partners of a partnership approve the merger of the partnership, the partnership will be merged with and into Pioneer USA, with Pioneer USA surviving the merger. We call each partnership that merges into Pioneer USA a participating partnership. Each partnership interest of a participating partnership will be converted into shares of common stock, par value $.01 per share, of Pioneer Parent. The number of shares of common stock Pioneer Parent will offer for all partnership interests of a participating partnership will be based on (1) the participating partnership's merger value and (2) the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting for the partnership. The merger value for a participating partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners.

    The merger value for each partnership is based on the reserve value of the partnership's underlying properties, which reserve value has not been reduced for general and administrative expenses. As a result, we believe the merger value is essentially the same value or a higher value than the liquidation value that might have been achieved by selling the partnership's property interests on March 31, 2001, and liquidating the partnership at that time.
    We have retained Robert A. Stanger & Co., Inc., which we call Stanger, to issue an opinion regarding the fairness of the merger value to the limited partners in connection with the merger of each partnership. The written opinion of Stanger is contained in this document. You should read all of it carefully.

    We can complete the merger of each partnership only if the holders of its limited partnership interests approve the merger agreement, the amendment to the partnership agreement to permit the merger, the selection of special legal counsel for the limited partners, and that counsel's legal opinion. This document provides information about each proposed merger. This document also constitutes a prospectus by Pioneer Parent for up to an aggregate of 5,947,940 shares of Pioneer Parent common stock to be issued in the proposed merger transaction, based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Please give all of this information your careful attention. Pioneer Parent's common stock is traded on the New York Stock Exchange under the symbol "PXD." On October 9, 2001, the last reported sale price of the common stock on the NYSE was $15.58 per share.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting for each partnership in which you own an interest, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meeting for each partnership in which you own an interest or from voting your partnership interests in person if you later choose to attend the special meeting for each partnership in which you own an interest.
    We intend to mail certificates representing shares of Pioneer Parent common stock to the partners of each partnership that approves the merger transaction promptly after completing the merger of the partnership. Certificates representing partnership interests will be automatically cancelled, and you will not have to surrender your certificates to receive the Pioneer Parent common stock.
    YOUR CERTIFICATE THAT YOU ARE NOT A FOREIGN PERSON, WHICH WE CALL A CERTIFICATION OF NON-FOREIGN STATUS, IS IMPORTANT. Whether or not you plan to vote on the merger of each partnership in which you own an interest, please take the time to complete and return to us the enclosed certification of non-foreign status. If we receive a properly completed certification of non-foreign status from you, we will not withhold federal income taxes on the Pioneer Parent common stock to be issued to you upon the merger of each partnership in which you own an interest.

             Sincerely,

             Pioneer Natural Resources USA, Inc.

     YOU SHOULD CAREFULLY CONSIDER THE RISKS RELATING TO THE MERGER OF EACH PARTNERSHIP IN WHICH YOU OWN AN INTEREST DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 20. THESE INCLUDE:
     - THE MERGER VALUE FOR THE PARTNERSHIP DETERMINES THE AMOUNT OF PIONEER PARENT COMMON STOCK YOU WILL RECEIVE IN THE MERGER OF THE PARTNERSHIP. PIONEER PARENT AND PIONEER USA DETERMINED EACH MERGER VALUE AND WILL NOT ADJUST IT FOR CHANGES IN PARTNERSHIP VALUE BEFORE THE MERGER IS COMPLETED.
     - YOU WERE NOT INDEPENDENTLY REPRESENTED IN ESTABLISHING THE TERMS OF ANY MERGER.
     - OUR BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING EACH MERGER BECAUSE EACH MEMBER OF OUR BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER PARENT.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED ANY OF THE MERGERS, THE PIONEER PARENT COMMON STOCK TO BE ISSUED IN EACH MERGER OR THE FAIRNESS OR THE MERITS OF EACH MERGER OR HAVE DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated October 12, 2001. It is first being mailed to the limited partners on or about October 22, 2001.

                       PIONEER NATURAL RESOURCES COMPANY

     The world map below reflects the geographic locations of Pioneer Parent's exploration, development and production operations.

                                     (MAP)

                      WHERE YOU CAN FIND MORE INFORMATION

     Pioneer Parent and each of the 25 partnerships listed below, which we call the reporting partnerships, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission:

Parker & Parsley 82-I, Ltd.                           Parker & Parsley Producing Properties 87-B, Ltd.
Parker & Parsley 82-II, Ltd.                          Parker & Parsley 88-A, L.P.
Parker & Parsley 83-A, Ltd.                           Parker & Parsley 88-B, L.P.
Parker & Parsley 83-B, Ltd.                           Parker & Parsley Producing Properties 88-A, L.P.
Parker & Parsley 84-A, Ltd.                           Parker & Parsley 89-A, L.P.
Parker & Parsley 85-A, Ltd.                           Parker & Parsley 90-A L.P.
Parker & Parsley 85-B, Ltd.                           Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 86-A, Ltd.                           Parker & Parsley 90-B, L.P.
Parker & Parsley 86-B, Ltd.                           Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 86-C, Ltd.                           Parker & Parsley 90-C, L.P.
Parker & Parsley 87-A, Ltd.                           Parker & Parsley 91-A, L.P.
Parker & Parsley 87-B, Ltd.                           Parker & Parsley 91-B, L.P.
Parker & Parsley Producing Properties 87-A, Ltd.


     You may read and copy any reports, statements or other information that Pioneer Parent or any reporting partnership files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC for a fee by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Pioneer Parent's and each reporting partnership's filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

     Pioneer Parent's common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "PXD." Pioneer Parent's reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange and the Toronto Stock Exchange.

     Pioneer Parent filed a registration statement on Form S-4 to register with the SEC Pioneer Parent common stock to be issued to the limited partners of each participating partnership. This document is a part of that registration statement and constitutes the prospectus of Pioneer Parent in addition to being the proxy statement of each partnership. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Pioneer Parent to incorporate by reference information into this document, which means that Pioneer Parent can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Pioneer Parent has previously filed with the SEC and that contain important information about Pioneer Parent and its finances:

     - Annual Report on Form 10-K for the year ended December 31, 2000.
     - Quarterly Report on Form 10-Q for the six months ended June 30, 2001.
     - Current Report on Form 8-K filed on July 24, 2001.
     - The description of Pioneer Parent common stock contained in Pioneer Parent's registration statement on Form 8-A filed on August 5, 1997, as amended by Form 8-A/A filed on August 8, 1997.
     - The description of rights to acquire Series A Junior Participating Preferred Stock of Pioneer Parent contained in Pioneer Parent's registration statement on Form 8-A filed on July 24, 2001.

     Pioneer Parent is also incorporating by reference additional documents that it files with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the special meeting for each partnership.

     The supplement to this document for each partnership contains financial information for the partnership. The information supplement for each partnership constitutes an integral part of this document. Please carefully read the supplement for each partnership in which you are a limited partner.

     Pioneer Parent has supplied all information contained or incorporated by reference in this document relating to Pioneer Parent, and each partnership has supplied all the information contained in this document relating to the partnership.

     You can obtain any of the documents incorporated by reference from Pioneer Parent or the SEC. Documents incorporated by reference are available from Pioneer Parent without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this document. Limited partners of each partnership may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

        Pioneer Natural Resources Company
        5205 North O'Connor Blvd., Suite 1400
        Irving, Texas 75039
        Telephone: (972) 969-3584
        Attention: Investor Relations


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM PIONEER PARENT OR ANY PARTNERSHIP IN WHICH YOU OWN AN INTEREST, PLEASE DO SO BY DECEMBER 13, 2001 TO RECEIVE THEM BEFORE DECEMBER 20, 2001, THE INITIAL DATE SCHEDULED FOR THE SPECIAL MEETING FOR THE PARTNERSHIP.



     You should rely only on the information contained or incorporated by reference in this document to vote on the merger of each partnership in which you own an interest. We have not authorized anyone to give any information that is different from what is contained in this document. This document is dated October 12, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to you nor the issuance of Pioneer Parent common stock in the merger of each partnership shall create an implication to the contrary.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER OF EACH
  PARTNERSHIP...............................................    v
SUMMARY.....................................................    1
RISK FACTORS................................................   20
RISK FACTORS RELATING TO THE MERGER OF EACH PARTNERSHIP.....   20
  The Merger Value for Each Partnership Involves Estimates
     that May Vary Materially from the Quantities of Oil and
     Gas Actually Recovered, and Consequently Future Net
     Revenues May be Materially Different From the Estimates
     Used in the Calculation of the Merger Value and for a
     Particular Partnership.................................   20
  The Merger Value for a Partnership Will Not Be Adjusted
     For Changes in Oil and Gas Prices Before the Completion
     of Its Merger..........................................   20
  The Number of Shares of Pioneer Parent Common Stock the
     Limited Partners of Each Partnership Will Receive May
     Decrease Between Now and the Completion of the Merger
     of the Partnership.....................................   20
  Current Market Prices for Oil and Gas May Be Higher than
     the Merger Value for a Partnership, Which May Affect
     the Fairness Opinion...................................   20
  You Were Not Independently Represented in Establishing the
     Terms of the Merger of Each Partnership................   21
  The Interests of Pioneer Parent, Pioneer USA and Their
     Directors and Officers May Differ From Your Interests..   21
  It Is Unclear What the Market Demand Is For Any
     Partnership or its Assets or That the Terms of the
     Merger of Each Partnership Are As Favorable As Could Be
     Obtained in a Third Party Sale.........................   21
  Potential Litigation Challenging the Merger of a
     Partnership May Delay or Block the Merger and, As a
     Result, Your Receipt of the Pioneer Parent Common
     Stock..................................................   21
  Repurchase Offers in 2001 by Each of the Six Partnerships
     with a Repurchase Obligation were Higher than the
     Merger Value for the Partnership.......................   22
  You Could be Bound by the Merger of Each Partnership in
     Which You Own an Interest Even If You Do Not Vote in
     Favor of the Merger....................................   22
RISKS ASSOCIATED WITH AN INVESTMENT IN PIONEER PARENT.......   22
  Limited Partners Who Become Pioneer Parent Stockholders
     Will Own Stock in a Corporation Rather than a Limited
     Partnership Interest in a Limited Partnership,
     Resulting in a Fundamental Change in the Nature of
     Their Investments......................................   22
  Limited Partners Who Become Pioneer Parent Stockholders
     Will Own an Investment That Will be Subject to the
     Market Risks Attendant to an Investment in a Public
     Company................................................   23
  Pioneer Parent Might Not Declare Dividends................   23
  Limited Partners Who Become Pioneer Parent Stockholders
     May Be Diluted.........................................   23
  Dividends Paid to Pioneer Parent Stockholders Are Taxed at
     Two Levels.............................................   23
  Pioneer Parent's Profitability is Highly Dependent on the
     Prices of Oil and Gas, Which Have Historically Been
     Very Volatile..........................................   23
  Pioneer Parent's Drilling Activities May Not be
     Productive.............................................   24
  Pioneer Parent May be Required to Recognize Non-cash
     Charges Relating to Unproved Property Costs............   24
  Pioneer Parent's Growth Depends on its Ability to Acquire
     Oil and Gas Properties on a Profitable Basis...........   24
  If Pioneer Parent is Unable to Dispose of Non-strategic
     Assets at Acceptable Prices, This Would Hinder its
     Ability to Make Capital Resources Available for More
     Profitable Activities..................................   24
  The Operation of Natural Gas Processing Plants Involves
     the Potential for Damage Claims........................   25
  Pioneer Parent is Not Fully Insured Against Operating
     Hazards................................................   25
  In the Event of Noncompliance, Liabilities Under
     Environmental Laws and Regulations Could be
     Substantial............................................   25
  There are Factors Outside of Pioneer Parent's Control
     Which Could Impair its Ability to Satisfy its Debt
     Obligations............................................   25
  The Oil and Gas Industry is Highly Competitive............   25
  Present or Future Regulations Could Adversely Affect
     Pioneer Parent's Business and Operations...............   25
  Pioneer Parent Has International Operations Which are
     Subject to International Economic and Political
     Risks..................................................   25
  Numerous Uncertainties Exist in Estimating Pioneer
     Parent's Quantities of Proved Reserves and Future Net
     Revenues...............................................   26

                                                              PAGE
                                                              ----
SPECIAL FACTORS.............................................   27
  Background of the Merger of Each Partnership..............   27
  Reasons for the Merger of Each Partnership................   34
  Recommendation of Pioneer USA.............................   37
  Fairness Opinion..........................................   37
  Summary Reserve Report....................................   45
  Alternative Transactions to the Merger of Each
     Partnership............................................   46
FORWARD-LOOKING STATEMENTS..................................   48
METHOD OF DETERMINING MERGER VALUE FOR EACH PARTNERSHIP AND
  AMOUNT OF PIONEER PARENT COMMON STOCK OFFERED.............   49
  Components of Merger Value for Each Partnership...........   49
  Allocation of Merger Value for Each Partnership Among
     Partners of the Partnership............................   50
  Other Methods of Determining Merger Values................   51
THE MERGER OF EACH PARTNERSHIP..............................   53
  General...................................................   53
  Legal Opinion for Limited Partners........................   53
  Distribution of Pioneer Parent Common Stock...............   54
  Fractional Shares.........................................   54
  Material U.S. Federal Income Tax Consequences.............   54
  Accounting Treatment......................................   57
  Effect of Debt Owed by a Limited Partner to Pioneer USA on
     Amount of Pioneer Parent Common Stock to be Received by
     the Limited Partner....................................   57
  Effect of Merger of Each Partnership on Limited Partners
     Who Do Not Vote in Favor of the Merger; No Appraisal or
     Dissenters' Rights.....................................   57
  Future of Nonparticipating Partnerships...................   57
  Nonmanaging General Partners of Some Partnerships.........   58
  Third Party Offers........................................   58
  Merger Amendment..........................................   59
  Termination of Registration and Reporting Requirements....   59
  Elimination of a Fairness Opinion Requirement That Would
     Otherwise Benefit Pioneer USA..........................   59
  Payment of Expenses and Fees..............................   60
THE MERGER AGREEMENT........................................   61
  Structure; Effective Time.................................   61
  Effect of the Merger of Each Partnership..................   61
  Conduct of Business Prior to the Merger of Each
     Partnership............................................   61
  Other Agreements..........................................   61
  Representations and Warranties of Pioneer Parent, Pioneer
     USA and Each Partnership...............................   62
  Conditions to the Merger of Each Partnership..............   62
  Termination of the Merger Agreement and the Merger of Any
     Partnership............................................   63
  Amendments; Waivers.......................................   64
THE SPECIAL MEETINGS........................................   65
  Time and Place; Purpose...................................   65
  Record Date; Voting Rights and Proxies....................   66
  Revocation of Proxies.....................................   67
  Solicitation of Proxies...................................   67
  Quorum....................................................   67
  Required Vote; Broker Non-Votes...........................   68
  Participation by Assignees................................   68
  Special Requirements for Some Limited Partners............   68
  Validity of Proxy Cards...................................   68
  Local Laws................................................   69
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   69

                                                              PAGE
                                                              ----
INTERESTS OF PIONEER PARENT, PIONEER USA AND THEIR DIRECTORS
  AND OFFICERS..............................................   70
  Conflicting Duties of Pioneer USA, Individually and as
     General Partner........................................   70
  Pioneer USA's Employees Provide Services to the
     Partnerships...........................................   70
  Financial Interests of Directors and Officers.............   70
  The Partnerships Pay Operator Fees to Pioneer USA.........   70
OWNERSHIP OF PARTNERSHIP INTERESTS..........................   71
TRANSACTIONS AMONG ANY PARTNERSHIP, PIONEER PARENT, PIONEER
  USA AND THEIR DIRECTORS AND OFFICERS......................   71
MANAGEMENT..................................................   73
  Pioneer Parent............................................   73
  Pioneer USA...............................................   75
PIONEER PARENT..............................................   75
  Key Projects to Increase Production.......................   76
  More Information..........................................   76
THE PARTNERSHIPS............................................   77
  General...................................................   77
  The Drilling Partnerships.................................   77
  The Income Partnerships...................................   78
COMPARISON OF RIGHTS OF STOCKHOLDERS AND PARTNERS...........   79
  General...................................................   79
  Summary Comparison of Terms of Shares of Pioneer Parent
     Common Stock and Partnership Interests.................   80
LEGAL MATTERS...............................................   87
INDEPENDENT AUDITORS AND INDEPENDENT PETROLEUM
  CONSULTANTS...............................................   87
COMMONLY USED OIL AND GAS TERMS.............................   88
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........  P-1

                               LIST OF APPENDICES

                                                                           APPENDIX
                                                                           --------
General Information Relating to Each Partnership........................          A
  Table 1   Jurisdiction of Organization, Initial Subscription Price for
            Each Unit, Initial Investment by Limited Partners and Number
            of Limited Partners as of July 31, 2001
  Table 2   Merger Value Attributable to Pioneer USA, Nonmanaging
            General Partners and Limited Partners
  Table 3   Merger Value Attributable to Partnership Interests of
            Limited Partners Per $1,000 Investment
  Table 4   Ownership Percentage and Merger Value Attributable to
            Nonmanaging General Partners Other Than Pioneer USA
  Table 5   Ownership Percentage and Merger Value Attributable to
            Pioneer USA in Its Capacities as General Partner,
            Nonmanaging General Partner and Limited Partner
  Table 6   Voting Percentage and Initial Investment Owned by Pioneer
            USA in Its Capacity as a Limited Partner as of July 31, 2001
  Table 7   Historical Quarterly Partnership Distributions to the
            Limited Partners Per $1,000 Investment from Inception
            through July 31, 2001
  Table 8   Annual Repurchase Prices and Aggregate Annual Repurchase
            Payments
  Table 9   Participation in Costs and Revenues of Each Partnership
  Table 10  Average Oil, Natural Gas Liquids and Gas Sales Prices and
            Production Costs for the Six Months Ended June 30, 2001 and
            2000 and the Years Ended December 31, 2000, 1999 and 1998
  Table 11  Proved Reserves Attributable to Pioneer USA, Nonmanaging
            General Partners and Limited Partners as of December 31,
            2000
  Table 12  Partnership Estimated Reserves Attributable to Pioneer USA,
            Nonmanaging General Partners and Limited Partners as of
            March 31, 2001

                                                                           APPENDIX
                                                                           --------
  Table 13  Oil, Natural Gas Liquids and Gas Production for the Six
            Months Ended June 30, 2001 and 2000 and the Years Ended
            December 31, 2000, 1999 and 1998
  Table 14  Productive Wells and Developed Acreage as of June 30, 2001
  Table 15  Recent Trades of Partnership Interests Per $1,000 Investment
            for the Seven Months Ended July 31, 2001 and the Years Ended
            December 31, 2000 and 1999
  Table 16  Reserve Value Attributable to Pioneer USA, Nonmanaging
            General Partners and Limited Partners as of March 31, 2001
Summary Reserve Review of Williamson Petroleum Consultants, Inc. for the
  Partnerships as of March 31, 2001.....................................          B
Summary Reserve Report of Williamson Petroleum Consultants, Inc. for the
  Partnerships as of December 31, 2000..................................          C
Fairness Opinion of Robert A. Stanger & Co., Inc. ......................          D
The Merger Proposals....................................................          E
Agreement and Plan of Merger............................................          F

     WE HAVE PREPARED A SEPARATE SUPPLEMENT TO THIS DOCUMENT FOR EACH PARTNERSHIP. EACH SUPPLEMENT INCLUDES:

     - A TABLE CONTAINING:
       - THE AGGREGATE INITIAL INVESTMENT BY THE LIMITED PARTNERS
       - THE AGGREGATE HISTORICAL LIMITED PARTNER DISTRIBUTIONS THROUGH JULY 31, 2001
       - THE MERGER VALUE ATTRIBUTABLE TO PARTNERSHIP INTERESTS OF LIMITED PARTNERS, EXCLUDING PIONEER USA
       - THE MERGER VALUE PER $1,000 LIMITED PARTNER INVESTMENT
       - THE MERGER VALUE PER $1,000 LIMITED PARTNER INVESTMENT AS A MULTIPLE OF DISTRIBUTIONS FOR THE PAST FOUR QUARTERLY DISTRIBUTIONS INCLUDING THE DISTRIBUTION IN JULY 2001
       - THE BOOK VALUE PER $1,000 LIMITED PARTNER INVESTMENT AS OF JUNE 30, 2001, AND AS OF DECEMBER 31, 2000
       - THE GOING CONCERN VALUE PER $1,000 LIMITED PARTNER INVESTMENT
       - THE LIQUIDATION VALUE PER $1,000 LIMITED PARTNER INVESTMENT
       - THE ORDINARY TAX LOSS PER $1,000 LIMITED PARTNER INVESTMENT IN YEAR OF INITIAL INVESTMENT
     - INFORMATION ABOUT:
       - THE LEGAL OPINION FOR THE LIMITED PARTNERS
       - THE TERM OF THE PARTNERSHIP
     - FOR EACH PARTNERSHIP THAT IS SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WE CALL A REPORTING PARTNERSHIP, THE PARTNERSHIP'S QUARTERLY REPORT ON FORM 10-Q, INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE SIX MONTHS ENDED JUNE 30, 2001
     - FOR EACH REPORTING PARTNERSHIP, THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K, INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE YEAR ENDED DECEMBER 31, 2000
     - FOR EACH PARTNERSHIP THAT IS NOT SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WE CALL A NONREPORTING PARTNERSHIP, THE PARTNERSHIP'S FINANCIAL STATEMENTS, INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE SIX MONTHS ENDED JUNE 30, 2001
     - FOR EACH NONREPORTING PARTNERSHIP, THE PARTNERSHIP'S FINANCIAL STATEMENTS, INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE YEAR ENDED DECEMBER 31, 2000
     - SELECTED HISTORICAL FINANCIAL DATA FOR THE PARTNERSHIP FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE FIVE YEARS ENDED DECEMBER 31, 2000

THE SUPPLEMENT CONSTITUTES AN INTEGRAL PART OF THIS DOCUMENT FOR EACH PARTNERSHIP. PLEASE CAREFULLY READ ALL OF THE SUPPLEMENTS FOR THE PARTNERSHIPS IN WHICH YOU ARE A LIMITED PARTNER.

           QUESTIONS AND ANSWERS ABOUT THE MERGER OF EACH PARTNERSHIP

Q:   WHEN AND WHERE ARE THE MEETINGS OF LIMITED PARTNERS?


A: The meetings will be held on December 20, 2001, at 10:00 a.m. at the Dallas Marriott Las Colinas Hotel, 223 West Las Colinas Blvd., Irving, Texas 75039.


Q:   HOW DO I VOTE?

A: After reading this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your partnership interests will be represented at the special meeting for each partnership in which you own an interest.

Q:   WHAT DOES MY GENERAL PARTNER RECOMMEND I DO?

A: The board of directors of the general partner of your partnership recommends that you vote for the merger and the merger proposals for each partnership in which you own an interest.

Q:   WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger for each partnership in which you own an interest.

Q:   MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting for each partnership in which you own an interest and vote your partnership interests in person, rather than signing and mailing your proxy card.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?


A: Yes. You may revoke your vote at any time before your proxy is voted at the special meeting for each partnership in which you own an interest by following the instructions on page 67. You then may either change your vote by sending in a new proxy card or by attending the special meeting for each partnership in which you own an interest and voting in person.


Q: IF MY PARTNERSHIP INTERESTS ARE HELD IN A RETIREMENT ACCOUNT BY A CUSTODIAN, WILL MY CUSTODIAN VOTE MY PARTNERSHIP INTERESTS FOR ME?

A: Your custodian will not be able to vote your partnership interests. You should refer to the instructions included on your proxy card to vote your partnership interests.

Q:   SHOULD I SEND IN MY CERTIFICATES FOR MY PARTNERSHIP INTERESTS NOW?

A: No. If the merger of a partnership in which you own an interest is completed, your certificates representing your partnership interests in that partnership will be cancelled without further action by you. We will mail certificates representing Pioneer Parent common stock issued to you on completion of the merger of that partnership.

Q:   AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

A: No. You will not have any appraisal or dissenters' rights in connection with the merger of any partnership in which you own an interest.

Q:   WHAT HAPPENS TO MY FUTURE CASH DISTRIBUTIONS?

A: Since your partnership interests in participating partnerships will be cancelled upon completion of the merger of each such partnership, you will not receive any future distributions on those interests. Pioneer Parent's board of directors did not declare dividends to the holders of Pioneer Parent common stock during 1999, 2000 or the six months ended June 30, 2001. The amount of dividends, if any, paid by Pioneer Parent in the future will depend on business conditions, its financial condition and earnings, and other factors. Pioneer Parent's common stock is publicly traded, so if you prefer to receive cash you may sell the common stock you receive in the public markets.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?


A: If you have any questions about the merger of any of the partnerships in which you own an interest, please call Pioneer Parent's information agent, D.F. King & Co., Inc., at 1-800-848-2998.

                                    SUMMARY

     To understand the merger of each partnership in which you own an interest and to obtain a more detailed description of the legal terms of each merger, you should carefully read this entire document, the related partnership supplements, and the documents described in "Where You Can Find More Information" on the inside front cover page of this document. For definitions of oil and gas terms used in this document, see "Commonly Used Oil and Gas Terms" on page 88.

     When we use the terms "Pioneer USA," "we," "us" or "our," we are referring to your sole or managing general partner, Pioneer Natural Resources USA, Inc., including its consolidated subsidiaries and predecessors, unless the context otherwise requires. When we use the term "Pioneer Parent," we are referring to Pioneer Natural Resources Company. When we use the term "merger proposals," we are referring to the proposals to approve the merger agreement, the merger amendment, the selection of special legal counsel for the limited partners and the legal opinion of that counsel. When we use the term "participating partnership," we are referring to each partnership the limited partners of which approve the merger proposals.

                                  THE MERGERS

     Pioneer Parent proposes to acquire each partnership by merging each partnership into us. We will be the survivor of each merger. The partnership interests of each participating partnership, other than our interests, will be converted into Pioneer Parent common stock.


     The number of shares of common stock that Pioneer Parent will offer for all partnership interests of a participating partnership will be based on (1) the merger value for the partnership as described below and (2) the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting for the partnership. Pioneer Parent and Pioneer USA determined the merger value for each partnership primarily based on the present value of estimated future net revenues from the partnership's estimated oil and gas reserves at March 31, 2001, which was reviewed by Williamson Petroleum Consultants, Inc. as of March 31, 2001. Pioneer Parent and Pioneer USA used the following parameters in calculating the present value of estimated future net revenues: (1) a five-year New York Mercantile Exchange, or NYMEX, futures price for oil and gas as of March 30, 2001, with prices held constant after year five at the year-five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 10.0% discount rate. For 2001, the oil and gas prices were based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001. See the table on page 6 for the NYMEX futures prices. See "Method of Determining Merger Value For Each Partnership and Amount of Pioneer Parent Common Stock Offered -- Components of Merger Value For Each Partnership" on page 49 of this document for information on the basis of pricing. In addition, each partnership's merger value includes its net working capital as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners. The Pioneer Parent common stock will be allocated among the partners of a participating partnership based on the liquidation provisions of the partnership agreement of the partnership.



     On pages 4 and 5 of this document is a table that shows important information about each partnership, including the amount of Pioneer Parent common stock that will be offered in the merger for each $1,000 of initial investment for that partnership. For purposes of illustration in this document, we have calculated the number of shares to be issued based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Prior to December 20, 2001, the initial date scheduled for the special meeting for each partnership, we will update the number of shares to be issued using the actual average closing price of Pioneer Parent common stock for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date of the special meeting. You may call D. F. King & Co., Inc. after December 18, 2001 at 1-800-848-2998 to learn the final number of shares you will receive.


     Pioneer Parent and Pioneer USA agreed to structure the transaction as a merger of each partnership instead of as a property sale followed by liquidation of each partnership because the merger will:

     - require fewer legal documents;

     - reduce filing fees and other costs; and

     - result in the same amount of Pioneer Parent common stock to the limited partners as would a property sale and liquidation using the same commodity prices.

     Pioneer Parent, Pioneer USA and the partnerships signed the merger agreement on September 20, 2001. However, if the oil and gas commodity prices materially increase or decrease from the prices used in calculating the merger value for any partnership, Pioneer Parent or Pioneer USA might abandon the proposed merger of the partnership before submitting the merger proposals to the limited partners for approval. In addition, Pioneer Parent may abandon the proposed merger of any or all of the partnerships at any time prior to the special meeting for any such partnership for any reason including changes in, among other things, the price of Pioneer Parent common stock, the market prices for oil and gas generally or the oil and gas industry generally.

                                 THE COMPANIES

PIONEER NATURAL RESOURCES COMPANY
5205 North O'Connor Blvd., Suite 1400
Irving, Texas 75039
(972) 444-9001

     Pioneer Parent prepared this document to offer its common stock to you. If your partnership is merged into Pioneer USA, you will receive common stock of Pioneer Parent.

     Pioneer Parent is a large, independent exploration and production company with total proved reserves equivalent to 3.8 trillion cubic feet of natural gas, or 628 million barrels of oil at December 31, 2000. Pioneer Parent's proved reserves are balanced equally between natural gas and oil, and Pioneer Parent has a reserves-to-production ratio of 14 years. Sixty-seven percent of Pioneer Parent's proved reserves are in three U.S. areas: the Hugoton gas field, the West Panhandle gas field, and the Spraberry oil and natural gas field. Pioneer Parent also has properties in East Texas, the Gulf Coast, and the offshore Gulf of Mexico as well as in Argentina, Canada, South Africa, and Gabon. Pioneer Parent seeks to increase net asset value and production by combining lower risk development drilling with higher-risk exploration activity.


     Pioneer Parent's common stock is traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "PXD." See "Pioneer Parent" beginning on page 75 of this document for more information about Pioneer Parent.


     Pioneer Parent files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Those SEC filings are available to you in the same manner as each reporting partnership's information. See "Where You Can Find More Information" on the inside front cover page of this document.

PIONEER NATURAL RESOURCES USA, INC.
5205 North O'Connor Blvd., Suite 1400
Irving, Texas 75039
(972) 444-9001

     We prepared this document to solicit your proxy. We are a 100% owned subsidiary of Pioneer Parent. We directly own almost all of Pioneer Parent's United States oil and gas properties.

THE PARTNERSHIPS
c/o Pioneer Natural Resources USA, Inc.
5205 North O'Connor Blvd., Suite 1400
Irving, Texas 75039
(972) 444-9001

     The name of each partnership is found in the table beginning on page 4. Each partnership produces and sells oil and gas. Each partnership was formed to provide the general and limited partners cash flow from operations and, except for Parker & Parsley Producing Properties 87-A, Ltd., Parker & Parsley Producing Properties 87-B, Ltd. and Parker & Parsley Producing Properties 88-A, L.P., a one time federal income tax deduction for intangible drilling and development costs. See the supplement to this document for each of your partnerships for specific information about the partnership, including the merger value as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001. As a result of each partnership's oil and gas operations, each partnership distributes cash to the limited and general partners from the partnership's net cash flows. These distributions are made quarterly, unless sufficient cash is not available.


     The partnerships' properties consist of interests in approximately 1,100 oil and gas wells that are located primarily in the Spraberry field of the Permian Basin of West Texas. We operate approximately 92% of the partnerships' wells. At December 31, 2000, the partnerships' combined total proved reserves were 33.6 million barrels of oil equivalent, or MMBOE, consisting of 27.3 million barrels, or MMBbls, of oil and natural gas liquids and 37.6 billion cubic feet, or Bcf, of natural gas. Approximately 93% of the reserves are attributable to the limited partners' partnership interests, excluding partnership interests we directly own. Approximately 81% of the total proved reserves attributable to the properties are oil and liquids, and 19% are natural gas, based on six Mcf of gas being equivalent to one Bbl of oil. See "The Partnerships" beginning on page 77 of this document for more information about the partnerships.


                                  RISK FACTORS

     You should carefully consider the risks relating to the merger of each partnership in which you own an interest described in "Risk Factors" beginning on page 20 of this document. These include:

     - The merger value for the partnership determines the amount of Pioneer Parent common stock you will receive in the merger of the partnership.

       Pioneer Parent and Pioneer USA determined each merger value and will not adjust it for changes in partnership value before the merger is completed.

     - You were not independently represented in establishing the terms of any merger.

     - Our board of directors had conflicting interests in evaluating each merger because each member of our board of directors is also an officer of Pioneer Parent.

     - Repurchase offers in 2001 by each of the six partnerships with a repurchase obligation were higher than the merger value for the partnership.

     - Limited partners who become Pioneer Parent stockholders will own stock in a corporation rather than a limited partnership interest in a limited partnership, resulting in a fundamental change in the nature of their investments.

                       SUMMARY TABLE -- MERGER VALUE AND
                       AMOUNT OF INITIAL LIMITED PARTNER
                               INVESTMENT REPAID

     The table on pages 4 and 5 contains the following summary information for each partnership:

     - the merger value attributable to:

       - Pioneer USA's partnership interests, whether general or limited;

       - the partnership interests of the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership;

       - the limited partners' partnership interests, including the estimated number of shares of Pioneer Parent common stock offered to the limited partners other than Pioneer USA;

     - for each $1,000 initial limited partner investment in the partnership:

       - the estimated number of shares of Pioneer Parent common stock offered;

       - the merger value;

       - the total historical cash distributions through July 31, 2001; and

       - the total amount of initial investment by the limited partners that has been repaid, after giving effect to the merger of the partnership, stated in dollars and as a percentage; and

     - the reserve value attributable to the limited partners other than Pioneer USA per barrel of oil equivalent, or BOE.

     This information is based on assumptions, including the following:

     - Pioneer Parent and Pioneer USA estimated the present value of estimated future net revenues for each partnership from the estimated reserves for each partnership at March 31, 2001.

     - Pioneer Parent and Pioneer USA used the following parameters in calculating the present value of estimated future net revenues: (1) a five-year NYMEX futures price for oil and gas as of March 30, 2001, with prices held constant after year five at the year-five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a discount rate of 10.0%.

     - Williamson Petroleum Consultants, Inc. reviewed these estimates of each partnership's reserves as of March 31, 2001. Williamson's review included testing and evaluating the reserve information for all of the properties of each partnership. The review is more comprehensive than an audit, which involves testing and evaluating the reserve information of a representative subgroup of properties of each partnership.

     See "Method of Determining Merger Value for Each Partnership and Amount of Pioneer Parent Common Stock Offered -- Components of Merger Value for Each Partnership."


     You should read the following table together with the detailed information in Table 2 and Table 3 of Appendix A to this document, including the footnotes to those tables. For purposes of illustration in this document, we have calculated the number of shares to be issued based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Prior to December 20, 2001, the initial date scheduled for the special meeting for each partnership, we will update the number of shares to be issued using the actual average closing price of Pioneer Parent common stock for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting.


     Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment. See Table 1 of Appendix A to this document for the initial subscription price for each unit.

 SUMMARY TABLE -- MERGER VALUE AND AMOUNT OF INITIAL LIMITED PARTNER INVESTMENT
                                     REPAID

                                                          MERGER VALUE
                                   ----------------------------------------------------------
                                                                     LIMITED PARTNERS
                                                NONMANAGING   -------------------------------
                                    PIONEER       GENERAL                       ESTIMATED
                                      USA        PARTNERS                       NUMBER OF
                                   ----------   -----------                     SHARES OF
                                                                                 PIONEER
                                     MERGER       MERGER         MERGER        COMMON STOCK
                                     VALUE         VALUE         VALUE          OFFERED(a)
                                   ----------   -----------   ------------   ----------------
Parker & Parsley 81-I, Ltd. .....  $  235,285    $ 16,888     $    653,690         36,317
Parker & Parsley 81-II, Ltd. ....     160,791       6,535          526,536         29,252
Parker & Parsley 82-I, Ltd. .....     410,553      13,871          868,381         48,244
Parker & Parsley 82-II, Ltd. ....     433,854      13,187        1,210,097         67,228
Parker & Parsley 82-III, Ltd. ...     305,910       9,927          787,628         43,758
Parker & Parsley 83-A, Ltd. .....     962,385      37,202        2,660,522        147,807
Parker & Parsley 83-B, Ltd. .....   1,310,513      49,882        3,564,642        198,036
Parker & Parsley 84-A, Ltd. .....   1,313,732      55,855        3,741,823        207,880
Parker & Parsley 85-A, Ltd. .....      39,179          --        1,299,886         72,216
Parker & Parsley 85-B, Ltd. .....      20,208          --        1,155,472         64,193
Parker & Parsley Private
  Investment 85-A, Ltd. .........      47,872          --        1,370,151         76,120
Parker & Parsley Selected 85
  Private Investment, Ltd. ......      28,332          --        1,025,397         56,967
Parker & Parsley 86-A, Ltd. .....      23,353          --        1,716,778         95,377
Parker & Parsley 86-B, Ltd. .....      69,533          --        3,934,914        218,607
Parker & Parsley 86-C, Ltd. .....      42,190          --        3,184,609        176,923
Parker & Parsley Private
  Investment 86, Ltd. ...........      13,416          --        1,328,134         73,786
Parker & Parsley 87-A Conv.,
  Ltd. ..........................      14,805          --          764,998         42,500
Parker & Parsley 87-A, Ltd. .....      92,985          --        5,713,729        317,430
Parker & Parsley 87-B Conv.,
  Ltd. ..........................      12,399          --        1,019,742         56,653
Parker & Parsley 87-B, Ltd. .....      51,532          --        4,166,286        231,461
Parker & Parsley Producing
  Properties 87-A, Ltd. .........      35,395          --        2,589,227        143,846
Parker & Parsley Producing
  Properties 87-B, Ltd. .........      61,106          --        2,296,689        127,594
Parker & Parsley Private
  Investment 87, Ltd. ...........      26,261          --        2,599,862        144,437
Parker & Parsley 88-A Conv.,
  L.P............................      21,776          --          922,941         51,275
Parker & Parsley 88-A, L.P.......      75,042          --        3,153,865        175,215
Parker & Parsley 88-B Conv.,
  L.P............................      19,347          --        1,233,237         68,514
Parker & Parsley 88-B, L.P.......      62,940          --        3,023,397        167,967


                                            PER $1,000 INITIAL LIMITED PARTNER INVESTMENT
                                   ----------------------------------------------------------------
                                    ESTIMATED
                                    NUMBER OF                  DISTRIBUTIONS                           LIMITED
                                    SHARES OF                      FROM         AMOUNT OF INITIAL     PARTNERS'
                                     PIONEER                     INCEPTION      INVESTMENT REPAID      RESERVE
                                   COMMON STOCK     MERGER        THROUGH      --------------------   VALUE PER
                                    OFFERED(a)      VALUE      JULY 31, 2001       $           %         BOE
                                   ------------   ----------   -------------   ----------   -------   ---------
Parker & Parsley 81-I, Ltd. .....       5.21      $    93.68    $   657.13     $   750.81    75.08%     $3.92
Parker & Parsley 81-II, Ltd. ....       4.57           82.20        841.87         924.07    92.41%      3.52
Parker & Parsley 82-I, Ltd. .....       4.63           83.32        985.93       1,069.25   106.93%      3.62
Parker & Parsley 82-II, Ltd. ....       5.74          103.27      1,141.98       1,245.25   124.53%      4.07
Parker & Parsley 82-III, Ltd. ...       6.76          121.71        985.34       1,107.05   110.71%      3.83
Parker & Parsley 83-A, Ltd. .....       7.90          142.17      1,328.26       1,470.43   147.04%      3.55
Parker & Parsley 83-B, Ltd. .....       8.88          159.87      1,532.16       1,692.03   169.20%      3.56
Parker & Parsley 84-A, Ltd. .....      11.06          199.06      1,471.45       1,670.51   167.05%      3.53
Parker & Parsley 85-A, Ltd. .....       7.66          137.90        757.31         895.21    89.52%      3.83
Parker & Parsley 85-B, Ltd. .....       8.09          145.71        954.81       1,100.52   110.05%      4.01
Parker & Parsley Private
  Investment 85-A, Ltd. .........      15.60          280.77      1,131.64       1,412.41   141.24%      4.36
Parker & Parsley Selected 85
  Private Investment, Ltd. ......      12.36          222.43        967.15       1,189.58   118.96%      3.98
Parker & Parsley 86-A, Ltd. .....       9.45          170.04      1,369.16       1,539.20   153.92%      3.77
Parker & Parsley 86-B, Ltd. .....      12.80          230.38      1,575.72       1,806.10   180.61%      4.17
Parker & Parsley 86-C, Ltd. .....       9.19          165.38      1,486.92       1,652.30   165.23%      3.74
Parker & Parsley Private
  Investment 86, Ltd. ...........      15.00          269.95      1,634.33       1,904.28   190.43%      4.08
Parker & Parsley 87-A Conv.,
  Ltd. ..........................      11.12          200.21      1,332.03       1,532.24   153.22%      4.08
Parker & Parsley 87-A, Ltd. .....      11.08          199.53      1,332.10       1,531.63   153.16%      4.11
Parker & Parsley 87-B Conv.,
  Ltd. ..........................      11.54          207.73      1,251.46       1,459.19   145.92%      3.91
Parker & Parsley 87-B, Ltd. .....      11.55          207.86      1,251.53       1,459.39   145.94%      3.91
Parker & Parsley Producing
  Properties 87-A, Ltd. .........      11.82          212.75      1,000.38       1,213.13   121.31%      3.92
Parker & Parsley Producing
  Properties 87-B, Ltd. .........      21.27          382.94      1,127.05       1,509.99   151.00%      4.15
Parker & Parsley Private
  Investment 87, Ltd. ...........      13.78          248.07      1,575.74       1,823.81   182.38%      4.32
Parker & Parsley 88-A Conv.,
  L.P............................      13.70          246.58      1,120.44       1,367.02   136.70%      4.06
Parker & Parsley 88-A, L.P.......      13.73          247.13      1,120.54       1,367.67   136.77%      4.06
Parker & Parsley 88-B Conv.,
  L.P............................      18.95          341.05      1,129.70       1,470.75   147.08%      4.38
Parker & Parsley 88-B, L.P.......      18.96          341.24      1,129.74       1,470.98   147.10%      4.38

                                                          MERGER VALUE
                                   ----------------------------------------------------------
                                                                     LIMITED PARTNERS
                                                NONMANAGING   -------------------------------
                                    PIONEER       GENERAL                       ESTIMATED
                                      USA        PARTNERS                       NUMBER OF
                                   ----------   -----------                     SHARES OF
                                                                                 PIONEER
                                     MERGER       MERGER         MERGER        COMMON STOCK
                                     VALUE         VALUE         VALUE          OFFERED(A)
                                   ----------   -----------   ------------   ----------------
Parker & Parsley 88-C Conv.,
  L.P............................  $   13,021          --     $    996,208         55,345
Parker & Parsley 88-C, L.P.......       8,602          --          706,056         39,226
Parker & Parsley Producing
  Properties 88-A, L.P...........      35,259          --        2,053,405        114,079
Parker & Parsley Private
  Investment 88, L.P.............      35,389          --        3,503,510        194,640
Parker & Parsley 89-A Conv.,
  L.P............................       9,382          --          928,839         51,603
Parker & Parsley 89-A, L.P.......      62,877          --        2,731,848        151,770
Parker & Parsley 89-B Conv.,
  L.P............................      23,451          --        1,761,305         97,851
Parker & Parsley 89-B, L.P.......      39,784          --        1,924,144        106,897
Parker & Parsley Private
  Investment 89, L.P.............      31,687          --        1,998,362        111,021
Parker & Parsley 90-A Conv.,
  L.P............................       9,413          --          583,543         32,420
Parker & Parsley 90-A, L.P.......      53,832          --        1,662,363         92,354
Parker & Parsley 90-B Conv.,
  L.P............................      54,557          --        3,220,716        178,929
Parker & Parsley 90-B, L.P.......     111,674          --        8,788,939        488,275
Parker & Parsley 90-C Conv.,
  L.P............................      26,279          --        1,858,388        103,244
Parker & Parsley 90-C, L.P.......      36,882          --        2,984,323        165,796
Parker & Parsley Private
  Investment 90, L.P.............      52,606          --        3,360,078        186,671
Parker & Parsley 90 Spraberry
  Private Dev., L.P..............      16,330          --        1,616,696         89,817
Parker & Parsley 91-A, L.P.......      65,445          --        4,665,291        259,183
Parker & Parsley 91-B, L.P.......      55,026          --        5,002,516        277,918
                                   ----------    --------     ------------      ---------
                                   $6,632,190    $203,347     $106,859,163      5,936,642
                                   ==========    ========     ============      =========


                                            PER $1,000 INITIAL LIMITED PARTNER INVESTMENT
                                   ----------------------------------------------------------------
                                    ESTIMATED
                                    NUMBER OF                  DISTRIBUTIONS                           LIMITED
                                    SHARES OF                      FROM         AMOUNT OF INITIAL     PARTNERS'
                                     PIONEER                     INCEPTION      INVESTMENT REPAID      RESERVE
                                   COMMON STOCK     MERGER        THROUGH      --------------------   VALUE PER
                                    OFFERED(A)      VALUE      JULY 31, 2001       $           %         BOE
                                   ------------   ----------   -------------   ----------   -------   ---------
Parker & Parsley 88-C Conv.,
  L.P............................      16.27      $   292.92    $ 1,052.80     $ 1,345.72   134.57%     $4.31
Parker & Parsley 88-C, L.P.......      16.17          291.04      1,052.39       1,343.43   134.34%      4.31
Parker & Parsley Producing
  Properties 88-A, L.P...........      20.47          368.52      1,234.73       1,603.25   160.33%      4.28
Parker & Parsley Private
  Investment 88, L.P.............      19.54          351.76      1,185.95       1,537.71   153.77%      4.35
Parker & Parsley 89-A Conv.,
  L.P............................      18.45          332.08      1,070.24       1,402.32   140.23%      4.11
Parker & Parsley 89-A, L.P.......      18.48          332.67      1,070.30       1,402.97   140.30%      4.11
Parker & Parsley 89-B Conv.,
  L.P............................      15.56          280.15        931.42       1,211.57   121.16%      4.05
Parker & Parsley 89-B, L.P.......      15.54          279.80        931.43       1,211.23   121.12%      4.05
Parker & Parsley Private
  Investment 89, L.P.............      15.81          284.67        800.47       1,085.14   108.51%      4.31
Parker & Parsley 90-A Conv.,
  L.P............................      13.83          248.84        909.70       1,158.54   115.85%      4.11
Parker & Parsley 90-A, L.P.......      13.86          249.45        909.76       1,159.21   115.92%      4.11
Parker & Parsley 90-B Conv.,
  L.P............................      15.14          272.55        736.72       1,009.27   100.93%      4.24
Parker & Parsley 90-B, L.P.......      15.17          273.11        736.80       1,009.91   100.99%      4.24
Parker & Parsley 90-C Conv.,
  L.P............................      13.76          247.75        657.33         905.08    90.51%      4.21
Parker & Parsley 90-C, L.P.......      13.72          247.05        657.33         904.38    90.44%      4.21
Parker & Parsley Private
  Investment 90, L.P.............      17.11          307.98        823.21       1,131.19   113.12%      4.60
Parker & Parsley 90 Spraberry
  Private Dev., L.P..............      17.27          310.90        760.35       1,071.25   107.13%      3.78
Parker & Parsley 91-A, L.P.......      22.39          403.05        854.43       1,257.48   125.75%      4.52
Parker & Parsley 91-B, L.P.......      24.73          445.11        737.60       1,182.71   118.27%      4.44

---------------

(a) For purposes of illustration in this document, the number of shares of Pioneer common stock offered is based upon an assumed average closing price of $18.00 per share of Pioneer common stock.

                              NYMEX FUTURES PRICES

     The following table shows the NYMEX futures prices for oil and gas as of March 30, 2001, which Pioneer Parent and Pioneer USA used in the calculation of the reserve value portion of the merger value for each partnership:

DATE                                                          OILS ($/BBL)   GAS ($/MCF)(1)
----                                                          ------------   --------------
April - December 2001.......................................     26.17            5.18
2002........................................................     24.36            4.61
2003........................................................     22.83            4.16
2004........................................................     22.31            4.09
2005........................................................     21.97            4.12
Thereafter..................................................     21.97            4.12

---------------

(1) The NYMEX price for gas is quoted in dollars per million British thermal units, or MMBTU. We converted those prices to dollars per thousand cubic feet, or Mcf.

     The reserve value portion of the merger value for each partnership was calculated using a 10.0% discount rate.

      EXAMPLE CALCULATION OF MERGER VALUE FOR PARKER & PARSLEY 81-I, LTD.

Merger value for limited partners:
  Reserve value (Table 16 of Appendix A to this document)...   (1)   $  652,136
  Plus working capital value................................   (2)       65,041
  Less estimated merger expenses and fees...................   (3)      (11,675)
  Less July 2001 distribution...............................   (4)      (51,812)
                                                                     ----------
  Merger value (page 4 of this document and Table 2 of
     Appendix A to this document)...........................   (5)   $  653,690
                                                                     ==========
Aggregate estimated number of shares of Pioneer Parent
  common stock offered to limited partners of the
  partnership before rounding...............................          36,316.11   (5) divided by $18.00
                                                                     ==========
Aggregate estimated number of shares of Pioneer Parent
  common stock offered to limited partners of the
  partnership rounded up to the nearest whole share.........   (6)       36,317
                                                                     ==========
Initial investment:
  Initial investment by limited partners (Table 1 of
     Appendix A to this document)...........................         $7,410,000
  Less initial investment by Pioneer USA (Table 6 of
     Appendix A to this document)...........................            433,000
                                                                     ----------
  Initial investment without Pioneer USA....................         $6,977,000
                                                                     ==========
Number of per $1,000 limited partner investments:...........   (7)        6,977
                                                                     ==========
Per $1,000 limited partner investment as set forth in Table
  3 of Appendix A to this document:
  Reserve value.............................................         $    93.46   (1) divided by (7)
  Working capital value.....................................               9.32   (2) divided by (7)
  Less estimated merger expenses and fees...................              (1.67)  (3) divided by (7)
  Less July 2001 distribution...............................              (7.43)  (4) divided by (7)
                                                                     ----------
  Merger value..............................................   (8)   $    93.68
                                                                     ==========
Number of shares of Pioneer Parent common stock offered per
  $1,000 limited partner investment.........................               5.21   (8) divided by $18.00
                                                                     ==========


     For purposes of illustration in this calculation, we have calculated the estimated number of shares offered based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. You may call D.F. King & Co., Inc., after December 18, 2001, at 1-800-848-2998 to learn the final number of shares you will receive.

                         BENEFITS AND DISADVANTAGES TO
                              THE LIMITED PARTNERS

     We believe the merger of each partnership provides the following benefits to the limited partners of the partnership:

     Liquidity. None of the partnership interests of any of the partnerships is traded on a national stock exchange or in any other significant market. No liquid market exists for interests in any of the partnerships. Although some partnership interests are occasionally sold in private or an informal secondary market for limited partner securities, we believe the potential buyers in such transactions are few and the prices generally reflect a significant discount for illiquidity. See Table 15 of Appendix A for historical information about recent trades of partnership interests in each partnership. Repurchase obligations exist in only a few of the partnerships and are limited in both amount and price by formula in the partnership agreements. See Table 8 of Appendix A for repurchase information.


     The merger of each partnership provides liquidity to the limited partners of that partnership at a price based on oil and gas reserve values, not on limited market demand for illiquid partnership interests. All limited partners of a participating partnership will receive Pioneer Parent common stock in exchange for their partnership interests shortly after completion of the merger of the partnership. Shares of Pioneer Parent common stock are freely transferable and listed on the New York Stock Exchange and the Toronto Stock Exchange. On April 16, 2001, the last full trading day prior to the announcement of the proposed merger of each partnership, the last reported sales price of Pioneer Parent common stock, as reported by the New York Stock Exchange, was $17.27. On October 9, 2001, that price was $15.58 per share.


     Oil and Gas Investment Vehicle. For those limited partners who do not wish to liquidate their investment into cash but wish to remain invested in the oil and gas industry, we believe Pioneer Parent's common stock provides an attractive oil and gas investment vehicle because:

- Expansion and Balancing of Reserves. The limited partners will have the opportunity to benefit from Pioneer Parent's efforts (1) to expand its reserve base through acquisitions and development or exploratory drilling, and (2) to maintain a strategic balance between oil and natural gas reserves. At December 31, 2000, Pioneer Parent's reserve mix was 50% oil and NGLs and 50% natural gas compared to the combined partnerships' reserve mix of 81% oil and NGLs and 19% natural gas at such date.

- Geographic Diversification and Large Oil and Gas Reserve Base. Pioneer Parent's oil and gas reserves are substantially larger and more geographically diversified than the properties of any partnership individually. This increased size and the resulting consolidation of operations spread the risk of an investment in Pioneer Parent over a broader group of assets and reduces the dependence of the investment upon the performance of any particular asset or group of assets, such as assets in the same geographical area.

     Liquidation Value. The merger value for each partnership is based on the value of the underlying properties, which we believe is essentially the same value or a higher value than could be achieved by selling the partnership's property interests and liquidating the partnership at that time. In addition, we believe that the value of Pioneer Parent common stock to be distributed to each limited partner in the merger of each partnership is higher than what the limited partners would otherwise receive over the life of the partnership, assuming the same oil and gas commodity prices and operating costs as used to determine the reserve value for each partnership and giving effect to the time value of money, for the following reasons:

- The partnership agreement for each partnership requires cash distributions to be reduced by general and administrative expenses allocable to the partnership. The merger value for each partnership reflects a liquidation value that has not been reduced for general and administrative expenses, although it has been reduced by each partnership's share of the expenses of the merger, which are estimated to be a total of $2.0 million.

- The merger value for each partnership is based primarily upon the reserve value for the partnership, which was determined using recent NYMEX futures oil and gas prices that are, on average, higher than historical oil and gas prices. It is likely that actual oil and gas prices will vary often and possibly widely, as has been demonstrated historically, from the prices used to prepare these estimates. Although future oil and gas prices could be higher than the prices on March 30, 2001 which were used in calculating the merger value for each partnership, using a fixed date for determining the merger value for each partnership eliminates the potential loss in value that could occur if oil and gas prices decline.

     Acceleration of Realization of Value. Pioneer Parent's common stock provides the limited partners of each participating partnership with liquidity earlier than if the limited partners remain in the partnership and receive the expected ordinary cash distributions from oil and gas production. Because each partnership's properties are mature producing properties, we believe that production from those properties will continue to decline at the rate predicted in the partnership's oil and gas engineering reserve reports. Accordingly, cash distributions from each partnership are also expected to decline, subject to variation for changes in oil and gas prices.

     Elimination of Partnership Tax Reports. The merger of each participating partnership will eliminate the limited partners' Schedule K-1 tax reports for the partnership for tax years after the merger occurs. This is expected to simplify the limited partners' individual tax return preparation and reduce preparation costs.

     We also considered the following disadvantages of the merger of each partnership:

- Limited partners of each partnership will own stock in a corporation, which is a different investment objective from investing in a partnership designed to generate recurring cash distributions.

- Limited partners who become Pioneer Parent stockholders will no longer receive partnership cash distributions.

- Pioneer Parent will engage in the acquisition, exploration and development of new oil and gas properties that will expose limited partners of each partnership to all of the attendant risks associated with such activities. Each partnership owns producing properties and does not conduct drilling activities. Pioneer Parent's activities may, therefore, involve greater risks than the activities of each partnership.

- Increases in prices for oil and gas may have a more direct effect on limited partners of each partnership due to the immediate effect on potential cash distributions.

- Limited partners who become Pioneer Parent stockholders will be subject to the volatility of the market value of Pioneer Parent common stock. Market factors that may affect the common stock price will include factors other than those that affect the value of a limited partner's interest in a partnership, such as general market conditions. Accordingly, the price for which a limited partner may be able to sell the Pioneer Parent common stock received in the merger may be lower than the value used to determine the number of shares issued in the merger.

- Limited partners who become Pioneer Parent stockholders may have to recognize a taxable gain on the transaction.

- Limited partners of each participating partnership will pay their pro rata share of the expenses and fees to be incurred in connection with the merger of each partnership. See "Payment of Expenses and Fees" on page 60 of this document for more information about the aggregate estimated merger expenses and fees to be incurred.

                               FRACTIONAL SHARES

     Pioneer Parent will not issue fractional shares to any limited partner upon completion of the merger of any partnership. Instead, Pioneer Parent will round any fractional shares of Pioneer Parent common stock up to the nearest whole share.

                       RECOMMENDATION TO LIMITED PARTNERS
                                 (SEE PAGE 37)

     On August 20, 2001, our board of directors unanimously determined that the merger of each partnership in which you own an interest is advisable, fair to you, as an unaffiliated limited partner, and in your best interests. Our board recommends that you, as an unaffiliated limited partner, vote for the merger proposals for each partnership in which you own an interest. Although our board of directors has attempted to fulfill its fiduciary duties to you, our board of directors had conflicting interests in evaluating each merger because each member of our board of directors is also an officer of Pioneer Parent.

                                    FAIRNESS

     In deciding to approve the merger of each partnership on August 20, 2001, our board of directors decided that each merger of a partnership in which you own an interest is advisable, fair to you as an unaffiliated limited partner, and in your best interests based on a variety of factors. These factors include:

- the form and amount of consideration offered to you;

- the comparison of the amount of Pioneer Parent common stock offered in each merger to the future cash distributions otherwise expected as oil and gas production continues to decline and general and administrative expenses continue to be incurred;

- the elimination after the merger of each participating partnership of its limited partners' tax preparation costs relating to partnership tax information;

- the belief that the price offered by Pioneer Parent is a competitive price because of:

  - the commodity pricing used in determining the merger value for each partnership;

  - Pioneer USA's position as operator of most of each partnership's wells; and

  - Pioneer USA's significant ownership of nearby properties;

- the fairness opinion from Stanger.

                     FAIRNESS OPINION OF FINANCIAL ADVISOR
                                 (SEE PAGE 37)

     Stanger has issued a fairness opinion dated August 20, 2001, that, subject to the qualifications expressed in the opinion, the merger value for each partnership and the allocation of the merger value of the partnership (1) to the limited partners of the partnership as a group, (2) to the general partners of the partnership as a group, (3) to Pioneer USA as the managing or sole general partner of the partnership, (4) to the unaffiliated limited partners of the partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership as a group, is fair to the unaffiliated limited partners of the partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership, from a financial point of view. The full text of the written opinion of Stanger is attached to this document as Appendix D. You should read all of it carefully. THE OPINION OF STANGER IS DIRECTED TO OUR BOARD OF DIRECTORS. IT IS NOT A RECOMMENDATION TO YOU ABOUT HOW YOU SHOULD VOTE ON MATTERS RELATING TO THE PROPOSED MERGER OF ANY PARTNERSHIP IN WHICH YOU OWN AN INTEREST.

                          MATERIAL U.S. FEDERAL INCOME
                                TAX CONSEQUENCES
                                 (SEE PAGE 54)

     You will generally recognize gain or loss equal to the difference between
(1) the value of the Pioneer Parent common stock you receive in the merger of each partnership in which you own interests and (2) your adjusted tax basis in your partnership interests in that participating partnership. Your gain or loss will be capital or ordinary depending on the nature of the assets held by each participating partnership in which you own an interest and the amount of depletion and intangible drilling and development costs that must be recaptured. You must calculate your ordinary and capital gain or loss separately for each partnership in which you own an interest.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES TO YOU OF EACH MERGER OF A PARTNERSHIP IN WHICH YOU OWN AN INTEREST WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO SEEK TAX ADVICE FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF EACH MERGER TO YOU.

                      CERTIFICATION OF NON-FOREIGN STATUS

     YOUR CERTIFICATE THAT YOU ARE NOT A FOREIGN PERSON, WHICH WE CALL A CERTIFICATION OF NON-FOREIGN STATUS, IS IMPORTANT. Whether or not you plan to vote on the merger of each partnership in which you own an interest, please take the time to complete and return to us the enclosed certification of non-foreign status. If we receive a properly completed certification of non-foreign status from you, we will not withhold federal income taxes on the Pioneer Parent common stock to be issued to you upon the merger of each partnership in which you own an interest.

     If we, on behalf of a partnership, are required to withhold federal income taxes from the Pioneer Parent common stock to be issued to you upon the merger of each partnership in which you own an interest, we will be entitled to deduct and withhold such taxes from the Pioneer Parent common stock otherwise payable to you. If amounts are withheld, we may, in our sole discretion:

- sell any Pioneer Parent common stock withheld from you and use the sale proceeds to pay the required withholding taxes;

- hold any Pioneer Parent common stock withheld from you as security until you satisfy the required withholding taxes, at which time the withheld Pioneer Parent common stock will be released to you; or

- take such other reasonable action, at your expense, as is required or appropriate to satisfy the required withholding taxes.

     Any amounts withheld as described above will be treated as having been paid to you.

                           RECORD DATE; VOTING POWER

     You may vote at the special meeting for each partnership in which you own an interest if you owned partnership interests of record as of the close of business on September 21, 2001. We call this date the record date. For each partnership in which you own a partnership interest, you may cast one vote representing your percentage of partnership interests in that partnership. The percentage of partnership interests that you own is determined by comparing the amount of:

- your, or your predecessor's, initial investment, including any additional assessments, in the partnership; to

- the total investment of all partners, including any additional assessments, in the partnership.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting for each partnership in which you own an interest, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meeting for each partnership in which you own an interest or from voting your partnership interests in person if you later choose to attend the special meeting for each partnership in which you own an interest.

                  PARTNER VOTE REQUIRED TO APPROVE THE MERGERS

     The favorable vote of the holders of a majority of the limited partnership interests in a partnership is required to approve the merger proposals for that partnership, except that Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. each require the favorable vote of the holders, other than Pioneer USA, of 66 2/3% of its limited partnership interests to approve the merger proposals.

     We are generally entitled under the partnership agreements to vote partnership interests we hold as limited partners at the special meeting for each partnership in which we hold an interest. See "The Special Meetings -- Record Date; Voting Rights and Proxies" on page 66 of this document. We plan to vote all our partnership interests for the merger proposals. The voting interest that we hold in each partnership is found in Table 6 of Appendix A.

     Except as set forth above and in "Ownership of Partnership Interests" on page 71 of this document, none of Pioneer Parent, Pioneer USA, or, to the knowledge of Pioneer USA, any of their directors or executive officers, or any associate or subsidiary of Pioneer Parent, Pioneer USA or any such director or officer, beneficially owns any partnership interests of any partnership or is otherwise entitled to vote any partnership interests.

     If limited partners of a partnership approve the merger agreement, but do not approve the merger amendment, or vice versa, the partnership will not be able to merge. LIMITED PARTNERS WHO WANT THEIR PARTNERSHIP TO PARTICIPATE IN THE MERGER SHOULD VOTE FOR EACH OF THE MERGER PROPOSALS.

                           CONDITIONS TO EACH MERGER
                                 (SEE PAGE 62)

     We will complete the merger of each partnership only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

- the limited partners' adoption and approval of the merger proposals;

- the absence of any law or court order that prohibits the merger; and

- the absence of any lawsuit challenging the legality or any aspect of the merger.

     So long as the law allows us to do so, Pioneer Parent and we may choose to complete a merger of any partnership even though a condition has not been satisfied if the limited partners have approved the merger proposals. Pioneer Parent and we may complete the merger of any one or some of the partnerships for which the listed conditions have been satisfied, even if limited partners in other partnerships do not approve the merger proposals. If we choose to waive a material condition to a merger, we will disclose that waiver to the limited partners of the affected partnership and resolicit proxies for that merger.

                   TERMINATION OF THE MERGER OF A PARTNERSHIP
                                 (SEE PAGE 63)
     Pioneer Parent and Pioneer USA may jointly terminate the merger agreement, for any or all of the partnerships, at any time, even after limited partner approval. Either Pioneer Parent or Pioneer USA may terminate the merger agreement for any or all of the partnerships in some circumstances, including the following:

- the limited partners of a partnership fail to approve that partnership's merger; or

- if any of the other parties is in material breach of the merger agreement.

     In addition, (1) Pioneer USA may terminate the merger agreement for any partnership, if Pioneer USA determines that termination of the merger agreement is required for its board of directors to comply with its fiduciary duties and
(2) Pioneer Parent may abandon the proposed merger of any or all of the partnerships at any time prior to the special meeting for any such partnership for any reason including changes in, among other things, the price of Pioneer Parent common stock, the market prices for oil and gas generally or the oil and gas industry generally.

                  EFFECT OF DEBT OWED BY A LIMITED PARTNER TO
                            PIONEER USA ON AMOUNT OF
                   PIONEER PARENT COMMON STOCK TO BE RECEIVED
                             BY THE LIMITED PARTNER

     If a limited partner is indebted to Pioneer USA for any portion of the limited partner's original investment in the partnership, Pioneer USA plans to apply the Pioneer Parent common stock that would otherwise be distributed to the limited partner upon completion of the merger of the partnership against that limited partner's indebtedness. If a limited partner's indebtedness to Pioneer USA is less than the merger value allocated to limited partnership interests held by the limited partner, the limited partner will receive Pioneer Parent common stock equal to the amount by which such merger value exceeds such indebtedness. If a limited partner's indebtedness to Pioneer USA is greater than the merger value allocated to the limited partnership interests held by the limited partner, Pioneer USA may collect the deficiency from the limited partner.

                     EFFECTS OF THE MERGER OF A PARTNERSHIP
                    ON ITS LIMITED PARTNERS WHO DO NOT VOTE
                             IN FAVOR OF THE MERGER

     You will be bound by the merger of a partnership in which you own interests if the limited partners in your partnership vote a majority, or 66 2/3% for Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., of their partnership interests in favor of the merger, even if you vote against the merger. If the merger of your partnership occurs, you will be entitled to receive only an amount of Pioneer Parent common stock based on the merger value for your partnership interests. You will not have appraisal, dissenters' or similar rights in connection with the merger, even if you vote against the merger.

                     FUTURE OF A PARTNERSHIP THAT DOES NOT
                           PARTICIPATE IN THE MERGER
                                 (SEE PAGE 57)

     If your partnership does not participate in the merger of that partnership for any reason, that partnership will remain in existence. Some reasons your partnership might not participate in the merger are (1) that the limited partners vote against the merger, (2) that a condition in the merger agreement is not satisfied, or (3) that Pioneer Parent or we exercise a termination right with respect to the merger for that partnership.

     At about the same time that we mail certificates representing shares of Pioneer Parent common stock to the partners of each participating partnership in payment of the merger value for that partnership, we will mail any cash distributions that were delayed for administrative purposes prior to the completion of the merger of each participating partnership to the partners of each nonparticipating partnership.

     We have not formulated an alternative business plan for any nonparticipating partnership. The business objectives of each nonparticipating partnership will continue as they are. We plan to continue to manage each nonparticipating partnership and operate it in accordance with the terms of its current partnership agreement. Each nonparticipating partnership will continue to operate as a separate legal entity with its own assets and liabilities. Distributions from any nonparticipating partnership are expected to continue to decline since its production revenues are expected to continue to decline more quickly than its production costs. Regardless of whether any nonparticipating partnership distributes cash, limited partners must continue to include their share of partnership income and loss in their individual tax returns.

     The board of directors of each of Pioneer Parent and Pioneer USA will decide what, if any, actions Pioneer Parent or Pioneer USA, respectively, will take regarding any nonparticipating partnership. Potential activities might include a tender offer for partnership interests of limited partners or a proposal to acquire the assets of, or merge with, one or more of the nonparticipating partnerships. The proposal may be on terms similar to or different from those of the mergers described in this document.

                               EXPENSES AND FEES

     The expenses and fees to be incurred in connection with the merger of each partnership are expected to be approximately $2.0 million in total. Each participating partnership will pay its pro rata share, based on its reserve value, of those estimated expenses and fees. Pioneer Parent will pay the pro rata share of each nonparticipating partnership's estimated expenses and fees. Pioneer Parent has also agreed to pay any expenses and fees actually incurred in excess of $2.0 million and if Pioneer Parent terminates or abandons the merger as to any partnership, any expenses or fees allocated to that partnership. Pioneer Parent and Pioneer USA have reduced each partnership's merger value by that partnership's pro rata share of the estimated expenses and fees.

                            REGULATORY REQUIREMENTS

     No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the merger of any of the partnerships as described in this document, except filing certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas.

                              SIMILAR TRANSACTIONS

     During March 2001, Pioneer Parent offered to acquire all of the direct oil and gas interests owned by some former officers and employees of Pioneer Parent and Pioneer USA in properties in which Pioneer Parent and Pioneer USA own interests. The merger value for the direct oil and gas interests was equal to the present value of estimated future net revenues from the oil and gas reserves attributable to the interests, as of March 31, 2001. In determining the present value, Pioneer Parent and Pioneer USA used (1) a five-year NYMEX futures price for oil and gas as of March 19, 2001 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. The consideration offered in the purchases of the direct oil and gas interests was all cash since offering and registering Pioneer Parent common stock in those purchases was cost-prohibitive due to the small size of such transactions.

     Additionally, in December 2000, Pioneer Parent received the approval of the partners of 13 employee limited partnerships to merge with Pioneer USA for total merger consideration of $2.0 million. Of the total merger consideration, $0.3 million was paid to current Pioneer Parent employees. The merger value of each employee partnership was equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of September 30, 2000, less the cash distributions on October 15, 2000 and November 15, 2000, by that partnership to its partners. In determining the present value, Pioneer Parent and Pioneer USA used (1) a five-year NYMEX futures price for oil and gas as of August 25, 2000 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. The consideration paid in the mergers of the employee limited partnerships was all cash. Using the same parameters as described above, Pioneer Parent purchased all of the direct oil and gas interests held by Scott D. Sheffield, its chairman of the board of directors and chief executive officer, for $0.2 million during October 2000. As with the purchases of the direct oil and gas interests described above, offering and registering Pioneer Parent common stock in those mergers was cost-prohibitive due to the small size of such transactions.

     In each of the transactions referred to above Pioneer Parent paid all of the expenses of acquiring the direct oil and gas interests and of merging the employee limited partnerships into Pioneer USA. This is because of the small size of the transactions and the absence of significant external costs to the transactions. In the proposed transaction Pioneer Parent will pay the pro rata share of each nonparticipating partnership's estimated expenses and fees. The participating partnerships will pay their pro rata share of the expenses and fees.

                               THIRD PARTY OFFERS
                                 (SEE PAGE 58)

     We will consider any offers from third parties to purchase any partnership or its assets. Those who wish to make an offer for any partnership or its assets must demonstrate to our reasonable satisfaction their financial ability and willingness to complete such a transaction. Before reviewing non-public information about a partnership, a third party will need to enter into a customary confidentiality agreement. Offers should be at prices and on terms that are fair to the partners of the partnership and more favorable to the unaffiliated limited partners than the prices and terms proposed in the merger for that partnership described in this document. Pioneer Parent has the right to match or top any such offer. In addition, any such offer would be subject to our right to continue operation of the properties. Since first announcing our willingness to consider third party offers in September 1999, we have not received any third party offer for any partnership or its assets.

     Other than announcing that we will consider third party offers for any partnership or its assets, we have not actively solicited bids from third parties.

                       COMPARATIVE PER SHARE MARKET PRICE
                           INFORMATION (SEE PAGE 69)


     On April 16, 2001, the last full trading day before the public announcement of the proposed merger of each partnership, Pioneer Parent common stock closed at $17.27 per share. On October 9, 2001, Pioneer Parent common stock closed at $15.58 per share.


     No liquid market exists for interests in any of the partnerships. See Table 15 of Appendix A for historical information about recent trades per $1,000 initial limited partner investment in each partnership and Table 7 of Appendix A for the average historical quarterly cash distributions per $1,000 initial limited partner investment for each partnership.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PIONEER PARENT

     The following table sets forth summary financial information of Pioneer Parent for the six months ended June 30, 2001 and 2000 and each of the five years in the period ended December 31, 2000. This financial information was derived from the consolidated financial statements of Pioneer Parent. This data should be read in conjunction with the consolidated financial statements of Pioneer Parent and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the reports incorporated by reference in this document.

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                        YEAR ENDED DECEMBER 31,
                                                      -------------------   -----------------------------------------------------
                                                        2001       2000       2000       1999       1998      1997(a)      1996
                                                      --------   --------   --------   --------   --------   ---------   --------
                                                          (UNAUDITED)
                                                                          (IN MILLIONS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas.....................................  $  476.6   $  372.3   $  852.7   $  644.6   $  711.5   $   536.8   $  396.9
    Natural gas processing..........................        --         --         --         --         --          --       23.8
    Interest and other(b)...........................      16.1        8.9       25.8       89.7       10.4         4.3       17.5
    Gain (loss) on disposition of assets, net.......       8.8        3.6       34.2      (24.2)       (.4)        4.9       97.1
                                                      --------   --------   --------   --------   --------   ---------   --------
                                                         501.5      384.8      912.7      710.1      721.5       546.0      535.3
                                                      --------   --------   --------   --------   --------   ---------   --------
  Costs and expenses:
    Oil and gas production..........................     107.8       86.3      189.3      159.5      223.5       144.2      110.3
    Natural gas processing..........................        --         --         --         --         --          --       12.5
    Depletion, depreciation and amortization........     109.6      105.5      214.9      236.1      337.3       212.4      112.1
    Impairment of properties and facilities.........        --         --         --       17.9      459.5     1,356.4         --
    Exploration and abandonments....................      69.4       40.8       87.5       66.0      121.9        77.2       23.0
    General and administrative......................      18.4       16.7       33.3       40.2       73.0        48.8       28.4
    Reorganization..................................        --         --         --        8.5       33.2          --         --
    Interest........................................      69.9       81.6      162.0      170.3      164.3        77.5       46.2
    Other(c)........................................      27.1       44.8       67.2       34.7       39.6         7.1        2.5
                                                      --------   --------   --------   --------   --------   ---------   --------
                                                         402.2      375.7      754.2      733.2    1,452.3     1,923.6      335.0
                                                      --------   --------   --------   --------   --------   ---------   --------
    Income (loss) before income taxes and
      extraordinary item............................      99.3        9.1      158.5      (23.1)    (730.8)   (1,377.6)     200.3
    Income tax benefit (provision)..................      (3.0)       1.9        6.0         .6      (15.6)      500.3      (60.1)
                                                      --------   --------   --------   --------   --------   ---------   --------
    Income (loss) before extraordinary item.........      96.3       11.0      164.5      (22.5)    (746.4)     (877.3)     140.2
    Extraordinary item..............................        --      (12.3)     (12.3)        --         --       (13.4)        --
                                                      --------   --------   --------   --------   --------   ---------   --------
    Net income (loss)...............................  $   96.3   $   (1.3)  $  152.2   $  (22.5)  $ (746.4)  $  (890.7)  $  140.2
                                                      ========   ========   ========   ========   ========   =========   ========
    Income (loss) before extraordinary item per
      share:
      Basic.........................................  $    .98   $    .11   $   1.65   $   (.22)  $  (7.46)  $  (16.88)  $   3.95
                                                      ========   ========   ========   ========   ========   =========   ========
      Diluted.......................................  $    .97   $    .11   $   1.65   $   (.22)  $  (7.46)  $  (16.88)  $   3.47
                                                      ========   ========   ========   ========   ========   =========   ========
    Net income (loss) per share:
      Basic.........................................  $    .98   $   (.01)  $   1.53   $   (.22)  $  (7.46)  $  (17.14)  $   3.95
                                                      ========   ========   ========   ========   ========   =========   ========
      Diluted.......................................  $    .97   $   (.01)  $   1.53   $   (.22)  $  (7.46)  $  (17.14)  $   3.47
                                                      ========   ========   ========   ========   ========   =========   ========
    Dividends per share.............................        --   $     --   $     --   $     --   $    .10   $     .10   $    .10
                                                      ========   ========   ========   ========   ========   =========   ========
    Weighted average basic shares outstanding.......      98.4       99.9       99.4      100.3      100.1        52.0       35.5
STATEMENT OF CASH FLOWS DATA:
  Cash flows from operating activities..............  $  267.1   $  169.4   $  430.1   $  255.2   $  314.1   $   228.2   $  230.1
  Cash flows from (used in) investing
    activities......................................  $ (227.5)  $  (82.9)  $ (194.5)  $  199.0   $ (517.0)  $  (341.2)  $   13.7
  Cash flows from (used in) financing
    activities......................................  $  (47.4)  $  (82.9)  $ (244.1)  $ (479.1)  $  190.9   $   166.0   $ (245.4)
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (deficit)(d)......................  $  (45.5)  $  (29.7)  $  (25.1)  $  (13.7)  $ (324.8)  $    46.6   $   26.1
  Property, plant and equipment, net................  $2,607.3   $2,485.9   $2,515.0   $2,503.0   $3,034.1   $ 3,515.8   $1,040.4
  Total assets......................................  $3,062.1   $2,933.2   $2,954.4   $2,929.5   $3,481.3   $ 4,153.0   $1,199.9
  Long-term obligations.............................  $1,751.9   $1,872.1   $1,804.5   $1,914.5   $2,101.2   $ 2,124.0   $  329.0
  Preferred stock of subsidiary.....................  $     --   $     --   $     --   $     --   $     --   $      --   $  188.8
  Total stockholders' equity(e).....................  $1,039.0   $  805.8   $  904.9   $  774.6   $  789.1   $ 1,548.8   $  530.3

---------------

(a) Includes amounts relating to the acquisition of MESA Inc. and Chauvco Resources Ltd. in August and December 1997, respectively.

(b) The six month period ended June 30, 2001 includes non-cash mark-to-market gains for changes in the fair values of non-hedge financial instruments of $7.3 million. 1999 includes $41.8 million of option fees and liquidated damages related to an unsuccessful asset sale and $30.2 million of income associated with an excise tax refund.

(c) The six month periods ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998 and 1997 include non-cash mark-to-market charges for changes in the fair values of non-hedge financial instruments of $6.6 million, $42.0 million, $58.5 million, $27.0 million, $21.2 million and $5.2 million, respectively.

(d) The 1998 working capital deficit includes $306.5 million of current maturities of long-term debt.

(e) On January 1, 2001, Pioneer Parent adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." In accordance with those provisions, as of June 30, 2001, deferred hedge gains and losses have increased Pioneer Parent's stockholders' equity by $49.4 million.

     SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF PIONEER PARENT

     The following table sets forth summary unaudited pro forma combined financial data of Pioneer Parent that is presented to give effect to the merger of each of the partnerships. The information was prepared based on the following assumptions:

     - The merger of each partnership will be accounted for as a purchase business combination under generally accepted accounting principles.

     - The income statement data is presented as if the merger of each partnership had been consummated on January 1, 2000.

     - The balance sheet data is presented as if the merger of each partnership had been consummated on June 30, 2001.

     You should consider the following:

     - The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position of Pioneer Parent that would have occurred had the merger of each partnership in which you own an interest been consummated on January 1, 2000, nor are they necessarily indicative of future results of operations or financial position of Pioneer Parent.

     - The unaudited pro forma combined revenue and expense data exclude the cost savings expected to be realized through the consolidation of operations of Pioneer Parent and each partnership and the elimination of duplicate expenses.

     The unaudited pro forma combined financial statements should be read together with (1) the historical consolidated financial statements of Pioneer Parent incorporated by reference in this document, (2) the historical financial statements of each partnership contained in the supplement to this document for the partnership, and (3) the unaudited pro forma combined financial statements contained elsewhere in this document. With respect to future cash distributions, see

"Questions and Answers About the Merger of Each Partnership -- What Happens to My Future Cash Distributions?" See also "Where You Can Find More Information" on the inside front cover page of this document.

                                                                 PRO FORMA           PRO FORMA
                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2001     DECEMBER 31, 2000
                                                              ----------------   -----------------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS:
  Revenues:
     Oil and gas............................................     $  500,185          $901,382
     Interest and other.....................................         16,305            26,231
     Gain on disposition of assets, net.....................          8,943            34,425
                                                                 ----------          --------
                                                                    525,433           962,038
                                                                 ----------          --------
  Costs and Expenses:
     Oil and gas production.................................        115,003           202,176
     Depletion, depreciation and amortization...............        112,909           221,942
     Exploration and abandonments...........................         69,585            87,619
     General and administrative.............................         22,483            40,406
     Interest...............................................         69,876           161,952
     Other..................................................         27,091            67,231
                                                                 ----------          --------
                                                                    416,947           781,326
                                                                 ----------          --------
  Income from continuing operations before income taxes.....        108,486           180,712
  Income tax benefit (provision)............................         (3,008)            6,000
                                                                 ----------          --------
  Income from continuing operations.........................     $  105,478          $186,712
                                                                 ==========          ========
  Income from continuing operations per common share,
     basic..................................................     $     1.01          $   1.77
  Income from continuing operations per common share,
     diluted................................................     $     1.00          $   1.77
  Weighted average number of shares outstanding, basic......        104,306           105,326
  Weighted average number of shares outstanding, diluted....        105,657           105,710
BALANCE SHEET DATA (AT PERIOD END):
  Property, plant and equipment, net........................     $2,703,942
  Total assets..............................................     $3,169,166
  Long-term debt............................................     $1,572,227
  Stockholders' equity......................................     $1,146,065

                    SUMMARY OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information on Pioneer Parent's and the combined partnerships' proved oil and gas reserves at December 31, 2000, and the summary pro forma combined information of Pioneer Parent on proved oil and gas reserves assuming the merger of each partnership had taken place on December 31, 2000. Pioneer Parent's and the combined partnerships' historical and Pioneer Parent's pro forma combined proved oil and gas reserve information set forth below and incorporated by reference in this document are only estimates based primarily on reports prepared by Pioneer Parent's engineers for Pioneer Parent's proved reserves and independent petroleum engineers for the combined partnerships' proved reserves as of December 31, 2000. The reserve information as of December 31, 2000 is based on the prices of oil and gas as of that time. The discounted future net cash flows set forth or incorporated by reference in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to Pioneer Parent's, the combined partnerships' or any partnership's properties. Under the applicable requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower.

        SUMMARY HISTORICAL AND PRO FORMA OIL AND GAS RESERVE INFORMATION
                              AT DECEMBER 31, 2000

                                                              OIL AND    NATURAL   BARRELS OF
                                                                NGLS       GAS     EQUIVALENTS
                                                              (MMBbls)    (Bcf)      (MMBOE)
                                                              --------   -------   -----------
NET PROVED RESERVES (HISTORICAL):
  PIONEER PARENT:
     Developed..............................................   232.5     1,507.8       483.8
     Undeveloped............................................    79.8       387.7       144.4
                                                               -----     -------     -------
          Total.............................................   312.3     1,895.5       628.2
                                                               =====     =======     =======
  COMBINED PARTNERSHIPS:
     Developed..............................................    27.3        37.6        33.6
     Undeveloped............................................      --          .3          .1
                                                               -----     -------     -------
          Total.............................................    27.3        37.9        33.7
                                                               =====     =======     =======
NET PROVED RESERVES (PRO FORMA COMBINED):
     Developed..............................................   261.8     1,546.8       519.6
     Undeveloped............................................    79.8       388.0       144.5
                                                               -----     -------     -------
          Total.............................................   341.6     1,934.8       664.1
                                                               =====     =======     =======
RESERVE VALUATION INFORMATION (IN MILLIONS):
  PIONEER PARENT:
     Estimated future net cash flows........................                         $10,864
     Standardized measure of discounted future net cash
      flows.................................................                         $ 5,646
  COMBINED PARTNERSHIPS:
     Estimated future net cash flows........................                         $   424
     Standardized measure of discounted future net cash
      flows(1)..............................................                         $   207
  PRO FORMA COMBINED:
     Estimated future net cash flows........................                         $11,267
     Standardized measure of discounted future net cash
      flows.................................................                         $ 5,838

---------------

(1) The combined partnerships do not reflect a federal income tax provision since the partners of each partnership include the income of the partnership in their respective individual federal income tax returns.

                           COMPARATIVE PER SHARE DATA

     The following table summarizes the per share information for Pioneer Parent and the per $1,000 limited partner investment for the combined partnerships on a historical, equivalent pro forma combined and pro forma combined basis. The pro forma information gives effect to the merger of each partnership accounted for by Pioneer Parent as a purchase business combination. You should read this information together with the historical financial statements (1) included in the annual reports on Form 10-K and other information that Pioneer Parent has filed with the Securities and Exchange Commission and (2) included in the supplement to this document for each partnership. See "Where You Can Find More Information" on the inside front cover page of this document. With respect to future cash distributions, see "Questions and Answers About the Merger of Each Partnership -- What Happens to My Future Cash Distributions?" and "Risk
Factors -- Pioneer Parent Might Not Declare Dividends." You should not rely on the pro forma combined information as being indicative of the results that would have occurred had the merger of each partnership been completed on January 1, 2000, or the future results that Pioneer Parent will experience after the merger of each partnership. In addition, because Pioneer Parent has both a different legal structure and purpose from each partnership, the information about Pioneer Parent and the information about the combined partnerships are not necessarily comparable.

                                                              SIX MONTHS ENDED    YEAR ENDED
                                                                  JUNE 30,       DECEMBER 31,
                                                                    2001             2000
                                                              ----------------   ------------
HISTORICAL -- PIONEER PARENT:
  Income from continuing operations per share:
     Basic..................................................       $  .98           $1.65
     Diluted................................................          .97            1.65
  Book value per share......................................        10.55            9.19
  Cash dividends per common share...........................         0.00            0.00
PRO FORMA COMBINED -- PIONEER PARENT:
  Income from continuing operations per share:
     Basic..................................................       $ 1.01           $1.77
     Diluted................................................         1.00            1.77
  Book value per share......................................        10.85

   HISTORICAL -- COMBINED PARTNERSHIPS PER $1,000 LIMITED PARTNER INVESTMENT

                                                         INCOME                    BOOK VALUE              CASH DISTRIBUTIONS
                                                -------------------------   -------------------------   -------------------------
                                                SIX MONTHS                  SIX MONTHS                  SIX MONTHS
                                                  ENDED       YEAR ENDED      ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                 JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                   2001          2000          2001          2000          2001          2000
                                                ----------   ------------   ----------   ------------   ----------   ------------
Parker & Parsley 81-I, Ltd. ..................    $11.62       $ 22.18       $ 25.01       $ 20.30        $14.34       $ 19.70
Parker & Parsley 81-II, Ltd. .................      7.89         15.34         85.94         84.93         13.20         15.97
Parker & Parsley 82-I, Ltd. ..................     12.54         21.14         28.17         23.71         15.47         19.46
Parker & Parsley 82-II, Ltd. .................      9.97         20.92         69.35         67.39         13.05         22.04
Parker & Parsley 82-III, Ltd. ................     14.07         32.48         59.63         55.84         17.99         33.51
Parker & Parsley 83-A, Ltd. ..................     16.46         35.02         80.97         76.56         20.60         33.80
Parker & Parsley 83-B, Ltd. ..................     13.58         36.37         85.77         83.30         19.30         40.34
Parker & Parsley 84-A, Ltd. ..................     19.38         46.96        111.99        106.99         26.88         44.87
Parker & Parsley 85-A, Ltd. ..................     17.64         39.05         75.25         71.31         23.03         38.71
Parker & Parsley 85-B, Ltd. ..................     18.78         34.37        120.38        117.13         25.29         38.72
Parker & Parsley Private Investment 85-A,
  Ltd. .......................................     25.53         52.21        155.76        148.95         35.34         68.91
Parker & Parsley Selected 85 Private
  Investment, Ltd. ...........................     28.01         46.47        120.03        110.65         35.48         46.75
Parker & Parsley 86-A, Ltd. ..................     15.10         47.65         54.68         58.31         28.35         45.66
Parker & Parsley 86-B, Ltd. ..................     23.94         53.69        134.43        128.81         31.57         53.67
Parker & Parsley 86-C, Ltd. ..................     22.50         42.45        104.90         98.36         30.33         42.52
Parker & Parsley Private Investment 86,
  Ltd. .......................................     26.53         53.89        187.43        183.56         39.49         55.57
Parker & Parsley 87-A Conv., Ltd. ............     24.48         49.70        120.97        113.34         31.89         53.51
Parker & Parsley 87-A Ltd. ...................     24.47         49.63        121.20        113.60         31.89         53.51
Parker & Parsley 87-B Conv., Ltd. ............     16.42         46.65        138.24        138.95         29.98         49.02
Parker & Parsley 87-B, Ltd. ..................     16.42         46.62        138.40        139.11         29.98         49.02
Parker & Parsley Producing Properties 87-A,
  Ltd. .......................................     28.57         48.76         97.65         90.89         41.73         50.66
Parker & Parsley Producing Properties 87-B,
  Ltd. .......................................     32.04         91.38        140.92        136.41         46.92         96.14
Parker & Parsley Private Investment 87,
  Ltd. .......................................     26.82         52.59        152.52        144.05         38.10         55.91
Parker & Parsley 88-A Conv., L.P. ............     30.29         57.28        160.19        150.71         41.21         62.42
Parker & Parsley 88-A, L.P. ..................     30.31         57.35        160.73        151.23         41.21         62.42
Parker & Parsley 88-B Conv., L.P. ............     36.61         89.12        152.48        144.77         47.53         86.90
Parker & Parsley 88-B, L.P. ..................     36.64         89.06        152.74        145.00         47.53         86.90
Parker & Parsley 88-C Conv., L.P. ............     32.79         75.89        150.70        142.82         42.17         75.57
Parker & Parsley 88-C, L.P. ..................     32.66         75.74        148.52        140.76         42.17         75.57
Parker & Parsley Producing Properties 88-A,
  L.P. .......................................     31.33         63.02        267.85        263.74         47.97         81.63
Parker & Parsley Private Investment 88,
  L.P. .......................................     33.92         78.46        170.44        160.08         43.98         79.82
Parker & Parsley 89-A Conv., L.P. ............     36.68         75.55        166.00        158.81         50.42         80.13
Parker & Parsley 89-A, L.P. ..................     36.47         75.48        166.58        159.61         50.42         80.13
Parker & Parsley 89-B Conv., L.P. ............     33.17         68.01        177.67        171.00         45.58         74.44
Parker & Parsley 89-B, L.P. ..................     33.14         67.95        177.79        171.15         45.58         74.44
Parker & Parsley Private Investment 89,
  L.P. .......................................     24.05         63.69        161.58        150.75         31.46         65.31
Parker & Parsley 90-A Conv., L.P. ............     30.64         56.80        194.62        183.97         38.59         63.84
Parker & Parsley 90-A, L.P. ..................     30.60         56.79        195.17        184.56         38.59         63.84
Parker & Parsley 90-B Conv., L.P. ............     34.01         65.53        166.60        156.33         44.07         69.36
Parker & Parsley 90-B, L.P. ..................     34.04         65.55        166.86        156.56         44.07         69.36
Parker & Parsley 90-C Conv., L.P. ............     27.83         66.98        139.39        132.75         36.41         65.37
Parker & Parsley 90-C, L.P. ..................     27.82         66.95        138.59        131.96         36.40         65.37
Parker & Parsley Private Investment 90,
  L.P. .......................................     34.12         74.42        163.59        156.96         47.93         78.54
Parker & Parsley 90 Spraberry Private Dev.,
  L.P. .......................................     38.77         65.85        160.21        141.88         42.84         58.64
Parker & Parsley 91-A, L.P. ..................     41.11         95.06        220.44        206.61         53.70        100.03
Parker & Parsley 91-B, L.P. ..................     34.74        119.17        170.62        160.69         50.09        117.75

EQUIVALENT PRO FORMA COMBINED PARTNERSHIPS PER $1,000 LIMITED PARTNER INVESTMENT
                      ON AN EQUIVALENT PER SHARE BASIS(1)

                                                                ESTIMATED
                                                                NUMBER OF        SIX MONTHS         YEAR ENDED
                                                                SHARES OF          ENDED           DECEMBER 31,
                                                                 PIONEER       JUNE 30, 2001           2000         BOOK VALUE
                                                                 COMMON       ----------------   ----------------    JUNE 30,
                                                              STOCK OFFERED   BASIC    DILUTED   BASIC    DILUTED      2001
                                                              -------------   ------   -------   ------   -------   ----------
Parker & Parsley 81-I, Ltd. ................................     $ 5.21       $ 5.26   $ 5.21    $ 9.22   $ 9.22     $ 56.53
Parker & Parsley 81-II, Ltd. ...............................       4.57         4.61     4.57      8.08     8.08       49.55
Parker & Parsley 82-I, Ltd. ................................       4.63         4.68     4.63      8.19     8.19       50.22
Parker & Parsley 82-II, Ltd. ...............................       5.74         5.80     5.74     10.16    10.16       62.25
Parker & Parsley 82-III, Ltd. ..............................       6.76         6.83     6.76     11.97    11.97       73.37
Parker & Parsley 83-A, Ltd. ................................       7.90         7.98     7.90     13.98    13.98       85.70
Parker & Parsley 83-B, Ltd. ................................       8.88         8.97     8.88     15.72    15.72       96.36
Parker & Parsley 84-A, Ltd. ................................      11.06        11.17    11.06     19.57    19.57      119.99
Parker & Parsley 85-A, Ltd. ................................       7.66         7.74     7.66     13.56    13.56       83.13
Parker & Parsley 85-B, Ltd. ................................       8.09         8.18     8.09     14.33    14.33       87.83
Parker & Parsley Private Investment 85-A, Ltd. .............      15.60        15.75    15.60     27.61    27.61      169.24
Parker & Parsley Selected 85 Private Investment, Ltd. ......      12.36        12.48    12.36     21.87    21.87      134.08
Parker & Parsley 86-A, Ltd. ................................       9.45         9.54     9.45     16.72    16.72      102.50
Parker & Parsley 86-B, Ltd. ................................      12.80        12.93    12.80     22.65    22.65      138.87
Parker & Parsley 86-C, Ltd. ................................       9.19         9.28     9.19     16.26    16.26       99.68
Parker & Parsley Private Investment 86, Ltd. ...............      15.00        15.15    15.00     26.54    26.54      162.72
Parker & Parsley 87-A Conv., Ltd. ..........................      11.12        11.23    11.12     19.69    19.69      120.68
Parker & Parsley 87-A, Ltd. ................................      11.08        11.20    11.08     19.62    19.62      120.27
Parker & Parsley 87-B Conv., Ltd. ..........................      11.54        11.66    11.54     20.43    20.43      125.22
Parker & Parsley 87-B, Ltd. ................................      11.55        11.66    11.55     20.44    20.44      125.29
Parker & Parsley Producing Properties 87-A, Ltd. ...........      11.82        11.94    11.82     20.92    20.92      128.24
Parker & Parsley Producing Properties 87-B, Ltd. ...........      21.27        21.49    21.27     37.66    37.66      230.83
Parker & Parsley Private Investment 87, Ltd. ...............      13.78        13.92    13.78     24.39    24.39      149.54
Parker & Parsley 88-A Conv., L.P. ..........................      13.70        13.84    13.70     24.25    24.25      148.63
Parker & Parsley 88-A, L.P. ................................      13.73        13.87    13.73     24.30    24.30      148.96
Parker & Parsley 88-B Conv., L.P. ..........................      18.95        19.14    18.95     33.54    33.54      205.58
Parker & Parsley 88-B, L.P. ................................      18.96        19.15    18.96     33.56    33.56      205.69
Parker & Parsley 88-C Conv., L.P. ..........................      16.27        16.44    16.27     28.80    28.80      176.56
Parker & Parsley 88-C, L.P. ................................      16.17        16.33    16.17     28.62    28.62      175.43
Parker & Parsley Producing Properties 88-A, L.P. ...........      20.47        20.68    20.47     36.24    36.24      222.14
Parker & Parsley Private Investment 88, L.P. ...............      19.54        19.74    19.54     34.59    34.59      212.03
Parker & Parsley 89-A Conv., L.P. ..........................      18.45        18.63    18.45     32.66    32.66      200.18
Parker & Parsley 89-A, L.P. ................................      18.48        18.67    18.48     32.71    32.71      200.52
Parker & Parsley 89-B Conv., L.P. ..........................      15.56        15.72    15.56     27.55    27.55      168.87
Parker & Parsley 89-B, L.P. ................................      15.54        15.70    15.54     27.51    27.51      168.65
Parker & Parsley Private Investment 89, L.P. ...............      15.81        15.97    15.81     27.99    27.99      171.59
Parker & Parsley 90-A Conv., L.P. ..........................      13.83        13.96    13.83     24.47    24.47      150.00
Parker & Parsley 90-A, L.P. ................................      13.86        14.00    13.86     24.53    24.53      150.37
Parker & Parsley 90-B Conv., L.P. ..........................      15.14        15.29    15.14     26.80    26.80      164.29
Parker & Parsley 90-B, L.P. ................................      15.17        15.32    15.17     26.86    26.86      164.62
Parker & Parsley 90-C Conv., L.P. ..........................      13.76        13.90    13.76     24.36    24.36      149.34
Parker & Parsley 90-C, L.P. ................................      13.72        13.86    13.72     24.29    24.29      148.91
Parker & Parsley Private Investment 90, L.P. ...............      17.11        17.28    17.11     30.28    30.28      185.64
Parker & Parsley 90 Spraberry Private Dev., L.P. ...........      17.27        17.45    17.27     30.57    30.57      187.41
Parker & Parsley 91-A, L.P. ................................      22.39        22.62    22.39     39.63    39.63      242.95
Parker & Parsley 91-B, L.P. ................................      24.73        24.98    24.73     43.77    43.77      268.30

---------------

(1) Represents the "Pro Forma Combined -- Pioneer Parent" amounts multiplied by the estimated number of shares of Pioneer Parent common stock to be received per $1,000 limited partner investment for each Partnership.

                                  RISK FACTORS

     You should carefully consider the following risk factors in determining whether to vote to approve the merger proposals for each partnership in which you own interests.

            RISK FACTORS RELATING TO THE MERGER OF EACH PARTNERSHIP

THE MERGER VALUE FOR EACH PARTNERSHIP INVOLVES ESTIMATES THAT MAY VARY MATERIALLY FROM THE QUANTITIES OF OIL AND GAS ACTUALLY RECOVERED, AND CONSEQUENTLY FUTURE NET REVENUES MAY BE MATERIALLY DIFFERENT FROM THE ESTIMATES USED IN THE CALCULATION OF THE MERGER VALUE AND FOR A PARTICULAR PARTNERSHIP

     The calculations of each partnership's estimated reserves of crude oil, natural gas liquids and natural gas and future net revenues from those reserves included in this document are only estimates. Actual prices, production, operating expenses and quantities of recoverable oil and natural gas reserves may vary from those assumed in the estimates. Any significant variance from the assumptions used could result in the actual quantity of each partnership's reserves and future net revenues being materially different from the estimates used in the calculation of the merger value for that partnership. If this turns out to be the case, the merger value you will receive may not be a reflection of the actual value of the applicable partnership's reserves.

THE MERGER VALUE FOR A PARTNERSHIP WILL NOT BE ADJUSTED FOR CHANGES IN OIL AND GAS PRICES BEFORE THE COMPLETION OF ITS MERGER

     The merger value for each partnership in which you own an interest determines the amount of Pioneer Parent common stock you will receive in the merger of that partnership. The merger value for each partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners. Although oil and gas prices have fluctuated greatly in the recent past and may continue to do so, the merger value for a partnership will not be adjusted as of the closing date of the merger of that partnership to reflect any general changes in oil or gas prices, or any other matter generally affecting the oil and gas industry, occurring after March 31, 2001 and prior to the closing date of the merger.

THE NUMBER OF SHARES OF PIONEER PARENT COMMON STOCK THE LIMITED PARTNERS OF EACH PARTNERSHIP WILL RECEIVE MAY DECREASE BETWEEN NOW AND THE COMPLETION OF THE MERGER OF THE PARTNERSHIP


     The number of shares of Pioneer Parent common stock to be issued to the limited partners of each partnership upon the merger of the partnership will be determined by dividing the merger value assigned to the partnership by the value of one share of Pioneer Parent common stock determined as described below. As discussed above, the merger value for each partnership will not be changed between now and the completion of the merger for the partnership. In addition, for purposes of example in this document, a share of Pioneer Parent common stock has been valued at an assumed average closing price of $18.00. However, the value of a share of Pioneer Parent common stock will be recalculated by computing the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting for each partnership. This recalculated value, and not the assumed closing average closing price of $18.00 per share of Pioneer Parent common stock used for illustration purposes in this document and on each limited partner's proxy card, will be used to determine the actual number of shares of Pioneer Parent common stock to be issued in the merger of each partnership. The recalculated value may be more or less than the assumed average closing price of $18.00 per share of Pioneer Parent common stock. If it is more than $18.00, you will receive fewer shares of Pioneer Parent common stock than the illustrations in this document show. For historical and current market prices of Pioneer Parent common stock, see "Comparative Per Share Market Price and Dividend Information" on page 69.


CURRENT MARKET PRICES FOR OIL AND GAS MAY BE HIGHER THAN THE MERGER VALUE FOR A PARTNERSHIP, WHICH MAY AFFECT THE FAIRNESS OPINION

     Oil and gas prices have fluctuated greatly in the recent past and may continue to do so in the future. Pioneer Parent calculated each merger value based on oil and gas prices that it believes to be fair and that are supported by current market prices. Changes in current oil and gas prices may affect the willingness or ability of Stanger to update its opinion at the time this document is mailed to the limited partners of each partnership as to the fairness of the consideration to be received by limited partners. If the prices used in the calculation of each merger value significantly differ from current prices and if Pioneer Parent does not modify its offer, the fairness opinion provider may be unable to update its opinion.

YOU WERE NOT INDEPENDENTLY REPRESENTED IN ESTABLISHING THE TERMS OF THE MERGER OF EACH PARTNERSHIP

     Pioneer Parent and Pioneer USA determined the terms of the merger of each partnership, including the method for determining the merger value for that partnership, and the type and allocation among the partners of the consideration to be given in exchange for partnership interests. We did not seek recommendations about the type of transaction or the terms or prices from any independent underwriter, financial advisor or other securities professional prior to accepting the consideration Pioneer Parent offered. The only independent representatives in the mergers were Sayles, Lidji & Werbner, A Professional Corporation, which provided legal services to Pioneer USA's board of directors, Robert A. Stanger & Co., Inc., which rendered its fairness opinion to Pioneer USA's board of directors, and Stradley Ronon Stevens & Young, LLP and (as to Texas law matters) Arter & Hadden LLP, which rendered the legal opinion required under the partnership agreement for each partnership, other than Parker & Parsley Producing Properties 88-A, L.P. No representative group of limited partners and no outside experts or consultants, such as investment bankers, legal counsel, accountants or financial experts, were engaged solely to represent the independent interests of the limited partners of any partnership in structuring and negotiating the terms of the merger for the partnership. If you had been separately represented, the terms of the merger for a partnership in which you own interests might have been different and possibly more favorable to you.

THE INTERESTS OF PIONEER PARENT, PIONEER USA AND THEIR DIRECTORS AND OFFICERS MAY DIFFER FROM YOUR INTERESTS

     The interests of Pioneer Parent, Pioneer USA, and their directors and officers may differ from your interests as a result of the relationships among them. For example, Pioneer USA, as general or managing partner of each partnership, has a duty to manage the partnership in the best interests of the limited partners. Additionally, Pioneer USA has a duty to operate its business for the benefit of its sole stockholder, Pioneer Parent. Also, the members of Pioneer USA's board of directors have duties to both the limited partners of each partnership and to Pioneer Parent. All of the members of Pioneer USA's board of directors are officers of Pioneer Parent and have duties to Pioneer Parent's stockholders. Pioneer USA's board of directors was aware of these interests and considered them in approving the merger proposals for each partnership. See "Interests of Pioneer Parent, Pioneer USA and Their Directors and Officers" on page 70 of this document.

IT IS UNCLEAR WHAT THE MARKET DEMAND IS FOR ANY PARTNERSHIP OR ITS ASSETS OR THAT THE TERMS OF THE MERGER OF EACH PARTNERSHIP ARE AS FAVORABLE AS COULD BE OBTAINED IN A THIRD PARTY SALE

     In September 1999, we first announced our willingness to consider third party offers to purchase any partnership or its assets at prices that are higher than the 1999 merger value for the partnership, but subject to our right to continue operation of the properties. Other than announcing that we will consider third party offers for any partnership or its assets, we have not actively solicited bids from third parties. We believed this invitation for third party bids would result in a better price to the limited partners of each partnership than if we merely offered the partnership or its assets for sale at any price. Since that time, we have not received any third party offer for any partnership or its assets. As a result, we cannot be sure what the market demand is for any partnership or its assets, individually or as a whole with the other partnerships, or what a third party would offer for any partnership. Also, although we do not have any plans to sell or relinquish our operating rights in any third party sale, we cannot be sure what the market demand is for any partnership or its assets if we also sold or relinquished our operating rights. We cannot assure you that the terms of the merger of each partnership are as favorable as could be obtained from a sale of any partnership or its assets, individually or as a whole with the other partnerships, to an unrelated party.

POTENTIAL LITIGATION CHALLENGING THE MERGER OF A PARTNERSHIP MAY DELAY OR BLOCK THE MERGER AND, AS A RESULT, YOUR RECEIPT OF THE PIONEER PARENT COMMON STOCK

     One or more of the partners opposed to the merger of a partnership in which such partner or partners own an interest may initiate legal action to stop the merger of the partnership or to seek damages for alleged violations of federal and state laws. Litigation challenging the merger of any partnership may delay or block the closing of the merger for one or more of the partnerships. In addition, if any lawsuits are filed, Pioneer Parent or Pioneer USA may decide to terminate one or more of the mergers. If the merger of a partnership in which you own an interest is delayed, blocked or terminated, we will delay or terminate the issuance of the Pioneer Parent common stock that you would otherwise receive.

REPURCHASE OFFERS IN 2001 BY EACH OF THE SIX PARTNERSHIPS WITH A REPURCHASE OBLIGATION WERE HIGHER THAN THE MERGER VALUE FOR THE PARTNERSHIP

     The limited partners of each of the partnerships listed below may require us to repurchase their partnership interests for cash at the times and under the conditions described in the partnership agreements for the partnership:

        Parker & Parsley 82-I, Ltd.
        Parker & Parsley 82-II, Ltd.
        Parker & Parsley 82-III, Ltd.
        Parker & Parsley 83-A, Ltd.
        Parker & Parsley 83-B, Ltd.
        Parker & Parsley 84-A, Ltd.

     The 2001 repurchase offers were commenced and completed before the date of this document. In each of the partnerships with a repurchase obligation, the repurchase price in 2001 is higher than the price being offered in the merger of the partnership. For a list of the repurchase prices in 2001 and the prior two years, see Table 8 of Appendix A. For a description of the mechanics of the repurchase rights, see "Special Factors -- Fairness Opinion -- Repurchase Offers" on page 43.

     In addition, if the limited partners of a partnership with repurchase rights vote a majority of their partnership interests in favor of the merger of the partnership, those repurchase rights will terminate on completion of the merger. As a result, if the oil and gas prices used in calculating the repurchase prices in the future were high enough to offset the additional
33 1/3% discount factor used in the repurchase calculation, the limited partners would not have the opportunity to require Pioneer USA to repurchase the limited partners' partnership interests for a price higher than the merger value for the partnership.

YOU COULD BE BOUND BY THE MERGER OF EACH PARTNERSHIP IN WHICH YOU OWN AN INTEREST EVEN IF YOU DO NOT VOTE IN FAVOR OF THE MERGER

     You will be bound by the merger of each partnership in which you own an interest if the limited partners in the partnership vote a majority, or 66 2/3% for Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., of their partnership interests in favor of the merger, even if you vote against the merger or do not vote. If the merger of the partnership occurs, you will be entitled to receive only an amount of Pioneer Parent common stock based on the merger value of your partnership interests in the partnership. Under the laws of the State of Delaware and the State of Texas, which are the states of formation of the partnerships, you are not entitled to appraisal or dissenters' rights with respect to the merger of any partnership.

             RISKS ASSOCIATED WITH AN INVESTMENT IN PIONEER PARENT

LIMITED PARTNERS WHO BECOME PIONEER PARENT STOCKHOLDERS WILL OWN STOCK IN A CORPORATION RATHER THAN A LIMITED PARTNERSHIP INTEREST IN A LIMITED PARTNERSHIP, RESULTING IN A FUNDAMENTAL CHANGE IN THE NATURE OF THEIR INVESTMENTS

     Limited partners of a participating partnership will become stockholders of Pioneer Parent and will fundamentally change the nature of their investments. Each partnership, other than Parker & Parsley 81-I, Ltd., Parker & Parsley 81-II, Ltd., Parker & Parsley 82-I, Ltd., Parker & Parsley 82-II, Ltd., Parker & Parsley 82-III, Ltd., Parker & Parsley 83-A, Ltd., Parker & Parsley 83-B, Ltd. and Parker & Parsley 84-A, Ltd., was formed as a finite-life investment. The partners of each partnership receive regular cash distributions out of the partnership's net operating income and special distributions upon liquidation of the partnership's oil and gas assets. In contrast, Pioneer Parent intends to operate for an indefinite period of time and has no specific plans for the sale of its investments. Because Pioneer Parent will spend a portion of its cash flow on acquisitions, drilling and other activities, the activities of Pioneer Parent may involve higher levels of risk than those associated with the present or future operations of each partnership. Instead of having their investments liquidated through the liquidation of Pioneer Parent's assets, stockholders should expect to be able to liquidate their investment in Pioneer Parent only through the sale of their Pioneer Parent common stock in the market. The amount realized through the sale of shares of Pioneer Parent common stock may not be equal to the amount that would have been realized by stockholders through the sale of Pioneer Parent's assets. For a description of the differences between the terms of shares of Pioneer Parent common stock and partnership interests in each partnership, see "Comparison of Rights of Stockholders and Partners" on page 79.

LIMITED PARTNERS WHO BECOME PIONEER PARENT STOCKHOLDERS WILL OWN AN INVESTMENT THAT WILL BE SUBJECT TO THE MARKET RISKS ATTENDANT TO AN INVESTMENT IN A PUBLIC COMPANY

     Limited Partners who become Pioneer Parent stockholders will own an investment in a public company traded on the New York Stock Exchange and the Toronto Stock Exchange that does not currently pay a dividend, rather than an investment in a limited partnership with a limited trading market that pays regular cash distributions. Limited Partners who become Pioneer Parent stockholders will therefore be subject to the market risks attendant to an investment in a public company. An investment in Pioneer Parent common stock will fluctuate from time to time depending upon general market conditions, conditions in the oil and gas industry, and Pioneer Parent's future performance. In addition, there is the potential for decreased market prices for Pioneer Parent common stock in the near term if significant numbers of limited partners elect to sell their Pioneer Parent common stock following completion of the proposed mergers.

PIONEER PARENT MIGHT NOT DECLARE DIVIDENDS

     Limited partners of a participating partnership will become stockholders of Pioneer Parent and will not receive cash distributions or will receive distributions much smaller than the distributions received from the partnership. Pioneer Parent's board of directors did not declare dividends to its stockholders during 1999, 2000 or the six months ended June 30, 2001. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of Pioneer Parent's board of directors.

LIMITED PARTNERS WHO BECOME PIONEER PARENT STOCKHOLDERS MAY BE DILUTED


     If all partnerships participate in the mergers, the shares of Pioneer Parent common stock to be issued will represent approximately 6% of the shares of Pioneer Parent common stock outstanding on the date of this document. That percentage is based upon the number of shares to be issued upon the merger of each partnership using an assumed average closing price of $18.00 per share of Pioneer Parent common stock and may increase or decrease depending on the actual number of shares issued upon the merger of each partnership, which number will be determined using the actual average closing price of Pioneer Parent common stock for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date scheduled for the special meeting. Because of the increased liquidity afforded to the limited partners of each partnership after the merger of the partnership, all of those shares of Pioneer Parent common stock may be offered for sale in a relatively short period of time, which could result in the price at which shares of Pioneer Parent common stock trade after completion of the merger of each partnership being less than the price at which such shares traded immediately prior to the completion of the merger of each partnership. In addition, limited partners of a partnership who become Pioneer Parent stockholders will be subject to the risk that their equity interests in Pioneer Parent may be diluted through the issuance of additional equity securities. Pioneer Parent has the right to issue, at the discretion of its board of directors, shares other than those to be issued in the merger of each partnership, upon such terms and conditions and at such prices as its board of directors may establish. In addition, Pioneer Parent may in the future issue preferred stock that might have priority over the Pioneer Parent common stock as to distributions and liquidation proceeds.


DIVIDENDS PAID TO PIONEER PARENT STOCKHOLDERS ARE TAXED AT TWO LEVELS

     Pioneer Parent is taxed on its income, after deduction of expenses, at both the federal and state levels. Pioneer Parent stockholders, including limited partners who become Pioneer Parent stockholders, are separately taxed on the receipt, if any, of dividends.

PIONEER PARENT'S PROFITABILITY IS HIGHLY DEPENDENT ON THE PRICES OF OIL AND GAS, WHICH HAVE HISTORICALLY BEEN VERY VOLATILE

     Pioneer Parent's revenues, profitability, cash flow and future rate of growth are highly dependent on prices of oil and gas, which are affected by numerous factors beyond Pioneer Parent's control. Oil and gas prices historically have been very volatile. If the significant downward trend in oil and gas prices experienced in 1998, as compared to 2000 and 1999, were to resume, it would have a material adverse effect on Pioneer Parent's revenues, profitability and cash flow and could result in a reduction in the carrying value of Pioneer Parent's oil and gas properties and an increase in Pioneer Parent's deferred tax asset valuation allowance.

PIONEER PARENT'S DRILLING ACTIVITIES MAY NOT BE PRODUCTIVE

     Drilling involves numerous risks, including the risk that no commercially productive gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including

     - unexpected drilling conditions,

     - pressure or irregularities in formations,

     - equipment failures or accidents,

     - adverse weather conditions, and

     - shortages or delays in the delivery of equipment.

     Pioneer Parent's future drilling activities may not be successful and, if unsuccessful, such failure could have an adverse effect on Pioneer Parent's future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because of the percentage of Pioneer Parent's capital budget devoted to exploratory projects, it is likely that Pioneer Parent will continue to experience exploration and abandonment expense.

PIONEER PARENT MAY BE REQUIRED TO RECOGNIZE NON-CASH CHARGES RELATING TO UNPROVED PROPERTY COSTS

     At December 31, 2000 and 1999, Pioneer Parent carried unproved property costs of $229.2 million and $257.6 million, respectively. United States generally accepted accounting principles require Pioneer Parent to periodically evaluate these costs on a project-by-project basis in comparison to their estimated value. These evaluations will be affected by

     - results of exploration activities,

     - commodity price outlooks,

     - planned future sales, or

     - expiration of all or a portion of the leases, contracts and permits related to such projects.

     If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the cost invested in each project, Pioneer Parent will recognize non-cash charges in the earnings of future periods. During 1999 and 1998, Pioneer Parent recognized non-cash impairment provisions of $17.9 million and $147.3 million, respectively, to reduce the carrying value of its unproved properties.

PIONEER PARENT'S GROWTH DEPENDS ON ITS ABILITY TO ACQUIRE OIL AND GAS PROPERTIES ON A PROFITABLE BASIS

     Acquisitions of producing oil and gas properties have been a key element of Pioneer Parent's growth. Pioneer Parent's growth following the full development of its existing property base could be impeded if it is unable to acquire additional oil and gas properties on a profitable basis. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attributable to reserves and to assess possible environmental liabilities. All of these factors affect whether an acquisition will ultimately generate cash flows sufficient to provide a suitable return on investment. Even though Pioneer Parent performs a review of the properties it seeks to acquire that it believes is consistent with industry practices, such reviews are often limited in scope.

IF PIONEER PARENT IS UNABLE TO DISPOSE OF NON-STRATEGIC ASSETS AT ACCEPTABLE PRICES, THIS WOULD HINDER ITS ABILITY TO MAKE CAPITAL RESOURCES AVAILABLE FOR MORE PROFITABLE ACTIVITIES

     Pioneer Parent regularly reviews its property base for the purpose of identifying non-strategic assets, the disposition of which would increase capital resources available for other activities and create organizational and operational efficiencies. Various factors could materially affect the ability of Pioneer Parent to dispose of non-strategic assets, including the availability of purchasers willing to purchase the non-strategic assets at prices acceptable to Pioneer Parent.

THE OPERATION OF NATURAL GAS PROCESSING PLANTS INVOLVES THE POTENTIAL FOR DAMAGE CLAIMS

     As of December 31, 2000, Pioneer Parent owns interests in nine natural gas processing plants and four treating facilities. Pioneer Parent operates six of the plants and all four treating facilities. There are significant risks associated with the operation of natural gas processing plants. Gas and natural gas liquids are volatile and explosive and may include carcinogens. Damage to or misoperation of a natural gas processing plant or facility could result in an explosion or the discharge of toxic gases, which could result in significant damage claims in addition to interrupting a revenue source.

PIONEER PARENT IS NOT FULLY INSURED AGAINST OPERATING HAZARDS

     Pioneer Parent's operations are subject to all the risks normally incident to the oil and gas exploration and production business, including blowouts, cratering, explosions and pollution and other environmental damage, any of which could result in substantial losses to Pioneer Parent due to injury or loss of life, damage to or destruction of wells, production facilities or other property, clean-up responsibilities, regulatory investigations and penalties and suspension of operations. Although Pioneer Parent currently maintains insurance coverage that it considers reasonable and that is similar to that maintained by comparable companies in the oil and gas industry, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs.

IN THE EVENT OF NONCOMPLIANCE, LIABILITIES UNDER ENVIRONMENTAL LAWS AND REGULATIONS COULD BE SUBSTANTIAL

     The oil and gas business is also subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose Pioneer Parent to substantial liability due to pollution and other environmental damage. A variety of federal, state and foreign laws and regulations govern the environmental aspects of the oil and gas business. Noncompliance with these laws and regulations may subject Pioneer Parent to penalties, damages or other liabilities, and compliance may increase the cost of Pioneer Parent's operations. Such laws and regulations may also affect the costs of acquisitions.

     Additionally, changes in environmental laws in the future could result in a curtailment of production or processing or a material increase in the costs of production, development, exploration or processing or could otherwise adversely affect Pioneer Parent's operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

THERE ARE FACTORS OUTSIDE OF PIONEER PARENT'S CONTROL WHICH COULD IMPAIR ITS ABILITY TO SATISFY ITS DEBT OBLIGATIONS

     Pioneer Parent is a borrower under fixed term senior notes and a line of credit. The terms of Pioneer Parent's borrowings under the senior notes and the line of credit specify scheduled debt repayments and require Pioneer Parent to comply with covenants and restrictions. Pioneer Parent's ability to comply with the debt repayment terms, associated covenants and restrictions is dependent on, among other things, factors outside Pioneer Parent's direct control, such as commodity prices, interest rates and competition for available debt financing.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE

     Pioneer Parent competes with other companies, producers and operators for acquisitions and in the exploration, development, production and marketing of oil and gas. Some of these competitors have substantially greater financial and other resources than Pioneer Parent.

PRESENT OR FUTURE REGULATIONS COULD ADVERSELY AFFECT PIONEER PARENT'S BUSINESS AND OPERATIONS

     Pioneer Parent's business is regulated by a variety of federal, state, local and foreign laws and regulations. There can be no assurance that present or future regulations will not adversely affect Pioneer Parent's business and operations.

PIONEER PARENT HAS INTERNATIONAL OPERATIONS THAT ARE SUBJECT TO INTERNATIONAL ECONOMIC AND POLITICAL RISKS

     At December 31, 2000, approximately 22% of Pioneer Parent's proved reserves of oil, natural gas liquids and gas were located outside the United States (17% in Argentina, 4% in Canada and 1% in South Africa). The success and profitability of international operations may be adversely affected by risks associated with international activities, including

     - economic and labor conditions,

     - political instability,

     - tax laws, including United States taxes on foreign subsidiaries, and

     - changes in the value of the United States dollar versus the local currency.

     To the extent that Pioneer Parent is involved in international activities, changes in exchange rates may adversely affect Pioneer Parent's consolidated revenues and expenses, as expressed in United States dollars.

NUMEROUS UNCERTAINTIES EXIST IN ESTIMATING PIONEER PARENT'S QUANTITIES OF PROVED RESERVES AND FUTURE NET REVENUES

     Estimates of proved reserves and related future net revenues are based on various assumptions which may prove to be inaccurate. Therefore, those estimates should not be construed as being accurate estimates of the current market value of Pioneer Parent's proved reserves.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER OF EACH PARTNERSHIP

     The partnerships were formed from 1981 through 1991 under the sponsorship of various affiliated companies collectively known as Parker & Parsley. On February 19, 1991, Parker & Parsley's principal company converted from limited partnership form to corporate form and acquired most of the assets of five oil and gas limited partnerships. The new corporation was called Parker & Parsley Petroleum Company, and it owned the sole or managing general partners of the partnerships.

     In early 1992, Parker & Parsley Petroleum Company decided that it could not fully realize the benefits of the properties it had acquired while continuing to devote substantial resources to the sponsorship of and drilling for partnerships. It stopped sponsoring oil and gas development drilling and income partnerships and focused on its corporate development. In 1997, Parker & Parsley Petroleum Company and MESA Inc. combined their businesses in a merger that created Pioneer Natural Resources Company. That same year, Pioneer Parent combined many of its U.S. subsidiaries, including the managing or sole general partner of each of the partnerships, into its main subsidiary, Pioneer USA.

     From time to time since 1992, Pioneer Parent and its predecessors have had general, internal discussions about whether to consolidate each partnership pursuant to a merger or similar transaction with each partnership. On several occasions, Pioneer Parent or its predecessors engaged outside legal counsel and had discussions with investment banks about a possible combination with each of the partnerships. Some of those discussions were with Stanger. The contemplated structure of the combination has varied significantly during these internal discussions and has included issuances of common stock, combinations of common stock and cash, and cash-only transactions through asset sales, mergers, tender offers, and combinations of those types of transactions. See "Special
Factors -- Reasons for the Merger of Each Partnership" for a discussion of why Pioneer Parent and Pioneer USA selected the proposed transaction. In general, the contemplated transactions would have been taxable to the limited partners of each partnership because of the difficulties involved in structuring a tax-free transaction for the partnership. Until 1999, every time Pioneer Parent or its predecessors considered such a transaction, it decided not to complete the transaction. The reasons Pioneer Parent and its predecessors did not previously complete a transaction varied. In some early cases, they wanted to collect and fully distribute proceeds to the limited partners of each partnership from litigation against an oilfield services company before trying to value any partnership. In other cases, they wanted to avoid periods of volatility in oil and gas prices or in Pioneer Parent's stock price. On several occasions, Pioneer Parent was involved in other corporate transactions that could not be completed on schedule if a transaction with each partnership was also pending.

     In early 1998, Pioneer Parent was formulating a strategic plan to focus on its 25 core area oil and gas fields and to eliminate ancillary operations. Pioneer Parent began discussions internally to consider a transaction involving each partnership, including the basis for valuing each partnership and whether the consideration should be Pioneer Parent common stock, cash or some combination of both.

     During the second quarter of 1998, Pioneer Parent and Pioneer USA began to discuss the methods for valuing each partnership. At that time, the board of directors of Pioneer USA engaged Sayles, Lidji & Werbner, A Professional Corporation (then known as Sayles & Lidji, A Professional Corporation) based in Dallas, Texas, as its independent legal counsel to assist the board in evaluating a potential transaction with Pioneer Parent. Pioneer USA's board also engaged Stanger as its financial advisor to review any proposed transaction and to render an opinion as to the fairness of the offer price, from a financial point of view, to the unaffiliated limited partners of each partnership. In May 1998, Pioneer Parent submitted an offer to merge each partnership into Pioneer USA using Pioneer Parent common stock or a combination of Pioneer Parent common stock and cash. The pricing for that offer was primarily based on oil and gas prices and the present value of estimated future net revenues from each partnership's oil and gas reserves, in each case as of December 31, 1997. The present value of estimated future net revenues was determined in accordance with the SEC's reporting convention that provides a common basis for comparing oil and gas companies and requires the use of oil and gas prices as of the date of computation, but using a 15% discount rate. After some negotiation with Pioneer USA, Pioneer Parent withdrew the May 1998 offer due to the decline in oil prices. In July 1998, Pioneer Parent submitted a second offer using Pioneer Parent common stock, or at its option upon the occurrence of specified events, a combination of Pioneer Parent common stock and cash. The oil and gas pricing for the second offer was lower than the pricing in the May 1998 offer due to the continued decline in oil prices, but the discount rate for the second offer was the same as the

May 1998 offer. Pioneer Parent and Pioneer USA decided to discontinue further discussions and not to submit the proposed transaction to the limited partners of any partnership because of:

     - the continued decline in oil prices, which in turn would reduce any merger value to be paid to the limited partners of each partnership;

     - the decline in Pioneer Parent's stock price; and

     - the tight lending environment for many oil and gas companies, including Pioneer Parent.

     As oil and gas prices improved, in June 1999, Pioneer Parent and Pioneer USA again began discussions internally to consider a transaction involving each partnership. At that time, Scott Sheffield, the President and Chief Executive Officer of Pioneer Parent, contacted members of Pioneer USA's board regarding consideration of a potential transaction involving each partnership. Pioneer Parent did not submit a written offer to Pioneer USA at that time.

     During the second quarter of 1999, Pioneer Parent and Pioneer USA attempted to formally address the conflicting interests inherent in the relationships among Pioneer Parent, Pioneer USA, each partnership and the officers and directors of Pioneer Parent and Pioneer USA. Pioneer USA caused Scott D. Sheffield to resign from Pioneer USA's board of directors because he is also a member of Pioneer Parent's board of directors. He was not replaced. Pioneer USA did not consider replacing Mr. Sheffield with an unaffiliated director because Pioneer USA is a 100% subsidiary of Pioneer Parent and typically such wholly-owned subsidiaries do not have unaffiliated directors. Because all of the board members of Pioneer USA are also employees of Pioneer Parent, an inherent conflict exists with respect to their duties to the limited partners of each partnership in their capacity as directors of Pioneer USA, on the one hand, and their duties to Pioneer Parent as employees, on the other hand.

     Shortly thereafter, Pioneer USA's board again engaged Sayles, Lidji & Werbner to advise the board in connection with a proposed transaction with Pioneer Parent and any other alternative transaction that the board determined was worth consideration.

     Pioneer USA's board also engaged, on behalf of each partnership, Stanger, as its financial advisor to advise the board on the fairness from a financial point of view of the merger value for each partnership to be paid to the unaffiliated limited partners in the partnership for the limited partnership interests in the partnership and to assist in Pioneer USA's evaluation of the merger transaction and other strategic alternatives. Stanger was familiar with the circumstances from its 1998 engagement.

     On July 14, 1999, Pioneer USA's board met with its counsel and Stanger to discuss the proposed merger of each partnership. Stanger presented an overview of the analysis it planned to perform in evaluating the fairness of the proposed transaction. Stanger advised Pioneer USA's board that Stanger would review the following for each partnership:

     - the reserve report to be prepared by Williamson Petroleum Consultants, Inc. as of September 30, 1999;

     - the most recent quarterly financial statements;

     - the estimated cash distributions;

     - the estimated net asset value, going concern value and liquidation value;

     - secondary market prices;

     - tender offers; and

     - repurchase offers.

     Sayles, Lidji & Werbner then reviewed and discussed with the board the procedures that would be involved in completing the proposed transaction with Pioneer Parent. The discussion topics included:

     - the process in which Pioneer USA's board of directors would approve the proposed transaction;

     - the submission of the proposed merger of each partnership to the limited partners of the partnership for approval;

     - the evaluation of offers from third parties;

     - the application of and compliance with the requirements of the federal securities laws; and

     - the timing of the proposed transaction.

     Members of the Pioneer USA board met informally on several occasions during July and early August to discuss among each other the proposed terms of the merger transaction and other potential alternative transactions, including the formation of a royalty trust or a master limited partnership.

     On August 16, 1999, at a special meeting of the Pioneer USA board, the board met with representatives of Sayles, Lidji & Werbner and Stanger to discuss the proposed merger of each partnership into Pioneer USA. Pioneer USA's board discussed with the representatives of Stanger and Sayles, Lidji & Werbner the proposed terms of the offer expected from Pioneer Parent, including the expected pricing parameters of $18 per Bbl of oil and $2.40 per Mcf of gas and the expected timing of receipt of Pioneer Parent's formal written offer. Stanger discussed the progress it was making on its financial analysis of each partnership and its determination of the fairness from a financial point of view of the merger value for each partnership to be paid in cash for the limited partners' interests in the partnership. Stanger's discussion centered on (1) the price to be paid for the oil and gas reserves, (2) the discount rate, (3) the application of overhead charges and administrative charges, and (4) the responsibility for any transaction expenses. Following this discussion, the board and its counsel discussed the board's fiduciary duties in evaluating the proposed transaction with Pioneer Parent and the making of a recommendation to the unaffiliated limited partners. Finally, the board decided to request that Pioneer Parent make a formal written offer outlining the terms of the proposed merger transaction.

     On August 17, 1999, in response to Pioneer USA's request for a written offer, Pioneer Parent delivered to Pioneer USA's board a written proposal which outlined the terms of the proposed merger transaction. The written offer specified that the pricing for the oil and gas reserves would be based on 95% of the arithmetic average of a four-year or five-year NYMEX futures price. The future cash flows generated by this pricing structure would then be discounted using a 15% discount rate. At a special meeting that day of Pioneer USA's board, the board, its counsel and Stanger met to discuss the specifics of Pioneer Parent's offer, including oil and gas pricing, the present value discount rate, the right to allow others to bid on the property, and the costs of the merger of each partnership. Following the board meeting, Pioneer USA's directors determined that it would be advantageous to each partnership to seek more favorable pricing terms and a lower discount rate. Thus, the board decided to continue discussions of the written offer.

     On August 23, 1999, at a special meeting of Pioneer USA's board, the board updated its counsel and Stanger on the status of its discussions with Pioneer Parent. As a result of continued discussions, Pioneer Parent and Pioneer USA agreed, in response to requests by Stanger, (1) to reduce the discount rate from 15% to 12.5%, (2) to increase the pricing of the oil reserves from 95% of the arithmetic average of a four-year or five-year NYMEX futures price to 100% of the arithmetic average of the five-year NYMEX futures price, (3) to a fixed price of $2.40 per Mcf of gas instead of a floating NYMEX futures price and (4) to allocate the merger expenses and fees to each participating partnership.

     On September 2, 1999, at a special meeting of Pioneer USA's board, the board and representatives of Stanger and Sayles, Lidji & Werbner reviewed the terms of a revised proposal submitted by Pioneer Parent which incorporated these changes. The parties discussed the revised terms of the merger of each partnership and the strategic rationale for and benefits of the merger of each partnership. At this meeting, Stanger reviewed with the board its financial analysis and its evaluation of the merger consideration and the feasibility of other strategic alternatives. Stanger also orally presented to the board the status of its findings and its preliminary evaluation of the proposed transaction.

     After considering Stanger's evaluation of the proposed merger transaction, Pioneer USA's board, together with representatives of Stanger, engaged in a general discussion of other possible transactions it had considered over the last six to eight months. This discussion included anticipated ongoing operations of each partnership under its current structure and the operation of each partnership through a master limited partnership structure, as well as through a royalty trust. The board discussed selling the oil and gas properties of each partnership at auction and potentially soliciting other buyers or merger partners. The board also considered the fact that other potential buyers of each partnership would have an opportunity to make an offer for each partnership before the board submitted the merger transaction to the limited partners of each partnership for their consideration and approval.

     At a special meeting held on September 8, 1999, Pioneer USA's board continued discussions with Sayles, Lidji & Werbner and Stanger regarding the merger proposals for each partnership. After considering the alternatives discussed in the preceding paragraph, including the advantages and disadvantages of each, the board concluded that none of the alternatives was more advantageous to the limited partners of any partnership than the terms of the proposed merger of the partnership. The board then unanimously approved proceeding with the merger of each partnership, subject to determination of September 30, 1999 pricing, its receipt of Stanger's fairness opinion, and the board's determination that the merger consideration of each partnership is fair to the unaffiliated limited partners of that partnership based on all circumstances as of September 30, 1999, including without limitation, the then current market conditions and the existence, if any, of any other proposal for the partnership on terms more favorable to the limited partners.

     On September 8, 1999, in connection with the proposed merger transaction, Pioneer Parent and Pioneer USA filed a preliminary proxy statement and preliminary Schedule 13e-3s with the Securities and Exchange Commission. In addition, Pioneer Parent and Pioneer USA publicly announced the proposed merger of each partnership. In that announcement, Pioneer USA also announced that it would consider proposals from other potential buyers of one or more of the partnerships.

     On or about October 19, 1999, Pioneer Parent submitted a verbal offer to Pioneer USA to revise the oil reserve component of the pricing used in the preliminary proxy statement to $18.35 per Bbl of oil. On or about November 3, 1999, Pioneer Parent submitted a second verbal offer to Pioneer USA to further revise the oil reserve pricing to $18.40 per Bbl of oil. Later that month, due to the increase in oil and gas prices over the previous several months and in response to a request from Pioneer USA, Pioneer Parent proposed to Pioneer USA that the merger value calculation for each partnership be further modified (1) to increase the pricing to $18.90 per Bbl for oil and $2.55 per Mcf of gas and
(2) to increase the discount rate to 15%.

     On November 17, 1999, in connection with the approval of Pioneer Parent's capital budget for 2000, Pioneer Parent's board of directors met and voted to approve the merger of each partnership and to proceed with the completion of each merger, subject to the pricing information and other relevant conditions at the time.

     At a special board meeting held on November 22, 1999, Pioneer USA's board of directors met with representatives from Stanger and Sayles, Lidji & Werbner to discuss Pioneer Parent's proposed pricing. Pioneer USA's board agreed that an increase in the merger value for each partnership based on Pioneer Parent's proposed pricing was warranted to more closely reflect the current oil and gas prices. Similarly, in view of increases in interest rates during the months since the original proposal was made and in view of the volatility of oil and gas prices over the previous year, Pioneer USA's board agreed to increase the discount rate used to determine the merger value for each partnership from 12.5% to 15%. Pioneer USA's board reported that management had worked to reduce the expected merger expenses and fees from an estimated $4.6 million to an estimated $1.8 million, thereby increasing the merger value for each partnership to be received by the limited partners of the partnership. The board also received a status report on whether or not any third party offers had been received since September 8, 1999, the date on which Pioneer Parent and Pioneer USA announced that it would consider such offers. In that regard, Pioneer Parent and Pioneer USA had not received any formal offers, but did receive a few inquiries from third parties expressing an interest in possibly making a bid on one or more of the partnerships or the assets of one or more of the partnerships. The nature of the inquiries was to understand the structure and pricing of the transaction proposed by Pioneer and Pioneer USA. None of the third parties who made inquiries (1) specified any terms, (2) made any offer or (3) have pursued the matter further. The board then voted to extend the period it would be willing to consider third party offers from November 1, 1999 to December 31, 1999. Stanger then reviewed for the board Stanger's analysis of the fairness of the merger transaction using the new terms agreed to by Pioneer Parent and Pioneer USA. Stanger expressed its preliminary view that the revised merger value for each partnership to be paid in cash for the limited partnership interests in each partnership would be fair from a financial point of view to the unaffiliated limited partners of the partnership under recent market conditions, but stated that whether or not the transaction would be considered fair by Stanger at the time its fairness opinion was sought would depend on market conditions at that time. Following this discussion, the board approved proceeding with the merger of each partnership on the new terms, subject to (1) its receipt of a fairness opinion from Stanger, and (2) its determination that the merger value to be paid in cash for the limited partnership interests in each partnership is fair to the unaffiliated limited partners of the partnership based on all circumstances, including without limitation, the then current market conditions and the existence, if any, of any other proposal for such partnership or its assets on terms more favorable to the unaffiliated limited partners than the proposed merger transaction.

     In December 1999, Pioneer Parent became involved in discussions with an independent oil and gas company similar in size to Pioneer Parent relating to a corporate merger opportunity. Those discussions required the dedicated time and attention of Pioneer Parent's management. The corporate merger opportunity subsequently failed to come to fruition. Meanwhile, during December 1999 and the first quarter of 2000, oil and gas prices continued to increase. As a result, during the first quarter of 2000, Pioneer Parent and Pioneer USA began to discuss revising the pricing terms of the proposed merger transaction to (1) an arithmetic average of the five-year NYMEX futures price for oil and for gas and
(2) a 15% discount rate. Pioneer Parent also proposed to offer Pioneer Parent common stock instead of cash to the limited partners of each participating partnership. In April 2000, Pioneer Parent and Pioneer USA discontinued these discussions and did not submit the proposed merger transaction to the limited partners of any partnership because of:

     - the decline in Pioneer Parent's stock price;

     - the increase in interest rates; and

     - Pioneer Parent's involvement in replacing existing debt with new publicly-held debt and a new credit facility.

     In September 2000, Pioneer Parent and Pioneer USA began internal discussions to consider a merger transaction involving 13 privately-held employee limited partnerships. Pioneer Parent offered to pay an amount of cash to the limited partners of each participating partnership equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of September 30, 2000, less the cash distributions on October 15, 2000 and November 15, 2000, by the partnership to its partners. Pioneer Parent and Pioneer USA calculated the present value of the estimated future net revenues from each partnership's estimated oil and gas reserves using (1) a five-year NYMEX futures price for oil and gas as of August 25, 2000, with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. Pioneer Parent also agreed to bear the merger expenses and fees. Using the same parameters as described above, Pioneer Parent purchased all of the direct oil and gas interests held by Scott D. Sheffield, its chairman of the board of directors and chief executive officer, for $0.2 million during October 2000. The consideration paid in the mergers of the employee limited partnerships and in the purchase of the direct oil and gas interests was all cash since offering and registering Pioneer Parent common stock in those transactions was cost-prohibitive due to the small size of such transactions. In December 2000, Pioneer Parent and Pioneer USA completed the merger of each of the 13 privately-held employee limited partnerships with and into Pioneer USA.

     In October 2000, Pioneer Parent terminated the preliminary proxy statement and preliminary Schedule 13e-3s filed with the Securities and Exchange Commission on September 8, 1999 in connection with the proposed merger transaction.


     As oil and gas prices continued to improve, in January 2001, Pioneer Parent and Pioneer USA renewed their internal discussions to consider a transaction involving each of the partnerships described in this document. For a discussion of why Pioneer Parent and Pioneer USA selected the proposed merger transaction, see "Alternative Transactions to the Merger of Each Partnership" beginning on page 46. Pioneer Parent offered a combination of its common stock and cash. Pioneer Parent and Pioneer USA agreed on a merger value for each participating partnership equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001. Pioneer Parent and Pioneer USA agreed to calculate the present value of the estimated future net revenues from each partnership's estimated oil and gas reserves using (1) a five-year NYMEX futures price for oil and gas as of March 30, 2001, with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and
(3) a 13.5% discount rate. For 2001, the oil and gas prices would be based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001. Pioneer Parent also agreed to bear the merger expenses and fees.


     On February 15, 2001, Pioneer Parent's board of directors met and authorized its officers to communicate its offer to the board of directors of Pioneer USA, as general partner of the partnerships, and to negotiate the terms of the mergers with Pioneer USA. Pioneer Parent's board of directors also voted to approve the merger of each partnership into its subsidiary Pioneer USA, the issuance of Pioneer Parent common stock and the payment of cash upon each such merger, and to otherwise proceed with the completion of each merger, subject to the pricing information and other relevant conditions at the time.

     During March 2001, Pioneer Parent offered to acquire all of the direct oil and gas interests owned by some former officers and employees of Pioneer Parent and Pioneer USA in properties in which Pioneer Parent and Pioneer USA own interests. The merger value for the direct oil and gas interests was equal to the present value of estimated future net revenues from the oil and gas reserves attributable to the interests, as of March 31, 2001. In determining the present value, Pioneer Parent and Pioneer USA used (1) a five-year NYMEX futures price for oil and gas as of March 19, 2001 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. The consideration offered in the purchases of the direct oil and gas interests was all cash since offering and registering Pioneer Parent common stock in those purchases was cost-prohibitive due to the small size of such transactions.

     In April 2001, Pioneer USA contacted Sayles, Lidji & Werbner and Stanger to advise them of the proposed merger transaction, pricing terms and merger consideration.

     On April 9, 2001, Pioneer USA's board met with Sayles, Lidji & Werbner to discuss the proposed merger of each partnership into Pioneer USA. The board members reviewed the terms of the merger transaction, including the pricing terms, the merger consideration and the terms and conditions of the proposed merger agreement. The board members also discussed the engagement of special legal counsel to render the legal opinion required by each partnership's partnership agreement. Finally, Pioneer USA's board discussed the fairness opinion to be delivered by Stanger and decided to hold another board meeting at which Stanger would present in detail its methodology in determining that the merger value for each partnership and the allocation of the merger value of each partnership (1) to the limited partners of each partnership as a group, (2) to the general partners of each partnership as a group, (3) to Pioneer USA as the managing or sole general partner of each partnership, (4) to the unaffiliated limited partners of each partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership as a group, is fair to the unaffiliated limited partners of each partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership, from a financial point of view. The board decided to proceed with the merger transaction, but would withhold recommending the merger transaction to the limited partners or executing the merger agreement until it received the fairness opinion from Stanger and determined that the merger of each partnership is advisable, fair to the unaffiliated limited partners and in the unaffiliated limited partners' best interests.

     On April 17, 2001, in connection with the proposed merger transaction, Pioneer Parent and Pioneer USA filed a registration statement on Form S-4 and preliminary Schedule 13e-3s with the Securities and Exchange Commission. In addition, Pioneer Parent and Pioneer USA publicly announced the proposed merger of each partnership. In that announcement, Pioneer USA also announced that it would continue to consider proposals from other potential buyers of any partnership or its assets.

     On or about April 30, 2001, Stanger contacted members of Pioneer USA's board and expressed concern regarding the pricing terms of the merger transaction which Stanger had received during the week ended April 15, 2001. Based on Stanger's updated analysis of the new pricing terms for the merger transaction, Stanger questioned whether the merger value was fair to the unaffiliated limited partners of the partnerships and the unaffiliated limited partners of the nonmanaging general partners of the partnerships from a financial point of view. Stanger's updated analysis included (i) an analysis of reserve values under six alternative pricing cases and discount rate assumptions, (ii) a review of reserve pricing parameters, (iii) a summary of selected recent reserve acquisition transactions, (iv) a review of the trading history, net asset value estimates and projected cash flow for Pioneer Parent, and (v) a review of the revised offer price per $1,000 investment in each partnership and a comparison to such partnership's net asset value, going concern value, liquidation value, secondary market price, tender offers and repurchase offers, as applicable. After discussions between members of Pioneer USA's board and Stanger to discuss pricing terms which Stanger and the Pioneer USA board believed would be fair to the unaffiliated limited partners of the partnerships and the unaffiliated limited partners of the nonmanaging general partners of the partnerships from a financial point of view, the Pioneer USA board requested that Stanger meet with Pioneer Parent to discuss the issue. Stanger met with officers of Pioneer Parent on June 15, 2001, to discuss Stanger's concerns about the proposed pricing terms of the mergers and the need for new pricing terms that were more favorable to the partnerships in order to support a fairness opinion.

     On May 7, 2001, Pioneer USA received proposed solicitation materials prepared by Sierra Fund 3 indicating that Sierra Fund planned to make a tender offer for up to 4.9% of the limited partnership interests of Parker & Parsley 88-A, L.P. and Parker & Parsley 89-A, L.P. at a price equivalent to $200 and $240 per $1,000 initial investment, respectively, in each of the partnerships. Sierra Fund requested and received a list of limited partners of these partnerships. On June 28, 2001, Pioneer USA learned that on or about June 14, 2001 Sierra Fund made a tender offer for up to 4.9% of the limited partnership interests of Parker & Parsley 83-A, Ltd., Parker & Parsley 83-B, Ltd., Parker & Parsley 84-A, Ltd., Parker & Parsley 85-A, Ltd., Parker & Parsley 86-B, Ltd., and Parker & Parsley 87-B, Ltd. at a price equivalent to $75, $85, $110, $80, $110 and $110 per $1,000 investment, respectively, in each of the partnerships. On July 11, 2001, as required by law, Pioneer USA filed with the SEC a response to each of Sierra Fund's tender offers taking a neutral position with respect to each tender offer.

     Three other limited partners have expressed interest to Pioneer USA in either making offers for the assets of particular partnerships or in purchasing the limited partnership interests of other limited partners. In May 2001, Salvage Investors, L.L.C. expressed interest in making an offer for the assets of Parker & Parsley 82-I, Ltd. but did not indicate a price at which it would be willing to purchase those assets. Also in May 2001, Horace Potts IV expressed interest in making an offer for the assets of unspecified partnerships or, alternatively, in soliciting higher offers on the assets of those partnerships, but did not indicate a price at which he would be willing to purchase those assets. In June 2001, Nancy R. Schauer expressed interest in purchasing limited partnership interests of Parker & Parsley 87-A Conv., Ltd., Parker & Parsley 87-B Conv., Ltd. and Parker & Parsley Private Investment 88, L.P. Pioneer USA received a copy of correspondence from Ms. Schauer to the limited partners of those partnerships in which Ms. Schauer asked the limited partners to vote against the proposed mergers and to call her if they wanted to sell their limited partnership interest.

     Additionally, in May 2001 James A. Smith of Indigo Ventures requested, and Pioneer later sent to him, a list of the limited partners of Parker & Parsley Private Investment 89, L.P. and Parker and Parsley 90 Spraberry Private

Development, L.P. Pioneer Parent and Pioneer USA do not know if Mr. Smith contacted any limited partners of those partnerships.

     On June 12, 2001, the Pioneer USA board of directors voted to change the method for allocating the expenses of the mergers such that (i) the limited partners of the participating partnerships would bear their pro rata portion of the merger expenses, and (ii) the limited partners of each nonparticipating partnership would bear a portion of the merger expenses equal to the number of limited partnership interests of such partnership voting in favor of the merger divided by the total number of limited partnership interests of such partnership voting on the merger.

     On June 18, 2001, in follow-up discussions between Pioneer Parent, Pioneer USA and Stanger, Pioneer Parent and Pioneer USA orally agreed, subject to the approval of their respective boards, to revise the pricing terms of the merger transaction as follows: (1) that the merger value for each partnership would equal the sum of the partnership's reserve value and its working capital, in each case as of March 31, 2001, less the cash distribution to be paid in July 2001 and less the partnership's pro rata share of expenses and fees to be incurred in connection with the mergers of all of the partnerships, except that Pioneer Parent would pay (A) any such expenses and fees in excess of $2,000,000 in the aggregate and (B) a portion of such expenses and fees otherwise allocable to any nonparticipating partnership, (2) to reduce the discount rate that would be used in calculating the present value of the estimated future net revenues from 13.5% to 10%, (3) to change the composition of the payment of the merger value for each partnership from 25% in cash and 75% in shares of Pioneer Parent common stock to 100% in shares of Pioneer Parent common stock based on the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending three days business days before the date of the special meeting of the partnership, and (4) to engage Williamson Petroleum Consultants, Inc. to review the estimate of each partnership's reserves and the present value of the estimated future net revenues from those estimated reserves as of March 31, 2001. The effect of the revised pricing terms was to increase the merger consideration that would be paid to each of the participating partnerships upon completion of the merger transaction.

     On June 21, 2001, Pioneer Parent's board met and approved the revised pricing terms.

     At a special meeting held on June 21, 2001, Pioneer USA's board continued discussions with Sayles, Lidji & Werbner and Stanger regarding the merger proposals for each partnership. Stanger also orally presented to Pioneer USA's board the status of its findings and its preliminary evaluation of the proposed transaction based on the new pricing terms for the merger transaction. Pioneer USA's board decided that it would take the recommendation of the merger transaction to the limited partners of each partnership under advisement, so that the board members could review the written presentation materials provided by Stanger and the revised written offer to be submitted by Pioneer Parent, and agreed to convene a special meeting on June 25, 2001.

     On June 22, 2001, Pioneer Parent submitted its written offer with the revised pricing terms to Pioneer USA.

     On June 25, 2001, Pioneer USA's board held a special meeting with Sayles, Lidji & Werbner and Stanger to discuss the merger proposals for each partnership and Stanger's fairness opinion. The board then unanimously approved proceeding with the merger of each partnership, subject to (1) the execution of a definitive merger agreement, (2) its receipt of Stanger's fairness opinion, and
(3) the Securities and Exchange Commission's declaration that the registration statement that includes this document is effective under the Securities Act of 1933.

     On July 3, 2001, Pioneer USA received a letter from a publicly-traded independent oil and gas company indicating its interest in making an offer to acquire the partnerships or the partnerships' assets. At the company's request, Pioneer USA provided a draft confidentiality agreement and established a data room as a predicate to the company's review of the partnerships and the partnerships' assets. In August, the company informed Pioneer USA that it decided not to pursue the acquisition of the partnerships or the partnerships' assets.

     On July 27, 2001, in order to make the transaction more favorable to the limited partners, Pioneer Parent agreed to bear the merger expenses of the nonparticipating partnerships, and therefore to eliminate the requirement that the nonparticipating partnerships bear a portion of the merger expenses.

     In a special meeting of the board of Pioneer USA held on August 20, 2001, Stanger presented its analysis of the merger transaction and delivered its fairness opinion dated August 20, 2001, that the merger value for each partnership and the allocation of such merger value (1) to the limited partners of each partnership as a group, (2) to the general partners of each partnership as a group, (3) to Pioneer USA as the managing or sole general partner of each partnership, (4) to the unaffiliated limited partners of each partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership as a group, is fair to the unaffiliated limited partners of each partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership, from a financial point of view. Although Stanger's fairness opinion found that repurchase offers in six limited partnerships and one secondary market transaction in three limited partnerships were at prices higher than the merger value per $1,000 original investment in those partnerships, the board of Pioneer USA accepted Stanger's conclusion as to the fairness, from a financial point of view, of the merger value and the allocation of the merger value. In doing so, the board of Pioneer USA took into consideration the change in prices of oil and gas since the prices on which the repurchase offers and secondary market transactions were based and also took into account that neither the repurchase offers nor the secondary market afford all limited partners liquidity for all their interests in the limited partnerships. The board of Pioneer USA then unanimously determined that the merger proposals for each partnership are advisable, fair to the unaffiliated limited partners of each partnership and in the best interests of the unaffiliated limited partners of each partnership. Accordingly, the board recommended that the unaffiliated limited partners of each partnership vote for the merger proposals.

     In a special meeting of the board of Pioneer USA held on September 19, 2001, the board of Pioneer USA unanimously reaffirmed its August 20, 2001, determination that the merger proposals for each partnership are advisable, fair to the unaffiliated limited partners of each partnership, and in the best interests of the unaffiliated limited partners of each partnership. Accordingly, the board recommended that the unaffiliated limited partners of each partnership vote for the merger proposals and authorized the officers of Pioneer USA to execute the merger agreement.

     On September 20, 2001, Pioneer, Pioneer USA and the partnerships signed the merger agreement.

REASONS FOR THE MERGER OF EACH PARTNERSHIP

     General. For all of the reasons listed below, Pioneer Parent believes that it is the party in the position to pay the highest price for the limited partnership interests of each partnership. Pioneer USA also believes that Pioneer Parent is the most likely buyer for each partnership's properties in light of:

     - Pioneer USA's operation of most of the properties;

     - Pioneer USA's extensive property holdings in the same fields; and

     - Pioneer Parent's ability to achieve efficiencies by consolidating operations with its existing operations in the same areas.

     Pioneer Parent's Reasons. Pioneer Parent believes that completion of the merger of each partnership at this time is advantageous to it for the following reasons:

     - Consolidate Core Area of Operations. The Spraberry field of the Permian Basin is one of Pioneer Parent's 25 fields of focus in its strategic plan. Acquisition of each partnership's properties would help consolidate Pioneer Parent's operations in the Spraberry field and achieve operating efficiencies. Pioneer USA operates most of each partnership's wells, and Pioneer Parent has extensive properties around each partnership's properties, including interests in most of each partnership's wells.

     - Achieve Operating Efficiencies. Pioneer Parent expects to improve operating efficiencies with respect to the properties acquired in the merger of each partnership because it will be able to com-mingle production of oil from each participating partnership's properties with production of oil from other Pioneer Parent properties for storage, transportation and sale. Production of oil from each partnership's properties is predominantly segregated from Pioneer Parent's production of oil until sale. Gas production is currently, and will continue to be, metered, which means that it is measured and allocated based on ownership.

     - Achieve Administrative Efficiencies. Pioneer Parent will eliminate the time spent by Pioneer Parent employees related to preparing and filing each partnership's separate tax returns, financial statements and, for each reporting partnership, reports with the SEC, as well as dealing with the concerns of approximately 29,000 limited partners of record. Although Pioneer Parent will lose the benefit of each partnership's reimbursement for general and administrative expenses, it will be able to use the additional time of its personnel to help achieve its corporate strategic goals.


     Pioneer USA's Reasons. In considering the merger of each partnership, the board of directors of Pioneer USA considered the benefits to the limited partners of each partnership set forth beginning on page 7 as well as the following factors:


     - Maturity of Partnerships and Properties. Although each partnership's properties were long-lived at the formation of the partnership, each partnership's properties are now mature, ranging from approximately 10 to approximately 20 years old. Pioneer Parent and Pioneer USA anticipated that at some point each partnership would need to be liquidated. Pioneer USA is recommending the merger transaction for each partnership at this time because:

      - Pioneer USA believes that Pioneer Parent is the most likely buyer and is the only potential buyer with an offer outstanding. While third parties have made inquiries, no one except Pioneer Parent has made an offer to Pioneer USA to acquire any of the partnerships.

      - Oil and gas prices have recovered from significant lows in 1998. As a result, Pioneer USA believes that Pioneer Parent's pricing is higher than it would have been otherwise.

      - As our production continues to decline, administrative expenses for each partnership are increasing on a per BOE produced basis. Moreover, the administrative cost of continuing to produce each partnership to depletion could be significant, especially if no buyer is available at the time each partnership is shut down.

      - As discussed below, the tax incentives for which each partnership (other than Parker & Parsley Producing Properties 87-A, Ltd., Parker & Parsley Producing Properties 87-B, Ltd. and Parker & Parsley Producing Properties 88-A, L.P., which were formed to purchase producing properties) was originally formed have been realized.

     - Declining Cash Flows. As each partnership's properties have matured, the net cash flows from operations for the partnership have generally declined, except in periods of substantially increasing commodity prices. See Table 7 of Appendix A for each partnership's historical cash distributions. The marginal benefit of continuing the operations of each partnership is offset by the related administrative costs. These administrative costs consume an increasing amount, and ultimately will consume the entire amount, of the cash flows of each partnership as production declines.

     - Tax Incentives Have Been Realized. Each partnership (other than Parker & Parsley Producing Properties 87-A, Ltd., Parker & Parsley Producing Properties 87-B, Ltd. and Parker & Parsley Producing Properties 88-A, L.P., which were formed to purchase producing properties) was intended to provide to its partners federal income tax deductions for intangible drilling and development costs incurred by the partnership during the initial years of the partnership. Pioneer USA believes that the tax incentives have been realized through the drilling activities that each partnership has completed.

     - Partnership Tax Burdens May Now Exceed Benefits. As net cash flow available for distribution of each partnership has declined or, at times, disappeared, some limited partners of the partnership may incur greater costs to include their share of the tax information of the partnership in their returns than they receive in cash distributions. In any event, all limited partners of each partnership are expected to benefit by the elimination of the obligation to include partnership information in their tax returns for the years after the merger of each partnership in which they own interests.

     - Each Partnership is Unable to Access Additional Capital. Pioneer Parent, through its subsidiary, Pioneer USA, has the ability, financial and otherwise, to take advantage of corporate opportunities to expand its reserve base through acquisitions. None of the partnerships has the ability to raise capital for reserve acquisitions or development of any undeveloped reserves. The partnership agreements of the partnerships do not authorize the partnerships to raise additional capital, whether debt or equity. Even if the partnership agreement of each partnership is amended to authorize additional capital, Pioneer Parent does not believe that the limited partners of the partnership would desire to contribute additional capital or to apply all cash flow to debt service, while remaining taxable on the related income.

     - Fairness of Procedures. Pioneer USA considered the following factors in making its recommendation that the unaffiliated limited partners vote for the merger proposals for each partnership in which they own interests:

       - None of the partnerships has any employees or directors, and all of Pioneer USA's directors are officers of Pioneer USA and of Pioneer Parent. As a result, there has been no approval by directors who are not Pioneer Parent employees.

       - Pioneer USA did not retain an unaffiliated representative to act solely on behalf of the unaffiliated limited partners of each partnership for purposes of negotiating the terms of the merger of the partnership or preparing a report concerning the fairness of the merger of the partnership.

       - Since Pioneer USA is entitled to vote its limited partnership interests other than as described below, the transaction is not structured so that the approval of at least a majority of unaffiliated limited partnership interests is required. Pioneer USA intends to vote in favor of the transaction for the partnership interests it holds as a limited partner of each partnership as permitted by the partnership agreement of each partnership except in the following partnerships where the partnership agreement does not allow Pioneer USA to vote on the proposed transaction:

           Parker & Parsley 85-A, Ltd.
           Parker & Parsley 85-B, Ltd.
           Parker & Parsley Private Investment 85-A, Ltd
           Parker & Parsley Selected 85 Private Investment, Ltd
           Parker & Parsley Private Investment 86, Ltd.
           Parker & Parsley 91-A, L.P.
           Parker & Parsley 91-B, L.P.

       Despite the foregoing factors, Pioneer USA believes each merger is procedurally fair to the unaffiliated limited partners of each partnership because:

       - Pioneer USA has been willing to consider any offer from third parties to purchase any partnership or the assets of any partnership since September 8, 1999, and will continue to do so, although Pioneer USA has not actively solicited any third party offers during this time; and

       - Pioneer Parent does not directly own any partnership interests in the partnerships. Pioneer Parent beneficially owns all of Pioneer USA's partnership interests in the partnerships. Pioneer USA does not beneficially own more than 5% of the outstanding limited partnership interests in any partnership, except Parker & Parsley 81-I, Ltd., Parker & Parsley 82-I, Ltd. and Parker & Parsley 82-III, Ltd. In those partnerships, Pioneer USA repurchased and now owns partnership interests representing the following beneficial ownership percentages:

          Parker & Parsley 81-I, Ltd.............................5.84%
          Parker & Parsley 82-I, Ltd............................11.71%
          Parker & Parsley 82-III, Ltd...........................5.97%

         Except as set forth above, none of Pioneer Parent, Pioneer USA, or, to the knowledge of Pioneer USA, any of their directors or executive officers, or any associate or subsidiary of Pioneer Parent, Pioneer USA beneficially owns any partnership interests of any partnership. As a result, Pioneer USA believes that neither it nor its affiliates have a meaningful voting percentage for any partnership, other than Parker & Parsley 81-I, Ltd., Parker & Parsley 82-I, Ltd. and Parker & Parsley 82-III, Ltd. See "Ownership of Partnership Interests" on page 71 of this document and Table 6 of Appendix A to this document.

     - Fairness of Transaction. Pioneer USA's board of directors determined that the merger of each partnership is advisable, fair to the unaffiliated limited partners of the partnership and in their best interests. In reaching this determination for each partnership, Pioneer USA's board of directors considered the following factors:

       - The form and amount of consideration offered to the partners of the partnership;

       - The objectives of the merger of the partnership, including providing liquidity to the partners;

       - Pioneer USA's right to consider third party offers;

       - The current market prices for oil and gas, including the increase in market prices, and the subsequent increase in merger value for the partnership, since the merger transaction was initially proposed in 1999;

      - The historical market prices for oil and gas;

      - The net book value, going concern value and liquidation value of the partnership;

      - The purchase prices paid in previous repurchases by Pioneer USA;

      - The trading price of limited partnership interests in secondary market transactions;

      - The analysis of alternative transactions to the proposed merger of each partnership; and

      - The fairness opinion of Stanger, including the analyses conducted by Stanger in rendering the fairness opinion.

RECOMMENDATION OF PIONEER USA

     On September 19, 2001, Pioneer USA's board of directors unanimously determined that the merger of each partnership is advisable, fair to the unaffiliated limited partners of the partnership, and in their best interests. PIONEER USA'S BOARD OF DIRECTORS RECOMMENDS THAT THE UNAFFILIATED LIMITED PARTNERS VOTE FOR THE MERGER PROPOSALS FOR EACH PARTNERSHIP IN WHICH THEY OWN INTERESTS.

     In making this recommendation, Pioneer USA's board of directors considered a number of factors, including (1) the reasons for the merger of each partnership set forth above in "Special Factors -- Reasons for the Merger of Each Partnership," such as the fairness opinion and analyses conducted by Stanger, and (2) the matters described under "Risk Factors" beginning on page 20 of this document, such as its conflicting interests. Pioneer USA's board of directors also considered the likelihood, benefits and costs of other transactions, including possible third party offers. Pioneer USA will consider any offers from third parties to purchase any partnership or its assets. See "The Merger of Each Partnership -- Third Party Offers" on page 58 of this document for a description of the procedures for these offers. In view of the numerous factors taken into consideration, Pioneer USA's board of directors did not consider it practical to, and did not attempt to, quantify or assign relative weights to the factors considered by it in reaching its decision to recommend the merger of each partnership. Rather, the board viewed its position and recommendation as being based on the total information presented to and considered by the board.

FAIRNESS OPINION

     Pioneer USA, on behalf of each partnership, engaged Robert A. Stanger & Co., Inc., an independent financial advisory firm, to conduct an independent review and deliver a written opinion in connection with the merger of each partnership that the merger value for each partnership and the allocation of the merger value of the partnership (1) to the limited partners of the partnership as a group, (2) to the general partners of the partnership as a group, (3) to Pioneer USA as the managing or sole general partner of the partnership, (4) to the unaffiliated limited partners of the partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership as a group, is fair to the unaffiliated limited partners of the partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership, from a financial point of view. The full text of Stanger's fairness opinion is attached as Appendix D to this document and is incorporated into this document by reference. Limited partners of each partnership are urged to read the opinion in its entirety. This summary of Stanger's fairness opinion is qualified in its entirety by reference to the full text of the opinion. Stanger has advised us that arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a description of all the material assumptions and qualifications to the fairness opinion, see "Qualifications to Fairness Opinion" on page 38 and "Assumptions" beginning on page 43.

     Except for assumptions described in "Assumptions" beginning on page 43, which Pioneer USA advised Stanger would be reasonable and appropriate in its view, neither Pioneer USA nor any partnership imposed any conditions or limitations on the scope of the investigation by Stanger or the methods and procedures to be followed by Stanger in rendering the fairness opinion. In addition, each partnership has agreed to indemnify Stanger against some liabilities arising out of Stanger's engagement to prepare and deliver its opinion. Upon consummation of the merger of the partnership, those indemnification obligations will become obligations of Pioneer USA.

     Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, investment banking and consulting services to clients located throughout the United Sates, including major New York Stock Exchange member firms and insurance companies and over 70 companies engaged in the management and operation of partnerships. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger was selected because of its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes, including the valuation of partnerships, partnership securities and the assets typically held through partnerships including oil and gas assets. Pioneer USA has previously engaged Stanger to provide financial advisory services in connection with proposed transactions between one or more of the partnerships and Pioneer Parent which were never consummated.

     Qualifications to Fairness Opinion. In the fairness opinion, Stanger specifically states that it was not requested to, and did not:

     - make any recommendations to Pioneer USA, any partnership or the limited partners of any partnership with respect to whether to approve or reject the merger of any partnership;

     - determine or negotiate the amount or form of the merger value for any partnership to be paid for limited partners' interests in the merger of the partnership;

     - offer the assets of any partnership for sale to any third party;

     - express any opinion as to:

       - the impact on Pioneer USA or the limited partners of any partnership that does not participate in the proposed merger transaction;

       - the tax consequences of the merger of any partnership for Pioneer USA, the nonmanaging general partner, if any, of the partnership or the limited partners of the partnership;

       - Pioneer USA's or Pioneer Parent's ability to finance their obligations under the merger agreement or the impact of a failure to obtain financing on the financial performance of Pioneer USA, Pioneer Parent or any partnership;

       - Pioneer USA's decision to estimate the reserve value of the oil and gas reserves of each partnership based upon the continued operation of the properties by Pioneer USA and the payment of overhead charges in accordance with existing operating agreements or the impact, if any, on the estimated value of each partnership's oil and gas reserves if Pioneer Parent and Pioneer USA determined to offer or operate the assets subject to revised operating agreements;

       - whether or not alternative methods of determining the merger value for each partnership would have also provided fair results or results substantially similar to the methodology used;

       - alternatives to the merger of each partnership, including the offering of such assets for sale to third party buyers;

       - the trading price of shares of Pioneer Parent common stock immediately following the closing of the merger of each partnership and the distribution of shares of Pioneer Parent common stock in connection with the merger of each partnership;

       - the fairness of the termination of the repurchase obligations of Pioneer USA with respect to some partnerships, which repurchase obligations require Pioneer USA to offer to repurchase limited partnership interests annually based upon a formula which in some circumstances, including the repurchase offers based upon December 31, 2000 oil and gas prices, result in repurchase offer prices above the market value for the reserves of any such partnership; or

       - any other terms of the merger of any partnership.

     Summary of Material Considered and Investigation Undertaken. Stanger's analysis of the merger of each partnership involved a review of the following information:

     - a draft of this preliminary document;

     - a draft of the merger agreement which Pioneer USA has indicated is substantially the form which will be executed in connection with the merger of each partnership;

     - financial statements of each partnership, including, if applicable, the partnership's Form 10-Q and Form 10-K, for the six months ended June 30, 2001 and for the years ended December 31, 2000, 1999 and 1998;

     - the reserve reports prepared by Pioneer Parent and Pioneer USA and the review by Williamson Petroleum Consultants, Inc., as of March 31, 2001, relating to the reserves of each partnership;

     - the reserve reports prepared by Williamson Petroleum Consultants, Inc., as of December 31, 2000, relating to the reserves of each partnership;

     - calculations prepared by Pioneer Parent and Pioneer USA of the merger value per $1,000 of limited partner investment in each partnership;

     - Pioneer USA's analysis of other alternatives to the merger of each partnership, including going concern value, liquidation value, royalty trust and production payment;

     - estimates prepared by Pioneer Parent and Pioneer USA of the going concern value and liquidation value per $1,000 of limited partner investment in each partnership;

     - the financial statements of Pioneer Parent included in its Form 10-Q for the six months ended June 30, 2001 and its Form 10-K for the years ended December 31, 2000, 1999 and 1998;

     - pro forma financial data for Pioneer Parent assuming the completion of the proposed merger transaction; and

     - recent trading activity in shares of Pioneer Parent common stock.

     In the course of its analysis, Stanger conducted interviews of senior management personnel of Pioneer USA. During such interviews, Stanger and the senior management personnel reviewed the status of the merger of each partnership, the reserve pricing and related value estimates, the estimated timing of the merger of each partnership and other matters.

     Stanger reviewed estimates of the merger value, going-concern value, and liquidation value prepared by Pioneer USA with respect to each partnership. In addition, Stanger reviewed secondary market prices, as tracked by Stanger, for limited partnership interests in each partnership along with tender offers received by limited partners as derived from data provided by Pioneer USA. Stanger's analysis is summarized below.

     Review of Merger Value for Each Partnership. Stanger reviewed the calculation of the merger value for each partnership prepared by Pioneer USA. Stanger observed that such calculation includes the reserve value, as described below, and other current assets as of March 31, 2001, as reduced by other current liabilities as of March 31, 2001, less the partnership's pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners. Stanger reviewed the balance sheet of each partnership as of March 31, 2001 as prepared by Pioneer USA, and reconciled the current assets and current liabilities on such financial statements to the balances included in the merger value calculation for each partnership.

     Stanger reviewed the summary reserve reports for each partnership prepared by Pioneer Parent and Pioneer USA as reviewed by Williamson Petroleum Consultants, Inc. as of March 31, 2001. Stanger noted that the summary reserve report was prepared based upon the following pricing case: (1) a five-year NYMEX futures price for oil and gas as of March 30, 2001, with prices held constant after year five at the year five price and (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes. For 2001, the oil and gas prices were based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001. The standard industry adjustments reflect oil quality, BTU content, oil and gas gathering and transportation costs, and gas processing costs and shrinkage.

     Stanger further observed that the summary reserve report utilized a discount rate of 10.0% and resulted in a per barrel of oil equivalent, or BOE, value of the reserves for each of the partnerships ranging from $3.52 to $4.60. However, Stanger observed that such properties are long-lived, generally low-volume properties, not operated by any of the partnerships, and are subject to overhead charges by the operator, Pioneer USA. In the course of its engagement, Stanger reviewed selected comparable transactions in the BOE value range described above for long-lived, generally low-volume properties. Such transactions, including some transactions involving other Pioneer USA affiliates, provided a range of value per BOE of $2.97 to 5.08 and an average of $4.00.

     Stanger, in connection with its engagement, interviewed acquisitions personnel at seven oil and gas companies regarding targeted pricing case ranges and discount rate ranges in order to assess the reasonableness of the pricing case and discount rates utilized to establish the reserve value for the partnerships. With respect to the pricing case ranges, Stanger observed a low pricing case range pursuant to the survey of $22 per barrel of oil and $3.50 per Mcf of gas, held flat for the life of the reserves to a high pricing case range of NYMEX strip pricing (plus $2 per barrel of oil) and NYMEX strip pricing for gas, held flat after five years for the life of the reserves. With respect to discount rates, Stanger observed a range of discount rates from a low of 9% to 13% applied generally to a low range pricing case to a high range of 15% to 20%, applied generally to a high range pricing case. Stanger concluded that the pricing case and discount rates utilized to establish the merger value for each partnership fall within the ranges established in interviews with acquisition professionals.

     Going Concern Value. Stanger reviewed the going concern value calculation prepared for each partnership by Pioneer USA. The going concern value was based upon:

     - The sum of (1) the estimated net cash flow from sale of the reserves during a 10-year operating period and (2) the estimated residual value from the sale of the remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation; less

     - The cash distributions on July 13, 2001 by the partnership to its partners; and

     - Partnership level general and administrative expenses, calculated as follows and, consistent with the calculation of 2000 and 1999 expenses, generally representing the maximum expense percentages permitted under the partnership agreements:

       - The partnership agreement for each of Parker & Parsley 81-I, Ltd., Parker & Parsley 81-II, Ltd., Parker & Parsley 82-I, Ltd., Parker & Parsley 82-II, Ltd. and Parker & Parsley 82-III, Ltd. permits Pioneer USA to allocate to the partnership (1) general and administrative expenses and (2) all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, including legal, auditing and engineering fees. However, for purposes of clause (1) and for administrative ease and to the benefit of each of those partnerships, Pioneer USA allocates to each of those partnerships general and administrative expenses based on 3% of the revenues of the partnership.

       - The partnership agreement for each of Parker & Parsley 83-A, Ltd. and Parker & Parsley 83-B, Ltd. permits Pioneer USA to allocate to the partnership (1) general and administrative expenses in an annual amount not to exceed the sum of 2% of the initial partner capital for the partnership and 2.25% of the drilling and completion expenses, of which there are none, and (2) all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, including legal, auditing and engineering fees. However, for purposes of clause (1) and for administrative ease and to the benefit of each of those partnerships, Pioneer USA allocates to each of those partnerships general and administrative expenses based on 3% of the revenues of the partnership.

       - The partnership agreement for Parker & Parsley 84-A, Ltd. permits Pioneer USA to allocate to the partnership (1) general and administrative expenses in an annual amount not to exceed the sum of 3.25% of the revenues of the partnership and 2.25% of the drilling and completion expenses, of which there are none, and (2) all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, including legal, auditing and engineering fees. However, for purposes of clause (1) and for administrative ease and to the benefit of the partnership, Pioneer USA allocates to the partnership general and administrative expenses based on 3% of the revenues of the partnership.

       - The partnership agreement for each of the following partnerships permits Pioneer USA to allocate to the partnership general and administrative expenses, including all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, such as legal, auditing and engineering fees, in an annual amount not to exceed 2% of the revenues of the partnership.

           Parker & Parsley Private Investment 85-A, Ltd.
           Parker & Parsley Selected 85 Private Investment, Ltd.
           Parker & Parsley Private Investment 86, Ltd.

       - The partnership agreement for each of the following partnerships permits Pioneer USA to allocate to the partnership general and administrative expenses, including all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, such as legal, auditing and engineering fees, in an annual amount not to exceed 3% of the revenues of the partnership.

           Parker & Parsley 85-A, Ltd.
           Parker & Parsley 85-B, Ltd.
           Parker & Parsley 86-A, Ltd.
           Parker & Parsley 86-B, Ltd.
           Parker & Parsley 86-C, Ltd.
           Parker & Parsley 87-A Conv., Ltd.

        Parker & Parsley 87-A, Ltd.
        Parker & Parsley 87-B Conv., Ltd.
        Parker & Parsley 87-B, Ltd.
        Parker & Parsley Producing Properties 87-A, Ltd.
        Parker & Parsley Producing Properties 87-B, Ltd.
        Parker & Parsley Private Investment 87, Ltd.
        Parker & Parsley 88-A Conv., L.P.
        Parker & Parsley 88-A, L.P.
        Parker & Parsley 88-B Conv., L.P.
        Parker & Parsley 88-B, L.P.
        Parker & Parsley 88-C Conv., L.P.
        Parker & Parsley 88-C, L.P.
        Parker & Parsley Producing Properties 88-A, L.P.
        Parker & Parsley Private Investment 88, L.P.

      - The partnership agreement for each of the following partnerships permits Pioneer USA to allocate to the partnership (1) general and administrative expenses in an annual amount not to exceed 3% of the revenues of the partnership, and (2) all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, including legal, auditing and engineering fees.

        Parker & Parsley 89-A Conv., L.P.
        Parker & Parsley 89-A, L.P.
        Parker & Parsley 89-B Conv., L.P.
        Parker & Parsley 89-B, L.P.
        Parker & Parsley 90-A Conv., L.P.
        Parker & Parsley 90-A, L.P.
        Parker & Parsley 90-B Conv., L.P.
        Parker & Parsley 90-B, L.P.
        Parker & Parsley 90-C Conv., L.P.
        Parker & Parsley 90-C, L.P.
        Parker & Parsley 91-A, L.P.
        Parker & Parsley 91-B, L.P.

      - The partnership agreement for each of the following partnerships permits Pioneer USA to allocate to the partnership (1) general and administrative expenses in an annual amount not to exceed 5% of the revenues of the partnership, and (2) all expenses directly attributable to the partnership as a result of fees or charges by parties other than Pioneer USA or its affiliates, including legal, auditing and engineering fees. However, for purposes of clause (1) and for administrative ease and to the benefit of each of the partnerships, Pioneer USA allocates to the partnership general and administrative expenses based on 3% of the revenues of the partnership.

        Parker & Parsley Private Investment 89, L.P.
        Parker & Parsley Private Investment 90, L.P.
        Parker & Parsley 90 Spraberry Private Development, L.P.

     Stanger observed that the going concern value of each partnership was adjusted for the March 31, 2001 working capital balance less the distribution mailed on July 13, 2001 and that such going concern value ranged from 4.7% to 9.8% less than the merger value for each partnership. See the supplemental information table on the second page of the supplement for each partnership for its merger value and its going concern value, in each case per $1,000 limited partner investment.

     Liquidation Value. Stanger reviewed the liquidation value calculation prepared for each partnership by Pioneer USA. Such liquidation value was based upon the sale of the reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the estimated expenses and fees of the mergers of all of the partnerships and (B) 3% of the partnership's reserve value, and (2) the cash distributions on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of each partnership and the legal and other closing costs associated with such transaction. Stanger observed that such merger expenses are intended to reflect Pioneer USA's estimate of the cost associated with brokers' commissions on asset sales and the additional wind-down costs of the partnership. Stanger observed that the liquidation value for each partnership ranged from 2.7% to 3.0% less than the merger value for each partnership. See the supplemental information table on the second page of the supplement for each partnership for its merger value and its liquidation value, in each case per $1,000 limited partner investment.

     Secondary Market Prices. To determine the most up-to-date secondary market prices, Stanger reviewed the secondary market prices for units of limited partnership interests in each of the partnerships during the 12 months ended June 30, 2001, collected from data maintained on partnerships by Stanger. Stanger observed that secondary market transactions were reported for 24 of the partnerships during such period. Stanger observed that for all partnerships except Parker & Parsley Producing Properties 87-A, Ltd., the weighted average secondary market price on a per $1,000 original investment basis was less than the merger value per $1,000 original investment. For such other partnerships, the range of discount to the merger value per $1,000 investment was 7.7% to 55.5%, averaging 28.6%. For Parker & Parsley Producing Properties 87-A, Ltd., Stanger observed that only one transaction involving $10,000 of original investment (20 units) was at a price in excess of the merger value per $1,000 of original investment. All other secondary market transactions for Parker & Parsley Producing Properties 87-A, Ltd. were reported at prices below the merger value. Stanger also observed secondary market transactions at prices in excess of the merger value for two additional partnerships. Secondary market firms reported a single transaction during the twelve months ended June 30, 2001 for Parker & Parsley 82-II, Ltd. and Parker & Parsley 84-A, Ltd. at a price in excess of merger value. All other transactions reported for such partnerships were at amounts less than the merger value during the twelve months ended June 30, 2001.

     Stanger also reviewed secondary market data obtained by Pioneer USA from Partnership Spectrum. Stanger observed that such data included partnerships which reported a secondary market transaction price in excess of the high-end transaction price Stanger observed in its data. In all cases, except Parker & Parsley 82-II, Ltd., Parker & Parsley 84-A, Ltd. and Parker & Parsley Producing Properties 87-A, Ltd., such high-end range was lower than the merger value.

     Prices in the secondary market are based on market prices at the time of the secondary market transaction, which prices may be lower than prices prevailing at June 30, 2001, or as of the date of mailing this document.

     Selected Tender Offers. Stanger observed that Pioneer USA reported unsolicited tender offers from unaffiliated third parties for less than 5% of the interests in the following partnerships during the period June 1998 through July 2001. Stanger observed that the tender offers and related merger value per limited partnership interest for each of those partnerships were as follows:

                                                     MERGER VALUE              TENDER OFFER         DISCOUNT TO MERGER
PARTNERSHIP                                     (PER $1,000 INVESTMENT)   (PER $1,000 INVESTMENT)         VALUE
-----------                                     -----------------------   -----------------------   ------------------
Parker & Parsley 82-II, Ltd...................          $103.27                  $13.75                  (86.7%)
Parker & Parsley 82-III, Ltd..................           121.71                  26.25                   (78.4%)
Parker & Parsley 83-A, Ltd.(a)................           142.17              40.00 to 75.00         (47.2%) to (71.9%)
Parker & Parsley 83-B, Ltd.(a)................           159.87              50.00 to 85.00         (46.8%) to (68.7%)
Parker & Parsley 84-A, Ltd.(a)................           199.06             60.00 to 110.00         (44.7%) to (69.9%)
Parker & Parsley 85-A, Ltd....................           137.90                  80.00                   (42.0%)
Parker & Parsley 86-A, Ltd....................           170.04                  40.00                   (76.5%)
Parker & Parsley 86-B, Ltd.(a)................           230.38             110.00 to 115.00        (50.1%) to (52.3%)
Parker & Parsley 86-C, Ltd.(a)................           165.38              65.00 to 67.50         (59.2%) to (60.7%)
Parker & Parsley 87-A, Ltd.(a)................           199.53             90.00 to 105.00         (47.4%) to (54.9%)
Parker & Parsley 87-B, Ltd.(a)................           207.86             60.00 to 110.00         (47.1%) to (71.1%)
Parker & Parsley 88-A, L.P....................           247.13                  80.00                   (67.6%)
Parker & Parsley 88-B, L.P....................           341.24                  50.00                   (85.3%)
Parker & Parsley Private Investment 89,
  L.P.........................................           284.67                  162.50                  (42.9%)
Parker & Parsley 90-B, L.P.(a)................           273.11             102.50 to 160.00        (41.4%) to (62.5%)
Parker & Parsley 90-C, L.P.(a)................           247.05              30.00 to 40.00         (83.8%) to (87.9%)
Parker & Parsley 90 Spraberry Private Dev.,
  L.P.........................................           310.90                  162.50                  (47.7%)

---------------

(a) More than one tender offer for partnership interests was made. Amounts shown represent the range of tender offer prices.

     Stanger observed that the above tender offers represent a discount to the merger value for each of those partnerships of 41.4% to 87.9%. Stanger also observed that tender offers for limited partnership securities are generally at prices which represent a substantial discount to the underlying value of the assets held by such partnerships. Furthermore, the tender offer prices are based on oil prices prevailing at the time of the tender offer, which prices may have been lower than oil prices prevailing at March 30, 2001 or as of the date of mailing this document.

     Repurchase Offers. Stanger observed that for each of the six partnerships listed below, which Stanger calls the repurchase partnerships, Pioneer USA is required under the partnership agreement for the partnership to offer to repurchase units of limited partnership interests in the partnership annually at a formula price based upon the December 31 year end reserve report. Stanger observed that the repurchase offer pricing at December 31, 2000 tends to overstate the value of units of the repurchase partnerships due primarily to the oil and gas prices in effect on such date and the effect of such pricing on the cash flows and recoverable reserves. Stanger observed that the repurchase offers for 2000 for the repurchase partnerships are at premiums to the merger value ranging from 24.6% to 65.6% as follows:

                                                                   PER $1,000 ORIGINAL INVESTMENT
                                                              -----------------------------------------
                                                              MERGER VALUE   REPURCHASE OFFER   PREMIUM
                                                              ------------   ----------------   -------
Parker & Parsley 82-I, Ltd..................................    $ 83.32          $137.97         65.6%
Parker & Parsley 82-II, Ltd.................................     103.27           133.72         29.5%
Parker & Parsley 82-III, Ltd................................     121.71           151.60         24.6%
Parker & Parsley 83-A, Ltd..................................     142.17           196.67         38.3%
Parker & Parsley 83-B, Ltd..................................     159.87           210.15         31.5%
Parker & Parsley 84-A, Ltd..................................     199.06           267.03         34.1%

     Stanger observed that the repurchase rights may be exercised only once a year and that a limited partner may exercise its repurchase right by delivering a written request to Pioneer USA no later than March 31 of each year. Pioneer USA advised Stanger that on or before May 31 of each year, Pioneer USA must notify each limited partner who has exercised its repurchase right of the amount of limited partnership interests to be repurchased and the method of calculating the repurchase price. Pioneer USA advised Stanger that the aggregate amount of limited partnership interests required to be repurchased in any one year is limited to $100,000 per partnership. A repurchase price is calculated by multiplying:

     - the present value of the estimated future net revenues, calculated using a discount rate equal to prime plus 1% as of December 31 of each year, from a partnership's estimated reserves, as determined by independent petroleum consultants; by

     - 66 2/3%.

     Stanger advised that each limited partner who has exercised its repurchase right has 60 days to accept Pioneer USA's repurchase offer and that Pioneer USA must pay the repurchase price to each limited partner who accepts the repurchase offer within 30 days after acceptance.

     Stanger further advised Pioneer USA and each repurchase partnership that no adjustment was made to the merger value offered to the repurchase partnership to reflect the repurchase offer obligation and Stanger's opinion does not include an opinion as to the fairness of the termination of Pioneer USA's repurchase obligation.

     Assumptions. Pioneer Parent and Pioneer USA advised Stanger that the oil and gas properties owned by each partnership are subject to operating agreements with Pioneer USA and that:

     - such operating agreements provide for the payment of overhead charges and that such charges are reasonable compared with amounts charged for similar services by third party operators;

     - except for cause, such operating agreements do not provide for the termination of Pioneer USA as operator; and

     - such operating agreements do not provide for the revision of the overhead charges, except as escalated under the terms of such operating agreements.

Furthermore, Pioneer Parent and Pioneer USA advised Stanger that if each partnership's reserves were offered for sale to a third party, a condition of such sale would be that the oil and gas reserves would continue to be subject to the operating agreements with Pioneer USA which provide for the payment of overhead charges, and that it would be appropriate to assume, when estimating the value of such reserves, that such charges would continue.

     In addition, Pioneer Parent and Pioneer USA advised Stanger that the reserve value and working capital balance of each partnership has been properly allocated between the general partners and the limited partners of each partnership in accordance with the partnership agreement with respect to a liquidation.

     Stanger did not conduct any engineering studies and has relied on estimates of Pioneer Parent and Pioneer USA with respect to oil and gas reserve volumes, prices, operating costs and overhead charges with respect to the reserve value estimates. Furthermore, Stanger has relied upon the review by Williamson of the summary reserve reports as of March 31, 2001.

     Stanger also relied on the assurance of Pioneer Parent, Pioneer USA and each partnership that:

     - the summary reserve report reviewed by Williamson Petroleum Consultants, Inc. as of March 31, 2001, and provided to Stanger was in the judgment of Pioneer USA and each partnership reasonably prepared on bases consistent with actual historical experience and reflect their best currently available estimates and good faith judgments;

     - there are no estimates of costs to remediate environmental conditions included in the reserve analysis;

     - any historical financial data, balance sheet data, merger value analyses, going concern value analyses and liquidation value analyses are accurate and complete in all material respects;

     - all allocations included in the calculations of merger values, going concern values and liquidation values have been made in accordance with the partnership agreement of each partnership;

     - no material changes have occurred in the information reviewed or in the value of the oil and gas reserves or working capital balances as of March 31, 2001, of each partnership between the date the information was provided to Stanger and the date of Stanger's opinion;

     - the relative ownership interests of (1) the limited partners of each partnership, (2) the unaffiliated limited partners of each partnership,
       (3) the general partners of each partnership, (4) the unaffiliated limited partners of the nonmanaging general partner, if any, of each partnership and (5) Pioneer USA, as the managing or sole general partner of each partnership, is accurately included in accordance with the partnership agreement for each partnership in the analyses provided to Stanger by Pioneer USA;

     - neither Pioneer Parent or any of its affiliates has during the 30 days prior to the date hereof commenced or continued a share repurchase program or similar transaction which could affect the price of shares of Pioneer Parent common stock to be used in the proposed merger transaction; and

     - Pioneer Parent, Pioneer USA and each partnership are not aware of any information or facts regarding the partnership, the oil and gas properties, the reserve analysis or the working capital balances of the partnership that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     Stanger's opinion is based upon business, economic, oil and gas market and other conditions as of the date of its analysis and addresses the merger value for each partnership in the context of information available as of the date of Stanger's analysis. Events occurring after the date of Stanger's analysis could affect the value of the assets of each partnership or the assumptions used in the preparation of Stanger's fairness opinion.

     Conclusions. Stanger concluded that, based upon and subject to its analysis, assumptions, limitations and qualifications cited in its opinion, and as of the date of the fairness opinion, the merger value for each partnership and the allocation of the merger value of the partnership (1) to the limited partners of the partnership as a group, (2) to the general partners of the partnership as a group, (3) to Pioneer USA as the managing or sole general partner of the partnership, (4) to the unaffiliated limited partners of the partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership as a group, is fair to the unaffiliated limited partners of the partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership, from a financial point of view. Stanger's fairness opinion is dated August 20, 2001.

     Compensation and Material Relationships. Stanger has been paid a total fee of $350,000 in connection with the rendering of the fairness opinion. Such fee was not conditioned on Stanger's findings and is payable whether or not the merger of each partnership is consummated. In addition, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against some liabilities, including some liabilities under the securities laws. To the extent that such indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

     During the past two years, Pioneer USA engaged Stanger to render financial advisory services in connection with proposed transactions which were withdrawn and never consummated. In connection with such assignments Stanger was paid fees aggregating $175,000.

SUMMARY RESERVE REPORT

     Pioneer USA engaged Williamson Petroleum Consultants, Inc., which we call Williamson, an independent petroleum engineering consulting firm based in Midland, Texas, to review a summary reserve report of the property interests of each of the partnerships as of March 31, 2001. THE FULL TEXT OF THE REVIEW OF THE SUMMARY RESERVE REPORT BY WILLIAMSON PETROLEUM CONSULTANTS, INC. EFFECTIVE AS OF MARCH 31, 2001, IS ATTACHED AS APPENDIX B. WE URGE YOU TO READ IT CAREFULLY IN ITS ENTIRETY.

     Qualifications and Method of Selection. Williamson is engaged solely in the business of petroleum evaluation and engineering studies for public and private oil and gas companies. Williamson is widely recognized in its field. Williamson is an independent consulting firm as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

     Pioneer USA engaged Williamson based upon Pioneer USA's assessment of their professional reputations and qualifications, capabilities, experience and responsiveness. In addition, Williamson is the independent petroleum engineering firm most familiar with the properties in which each partnership has interests and has prepared the annual independent reserve report for each partnership's reserves since the inception of each partnership.

     Summary of Procedures, Scope and Findings. Williamson reviewed the calculations of the estimated total net estimated reserves for each partnership and the present value of the estimated future net revenues from the estimated reserves for each partnership as of March 31, 2001, based on the following parameters provided by Pioneer USA: (1) a five-year NYMEX futures price for oil and gas as of March 30, 2001 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 10.0% discount rate. For 2001, the oil and gas prices were based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001. Williamson's estimated total net estimated reserves and the present value of the estimated future net revenues from the estimated reserves for each partnership are set forth in the exhibits to the summary reserve report attached as Appendix B to this document.

     Pioneer Parent determined the amount of Pioneer Parent common stock to be offered. Williamson did not opine on the fairness of the transaction.

     In preparing its summary reserve report, Williamson assumed the accuracy and completeness of all information provided by Pioneer USA or information which was publicly available and did not attempt to independently verify such information. Williamson did not make field inspections or judgments relative to environmental or other legal liabilities. Except as described in this document, Pioneer USA did not instruct Williamson as to the pricing, cost or other economic parameters or methods or the assessment of reserves characteristics, nor did it limit the scope of Williamson's investigation for purposes of preparing its summary reserve report.

     Pioneer USA provided Williamson with all evaluation data with respect to interests, reversionary status, oil and gas prices, gas categories, gas contract terms, operating expenses, investments, salvage values, abandonment costs, net profit interests, well information and current operating conditions for Williamson's use in determining each partnership's reserves. Williamson used production data provided by Pioneer USA, and where information was not provided by Pioneer USA, Williamson used production data from public records. Williamson prepared its own reserve estimates of the property interests.

     Williamson's review included testing and evaluating the reserve information for all of the properties of each partnership. The review is more comprehensive than an audit, which involves testing and evaluating the reserve information of a representative subgroup of properties of each partnership.

     Prior Material Relationships. Williamson has estimated total proved reserves and the present value of estimated future revenues from those reserves for each of the partnerships since their respective inceptions. In addition, Pioneer USA engaged Williamson to prepare a summary reserve report in connection with a proposed transaction in 1999, similar to the one described in this document, which was withdrawn and never consummated. Pioneer USA and its affiliates have paid $112,700 over the past two years to Williamson. Neither Williamson nor any of its personnel has any direct or indirect interest in Pioneer USA or any of the partnerships, and Williamson's compensation is not contingent upon the results of its summary reserve report.

ALTERNATIVE TRANSACTIONS TO THE MERGER OF EACH PARTNERSHIP

     We considered the following alternative types of transactions before selecting the merger transaction described in this document. As discussed below, we believe that the merger of each partnership is the best available alternative for each partnership to maximize the consideration to the limited partners.

     Comparison of the Merger of Each Partnership to Continuing
Operations. Because each partnership's properties are mature, producing properties, we believe that production from those properties will continue to decline at the rate predicted in the partnership's oil and gas engineering reserve reports. Accordingly, cash distributions from each partnership will also decline, subject to variation for changes in oil and gas prices. The marginal benefit of continuing operations of each partnership is offset by the general and administrative costs related to continuing operations. See "Special
Factors -- Reasons for the Merger of Each Partnership" beginning on page 34 of this document.

     We also believe there is a substantial advantage in receiving the liquidating distribution at present in the form of Pioneer Parent common stock, rather than continuing to receive decreasing levels of cash distributions over a long period of time. We believe that the merger value for each partnership is higher than the net present value of estimated future cash distributions to the limited partners from continued operations because the merger value has not been reduced for the reimbursement of Pioneer USA's general and administrative expenses allocable to the partnership. In addition, although future oil and gas prices could be higher than the prices on March 30, 2001 which were used in calculating the merger value for each partnership, continued operations over a long period of time subject the limited partners of each partnership to the risk of receiving lower levels of cash distributions if oil and gas prices over this period are lower on average than those used in preparing the estimates of cash distributions from continued operations. Continued operations also subject the limited partners of each partnership to possible changes in costs or need for workover or similar significant remedial work on each partnership's properties. In contrast, the Pioneer Parent common stock is a liquid tradeable security which can be sold and redeployed in other investments. The Pioneer Parent common stock provides the limited partners of each partnership the opportunity to participate in a larger entity having more diversified producing reserves and other oil and gas properties, with the resulting spreading of risks.

     We expect that any nonparticipating partnership will continue operations and will produce its reserves until depletion with steadily decreasing rates of cash flow and, as a result, decreasing cash distributions.

     Comparison of the Merger of Each Partnership to Master Limited
Partnership. We considered accomplishing the consolidation of each partnership through a master limited partnership, pursuant to which the partnership interests of the limited partners of the partnership would be exchanged for interests in the master limited partnership. However, we believe each partnership's oil and gas properties are not of sufficient size, individually or in the aggregate with the other partnerships, to attract new capital through a master limited partnership. In addition, the partnership interests in a master limited partnership might not be traded on a national stock exchange or in any other significant market. Some master limited partnership interests might be sold from time to time in private or over-the-counter transactions, but the prices would likely reflect a discount for illiquidity. As a result, we believe a master limited partnership would not provide the limited partners with immediate and complete liquidity for their investment in each partnership. Finally, a master limited partnership would still be burdened with general and administrative expenses, which would reduce any cash distributions paid to the partners of the master limited partnership. The merger value for each partnership reflects a liquidation value and has not been reduced for any reimbursement of Pioneer USA's general and administrative expenses allocable to the partnership.

     Comparison of the Merger of Each Partnership to Royalty Trust. We also considered a royalty trust, pursuant to which the partnership interests of each partnership would be exchanged for beneficial ownership interests in the trust. Like the master limited partnership alternative discussed above, we believe each partnership's oil and gas properties are not of sufficient size, individually or in the aggregate with the other partnerships, to attract new capital through a royalty trust. In addition, the beneficial ownership interests in a royalty trust might not be publicly traded in a significant market. As a result, this alternative was not selected because we believe it would not result in immediate and complete liquidity for the limited partners' investments in any partnership. Finally, a royalty trust would still be burdened with general and administrative expenses, which would reduce any cash distributions paid to the beneficiaries of the royalty trust. The merger value for each partnership reflects a liquidation value and has not been reduced for any reimbursement of Pioneer USA's general and administrative expenses allocable to the partnership.

     Comparison of the Merger of Each Partnership to Production Payment. We also considered whether each partnership would benefit from attempting to sell a production payment against its future oil and gas production in exchange for cash. Like the master limited partnership and royalty trust alternatives discussed above, we believe each partnership's oil and gas properties are not of a sufficient size, individually or in the aggregate with the other partnerships, to attract new capital from lenders or investors. In addition, lenders or investors that provide production payment alternatives will not advance funds against 100% of future oil and gas production, and typically limit any production payment transaction to less than 70% of estimated future oil and gas production. As a result, this alternative was not selected because we believe it would not provide the limited partners with immediate and complete liquidity for their investment in each partnership. Even with a production payment transaction, each partnership would continue to be burdened with general and administrative expenses which would reduce any cash distributions paid to the limited partners. The merger value for each partnership reflects a liquidation value and has not been reduced for any reimbursement of Pioneer USA's general and administrative expenses allocable to the partnership.

     Comparison of the Merger of Each Partnership to Negotiated Sale. We also considered whether each partnership would benefit from attempting to sell its property interests in negotiated transactions. Buyers would be purchasing the partnership's property interests which they would neither control nor operate. A portion of the properties in which each partnership owns interests would continue to be operated by Pioneer USA because Pioneer USA controls other interests in fields in which the partnership's properties are located. Because of Pioneer USA's control of such properties, Pioneer Parent and Pioneer USA believe Pioneer Parent is the party in the position to pay the highest price for such interests and the one most likely to do so. In contrast, Pioneer USA's control of such properties could negatively affect the amount a third party is willing to pay and the overall interest of third parties in buying such properties.

     In addition, sale of each partnership's properties on a direct basis often involves substantial periods of time for due diligence, negotiation and execution of agreements and closings, often with different purchasers for different properties. Satisfying due diligence requests requires large amounts of time to create and supervise data rooms or disseminate data to possible purchasers, plus the time needed to deal directly with multiple prospective purchasers. Furthermore, some issues, such as environmental and title matters, may come to light in the late stages of a negotiated sale, which may delay or preclude the consummation of the sale.

     The transaction costs for offering properties in a negotiated sale could be substantial, and often are higher than other means of sale. Those costs include:

     - preparing and disseminating information on properties to be offered;

     - soliciting attendance by prospective purchasers; and

     - screening and qualifying purchasers.

     In a third party sale, we expect that each partnership would have to pay its own expenses or that the price would be reduced to take the expenses into account.


     Based on the factors described above, we decided to issue an invitation for third party bids rather than conduct a full auction. That is, in September 1999 we established a price and publicly announced that we will consider third party offers to purchase any partnership or its assets at prices that are higher than the 1999 merger value for such partnership. We have repeated our willingness to consider third party offers in connection with the merger of each partnership we now propose, so long as the prices offered exceed those we are offering. We believe this process would result in a better price to the limited partners than if we merely offered the partnership or its assets for sale at any price. Pioneer Parent has the right to match or top any third party offer. In addition, any such offer would be subject to our right to continue operation of the properties. See "The Merger of Each Partnership -- Third Party Offers" on page
58. Although we received some preliminary indications of interest from third parties during the last quarter of 1999 and from a third party in July 2001, none of those third parties has ever made a formal bid for any partnership or its assets. In May and June of 2001, we were contacted by several parties interested in purchasing partnership interests from the limited partners of certain partnerships. See "Special Factors -- Background of the Merger of Each Partnership" beginning on page 27. Other than announcing that we will consider third party offers for any partnership or its assets, we have not actively solicited bids from third parties.

                           FORWARD-LOOKING STATEMENTS

     This document includes "forward-looking statements" as defined by the Securities and Exchange Commission. These statements concern Pioneer Parent's, Pioneer USA's and each partnership's plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that Pioneer Parent, Pioneer USA and each partnership expect, believe or anticipate will or may occur in the future are forward-looking statements and include the following:

     - completion of the proposed merger of each partnership;

     - reserve estimates;

     - future production of oil and gas; and

     - future financial performance.

     These forward-looking statements are based on assumptions, which Pioneer Parent, Pioneer USA and each partnership believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in (1) "Risk Factors" beginning on page 20 of this document, (2) periodic filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K for the year ended December 31, 2000, for Pioneer Parent and each reporting partnership, and (3) "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2000 included in the supplement to this document for each nonreporting partnership.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this document regarding each company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see "Risk Factors" beginning on page 20 of this document.

            METHOD OF DETERMINING MERGER VALUE FOR EACH PARTNERSHIP
               AND AMOUNT OF PIONEER PARENT COMMON STOCK OFFERED


     Pioneer Parent and Pioneer USA have agreed to a merger value for each partnership for purposes of the merger of the partnership. The method of determining the merger value for each partnership was not determined by arm's-length negotiations. See "Risk Factors -- You Were Not Independently Represented in Establishing the Terms of the Merger of Each Partnership" on page 21 and "Interests of Pioneer Parent, Pioneer USA and Their Directors and Officers" beginning on page 70. The calculations made by Pioneer Parent and Pioneer USA in determining the merger values were based primarily on data maintained by Pioneer USA in conjunction with its responsibilities as operator of the properties and keeper of the books and records of the partnerships.


     In March 2001, Pioneer Parent and Pioneer USA agreed to use March 31, 2001 to determine the merger value for each partnership and to base the number of shares of Pioneer Parent common stock to be offered on the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending three business days before the initial date of the special meeting for each partnership. On July 27, 2001, it was agreed that each participating partnership would bear its pro rata portion of the merger expenses and that Pioneer Parent would bear the merger expenses of the nonparticipating partnerships and the merger expenses in excess of $2,000,000. The method of determining the merger value was finalized on August 17, 2001, when Pioneer USA received the summary letter of Williamson Petroleum Consultants, Inc. reviewing estimates of each partnership's reserves. For purposes of illustration in this document, we have calculated the number of shares to be issued based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Prior to the date of the special meeting for each partnership, we will update the number of shares to be issued using the actual average closing price of Pioneer Parent common stock for the ten trading days ending three business days before the initial date scheduled for the special meeting. Neither Pioneer Parent nor Pioneer USA will adjust any of the other components of the merger value for any partnership.

COMPONENTS OF MERGER VALUE FOR EACH PARTNERSHIP

     Pioneer Parent and Pioneer USA calculated the merger value assigned to each partnership as follows:

     - Pioneer Parent and Pioneer USA agreed to use the volumes of the partnership's estimated reserves as of March 31, 2001, as taken from the summary reserve report reviewed by Williamson Petroleum Consultants, Inc. as of March 31, 2001.

     - Pioneer Parent and Pioneer USA agreed to use the present value of estimated future net revenues for each partnership from the estimated reserves for each partnership at March 31, 2001, as reviewed by Williamson Petroleum Consultants, Inc. in its summary reserve report dated August 17, 2001. In its review, Williamson Petroleum Consultants, Inc. evaluated the methods and procedures used by Pioneer USA in the preparation of Pioneer USA's estimates of reserves and associated future net revenue and rendered its opinion that the estimates are reasonable in the aggregate and prepared in accordance with generally accepted petroleum engineering and evaluation principles. See Appendix B to this document. The reserve value component of the merger value for each partnership is also set forth in Table 16 of Appendix A to this document. Pioneer Parent and Pioneer USA instructed Williamson to use the following parameters in calculating the present value of estimated future net revenues: (1) a five-year NYMEX futures price for oil and gas as of March 30, 2001, with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a discount rate of 10.0%. For 2001, the oil and gas prices were based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001. See the table on page 6 for the NYMEX futures prices. Pioneer Parent and Pioneer USA believe that the five-year NYMEX futures prices provide a reasonable benchmark on the outlook for energy prices and are regularly used by financial markets, industry participants, and lenders in evaluating transactions.

      - The standard industry price adjustments include:

        (1) the effects of oil quality;

        (2) British thermal unit, or BTU, content for gas;

        (3) any bonus paid;

        (4) oil and gas gathering and transportation costs; and

        (5) gas processing costs and shrinkage.

        Those adjustments reflect assumptions about the costs to extract, transport and process, if necessary, crude oil, natural gas liquids and natural gas to their point of sale.

      - Pioneer Parent and Pioneer USA agreed to use a 10.0% discount rate because Pioneer Parent believes that a 10.0% discount rate is necessary based upon the risks involved in the oil and gas industry and Pioneer Parent's requirement to achieve a minimum rate of return on its investment.

     - Pioneer Parent and Pioneer USA added the present value of the partnership's estimated future net revenues as of March 31, 2001 to the partnership's net working capital as of March 31, 2001 and then reduced that sum by (i) the partnership's pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and (2) the cash distribution mailed on July 13, 2001, by the partnership to its partners. Since the merger value for each partnership includes net working capital, the merger value assigned to the partnership includes the partnership's assets and liabilities other than its oil and gas reserves. Each partnership's other assets and liabilities consist mainly of cash, accounts receivable from the sale of oil and gas production and accounts payable.


     - The number of shares of Pioneer Parent common stock to be issued to the limited partners of each partnership upon the merger of the partnership will be determined by dividing the merger value assigned to the partnership by the value of one share of Pioneer Parent common stock determined as described below. For purposes of example in this document, a share of Pioneer Parent common stock has been valued at an assumed average closing price of $18.00. However, on the closing date of the merger of each partnership, the value of a share of Pioneer Parent common stock will be recalculated by computing the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date of the special meeting for each partnership. This recalculated value, and not the assumed average closing price of $18.00 per share of Pioneer Parent common stock, used for illustration purposes in this document and on each limited partner's proxy card, will be used to determine the actual number of shares of Pioneer Parent common stock to be issued in the merger of each partnership. The recalculated value may be more or less than the assumed average closing price of $18.00 per share of Pioneer Parent common stock. Pioneer Parent may abandon the proposed merger of any or all of the partnerships at any time prior to the special meeting for any such partnership for any reason including changes in, among other things, the price of Pioneer Parent common stock, the market prices for oil and gas generally or the oil and gas industry generally.


     Distributions. No cash distributions will be made by any partnership to its partners after the distribution made on July 13, 2001, through the closing date or termination date of the merger of the partnership. The Pioneer Parent common stock to be distributed as payment of the merger value of each participating partnership already reflects the expected amount of those distributions. However, any cash distributions by a nonparticipating partnership which would have been paid during that time period in the ordinary course of that partnership's business will be distributed to its partners at about the same time that the certificates representing Pioneer Parent common stock are mailed to the partners of each participating partnership.

     Liabilities. Pioneer USA will assume all of the liabilities, including contingent liabilities and obligations, of each participating partnership as of the closing date of the merger of the partnership. As of the date of this document, Pioneer USA is not aware of any material contingent liabilities to which any partnership is subject.

     Expenses. The expenses and fees to be incurred in connection with the merger of each partnership are expected to be approximately $2.0 million in total. Each participating partnership will pay its pro rata share, based on its reserve value, of those estimated expenses and fees. Pioneer Parent will pay the pro rata share of each nonparticipating partnership's estimated expenses and fees. Pioneer Parent has also agreed to pay any expenses and fees actually incurred in excess of $2.0 million and, if Pioneer Parent terminates or abandons the merger as to any partnership, any expenses or fees allocated to that partnership. Pioneer Parent and Pioneer USA have reduced each partnership's merger value by that partnership's pro rata share of the estimated expenses and fees.

ALLOCATION OF MERGER VALUE FOR EACH PARTNERSHIP AMONG PARTNERS OF THE
PARTNERSHIP

     In determining the portion of the merger value attributable to each $1,000 of initial limited partner investment in a partnership, Pioneer Parent determined the amount payable per $1,000 investment as if the assets of the partnership had been sold on March 31, 2001 for cash equal to the merger value of the partnership and the proceeds distributed in accordance with the liquidation provisions of the partnership's partnership agreement. The limited partners of each participating partnership would receive the same amounts if the merger value of the partnership was allocated among the
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partners based on the revenue-sharing provisions of the partnership agreement except for each of the following partnerships which will receive more proceeds under the liquidation provisions of its respective partnership agreement than under its revenue-sharing provisions due to certain prospect-by-prospect payout provisions not being met:

        Parker & Parsley 81-I, Ltd.
        Parker & Parsley 81-II, Ltd.
        Parker & Parsley 82-I, Ltd.
        Parker & Parsley 82-II, Ltd.
        Parker & Parsley 82-III, Ltd.

OTHER METHODS OF DETERMINING MERGER VALUES

     Pioneer Parent and Pioneer USA believe that the method used to determine the merger value for each partnership is a fair and reasonable method of valuing the partnership's properties. Pioneer Parent and Pioneer USA considered a number of alternative methods of determining the merger value for each partnership before selecting a method. However, the selected method might not accurately reflect the value of each partnership's assets. See "Risk Factors -- Risk Factors Relating to the Merger of Each Partnership -- The Merger Value for a Partnership Will Not be Adjusted For Changes in Oil and Gas Prices Before the Completion of Its Merger" on page 20. The following alternative methods for determining the merger value for each partnership should be taken into account in assessing the adequacy of the selected method.

     Book Value of Assets. Pioneer Parent and Pioneer USA did not base the calculation of merger value for each partnership on the net book value of the partnership's assets. The net book value of each partnership's assets is based upon the financial statements reported in accordance with generally accepted accounting principles. The net book value is not adjusted for estimates in changes in the fair market value of the assets. For this reason, Pioneer Parent and Pioneer USA believe that the merger value for each partnership is more indicative of the fair market value of the assets of each partnership than the net book value of the partnership's assets. See the supplemental information table on the second page of the supplement for each partnership for the partnership's merger value and its book value, in each case per $1,000 limited partner investment. In all cases except Parker & Parsley 81-II, Ltd., the merger value is higher than the book value. For Parker & Parsley 81-II, Ltd., the merger value is lower than book value because of the long-lived nature of the oil and gas properties owned by Parker & Parsley 81-II, Ltd. The merger value of Parker & Parsley 81-II, Ltd. takes into account the discounting effect of owning long-lived oil and gas reserves that is not reflected in a book value computation for the partnership. Nonetheless, Pioneer USA has determined that the merger transaction is fair to the limited partners of Parker & Parsley 81-II, Ltd. (1) for the reasons noted above and (2) because Pioneer Parent and Pioneer USA believe that the five-year NYMEX futures prices used in the calculation of the merger value for the partnership (A) provide a reasonable benchmark on the outlook for energy prices, (B) are regularly used by financial markets, industry participants, and lenders in evaluating transactions, and (C) are higher than historic prices.

     Trading Price of Units. None of the partnership interests are traded on a national stock exchange or in any other significant market. Although some partnership interests are occasionally sold in private or an informal secondary market for limited partner securities, Pioneer Parent and Pioneer USA believe any market for the partnership interests is not reliable as an indicator of value because any such market is highly illiquid and generally reflects an illiquidity discount. As a result, Pioneer Parent and Pioneer USA did not base the calculation of the merger value for any partnership on recent trading prices of partnership interests in the partnership. See Table 15 of Appendix A for historical information about recent trades of partnership interests in each partnership.

     Repurchase Offers. Pioneer Parent and Pioneer USA did not base the calculation of the merger value for any partnership on the price of recent repurchase offers in the partnership. Most partnerships do not have a repurchase offer obligation, so no repurchase price information was available for those partnerships. Of the partnerships with a repurchase offer obligation, the most recent repurchase offers were based on December 31, 2000 oil and gas prices. The merger value for each partnership with repurchase offer obligations is lower than the 2001 repurchase offer price for the partnership because the repurchase price was based on NYMEX oil and gas prices as of December 31, 2000, which were $26.69 per Bbl of oil and $9.95 per Mcf of gas. Pioneer Parent and Pioneer USA believe that the repurchase obligation is not an indicator of fair value because it is calculated annually on December 31 using oil and gas prices for that specific day. The value determined under the repurchase obligation does not adequately reflect future demand and supply fundamentals which have historically resulted in significant volatility to oil and gas prices. See "Risk
Factors -- Risk Factors Relating to the Merger of Each Partnership -- Repurchase Offers in 2001 By Each of the Six Partnerships with a Repurchase Obligation were Higher than the Merger Value for the Partnership" on page 22 of this document and Table 8 of Appendix A to this document for information on each partnership with repurchase offer obligations.

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

     Timing of Pricing. Oil and gas prices have recovered from NYMEX oil and gas prices of $12.00 per Bbl of oil and $2.00 per Mcf of gas as of December 31, 1998, to the five-year NYMEX futures prices for oil and gas as of March 30, 2001, set forth in the table on page 6 of this document. Pioneer Parent and Pioneer USA used those recovered oil and gas prices to calculate the merger value for each partnership. Future oil and gas prices could be higher or lower than the prices on March 30, 2001 which were used in calculating the merger value for each partnership. Significant increases in future prices would increase cash available for distribution from each partnership and could, in retrospect, suggest that the merger value for such partnership was low by comparison. If those prices were to continue to prevail in the future, the merger value for each partnership would appear low by comparison. In contrast, however, if those prices decline in the future, the merger value for each partnership would appear high by comparison.

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                         THE MERGER OF EACH PARTNERSHIP

GENERAL

     Immediately before the effective time of the merger of each participating partnership, the partnership agreement for the partnership will be amended by the merger amendment to permit the merger of the partnership with and into us. At the effective time of the merger of each participating partnership, the partnership will be merged with and into us. We will be the surviving entity. In addition, at the effective time of the merger of each participating partnership, each of your partnership interests in the partnership will be converted into the right to receive Pioneer Parent common stock.

LEGAL OPINION FOR LIMITED PARTNERS

     Each of the partnership agreements, except the partnership agreement for Parker & Parsley Producing Properties 88-A, L.P., requires that special legal counsel render an opinion on behalf of the limited partners of each partnership to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. In addition, the partnership agreement for each of the following partnerships requires an opinion that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability:

Parker & Parsley 81-I, Ltd.
Parker & Parsley 81-II, Ltd.
Parker & Parsley 82-I, Ltd.
Parker & Parsley 82-II, Ltd.
Parker & Parsley 82-III, Ltd.
Parker & Parsley 83-A, Ltd.
Parker & Parsley 83-B, Ltd.
Parker & Parsley 84-A, Ltd.
Parker & Parsley 85-A, Ltd.
Parker & Parsley 85-B, Ltd.
Parker & Parsley Private Investment 85-A, Ltd.
Parker & Parsley Selected 85 Private Investment, Ltd.
Parker & Parsley 86-A, Ltd.
Parker & Parsley 86-B, Ltd.
Parker & Parsley 86-C, Ltd.
Parker & Parsley Private Investment 86, Ltd.
Parker & Parsley 87-A Conv., Ltd.
Parker & Parsley 87-A, Ltd.
Parker & Parsley 87-B, Ltd.
Parker & Parsley Producing Properties 87-A, Ltd.
Parker & Parsley Producing Properties 87-B, Ltd.

     For each of the partnerships, other than those listed below, the counsel designated to render the opinion described above must be counsel other than counsel to Pioneer USA or any partnership:

Parker & Parsley 88-A Conv., L.P.
Parker & Parsley 88-A, L.P.
Parker & Parsley 88-B Conv., L.P.
Parker & Parsley 88-B, L.P.
Parker & Parsley 88-C Conv., L.P.
Parker & Parsley 88-C, L.P.
Parker & Parsley Private Investment 88, L.P.
Parker & Parsley 89-A Conv., L.P.
Parker & Parsley 89-A, L.P.
Parker & Parsley 89-B Conv., L.P.
Parker & Parsley 89-B, L.P.
Parker & Parsley Private Investment 89, L.P.
Parker & Parsley 90-A Conv., L.P.
Parker & Parsley 90-A, L.P.
Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 90-B, L.P.
Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 90-C, L.P.
Parker & Parsley Private Investment 90, L.P.
Parker & Parsley 90 Spraberry Private Dev., L.P.
Parker & Parsley 91-A, L.P.
Parker & Parsley 91-B, L.P.

     In all cases, the designated counsel and the legal opinion must be approved by the limited partners of each partnership.

     Neither Pioneer Parent nor Pioneer USA believe that approval of the legal opinions of the special legal counsel to the limited partners will have any effect on any rights the limited partners may have to bring suit against Pioneer Parent or Pioneer USA (other than any claim of breach of these provisions of the partnership agreements), nor do Pioneer Parent or Pioneer USA expect that approval of the legal opinions would alter any right the limited partners may have to bring suit against the special legal counsel to the limited partners. Pioneer Parent and Pioneer USA believe that these provisions of the partnership agreement were written at a time when the effect of limited partner votes were not well established under tax and limited partnership laws. More recent partnership agreements generally do not have these kinds of requirements because revised uniform limited partnership laws and amendments to tax laws and regulations have eliminated these issues for most typical partnership voting situations.

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

     In all cases, Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the limited purpose of rendering the legal opinions described above on behalf of the limited partners of each partnership to Pioneer USA. Neither Stradley Ronon Stevens & Young, LLP nor Arter & Hadden LLP is affiliated with Pioneer Parent, Pioneer USA or any of the partnerships. The merger proposals for each partnership include an approval of those counsel and their opinions. See "The Special Meetings -- Time and Place; Purpose" on page 65 of this document. A copy of the opinions is attached as an exhibit to the merger proposals for each partnership.

DISTRIBUTION OF PIONEER PARENT COMMON STOCK

     Upon completion of the merger of each participating partnership, the partners of the partnership will have no continuing interest in, or rights as partners of, the partnership. The transfer books of each participating partnership will be closed on the closing date of the merger of the partnership. All partnership interests in each participating partnership will cease to be outstanding, will automatically be cancelled and retired, and will cease to exist. The certificates previously representing partnership interests in each participating partnership held by record partners will represent only the right to receive Pioneer Parent common stock.

     We intend to mail certificates representing Pioneer Parent common stock to the partners of record of each participating partnership promptly following the effectiveness of the merger of the partnership in payment of the merger value for the partnership. Partners of each participating partnership will not be required to surrender partnership interest certificates to receive the Pioneer Parent common stock.

FRACTIONAL SHARES

     Pioneer Parent will not issue fractional shares to any limited partner upon completion of the merger of any partnership. For each fractional share that would otherwise be issued, Pioneer Parent will round any fractional shares of Pioneer Parent common stock up to the nearest whole share.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The legal conclusions contained in the following discussion of the material federal income tax consequences of the conversion of partnership interests into Pioneer Parent common stock pursuant to the merger of each participating partnership constitute the opinion of Vinson & Elkins L.L.P., counsel for Pioneer Parent, based upon the facts and assumptions set forth in the registration statement on Form S-4 of which this proxy statement/prospectus is a part and upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to the limited partners of each partnership. Further, any inaccuracy in any of the facts or assumptions set forth in the registration statement could adversely affect or render obsolete the opinion.

     The opinion does not contain an exhaustive discussion of all possible tax consequences. It does not address any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to specific partners in light of their particular circumstances. The opinion describes the material federal income tax consequences applicable to individuals who are citizens or residents of the United States, and therefore has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies. The federal tax consequences of each merger will vary for each limited partner because of the different circumstances of each participating partnership and the individual federal income tax position of each limited partner.

     THE STATEMENTS AND CONCLUSIONS BELOW DO NOT ADDRESS THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR LIMITED PARTNER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE ALL OF THE RELEVANT FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF EACH MERGER PARTICULAR TO YOU.

  Tax Consequences of a Conversion of Partnership Interests.

     - Generally. As more fully described below, if you own partnership interests in a participating partnership, you will generally recognize an aggregate amount of net gain or loss equal to the difference between (1) the fair market value of Pioneer Parent common stock you receive in the merger of that partnership and (2) your adjusted tax basis in your partnership interests exclusive of any basis attributable to liabilities of the partnership immediately prior to the merger. A component of that net gain or loss may be ordinary income or ordinary loss depending upon the extent of any recapture of depletion or intangible drilling and development costs and any appreciation or
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

       depreciation in the ordinary assets of the partnership. The recognition of ordinary income will decrease the capital gain component or increase the capital loss component of the net gain or loss otherwise recognizable as a consequence of the merger.

     - Characterization of the Merger of Each Partnership. The merger of a participating partnership into Pioneer USA should be treated for federal income tax purposes as a sale by such partnership of its assets for Pioneer Parent common stock followed by a distribution of the Pioneer Parent common stock received in liquidation of the limited partnership interests. Under Section 613A of the Internal Revenue Code, each of the partners of such partnership must:

       - maintain the partner's share of the basis in the partnership's oil and gas properties at the partner level;

       - adjust such basis for depletion deductions; and

       - use such basis to calculate gain or loss at the partner level on any sale by the partnership of its oil and gas properties.

     Accordingly, each of the mergers should be generally treated for tax computation purposes as:

       - a taxable sale by you of your interest in a participating partnership's oil and gas properties for Pioneer Parent common stock and the assumption of liabilities; and

       - a taxable sale of any remaining partnership assets by the participating partnership for Pioneer Parent common stock followed by a liquidation of the participating partnership.

     - Gain or Loss on Sale of Partnership Oil and Gas Properties. Upon the deemed sale of a partnership's oil and gas properties in the merger of the partnership, you will recognize gain or loss equal to the difference between:

       - the portion of the partnership's "amount realized" on the sale of its oil and gas properties allocated to you; and

       - your adjusted tax basis in the partnership oil and gas properties sold, which must be reduced to reflect depletion claimed during the current year in respect of production prior to the date of the merger.

     The amount realized will include the fair market value of Pioneer Parent common stock received and the amount of any liability assumed by Pioneer USA in connection with the merger of the partnership which is attributable to the partnership's oil and gas properties. If gain is recognized on such sale, the portion of the gain that is treated as recapture of intangible drilling and development costs or depletion will be treated as ordinary income. See "Recapture of Intangible Drilling and Development Costs" and "Recapture of Depletion" below. The remainder of such gain generally will constitute "Section 1231 gain." If loss is recognized on such sale, such loss generally will constitute "Section 1231 loss." See "Section 1231 Gains and Losses" below. You must take into account your share of the portion of the gain that constitutes recapture income, if any, as ordinary income and must aggregate your share of the Section 1231 gains and losses described above with any Section 1231 gains and losses you realize from other sources.

     - Other Gain or Loss. You will also recognize your allocable share of the partnership's gain or loss, if any, on the deemed sale of its assets other than oil and gas properties. Such gain or loss will be equal to the difference between the amount realized by the partnership on the sale of such assets and the partnership's adjusted tax basis in such assets. Such gain or loss will be capital or ordinary depending on the nature of the assets sold.

     Finally, in the event that the fair market value of Pioneer Parent common stock you receive in the merger of the partnership is more or less than the adjusted tax basis in your partnership interests, as adjusted to reflect gains and losses described in the two preceding paragraphs as well as the effects of the partnership's current year activities, then upon the deemed liquidation of a partnership, you will recognize capital gain or loss equal to the difference between such amounts. See "Tax Consequences of Partnership Operations" below.

     Pioneer USA will provide you with information necessary to make the calculations under Section 613A of the Internal Revenue Code described above for purposes of filing your own federal income tax return. In order to simplify your federal income tax reporting, this information will include a calculation of the amount and character of your gain on the deemed sale of the partnership's oil and gas properties based upon our estimates. You should verify the accuracy of these calculations based upon your own records.

     - Section 1231 Gains and Losses.  Generally, if the total amount of the
       Section 1231 gains exceeds the total amount of Section 1231 losses, all such gains and losses will be treated as capital gains and losses, and if the total amount of the Section 1231 losses exceeds the total amount of the gains, all such gains and losses will be treated as ordinary income and losses. However, your net Section 1231 gains will be treated as ordinary income to the extent of your net Section 1231 losses during the immediately preceding five years, reduced by any amount of net Section 1231 losses that have been previously "recaptured" by you pursuant to this rule.

     - Recapture of Intangible Drilling and Development Costs. Generally, all or a portion of the amounts previously deducted for intangible drilling and development costs for a property must be recaptured upon the disposition of such property by treating the gain, if any, realized on such disposition as ordinary income to the extent of such amounts. For a property placed in service prior to 1987, the potential recapture amount is equal to the excess of the aggregate amounts previously deducted for intangible drilling and development costs for such property over the amount by which the deduction for depletion for such property would have been increased had the intangible drilling and development costs been capitalized and recovered through depletion rather than deducted in the year incurred. It should be noted that, if percentage depletion, rather than cost depletion, has been claimed for such property, the hypothetical capitalization of intangible drilling and development costs may result in little or no increase in depletion deductions and, as a consequence, most or all of the intangible drilling and development costs for such property may be subject to recapture. For property placed in service during 1987 or thereafter, the full amount of intangible drilling and development costs previously deducted, unreduced by depletion, is subject to recapture to the extent of any gain.

     - Recapture of Depletion. Upon the disposition of a property that was placed in service during 1987 or thereafter, all amounts previously deducted for depletion, whether cost depletion or percentage depletion, to the extent such amounts reduced the basis in the property, must be recaptured by treating the gain, if any, recognized on such disposition as ordinary income to the extent of such amounts. No such recapture rule is applicable to a property placed in service before 1987.

     - Tax Rates. The capital gains rate for individuals and other non-corporate taxpayers is 20% if the capital asset has been held for more than one year at the time of consummation of the merger of each partnership. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other non-corporate taxpayers is 39.1% for the 2001 calendar year under recent legislation. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitation discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years. A corporation is permitted to carry back excess capital losses to the three preceding years, provided the carryback does not increase or produce a net operating loss for any of those years. A corporation's carryforward period is five years and a non-corporate taxpayer can carry such losses forward indefinitely.

     - Passive Activity Loss Limitation. Under Section 469 of the Internal Revenue Code, any losses from any participating partnership that have been suspended under the passive loss rules will become fully deductible as a result of the merger of any such partnership.

     FIRPTA Withholding. Gain recognized by a foreign limited partner on the sale by a participating partnership of its assets pursuant to the merger of the partnership will be subject to federal income tax if such gain is effectively connected with the conduct of a U.S. trade or business by the partnership or the foreign limited partner. Gain recognized on the sale of U.S. real property, including a participating partnership's oil and gas properties, is treated as effectively connected with the conduct of a U.S. trade or business for this purpose. Under Internal Revenue Code Section 1446, a participating partnership in which an interest is held by a foreign person generally is required to deduct and withhold a tax equal to the highest marginal federal income tax rate applicable to the partner multiplied by such partner's allocable share of effectively connected income. In order to comply with this requirement, each participating partnership will withhold the prescribed percentage of the effectively connected income allocated to you unless you properly complete and sign a certification of non-foreign status certifying your taxpayer identification number and address, and that you are not a foreign person. Amounts withheld will be creditable against a limited partner's federal income tax liability and, if in excess thereof, a refund may be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Tax Consequences of Partnership Operations. The federal income tax consequences of the merger of each partnership, described above, are in addition to the tax consequences of a participating partnership for the taxable year ending on the closing date of the merger of the partnership. You must include your allocable share of a participating partnership's items of income, gain, loss, deduction and credit for that taxable year, including your allocable share through the closing date of the merger of the partnership, on your federal income tax return for that taxable year. That information will be provided to you by or on behalf of the partnership on a Schedule K-1 as required by tax law. The

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results of partnership operations for such period will impact your tax basis in your interest in a participating partnership, and your computation of gain or loss resulting from the merger of the partnership.

ACCOUNTING TREATMENT

     The merger of each participating partnership will be accounted for as a purchase under generally accepted accounting principles. Under those rules, Pioneer USA will record the assets and liabilities of each participating partnership on its books at its estimated fair market value.

EFFECT OF DEBT OWED BY A LIMITED PARTNER TO PIONEER USA ON AMOUNT OF PIONEER PARENT COMMON STOCK TO BE RECEIVED BY THE LIMITED PARTNER

     If a limited partner is indebted to Pioneer USA for any portion of the limited partner's original investment in the partnership, Pioneer USA plans to apply the Pioneer Parent common stock that would otherwise be distributed to the limited partner upon completion of the merger of the partnership against that limited partner's indebtedness. If a limited partner's indebtedness to Pioneer USA is less than the merger value allocated to limited partnership interests held by the limited partner, the limited partner will receive Pioneer Parent common stock equal to the amount by which such merger value exceeds such indebtedness. If a limited partner's indebtedness to Pioneer USA is greater than the merger value allocated to the limited partnership interests held by the limited partner, Pioneer USA may collect the deficiency from the limited partner.

EFFECT OF MERGER OF EACH PARTNERSHIP ON LIMITED PARTNERS WHO DO NOT VOTE IN FAVOR OF THE MERGER; NO APPRAISAL OR DISSENTERS' RIGHTS

     You will be bound by the merger of each partnership in which you own an interest if the limited partners in the partnership vote a majority, or 66 2/3% for Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., of their partnership interests in favor of the merger, even if you vote against the merger or do not vote. If the merger of the partnership occurs, you will be entitled to receive only Pioneer Parent common stock based on the merger value of your partnership interests in the partnership. Under the laws of the State of Delaware and the State of Texas, which are the states of formation of the partnerships, you are not entitled to appraisal or dissenters' rights with respect to the merger of any partnership.

FUTURE OF NONPARTICIPATING PARTNERSHIPS

     If the limited partners of a partnership do not approve the merger of that partnership, the partnership will remain in existence. Each nonparticipating partnership will continue to operate as a separate legal entity with its own assets and liabilities. There will be no immediate change in its business objectives, and Pioneer USA plans to continue to manage and operate each nonparticipating partnership in accordance with the terms of its current partnership agreement. A limited partner in a nonparticipating partnership will retain the rights, privileges and obligations that the limited partner currently has pursuant to the partnership agreement of the nonparticipating partnership. At about the same time that Pioneer USA mails certificates for Pioneer Parent common stock to the partners of each participating partnership in payment of the merger value for the partnership, Pioneer USA will mail any cash distributions that were delayed for administrative purposes prior to the completion of the merger of each participating partnership to the partners of each nonparticipating partnership.

     Pioneer USA's board of directors will determine each nonparticipating partnership's business plan. In addition, the board of directors of each of Pioneer Parent and Pioneer USA will decide what, if any, actions they will take with respect to each nonparticipating partnership. Potential activities may include a tender offer for partnership interests of limited partners or a proposal to acquire the assets of, or merge with, one or more of the nonparticipating partnerships. Such proposals may be on terms similar to or different from those of the merger of each partnership described in this document.

     Pioneer USA plans to continue to manage each nonparticipating partnership until such partnership is dissolved or Pioneer USA is replaced as the general partner of such partnership. The replacement of Pioneer USA as general partner would require compliance with the partnership agreement of such nonparticipating partnership, including the requisite vote of the limited partners thereof. A nonparticipating partnership may be dissolved in the future in accordance with its partnership agreement if Pioneer USA or any substituted general partner withdraws from the nonparticipating partnership, or in some cases, otherwise elects to dissolve that partnership. Pioneer USA might withdraw from, or otherwise elect to dissolve, a nonparticipating partnership if Pioneer USA determines that the nonparticipating partnership's continued operation is uneconomical or its dissolution and liquidation are in the best interests of the partners of that partnership. Upon dissolution, the nonparticipating partnership's assets may be sold for cash or securities, which may be more or less than the merger value assigned to that partnership, or distributed in kind to the partners of the nonparticipating partnership. Any such sale may be to Pioneer Parent or an affiliate of Pioneer Parent and may involve cash or securities of Pioneer Parent.

NONMANAGING GENERAL PARTNERS OF SOME PARTNERSHIPS

     Eight of the partnerships described in this document have two general partners. In those eight partnerships, Pioneer USA is the managing general partner. The second general partner in those partnerships is a partnership whose limited partners are former affiliates of Pioneer Parent's predecessors. The names of the eight partnerships and the names of the nonmanaging general partner in each of those partnerships are:

  PARTNERSHIP                                                    NONMANAGING GENERAL PARTNER
  -----------                                                    ---------------------------
  Parker & Parsley 81-I, Ltd..................................   P&P Employees 81-I, Ltd.
  Parker & Parsley 81-II, Ltd.................................   P&P Employees 81-II, Ltd.
  Parker & Parsley 82-I, Ltd..................................   P&P Employees 82-I, Ltd.
  Parker & Parsley 82-II, Ltd.................................   P&P Employees 82-II, Ltd.
  Parker & Parsley 82-III, Ltd................................   P&P Employees 82-III, Ltd.
  Parker & Parsley 83-A, Ltd..................................   P&P Employees 83-A, Ltd.
  Parker & Parsley 83-B, Ltd..................................   P&P Employees 83-B, Ltd.
  Parker & Parsley 84-A, Ltd..................................   P&P Employees 84-A, Ltd.

     Pioneer USA is the sole general partner of each of the nonmanaging general partners. In that capacity, Pioneer USA has authority:

     - to cause the nonmanaging general partner to perform its obligations relating to the partnership described above; and

     - to exercise on behalf of the nonmanaging general partner all of the rights and elections granted to the nonmanaging general partner by the partnership described above.

     None of the nonmanaging general partners has the right to vote on the merger of any partnership. However, Pioneer USA, as the general partner of each nonmanaging general partner, has approved the merger of each partnership and the distribution of this document to the limited partners of each partnership and to the unaffiliated limited partners of each nonmanaging general partner, if any, of each partnership. The merger value attributable to the unaffiliated limited partners of the nonmanaging general partners is $203,347, consisting of approximately 11,298 shares of Pioneer Parent common stock in the aggregate assuming an average closing price of $18.00 per share of Pioneer Parent common stock. Pioneer USA will not receive any Pioneer Parent common stock in any merger for its partnership interests in any nonmanaging general partner.

THIRD PARTY OFFERS

     Pioneer USA will consider offers from third parties to purchase any partnership or its assets. Those who wish to make an offer for any partnership or its assets must demonstrate to Pioneer USA's reasonable satisfaction their financial ability and willingness to complete such a transaction. Before reviewing non-public information about a partnership, a third party will need to enter into a customary confidentiality agreement. Offers should be at prices and on terms that are fair to the partners of the partnership for which the offer is being made and more favorable to the unaffiliated limited partners than the prices and terms proposed for the merger of that partnership in this document. Pioneer Parent reserves the right to match or top any such offer. In addition, any such offer would be subject to Pioneer USA's right to continue operation of the properties. Since first announcing our willingness to consider third party offers in September 1999, Pioneer USA has not received any third party offer for any partnership or its assets. Other than announcing that we will consider third party offers for any partnership or its assets we have not actively solicited bids from third parties. Persons desiring to make an offer for any partnership should contact Timothy L. Dove or Mark L. Withrow, Board of Directors, Pioneer Natural Resources USA, Inc., 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039.

MERGER AMENDMENT

     In order to complete the merger of each partnership, the partnership agreement for the partnership requires an amendment to add a provision permitting the merger of the partnership with and into Pioneer USA. See the merger proposals, which include the merger amendment, set forth in Appendix E to this document. At the special meeting for each partnership, the limited partners of the partnership will vote upon the merger amendment, which, if approved, will be effective immediately prior to the effectiveness of the merger of the partnership.

TERMINATION OF REGISTRATION AND REPORTING REQUIREMENTS

     As a result of the merger of each participating partnership, the partnership interests in the partnership, as well as the partnership itself, will cease to exist. Twenty-five of the partnerships described in this document have registered their partnership interests under, or are otherwise subject to the informational requirements of, the Securities Exchange Act of 1934. See "Where You Can Find More Information" for a list of those partnerships. Upon the completion of the merger of each reporting partnership, Pioneer USA intends to terminate:

     - registration of the partnership interests of the partnership under the Securities Exchange Act of 1934; and

     - the partnership's obligations to file reports and other information under the Securities Exchange Act of 1934.

     Pioneer USA plans to cause each nonparticipating partnership that is also a reporting partnership to continue to file reports and other information under the Securities Exchange Act of 1934. However, Pioneer USA's board of directors could determine in the future to cause each such partnership to terminate its reporting obligations as permitted by federal securities laws.


     The advantages of remaining registered, or remaining obligated to file reports, under the Securities Exchange Act of 1934 include the informational and reporting requirements under that act, including requirements related to tender offers, proxy solicitation and consents and insiders' transactions in partnership interests. Those reporting requirements may provide limited partners with more detailed information on a more frequent basis than might otherwise be required under the partnership agreement for the partnership. In addition, a partnership's filings under the Securities Exchange Act of 1934 are available to the public over the Internet at the SEC's web site at www.sec.gov and are also available at the SEC's public reference room in Washington, D.C.


     The disadvantages of remaining registered, or remaining obligated to file reports, include the partnership's cost to prepare and distribute the various reports and other information required under the Securities Exchange Act of 1934. Deregistering the partnership interests of a nonparticipating partnership or otherwise terminating its filing and reporting obligations could reduce that partnership's general and administrative expenses because the reporting obligations of the partnership under its partnership agreement require annual and semi-annual reports, but not quarterly reports.

ELIMINATION OF A FAIRNESS OPINION REQUIREMENT THAT WOULD OTHERWISE BENEFIT PIONEER USA

     Pioneer USA, as the sole general partner of each of Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., is entitled to receive an opinion as to the fairness of the proposed merger transaction to Pioneer USA in its capacity as sole general partner of each of those partnerships. However, since Pioneer Parent and Pioneer USA are the parties making the offer for the proposed merger transaction, Pioneer USA will not seek such a fairness opinion. In addition, Pioneer USA, as the sole general partner of each of those two partnerships, is entitled to amend, and Pioneer USA will amend, the partnership agreement for the partnership to eliminate the requirement for such fairness opinion for Pioneer USA in connection with the proposed merger of the partnership.

PAYMENT OF EXPENSES AND FEES

     Pioneer Parent and Pioneer USA estimate that the aggregate expenses and fees of the mergers of all of the partnerships will be as follows:

Filing fee with SEC.........................................   $   20,500
Legal fees..................................................      350,000
Accounting fees.............................................      100,000
Financial advisor fees......................................      365,000
Independent petroleum consultant fees.......................       50,000
Printing and mailing fees...................................      850,000
Information agent fees and solicitation and tabulation
  expenses..................................................      225,000
Miscellaneous...............................................       39,500
                                                               ----------
          Total expenses....................................   $2,000,000
                                                               ==========

     Each participating partnership will pay its pro rata share, based on its reserve value, of the aggregate estimated expenses and fees of the mergers of all of the partnerships. Pioneer Parent will pay the pro rata share of each nonparticipating partnership's estimated expenses and fees. Pioneer Parent has also agreed to pay any expenses and fees actually incurred in excess of $2.0 million and if Pioneer Parent terminates or abandons the merger as to any partnership, any expenses or fees allocated to that partnership. Pioneer Parent and Pioneer USA have reduced the net working capital component of each partnership's merger value by that partnership's pro rata share of the estimated expenses and fees.

                              THE MERGER AGREEMENT

     The following describes the material terms of the merger agreement that Pioneer Parent, Pioneer USA, and the partnerships signed on September 20, 2001. The full text of the merger agreement is attached as Appendix F to this document and is incorporated by reference in this document. We encourage you to read the entire merger agreement.

STRUCTURE; EFFECTIVE TIME

     The merger agreement provides for the merger of each participating partnership with and into Pioneer USA, with Pioneer USA surviving each merger. Each merger will become effective at the time of the filing of the certificate of merger for each participating partnership with the Secretary of State of the State of Delaware and, for each participating partnership formed in Texas, with the Secretary of State of the State of Texas. Each certificate of merger is expected to be filed as soon as practicable after the last condition precedent to the related merger set forth in the merger agreement has been satisfied or waived. We estimate that the closing of the merger of each partnership will be in the fourth quarter of 2001.

EFFECT OF THE MERGER OF EACH PARTNERSHIP

     As a result of the merger of each participating partnership, the partners in the partnership will have no continuing interest in that partnership. Following the merger of each participating partnership, there will be no trading market for the partnership interests in, and no further distributions paid to the former partners of, the partnership. In addition, following the consummation of the merger of each participating partnership that is also a reporting partnership, the registration of any partnership interests in the partnership under the Securities Exchange Act of 1934 will be terminated.

CONDUCT OF BUSINESS PRIOR TO THE MERGER OF EACH PARTNERSHIP

     From the date of the merger agreement until the effective time of the merger of each partnership, each partnership is required:

     - to conduct its business only in the ordinary course consistent with past practice; and

     - to use its reasonable best efforts:

       - to preserve intact its business organization;

       - to keep available the services of its officers, employees and consultants; and

       - to preserve its relationships with customers, suppliers and other persons with which it has significant business dealings.

     Pioneer USA has suspended cash distributions to the partners of each partnership until after the effective time of the merger of the partnership. Partners of each nonparticipating partnership will receive cash distributions that are delayed for administrative purposes at about the same time Pioneer USA mails certificates for Pioneer Parent common stock to the partners of each participating partnership in payment of merger value for each partnership.

OTHER AGREEMENTS

     Special Meetings; Proxies. Pioneer USA has agreed to cause the special meeting of the limited partners of each partnership to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger proposals for the partnership. Pioneer USA has also agreed to use its reasonable best efforts to solicit from the limited partners of each partnership proxies in favor of the merger proposals and to take all other action necessary or advisable to secure any vote or consent of the limited partners of the partnership required by the partnership agreement of the partnership or the merger agreement or by law in connection with the merger of the partnership.

     Reasonable Commercial Efforts. Each party has agreed to use all reasonable commercial efforts:

     - to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings; and

     - to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate as promptly as practicable the transactions contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES OF PIONEER PARENT, PIONEER USA AND EACH
PARTNERSHIP

     The merger agreement contains substantially reciprocal representations and warranties of Pioneer Parent, Pioneer USA and each of the partnerships, including the following matters:

     - due organization or formation, standing, corporate or partnership power and qualification;

     - absence of any conflict, breach, notice requirement or default under organizational documents and material agreements as a result of each contemplated merger;

     - authority to enter into and the validity and enforceability of the merger agreement;

     - absence of any material adverse change since June 30, 2001; and

     - accuracy of information.

     In addition, the merger agreement contains representations and warranties by:

     - each of the partnerships as to capitalization;

     - each of Pioneer Parent and each reporting partnership, as to the absence in its reports filed with the SEC of any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in such reports not misleading;

     - each of Pioneer Parent and each partnership, that its financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present its financial condition and results of operations; and

     - Pioneer USA as to its capacity as the managing or sole general partner of each partnership and as the sole general partner of each nonmanaging general partner.

CONDITIONS TO THE MERGER OF EACH PARTNERSHIP

     Conditions to the Obligations of Each Party. The obligations of Pioneer Parent, Pioneer USA and each partnership to complete the merger of the partnership are dependent on the satisfaction of the following conditions:

     - the merger agreement shall have been approved by the requisite vote of the limited partners of the partnership entitled to vote at the partnership's special meeting;

     - Pioneer USA shall have received the fairness opinion from Stanger that, as of the date of that opinion, that the merger value for each partnership and the allocation of the merger value of the partnership (1) to the limited partners of the partnership as a group, (2) to the general partners of the partnership as a group, (3) to Pioneer USA as the managing or sole general partner of the partnership, (4) to the unaffiliated limited partners of the partnership as a group and (5) to the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership as a group, is fair to the unaffiliated limited partners of the partnership and the unaffiliated limited partners of the nonmanaging general partner, if any, of the partnership, from a financial point of view, and such opinion shall not have been withdrawn;

     - Pioneer USA shall have received the opinion of counsel to the limited partners of each partnership that (1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability;

     - the absence of any law, regulation, judgment, injunction, order or decree that would prohibit the consummation of any merger;

     - the absence of any pending suit, action or proceeding challenging the legality or any aspect of the merger of any partnership or the transactions related to the merger;

     - the authorization for listing on the New York Stock Exchange and the Toronto Stock Exchange upon official issuance of notice shall have been received for the shares of Pioneer Parent common stock to be issued upon the merger of each partnership;

     - all material filings and registrations with, and notifications to, third parties shall have been made and all material approvals and consents of third parties shall have been received; and

     - the absence of any opinion of counsel that the exercise by the limited partners of each partnership of the right to approve the merger of the partnership is not permitted by state law.

     Conditions to the Obligations of Pioneer Parent. The obligations of Pioneer Parent to complete the merger of each partnership are further subject to the satisfaction of the following conditions:

     - each of Pioneer USA and each partnership having performed in all material respects its agreements contained in the merger agreement; and

     - the representations and warranties of Pioneer USA and each partnership being true and correct in all material respects at the closing date of the merger of the partnership as if made at that time unless they relate to another specified time.

     Conditions to the Obligations of Pioneer USA and Each Partnership. The obligations of Pioneer USA and each partnership to complete the merger of the partnership are further subject to the satisfaction of the following conditions:

     - Pioneer Parent having performed in all material respects its agreements contained in the merger agreement; and

     - the representations and warranties of Pioneer Parent being true and correct in all material respects at the closing date of the merger of the partnership as if made at that time unless they relate to another specified time.

     If we choose to waive a material condition to a merger, we will disclose that waiver to the limited partners of the affected partnerships and resolicit proxies for that merger.

TERMINATION OF THE MERGER AGREEMENT AND THE MERGER OF ANY PARTNERSHIP

     The merger agreement may be terminated and the merger of any partnership abandoned at any time prior to the effective time, whether before or after approval by the limited partners:

     - by the mutual written consent of the parties;

     - by any party, if:

       - any applicable law, rule or regulation makes consummation of any merger illegal or otherwise prohibited or any final and non-appealable judgment, injunction, order or decree enjoining any party from consummating any merger is entered;

       - the requisite limited partner approval for a partnership is not obtained by a vote at the special meeting for the partnership or at any adjournment or postponement of the special meeting; or

       - any suit, action or proceeding is filed against Pioneer Parent, Pioneer USA, any partnership or any officer, director or affiliate of Pioneer Parent or Pioneer USA challenging the legality or any aspect of the merger of any partnership or the transactions related to the merger;

     - by Pioneer Parent, if Pioneer USA or any partnership is in material breach of the merger agreement;

     - by Pioneer USA or any partnership as to that partnership's merger, if Pioneer Parent is in material breach of the merger agreement;

     - by Pioneer USA, if Pioneer USA's board of directors determines that termination of the merger agreement is required in order for the board to comply with its fiduciary duties; or

     - by Pioneer Parent, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect (1) on any partnership's business, operations, properties, taken as a whole, condition, financial or otherwise, results of operations, assets, taken as a whole, liabilities, cash flows or prospects, (2) on market prices for oil and gas prevailing generally in the oil and gas industry since the date of determination of the oil and gas commodity prices used in the determination of the merger value for each partnership, (3) on the price of Pioneer Parent common stock or (4) on the oil and gas industry generally.

     If the merger agreement is validly terminated or the merger of any partnership is abandoned, none of Pioneer Parent, Pioneer USA nor any such partnership shall have any liabilities or obligations to the other parties based on the merger agreement or such merger except:

     - Pioneer Parent will pay all expenses and fees of each partnership in connection with the merger of that partnership incurred before the termination of the merger agreement or abandonment of the merger of the partnership; and

     - a party will be liable if that party is in breach of the merger agreement.

AMENDMENTS; WAIVERS

     Any provision of the merger agreement may be amended prior to the effective time if the amendment is in writing and signed by Pioneer Parent and Pioneer USA; provided, that after the approval of the merger proposals by the limited partners of each partnership, no amendment shall, without the further approval of the limited partners of each partnership:

     - adversely change the type or amount of, or the method of determining, the consideration to be received in exchange for any partnership interests in the partnership; or

     - materially and adversely affect the rights of the limited partners of the partnership, other than a termination of the merger agreement or abandonment of the merger of the partnership.

     Prior to the effective time, the parties may:

     - extend the time for the performance of any of the obligations of the parties;

     - waive any inaccuracies in the representations and warranties in the merger agreement or in a document delivered pursuant to the merger agreement; and

     - waive compliance with any agreement or condition in the merger agreement.

Any such extension or waiver will be valid only if it is in writing and signed by the party against whom the extension or waiver is to be effective.

                              THE SPECIAL MEETINGS

TIME AND PLACE; PURPOSE


     The special meeting of the limited partners of each partnership will be held on December 20, 2001, at 10:00 a.m., at the Dallas Marriott Las Colinas Hotel, 223 West Las Colinas Blvd., Irving, Texas 75039. The purpose of each special meeting, and any adjournment or postponement of the special meeting for each partnership, is for the limited partners of each partnership to consider and vote on the following matters:



     - A proposal to approve an Agreement and Plan of Merger dated as of September 20, 2001, among Pioneer Parent, Pioneer USA and each of the partnerships. Each participating partnership will merge with and into Pioneer USA, with Pioneer USA surviving the merger. Each partnership interest of a participating partnership will be converted into Pioneer Parent common stock. The number of shares of common stock Pioneer Parent will offer for all partnership interests of a participating partnership will be based on (1) the participating partnership's merger value and (2) the average closing price of the Pioneer Parent common stock, as reported by the New York Stock Exchange, for the ten trading days ending three business days before the initial date scheduled for the special meeting for the partnership. The merger value for a participating partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution mailed on July 13, 2001, by the partnership to its partners. For purposes of illustration in this document, we have calculated the number of shares to be issued based on an assumed average closing price of $18.00 per share of Pioneer Parent common stock. Prior to the date of the special meeting for each partnership, we will update the number of shares to be issued using the actual average closing price of Pioneer Parent common stock for the ten trading days ending December 17, 2001, three business days before December 20, 2001, the initial date of the special meeting. The Pioneer Parent common stock will be allocated among the partners based on the liquidation provisions of each partnership agreement. Pioneer Parent will not issue fractional shares to any limited partner upon completion of the merger of any partnership. Instead, Pioneer Parent will round any fractional shares of Pioneer Parent common stock up to the nearest whole share. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in the participating partnerships.


     - A proposal to amend the partnership agreement of each partnership to permit the partnership's merger with Pioneer USA. If the amendment is not approved, that partnership cannot merge into Pioneer USA even if the partners of that partnership approve the merger agreement.

     - A proposal (A) to approve the opinion issued to Pioneer USA by Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, relying as to matters of Texas law on the opinion of Arter & Hadden LLP of Dallas, Texas, on behalf of the limited partners of each partnership that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners (1) will result in the loss of any limited partner's limited liability or (2) will adversely affect the federal income tax classification of the partnership or any of its limited partners and (B) to approve the selection of Stradley Ronon Stevens & Young, LLP and (as to Texas law matters) Arter & Hadden LLP as special legal counsel for the limited partners of each partnership for the limited purpose of rendering the legal opinion.

     Pioneer USA is also soliciting authorization to use its discretionary voting authority to vote proxies in favor of any adjournment or postponement of the special meeting in order to solicit additional proxies.


     The Delaware Revised Uniform Limited Partnership Act and the Texas Revised Limited Partnership Act require limited partner approval and adoption of the merger agreement and the merger amendment. Generally, the partnership agreement of each partnership requires that special legal counsel for the limited partners render its legal opinion related to the limited partners' approval of the merger of that partnership. See "The Merger of Each Partnership -- Legal Opinion for Limited Partners" beginning on page 53 of this document.


     PIONEER USA'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER OF EACH PARTNERSHIP IS ADVISABLE, FAIR TO THE UNAFFILIATED LIMITED PARTNERS OF THE PARTNERSHIP, AND IN THEIR BEST INTERESTS. THE BOARD RECOMMENDS THAT THE UNAFFILIATED LIMITED PARTNERS VOTE FOR THE MERGER PROPOSALS FOR EACH PARTNERSHIP IN WHICH THEY OWN AN INTEREST. ALTHOUGH PIONEER USA'S BOARD OF DIRECTORS HAS ATTEMPTED TO FULFILL ITS FIDUCIARY DUTIES TO THE LIMITED PARTNERS OF EACH PARTNERSHIP, PIONEER USA'S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING EACH MERGER BECAUSE EACH MEMBER OF ITS BOARD OF DIRECTORS IS ALSO AN OFFICER OF PIONEER PARENT.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only limited partners of record of each partnership at the close of business on September 21, 2001 are entitled to notice of and to vote at the special meeting for the partnership in which they own partnership interests, or any adjournments or postponements of such special meeting. Pioneer USA is entitled to vote partnership interests it holds as a limited partner in all of the partnerships except:

        Parker & Parsley 85-A, Ltd.
        Parker & Parsley 85-B, Ltd.
        Parker & Parsley Private Investment 85-A, Ltd.
        Parker & Parsley Selected 85 Private Investment, Ltd.
        Parker & Parsley Private Investment 86, Ltd.
        Parker & Parsley 91-A, L.P.
        Parker & Parsley 91-B, L.P.

Pioneer USA's affiliates are also entitled to vote partnership interests they hold as limited partners in all but the seven partnerships listed above. However, no affiliates of Pioneer USA own such interests. See "Ownership of Partnership Interests" on page 71 of this document.

     Limited partners of record of each partnership are entitled to vote at the partnership's special meeting based on the limited partners' respective percentage of partnership interests in the partnership. Each limited partner will receive a proxy card for all partnerships in which that limited partner holds partnership interests. The proxy card will indicate the amount of Pioneer Parent common stock offered with respect to such partnership interests in each partnership. Although the number of shares of Pioneer Parent common stock offered as shown on the proxy card may change, the value of Pioneer Parent common stock offered as shown on the proxy card will not be adjusted. The percentage of partnership interests that a limited partner holds in a partnership is determined by comparing the amount of the limited partner's initial investment, including any additional assessments, in the partnership to the total investment of all partners, including any additional assessments, in the partnership. The aggregate initial investment, including any additional assessments, in each of the partnerships by the limited partners is set forth in Table 1 of Appendix A.

     A limited partner of record may grant a proxy to vote for or against, or may abstain from voting on, the merger proposals applicable to each of the partnerships in which the limited partner holds partnership interests. To be effective for purposes of granting a proxy to vote on the merger proposals applicable to each partnership, a proxy card must be properly completed, executed and delivered to Pioneer USA's information agent, in person or by mail, telegraph, telex or facsimile before the special meeting for the partnership. All partnership interests represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, the partnership interests will be voted for approval and adoption of the merger proposals. A properly executed proxy card for a partnership marked abstain is counted as present for purposes of determining the presence or absence of a quorum at the special meeting for the partnership, but will not be voted. Accordingly, abstentions will have the same effect as a vote against the merger proposals.

     Unrevoked proxies granted in the proxy cards for a partnership will be voted at the special meeting for that partnership or at any adjournment or postponement of the special meeting, if received by Pioneer USA's information agent before the special meeting for the partnership. Proxies granted in the proxy cards for a partnership will remain valid until the completion of the special meeting for the partnership. Each partnership agreement requires that a meeting be held within 60 days of the date of mailing of the notice of meeting. None of the partnership agreements specifically addresses, and Pioneer USA has not sought any opinions of counsel as to, whether proxies may be voted at a meeting originally scheduled to be held within 60 days of the sending of the notice and adjourned or postponed to a date more than 60 days after the date of notice. Pioneer USA will not accept a vote of the limited partners of any partnership in such circumstances unless it receives an opinion of counsel that such a vote would be valid.

     The inspector of election appointed for the special meeting for each partnership will tabulate the votes cast by proxy or in person at the special meeting.

REVOCATION OF PROXIES

     You may revoke a proxy you have given at any time before that proxy is voted at the special meeting for each partnership in which you own an interest by:

     - giving written notice of revocation to Pioneer USA;

     - signing and returning a later dated proxy; or

     - voting in person at the special meeting.

Your notice of revocation will not be effective until Pioneer USA receives it at or before the special meeting for each partnership in which you own an interest. Your presence at any such special meeting will not automatically revoke your proxy in a proxy card. Revocation during any such special meeting will not affect votes previously taken.

     You may deliver your written notice of revocation in person or by mail, telegraph, telex, or facsimile. Any written notice of revocation must specify your name and limited partner number as shown on your proxy card and the name of the partnership to which your revocation relates.

SOLICITATION OF PROXIES

     We are soliciting your proxy pursuant to this document. The aggregate estimated expenses and fees of the merger of each partnership that have been allocated to each partnership include those incurred in connection with solicitation of the enclosed proxy as described below.

     Pioneer USA has retained D.F. King & Co., Inc. to assist in the solicitation of proxies from the limited partners of each partnership. The total fees and expenses of D.F. King & Co., Inc. are estimated to aggregate $225,000 and have been allocated among the partnerships, on a pro rata basis, based on each partnership's reserve value. In addition to solicitation by use of the mail, proxies may be solicited by D.F. King & Co., Inc. and by directors, officers and employees of Pioneer Parent and Pioneer USA in person or by telephone, telegram, facsimile or e-mail. The directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

     Arrangements may also be made with other brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of limited partnership interests held of record by those persons. Each partnership will pay its pro rata share, based on its reserve value, of those persons' reasonable expenses incurred in forwarding those materials.

     Pioneer USA has also retained D.F. King & Co., Inc. to act as information agent to perform consulting, administration and clerical work with respect to the merger of each partnership. Pioneer USA has agreed to indemnify D.F. King & Co., Inc. against certain liabilities, including liabilities under the federal securities laws. D.F. King & Co., Inc. will also be responsible for the receipt and tabulation of the proxy cards. The fees and expenses of D.F. King & Co., Inc. for its services as information agent and tabulator are included in the aggregate amount set forth above.

     We intend to mail certificates representing shares of Pioneer Parent common stock to the partners of record of each participating partnership promptly after completing the merger of that partnership. Certificates representing partnership interests will be automatically canceled, and you will not have to surrender your certificates to receive the Pioneer Parent common stock.

QUORUM

     The presence in person or by properly executed proxy of a majority of limited partnership interests entitled to vote in each partnership is necessary to constitute a quorum at that partnership's special meeting.

     If a quorum is not present at any special meeting, the limited partners entitled to vote who are present or represented by proxy at that special meeting may adjourn or postpone that special meeting without notice until a quorum is present. If a quorum is present at the adjourned or postponed meeting, any business may be transacted that may have been transacted at the special meeting had a quorum originally been present. If the adjournment or postponement is for more than 30 days or if after the adjournment or postponement a new record date is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting shall be given to each limited partner of record entitled to vote at the adjourned or postponed meeting. We are soliciting your proxy to vote in favor of any motion to adjourn or postpone the special meeting of any partnership if, prior to the special meeting, we have not received sufficient proxies to approve the merger of the partnership as described in this document. If we receive sufficient proxies to vote in favor of adjourning the meetings for this reason, this process will be repeated at any adjourned or postponed meeting until sufficient proxies to vote in favor of the merger of the partnership have been received or it appears that sufficient proxies will not be received.

REQUIRED VOTE; BROKER NON-VOTES

     Approval of the merger proposals for each partnership requires the affirmative vote of the limited partners holding a majority of limited partnership interests in that partnership, except that Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. each require the favorable vote of the holders, other than Pioneer USA, of 66 2/3% of its limited partnership interests to approve those merger proposals. Pioneer USA is entitled to vote its partnership interests on the merger proposals for each partnership except for the partnerships set forth under "The Special Meetings -- Record Date; Voting Rights and Proxies" on page 66. As a result, for each partnership in which Pioneer USA is entitled to vote, approval of at least a majority, and for Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., at least 66 2/3%, of the unaffiliated limited partners is not required to approve the merger proposals. However, for each partnership in which Pioneer Parent is not entitled to vote, the approval of the unaffiliated limited partners is required to approve the merger proposals.

     Brokers, if any, who hold partnership interests in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposals and thus, absent specific instructions from the beneficial owner of the partnership interests, brokers are not empowered to vote the partnership interests with respect to the merger proposals. These "broker non-votes" will have the effect of a vote against the merger proposals.

PARTICIPATION BY ASSIGNEES

     Pioneer USA has the discretionary authority granted to it under each partnership agreement to withhold its consent to the substitution of any assignees as partners of the partnership. To facilitate the notification given to limited partners of each partnership about the merger of the partnership, Pioneer USA intends to exercise that authority and withhold its consent to the substitution of any assignees as partners of the partnership from September 21, 2001 until the earlier to occur of the closing date of the merger of the partnership, or the termination or abandonment of the transaction by Pioneer Parent and Pioneer USA.

SPECIAL REQUIREMENTS FOR SOME LIMITED PARTNERS

     Pioneer USA may require that any proxy card executed by an entity, such as a trust, corporation, or partnership, be accompanied by evidence or an opinion of counsel that such entity:

     - has met all requirements of its governing instruments; and

     - is authorized to execute and deliver the proxy card under the laws of the jurisdiction under which the entity was organized.

     Pioneer USA will require the named trustee and the beneficial owner of trusts, including individual retirement accounts, to execute the proxy card. In some cases, Pioneer USA may provide a limited partner with an envelope, pre-addressed to his individual retirement account trustee, so that the limited partner may forward his executed proxy card to the trustee for the trustee's signature, if necessary, and subsequent delivery to Pioneer USA. Delivery of a proxy card to the trustee, with or without the use of a pre-addressed envelope, and delivery of a proxy card from the trustee to Pioneer USA are at the risk of the limited partner.

VALIDITY OF PROXY CARDS

     A proxy card will not be valid unless it has been properly completed and executed and timely delivered to Pioneer USA's information agent with all other required documents. Pioneer USA will determine all questions as to the validity, form, eligibility, time of receipt and acceptance of a proxy card and its determination will be final and binding. Pioneer USA's interpretation of the terms and conditions of the merger of each partnership, including the instructions for the proxy card, will also be final and binding.

     A proxy card will not be valid until any irregularities have been cured or waived. If Pioneer USA does not waive the irregularities, it will return the defective proxy card to the limited partner as soon as practicable. Pioneer USA is under no duty to give notification of defects in a proxy card and will incur no liability if it fails to give such notification.

     Delivery of a proxy card is at the risk of the limited partner. A proxy card will be effective for purposes of voting only when it is actually received by Pioneer USA's information agent. To ensure receipt of the proxy card and all other required documents, Pioneer USA suggests that limited partners use overnight courier delivery or certified or registered mail, return receipt requested.

LOCAL LAWS

     Proxy solicitations will not be made to, nor will proxy cards be accepted from, limited partners of any partnership in any jurisdiction in which the solicitations would not be in compliance with federal and state securities or other laws.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Pioneer Parent common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources. Pioneer Parent's board of directors did not declare dividends to the holders of Pioneer Parent common stock during 1999, 2000 or the six months ended June 30, 2001. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of Pioneer Parent's board of directors and will depend on the following factors:

     - Pioneer Parent's financial condition;

     - earnings and funds from operations;

     - the level of Pioneer Parent's capital and exploration expenditures;

     - dividend restrictions in Pioneer Parent's financing agreements;

     - Pioneer Parent's future business prospects; and

     - other matters that Pioneer Parent's board of directors deems relevant.

     None of the partnership interests of any partnership are traded on a national stock exchange or in any other significant market. No liquid market exists for interests in any of the partnerships. See Table 15 of Appendix A for historical information about recent trades per $1,000 limited partner investment in each partnership for the seven months ended July 31, 2001 and the years ended December 31, 2000 and 1999. The average quarterly cash distributions per $1,000 limited partner investment in each partnership for 1999, 2000 and the year-to-date in 2001 are set forth in Table 7 of Appendix A.


     On April 16, 2001, the last full trading day prior to the announcement of the proposed merger of each partnership, Pioneer Parent common stock closed at $17.27 per share. On October 9, 2001, Pioneer Parent common stock closed at $15.58 per share.



                                                               PIONEER PARENT
                                                                COMMON STOCK
                                                                MARKET PRICE
                                                               ---------------
                                                                HIGH     LOW
                                                               ------   ------
2001
  Fourth quarter (through October 9, 2001)..................   $15.62   $13.22
  Third quarter.............................................    19.38    12.62
  Second quarter............................................    23.05    14.30
  First quarter.............................................    20.24    15.45
2000
  Fourth quarter............................................    20.63    12.44
  Third quarter.............................................    16.06    10.63
  Second quarter............................................    15.63     9.00
  First quarter.............................................    10.75     6.75
1999
  Fourth quarter............................................    11.50     7.63
  Third quarter.............................................    12.81     9.38
  Second quarter............................................    13.19     7.06
  First quarter.............................................     9.75     5.00


     We urge the limited partners of each partnership to obtain current market quotations prior to making any decision with respect to the merger of the partnership.

                    INTERESTS OF PIONEER PARENT, PIONEER USA
                        AND THEIR DIRECTORS AND OFFICERS

     A number of conflicts of interest are inherent in the relationships among each partnership, Pioneer Parent, Pioneer USA and their respective directors and officers.

CONFLICTING DUTIES OF PIONEER USA, INDIVIDUALLY AND AS GENERAL PARTNER

     Pioneer USA, as general partner of each partnership, has a duty to manage each partnership in the best interests of the limited partners. Pioneer USA also has a duty to operate its business for the benefit of its sole stockholder, Pioneer Parent. Consequently, Pioneer USA's duties to the limited partners of each partnership may conflict with its duties to Pioneer Parent.

     The members of the board of directors of Pioneer USA have a duty to cause Pioneer USA to manage each partnership in the best interests of the limited partners. All members of the board of directors of Pioneer USA are officers of Pioneer Parent and Pioneer USA. Thus, the members of the board of directors of Pioneer USA have duties to operate Pioneer USA's business for the benefit of its sole stockholder, Pioneer Parent, and, as officers of Pioneer Parent, to operate Pioneer Parent's business in its best interests. Consequently, the duties of the members of the board of directors of Pioneer USA to the limited partners may conflict with the duties of those members to Pioneer Parent, Pioneer USA and their stockholders.

     Neither Pioneer Parent nor Pioneer USA retained an independent representative to negotiate on behalf of the limited partners of each partnership because:

     - neither the partnership agreement for any partnership nor any applicable law provides for any procedure to identify and select an independent representative, unless each limited partner of the partnership agrees to the independent representative;

     - Pioneer USA, as sole or managing general partner of each partnership, still has its fiduciary duty to the limited partners; and

     - it would be (1) cost-prohibitive to find one or more persons to represent the limited partners in all of the partnerships because no one other than Pioneer USA owns an interest in all of the partnerships and (2) impractical to have 46 independent representatives.

PIONEER USA'S EMPLOYEES PROVIDE SERVICES TO THE PARTNERSHIPS

     None of the partnerships currently has any employees. Each partnership relies on Pioneer USA's personnel. Pioneer USA provides all management functions on behalf of each partnership. Therefore, each partnership currently competes with Pioneer USA for the time and resources of Pioneer USA's employees.

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

     The directors and officers of Pioneer Parent and Pioneer USA have equity interests in Pioneer Parent through stock ownership, stock options and other stock-based compensation, but do not have financial or equity interests in any partnership. See "Ownership of Partnership Interests" on page 71. The boards of directors of Pioneer Parent and Pioneer USA believe that any economic benefit their directors and officers may obtain from the merger of each partnership, or the mergers of all of the partnerships in the aggregate, will be minimal, if any, and will not result in a material economic benefit, if any, to their directors and officers individually.

THE PARTNERSHIPS PAY OPERATOR FEES TO PIONEER USA

     Pioneer USA operates most of each partnership's wells. Each partnership has entered into one or more standard industry operating agreements with Pioneer USA. Those operating agreements establish the base fee paid by the partnership to Pioneer USA for its lease operating services. That base fee adjusts annually based on a rate established by the Council of Petroleum Accountants Society, or COPAS, for the oil and gas industry.

                       OWNERSHIP OF PARTNERSHIP INTERESTS

     Pioneer Parent does not directly own any partnership interests in any partnership. Pioneer Parent beneficially owns all of Pioneer USA's partnership interests in each partnership. Table 6 of Appendix A to this document contains the voting percentage as of July 31, 2001, of the outstanding limited partnership interests for each partnership that are beneficially owned by Pioneer USA as a limited partner. As of July 31, 2001, no person or entity known by Pioneer USA beneficially owns more than 5% of the outstanding limited partnership interests in any partnership, except in Parker & Parsley 81-I, Ltd., Parker & Parsley 82-I, Ltd. and Parker and Parsley 82-III, Ltd. In those partnerships, Pioneer USA repurchased and now owns partnership interests representing the following beneficial ownership percentages:

Parker & Parsley 81-I, Ltd. ................................   5.84%
Parker & Parsley 82-I, Ltd. ................................  11.71%
Parker & Parsley 82-III, Ltd. ..............................   5.97%

Pioneer USA has sole investment and voting power with respect to partnership interests it beneficially owns.

     Except as set forth above, none of Pioneer Parent, Pioneer USA, or, to the knowledge of Pioneer USA, any of their directors or executive officers, or any associate or majority-owned subsidiary of Pioneer Parent, Pioneer USA or any such director or officer:

     - beneficially owns any partnership interests of any partnership; or

     - has effected any transactions in any partnership interests of any partnership during the past 60 days.

              TRANSACTIONS AMONG ANY PARTNERSHIP, PIONEER PARENT,
                  PIONEER USA AND THEIR DIRECTORS AND OFFICERS

     Except as described in this document, including the supplements for each partnership, there have not been any transactions, negotiations or material contacts between Pioneer Parent, Pioneer USA, any of their respective subsidiaries, or, to the knowledge of Pioneer Parent and Pioneer USA, any director or executive officer of Pioneer Parent or Pioneer USA or any associate of any such persons, on the one hand, and any partnership or any of its general partners, including Pioneer USA, directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC. Except as described in this document, none of Pioneer Parent, Pioneer USA, or, to the knowledge of Pioneer Parent and Pioneer USA, any director or executive officer of Pioneer Parent or Pioneer USA, has any agreement, arrangement or understanding with any other person with respect to any securities of any partnership.

     During March 2001, Pioneer Parent offered to acquire all of the direct oil and gas interests owned by some former officers and employees of Pioneer Parent and Pioneer USA in properties in which Pioneer Parent and Pioneer USA own interests. The merger value for the direct oil and gas interests was equal to the present value of estimated future net revenues from the oil and gas reserves attributable to the interests, as of March 31, 2001. In determining the present value, Pioneer Parent and Pioneer USA used (1) a five-year NYMEX futures price for oil and gas as of March 2001 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. The consideration offered in the purchases of the direct oil and gas interests was all cash since offering and registering Pioneer Parent common stock in those purchases was cost-prohibitive due to the small size of such transactions.

     Additionally, in December 2000, Pioneer Parent received the approval of the partners of 13 employee limited partnerships to merge with Pioneer USA for total merger consideration of $2.0 million. Of the total merger consideration, $0.3 million was paid to current Pioneer Parent employees. The merger value of each employee partnership was equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of September 30, 2000, less the cash distributions on October 15, 2000 and November 15, 2000, by that partnership to its partners. In determining the present value, Pioneer Parent and Pioneer USA used (1) a five-year NYMEX futures price for oil and gas as of August 25, 2000 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 13.5% discount rate. Using the same parameters as described above, Pioneer Parent purchased all of the direct oil and gas interests held by Scott D. Sheffield, its chairman of the board of directors and chief executive officer, for $0.2 million during October 2000. The consideration paid in the mergers of the employee limited partnerships and the purchase of Mr. Sheffield's direct oil and gas interests was all cash. As with the purchases of the direct oil and gas interests described above, offering and registering Pioneer Parent common stock in these transactions was cost-prohibitive due to the small size of such transactions.

     If you approve the merger of each partnership in which you own an interest, there are various ways that Pioneer USA may use the properties. Pioneer USA may continue to operate the properties, it may sell the properties to third parties, including a royalty trust, or it may spin off the properties to its stockholder. Although Pioneer USA plans to operate the properties in the immediate future following completion of the merger of each partnership, it has not decided how to use the properties in the long-term.

                                   MANAGEMENT

PIONEER PARENT

     The following information sets forth the age, business experience during the past five years, positions and offices with Pioneer Parent, and periods of service of each director and executive officer of Pioneer Parent.

NAME                                   AGE                             POSITION
----                                   ---                             --------
Scott D. Sheffield...................  48    Chairman of the Board of Directors, President and Chief
                                             Executive Officer
Timothy L. Dove......................  44    Executive Vice President and Chief Financial Officer
Dennis E. Fagerstone.................  52    Executive Vice President
Mark L. Withrow......................  53    Executive Vice President, General Counsel and Secretary
Danny L. Kellum......................  46    Executive Vice President -- Domestic Operations
James R. Baroffio....................  69    Director
R. Hartwell Gardner..................  66    Director
James L. Houghton....................  70    Director
Jerry P. Jones.......................  69    Director
Charles E. Ramsey, Jr. ..............  64    Director

     Scott D. Sheffield. Mr. Sheffield, a distinguished graduate of the University of Texas with a Bachelor of Science degree in Petroleum Engineering, has been the Chairman of the Board of Directors of Pioneer Parent since August 1999 and the President and Chief Executive Officer of Pioneer Parent since August 1997. Mr. Sheffield was the Chairman of the Board of Directors, President and Chief Executive Officer of Parker & Parsley Petroleum Company from October 1990 until August 1997. He was the President and a director of Parker & Parsley Petroleum Company from May 1990 until October 1990. Mr. Sheffield was the sole director of Parker & Parsley Petroleum Company from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company, a predecessor of Parker & Parsley Petroleum Company, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President -- Engineering of Parker & Parsley Development Company from September 1981 until April 1985, when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board of Directors and Chief Executive Officer of Parker & Parsley Development Company. Before joining Parker & Parsley Development Company 's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

     Timothy L. Dove. Mr. Dove, a graduate of Massachusetts Institute of Technology with a Bachelor of Science degree in Mechanical Engineering and the University of Chicago with an M.B.A., has been Executive Vice President and Chief Financial Officer of Pioneer Parent since February 2000. He was Executive Vice President -- Business Development of Pioneer Parent from August 1997 until February 2000. Mr. Dove joined Parker & Parsley Petroleum Company in May 1994 as Vice President -- International and was promoted to Senior Vice
President -- Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley Petroleum Company, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp., in various capacities in international exploration and production, marketing, refining, and planning and development.

     Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, has been an Executive Vice President of Pioneer Parent since August 1997. Mr. Fagerstone served as Executive Vice President and Chief Operating Officer of MESA Inc. from March 1997 until August 1997. Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of MESA Inc. from October 1996 to February 1997, and served as Vice
President -- Exploration and Production of MESA Inc. from May 1991 to October 1996. Mr. Fagerstone served as Vice President -- Operations of MESA Inc. from June 1988 until May 1991.

     Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a Bachelor of Science degree in Accounting and Texas Tech University with a J.D. degree, has been the Executive Vice President, General Counsel and Secretary of Pioneer Parent since August 1997. He served as Vice
President -- General Counsel of Parker & Parsley Petroleum Company from February 1991 until January 1995, and served as Senior Vice President and General Counsel of Parker & Parsley Petroleum Company from January 1995 until August 1997. He was Parker & Parsley Petroleum Company's Secretary from August 1992 until August 1997. Mr. Withrow joined Parker & Parsley Development Company in January 1991. Before joining Parker & Parsley Development Company, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

     Danny L. Kellum. Mr. Kellum, a graduate of Texas Tech University with a Bachelor of Science degree in Petroleum Engineering in 1979, has been Executive Vice President -- Domestic Operations of Pioneer Parent since May 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President -- Domestic Operations. From August 1997 until December 1999, Mr. Kellum served as Vice President -- Permian Division. Mr. Kellum served as Spraberry District Manager for Parker & Parsley Petroleum Company from 1989 until 1994 and as Vice President of the Spraberry and Permian Divisions for Parker & Parsley Petroleum Company from 1994 until August 1997. He joined Parker & Parsley Petroleum Company in 1981 as Operations Engineer after a brief career with Mobil Oil Corporation.

     James R. Baroffio. Dr. Baroffio received a B.A. in Geology at the College of Wooster, Ohio, an M.S. in Geology at Ohio State University, and a Ph.D. in Geology at the University of Illinois. Before becoming a director of Pioneer Parent in December 1997, Dr. Baroffio enjoyed a long career with Standard Oil Company of California, the predecessor of Chevron Corporation, where he served as President, Chevron Research and Technology Center from 1980 to 1985 and eventually retired as President of Chevron Canada Resources in 1994. Dr. Baroffio was a member of the Board of Directors of the Rocky Mountain Oil & Gas Association and Chairman of the U.S. National Committee of the World Petroleum Congress. His community leadership positions included membership on the Board of Directors of Glenbow Museum and the Nature Conservancy of Canada, as well as serving as President of the Alberta Nature Conservancy.

     R. Hartwell Gardner. Mr. Gardner, a graduate of Colgate University with a Bachelor of Arts degree in Economics and Harvard University with an M.B.A., became a director of Pioneer Parent in August 1997. He served as a director of Parker & Parsley Petroleum Company from November 1995 until August 1997. Until his retirement in September 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of the Financial Executives Institute of which he served as Chairman in 1986/1987 and is a Director of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd., Pembroke, Bermuda.

     James L. Houghton. Mr. Houghton is a certified public accountant and a graduate of Kansas University with a Bachelor of Science degree in Accounting, as well as a Bachelor of Law degree. Mr. Houghton has served as a director of Pioneer Parent since August 1997, and as a director of Parker & Parsley Petroleum Company from October 1991 until August 1997. Until his retirement in September 1991, Mr. Houghton was the lead oil and gas tax specialist for the accounting firm of Ernst & Young LLP, was a member of Ernst & Young's National Energy Group, and had served as its Southwest Regional Director of Tax. Mr. Houghton is a member of the American Institute of Certified Public Accountants, a member of the Oklahoma Society of Certified Public Accountants, a former Chairman of its Federal and Oklahoma Taxation Committee and past President of the Oklahoma Institute of Taxation. He has also served as a Director for the Independent Petroleum Association of America and as a member of its Tax Committee.

     Jerry P. Jones. Mr. Jones earned a Bachelor of Science degree from West Texas State College in 1953 and a Bachelor of Law degree from the University of Texas School of Law in 1959. Mr. Jones has served as a director of Pioneer Parent since August 1997, and as a director of Parker & Parsley Petroleum Company from May 1991 until August 1997. Mr. Jones has been an attorney with the law firm of Thompson & Knight, P.C., Dallas, Texas, since September 1959 and was a shareholder in that firm until January 1998, when he retired and became of counsel to the firm. Mr. Jones specialized in civil litigation, especially in the area of energy disputes.

     Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a director of Pioneer Parent since August 1997. Mr. Ramsey served as a director of Parker & Parsley Petroleum Company from October 1991 until August 1997. Since October 1991, he has operated Ramsey Energy LLC, an independent management and financial consulting firm. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. in Dallas, Texas. His industry experience includes 12 years of senior management experience in the positions of President, Chief Executive Officer and Executive Officer and Executive Vice President of May Petroleum Inc. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

PIONEER USA

     The following information sets forth the age, business experience during the past five years, positions and offices with Pioneer USA, and periods of service of each director and executive officer of Pioneer USA.

NAME                                               AGE                       POSITION
----                                               ---                       --------
Timothy L. Dove..................................  44    Director, Executive Vice President and Chief
                                                         Financial Officer
Dennis E. Fagerstone.............................  52    Director and Executive Vice President
Mark L. Withrow..................................  53    Director, Executive Vice President, General
                                                         Counsel and Secretary
Danny L. Kellum..................................  46    Director and Executive Vice President

     Timothy L. Dove. Mr. Dove has been a Director of Pioneer USA since August 1997 and has been Executive Vice President and Chief Financial Officer of Pioneer USA since February 2000. He was the Executive Vice President -- Business Development of Pioneer USA from August 1997 until February 2000. He served as a Director of Parker & Parsley Petroleum USA, Inc. from June 1997 until August 1997. He was a Senior Vice President of Parker & Parsley Petroleum USA, Inc. from October 1996 until August 1997. He was a Vice President of Parker & Parsley Petroleum USA, Inc. from December 1995 until October 1996. Mr. Dove's other business experience and biographical information are set forth above under "Management -- Pioneer Parent."

     Dennis E. Fagerstone. Mr. Fagerstone has been a Director and an Executive Vice President of Pioneer USA since August 1997. Mr. Fagerstone's other business experience and biographical information are set forth above under "Management -- Pioneer Parent."

     Mark L. Withrow. Mr. Withrow has been a Director of Pioneer USA since August 1997. He became an Executive Vice President, the General Counsel and the Secretary of Pioneer USA in August 1997. He served as a Director of Parker & Parsley Petroleum USA, Inc. from January 1996 until August 1997. He was a Senior Vice President and the Secretary of Parker & Parsley Petroleum USA, Inc. from January 1995 until August 1997. He was a Vice President and the Secretary of Parker & Parsley Petroleum USA, Inc. from December 1993 until January 1995. He was a Vice President of Parker & Parsley Petroleum USA, Inc. from January 1991 until December 1993. Mr. Withrow's other business experience and biographical information are set forth above under "Management -- Pioneer Parent."

     Danny L. Kellum. Mr. Kellum has been a Director of Pioneer USA since February 2000, and has been Executive Vice President of Pioneer USA since May 2000. He served as Vice President -- Domestic Operations of Pioneer USA from January 2000 until May 2000, as Vice President -- Permian Division of Pioneer USA from April 1998 until December 1999 and as Vice President -- Spraberry Division of Pioneer USA from December 1997 until March 1998. Mr. Kellum's other business experience and biographical information are set forth above under "Management -- Pioneer Parent."

                                 PIONEER PARENT

     Pioneer Parent is a large independent exploration and production company with total proved reserves equivalent to 3.8 trillion cubic feet of natural gas, or 628 million barrels of oil. Pioneer Parent's proved reserves are balanced equally between natural gas and oil, and Pioneer Parent has a reserves-to-production ratio of 14 years. Three core areas in the United States comprise 67% of Pioneer Parent's reserve base: the Hugoton gas field, the West Panhandle gas field, and the Spraberry oil and natural gas field. Pioneer Parent also has domestic properties in East Texas, the Gulf Coast, and the offshore Gulf of Mexico as well as a significant international presence through its properties in Argentina, Canada, South Africa, and Gabon.

     Pioneer Parent seeks to increase net asset value and production by combining lower risk development drilling with higher risk exploration activity. Pioneer Parent has identified over 1,700 development drilling locations on its properties in the U.S., Argentina and Canada. Approximately 76% of the identified 1,700 development drilling locations have proved undeveloped reserves attributable to them. Pioneer Parent's exploration program is focused in the deepwater Gulf of Mexico, the Gulf Coast shelf, South Africa and Gabon. Pioneer Parent expects significant new production from the deepwater Gulf of Mexico and South Africa in 2002 and 2003 as it builds on its recent exploration successes in those areas. The production from Pioneer Parent's long-lived reserves in the Spraberry, Hugoton and West Panhandle fields are expected to provide stable cash flows to fund Pioneer Parent's development and exploration activities.

     During 2000, Pioneer Parent spent $340 million for capital expenditures to add 437 billion cubic feet of natural gas equivalent reserves. As a consequence, in 2000 Pioneer Parent replaced 167% of its production at an acquisition and finding cost of $.78 per Mcf equivalent. Pioneer Parent's acquisition and finding cost is the result obtained by dividing total costs incurred by the sum of revisions of previous estimates, purchases of minerals-in-place and new discoveries and extensions. Pioneer Parent drilled 296 wells with 90% success worldwide, including 83 exploration and extension wells with 73% success.

     For 2001, Pioneer Parent has budgeted $480 million of capital expenditures, a 41% increase over 2000 capital expenditures but slightly less than expected available cash flow. Approximately 73% of the 2001 capital expenditure budget is for development activities with the remaining 27% for exploration. Pioneer Parent plans to drill approximately 460 development wells and 26 exploratory wells in its 2001 program, and approximately 65% of the capital expenditures will be for drilling activities in the U.S.

KEY PROJECTS TO INCREASE PRODUCTION

     Pioneer Parent expects to increase its production of oil and gas from current levels by 25% to 30% on a gas equivalent basis by early to mid 2003, primarily from four projects. The production increases anticipated from the four projects are derived from currently booked proved undeveloped reserves. The projects in general build on Pioneer Parent's recent exploration successes.

     - The Canyon Express project is a joint development of three deepwater Gulf of Mexico discoveries, including Pioneer Parent's Aconcagua and Camden Hills fields. The project is being developed with a capacity to deliver 500 million cubic feet of natural gas per day by the summer of 2002. Pioneer Parent owns an 18% interest in the Canyon Express project and expects that production from the project will increase Pioneer Parent's North American natural gas production by 30% from current levels.

     - Pioneer Parent's first well in offshore South Africa confirmed the presence of commercial oil reserves and resulted in Pioneer Parent's plans to develop the Sable oil field. First production from the field is expected in late 2002 or early 2003 at daily rates of 25 to 30 thousand barrels per day. Pioneer Parent has a 40% working interest in the field, and production from the project is expected to increase Pioneer Parent's total oil production by more than 20%. Pioneer Parent has also discovered oil and natural gas at its Boomslang prospect in offshore South Africa.

     - The Devils Tower discovery was Pioneer Parent's second in the deepwater Gulf of Mexico. The oil field has been successfully appraised, and development plans call for first production in early 2003. Pioneer Parent has a 25% working interest in the field, and production from the field is expected to increase Pioneer Parent's total oil production by approximately 20% from current levels.

MORE INFORMATION

     A more complete description of Pioneer Parent and its business is found in the reports that Pioneer Parent files with the SEC. Please see "Where You Can Find More Information" on the inside front cover page of this document. Pioneer Parent's business, and its expectations about its future, are subject to many risks. Please also read "Risks Associated with an Investment in Pioneer Parent" under the caption "Risk Factors" beginning on page 20 of this document.

                                THE PARTNERSHIPS

GENERAL

     Pioneer USA's predecessor, Parker & Parsley Petroleum USA, Inc. or its predecessors or affiliates, sponsored each partnership. As a result of the merger of Parker & Parsley Petroleum Company and MESA Inc. to form Pioneer Parent on August 7, 1997, Pioneer USA became the managing or sole general partner of each partnership.

     Appendix A to this document sets forth information about each partnership, including proved reserves as of December 31, 2000, estimated reserves as of March 31, 2001, oil and gas production, average sales prices and production costs, productive wells and developed acreage, and historical cash distributions. In addition, the supplement for each partnership constitutes an integral part of this document. You should read Appendix A and the supplement carefully in their entirety.

THE DRILLING PARTNERSHIPS

     The drilling partnerships consist of the following 43 limited partnerships that were formed from 1981 through 1991:

                                                              STATE OF
NAME                                                          FORMATION
----                                                          ---------
Parker & Parsley 81-I, Ltd..................................  Texas
Parker & Parsley 81-II, Ltd.................................  Texas
Parker & Parsley 82-I, Ltd..................................  Texas
Parker & Parsley 82-II, Ltd.................................  Texas
Parker & Parsley 82-III, Ltd................................  Texas
Parker & Parsley 83-A, Ltd..................................  Texas
Parker & Parsley 83-B, Ltd..................................  Texas
Parker & Parsley 84-A, Ltd..................................  Texas
Parker & Parsley 85-A, Ltd..................................  Texas
Parker & Parsley 85-B, Ltd..................................  Texas
Parker & Parsley Private Investment 85-A, Ltd...............  Texas
Parker & Parsley Selected 85 Private Investment, Ltd........  Texas
Parker & Parsley 86-A, Ltd..................................  Texas
Parker & Parsley 86-B, Ltd..................................  Texas
Parker & Parsley 86-C, Ltd..................................  Texas
Parker & Parsley Private Investment 86, Ltd.................  Texas
Parker & Parsley 87-A Conv., Ltd............................  Texas
Parker & Parsley 87-A, Ltd..................................  Texas
Parker & Parsley 87-B Conv., Ltd............................  Texas
Parker & Parsley 87-B, Ltd..................................  Texas
Parker & Parsley Private Investment 87, Ltd.................  Texas
Parker & Parsley 88-A Conv., L.P............................  Delaware
Parker & Parsley 88-A, L.P..................................  Delaware
Parker & Parsley 88-B Conv., L.P............................  Delaware
Parker & Parsley 88-B L.P...................................  Delaware
Parker & Parsley 88-C Conv., L.P............................  Delaware
Parker & Parsley 88-C, L.P..................................  Delaware
Parker & Parsley Private Investment 88, L.P.................  Delaware
Parker & Parsley 89-A Conv., L.P............................  Delaware
Parker & Parsley 89-A, L.P..................................  Delaware
Parker & Parsley 89-B Conv., L.P............................  Delaware
Parker & Parsley 89-B, L.P..................................  Delaware
Parker & Parsley Private Investment 89, L.P.................  Delaware
Parker & Parsley 90-A Conv., L.P............................  Delaware
Parker & Parsley 90-A, L.P..................................  Delaware
Parker & Parsley 90-B Conv., L.P............................  Delaware
Parker & Parsley 90-B, L.P..................................  Delaware
Parker & Parsley 90-C Conv., L.P............................  Delaware

                                                              STATE OF
NAME                                                          FORMATION
----                                                          ---------
Parker & Parsley 90-C, L.P..................................  Delaware
Parker & Parsley Private Investment 90, L.P.................  Delaware
Parker & Parsley 90 Spraberry Private Development, L.P......  Delaware
Parker & Parsley 91-A, L.P..................................  Delaware
Parker & Parsley 91-B, L.P..................................  Delaware

     Each drilling partnership was formed to establish long-lived oil and gas reserves primarily by drilling low-risk development wells in the Spraberry field of the Permian Basin of West Texas. The oil and gas properties of each drilling partnership consist primarily of leasehold interests in producing properties located in Texas. The partners of a drilling partnership received a tax benefit from drilling activities in the partnership's first year. Subsequently, each drilling partnership has regularly distributed its net cash flow. As of the date of this document, each drilling partnership has expended all of its initial capital contributions.

     For a discussion of transactions between each drilling partnership and Pioneer USA, see the notes to the financial statements of each drilling partnership included in the supplement for the partnership.

THE INCOME PARTNERSHIPS

     The income partnerships consist of the following three limited partnerships that were formed in 1987 and 1988:

                                                              STATE OF
NAME                                                          FORMATION
----                                                          ---------
Parker & Parsley Producing Properties 87-A, Ltd.............  Texas
Parker & Parsley Producing Properties 87-B, Ltd.............  Texas
Parker & Parsley Producing Properties 88-A, L.P.............  Delaware

     The primary objective of each income partnership was to acquire long-lived, producing oil and gas properties in the Spraberry field of the Permian Basin of West Texas. Subsequently, each income partnership has regularly distributed its net cash flow. As of the date of this document, each income partnership has expended all of its initial capital contributions.

     For a discussion of transactions between each income partnership and Pioneer USA, see the notes to the financial statements of each income partnership included in the supplement for the partnership.

               COMPARISON OF RIGHTS OF STOCKHOLDERS AND PARTNERS

GENERAL

     The rights of Pioneer Parent stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Pioneer Parent. The rights of the limited partners of each partnership are currently governed by the Delaware Revised Uniform Limited Partnership Act or the Texas Revised Limited Partnership Act and, in either case, the partnership agreement of the partnership. Accordingly, on completion of the merger of each partnership, the rights of Pioneer Parent stockholders and of limited partners who become Pioneer Parent stockholders in the merger of their partnerships will be governed by the Delaware General Corporation Law, Pioneer Parent's certificate of incorporation and Pioneer Parent's bylaws. The following is a summary of the material differences between the current rights of Pioneer Parent stockholders and those of the limited partners of each partnership.

     The following summary of the material differences between the Pioneer Parent certificate of incorporation, the Pioneer Parent bylaws and the partnership agreement for each partnership may not contain all the information that is important to you. To review all provisions and differences of such documents in full detail, please read the full text of these documents, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the Texas Revised Limited Partnership Act. Copies of the Pioneer Parent certificate of incorporation, the Pioneer Parent bylaws and the partnership agreement for each partnership in which you own an interest will be sent to you upon request. For information on how these documents may be obtained, see "Where You Can Find More Information" on the inside front cover page of this document.

     Pioneer Parent's certificate of incorporation and bylaws will not be amended in conjunction with the merger of any partnership.

SUMMARY COMPARISON OF TERMS OF SHARES OF PIONEER PARENT COMMON STOCK AND PARTNERSHIP INTERESTS

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                                      LIQUIDITY AND MARKETABILITY
--------------------------------------------------------------------------------------------------------
Shares of Pioneer Parent common stock are             The partnership interests of each partnership may
generally freely transferable. The shares of          not be transferred if, in the opinion of counsel
Pioneer Parent common stock that are currently        to the partnership, (1) such transfers would
outstanding are traded on the New York Stock          result in the termination of the partnership for
Exchange and the Toronto Stock Exchange, and the      federal income tax purposes under Section 708 of
shares of Pioneer Parent common stock to be issued    the Internal Revenue Code, or (2) such transfers
in the merger of each participating partnership       may not be effected without registration under the
have been approved for listing on the New York        Securities Act of 1933 or would result in the
Stock Exchange and the Toronto Stock Exchange upon    violation of any applicable state securities laws.
official notice of issuance.                          Clause (1) is not applicable to Parker & Parsley
                                                      85-A, Ltd., Parker & Parsley 85-B, Ltd., Parker &
                                                      Parsley Private Investment 85-A, Ltd., Parker &
                                                      Parsley Selected 85 Private Investment, Ltd.,
                                                      Parker & Parsley Private Investment 86, Ltd.,
                                                      Parker & Parsley 87-A Conv., Ltd., Parker &
                                                      Parsley 87-A, Ltd., Parker & Parsley 87-B Conv.,
                                                      Ltd. and Parker & Parsley 87-B, Ltd. and Parker &
                                                      Parsley Private Investment 87, Ltd. In addition,
                                                      no transferee of a partnership interest has the
                                                      right to become a substitute limited partner
                                                      unless, among other things, such substitution is
                                                      approved by Pioneer USA, which may grant or
                                                      withhold such consent in its absolute discretion.
                                                      In view of the foregoing restrictions, it was
                                                      never intended that the partnership interests
                                                      would be actively traded. No broad-based secondary
                                                      market for the partnership interests of any
                                                      partnership exists.
--------------------------------------------------------------------------------------------------------
                                          RIGHTS OF REPURCHASE
--------------------------------------------------------------------------------------------------------
Pioneer Parent's stockholders have no right to        Within the time periods specified in the
present their shares of Pioneer Parent common         partnership agreements of Parker & Parsley 82-I,
stock for repurchase by Pioneer Parent or any         Ltd., Parker & Parsley 82-II, Ltd., Parker &
other person.                                         Parsley 82-III, Ltd., Parker & Parsley 83-A, Ltd.,
                                                      Parker & Parsley 83-B, Ltd. and Parker & Parsley
                                                      84-A, Ltd., a limited partner of any of those
                                                      partnerships may tender all or, subject to some
                                                      limitations, part of his partnership interests in
                                                      the partnership to Pioneer USA for repurchase in
                                                      accordance with the partnership agreement for the
                                                      partnership. See "Risk Factors -- Risk Factors
                                                      Relating to the Merger of Each
                                                      Partnership -- Repurchase Rights Terminate on
                                                      Completion of the Mergers." A comparison of the
                                                      merger value for each of these partnerships and
                                                      the repurchase prices in 2001 is set forth in
                                                      Table 8 of Appendix A.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                          MANAGEMENT, MANAGEMENT LIABILITY AND INDEMNIFICATION
--------------------------------------------------------------------------------------------------------
Pioneer Parent is managed by a board of directors     Each of the partnerships is managed by Pioneer
elected by its stockholders. Under Delaware law,      USA, which generally has exclusive authority over
the directors are accountable to Pioneer Parent       each of the partnership's operations. The limited
and its stockholders as fiduciaries and are           partners may not participate in management of the
required to perform their duties (1) in good          partnerships. Under Delaware and Texas law,
faith, (2) in a manner believed to be in the best     Pioneer USA and any nonmanaging general partners
interests of Pioneer Parent and its stockholders      of any of the partnerships are accountable to the
and (3) with such care, including reasonable          partnership as fiduciaries and consequently are
inquiry, as an ordinarily prudent person in a like    required to exercise good faith and integrity in
position would use under similar circumstances.       all of their dealings with respect to the affairs
The liability of the directors is limited pursuant    of the partnership. Under Texas or Delaware law,
to the provisions of Delaware law and Pioneer         as applicable, Pioneer USA and any nonmanaging
Parent's certificate of incorporation, which          general partners of any of the partnerships have
limits a director's liability for monetary damages    liability for the payment of partnership
to Pioneer Parent or its stockholders for breach      obligations and debts, unless limitations upon
of the director's duty of care, where a director      such liability are expressly stated in the
fails to exercise sufficient care in carrying out     obligation. The partnership agreement of each
the responsibilities of office. Such provisions,      partnership provides generally that Pioneer USA,
however, would not protect a director for (1) a       any nonmanaging general partners of the
breach of duty of loyalty, (2) intentional            partnership and, in some cases, their affiliates
misconduct or knowing violations of law, (3)          will be indemnified for losses relating to acts
unlawful dividend payments or redemption of stock,    performed or omitted to be performed in good faith
or (4) any transaction in which the director          and in the best interests of the partnership;
derived an improper personal benefit. Such            provided that the conduct of Pioneer USA, any such
provisions do not foreclose any other remedy which    nonmanaging general partner or affiliate, as
might be available to Pioneer Parent or its           applicable, did not constitute negligence or
stockholders. Pioneer Parent's certificate of         misconduct. Pioneer USA and any nonmanaging
incorporation and Delaware law provide broad          general partners of the partnership may be removed
indemnification rights to directors and officers      by an affirmative vote of limited partners holding
who                                                   a majority of the outstanding limited partnership
                                                      interests in the partnership; provided, that an
- act in good faith,                                  opinion of counsel to the limited partners and
                                                      acceptable to the partnership is delivered to the
- in a manner reasonably believed to be in or not     partnership to the effect that the exercise of
  opposed to the best interests of Pioneer Parent     such rights by the limited partners (1) will not
  and,                                                result in the loss of the limited partners'
                                                      limited liability and (2) will not adversely
- with respect to criminal actions or proceedings,    affect the tax status of the partnership, Pioneer
  without reasonable cause to believe their           USA or the other partners.
  conduct was unlawful.
Pioneer Parent's certificate of incorporation also
requires Pioneer Parent to indemnify its officers
and directors under some circumstances for
expenses or liabilities incurred as a result of
litigation. In addition, Pioneer Parent's
certificate of incorporation authorizes Pioneer
Parent to advance expenses incurred in the defense
of its directors and officers. Pioneer Parent
intends to take full advantage of those provisions
and has entered into agreements with Pioneer
Parent's directors and officers indemnifying them
to the fullest extent permitted by Delaware law.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                                        MANAGEMENT COMPENSATION
--------------------------------------------------------------------------------------------------------
The board of directors of Pioneer Parent appoints     Each partnership reimburses Pioneer USA for its
officers to serve at the discretion of the board      general and administrative expenses.
of directors. The board of directors of Pioneer
Parent determines the officer salaries and
incentive compensation; provided, that the board
of directors of Pioneer Parent may delegate the
power to determine such compensation to the
chairman of the board, the president or any
committee of the board of directors.
--------------------------------------------------------------------------------------------------------
                                           MANAGEMENT CONTROL
--------------------------------------------------------------------------------------------------------
Pioneer Parent's board of directors has exclusive     Under the partnership agreement of each
control over Pioneer Parent's business and affairs    partnership, Pioneer USA is generally vested with
subject only to the restrictions in Pioneer           all management authority to manage, control,
Parent's certificate of incorporation and bylaws.     administer and operate the business, properties
Pioneer Parent's stockholders have the right to       and affairs of the partnership, including
elect members of the board of directors by a          authority and responsibility for overseeing all
plurality vote at each annual meeting of the          executive, supervisory and administrative services
stockholders. The directors are accountable to        rendered to the partnership. Pioneer USA and any
Pioneer Parent and its subsidiaries as                nonmanaging general partners have the right to
fiduciaries.                                          continue to serve in such capacity unless Pioneer
                                                      USA or such nonmanaging general partner is removed
                                                      upon the affirmative vote of limited partners
                                                      holding a majority of the outstanding limited
                                                      partnership interests in the partnership;
                                                      provided, that an opinion of counsel to the
                                                      limited partners, and acceptable to the
                                                      partnership, is delivered to the partnership to
                                                      the effect that the exercise of such rights by the
                                                      limited partners (1) will not result in the loss
                                                      of the limited partners' limited liability and (2)
                                                      will not adversely affect the tax status of the
                                                      partnership, Pioneer USA or the other partners.
                                                      The limited partners of each partnership have no
                                                      right to participate in the management and control
                                                      of the partnership and have no voice in the
                                                      partnership's affairs except for some limited
                                                      matters that may be submitted to a vote of the
                                                      limited partners under the terms of the
                                                      partnership agreement of the partnership. See
                                                      "Voting Rights and Amendments" below. Pioneer USA
                                                      is accountable as a fiduciary to each partnership.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                                      VOTING RIGHTS AND AMENDMENTS
--------------------------------------------------------------------------------------------------------
Pioneer Parent's certificate of incorporation         Generally, meetings of each partnership may be
provides that (1) stockholders of Pioneer Parent      called by Pioneer USA or by limited partners
may act only at annual or special meetings of         owning at least 10% of the outstanding limited
stockholders and not by written consent, (2)          partnership interests. The limited partners may
Pioneer Parent will hold an annual meeting each       conduct any partnership business at such meeting
calendar year at which its stockholders will elect    which is permitted under the partnership agreement
directors, (3) special meetings of stockholders       for such partnership and is specified in the
may be called only by the board of directors, and     notice of such meeting, but the limited partners
(4) only business proposed by the board of            may not engage in any activity which would be
directors may be considered at special meetings of    deemed taking part in the management or control of
stockholders.                                         the partnership's business.
Most amendments to Pioneer Parent's certificate of    Amendments to the partnership agreement of each
incorporation require the approval of the             partnership generally require the approval by
stockholders who own a majority of the outstanding    limited partners holding a majority of outstanding
shares of Pioneer Parent common stock. A number of    limited partnership interests in the partnership.
fundamental amendments, however, require approval     An amendment that has any of the following effects
by a greater percentage of stockholders. For          requires the unanimous approval of Pioneer USA and
example, any amendment to the following provisions    the limited partners: (1) increases the liability
requires the approval of two-thirds of the            or duties of any of the partners, (2) changes the
stockholders: (1) election of directors, (2)          contributions required of the partners, (3)
authority of the board of directors, (3)              provides for any reallocation of profits, losses
stockholder meetings and (4) limitation on the        or deductions to the detriment of a partner, (4)
liability of directors. Any amendment to the          establishes any new priority in one or more
provision that prohibits action by the written        partners as to the return of capital contributions
consent of the stockholders in lieu of a meeting      or as to profits, losses, deductions or
requires the approval of 80% of the stockholders.     distribution to the detriment of a partner, or (5)
In addition, the following actions require the        causes the partnership to be taxed as a
approval of 80% of the stockholders and the           corporation. Pioneer USA may, in its sole
approval of two-thirds of the disinterested           discretion, adopt any of the following amendments:
stockholders: (1) any merger, consolidation or        (1) change the name of the partnership, (2) change
share exchange involving any person, other than       the location of the principal place of business of
Pioneer Parent or a subsidiary of Pioneer Parent,     the partnership, (3) admit a new or substitute
who beneficially owns 10% or more of the              limited partner, (4) modify its general
outstanding voting securities of Pioneer Parent,      partnership interest as a result of a transfer of
which person we call a related party, (2) some        a portion of such interest, (5) correct a
sales, leases, exchanges or similar transactions      typographical error, or (6) any other similar
with related parties, (3) some issuances of           change where the Pioneer USA determines that the
securities to related parties, (4) adoption of any    amendment will not adversely affect the limited
plan or proposal for liquidation of Pioneer Parent    partners and Pioneer USA believes the amendment is
initiated by related parties, or (5) any series or    necessary or advisable to qualify the partnership
combination of any of the actions described in        under the laws of a state in which it engages or
clauses (1) through (4).                              proposes to engage in business or to keep the
                                                      partnership from being treated as a corporation
                                                      for tax purposes.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                                        ANTI-TAKEOVER PROVISIONS
--------------------------------------------------------------------------------------------------------
The certificate of incorporation and bylaws of        There are no anti-takeover provisions in the
Pioneer Parent and the Delaware General               partnership agreement for any of the partnerships
Corporation Law include a number of provisions        or under Delaware or Texas partnership law.
which may have the effect of encouraging persons
considering unsolicited tender offers or other
unilateral takeover proposals to negotiate with
Pioneer Parent's board of directors rather than
pursue non-negotiated takeover attempts. These
provisions include (1) a classified board of
directors, (2) advance notice requirements for
shareholder proposals and director nominations,
(3) restrictions on certain business combinations
and (4) prohibition against actions approved by
written consent without the approval of a
specified percentage of the shareholders. In
addition, Pioneer Parent has adopted a rights plan
and distributed to each holder of its common stock
and Canadian exchangeable shares rights to acquire
shares of Series A Junior Participating Preferred
Stock in certain circumstances. The rights plan,
which is also known as a "poison pill," is
intended to prevent any person from accumulating a
significant position in Pioneer Parent's voting
stock without approval of Pioneer Parent's board
of directors.
--------------------------------------------------------------------------------------------------------
                                        CONTINUITY OF EXISTENCE
--------------------------------------------------------------------------------------------------------
Pioneer Parent has a perpetual existence.             Except for the following partnerships, each
                                                      partnership has a finite life of 50 years from the
                                                      year of its formation. The following partnerships
                                                      continue until terminated by mutual agreement of
                                                      the partners of the partnership:
                                                            Parker & Parsley 81-I, Ltd.
                                                            Parker & Parsley 81-II, Ltd.
                                                            Parker & Parsley 82-I, Ltd.
                                                            Parker & Parsley 82-II, Ltd.
                                                            Parker & Parsley 82-III, Ltd.
                                                            Parker & Parsley 83-A, Ltd.
                                                            Parker & Parsley 83-B, Ltd.
                                                            Parker & Parsley 84-A, Ltd.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
                                           LIMITED LIABILITY
--------------------------------------------------------------------------------------------------------
A stockholder's liability will generally be           Assuming the limited partners of a partnership do
limited to such stockholder's contribution to         not take part in the management or control of the
Pioneer Parent's capital. Under Delaware law,         business of such partnership, a limited partner's
Pioneer Parent's stockholders will not be liable      liability is generally limited to the limited
for Pioneer Parent's debts or obligations. The        partner's contribution to the capital of the
shares of Pioneer Parent common stock offered by      partnership and such limited partner's share of
Pioneer Parent under this document, upon issuance,    assets and undistributed profits of the
will be fully paid and nonassessable.                 partnership. A limited partner will receive a
                                                      return of the limited partner's capital
                                                      contribution to the partnership to the extent that
                                                      a distribution to the limited partner reduces the
                                                      limited partner's share of the fair value of the
                                                      partnership's net assets below the value of the
                                                      limited partner's unreturned capital
                                                      contributions. A substituted limited partner is
                                                      subject to the liabilities and obligations of the
                                                      substituted limited partner's assignor, except
                                                      those liabilities of which the substituted limited
                                                      partner was unaware at the time he became a
                                                      substituted limited partner and which could not be
                                                      ascertained from the partnership agreement of the
                                                      partnership.
--------------------------------------------------------------------------------------------------------
                                   BUSINESS ACTIVITIES AND FINANCING
--------------------------------------------------------------------------------------------------------
Pioneer Parent's mission is to provide its            The business operations of each partnership have
stockholders with superior investment returns         consisted of the acquisition, development and
through strategies that maximize Pioneer Parent's     production of oil and gas reserves. Each
long-term profitability and net asset values. The     partnership has expended its initial partnership
strategies employed to achieve this mission are       capital, and additional properties cannot be
anchored by Pioneer Parent's long-lived Spraberry     acquired. Operations can be financed only through
oil and gas field and Hugoton and West Panhandle      permitted borrowings, reinvestment of earnings not
gas fields' reserves and production. Underlying       distributed, permitted assessments, or permitted
these fields are approximately 67% of Pioneer         sales of assets. Each partnership generally is
Parent's proved oil and gas reserves which have a     required to distribute to its partners all or
remaining productive life in excess of 40 years.      substantially all its net cash flow from
The stable base of oil and gas production from        operations, after provision for any reserves
these fields generates operating cash flows that      deemed appropriate by Pioneer USA.
allow Pioneer Parent the financial flexibility to
selectively reinvest capital:
- to develop and increase production from existing
  properties through low-risk development drilling
  activities;
- to leverage cost containment opportunities to
  achieve operating and technical efficiencies;
  and
- to pursue strategic acquisitions in Pioneer
  Parent's core areas that will complement Pioneer
  Parent's existing asset base and provide
  additional growth opportunities.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
Pioneer Parent also has the financial flexibility
to use portions of its operating cash flows:
- to selectively expand into new geographic areas
  that feature producing properties and provide
  exploration or exploitation opportunities;
- to invest in the personnel and technology
  necessary to increase Pioneer Parent's
  exploration opportunities; and
- to enhance liquidity.
This flexibility allows Pioneer Parent to take
advantage of future exploration, development and
acquisition opportunities. Pioneer Parent may
engage in any phase of the oil and gas business
and any other lawful business.
Pioneer Parent may finance its operations and the
acquisition of additional properties through,
among other things, the issuance of additional
shares of Pioneer Parent common stock, borrowings,
and the reinvestment of earnings not distributed
to stockholders.
--------------------------------------------------------------------------------------------------------
                                          FINANCIAL REPORTING
--------------------------------------------------------------------------------------------------------
Pioneer Parent is subject to the reporting            For a list of the partnerships that are subject to
requirements of the Securities Exchange Act of        the reporting requirements of the Securities
1934.                                                 Exchange Act of 1934, see "Where You Can Find More
                                                      Information" on the inside front cover page of
                                                      this document. In addition, the partnership
                                                      agreement of each partnership requires that some
                                                      reports be delivered to the limited partners.
--------------------------------------------------------------------------------------------------------
                                            TAX INFORMATION
--------------------------------------------------------------------------------------------------------
"Double taxation" at the corporate and stockholder    None of the partnerships is a taxable entity for
levels typically results when a corporation such      federal income tax purposes. The partners of each
as Pioneer Parent earns income and distributes        partnership are required to take into account
that income to its stockholders in the form of        their pro rata share of the partnership's income,
dividends. Stockholders will only recognize income    gains, losses, and deductions, regardless of
on amounts actually distributed by Pioneer Parent.    whether they receive any cash distributions from
Distributions made by Pioneer Parent out of           the partnership. Some partners may be entitled to
current or accumulated earnings and profits are       percentage depletion. A partner will be required
taxed as dividend income. Distributions in excess     to recapture some deductions and credits upon the
of current or accumulated earnings and profits are    sale of all or a portion of his partnership
treated as a non-taxable return of basis to the       interests.
extent of stockholders' adjusted basis in their
shares, with the excess taxed as capital gain.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                      SHARES                                        PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------
Dividends, if any, received by stockholders from      A partner's share of a partnership's income and
Pioneer Parent generally will constitute portfolio    loss will be subject to the "passive activity"
income, and cannot be offset with losses from         limitations. Under the passive activity rules,
"passive activities." Losses and credits generated    losses of a partner arising from his ownership of
within Pioneer Parent do not pass through to the      partnership interests may be used to offset
stockholders. After the end of Pioneer Parent's       passive income from another passive investment and
taxable year, stockholders will receive Form          income of a partner arising from his ownership of
1099-DIV to report their dividend income.             partnership interests may only be offset with
                                                      passive losses from another passive investment.
                                                      For a discussion of the tax consequences
                                                      associated with the merger of each partnership,
                                                      see "The Merger of Each Partnership --  Material
                                                      U.S. Federal Income Tax Consequences."
--------------------------------------------------------------------------------------------------------
                DIVIDEND OR DISTRIBUTION POLICY AND PARTICIPATION IN PROFITS AND LOSSES
--------------------------------------------------------------------------------------------------------
The shares of Pioneer Parent common stock             For a description of the distribution policies of
constitute equity interests in Pioneer Parent.        each partnership, see "Risk Factors --  Risks
Each stockholder will be entitled to his pro rata     Associated with an Investment in Pioneer
share of the dividends made with respect to the       Parent --  Pioneer Parent Might Not Declare
Pioneer Parent common stock. The dividends payable    Dividends." The average quarterly cash
to the stockholders are not fixed in amount and       distributions by each partnership for 1999, 2000
are only paid if, as and when declared by Pioneer     and the year-to-date in 2001 are set forth in
Parent's board of directors. Dividends payable        Table 7 of Appendix A. For a description of the
with respect to the shares of Pioneer Parent          provisions of the partnership agreement of each
common stock depend upon the performance of           partnership governing the allocation of costs and
Pioneer Parent.                                       revenues among the partnership's partners, see
                                                      Table 9 of Appendix A.
--------------------------------------------------------------------------------------------------------

                                 LEGAL MATTERS


     Vinson & Elkins L.L.P., of Dallas, Texas, counsel to Pioneer Parent, will pass upon the validity of the Pioneer Parent common stock to be issued upon the merger of each partnership and material federal income tax matters related to the merger of each partnership. The special legal counsel to the limited partners for the limited purpose of rendering certain opinions, Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, will deliver the legal opinion referred to in "The Merger of Each Partnership -- Legal Opinion for Limited Partners" beginning on page 53 of this document. That special counsel may rely as to matters of law of the State of Texas on the opinion of Arter & Hadden LLP, of Dallas, Texas.


           INDEPENDENT AUDITORS AND INDEPENDENT PETROLEUM CONSULTANTS

     The consolidated financial statements of Pioneer Parent appearing in its Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated by reference into this document. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of each partnership listed on pages 4 and 5 of this document at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included in the supplemental information to this document for each partnership. Such financial statements are included in the supplemental information of each partnership in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     Williamson Petroleum Consultants, Inc., independent petroleum consultants, estimated each partnership's reserves as of December 31, 2000, and reviewed Pioneer Parent's and Pioneer USA's estimates of each partnership's reserves as of March 31, 2001 and the present value of the estimated future net revenues from those estimated reserves included in the summary reserve reports included in this document and such summary reserve reports and estimates and the review as of March 31, 2001, are included in this document in reliance upon their reports given upon their authority as experts on the matters covered by the summary reserve report and review.

                        COMMONLY USED OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this document. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     "Bbl" means a standard barrel of 42 U.S. gallons and represents the basic unit for measuring the production of crude oil, natural gas liquids and condensate.

     "Bcf" means one billion cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "BOE" means a barrel-of-oil-equivalent and is a customary convention used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of natural gas to oil, being approximately six Mcf of natural gas per Bbl of oil.

     "BTU" means British thermal unit.

     "development drilling" means drilling within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "exploration activity" means drilling activity to find and produce oil or natural gas in an area that is not known to be an oil or natural gas reservoir, or drilling activity to extend a known reservoir.

     "Mbbl" means one thousand Bbls.

     "MBOE" means one thousand BOEs.

     "Mcf" means one thousand cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "MMBbl" means one million Bbls.

     "MMcf" means one million cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

     "NGLs" means natural gas liquids.

     "proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the power proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

                       PIONEER NATURAL RESOURCES COMPANY

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTORY STATEMENTS

     The unaudited pro forma combined financial statements of Pioneer Parent have been prepared to give effect to Pioneer Parent's offer to acquire 46 limited partnerships (collectively, the "Combined Partnerships") that Pioneer USA serves as the sole or managing general partner. Pioneer Parent and Pioneer USA agreed to a merger value for each partnership. The aggregate merger value for the Combined Partnerships is $107.1 million. For a description of the method used to determine the merger value for each partnership and the amount of Pioneer Parent common stock offered, see "Method of Determining Merger Value For Each Partnership and Amount of Pioneer Parent Common Stock Offered." The merger value for each partnership will not change. The only variables are the determination of which partnerships will approve the agreement and plan of merger, if any, and the number of shares of Pioneer Parent that will be issued to the limited partners of those partnerships that approve the agreement and plan of merger.

     For purposes of presenting the unaudited pro forma combined financial statements, Pioneer Parent has assumed that each partnership will approve the agreement and plan of merger and will merge into Pioneer Parent and be converted into the right to receive Pioneer Parent common stock using an estimated per share market value of $18.00. The actual purchase price will be determined on the closing date based on the value of Pioneer Parent's common stock issued to those partnerships that approve the agreement and plan of merger. Pioneer Parent will value the shares of common stock to be issued using the average closing price of its common stock over a five day period comprised of the two days prior to a defined measurement date, the defined measurement date and the two days following the defined measurement date. See Note (2) to the unaudited pro forma combined financial statements for additional information regarding the purchase price, the valuation of Pioneer Parent common stock and the definition of the measurement date referred to above.

     The unaudited pro forma combined balance sheet of Pioneer Parent as of June 30, 2001 has been prepared to give effect to the acquisition of the Combined Partnerships as if it had occurred on June 30, 2001.

     The unaudited pro forma combined statements of operations of Pioneer Parent for the six months ended June 30, 2001 and for the year ended December 31, 2000 have been prepared to give effect to the acquisition of the Combined Partnerships as if it had occurred on January 1, 2000.

     The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transaction taken place on the dates that are assumed for the pro forma presentations and are not intended to be a projection of future results. Future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, future development and exploration activities, and other factors.

     The following unaudited pro forma combined financial statements should be read in conjunction with the Consolidated Financial Statements (and the related notes) of Pioneer Parent included in the Annual Report on Form 10-K for the year ended December 31, 2000, the Quarterly Report on Form 10-Q for the six months ended June 30, 2001 and the historical financial statements of each partnership in which you own an interest contained in the supplement to this document for the partnership.

                       PIONEER NATURAL RESOURCES COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2001
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                PIONEER       COMBINED      PRO FORMA          PRO FORMA
                                                                PARENT      PARTNERSHIPS   ADJUSTMENTS       PIONEER PARENT
                                                              -----------   ------------   -----------       --------------
                                                          ASSETS

Current assets:
  Cash and cash equivalents.................................  $    18,227    $  12,819      $  (7,064)(c)     $    23,982
  Accounts receivable:
    Trade, net..............................................      100,222        5,802                            106,024
    Affiliates..............................................        2,460           --         (1,130)(b)           1,330
  Inventories...............................................       15,068           --                             15,068
  Deferred income taxes.....................................        5,600           --                              5,600
  Other current assets:
    Derivatives.............................................       51,304           --             --              51,304
    Other...................................................        8,338           --             --               8,338
                                                              -----------    ---------      ---------         -----------
        Total current assets................................      201,219       18,621                            211,646
                                                              -----------    ---------                        -----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful efforts
    method of accounting:
    Proved properties.......................................    3,400,375      355,133       (258,448)(a)       3,497,060
    Unproved properties.....................................      210,808           --                            210,808
  Accumulated depletion, depreciation and amortization......   (1,003,926)    (309,584)       309,584(a)       (1,003,926)
                                                              -----------    ---------                        -----------
                                                                2,607,257       45,549                          2,703,942
                                                              -----------    ---------                        -----------
Deferred income taxes.......................................       83,611           --                             83,611
Other property and equipment, net...........................       21,425           --                             21,425
Other assets, net...........................................      148,542           --                            148,542
                                                              -----------    ---------                        -----------
                                                              $ 3,062,054    $  64,170                        $ 3,169,166
                                                              ===========    =========                        ===========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable:
    Trade...................................................  $   113,046    $      49      $                 $   113,095
    Affiliates..............................................        3,200        1,130         (1,130)(b)           3,200
  Interest payable..........................................       39,056           --                             39,056
  Other current liabilities:
    Derivative obligations..................................       43,020           --                             43,020
    Other...................................................       48,362           --                             48,362
                                                              -----------    ---------                        -----------
        Total current liabilities...........................      246,684        1,179                            246,733
                                                              -----------    ---------                        -----------
Long-term debt..............................................    1,572,227           --                          1,572,227
Other noncurrent liabilities................................      179,656           --                            179,656
Deferred income taxes.......................................       24,485           --                             24,485
Partners' capital...........................................           --       62,991        (62,991)(a)(c)           --
Stockholders' equity:
  Common stock..............................................        1,017           --             59(a)            1,076
  Additional paid-in capital................................    2,357,778           --        107,004(a)        2,464,782
  Treasury stock............................................      (44,431)          --                            (44,431)
  Accumulated deficit.......................................   (1,326,497)          --                         (1,326,497)
  Accumulated other comprehensive income:
    Deferred hedge gains and losses.........................       49,375           --                             49,375
    Cumulative translation adjustment.......................        1,760           --                              1,760
                                                              -----------    ---------                        -----------
        Total stockholders' equity and partners' capital....    1,039,002       62,991                          1,146,065
                                                              -----------    ---------                        -----------
Commitments and contingencies...............................  $ 3,062,054    $  64,170                        $ 3,169,166
                                                              ===========    =========                        ===========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                       PIONEER NATURAL RESOURCES COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PIONEER      COMBINED      PRO FORMA        PRO FORMA
                                                            PARENT    PARTNERSHIPS   ADJUSTMENTS     PIONEER PARENT
                                                           --------   ------------   -----------     --------------
Revenues:
  Oil and gas............................................  $476,597     $25,254        $(1,666)(d)      $500,185
  Interest and other.....................................    16,122         195            (12)(d)        16,305
  Gain on disposition of assets, net.....................     8,765         178             --             8,943
                                                           --------     -------                         --------
                                                            501,484      25,627                          525,433
                                                           --------     -------                         --------
Cost and expenses:
  Oil and gas production.................................   107,776      10,618            (80)(d)
                                                                                        (3,311)(e)       115,003
  Depletion, depreciation and amortization...............   109,557       1,739          1,613 (f)       112,909
  Exploration and abandonments...........................    69,466         119             --            69,585
  General and administrative.............................    18,453         777            (58)(d)
                                                                                         3,311 (e)        22,483
  Interest...............................................    69,876          --                           69,876
  Other..................................................    27,091          --                           27,091
                                                           --------     -------                         --------
                                                            402,219      13,253                          416,947
                                                           --------     -------                         --------
Income from continuing operations before income taxes....    99,265      12,374                          108,486
Income tax provision.....................................    (3,008)         --             -- (h)        (3,008)
                                                           --------     -------                         --------
Income from continuing operations........................  $ 96,257     $12,374                         $105,478
                                                           ========     =======                         ========
Income from continuing operations per common share:
       Basic.............................................  $    .98                                     $   1.01
                                                           ========                                     ========
       Diluted...........................................  $    .97                                     $   1.00
                                                           ========                                     ========
Weighted average shares outstanding:
       Basic.............................................    98,358                      5,948 (i)       104,306
                                                           ========                                     ========
       Diluted...........................................    99,709                      5,948 (i)       105,657
                                                           ========                                     ========

  See accompanying notes to unaudited pro forma combined financial statements.

                       PIONEER NATURAL RESOURCES COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PIONEER      COMBINED      PRO FORMA        PRO FORMA
                                                            PARENT    PARTNERSHIPS   ADJUSTMENTS     PIONEER PARENT
                                                           --------   ------------   -----------     --------------
Revenues:
  Oil and gas............................................  $852,738     $52,013        $(3,369)(d)      $901,382
  Interest and other.....................................    25,775         484            (28)(d)        26,231
  Gain on disposition of assets, net.....................    34,184         247             (6)(d)        34,425
                                                           --------     -------                         --------
                                                            912,697      52,744                          962,038
                                                           --------     -------                         --------
Cost and expenses:
  Oil and gas production.................................   189,265      19,958         (1,392)(d)
                                                                                        (5,655)(e)       202,176
  Depletion, depreciation and amortization...............   214,938       3,236          3,768 (f)       221,942
  Impairment of oil and gas properties...................        --         663           (663)(g)            --
  Exploration and abandonments...........................    87,550          72             (3)(d)        87,619
  General and administrative.............................    33,262       1,599           (110)(d)
                                                                                         5,655 (e)        40,406
  Interest...............................................   161,952          --                          161,952
  Other..................................................    67,231          --                           67,231
                                                           --------     -------                         --------
                                                            754,198      25,528                          781,326
                                                           --------     -------                         --------
Income from continuing operations before income taxes....   158,499      27,216                          180,712
Income tax benefit.......................................     6,000          --             -- (h)         6,000
                                                           --------     -------                         --------
Income from continuing operations........................  $164,499     $27,216                         $186,712
                                                           ========     =======                         ========
Income from continuing operations per common share:
       Basic.............................................  $   1.65                                     $   1.77
                                                           ========                                     ========
       Diluted...........................................  $   1.65                                     $   1.77
                                                           ========                                     ========
Weighted average shares outstanding:
       Basic.............................................    99,378                      5,948 (i)       105,326
                                                           ========                                     ========
       Diluted...........................................    99,762                      5,948 (i)       105,710
                                                           ========                                     ========

  See accompanying notes to unaudited pro forma combined financial statements.

                       PIONEER NATURAL RESOURCES COMPANY

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                      JUNE 30, 2001 AND DECEMBER 31, 2000

NOTE 1. BASIS OF PRESENTATION

     The unaudited pro forma combined financial information of Pioneer Natural Resources Company ("Pioneer Parent") has been prepared to give effect to Pioneer Parent's offer to acquire 46 limited partnerships (collectively, the "Combined Partnerships") that Pioneer USA serves as the sole or managing general partner. The unaudited pro forma combined balance sheet as of June 30, 2001 has been prepared to give effect to the acquisition of the Combined Partnerships as if it had occurred on June 30, 2001. The unaudited pro forma combined statements of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 are presented as if the acquisition of the Combined Partnerships occurred on January 1, 2000.

     Following is a description of the individual columns included in these unaudited pro forma combined financial statements:

          Pioneer Parent -- Represents the consolidated balance sheet of Pioneer Parent as of June 30, 2001, and the consolidated statements of operations of Pioneer Parent for the six months ended June 30, 2001 and the year ended December 31, 2000.

          Combined Partnerships -- Represents the combined balance sheets of the 46 limited partnerships as of June 30, 2001 and the combined statements of operations of such limited partnerships for the six months ended June 30, 2001 and the year ended December 31, 2000.

NOTE 2. PRO FORMA ADJUSTMENTS

     Following are descriptions of the pro forma adjustments used in the preparation of the accompanying unaudited pro forma combined financial statements:

(a) To record the acquisition of the Combined Partnerships, using the purchase method of accounting, for $107.1 million in Pioneer Parent common stock, representing 5,947,940 shares assuming an $18.00 average stock price. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change.


     The purchase price allocation as of June 30, 2001 reflects the fair value of the Combined Partnerships' assets and liabilities as of that date. A final purchase price allocation will be done at closing based upon the fair value of the Combined Partnerships' assets and liabilities at that time. The date three business days prior to the special meeting of limited partners of each partnership to be held on December 20, 2001 will be the measurement date for determining the final number of shares of Pioneer Parent common stock to be issued (the "Measurement Date"). Pioneer Parent will value the shares to be issued using the average closing price of Pioneer Parent common stock for the five-day period comprised of the two days prior to the Measurement Date, the Measurement Date and the two business days subsequent to the Measurement Date. The final allocation is not anticipated to change materially other than for cash flow generated from the Combined Partnerships' property interests between March 31, 2001 and closing, which will be reflected as a reduction to oil and gas properties and an increase to working capital in the final purchase price allocation.


(b) To eliminate affiliate receivables and affiliate payables between Pioneer Parent and the Combined Partnerships.

(c) To adjust pro forma cash and partners' capital for the $7.1 million cash distribution disbursed to existing partners other than Pioneer USA during July 2001.

(d) To eliminate Pioneer Parent's proportionate share of the Combined Partnerships that is already reflected in Pioneer Parent's consolidated statements of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000.

(e) To eliminate the Combined Partnership's share of operating overhead charged by Pioneer Parent that was recorded by the Combined Partnerships as an increase in lease operating expenses and by Pioneer Parent as a reduction to general and administrative expense.

(f) To adjust depreciation, depletion and amortization expense for the basis allocated to the oil and gas properties acquired and accounted for using the successful efforts method of accounting.

                       PIONEER NATURAL RESOURCES COMPANY

(g) To eliminate the Combined Partnerships impairment of oil and gas properties that would not occur on a pro forma basis with Pioneer Parent due to the basis in oil and gas properties reflecting the value assigned using the purchase method of accounting.

(h) Pioneer Parent has unused net operating loss carryovers in the United States that could be used to offset any incremental earnings of the Combined Partnerships. Accordingly, no pro forma adjustment was recorded for additional income tax expense. See Note 3. below.

(i) To adjust the weighted average basic and diluted common shares outstanding for the issuance of 5,947,940 shares of Pioneer Parent common stock to acquire the Combined Partnerships.

     The pro forma numerator for basic and diluted earnings per share calculations equals "income from continuing operations" per the Unaudited Pro Forma Combined Statement of Operations (see pages P-3 and P-4). Following is a reconciliation of the pro forma weighted average basic and diluted shares outstanding (in thousands):

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
Pioneer Parent weighted average basic common shares
  outstanding...............................................    98,358       99,378
Shares issued to the nonmanaging general partners*..........        11           11
Shares issued to the limited partners*......................     5,937        5,937
                                                               -------      -------
Pro forma Pioneer Parent weighted average basic shares
  outstanding...............................................   104,306      105,326
Effect of dilutive common stock options.....................     1,351          384
                                                               -------      -------
Pro forma Pioneer Parent weighted average diluted shares
  outstanding...............................................   105,657      105,710
                                                               =======      =======

---------------

* The actual shares issued to the nonmanaging general partners and limited partners will be based on the final determination of the aggregate purchase price and the final measurement of the value of Pioneer Parent common stock, as described more fully in adjustment (a) above. The following table quantifies a range of possible shares to be issued to the nonmanaging general partners and limited partners and Pioneer Parent's pro forma income from continuing operations per common share -- basic and diluted for the six months ended June 30, 2001 and the year ended December 31, 2000 if, based on a $107.1 million aggregate purchase price, the average closing price of the Pioneer Parent common stock over the five day period comprised of the two business days prior to the Measurement Date, the Measurement Date and the two business days subsequent to the Measurement Date is $16.00 per share, $18.00 per share, or $20.00 per share:

                                                                      AVERAGE PRICE OF PIONEER
                                                                         PARENT COMMON STOCK
                                                              -----------------------------------------
                                                                $16.00         $18.00         $20.00
                                                              -----------    -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Shares issued to the nonmanaging general partners...........         13             11             10
                                                               ========       ========       ========
Shares issued to the limited partners.......................      6,679          5,937          5,343
                                                               ========       ========       ========
For the six months ended June 30, 2001:
  Pro forma Pioneer Parent weighted average basic shares
     outstanding............................................    105,050        104,306        103,711
                                                               ========       ========       ========
  Pro forma Pioneer Parent weighted average diluted shares
     outstanding............................................    106,401        105,657        105,062
                                                               ========       ========       ========
  Pro forma income from continuing operations per common
     share:
       Basic................................................   $   1.00       $   1.01       $   1.02
                                                               ========       ========       ========
       Diluted..............................................   $   0.99       $   1.00       $   1.00
                                                               ========       ========       ========
For the year ended December 31, 2000:
  Pro forma Pioneer Parent weighted average basic shares
     outstanding............................................    106,070        105,326        104,731
                                                               ========       ========       ========
  Pro forma Pioneer Parent weighted average diluted shares
     outstanding............................................    106,454        105,710        105,115
                                                               ========       ========       ========
  Pro forma income from continuing operations per common
     share:
       Basic................................................   $   1.76       $   1.77       $   1.78
                                                               ========       ========       ========
       Diluted..............................................   $   1.75       $   1.77       $   1.78
                                                               ========       ========       ========

                       PIONEER NATURAL RESOURCES COMPANY

NOTE 3. INCOME TAXES

     Pioneer Parent will account for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In accordance therewith, Pioneer Parent will prepare separate tax calculations for each tax jurisdiction in which Pioneer Parent will be subject to income taxes. Pioneer Parent has unused net operating loss carryovers and alternative minimum tax net operating loss carryovers that would be utilized to reduce incremental United States income taxes that would otherwise be incurred as a result of pro forma pre-tax earnings of the Combined Partnerships. Accordingly, Pioneer Parent has not recognized incremental income tax expense in the accompanying unaudited pro forma combined statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000.

NOTE 4. OIL AND GAS RESERVE DATA

     The following unaudited pro forma supplemental information regarding the oil and gas activities of Pioneer Parent is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities." The pro forma combined reserve information is presented as if the acquisition of the Combined Partnerships had occurred on January 1, 2000. Information for oil and NGL's are presented in barrels (Bbls) and for gas in thousands of cubic feet (Mcf).

     The pro forma combined net proved reserves are 2.2 MMBOE more than the summation of historical net proved reserves of Pioneer Parent and the Combined Partnerships. This difference can be attributed to the net impact of the partnerships' historical net proved reserves being burdened by administrative overhead and the Pioneer Parent reserves already including its pro rata share of the partnerships' reserves. Administrative overhead is charged by the operator (Pioneer Parent for the majority of the properties) in accordance with the joint operating agreements of each property and in accordance with the guidelines prescribed by the Council of Petroleum Accounting Society ("COPAS"). Because these charges will not be charged to Pioneer Parent after the transaction, on a pro forma combined basis Pioneer Parent has eliminated the administrative overhead charges consistent with industry standards. Consequently, the economic lives of the partnerships' properties are extended and additional reserves on a pro forma combined basis have been added. Offsetting the adjustment above is the elimination of Pioneer Parent's general partner and limited partner ownership because such ownership is already included in Pioneer Parent's reserves.

     Pioneer Parent emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available and such changes could be significant.

     For additional information regarding the oil and gas activities of Pioneer Parent and the Combined Partnerships, from which the following unaudited pro forma supplemental information was derived, please see: (a) Pioneer Parent's Annual Report on Form 10-K for the year ended December 31, 2000 for information regarding Pioneer Parent's stand-alone oil and gas activities, (b) Table 11 of Appendix A and (c) the review by Williamson Petroleum Consultants, Inc. of the Summary Reserve Report for the Combined Partnerships included in Appendix C for the volumes and values attributable to the Combined Partnerships.

                       PIONEER NATURAL RESOURCES COMPANY

QUANTITIES OF OIL AND GAS RESERVES

     Set forth below is a pro forma summary of the changes in the net quantities of oil, NGL and natural gas reserves for the year ended December 31, 2000.

                                                               OIL &
                                                               NGLS        GAS
                                                              (MBBLS)    (MMCF)      MBOE
                                                              -------   ---------   -------
TOTAL PROVED RESERVES:
UNITED STATES
  Balance, January 1........................................  290,723   1,365,775   518,352
  Revisions of previous estimates...........................   18,704      54,518    27,790
  Purchases of minerals-in-place............................    1,237      28,071     5,916
  New discoveries and extensions............................    4,819      66,486    15,900
  Production................................................  (18,571)    (86,206)  (32,939)
  Sales of minerals-in-place................................     (743)    (35,054)   (6,586)
                                                              -------   ---------   -------
BALANCE, DECEMBER 31........................................  296,169   1,393,590   528,433
ARGENTINA
  Balance, January 1........................................   29,797     415,620    99,067
  Revisions of previous estimates...........................    1,411     (15,558)   (1,182)
  Purchases of minerals-in-place............................       --          --        --
  New discoveries and extensions............................    8,066      43,914    15,385
  Production................................................   (3,431)    (35,694)   (9,380)
  Sales of minerals-in-place................................       --          --        --
                                                              -------   ---------   -------
BALANCE, DECEMBER 31........................................   35,843     408,282   103,890
CANADA
  Balance, January 1........................................    3,970     145,251    28,179
  Revisions of previous estimates...........................      429     (10,013)   (1,240)
  Purchases of minerals-in-place............................      140       7,768     1,435
  New discoveries and extensions............................      138       6,132     1,160
  Production................................................     (611)    (16,219)   (3,315)
  Sales of minerals-in-place................................       --          --        --
                                                              -------   ---------   -------
BALANCE, DECEMBER 31........................................    4,066     132,919    26,219
SOUTH AFRICA
BALANCE, JANUARY 1..........................................       --          --        --
New discoveries and extensions..............................    5,552          --     5,552
                                                              -------   ---------   -------
BALANCE, DECEMBER 31........................................    5,552          --     5,552
TOTAL
BALANCE, JANUARY 1..........................................  324,490   1,926,646   645,598
Revisions of previous estimates.............................   20,544      28,947    25,368
Purchases of minerals-in-place..............................    1,377      35,839     7,351
New discoveries and extensions..............................   18,575     116,532    37,997
Production..................................................  (22,613)   (138,119)  (45,634)
Sales of minerals-in-place..................................     (743)    (35,054)   (6,586)
                                                              -------   ---------   -------
BALANCE, DECEMBER 31........................................  341,630   1,934,791   664,094
                                                              =======   =========   =======
PROVED DEVELOPED RESERVES:
  United States.............................................  241,253   1,169,664   436,198
  Argentina.................................................   22,931     358,124    82,618
  Canada....................................................    2,598      61,210    12,800
                                                              -------   ---------   -------
          JANUARY 1.........................................  266,782   1,588,998   531,616
                                                              =======   =========   =======
  United States.............................................  236,249   1,120,610   423,018
  Argentina.................................................   22,679     345,281    80,226
  Canada....................................................    2,930      80,953    16,422
                                                              -------   ---------   -------
          DECEMBER 31.......................................  261,858   1,546,844   519,666
                                                              =======   =========   =======

                       PIONEER NATURAL RESOURCES COMPANY

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The pro forma standardized measure of discounted future net cash flow is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rate to the difference.

                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
UNITED STATES
Oil and gas producing activities:
  Future cash inflows.......................................   $19,616,735
  Future production costs...................................    (5,291,164)
  Future development costs..................................      (479,742)
  Future income tax expenses................................    (3,945,755)
                                                               -----------
                                                                 9,900,074
          10% annual discount factor........................    (4,991,410)
                                                               -----------
          Standardized measure of discounted future net cash
         flows..............................................   $ 4,908,664
                                                               ===========
ARGENTINA
Oil and gas producing activities:
  Future cash inflows.......................................   $ 1,183,652
  Future production costs...................................      (215,853)
  Future development costs..................................      (114,606)
  Future income tax expenses................................       (81,705)
                                                               -----------
                                                                   771,488
          10% annual discount factor........................      (264,126)
                                                               -----------
          Standardized measure of discounted future net cash
         flows..............................................   $   507,362
                                                               ===========
CANADA
Oil and gas producing activities:
  Future cash inflows.......................................   $ 1,029,007
  Future production costs...................................      (104,189)
  Future development costs..................................       (35,443)
  Future income tax expenses................................      (306,399)
                                                               -----------
                                                                   582,976
          10% annual discount factor........................      (168,441)
                                                               -----------
          Standardized measure of discounted future net cash
         flows..............................................   $   414,535
                                                               ===========
SOUTH AFRICA
Oil and gas producing activities:
  Future cash inflows.......................................   $   126,134
  Future production costs...................................       (65,232)
  Future development costs..................................       (47,970)
  Future income tax expenses................................            --
                                                               -----------
                                                                    12,932
          10% annual discount factor........................        (5,782)
                                                               -----------
          Standardized measure of discounted future net cash
         flows..............................................   $     7,150
                                                               ===========

                       PIONEER NATURAL RESOURCES COMPANY

                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
TOTAL
Oil and gas producing activities:
  Future cash inflows.......................................   $21,956,101
  Future production costs...................................    (5,677,011)
  Future development costs..................................      (677,761)
  Future income tax expenses................................    (4,333,859)
                                                               -----------
                                                                11,267,470
          10% annual discount factor........................    (5,429,759)
                                                               -----------
          Standardized measure of discounted future net cash
         flows..............................................   $ 5,837,711
                                                               ===========

CHANGES RELATING TO THE PRO FORMA STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The principal sources of the change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 2000 are as follows (in thousands):

Oil and gas sales, net of production costs..................   $  (699,206)
Net changes in prices and production costs..................     3,920,249
Extension and discoveries...................................       525,361
Development costs incurred during the period................       101,350
Sales of minerals-in-place..................................       (72,624)
Purchases of mineral-in-place...............................       187,097
Revisions of estimated future development costs.............      (200,734)
Revisions of previous quantity estimates....................       329,124
Accretion of discount.......................................       313,291
Changes in production rates, timing and other...............      (270,400)
                                                               -----------
Change in present value of future net revenues..............     4,133,508
Net change in present value of future income taxes..........    (1,428,710)
                                                               -----------
                                                                 2,704,798
          Balance, beginning of year........................     3,132,913
                                                               -----------
          Balance, end of year..............................   $ 5,837,711
                                                               ===========

                                   APPENDIX A

                                       TO

                           PROXY STATEMENT/PROSPECTUS

                GENERAL INFORMATION RELATING TO EACH PARTNERSHIP

Table 1 Jurisdiction of Organization, Initial Subscription Price for Each Unit, Initial Investment by Limited Partners and Number of Limited Partners as of July 31, 2001

Table 2 Merger Value Attributable to Pioneer USA, Nonmanaging General Partners and Limited Partners

Table 3 Merger Value Attributable to Partnership Interests of Limited Partners Per $1,000 Investment

Table 4 Ownership Percentage and Merger Value Attributable to Nonmanaging General Partners Other Than Pioneer USA

Table 5 Ownership Percentage and Merger Value Attributable to Pioneer USA in Its Capacities as General Partner, Nonmanaging General Partner and Limited Partner

Table 6 Voting Percentage and Initial Investment Owned by Pioneer USA in Its Capacity as a Limited Partner as of July 31, 2001

Table 7 Historical Quarterly Partnership Distributions to the Limited Partners Per $1,000 Investment from Inception through July 31, 2001

Table 8  Annual Repurchase Prices and Aggregate Annual Repurchase Payments

Table 9  Participation in Costs and Revenues of Each Partnership

Table 10 Average Oil, Natural Gas Liquids and Gas Sales Prices and Production
         Costs for the Six Months Ended June 30, 2001 and 2000 and the Years Ended December 31, 2000, 1999 and 1998

Table 11 Proved Reserves Attributable to Pioneer USA, Nonmanaging General
         Partners and Limited Partners as of December 31, 2000

Table 12 Partnership Estimated Reserves Attributable to Pioneer USA, Nonmanaging
         General Partners and Limited Partners as of March 31, 2001

Table 13 Oil, Natural Gas Liquids and Gas Production for the Six Months Ended
         June 30, 2001 and 2000 and the Years Ended December 31, 2000, 1999 and 1998

Table 14 Productive Wells and Developed Acreage as of June 30, 2001

Table 15 Recent Trades of Partnership Interests Per $1,000 Investments for the
         Seven Months Ended July 31, 2001 and the Years Ended December 31, 2000 and 1999

Table 16 Reserve Value Attributable to Pioneer USA, Nonmanaging General Partners and Limited Partners as of March 31, 2001

                                    TABLE 1

    JURISDICTION OF ORGANIZATION, INITIAL SUBSCRIPTION PRICE FOR EACH UNIT,
     INITIAL INVESTMENT BY LIMITED PARTNERS AND NUMBER OF LIMITED PARTNERS
                              AS OF JULY 31, 2001

                                                                                                  INITIAL
                                                                                  INITIAL        INVESTMENT
                                                                                SUBSCRIPTION     BY LIMITED     NUMBER OF
                                                              JURISDICTION OF    PRICE FOR        PARTNERS       LIMITED
                                                               ORGANIZATION      EACH UNIT     (IN THOUSANDS)   PARTNERS
                                                              ---------------   ------------   --------------   ---------
Parker & Parsley 81-I, Ltd..................................  Texas               $ 5,000         $ 7,410           136
Parker & Parsley 81-II, Ltd.................................  Texas                 5,000           6,440           159
Parker & Parsley 82-I, Ltd..................................  Texas                 2,000          11,805           606
Parker & Parsley 82-II, Ltd.................................  Texas                 2,000          12,252           769
Parker & Parsley 82-III, Ltd................................  Texas                 2,000           6,882           419
Parker & Parsley 83-A, Ltd..................................  Texas                 1,000          19,505         1,262
Parker & Parsley 83-B, Ltd..................................  Texas                 1,000          23,370         1,358
Parker & Parsley 84-A, Ltd..................................  Texas                 1,000          19,435         1,227
Parker & Parsley 85-A, Ltd..................................  Texas                 1,000           9,613           800
Parker & Parsley 85-B, Ltd..................................  Texas                 1,000           7,988           718
Parker & Parsley Private Investment 85-A, Ltd...............  Texas                40,000           5,000           107
Parker & Parsley Selected 85 Private Investment, Ltd........  Texas                40,000           4,690            81
Parker & Parsley 86-A, Ltd..................................  Texas                 1,000          10,131           956
Parker & Parsley 86-B, Ltd..................................  Texas                 1,000          17,208         1,382
Parker & Parsley 86-C, Ltd..................................  Texas                 1,000          19,317         1,326
Parker & Parsley Private Investment 86, Ltd.................  Texas                40,000           4,920           103
Parker & Parsley 87-A Conv., Ltd............................  Texas                 1,000           3,856           213
Parker & Parsley 87-A, Ltd..................................  Texas                 1,000          28,811         2,114
Parker & Parsley 87-B Conv., Ltd............................  Texas                 1,000           4,919           259
Parker & Parsley 87-B, Ltd..................................  Texas                 1,000          20,089         1,464
Parker & Parsley Producing Properties 87-A, Ltd.............  Texas                   500          12,213         1,093
Parker & Parsley Producing Properties 87-B, Ltd.............  Texas                   500           6,096           550
Parker & Parsley Private Investment 87, Ltd.................  Texas                40,000          10,480           197
Parker & Parsley 88-A Conv., L.P............................  Delaware              1,000           3,793           236
Parker & Parsley 88-A, L.P..................................  Delaware              1,000          12,935           985
Parker & Parsley 88-B Conv., L.P............................  Delaware              1,000           3,636           240
Parker & Parsley 88-B, L.P..................................  Delaware              1,000           8,954           691
Parker & Parsley 88-C Conv., L.P............................  Delaware              1,000           3,411           217
Parker & Parsley 88-C, L.P..................................  Delaware              1,000           2,431           191
Parker & Parsley Producing Properties 88-A, L.P.............  Delaware                500           5,611           504
Parker & Parsley Private Investment 88, L.P.................  Delaware             40,000           9,960           153
Parker & Parsley 89-A Conv., L.P............................  Delaware              1,000           2,797           191
Parker & Parsley 89-A, L.P..................................  Delaware              1,000           8,317           606
Parker & Parsley 89-B Conv., L.P............................  Delaware              1,000           6,307           341
Parker & Parsley 89-B, L.P..................................  Delaware              1,000           6,949           460
Parker & Parsley Private Investment 89, L.P.................  Delaware             40,000           7,060           126
Parker & Parsley 90-A Conv., L.P............................  Delaware              1,000           2,359           139
Parker & Parsley 90-A, L.P..................................  Delaware              1,000           6,811           524
Parker & Parsley 90-B Conv., L.P............................  Delaware              1,000          11,897           664
Parker & Parsley 90-B, L.P..................................  Delaware              1,000          32,264         2,186
Parker & Parsley 90-C Conv., L.P............................  Delaware              1,000           7,531           506
Parker & Parsley 90-C, L.P..................................  Delaware              1,000          12,107           875
Parker & Parsley Private Investment 90, L.P.................  Delaware             40,000          10,970           197
Parker & Parsley 90 Spraberry Private Dev., L.P.............  Delaware             40,000           5,200           102
Parker & Parsley 91-A, L.P..................................  Delaware              1,000          11,620           726
Parker & Parsley 91-B, L.P..................................  Delaware              1,000          11,249           679
                                                                                                                 ------
         Total..............................................                                                     28,838
                                                                                                                 ======

                                    TABLE 2

             MERGER VALUE ATTRIBUTABLE TO PIONEER USA, NONMANAGING
                    GENERAL PARTNERS AND LIMITED PARTNERS(a)

                                                                               NONMANAGING
                                                                                 GENERAL       LIMITED
                                                              PIONEER USA(B)   PARTNERS(C)   PARTNERS(D)     TOTAL
                                                              --------------   -----------   -----------   ----------
Parker & Parsley 81-I, Ltd. ................................    $  235,285       $16,888        653,690    $  905,863
Parker & Parsley 81-II, Ltd. ...............................       160,791         6,535        526,536       693,862
Parker & Parsley 82-I, Ltd. ................................       410,553        13,871        868,381     1,292,805
Parker & Parsley 82-II, Ltd. ...............................       433,854        13,187      1,210,097     1,657,138
Parker & Parsley 82-III, Ltd. ..............................       305,910         9,927        787,628     1,103,465
Parker & Parsley 83-A, Ltd. ................................       962,385        37,202      2,660,522     3,660,109
Parker & Parsley 83-B, Ltd. ................................     1,310,513        49,882      3,564,642     4,925,037
Parker & Parsley 84-A, Ltd. ................................     1,313,732        55,855      3,741,823     5,111,410
Parker & Parsley 85-A, Ltd. ................................        39,179            --      1,299,886     1,339,065
Parker & Parsley 85-B, Ltd. ................................        20,208            --      1,155,472     1,175,680
Parker & Parsley Private Investment 85-A, Ltd. .............        47,872            --      1,370,151     1,418,023
Parker & Parsley Selected 85 Private Investment, Ltd. ......        28,332            --      1,025,397     1,053,729
Parker & Parsley 86-A, Ltd. ................................        23,353            --      1,716,778     1,740,131
Parker & Parsley 86-B, Ltd. ................................        69,533            --      3,934,914     4,004,447
Parker & Parsley 86-C, Ltd. ................................        42,190            --      3,184,609     3,226,799
Parker & Parsley Private Investment 86, Ltd. ...............        13,416            --      1,328,134     1,341,550
Parker & Parsley 87-A Conv., Ltd. ..........................        14,805            --        764,998       779,803
Parker & Parsley 87-A, Ltd. ................................        92,985            --      5,713,729     5,806,714
Parker & Parsley 87-B Conv., Ltd. ..........................        12,399            --      1,019,742     1,032,141
Parker & Parsley 87-B, Ltd. ................................        51,532            --      4,166,286     4,217,818
Parker & Parsley Producing Properties 87-A, Ltd. ...........        35,395            --      2,589,227     2,624,622
Parker & Parsley Producing Properties 87-B, Ltd. ...........        61,106            --      2,296,689     2,357,795
Parker & Parsley Private Investment 87, Ltd. ...............        26,261            --      2,599,862     2,626,123
Parker & Parsley 88-A Conv., L.P. ..........................        21,776            --        922,941       944,717
Parker & Parsley 88-A, L.P. ................................        75,042            --      3,153,865     3,228,907
Parker & Parsley 88-B Conv., L.P. ..........................        19,347            --      1,233,237     1,252,584
Parker & Parsley 88-B, L.P. ................................        62,940            --      3,023,397     3,086,337
Parker & Parsley 88-C Conv., L.P. ..........................        13,021            --        996,208     1,009,229
Parker & Parsley 88-C, L.P. ................................         8,602            --        706,056       714,658
Parker & Parsley Producing Properties 88-A, L.P. ...........        35,259            --      2,053,405     2,088,664
Parker & Parsley Private Investment 88, L.P. ...............        35,389            --      3,503,510     3,538,899
Parker & Parsley 89-A Conv., L.P. ..........................         9,382            --        928,839       938,221
Parker & Parsley 89-A, L.P. ................................        62,877            --      2,731,848     2,794,725
Parker & Parsley 89-B Conv., L.P. ..........................        23,451            --      1,761,305     1,784,756
Parker & Parsley 89-B, L.P. ................................        39,784            --      1,924,144     1,963,928
Parker & Parsley Private Investment 89, L.P. ...............        31,687            --      1,998,362     2,030,049
Parker & Parsley 90-A Conv., L.P. ..........................         9,413            --        583,543       592,956
Parker & Parsley 90-A, L.P. ................................        53,832            --      1,662,363     1,716,195
Parker & Parsley 90-B Conv., L.P. ..........................        54,557            --      3,220,716     3,275,273
Parker & Parsley 90-B, L.P. ................................       111,674            --      8,788,939     8,900,613
Parker & Parsley 90-C Conv., L.P. ..........................        26,279            --      1,858,388     1,884,667
Parker & Parsley 90-C, L.P. ................................        36.882            --      2,984,323     3,021,205
Parker & Parsley Private Investment 90, L.P. ...............        52,606            --      3,360,078     3,412,684
Parker & Parsley 90 Spraberry Private Dev., L.P. ...........        16,330            --      1,616,696     1,633,026
Parker & Parsley 91-A, L.P. ................................        65,445            --      4,665,291     4,730,736
Parker & Parsley 91-B, L.P. ................................        55,026            --      5,002,516     5,057,542

---------------
(a) The merger value for each partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(b) Represents Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will own 100% of the properties of the partnership including properties attributable to its partnership interests in the partnership.

(c) Represents four unaffiliated individuals' partnership interests as limited partners of each nonmanaging general partner. Excludes Pioneer USA's partnership interests as general partner of each nonmanaging general partner.

(d) Represents the partnership interests of unaffiliated limited partners of each partnership. Excludes Pioneer USA's partnership interests as a limited partner of any partnership.

                                    TABLE 3

               MERGER VALUE ATTRIBUTABLE TO PARTNERSHIP INTERESTS
                   OF LIMITED PARTNERS PER $1,000 INVESTMENT

                                                                      LIMITED PARTNERS PER $1,000 INVESTMENT
                                                              ------------------------------------------------------
                                                                        WORKING                  LESS
                                                              RESERVE   CAPITAL   EXPENSES     JULY 2001     MERGER
                                                               VALUE     VALUE    AND FEES   DISTRIBUTIONS    VALUE
                                                              -------   -------   --------   -------------   -------
Parker & Parsley 81-I, Ltd. ................................  $ 93.46   $ 9.32     $(1.67)      $ (7.43)     $ 93.68
Parker & Parsley 81-II, Ltd. ...............................    79.80    10.16      (1.43)        (6.33)       82.20
Parker & Parsley 82-I, Ltd. ................................    82.50     9.69      (1.48)        (7.39)       83.32
Parker & Parsley 82-II, Ltd. ...............................   100.28     9.83      (1.80)        (5.04)      103.27
Parker & Parsley 82-III, Ltd. ..............................   121.32    10.28      (2.17)        (7.72)      121.71
Parker & Parsley 83-A, Ltd. ................................   138.02    15.18      (2.47)        (8.56)      142.17
Parker & Parsley 83-B, Ltd. ................................   153.78    17.04      (2.75)        (8.20)      159.87
Parker & Parsley 84-A, Ltd. ................................   194.07    20.97      (3.47)       (12.51)      199.06
Parker & Parsley 85-A, Ltd. ................................   133.47    16.15      (2.39)        (9.33)      137.90
Parker & Parsley 85-B, Ltd. ................................   140.20    17.78      (2.51)        (9.76)      145.71
Parker & Parsley Private Investment 85-A, Ltd. .............   277.58    24.78      (4.97)       (16.62)      280.77
Parker & Parsley Selected 85 Private Investment, Ltd. ......   223.13    20.14      (3.99)       (16.85)      222.43
Parker & Parsley 86-A, Ltd. ................................   172.10    10.64      (3.08)        (9.62)      170.04
Parker & Parsley 86-B, Ltd. ................................   224.67    22.98      (4.02)       (13.25)      230.38
Parker & Parsley 86-C, Ltd. ................................   161.34    21.31      (2.89)       (14.38)      165.38
Parker & Parsley Private Investment 86, Ltd. ...............   267.16    24.39      (4.78)       (16.82)      269.95
Parker & Parsley 87-A Conv., Ltd. ..........................   194.73    24.00      (3.49)       (15.03)      200.21
Parker & Parsley 87-A, Ltd. ................................   193.80    24.23      (3.47)       (15.03)      199.53
Parker & Parsley 87-B Conv., Ltd. ..........................   200.25    23.92      (3.59)       (12.85)      207.73
Parker & Parsley 87-B, Ltd. ................................   200.25    24.05      (3.59)       (12.85)      207.86
Parker & Parsley Producing Properties 87-A, Ltd. ...........   204.54    32.10      (3.66)       (20.23)      212.75
Parker & Parsley Producing Properties 87-B, Ltd. ...........   382.32    26.85      (6.85)       (19.38)      382.94
Parker & Parsley Private Investment 87, Ltd. ...............   249.19    23.09      (4.46)       (19.75)      248.07
Parker & Parsley 88-A Conv., L.P............................   239.58    31.69      (4.29)       (20.40)      246.58
Parker & Parsley 88-A, L.P..................................   239.58    32.24      (4.29)       (20.40)      247.13
Parker & Parsley 88-B Conv., L.P............................   334.79    30.88      (5.99)       (18.63)      341.05
Parker & Parsley 88-B, L.P..................................   334.79    31.07      (5.99)       (18.63)      341.24
Parker & Parsley 88-C Conv., L.P............................   286.38    28.93      (5.13)       (17.26)      292.92
Parker & Parsley 88-C, L.P..................................   286.38    27.05      (5.13)       (17.26)      291.04
Parker & Parsley Producing Properties 88-A, L.P.............   336.82    58.49      (6.03)       (20.76)      368.52
Parker & Parsley Private Investment 88, L.P.................   345.73    32.64      (6.19)       (20.42)      351.76
Parker & Parsley 89-A Conv., L.P............................   325.18    33.65      (5.82)       (20.93)      332.08
Parker & Parsley 89-A, L.P..................................   325.19    34.23      (5.82)       (20.93)      332.67
Parker & Parsley 89-B Conv., L.P............................   273.19    30.92      (4.89)       (19.07)      280.15
Parker & Parsley 89-B, L.P..................................   272.72    31.03      (4.88)       (19.07)      279.80
Parker & Parsley Private Investment 89, L.P.................   280.87    27.07      (5.03)       (18.24)      284.67
Parker & Parsley 90-A Conv., L.P............................   241.78    30.00      (4.33)       (18.61)      248.84
Parker & Parsley 90-A, L.P..................................   241.78    30.61      (4.33)       (18.61)      249.45
Parker & Parsley 90-B Conv., L.P............................   271.69    26.06      (4.86)       (20.34)      272.55
Parker & Parsley 90-B, L.P..................................   272.05    26.27      (4.87)       (20.34)      273.11
Parker & Parsley 90-C Conv., L.P............................   243.95    23.39      (4.37)       (15.22)      247.75
Parker & Parsley 90-C, L.P..................................   243.96    22.68      (4.37)       (15.22)      247.05
Parker & Parsley Private Investment 90, L.P.................   305.52    28.37      (5.47)       (20.44)      307.98
Parker & Parsley 90 Spraberry Private Dev., L.P.............   311.48    27.40      (5.58)       (22.40)      310.90
Parker & Parsley 91-A, L.P..................................   403.07    33.61      (7.22)       (26.41)      403.05
Parker & Parsley 91-B, L.P..................................   441.41    36.88      (7.90)       (25.28)      445.11

                                    TABLE 4

             OWNERSHIP PERCENTAGE AND MERGER VALUE ATTRIBUTABLE TO
              NONMANAGING GENERAL PARTNERS OTHER THAN PIONEER USA

                                                                                               NONMANAGING
                                                                NONMANAGING GENERAL         GENERAL PARTNERS'
                                                                    PARTNERS(A)             MERGER VALUE AS A
                                                              ------------------------        PERCENTAGE OF
                                                                OWNERSHIP      MERGER          MERGER VALUE
                                                              PERCENTAGE(B)   VALUE(C)    FOR THE PARTNERSHIP(D)
                                                              -------------   --------   ------------------------
Parker & Parsley 81-I, Ltd. ................................      2.00%       $16,888             1.86%
Parker & Parsley 81-II, Ltd. ...............................      1.00%         6,535             0.94%
Parker & Parsley 82-I, Ltd. ................................      1.13%        13,871             1.07%
Parker & Parsley 82-II, Ltd. ...............................      0.84%        13,187             0.80%
Parker & Parsley 82-III, Ltd. ..............................      0.94%         9,927             0.90%
Parker & Parsley 83-A, Ltd. ................................      1.05%        37,202             1.02%
Parker & Parsley 83-B, Ltd. ................................      1.05%        49,882             1.01%
Parker & Parsley 84-A, Ltd. ................................      1.13%        55,855             1.09%

---------------

(a) Represents four unaffiliated individuals' partnership interests as limited partners of each nonmanaging general partner. Excludes Pioneer USA's partnership interests as general partner of each nonmanaging general partner.

(b) Percentage owned is based upon ownership within the partnership as set forth in the revenue sharing provisions of the partnership agreement for the partnership.

(c) See "Method of Determining Merger Value for Each Partnership and Amount of Pioneer Parent Common Stock Offered."

(d) Represents the dollar amount in the nonmanaging general partners' merger value column divided by the merger value for the partnership as set forth in Table 2.

                                    TABLE 5

                     OWNERSHIP PERCENTAGE AND MERGER VALUE
                ATTRIBUTABLE TO PIONEER USA IN ITS CAPACITIES AS
        GENERAL PARTNER, NONMANAGING GENERAL PARTNER AND LIMITED PARTNER

                                                                                               PIONEER USA'S
                                                                    PIONEER USA(A)           MERGER VALUE AS A
                                                              --------------------------       PERCENTAGE OF
                                                                OWNERSHIP       MERGER          MERGER VALUE
                                                              PERCENTAGE(B)    VALUE(C)    FOR THE PARTNERSHIP(D)
                                                              -------------   ----------   ----------------------
Parker & Parsley 81-I, Ltd. ................................     27.38%       $  235,285           25.97%
Parker & Parsley 81-II, Ltd. ...............................     24.41%          160,791           23.17%
Parker & Parsley 82-I, Ltd. ................................     32.66%          410,553           31.76%
Parker & Parsley 82-II, Ltd. ...............................     27.43%          433,854           26.18%
Parker & Parsley 82-III, Ltd. ..............................     28.54%          305,910           27.72%
Parker & Parsley 83-A, Ltd. ................................     26.99%          962,385           26.29%
Parker & Parsley 83-B, Ltd. ................................     27.39%        1,310,513           26.61%
Parker & Parsley 84-A, Ltd. ................................     26.34%        1,313,732           25.70%
Parker & Parsley 85-A, Ltd. ................................      2.93%           39,179            2.93%
Parker & Parsley 85-B, Ltd. ................................      1.72%           20,208            1.72%
Parker & Parsley Private Investment 85-A, Ltd. .............      3.38%           47,872            3.38%
Parker & Parsley Selected 85 Private Investment, Ltd. ......      2.69%           28,332            2.69%
Parker & Parsley 86-A, Ltd. ................................      1.34%           23,353            1.34%
Parker & Parsley 86-B, Ltd. ................................      1.74%           69,533            1.74%
Parker & Parsley 86-C, Ltd. ................................      1.31%           42,190            1.31%
Parker & Parsley Private Investment 86, Ltd. ...............      1.00%           13,416            1.00%
Parker & Parsley 87-A Conv., Ltd. ..........................      1.90%           14,805            1.90%
Parker & Parsley 87-A, Ltd. ................................      1.60%           92,985            1.60%
Parker & Parsley 87-B Conv., Ltd. ..........................      1.20%           12,399            1.20%
Parker & Parsley 87-B, Ltd. ................................      1.22%           51,532            1.22%
Parker & Parsley Producing Properties 87-A, Ltd. ...........      1.35%           35,395            1.35%
Parker & Parsley Producing Properties 87-B, Ltd. ...........      2.59%           61,106            2.59%
Parker & Parsley Private Investment 87, Ltd. ...............      1.00%           26,261            1.00%
Parker & Parsley 88-A Conv., L.P............................      2.31%           21,776            2.31%
Parker & Parsley 88-A, L.P..................................      2.32%           75,042            2.32%
Parker & Parsley 88-B Conv., L.P............................      1.54%           19,347            1.54%
Parker & Parsley 88-B, L.P..................................      2.04%           62,940            2.04%
Parker & Parsley 88-C Conv., L.P............................      1.29%           13,021            1.29%
Parker & Parsley 88-C, L.P..................................      1.20%            8,602            1.20%
Parker & Parsley Producing Properties 88-A, L.P.............      1.69%           35,259            1.69%
Parker & Parsley Private Investment 88, L.P.................      1.00%           35,389            1.00%
Parker & Parsley 89-A Conv., L.P............................      1.00%            9,382            1.00%
Parker & Parsley 89-A, L.P..................................      2.25%           62,877            2.25%
Parker & Parsley 89-B Conv., L.P............................      1.31%           23,451            1.31%
Parker & Parsley 89-B, L.P..................................      2.03%           39,784            2.03%
Parker & Parsley Private Investment 89, L.P.................      1.56%           31,687            1.56%
Parker & Parsley 90-A Conv., L.P............................      1.59%            9,413            1.59%
Parker & Parsley 90-A, L.P..................................      3.14%           53,832            3.14%
Parker & Parsley 90-B Conv., L.P............................      1.67%           54,557            1.67%
Parker & Parsley 90-B, L.P..................................      1.25%          111,674            1.25%
Parker & Parsley 90-C Conv., L.P............................      1.39%           26,279            1.39%
Parker & Parsley 90-C, L.P..................................      1.22%           36,882            1.22%
Parker & Parsley Private Investment 90, L.P.................      1.54%           52,606            1.54%
Parker & Parsley 90 Spraberry Private Dev., L.P.............      1.00%           16,330            1.00%
Parker & Parsley 91-A, L.P..................................      1.38%           65,445            1.38%
Parker & Parsley 91-B, L.P..................................      1.09%           55,026            1.09%

---------------
(a) Represents Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will own 100% of the properties of the partnership including properties attributable to its partnership interests in the partnership.

(b) Percentage owned is based upon ownership within the partnership as set forth in the revenue sharing provisions of the partnership agreement for the partnership.

(c) See "Method of Determining Merger Value for Each Partnership and Amount of Pioneer Parent Common Stock Offered."

(d) Represents the dollar amount in Pioneer USA's merger value column divided by the merger value for the partnership as set forth in Table 2.

                                    TABLE 6

         VOTING PERCENTAGE AND INITIAL INVESTMENT OWNED BY PIONEER USA
                      IN ITS CAPACITY AS A LIMITED PARTNER
                              AS OF JULY 31, 2001

                                                                                    INITIAL
                                                                                   INVESTMENT
                                                                PIONEER USA         OWNED BY
                                                                   VOTING        PIONEER USA(D)
                                                              PERCENTAGE(A)(B)   (IN THOUSANDS)
                                                              ----------------   --------------
Parker & Parsley 81-I, Ltd..................................        5.84%            $  433
Parker & Parsley 81-II, Ltd.................................        0.55%                35
Parker & Parsley 82-I, Ltd..................................       11.71%             1,382
Parker & Parsley 82-II, Ltd.................................        4.37%               535
Parker & Parsley 82-III, Ltd................................        5.97%               411
Parker & Parsley 83-A, Ltd..................................        4.06%               791
Parker & Parsley 83-B, Ltd..................................        4.59%             1,072
Parker & Parsley 84-A, Ltd..................................        3.28%               638
Parker & Parsley 85-A, Ltd.(c)..............................        0.00%               187
Parker & Parsley 85-B, Ltd.(c)..............................        0.00%                58
Parker & Parsley Private Investment 85-A, Ltd.(c)...........        0.00%               120
Parker & Parsley Selected 85 Private Investment, Ltd.(c)....        0.00%                80
Parker & Parsley 86-A, Ltd..................................        0.35%                35
Parker & Parsley 86-B, Ltd..................................        0.74%               128
Parker & Parsley 86-C, Ltd..................................        0.31%                60
Parker & Parsley Private Investment 86, Ltd.(c).............        0.00%                --
Parker & Parsley 87-A Conv., Ltd............................        0.91%                35
Parker & Parsley 87-A, Ltd..................................        0.61%               175
Parker & Parsley 87-B Conv., Ltd............................        0.20%                10
Parker & Parsley 87-B, Ltd..................................        0.22%                45
Parker & Parsley Producing Properties 87-A, Ltd.............        0.35%                43
Parker & Parsley Producing Properties 87-B, Ltd.............        1.61%                98
Parker & Parsley Private Investment 87, Ltd.................        0.00%                --
Parker & Parsley 88-A Conv., L.P............................        1.32%                50
Parker & Parsley 88-A, L.P..................................        1.34%               173
Parker & Parsley 88-B Conv., L.P............................        0.55%                20
Parker & Parsley 88-B, L.P..................................        1.05%                94
Parker & Parsley 88-C Conv., L.P............................        0.29%                10
Parker & Parsley 88-C, L.P..................................        0.21%                 5
Parker & Parsley Producing Properties 88-A, L.P.............        0.70%                39
Parker & Parsley Private Investment 88, L.P.................        0.00%                --
Parker & Parsley 89-A Conv., L.P............................        0.00%                --
Parker & Parsley 89-A, L.P..................................        1.26%               105
Parker & Parsley 89-B Conv., L.P............................        0.32%                20
Parker & Parsley 89-B, L.P..................................        1.04%                72
Parker & Parsley Private Investment 89, L.P.................        0.57%                40
Parker & Parsley 90-A Conv., L.P............................        0.59%                14
Parker & Parsley 90-A, L.P..................................        2.16%               147
Parker & Parsley 90-B Conv., L.P............................        0.67%                80
Parker & Parsley 90-B, L.P..................................        0.26%                83
Parker & Parsley 90-C Conv., L.P............................        0.40%                30
Parker & Parsley 90-C, L.P..................................        0.22%                27
Parker & Parsley Private Investment 90, L.P.................        0.55%                60
Parker & Parsley 90 Spraberry Private Dev., L.P.............        0.00%                --
Parker & Parsley 91-A, L.P.(c)..............................        0.00%                45
Parker & Parsley 91-B, L.P.(c)..............................        0.00%                10

---------------

(a) Represents Pioneer USA's partnership interests in each partnership as a limited partner of the partnership. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will own 100% of the properties of the partnership including properties attributable to its partnership interests in the partnership.

(b) Represents percentage of limited partners' vote that Pioneer USA is entitled to vote. The voting percentage is calculated by dividing (1) Pioneer USA's ownership percentage of the partnership interests held as a limited partner, by (2) the percentage of partnership interests held by all limited partners in the partnership. For example, if the limited partners of a partnership represent 99% of the partnership and Pioneer USA owns 5% of the partnership interests as a limited partner in that partnership, Pioneer USA's voting percentage is 5.05%.

(c) Pioneer USA is not entitled to vote partnership interests it holds as limited partner in this partnership.

(d) Represents Pioneer USA's share of the initial investment by limited partners as shown on Table 1.

                                    TABLE 7

     HISTORICAL QUARTERLY PARTNERSHIP DISTRIBUTIONS TO THE LIMITED PARTNERS
                             PER $1,000 INVESTMENT
                      FROM INCEPTION THROUGH JULY 31, 2001

                                      QUARTERLY DISTRIBUTIONS TO LIMITED PARTNERS PER $1,000 INVESTMENT(A)
                                     ----------------------------------------------------------------------
                                     INCEPTION   QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER
                                        TO        ENDED     ENDED     ENDED     ENDED      ENDED     ENDED
                                     12/31/98    3/31/99   6/30/99   9/30/99   12/31/99   3/31/00   6/30/00
                                     ---------   -------   -------   -------   --------   -------   -------
Parker & Parsley 81-I, Ltd. .......  $  616.71    $0.69     $  --    $ 3.26     $ 2.42    $ 4.24    $ 5.53
Parker & Parsley 81-II, Ltd. ......     808.37       --      0.35      1.26       2.71      2.01      2.99
Parker & Parsley 82-I, Ltd. .......     946.73     0.62      0.53      2.03       1.09      3.93      4.77
Parker & Parsley 82-II, Ltd. ......   1,099.24     0.83        --      3.34       3.48      4.98      6.07
Parker & Parsley 82-III, Ltd. .....     924.16       --      1.69      2.92       5.07      7.49      7.80
Parker & Parsley 83-A, Ltd. .......   1,264.54       --        --      4.11       5.20      7.22      7.30
Parker & Parsley 83-B, Ltd. .......   1,458.60     0.96      1.79      4.89       6.30      8.70      9.68
Parker & Parsley 84-A, Ltd. .......   1,384.63     0.80      2.78      4.69       6.81      8.28     11.17
Parker & Parsley 85-A, Ltd. .......     678.73     0.83      1.49      4.98       9.55      7.09     11.26
Parker & Parsley 85-B, Ltd. .......     876.32       --      3.17      4.12       7.19      7.95      9.04
Parker & Parsley Private Investment
  85-A, Ltd. ......................     997.86     3.16      5.23      8.79      12.34     15.51     20.44
Parker & Parsley Selected 85
  Private Investment, Ltd. ........     872.24     1.66        --      4.33       6.68      9.18     11.68
Parker & Parsley 86-A, Ltd. .......   1,279.93     0.79      2.23      6.38       5.82      8.66     11.38
Parker & Parsley 86-B, Ltd. .......   1,469.69     1.53      5.01      5.85       8.40     10.40     13.08
Parker & Parsley 86-C, Ltd. .......   1,401.81     0.82      2.38      1.77       7.30      8.35      9.67
Parker & Parsley Private Investment
  86, Ltd. ........................   1,525.50     1.23      1.22      5.88       5.44     14.07      9.36
Parker & Parsley 87-A Conv.,
  Ltd. ............................   1,228.63     1.83      2.20      6.07       7.90     11.58     15.18
Parker & Parsley 87-A, Ltd. .......   1,228.70     1.83      2.20      6.07       7.90     11.58     15.18
Parker & Parsley 87-B Conv.,
  Ltd. ............................   1,154.18     1.85      2.29      5.50       8.64     10.07     12.58
Parker & Parsley 87-B, Ltd. .......   1,154.25     1.85      2.29      5.50       8.64     10.07     12.58
Parker & Parsley Producing
  Properties 87-A, Ltd. ...........     889.65     1.49      0.89      6.21       9.75     10.92     13.50
Parker & Parsley Producing
  Properties 87-B, Ltd. ...........     956.04     3.97      1.02      8.98      13.99     18.53     24.65
Parker & Parsley Private Investment
  87, Ltd. ........................   1,457.32     2.20      4.09      8.56       9.55     12.55     13.19
Parker & Parsley 88-A Conv.,
  L.P. ............................     991.51     3.16      3.06      7.97      11.11     12.48     15.67
Parker & Parsley 88-A, L.P. .......     991.61     3.16      3.06      7.97      11.11     12.48     15.67
Parker & Parsley 88-B Conv.,
  L.P. ............................     966.33     3.44      2.88      8.95      13.65     18.22     20.69
Parker & Parsley 88-B, L.P. .......     966.37     3.44      2.88      8.95      13.65     18.22     20.69
Parker & Parsley 88-C Conv.,
  L.P. ............................     913.42     3.92      2.34      4.27      11.12     16.38     18.34
Parker & Parsley 88-C, L.P. .......     913.01     3.92      2.34      4.27      11.12     16.38     18.34
Parker & Parsley Producing
  Properties 88-A, L.P. ...........   1,075.69     6.51      4.02      7.58      11.34     21.95     19.09
Parker & Parsley Private Investment
  88, L.P. ........................   1,031.07     3.57      6.66      8.39      12.47     15.99     19.23
Parker & Parsley 89-A Conv.,
  L.P. ............................     911.13     2.66      2.77      9.16      13.97     17.96     18.39
Parker & Parsley 89-A, L.P. .......     911.19     2.66      2.77      9.16      13.97     17.96     18.39
Parker & Parsley 89-B Conv.,
  L.P. ............................     787.19     3.26      1.22      8.31      11.43     14.28     18.94
Parker & Parsley 89-B, L.P. .......     787.20     3.26      1.22      8.31      11.43     14.28     18.94
Parker & Parsley Private Investment
  89, L.P. ........................     689.19     1.02      1.85      6.67       4.97     13.32     15.00
Parker & Parsley 90-A Conv.,
  L.P. ............................     784.83     3.18      1.68      8.12       9.46     12.70     14.52
Parker & Parsley 90-A, L.P. .......     784.89     3.18      1.68      8.12       9.46     12.70     14.52
Parker & Parsley 90-B Conv.,
  L.P. ............................     600.45     2.10      1.80      7.47      11.46     14.98     15.20
Parker & Parsley 90-B, L.P. .......     600.53     2.10      1.80      7.47      11.46     14.98     15.20
Parker & Parsley 90-C Conv.,
  L.P. ............................     537.51     0.95        --      6.26      10.83     13.62     14.90
Parker & Parsley 90-C, L.P. .......     537.52     0.95        --      6.26      10.83     13.62     14.90
Parker & Parsley Private Investment
  90, L.P. ........................     673.63     2.14      3.11      5.62      12.23     15.05     18.11
Parker & Parsley 90 Spraberry
  Private Dev., L.P. ..............     632.08     3.71      3.09      6.40      13.59     16.68     13.98
Parker & Parsley 91-A, L.P. .......     663.47     3.99      6.33     11.37      15.54     20.76     23.19
Parker & Parsley 91-B, L.P. .......     526.98     3.95      7.05     13.55      18.24     21.87     26.88

                                     QUARTERLY DISTRIBUTIONS TO LIMITED PARTNERS PER $1,000 INVESTMENT(A)
                                     --------------------------------------------------------------------
                                     QUARTER   QUARTER    QUARTER   QUARTER    MONTH    INCEPTION
                                      ENDED     ENDED      ENDED     ENDED     ENDED       TO
                                     9/30/00   12/31/00   3/31/01   6/30/01   7/31/01    7/31/01
                                     -------   --------   -------   -------   -------   ---------
Parker & Parsley 81-I, Ltd. .......  $ 4.53     $ 5.41    $ 6.91     $ --     $ 7.43    $  657.13
Parker & Parsley 81-II, Ltd. ......    5.00       5.97      6.88       --       6.33       841.87
Parker & Parsley 82-I, Ltd. .......    6.70       4.06      8.08       --       7.39       985.93
Parker & Parsley 82-II, Ltd. ......    4.58       6.41      8.01       --       5.04     1,141.98
Parker & Parsley 82-III, Ltd. .....    9.38       8.84     10.27       --       7.72       985.34
Parker & Parsley 83-A, Ltd. .......    9.04      10.25     12.04       --       8.56     1,328.26
Parker & Parsley 83-B, Ltd. .......   11.28      10.66     11.10       --       8.20     1,532.16
Parker & Parsley 84-A, Ltd. .......   12.41      13.00     14.37       --      12.51     1,471.45
Parker & Parsley 85-A, Ltd. .......    9.94      10.41     13.70       --       9.33       757.31
Parker & Parsley 85-B, Ltd. .......    9.26      12.47     15.53       --       9.76       954.81
Parker & Parsley Private Investment
  85-A, Ltd. ......................   16.65      16.32     18.72       --      16.62     1,131.64
Parker & Parsley Selected 85
  Private Investment, Ltd. ........   12.92      12.98     18.63       --      16.85       967.15
Parker & Parsley 86-A, Ltd. .......   12.54      13.08     18.73       --       9.62     1,369.16
Parker & Parsley 86-B, Ltd. .......   14.24      15.95     18.32       --      13.25     1,575.72
Parker & Parsley 86-C, Ltd. .......   12.04      12.45     15.95       --      14.38     1,486.92
Parker & Parsley Private Investment
  86, Ltd. ........................   17.03      15.11     22.67       --      16.82     1,634.33
Parker & Parsley 87-A Conv.,
  Ltd. ............................   13.96      12.79     16.86       --      15.03     1,332.03
Parker & Parsley 87-A, Ltd. .......   13.96      12.79     16.86       --      15.03     1,332.10
Parker & Parsley 87-B Conv.,
  Ltd. ............................   13.53      12.84     17.13       --      12.85     1,251.46
Parker & Parsley 87-B, Ltd. .......   13.53      12.84     17.13       --      12.85     1,251.53
Parker & Parsley Producing
  Properties 87-A, Ltd. ...........   12.12      14.11     21.51       --      20.23     1,000.38
Parker & Parsley Producing
  Properties 87-B, Ltd. ...........   26.75      26.21     27.53       --      19.38     1,127.05
Parker & Parsley Private Investment
  87, Ltd. ........................   14.14      16.03     18.36       --      19.75     1,575.74
Parker & Parsley 88-A Conv.,
  L.P. ............................   17.33      16.95     20.80       --      20.40     1,120.44
Parker & Parsley 88-A, L.P. .......   17.33      16.95     20.80       --      20.40     1,120.54
Parker & Parsley 88-B Conv.,
  L.P. ............................   22.63      25.37     28.91       --      18.63     1,129.70
Parker & Parsley 88-B, L.P. .......   22.63      25.37     28.91       --      18.63     1,129.74
Parker & Parsley 88-C Conv.,
  L.P. ............................   19.83      21.01     24.91       --      17.26     1,052.80
Parker & Parsley 88-C, L.P. .......   19.83      21.01     24.91       --      17.26     1,052.39
Parker & Parsley Producing
  Properties 88-A, L.P. ...........   18.82      21.76     27.21       --      20.76     1,234.73
Parker & Parsley Private Investment
  88, L.P. ........................   23.09      21.51     23.55       --      20.42     1,185.95
Parker & Parsley 89-A Conv.,
  L.P. ............................   20.40      23.38     29.49       --      20.93     1,070.24
Parker & Parsley 89-A, L.P. .......   20.40      23.38     29.49       --      20.93     1,070.30
Parker & Parsley 89-B Conv.,
  L.P. ............................   20.23      20.99     26.50       --      19.07       931.42
Parker & Parsley 89-B, L.P. .......   20.23      20.99     26.50       --      19.07       931.43
Parker & Parsley Private Investment
  89, L.P. ........................   16.66      20.33     13.22       --      18.24       800.47
Parker & Parsley 90-A Conv.,
  L.P. ............................   17.43      19.18     19.99       --      18.61       909.70
Parker & Parsley 90-A, L.P. .......   17.43      19.18     19.99       --      18.61       909.76
Parker & Parsley 90-B Conv.,
  L.P. ............................   19.51      19.68     23.73       --      20.34       736.72
Parker & Parsley 90-B, L.P. .......   19.51      19.68     23.73       --      20.34       736.80
Parker & Parsley 90-C Conv.,
  L.P. ............................   19.01      17.84     21.19       --      15.22       657.33
Parker & Parsley 90-C, L.P. .......   19.01      17.84     21.18       --      15.22       657.33
Parker & Parsley Private Investment
  90, L.P. ........................   20.29      25.10     27.49       --      20.44       823.21
Parker & Parsley 90 Spraberry
  Private Dev., L.P. ..............   14.00      13.98     20.44       --      22.40       760.35
Parker & Parsley 91-A, L.P. .......   26.03      30.05     27.29       --      26.41       854.43
Parker & Parsley 91-B, L.P. .......   33.92      35.07     24.81       --      25.28       737.60

---------------

(a) Past cash distributions to limited partners are not necessarily indicative of future cash distributions. Limited partners should not assume that any nonparticipating partnership will continue to make cash distributions at levels similar to those shown. See "The Merger of Each
     Partnership -- Distribution of Pioneer Parent Common Stock."

                                    TABLE 8

       ANNUAL REPURCHASE PRICES AND AGGREGATE ANNUAL REPURCHASE PAYMENTS

                                                    2001                      2000                      1999
                                           -----------------------   -----------------------   -----------------------
                                           REPURCHASE   AGGREGATE    REPURCHASE   AGGREGATE    REPURCHASE   AGGREGATE
                                           PRICE PER      ANNUAL     PRICE PER      ANNUAL     PRICE PER      ANNUAL
                                             $1,000     REPURCHASE     $1,000     REPURCHASE     $1,000     REPURCHASE
                                           INVESTMENT    PAYMENTS    INVESTMENT    PAYMENTS    INVESTMENT    PAYMENTS
                                           ----------   ----------   ----------   ----------   ----------   ----------
Parker & Parsley 82-I, Ltd...............   $137.97      $ 15,298     $ 71.89      $ 4,745       $ 7.52       $   94
Parker & Parsley 82-II, Ltd..............    133.72        10,822      102.38        1,024        26.17          131
Parker & Parsley 82-III, Ltd.............    151.60            --      109.73        1,097        12.17          284
Parker & Parsley 83-A, Ltd...............    196.67        22,072      137.59        9,494        27.05          541
Parker & Parsley 83-B, Ltd...............    210.15        39,967      153.89        3,078        43.46           --
Parker & Parsley 84-A, Ltd...............    267.03        56,737      175.78        7,031        45.72        1,143
                                                         --------                  -------                    ------
                                                         $144,896                  $26,469                    $2,193
                                                         ========                  =======                    ======

                                    TABLE 9

            PARTICIPATION IN COSTS AND REVENUES OF EACH PARTNERSHIP

                                                        CAPITAL COSTS                            REVENUES AND EXPENSES
                                          ------------------------------------------   ------------------------------------------
                                                           NONMANAGING                                  NONMANAGING
                                                             GENERAL       LIMITED                        GENERAL       LIMITED
                                          PIONEER USA(A)   PARTNERS(A)   PARTNERS(A)   PIONEER USA(A)   PARTNERS(A)   PARTNERS(A)
                                          --------------   -----------   -----------   --------------   -----------   -----------
Parker & Parsley 81-I, Ltd. ............        8%              2%           90%            20%              5%           75%
Parker & Parsley 81-II, Ltd. ...........        8%              2%           90%            20%              5%           75%
Parker & Parsley 82-I, Ltd. ............        8%              2%           90%            20%              5%           75%
Parker & Parsley 82-II, Ltd. ...........        8%              2%           90%            20%              5%           75%
Parker & Parsley 82-III, Ltd. ..........        8%              2%           90%            20%              5%           75%
Parker & Parsley 83-A, Ltd.(b)..........        8%              2%           90%            20%              5%           75%
Parker & Parsley 83-B, Ltd.(b)..........        8%              2%           90%            20%              5%           75%
Parker & Parsley 84-A, Ltd.(b)..........        8%              2%           90%            20%              5%           75%
Parker & Parsley 85-A, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley 85-B, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment
 85-A, Ltd. ............................        1%             --            99%             1%             --            99%
Parker & Parsley Selected 85 Private
 Investment, Ltd. ......................        1%             --            99%             1%             --            99%
Parker & Parsley 86-A, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley 86-B, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley 86-C, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment 86,
 Ltd. ..................................        1%             --            99%             1%             --            99%
Parker & Parsley 87-A Conv., Ltd. ......        1%             --            99%             1%             --            99%
Parker & Parsley 87-A, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley 87-B Conv., Ltd. ......        1%             --            99%             1%             --            99%
Parker & Parsley 87-B, Ltd. ............        1%             --            99%             1%             --            99%
Parker & Parsley Producing Properties
 87-A, Ltd. ............................        1%             --            99%             1%             --            99%
Parker & Parsley Producing Properties
 87-B, Ltd. ............................        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment 87,
 Ltd. ..................................        1%             --            99%             1%             --            99%
Parker & Parsley 88-A Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 88-A, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 88-B Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 88-B, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 88-C Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 88-C, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley Producing Properties
 88-A, L.P. ............................        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment 88,
 L.P. ..................................        1%             --            99%             1%             --            99%
Parker & Parsley 89-A Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 89-A, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 89-B Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 89-B, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment 89,
 L.P. ..................................        1%             --            99%             1%             --            99%
Parker & Parsley 90-A Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 90-A, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 90-B Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 90-B, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 90-C Conv., L.P. ......        1%             --            99%             1%             --            99%
Parker & Parsley 90-C, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley Private Investment 90,
 L.P. ..................................        1%             --            99%             1%             --            99%
Parker & Parsley 90 Spraberry Private
 Dev., L.P. ............................        1%             --            99%             1%             --            99%
Parker & Parsley 91-A, L.P. ............        1%             --            99%             1%             --            99%
Parker & Parsley 91-B, L.P. ............        1%             --            99%             1%             --            99%

---------------

(a) These percentages represent the sharing ownerships as set forth in the prospectus for each partnership. Includes Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership.

(b)  Incremental direct costs 100% to limited partners.

                                    TABLE 10

   AVERAGE OIL, NATURAL GAS LIQUIDS AND GAS SALES PRICES AND PRODUCTION COSTS
                   FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND
           2000 AND THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                            AVERAGE SALES PRICE
                                           --------------------------------------------------------------------------------------
                                                         OIL (PER BBL)                                NGL (PER BBL)
                                           ------------------------------------------   -----------------------------------------
                                             FOR THE SIX                                  FOR THE SIX
                                            MONTHS ENDED        FOR THE YEAR ENDED       MONTHS ENDED       FOR THE YEAR ENDED
                                              JUNE 30,             DECEMBER 31,            JUNE 30,            DECEMBER 31,
                                           ---------------   ------------------------   ---------------   -----------------------
                                            2001     2000     2000     1999     1998     2001     2000     2000     1999    1998
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------   -----
Parker & Parsley 81-I, Ltd. .............  $27.89   $27.49   $29.26   $16.94   $13.33   $15.26   $13.83   $14.60   $ 9.22   $6.40
Parker & Parsley 81-II, Ltd. ............   27.41    27.24    29.26    16.67    13.16    17.43    14.40    15.59     8.70    6.73
Parker & Parsley 82-I, Ltd. .............   27.66    27.45    29.39    16.61    13.32    16.58    13.16    14.44     8.96    7.20
Parker & Parsley 82-II, Ltd. ............   27.79    27.51    29.47    17.08    13.14    17.15    13.63    15.01     9.80    6.93
Parker & Parsley 82-III, Ltd. ...........   27.93    27.90    29.67    17.13    13.31    15.02    12.30    13.86     9.13    6.42
Parker & Parsley 83-A, Ltd. .............   27.56    27.55    29.54    16.96    13.34    16.66    14.30    15.58     9.42    6.49
Parker & Parsley 83-B, Ltd. .............   27.63    27.78    29.69    17.18    13.30    16.64    14.10    15.47    10.00    6.79
Parker & Parsley 84-A, Ltd. .............   27.02    27.63    29.55    17.36    13.30    14.22    13.27    14.00     9.03    6.08
Parker & Parsley 85-A, Ltd. .............   27.71    27.78    29.38    17.11    13.27    16.01    13.12    14.20     9.71    6.51
Parker & Parsley 85-B, Ltd. .............   27.95    28.58    30.02    18.07    13.30    16.85    14.29    15.96    10.10    6.95
Parker & Parsley Private Investment 85-A,
  Ltd. ..................................   27.93    28.37    30.19    16.91    13.20    15.56    13.98    15.22     9.95    6.49
Parker & Parsley Selected 85 Private
  Investment, Ltd. ......................   27.92    27.61    29.59    17.27    13.44    16.24    14.13    15.52    10.49    6.99
Parker & Parsley 86-A, Ltd. .............   27.73    27.71    28.87    17.00    13.32    16.75    14.19    14.94     9.63    6.53
Parker & Parsley 86-B, Ltd. .............   27.88    27.57    29.45    17.18    13.08    16.48    13.43    15.00     9.39    6.80
Parker & Parsley 86-C, Ltd. .............   27.42    27.64    29.43    17.18    13.26    15.98    13.72    15.06     9.27    6.46
Parker & Parsley Private Investment 86,
  Ltd. ..................................   27.77    27.85    29.45    17.34    13.34    16.28    13.35    15.01     9.27    6.69
Parker & Parsley 87-A Conv., Ltd. .......   27.45    27.41    29.46    17.06    13.22    16.73    14.63    16.01     9.81    6.76
Parker & Parsley 87-A, Ltd. .............   27.45    27.41    29.46    17.06    13.22    16.73    14.63    16.01     9.81    6.76
Parker & Parsley 87-B Conv., Ltd. .......   27.14    27.30    29.31    16.71    13.17    17.29    15.08    16.90     9.73    6.82
Parker & Parsley 87-B, Ltd. .............   27.14    27.30    29.31    16.71    13.17    17.29    15.08    16.90     9.73    6.82
Parker & Parsley Producing Properties
  87-A, Ltd. ............................   27.14    27.33    29.34    16.80    13.04    11.84    11.41    12.12     7.32    5.46
Parker & Parsley Producing Properties
  87-B, Ltd. ............................   26.89    27.96    29.36    17.44    13.05    17.04    14.82    16.68    10.32    6.58
Parker & Parsley Private Investment 87,
  Ltd. ..................................   27.01    28.16    29.56    16.82    13.05    16.91    14.34    16.17     9.41    6.55
Parker & Parsley 88-A Conv., L.P. .......   26.40    28.50    29.28    16.91    13.59    16.19    13.81    15.30     9.30    6.57
Parker & Parsley 88-A, L.P. .............   26.40    28.50    29.28    16.91    13.59    16.19    13.81    15.30     9.30    6.57
Parker & Parsley 88-B Conv., L.P. .......   28.24    26.91    29.29    17.17    13.24    17.47    14.08    16.02    10.03    6.91
Parker & Parsley 88-B, L.P. .............   28.24    26.91    29.29    17.17    13.24    17.47    14.08    16.02    10.03    6.91
Parker & Parsley 88-C Conv., L.P. .......   28.40    26.96    29.33    17.24    13.30    17.07    13.94    15.83    10.42    6.94
Parker & Parsley 88-C, L.P. .............   28.40    26.96    29.33    17.24    13.30    17.07    13.94    15.83    10.42    6.94
Parker & Parsley Producing Properties
  88-A, L.P. ............................   27.18    27.71    29.44    16.82    13.14    14.40    13.93    14.28     9.18    6.31

                                                                            AVERAGE SALES PRICE
                                           --------------------------------------------------------------------------------------
                                                         OIL (PER BBL)                                NGL (PER BBL)
                                           ------------------------------------------   -----------------------------------------
                                             FOR THE SIX                                  FOR THE SIX
                                            MONTHS ENDED        FOR THE YEAR ENDED       MONTHS ENDED       FOR THE YEAR ENDED
                                              JUNE 30,             DECEMBER 31,            JUNE 30,            DECEMBER 31,
                                           ---------------   ------------------------   ---------------   -----------------------
                                            2001     2000     2000     1999     1998     2001     2000     2000     1999    1998
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------   -----
Parker & Parsley Private Investment 88,
  L.P. ..................................   27.55    27.54    29.45    17.01    13.31    16.27    14.01    15.61     9.32    6.79
Parker & Parsley 89-A Conv., L.P. .......   27.77    27.56    29.59    17.11    13.23    14.50    13.74    15.42     9.54    6.95
Parker & Parsley 89-A, L.P. .............   27.77    27.56    29.59    17.11    13.23    14.50    13.74    15.42     9.54    6.95
Parker & Parsley 89-B Conv., L.P. .......   27.69    27.44    29.21    16.96    13.26    17.02    13.93    15.56     9.57    6.94
Parker & Parsley 89-B, L.P. .............   27.69    27.44    29.21    16.96    13.26    17.02    13.93    15.56     9.57    6.94
Parker & Parsley Private Investment 89,
  L.P. ..................................   27.14    27.07    29.00    17.06    13.28    14.90    13.37    14.86     8.69    6.57
Parker & Parsley 90-A Conv., L.P. .......   27.89    27.46    29.32    17.06    13.20    16.87    13.56    15.62     9.58    7.02
Parker & Parsley 90-A, L.P. .............   27.89    27.46    29.32    17.06    13.20    16.87    13.56    15.62     9.58    7.02
Parker & Parsley 90-B Conv., L.P. .......   28.26    27.72    29.23    17.23    13.12    16.09    14.00    15.45     9.49    6.60
Parker & Parsley 90-B, L.P. .............   28.26    27.72    29.23    17.23    13.12    16.09    14.00    15.45     9.49    6.60
Parker & Parsley 90-C Conv., L.P. .......   27.55    27.46    29.34    17.13    13.24    16.04    12.80    14.91     9.31    6.80
Parker & Parsley 90-C, L.P. .............   27.55    27.46    29.34    17.13    13.24    16.04    12.80    14.91     9.31    6.80
Parker & Parsley Private Investment 90,
  L.P. ..................................   27.78    27.42    29.35    17.30    13.19    17.09    14.06    15.82     9.46    6.77
Parker & Parsley 90 Spraberry Private
  Dev., L.P. ............................   27.13    27.19    29.17    17.04    13.06    16.74    13.22    15.56     9.70    6.89
Parker & Parsley 91-A, L.P. .............   27.42    27.85    29.90    17.57    13.15    12.09    13.94    14.94     9.34    6.44
Parker & Parsley 91-B, L.P. .............   27.93    28.58    30.09    17.90    13.33    16.07    14.84    16.50    10.15    6.79

                                                        AVERAGE SALES PRICE                AVERAGE PRODUCTION COSTS (LIFTING)
                                               --------------------------------------   -----------------------------------------
                                                           GAS (PER MCF)                      COST PER EQUIVALENT (BBL)(A)
                                               --------------------------------------   -----------------------------------------
                                                FOR THE SIX                               FOR THE SIX
                                                MONTHS ENDED     FOR THE YEAR ENDED       MONTHS ENDED       FOR THE YEAR ENDED
                                                  JUNE 30,          DECEMBER 31,            JUNE 30,            DECEMBER 31,
                                               --------------   ---------------------   ----------------   ----------------------
                                               2001     2000    2000    1999    1998     2001     2000      2000    1999    1998
                                               -----    -----   -----   -----   -----   ------   -------   ------   -----   -----
Parker & Parsley 81-I, Ltd. .................  $4.83    $$2.60  $3.22   $1.78   $1.78   $10.13   $  9.37   $ 9.52   $8.39   $8.74
Parker & Parsley 81-II, Ltd. ................   5.12     2.26    3.07    1.82    1.80    13.40     12.28    11.46    8.57    8.80
Parker & Parsley 82-I, Ltd. .................   4.77     2.71    3.29    1.95    1.82    12.32     11.42    11.91    9.80    9.88
Parker & Parsley 82-II, Ltd. ................   5.07     2.33    2.98    1.79    1.64    12.61      9.39    10.25    8.09    7.88
Parker & Parsley 82-III, Ltd. ...............   4.34     1.95    2.54    1.65    1.53    11.44      8.75     9.20    8.06    9.00
Parker & Parsley 83-A, Ltd. .................   4.95     2.27    3.02    1.78    1.60    12.32     10.82    10.52    8.64    8.76
Parker & Parsley 83-B, Ltd. .................   4.80     2.13    2.83    1.66    1.54    13.54      8.95     9.12    7.60    8.27
Parker & Parsley 84-A, Ltd. .................   4.04     1.86    2.49    1.47    1.33    10.65      8.54     8.64    7.70    7.66
Parker & Parsley 85-A, Ltd. .................   4.75     2.04    2.66    1.70    1.56    12.14      9.57     9.66    7.02    8.70
Parker & Parsley 85-B, Ltd. .................   5.05     2.23    2.92    1.72    1.58    10.60     10.88    10.19    7.70    8.48
Parker & Parsley Private Investment 85-A,
  Ltd. ......................................   4.55     1.92    2.65    1.54    1.41     8.66      7.77     7.78    6.40    6.96
Parker & Parsley Selected 85 Private
  Investment, Ltd. ..........................   4.57     2.12    2.77    1.67    1.56    10.07      8.66     9.43    8.01    7.82
Parker & Parsley 86-A, Ltd. .................   4.74     1.96    2.56    1.57    1.46    14.09      8.95     8.86    7.83    9.36
Parker & Parsley 86-B, Ltd. .................   5.01     2.13    2.82    1.71    1.58    10.82      8.98     8.87    7.89    7.64

                                                      AVERAGE SALES PRICE                  AVERAGE PRODUCTION COSTS (LIFTING)
                                           ------------------------------------------   -----------------------------------------
                                                         GAS (PER MCF)                        COST PER EQUIVALENT (BBL)(A)
                                           ------------------------------------------   -----------------------------------------
                                             FOR THE SIX                                  FOR THE SIX
                                            MONTHS ENDED        FOR THE YEAR ENDED       MONTHS ENDED       FOR THE YEAR ENDED
                                              JUNE 30,             DECEMBER 31,            JUNE 30,            DECEMBER 31,
                                           ---------------   ------------------------   ---------------   -----------------------
                                            2001     2000     2000     1999     1998     2001     2000     2000     1999    1998
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------   -----
Parker & Parsley 86-C, Ltd. .............    4.64     2.05     2.78     1.58     1.49    11.07    10.87    10.31     8.66    7.67
Parker & Parsley Private Investment 86,
  Ltd. ..................................    5.09     2.24     2.90     1.73     1.61    12.11    11.35    10.84     9.08    7.67
Parker & Parsley 87-A Conv., Ltd. .......    4.69     2.17     2.86     1.68     1.54     9.89     8.00     9.11     7.19    7.78
Parker & Parsley 87-A, Ltd. .............    4.69     2.17     2.86     1.68     1.54     9.89     8.00     9.11     7.19    7.78
Parker & Parsley 87-B Conv., Ltd. .......    5.13     2.13     2.98     1.64     1.49    11.64     8.37     8.63     7.44    6.65
Parker & Parsley 87-B, Ltd. .............    5.13     2.13     2.98     1.64     1.49    11.64     8.37     8.63     7.44    6.65
Parker & Parsley Producing Properties
  87-A, Ltd. ............................    4.01     2.03     2.56     1.46     1.23    11.65    11.81    12.48     8.97    9.26
Parker & Parsley Producing Properties
  87-B, Ltd. ............................    4.86     2.09     2.88     1.62     1.46    12.13     8.84     8.42     8.30    7.84
Parker & Parsley Private Investment 87,
  Ltd. ..................................    4.78     2.24     2.99     1.71     1.59     9.91     9.65     9.13     6.77    6.81
Parker & Parsley 88-A Conv., L.P. .......    4.25     2.19     2.99     1.69     1.56     9.18     9.35     8.85     5.98    7.06
Parker & Parsley 88-A, L.P. .............    4.25     2.19     2.99     1.69     1.56     9.18     9.35     8.85     5.98    7.06
Parker & Parsley 88-B Conv., L.P. .......    6.03     2.12     2.87     1.70     1.56    10.33     7.49     7.84     7.04    7.51
Parker & Parsley 88-B, L.P. .............    6.03     2.12     2.87     1.70     1.56    10.33     7.49     7.84     7.04    7.51
Parker & Parsley 88-C Conv., L.P. .......    5.64     2.10     2.82     1.70     1.55    10.23     7.81     8.10     7.43    7.84
Parker & Parsley 88-C, L.P. .............    5.64     2.10     2.82     1.70     1.55    10.23     7.81     8.10     7.43    7.84
Parker & Parsley Producing Properties
  88-A, L.P. ............................    4.35     1.90     2.55     1.48     1.41     8.61    11.63     9.69     6.31    5.87
Parker & Parsley Private Investment 88,
  L.P. ..................................    4.88     2.11     2.82     1.69     1.55     9.69     7.45     7.57     6.04    6.60
Parker & Parsley 89-A Conv., L.P. .......    5.03     2.35     3.07     1.81     1.74     9.67     8.85     8.23     6.75    6.92
Parker & Parsley 89-A, L.P. .............    5.03     2.35     3.07     1.81     1.74     9.67     8.85     8.23     6.75    6.92
Parker & Parsley 89-B Conv., L.P. .......    4.91     2.18     2.90     1.72     1.60    10.36     8.32     8.59     7.58    7.30
Parker & Parsley 89-B, L.P. .............    4.91     2.18     2.90     1.72     1.60    10.36     8.32     8.59     7.58    7.30
Parker & Parsley Private Investment 89,
  L.P. ..................................    4.53     1.96     2.73     1.57     1.46    12.80     9.08     8.99     8.69    6.80
Parker & Parsley 90-A Conv., L.P. .......    4.98     2.20     2.94     1.76     1.64    10.06     9.08     9.43     7.38    6.93
Parker & Parsley 90-A, L.P. .............    4.98     2.20     2.94     1.76     1.64    10.06     9.08     9.43     7.38    6.93
Parker & Parsley 90-B Conv., L.P. .......    4.79     2.08     2.84     1.62     1.50     9.51     8.65     8.68     7.28    7.31
Parker & Parsley 90-B, L.P. .............    4.79     2.08     2.84     1.62     1.50     9.51     8.65     8.68     7.28    7.31
Parker & Parsley 90-C Conv., L.P. .......    4.91     2.11     2.89     1.70     1.55    11.40     8.60     8.83     7.93    8.22
Parker & Parsley 90-C, L.P. .............    4.91     2.11     2.89     1.70     1.55    11.40     8.60     8.83     7.93    8.22
Parker & Parsley Private Investment 90,
  L.P. ..................................    4.97     2.14     2.90     1.72     1.57     9.52     7.73     8.22     7.01    8.24
Parker & Parsley 90 Spraberry Private
  Dev., L.P. ............................    4.95     2.12     2.91     1.65     1.60     8.13     9.17     8.97     7.41    7.44
Parker & Parsley 91-A, L.P. .............    5.35     2.27     3.06     1.70     1.56     9.32     7.57     7.38     6.31    6.04
Parker & Parsley 91-B, L.P. .............    4.70     2.14     2.93     1.61     1.47     9.62     6.57     6.88     5.72    5.96

---------------

(a) Gas production is converted to oil equivalents at the rate of six mcf per barrel, representing the relative energy content of natural gas and oil.

                                    TABLE 11

                  PROVED RESERVES ATTRIBUTABLE TO PIONEER USA,
               NONMANAGING GENERAL PARTNERS AND LIMITED PARTNERS
                            AS OF DECEMBER 31, 2000

                                                                     TOTAL PROVED RESERVES
                              ---------------------------------------------------------------------------------------------------
                                                        NONMANAGING GENERAL
                                  PIONEER USA(A)            PARTNERS(B)           LIMITED PARTNERS(C)            TOTAL(D)
                              ----------------------   ----------------------   -----------------------   -----------------------
                                OIL &                    OIL &                    OIL &                     OIL &
                              NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)    NGL (BBLS)   GAS (MCF)
                              ----------   ---------   ----------   ---------   ----------   ----------   ----------   ----------
Parker & Parsley 81-I,
  Ltd. .....................     57,816     116,841       4,224       8,535       149,140      301,399      211,180       426,775
Parker & Parsley 81-II,
  Ltd. .....................     49,524      72,494       2,029       2,970       151,342      221,535      202,895       296,999
Parker & Parsley 82-I,
  Ltd. .....................    116,859     262,924       4,026       9,058       236,971      533,163      357,856       805,145
Parker & Parsley 82-II,
  Ltd. .....................    111,975     171,077       3,444       5,262       292,783      447,315      408,202       623,654
Parker & Parsley 82-III,
  Ltd. .....................     88,780      85,126       2,916       2,796       219,396      210,367      311,092       298,289
Parker & Parsley 83-A,
  Ltd. .....................    280,513     416,062      10,912      16,185       747,838    1,109,206    1,039,263     1,541,453
Parker & Parsley 83-B,
  Ltd. .....................    348,652     567,327      13,365      21,748       910,884    1,482,192    1,272,901     2,071,267
Parker & Parsley 84-A,
  Ltd. .....................    355,491     589,384      15,185      25,176       979,100    1,623,291    1,349,776     2,237,851
Parker & Parsley 85-A,
  Ltd. .....................     11,187      15,154          --          --       371,156      502,769      382,343       517,923
Parker & Parsley 85-B,
  Ltd. .....................      5,233       7,901          --          --       299,222      451,758      304,455       459,659
Parker & Parsley Private
  Investment 85-A, Ltd. ....     11,095      12,053          --          --       317,553      344,957      328,648       357,010
Parker & Parsley Selected 85
  Private Investment,
  Ltd. .....................      6,238      10,351          --          --       225,761      374,615      231,999       384,966
Parker & Parsley 86-A,
  Ltd. .....................      6,075      11,653          --          --       446,620      856,663      452,695       868,316
Parker & Parsley 86-B,
  Ltd. .....................     16,246      21,064          --          --       919,385    1,192,033      935,631     1,213,097
Parker & Parsley 86-C,
  Ltd. .....................     11,745      16,465          --          --       886,520    1,242,812      898,265     1,259,277
Parker & Parsley Private
  Investment 86, Ltd. ......      3,174       4,960          --          --       314,198      491,002      317,372       495,962
Parker & Parsley 87-A Conv.,
  Ltd. .....................      3,451       5,510          --          --       178,340      284,684      181,791       290,194
Parker & Parsley 87-A,
  Ltd. .....................     21,378      34,166          --          --     1,313,604    2,099,440    1,334,982     2,133,606
Parker & Parsley 87-B Conv.,
  Ltd. .....................      2,988       4,431          --          --       245,753      364,425      248,741       368,856
Parker & Parsley 87-B,
  Ltd. .....................     12,411      18,405          --          --     1,003,438    1,487,986    1,015,849     1,506,391
Parker & Parsley Producing
  Properties 87-A, Ltd. ....      9,632       9,615          --          --       704,591      703,402      714,223       713,017
Parker & Parsley Producing
  Properties 87-B, Ltd. ....     13,937      22,316          --          --       523,830      838,757      537,767       861,073
Parker & Parsley Private
  Investment 87, Ltd. ......      7,631       9,691          --          --       755,457      959,391      763,088       969,082
Parker & Parsley 88-A Conv.,
  L.P. .....................      5,253       7,315          --          --       222,619      310,018      227,872       317,333
Parker & Parsley 88-A,
  L.P. .....................     18,059      25,149          --          --       758,976    1,056,963      777,035     1,082,112
Parker & Parsley 88-B Conv.,
  L.P. .....................      4,220       5,515          --          --       269,028      351,572      273,248       357,087
Parker & Parsley 88-B,
  L.P. .....................     13,722      17,933          --          --       659,140      861,434      672,862       879,367
Parker & Parsley 88-C Conv.,
  L.P. .....................      2,870       4,039          --          --       219,589      308,985      222,459       313,024
Parker & Parsley 88-C,
  L.P. .....................      1,908       2,685          --          --       156,634      220,398      158,542       223,083
Parker & Parsley Producing
  Properties 88-A, L.P. ....      7,216       9,530          --          --       420,265      555,001      427,481       564,531
Parker & Parsley Private
  Investment 88, L.P. ......      7,708       9,375          --          --       763,081      928,143      770,789       937,518
Parker & Parsley 89-A Conv.,
  L.P. .....................      2,027       2,852          --          --       200,631      282,306      202,658       285,158
Parker & Parsley 89-A,
  L.P. .....................     13,556      19,075          --          --       588,978      828,781      602,534       847,856
Parker & Parsley 89-B Conv.,
  L.P. .....................      5,782       7,927          --          --       434,277      595,395      440,059       603,322
Parker & Parsley 89-B,
  L.P. .....................      9,810      13,454          --          --       474,439      650,677      484,249       664,131
Parker & Parsley Private
  Investment 89, L.P. ......      7,311       7,715          --          --       461,062      486,555      468,373       494,270
Parker & Parsley 90-A Conv.,
  L.P. .....................      2,145       2,701          --          --       132,990      167,459      135,135       170,160
Parker & Parsley 90-A,
  L.P. .....................     12,362      15,527          --          --       381,738      479,494      394,100       495,021
Parker & Parsley 90-B Conv.,
  L.P. .....................     12,549      16,252          --          --       740,794      959,455      753,343       975,707
Parker & Parsley 90-B,
  L.P. .....................     25,709      33,227          --          --     2,023,300    2,615,035    2,049,009     2,648,262
Parker & Parsley 90-C Conv.,
  L.P. .....................      6,507       6,522          --          --       460,152      461,213      466,659       467,735
Parker & Parsley 90-C,
  L.P. .....................      9,158       9,179          --          --       741,036      742,738      750,194       751,917
Parker & Parsley Private
  Investment 90, L.P. ......     12,668      12,480          --          --       809,113      797,112      821,781       809,592
Parker & Parsley 90
  Spraberry Private Dev.,
  L.P. .....................      4,177       3,814          --          --       413,544      377,597      417,721       381,411
Parker & Parsley 91-A,
  L.P. .....................     13,541      19,696          --          --       965,302    1,404,059      978,843     1,423,755
Parker & Parsley 91-B,
  L.P. .....................     11,335      13,334          --          --     1,030,441    1,212,237    1,041,776     1,225,571
                              ---------    ---------     ------      ------     ----------   ----------   ----------   ----------
        Total(d)............  1,761,624    2,750,266     56,101      91,730     25,520,011   34,775,789   27,337,736   37,617,785
                              =========    =========     ======      ======     ==========   ==========   ==========   ==========

---------------

(a) Represents Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will acquire 100% of the properties of the partnership including properties attributable to its partnership interests in the partnerships.

(b) Represents four unaffiliated individuals' partnership interests as limited partners of each nonmanaging general partner. Excludes Pioneer USA's partnership interests as general partner of each nonmanaging general partner.

(c) Represents the partnership interests of unaffiliated limited partners of each partnership. Excludes Pioneer USA's partnership interests as a limited partner of any partnership.

(d) Corresponds to amounts in the reserve report prepared by Williamson Petroleum Consultants, Inc. as of December 31, 2000.

                                    TABLE 12

          PARTNERSHIP ESTIMATED RESERVES ATTRIBUTABLE TO PIONEER USA,
               NONMANAGING GENERAL PARTNERS AND LIMITED PARTNERS
                              AS OF MARCH 31, 2001

                                                             TOTAL PARTNERSHIP ESTIMATED RESERVES
                              ---------------------------------------------------------------------------------------------------
                                                        NONMANAGING GENERAL
                                  PIONEER USA(A)            PARTNERS(B)           LIMITED PARTNERS(C)              TOTAL
                              ----------------------   ----------------------   -----------------------   -----------------------
                                OIL &                    OIL &                    OIL &                     OIL &
                              NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)   NGL (BBLS)   GAS (MCF)    NGL (BBLS)   GAS (MCF)
                              ----------   ---------   ----------   ---------   ----------   ----------   ----------   ----------
Parker & Parsley 81-I,
  Ltd. .....................     46,238      91,778       3,346       6,646       125,199      247,549      174,783       345,973
Parker & Parsley 81-II,
  Ltd. .....................     37,856      54,560       1,550       2,235       117,486      167,519      156,892       224,314
Parker & Parsley 82-I,
  Ltd. .....................     84,829     185,562       2,911       6,366       173,823      380,596      261,563       572,524
Parker & Parsley 82-II,
  Ltd. .....................     86,492     129,054       2,653       3,952       230,855      348,686      320,000       481,692
Parker & Parsley 82-III,
  Ltd. .....................     70,391      67,377       2,307       2,200       176,169      171,797      248,867       241,374
Parker & Parsley 83-A,
  Ltd. .....................    218,795     326,786       8,511      12,712       583,300      871,199      810,606     1,210,697
Parker & Parsley 83-B,
  Ltd. .....................    291,206     465,689      11,163      17,852       760,802    1,216,655    1,063,171     1,700,196
Parker & Parsley 84-A,
  Ltd. .....................    292,862     491,568      12,510      20,998       806,606    1,353,885    1,111,978     1,866,451
Parker & Parsley 85-A,
  Ltd. .....................      8,049      11,144          --          --       267,056      369,738      275,105       380,882
Parker & Parsley 85-B,
  Ltd. .....................      3,895       5,744          --          --       222,695      328,446      226,590       334,190
Parker & Parsley Private
  Investment 85-A, Ltd. ....      9,194      10,026          --          --       263,153      286,963      272,347       296,989
Parker & Parsley Selected 85
  Private Investment,
  Ltd. .....................      5,597       9,285          --          --       202,578      336,044      208,175       345,329
Parker & Parsley 86-A,
  Ltd. .....................      4,770       9,016          --          --       350,649      662,775      355,419       671,791
Parker & Parsley 86-B,
  Ltd. .....................     13,311      17,664          --          --       753,269      999,624      766,580     1,017,288
Parker & Parsley 86-C,
  Ltd. .....................      8,904      12,643          --          --       672,110      954,330      681,014       966,973
Parker & Parsley Private
  Investment 86, Ltd. ......      2,513       4,471          --          --       248,765      442,678      251,278       447,149
Parker & Parsley 87-A Conv.,
  Ltd. .....................      2,811       4,304          --          --       145,236      222,406      148,047       226,710
Parker & Parsley 87-A,
  Ltd. .....................     17,506      26,769          --          --     1,075,693    1,644,916    1,093,199     1,671,685
Parker & Parsley 87-B Conv.,
  Ltd. .....................      2,452       3,631          --          --       201,644      298,666      204,096       302,297
Parker & Parsley 87-B,
  Ltd. .....................     10,184      15,084          --          --       823,376    1,219,535      833,560     1,234,619
Parker & Parsley Producing
  Properties 87-A, Ltd. ....      7,452       7,410          --          --       545,101      542,077      552,553       549,487
Parker & Parsley Producing
  Properties 87-B, Ltd. ....     11,567      18,737          --          --       434,740      704,226      446,307       722,963
Parker & Parsley Private
  Investment 87, Ltd. ......      4,975       6,755          --          --       492,481      668,737      497,456       675,492
Parker & Parsley 88-A Conv.,
  L.P.......................      4,230       5,908          --          --       179,261      250,384      183,491       256,292
Parker & Parsley 88-A,
  L.P.......................     14,543      20,313          --          --       611,206      853,701      625,749       874,014
Parker & Parsley 88-B Conv.,
  L.P.......................      3,577       4,530          --          --       228,017      288,783      231,594       293,313
Parker & Parsley 88-B,
  L.P.......................     11,631      14,730          --          --       558,694      707,581      570,325       722,311
Parker & Parsley 88-C Conv.,
  L.P.......................      2,409       3,281          --          --       184,330      251,039      186,739       254,320
Parker & Parsley 88-C,
  L.P.......................      1,602       2,182          --          --       131,487      179,071      133,089       181,253
Parker & Parsley Producing
  Properties 88-A, L.P......      6,217       7,922          --          --       362,041      461,335      368,258       469,257
Parker & Parsley Private
  Investment 88, L.P........      6,683       7,887          --          --       661,637      780,792      668,320       788,679
Parker & Parsley 89-A Conv.,
  L.P.......................      1,762       2,851          --          --       174,412      282,272      176,174       285,123
Parker & Parsley 89-A,
  L.P.......................     11,786      19,075          --          --       512,077      828,752      523,863       847,827
Parker & Parsley 89-B Conv.,
  L.P.......................      4,581       6,387          --          --       344,057      479,732      348,638       486,119
Parker & Parsley 89-B,
  L.P.......................      7,771      10,837          --          --       375,814      524,126      383,585       534,963
Parker & Parsley Private
  Investment 89, L.P........      6,188       6,426          --          --       390,232      405,242      396,420       411,668
Parker & Parsley 90-A Conv.,
  L.P.......................      1,803       2,546          --          --       111,776      157,839      113,579       160,385
Parker & Parsley 90-A,
  L.P.......................     10,286      14,525          --          --       317,641      448,546      327,927       463,071
Parker & Parsley 90-B Conv.,
  L.P.......................     10,577      13,469          --          --       624,406      795,145      634,983       808,614
Parker & Parsley 90-B,
  L.P.......................     21,654      27,526          --          --     1,704,172    2,166,318    1,725,826     2,193,844
Parker & Parsley 90-C Conv.,
  L.P.......................      5,264       5,255          --          --       372,246      371,637      377,510       376,892
Parker & Parsley 90-C,
  L.P.......................      7,409       7,397          --          --       599,484      598,503      606,893       605,900
Parker & Parsley Private
  Investment 90, L.P........      9,699       9,806          --          --       619,485      626,306      629,184       636,112
Parker & Parsley 90
  Spraberry Private Dev.,
  L.P.......................      3,771       3,374          --          --       373,324      333,986      377,095       337,360
Parker & Parsley 91-A,
  L.P.......................     11,694      16,775          --          --       833,634    1,195,849      845,328     1,212,624
Parker & Parsley 91-B,
  L.P.......................     10,272      12,121          --          --       933,817    1,101,978      944,089     1,114,099
                              ---------    ---------     ------      ------     ----------   ----------   ----------   ----------
        Total...............  1,417,258    2,200,180     44,951      72,961     20,876,036   28,527,964   22,338,245   30,801,105
                              =========    =========     ======      ======     ==========   ==========   ==========   ==========

---------------

(a) Represents Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will acquire 100% of the properties of the partnership including properties attributable to its partnership interests in the partnerships.

(b) Represents four unaffiliated individuals' partnership interests as limited partners of each nonmanaging general partner. Excludes Pioneer USA's partnership interests as general partner of each nonmanaging general partner.

(c) Represents the partnership interests of unaffiliated limited partners of each partnership. Excludes Pioneer USA's partnership interests as a limited partner of any partnership.

                                    TABLE 13

                  OIL, NATURAL GAS LIQUIDS AND GAS PRODUCTION
                   FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND
           2000 AND THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                OIL & NGL (BBLS)                            GAS (MCF)
                              -----------------------------------------------------   ---------------------
                                 FOR THE SIX                                               FOR THE SIX
                                MONTHS ENDED             FOR THE YEAR ENDED               MONTHS ENDED
                                  JUNE 30,                  DECEMBER 31,                    JUNE 30,
                              -----------------   ---------------------------------   ---------------------
                               2001      2000       2000        1999        1998        2001        2000
                              -------   -------   ---------   ---------   ---------   ---------   ---------
Parker & Parsley 81-I,
 Ltd. ......................    6,368     7,036      13,976      14,970      13,937      12,725      12,333
Parker & Parsley 81-II,
 Ltd. ......................    5,536     6,953      13,921      13,232      16,033      11,975       6,862
Parker & Parsley 82-I,
 Ltd. ......................   11,388    12,155      24,158      23,886      25,898      27,831      23,257
Parker & Parsley 82-II,
 Ltd. ......................   10,933    12,604      24,922      27,554      27,854      22,031      18,498
Parker & Parsley 82-III,
 Ltd. ......................    8,607    10,544      20,646      20,801      19,540      12,402      11,409
Parker & Parsley 83-A,
 Ltd. ......................   29,541    33,151      66,679      69,238      67,612      52,495      46,838
Parker & Parsley 83-B,
 Ltd. ......................   33,837    41,940      81,814      89,446      93,695      56,204      70,252
Parker & Parsley 84-A,
 Ltd. ......................   38,301    43,066      85,485      85,868      88,702      57,564      68,163
Parker & Parsley 85-A,
 Ltd. ......................   11,722    14,037      27,458      31,246      27,808      21,052      21,614
Parker & Parsley 85-B,
 Ltd. ......................    9,856    10,065      20,809      21,410      24,803      16,032      14,832
Parker & Parsley Private
 Investment 85-A, Ltd. .....    7,651     9,054      17,619      20,664      21,200       7,461      10,079
Parker & Parsley Selected 85
 Private Investment,
 Ltd. ......................    7,950     7,674      15,698      14,598      15,439      12,602      11,058
Parker & Parsley 86-A,
 Ltd. ......................   13,299    15,422      31,785      33,226      31,472      20,166      26,019
Parker & Parsley 86-B,
 Ltd. ......................   25,551    30,997      62,337      63,132      70,399      43,243      41,035
Parker & Parsley 86-C,
 Ltd. ......................   30,072    33,640      66,329      64,894      74,674      54,393      45,739
Parker & Parsley Private
 Investment 86, Ltd. .......    8,782    10,793      20,938      20,843      22,245      17,822      16,606
Parker & Parsley 87-A Conv.,
 Ltd. ......................    5,843     6,912      13,096      13,578      14,371      10,345      11,375
Parker & Parsley 87-A,
 Ltd. ......................   43,647    51,722      97,824     101,441     107,375      77,315      84,978
Parker & Parsley 87-B Conv.,
 Ltd. ......................    6,390     8,146      16,015      16,758      17,879       8,728      11,701
Parker & Parsley 87-B,
 Ltd. ......................   26,099    33,261      65,401      68,433      73,036      35,640      47,808
Parker & Parsley Producing
 Properties 87-A, Ltd. .....   24,585    26,669      53,656      53,101      64,367      24,458      22,894
Parker & Parsley Producing
 Properties 87-B, Ltd. .....   14,052    17,391      33,115      35,770      40,796      19,481      26,130
Parker & Parsley Private
 Investment 87, Ltd. .......   18,141    16,906      35,242      40,495      42,801      25,756      23,896
Parker & Parsley 88-A Conv.,
 L.P........................    7,026     7,158      14,604      17,052      16,899      14,063      10,700

                                          GAS (MCF)                                   TOTAL (BOE)(A)
                              ---------------------------------   -------------------------------------------------------
                                                                      FOR THE SIX
                                     FOR THE YEAR ENDED              MONTHS ENDED              FOR THE YEAR ENDED
                                        DECEMBER 31,                   JUNE 30,                   DECEMBER 31,
                              ---------------------------------   -------------------   ---------------------------------
                                2000        1999        1998       2001       2000        2000        1999        1998
                              ---------   ---------   ---------   -------   ---------   ---------   ---------   ---------
Parker & Parsley 81-I,
 Ltd. ......................     25,901      28,708      24,638     8,489       9,092      18,293      19,755      18,043
Parker & Parsley 81-II,
 Ltd. ......................     15,864      19,167      22,439     7,532       8,097      16,565      16,427      19,773
Parker & Parsley 82-I,
 Ltd. ......................     45,981      48,380      48,971    16,027      16,031      31,822      31,949      34,060
Parker & Parsley 82-II,
 Ltd. ......................     35,900      42,858      41,862    14,605      15,687      30,905      34,697      34,831
Parker & Parsley 82-III,
 Ltd. ......................     21,480      23,061      17,680    10,674      12,446      24,226      24,645      22,487
Parker & Parsley 83-A,
 Ltd. ......................     94,612     109,716      95,156    38,290      40,957      82,448      87,524      83,471
Parker & Parsley 83-B,
 Ltd. ......................    132,106     157,842     147,495    43,204      53,649     103,832     115,753     118,278
Parker & Parsley 84-A,
 Ltd. ......................    138,617     154,235     145,870    47,895      54,427     108,588     111,574     113,014
Parker & Parsley 85-A,
 Ltd. ......................     41,549      55,226      43,021    15,231      17,639      34,383      40,450      34,978
Parker & Parsley 85-B,
 Ltd. ......................     30,909      33,467      41,501    12,528      12,537      25,961      26,988      31,720
Parker & Parsley Private
 Investment 85-A, Ltd. .....     20,905      23,218      22,343     8,895      10,734      21,103      24,534      24,924
Parker & Parsley Selected 85
 Private Investment,
 Ltd. ......................     22,987      27,627      25,328    10,050       9,517      19,529      19,203      19,660
Parker & Parsley 86-A,
 Ltd. ......................     56,549      62,354      49,805    16,660      19,759      41,210      43,618      39,773
Parker & Parsley 86-B,
 Ltd. ......................     79,859      86,726      97,715    32,758      37,836      75,647      77,586      86,685
Parker & Parsley 86-C,
 Ltd. ......................     95,610     105,081     129,149    39,138      41,263      82,264      82,408      96,199
Parker & Parsley Private
 Investment 86, Ltd. .......     33,570      30,923      33,219    11,752      13,561      26,533      25,997      27,782
Parker & Parsley 87-A Conv.,
 Ltd. ......................     20,355      24,503      24,025     7,567       8,808      16,489      17,662      18,375
Parker & Parsley 87-A,
 Ltd. ......................    152,075     183,099     179,494    56,533      65,885     123,170     131,958     137,291
Parker & Parsley 87-B Conv.,
 Ltd. ......................     23,682      24,436      25,477     7,845      10,096      19,962      20,831      22,125
Parker & Parsley 87-B,
 Ltd. ......................     96,740      99,771     104,072    32,039      41,229      81,524      85,062      90,381
Parker & Parsley Producing
 Properties 87-A, Ltd. .....     45,872      53,145      56,240    28,661      30,485      61,301      61,959      73,740
Parker & Parsley Producing
 Properties 87-B, Ltd. .....     49,380      48,774      50,220    17,299      21,746      41,345      43,899      49,166
Parker & Parsley Private
 Investment 87, Ltd. .......     48,307      52,874      58,036    22,434      20,889      43,293      49,307      52,474
Parker & Parsley 88-A Conv.,
 L.P........................     21,399      27,417      25,367     9,370       8,941      18,171      21,622      21,127

                                                OIL & NGL (BBLS)                            GAS (MCF)
                              -----------------------------------------------------   ---------------------
                                 FOR THE SIX                                               FOR THE SIX
                                MONTHS ENDED             FOR THE YEAR ENDED               MONTHS ENDED
                                  JUNE 30,                  DECEMBER 31,                    JUNE 30,
                              -----------------   ---------------------------------   ---------------------
                               2001      2000       2000        1999        1998        2001        2000
                              -------   -------   ---------   ---------   ---------   ---------   ---------
Parker & Parsley 88-A,
 L.P. ......................   23,970    24,407      49,808      58,141      57,635      47,966      36,489
Parker & Parsley 88-B Conv.,
 L.P. ......................    7,743     9,309      18,572      16,986      17,610       8,437      10,843
Parker & Parsley 88-B,
 L.P. ......................   19,089    22,934      45,729      41,830      43,365      20,792      26,695
Parker & Parsley 88-C Conv.,
 L.P. ......................    6,735     7,753      15,453      14,136      14,859       8,160       9,952
Parker & Parsley 88-C,
 L.P. ......................    4,792     5,520      11,023      10,071      10,596       5,811       7,086
Parker & Parsley Producing
 Properties 88-A, L.P. .....   12,098    13,726      26,976      30,280      34,491      16,169      20,402
Parker & Parsley Private
 Investment 88, L.P. .......   19,574    23,313      46,284      48,802      48,933      28,101      30,899
Parker & Parsley 89-A Conv.,
 L.P. ......................    5,776     6,423      13,092      14,166      14,102      11,172      10,163
Parker & Parsley 89-A,
 L.P. ......................   17,189    19,094      38,923      42,129      41,931      33,232      30,228
Parker & Parsley 89-B Conv.,
 L.P. ......................   12,925    16,104      30,959      32,585      35,481      23,283      21,901
Parker & Parsley 89-B,
 L.P. ......................   14,236    17,736      34,089      35,879      39,063      25,638      24,114
Parker & Parsley Private
 Investment 89, L.P. .......   14,694    15,219      30,738      30,310      36,741      21,188      13,324
Parker & Parsley 90-A Conv.,
 L.P. ......................    4,331     4,958       9,876      10,130      11,399       8,155       6,902
Parker & Parsley 90-A,
 L.P. ......................   12,493    14,303      28,519      29,248      32,915      23,539      19,897
Parker & Parsley 90-B Conv.,
 L.P. ......................   23,763    26,562      53,388      53,864      58,543      35,369      33,016
Parker & Parsley 90-B,
 L.P. ......................   64,464    72,038     144,804     146,064     158,775      95,918      89,536
Parker & Parsley 90-C Conv.,
 L.P. ......................   13,982    16,386      32,773      32,618      33,187      17,805      14,092
Parker & Parsley 90-C,
 L.P. ......................   22,479    26,332      52,686      52,433      53,358      28,625      22,664
Parker & Parsley Private
 Investment 90, L.P. .......   22,587    26,680      52,913      46,335      49,468      29,299      24,989
Parker & Parsley 90
 Spraberry Private Dev.,
 L.P. ......................   10,509    10,715      22,593      20,688      20,835      14,921       9,984
Parker & Parsley 91-A,
 L.P. ......................   24,949    32,881      64,129      64,820      70,623      52,227      47,283
Parker & Parsley 91-B,
 L.P. ......................   24,152    35,483      69,550      65,056      66,527      28,144      42,828
                              -------   -------   ---------   ---------   ---------   ---------   ---------
       Total................  787,707   915,172   1,816,404   1,858,207   1,969,272   1,245,735   1,237,363
                              =======   =======   =========   =========   =========   =========   =========

                                          GAS (MCF)                                   TOTAL (BOE)(A)
                              ---------------------------------   -------------------------------------------------------
                                                                      FOR THE SIX
                                     FOR THE YEAR ENDED              MONTHS ENDED              FOR THE YEAR ENDED
                                        DECEMBER 31,                   JUNE 30,                   DECEMBER 31,
                              ---------------------------------   -------------------   ---------------------------------
                                2000        1999        1998       2001       2000        2000        1999        1998
                              ---------   ---------   ---------   -------   ---------   ---------   ---------   ---------
Parker & Parsley 88-A,
 L.P. ......................     72,965      93,498      86,501    31,964      30,489      61,969      73,724      72,052
Parker & Parsley 88-B Conv.,
 L.P. ......................     21,781      23,221      21,214     9,149      11,116      22,202      20,856      21,146
Parker & Parsley 88-B,
 L.P. ......................     53,620      57,190      52,254    22,554      27,383      54,666      51,362      52,074
Parker & Parsley 88-C Conv.,
 L.P. ......................     19,618      21,119      19,764     8,095       9,412      18,723      17,656      18,153
Parker & Parsley 88-C,
 L.P. ......................     13,979      15,049      14,091     5,761       6,701      13,353      12,579      12,945
Parker & Parsley Producing
 Properties 88-A, L.P. .....     37,939      44,467      51,099    14,793      17,126      33,299      37,691      43,008
Parker & Parsley Private
 Investment 88, L.P. .......     59,532      66,701      61,718    24,258      28,463      56,206      59,919      59,219
Parker & Parsley 89-A Conv.,
 L.P. ......................     20,057      20,484      21,106     7,638       8,117      16,435      17,580      17,620
Parker & Parsley 89-A,
 L.P. ......................     59,638      60,905      62,751    22,728      24,132      48,863      52,280      52,390
Parker & Parsley 89-B Conv.,
 L.P. ......................     42,179      46,681      52,345    16,806      19,754      37,989      40,365      44,205
Parker & Parsley 89-B,
 L.P. ......................     46,454      51,400      57,643    18,509      21,755      41,831      44,446      48,670
Parker & Parsley Private
 Investment 89, L.P. .......     30,037      32,985      44,624    18,225      17,440      35,744      35,808      44,178
Parker & Parsley 90-A Conv.,
 L.P. ......................     13,365      14,989      16,309     5,690       6,108      12,104      12,628      14,117
Parker & Parsley 90-A,
 L.P. ......................     38,570      43,302      47,086    16,416      17,619      34,947      36,465      40,763
Parker & Parsley 90-B Conv.,
 L.P. ......................     64,786      70,803      73,460    29,658      32,065      64,186      65,665      70,786
Parker & Parsley 90-B,
 L.P. ......................    175,696     192,016     199,215    80,450      86,961     174,087     178,067     191,978
Parker & Parsley 90-C Conv.,
 L.P. ......................     30,423      29,399      30,348    16,950      18,735      37,844      37,518      38,245
Parker & Parsley 90-C,
 L.P. ......................     48,907      47,265      48,787    27,250      30,109      60,837      60,311      61,489
Parker & Parsley Private
 Investment 90, L.P. .......     49,484      47,331      54,218    27,470      30,845      61,160      54,224      58,504
Parker & Parsley 90
 Spraberry Private Dev.,
 L.P. ......................     22,121      19,579      24,095    12,996      12,379      26,280      23,951      24,851
Parker & Parsley 91-A,
 L.P. ......................     94,315     100,615     108,617    33,654      40,762      79,848      81,589      88,726
Parker & Parsley 91-B,
 L.P. ......................     85,556      74,025      68,244    28,843      42,621      83,809      77,394      77,901
                              ---------   ---------   ---------   -------   ---------   ---------   ---------   ---------
       Total................  2,451,231   2,695,632   2,724,612   995,333   1,121,403   2,224,946   2,307,486   2,423,377
                              =========   =========   =========   =======   =========   =========   =========   =========

---------------

(a) Gas production is converted to oil equivalents at the rate of six mcf per barrel, representing the relative energy content of natural gas and oil.

                                    TABLE 14

                     PRODUCTIVE WELLS AND DEVELOPED ACREAGE
                              AS OF JUNE 30, 2001

                                                              PRODUCTIVE OIL AND
                                                                   GAS WELLS         DEVELOPED ACRES
                                                              -------------------   -----------------
                                                              GROSS(A)    NET(B)    GROSS(A)   NET(B)
                                                              ---------   -------   --------   ------
Parker & Parsley 81-I, Ltd. ................................       16       9.13      2,328     1,250
Parker & Parsley 81-II, Ltd. ...............................       12       8.40      1,563     1,050
Parker & Parsley 82-I, Ltd. ................................       17      16.19      1,702     1,557
Parker & Parsley 82-II, Ltd. ...............................       16      15.38      1,882     1,489
Parker & Parsley 82-III, Ltd. ..............................       13      11.63      2,013     1,381
Parker & Parsley 83-A, Ltd. ................................       42      37.59      5,154     3,602
Parker & Parsley 83-B, Ltd. ................................       41      40.66      5,227     4,190
Parker & Parsley 84-A, Ltd. ................................       38      37.55      4,929     4,019
Parker & Parsley 85-A, Ltd. ................................       21      17.05      2,083     1,315
Parker & Parsley 85-B, Ltd. ................................       17      13.05      2,536     1,215
Parker & Parsley Private Investment 85-A, Ltd. .............       11       7.78      1,204       658
Parker & Parsley Selected 85 Private Investment, Ltd. ......       12       9.23      1,282       738
Parker & Parsley 86-A, Ltd. ................................       26      21.86      1,689     1,108
Parker & Parsley 86-B, Ltd. ................................       43      35.66      2,709     1,694
Parker & Parsley 86-C, Ltd. ................................       53      44.36      4,432     2,786
Parker & Parsley Private Investment 86, Ltd. ...............       14      12.37      1,685     1,131
Parker & Parsley 87-A Conv., Ltd. ..........................       71       6.91      6,498       659
Parker & Parsley 87-A, Ltd. ................................       71      51.65      6,498     4,926
Parker & Parsley 87-B Conv., Ltd. ..........................       47       8.07      4,465       796
Parker & Parsley 87-B, Ltd. ................................       47      32.98      4,465     3,251
Parker & Parsley Producing Properties 87-A, Ltd. ...........       84      38.05     10,576     3,615
Parker & Parsley Producing Properties 87-B, Ltd. ...........       34      20.29      4,302     1,609
Parker & Parsley Private Investment 87, Ltd. ...............       24      19.65      1,685     1,130
Parker & Parsley 88-A Conv., L.P. ..........................       39       8.01      3,286       592
Parker & Parsley 88-A, L.P. ................................       39      25.98      3,286     1,628
Parker & Parsley 88-B Conv., L.P. ..........................       40       7.47      2,766       956
Parker & Parsley 88-B, L.P. ................................       40      18.39      2,766       412
Parker & Parsley 88-C Conv., L.P. ..........................       40       6.84      2,757       343
Parker & Parsley 88-C, L.P. ................................       40       4.87      2,757       244
Parker & Parsley Producing Properties 88-A, L.P. ...........       22      17.73      1,689     1,193
Parker & Parsley Private Investment 88, L.P. ...............       22      19.18      1,873     1,211
Parker & Parsley 89-A Conv., L.P. ..........................       31       5.69      2,811       553
Parker & Parsley 89-A, L.P. ................................       31      16.91      2,811     1,645
Parker & Parsley 89-B Conv., L.P. ..........................       33      13.72      2,992     1,150
Parker & Parsley 89-B, L.P. ................................       33      15.12      2,992     1,267
Parker & Parsley Private Investment 89, L.P. ...............       19      13.87      1,913     1,253
Parker & Parsley 90-A Conv., L.P. ..........................       25       4.56      2,045       395
Parker & Parsley 90-A, L.P. ................................       25      13.17      2,045     1,141
Parker & Parsley 90-B Conv., L.P. ..........................      102      22.88      9,729     2,086
Parker & Parsley 90-B, L.P. ................................      102      62.05      9,729     5,658
Parker & Parsley 90-C Conv., L.P. ..........................       42      13.68      1,021       316
Parker & Parsley 90-C, L.P. ................................       42      21.99      1,021       509
Parker & Parsley Private Investment 90, L.P. ...............       27      20.65      2,333     1,556
Parker & Parsley 90 Spraberry Private Dev., L.P. ...........       12       9.00      1,017       658
Parker & Parsley 91-A, L.P. ................................       47      24.71      4,389     1,891
Parker & Parsley 91-B, L.P. ................................       29      21.97      1,922     1,301
                                                                -----     ------    -------    ------
          Total.............................................    1,652     903.93    150,857    73,127
                                                                =====     ======    =======    ======

---------------

(a) A "gross well" or "gross acre" is a well or an acre in which a working interest is owned. The number of gross wells or acres represents the sum of the wells or acres in which a working interest is owned.

(b) A "net well" or "net acre" is deemed to exist when the sum of the fractional working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests in gross wells or acres.

                                    TABLE 15

                   RECENT TRADES OF PARTNERSHIP INTERESTS(a)
                             PER $1,000 INVESTMENT
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2001 AND
                   THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                  PER $1,000 INVESTMENT
                                     --------------------------------------------------------------------------------
                                     FOR THE SEVEN MONTHS ENDED JULY 31, 2001   FOR THE YEAR ENDED DECEMBER 31, 2000
                                     ----------------------------------------   -------------------------------------
                                        SALES PRICE                                SALES PRICE
                                     ------------------     NUMBER     NUMBER   -----------------    NUMBER    NUMBER
                                      HIGH        LOW      OF SALES     SOLD     HIGH       LOW     OF SALES    SOLD
                                     -------    -------    --------    ------   -------   -------   --------   ------
Parker & Parsley 82-I, Ltd. .......  $    --    $    --       --         --     $ 47.75   $ 37.50       5        61
Parker & Parsley 82-II, Ltd. ......   110.00      75.00        3         30       89.00     45.00       6        60
Parker & Parsley 83-A, Ltd. .......   120.00     100.00        4         65      112.50     94.00       6        60
Parker & Parsley 83-B, Ltd. .......   137.00      85.00        3         25      135.00     96.11       5       105
Parker & Parsley 84-A, Ltd. .......   200.00     143.56        4         90      165.00    101.11       8       175
Parker & Parsley 85-A, Ltd. .......       --         --       --         --          --        --      --        --
Parker & Parsley 85-B, Ltd. .......   145.00     145.00        1         10      135.00    100.00       4        35
Parker & Parsley 86-A, Ltd. .......   140.00     125.00        3         20      160.00     65.00       4        45
Parker & Parsley 86-B, Ltd. .......   165.00     165.00        1          5      160.00     97.00       8       120
Parker & Parsley 86-C, Ltd. .......   147.66      92.00        5         31      135.00     95.45       4        40
Parker & Parsley 87-A, Ltd. .......   163.75     145.00        6        177      163.75     78.00      12       128
Parker & Parsley 87-B, Ltd. .......   191.50     157.20        3         35      179.25    105.66      14       255
Parker & Parsley Producing
 Properties 87-A, Ltd. ............   280.00     280.00        1         20      280.00    184.00       2        12
Parker & Parsley Producing
 Properties 87-B, Ltd. ............   138.00     138.00        1          4      310.00    146.00       3        47
Parker & Parsley 88-A, L.P. .......   210.00     186.00        3         35      205.00    135.00       6        43
Parker & Parsley 88-B, L.P. .......       --         --       --         --      188.12    128.00       3       230
Parker & Parsley 88-C, L.P. .......   250.00     250.00        2         90      175.00    138.20       4        17
Parker & Parsley Producing
 Properties 88-A, L.P. ............       --         --       --         --          --        --      --        --
Parker & Parsley 89-A, L.P. .......   241.00     215.00        3         45      221.00    140.00       7       100
Parker & Parsley 89-B, L.P. .......       --         --       --         --      215.00    215.00       1         5
Parker & Parsley 90-A, L.P. .......   185.00     183.00        2         35      230.00    126.11       3        35
Parker & Parsley 90-B, L.P. .......   260.00     211.12        8         85      211.12    100.00      19       275
Parker & Parsley 90-C, L.P. .......   225.00     112.30        4         50      210.00    112.30      12       251
Parker & Parsley 91-A, L.P. .......   320.00     275.00        2         20      259.00    212.00       2        22
Parker & Parsley 91-B, L.P. .......   330.44     300.00        4         30      235.11    235.11       1        10

                                             PER $1,000 INVESTMENT
                                     -------------------------------------
                                     FOR THE YEAR ENDED DECEMBER 31, 1999
                                     -------------------------------------
                                        SALES PRICE
                                     -----------------    NUMBER    NUMBER
                                      HIGH       LOW     OF SALES    SOLD
                                     -------   -------   --------   ------
Parker & Parsley 82-I, Ltd. .......  $ 15.00   $  4.17       2        24
Parker & Parsley 82-II, Ltd. ......    30.83     10.50       3        41
Parker & Parsley 83-A, Ltd. .......    54.00     36.75      10       151
Parker & Parsley 83-B, Ltd. .......    63.11     43.00       2        35
Parker & Parsley 84-A, Ltd. .......    72.00     44.00       8       104
Parker & Parsley 85-A, Ltd. .......    61.00     10.00       5        50
Parker & Parsley 85-B, Ltd. .......    75.00     75.00       2        30
Parker & Parsley 86-A, Ltd. .......    55.00     10.00       2        40
Parker & Parsley 86-B, Ltd. .......   111.00     62.34       9       108
Parker & Parsley 86-C, Ltd. .......    80.00     45.00       5        32
Parker & Parsley 87-A, Ltd. .......   112.00     65.00      10       155
Parker & Parsley 87-B, Ltd. .......   101.67     10.00      12       205
Parker & Parsley Producing
 Properties 87-A, Ltd. ............   175.00    112.00       4        79
Parker & Parsley Producing
 Properties 87-B, Ltd. ............   170.00    128.00       3        30
Parker & Parsley 88-A, L.P. .......   105.11     57.00       3        25
Parker & Parsley 88-B, L.P. .......   111.00     62.00       4        50
Parker & Parsley 88-C, L.P. .......    56.00     56.00       1        25
Parker & Parsley Producing
 Properties 88-A, L.P. ............   225.00    225.00       1         4
Parker & Parsley 89-A, L.P. .......   138.00     86.00       5        70
Parker & Parsley 89-B, L.P. .......   146.11    105.00       5        85
Parker & Parsley 90-A, L.P. .......    92.00     84.33       2        25
Parker & Parsley 90-B, L.P. .......   175.00     90.00      12       115
Parker & Parsley 90-C, L.P. .......   136.33     60.51       8       125
Parker & Parsley 91-A, L.P. .......   121.00     88.00       2        13
Parker & Parsley 91-B, L.P. .......   135.00    135.00       1        10

---------------

(a) This table contains historical information about recent trades of partnership interests on a per $1,000 investment as determined from "The Partnership Spectrum." The price information represents the prices reported to have been paid to the sellers net of commissions paid by buyers. This information should not be relied upon as any indication of the price at which the partnership interests may trade. There may have been other secondary sale transactions in the partnership interests, although no information regarding any such transactions is available to Pioneer USA. Because the information regarding sale transactions in the partnership interests in this table is provided without verification by Pioneer USA and because the information provided does not reflect sufficient activity to cause the prices shown to be representative of the market values of the partnership interests, the information should not be relied upon as indicative of the ability of limited partners to sell their partnership interests in secondary sale transactions or as to the prices at which the partnership interests may be sold.

                                    TABLE 16

             RESERVE VALUE ATTRIBUTABLE TO PIONEER USA, NONMANAGING
                     GENERAL PARTNERS AND LIMITED PARTNERS
                              AS OF MARCH 31, 2001

                                                                                TOTAL RESERVE VALUE(A)
                                                              ----------------------------------------------------------
                                                                               NONMANAGING
                                                                                 GENERAL       LIMITED
                                                              PIONEER USA(B)   PARTNERS(C)   PARTNERS(D)       TOTAL
                                                              --------------   -----------   ------------   ------------
Parker & Parsley 81-I, Ltd. ................................    $  242,920      $ 17,609     $    652,136   $    912,665
Parker & Parsley 81-II, Ltd. ...............................       165,833         6,793          511,151        683,777
Parker & Parsley 82-I, Ltd. ................................       419,236        14,382          859,821      1,293,439
Parker & Parsley 82-II, Ltd. ...............................       439,725        13,485        1,175,037      1,628,247
Parker & Parsley 82-III, Ltd. ..............................       312,876        10,249          785,095      1,108,220
Parker & Parsley 83-A, Ltd. ................................       968,805        37,688        2,582,800      3,589,293
Parker & Parsley 83-B, Ltd. ................................     1,312,532        50,316        3,429,109      4,791,957
Parker & Parsley 84-A, Ltd. ................................     1,324,574        56,580        3,648,163      5,029,317
Parker & Parsley 85-A, Ltd. ................................        37,920            --        1,258,113      1,296,033
Parker & Parsley 85-B, Ltd. ................................        19,444            --        1,111,813      1,131,257
Parker & Parsley Private Investment 85-A, Ltd. .............        47,329            --        1,354,588      1,401,917
Parker & Parsley Selected 85 Private Investment, Ltd. ......        28,421            --        1,028,644      1,057,065
Parker & Parsley 86-A, Ltd. ................................        23,635            --        1,737,540      1,761,175
Parker & Parsley 86-B, Ltd. ................................        67,810            --        3,837,419      3,905,229
Parker & Parsley 86-C, Ltd. ................................        41,159            --        3,106,759      3,147,918
Parker & Parsley Private Investment 86, Ltd. ...............        13,277            --        1,314,449      1,327,726
Parker & Parsley 87-A Conv., Ltd. ..........................        14,400            --          744,066        758,466
Parker & Parsley 87-A, Ltd. ................................        90,315            --        5,549,685      5,640,000
Parker & Parsley 87-B Conv., Ltd. ..........................        11,952            --          982,983        994,935
Parker & Parsley 87-B, Ltd. ................................        49,644            --        4,013,628      4,063,272
Parker & Parsley Producing Properties 87-A, Ltd. ...........        34,029            --        2,489,324      2,523,353
Parker & Parsley Producing Properties 87-B, Ltd. ...........        61,008            --        2,292,983      2,353,991
Parker & Parsley Private Investment 87, Ltd. ...............        26,380            --        2,611,622      2,638,002
Parker & Parsley 88-A Conv., L.P............................        21,158            --          896,741        917,899
Parker & Parsley 88-A, L.P..................................        72,749            --        3,057,497      3,130,246
Parker & Parsley 88-B Conv., L.P............................        18,992            --        1,210,615      1,229,607
Parker & Parsley 88-B, L.P..................................        61,751            --        2,966,274      3,028,025
Parker & Parsley 88-C Conv., L.P............................        12,731            --          973,954        986,685
Parker & Parsley 88-C, L.P..................................         8,464            --          694,740        703,204
Parker & Parsley Producing Properties 88-A, L.P.............        32,226            --        1,876,770      1,908,996
Parker & Parsley Private Investment 88, L.P.................        34,783            --        3,443,488      3,478,271
Parker & Parsley 89-A Conv., L.P............................         9,187            --          909,542        918,729
Parker & Parsley 89-A, L.P..................................        61,463            --        2,670,421      2,731,884
Parker & Parsley 89-B Conv., L.P............................        22,869            --        1,717,590      1,740,459
Parker & Parsley 89-B, L.P..................................        38,779            --        1,875,515      1,914,294
Parker & Parsley Private Investment 89, L.P.................        31,264            --        1,971,695      2,002,959
Parker & Parsley 90-A Conv., L.P............................         9,146            --          566,974        576,120
Parker & Parsley 90-A, L.P..................................        52,176            --        1,611,222      1,663,398
Parker & Parsley 90-B Conv., L.P............................        54,385            --        3,210,575      3,264,960
Parker & Parsley 90-B, L.P..................................       111,242            --        8,754,945      8,866,187
Parker & Parsley 90-C Conv., L.P............................        25,876            --        1,829,876      1,855,752
Parker & Parsley 90-C, L.P..................................        36,420            --        2,946,927      2,983,347
Parker & Parsley Private Investment 90, L.P.................        52,185            --        3,333,202      3,385,387
Parker & Parsley 90 Spraberry Private Dev., L.P.............        16,361            --        1,619,709      1,636,070
Parker & Parsley 91-A, L.P..................................        65,448            --        4,665,509      4,730,957
Parker & Parsley 91-B, L.P..................................        54,570            --        4,961,039      5,015,609
                                                                ----------      --------     ------------   ------------
        Total...............................................    $6,657,449      $207,102     $104,841,748   $111,706,299
                                                                ==========      ========     ============   ============

---------------
(a) The reserve value is one of the components of the merger value for each partnership and represents the present value of estimated future net revenues from the partnership's estimated oil and gas reserves as of March 31, 2001. The present value was calculated using: (1) a five-year New York Mercantile Exchange, or NYMEX, futures price for oil and gas as of March 31, 2001 with prices held constant after year five at the year five price, less standard industry adjustments, (2) historical operating costs adjusted only for those items affected by commodity prices, such as production taxes and ad valorem taxes, and (3) a 10.0% discount rate. For 2001, the oil and gas prices were based on the average NYMEX futures price for the nine-month period beginning on April 1, 2001 and ending December 31, 2001.

(b) Represents Pioneer USA's partnership interests in each partnership as: (1) the sole or managing general partner of the partnership; (2) a limited partner of the partnership; and (3) the sole general partner of each nonmanaging general partner. Pioneer USA will not receive any Pioneer Parent common stock for its partnership interests in any participating partnership. However, as a result of the merger of each participating partnership, Pioneer USA will acquire 100% of the properties of the partnership including properties attributable to its partnership interests in the partnerships.

(c) Represents four unaffiliated individuals' partnership interests as limited partners of each nonmanaging general partner. Excludes Pioneer USA's partnership interests as general partner of each nonmanaging general partner.

(d) Represents the partnership interests of unaffiliated limited partners of each partnership. Excludes Pioneer USA's partnership interests as a limited partner of any partnership.

                                   APPENDIX B

                                       TO

                           PROXY STATEMENT/PROSPECTUS

August 17, 2001

Pioneer Natural Resources USA, Inc.
5205 North O'Connor Boulevard, Suite 1400
Irving, Texas 75039

Attention Board of Directors

Gentlemen:

Subject: Summary Letter Including 46 Reports of
         Review of Estimates Prepared by
         Pioneer Natural Resources USA, Inc.
         of Oil and Gas Reserves and
         Associated Future Net Revenue to the
         Interests of the Limited Partners
         or the Converted Limited Partners
         in Various Parker & Parsley Partnerships
         Managed by Pioneer Natural Resources USA, Inc.
         Effective March 31, 2001
         Williamson Project 1.8859

     In accordance with your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared this summary letter for inclusion in the proxy statement to be distributed to the limited partners of the referenced Partnerships by Pioneer Natural Resources USA, Inc. (Pioneer USA). This letter includes the results from 46 review letters prepared for Pioneer USA to the interests of the Limited Partners or the Converted Limited Partners in various Parker & Parsley Partnerships managed by Pioneer USA effective March 31, 2001. A listing of the 46 Williamson review letters is included as Exhibit I.

I. DEFINITIONS OF OIL AND GAS RESERVES

     The estimated reserves presented in this summary letter are net proved reserves, including proved developed producing, proved developed nonproducing, and proved undeveloped reserves. In preparing these evaluations, no attempt has been made to quantify the element of uncertainty associated with any category. Reserves were assigned to each category as warranted.

  Proved Oil and Gas Reserves

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Prices and costs include consideration of changes provided by contractual arrangements and may include escalations based upon an estimate of future conditions.

          A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

             1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

             2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

PIONEER NATURAL RESOURCES USA, INC.
BOARD OF DIRECTORS
AUGUST 17, 2001
PAGE  2

          C. Estimates of proved reserves do not include the following:

             1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

             2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

             3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

             4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

 Proved Developed Oil and Gas Reserves(1)

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

 Proved Undeveloped Reserves

     Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates, for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

II. DISCUSSION OF THE REVIEW

     In performing the review, Williamson conducted an evaluation of the methods and procedures utilized by Pioneer USA in the preparation of the estimates of reserves and associated future net revenue and performed tests and procedures considered necessary to render the opinions set forth herein.

     Williamson evaluated the properties in 46 Parker & Parsley Partnerships as of December 31, 2000 and the results of that evaluation were transmitted in 46 individual reports (the SEC Reports) dated February 20, 2001. Williamson also prepared a Summary Letter Report including the SEC Reports for inclusion in a Registration Statement on Form S-4 under the Securities Act of 1933 to be filed with the SEC. Pioneer USA prepared reports on each partnership using the SEC Reports as the bases. Pioneer USA rolled forward the Williamson oil and gas projections from the SEC Reports to March 31, 2001, applied different pricing, added three proved undeveloped locations, and made ownership interest changes on some wells. (Most of the changes were due to payout reversions that had occurred prior to March 31, 2001.) Pioneer USA represented that no Williamson reserves projections were altered and no changes were made to the lease operating expenses, production taxes, or ownership interests (except as noted above). The Pioneer USA evaluations resulted in oil, natural gas liquids (NGL), and gas combined total net reserves of 13,882.872 MBBL, 7,008.607 MBBL, and 28,430.649 MMCF with a combined total future net revenue discounted at 10.0 percent (DFNR) of M$104,150.210.

---------------

(1) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

PIONEER NATURAL RESOURCES USA, INC.
BOARD OF DIRECTORS
AUGUST 17, 2001
PAGE  3

Pioneer USA updated the production generally through April 2001 and transmitted these March 31, 2001 roll-forward reports in the form of an Aries database to Williamson for review. Williamson has reviewed the Pioneer USA database and has determined that no changes have been made to the database except for the effective date; oil, gas, and NGL prices; the addition of three proved undeveloped locations; and the ownership interest changes noted above. In reviewing the roll forward oil and gas reserves projections with the added six months of production for the months of November 2000 through April 2001, Williamson recommended and made changes to the oil and/or gas projections of certain wells as required. These reserves changes resulted in a change to the Pioneer USA combined total DFNR of M$1,870.163 or 1.8 percent of the combined total DFNR. The change to the Pioneer USA DFNR for the individual partnerships ranged from 16.4 percent to a negative 11.1 percent.

     Based on our review, it is the opinion of Williamson that the estimates of the reviewed oil and gas reserves and associated future net revenue prepared by Pioneer USA effective March 31, 2001 are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers.

     Exhibits II, III, and IV detail the Pioneer USA oil, NGL, and gas net reserves and associated future net revenue, undiscounted and discounted for each Partnership for the Total Proved, Total Proved Developed, and Total Proved Undeveloped, respectively, from the Williamson review letters.

III. CONSENT AND DECLARATION OF INDEPENDENT STATUS

     We understand that the estimates prepared by Pioneer USA and reviewed by Williamson are to be included in the proxy statement/prospectus filed by you with the SEC under the Securities Act of 1933. We understand further that the estimates may be used by you to establish merger values for the Partnerships. With this understanding in mind, it is our opinion that the estimates of reserves and associated future net revenue prepared by Pioneer USA and reviewed by us are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles in estimating the proved oil and gas reserves and in computing the future net revenue derived from such reserves for each property attributable to the interests held by the Partnerships.

     Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this summary letter. No employee, officer, or director of Williamson is an employee, officer, or director of Pioneer USA or any of the subject Partnerships. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this summary letter.

                                      Yours very truly,

                                      WILLIAMSON PETROLEUM CONSULTANTS, INC.

                                      /s/ JOHN D. SAVAGE
                                      ------------------------------------------
                                      John D. Savage, P.E.
                                      Senior Vice President

JDS/chk
Enclosures

                                   EXHIBIT I
                     SUMMARY LETTER INCLUDING 46 REPORTS OF
                        REVIEW OF ESTIMATES PREPARED BY
                      PIONEER NATURAL RESOURCES USA, INC.
                          OF OIL AND GAS RESERVES AND
                         ASSOCIATED FUTURE NET REVENUE
                    TO THE INTERESTS OF THE LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                            EFFECTIVE MARCH 31, 2001
                           WILLIAMSON PROJECT 1.8859

         LIST OF WILLIAMSON PETROLEUM CONSULTANTS, INC. REVIEW LETTERS
                            EFFECTIVE MARCH 31, 2001

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 81-I, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 81-II, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 82-I, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 82-II, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 82-III, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 83-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 83-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 84-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 85-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 85-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 85-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Selected 85 Private Investment, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 86-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 86-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 86-C, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 86, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 87-A Converted, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 87-B Converted, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 87, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 88-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 88-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 88-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 88-C Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 88-C, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Producing Properties 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 88, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 89-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 89-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 89-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 89-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 89, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 90-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 90-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 90-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 90-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Converted Limited Partners in Parker & Parsley 90-C Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 90-C L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley Private Investment 90, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 90 Spraberry Private Development, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 91-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

     "Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners in Parker & Parsley 91-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective March 31, 2001 Williamson Project 1.8859"

                                                                      EXHIBIT II

                     SUMMARY LETTER INCLUDING 46 REPORTS OF
                        REVIEW OF ESTIMATES PREPARED BY
                      PIONEER NATURAL RESOURCES USA, INC.
                          OF OIL AND GAS RESERVES AND
                         ASSOCIATED FUTURE NET REVENUE
                    TO THE INTERESTS OF THE LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                            EFFECTIVE MARCH 31, 2001
                           WILLIAMSON PROJECT 1.8859

                      NET RESERVES AND FUTURE NET REVENUE
     FROM REVIEW LETTERS PREPARED BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                            EFFECTIVE MARCH 31, 2001

                                                                            TOTAL PROVED
                                               ----------------------------------------------------------------------
                                                           NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                       THE EVALUATED INTERESTS           ----------------------------
                                               ---------------------------------------                   DISCOUNTED
                                               OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
PIONEER FUNDS                                      (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
-------------                                  --------------   ---------   ----------   ------------   -------------
Parker & Parsley 81-I, Ltd. .................        82.264        48.823      259.480     1,168.899         684.499
Parker & Parsley 81-II, Ltd. ................        66.975        50.694      168.235       782.647         512.833
Parker & Parsley 82-I, Ltd. .................       142.135        54.037      429.393     1,407.714         970.079
Parker & Parsley 82-II, Ltd. ................       163.217        76.783      361.269     2,101.905       1,221.185
Parker & Parsley 82-III, Ltd. ...............       131.569        55.082      181.031     1,334.954         831.165
Parker & Parsley 83-A, Ltd. .................       382.712       225.243      908.023     4,375.619       2,691.969
Parker & Parsley 83-B, Ltd. .................       510.986       286.392    1,275.147     5,832.096       3,593.967
Parker & Parsley 84-A, Ltd. .................       497.742       336.241    1,399.838     6,282.321       3,771.987
Parker & Parsley 85-A, Ltd. .................       175.139        97.215      377.073     2,016.968       1,283.072
Parker & Parsley 85-B, Ltd. .................       149.887        74.437      330.848     1,864.301       1,119.945
Parker & Parsley Private Investment 85-A,
  Ltd. ......................................       188.458        81.166      294.019     2,623.316       1,387.898
Parker & Parsley Selected 85 Private
  Investment, Ltd. ..........................       120.690        85.403      341.876     1,860.766       1,046.495
Parker & Parsley 86-A, Ltd. .................       198.546       153.319      665.073     2,928.655       1,743.564
Parker & Parsley 86-B, Ltd. .................       504.170       254.744    1,007.115     6,660.474       3,866.176
Parker & Parsley 86-C, Ltd. .................       423.341       250.863      957.303     4,853.152       3,116.439
Parker & Parsley Private Investment 86,
  Ltd. ......................................       165.771        82.994      442.678     2,210.650       1,314.449
Parker & Parsley 87-A Conv., Ltd. ...........        93.912        52.654      224.443     1,286.337         750.882
Parker & Parsley 87-A , Ltd. ................       693.991       388.276    1,654.968     9,514.063       5,583.600
Parker & Parsley 87-B Conv., Ltd. ...........       129.176        72.879      299.274     1,764.667         984.985
Parker & Parsley 87-B, Ltd. .................       527.576       297.649    1,222.273     7,206.843       4,022.639
Parker & Parsley Producing Properties 87-A,
  Ltd. ......................................       426.729       120.298      543.992     4,255.595       2,498.119
Parker & Parsley Producing Properties 87-B,
  Ltd. ......................................       285.023       156.821      715.733     4,292.846       2,330.451
Parker & Parsley Private Investment 87,
  Ltd. ......................................       329.654       162.827      668.737     4,520.573       2,611.622
Parker & Parsley 88-A Conv., L.P. ...........       116.016        65.640      253.729     1,588.020         908.720
Parker & Parsley 88-A, L.P. .................       395.642       223.849      865.274     5,415.513       3,098.944
Parker & Parsley 88-B Conv., L.P. ...........       158.995        70.283      290.380     2,184.678       1,217.311
Parker & Parsley 88-B, L.P. .................       391.541       173.080      715.088     5,379.979       2,997.745
Parker & Parsley 88-C Conv., L.P. ...........       123.832        61.040      251.777     1,736.724         976.818
Parker & Parsley 88-C, L.P. .................        88.255        43.503      179.440     1,237.753         696.172

                                                                            TOTAL PROVED
                                               ----------------------------------------------------------------------
                                                           NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                       THE EVALUATED INTERESTS           ----------------------------
                                               ---------------------------------------                   DISCOUNTED
                                               OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
PIONEER FUNDS                                      (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
-------------                                  --------------   ---------   ----------   ------------   -------------
Parker & Parsley Producing Properties 88-A,
  L.P. ......................................       238.804       125.771      464.564     3,419.956       1,889.906
Parker & Parsley Private Investment 88,
  L.P. ......................................       445.262       216.375      780.792     6,679.722       3,443.488
Parker & Parsley 89-A Conv., L.P. ...........       114.139        60.273      282.272     1,675.614         909.543
Parker & Parsley 89-A, L.P. .................       339.398       179.226      839.349     4,982.510       2,704.565
Parker & Parsley 89-B Conv., L.P. ...........       216.989       128.163      481.258     2,973.068       1,723.053
Parker & Parsley 89-B, L.P. .................       238.716       141.033      529.613     3,267.544       1,895.151
Parker & Parsley Private Investment 89,
  L.P. ......................................       277.797       114.659      407.551     3,641.708       1,982.930
Parker & Parsley 90-A Conv., L.P. ...........        71.070        41.373      158.781       976.631         570.359
Parker & Parsley 90-A, L.P. .................       205.195       119.453      458.440     2,819.768       1,646.764
Parker & Parsley 90-B Conv., L.P. ...........       423.611       205.022      800.528     5,584.044       3,232.310
Parker & Parsley 90-B, L.P. .................     1,152.236       556.331    2,171.905    15,178.700       8,777.527
Parker & Parsley 90-C Conv., L.P. ...........       262.671       111.064      373.123     3,110.983       1,837.195
Parker & Parsley 90-C, L.P. .................       422.275       178.549      599.841     5,001.285       2,953.514
Parker & Parsley Private Investment 90,
  L.P. ......................................       439.460       183.432      629.750     6,034.439       3,351.532
Parker & Parsley 90 Spraberry Private
  Development, L.P. .........................       283.243        90.081      333.986     3,245.033       1,619.709
Parker & Parsley 91-A, L.P. .................       575.176       261.699    1,200.498     9,122.714       4,683.646
Parker & Parsley 91-B, L.P. .................       652.384       282.264    1,102.958     9,313.127       4,965.453
                                                 ----------     ---------   ----------   -----------     -----------
Total All Partnerships.......................    14,022.368     7,097.003   28,898.717   185,714.874     106,020.373

                                                                     EXHIBIT III

                     SUMMARY LETTER INCLUDING 46 REPORTS OF
                        REVIEW OF ESTIMATES PREPARED BY
                      PIONEER NATURAL RESOURCES USA, INC.
                          OF OIL AND GAS RESERVES AND
                         ASSOCIATED FUTURE NET REVENUE
                    TO THE INTERESTS OF THE LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                            EFFECTIVE MARCH 31, 2001
                           WILLIAMSON PROJECT 1.8859

                      NET RESERVES AND FUTURE NET REVENUE
                        FROM REVIEW LETTERS PREPARED BY
                     WILLIAMSON PETROLEUM CONSULTANTS, INC.
                            EFFECTIVE MARCH 31, 2001

                                                                           TOTAL PROVED DEVELOPED*
                                                    ----------------------------------------------------------------------
                                                                NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                            THE EVALUATED INTERESTS           ----------------------------
                                                    ---------------------------------------                   DISCOUNTED
                                                    OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
                                                        (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
                                                    --------------   ---------   ----------   ------------   -------------
Parker & Parsley 81-I, Ltd. ......................        82.264        48.823      259.480     1,168.899         684.499
Parker & Parsley 81-II, Ltd. .....................        66.975        50.694      168.235       782.647         512.833
Parker & Parsley 82-I, Ltd. ......................       142.135        54.037      429.393     1,407.714         970.079
Parker & Parsley 82-II, Ltd. .....................       163.217        76.783      361.269     2,101.905       1,221.185
Parker & Parsley 82-III, Ltd. ....................       131.569        55.082      181.031     1,334.954         831.165
Parker & Parsley 83-A, Ltd. ......................       382.712       225.243      908.023     4,375.619       2,691.969
Parker & Parsley 83-B, Ltd. ......................       510.986       286.392    1,275.147     5,832.096       3,593.967
Parker & Parsley 84-A, Ltd. ......................       497.742       336.241    1,399.838     6,282.321       3,771.987
Parker & Parsley 85-A, Ltd. ......................       175.139        97.215      377.073     2,016.968       1,283.072
Parker & Parsley 85-B, Ltd. ......................       149.887        74.437      330.848     1,864.301       1,119.945
Parker & Parsley Private Investment 85-A, Ltd. ...       188.458        81.166      294.019     2,623.316       1,387.898
Parker & Parsley Selected 85 Private Investment,
  Ltd. ...........................................       120.690        85.403      341.876     1,860.766       1,046.495
Parker & Parsley 86-A, Ltd. ......................       198.546       153.319      665.073     2,928.655       1,743.564
Parker & Parsley 86-B, Ltd. ......................       504.170       254.744    1,007.115     6,660.474       3,866.176
Parker & Parsley 86-C, Ltd. ......................       423.341       250.863      957.303     4,853.152       3,116.439
Parker & Parsley Private Investment 86, Ltd. .....       165.771        82.994      442.678     2,210.650       1,314.449
Parker & Parsley 87-A Conv., Ltd. ................        93.912        52.654      224.443     1,286.337         750.882
Parker & Parsley 87-A, Ltd. ......................       693.991       388.276    1,654.968     9,514.063       5,583.600
Parker & Parsley 87-B Conv., Ltd. ................       129.176        72.879      299.274     1,764.667         984.985
Parker & Parsley 87-B, Ltd. ......................       527.576       297.649    1,222.273     7,206.843       4,022.639
Parker & Parsley Producing Properties 87-A,
  Ltd. ...........................................       426.729       120.298      543.992     4,255.595       2,498.119
Parker & Parsley Producing Properties 87-B,
  Ltd. ...........................................       285.023       156.821      715.733     4,292.846       2,330.451
Parker & Parsley Private Investment 87, Ltd. .....       329.654       162.827      668.737     4,520.573       2,611.622
Parker & Parsley 88-A Conv., L.P. ................       116.016        65.640      253.729     1,588.020         908.720
Parker & Parsley 88-A, L.P. ......................       395.642       223.849      865.274     5,415.513       3,098.944
Parker & Parsley 88-B Conv., L.P. ................       158.995        70.283      290.380     2,184.678       1,217.311
Parker & Parsley 88-B, L.P. ......................       391.541       173.080      715.088     5,379.979       2,997.745
Parker & Parsley 88-C Conv., L.P. ................       123.832        61.040      251.777     1,736.724         976.818
Parker & Parsley 88-C, L.P. ......................        88.255        43.503      179.440     1,237.753         696.172
Parker & Parsley Producing Properties 88-A,
  L.P. ...........................................       238.804       125.771      464.564     3,419.956       1,889.906
Parker & Parsley Private Investment 88, L.P. .....       445.262       216.375      780.792     6,679.722       3,443.488
Parker & Parsley 89-A Conv., L.P. ................       113.312        54.143      239.845     1,586.078         882.170
Parker & Parsley 89-A, L.P. ......................       336.937       160.997      713.189     4,716.271       2,623.171

                                                                           TOTAL PROVED DEVELOPED*
                                                    ----------------------------------------------------------------------
                                                                NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                            THE EVALUATED INTERESTS           ----------------------------
                                                    ---------------------------------------                   DISCOUNTED
                                                    OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
                                                        (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
                                                    --------------   ---------   ----------   ------------   -------------
Parker & Parsley 89-B Conv., L.P. ................       216.989       128.163      481.258     2,973.068       1,723.053
Parker & Parsley 89-B, L.P. ......................       238.716       141.033      529.613     3,267.544       1,895.151
Parker & Parsley Private Investment 89, L.P. .....       277.797       114.659      407.551     3,641.708       1,982.930
Parker & Parsley 90-A Conv., L.P. ................        70.688        38.547      139.220       931.124         555.580
Parker & Parsley 90-A, L.P. ......................       204.093       111.295      401.961     2,688.377       1,604.091
Parker & Parsley 90-B Conv., L.P. ................       423.611       205.022      800.528     5,584.044       3,232.310
Parker & Parsley 90-B, L.P. ......................     1,152.236       556.331    2,171.905    15,178.700       8,777.527
Parker & Parsley 90-C Conv., L.P. ................       262.671       111.064      373.123     3,110.983       1,837.195
Parker & Parsley 90-C, L.P. ......................       422.275       178.549      599.841     5,001.285       2,953.514
Parker & Parsley Private Investment 90, L.P. .....       439.460       183.432      629.750     6,034.439       3,351.532
Parker & Parsley 90 Spraberry Private Development,
  L.P. ...........................................       283.243        90.081      333.986     3,245.033       1,619.709
Parker & Parsley 91-A, L.P. ......................       575.176       261.699    1,200.498     9,122.714       4,683.646
Parker & Parsley 91-B, L.P. ......................       652.384       282.264    1,102.958     9,313.127       4,965.453
                                                      ----------     ---------   ----------   -----------     -----------
Total All Partnerships............................    14,017.596     7,061.660   28,654.090   185,182.201     105,854.154

---------------

* Proved developed includes proved developed producing and proved developed nonproducing; these funds do not include any value for the proved developed nonproducing category

                                                                      EXHIBIT IV

                     SUMMARY LETTER INCLUDING 46 REPORTS OF
                        REVIEW OF ESTIMATES PREPARED BY
                      PIONEER NATURAL RESOURCES USA, INC.
                          OF OIL AND GAS RESERVES AND
                         ASSOCIATED FUTURE NET REVENUE
                    TO THE INTERESTS OF THE LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                            EFFECTIVE MARCH 31, 2001
                           WILLIAMSON PROJECT 1.8859

                    NET RESERVES AND FUTURE NET REVENUE FROM
       REVIEW LETTERS PREPARED BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                            EFFECTIVE MARCH 31, 2001

                                                                                 TOTAL PROVED UNDEVELOPED
                                                          -----------------------------------------------------------------------
                                                                                                       FUTURE NET REVENUE, M$
                                                          NET RESERVES TO THE EVALUATED INTERESTS   -----------------------------
                                                          ---------------------------------------                  DISCOUNTED PER
                                                           OIL/CONDENSATE     LIQUID       GAS                        ANNUM AT
                                                               (MBBL)         (MBBL)     (MMCF)     UNDISCOUNTED   10.00 PERCENT
                                                          ----------------   --------   ---------   ------------   --------------
Parker & Parsley 81-I, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 81-II, Ltd.............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 82-I, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 82-II, Ltd.............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 82-III, Ltd............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 83-A, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 83-B, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 84-A, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 85-A, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 85-B, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 85-A, Ltd...........        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Selected 85 Private Investment, Ltd....        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 86-A, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 86-B, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 86-C, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 86, Ltd.............        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 87-A Conv., Ltd........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 87-A , Ltd.............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 87-B Conv., Ltd........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 87-B, Ltd..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Producing Properties 87-A, Ltd.........        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Producing Properties 87-B, Ltd.........        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 87, Ltd.............        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-A Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-A, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-B Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-B, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-C Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 88-C, L.P..............................        0.000          0.000       0.000        0.000           0.000

                                                                                 TOTAL PROVED UNDEVELOPED
                                                          -----------------------------------------------------------------------
                                                                                                       FUTURE NET REVENUE, M$
                                                          NET RESERVES TO THE EVALUATED INTERESTS   -----------------------------
                                                          ---------------------------------------                  DISCOUNTED PER
                                                           OIL/CONDENSATE     LIQUID       GAS                        ANNUM AT
                                                               (MBBL)         (MBBL)     (MMCF)     UNDISCOUNTED   10.00 PERCENT
                                                          ----------------   --------   ---------   ------------   --------------
Parker & Parsley Producing Properties 88-A, L.P.........        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 88, L.P.............        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 89-A Conv., L.P........................        0.828          6.130      42.428       89.536          27.373
Parker & Parsley 89-A, L.P..............................        2.461         18.229     126.160      266.239          81.394
Parker & Parsley 89-B Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 89-B, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 89, L.P.............        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 90-A Conv., L.P........................        0.382          2.825      19.561       45.508          14.780
Parker & Parsley 90-A, L.P..............................        1.102          8.158      56.479      131.392          42.672
Parker & Parsley 90-B Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 90-B, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 90-C Conv., L.P........................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 90-C, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley Private Investment 90, L.P.............        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 90 Spraberry Private Development,
  L.P...................................................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 91-A, L.P..............................        0.000          0.000       0.000        0.000           0.000
Parker & Parsley 91-B, L.P..............................        0.000          0.000       0.000        0.000           0.000
        Total All Partnerships..........................        4.773         35.342     244.628      532.675         166.219

                                   APPENDIX C

                                       TO

                           PROXY STATEMENT/PROSPECTUS

                           SUMMARY RESERVE REPORT OF
                     WILLIAMSON PETROLEUM CONSULTANTS, INC.
                              FOR THE PARTNERSHIPS
                            AS OF DECEMBER 31, 2000

                                                                 August 20, 2001

Pioneer Natural Resources USA, Inc.
5205 North O'Connor Boulevard, Suite 1400
Irving, Texas 75039

Attention Board of Directors

Gentlemen:

Subject: Revised Letter Report Including 46 Reports Prepared by Williamson Petroleum Consultants, Inc.
         for Pioneer Natural Resources USA, Inc.
         to the Interests of the Limited Partners or the Converted Limited Partners in Various Parker & Parsley Partnerships
         Managed by Pioneer Natural Resources USA, Inc.
         Effective December 31, 2000
         for Disclosure to the
         Securities and Exchange Commission
         Williamson Project 0.8839

     In accordance with your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared this revised summary letter for inclusion in the proxy statement to be distributed to the limited partners of the referenced partnerships by Pioneer Natural Resources USA, Inc. (Pioneer USA). This letter includes 46 Williamson reports prepared for Pioneer USA to the interests of the limited partners or the converted limited partners in various Parker & Parsley partnerships managed by Pioneer USA effective December 31, 2000 for disclosure to the Securities and Exchange Commission (SEC). A listing of the 46 Williamson reports is included as Exhibit I. This letter report has been revised to include updated wording in the definitions of SEC reserves. No other changes have been made to this document.

I. ESTIMATED RESERVES AND ESTIMATED FUTURE NET REVENUES

     The total Williamson estimated net proved reserves that are attributable to the evaluated interests of the 46 partnership reports are shown in Exhibit II and were based on economic parameters and operating condition considered applicable as of December 31, 2000 and may be used in disclosure to the SEC.

     The present values of the estimated future net revenues from proved reserves were calculated using a discount rate of 10.00 percent per annum and were computed in accordance with the financial reporting requirements of the SEC and are presented in Exhibit II.

     At the request of Pioneer USA, Williamson used the Landmark graphics and reserves and economics evaluation software, Aries, to prepare this summary report. In evaluations of these properties prior to December 31, 1991, Williamson utilized its proprietary software programs. No comparative tests have been performed to determine the difference in evaluation results of either reserves or revenue quantities that may occur solely as a result of the differences in the programs nor has Williamson performed tests to determine the accuracy of Aries. However, in accordance with the request made by Pioneer USA and the general acceptance of Aries by the oil and gas industry, Williamson has used Aries to prepare this report.

II. DEFINITIONS OF SEC RESERVES(1)

     The estimated reserves presented in this summary letter are net proved reserves, including proved developed producing, proved developed nonproducing, and proved undeveloped reserves, and were computed in accordance with the financial reporting requirements of the SEC. In preparing these evaluations, no attempt has been made to quantify the element of uncertainty associated with any category. Reserves were assigned to each category as warranted. The definitions of oil and gas reserves pursuant to the requirements of the Securities Exchange Act are:

  Proved Oil and Gas Reserves

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

               1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

               2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          C. Estimates of proved reserves do not include the following:

               1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

               2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

               3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

               4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

  Proved Developed Oil and Gas Reserves(2)

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

---------------

(1) For evaluations prepared for disclosure to the Securities and Exchange Commission, see United States Securities and Exchange Commission, Regulation S-X, Article 4 -- Rules of General Application, Reg. 210.4-10.

(2) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

  Proved Undeveloped Reserves

     Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

III. DISCUSSION OF SEC RESERVES

     The properties evaluated in this report are located in the states of Oklahoma and Texas with the majority of the value in the Spraberry (Trend Area) field, Texas.

     The individual projections of lease reserves and economics prepared to produce this summary report include data that describe the production forecasts and associated evaluation parameters such as interests, taxes, product prices, operating costs, investments, salvage values, abandonment costs, and net profit interests.

     Net income to the evaluated interests is the future net revenue after consideration of royalty revenue payable to others, taxes, operating expenses, investments, salvage values, abandonment costs, and net profit interests, as applicable. The future net revenue is before federal income tax and excludes consideration of any encumbrances against the properties if such exist.

     The future net revenue values presented in this report were based on projections of oil and gas production. It was assumed there would be no significant delay between the date of oil and gas production and the receipt of the associated revenue for this production. No opinion is expressed by Williamson in this report as to a fair market value of the evaluated properties.

     Unless specifically identified and documented by Pioneer USA as having curtailment problems, gas production trends have been assumed to be a function of well productivity and not of market conditions. The effect of "take or pay" clauses in gas contracts was not considered.

     Oil and natural gas liquids (NGL) reserves are expressed in thousands of United States (U.S.) barrels (MBBL) of 42 U.S. gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at 60 degrees Fahrenheit and at the legal pressure base that prevails in the state which the reserves are located. No adjustment of the individual gas volumes to a common pressure base has been made.

     This report includes only those costs and revenues which are considered by Pioneer USA to be directly attributable to individual leases and areas. There could exist other revenues, overhead costs, or other costs associated with Pioneer USA or the Limited Partners/Converted Limited Partners which are not included in this report. Such additional costs and revenues are outside the scope of this report. This report is not a financial statement for Pioneer USA or the Limited Partners/Converted Limited Partners and should not be used as the sole basis for any transaction concerning Pioneer USA, the Limited Partners/Converted Limited Partners, or the evaluated properties.

     The reserves projections in this report are based on the use of the available data and accepted industry engineering methods. Future changes in any operational or economic parameters or production characteristics of the evaluated properties could increase or decrease their reserves. Unforeseen changes in market demand or allowables set by various regulatory agencies could also cause actual production rates to vary from those projected. Williamson reserves the right to alter any of the reserves projections and the associated economics included in this evaluation in any future evaluations based on additional data that may be acquired.

     All data utilized in the preparation of this report with respect to interests, reversionary status, oil and gas prices, gas categories, gas contract terms, operating expenses, investments, salvage values, abandonment costs, net profit interests, well information, and current operating conditions, as applicable, were provided by Pioneer USA. Production data provided by Pioneer USA were utilized. The production data was generally through October 2000. All data have been reviewed for reasonableness and, unless obvious errors were detected, have been accepted as correct. It should be emphasized that revisions to the projections of reserves and economics included in this report may be required if the provided data are revised for any reason. No inspection of the properties was made as this was not considered within the scope of this evaluation. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

     Since sufficient production history and other data were available, the estimates of reserves contained in this report were determined by extrapolation of historical production trends and in accordance with the Definitions of SEC Reserves included in this summary letter report.

     Prices for oil sold as of December 31, 2000 were provided by Pioneer USA to be used at the effective date. These prices include adjustments for API gravity, transportation, and any bonus paid. These adjustments were made by Pioneer USA. After the effective date, prices were held constant for the life of the properties. No attempt has been made to account for oil price fluctuations which have occurred in the market subsequent to the effective date of this report.

     Prices for gas sold as of December 31, 2000 were provided by Pioneer USA to be used at the effective date. These prices include adjustments for British thermal unit content, shrinkage due to NGL removal, transportation and handling charges, and any other known differences between sales and produced volumes. These adjustments were made by Pioneer USA. After the effective date, prices were held constant for the life of the properties unless Pioneer USA indicated that changes were provided for by contract. All gas prices were applied to projected wellhead volumes.

     Prices for NGL sold as of December 31, 2000 were provided by Pioneer USA to be used at the effective date. NGL reserves were projected as a separate stream using a constant ratio (barrels of NGL/thousand cubic feet of gas) based on historical yields. After the effective date, prices were held constant for the life of the properties. No attempt has been made to account for price fluctuations which have occurred in the market subsequent to the effective date of this report.

     It should be emphasized that with the current economic uncertainties, fluctuation in market conditions could significantly change the economics of the properties included in this report.

     Operating expenses were provided by Pioneer USA and represented, when possible, the latest available 12-month average of all recurring expenses which are billable to the working interest owners. These expenses included, but were not limited to, all direct operating expenses, field overhead costs, and any ad valorem taxes not deducted separately. Expenses for workovers, well stimulations, and other maintenance were not included in the operating expenses unless such work was expected on a recurring basis. Judgments for the exclusion of the nonrecurring expenses were made by Pioneer USA. Operating costs were held constant for the life of the properties.

     State production and county ad valorem taxes have been deducted at the published rates as provided by Pioneer USA. A 7.5 percent severance tax exemption was applied until September 2001 for qualifying wells.

IV. CONSENT AND DECLARATION OF INDEPENDENT STATUS

     We understand that our estimates are to be included in a Registration Statement on Form S-4 under the Securities Act of 1933 to be filed by you with the SEC and in the proxy statement/prospectus included therein. We understand further that the estimates may be used by you to establish merger values for the Partnerships. With this understanding in mind, we have consistently applied the generally accepted petroleum engineering and evaluation principles in estimating the proved oil and gas reserves and in computing the future net revenues derived from such reserves for each property attributable to the interests held by the Partnerships.

     Based on information supplied by Pioneer USA, neither capital costs nor salvage values were included in the projections of reserves and economics in this report.

     Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this report. No employee, officer, or director of Williamson is an employee, officer, or director of Pioneer USA or any of the subject partnerships. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this report.

                              Yours very truly,

                              WILLIAMSON PETROLEUM CONSULTANTS, INC.

                              /s/ JOHN D. SAVAGE, P.E.
                              --------------------------------------------------
                              John D. Savage, P.E.
                              Senior Vice President

JDS/chk
Enclosures

                                                                       EXHIBIT I

                  LETTER REPORT INCLUDING 46 REPORTS PREPARED
                   BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                    FOR PIONEER NATURAL RESOURCES USA, INC.
                      TO THE INTERESTS OF LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                          EFFECTIVE DECEMBER 31, 2000
                             FOR DISCLOSURE TO THE
                       SECURITIES AND EXCHANGE COMMISSION
                           WILLIAMSON PROJECT 0.8839

             LIST OF WILLIAMSON PETROLEUM CONSULTANTS, INC. REPORTS
                          EFFECTIVE DECEMBER 31, 2000

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 81-I, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 81-II, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 82-I, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 82-II, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 82-III, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 83-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 83-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 84-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 85-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 85-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 85-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Selected 85 Private Investment, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 86-C, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 86, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 87-A Converted, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 87-B Converted, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-A, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 87-B, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 87, Ltd. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 88-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 88-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 88-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 88-C Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 88-C, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Producing Properties 88-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 88, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 89-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 89-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 89-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 89-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 89, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 90-A Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 90-B Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Converted Limited Partners in Parker & Parsley 90-C Converted, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90-C, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley Private Investment 90, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 90 Spraberry Private Development, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 91-A, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

     "Evaluation of Oil and Gas Reserves to the Interests of the Limited Partners in Parker & Parsley 91-B, L.P. Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Summary Report Utilizing Aries Software Williamson Project 0.8839"

                                                                      EXHIBIT II
                  LETTER REPORT INCLUDING 46 REPORTS PREPARED
                   BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                    FOR PIONEER NATURAL RESOURCES USA, INC.
                      TO THE INTERESTS OF LIMITED PARTNERS
                       OR THE CONVERTED LIMITED PARTNERS
                    IN VARIOUS PARKER & PARSLEY PARTNERSHIPS
                 MANAGED BY PIONEER NATURAL RESOURCES USA, INC.
                          EFFECTIVE DECEMBER 31, 2000
                             FOR DISCLOSURE TO THE
                       SECURITIES AND EXCHANGE COMMISSION
                           WILLIAMSON PROJECT 0.8839

                      NET RESERVES AND FUTURE NET REVENUE
        FROM REPORTS PREPARED BY WILLIAMSON PETROLEUM CONSULTANTS, INC.
                          EFFECTIVE DECEMBER 31, 2000

                                                                       TOTAL PROVED DEVELOPED PRODUCING
                                                    ----------------------------------------------------------------------
                                                                NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                            THE EVALUATED INTERESTS           ----------------------------
                                                    ---------------------------------------                   DISCOUNTED
                                                    OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
PIONEER FUNDS                                           (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
-------------                                       --------------   ---------   ----------   ------------   -------------
Parker & Parsley 81-I, Ltd. ......................        99.997        58.388      320.081     2,810.911       1,436.523
Parker & Parsley 81-II, Ltd. .....................        84.731        67.440      222.749     1,977.257       1,062.283
Parker & Parsley 82-I, Ltd. ......................       194.780        73.613      603.859     4,656.049       2,419.619
Parker & Parsley 82-II, Ltd. .....................       211.725        94.426      467.740     4,879.008       2,416.761
Parker & Parsley 82-III, Ltd. ....................       164.851        68.468      223.717     2,916.207       1,539.389
Parker & Parsley 83-A, Ltd. ......................       497.915       281.533    1,156.089    11,168.739       5,649.205
Parker & Parsley 83-B, Ltd. ......................       608.901       345.775    1,553.450    14,112.492       7,165.928
Parker & Parsley 84-A, Ltd. ......................       608.956       403.376    1,678.388    15,623.823       7,676.646
Parker & Parsley 85-A, Ltd. ......................       243.615       134.904      512.744     5,195.717       2,783.387
Parker & Parsley 85-B, Ltd. ......................       201.444        99.966      455.062     4,490.151       2,308.454
Parker & Parsley Private Investment 85-A, Ltd. ...       228.363        96.999      353.440     5,194.664       2,383.495
Parker & Parsley Selected 85 Private Investment,
  Ltd. ...........................................       130.193        99.486      381.116     3,650.520       1,810.634
Parker & Parsley 86-A, Ltd. ......................       250.327       197.841      859.633     7,179.394       3,574.162
Parker & Parsley 86-B, Ltd. ......................       618.084       308.191    1,200.966    14,120.080       7,029.228
Parker & Parsley 86-C, Ltd. ......................       563.752       325.531    1,246.684    11,898.910       6,501.998
Parker & Parsley Private Investment 86, Ltd. .....       208.138       106.060      491.002     4,920.619       2,468.192
Parker & Parsley 87-A Conv., Ltd. ................       113.696        66.277      287.292     2,873.802       1,450.827
Parker & Parsley 87-A, Ltd. ......................       834.588       487.044    2,112.270    21,154.029      10,747.196
Parker & Parsley 87-B Conv., Ltd. ................       157.541        88.713      365.167     3,907.545       1,832.825
Parker & Parsley 87-B, Ltd. ......................       643.391       362.299    1,491.327    15,958.265       7,485.189
Parker & Parsley Producing Properties 87-A,
  Ltd. ...........................................       553.134       153.947      705.887     9,228.521       4,636.341
Parker & Parsley Producing Properties 87-B,
  Ltd. ...........................................       348.562       183.827      852.462     9,400.038       4,368.675
Parker & Parsley Private Investment 87, Ltd. .....       525.646       229.811      959.391    12,336.452       5,141.312
Parker & Parsley 88-A Conv., L.P. ................       144.189        81.404      314.160     3,480.240       1,705.478
Parker & Parsley 88-A, L.P. ......................       491.675       277.590    1,071.291    11,868.418       5,816.075
Parker & Parsley 88-B Conv., L.P. ................       185.600        84.916      353.516     4,354.398       2,077.136
Parker & Parsley 88-B, L.P. ......................       457.018       209.116      870.573    10,723.127       5,115.146
Parker & Parsley 88-C Conv., L.P. ................       145.815        74.419      309.894     3,561.005       1,706.767
Parker & Parsley 88-C, L.P. ......................       103.921        53.036      220.852     2,537.908       1,216.403
Parker & Parsley Producing Properties 88-A,
  L.P. ...........................................       273.838       149.368      558.886     6,727.211       3,225.257
Parker & Parsley Private Investment 88, L.P. .....       509.333       253.748      928.143    12,668.293       5,826.092
Parker & Parker 89-A Conv., L.P. .................       136.107        64.524      282.306     3,433.908       1,667.718
Parker & Parsley 89-A, L.P. ......................       404.668       191.841      839.377    10,210.849       4,959.027
Parker & Parsley 89-B Conv., L.P. ................       276.640       159.018      597.289     6,717.103       3,379.724
Parker & Parsley 89-B, L.P. ......................       304.369       175.038      657.490     7,386.746       3,718.741

                                                                       TOTAL PROVED DEVELOPED PRODUCING
                                                    ----------------------------------------------------------------------
                                                                NET RESERVES TO                  FUTURE NET REVENUE, M$
                                                            THE EVALUATED INTERESTS           ----------------------------
                                                    ---------------------------------------                   DISCOUNTED
                                                    OIL/CONDENSATE    LIQUID        GAS                      PER ANNUM AT
PIONEER FUNDS                                           (Mbbl)        (Mbbl)       (MMcf)     UNDISCOUNTED   10.00 PERCENT
-------------                                       --------------   ---------   ----------   ------------   -------------
Parker & Parsley Private Investment 89, L.P. .....       324.948       138.741      489.327     6,929.194       3,302.639
Parker & Parsley 90-A Conv., L.P. ................        86.964        46.820      168.458     2,004.818       1,042.228
Parker & Parsley 90-A, L.P. ......................       253.836       136.323      490.071     5,806.774       3,011.223
Parker & Parsley 90-B Conv., L.P. ................       503.298       242.511      965.950    11,527.923       5,694.202
Parker & Parsley 90-B, L.P. ......................     1,370.202       658.317    2,621.779    31,316.135      15,461.210
Parker & Parsley 90-C Conv., L.P. ................       323.794       138.198      463.058     6,302.167       3,212.933
Parker & Parsley 90-C, L.P. ......................       520.528       222.164      744.398    10,131.499       5,165.181
Parker & Parsley Private Investment 90, L.P. .....       584.599       228.964      801.496    12,370.155       5,691.401
Parker & Parsley 90 Spraberry Private Development,
  L.P. ...........................................       313.028       100.516      377.597     5,906.691       2,549.362
Parker & Parsley 91-A, L.P. ......................       662.796       306.258    1,409.517    17,786.756       8,134.929
Parker & Parsley 91-B, L.P. ......................       719.664       311.695    1,213.315    17,109.740       8,280.085
                                                      ----------     ---------   ----------   -----------     -----------
Total All Partnerships............................    17,189.160     8,638.440   35,249.259   400,514.251     195,847.226

                                                        APPENDIX D
                                                            TO
[ROBERT A. STANGER LOGO]                        PROXY STATEMENT/PROSPECTUS
                                                     FAIRNESS OPINION
                                                            OF
                                              ROBERT A. STANGER & CO., INC.

                                                                 August 20, 2001

Board of Directors of
Pioneer Natural Resources USA, Inc.,
As the Sole or Managing General Partner of
The Partnerships Identified on Exhibit I
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas 75039

Gentlemen:

     Pioneer Natural Resources USA, Inc. ("Pioneer USA"), the sole or managing general partner of the partnerships identified in Exhibit I attached hereto ("the Partnerships"), has advised us that the Partnerships are contemplating a transaction (the "Transaction") pursuant to an agreement (the "Merger Agreement") in which the Partnerships will merge with and into Pioneer USA and the interests of the limited partners (the "Limited Partners") in each Partnership will be converted into the right to receive shares of common stock (the "Pioneer Parent Shares") of Pioneer Natural Resources Company ("Pioneer Parent") equal to the estimated value of such Partnership's oil and gas reserves (the "Reserve Value") and net working capital (the "Working Capital Balance") as of March 31, 2001, less such Partnership's pro rata share, based upon its Reserve Value, of the first $2 million of estimated expenses and fees of the mergers of all of the Partnerships and a cash distribution made in July, 2001 (collectively, referred to herein as the "Merger Value"). We have been advised that the Merger Value will be allocated and paid to holders of limited partnership interests (the "Limited Partner Interests") of each Partnership in accordance with the provisions of the Partnership agreement of each Partnership relating to a liquidation of the Partnership.

     We have been further advised that the Reserve Value has been established by Pioneer USA and its parent company, Pioneer Parent, based upon the present value of estimated future net revenues (after certain expenses and charges) from each Partnership's proved oil and gas reserves as of March 31, 2001 utilizing prices for 2001, 2002, 2003, 2004 and thereafter of $26.17, $24.36, $22.83, $22.31 and
$21.97 per barrel of oil and $5.18, $4.61, $4.16, $4.09 and $4.12 per thousand cubic feet of gas, and a discount rate of 10.0%. We have been further advised that the Reserve Value is based upon the reserve report of Pioneer USA and Pioneer Parent, as reviewed by Williamson Petroleum Consultants, Inc. ("Williamson"), an independent petroleum engineering firm, as of March 31, 2001, and to which Pioneer USA and Pioneer Parent applied the prices previously stated (the "Reserve Analysis").

     We have been advised that the Limited Partners in each Partnership will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement/prospectus (the "Proxy Statement/Prospectus") and a Limited Partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that Limited Partners in each Partnership, in exchange for Limited Partner Interests, will receive the allocated Merger Value in Pioneer Parent Shares. We have been advised that the value to be ascribed to each share of Pioneer Parent, which is listed on the New York Stock Exchange ("NYSE"), shall be equal to the average closing price for such shares on the NYSE for the ten trading day period ending three business days prior to the special meeting of the Limited Partners contemplated herein.

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion as to the fairness from a financial point of view to the unaffiliated Limited Partners of each Partnership and the unaffiliated limited partners of the nonmanaging general partner of each applicable Partnership of the Merger Value ascribed to each Partnership and the allocation thereof to: (i) the Limited Partners of each Partnership, as a group; (ii) the general partners of each Partnership as a group; (iii) Pioneer USA, as the managing or sole general partner of each partnership; (iv) the unaffiliated Limited Partners of each Partnership, as a group; and (v) the unaffiliated limited partners of the nonmanaging general partner of each applicable Partnership as a group.

     Stanger, founded in 1978, has provided research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operations of partnerships. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, mortgages secured by real estate, cable television systems, and equipment leasing assets.

     In arriving at the opinion set forth below, we have:

     - Reviewed the Preliminary Proxy Statement/Prospectus;

     - Reviewed a draft of the Merger Agreement which Pioneer USA has indicated to be in substantially the form which will be executed in connection with the Transaction;

     - Reviewed the financial statements of each partnership, including, if applicable, the partnership's Form 10-Q and Form 10-K, for the six months ended June 30, 2001 and for the years ended December 31, 2000, 1999 and 1998;

     - Reviewed the Reserve Analyses of each Partnership reviewed by Williamson as of March 31, 2001;

     - Reviewed the Reserve Analyses of each Partnership prepared by Williamson as of December 31, 2000;

     - Reviewed the calculations prepared by Pioneer USA and Pioneer Parent of the Merger Value per $1,000 original investment in each Partnership;

     - Reviewed Pioneer USA's analysis of other alternatives to the merger of each partnership, including going concern value, liquidation value, royalty trust and production payment;

     - Reviewed estimates prepared by Pioneer USA and Pioneer Parent of the going concern value and liquidation value per $1,000 original investment in each Partnership;

     - Interviewed key management personnel of Pioneer USA regarding the oil and gas reserves, the financial condition of each Partnership and the terms of the Transaction;

     - Reviewed the financial statements of Pioneer Parent included in its Form 10-Q for the six months ended June 30, 2001 and its Form 10-K for the years ended December 31, 2000, 1999 and 1998;

     - Reviewed pro forma financial data for Pioneer Parent assuming the completion of the Transaction;

     - Reviewed recent secondary market trading activity for interests in the Partnerships, as available;

     - Reviewed recent trading activity in Pioneer Parent Shares; and

     - Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by Pioneer USA, Pioneer Parent and the Partnerships. We have been advised by Pioneer USA and Pioneer Parent that the oil and gas properties owned by the Partnerships are subject to operating agreements (the "Operating Agreements") with Pioneer USA and that: (i) such Operating Agreements provide for the payment of overhead charges and that such charges are reasonable compared to amounts charged for similar services by third-party operators; and (ii) except for cause, such Operating Agreements do not provide for the termination of Pioneer USA as operator, and (iii) such Operating Agreements do not provide for the revision of overhead charges, except as escalated under the terms of such Operating Agreements. Furthermore, we have been advised by Pioneer USA and Pioneer Parent that if each Partnership's reserves were offered for sale to a third party, a condition of such sale would be that the oil and gas reserves would continue to be subject to the Operating Agreements with Pioneer USA which provide for the payment of overhead charges, and that it would be appropriate to assume, when estimating the value of such reserves, that such charges would continue. We have also been advised that the Merger Value of each Partnership has been properly allocated between Pioneer USA, the unaffiliated limited partners of the nonmanaging general partner, and Limited Partners of each Partnership in accordance with the Partnership Agreement with respect to a liquidation of such Partnership.

     We have not performed an independent appraisal of the oil and gas reserves or other assets and liabilities of the Partnerships. We have not conducted any engineering studies and have relied on estimates of Pioneer USA and Pioneer Parent, which were reviewed by Williamson Petroleum Consultants, Inc., with respect to oil and gas reserve volumes, prices, operating costs, and overhead charges.

     We have relied on the assurance of Pioneer USA, Pioneer Parent and the Partnerships that: (i) the Reserve Analysis provided to us was in the judgment of Pioneer USA and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect their best currently available estimates and good faith judgments; (ii) there are no estimates of costs to remediate environmental conditions included in the Reserve Analysis; (iii) any historical financial data, balance sheet data, transaction cost estimates, Merger Value analyses, going concern value analyses and liquidation value analyses are accurate and complete in all material respects; (iv) all allocations included within the calculations of Merger Values, going concern values and liquidation values have been made in accordance with the Partnership Agreement for each Partnership; (v) no material changes have occurred in the information reviewed or in the value of the oil and gas reserves or Working Capital Balances as of March 31, 2001 of each Partnership between the date the information was provided to us and the date of this letter; (vi) the relative ownership interest of the Limited Partners, unaffiliated Limited Partners, general partners, unaffiliated limited partners of the nonmanaging general partner of each applicable Partnership and Pioneer USA, as manager or sole general partner, is accurately included in accordance with the Partnership Agreements on the analyses provided to us by Pioneer USA; (vii) neither Pioneer Parent or any of its affiliates has during the thirty days prior to the date hereof commenced or continued a share repurchase program or similar transaction which could affect the Pioneer Parent Share price to be used in the Transaction; and (viii) Pioneer USA, Pioneer Parent and the Partnerships are not aware of any information or facts regarding the Partnerships, the oil and gas properties, the Reserve Analysis or the Working Capital Balances of each Partnership that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) make any recommendation to Pioneer USA, the Partnerships or the Limited Partners with respect to whether to approve or reject the Transaction; (ii) determine or negotiate the amount or form of the Merger Value to be paid for Limited Partner Interests in the Transaction; (iii) offer the assets of the Partnerships for sale to any third party; (iv) express any opinion as to: (a) the impact of the Transaction with respect to Pioneer USA or the Limited Partners of any Partnerships that do not participate in the Transaction; (b) the tax consequences of the Transaction for Pioneer USA, the unaffiliated limited partners of the nonmanaging general partner or the Limited Partners of any Partnership; (c) Pioneer USA's or Pioneer Parent's ability to finance their obligations pursuant to the Merger Agreement or the impact of a failure to obtain financing on the financial performance of Pioneer USA, Pioneer Parent or the Partnerships; (d) Pioneer USA's decision to estimate the Reserve Value of the oil and gas reserves of each Partnership based upon the continued operation of the properties by Pioneer USA and the payment of overhead charges in accordance with existing Operating Agreements or the impact, if any, on the estimated values of the Partnerships' oil and gas reserves if Pioneer USA and Pioneer Parent determined to offer or operate the assets subject to revised Operating Agreements; (e) whether or not alternative methods of determining the Merger Value would have also provided fair results or results substantially similar to the methodology used; (f) alternatives to the Transaction, including the offering of such assets for sale to third-party buyers; (g) the trading price of Pioneer Parent Shares immediately following the closing of the Transaction and the distribution of Pioneer Parent Shares in connection therewith; (h) the fairness of the termination of the repurchase obligations of Pioneer USA with respect to those partnerships wherein Pioneer USA is obligated to offer to repurchase limited partnership interests annually based upon a formula which, in certain circumstances including the repurchase offers based upon December 31, 2000 oil and gas prices, result in repurchase offer prices above the market value for the reserves of such Partnerships; or (i) any other terms of the Transaction.

     This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses without considering all factors and analyses would create an incomplete view of the process underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analyses.

     Our opinion is based on business, economic, oil and gas market, and other conditions as of the date of our analysis and addresses the Merger Value in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Partnerships or the assumptions used in preparing this opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter and subject to the assumptions, limitations and qualifications contained herein, the Merger Value ascribed to each Partnership in connection with the Transaction and the allocation thereof to: (i) the Limited Partners of each Partnership, as a group; (ii) the general partners of each Partnership, as a group; (iii) Pioneer USA, as the managing or sole general partner of each Partnership; (iv) the unaffiliated Limited Partners of each Partnership, as a group; and (v) the unaffiliated limited partners of the non-managing general partner of each applicable Partnership, as a group; is fair to the unaffiliated Limited Partners of each Partnership and the unaffiliated limited partners of the nonmanaging general partner of each applicable Partnership, from a financial point of view.

Yours truly,

/s/ ROBERT A. STANGER & CO., INC.
Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
August 20, 2001

                                                                       EXHIBIT I

                                  PARTNERSHIPS

Parker & Parsley 81-I, Ltd.
Parker & Parsley 81-II, Ltd.
Parker & Parsley 82-I, Ltd.
Parker & Parsley 82-II, Ltd.
Parker & Parsley 82-III, Ltd.
Parker & Parsley 83-A, Ltd.
Parker & Parsley 83-B, Ltd.
Parker & Parsley 84-A, Ltd.
Parker & Parsley 85-A, Ltd.
Parker & Parsley 85-B, Ltd.
Parker & Parsley Private Investment 85-A, Ltd.
Parker & Parsley Selected 85 Private Investment, Ltd.
Parker & Parsley 86-A, Ltd.
Parker & Parsley 86-B, Ltd.
Parker & Parsley 86-C, Ltd.
Parker & Parsley Private Investment 86, Ltd.
Parker & Parsley 87-A Conv., Ltd.
Parker & Parsley 87-A, Ltd.
Parker & Parsley 87-B Conv., Ltd.
Parker & Parsley 87-B, Ltd.
Parker & Parsley Producing Properties 87-A, Ltd.
Parker & Parsley Producing Properties 87-B, Ltd.
Parker & Parsley Private Investment 87, Ltd.
Parker & Parsley 88-A Conv., Ltd.
Parker & Parsley 88-A, L.P.
Parker & Parsley 88-B Conv., L.P.
Parker & Parsley 88-B, L.P.
Parker & Parsley 88-C Conv., L.P.
Parker & Parsley 88-C, L.P.
Parker & Parsley Producing Properties 88-A, L.P.
Parker & Parsley Private Investment 88, L.P.
Parker & Parsley 89-A Conv., L.P.
Parker & Parsley 89-A, L.P.
Parker & Parsley 89-B Conv., L.P.
Parker & Parsley 89-B, L.P.
Parker & Parsley Private Investment 89, L.P.
Parker & Parsley 90-A Conv., L.P.
Parker & Parsley 90-A, L.P.
Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 90-B, L.P.
Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 90-C, L.P.
Parker & Parsley Private Investment 90, L.P.
Parker & Parsley 90 Spraberry Private Development, L.P.
Parker & Parsley 91-A, L.P.
Parker & Parsley 91-B, L.P.

                                   APPENDIX E

                                       TO

                           PROXY STATEMENT/PROSPECTUS

                              THE MERGER PROPOSALS

     The merger proposals for each partnership, except as otherwise indicated, are set forth below. For each partnership, the merger proposals include the approval of:

     - the merger agreement dated September 20, 2001, for that partnership, pursuant to which:

       - the partnership will be merged with and into Pioneer USA, on the terms and subject to the conditions set forth in the merger agreement as described in the proxy statement/prospectus; and

       - each partner, whether limited or general, but other than Pioneer USA, will receive Pioneer Parent common stock in an amount based on the merger value of that partnership in exchange for that partner's partnership interests;

     - the merger amendment for that partnership authorizing:

       - the merger of the partnership with and into Pioneer USA, with Pioneer USA being the surviving entity;

       - the elimination of any restrictions on the merger otherwise contained in the partnership's partnership agreement; and

     - the opinion of special legal counsel for the limited partners and the selection of that counsel.

     For each partnership, approval of the merger proposals requires the affirmative vote of limited partners who own or have the power to vote a majority, or 66 2/3% for Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P., of the limited partnership interests in that partnership. The effect of an abstention or a failure to vote is the same as a vote against the merger proposals. See "The Special Meetings -- Record Date; Voting Rights and Proxies." Subject to the terms and conditions of the merger of each partnership as described in the proxy statement/prospectus under "The Merger Agreement," if the merger proposals are approved by a partnership, that participating partnership will merge with and into Pioneer USA, with Pioneer USA being the surviving entity. From and after the closing of the merger of each participating partnership, the partnership interests of the partners in that partnership will represent the right to receive an amount of Pioneer Parent common stock as described in the proxy statement/prospectus.

     Generally, the partnership agreement of each partnership requires that special legal counsel for the limited partners, acceptable to the partnership, deliver a legal opinion, acceptable to the partnership, that (1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, (relying as to matters of Texas law on the opinion of Arter & Hadden LLP of Dallas, Texas) has delivered that opinion, subject to the approval of the limited partners of that opinion and the selection of special legal counsel for the limited partners for the limited purpose of rendering that opinion. See "The Merger of Each Partnership -- Legal Opinion for Limited Partners."

APPROVAL OF MERGER FOR EACH PARTNERSHIP FORMED IN TEXAS:

     RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement/prospectus, the partnership be merged with and into Pioneer USA, with Pioneer USA being the surviving entity, and that an amount of Pioneer Parent common stock be issued to each partner, other than Pioneer USA, in accordance with the terms set forth in the merger agreement included as Appendix F to the proxy statement/prospectus and subject to the conditions set forth therein.

     RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement/prospectus, the following new article shall be added to the partnership agreement of the partnership:

                                    ARTICLE

     Notwithstanding any provisions of this Agreement to the contrary, it is hereby agreed as follows:


          1. Definitions. For the purposes of this Article, "Proxy Statement/Prospectus" means the proxy statement/ prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation ("Pioneer Parent"), and Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer USA"), contained in the Registration Statement on Form S-4 (File No. 333-59094) of Pioneer Parent filed with the Securities and Exchange Commission.


          2. Elimination of Restrictions to Transaction. Notwithstanding anything in this Agreement to the contrary, upon the consent of limited partners holding a majority of the outstanding limited partnership interests in the partnership, which consent may or may not be the same consent to the adoption of an amendment to this Agreement, the merger of the partnership described in the Proxy Statement/Prospectus and the Merger Agreement included as Appendix F thereto shall be authorized by the Agreement and the limited partners, and no provision of this Agreement shall prohibit, limit or prevent:

             (a) the merger or consolidation of the partnership, including the merger described in the Proxy Statement/ Prospectus, with any other domestic limited partnership or other entity, as those terms are defined in the Texas Revised Limited Partnership Act, and

             (b) the consummation of the merger of the partnership as described in the Proxy Statement/Prospectus.

     In addition, no consent of the partnership, Pioneer USA or any partner or other procedure, including the delivery of opinions of counsel, shall be required in order to enable the partnership, Pioneer USA or any partner to effect the merger.

          3. Mergers. For purposes of this Agreement, each merger described in the Proxy Statement/Prospectus shall be treated as if the partnership has:

             (a) disposed of all of its assets and liabilities to Pioneer USA in exchange for an amount of Pioneer Parent common stock representing the merger value of the partnership, and

             (b) liquidated in the manner provided in the liquidation provisions of this Agreement.

     Accordingly, upon the partnership's deemed liquidation resulting from the merger, Pioneer Parent will issue an amount of Pioneer Parent common stock to the partners, other than Pioneer USA, in accordance with the liquidation provisions of this Agreement. For purposes of Texas law, the merger shall be a merger subject to the provisions of Section 2.11 of the Texas Revised Limited Partnership Act.

          4. Authority of Pioneer USA as General Partner. By obtaining the approval of the limited partners described in Section 2 of this Article, the partnership hereby extends the power of attorney granted to Pioneer USA pursuant to this Agreement to permit Pioneer USA to execute the merger agreement described in the Proxy Statement/ Prospectus and the merger amendment contemplated by this Article on behalf of the limited partners. Pioneer USA shall be authorized, at such time in its full discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name and on behalf of the partnership, Pioneer USA and the limited partners, any and all documents, agreements, certificates and instruments, and shall do and perform any and all acts required by applicable law or which Pioneer USA deems necessary or advisable in order to give effect to this Article and the transactions contemplated herein, including, but not limited to, the merger.

          5. This Article Controlling. The provisions of this Article shall control over all other provisions of this Agreement.

     Except as herein expressly amended, all other terms and provisions of this Agreement shall remain in full force and effect.

APPROVAL OF MERGER FOR EACH PARTNERSHIP FORMED IN DELAWARE:

     RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement/prospectus, the partnership be merged with and into Pioneer USA, with Pioneer USA being the surviving entity, and that an amount of Pioneer Parent common stock be issued to each partner, other than Pioneer USA, in accordance with the terms set forth in the merger agreement included as Appendix F to the proxy statement/prospectus and subject to the conditions set forth therein.

     RESOLVED: That, subject to receipt of a favorable opinion of special legal counsel for the limited partners as described in the proxy statement/prospectus, the following new article shall be added to the partnership agreement of the partnership:

                                    ARTICLE

     Notwithstanding any provisions of this Agreement to the contrary, it is hereby agreed as follows:


          1. Definitions. For the purposes of this Article, "Proxy Statement/Prospectus" means the proxy statement/ prospectus dated October 12, 2001 of Pioneer Natural Resources Company, a Delaware corporation ("Pioneer Parent"), and Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer USA"), contained in the Registration Statement on Form S-4 (File No. 333-59094) of Pioneer Parent filed with the Securities and Exchange Commission.


          2. Elimination of Restrictions to Transaction. Notwithstanding anything in this Agreement to the contrary, upon the consent of limited partners holding a majority of the outstanding limited partnership interests in the partnership, which consent may or may not be the same consent to the adoption of an amendment to this Agreement, no provision of this Agreement shall prohibit, limit or prevent:

             (a) the merger or consolidation of the partnership, including the merger described in the Proxy Statement/ Prospectus, with any other domestic limited partnership or other business entity, as those terms are defined in the Delaware Revised Uniform Limited Partnership Act, and

             (b) the consummation of the merger of the partnership as described in the Proxy Statement/Prospectus.

     In addition, no consent of the partnership, Pioneer USA or any partner or other procedure, including the delivery of opinions of counsel, shall be required in order to enable the partnership, Pioneer USA or any partner to effect the merger.

          3. Mergers. For purposes of this Agreement, each merger described in the Proxy Statement/Prospectus shall be treated as if the partnership has:

             (a) disposed of all of its assets and liabilities to Pioneer USA in exchange for an amount of Pioneer Parent common stock representing the merger value of the partnership, and

             (b) liquidated in the manner provided in the liquidation provisions of this Agreement.

     Accordingly, upon the partnership's deemed liquidation resulting from the merger, Pioneer Parent will issue an amount of Pioneer Parent common stock to the partners, other than Pioneer USA, in accordance with the liquidation provisions of this Agreement. For purposes of Delaware law, the merger shall be a merger subject to the provisions of Section 17.11 of the Delaware Revised Uniform Limited Partnership Act.

          4. Authority of Pioneer USA as General Partner. By obtaining the approval of the limited partners described in Section 2 of this Article, the partnership hereby extends the power of attorney granted to Pioneer USA pursuant to this Agreement to permit Pioneer USA to execute the merger agreement described in the Proxy Statement/ Prospectus and the merger amendment contemplated by this Article on behalf of the limited partners. Pioneer USA shall be authorized, at such time in its full discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name and on behalf of the partnership, Pioneer USA and the limited partners, any and all documents, agreements, certificates and instruments, and shall do and perform any and all acts required by applicable law or which Pioneer USA deems necessary or advisable in order to give effect to this Article and the transactions contemplated herein, including, but not limited to, the merger.

          5. This Article Controlling. The provisions of this Article shall control over all other provisions of this Agreement.

     Except as herein expressly amended, all other terms and provisions of this Agreement shall remain in full force and effect.

APPROVAL OF COUNSEL TO LIMITED PARTNERS FOR EACH PARTNERSHIP:

     RESOLVED: That the selection of Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and, as to matters of Texas law, Arter & Hadden LLP of Dallas, Texas, as special legal counsel for the limited partners of the partnership for the limited purpose of rendering the legal opinion described in the proxy statement/prospectus under "The Merger of Each Partnership -- Legal Opinion for Limited Partners" be and hereby is approved by Pioneer USA, on behalf of the partnership, and the limited partners of such partnership.

     RESOLVED: That the legal opinion delivered pursuant to the partnership agreement of the partnership as described in the proxy statement/prospectus under "The Merger of Each Partnership -- Legal Opinion for Limited Partners," in form and substance as set forth in Exhibit A to these merger proposals, be and hereby is approved as in form and substance satisfactory to the limited partners of such partnership in their reasonable judgment.

                                   EXHIBIT A
                                       TO
                                   APPENDIX E
                                       TO
                           PROXY STATEMENT/PROSPECTUS

[STRADLEY RONON LOGO]

                      Stradley Ronon Stevens & Young, LLP
                       919 North Market Street, Suite 600
                                 P.O. Box 2170
                           Wilmington, DE 19899-2170

                               September 20, 2001

To:Pioneer Natural Resources USA, Inc.
   Managing General Partner of
   The Limited Partners of the
   Limited Partnerships Named in
   the Proxy Statement/Prospectus
   Dated September 20, 2001 and
   Listed on Schedules A-1 and A-2 Hereto,
   On Behalf of the Limited Partners

   RE:Amendment to Limited Partnership Agreement; Merger with
      Pioneer Natural Resources USA, Inc.

Ladies and Gentlemen:

     As special legal counsel for the limited partners (the "Limited Partners") of each of the limited partnerships listed on Schedule A-1 hereto (the "Texas Limited Partnerships") and on Schedule A-2 hereto (the "Delaware Limited Partnerships" and together with the Texas Limited Partnerships, each Texas Limited Partnership and Delaware Limited Partnership, individually, a "Limited Partnership" and collectively, the "Limited Partnerships"), we have been asked to render certain opinions of law in connection with the proposed amendment ("Amendment") to each Partnership Agreement (as defined below) and proposed merger ("Merger") of each Limited Partnership with and into Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer USA") pursuant to that certain Agreement and Plan of Merger dated as of September 20, 2001 (the "Merger Agreement") among Pioneer Natural Resources Company, a Delaware corporation ("Pioneer Parent"), Pioneer USA and each Limited Partnership. These opinions are issued in connection with the proxy statement/prospectus forming a part of Pioneer Parent's registration statement on Form S-4 (File No. 333-59094) (the "Registration Statement") relating to the registration of the issuance of its shares of common stock, $0.01 par value per share, in connection with the merger of each of the Limited Partnerships with and into Pioneer USA and related transactions. We note that our representation is limited solely to the issues that are the subject of opinions 1 and 2 set forth herein.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

          (a) Copies of the Agreement of Limited Partnership (and any amendment thereto) of each of the Limited Partnerships in the form as attached to the General Partner's Certificate (as defined below) (each, as amended, a "Partnership Agreement");

          (b) Certified copies of the Certificate of Limited Partnership of each of the Delaware Limited Partnerships as filed in the Office of the Secretary of State of the State of Delaware;

          (c) General Partner's Certificate of Pioneer USA dated as of September 20, 2001 ("General Partner's Certificate");

          (d) Appendix E to the Proxy Statement/Prospectus forming part of the Registration Statement, setting forth the proposed approvals by the Limited Partners of each Limited Partnership of (i) the Merger of such Limited Partnership, as provided in the Merger Agreement and (ii) the amendments to each Partnership Agreement to authorize the Merger of such Limited Partnership (collectively, the "Merger Proposals"); and

          (e) Appendix F to the Proxy Statement/Prospectus forming part of the Registration Statement, containing the Merger Agreement.

     For purposes of giving the opinions hereinafter set forth, we have not reviewed any documents, or any documents referred to or incorporated by reference in the documents we reviewed, other than the documents listed above. We assume that there are no agreements, understandings or usage of trade or course of prior dealing among the parties that would qualify the documents reviewed. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed (i) that all signatures on such documents are genuine, (ii) that all documents submitted to us as originals are authentic, (iii) that all documents submitted to us as copies conform with the original copies of those documents, and (iv) the legal capacity of natural persons.

     For purposes of the opinions expressed herein, we have also assumed, with respect to each of the Limited Partnerships, (i) that such Limited Partnership's Partnership Agreement in the form attached to the General Partner's Certificate constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, and that such Partnership Agreement is in full force and effect; (ii) the due authorization, execution and delivery of such Limited Partnership's Partnership Agreement by each of the parties thereto; (iii) that such Limited Partnership's Certificate of Limited Partnership was duly authorized, executed and delivered by the General Partner of such Limited Partnership and duly filed with the appropriate Secretary of State; (iv) that the representations and warranties of the parties to such Limited Partnership's Partnership Agreement are true and correct; (v) that such Limited Partnership is validly existing and no event of dissolution has occurred with respect to such Limited Partnership and no event of withdrawal from such Limited Partnership by the General Partner of such Limited Partnership has occurred; and(vi) that all acts necessary to be performed by each Partner of such Limited Partnership for its admission to the Limited Partnership have been done in accordance with such Limited Partnership's Partnership Agreement; and (vii) that the proposed Amendment to such Limited Partnership's Partnership Agreement will be approved by the limited partners of such Limited Partnership at the time of or before the vote by the limited partners of such Limited Partnership on the proposed Merger.

     This opinion is limited to the application of (i) the Internal Revenue Code of 1986, as amended (the "Code"), final regulations incorporated in Treasury Decisions issued under the Code ("Regulations"), rulings or procedures the Internal Revenue Service has issued, and court decisions interpreting the Code, Regulations, or administrative pronouncements, all of which as issued and effective on September 20, 2001, and which we deemed material to this opinion, and (ii) with respect to the Delaware Limited Partnerships, applicable Delaware law, including the Delaware Revised Uniform Partnership Act, 6 Del. C. Ch. 15, and the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Ch. 17 (the "LP Act") (but excluding the securities law and environmental laws of the State of Delaware) to the matters set forth below which, in our experience, are the laws of the State of Delaware normally applicable to such matters and (iii) with respect to the Texas Limited Partnerships, Texas law, provided that with respect to matters of Texas law we have relied entirely upon the opinion of the firm of Arter & Hadden addressed to us and dated of even date herewith in the form attached hereto (the "Texas Opinion"). We have not been requested to and do not opine as to the applicability of the laws of any other jurisdiction. In rendering the opinions set forth herein, we have not reviewed and express no opinion as to the operation or effect of any laws, rules or regulations applicable to the assets owned by each of the Limited Partnerships.

     This opinion letter speaks only as of the date hereof and we do not undertake to update the opinions expressed herein for any change in law or fact that may occur after such date.

     Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. Neither the grant nor the exercise of the right to approve or disapprove (i) an amendment to the Partnership Agreement of a Limited Partnership or (ii) the merger of such Limited Partnership with and into Pioneer USA, as provided in the Merger Agreement, in each case as set forth in the Merger Proposals, by the Limited Partners of such Limited Partnership will adversely affect the federal income tax classification of such Limited Partnership or any of its Limited Partners; and

          2. Neither the grant nor the exercise of the right to approve or disapprove (i) an amendment to the Partnership Agreement of a Limited Partnership or (ii) the merger of such Limited Partnership with and into Pioneer USA, as provided in the Merger Agreement, in each case as set forth in the Merger Proposals, by the Limited Partners of such Limited Partnership will result in the loss of any Limited Partner's limited liability by virtue of such grant or exercise.

     The foregoing opinions are subject to the following additional exceptions and qualifications:

          (A) We express no opinion with respect to the limited liability of any Limited Partner who is, was or may become a General Partner of a Limited Partnership or a general partner of a named General Partner.

          (B) In giving opinion (2) with respect to the Texas Limited Partnerships, we note that the Texas Opinion is subject to the assumptions, limitations, qualifications and exceptions set forth therein.

     This opinion is for your benefit and may not be relied upon by any other person, or by you in any other context or for any other purpose, nor may copies hereof be delivered, distributed, published, quoted or otherwise communicated to any other person without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading "Legal Matters" in the proxy statement/prospectus that forms a part of the Registration Statement. We also consent to the incorporation by reference of this consent into any subsequent registration statement filed pursuant to Rule 462(b) under 1933 Act in connection with the offering. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the 1933 Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        STRADLEY, RONON, STEVENS & YOUNG, LLP

                                        By:  /s/ ELLISA OPSTBAUM HABBART
                                         ---------------------------------------
                                           Ellisa Opstbaum Habbart, a Partner

EOH/AGK/emc

                               ARTER & HADDEN LLP
                                ATTORNEYS AT LAW
                                  founded 1843

                          1717 Main Street, Suite 4100
                            Dallas, Texas 75201-4605
                             telephone 214.761.2100
                             facsimile 214.741.7139

                               September 20, 2001

Stradley Ronon Stevens & Young, LLP
919 North Market Street, Suite 600
P.O. Box 2170
Wilmington, DE 19899-2170

Ladies and Gentlemen:

     We have acted as special Texas counsel to you in connection with the delivery of your legal opinion to Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer USA") and the limited partners of those certain Texas limited partnerships set forth in Exhibit A hereto (each a "Partnership") in connection with the proposed amendments to each Partnership Agreement (as defined below) and the proposed merger (each, a "Merger") of each Partnership with and into Pioneer USA, pursuant to that certain Agreement and Plan of Merger dated as of September 20, 2001 (the "Merger Agreement") among Pioneer Natural Resources Company, a Delaware corporation ("Pioneer Parent"), Pioneer USA, each Partnership and certain other limited partnerships. This opinion is being delivered in support of your opinions to be included as Exhibit A of Appendix E ("Appendix E") to the Proxy Statement/Prospectus forming a part of Pioneer Parent's Registration Statement on Form S-4 (Registration No. 333-59094) (the "Registration Statement") relating to the registration of the issuance of shares of common stock, $.01 par value per share, of Pioneer Parent in the Mergers and other related mergers under the Securities Act of 1933, as amended (the "Securities Act").

A. BASIS OF OPINION.

     For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed and considered the following:

          1. Copies of the Agreement of Limited Partnership of each Partnership and any amendments thereto, certified by Pioneer USA as each Partnership's sole or managing general partner, as applicable (each, as amended, a "Partnership Agreement").

          2. Appendix E to the Proxy Statement/Prospectus forming a part of the Registration Statement, setting forth the proposed approvals by the limited partners of each Partnership of (i) the Merger of such Partnership, as provided in the Merger Agreement and (ii) the amendments to each Partnership Agreement to authorize each Merger (collectively, the "Merger Proposals").

          3. Appendix F to the Proxy Statement/Prospectus forming a part of the Registration Statement, containing the Merger Agreement.

          4. The Certificate of General Partner dated September 20, 2001, executed by Pioneer USA as the sale managing general partner of each Partnership.

     For the purpose of this opinion letter, the documents and information referred to in this Section A are herein collectively referred to as the "Documents."

     For purposes of giving the opinions hereinafter set forth, we have not reviewed any documents, or any documents referred to or incorporated by reference in the documents we reviewed, other than the documents listed above. In addition, we advise you that we have not received or reviewed the Certificate of Limited Partnership for each Partnership. We assume that there are no agreements, understandings or usage of trade or course of prior dealing among the parties that would qualify the documents reviewed. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

B. OPINION.

     Based upon our examination and consideration of the foregoing Documents, and reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions, set forth in Section C, we are of the opinion that:

        Neither the grant nor the exercise of the right to approve or disapprove (i) an amendment to such Partnership's Partnership Agreement or (ii) the Merger of such Partnership, as provided in the applicable Merger Agreement, in each case as set forth in the Merger Proposals, by the limited partners of such Partnership will result in the loss of any limited partner's limited liability by virtue of such grant or exercise.

C. ASSUMPTIONS, LIMITATIONS, QUALIFICATIONS AND EXCEPTIONS.

     The opinion expressed in Section B are based upon and subject to the further assumptions, limitations, qualifications and exceptions set forth below:

          1. We have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original Documents of all Documents submitted to us as certified or photographic copies, the veracity of all Documents and the legal capacity of all natural persons executing such Documents.

          2. We have assumed, with respect to each Partnership, that such Partnership is validly existing and that no event of dissolution has occurred with respect to such Partnership and no event of withdrawal from such Partnership by the general partner thereof has occurred.

          3. The opinions expressed herein are specifically limited to the laws of the State of Texas, to present judicial interpretations thereof and to facts as they currently exist.

          4. We express no opinion with respect to the limited liability of any limited partner who is, was or may become (a) a general partner of a Partnership or (b) a general partner of any general partner of a Partnership.

          5. We express no opinions other than the opinion set forth in Section
     B.

     We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guaranty of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

     This opinion is provided at your request and has been solely for your benefit and for the benefit of the limited partners of each Partnership and may not be used, circulated, quoted, given to any other person or otherwise referred to in connection with any other transaction, and no other person or entity shall be entitled to rely hereon without the express written consent of this firm. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Proxy Statement/Prospectus forming a part of the Registration Statement. We also consent to the incorporation by reference of this consent into any subsequent registration filed pursuant to Rule 462(b) under the Securities Act in connection with the offering. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                        Arter & Hadden LLP

                                   EXHIBIT A

                           TEXAS LIMITED PARTNERSHIPS

Parker & Parsley 81-I, Ltd.
Parker & Parsley 81-II, Ltd.
Parker & Parsley 82-I, Ltd.
Parker & Parsley 82-II, Ltd.
Parker & Parsley 82-III, Ltd.
Parker & Parsley 83-A, Ltd.
Parker & Parsley 83-B, Ltd.
Parker & Parsley 84-A, Ltd.
Parker & Parsley 85-A, Ltd.
Parker & Parsley 85-B, Ltd.
Parker & Parsley Private Investment 85-A, Ltd.
Parker & Parsley Selected 85 Private Investment, Ltd.
Parker & Parsley 86-A, Ltd.
Parker & Parsley 86-B, Ltd.
Parker & Parsley 86-C, Ltd.
Parker & Parsley Private Investment 86, Ltd.
Parker & Parsley 87-A Conv., Ltd.
Parker & Parsley 87-A, Ltd.
Parker & Parsley 87-B Conv., Ltd.
Parker & Parsley 87-B, Ltd.
Parker & Parsley Producing Properties 87-A, Ltd.
Parker & Parsley Producing Properties 87-B, Ltd.
Parker & Parsley Private Investment 87, Ltd.

                                   APPENDIX F

                                       TO

                           PROXY STATEMENT/PROSPECTUS

                          AGREEMENT AND PLAN OF MERGER
                          (DRILLING AND INCOME FUNDS)

     THIS AGREEMENT AND PLAN OF MERGER dated as of September 20, 2001 (this "Merger Agreement"), is entered into by and among Pioneer Natural Resources Company, a Delaware corporation ("Pioneer Parent"), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of Pioneer Parent ("Pioneer USA"), and each of the limited partnerships referred to below (each, a "Partnership" and collectively, the "Partnerships").

                                    RECITALS

     A. Pioneer USA is the sole or managing general partner of each of the following Partnerships:

                                                              STATE OF
PARTNERSHIP NAME                                              FORMATION
----------------                                              ---------
Parker & Parsley 81-I, Ltd. ................................  Texas
Parker & Parsley 81-II, Ltd. ...............................  Texas
Parker & Parsley 82-I, Ltd. ................................  Texas
Parker & Parsley 82-II, Ltd. ...............................  Texas
Parker & Parsley 82-III, Ltd. ..............................  Texas
Parker & Parsley 83-A, Ltd. ................................  Texas
Parker & Parsley 83-B, Ltd. ................................  Texas
Parker & Parsley 84-A, Ltd. ................................  Texas
Parker & Parsley 85-A, Ltd. ................................  Texas
Parker & Parsley 85-B, Ltd. ................................  Texas
Parker & Parsley Private Investment 85-A, Ltd. .............  Texas
Parker & Parsley Selected 85 Private Investment, Ltd. ......  Texas
Parker & Parsley 86-A, Ltd. ................................  Texas
Parker & Parsley 86-B, Ltd. ................................  Texas
Parker & Parsley 86-C, Ltd. ................................  Texas
Parker & Parsley Private Investment 86, Ltd. ...............  Texas
Parker & Parsley 87-A Conv., Ltd. ..........................  Texas
Parker & Parsley 87-A , Ltd. ...............................  Texas
Parker & Parsley 87-B Conv., Ltd. ..........................  Texas
Parker & Parsley 87-B, Ltd. ................................  Texas
Parker & Parsley Producing Properties 87-A, Ltd. ...........  Texas
Parker & Parsley Producing Properties 87-B, Ltd. ...........  Texas
Parker & Parsley Private Investment 87, Ltd. ...............  Texas
Parker & Parsley 88-A Conv., L.P. ..........................  Delaware
Parker & Parsley 88-A, L.P. ................................  Delaware
Parker & Parsley 88-B Conv., L.P. ..........................  Delaware
Parker & Parsley 88-B, L.P. ................................  Delaware
Parker & Parsley 88-C Conv., L.P. ..........................  Delaware
Parker & Parsley 88-C, L.P. ................................  Delaware
Parker & Parsley Producing Properties 88-A, L.P. ...........  Delaware
Parker & Parsley Private Investment 88, L.P. ...............  Delaware
Parker & Parsley 89-A Conv., L.P. ..........................  Delaware
Parker & Parsley 89-A, L.P. ................................  Delaware
Parker & Parsley 89-B Conv., L.P. ..........................  Delaware
Parker & Parsley 89-B, L.P. ................................  Delaware
Parker & Parsley Private Investment 89, L.P. ...............  Delaware
Parker & Parsley 90-A Conv., L.P. ..........................  Delaware
Parker & Parsley 90-A, L.P. ................................  Delaware
Parker & Parsley 90-B Conv., L.P. ..........................  Delaware

                                                              STATE OF
PARTNERSHIP NAME                                              FORMATION
----------------                                              ---------
Parker & Parsley 90-B, L.P. ................................  Delaware
Parker & Parsley 90-C Conv., L.P. ..........................  Delaware
Parker & Parsley 90-C, L.P. ................................  Delaware
Parker & Parsley Private Investment 90, L.P. ...............  Delaware
Parker & Parsley 90 Spraberry Private Development, L.P. ....  Delaware
Parker & Parsley 91-A, L.P. ................................  Delaware
Parker & Parsley 91-B, L.P. ................................  Delaware

     B. Each of P&P Employees 81-I, Ltd., a Texas limited partnership, P&P Employees 81-II, Ltd., a Texas limited partnership, P&P Employees 82-I, Ltd., a Texas limited partnership, P&P Employees 82-II, Ltd., a Texas limited partnership, P&P Employees 82-III, Ltd., a Texas limited partnership, P&P Employees 83-A, Ltd., a Texas limited partnership, P&P Employees 83-B, Ltd., a Texas limited partnership, and P&P Employees 84-A, Ltd., a Texas limited partnership (individually, the "Nonmanaging General Partner" and collectively, the "Nonmanaging General Partners"), is the nonmanaging general partner of Parker & Parsley 81-I, Ltd., Parker & Parsley 81-II, Ltd., Parker & Parsley 82-I, Ltd., Parker & Parsley 82-II, Ltd., Parker & Parsley 82-III, Ltd., Parker & Parsley 83-A, Ltd. Parker & Parsley 83-B, Ltd. and Parker & Parsley 84-A, Ltd., respectively.

     C. Pioneer USA is the sole general partner of each of the Nonmanaging General Partners and in such capacity has authority (i) to cause the Nonmanaging General Partner to perform its obligations under the partnership agreement of the respective Partnership; and (ii) to exercise on behalf of the Nonmanaging General Partner all of the rights and elections granted to such Nonmanaging General Partner by the respective Partnership.

     D. The board of directors of each of Pioneer Parent and Pioneer USA has determined that it is in the best interests of Pioneer Parent and Pioneer USA (in its individual capacity, as the sole or managing general partner of each Partnership and as the sole general partner of each Nonmanaging General Partner) to merge each Partnership with and into Pioneer USA and each such board of directors has approved the merger of each Partnership referred to below, upon the terms and subject to the conditions contained herein.

     E. Pioneer USA intends to solicit the vote of the limited partners of each Partnership holding at least a majority (or with respect to Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. (each, a "Super-Majority Partnership"), at least 66 2/3%) of the outstanding limited partnership interests of the Partnership to approve the merger of the Partnership. Subject to certain limitations, upon consummation of the merger of each Partnership, the partners, other than Pioneer USA, will have the right to receive a number of shares of common stock, par value $0.01 per share, of Pioneer Parent together with associated rights to acquire Series A Junior Participating Preferred Stock (the common stock, together with the rights, the "Pioneer Parent Common Stock").

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                         THE MERGER OF EACH PARTNERSHIP

     1.1  Merger of Each Partnership.  At the Effective Time (as defined in
Section 1.4), each Partnership shall be merged with and into Pioneer USA, the separate existence of the Partnership shall cease, and Pioneer USA, as the surviving corporation, shall continue to exist by virtue of and shall be governed by the laws of the State of Delaware.

     1.2  Merger Value for Each Partnership; Pioneer Parent Common Stock
Offered.

     (a) At the Effective Time, by virtue of the merger of each Partnership and without any action on the part of Pioneer USA or the other partners of the Partnership, each partnership interest outstanding immediately prior thereto shall be converted into the right to receive an amount of Pioneer Parent Common Stock allocated to the Partnership, which amount shall be determined in accordance with the merger value assigned to the Partnership pursuant to the procedures set forth herein and in the Proxy Statement/Prospectus (as defined in Section 4.3) and the procedures set forth in the Partnership's partnership agreement for allocating liquidation distributions as though the assets of the Partnership were sold for the merger value of the Partnership. The merger value for each Partnership is equal to the sum of the present value of estimated future net revenues from the Partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001 and determined as described in the Proxy Statement/Prospectus, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the Partnerships and less the cash distribution mailed on July 13, 2001, by the Partnership to its partners. The merger value for each Partnership will not be adjusted as of the Closing Date. The number of shares of Pioneer Parent Common Stock to be issued for each partnership interest of each Partnership will be based on (i) the Partnership's merger value divided by (ii) the average closing price of the Pioneer Parent Common Stock, as reported by the New York Stock Exchange, for the ten trading days ending three business days before the initial date scheduled for the special meeting for the Partnership. For purposes of illustration in the Proxy Statement/Prospectus, Pioneer Parent and Pioneer USA shall calculate the aggregate number of shares of Pioneer Parent Common Stock to be offered based on $18.00 per share of Pioneer Parent Common Stock. Pioneer Parent and Pioneer USA shall update the aggregate number of shares of Pioneer Parent Common Stock to be issued based on the average closing price as described in clause (ii) above before the date of the special meeting for each Partnership. The merger value assigned to each Partnership and the amount of Pioneer Parent Common Stock offered with respect to each $1,000 investment by the limited partners in the Partnership pursuant to the merger of the Partnership are set forth in the table entitled "Summary Table -- Merger Value and Amount of Initial Limited Partner Investment Repaid" in the Proxy Statement/Prospectus.

     (b) All partnership interests of each Partnership, when converted into the right to receive Pioneer Parent Common Stock, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such partnership interests shall cease to have any rights with respect thereto, except the right to receive the amount of Pioneer Parent Common Stock to be delivered in consideration therefor.

     (c) The partnership interests, whether general or limited, in each Partnership held directly or indirectly by Pioneer USA shall be cancelled without any consideration being received therefor; provided, however, that as a result of the merger of each Partnership, Pioneer USA will own 100% of the properties of the Partnership, including properties attributable to its partnership interests in the Partnership.

     (d) No fractional shares of Pioneer Parent Common Stock will be issued. Each fractional share of Pioneer Parent Common Stock to be issued to a partner of a Partnership will be rounded up to the nearest whole share.

     (e) When any person has partnership interests in more than one Partnership that merges with Pioneer USA, Pioneer USA and Pioneer Parent may, at their sole discretion, aggregate the number of shares of Pioneer Parent Common Stock to be issued to that person before making the rounding and other adjustments provided in the preceding clause (d).

     (f) If any limited partner is indebted to Pioneer USA for any portion of the limited partner's original investment in the Partnership, Pioneer USA plans to apply the Pioneer Parent Common Stock that would otherwise be distributed to the limited partner upon completion of the merger of the Partnership against that limited partner's indebtedness. If a limited partner's indebtedness to Pioneer USA is less than the merger value allocated to limited partnership interests held by the limited partner, the limited partner shall receive Pioneer Parent Common Stock equal to the amount by which such merger value exceeds such indebtedness. If a limited partner's indebtedness to Pioneer USA is greater than the merger value allocated to the limited partnership interests held by the limited partner, Pioneer USA may collect the deficiency from the limited partner.

     (g) To the extent that Pioneer USA or a Partnership is required to withhold and pay over, or otherwise pay, any withholding or other tax (the "Required Withholding") with respect to a partner or former partner in a Partnership (the "Withholding Partner") as a result of the Withholding Partner's current or former participation in the Partnership, Pioneer USA or the Partnership shall be entitled to deduct and withhold (or cause to be deducted and withheld) the Required Holding from the merger consideration (including the Pioneer Parent Common Stock) otherwise payable to the Withholding Partner. In the event Pioneer USA or a Partnership withholds Pioneer Parent Common Stock in order to satisfy the Required Withholding with respect to a Withholding Partner, Pioneer USA or the Partnership, as appropriate, may, in its sole discretion, (i) sell such Pioneer Parent Common Stock and use the proceeds therefrom to satisfy the Required Withholding, (ii) hold such Pioneer Parent Common Stock as security for the satisfaction of the Required Withholding by the Withholding Partner, in which case the Pioneer Parent Common Stock shall be released to the Withholding Partner upon the full satisfaction of the Required Withholding by the Withholding Partner, or (iii) take such other reasonable action as is required or appropriate to satisfy the Required Withholding at the sole expense of the Withholding Partner. To the extent that amounts are so withheld or deducted (or caused to be withheld or deducted) by Pioneer USA or a Partnership, such amounts shall be treated for all purposes of this Merger Agreement as having been paid to the Withholding Partner.

     1.3 Closing. The closing of the merger of each Partnership (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, as soon as practicable after the fulfillment of the conditions referred to in Article 3, or at such other time and place as the parties shall agree (the date of such Closing being the "Closing Date").

     1.4 Effective Time of Merger of Each Partnership. Upon satisfaction of the conditions set forth in Article 3 hereof and as soon as practicable after the Closing, this Merger Agreement, or a certificate of merger setting forth the information required by, and otherwise in compliance with, Section 263 of the General Corporation Law of the State of Delaware (the "DGCL") and, if applicable, Section 17-211 of the Revised Uniform Limited Partnership Act of the State of Delaware (the "DRULPA") with respect to the merger of each Partnership, shall be delivered for filing with the Secretary of State of the State of Delaware. At such time, if applicable, a certificate of merger with respect to the merger of each Partnership setting forth the information required by, and otherwise in compliance with, Section 2.11 the Revised Limited Partnership Act of the State of Texas (the "TRLPA") shall be delivered for filing with the Secretary of State of the State of Texas. The merger of each Partnership shall become effective upon the later of (a) the day and at the time the Secretary of State of the State of Delaware files this Merger Agreement or such certificate of merger in compliance with Section 263 of the DGCL and, if applicable, Section 17-211 of the DRULPA, and (b) if applicable, the day and at the time the Secretary of State of the State of Texas files such certificate of merger in compliance with Section 2.11 of the TRLPA (the time of such effectiveness is herein called the "Effective Time"). Notwithstanding the foregoing, by action of its board of directors, either Pioneer Parent or Pioneer USA, in its individual capacity or as the sole general partner of each Partnership, may terminate this Merger Agreement at any time prior to the earlier of (a) the filing of this Merger Agreement or the certificate of merger with respect to the merger of the Partnership in compliance with Section 263 of the DGCL and, if applicable,
Section 17-211 of the DRULPA with the Secretary of State of the State of Delaware and (b) if applicable, the filing of the certificate of merger with respect to the merger of the Partnership in compliance with Section 2.11 of the TRLPA with Secretary of State of the State of Texas.

     1.5 Effect of Merger of Each Partnership. At the Effective Time of the merger of each Partnership, Pioneer USA, without further action, as provided by the laws of the State of Delaware and the State of Texas, as the case may be, shall succeed to and possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, of the Partnership; and all property, real, personal and mixed, and all debts due on whatsoever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to the Partnership shall be deemed to be vested in Pioneer USA without further act or deed; and the title to any real estate, or any interest therein, vested in Pioneer USA or the Partnership shall not revert or be in any way impaired by reason of the merger of the Partnership. Such transfer to and vesting in Pioneer USA shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger or consolidation by law or express provision in any contract, agreement, decree, order, or other instrument to which Pioneer USA or the Partnership is a party or by which either of them is bound. At and after the Effective Time, Pioneer USA shall be responsible and liable for all debts, liabilities, and duties of each Partnership, including franchise taxes, if any, which may be enforced against Pioneer USA to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of any Partnership or Pioneer USA shall be impaired by the merger of any Partnership.

     1.6 Certificate of Incorporation and Bylaws. The certificate of incorporation of Pioneer USA before the merger of each Partnership shall be and remain the certificate of incorporation of Pioneer USA after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with law and Pioneer USA's certificate of incorporation. The bylaws of Pioneer USA as in effect at the Effective Time shall be and remain the bylaws of Pioneer USA, as the surviving corporation, until the same shall thereafter be altered, amended, or repealed in accordance with law, Pioneer USA's certificate of incorporation or such bylaws.

     1.7 Pioneer USA Common Stock. At the Effective Time, each outstanding share of common stock of Pioneer USA shall remain outstanding and shall continue to represent one share of common stock of Pioneer USA.

     1.8 Officers and Directors. At the Effective Time, each of the persons who was serving as an officer of Pioneer USA immediately prior to the Effective Time shall continue to be an officer of Pioneer USA and shall continue to serve in such capacity at the pleasure of the board of directors of Pioneer USA or, if earlier, until their respective death or resignation. At the Effective Time, each of the persons who was serving as a director of Pioneer USA immediately prior to the Effective Time shall continue to be a director of Pioneer USA, and each shall serve in such capacity until the next annual meeting of stockholders of Pioneer USA and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.

     1.9  Exchange of Partnership Interests for Pioneer Parent Common Stock.

     (a) Continental Stock Transfer & Trust Company shall act as the transfer and exchange agent (in such capacity, the "Transfer Agent") in connection with the issuance of certificates representing shares of Pioneer Parent Common Stock pursuant to Section 1.2.

     (b) The Transfer Agent shall mail certificates representing shares of Pioneer Parent Common Stock to the partners of record, other than Pioneer USA, of each Partnership promptly following the Closing Date in payment of the merger consideration. Limited partners and Nonmanaging General Partners of each Partnership will not be required to surrender partnership interest certificates to receive the Pioneer Parent Common Stock.

     (c) If any certificate representing shares of Pioneer Parent Common Stock is to be issued in a name other than that in which the limited partnership interests cancelled in exchange therefor are registered, it shall be a condition of the issuance thereof that the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Pioneer Parent Common Stock in any name other than that of the registered holder of the cancelled limited partnership interests, or otherwise required, or shall establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable.

     (d) After the Closing Date, there shall not be any further registration of transfers on the transfer books of any Partnership of the partnership interests that were issued and outstanding immediately before the Closing Date and were converted into the right to receive Pioneer Parent Common Stock. If, after the Closing Date, certificates representing partnership interests of a Partnership are presented, they shall be exchanged for Pioneer Parent Common Stock, all as provided in this Article.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Each Partnership. Each Partnership hereby represents and warrants to Pioneer Parent and Pioneer USA as follows:

          (a) Formation; Qualification. The Partnership is a limited partnership duly formed under the DRULPA or TRLPA, as applicable, and is validly existing and in good standing under the laws of the State of Delaware or the State of Texas, as applicable. The Partnership has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. The Partnership is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary.

          (b) Capitalization. All of the outstanding partnership interests of the Partnership are free of all liens, encumbrances, defects and preemptive rights and are fully paid. Except as described in the Proxy Statement/ Prospectus, there are no outstanding subscriptions, options or other arrangements or commitments obligating the Partnership to issue any additional partnership interests.

          (c) No Conflicts. Assuming this Merger Agreement is approved by the requisite vote of the limited partners of the Partnership (with respect to Parker & Parsley 85-A, Ltd., Parker & Parsley 85-B, Ltd., Parker & Parsley Private Investment 85-A, Ltd., Parker & Parsley Selected 85 Private Investment, Ltd., Parker & Parsley Private Investment 86, Ltd., Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P. (each, a "Special Vote Partnership"), excluding Pioneer USA and its affiliates), consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of limited partnership or partnership agreement, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which the Partnership is a party.

          (d) Authority, Authorization and Enforceability. The Partnership has all requisite power and authority to enter into and perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Partnership other than the approval of its limited partners (with respect to each Special Vote Partnership, excluding Pioneer USA and its affiliates). Subject to such approval, this Merger Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership enforceable in accordance with its terms.

          (e) SEC Reports; Financial Statements.

               (i) With respect to each of Reporting Partnership (as defined below), the Partnership's (A) Annual Report on Form 10-K for the year ended December 31, 2000, (B) Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and (C) all other reports or registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 2000 (collectively, the "Partnership's SEC Reports") (1) were prepared in accordance with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and (2) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

               (ii) Each of the financial statements of the Partnership for the year ended December 31, 2000 and for the six months ended June 30, 2001 contained in the Partnership's supplement to the Proxy Statement/Prospectus and, with respect to each Reporting Partnership, in the Partnership's SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the financial position of the Partnership as of the respective dates thereof and the results of operations and cash flows of the Partnership for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount.

               (iii) For purposes hereof, the term "Reporting Partnership" means: Parker & Parsley 82-I, Ltd., Parker & Parsley 82-II, Ltd., Parker & Parsley 83-A, Ltd., Parker & Parsley 83-B, Ltd., Parker & Parsley 84-A, Ltd., Parker & Parsley 85-A, Ltd., Parker & Parsley 85-B, Ltd., Parker & Parsley 86-A, Ltd., Parker & Parsley 86-B, Ltd., Parker & Parsley 86-C, Ltd., Parker & Parsley 87-A, Ltd., Parker & Parsley 87-B, Ltd., Parker & Parsley Producing Properties 87-A, Ltd., Parker & Parsley Producing Properties 87-B, Ltd., Parker & Parsley 88-A, L.P., Parker & Parsley 88-B, L.P., Parker & Parsley Producing Properties 88-A, L.P., Parker & Parsley 89-A, L.P., Parker & Parsley 90-A L.P., Parker & Parsley 90-B Conv., L.P., Parker & Parsley 90-B, L.P., Parker & Parsley 90-C Conv., L.P., Parker & Parsley 90-C, L.P., Parker & Parsley 91-A, L.P. and Parker & Parsley 91-B, L.P.

          (f) No Material Adverse Change. Since June 30, 2001, the Partnership has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business of the Partnership has not undergone any material adverse change since such date.

          (g) Accuracy of Information. None of the information supplied or to be supplied by the Partnership for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the special meeting of the limited partners of the Partnership (each, a "Special Meeting") or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.2 Representations and Warranties of Pioneer USA. Pioneer USA hereby represents and warrants to Pioneer Parent and each Partnership as follows:

          (a) Organization; Qualification. Pioneer USA is a corporation duly formed under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Pioneer USA has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Pioneer USA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary.

          (b) No Conflicts. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of incorporation or bylaws, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which Pioneer USA is a party.

          (c) Authority, Authorization and Enforceability. Pioneer USA has all requisite corporate power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pioneer USA. This Merger Agreement has been duly executed and delivered by Pioneer USA and constitutes a valid and binding obligation of Pioneer USA enforceable in accordance with its terms.

          (d) No Material Adverse Change. Since June 30, 2001, Pioneer USA has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business of Pioneer USA has not undergone any material adverse change since such date.

          (e) Accuracy of Information. None of the information supplied or to be supplied by Pioneer USA for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the Special Meeting of each Partnership or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (f) Capacity as General Partner. Pioneer USA is the sole or managing general partner of each Partnership and is the sole general partner of each Nonmanaging General Partner.

     2.3 Representations and Warranties of Pioneer Parent. Pioneer Parent hereby represents and warrants to Pioneer USA and each Partnership as follows:

          (a) Organization; Qualification. Pioneer Parent is a corporation duly formed under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Pioneer Parent has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Pioneer Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary.

          (b) No Conflicts. Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of incorporation or bylaws, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which Pioneer Parent is a party.

          (c) Authority, Authorization and Enforceability. Pioneer Parent has all requisite corporate power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pioneer Parent. This Merger Agreement has been duly executed and delivered by Pioneer Parent and constitutes a valid and binding obligation of Pioneer Parent enforceable in accordance with its terms. When issued in accordance with this Merger Agreement, the shares of Pioneer Parent Common Stock will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (d) SEC Reports; Financial Statements.

               (i) Pioneer Parent's (A) Annual Report on Form 10-K for the year ended December 31, 2000, (B) Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and (C) all other reports or registration statements filed with the SEC since December 31, 2000 (collectively, "Pioneer Parent's SEC Reports") (1) were prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, and (2) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

               (ii) Each of the financial statements of Pioneer Parent for the year ended December 31, 2000 and for the six months ended June 30, 2001 contained in Pioneer Parent's SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the financial position of Pioneer Parent as of the respective dates thereof and the results of operations and cash flows of Pioneer Parent for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount. F-7

          (e) No Material Adverse Change. Since June 30, 2001, Pioneer Parent has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business of Pioneer Parent has not undergone any material adverse change since such date.

          (f) Accuracy of Information. None of the information supplied or to be supplied by Pioneer Parent for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the Special Meeting of each Partnership or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

             CONDITIONS PRECEDENT TO THE MERGER OF EACH PARTNERSHIP

     3.1 Conditions to Each Party's Obligations to Effect the Merger of Each Partnership. The respective obligations of each party to effect the merger of each Partnership shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following conditions:

          (a) This Merger Agreement, an amendment to the partnership agreement of each Partnership to permit the merger of such Partnership (the "Merger Amendment"), the selection of special counsel for the limited partners and that counsel's legal opinion referred to in Section 3.1(c) shall have been approved by the limited partners (with respect to each Special Vote Partnership, excluding Pioneer USA and its affiliates) holding at least a majority (or, with respect to each Super-Majority Partnership, at least
     66 2/3%) of the outstanding limited partnership interests voting in person or by proxy at the Special Meetings at which a quorum is present, with respect to each merger.

          (b) Pioneer USA shall have received from Robert A. Stanger & Co., Inc. a written opinion for inclusion in the Proxy Statement/Prospectus satisfactory in form and substance to Pioneer USA and substantially to the effect that, as of the date of that opinion, the merger value for each Partnership and the allocation of the merger value of the Partnership (1) to the limited partners of the Partnership as a group, (2) to the general partners of the Partnership as a group, (3) to Pioneer USA as the managing or sole general partner of the Partnership, (4) to the unaffiliated limited partners of the Partnership as a group and (5) to the unaffiliated limited partners of the Nonmanaging General Partner, if any, of the Partnership as a group, is fair to the unaffiliated limited partners of the Partnership and the unaffiliated limited partners of the Nonmanaging General Partner, if any, of the Partnership, from a financial point of view. Such opinion shall not have been withdrawn prior to the Closing Date, unless a replacement opinion or opinions of an investment banking firm or firms satisfactory to Pioneer USA to a similar effect has been received by Pioneer USA and has not been withdrawn.

          (c) The receipt, on or prior to the Closing Date, by Pioneer USA of the opinion of special legal counsel for the limited partners pursuant to the partnership agreement of each Partnership.

          (d) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger of any Partnership and the transactions related thereto.

          (e) No suit, action or proceeding shall have been filed or otherwise be pending against Pioneer Parent, Pioneer USA or any officer, director or affiliate of Pioneer Parent or Pioneer USA challenging the legality or any aspect of the merger of any Partnership or the transactions related thereto.

          (f) The shares of Pioneer Parent Common Stock issuable upon the merger of each Partnership pursuant to this Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange upon official notice of issuance.

          (g) The parties to the merger of each Partnership having made all filings and registrations with, and notifications to, all third parties, including, without limitation, lenders and all appropriate regulatory authorities, required for consummation of the transactions contemplated by this Merger Agreement (other than the filing and recordation of appropriate merger documents required by the DGCL, the DRULPA and the TRLPA, as applicable), and all approvals and authorizations and consents of all third parties, including, without limitation, lenders and all regulatory authorities, required for consummation of the transactions contemplated by this Merger Agreement shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, authorizations and consents, the failure of which to make or obtain would not have a material adverse effect on the business or financial condition of Pioneer Parent, Pioneer USA or any Partnership.

          (h) The absence of any opinion of counsel that the exercise by the limited partners of any Partnership of the right to approve the merger of such Partnership is not permitted under applicable state law.

     3.2 Conditions to Obligations of Pioneer Parent to Effect the Merger of Each Partnership. The obligations of Pioneer Parent to effect the merger of each Partnership shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion), at or prior to the Closing Date, of the following additional conditions:

          (a) Pioneer USA and each Partnership shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

          (b) The representations and warranties of Pioneer USA and each Partnership contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specified time.

     3.3 Conditions to Obligations of Pioneer USA and Each Partnership to Effect the Merger of Such Partnership. The obligations of Pioneer USA and each Partnership to effect the merger of such Partnership shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following additional conditions:

          (a) Pioneer Parent shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

          (b) The representations and warranties of Pioneer Parent contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specific time.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

     4.1 Conduct of Business Pending the Merger of Each Partnership. Each Partnership covenants and agrees that, between the date of this Merger Agreement and the Closing Date, unless the other parties shall otherwise agree in writing or as otherwise contemplated in this Merger Agreement, it shall conduct its businesses only in the ordinary course of business and in a manner consistent with past practice, and it shall not take any action except for actions consistent with such practice, and it shall not make any distributions to its partners. Each Partnership shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its present officers, employees and consultants, and to preserve its relationships with customers, suppliers and other persons with which it has significant business dealings.

     4.2 Special Meetings; Proxies. As soon as reasonably practicable after the execution of this Merger Agreement, Pioneer USA will take all action necessary to duly call, give notice of, convene and hold the Special Meetings to consider and vote upon approval of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners, that counsel's legal opinion referred to in Section 3.1(c) and the transactions contemplated hereby and thereby. Pioneer USA will use its reasonable best efforts to solicit from the limited partners proxies in favor of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners, that counsel's legal opinion referred to in Section 3.1(c) and the transactions contemplated hereby and thereby, and to take all other action necessary or advisable to secure any vote or consent of the limited partners of each Partnership required by the partnership agreement of the Partnership or this Merger Agreement or applicable law to effect the merger of the Partnership.

     4.3 Proxy Statement/Prospectus. Pioneer Parent and Pioneer USA shall file with the SEC a registration statement that includes a preliminary proxy statement/prospectus for each Special Meeting (the definitive form of such proxy statement/prospectus is referred to as the "Proxy Statement/Prospectus"). Pioneer Parent and Pioneer USA shall use all reasonable commercial efforts to have the registration statement declared effective by the SEC as promptly as practicable. Pioneer Parent and Pioneer USA shall cause the Proxy Statement/Prospectus to be mailed to the limited partners of each Partnership as soon as practicable thereafter in accordance with applicable federal and state law.

     4.4 Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Pioneer Parent and Pioneer USA shall have taken all action necessary to permit Pioneer Parent to issue the number of shares of Pioneer Parent Common Stock required to be issued pursuant to this Merger Agreement. Each of Pioneer Parent and

Pioneer USA shall use its commercially reasonable efforts to cause the shares of Pioneer Parent Common Stock to be issued in the merger of each Partnership to be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

     4.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable commercial efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable commercial efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement.

                                   ARTICLE 5

                                  TERMINATION

     5.1 Termination. This Merger Agreement may be terminated and the merger of any Partnership contemplated hereby may be abandoned, in whole or in part, at any time prior to the Effective Time, whether before or after approval of the merger of the Partnership by its limited partners (with respect to each Special Vote Partnership, excluding Pioneer USA and its affiliates):

          (a) By mutual written consent of the parties;

          (b) By any party, if:

               (i) there shall be any applicable law, rule or regulation that makes consummation of the merger of any Partnership illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the merger of any Partnership is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

               (ii) at the Special Meeting of each Partnership or at any adjournment or postponement thereof, the approval of the limited partners of the Partnership referred to in Section 3.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote; or

               (iii) there shall be any pending suit, action or proceeding filed against Pioneer Parent, Pioneer USA, any Partnership or any officer, director or affiliate of Pioneer Parent or Pioneer USA challenging the legality or any aspect of the merger of any Partnership or the transactions related thereto;

          (c) By Pioneer Parent, if either Pioneer USA or any Partnership shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on Pioneer USA or such Partnership, as the case may be, or materially and adversely affects the transactions contemplated by this Merger Agreement;

          (d) By Pioneer USA or any Partnership with respect to the Partnership's merger, if Pioneer Parent shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on Pioneer USA or such Partnership, as the case may be, or materially and adversely affects the transactions contemplated by this Merger Agreement;

          (e) By Pioneer Parent or Pioneer USA, pursuant to Section 1.4 hereof;

          (f) By Pioneer USA, if Pioneer USA, after considering the written advice of outside legal counsel, determines in good faith that termination of this Merger Agreement is required for Pioneer USA's board of directors to comply with its fiduciary duties to its sole stockholder or to any Partnership imposed by applicable law; or

          (g) By Pioneer Parent, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect (i) on any Partnership's business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, cash flows or prospects, (ii) on market prices for oil and gas prevailing generally in the oil and gas industry since the date of determination of the oil and gas commodity prices used in the determination of the merger value for each Partnership, (iii) on the price of Pioneer Parent Common Stock or (iv) on the oil and gas industry generally.

     5.2 Effect of Termination. In the event of termination of this Merger Agreement by a party as provided in Section 5.1, written notice thereof shall promptly be given to the other parties and this Merger Agreement shall forthwith terminate without further action by any of the parties hereto. If this Merger Agreement is terminated as so provided, there shall be no liabilities or obligations hereunder on the part of any party hereto except as provided in
Section 6.13 and except that nothing herein shall relieve any party hereto from liability for any breach of this Merger Agreement.

                                   ARTICLE 6

                                 MISCELLANEOUS

     6.1 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     6.2 Amendment. This Merger Agreement may be supplemented, amended or modified by an instrument in writing signed by Pioneer Parent and Pioneer USA (on behalf of itself and as (a) the sole or managing general partner of each Partnership, (b) the sole general partner of each Nonmanaging General Partner and (c) attorney-in-fact for the limited partners of each Partnership) at any time prior to the Closing Date; provided, however, that after approval by the limited partners of each Partnership (with respect to each Special Vote Partnership, excluding Pioneer USA and its affiliates) of this Merger Agreement, the Merger Amendment, the selection of special legal counsel for the limited partners and that counsel's legal opinion referred to in Section 3.1(c), no amendment may be made which would adversely change the type or amount of, or the method for determining, the consideration to be received upon consummation of the merger of each Partnership or which would in any other way materially and adversely affect the rights of such limited partners (other than a termination of this Merger Agreement or abandonment of the merger of any Partnership).

     6.3  Waiver.  At any time prior to the Closing Date, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent failure of compliance or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party if set forth in an instrument in writing signed by such party.

     6.4 Expiration of Representations and Warranties. All representations and warranties made pursuant to this Merger Agreement shall expire with, and be terminated and extinguished by, the merger of each Partnership on the Closing Date.

     6.5 Notices. All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, (a) to Pioneer Parent at 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039, Attn: Scott D. Sheffield, with a copy to Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, Attn: Robert L. Kimball, and (b) to the other parties at Pioneer Natural Resources USA, Inc., 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039, Attn: Mark L. Withrow, with a copy to Sayles, Lidji & Werbner, 4400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn:
Brian M. Lidji.

     6.6 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     6.7 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     6.8 Entire Agreement. This Merger Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     6.9 Remedies. Except as otherwise expressly provided herein, this Merger Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     6.10 Assignment. This Merger Agreement shall not be assigned by operation of law or otherwise without the consent of all parties hereto.

     6.11 No Implied Waiver. Except as expressly provided in this Merger Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power or remedy conferred herein or now or hereafter existing at law or in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

     6.12 Governing Law. Except to the extent that TRLPA is mandatorily applicable, this Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters.

     6.13 Expenses. Except as otherwise provided herein, to the extent the merger of a Partnership is completed, that participating Partnership shall pay its pro rata share, based on its reserve value, of the aggregate estimated expenses and fees to be incurred in connection with the merger of each Partnership with and into Pioneer USA. Pioneer Parent shall pay (a) the estimated expenses and fees otherwise allocable to any nonparticipating Partnership and (2) any expenses and fees actually incurred in excess of $2.0 million. In addition, if Pioneer Parent terminates this Merger Agreement or abandons the merger of any Partnership pursuant to Section 5.1, Pioneer Parent shall pay all estimated expenses and fees of such Partnership incurred in connection with the merger of such Partnership before such termination or abandonment.

     6.14 Liquidation. Each Partnership, Pioneer Parent and Pioneer USA intend and agree that the merger of each Partnership shall be treated as a liquidation of the Partnership into Pioneer USA pursuant to Section 332 of the Internal Revenue Code of 1986, as amended, and shall make all declarations and filings necessary to accomplish such intent and liquidation.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Merger Agreement as of the date first written above.

                                        PIONEER NATURAL RESOURCES COMPANY

                                        By:     /s/ Scott D. Sheffield
                                         ---------------------------------------
                                            Scott D. Sheffield
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                        PIONEER NATURAL RESOURCES USA, INC.

                                        By:      /s/ Mark L. Withrow
                                         ---------------------------------------
                                            Mark L. Withrow
                                            Executive Vice President, General
                                            Counsel and Secretary

PARTNERSHIPS:

Parker & Parsley 81-I, Ltd.
Parker & Parsley 81-II, Ltd.
Parker & Parsley 82-I, Ltd.
Parker & Parsley 82-II, Ltd.
Parker & Parsley 82-III, Ltd.
Parker & Parsley 83-A, Ltd.
Parker & Parsley 83-B, Ltd.
Parker & Parsley 84-A, Ltd.
Parker & Parsley 85-A, Ltd.
Parker & Parsley 85-B, Ltd.
Parker & Parsley Private Investment 85-A, Ltd.
Parker & Parsley Selected 85 Private Investment, Ltd.
Parker & Parsley 86-A, Ltd.
Parker & Parsley 86-B, Ltd.
Parker & Parsley 86-C, Ltd.
Parker & Parsley Private Investment 86, Ltd.
Parker & Parsley 87-A Conv., Ltd.
Parker & Parsley 87-A , Ltd.
Parker & Parsley 87-B Conv., Ltd.
Parker & Parsley 87-B, Ltd.
Parker & Parsley Producing Properties 87-A, Ltd.
Parker & Parsley Producing Properties 87-B, Ltd.
Parker & Parsley Private Investment 87, Ltd.
Parker & Parsley 88-A Conv., L.P.
Parker & Parsley 88-A, L.P.
Parker & Parsley 88-B Conv., L.P.
Parker & Parsley 88-B, L.P.
Parker & Parsley 88-C Conv., L.P.
Parker & Parsley 88-C, L.P.
Parker & Parsley Producing Properties 88-A, L.P.
Parker & Parsley Private Investment 88, L.P.
Parker & Parsley 89-A Conv., L.P.
Parker & Parsley 89-A, L.P.
Parker & Parsley 89-B Conv., L.P.
Parker & Parsley 89-B, L.P.
Parker & Parsley Private Investment 89, L.P.
Parker & Parsley 90-A Conv., L.P.
Parker & Parsley 90-A, L.P.
Parker & Parsley 90-B Conv., L.P.
Parker & Parsley 90-B, L.P.
Parker & Parsley 90-C Conv., L.P.
Parker & Parsley 90-C, L.P.
Parker & Parsley Private Investment 90, L.P.
Parker & Parsley 90 Spraberry Private Development, L.P.
Parker & Parsley 91-A, L.P.
Parker & Parsley 91-B, L.P.

                                        By: Pioneer Natural Resources USA, Inc.,
                                            as the sole or managing general
                                            partner of each Partnership

                                          By:      /s/ Mark L. Withrow
                                            ------------------------------------

                                              Mark L. Withrow
                                              Executive Vice President, General
                                              Counsel and Secretary

                                        By: Pioneer Natural Resources USA, Inc.,
                                            as the sole general partner of each
                                            Nonmanaging General Partner

                                          By:      /s/ Mark L. Withrow
                                            ------------------------------------
                                              Mark L. Withrow
                                              Executive Vice President, General
                                              Counsel and Secretary

                                        By: Pioneer Natural Resources USA, Inc.,
                                            as attorney-in-fact for the limited
                                            partners of each Partnership

                                          By:      /s/ Mark L. Withrow
                                            ------------------------------------
                                              Mark L. Withrow
                                              Executive Vice President, General
                                              Counsel and Secretary

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 81-I, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


              PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

         This document contains important information specific to Parker & Parsley 81-I, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


         This document contains the following information concerning Parker & Parsley 81-I, Ltd.:

         o A table containing:

           - the aggregate initial investment by the limited partners

           - the aggregate historical limited partner distributions through July 31, 2001

           - the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

           - the merger value per $1,000 limited partner investment

           - the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

           - the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

           - the going concern value per $1,000 limited partner investment

           - the liquidation value per $1,000 limited partner investment

           - the ordinary tax loss per $1,000 limited partner investment in year of initial investment

         o Information about:

           - the legal opinion for the limited partners

           - the term of the partnership

         o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

         o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

         o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 81-I, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                      $      7,410

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                                  $      4,869

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)        $        654

Merger Value per $1,000 Limited Partner Investment(b), (c)                                                   $      93.68

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                                3.63 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                           $      25.01

      --    as of December 31, 2000(c)                                                                       $      20.30

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                            $      85.33

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                              $      90.88

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)                $        320

----------

(a)      Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d) The going concern value for the partnership is based upon: (1) the sum of (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

         The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that (1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and
(2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

         The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                           PARKER & PARSLEY 81-I, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS

                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                ASSETS

Current assets:
    Cash                                             $   102,047    $    38,546
    Accounts receivable - oil and gas sales               50,689         63,269
                                                      ----------     ----------
        Total current assets                             152,736        101,815
                                                      ----------     ----------
Oil and gas properties - at cost,  based on the
  successful efforts accounting method                 5,245,897      5,245,144
Accumulated depletion                                 (5,146,166)    (5,142,190)
                                                      ----------     ----------
        Net oil and gas properties                        99,731        102,954
                                                      ----------     ----------
                                                     $   252,467    $   204,769
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $     9,658    $     8,817

Partners' capital:
  General partners                                        57,505         45,564
  Limited partners (1,482 interests)                     185,304        150,388
                                                      ----------     ----------
                                                         242,809        195,952
                                                      ----------     ----------
                                                     $   252,467    $   204,769
                                                      ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                  Three months ended        Six months ended
                                       June 30,                  June 30,
                               ----------------------    ----------------------
                                  2001         2000         2001        2000
                               ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                  $ 103,562    $  97,018    $ 211,753    $ 191,199
  Interest                           719          795        1,438        1,358
                                --------     --------     --------     --------
                                 104,281       97,813      213,191      192,557
                                --------     --------     --------     --------
Costs and expenses:
  Oil and gas production          40,997       44,490       85,961       85,156
  General and administrative       3,109        3,731        7,966        6,652
  Depletion                        2,085        2,067        3,976        3,685
                                --------     --------     --------     --------
                                  46,191       50,288       97,903       95,493
                                --------     --------     --------     --------
Net income                     $  58,090    $  47,525    $ 115,288    $  97,064
                                ========     ========     ========     ========
Allocation of net income:
  General partners             $  14,835    $  12,191    $  29,163    $  24,819
                                ========     ========     ========     ========
  Limited partners             $  43,255    $  35,334    $  86,125    $  72,245
                                ========     ========     ========     ========
Net income per limited
  partnership interest         $   29.18    $   23.84    $   58.11    $   48.75
                                ========     ========     ========     ========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                         General     Limited
                                         partners    partners       Total
                                        ---------    ---------    ---------

Balance at January 1, 2001              $  45,564    $ 150,388    $ 195,952

    Distributions                         (17,222)     (51,209)     (68,431)

    Net income                             29,163       86,125      115,288
                                         --------     --------     --------

Balance at June 30, 2001                $  57,505    $ 185,304    $ 242,809
                                         ========     ========     ========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                          Six months ended
                                                               June 30,
                                                       -----------------------
                                                          2001         2000
                                                       ---------     ---------
Cash flows from operating activities:
    Net income                                         $ 115,288     $  97,064
    Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depletion                                        3,976         3,685
  Changes in assets and liabilities:
       Accounts receivable                                12,580       (12,389)
       Accounts payable                                      841           843
                                                        --------      --------
          Net cash provided by operating activities      132,685        89,203
                                                        --------      --------
Cash flows used in investing activities:
    Additions to oil and gas properties                     (753)       (4,475)

Cash flows used in financing activities:
    Cash distributions to partners                       (68,431)      (96,204)
                                                        --------      --------
Net increase (decrease) in cash                           63,501       (11,476)
Cash at beginning of period                               38,546        38,716
                                                        --------      --------
Cash at end of period                                  $ 102,047     $  27,240
                                                        ========      ========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 81-I, Ltd. (the "Partnership") is a limited partnership organized in 1981 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and
   Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended
  June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 11% to $211,753 for the six months ended June 30, 2001 as compared to $191,199 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 4,203 barrels of oil, 2,165 barrels of natural gas liquids ("NGLs") and 12,725 mcf of gas were sold, or 8,489 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,524 barrels of oil, 2,512 barrels of NGLs and 12,333 mcf of gas were sold, or 9,092 BOEs.

The average price received per barrel of oil increased $.40, or 1%, from $27.49 for the six months ended June 30, 2000 to $27.89 for the same period in 2001. The average price received per barrel of NGLs increased $1.43, or 10%, from $13.83 during the six months ended June 30, 2000 to $15.26 for the same period in 2001. The average price received per mcf of gas increased 86% from $2.60 during the six months ended June 30, 2000 to $4.83 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $97,903 for the six months ended June 30, 2001 as compared to $95,493 for the same period in 2000, an increase of $2,410, or 3%. This increase was due to increases in general and administrative expenses ("G&A"), production costs and depletion.

Production costs were $85,961 for the six months ended June 30, 2001 and $85,156 for the same period in 2000 resulting in an $805 increase, or 1%. The increase was due to increased production taxes due to higher oil and gas prices, offset by less well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 20% from $6,652 for the six months ended June 30, 2000 to $7,966 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $3,976 for the six months ended June 30, 2001 as compared to $3,685 for the same period in 2000, an increase of $291, or 8%. This increase was the result of a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 321 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 7% to $103,562 for the three months ended June 30, 2001 as compared to $97,018 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by a decline in the average price received for oil. For the three months ended June 30, 2001, 2,046 barrels of oil, 1,395 barrels of NGLs and 7,163 mcf of gas were sold, or 4,635 BOEs. For the three months ended June 30, 2000, 2,122 barrels of oil, 1,295 barrels of NGLs and 6,231 mcf of gas were sold, or 4,456 BOEs.

The average price received per barrel of oil decreased $.67, or 2%, from $27.86 for the three months ended June 30, 2000 to $27.19 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.32, or 10%, from $13.13 during the three months ended June 30, 2000 to $14.45 for the same period in 2001. The average price received per mcf of gas increased 16% to $3.88 during the three months ended June 30, 2001 from $3.35 during the same period in 2000.

Costs and Expenses:

Total costs and expenses decreased to $46,191 for the three months ended June 30, 2001 as compared to $50,288 for the same period in 2000, a decrease of $4,097, or 8%. This decrease was due to declines in production costs and G&A, offset by an increase in depletion.

Production costs were $40,997 for the three months ended June 30, 2001 and $44,490 for the same period in 2000 resulting in a $3,493 decrease, or 8%. The decrease was due to less well maintenance costs.

During this period, G&A decreased 17%, from $3,731 for the three months ended June 30, 2000 to $3,109 for the same period in 2001, primarily due to lower audit and tax expenses.

Depletion was $2,085 for the three months ended June 30, 2001 as compared to $2,067 for the same period in 2000, an increase of $18.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $43,482 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $20,634 and a reduction in working capital of $24,967, offset by an increase in production costs of $805 and G&A expenses of $1,314. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $32,905 to oil and gas receipts, offset by $12,271 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by less well maintenance costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities for the six months ended June 30, 2001 and 2000 were for expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $68,431, of which $17,222 was distributed to the general partners and $51,209 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $96,204, of which $23,868 was distributed to the general partners and $72,336 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 81-I, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 81-I, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 81-I, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                      Ernst & Young LLP


Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                             2000                 1999
                                                                       ----------------     ----------------
                     ASSETS

Current assets:
  Cash                                                                 $       38,546       $       38,716
  Accounts receivable - oil and gas sales                                      63,269               34,340
                                                                         ------------         ------------

          Total current assets                                                101,815               73,056
                                                                         ------------         ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                      5,245,144            5,240,632
Accumulated depletion                                                      (5,142,190)          (5,133,431)
                                                                         ------------         ------------

          Net oil and gas properties                                          102,954              107,201
                                                                         ------------         ------------

                                                                       $      204,769       $      180,257
                                                                        =============        =============

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                                         $        8,817       $       10,041

Partners' capital:
  General partners                                                             45,564               38,221
  Limited partners (1,482 interests)                                          150,388              131,995
                                                                         ------------         ------------

                                                                              195,952              170,216
                                                                         ------------         ------------

                                                                       $      204,769       $      180,257
                                                                        =============        =============















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                        2000        1999        1998
                                                     ---------   ---------   ---------

Revenues:
  Oil and gas                                        $ 416,230   $ 260,652   $ 199,789
  Interest                                               3,071       1,858       2,462
  Gain on disposition of assets                             --          --          67
                                                     ---------   ---------   ---------

                                                       419,301     262,510     202,318
                                                     ---------   ---------   ---------

Costs and expenses:
  Oil and gas production                               174,233     165,810     157,631
  General and administrative                            15,697      13,087       8,892
  Impairment of oil and gas properties                      --          --      50,343
  Depletion                                              8,759      11,881     116,799
                                                     ---------   ---------   ---------

                                                       198,689     190,778     333,665
                                                     ---------   ---------   ---------

Net income (loss)                                    $ 220,612   $  71,732   $(131,347)
                                                     =========   =========   =========

Allocation of net income (loss):
  General partners                                   $  56,242   $  19,205   $  (7,775)
                                                     =========   =========   =========

  Limited partners                                   $ 164,370   $  52,527   $(123,572)
                                                     =========   =========   =========

Net income (loss) per limited partnership interest   $  110.91   $   35.44   $  (83.38)
                                                     =========   =========   =========






   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                                           General              Limited
                                                                           partners             partners               Total
                                                                        --------------       --------------       ---------------
Partners' capital at January 1, 1998                                    $       52,826       $      295,972       $     348,798

   Distributions                                                               (10,054)             (45,727)            (55,781)

   Net loss                                                                     (7,775)            (123,572)           (131,347)
                                                                          ------------         ------------         -----------

Partners' capital at December 31, 1998                                          34,997              126,673             161,670

   Distributions                                                               (15,981)             (47,205)            (63,186)

   Net income                                                                   19,205               52,527              71,732
                                                                          ------------         ------------         -----------

Partners' capital at December 31, 1999                                          38,221              131,995             170,216

   Distributions                                                               (48,899)            (145,977)           (194,876)

   Net income                                                                   56,242              164,370             220,612
                                                                          ------------         ------------         -----------

Partners' capital at December 31, 2000                                  $       45,564       $      150,388       $     195,952
                                                                         =============        =============        ============





















   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-I, LTD.
                         (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                        For the years ended December 31



                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

Cash flows from operating activities:
   Net income (loss)                                                    $     220,612        $      71,732       $     (131,347)
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
         Impairment of oil and gas properties                                     -                    -                 50,343
         Depletion                                                              8,759               11,881              116,799
         Gain on disposition of assets                                            -                    -                    (67)
   Changes in assets and liabilities:
         Accounts receivable                                                  (28,929)             (11,525)              12,794
         Accounts payable                                                      (1,224)               2,906               (3,523)
                                                                          -----------           ----------         ------------

             Net cash provided by operating activities                        199,218               74,994               44,999
                                                                          -----------          -----------         ------------

Cash flows from investing activities:
   Additions to oil and gas properties                                         (4,512)              (3,421)              (2,481)
   Proceeds from asset dispositions                                               -                    -                 14,234
                                                                          -----------          -----------         ------------

             Net cash provided by (used in) investing activities               (4,512)              (3,421)              11,753
                                                                          -----------          -----------         ------------

Cash flows used in financing activities:
   Cash distributions to partners                                            (194,876)             (63,186)             (55,781)
                                                                          -----------          -----------         ------------

Net increase (decrease) in cash                                                  (170)               8,387                  971
Cash at beginning of year                                                      38,716               30,329               29,358
                                                                          -----------          -----------         ------------

Cash at end of year                                                     $      38,546        $      38,716       $       30,329
                                                                         ============         ============        =============



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 81-I, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 81-I, Ltd. (the "Partnership") is a limited partnership organized in 1981 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 81-I, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $50,343 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $308,345 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                              2000                1999                1998
                                                                         --------------      --------------      --------------

        Net income (loss) per statements of operations                   $     220,612       $      71,732       $    (131,347)
        Depletion and depreciation provisions for tax
           reporting purposes less than amounts for
           financial reporting purposes                                          6,157               9,884             114,643
        Impairment of oil and gas properties for
           financial reporting purposes                                            -                   -                50,343
        Other, net                                                                (447)                (62)                 81
                                                                           -----------        ------------         -----------

                Net income per Federal income tax returns                $     226,322       $      81,554       $      33,720
                                                                          ============        ============        ============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

        Property acquisition costs                                      $        4,512       $       3,421       $        2,481
                                                                         =============        ============        =============

        Capitalized oil and gas properties consist of the following:

                                                                                                   2000                1999
                                                                                             ----------------    ----------------
        Proved properties:
           Property acquisition costs                                                       $       156,084      $       156,084
           Completed wells and equipment                                                          5,089,060            5,084,548
                                                                                              -------------        -------------

                                                                                                  5,245,144            5,240,632
        Accumulated depletion                                                                    (5,142,190)          (5,133,431)
                                                                                              -------------        -------------

                Net oil and gas properties                                                  $       102,954      $       107,201
                                                                                             ==============       ==============


NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------

        Payment of lease operating and supervision
           charges in accordance with standard industry
           operating agreements                                          $      78,719       $      73,881        $     76,809

        Reimbursement of general and administrative
           expenses                                                      $      12,487       $       7,820        $      6,250

        Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 60% and the remaining portion is owned by former affiliates.

        The costs and revenues of the Partnership are allocated as follows:

                                                                                        General                   Limited
                                                                                        partners                  partners
                                                                                        --------                  --------
     Revenues:
        Proceeds from property dispositions prior to cost
          recovery                                                                         10%                       90%
        All other Partnership revenues                                                     25%                       75%
     Costs and expenses:
        Lease acquisition costs, drilling and completion
          costs and all other costs                                                        10%                       90%
        Operating costs, direct costs and general and
          administrative expenses                                                          25%                       75%

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                Oil and NGLs            Gas
                                                  (bbls)               (mcf)
                                                 --------            --------

Net proved reserves at January 1, 1998            131,090             275,544
Revisions                                         (70,930)           (119,307)
Production                                        (13,937)            (24,638)
                                                 --------            --------

Net proved reserves at December 31, 1998           46,223             131,599
Revisions                                         160,567             219,656
Production                                        (14,970)            (28,708)
                                                 --------            --------

Net proved reserves at December 31, 1999          191,820             322,547
Revisions                                          33,336             130,129
Production                                        (13,976)            (25,901)
                                                 --------            --------

Net proved reserves at December 31, 2000          211,180             426,775
                                                 ========            ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.30 per barrel of NGLs and $7.65 per mcf of gas, discounted at 10% was approximately $1,915,000 and undiscounted was $3,748,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                                  For the years ended December 31,
                                                                        ---------------------------------------------------
                                                                              2000                1999               1998
                                                                        ----------------    ----------------   ----------------
                                                                                             (in thousands)
Oil and gas producing activities:
   Future cash inflows                                                  $         7,853     $        4,776     $           583
   Future production costs                                                       (4,105)            (3,078)               (433)
                                                                          -------------       ------------       -------------

                                                                                  3,748              1,698                 150
   10% annual discount factor                                                    (1,833)              (734)                (64)
                                                                          -------------       ------------       -------------

   Standardized measure of discounted future net cash flows             $         1,915     $          964     $            86
                                                                         ==============      =============      ==============


                                                                                  For the years ended December 31,
                                                                        ---------------------------------------------------
                                                                              2000                1999               1998
                                                                        ----------------    ----------------   ----------------
                                                                                             (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                        $          (242)    $          (95)    $          (42)
      Net changes in prices and production costs                                    888                180               (301)
      Revisions of previous quantity estimates                                      415                788               (112)
      Accretion of discount                                                          96                  8                 52
      Changes in production rates, timing and other                                (206)                (3)               (33)
                                                                          -------------       ------------       ------------

      Change in present value of future net revenues                                951                878               (436)
                                                                          -------------       ------------       ------------

      Balance, beginning of year                                                    964                 86                522
                                                                          -------------       ------------       ------------

      Balance, end of year                                              $         1,915     $          964     $           86
                                                                         ==============      =============      =============

NOTE 8. MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                                2000                1999               1998
                                                                              --------            --------           --------

                    Plains Marketing, L.P.                                       54%                 51%                 -
                    Genesis Crude Oil, L.P.                                       -                   -                 59%
                    Western Gas Resources, Inc.                                   -                   6%                18%
                    Exxon Corporation                                             8%                  7%                11%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $19,892 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $7,410,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

                           PARKER & PARSLEY 81-I, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 60% to $416,230 for 2000 as compared to $260,652 in 1999. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 2000, 8,793 barrels of oil, 5,183 barrels of natural gas liquids ("NGLs") and 25,901 mcf of gas were sold, or 18,293 barrel of oil equivalents ("BOEs"). In 1999, 9,249 barrels of oil, 5,721 barrels of NGLs and 28,708 mcf of gas were sold, or 19,755 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.32, or 73%, from $16.94 in 1999 to $29.26 in 2000. The average price received per barrel of NGLs increased $5.38, or 58%, from $9.22 in 1999 to $14.60 in 2000. The average price received per mcf of increased 81% from $1.78 in 1999 to $3.22 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $198,689 as compared to $190,778 in 1999, an increase of $7,911, or 4%. The increase was primarily due to an increase in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $174,233 in 2000 and $165,810 in 1999, resulting in an $8,423 increase, or 5%. The increase was primarily due to higher production taxes associated with higher oil and gas prices, offset by less well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 20% from $13,087 in 1999 to $15,697 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $12,487 in 2000 and $7,820 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $8,759 in 2000 as compared to $11,881 in 1999, representing a decrease of $3,122, or 26%. This decrease was primarily due to a 20,821 barrels of oil increase in proved reserves during 2000 as a result of the higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 30% to $260,652 from $199,789 in 1998. The increase in revenues resulted from higher average prices received and an increase in production. In 1999, 9,249 barrels of oil, 5,721 barrels of NGLs and 28,708 mcf of gas were sold, or 19,755 BOEs. In 1998, 9,634 barrels of oil, 4,303 barrels of NGLs and 24,638 mcf of gas were sold, or 18,043 BOEs.

The average price received per barrel of oil increased $3.61, or 27%, from $13.33 in 1998 to $16.94 in 1999. The average price received per barrel of NGLs increased $2.82, or 44%, from $6.40 in 1998 to $9.22 in 1999. The average price received per mcf of gas remained unchanged at $1.78 in 1998 and 1999.

Total costs and expenses decreased in 1999 to $190,778 as compared to $333,665 in 1998, a decrease of $142,887, or 43%. The decrease was primarily due to declines in depletion and the impairment of oil and gas properties, offset by an increase in production costs and G&A.

Production costs were $165,810 in 1999 and $157,631 in 1998, resulting in an $8,179 increase, or 5%. The increase was due to additional well maintenance costs incurred to stimulate well production and an increase in production taxes due to increased oil and gas revenues, offset by a decline in ad valorem taxes.

During this period, G&A increased 47% from $8,892 in 1998 to $13,087 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $7,820 in 1999 and $6,250 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $50,343 related to its oil and gas properties during 1998.

Depletion was $11,881 in 1999 compared to $116,799 in 1998, representing a decrease of $104,918, or 90%. This decrease was the result of a combination of factors that included an increase in proved reserves of 104,672 barrels of oil during 1999 as a result of the higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 385 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $124,224 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $156,791, offset by increases in production costs paid of $8,423, G&A expenses paid of $2,610 and working capital of $21,534. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $187,015 to oil and gas receipts, offset by $30,224 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by lower well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to upgrades of equipment on various oil and gas properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $194,876, of which $48,899 was distributed to the general partners and $145,977 to the limited partners. In 1999, cash distributions to the partners were $63,186, of which $15,981 was distributed to the general partners and $47,205 to the limited partners.

                           PARKER & PARSLEY 81-I, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                       2001        2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  211,753   $  191,199   $  416,230   $  260,652   $  199,789   $  279,957   $  396,128
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $   50,343   $  255,709   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $   30,621
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  115,288   $   97,064   $  220,612   $   71,732   $ (131,347)  $ (241,864)  $  203,620
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         General partners          $   29,163   $   24,819   $   56,242   $   19,205   $   (7,775)  $  (11,941)  $   54,950
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   86,125   $   72,245   $  164,370   $   52,527   $ (123,572)  $ (229,923)  $  148,670
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    58.11   $    48.75   $   110.91   $    35.44   $   (83.38)  $  (155.14)  $   100.32
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    34.55   $    48.81   $    98.50   $    31.85   $    30.85   $    68.90   $   107.95(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  252,467   $  181,960   $  204,769   $  180,257   $  168,805   $  359,456   $  734,832
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $20.66 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 81-II LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 81-II Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 81-II Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 81-II LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                     $   6,440

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                 $   5,422

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer   $     527
USA(a), (b)

Merger Value per $1,000 Limited Partner Investment(b), (c)                                  $   82.20

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the        3.38 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001(c)                                                           $   85.94

        -- as of December 31, 2000(c)                                                       $   84.93

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                           $   74.52

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                             $   79.81

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment       $     290
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001, by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax status or classification of the partnership or any of its limited partners; and
(2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                          PARKER & PARSLEY 81-II, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS


                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS

Current assets:
  Cash                                               $    83,809    $    29,376
  Accounts receivable - oil and gas sales                 38,815         64,821
                                                      ----------     ----------
        Total current assets                             122,624         94,197
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 5,349,540      5,345,296
Accumulated depletion                                 (4,842,640)    (4,821,914)
                                                      ----------     ----------
        Net oil and gas properties                       506,900        523,382
                                                      ----------     ----------
                                                     $   629,524    $   617,579
                                                      ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $     9,160    $     9,253

Partners' capital:
  General partners                                        66,930         61,405
  Limited partners (1,153 interests)                     553,434        546,921
                                                      ----------     ----------
                                                         620,364        608,326
                                                      ----------     ----------
                                                     $   629,524    $   617,579
                                                      ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                   Three months ended        Six months ended
                                        June 30,                 June 30,
                                ----------------------    ----------------------
                                   2001         2000         2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $  90,934    $ 104,047    $ 199,000    $ 174,048
  Interest                            663          496        1,345          893
                                 --------     --------     --------     --------
                                   91,597      104,543      200,345      174,941
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           50,059       50,877      100,899       99,416
  General and administrative        2,729        3,420        7,177        5,610
  Depletion                        10,062       15,070       20,726       26,817
                                 --------     --------     --------     --------
                                   62,850       69,367      128,802      131,843
                                 --------     --------     --------     --------
Net income                      $  28,747    $  35,176    $  71,543    $  43,098
                                 ========     ========     ========     ========
Allocation of net income:
  General partners              $   8,696    $  11,054    $  20,740    $  14,797
                                 ========     ========     ========     ========
  Limited partners              $  20,051    $  24,122    $  50,803    $  28,301
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $   17.39    $   20.93    $   44.06    $   24.55
                                 ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          General      Limited
                                          partners     partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $  61,405    $  546,921    $  608,326

    Distributions                          (15,215)      (44,290)      (59,505)

    Net income                              20,740        50,803        71,543
                                          --------     ---------     ---------

Balance at June 30, 2001                 $  66,930    $  553,434    $  620,364
                                          ========     =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                        Six months ended
                                                             June 30,
                                                     -----------------------
                                                        2001         2000
                                                     ---------     ---------
Cash flows from operating activities:
  Net income                                         $  71,543     $  43,098
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                        20,726        26,817
  Changes in assets and liabilities:
       Accounts receivable                              26,006       (20,263)
       Accounts payable                                    (93)        1,090
                                                      --------      --------
         Net cash provided by operating activities     118,182        50,742
                                                      --------      --------
Cash flows used in investing activities:
  Additions to oil and gas properties                   (4,244)       (5,487)

Cash flows used in financing activities:
  Cash distributions to partners                       (59,505)      (42,093)
                                                      --------      --------
Net increase in cash                                    54,433         3,162
Cash at beginning of period                             29,376        30,160
                                                      --------      --------
Cash at end of period                                $  83,809     $  33,322
                                                      ========      ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 81-II (the "Partnership") is a limited partnership organized in 1981 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and
    Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 14% to $199,000 for the six months ended June 30, 2001 as compared to $174,048 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 4,136 barrels of oil, 1,400 barrels of natural gas liquids ("NGLs") and 11,975 mcf of gas were sold, or 7,532 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,547 barrels of oil, 2,406 barrels of NGLs and 6,862 mcf of gas were sold, or 8,097 BOEs.

The average price received per barrel of oil increased $.17, or 1%, from $27.24 for the six months ended June 30, 2000 to $27.41 for the same period in 2001. The average price received per barrel of NGLs increased $3.03, or 21%, from $14.40 during the six months ended June 30, 2000 to $17.43 for the same period in 2001. The average price received per mcf of gas increased 127% from $2.26 during the six months ended June 30, 2000 to $5.12 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses decreased to $128,802 for the six months ended June 30, 2001 as compared to $131,843 for the same period in 2000, a decrease of $3,041, or 2%. This decrease was due to a decline in depletion, offset by increases in general and administrative expenses ("G&A") and production costs.

Production costs were $100,899 for the six months ended June 30, 2001 and $99,416 for the same period in 2000 resulting in a $1,483 increase, or 1%. The increase was due to higher production taxes due to higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 28% from $5,610 for the six months ended June 30, 2000 to $7,177 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $20,726 for the six months ended June 30, 2001 as compared to $26,817 for the same period in 2000, a decrease of $6,091, or 23%. This decrease was the result of a decline in oil production of 411 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 13% to $90,934 for the three months ended June 30, 2001 as compared to $104,047 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 1,967 barrels of oil, 865 barrels of NGLs and 6,244 mcf of gas were sold, or 3,873 BOEs. For the three months ended June 30, 2000, 2,495 barrels of oil, 1,721 barrels of NGLs and 5,373 mcf of gas were sold, or 5,112 BOEs.

The average price received per barrel of oil decreased $.25, or 1%, from $27.16 for the three months ended June 30, 2000 to $26.91 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $2.13, or 16%, from $13.15 during the three months ended June 30, 2000 to $15.28 for the same period in 2001. The average price received per mcf of gas increased 56% to $3.97 during the three months ended June 30, 2001 from $2.54 during the same period in 2000.

Costs and Expenses:

Total costs and expenses decreased to $62,850 for the three months ended June 30, 2001 as compared to $69,367 for the same period in 2000, a decrease of $6,517, or 9%. This decrease was due to declines in depletion, production costs and G&A.

Production costs were $50,059 for the three months ended June 30, 2001 and $50,877 for the same period in 2000 resulting in an $818 decrease, or 2%. The decrease was due to lower well maintenance costs.

During this period, G&A decreased 20%, from $3,420 for the three months ended June 30, 2000 to $2,729 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit and tax fees.

Depletion was $10,062 for the three months ended June 30, 2001 as compared to $15,070 for the same period in 2000, a decrease of $5,008, or 33%. This decrease was the result of a decline in oil production of 528 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $67,440 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $25,404 and a reduction in working capital of $45,086, offset by increases in production costs of $1,483 and G&A expenses of $1,567. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $27,593 to oil and gas receipts, offset by $2,189 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

For the six months ended June 30, 2001 and 2000, the Partnership's investing activities included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $59,505, of which $15,215 was distributed to the general partners and $44,290 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $42,093, of which $9,905 was distributed to the general partners and $32,188 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 81-II, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 81-II, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 81-II, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                           Ernst & Young LLP


Dallas, Texas
March 9, 2001

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                         2000        1999
                                                     ----------   ---------
           ASSETS
           ------
Current assets:
 Cash                                               $    29,376  $   30,160
 Accounts receivable - oil and gas sales                 64,821      27,908
                                                     ----------   ---------

      Total current assets                               94,197      58,068
                                                     ----------   ---------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,345,296   5,338,113
Accumulated depletion                                (4,821,914) (4,776,074)
                                                     ----------   ---------


     Net oil and gas properties                         523,382     562,039
                                                     ----------   ---------

                                                       $617,579  $  620,107
                                                     ==========   =========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
 Accounts payable - affiliate                       $     9,253  $   10,581

Partners' capital:
  General partners                                       61,405      58,558
  Limited partners (1,153 interests)                    546,921     550,968
                                                     ----------   ---------

                                                        608,326     609,526
                                                     ----------   ---------
                                                    $   617,579  $  620,107
                                                     ==========   =========



   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                             2000        1999       1998
                                          --------    --------    --------
Revenues:
  Oil and gas                            $ 387,180   $ 204,717   $ 209,110
  Interest                                   2,775       1,395       1,725
  Gain on disposition of assets                -           240         -
                                          --------    --------    --------

                                           389,955     206,352     210,835
                                          --------    --------    --------

Costs and expenses:
  Oil and gas production                   189,764     140,847     173,960
  General and administrative                13,791       9,864       7,867
  Impairment of oil and gas properties         -           -        30,131
  Depletion                                 45,840      49,409      95,466
                                          --------    --------    --------

                                           249,395     200,120     307,424
                                          --------    --------    --------

Net income (loss)                        $ 140,560   $   6,232   $ (96,589)
                                          ========    ========    ========

Allocation of net income (loss):
  General partners                       $  41,791   $   8,423   $  (5,308)
                                          ========    ========    ========

  Limited partners                       $  98,769   $  (2,191)  $ (91,281)
                                          ========    ========    ========

Net income (loss) per limited
  partnership interest                   $   85.66   $   (1.90)  $  (79.17)
                                          ========    ========    ========




   The accompanying notes are an integral part of these financial statements.

                         PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                           General      Limited
                                           partners     partners    Total
                                          ---------    ---------  ---------
Partners' capital at January 1, 1998      $ 76,354     $706,525   $782,879

   Distributions                           (11,831)     (34,220)   (46,051)

   Net loss                                 (5,308)     (91,281)   (96,589)
                                          ---------    ---------  ---------

Partners' capital at December 31, 1998      59,215      581,024    640,239

   Distributions                            (9,080)     (27,865)   (36,945)

   Net income (loss)                         8,423       (2,191)     6,232
                                          ---------    ---------  ---------

Partners' capital at December 31, 1999      58,558      550,968    609,526

   Distributions                           (38,944)    (102,816)  (141,760)

   Net income                               41,791       98,769    140,560
                                          ---------    ---------  ---------

Partners' capital at December 31, 2000    $ 61,405     $546,921   $608,326
                                          =========    =========  =========





   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                      2000        1999        1998
                                                   ---------    ---------  ---------
Cash flows from operating activities:
  Net income (loss)                                $140,560     $ 6,232    $(96,589)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Impairment of oil and gas properties               -           -        30,131
     Depletion                                       45,840      49,409      95,466
     Gain on disposition of assets                      -          (240)        -
  Changes in assets and liabilities:
     Accounts receivable                            (36,913)     (3,325)     15,443
     Accounts payable                                (1,328)      3,022      (3,482)
                                                   ---------    ---------  ---------

        Net cash provided by operating activities   148,159      55,098      40,969
                                                   ---------    ---------  ---------
Cash flows from investing activities:
  Additions to oil and gas properties                (7,183)     (4,254)     (8,322)
  Proceeds from asset dispositions                      -           690         -
                                                   ---------    ---------  ---------

        Net cash used in investing activities        (7,183)     (3,564)     (8,322)
                                                   ---------    ---------  ---------

Cash flows used in financing activities:
  Cash distributions to partners                   (141,760)    (36,945)    (46,051)
                                                   ---------    ---------  ---------

Net increase (decrease) in cash                        (784)     14,589     (13,404)
Cash at beginning of year                            30,160      15,571      28,975
                                                   ---------    ---------  ---------

Cash at end of year                                $ 29,376     $30,160    $ 15,571
                                                   =========    =========  =========



   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 81-II, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.     ORGANIZATION AND NATURE OF OPERATIONS

     Parker & Parsley 81-II (the "Partnership") is a limited partnership organized in 1981 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 81-II, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

     The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

     Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

     Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

     Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

     General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

     Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

     Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

     Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $30,131 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $172,373 greater than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                           2000       1999     1998
                                                        ---------   -------- ---------

    Net income (loss) per statements of operations     $ 140,560    $ 6,232  $ (96,589)
    Depletion and depreciation provisions for tax
     reporting purposes less than amounts for
     financial reporting purposes                         41,011     44,867     91,653
    Impairment of oil and gas properties for
     financial reporting purposes                           -          -        30,131
    Other, net                                              (482)      (178)       454
                                                        ---------   -------- ---------

         Net income per Federal income tax returns      $181,089   $ 50,921   $ 25,649
                                                        =========   ======== =========


NOTE 5.     OIL AND GAS PRODUCING ACTIVITIES

The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                                2000         1999           1998
                                             ---------     --------      ---------

     Development costs                       $  7,183      $  4,254      $  8,322
                                             =========     ========      =========

     Capitalized oil and gas properties consist of the following:

                                                          2000           1999
                                                      ----------      ----------
     Proved properties:
       Property acquisition costs                    $   210,548     $   210,548
       Completed wells and equipment                   5,134,748       5,127,565
                                                      ----------      ----------

                                                       5,345,296       5,338,113
     Accumulated depletion                            (4,821,914)     (4,776,074)



       Net oil and gas properties                    $   523,382    $    562,039
                                                      ==========      ==========


NOTE 6.     RELATED PARTY TRANSACTIONS

     Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                         2000          1999            1998
                                                       --------      --------        --------
    Payment of lease operating and supervision
     charges in accordance with standard industry
     operating agreements                              $ 75,129      $ 61,684        $ 82,817

    Reimbursement of general and administrative
     expenses                                          $ 11,615      $  6,142        $  6,273

     Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 80% and the remaining portion is owned by former affiliates.

     The costs and revenues of the Partnership are allocated as follows:


                                                         General       Limited
                                                         partners      partners
                                                         --------      --------
   Revenues:
     Proceeds from property dispositions prior to cost
      recovery                                              10%          90%
     All other Partnership revenues                         25%          75%
   Costs and expenses:
     Lease acquisition costs, drilling and completion
      costs and all other costs                             10%          90%
     Operating costs, direct costs and general and
      administrative expenses                               25%          75%

NOTE 7.     OIL AND GAS INFORMATION (UNAUDITED)

     The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.



                                                    Oil and NGLs          Gas
                                                       (bbls)            (mcf)
                                                    ------------      ------------

    Net proved reserves at January 1, 1998            203,263            321,961
    Revisions                                         (93,478)          (131,045)
    Production                                        (16,033)           (22,439)
                                                    ---------         ----------

    Net proved reserves at December 31, 1998           93,752            168,477
    Revisions                                         118,281            224,790
    Production                                        (13,232)           (19,167)
                                                    ---------         ----------
    Net proved reserves at December 31, 1999          198,801            374,100
    Revisions                                          18,015            (61,237)
    Production                                        (13,921)           (15,864)
                                                    ---------         ----------
    Net proved reserves at December 31, 2000          202,895            296,999
                                                    =========         ==========

     As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $14.08 per barrel of NGLs and $7.91 per mcf of gas, discounted at 10% was approximately $1,416,000 and undiscounted was $2,636,000.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

    Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.



                                              For the years ended December 31,
                                              --------------------------------

                                                2000        1999       1998
                                              ---------  ----------  ---------
                                                      (in thousands)
Oil and gas producing activities:
  Future cash inflows                         $  6,624   $   4,915   $  1,020
  Future production costs                       (3,988)     (3,116)      (849)
                                              --------   ---------   --------

                                                 2,636       1,799        171
  10% annual discount factor                    (1,220)       (799)       (47)
                                              --------   ---------   --------

  Standardized measure of discounted future
   net cash flows                             $  1,416   $   1,000   $    124
                                              ========   =========   ========




                                              For the years ended December 31,
                                              --------------------------------

                                                2000        1999       1998
                                              ---------  ----------  ---------
                                                      (in thousands)

  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs  $ (197)  $    (64)  $     (35)
    Net changes in prices and production costs     530         471       (544)
    Revisions of previous quantity estimates        45         781        (94)
    Accretion of discount                          100          12         76
    Changes in production rates, timing and
      other                                        (62)       (324)       (40)
                                              --------   ---------   --------
    Change in present value of future net
      revenues                                     416         876       (637)
                                              --------   ---------   --------
    Balance, beginning of year                   1,000         124        761
                                                ------     -------     ------

    Balance, end of year                      $  1,416   $   1,000   $    124
                                               =======    ========    =======



NOTE 8.    MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                2000       1999        1998
                                              --------   --------    --------

            Plains Marketing, L.P.              56%         48%         -
            LG&E Natural Marketing, Inc.        13%         17%        19%
            NGTS LLC                            11%         14%         -
            Western Gas Processing               2%          4%        13%
            Genesis Crude Oil, L.P.              4%          1%        43%

     At December 31, 2000, the amounts receivable from Plains Marketing, L.P., LG&E Natural Marketing, Inc. and NGTS LLC were $26,794, $10,707 and $4,029, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

     Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.     PARTNERSHIP AGREEMENT

     The following is a brief summary of the more significant provisions of the limited partnership agreement:

     General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

     Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

     Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $5,765,000. During 1983, the Partnership received a total of $675,000 from its limited partnership in response to an assessment by the managing general partner. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

                          PARKER & PARSLEY 81-II, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 89% to $387,180 for 2000 as compared to $204,717 in 1999. The increase in revenues resulted from higher average prices received and a slight increase in production. In 2000, 8,885 barrels of oil, 5,036 barrels of natural gas liquids ("NGLs") and 15,864 mcf of gas were sold, or 16,565 barrel of oil equivalents ("BOEs"). In 1999, 6,860 barrels of oil, 6,372 barrels of NGLs and 19,167 mcf of gas were sold, or 16,427 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.59, or 76%, from $16.67 in 1999 to $29.26 in 2000. The average price received per barrel of NGLs increased $6.89, or 79%, from $8.70 in 1999 to $15.59 in 2000. The average price received per mcf of gas increased 69% from $1.82 in 1999 to $3.07 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $240 was recognized during 1999 from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $249,395 as compared to $200,120 in 1999, an increase of $49,275, or 25%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $189,764 in 2000 and $140,847 in 1999, resulting in a $48,917 increase, or 35%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 40% from $9,864 in 1999 to $13,791 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $11,615 in 2000 and $6,142 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $45,840 in 2000 as compared to $49,409 in 1999, representing a decrease of $3,569, or 7%. This decrease was primarily due to an 18,828 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 2,025 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues decreased 2% to $204,717 from $209,110 in 1998. The decrease in revenues resulted from a decline in production, offset by higher average prices received. In 1999, 6,860 barrels of oil, 6,372 barrels of NGLs and 19,167 mcf of gas were sold, or 16,427 BOEs. In 1998, 9,451 barrels of oil, 6,582 barrels of NGLs and 22,439 mcf of gas were sold, or 19,773 BOEs.

The average price received per barrel of oil increased $3.51, or 27%, from $13.16 in 1998 to $16.67 in 1999. The average price received per barrel of NGLs increased $1.97, or 29%, from $6.73 in 1998 to $8.70 in 1999. The average price received per mcf of gas increased slightly from $1.80 in 1998 to $1.82 in 1999.

Gain on disposition of assets of $240 was recognized during 1999 from equipment credits received on one fully depleted well.

Total costs and expenses decreased in 1999 to $200,120 as compared to $307,424 in 1998, a decrease of $107,304, or 35%. The decrease was primarily due to declines in depletion, production costs and the impairment of oil and gas properties, offset by an increase in G&A.

Production costs were $140,847 in 1999 and $173,960 in 1998, resulting in a $33,113 decrease, or 19%. The decrease was due to declines in well maintenance costs, ad valorem taxes and production taxes.

During this period, G&A increased 25% from $7,867 in 1998 to $9,864 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $6,142 in 1999 and $6,273 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $30,131 related to its oil and gas properties during 1998.

Depletion was $49,409 in 1999 compared to $95,466 in 1998, representing a decrease of $46,057, or 48%. This decrease was the result of a combination of factors that included an increase in proved reserves of 59,807 barrels of oil during 1999 as a result of higher commodity prices, a decline in oil production of 2,591 barrels for the period ended December 31, 1999 compared to the same period in 1998 and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum Industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $93,061 during the year ended December 31, 2000 from 1999. This increase was due to increases in oil and gas sales receipts of $183,843, offset by increases in production costs paid of $48,917, G&A expenses paid of $3,927 and working capital of $37,938. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $65,846 to oil and gas receipts and $117,997 resulted from an increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to upgrades of equipment on various oil and gas properties.

Proceeds from asset dispositions of $690 were received during 1999 for the sale of equipment on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $141,760, of which $38,944 was distributed to the general partners and $102,816 to the limited partners. In 1999, cash distributions to the partners were $36,945, of which $9,080 was distributed to the general partners and $27,865 to the limited partners.

                          PARKER & PARSLEY 81-II, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                        Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Oil and gas sales                $  199,000   $  174,048   $  387,180   $  204,717   $  209,110   $  311,922   $  363,398
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $   30,131   $   52,269   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $    3,289
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $   71,543   $   43,098   $  140,560   $    6,232   $  (96,589)  $    9,511   $  113,519
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         General partners          $   20,740   $   14,797   $   41,791   $    8,423   $   (5,308)  $   24,620   $   37,637
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   50,803   $   28,301   $   98,769   $   (2,191)  $  (91,281)  $  (15,109)  $   75,882
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    44.06   $    24.55   $    85.66   $    (1.90)  $   (79.17)  $   (13.10)  $    65.81
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    38.41   $    27.92   $    89.17   $    24.17   $    29.68   $    93.49   $    89.30(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  629,524   $  622,202   $  617,579   $  620,107   $  647,798   $  793,920   $  928,791
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $2.85 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 82-I, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 82-I, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 82-I, Ltd.:

     o   A table containing:

         --       the aggregate initial investment by the limited partners

         -- the aggregate historical limited partner distributions through July 31, 2001

         -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

         --       the merger value per $1,000 limited partner investment

         -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

         -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

         --       the going concern value per $1,000 limited partner investment

         --       the liquidation value per $1,000 limited partner investment

         -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o   Information about:

         --       the legal opinion for the limited partners

         --       the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 82-I, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                      $11,805

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                  $11,639

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer    $   868
USA(a),(b)

Merger Value per $1,000 Limited Partner Investment(b),(c)                                    $ 83.32

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the       2.80 times
past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

     --  as of June 30, 2001(c)                                                              $ 28.17

     --  as of December 31, 2000(c)                                                          $ 23.71

Going Concern Value per $1,000 Limited Partner Investment(c),(d)                             $ 75.12

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                               $ 80.84

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment        $   265
(c),(f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less, liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                          Commission File No. 2-75530A


                           PARKER & PARSLEY 82-I, LTD.
             (Exact name of Registrant as specified in its charter)

                          Texas                                75-1825545
        --------------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)             Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
     -------------------------------------------------         -----------
         (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 82-I, LTD.

                                TABLE OF CONTENTS


                                                                            Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.......................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000......................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001......................................    5

           Statements of Cash Flows for the six months
             months ended June 30, 2001 and 2000......................    6

           Notes to Financial Statements..............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations......................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K...........................   11

           Signatures.................................................   12

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                     June 30,     December 31,
                                                       2001          2000
                                                   -----------    -----------
                                                   (Unaudited)

                       ASSETS
Current assets:
  Cash                                             $   171,115    $    57,728
  Accounts receivable - oil and gas sales               87,313        109,719
                                                    ----------     ----------
          Total current assets                         258,428        167,447
                                                    ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               9,901,101      9,901,101
Accumulated depletion                               (9,626,361)    (9,613,644)
                                                    ----------     ----------
          Net oil and gas properties                   274,740        287,457
                                                    ----------     ----------
                                                   $   533,168    $   454,904
                                                    ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    19,146    $    13,712

Partners' capital:
  General partners                                     181,450        161,365
  Limited partners (4,891 interests)                   332,572        279,827
                                                    ----------     ----------
                                                       514,022        441,192
                                                    ----------     ----------
                                                   $   533,168    $   454,904
                                                    ==========     ==========

  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                 Three months ended        Six months ended
                                      June 30,                 June 30,
                                ---------------------    ---------------------
                                  2001        2000         2001        2000
                                ---------   ---------    ---------   ---------
Revenues:
  Oil and gas                   $ 205,010   $ 177,445    $ 421,846   $ 349,532
  Interest                          1,178      1,350        2,407        2,323
                                 --------    --------     --------    --------
                                  206,188     178,795      424,253     351,855
                                 --------    --------     --------    --------
Costs and expenses:
  Oil and gas production           99,464      98,002      197,450     183,025
  General and administrative        6,272       5,969       14,448      11,332
  Depletion                         6,849       7,055       12,717      16,112
                                 --------    --------     --------    --------
                                  112,585     111,026      224,615     210,469
                                 --------    --------     --------    --------
Net income                      $  93,603   $  67,769    $ 199,638   $ 141,386
                                 ========    ========     ========    ========
Allocation of net income:
 General partners               $  24,428   $  18,000    $  51,562   $  37,763
                                 ========    ========     ========    ========
 Limited partners               $  69,175   $  49,769    $ 148,076   $ 103,623
                                 ========    ========     ========    ========
Net income per limited
 partnership interest           $   14.15   $   10.18    $   30.28   $   21.19
                                 ========    ========     ========    ========

         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                         General       Limited
                                         partners      partners       Total
                                        ----------    ----------    ----------

Balance at January 1, 2001              $  161,365    $  279,827    $  441,192

    Distributions                          (31,477)      (95,331)     (126,808)

    Net income                              51,562       148,076       199,638
                                         ---------     ---------     ---------

Balance at June 30, 2001                $  181,450    $  332,572    $  514,022
                                         =========     =========     =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                         Six months ended
                                                              June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  199,638    $  141,386
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          12,717        16,112
  Changes in assets and liabilities:
     Accounts receivable                                   22,406       (28,544)
     Accounts payable                                       5,434         8,360
                                                        ---------     ---------
           Net cash provided by operating activities      240,195       137,314
                                                        ---------     ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                         -          (1,493)

Cash flows used in financing activities:
  Cash distributions to partners                         (126,808)     (136,929)
                                                        ---------     ---------
Net increase (decrease) in cash                           113,387        (1,108)
Cash at beginning of period                                57,728        61,558
                                                        ---------     ---------
Cash at end of period                                  $  171,115    $   60,450
                                                        =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 82-I, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 21% to $421,846 for the six months ended June 30, 2001 as compared to $349,532 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a slight decrease in production. For the six months ended June 30, 2001, 9,044 barrels of oil, 2,344 barrels of natural gas liquids ("NGLs") and 27,831 mcf of gas were sold, or 16,027 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 8,863 barrels of oil, 3,292 barrels of NGLs and 23,257 mcf of gas were sold, or 16,031 BOEs.

The average price received per barrel of oil increased $.21, or 1%, from $27.45 for the six months ended June 30, 2000 to $27.66 for the same period in 2001. The average price received per barrel of NGLs increased $3.42, or 26%, from $13.16 for the six months ended June 30, 2000 to $16.58 for the same period in 2001. The average price received per mcf of gas increased 76% from $2.71 during the six months ended June 30, 2000 to $4.77 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $224,615 for the six months ended June 30, 2001 as compared to $210,469 for the same period in 2000, an increase of $14,146, or 7%. This increase was attributable to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $197,450 for the six months ended June 30, 2001 and $183,025 for the same period in 2000 resulting in a $14,425 increase, or 8%. This increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 27% from $11,332 for the six months ended June 30, 2000 to $14,448 for the same period in 2001 primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $12,717 for the six months ended June 30, 2001 as compared to $16,112 for the same period in 2000, a decrease of $3,395, or 21%. This decrease was primarily due to positive revisions to proved reserves on two significant wells during the period ended June 30, 2001.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 16% to $205,010 for the three months ended June 30, 2001 as compared to $177,445 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by lower average prices received for oil. For the three months ended June 30, 2001, 4,582 barrels of oil, 1,488 barrels of NGLs and 14,557 mcf of gas were sold, or 8,496 BOEs. For the three months ended June 30, 2000, 4,430 barrels of oil, 1,482 barrels of NGLs and 11,022 mcf of gas were sold, or 7,749 BOEs.

The average price received per barrel of oil decreased $.35, or 1%, from $27.67 for the three months ended June 30, 2000 to $27.32 for the same period in 2001. The average price received per barrel of NGLs increased $1.05, or 8%, from $13.75 during the three months ended June 30, 2000 to $14.80 for the same period in 2001. The average price received per mcf of gas increased 27% from $3.13 during the three months ended June 30, 2000 to $3.97 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $112,585 for the three months ended June 30, 2001 as compared to $111,026 for the same period in 2000, an increase of $1,559, or 1%. This increase was due to increases in production costs and G&A, offset by a decline in depletion.

Production costs were $99,464 for the three months ended June 30, 2001 and $98,002 for the same period in 2000 resulting in a $1,462 increase, or 1%. This increase was due to higher production taxes associated with higher gas and NGL prices and additional well maintenance costs incurred to stimulate well production.

During this period, G&A increased 5% from $5,969 for the three months ended June 30, 2000 to $6,272 for the same period in 2001 primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $6,849 for the three months ended June 30, 2000 as compared to $7,055 for the same period in 2000, a decrease of $206, or 3%. This decrease was primarily due to positive revisions to proved reserves on two significant wells during the period ended June 30, 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $102,881 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $72,398 in oil and gas sales receipts and a reduction of $48,024 in working capital, offset by increases in production costs of $14,425 and G&A expenses of $3,116. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $61,286 to oil and gas receipts and $11,112 resulting from an increase in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principle investing activities during the six months ended June 30, 2000 were related to the upgrades of oil and gas equipment on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $126,808, of which $31,477 was distributed to the general partners and $95,331 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $136,929, of which $34,201 was distributed to the general partners and $102,728 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 82-I, LTD.

                                    By:    Pioneer Natural Resources USA, Inc.
                                            Managing General Partner





Dated:  August 6, 2001              By:      /s/ Rich Dealy
                                           -----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-75530A


                           PARKER & PARSLEY 82-I, LTD.
             (Exact name of Registrant as specified in its charter)


                     TEXAS                             75-1825545
        -------------------------------         ----------------------
        (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)          Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS        75039
----------------------------------------------------------------      ----------
           (Address of principal executive offices)                   (Zip code)

       Registrant's Telephone Number, including area code: (972) 444-9001

        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($2,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $8,515,000.

       As of March 8, 2001, the number of outstanding limited partnership interests was 4,891.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.  BUSINESS

Parker & Parsley 82-I, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA") and its co-general partner is P&P Employees 82-I, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA. Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 4,891 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 68% and 13% were attributable to sales made to Plains Marketing, L.P. and GPM Gas Corporation, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.  PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental and exploratory oil and gas prospects located in Texas and New Mexico were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 34 oil and gas wells. There were six dry holes from previous periods, two wells plugged and abandoned and nine wells sold. At December 31, 2000, 17 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.  LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5.  MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
           DISTRIBUTIONS

At March 8, 2001, the Partnership had 4,891 outstanding limited partnership interests held of record by 600 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $229,765 and $50,502, respectively, were made to the limited partners.

ITEM 6.  SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                   2000           1999           1998           1997         1996
                               ------------   ------------   ------------   ------------   ----------
Operating results:
-----------------
 Oil and gas sales             $    763,858   $    441,997   $    392,883   $    608,207   $  710,173
                               ============   ============   ============   ============   ==========

 Gain on litigation
   settlement, net             $         --   $         --   $         --   $         --   $   43,618
                               ============   ============   ============   ============   ==========

 Impairment of oil and gas
   properties                  $         --   $         --   $    294,610   $    165,201   $    2,277
                               ============   ============   ============   ============   ==========

 Net income (loss)             $    337,729   $     17,320   $   (563,993)  $    (60,847)  $  312,582
                               ============   ============   ============   ============   ==========

 Allocation of net income
   (loss):
     General partners          $     88,128   $     18,135   $    (49,472)  $     31,736   $   92,811
                               ============   ============   ============   ============   ==========

     Limited partners          $    249,601   $       (815)  $   (514,521)  $    (92,583)  $  219,771
                               ============   ============   ============   ============   ==========

 Limited partners' net
   income (loss) per limited
   partnership interest        $      51.03   $       (.17)  $    (105.20)  $     (18.93)  $    44.93
                               ============   ============   ============   ============   ==========

 Limited partners' cash
   distributions per limited
   partnership interest        $      46.98   $      10.33   $      19.57   $      47.31   $    51.40(a)
                               ============   ============   ============   ============   ==========

At year end:
-----------
 Identifiable assets           $    454,904   $    425,107   $    474,528   $  1,158,135   $1,526,765
                               ============   ============   ============   ============   ==========

---------------

(a) Including litigation settlement per limited partnership interest of $6.96 in 1996.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
           OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 73% to $763,858 for 2000 as compared to $441,997 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 17,639 barrels of oil, 6,519 barrels of natural gas liquids ("NGLs") and 45,981 mcf of gas were sold, or 31,822 barrel of oil equivalents ("BOEs"). In 1999, 17,472 barrels of oil, 6,414 barrels of NGLs and 48,380 mcf of gas were sold, or 31,949 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.78, or 77%, from $16.61 in 1999 to $29.39 in 2000. The average price received per barrel of NGLs increased $5.48, or 61%, from $8.96 in 1999 to $14.44 in 2000. The average price received per mcf of gas increased 69% from $1.95 in 1999 to $3.29 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $431,421 as compared to $427,526 in 1999, an increase of $3,895, or 1%. The increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $378,872 in 2000 and $313,158 in 1999, resulting in an increase of $65,714, or 21%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 39% from $18,932 in 1999 to $26,409 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $22,916 in 2000 and $13,260 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $26,140 in 2000 as compared to $95,436 in 1999, representing a decrease of $69,296, or 73%. This decrease was primarily due to a 86,555 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 13% to $441,997 from $392,883 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 17,472 barrels of oil, 6,414 barrels of NGLs and 48,380 mcf of gas were sold, or 31,949 BOEs. In 1998, 19,150 barrels of oil, 6,748 barrels of NGLs and 48,971 mcf of gas were sold, or 34,060 BOEs.

The average price received per barrel of oil increased $3.29, or 25%, from $13.32 in 1998 to $16.61 in 1999. The average price received per barrel of NGLs increased $1.76, or 24%, from $7.20 in 1998 to $8.96 in 1999. The average price received per mcf of gas increased 7% from $1.82 in 1998 to $1.95 in 1999.

A gain on disposition of assets of $199 was recognized during 1998 from post closing adjustments received from the sale of eight oil and gas wells during 1997.

Total costs and expenses decreased in 1999 to $427,526 as compared to $961,319 in 1998, a decrease of $533,793, or 56%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A expenses.

Production costs were $313,158 in 1999 and $336,406 in 1998, resulting in a $23,248 decrease, or 7%. The decrease was due to declines in well maintenance costs and ad valorem taxes.

During this period, G&A increased 30% from $14,542 in 1998 to $18,932 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $13,260 in 1999 and $11,786 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $294,610 related to its oil and gas properties during 1998.

Depletion was $95,436 in 1999 compared to $315,761 in 1998, representing a decrease of $220,325, or 70%. This decrease was the result of an increase in proved reserves of 168,752 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.


Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $227,133 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $324,304, offset by increases in production costs paid of $65,714, G&A expenses paid of $7,477 and working capital of $23,980. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $325,772 to oil and gas receipts, offset by $1,468 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principle investing activities during 2000 and 1999 were related to the upgrades of oil and gas equipment on various oil and gas properties.

Proceeds from asset dispositions of $704 in 1999 were from equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $308,330, of which $78,565 was distributed to the general partners and $229,765 to the limited partners. In 1999, cash distributions to the partners were $67,767, of which $17,265 was distributed to the general partners and $50,502 to the limited partners.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Financial Statements of Parker & Parsley 82-I, Ltd:
 Independent Auditors' Report............................................  9
 Balance Sheets as of December 31, 2000 and 1999......................... 10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................... 11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................... 12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................... 13
 Notes to Financial Statements........................................... 14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 82-I, Ltd.
(A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 82-I, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 82-I, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                     Ernst & Young LLP


Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                     2000           1999
                                                 -----------    -----------
              ASSETS
              ------

Current assets:
 Cash                                            $    57,728    $    61,558
 Accounts receivable - oil and gas sales             109,719         61,533
                                                 -----------    -----------

       Total current assets                          167,447        123,091
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
 successful efforts accounting method              9,901,101      9,889,520
Accumulated depletion                             (9,613,644)    (9,587,504)
                                                 -----------    -----------

       Net oil and gas properties                    287,457        302,016
                                                 -----------    -----------

                                                 $   454,904    $   425,107
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
 Accounts payable - affiliate                    $    13,712    $    13,314

Partners' capital:
 General partners                                    161,365        151,802
 Limited partners (4,891 interests)                  279,827        259,991
                                                 -----------    -----------

                                                     441,192        411,793
                                                 -----------    -----------

                                                 $   454,904    $   425,107
                                                 ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                               2000        1999         1998
                                            ---------   ---------    ---------
Revenues:
  Oil and gas                               $ 763,858   $ 441,997    $ 392,883
  Interest                                      5,292       2,849        4,244
  Gain on disposition of assets                    --          --          199
                                            ---------   ---------    ---------

                                              769,150     444,846      397,326
                                            ---------   ---------    ---------

Costs and expenses:
  Oil and gas production                      378,872     313,158      336,406
  General and administrative                   26,409      18,932       14,542
  Impairment of oil and gas properties             --          --      294,610
  Depletion                                    26,140      95,436      315,761
                                            ---------   ---------    ---------

                                              431,421     427,526      961,319
                                            ---------   ---------    ---------

Net income (loss)                           $ 337,729   $  17,320    $(563,993)
                                            =========   =========    =========

Allocation of net income (loss):
  General partners                          $  88,128   $  18,135    $ (49,472)
                                            =========   =========    =========

  Limited partners                          $ 249,601   $    (815)   $(514,521)
                                            =========   =========    =========

Net income (loss) per limited partnership
  interest                                  $   51.03   $    (.17)   $ (105.20)
                                            =========   =========    =========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                            General          Limited
                                            partners         partners           Total
                                           -----------      -----------      -----------

Partners' capital at January 1, 1998       $   221,119      $   921,541      $ 1,142,660

  Distributions                                (20,715)         (95,712)        (116,427)

  Net loss                                     (49,472)        (514,521)        (563,993)
                                           -----------      -----------      -----------

Partners' capital at December 31, 1998         150,932          311,308          462,240

  Distributions                                (17,265)         (50,502)         (67,767)

  Net income (loss)                             18,135             (815)          17,320
                                           -----------      -----------      -----------

Partners' capital at December 31, 1999         151,802          259,991          411,793

  Distributions                                (78,565)        (229,765)        (308,330)

  Net income                                    88,128          249,601          337,729
                                           -----------      -----------      -----------

Partners' capital at December 31, 2000     $   161,365      $   279,827      $   441,192
                                           ===========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                      2000          1999          1998
                                                    ---------     ---------     ---------
Cash flows from operating activities:
 Net income (loss)                                  $ 337,729     $  17,320     $(563,993)
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Impairment of oil and gas properties                  --            --       294,610
     Depletion                                         26,140        95,436       315,761
     Gain on disposition of assets                         --            --          (199)
 Changes in assets and liabilities:
   Accounts receivable                                (48,186)      (24,834)       26,999
   Accounts payable                                       398         1,026        (3,187)
                                                    ---------     ---------     ---------

       Net cash provided by operating activities      316,081        88,948        69,991
                                                    ---------     ---------     ---------

Cash flows from investing activities:
 Additions to oil and gas properties                  (11,581)       (4,754)       (6,820)
 Proceeds from asset dispositions                          --           704        14,397
                                                    ---------     ---------     ---------

       Net cash provided by (used in)
          investing activities                        (11,581)       (4,050)        7,577
                                                    ---------     ---------     ---------

Cash flows used in financing activities:
 Cash distributions to partners                      (308,330)      (67,767)     (116,427)
                                                    ---------     ---------     ---------

Net increase (decrease) in cash                        (3,830)       17,131       (38,859)
Cash at beginning of year                              61,558        44,427        83,286
                                                    ---------     ---------     ---------

Cash at end of year                                 $  57,728     $  61,558     $  44,427
                                                    =========     =========     =========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 82-I, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.  ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 82-I, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 82-I, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $294,610 related to its proved oil and gas properties during 1998.

NOTE 4.  INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $663,714 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                         2000          1999         1998
                                                      ---------     ---------    ---------

Net income (loss) per statements of operations        $ 337,729     $  17,320    $(563,993)
Depletion and depreciation provisions for
 tax reporting purposes less than amounts for
 financial reporting purposes                            21,746        92,542      312,201
Impairment of oil and gas properties for financial
 reporting purposes                                          --            --      294,610
Loss on disposition of assets                                --            --         (116)
Other, net                                                 (637)           77          786
                                                      ---------     ---------    ---------
        Net income per Federal income tax
          returns                                     $ 358,838     $ 109,939    $  43,488
                                                      =========     =========    =========

NOTE 5.  OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                        2000         1999      1998
                     ---------    ---------    ------

Development costs    $  11,581    $   4,754    $6,820
                     =========    =========    ======

        Capitalized oil and gas properties consist of the following:

                                        2000            1999
                                    -----------     -----------
Proved properties:
 Property acquisition costs         $   360,899     $   360,899
 Completed wells and equipment        9,540,202       9,528,621
                                    -----------     -----------

                                      9,901,101       9,889,520
Accumulated depletion                (9,613,644)     (9,587,504)
                                    -----------     -----------

      Net oil and gas properties    $   287,457     $   302,016
                                    ===========     ===========

NOTE 6.  RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                 2000        1999        1998
                                               --------    --------    --------
Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                $162,023    $156,380    $150,391

Reimbursement of general and administrative
  expenses                                     $ 22,916    $ 13,260    $ 11,786

        Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 77.5% and the remaining portion is owned by former affiliates. In addition, Pioneer USA owned 634 limited partner interests at January 1, 2001.

        The costs and revenues of the Partnership are allocated as follows:

                                                         General       Limited
                                                         partners      partners
                                                         --------      --------
Revenues:
  Proceeds from property dispositions prior to cost
    recovery                                                10%           90%
  All other Partnership revenues                            25%           75%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs    10%           90%
  Operating costs, direct costs and general and
    administrative expenses                                 25%           75%

NOTE 7.  OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                              Oil and NGLs          Gas
                                                 (bbls)            (mcf)
                                              ------------       --------
Net proved reserves at January 1, 1998           321,477          448,047
Revisions                                       (230,755)        (305,609)
Production                                       (25,898)         (48,971)
                                                --------         --------

Net proved reserves at December 31, 1998          64,824           93,467
Revisions                                        280,613          443,568
Production                                       (23,886)         (48,380)
                                                --------         --------

Net proved reserves at December 31, 1999         321,551          488,655
Revisions                                         60,464          362,471
Production                                       (24,158)         (45,981)
                                                --------         --------

Net proved reserves at December 31, 2000         357,857          805,145
                                                ========         ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.55 per barrel of oil, $13.69 per barrel of NGLs and $8.68 per mcf of gas, discounted at 10% was approximately $3,226,000 and undiscounted was $6,208,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               ------------------------------------
                                                                 2000          1999          1998
                                                               --------      --------      --------

                                                                          (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 15,230      $  8,078      $    701

  Future production costs                                        (9,022)       (5,386)         (624)
                                                               --------      --------      --------

                                                                  6,208         2,692            77
  10% annual discount factor                                     (2,982)       (1,056)          (11)
                                                               --------      --------      --------

  Standardized measure of discounted future net cash flows     $  3,226      $  1,636      $     66
                                                               ========      ========      ========

                                                      For the years ended December 31,
                                                     ---------------------------------
                                                       2000         1999         1998
                                                     -------      -------      -------
                                                               (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs         $  (385)     $  (128)     $   (56)
  Net changes in prices and production costs           1,448          378         (898)
  Revisions of previous quantity estimates               927        2,018         (164)
  Accretion of discount                                  164            6          118
  Changes in production rates, timing and other         (564)        (704)        (113)
                                                     -------      -------      -------

  Change in present value of future net revenues       1,590        1,570       (1,113)
                                                     -------      -------      -------

  Balance, beginning of year                           1,636           66        1,179
                                                     -------      -------      -------

  Balance, end of year                               $ 3,226      $ 1,636      $    66
                                                     =======      =======      =======

NOTE 8.  MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                               2000    1999    1998
                               ----    ----    ----
Plains Marketing, L.P.          68%     66%     --
Genesis Crude Oil, L.P.         --      --      65%
GPM Gas Corporation             13%     14%     13%
Western Gas Resources, Inc.      1%      2%     10%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and GPM Gas Corporation were $54,651 and $30,037, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9.  PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        General partners - The general partners of the Partnership are Pioneer USA and EMPL.

        Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $9,782,000. During 1985, the Partnership received a total of $1,372,500 from its limited partners in response to an assessment by the managing general partner. Additionally, $650,000 was contributed by the managing general partner for limited partnership interests on unpaid assessments of which $500,000 was paid in 1985 and $150,000 in 1986. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
           FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                        Age at
                                     December 31,
        Name                             2000                    Position
        ----                             ----                    --------
  Scott D. Sheffield                      48             President

  Timothy L. Dove                         44             Executive Vice President, Chief
                                                           Financial Officer and Director

  Dennis E. Fagerstone                    51             Executive Vice President and Director

  Mark L. Withrow                         53             Executive Vice President, General
                                                           Counsel and Director

  Danny Kellum                            46             Executive Vice President - Domestic
                                                           Operations and Director

  Rich Dealy                              34             Vice President and Chief Accounting
                                                           Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts

Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B.S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.  EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. Under the Partnership agreement, Pioneer USA pays 8% of the Partnership's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Partnership's revenues.

EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Partnership's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Partnership's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)  Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 634 limited partner interests at January 1, 2001.

(b)  Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                  2000         1999         1998
                                                --------     --------     --------

Payment of lease operating and supervision
   charges in accordance with standard
   industry operating agreements                $162,023     $156,380     $150,391

Reimbursement of general and administrative
   expenses                                     $ 22,916     $ 13,260     $ 11,786

Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of the Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partners' share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former affiliates of Pioneer USA are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  1.  Financial statements

         The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                  1999 and 1998

                Statements of partners' capital for the years ended December 31,
                  2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                  1999 and 1998

                Notes to financial statements

     2.  Financial statement schedules

         All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)  Reports on Form 8-K

None.

(c)  Exhibits

     The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PARKER & PARSLEY 82-I, LTD.

Dated: March 23, 2001              By:   Pioneer Natural Resources USA, Inc.
                                           Managing General Partner


                                         By:  /s/ Scott D. Sheffield
                                             ---------------------------------
                                             Scott D. Sheffield, President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Scott D. Sheffield            President of Pioneer USA                  March 23, 2001
-----------------------------
Scott D. Sheffield


/s/ Timothy L. Dove               Executive Vice President, Chief           March 23, 2001
-----------------------------     Financial Officer and Director of
Timothy L. Dove                   Pioneer USA


/s/ Dennis E. Fagerstone          Executive Vice President and              March 23, 2001
-----------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow               Executive Vice President, General         March 23, 2001
-----------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                  Executive Vice President - Domestic       March 23, 2001
-----------------------------     Operations and Director of Pioneer
Danny Kellum                      USA


/s/ Rich Dealy                    Vice President and Chief Accounting       March 23, 2001
-----------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 82-I, LTD.

                                INDEX TO EXHIBITS


        The following documents are incorporated by reference in response to
Item 14(c):

  Exhibit No.                             Description                              Page
  -----------                             -----------                              ----
       3.1                Agreement of Limited Partnership of Parker                  -
                          & Parsley 82-I, Ltd. incorporated by reference
                          to Exhibit 4(e) of Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          2-75503A), as amended on February 4, 1982,
                          the effective date thereof (hereinafter called,
                          the Partnership's Registration Statement)

       3.2                Amended and Restated Certificate of Limited                 -
                          Partnership of Parker & Parsley 82-I, Ltd.
                          incorporated by reference to Exhibit 3.2 of
                          the Partnership's Annual Report on Form 10-K
                          for the year ended December 31, 1983

       4.1                Form of Subscription Agreement and Power                    -
                          of Attorney incorporated by reference to
                          Exhibit 4(b) of the Partnership's Registration
                          Statement

       4.2                Specimen Certificate of Limited Partnership                 -
                          Interest incorporated by reference to Exhibit
                          4(d) of the Partnership's Registration Statement

                           PARKER & PARSLEY 82-I, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                           Six months
                                             ended
                                            June 30,                            Years ended December 31,
                                    -----------------------   -------------------------------------------------------------
                                       2001         2000         2000         1999         1998         1997         1996
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                 $  421,846   $  349,532   $  763,858   $  441,997   $  392,883   $  608,207   $  710,173
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                 $       --   $       --   $       --   $       --   $       --   $       --   $   43,618
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
      properties                    $       --   $       --   $       --   $       --   $  294,610   $  165,201   $    2,277
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                 $  199,638   $  141,386   $  337,729   $   17,320   $ (563,993)  $  (60,847)  $  312,582
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
        General partners            $   51,562   $   37,763   $   88,128   $   18,135   $  (49,472)  $   31,736   $   92,811
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

        Limited partners            $  148,076   $  103,623   $  249,601   $     (815)  $ (514,521)  $  (92,583)  $  219,771
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest            $    30.28   $    21.19   $    51.03   $     (.17)  $  (105.20)  $   (18.93)  $    44.93
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest            $    19.49   $    21.00   $    46.98   $    10.33   $    19.57   $    47.31   $    51.40(a)
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                      $  533,168   $  437,924   $  454,904   $  425,107   $  474,528   $1,158,135   $1,526,765
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $6.96 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 82-II, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 82-II, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 82-II, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                          PARKER & PARSLEY 82-II, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                       $  12,252

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                   $  13,991

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   1,210
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                    $  103.27

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           4.11 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                          $   69.35

          --  as of December 31, 2000 (c)                                                      $   67.39

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                             $   95.04

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                               $  100.27

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     245
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.


(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                          Commission File No. 2-75530B


                          PARKER & PARSLEY 82-II, LTD.
             (Exact name of Registrant as specified in its charter)


                          Texas                               75-1867115
       --------------------------------------------      ---------------------
             (State or other jurisdiction of                (I.R.S. Employer
             incorporation or organization)              Identification Number)


   5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
   -------------------------------------------------         ------------
       (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                          PARKER & PARSLEY 82-II, LTD.

                                TABLE OF CONTENTS


                                                                         Page
                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months
              ended June 30, 2001 and 2000...........................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                     June 30,     December 31,
                                                       2001           2000
                                                   -----------    -----------
                                                   (Unaudited)
                 ASSETS
Current assets:
    Cash                                           $   155,816    $    77,911
    Accounts receivable - oil and gas sales             91,508        107,778
                                                    ----------     ----------
         Total current assets                          247,324        185,689
                                                    ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               8,307,568      8,305,901
Accumulated depletion                               (7,553,587)    (7,531,290)
                                                    ----------     ----------
         Net oil and gas properties                    753,981        774,611
                                                    ----------     ----------
                                                   $ 1,001,305    $   960,300
                                                    ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    17,621    $    12,662

Partners' capital:
  General partners                                     134,008        121,968
  Limited partners (6,126 interests)                   849,676        825,670
                                                    ----------     ----------
                                                       983,684        947,638
                                                    ----------     ----------
                                                   $ 1,001,305    $   960,300
                                                    ==========     ==========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended        Six months ended
                                         June 30,                 June 30,
                                 ----------------------    ----------------------
                                    2001        2000         2001         2000
                                 ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                    $ 172,463    $ 169,196    $ 384,143    $ 334,606
  Interest                           1,159        1,676        2,558        2,939
                                  --------     --------     --------     --------
                                   173,622      170,872      386,701      337,545
                                  --------     --------     --------     --------
Costs and expenses:
  Oil and gas production            79,225       72,440      184,165      147,258
  General and administrative         5,282        5,668       13,211       10,827
  Depletion                         11,536        9,028       22,297       21,203
                                  --------     --------     --------     --------
                                    96,043       87,136      219,673      179,288
                                  --------     --------     --------     --------
Net income                       $  77,579    $  83,736    $ 167,028    $ 158,257
                                  ========     ========     ========     ========
Allocation of net income:
  General partners               $  21,125    $  22,288    $  44,846    $  42,745
                                  ========     ========     ========     ========
  Limited partners               $  56,454    $  61,448    $ 122,182    $ 115,512
                                  ========     ========     ========     ========
Net income per limited
  partnership interest           $    9.21    $   10.03    $   19.94    $   18.86
                                  ========     ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          General       Limited
                                          partners      partners       Total
                                         ----------    ----------    ----------


Balance at January 1, 2001               $  121,968    $  825,670    $  947,638

    Distributions                           (32,806)      (98,176)     (130,982)

    Net income                               44,846       122,182       167,028
                                          ---------     ---------     ---------

Balance at June 30, 2001                 $  134,008    $  849,676    $  983,684
                                          =========     =========     =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                         2001          2000
                                                      ----------    ----------
Cash flows from operating activities:
   Net income                                         $  167,028    $  158,257
   Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                         22,297        21,203
   Changes in assets and liabilities:
        Accounts receivable                               16,270        (8,639)
        Accounts payable                                   4,959         5,136
                                                       ---------     ---------
         Net cash provided by operating activities       210,554       175,957
                                                       ---------     ---------
Cash flows used in investing activities:
   Additions to oil and gas properties                    (1,667)       (1,538)
Cash flows used in financing activities:
   Cash distributions to partners                       (130,982)     (180,435)
                                                       ---------     ---------
Net increase (decrease) in cash                           77,905        (6,016)
Cash at beginning of period                               77,911        91,672
                                                       ---------     ---------
Cash at end of period                                 $  155,816    $   85,656
                                                       =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 82-II, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. However, these interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
               and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 15% to $384,143 for the six months ended June 30, 2001 as compared to $334,606 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 7,984 barrels of oil, 2,949 barrels of natural gas liquids ("NGLs") and 22,031 mcf of gas were sold, or 14,605 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 8,628 barrels of oil, 3,976 barrels of NGLs and 18,498 mcf of gas were sold, or 15,687 BOEs.

The average price received per barrel of oil increased $.28, or 1%, from $27.51 for the six months ended June 30, 2000 to $27.79 for the same period in 2001. The average price received per barrel of NGLs increased $3.52, or 26% from $13.63 during the six months ended June 30, 2000 to $17.15 for the same period in 2001. The average price received per mcf of gas increased 118% from $2.33 during the six months ended June 30, 2000 to $5.07 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $219,673 for the six months ended June 30, 2001 as compared to $179,288 for the same period in 2000, an increase of $40,385, or 23%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $184,165 for the six months ended June 30, 2001 and $147,258 for the same period in 2000 resulting in a $36,907 increase, or 25%. This increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with increased oil and gas revenues.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 22% from $10,827 for the six months ended June 30, 2000 to $13,211 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $22,297 for the six months ended June 30, 2001 as compared to $21,203 for the same period in 2000, an increase of $1,094, or 5%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 644 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 2% to $172,463 for the three months ended June 30, 2001, as compared to $169,196 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by lower average prices received for oil and a decrease in production. For the three months ended June 30, 2001, 3,738 barrels of oil, 1,577 barrels of NGLs and 10,439 mcf of gas were sold, or 7,055 BOEs. For the three months ended June 30, 2000, 4,189 barrels of oil, 1,932 barrels of NGLs and 9,347 mcf of gas were sold, or 7,679 BOEs.

The average price received per barrel of oil decreased $.34, or 1%, from $27.76 for the three months ended June 30, 2000 to $27.42 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $.95, or 7%, from $14.12 during the three months ended June 30, 2000 to $15.07 for the three months ended June 30, 2001. The average price received per mcf of gas increased 62% to $4.43 during the three months ended June 30, 2001 from $2.74 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $96,043 for the three months ended June 30, 2001 as compared to $87,136 for the same period in 2000, an increase of $8,907, or 10%. This increase was due to increases in production costs and depletion, offset by a decline in G&A.

Production costs were $79,225 for the three months ended June 30, 2001 and $72,440 for the same period in 2000 resulting in a $6,785 increase, or 9%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 7% from $5,668 for the three months ended June 30, 2000 to $5,282 for the same period in 2001 due to a decrease in audit and tax fees.

Depletion was $11,536 for the three months ended June 30, 2001 as compared to $9,028 for the same period in 2000, an increase of $2,508, or 28%. This increase was primarily due to a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 451 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $34,597 during the six months ended June 30, 2001 from the same period in 2000. This increase was due to an increase of $49,156 in oil and gas sales receipts and a reduction of $24,732 in working capital, offset by increases in production costs of $36,907 and G&A expenses of $2,384. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $66,765 to oil and gas receipts, offset by $17,609 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to the upgrades of oil and gas equipment on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $130,982, of which $32,806 was distributed to the general partners and $98,176 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $180,435, of which $45,080 was distributed to the general partners and $135,355 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           PARKER & PARSLEY 82-II, LTD.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 7, 2001            By:        /s/ Rich Dealy
                                           ---------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-75530B


                          PARKER & PARSLEY 82-II, LTD.
             (Exact name of Registrant as specified in its charter)

                    TEXAS                                    75-1867115
       -------------------------------                 ----------------------
       (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                  Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS         75039
----------------------------------------------------------------      ----------
               (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code: (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($2,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $11,800,000.

        As of March 8, 2001, the number of outstanding limited partnership interests was 6,126.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

Parts I and II of this annual report on Form 10-K (the "Report") contain forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements. See "Item 1. Business" for a description of various factors that could materially affect the ability of the Partnership to achieve the anticipated results described in the forward looking statements.

                                     PART I

ITEM 1. BUSINESS

Parker & Parsley 82-II, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA") and its co-general partner is P&P Employees 82-II, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA. Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 6,126 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 70% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2. PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental and exploratory oil and gas prospects located in Texas and New Mexico were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 52 oil and gas wells. At December 31, 2000, the Partnership had 16 producing oil and gas wells. Two wells were plugged and abandoned, five wells were dry holes and 29 wells have been sold.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3. LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 6,126 outstanding limited partnership interests held of record by 772 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the general partners, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $270,025 and $93,647, respectively, were made to the limited partners.

ITEM 6. SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                   2000           1999           1998           1997           1996
                                 ----------     ----------     ----------     ----------     ----------

Operating results:
-----------------
  Oil and gas sales              $  730,936     $  477,533     $  379,887     $  598,339     $  732,599
                                 ==========     ==========     ==========     ==========     ==========

  Gain on litigation
   settlement, net               $       --     $       --     $       --     $       --     $   45,027
                                 ==========     ==========     ==========     ==========     ==========

  Impairment of oil and gas
   properties                    $       --     $       --     $   65,229     $  310,732     $       --
                                 ==========     ==========     ==========     ==========     ==========

  Net income (loss)              $  350,536     $  120,353     $ (131,488)    $  (93,386)    $  322,918
                                 ==========     ==========     ==========     ==========     ==========

  Allocation of net income
   (loss):
     General partner             $   94,215     $   38,680     $    2,863     $   30,221     $   98,377
                                 ==========     ==========     ==========     ==========     ==========

     Limited partners            $  256,321     $   81,673     $ (134,351)    $ (123,607)    $  224,541
                                 ==========     ==========     ==========     ==========     ==========

  Limited partners' net
   income (loss) per limited
   partnership interest          $    41.84     $    13.33     $   (21.93)    $   (20.18)    $    36.65
                                 ==========     ==========     ==========     ==========     ==========

  Limited partners' cash
   distributions per limited
   partnership interest          $    44.08     $    15.29     $   (46.67)    $    43.00     $    49.38 (a)
                                 ==========     ==========     ==========     ==========     ==========

At year end:
-----------
  Identifiable assets            $  960,300     $  971,351     $  971,390     $1,456,326     $1,893,741
                                 ==========     ==========     ==========     ==========     ==========

---------------

(a) Including litigation settlement per limited partnership interest of $6.02 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 53% to $730,936 for 2000 as compared to $477,533 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 17,293 barrels of oil, 7,629 barrels of natural gas liquids ("NGLs") and 35,900 mcf of gas were sold, or 30,905 barrel of oil equivalents ("BOEs"). In 1999, 17,967 barrels of oil, 9,587 barrels of NGLs and 42,858 mcf of gas were sold, or 34,697 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.39, or 73%, from $17.08 in 1999 to $29.47 in 2000. The average price received per barrel of NGLs increased $5.21, or 53%, from $9.80 in 1999 to $15.01 in 2000. The average price received per mcf of gas increased 66% from $1.79 in 1999 to $2.98 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $387,226 as compared to $361,025 in 1999, an increase of $26,201, or 7%. This increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $316,735 in 2000 and $280,719 in 1999, resulting in an increase of $36,016, or 13%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 28%, from $19,626 in 1999 to $25,120 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $21,928 in 2000 and $14,326 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $45,371 in 2000 as compared to $60,680 in 1999, a decrease of $15,309, or 25%. This decrease was primarily due to a 21,082 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 26% to $477,533 from $379,887 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 17,967 barrels of oil, 9,587 barrels of NGLs and 42,858 mcf of gas were sold, or 34,697 BOEs. In 1998, 19,042 barrels of oil, 8,812 barrels of NGLs and 41,862 mcf of gas were sold, or

34,831 BOEs.

The average price received per barrel of oil increased $3.94, or 30%, from $13.14 in 1998 to $17.08 in 1999. The average price received per barrel of NGLs increased $2.87, or 41%, from $6.93 in 1998 to $9.80 in 1999. The average price received per mcf of gas increased 9% from $1.64 in 1998 to $1.79 in 1999.

A gain on disposition of assets of $1,281 was recognized during 1998 from post closing adjustments received from the sale of six oil and gas wells and an overriding royalty interest in one well during 1997.

Total costs and expenses decreased in 1999 to $361,025 as compared to $523,894 in 1998, a decrease of $162,869, or 31%. The decrease was primarily due to declines in depletion and the impairment of oil and gas properties, offset by increases in production costs and G&A expenses.

Production costs were $280,719 in 1999 and $274,382 in 1998, resulting in an increase of $6,337, or 2%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and an increase in production taxes due to increased oil and gas revenues, offset by a decline in ad valorem taxes.

During this period, G&A increased 45% from $13,493 in 1998 to $19,626 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $14,326 in 1999 and $11,397 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $65,229 related to its oil and gas properties during 1998.

Depletion was $60,680 in 1999 compared to $170,790 in 1998, a decrease of $110,110, or 64%. This decrease was the result of an increase in proved reserves of 182,544 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis in accordance with SFAS 121 during the fourth quarter of 1998.


Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $202,645 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $256,384, offset by increases in production costs paid of $36,016, G&A expenses paid of $5,494 and working capital of $12,229. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $326,338 to oil and gas receipts, offset by $69,954 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from asset dispositions of $422 in 1999 were from equipment credits received on active properties. During 1998, proceeds from disposition of assets of $153,683 were primarily from the sale of six oil and gas wells during 1997.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $361,123, of which $91,098 was distributed to the general partners and $270,025 to the limited partners. In 1999, cash distributions to the partners were $124,365, of which $30,718 was distributed to the general partners and $93,647 to the limited partners.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Financial Statements of Parker & Parsley 82-II, Ltd:
 Independent Auditors' Report............................................  9
 Balance Sheets as of December 31, 2000 and 1999......................... 10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................... 11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................... 12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................... 13
 Notes to Financial Statements........................................... 14

                          INDEPENDENT AUDITORS' REPORT


The Partners
Parker & Parsley 82-II, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 82-II, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 82-II, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                      2000             1999
                                                   -----------      -----------
               ASSETS
               ------

Current assets:
  Cash                                             $    77,911      $    91,672
  Accounts receivable - oil and gas sales              107,778           68,374
                                                   -----------      -----------

         Total current assets                          185,689          160,046
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               8,305,901        8,297,224
Accumulated depletion                               (7,531,290)      (7,485,919)
                                                   -----------      -----------

         Net oil and gas properties                    774,611          811,305
                                                   -----------      -----------

                                                   $   960,300      $   971,351
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                     $    12,662      $    13,126

Partners' capital:
  General partners                                     121,968          118,851
  Limited partners (6,126 interests)                   825,670          839,374
                                                   -----------      -----------

                                                       947,638          958,225
                                                   -----------      -----------

                                                   $   960,300      $   971,351
                                                   ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                             2000          1999          1998
                                           ---------     ---------     ---------

Revenues:
  Oil and gas                              $ 730,936     $ 477,533     $ 379,887
  Interest                                     6,826         3,845        11,238
  Gain on disposition of assets                   --            --         1,281
                                           ---------     ---------     ---------

                                             737,762       481,378       392,406
                                           ---------     ---------     ---------

Costs and expenses:
  Oil and gas production                     316,735       280,719       274,382
  General and administrative                  25,120        19,626        13,493
  Impairment of oil and gas properties            --            --        65,229
  Depletion                                   45,371        60,680       170,790
                                           ---------     ---------     ---------

                                             387,226       361,025       523,894
                                           ---------     ---------     ---------

Net income (loss)                          $ 350,536     $ 120,353     $(131,488)
                                           =========     =========     =========

Allocation of net income (loss):
  General partners                         $  94,215     $  38,680     $   2,863
                                           =========     =========     =========

  Limited partners                         $ 256,321     $  81,673     $(134,351)
                                           =========     =========     =========

Net income (loss) per limited
  partnership interest                     $   41.84     $   13.33     $  (21.93)
                                           =========     =========     =========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                            General          Limited
                                            partners         partners           Total
                                           -----------      -----------      -----------

Partners' capital at January 1, 1998       $   167,998      $ 1,271,605      $ 1,439,603

  Distributions                                (59,972)        (285,906)        (345,878)

  Net income (loss)                              2,863         (134,351)        (131,488)
                                           -----------      -----------      -----------

Partners' capital at December 31, 1998         110,889          851,348          962,237

  Distributions                                (30,718)         (93,647)        (124,365)

  Net income                                    38,680           81,673          120,353
                                           -----------      -----------      -----------

Partners' capital at December 31, 1999         118,851          839,374          958,225

  Distributions                                (91,098)        (270,025)        (361,123)

  Net income                                    94,215          256,321          350,536
                                           -----------      -----------      -----------

Partners' capital at December 31, 2000     $   121,968      $   825,670      $   947,638
                                           ===========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                       2000          1999          1998
                                                     ---------     ---------     ---------
Cash flows from operating activities:
  Net income (loss)                                  $ 350,536     $ 120,353     $(131,488)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
      Impairment of oil and gas properties                  --            --        65,229
      Depletion                                         45,371        60,680       170,790
      Gain on disposition of assets                         --            --        (1,281)
  Changes in assets and liabilities:
      Accounts receivable                              (39,404)      (31,612)       23,310
      Accounts payable                                    (464)        3,973        (7,570)
                                                     ---------     ---------     ---------

        Net cash provided by operating activities      356,039       153,394       118,990
                                                     ---------     ---------     ---------

Cash flows from investing activities:
  Additions to oil and gas properties                   (8,677)       (2,053)      (13,600)
  Proceeds from asset dispositions                          --           422       153,683
                                                     ---------     ---------     ---------

        Net cash provided by (used in)
          investing activities                          (8,677)       (1,631)      140,083
                                                     ---------     ---------     ---------

Cash flows used in financing activities:
  Cash distributions to partners                      (361,123)     (124,365)     (345,878)
                                                     ---------     ---------     ---------

Net increase (decrease) in cash                        (13,761)       27,398       (86,805)
Cash at beginning of year                               91,672        64,274       151,079
                                                     ---------     ---------     ---------

Cash at end of year                                  $  77,911     $  91,672     $  64,274
                                                     =========     =========     =========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-II, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 82-II, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 82-II, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the

Partnership recognized a non-cash impairment provision of $65,229 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $425,788 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                         2000          1999         1998
                                                      ---------     ---------    ---------

Net income (loss) per statements of operations        $ 350,536     $ 120,353    $(131,488)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                           39,685        55,288      163,319
Impairment of oil and gas properties for financial
  reporting purposes                                         --            --       65,229
Other, net                                                 (932)          209          217
                                                      ---------     ---------    ---------

      Net income per Federal income tax
        returns                                       $ 389,289     $ 175,850    $  97,277
                                                      =========     =========    =========

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                        2000         1999       1998
                     ---------    ---------    -------

Development costs    $   8,677    $   2,053    $13,600
                     =========    =========    =======

        Capitalized oil and gas properties consist of the following:

                                       2000            1999
                                   -----------     -----------
Proved properties:
  Property acquisition costs       $   415,980     $   415,980
  Completed wells and equipment      7,889,921       7,881,244
                                   -----------     -----------

                                     8,305,901       8,297,224
Accumulated depletion               (7,531,290)     (7,485,919)
                                   -----------     -----------

  Net oil and gas properties       $   774,611     $   811,305
                                   ===========     ===========

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                 2000        1999        1998
                                               --------    --------    --------
Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                $143,855    $139,170    $133,844

Reimbursement of general and administrative
  expenses                                     $ 21,928    $ 14,326    $ 11,397

        Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 83% and the remaining portion is owned by former affiliates. In addition, Pioneer USA owned 226 limited partner interests at January 1, 2001.

        The costs and revenues of the Partnership are allocated as follows:

                                                          General      Limited
                                                          partners     partners
                                                          --------     --------
Revenues:
  Proceeds from property dispositions prior to cost
    recovery                                                 10%          90%
  All other Partnership revenues                             25%          75%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs     10%          90%
  Operating costs, direct costs and general and
    administrative expenses                                  25%          75%

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                          Oil and NGLs      Gas
                                             (bbls)        (mcf)
                                          ------------   --------

Net proved reserves at January 1, 1998       376,355      512,848
Revisions                                   (163,438)    (164,998)
Production                                   (27,854)     (41,862)
                                            --------     --------

Net proved reserves at December 31, 1998     185,063      305,988
Revisions                                    288,622      425,997
Production                                   (27,554)     (42,858)
                                            --------     --------

Net proved reserves at December 31, 1999     446,131      689,127
Revisions                                    (13,008)     (29,574)
Production                                   (24,922)     (35,900)
                                            --------     --------

Net proved reserves at December 31, 2000     408,201      623,653
                                            ========     ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.58 per barrel of oil, $13.60 per barrel of NGLs and $8.05 per mcf of gas, discounted at 10% was approximately $3,222,000 and undiscounted was $6,505,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                               For the years ended December 31,
                                                              ----------------------------------
                                                                2000         1999         1998
                                                              --------     --------     --------

                                                                         (in thousands)
Oil and gas producing activities:
  Future cash inflows                                         $ 14,233     $ 11,083     $  2,024
  Future production costs                                       (7,728)      (6,439)      (1,464)
                                                              --------     --------     --------

                                                                 6,505        4,644          560
  10% annual discount factor                                    (3,283)      (2,235)        (228)
                                                              --------     --------     --------

  Standardized measure of discounted future net cash flows    $  3,222     $  2,409     $    332
                                                              ========     ========     ========

                                                        For the years ended December 31,
                                                       ---------------------------------
                                                         2000         1999         1998
                                                       -------      -------      -------
                                                                 (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $  (414)     $  (197)     $  (106)
    Net changes in prices and production costs           1,300          807         (871)
    Revisions of previous quantity estimates              (118)       1,768         (241)
    Accretion of discount                                  240           33          147
    Changes in production rates, timing and other         (195)        (334)         (72)
                                                       -------      -------      -------

    Change in present value of future net revenues         813        2,077       (1,143)
                                                       -------      -------      -------

    Balance, beginning of year                           2,409          332        1,475
                                                       -------      -------      -------

    Balance, end of year                               $ 3,222      $ 2,409      $   332
                                                       =======      =======      =======

NOTE 8. MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                            2000        1999         1998
                                          --------    --------     --------
        Plains Marketing, L.P.               70%          65%          -
        Genesis Crude Oil, L.P.               -            -          66%
        Western Gas Resources, Inc.           2%           5%         21%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $56,201 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $12,252,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                               Age at
                            December 31,
      Name                      2000                      Position
      ----                      ----                      --------
Scott D. Sheffield               48              President

Timothy L. Dove                  44              Executive Vice President, Chief
                                                   Financial Officer and Director

Dennis E. Fagerstone             51              Executive Vice President and Director

Mark L. Withrow                  53              Executive Vice President, General
                                                   Counsel and Director

Danny Kellum                     46              Executive Vice President - Domestic
                                                   Operations and Director

Rich Dealy                       34              Vice President and Chief Accounting
                                                   Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11. EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. Under the Partnership agreement, Pioneer USA pays 8% of the Partnership's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Partnership's revenues.

EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Partnership's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Partnership's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 226 limited partner interests at January 1, 2001.

(b) Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the general partners during the years ended December 31:

                                                     2000         1999         1998
                                                   ---------    ---------    --------
   Payment of lease operating and supervision
     charges in accordance with standard
     industry operating agreements                 $ 143,855    $ 139,170    $133,844

   Reimbursement of general and administrative
     expenses                                      $  21,928    $  14,326    $ 11,397

Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of the Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partner's share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former affiliates of the managing general partner are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                  1999 and 1998

                Statements of partners' capital for the years ended December 31,
                  2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                  1999 and 1998

                Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 82-II, LTD.

Dated: March 23, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                --------------------------------
                                                Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 23, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 23, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 23, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 23, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 23, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 23, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                          PARKER & PARSLEY 82-II, LTD.

                                INDEX TO EXHIBITS

        The following documents are incorporated by reference in response to
Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----
       3.1                Agreement of Limited Partnership of                       -
                          Parker & Parsley 82-II, Ltd. incorporated
                          by reference to Exhibit 4(e) of Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 2-75503B), as amended
                          on February 4, 1982, the effective date
                          thereof (hereinafter called, the Partnership's
                          Registration Statement)

       3.2                Amended and Restated Certificate of                       -
                          Limited Partnership of Parker & Parsley
                          82-II, Ltd. incorporated by reference to
                          Exhibit 3.2 of the Partnership's Annual
                          Report on Form 10-K for the year ended
                          December 31, 1983

       4.1                Form of Subscription Agreement and Power                  -
                          of Attorney incorporated by reference to
                          Exhibit 4(b) of the Partnership's Registration
                          Statement

       4.2                Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit
                          4(d) of the Partnership's Registration Statement

                          PARKER & PARSLEY 82-II, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                             ended
                                           June 30,                             Years ended December 31,
                                    -----------------------   --------------------------------------------------------------
                                        2001        2000         2000         1999         1998         1997          1996
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------

Operating results:
  Oil and gas sales                 $  384,143   $  334,606   $  730,936   $  477,533   $  379,887   $  598,339   $  732,599
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                 $       --   $       --   $       --   $       --   $       --   $       --   $   45,027
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
    properties                      $       --   $       --   $       --   $       --   $   65,229   $  310,732   $       --
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                 $  167,028   $  158,257   $  350,536   $  120,353   $ (131,488)  $  (93,386)  $  322,918
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
        General partners            $   44,846   $   42,745   $   94,215   $   38,680   $    2,863   $   30,221   $   98,377
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

        Limited partners            $  122,182   $  115,512   $  256,321   $   81,673   $ (134,351)  $ (123,607)  $  224,541
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest            $    19.94   $    18.86   $    41.84   $    13.33   $   (21.93)  $   (20.18)  $    36.65
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest            $    16.03   $    22.10   $    44.08   $    15.29   $   (46.67)  $    43.00   $    49.38(a)
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                      $1,001,305   $  954,309   $  960,300   $  971,351   $  971,390   $1,456,326   $1,893,741
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $6.02 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 82-III, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 82-III, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 82-III, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                          PARKER & PARSLEY 82-III, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   6,882

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   6,781

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $     788
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  121.71

Merger Value per $1,000 Limited Partner  Investment as a Multiple of Distributions for the         3.16 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $   59.63

          --  as of December 31, 2000 (c)                                                     $   55.84

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  111.16

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  118.07

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     220
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                          PARKER & PARSLEY 82-III, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS



                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS

Current assets:
  Cash                                               $   115,914    $    46,188
  Accounts receivable - oil and gas sales                 52,221         69,903
                                                      ----------     ----------
          Total current assets                           168,135        116,091
                                                      ----------     ----------
Oil and gas properties - at cost, based on
  the successful efforts accounting method             5,970,397      5,970,397
Accumulated depletion                                 (5,645,635)    (5,634,468)
                                                      ----------     ----------
          Net oil and gas properties                     324,762        335,929
                                                      ----------     ----------
                                                     $   492,897    $   452,020
                                                      ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    13,954    $     9,780

Partners' capital:
  General partners                                        68,552         57,956
  Limited partners (3,441 interests)                     410,391        384,284
                                                      ----------     ----------
                                                         478,943        442,240
                                                      ----------     ----------
                                                     $   492,897    $   452,020
                                                      ==========     ==========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                   Three months ended        Six months ended
                                        June 30,                 June 30,
                                ----------------------    ----------------------
                                   2001         2000         2001        2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 130,711    $ 126,967    $ 271,996    $ 263,297
  Interest                            766        1,091        1,659        1,896
                                 --------     --------     --------     --------
                                  131,477      128,058      273,655      265,193
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           59,272       56,857      122,071      108,862
  General and administrative        3,923        4,126        9,433        8,308
  Depletion                         5,323        5,572       11,167       11,991
                                 --------     --------     --------     --------
                                   68,518       66,555      142,671      129,161
                                 --------     --------     --------     --------
Net income                      $  62,959    $  61,503    $ 130,984    $ 136,032
                                 ========     ========     ========     ========
Allocation of net income:
  General partners              $  16,538    $  16,212    $  34,166    $  35,807
                                 ========     ========     ========     ========
  Limited partners              $  46,421    $  45,291    $  96,818    $ 100,225
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $   13.49    $   13.17    $   28.14    $   29.13
                                 ========     ========     ========     ========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                         General       Limited
                                         partners      partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $  57,956    $  384,284    $  442,240

    Distributions                          (23,570)      (70,711)      (94,281)

    Net income                              34,166        96,818       130,984
                                          --------     ---------     ---------

Balance at June 30, 2001                 $  68,552    $  410,391    $  478,943
                                          ========     =========     =========







         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                          Six months ended
                                                               June 30,
                                                       -----------------------
                                                          2001          2000
                                                       ---------     ---------
Cash flows from operating activities:
  Net income                                           $ 130,984     $ 136,032
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                          11,167        11,991
  Changes in assets and liabilities:
       Accounts receivable                                17,682       (13,930)
       Accounts payable                                    4,174         2,771
                                                        --------      --------
         Net cash provided by operating activities       164,007       136,864
                                                        --------      --------
Cash flows used in investing activities:
  Additions to oil and gas properties                        -          (2,799)

Cash flows used in financing activities:
  Cash distributions to partners                         (94,281)     (138,779)
                                                        --------      --------
Net increase (decrease) in cash                           69,726        (4,714)
Cash at beginning of period                               46,188        53,335
                                                        --------      --------
Cash at end of period                                  $ 115,914     $  48,621
                                                        ========      ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 82-III, Ltd. (the "Partnership") is a limited partnership organized in 1982 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and
  Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $271,996 for the six months ended June 30, 2001 as compared to $263,297 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 6,884 barrels of oil, 1,723 barrels of natural gas liquids ("NGLs") and 12,402 mcf of gas were sold, or 10,674 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 7,134 barrels of oil, 3,410 barrels of NGLs and 11,409 mcf of gas were sold, or 12,446 BOEs.

The average price received per barrel of oil increased slightly from $27.90 for the six months ended June 30, 2000 to $27.93 for the same period in 2001. The average price received per barrel of NGLs increased $2.72, or 22%, from $12.30 during the six months ended June 30, 2000 to $15.02 for the same period in 2001. The average price received per mcf of gas increased 123% from $1.95 during the six months ended June 30, 2000 to $4.34 in the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $142,671 for the six months ended June 30, 2001 as compared to $129,161 for the same period in 2000, an increase of $13,510, or 10%. This increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $122,071 for the six months ended June 30, 2001 and $108,862 for the same period in 2000, resulting in a $13,209 increase, or 12%. The increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 14% from $8,308 for the six months ended June 30, 2000 to $9,433 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $11,167 for the six months ended June 30, 2001 as compared to $11,991 for the same period in 2000, a decrease of $824, or 7%. This decrease was due to a decline in oil production of 250 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $130,711 for the three months ended June 30, 2001 as compared to $126,967 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the three months ended June 30, 2001, 3,306 barrels of oil, 1,102 barrels of NGLs and 7,207 mcf of gas were sold, or 5,609 BOEs. For the three months ended June 30, 2000, 3,396 barrels of oil, 1,533 barrels of NGLs and 5,105 mcf of gas were sold, or 5,780 BOEs.

The average price received per barrel of oil decreased $.96, or 3%, from $28.19 for the three months ended June 30, 2000 to $27.23 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.55, or 12%, from $12.41 during the three months ended June 30, 2000 to $13.96 for the same period in 2001. The average price received per mcf of gas increased 47% to $3.52 during the three months ended June 30, 2001 from $2.39 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $68,518 for the three months ended June 30, 2001 as compared to $66,555 for the same period in 2000, an increase of $1,963, or 3%. This increase was due to higher production costs, offset by declines in depletion and G&A.

Production costs were $59,272 for the three months ended June 30, 2001 and $56,857 for the same period in 2000 resulting in a $2,415 increase, or 4%. The increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher gas and NGL prices.

During this period, G&A decreased 5% from $4,126 for the three months ended June 30, 2000 to $3,923 for the same period in 2001, primarily due to less audit and tax expenses.

Depletion was $5,323 for the three months ended June 30, 2001 as compared to $5,572 for the same period in 2000, a decrease of $249, or 4%. This decrease was attributable to a decline in oil production of 90 for the three months ended June 30, 2001 as compared to the three months ended June 30, 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $27,143 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $8,462 and a reduction in working capital of $33,015, offset by increases in production costs of $13,209 and G&A expenses of $1,125. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $36,705 to oil and gas receipts, offset by $28,243 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2000 were related to upgrades of oil and gas equipment on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $94,281, of which $23,570 was distributed to the general partners and $70,711 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $138,779, of which $33,539 was distributed to the general partners and $105,240 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 82-III, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 82-III, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 82-III, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                           Ernst & Young LLP


Dallas, Texas
March 9, 2001

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31




                                                          2000        1999
                                                        -------     -------
           ASSETS

Current assets:
  Cash                                                $  46,188   $  53,335
  Accounts receivable  - oil and gas sales               69,903      47,611
                                                        -------     -------

      Total current assets                              116,091     100,946
                                                        -------     -------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,970,397   5,967,913
Accumulated depletion                                (5,634,468) (5,611,986)

      Net oil and gas properties                        335,929     355,927
                                                        -------     -------

                                                      $ 452,020   $ 456,873
                                                       ========    ========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                        $   9,780   $  11,302

Partners' capital:
  General partners                                       57,956      54,214
  Limited partners (3,441 interests)                    384,284     391,357
                                                        -------     -------

                                                        442,240     445,571

                                                      $ 452,020   $ 456,873
                                                       ========    ========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                              2000        1999       1998
                                           ---------    --------   ---------

Revenues:
  Oil and gas                             $ 562,399   $ 340,246  $  253,873
  Interest                                    4,310       2,124       3,120
  Gain on disposition of assets                 -         1,922         634
                                            -------     ------     --------

                                            566,709     344,292     257,627
                                            -------     ------     --------

Costs and expenses:
  Oil and gas production                    222,803     198,571     202,485
  General and administrative                 19,194      14,161       9,538
  Impairment of oil and gas properties          -           -       277,671
  Depletion                                  22,482      46,605     252,951
                                            -------      ------    --------

                                            264,479     259,337     742,645
                                            -------     -------    --------

Net income (loss)                         $ 302,230   $  84,955  $ (485,018)
                                            =======      ======    ========

Allocation of net income (loss):
  General partners                        $  78,705   $ 27,431   $  (41,756)
                                            =======     ======     ========

  Limited partners                        $ 223,525   $ 57,524   $ (443,262)
                                            =======     ======     ========

Net income (loss) per limited
  partnership interest                     $  64.96    $ 16.72   $  (128.82)
                                            =======     ======     ========





   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                            General      Limited
                                            partners     partners     Total
                                           ---------    ----------  ---------




Partners' capital at January 1, 1998      $ 106,887  $ 9 13,918 $ 1,020,805

   Distributions                            (16,245)    (70,235)    (86,480)

   Net loss                                 (41,756)   (443,262)   (485,018)
                                           --------    --------   ---------

Partners' capital at December 31, 1998       48,886     400,421     449,307

   Distributions                            (22,103)    (66,588)    (88,691)

   Net income                                27,431      57,524      84,955
                                           --------    --------   ---------

Partners' capital at December 31, 1999       54,214     391,357     445,571

   Distributions                            (74,963)   (230,598)   (305,561)

   Net income                                78,705     223,525     302,230
                                           --------    --------   ---------

Partners' capital at December 31, 2000    $  57,956  $  384,284  $  442,240
                                           ========    ========   =========


   The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                     2000         1999        1998
                                                   --------     --------    ---------

Cash flows from operating activities:
  Net income (loss)                               $ 302,230   $  84,955   $ (485,018)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Gain on disposition of assets                    -         (1,922)        (634)
      Impairment of oil and gas properties             -           -         277,671
      Depletion                                      22,482      46,605      252,951
    Changes in assets and liabilities:
      Accounts receivable                           (22,292)    (24,579)      19,893
      Accounts payable                               (1,522)      5,081       (6,865)
                                                   --------     --------    ---------


        Net cash provided by operating activities   300,898     110,140       57,998
                                                   --------     --------    ---------
Cash flows from investing activities:
  Additions to oil and gas properties                (2,484)     (1,281)      (4,114)
  Proceeds from disposition of assets                   -         2,415       23,382
                                                   --------     --------    ---------

        Net cash provided by (used in)
          investing activities                       (2,484)      1,134       19,268
                                                   --------     --------    ---------

Cash flows used in financing activities:
  Cash distributions to partners                   (305,561)    (88,691)     (86,480)
                                                   --------     --------    ---------

Net increase (decrease) in cash                      (7,147)     22,583       (9,214)
Cash at beginning of year                            53,335      30,752       39,966
                                                   --------     --------    ---------
Cash at end of year                               $  46,188    $ 53,335    $  30,752
                                                   ========     ========    =========



  The accompanying notes are an integral part of these financial statements.

                          PARKER & PARSLEY 82-III, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.     ORGANIZATION AND NATURE OF OPERATIONS

     Parker & Parsley 82-III, Ltd. (the "Partnership") is a Texas limited partnership organized in 1982 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 82-III, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

     The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

     Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

     Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

     Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

     General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

     Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

     Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

     Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $277,671 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $410,896 less than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                            2000         1999            1998
                                                          --------     -------         -------

   Net income (loss) per statements of operations       $ 302,230    $ 84,955       $ (485,018)
   Depletion and depreciation provisions for tax
     reporting purposes less than amounts for financial
     reporting purposes                                    18,732      42,255          245,110
   Impairment of oil and gas properties for financial
     reporting purposes                                      -           -             277,671
   Other, net                                                (570)     (1,597)             787
                                                         --------     -------         --------

         Net income per Federal income tax returns      $ 320,392   $ 125,613       $   38,550
                                                         ========     =======         ========

NOTE 5.     OIL AND GAS PRODUCING ACTIVITIES

     The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                            2000         1999        1998
                                           -------      ------     -------
   Development costs                      $  2,484     $ 1,281    $  4,114
                                           =======      ======     =======

   Capitalized oil and gas properties consist of the following:


                                                         2000            1999
                                                      ---------       ----------
   Proved properties:
     Property acquisition costs                    $    348,798     $   348,798
     Completed wells and equipment                    5,621,599       5,619,115
                                                     ----------     -----------
                                                      5,970,397       5,967,913
   Accumulated depletion                             (5,634,468)     (5,611,986)
                                                     ----------     -----------
        Net oil and gas properties                  $   335,929     $   355,927
                                                     ==========     ===========


NOTE 6.     RELATED PARTY TRANSACTIONS

     Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                             2000       1999        1998
                                                            -------    -------    --------
    Payment of lease operating and supervision
     charges in accordance with standard industry
     operating agreements                                  $105,725    $102,247   $ 97,602

    Reimbursement of general and administrative
     expenses                                               $16,872     $10,207   $  7,802


    Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 81% and the remaining portion is owned by former affiliates. Pioneer USA owned 205.34 limited partner interests at January 1, 2001.

    The costs and revenues of the Partnership are allocated as follows:


                                                                     General       Limited
                                                                     partners      partners
                                                                     --------      --------

   Revenues:
     Proceeds from property dispositions prior to cost
       recovery                                                        10%            90%
     All other Partnership revenues                                    25%            75%
   Costs and expenses:
     Lease acquisition costs, drilling and completion costs            10%            90%
     Operating costs, direct costs and general and
       administrative expenses                                         25%            75%

NOTE 7.     OIL AND GAS INFORMATION (UNAUDITED)

     The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                    Oil and NGLs          Gas
                                                       (bbls)            (mcf)
                                                    ------------      ------------


   Net proved reserves at January 1, 1998             290,644            256,851
   Revisions                                         (204,881)

   Production                                         (19,540)           (17,680)
                                                    ---------           --------

   Net proved reserves at December 31, 1998            66,223             74,429
   Revisions                                                             243,433
312,763
   Production                                         (20,801)           (23,061)
                                                    ---------             ------

   Net proved reserves at December 31, 1999           288,855            364,131
   Revisions                                           42,883            (44,362)
   Production                                         (20,646)           (21,480)
                                                    ---------             ------

   Net proved reserves at December 31, 2000           311,092            298,289
                                                    =========           ========

     As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.66 per barrel of NGLs and $7.61 per mcf of gas, discounted at 10% was approximately $2,053,000 and undiscounted was $3,888,000.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

    Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                For the years ended December 31,
                                                --------------------------------
                                                 2000         1999       1998
                                                ------      -------     ------
                                                           (in thousands)
Oil and gas producing activities:
  Future cash inflows                         $  9,373   $   7,135   $    709
  Future production costs                       (5,485)     (4,540)      (606)
                                                ------     -------     ------

                                                 3,888       2,595        103
  10% annual discount factor                    (1,835)     (1,113)       (26)
                                                ------     -------     ------

  Standardized measure of discounted
    future net cash flows                     $  2,053   $   1,482   $     77
                                                ======     =======     ======



                                                For the years ended December 31,
                                                --------------------------------
                                                 2000         1999       1998
                                                ------      -------     ------
                                                           (in thousands)


  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs$     (340)  $    (141)  $    (51)
    Net changes in prices and production costs       711         355       (718)
    Revisions of previous quantity estimates         219       1,650       (182)
    Accretion of discount                            148           8        102
    Changes in production rates, timing and other   (167)       (467)       (96)

    Change in present value of future
      net revenues                                   571       1,405       (945)

    Balance, beginning of year                     1,482          77      1,022
                                                  ------     -------     ------

    Balance, end of year                        $  2,053   $   1,482   $     77
                                                 =======    ========    =======

NOTE 8.    MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                2000        1999       1998
                                              --------    --------   --------

            Plains Marketing, L.P.              60%         56%          -
            TEPPCO Crude Oil LLC                14%         15%          -
  Genesis Crude Oil, L.P.                         -           -        77%

     At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and TEPPCO Crude Oil LLC were $31,458 and $4,158, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

     Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.     PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:


     General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

     Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

     Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $6,882,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

                          PARKER & PARSLEY 82-III, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 65% to $562,399 for 2000 as compared to $340,246 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 14,019 barrels of oil, 6,627 barrels of natural gas liquids ("NGLs") and 21,480 mcf of gas were sold, or 24,226 barrel of oil equivalents ("BOEs"). In 1999, 14,043 barrels of oil, 6,758 barrels of NGLs and 23,061 mcf of gas were sold, or 24,645 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.54, or 73%, from $17.13 in 1999 to $29.67 in 2000. The average price received per barrel of NGLs increased $4.73, or 52%, from $9.13 in 1999 to $13.86 in 2000. The average price received per mcf of gas increased 54% from $1.65 in 1999 to $2.54 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $1,922 was recognized during 1999 from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $264,479 as compared to $259,337 in 1999, an increase of $5,142, or 2%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $222,803 in 2000 and $198,571 in 1999, resulting in a $24,232 increase, or 12%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 36% from $14,161 in 1999 to $19,194 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $16,872 in 2000 and $10,207 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $22,482 in 2000 as compared to $46,605 in 1999, representing a decrease of $24,123, or 52%. This decrease primarily due to a 36,746 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 34% to $340,246 from $253,873 in 1998. The increase in revenues resulted from higher average prices received and an increase in production. In 1999, 14,043 barrels of oil, 6,758 barrels of NGLs and 23,061 mcf of gas were sold, or 24,645 BOEs. In 1998, 14,727 barrels of oil, 4,813 barrels of NGLs and 17,680 mcf of gas were sold, or 22,487 BOEs.

The average price received per barrel of oil increased $3.82, or 29%, from $13.31 in 1998 to $17.13 in 1999. The average price received per barrel of NGLs increased $2.71, or 42%, from $6.42 in 1998 to $9.13 in 1999. The average price received per mcf of gas increased 8% from $1.53 in 1998 to $1.65 in 1999.

A gain on disposition of assets of $1,922 and $634 was recognized during 1999 and 1998 from salvage value received on various asset dispositions.

Total costs and expenses decreased in 1999 to $259,337 as compared to $742,645 in 1998, a decrease of $483,308, or 65%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $198,571 in 1999 and $202,485 in 1998, resulting in a $3,914 decrease, or 2%. The decrease was due to declines in workover costs and ad valorem taxes, offset by an increase in production taxes due to increase oil and gas sales.

During this period, G&A increased 48% from $9,538 in 1998 to $14,161 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $10,207 in 1999 and $7,802 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $277,671 related to its oil and gas properties during 1998.

Depletion was $46,605 in 1999 compared to $252,951 in 1998, representing a decrease of $206,346, or 82%. This decrease was the result of an increase in proved reserves of 164,606 barrels of oil during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $190,758 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $224,339, offset by increases in production costs paid of $24,233, G&A expenses paid of $5,032 and working capital of $4,316. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $230,886 to oil and gas receipts, offset by $6,547 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to upgrades of equipment on various oil and gas properties.

Proceeds from disposition of assets of $2,415 were recognized during 1999 from salvage value received on disposition of equipment primarily on one oil and gas well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $305,561, of which $74,963 was distributed to the general partners and $230,598 to the limited partners. In 1999, cash distributions to the partners were $88,691, of which $22,103 was distributed to the general partners and $66,588 to the limited partners.

                          PARKER & PARSLEY 82-III, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  271,996   $  263,297   $  562,399   $  340,246   $  253,873   $  456,184   $  542,331
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $  277,671   $  126,140   $    5,776
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $   36,644
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  130,984   $  136,032   $  302,230   $   84,955   $ (485,018)  $  (87,890)  $  197,417
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         General partners          $   34,166   $   35,807   $   78,705   $   27,431   $  (41,756)  $   14,576   $   64,259
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   96,818   $  100,225   $  223,525   $   57,524   $ (443,262)  $ (102,466)  $  133,158
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    28.14   $    29.13   $    64.96   $    16.72   $  (128.82)  $   (29.78)  $    38.70
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    20.55   $    30.58   $    67.01   $    19.35   $    20.41   $    43.29   $    49.15(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  492,897   $  456,897   $  452,020   $  456,873   $  455,528   $1,033,891   $1,323,367
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------

(a) Including litigation settlement per limited partnership interest of $10.65 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 83-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 83-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 83-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 83-A, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  19,505

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $  25,908

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   2,661
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  142.17

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.42 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          -- as of June 30, 2001 (c)                                                          $   80.97

          -- as of December 31, 2000 (c)                                                      $   76.56

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  130.83

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  138.03

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     275
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                          Commission File No. 2-81398A


                           PARKER & PARSLEY 83-A, LTD.
             (Exact name of Registrant as specified in its charter)

                           Texas                              75-1891384
        --------------------------------------------    ----------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 83-A, LTD.

                                TABLE OF CONTENTS


                                                                     Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000...................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000..................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001..................................    5

            Statements of Cash Flows for the six months
              ended June 30, 2001 and 2000.........................    6

            Notes to Financial Statements..........................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations..................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.......................   11

            Signatures.............................................   12

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS

                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                   (Unaudited)

                      ASSETS

Current assets:
     Cash                                          $    392,584    $    169,055
     Accounts receivable - oil and gas sales            229,511         279,239
                                                    -----------     -----------
          Total current assets                          622,095         448,294
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               16,902,945      16,901,194
Accumulated depletion                               (15,665,442)    (15,622,262)
                                                    -----------     -----------
          Net oil and gas properties                  1,237,503       1,278,932
                                                    -----------     -----------
                                                   $  1,859,598    $  1,727,226
                                                    ===========     ===========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     43,464    $     33,783

Partners' capital:
  General partners                                      236,728         200,131
  Limited partners (19,505 interests)                 1,579,406       1,493,312
                                                    -----------     -----------
                                                      1,816,134       1,693,443
                                                    -----------     -----------
                                                   $  1,859,598    $  1,727,226
                                                    ===========     ===========


  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                  Three months ended         Six months ended
                                        June 30,                  June 30,
                                ----------------------    ----------------------
                                   2001        2000          2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 471,330    $ 447,770    $ 979,098    $ 864,836
  Interest                          2,904        2,956        6,256        5,424
                                 --------     --------     --------     --------
                                  474,234      450,726      985,354      870,260
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production          239,495      226,945      471,641      443,276
  General and administrative       14,392       14,886       33,115       27,789
  Depletion                        22,631       18,632       43,180       40,238
                                 --------     --------     --------     --------
                                  276,518      260,463      547,936      511,303
                                 --------     --------     --------     --------
Net income                      $ 197,716    $ 190,263    $ 437,418    $ 358,957
                                 ========     ========     ========     ========
Allocation of net income:
  General partners              $  52,896    $  50,724    $ 116,436    $  96,236
                                 ========     ========     ========     ========
  Limited partners              $ 144,820    $ 139,539    $ 320,982    $ 262,721
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $    7.43    $    7.15    $   16.46    $   13.47
                                 ========     ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                        General      Limited
                                        partners     partners       Total
                                       ----------   ----------   ----------


Balance at January 1, 2001             $  200,131   $1,493,312   $1,693,443

   Distributions                          (79,839)    (234,888)    (314,727)

   Net income                             116,436      320,982      437,418
                                        ---------    ---------    ---------

Balance at June 30, 2001               $  236,728   $1,579,406   $1,816,134
                                        =========    =========    =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                               June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
  Net income                                          $  437,418     $  358,957
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                          43,180         40,238
  Changes in assets and liabilities:
     Accounts receivable                                  49,728        (33,517)
     Accounts payable                                      9,681         16,525
                                                       ---------      ---------
        Net cash provided by operating activities        540,007        382,203
                                                       ---------      ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                     (1,751)        (7,921)

Cash flows used in financing activities:
  Cash distributions to partners                        (314,727)      (373,589)
                                                       ---------      ---------
Net increase in cash                                     223,529            693
Cash at beginning of period                              169,055        143,823
                                                       ---------      ---------
Cash at end of period                                 $  392,584     $  144,516
                                                       =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 83-A, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. However, these interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 13% to $979,098 for the six months ended June 30, 2001 as compared to $864,836 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 20,863 barrels of oil, 8,678 barrels of natural gas liquids ("NGLs") and 52,495 mcf of gas were sold, or 38,290 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 21,455 barrels of oil, 11,696 barrels of NGLs and 46,838 mcf of gas were sold, or 40,957 BOEs.

The average price received per barrel of oil increased slightly from $27.55 for the six months ended June 30, 2000 to $27.56 for the same period in 2001. The average price received per barrel of NGLs increased $2.36, or 17%, from $14.30 during the six months ended June 30, 2000 to $16.66 for the same period in 2001. The average price received per mcf of gas increased 118% from $2.27 during the six months ended June 30, 2000 to $4.95 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $547,936 for the six months ended June 30, 2001 as compared to $511,303 for the same period in 2000, an increase of $36,633, or 7%. This increase was due to higher production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $471,641 for the six months ended June 30, 2001 and $443,276 for the same period in 2000 resulting in a $28,365 increase, or 6%. The increase was the primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices, offset by a decline in workover expenses.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 19% from $27,789 for the six months ended June 30, 2000 to $33,115 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $43,180 for the six months ended June 30, 2001 as compared to $40,238 for the same period in 2000, an increase of $2,942, or 7%. This increase was primarily due to a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 592 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 5% to $471,330 for the three months ended June 30, 2001 as compared to $447,770 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the three months ended June 30, 2001, 10,695 barrels of oil, 5,002 barrels of NGLs and 26,788 mcf of gas were sold, or 20,162 BOEs. For the three months ended June 30, 2000, 10,617 barrels of oil, 6,110 barrels of NGLs and 23,850 mcf of gas were sold, or 20,702 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.66 for the three months ended June 30, 2000 to $27.08 for the same period in 2001. The average price received per barrel of NGLs increased $.48, or 3%, from $14.40 during the three months ended June 30, 2000 to $14.88 for the same period in 2001. The average price received per mcf of gas increased 44% to $4.00 for the three months ended June 30, 2001 from $2.77 for the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $276,518 for the three months ended June 30, 2001 as compared to $260,463 for the same period in 2000, an increase of $16,055, or 6%. This increase was due to higher production costs and depletion, offset by a decline in G&A.

Production costs were $239,495 for the three months ended June 30, 2001 and $226,945 for the same period in 2000 resulting in a $12,550 increase, or 6%. This increase was primarily due to additional well maintenance expense incurred to stimulate well production, offset by a decline in workover expenses.

During this period, G&A decreased 3% from $14,886 for the three months ended June 30, 2000 to $14,392 for the same period in 2001, primarily due to lower audit and tax expenses.

Depletion was $22,631 for the three months ended June 30, 2001 as compared to $18,632 for the same period in 2000, an increase of $3,999, or 21%. This increase was primarily due to a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices and an increase in oil production of 78 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $157,804 during the six months ended June 30, 2001 from the same period in 2000. This increase was due to an increase of $115,094 in oil and gas sales receipts and a reduction of $76,401 in working capital, offset by increases in production costs of $28,365 and G&A expenses of $5,326. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $152,860 to oil and gas receipts, offset by $37,766 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices, offset by a decline in workover expenses. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investment activities during the six months ended June 30, 2001 and 2000 were related to expenditures for equipment upgrades on active oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $314,727, of which $79,839 was distributed to the general partners and $234,888 to the limited partners. For the six months ended June 30, 2000, cash distributions to the partners were $373,589, of which $90,377 was distributed to the general partners and $283,212 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY 83-A, LTD.

                                     By:  Pioneer Natural Resources USA, Inc.
                                           Managing General Partner




Dated:  August 8, 2001               By:    /s/ Rich Dealy
                                          ------------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-81398A


                           PARKER & PARSLEY 83-A, LTD.
             (Exact name of Registrant as specified in its charter)

                         TEXAS                                                            75-1891384
           -------------------------------                                          ---------------------
           (State or other jurisdiction of                                             (I.R.S. Employer
           incorporation or organization)                                           Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                         75039
----------------------------------------------------------------                      -----------
         (Address of principal executive offices)                                      (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


               Securities registered pursuant to Section 12(b) of
                 the Act: NONE Securities registered pursuant to
                            Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  YES /X/   NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.      /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $18,829,000.

        As of March 8, 2001, the number of outstanding limited partnership interests was 19,505.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.         BUSINESS

Parker & Parsley 83-A, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA") and its co-general partner is P&P Employees 83-A, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA. Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 19,505 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 53% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.         PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 69 oil and gas wells. Two wells were dry holes from previous periods, 22 wells have been sold and three wells have been plugged and abandoned due to unprofitable operations. At December 31, 2000, 42 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.         LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 19,505 outstanding limited partnership interests held of record by 1,273 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $659,311 and $181,573, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                         2000            1999            1998            1997            1996
                                     ------------    ------------    ------------    ------------    ------------
Operating results:
------------------
 Oil and gas sales                   $  1,929,701    $  1,176,562    $    910,252    $  1,402,306    $  1,768,325
                                     ============    ============    ============    ============    ============

 Impairment of oil and gas
    properties                       $         --    $         --    $    430,351    $  1,194,023    $         --
                                     ============    ============    ============    ============    ============

 Gain on litigation
    settlement, net                  $         --    $         --    $         --    $         --    $    852,211
                                     ============    ============    ============    ============    ============

 Net income (loss)                   $    929,165    $    229,546    $   (784,583)   $   (811,642)   $  1,483,261
                                     ============    ============    ============    ============    ============

 Allocation of net income
    (loss):
      General partners               $    246,105    $     82,467    $    (52,520)   $     (1,662)   $    389,185
                                     ============    ============    ============    ============    ============

      Limited partners               $    683,060    $    147,079    $   (732,063)   $   (809,980)   $  1,094,076
                                     ============    ============    ============    ============    ============

 Limited partners' net
    income (loss) per limited
    partnership interest             $      35.02    $       7.54    $     (37.53)   $     (41.53)   $      56.09
                                     ============    ============    ============    ============    ============

 Limited partners' cash
    distributions per limited
    partnership interest             $      33.80    $       9.31    $      20.73    $      24.50    $       72.73(a)
                                     ============    ============    ============    ============    ============

At year end:
------------
 Identifiable assets                 $  1,727,226    $  1,684,906    $  1,691,709    $  3,015,116    $  4,459,272
                                     ============    ============    ============    ============    ============


---------------

(a) Including litigation settlement per limited partnership interest of $34.33 in 1996.

ITEM 7.         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 64% to $1,929,701 for 2000 as compared to $1,176,562 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 43,334 barrels of oil, 23,345 barrels of natural gas liquids ("NGLs") and 94,612 mcf of gas were sold, or 82,448 barrel of oil equivalents ("BOEs"). In 1999, 43,654 barrels of oil, 25,584 barrels of NGLs and 109,716 mcf of gas were sold, or 87,524 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.58, or 74%, from $16.96 in 1999 to $29.54 in 2000. The average price received per barrel of NGLs increased $6.16, or 65%, from $9.42 in 1999 to $15.58 in 2000. The average price received per mcf of gas increased 70% from $1.78 in 1999 to $3.02 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $1,801 recognized during 1999 was related to equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $1,014,313 as compared to $955,718 in 1999, an increase of $58,595, or 6%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $867,551 in 2000 and $756,020 in 1999, resulting in a $111,531 increase, or 15%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees, computer services, postage and managing general partner personnel costs. During this period, G&A increased 39% from $47,303 in 1999 to $65,724 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $57,891 in 2000 and $35,297 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $81,038 in 2000 as compared to $152,395 in 1999. This represented a decrease of $71,357, or 47%. The decrease was primarily due to a 129,265 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 29% to $1,176,562 from $910,252 in 1998. The increase in revenues resulted from higher average prices received and an increase in production from 1998 to 1999. In 1999, 43,654 barrels of oil, 25,584 barrels of NGLs and 109,716 mcf of gas were sold, or 87,524 BOEs. In 1998, 46,586 barrels of oil, 21,026 barrels of NGLs and 95,156 mcf of gas were sold, or 83,471 BOEs.

The average price received per barrel of oil increased $3.62, or 27%, from $13.34 in 1998 to $16.96 in 1999. The average price received per barrel of NGLs increased $2.93, or 45%, from $6.49 in 1998 to $9.42 in 1999. The average price received per mcf of gas increased 11% from $1.60 in 1998 to $1.78 in 1999.

A gain on disposition of assets of $1,801 recognized during 1999 was related to equipment credits received on one fully depleted well while the $3,702 gain recognized during 1998 was from final closing adjustments from the sale during 1997 of 16 oil and gas wells.

Total costs and expenses decreased in 1999 to $955,718 as compared to $1,715,723 in 1998, a decrease of $760,005, or 44%. The decrease was primarily due to declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and G&A expenses.

Production costs were $756,020 in 1999 and $731,005 in 1998, resulting in a $25,015 increase, or 3%. The increase was attributable to additional well maintenance costs incurred to stimulate well production and production taxes due to increased oil and gas revenues, offset by a decline in ad valorem taxes.

During this period, G&A increased 43% from $33,000 in 1998 to $47,303 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $35,297 in 1999 and $27,308 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $430,351 related to its oil and gas properties during 1998.

Depletion was $152,395 in 1999 compared to $521,367 in 1998. This represented a decrease of $368,972, or 71%. The decrease was the result of an increase in proved reserves of 416,430 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $620,642 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $760,015, offset by increases in production costs paid of $111,531, G&A expenses paid of $18,421 and working capital of $9,421. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $849,987 to oil and gas receipts, offset by $89,973 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 2000 and 1999 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions in 1999 of $2,611 were from equipment credits received on active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $887,776, of which $228,465 was distributed to the general partners and $659,311 to the limited partners. In 1999, cash distributions to the partners were $245,794, of which $64,221 was distributed to the general partners and $181,573 to the limited partners.

ITEM 8.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
Financial Statements of Parker & Parsley 83-A, Ltd:
  Independent Auditors' Report................................................................        9
  Balance Sheets as of December 31, 2000 and 1999.............................................       10
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998.......................................................................       11
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998..........................................................       12
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998.......................................................................       13
  Notes to Financial Statements...............................................................       14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 83-A, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 83-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 83-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                             Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                           2000              1999
                                                       ------------      ------------
                ASSETS
                ------

Current assets:
   Cash                                                $    169,055      $    143,823
   Accounts receivable - oil and gas sales                  279,239           189,995
                                                       ------------      ------------

          Total current assets                              448,294           333,818
                                                       ------------      ------------

Oil and gas properties - at cost, based on the
   successful efforts accounting method                  16,901,194        16,892,307
Accumulated depletion                                   (15,622,262)      (15,541,219)
                                                       ------------      ------------

          Net oil and gas properties                      1,278,932         1,351,088
                                                       ------------      ------------

                                                       $  1,727,226      $  1,684,906
                                                       ============      ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
   Accounts payable - affiliate                        $     33,783      $     32,852

Partners' capital:
   General partners                                         200,131           182,491
   Limited partners (19,505 interests)                    1,493,312         1,469,563
                                                       ------------      ------------

                                                          1,693,443         1,652,054
                                                       ------------      ------------

                                                       $  1,727,226      $  1,684,906
                                                       ============      ============






   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                               2000             1999            1998
                                                            -----------     -----------     -----------

Revenues:
  Oil and gas                                               $ 1,929,701     $ 1,176,562     $   910,252
  Interest                                                       13,777           6,901          17,186
  Gain on disposition of assets                                       -           1,801           3,702
                                                            -----------     -----------     -----------

                                                              1,943,478       1,185,264         931,140
                                                            -----------     -----------     -----------

Costs and expenses:
  Oil and gas production                                        867,551         756,020         731,005
  General and administrative                                     65,724          47,303          33,000
  Impairment of oil and gas properties                                -               -         430,351
  Depletion                                                      81,038         152,395         521,367
                                                            -----------     -----------     -----------

                                                              1,014,313         955,718       1,715,723
                                                            -----------     -----------     -----------

Net income (loss)                                           $   929,165     $   229,546     $  (784,583)
                                                            ===========     ===========     ===========

Allocation of net income (loss):
  General partners                                          $   246,105     $    82,467     $   (52,520)
                                                            ===========     ===========     ===========

  Limited partners                                          $   683,060     $   147,079     $  (732,063)
                                                            ===========     ===========     ===========

Net income (loss) per limited partnership interest          $     35.02     $      7.54     $    (37.53)
                                                            ===========     ===========     ===========





   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                   General          Limited
                                                   partners         partners          Total
                                                 -----------      -----------      -----------

Partners' capital at January 1, 1998             $   336,024      $ 2,640,444      $ 2,976,468

    Distributions                                   (119,259)        (404,324)        (523,583)

    Net loss                                         (52,520)        (732,063)        (784,583)
                                                 -----------      -----------      -----------

Partners' capital at December 31, 1998               164,245        1,504,057        1,668,302

    Distributions                                    (64,221)        (181,573)        (245,794)

    Net income                                        82,467          147,079          229,546
                                                 -----------      -----------      -----------

Partners' capital at December 31, 1999               182,491        1,469,563        1,652,054

    Distributions                                   (228,465)        (659,311)        (887,776)

    Net income                                       246,105          683,060          929,165
                                                 -----------      -----------      -----------

Partners' capital at December 31, 2000           $   200,131      $ 1,493,312      $ 1,693,443
                                                 ===========      ===========      ===========





   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                               2000           1999           1998
                                                            ---------      ---------      ---------

Cash flows from operating activities:
   Net income (loss)                                        $ 929,165      $ 229,546      $(784,583)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties                         -              -        430,351
       Depletion                                               81,038        152,395        521,367
       Gain on disposition of assets                                -         (1,801)        (3,702)
   Changes in assets and liabilities:
       Accounts receivable                                    (89,244)       (88,337)        39,919
       Accounts payable                                           931          9,445        (15,241)
                                                            ---------      ---------      ---------

          Net cash provided by operating activities           921,890        301,248        188,111
                                                            ---------      ---------      ---------

Cash flows from investing activities:
   Additions to oil and gas properties                         (8,882)        (8,942)       (14,943)
   Proceeds from asset dispositions                                 -          2,611        271,839
                                                            ---------      ---------      ---------

          Net cash provided by (used in) investing
           activities                                          (8,882)        (6,331)       256,896
                                                            ---------      ---------      ---------

Cash flows used in financing activities:
   Cash distributions to partners                            (887,776)      (245,794)      (523,583)
                                                            ---------      ---------      ---------

Net increase (decrease) in cash                                25,232         49,123        (78,576)
Cash at beginning of year                                     143,823         94,700        173,276
                                                            ---------      ---------      ---------

Cash at end of year                                         $ 169,055      $ 143,823      $  94,700
                                                            =========      =========      =========





   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 83-A, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 83-A, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of

$430,351 related to its proved oil and gas properties during 1998.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $1,081,971 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                               2000           1999           1998
                                                            ---------      ---------      ---------

Net income (loss) per statements of operations              $ 929,165      $ 229,546      $(784,583)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                                 72,648        144,177        510,610
Impairment of oil and gas properties for financial
  reporting purposes                                                -              -        430,351
Other, net                                                     (2,243)          (235)           891
                                                            ---------      ---------      ---------

        Net income per Federal income tax
         returns                                            $ 999,570      $ 373,488      $ 157,269
                                                            =========      =========      =========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                  2000        1999        1998
                                -------     -------     -------

Development costs               $ 8,882     $ 8,942     $14,943
                                =======     =======     =======


        Capitalized oil and gas properties consist of the following:

                                                      2000              1999
                                                  ------------      ------------

Proved properties:
  Property acquisition costs                      $  1,000,072      $  1,000,072
  Completed wells and equipment                     15,901,122        15,892,235
                                                  ------------      ------------

                                                    16,901,194        16,892,307
  Accumulated depletion                            (15,622,262)      (15,541,219)
                                                  ------------      ------------

              Net oil and gas properties          $  1,278,932      $  1,351,088
                                                  ============      ============

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999          1998
                                                   ---------     ---------     ---------

Payment of lease operating and supervision
   charges in accordance with standard
   industry operating agreements                   $ 407,783     $ 397,884     $ 370,984

Reimbursement of general and administrative
   expenses                                        $  57,891     $  35,297     $  27,308


        Pioneer USA, EMPL and the Partnership are parties to the partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 79% and the remaining portion is owned by former affiliates. In addition, Pioneer USA owned 676 limited partner interests at January 1, 2001.

        The costs and revenues of the Partnership are allocated as follows:

                                                                  General    Limited
                                                                  partners   partners
                                                                  --------   --------

Revenues:
  Proceeds from property dispositions prior to cost
    recovery                                                        10%        90%
All other Partnership revenues                                      25%        75%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs            10%        90%
  Operating costs, direct costs and general and
    administrative expenses                                         25%        75%
Incremental direct expenses                                          -        100%


        Incremental direct expenses are direct expenses which would not be incurred except for the requirements of the securities regulatory authorities. Such expenses totaled $7,833, $12,006 and $5,692 in 2000, 1999 and 1998, respectively.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                    Oil and NGLs          Gas
                                                       (bbls)            (mcf)
                                                    ------------      ----------

Net proved reserves at January 1, 1998                 765,491         1,179,867
Revisions                                             (361,806)         (528,746)
Production                                             (67,612)          (95,156)
                                                    ----------        ----------

Net proved reserves at December 31, 1998               336,073           555,965
Revisions                                              714,690         1,245,944
Production                                             (69,238)         (109,716)
                                                    ----------        ----------

Net proved reserves at December 31, 1999               981,525         1,692,193
Revisions                                              124,418           (56,128)
Production                                             (66,679)          (94,612)
                                                    ----------        ----------

Net proved reserves at December 31, 2000             1,039,264         1,541,453
                                                    ==========        ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.61 per barrel of oil, $13.13 per barrel of NGLs and $7.87 per mcf of gas, discounted at 10% was approximately $7,532,000 and undiscounted was $14,892,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                        For the years ended December 31,
                                                                  -------------------------------------------
                                                                     2000            1999              1998
                                                                  ---------        ---------        ---------
                                                                                (in thousands)

Oil and gas producing activities:
   Future cash inflows                                            $  34,721        $  24,100        $   3,651
   Future production costs                                          (19,829)         (14,511)          (2,932)
                                                                  ---------        ---------        ---------

                                                                     14,892            9,589              719
   10% annual discount factor                                        (7,360)          (4,422)            (207)
                                                                  ---------        ---------        ---------

   Standardized measure of discounted future net cash flows       $   7,532        $   5,167        $     512
                                                                  =========        =========        =========

                                                                   For the years ended December 31,
                                                              -----------------------------------------
                                                                2000            1999            1998
                                                              --------        --------        --------
                                                                           (in thousands)

Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                  $ (1,062)       $   (421)       $   (179)
  Net changes in prices and production costs                     2,717           1,751          (1,843)
  Revisions of previous quantity estimates                         713           4,985            (450)
  Accretion of discount                                            517              51             285
  Changes in production rates, timing and other                   (520)         (1,711)           (151)
                                                              --------        --------        --------

  Change in present value of future net revenues                 2,365           4,655          (2,338)
                                                              --------        --------        --------

  Balance, beginning of year                                     5,167             512           2,850
                                                              --------        --------        --------

  Balance, end of year                                        $  7,532        $  5,167        $    512
                                                              ========        ========        ========


NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                         2000      1999       1998
                                        ------    ------     ------

Plains Marketing, L.P.                    53%       52%        -
Genesis Crude Oil, L.P.                    -         -        64%
Western Gas Resources, Inc.                3%        5%       17%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $100,032 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $19,505,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

ITEM 9.         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                 FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.        DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                               Age at
                                            December 31,
        Name                                    2000                        Position
        ----                                    ----                        --------
Scott D. Sheffield                               48                 President

Timothy L. Dove                                  44                 Executive Vice President, Chief
                                                                      Financial Officer and Director

Dennis E. Fagerstone                             51                 Executive Vice President and Director

Mark L. Withrow                                  53                 Executive Vice President, General
                                                                      Counsel and Director

Danny Kellum                                     46                 Executive Vice President - Domestic
                                                                    Operations and Director

Rich Dealy                                       34                 Vice President and Chief Accounting
                                                                      Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts

Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.        EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. Under the partnership agreement, Pioneer USA pays 8% of the Partnership's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Partnership's revenues.

EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Partnership's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Partnership's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)     Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 676 limited partner interests at January 1, 2001.

(b)     Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                         2000           1999           1998
                                                       --------       --------       --------

Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                        $407,783       $397,884       $370,984

Reimbursement of general and administrative
  expenses                                             $ 57,891       $ 35,297       $ 27,308

Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of the Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partners' share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former affiliates of Pioneer USA are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                  1999 and 1998

                Statements of partners' capital for the years ended December 31,
                  2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                  1999 and 1998

                Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 PARKER & PARSLEY 83-A, LTD.

Dated: March 23, 2001            By:   Pioneer Natural Resources USA, Inc.
                                         Managing General Partner


                                       By:   /s/ Scott D. Sheffield
                                             ----------------------------------
                                             Scott D. Sheffield, President


        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield                      President of Pioneer USA                           March 23, 2001
--------------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                         Executive Vice President, Chief                    March 23, 2001
--------------------------------------      Financial Officer and Director of
Timothy L. Dove                             Pioneer USA


/s/ Dennis E. Fagerstone                    Executive Vice President and                       March 23, 2001
--------------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                         Executive Vice President, General                  March 23, 2001
--------------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                            Executive Vice President - Domestic                March 23, 2001
--------------------------------------      Operations and Director of Pioneer
Danny Kellum                                USA


/s/ Rich Dealy                              Vice President and Chief Accounting                March 23, 2001
--------------------------------------      Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 83-A, LTD.

                                INDEX TO EXHIBITS

        The following documents are incorporated by reference in response to
Item 14(c):

Exhibit No.                      Description                                       Page
-----------                      -----------                                       ----
    3.1             Agreement of Limited Partnership of                              -
                    Parker & Parsley 83-A, Ltd. incorporated
                    by reference to Exhibit 4(e) of Partnership's
                    Registration Statement on Form S-1
                    (Registration No. 2-81398A), as amended
                    on April 26, 1983, the effective date thereof
                    (hereinafter called, the Partnership's
                    Registration Statement)

    3.2             Amended and Restated Certificate of                              -
                    Limited Partnership of Parker & Parsley 83-A,
                    Ltd. incorporated by reference to Exhibit 3.2
                    of the Partnership's Annual Report on Form
                    10-K for the period from July 1, 1983 (date
                    of organization) through December 31, 1983

    4.1             Form of Subscription Agreement and                               -
                    Power of Attorney incorporated by reference
                    to Exhibit 4(b) of the Partnership's Registration
                    Statement

    4.2             Specimen Certificate of Limited Partnership                      -
                    Interest incorporated by reference to Exhibit
                    4(d) of the Partnership's Registration Statement

                           PARKER & PARSLEY 83-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                              Years ended December 31,
                                   ------------------------   --------------------------------------------------------------
                                       2001         2000         2000         1999         1998         1997         1996
                                   -----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $   979,098   $  864,836   $1,929,701   $1,176,562   $  910,252   $1,402,306   $1,768,325
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
    properties                     $        --   $       --   $       --   $       --   $  430,351   $1,194,023   $       --
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $        --   $       --   $       --   $       --   $       --   $       --   $  852,211
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $   437,418   $  358,957   $  929,165   $  229,546   $ (784,583)  $ (811,642)  $1,483,261
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
         General partners          $   116,436   $   96,236   $  246,105   $   82,467   $  (52,520)  $   (1,662)  $  389,185
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   320,982   $  262,721   $  683,060   $  147,079   $ (732,063)  $ (809,980)  $1,094,076
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $     16.46   $    13.47   $    35.02   $     7.54   $   (37.53)  $   (41.53)  $    56.09
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $     12.04   $    14.52   $    33.80   $     9.31   $    20.73   $    24.50   $    72.73(a)
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $ 1,859,598   $1,686,799   $1,727,226   $1,684,906   $1,691,709   $3,015,116   $4,459,272
                                   ===========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $34.33 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 83-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 83-B, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 83-B, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 83-B, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  23,370

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $  35,807

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   3,565
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  159.87

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.70 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $   85.77

          --  as of December 31, 2000 (c)                                                     $   83.30

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  147.79

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  155.25

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     225
(c), (f)

----------
(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 2-81398B


                           PARKER & PARSLEY 83-B, LTD.
             (Exact name of Registrant as specified in its charter)


                         Texas                               75-1907245
       --------------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        -----------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 83-B, LTD.

                                TABLE OF CONTENTS



                                                                       Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000......................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000.....................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001.....................................    5

           Statements of Cash Flows for the six months
             ended June 30, 2001 and 2000............................    6

           Notes to Financial Statements.............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations.....................    7


                      Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K..........................   11

           Signatures................................................   12

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS


                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                   (Unaudited)
                     ASSETS
Current assets:
  Cash                                             $    491,644    $    224,865
  Accounts receivable - oil and gas sales               246,453         369,349
                                                    -----------     -----------
           Total current assets                         738,097         594,214
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               18,964,252      18,957,070
Accumulated depletion                               (17,300,181)    (17,248,214)
                                                    -----------     -----------
     Net oil and gas properties                       1,664,071       1,708,856
                                                    -----------     -----------
                                                   $  2,402,168    $  2,303,070
                                                    ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     56,318    $     39,862

Partners' capital:
  General partners                                      341,357         316,574
  Limited partners (23,370 interests)                 2,004,493       1,946,634
                                                    -----------     -----------
                                                      2,345,850       2,263,208
                                                    -----------     -----------
                                                   $  2,402,168    $  2,303,070
                                                    ===========     ===========


  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                     Three months ended        Six months ended
                                          June 30,                  June 30,
                                  ----------------------    ------------------------
                                     2001         2000         2001          2000
                                  ---------    ---------    ----------    ----------
Revenues:
  Oil and gas                     $ 519,120    $ 545,418    $1,086,570    $1,095,887
  Interest                            3,685        5,180         7,940         9,089
  Gain on disposition of assets      10,923        1,428        10,923         5,351
                                   --------     --------     ---------     ---------
                                    533,728      552,026     1,105,433     1,110,327
                                   --------     --------     ---------     ---------
Costs and expenses:
  Oil and gas production            306,551      247,177       584,983       480,127
  General and administrative         15,891       17,899        36,427        34,788
  Depletion                          27,493       22,471        51,967        52,331
                                   --------     --------     ---------     ---------
                                    349,935      287,547       673,377       567,246
                                   --------     --------     ---------     ---------
Net income                        $ 183,793    $ 264,479    $  432,056    $  543,081
                                   ========     ========     =========     =========
Allocation of net income:
   General partners               $  48,513    $  69,659    $  114,788    $  143,294
                                   ========     ========     =========     =========
   Limited partners               $ 135,280    $ 194,820    $  317,268    $  399,787
                                   ========     ========     =========     =========
Net income per limited
  partnership interest            $    5.79    $    8.34    $    13.58    $    17.11
                                   ========     ========     =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                        General       Limited
                                        partners      partners       Total
                                       ----------    ----------    ----------


Balance at January 1, 2001             $  316,574    $1,946,634    $2,263,208

    Distributions                         (90,005)     (259,409)     (349,414)

    Net income                            114,788       317,268       432,056
                                        ---------     ---------     ---------

Balance at June 30, 2001               $  341,357    $2,004,493    $2,345,850
                                        =========     =========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                         Six months ended
                                                              June 30,
                                                     -------------------------
                                                        2001           2000
                                                     ----------     ----------
Cash flows from operating activities:
  Net income                                         $  432,056     $  543,081
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                         51,967         52,331
       Gain on disposition of assets                    (10,923)        (5,351)
  Changes in assets and liabilities:
    Accounts receivable                                 122,896        (21,372)
    Accounts payable                                     16,456         21,923
                                                      ---------      ---------
        Net cash provided by operating activities       612,452        590,612
                                                      ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties                    (7,182)        (5,122)
  Proceeds from asset disposition                        10,923          5,358
                                                      ---------      ---------
        Net cash provided by investing activities         3,741            236
                                                      ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                       (349,414)      (574,504)
                                                      ---------      ---------
Net increase in cash                                    266,779         16,344
Cash at beginning of period                             224,865        244,091
                                                      ---------      ---------
Cash at end of period                                $  491,644     $  260,435
                                                      =========      =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of organization

Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
               and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 1% to $1,086,570 for the six months ended June 30, 2001 as compared to $1,095,887 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the six months ended June 30, 2001, 23,078 barrels of oil,

10,759 barrels of natural gas liquids ("NGLs") and 56,204 mcf of gas were sold, or 43,204 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 25,927 barrels of oil, 16,013 barrels of NGLs and 70,252 mcf of gas were sold, or 53,649 BOEs.

The average price received per barrel of oil decreased $.15, or 1%, from $27.78 for the six months ended June 30, 2000 to $27.63 for the same period in 2001. The average price received per barrel of NGLs increased $2.54, or 18%, from $14.10 during the six months ended June 30, 2000 to $16.64 for the same period in 2001. The average price received per mcf of gas increased 125% from $2.13 during the six months ended June 30, 2000 to $4.80 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

A gain on disposition of assets of $10,923 was recognized during the six months ended June 30, 2001 from salvage income received on a well that was plugged and abandoned in the prior year. A gain of $5,351 was recognized during the same period ended June 30, 2000 from equipment credits received on a fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $673,377 for the six months ended June 30, 2001 as compared to $567,246 for the same period in 2000, an increase of $106,131, or 19%. This increase resulted from higher production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $584,983 for the six months ended June 30, 2001 and $480,127 for the same period in 2000 resulting in a $104,856 increase, or 22%. The increase was primarily due to additional workover and well maintenance costs incurred to stimulate production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 5% from $34,788 for the six months ended June 30, 2000 to $36,427 for the same period in 2001, primarily due to increased audit and tax fees.

Depletion was $51,967 for the six months ended June 30, 2001 as compared to $52,331 for the same period in 2000, a decrease of $364, or 1%. This decrease was primarily due to a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000 and a decline in oil production of 2,849 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 83-B, LTD.

                                     By:   Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 7, 2001               By:    /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $519,120 for the three months ended June 30, 2001 as compared to $545,418 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 12,473 barrels of oil, 5,587 barrels of NGLs and 26,602 mcf of gas were sold, or 22,494 BOEs. For the three months ended June 30, 2000, 12,194 barrels of oil, 7,964 barrels of NGLs and 34,873 mcf of gas were sold, or 25,970 BOEs.

The average price received per barrel of oil decreased $.92, or 3%, from $27.91 for the three months ended June 30, 2000 to $26.99 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased slightly from $14.72 during the three months ended June 30, 2000 to $14.76 for the same period in 2001. The average price received per mcf of gas increased 49% from $2.52 during the three months ended June 30, 2000 to $3.76 for the same period in 2001.

A gain on disposition of assets of $10,923 was recognized during the three months ended June 30, 2001 from salvage income received on a well that was plugged and abandoned in the prior year. A gain of $1,428 was recognized during the same period ended June 30, 2000 from equipment credits received on a fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $349,935 for the three months ended June 30, 2001 as compared to $287,547 for the same period in 2000, an increase of $62,388, or 22%. This increase was due to higher production costs and depletion, offset by a decline in G&A.

Production costs were $306,551 for the three months ended June 30, 2001 and $247,177 for the same period in 2000 resulting in a $59,374 increase, or 24%. This increase was primarily due to additional workover and well maintenance costs incurred to stimulate production.

During this period, G&A decreased 11% from $17,899 for the three months ended June 30, 2000 to $15,891 for the same period in 2001, primarily due to decreased audit and tax fees.

Depletion was $27,493 for the three months ended June 30, 2001 as compared to $22,471 for the same period in 2000, an increase of $5,022, or 22%. This increase was primarily due to a reduction in proved reserves for the period ended June 30, 2000 due to lower commodity prices and an increase in oil production of 279 barrels for the three months ended June 30, 2001 compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $21,840 during the six months ended June 30, 2001 from the same period in 2000. This increase was due to a reduction of $138,801 in working capital, offset by increases in production costs of $104,856 and G&A expenses of $1,639 and a decline of $10,466 in oil and gas sales receipts. The decrease in oil and gas receipts resulted from a decline of $233,580 in production during 2001 as compared to the same period in 2000 and a decline in oil prices of $3,664, offset by an increase in gas and NGL prices of $226,778 during 2001. The increase in production costs was primarily due to additional workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to increased audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from asset disposition of $10,923 and $5,358 were received during the six months ended June 30, 2001 and 2000, respectively. The proceeds received during the period in 2001 were due to salvage income received on a well plugged and abandoned in the prior year. The proceeds received during the period in 2000 were for equipment credits on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $349,414, of which $90,005 was distributed to the general partners and $259,409 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $574,504, of which $144,738 was distributed to the general partners and $429,766 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 83-B, LTD.

                                     By:   Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 7, 2001               By:    /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-81398B


                           PARKER & PARSLEY 83-B, LTD.
             (Exact name of Registrant as specified in its charter)

                          TEXAS                                                          75-1907245
             ---------------------------------                                     ----------------------
              (State or other jurisdiction of                                         (I.R.S. Employer
              incorporation or organization)                                       Identification Number)

1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                         75039
----------------------------------------------------------------                     -----------
            (Address of principal executive offices)                                  (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


               Securities registered pursuant to Section 12(b) of
                 the Act: NONE Securities registered pursuant to
                            Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.   YES /X/   NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.     /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $22,493,000.

        As of March 8, 2001, the number of outstanding limited partnership interests was 23,370.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None


PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.         BUSINESS

Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA") and its co-general partner is P&P Employees 83-B, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA. Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 23,370 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 46%, 13% and 10% were attributable to sales made to Plains Marketing, L.P., TEPPCO Crude Oil LLC and Phillips Petroleum Company, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.         PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 59 productive oil and gas wells. At December 31, 2000, the Partnership had 41 producing wells. Thirteen wells have been plugged and abandoned due to unprofitable operations and five wells were sold.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.         LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 23,370 outstanding limited partnership interests held of record by 1,379 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $942,688 and $325,903, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                      2000            1999            1998            1997            1996
                                  ------------    ------------    ------------    ------------    ------------

Operating results:
------------------
 Oil and gas sales                $  2,376,791    $  1,548,013    $  1,267,241    $  1,924,748    $  2,291,605
                                  ============    ============    ============    ============    ============

 Gain on litigation
    settlement, net               $          -    $          -    $          -    $          -    $  1,392,304
                                  ============    ============    ============    ============    ============

 Impairment of oil and
    gas properties                $     84,697    $    152,505    $    362,325    $  1,171,409    $          -
                                  ============    ============    ============    ============    ============

 Net income (loss)                $  1,174,971    $    292,874    $   (871,809)   $   (754,107)   $  2,309,638
                                  ============    ============    ============    ============    ============

 Allocation of net
    income (loss):
       General partners           $    325,015    $    125,187    $    (46,980)   $     56,351    $    578,911
                                  ============    ============    ============    ============    ============

       Limited partners           $    849,956    $    167,687    $   (824,829)   $   (810,458)   $  1,730,727
                                  ============    ============    ============    ============    ============

 Limited partners' net
    income (loss) per
    limited partnership
    interest                      $      36.37    $       7.18    $     (35.29)   $     (34.68)   $      74.06
                                  ============    ============    ============    ============    ============

 Limited partners' cash
    distributions per
    limited partnership
    interest                      $      40.34    $      13.95    $      11.49    $      32.48    $      80.43(a)
                                  ============    ============    ============    ============    ============

At year end:
------------
 Identifiable assets              $  2,303,070    $  2,391,541    $  2,529,136    $  3,774,504    $  5,537,639
                                  ============    ============    ============    ============    ============


---------------

(a) Including litigation settlement per limited partnership interest of $46.83 in 1996.

ITEM 7.         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 54% to $2,376,791 for 2000 as compared to $1,548,013 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 51,895 barrels of oil, 29,919 barrels of natural gas liquids ("NGLs") and 132,106 mcf of gas were sold, or 103,832 barrel of oil equivalents ("BOEs"). In 1999, 54,446 barrels of oil, 35,000 barrels of NGLs and 157,842 mcf of gas were sold, or 115,753 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.51, or 73%, from $17.18 in 1999 to $29.69 in 2000. The average price received per barrel of NGLs increased $5.47, or 55%, from $10.00 in 1999 to $15.47 in 2000. The average price received per mcf of gas increased 70% from $1.66 in 1999 to $2.83 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $7,482 during 2000 was due to salvage income received on one well plugged and abandoned during the current year. A gain of $3,375 during 1999 was recognized from equipment credits received on one fully depleted well.

Total costs and expenses decreased in 2000 to $1,230,645 as compared to $1,270,634 in 1999, a decrease of $39,989, or 3%. The decrease was primarily due to declines in depletion and the impairment of oil and gas properties, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $947,439 in 2000 and $879,335 in 1999, resulting in a $68,104 increase, or 8%. The increase was primarily due to higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees, and managing general partner personnel and operating costs. During this period, G&A increased 35% from $58,993 in 1999 to $79,646 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $71,304 in 2000 and $46,440 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $84,697 and $152,505 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $106,841 in 2000 as compared to $179,801 in 1999, representing a decrease of $72,960, or 41%. This decrease was primarily due to a 115,324 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

Abandoned property costs of $12,022 during 2000 was related to the plugging and abandonment of one well during the current year.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 22% to $1,548,013 from $1,267,241 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 54,446 barrels of oil, 35,000 barrels of NGLs and 157,842 mcf of gas were sold, or 115,753 BOEs. In 1998, 62,162 barrels of oil, 31,533 barrels of NGLs and 147,495 mcf of gas were sold, or 118,278 BOEs.

The average price received per barrel of oil increased $3.88, or 29%, from $13.30 in 1998 to $17.18 in 1999. The average price received per barrel of NGLs increased $3.21, or 47%, from $6.79 in 1998 to $10.00 in 1999. The average price received per mcf of gas increased 8% from $1.54 in 1998 to $1.66 in 1999.

A gain on disposition of assets of $3,375 during 1999 was recognized from equipment credits received on one fully depleted well. During 1998, a gain on disposition of assets of $157 was recognized from post closing adjustments received from the sale of two oil and gas wells and an overriding royalty interest on one well during 1997.

Total costs and expenses decreased in 1999 to $1,270,634 as compared to $2,152,425 in 1998, a decrease of $881,791, or 41%. The decrease was primarily due to declines in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A.

Production costs were $879,335 in 1999 and $978,080 in 1998, resulting in a $98,745 decrease, or 10%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to an increase in oil and gas revenues.


During this period, G&A increased 36% from $43,488 in 1998 to $58,993 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $46,440 in 1999 and $38,017 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $152,505 and $362,325 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $179,801 in 1999 compared to $768,532 in 1998. This represented a decrease of $588,731, or 77%. This decrease was the result of a combination of factors that included an increase in proved reserves of 430,250 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with

SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 7,716 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $733,136 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $838,001, offset by increases in production costs paid of $68,104, G&A expenses paid of $20,653, $12,022 in abandoned property costs paid and working capital of $4,086. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $1,065,062 to oil and gas receipts, offset by $227,061 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $7,482 recognized during 2000 were related to salvage income received on one well plugged and abandoned during the current year. Proceeds of $3,845 recognized during 1999 were primarily from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $1,260,369, of which $317,681 was distributed to the general partners and $942,688 to the limited partners. In 1999, cash distributions to the partners were $438,977, of which $113,074 was distributed to the general partners and $325,903 to the limited partners.

ITEM 8.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                     Page
                                                                                                     ----

Financial Statements of Parker & Parsley 83-B, Ltd:
  Independent Auditors' Report...................................................................      10
  Balance Sheets as of December 31, 2000 and 1999................................................      11
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998..........................................................................      12
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998.............................................................      13
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998..........................................................................      14
  Notes to Financial Statements..................................................................      15

                          INDEPENDENT AUDITORS' REPORT




The Partners
Parker & Parsley 83-B, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 83-B, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 83-B, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                              Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                           2000              1999
                                                       ------------      ------------
   ASSETS
   ------

Current assets:
   Cash                                                $    224,865      $    244,091
   Accounts receivable - oil and gas sales                  369,349           263,774
                                                       ------------      ------------

         Total current assets                               594,214           507,865
                                                       ------------      ------------

Oil and gas properties - at cost, based on the
   successful efforts accounting method                  18,957,070        19,500,569
Accumulated depletion                                   (17,248,214)      (17,616,893)
                                                       ------------      ------------

         Net oil and gas properties                       1,708,856         1,883,676
                                                       ------------      ------------

                                                       $  2,303,070      $  2,391,541
                                                       ============      ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
   Accounts payable - affiliate                        $     39,862      $     42,935

Partners' capital:
   General partners                                         316,574           309,240
   Limited partners (23,370 interests)                    1,946,634         2,039,366
                                                       ------------      ------------

                                                          2,263,208         2,348,606
                                                       ------------      ------------

                                                       $  2,303,070      $  2,391,541
                                                       ============      ============







   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                               2000            1999             1998
                                                            -----------     -----------     -----------

Revenues:
  Oil and gas                                               $ 2,376,791     $ 1,548,013     $ 1,267,241
  Interest                                                       21,343          12,120          13,218
  Gain on disposition of assets                                   7,482           3,375             157
                                                            -----------     -----------     -----------

                                                              2,405,616       1,563,508       1,280,616
                                                            -----------     -----------     -----------

Costs and expenses:
  Oil and gas production                                        947,439         879,335         978,080
  General and administrative                                     79,646          58,993          43,488
  Impairment of oil and gas properties                           84,697         152,505         362,325
  Depletion                                                     106,841         179,801         768,532
  Abandoned property                                             12,022               -               -
                                                            -----------     -----------     -----------

                                                              1,230,645       1,270,634       2,152,425
                                                            -----------     -----------     -----------

Net income (loss)                                           $ 1,174,971     $   292,874     $  (871,809)
                                                            ===========     ===========     ===========

Allocation of net income (loss):
  General partners                                          $   325,015     $   125,187     $   (46,980)
                                                            ===========     ===========     ===========

  Limited partners                                          $   849,956     $   167,687     $  (824,829)
                                                            ===========     ===========     ===========

Net income (loss) per limited partnership interest          $     36.37     $      7.18     $    (35.29)
                                                            ===========     ===========     ===========





   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                    General          Limited
                                                    partners         partners          Total
                                                  -----------      -----------      -----------

Partners' capital at January 1, 1998              $   435,525      $ 3,290,919      $ 3,726,444

   Distributions                                      (91,418)        (268,508)        (359,926)

   Net loss                                           (46,980)        (824,829)        (871,809)
                                                  -----------      -----------      -----------

Partners' capital at December 31, 1998                297,127        2,197,582        2,494,709

   Distributions                                     (113,074)        (325,903)        (438,977)

   Net income                                         125,187          167,687          292,874
                                                  -----------      -----------      -----------

Partners' capital at December 31, 1999                309,240        2,039,366        2,348,606

   Distributions                                     (317,681)        (942,688)      (1,260,369)

   Net income                                         325,015          849,956        1,174,971
                                                  -----------      -----------      -----------

Partners' capital at December 31, 2000            $   316,574      $ 1,946,634      $ 2,263,208
                                                  ===========      ===========      ===========




   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                               2000              1999             1998
                                                            -----------      -----------      -----------

Cash flows from operating activities:
  Net income (loss)                                         $ 1,174,971      $   292,874      $  (871,809)
  Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
     Impairment of oil and gas properties                        84,697          152,505          362,325
     Depletion                                                  106,841          179,801          768,532
     Gain on disposition of assets                               (7,482)          (3,375)            (157)
  Changes in assets and liabilities:
     Accounts receivable                                       (105,575)        (113,070)          72,320
     Accounts payable                                            (3,073)           8,508          (13,633)
                                                            -----------      -----------      -----------

        Net cash provided by operating activities             1,250,379          517,243          317,578
                                                            -----------      -----------      -----------

Cash flows from investing activities:
  Additions to oil and gas properties                           (16,718)         (11,719)         (27,705)
  Proceeds from disposition of assets                             7,482            3,845           10,974
                                                            -----------      -----------      -----------

        Net cash used in investing activities                    (9,236)          (7,874)         (16,731)
                                                            -----------      -----------      -----------

Cash flows used in financing activities:
  Cash distributions to partners                             (1,260,369)        (438,977)        (359,926)
                                                            -----------      -----------      -----------

Net increase (decrease) in cash                                 (19,226)          70,392          (59,079)
Cash at beginning of year                                       244,091          173,699          232,778
                                                            -----------      -----------      -----------

Cash at end of year                                         $   224,865      $   244,091      $   173,699
                                                            ===========      ===========      ===========




   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 83-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 83-B, Ltd. (the "Partnership") is a limited partnership organized in 1983 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 83-B, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited
partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $84,697, $152,505 and $362,325 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $1,137,401 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                               2000             1999              1998
                                                            -----------      -----------      -----------

Net income (loss) per statements of operations              $ 1,174,971      $   292,874      $  (871,809)
Depletion and depreciation provisions for tax
   reporting purposes less than amounts for
   financial reporting purposes                                  90,760          163,887          749,857
Impairment of oil and gas properties for financial
   reporting purposes                                            84,697          152,505          362,325
Salvage income                                                        -                -              422
Other, net                                                       (7,657)          (1,145)           7,474
                                                            -----------      -----------      -----------

            Net income per Federal income tax
               returns                                      $ 1,342,771      $   608,121      $   248,269
                                                            ===========      ===========      ===========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                            2000               1999            1998
                                         ----------        ----------       ----------

Development costs                        $   16,718        $   11,719       $   27,705
                                         ==========        ==========       ==========

        Capitalized oil and gas properties consist of the following:

                                             2000              1999
                                         ------------      ------------

Proved properties:
  Property acquisition costs             $    911,105      $    946,730
  Completed wells and equipment            18,045,965        18,553,839
                                         ------------      ------------

                                           18,957,070        19,500,569
Accumulated depletion                     (17,248,214)      (17,616,893)
                                         ------------      ------------

       Net oil and gas properties        $  1,708,856      $  1,883,676
                                         ============      ============

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999          1998
                                                   ---------     ---------     ---------

Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                    $ 426,573     $ 424,831     $ 426,899

Reimbursement of general and administrative
  expenses                                         $  71,304     $  46,440     $  38,017

        Pioneer USA, EMPL and the Partnership are parties to the partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 79% and the remaining portion is owned by former affiliates. In addition, Pioneer USA owned 877 limited partner interests at January 1, 2001.

        The costs and revenues of the Partnership are allocated as follows:

                                                               General     Limited
                                                               partners    partners
                                                               --------    --------

Revenues:
  Proceeds from property dispositions prior to cost
     recovery                                                     10%         90%
  All other Partnership revenues                                  25%         75%

Costs and expenses:
  Lease acquisition costs, drilling and completion costs          10%         90%
  Operating costs, direct costs and general and
     administrative expenses                                      25%         75%
  Incremental direct expenses                                      -         100%

        Incremental direct expenses are direct expenses which would not be incurred except for the requirements of the securities regulatory authorities and totaled $8,342, $12,553 and $5,471 in 2000, 1999 and 1998, respectively.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                 Oil and NGLs         Gas
                                                    (bbls)           (mcf)
                                                 ------------     ----------

Net proved reserves at January 1, 1998             1,215,076       1,717,779
Revisions                                           (498,218)       (464,099)
Production                                           (93,695)       (147,495)
                                                  ----------      ----------

Net proved reserves at December 31, 1998             623,163       1,106,185
Revisions                                            738,384       1,321,692
Production                                           (89,446)       (157,842)
                                                  ----------      ----------

Net proved reserves at December 31, 1999           1,272,101       2,270,035
Revisions                                             82,614         (66,662)
Production                                           (81,814)       (132,106)
                                                  ----------      ----------

Net proved reserves at December 31, 2000           1,272,901       2,071,267
                                                  ==========      ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.32 per barrel of NGLs and $7.73 per mcf of gas, discounted at 10% was approximately $9,555,000 and undiscounted was $18,817,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                         For the years ended December 31,
                                                                      -------------------------------------
                                                                        2000          1999          1998
                                                                      --------      --------      --------
                                                                                (in thousands)

Oil and gas producing activities:
   Future cash inflows                                                $ 43,776      $ 31,312      $  6,816
   Future production costs                                             (24,959)      (18,234)       (5,169)
                                                                      --------      --------      --------

                                                                        18,817        13,078         1,647
   10% annual discount factor                                           (9,262)       (6,181)         (544)
                                                                      --------      --------      --------

   Standardized measure of discounted future net cash flows           $  9,555      $  6,897      $  1,103
                                                                      ========      ========      ========


                                                             For the years ended December 31,
                                                            ---------------------------------
                                                              2000         1999         1998
                                                            -------      -------      -------
                                                                     (in thousands)

Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                $(1,429)     $  (669)     $  (289)
  Net changes in prices and production costs                  3,342        3,109       (3,208)
  Revisions of previous quantity estimates                      439        5,091         (627)
  Accretion of discount                                         690          110          489
  Changes in production rates, timing and other                (384)      (1,847)        (147)
                                                            -------      -------      -------

  Change in present value of future net revenues              2,658        5,794       (3,782)
                                                            -------      -------      -------

  Balance, beginning of year                                  6,897        1,103        4,885
                                                            -------      -------      -------

  Balance, end of year                                      $ 9,555      $ 6,897      $ 1,103
                                                            =======      =======      =======

NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                       2000    1999    1998
                                      ------  ------  ------

Plains Marketing, L.P.                  46%     42%      -
TEPPCO Crude Oil LLC                    13%     14%      -
Phillips Petroleum Company              10%      3%      3%
Genesis Crude Oil, L.P.                  -       -      60%
Western Gas Resources, Inc.              4%      8%     29%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC Inc. and Phillips Petroleum Company were $112,877, $29,666 and $22,742, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $23,370,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

ITEM 9.         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                 FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.        DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                     Age at
                                  December 31,
        Name                          2000                         Position
        ----                          ----                         --------

Scott D. Sheffield                     48                 President

Timothy L. Dove                        45                 Executive Vice President, Chief
                                                            Financial Officer and Director

Dennis E. Fagerstone                   51                 Executive Vice President and Director

Mark L. Withrow                        53                 Executive Vice President, General
                                                            Counsel and Director

Danny Kellum                           46                 Executive Vice President - Domestic
                                                            Operations and Director

Rich Dealy                             34                 Vice President and Chief Accounting
                                                            Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.        EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. Under the partnership agreement, Pioneer USA pays 8% of the Program's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Program's revenues.

EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Program's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Program's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)     Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 877 limited partner interests at January 1, 2001.

(b)     Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000         1999           1998
                                                   ---------     ---------     ---------

Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                    $ 426,573     $ 424,831     $ 426,899

Reimbursement of general and administrative
  expenses                                         $  71,304     $  46,440     $  38,017

Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of the Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partners' share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former affiliates of Pioneer USA are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                Statements of partners' capital for the years ended December 31,
                   2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 PARKER & PARSLEY 83-B, LTD.

Dated: March 29, 2001            By:   Pioneer Natural Resources USA, Inc.
                                         Managing General Partner


                                       By:   /s/ Scott D. Sheffield
                                             ----------------------------------
                                             Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield                      President of Pioneer USA                           March 29, 2001
--------------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                         Executive Vice President, Chief                    March 29, 2001
--------------------------------------      Financial Officer and Director of
Timothy L. Dove                             Pioneer USA


/s/ Dennis E. Fagerstone                    Executive Vice President and                       March 29, 2001
--------------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                         Executive Vice President, General                  March 29, 2001
--------------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                            Executive Vice President - Domestic                March 29, 2001
--------------------------------------      Operations and Director of Pioneer
Danny Kellum                                USA


/s/ Rich Dealy                              Vice President and Chief Accounting                March 29, 2001
--------------------------------------      Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 83-B, LTD.

                                INDEX TO EXHIBITS



        The following documents are incorporated by reference in response to
Item 14(c):

Exhibit No.                               Description                                     Page
-----------                               -----------                                     ----

    3.1                    Agreement of Limited Partnership of Parker                       -
                           & Parsley 83-B, Ltd. incorporated by reference
                           to Exhibit 4(e) of Partnership's Registration
                           Statement on Form S-1 (Registration No.
                           2-81398B), as amended on April 26, 1983,
                           the effective date thereof (hereinafter called,
                           the Partnership's Registration Statement)

    3.2                    Amended and Restated Certificate of Limited                      -
                           Partnership of Parker & Parsley 83-B, Ltd.
                           incorporated by reference to Exhibit 3.2 of the
                           Partnership's Annual Report on Form 10-K for the
                           period from July 1, 1983 (date of organization)
                           through December 31, 1983

    4.1                    Form of Subscription Agreement and Power of                      -
                           Attorney incorporated by reference to Exhibit 4(b)
                           of the Partnership's Registration Statement

    4.2                    Specimen Certificate of Limited Partnership                      -
                           Interest incorporated by reference to Exhibit 4(d)
                           of the Partnership's Registration Statement

                           PARKER & PARSLEY 83-B, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $1,086,570   $1,095,887   $2,376,791   $1,548,013   $1,267,241   $1,924,748   $2,291,605
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $1,392,304
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   84,697   $  152,505   $  362,325   $1,171,409   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  432,056   $  543,081   $1,174,971   $  292,874   $ (871,809)  $ (754,107)  $2,309,638
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         General partners          $  114,788   $  143,294   $  325,015   $  125,187   $  (46,980)  $   56,351   $  578,911
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  317,268   $  399,787   $  849,956   $  167,687   $ (824,829)  $ (810,458)  $1,730,727
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per
    limited partnership
    interest                       $    13.58   $    17.11   $    36.37   $     7.18   $   (35.29)  $   (34.68)  $    74.06
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per
    limited partnership
    interest                       $    11.10   $    18.39   $    40.34   $    13.95   $    11.49   $    32.48   $    80.43(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $2,402,168   $2,382,041   $2,303,070   $2,391,541   $2,529,136   $3,774,504   $5,537,639
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $46.83 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 84-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 84-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 84-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 84-A LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  19,435

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $  28,598

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   3,742
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  199.06

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.68 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

              --  as of June 30, 2001 (c)                                                     $  111.99

              --  as of December 31, 2000 (c)                                                 $  106.99

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  184.53

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  193.24

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     270
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2) (A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership shall continue until terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                           Commission File No. 2-90417


                           PARKER & PARSLEY 84-A, LTD.
             (Exact name of Registrant as specified in its charter)

                         Texas                               75-1974814
        --------------------------------------------    ---------------------
              (State or other jurisdiction of             (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas         75039
     -------------------------------------------------       ----------
         (Address of principal executive offices)            (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x /    No / /

                           PARKER & PARSLEY 84-A, LTD.

                                TABLE OF CONTENTS


                                                                       Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months
              ended June 30, 2001 and 2000...........................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS


                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash                                             $    497,847    $    179,539
  Accounts receivable - oil and gas sales               247,028         360,844
                                                    -----------     -----------
           Total current assets                         744,875         540,383
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               18,264,695      18,260,776
Accumulated depletion                               (16,449,041)    (16,391,831)
                                                    -----------     -----------
     Net oil and gas properties                       1,815,654       1,868,945
                                                    -----------     -----------
                                                   $  2,560,529    $  2,409,328
                                                    ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     47,293    $     36,496

Partners' capital:
  General partners                                      336,712         293,504
  Limited partners (19,435 interests)                 2,176,524       2,079,328
                                                    -----------     -----------
                                                      2,513,236       2,372,832
                                                    -----------     -----------
                                                   $  2,560,529    $  2,409,328
                                                    ===========     ===========




The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                      Three months ended          Six months ended
                                          June 30,                    June 30,
                                   ------------------------    ------------------------
                                      2001          2000          2001          2000
                                   ----------    ----------    ----------    ----------
Revenues:
  Oil and gas                      $  476,179    $  549,309    $1,110,822    $1,082,369
  Interest                              3,705         4,294         7,360         6,992
                                    ---------     ---------     ---------     ---------
                                      479,884       553,603     1,118,182     1,089,361
                                    ---------     ---------     ---------     ---------
Costs and expenses:
  Oil and gas production              261,190       245,145       509,980       464,779
  General and administrative           14,541        19,804        36,760        34,139
  Depletion                            29,102        25,167        57,210        58,813
                                    ---------     ---------     ---------     ---------
                                      304,833       290,116       603,950       557,731
                                    ---------     ---------     ---------     ---------
Net income                         $  175,051    $  263,487    $  514,232    $  531,630
                                    =========     =========     =========     =========
Allocation of net income:
  General partners                 $   48,192    $   69,972    $  137,658    $  142,146
                                    =========     =========     =========     =========
  Limited partners                 $  126,859    $  193,515    $  376,574    $  389,484
                                    =========     =========     =========     =========
Net income per limited
  partnership interest             $     6.53    $     9.96    $    19.38    $    20.04
                                    =========     =========     =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                          General       Limited
                                          partners      partners       Total
                                         ----------    ----------    ----------
Balance at January 1, 2001               $  293,504    $2,079,328    $2,372,832

    Distributions                           (94,450)     (279,378)     (373,828)

    Net income                              137,658       376,574       514,232
                                          ---------     ---------     ---------

Balance at June 30, 2001                 $  336,712    $2,176,524    $2,513,236
                                          =========     =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                         Six months ended
                                                              June 30,
                                                     -------------------------
                                                        2001           2000
                                                     ----------     ----------
Cash flows from operating activities:
  Net income                                         $  514,232     $  531,630
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                         57,210         58,813
  Changes in assets and liabilities:
     Accounts receivable                                113,816        (33,685)
     Accounts payable                                    10,797         22,835
                                                      ---------      ---------
        Net cash provided by operating activities       696,055        579,593
                                                      ---------      ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                    (3,919)       (11,126)

Cash flows used in financing activities:
  Cash distributions to partners                       (373,828)      (507,986)
                                                      ---------      ---------
Net increase in cash                                    318,308         60,481
Cash at beginning of period                             179,539        117,140
                                                      ---------      ---------
Cash at end of period                                $  497,847     $  177,621
                                                      =========      =========

         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 84-A, Ltd. (the "Partnership") is a limited partnership organized in 1984 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
             and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $1,110,822 for the six months ended June 30, 2001 as compared to $1,082,369 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the six months ended June 30, 2001, 26,035 barrels of oil, 12,266 barrels of natural gas liquids ("NGLs") and 57,564 mcf of gas were sold, or 47,895 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 26,759 barrels of oil, 16,307 barrels of NGLs and 68,163 mcf of gas were sold, or 54,427 BOEs.

The average price received per barrel of oil decreased $.61, or 2%, from $27.63 for the six months ended June 30, 2000 to $27.02 for the same period in 2001. The average price received per barrel of NGLs increased $.95, or 7%, from $13.27 during the six months ended June 30, 2000 to $14.22 for the same period in 2001. The average price received per mcf of gas increased 117% from $1.86 during the six months ended June 30, 2000 to $4.04 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $603,950 for the six months ended June 30, 2001 as compared to $557,731 for the same period in 2000, an increase of $46,219, or 8%. This increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $509,980 for the six months ended June 30, 2001 and $464,779 for the same period in 2000 resulting in a $45,201 increase, or 10%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 8% from $34,139 for the six months ended June 30, 2000 to $36,760 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $57,210 for the six months ended June 30, 2001 as compared to $58,813 for the same period in 2000, a decrease of $1,603, or 3%. This decrease was the result of a decline in oil production of 724 barrels for the six months ended June 30, 2001 compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 13% to $476,179 for the three months ended June 30, 2001 as compared to $549,309 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil and NGLs, offset by higher average prices received for gas. For the three months ended June 30, 2001, 12,406 barrels of oil, 5,875 barrels of NGLs and 24,014 mcf of gas were sold, or 22,283 BOEs. For the three months ended June 30, 2000, 13,188 barrels of oil, 8,087 barrels of NGLs and 33,092 mcf of gas were sold, or 26,790 BOEs.

The average price received per barrel of oil decreased $.78, or 3%, from $27.65 for the three months ended June 30, 2000 to $26.87 for the three months ended June 30, 2001. The average price received per barrel of NGLs decreased $1.77, or 13%, from $13.84 during the three months ended June 30, 2000 to $12.07 for the same period in 2001. The average price received per mcf of gas increased 36% to $2.99 for the three months ended June 30, 2001 from $2.20 for the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $304,833 for the three months ended June 30, 2001 as compared to $290,116 for the same period in 2000, an increase of $14,717, or 5%. This increase was primarily due to increases in production costs and depletion, offset by a decline in G&A.

Production costs were $261,190 for the three months ended June 30, 2001 and $245,145 for the same period in 2000 resulting in an increase of $16,045, or 7%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 27% from $19,804 for the three months ended June 30, 2000 to $14,541 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit and tax fees.

Depletion was $29,102 for the three months ended June 30, 2001 as compared to $25,167 for the same period in 2000, an increase of $3,935, or 16%. This increase was the result of a reduction in revisions to proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 782 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $116,462 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $28,821 in oil and gas sales receipts and a reduction in working capital of $135,463, offset by increases in production costs of $45,201 and G&A expenses of $2,621. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $164,517 during 2001, offset by $119,533 resulting from the decline in production and a $16,163 decline resulting from lower oil prices during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were for expenditures related to oil and gas equipment upgrades on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $373,828, of which $94,450 was distributed to the general partners and $279,378 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $507,986, of which $129,953 was distributed to the general partners and $378,033 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 84-A, LTD.

                                     By:   Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 6, 2001               By:    /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                            Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                           COMMISSION FILE NO. 2-90417


                           PARKER & PARSLEY 84-A, LTD.
             (Exact name of Registrant as specified in its charter)

                            TEXAS                                                  75-1974814
         ------------------------------------------                       ---------------------------
         (State or other jurisdiction of                                     (I.R.S. Employer
         incorporation or organization)                                   Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
         (Address of principal executive offices)                                   (Zip code)


       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES \ X \ NO \ \

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. \ X \

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-s of the Registrant is $19,016,000.

           As of March 8, 2001, the number of outstanding limited partnership interests was 19,435.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.        BUSINESS

Parker & Parsley 84-A, Ltd. (the "Partnership") is a limited partnership organized in 1984 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA") and its co-general partner is P&P Employees 84-A, Ltd. ("EMPL"), a Texas limited partnership whose general partner is Pioneer USA. Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 19,435 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 35%, 17% and 10% were attributable to sales made to Plains Marketing, L.P., TEPPCO Crude Oil LLC and NGTS LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.        PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental and exploratory oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 42 oil and gas wells. At December 31, 2000, 38 wells were producing and four wells had been plugged and abandoned due to unprofitable operations.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.        LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5.        MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
                 DISTRIBUTIONS

At March 8, 2001, the Partnership had 19,435 outstanding limited partnership interests held of record by 1,268 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $872,006 and $293,145, respectively, were made to the limited partners.

ITEM 6.        SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                     2000          1999        1998            1997       1996
                                  -----------   ----------   ----------    ----------  ----------
Operating results:
-----------------
 Oil and gas sales                $2,348,261    $1,419,376   $1,124,134    $1,668,018   $1,984,346
                                   =========     =========    =========     =========    =========

 Impairment of oil and gas
    properties                    $      -      $      -      $  425,668   $  370,361   $      -
                                   =========     =========     =========    =========    =========

 Gain on litigation
    settlement, net               $      -      $      -      $      -     $      -     $1,055,353
                                   =========     =========     =========    =========    =========

 Net income (loss)                $1,240,674    $  340,062    $ (923,346)  $   70,124   $1,782,138
                                   =========     =========     =========    =========    =========

 Allocation of net income
    (loss):
      General partners            $  328,079    $  113,550    $  (56,570)  $  121,907   $  462,041
                                   =========     =========     =========    =========    =========

      Limited partners            $  912,595    $  226,512    $ (866,776)  $  (51,783)  $1,320,097
                                   =========     =========     =========    =========    =========

 Limited partners' net income
    (loss) per limited
    partnership interest          $    46.96    $    11.65    $   (44.60)  $   (2.66)   $    67.92
                                   =========     =========     =========    =========    =========

 Limited partners' cash
    distributions per limited
    partnership interest          $    44.87    $    15.08    $    12.82   $    32.32    $   73.68 (a)
                                   =========    ==========     =========    =========     ========

At year end:
-----------
 Identifiable assets              $2,409,328    $2,343,035    $2,390,810   $3,657,643   $4,436,385
                                   =========     =========     =========    =========    =========

---------------

(a) Including litigation settlement per limited partnership interest of $42.48 in 1996.

ITEM 7.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 65% to $2,348,261 for 2000 as compared to $1,419,376 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 51,863 barrels of oil, 33,622 barrels of natural gas liquids ("NGLs") and 138,617 mcf of gas were sold, or 108,588 barrel of oil equivalents ("BOEs"). In 1999, 50,064 barrels of oil, 35,804 barrels of NGLs and 154,235 mcf of gas were sold, or 111,574 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.19, or 70%, from $17.36 in 1999 to $29.55 in 2000. The average price received per barrel of NGLs increased $4.97, or 55%, from $9.03 in 1999 to $14.00 in 2000. The average price received per mcf of gas increased 69% from $1.47 in 1999 to $2.49 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $1,124,923 as compared to $1,088,550 in 1999, an increase of $36,373, or 3%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $937,743 in 2000 and $859,602 in 1999, resulting in an increase of $78,141 or 9%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by lower well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 45% from $53,481 in 1999 to $77,459 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $70,448 in 2000 and $42,581 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $109,721 in 2000 as compared to $175,467 in 1999, representing a decrease of $65,746, or 37%. This decrease was primarily due to a 150,475 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 26% to $1,419,376 from $1,124,134 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 50,064 barrels of oil, 35,804 barrels of NGLs and 154,235 mcf of gas were sold, or 111,574 BOEs. In 1998, 54,153 barrels of oil, 34,549 barrels of NGLs and 145,870 mcf of gas were sold, or 113,014 BOEs.

The average price received per barrel of oil increased $4.06, or 31%, from $13.30 in 1998 to $17.36 in 1999. The average price received per barrel of NGLs increased $2.95, or 49%, from $6.08 in 1998 to $9.03 in 1999. The average price received per mcf of gas increased 11% from $1.33 in 1998 to $1.47 in 1999.

A gain on disposition of assets of $2,100 was recognized during 1998 from the sale of equipment on one fully depleted well.

Total costs and expenses decreased in 1999 to $1,088,550 as compared to $2,059,738 in 1998, a decrease of $971,188, or 47%. The decrease was primarily due to declines in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A expenses.

Production costs were $859,602 in 1999 and $865,247 in 1998, resulting in a $5,645 decrease. The decrease was due to declines in workover costs and ad valorem taxes, offset by increases in well maintenance costs incurred to stimulate well production and in production taxes due to increased oil and gas revenues.

During this period, G&A increased 39% from $38,385 in 1998 to $53,481 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $42,581 in 1999 and $33,724 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $425,668 related to its oil and gas properties during 1998.

Depletion was $175,467 in 1999 compared to $730,438 in 1998. This represented a decrease of $554,971, or 76%. This decrease was the result of an increase in proved reserves of 445,239 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $852,554 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $936,985 and a decline in working capital of $17,688, offset by increases in production costs paid of $78,141 and G&A expenses paid of $23,978. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $953,265 to oil and gas receipts, offset by $16,280 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by lower well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $1,173,468, of which $301,462 was distributed to the general partners and $872,006 to the limited partners. In 1999, cash distributions to the partners were $392,295, of which $99,150 was distributed to the general partners and $293,145 to the limited partners.

ITEM 8.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page

Financial Statements of Parker & Parsley 84-A, Ltd:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT




The Partners
Parker & Parsley 84-A, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 84-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 84-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                        2000           1999
                                                   -------------   -------------
              ASSETS
              ------
Current assets:
  Cash                                             $    179,539    $    117,140
  Accounts receivable - oil and gas sales               360,844         261,763
                                                   ------------    ------------

       Total current assets                             540,383         378,903
                                                   ------------    ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               18,260,776      18,246,242
Accumulated depletion                               (16,391,831)    (16,282,110)
                                                   ------------    ------------

       Net oil and gas properties                     1,868,945       1,964,132
                                                   ------------    ------------

                                                   $  2,409,328    $  2,343,035
                                                   ============    ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable -                               $     36,496    $     37,409

Partners' capital:
  General partners                                      293,504         266,887
  Limited partners (19,435 interests)                 2,079,328       2,038,739
                                                   ------------    ------------

                                                      2,372,832       2,305,626
                                                   ------------    ------------

                                                   $  2,409,328    $  2,343,035
                                                   ============    ============
















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                             2000         1999          1998
                                        -----------   -----------   -----------
Revenues:
 Oil and gas                            $ 2,348,261   $ 1,419,376   $ 1,124,134
 Interest                                    17,336         9,236        10,158
 Gain on disposition of assets                   --            --         2,100
                                        -----------   -----------   -----------

                                          2,365,597     1,428,612     1,136,392
                                        -----------   -----------   -----------

Costs and expenses:
 Oil and gas production                     937,743       859,602       865,247
 General and administrative                  77,459        53,481        38,385
 Impairment of oil and gas properties            --            --       425,668
 Depletion                                  109,721       175,467       730,438
                                        -----------   -----------   -----------

                                          1,124,923     1,088,550     2,059,738
                                        -----------   -----------   -----------

Net income (loss)                       $ 1,240,674   $   340,062   $  (923,346)
                                        ===========   ===========   ===========

Allocation of net income (loss):
 General partners                       $   328,079   $   113,550   $   (56,570)
                                        ===========   ===========   ===========

 Limited partners                       $   912,595   $   226,512   $  (866,776)
                                        ===========   ===========   ===========

Net income (loss) per limited
 partnership interest                   $     46.96   $     11.65   $    (44.60)
                                        ===========   ===========   ===========



















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                           General       Limited
                                           partners      partners         Total
                                         -----------    -----------    -----------


Partners' capital at January 1, 1998     $   395,245    $ 3,221,215    $ 3,616,460

   Distributions                             (86,188)      (249,067)      (335,255)

   Net loss                                  (56,570)      (866,776)      (923,346)
                                         -----------    -----------    -----------

Partners' capital at December 31, 1998       252,487      2,105,372      2,357,859

   Distributions                             (99,150)      (293,145)      (392,295)

   Net income                                113,550        226,512        340,062
                                         -----------    -----------    -----------

Partners' capital at December 31, 1999       266,887      2,038,739      2,305,626

   Distributions                            (301,462)      (872,006)    (1,173,468)

   Net income                                328,079        912,595      1,240,674
                                         -----------    -----------    -----------

Partners' capital at December 31, 2000   $   293,504    $ 2,079,328    $ 2,372,832
                                         ===========    ===========    ===========























   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                        2000          1999           1998
                                                   -------------    -----------    -----------
Cash flows from operating activities:
  Net income (loss)                                  $ 1,240,674    $   340,062    $  (923,346)
  Adjustments to reconcile net income (loss)  to
    net cash provided by operating activities:
      Impairment of oil and gas properties                    --             --        425,668
      Depletion                                          109,721        175,467        730,438
      Gain on disposition of assets                           --             --         (2,100)
  Changes in assets and liabilities:
      Accounts receivable                                (99,081)      (122,140)        85,609
      Accounts payable                                      (913)         4,458         (8,232)
                                                     -----------    -----------    -----------

         Net cash provided by operating activities     1,250,401        397,847        308,037
                                                     -----------    -----------    -----------

Cash flows from investing activities:
  Additions to oil and gas properties                    (14,534)       (12,628)       (10,572)
  Proceeds from asset dispositions                            --            211          2,100
                                                     -----------    -----------    -----------

         Net cash used in investing activities           (14,534)       (12,417)        (8,472)
                                                     -----------    -----------    -----------

Cash flows used in financing activities:
  Cash distributions to partners                      (1,173,468)      (392,295)      (335,255)
                                                     -----------    -----------    -----------

Net increase (decrease) in cash                           62,399         (6,865)       (35,690)
Cash at beginning of year                                117,140        124,005        159,695
                                                     -----------    -----------    -----------

Cash at end of year                                  $   179,539    $   117,140    $   124,005
                                                     ===========    ===========    ===========
















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 84-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.        ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 84-A, Ltd. (the "Partnership") is a limited partnership organized in 1984 under the laws of the State of Texas. The Partnership's general partners are Pioneer Natural Resources USA, Inc. ("Pioneer USA") and P&P Employees 84-A, Ltd. ("EMPL"). The Partnership's managing general partner is Pioneer USA.

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.        IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $425,668 related to its proved oil and gas properties during 1998.

NOTE 4.        INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $383,897 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                 2000          1999           1998
                                                            -----------    -----------    -----------

Net income (loss) per statements of operations              $ 1,240,674    $   340,062    $  (923,346)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                                   98,611        165,764        695,743
Impairment of oil and gas properties for financial
  reporting purposes                                                 --             --        425,668
Salvage income                                                       --             --          2,967
Other, net                                                       (2,689)        (4,938)         5,121
                                                            -----------    -----------    -----------

       Net income per Federal income tax
         returns                                            $ 1,336,596    $   500,888    $   206,153
                                                            ===========    ===========    ===========

NOTE 5.        OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ----------     ---------
    Development costs                              $  14,534     $   12,628     $  10,572
                                                   =========     ==========     =========


      Capitalized oil and gas properties consist of the following:

                                        2000            1999
                                    ------------    ------------
Proved properties:
  Property acquisition costs        $    923,276    $    923,276
  Completed wells and equipment       17,337,500      17,322,966
                                    ------------    ------------

                                      18,260,776      18,246,242
Accumulated depletion                (16,391,831)    (16,282,110)
                                    ------------    ------------

       Net oil and gas properties   $  1,868,945    $  1,964,132
                                    ============    ============

NOTE 6.        RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999          1998
                                                   ---------     ----------     ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 410,572     $  395,016     $ 382,325

    Reimbursement of general and administrative
      expenses                                     $  70,448     $   42,581     $  33,724


      Pioneer USA, EMPL and the Partnership are parties to the Partnership agreement. EMPL is a limited partnership in which Pioneer USA owns 77.5% and the remaining portion is owned by former s. In addition, Pioneer USA owned 419 limited partner interests in the Partnership at January 1, 2001.

      The costs and revenues of the Partnership are allocated as follows:

                                                              General           Limited
                                                              partners          partners
                                                              --------          --------
  Revenues:
    Proceeds from property dispositions prior to cost
      recovery                                                    10%              90%
    All other Partnership revenues                                25%              75%

  Costs and expenses:
    Lease acquisition costs, drilling and completion costs        10%              90%
    Operating costs, direct costs and general and
      administrative expenses                                     25%              75%
    Incremental direct expenses                                    -              100%


        Incremental direct expenses are direct expenses which would not be incurred except for the requirements of the securities regulatory authorities and totaled $7,011, $10,900 and $4,661 in 2000, 1999 and 1998, respectively.

NOTE 7.        OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                          Oil and NGLs       Gas
                                             (bbls)         (mcf)
                                          ------------   ----------

Net proved reserves at January 1, 1998      1,053,041     1,516,688
Revisions                                    (400,628)     (306,319)
Production                                    (88,702)     (145,870)
                                           ----------    ----------

Net proved reserves at December 31, 1998      563,711     1,064,499
Revisions                                     789,038     1,498,169
Production                                    (85,868)     (154,235)
                                           ----------    ----------

Net proved reserves at December 31, 1999    1,266,881     2,408,433
Revisions                                     168,380       (31,965)
Production                                    (85,485)     (138,617)
                                           ----------    ----------

Net proved reserves at December 31, 2000    1,349,776     2,237,851
                                           ==========    ==========


        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.02 per barrel of NGLs and $7.45 per mcf of gas, discounted at 10% was approximately $10,236,000 and undiscounted was $20,832,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                             For the years ended December 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                      (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 45,297    $ 30,875    $  6,111
  Future production costs                                     (24,465)    (18,195)     (4,514)
                                                             --------    --------    --------

                                                               20,832      12,680       1,597
  10% annual discount factor                                  (10,596)     (6,020)       (598)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $ 10,236    $  6,660    $    999
                                                             ========    ========    ========


                                                   For the years ended December 31,
                                                   --------------------------------
                                                     2000        1999        1998
                                                   --------    --------    --------
                                                            (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs       $ (1,411)   $   (560)   $   (259)
  Net changes in prices and production costs          3,988       2,450      (2,438)
  Revisions of previous quantity estimates            1,037       4,939        (555)
  Accretion of discount                                 666         100         406
  Changes in production rates, timing and other        (704)     (1,268)       (211)
                                                   --------    --------    --------

  Change in present value of future net revenues      3,576       5,661      (3,057)
                                                   --------    --------    --------

  Balance, beginning of year                          6,660         999       4,056
                                                   --------    --------    --------

  Balance, end of year                             $ 10,236    $  6,660    $    999
                                                   ========    ========    ========


NOTE 8.        MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                   2000          1999           1998
                                                 --------      --------       --------

           Plains Marketing, L.P.                  35%             33%            -
           TEPPCO Crude Oil LLC                    17%             18%            -
           Genesis Crude Oil, L.P.                  -               -            53%
           NGTS LLC                                10%              7%            -
           Western Gas Resources, Inc.              3%              7%           29%


        At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and NGTS LLC were $43,117, $76,863 and $693, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.        PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:



        General partners - The general partners of the Partnership are Pioneer USA and EMPL. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $19,435,000. The general partners are required to contribute amounts equal to 10% of Partnership expenditures for lease acquisition, drilling and completion and 25% of direct, general and administrative and operating expenses.

ITEM 9.        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                 AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.       DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                     December 31,
       Name                             2000                       Position
       ----                             ----                       --------
Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer


        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.       EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. Under the Partnership agreement, Pioneer USA pays 8% of the Partnership's acquisition, drilling and completion costs and 20% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 20% of the Partnership's revenues.

EMPL is a co-general partner of the Partnership. Under this arrangement, EMPL pays 2% of the Partnership's acquisition, drilling and completion costs and 5% of its operating and general and administrative expenses. In return, EMPL is allocated 5% of the Partnership's revenues. EMPL does not receive any fees or reimbursements from the Partnership.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)     Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA and EMPL respectively own 80% and 20% of the general partners' interests in the Partnership. Pioneer USA owned 419 limited partner interests at January 1, 2001.

(b)     Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                2000       1999       1998
                                              --------   --------   ---------

Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements               $410,572   $395,016   $382,325

Reimbursement of general and administrative
  expenses                                    $ 70,448   $ 42,581   $ 33,724


Under the limited partnership agreement, the general partners, Pioneer USA and EMPL, together pay 10% of the Partnership's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, they are allocated 25% of the Partnership's revenues. Twenty percent of the general partners' share of costs and revenues is allocated to EMPL and the remainder is allocated to Pioneer USA. Certain former s of Pioneer USA are limited partners of EMPL. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV

ITEM 14.       EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  1.   Financial statements

          The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                Statements of partners' capital for the years ended December 31,
                   2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                Notes to financial statements

     2.   Financial statement schedules

          All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)  Reports on Form 8-K

None.

(c)  Exhibits

     The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 84-A, LTD.

Dated: March 23, 2001               By:   Pioneer Natural Resources USA, Inc.
                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 23, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 23, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 23, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 23, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 23, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 23, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 84-A, LTD.

                                INDEX TO EXHIBITS


      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----
     3.1                  Agreement of limited partnership of Parker                -
                          & Parsley 84-A, Ltd. incorporated by reference
                          to Exhibit 4(e) of Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          2-90417), as amended on May 24, 1984, the
                          effective date thereof (hereinafter called, the
                          Partnership's Registration Statement)

     3.2                  Amended and Restated Certificate of Limited               -
                          Partnership of Parker & Parsley 84-A, Ltd.
                          incorporated by reference to Exhibit 3.2 of the
                          Partnership's Annual Report on Form 10-K for
                          the period from July 6, 1984 (date of organization)
                          through December 31, 1984

     4.1                  Form of Subscription Agreement and Power of               -
                          Attorney incorporated by reference to Exhibit 4(b)
                          of the Partnership's Registration Statement

     4.2                  Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit 4(d)
                          of the Partnership's Registration Statement

                           PARKER & PARSLEY 84-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $1,110,822   $1,082,369   $2,348,261   $1,419,376   $1,124,134   $1,668,018   $1,984,346
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
    properties                     $       --   $       --   $       --   $       --   $  425,668   $  370,361   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $1,055,353
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  514,232   $  531,630   $1,240,674   $  340,062   $ (923,346)  $   70,124   $1,782,138
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
         General partners          $  137,658   $  142,146   $  328,079   $  113,550   $  (56,570)  $  121,907   $  462,041
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  376,574   $  389,484   $  912,595   $  226,512   $ (866,776)  $  (51,783)  $1,320,097
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
    (loss) per limited
    partnership interest           $    19.38   $    20.04   $    46.96   $    11.65   $   (44.60)  $    (2.66)  $    67.92
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    14.37   $    19.45   $    44.87   $    15.08   $    12.82   $    32.32   $    73.68(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $2,560,529   $2,389,514   $2,409,328   $2,343,035   $2,390,810   $3,657,643   $4,436,385
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $42.48 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 85-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 85-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 85-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 85-A LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   9,613

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   7,280

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,300
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  137.90

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.12 times
past four quarterly distributions including the distribution in July 2001 (b) (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $   75.25

          --  as of December 31, 2000 (c)                                                     $   71.31

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  126.02

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  133.90

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     260
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent the estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2035, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 2-99079A


                           PARKER & PARSLEY 85-A, LTD.
             (Exact name of Registrant as specified in its charter)

                           Texas                              75-2064518
         --------------------------------------------    ---------------------
               (State or other jurisdiction of              (I.R.S. Employer
               incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 85-A, LTD.

                                TABLE OF CONTENTS


                                                                            Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000........................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000.......................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001.......................................    5

            Statements of Cash Flows for the six
              months ended June 30, 2001 and 2000.......................    6

            Notes to Financial Statements...............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations.......................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K............................   11

            Signatures..................................................   12

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                     June 30,      December 31,
                                                       2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash                                              $   163,158    $    72,868
  Accounts receivable - oil and gas sales                72,982        103,810
                                                     ----------     ----------
          Total current assets                          236,140        176,678
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                7,402,301      7,398,954
Accumulated depletion                                (6,889,539)    (6,871,985)
                                                     ----------     ----------
          Net oil and gas properties                    512,762        526,969
                                                     ----------     ----------
                                                    $   748,902    $   703,647
                                                     ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    18,211    $    11,211

Partners' capital:
  Managing general partner                                7,319          6,936
  Limited partners (9,613 interests)                    723,372        685,500
                                                     ----------     ----------
                                                        730,691        692,436
                                                     ----------     ----------
                                                    $   748,902    $   703,647
                                                     ==========     ==========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                        Three months ended        Six months ended
                                             June 30,                  June 30,
                                      ----------------------    ----------------------
                                         2001        2000         2001         2000
                                      ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                         $ 165,950    $ 174,901    $ 382,756    $ 353,329
  Interest                                1,199        1,518        2,517        2,548
                                       --------     --------     --------     --------
                                        167,149      176,419      385,273      355,877
                                       --------     --------     --------     --------
Costs and expenses:
  Oil and gas production                 99,647       76,933      184,949      168,879
  General and administrative              4,979        5,247       11,483       10,600
  Depletion                               9,097        7,115       17,554       15,707
                                       --------     --------     --------     --------
                                        113,723       89,295      213,986      195,186
                                       --------     --------     --------     --------
Net income                            $  53,426    $  87,124    $ 171,287    $ 160,691
                                       ========     ========     ========     ========
Allocation of net income:
  Managing general partner            $     534    $     871    $   1,713    $   1,607
                                       ========     ========     ========     ========
  Limited partners                    $  52,892    $  86,253    $ 169,574    $ 159,084
                                       ========     ========     ========     ========
Net income per limited partnership
  interest                            $    5.50    $    8.97    $   17.64    $   16.55
                                       ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                        Managing
                                        general      Limited
                                        partner      partners       Total
                                        ---------    ---------    ---------



Balance at January 1, 2001              $   6,936    $ 685,500    $ 692,436

    Distributions                          (1,330)    (131,702)    (133,032)

    Net income                              1,713      169,574      171,287
                                         --------     --------     --------

Balance at June 30, 2001                $   7,319    $ 723,372    $ 730,691
                                         ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                               June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  171,287    $  160,691
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          17,554        15,707
  Changes in assets and liabilities:
     Accounts receivable                                   30,828        (8,835)
     Accounts payable                                       7,000         4,482
                                                        ---------     ---------
         Net cash provided by operating activities        226,669       172,045
                                                        ---------     ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                      (3,347)       (3,092)

Cash flows used in financing activities:
  Cash distributions to partners                         (133,032)     (178,266)
                                                        ---------     ---------
Net increase (decrease) in cash                            90,290        (9,313)
Cash at beginning of period                                72,868        73,810
                                                        ---------     ---------
Cash at end of period                                  $  163,158    $   64,497
                                                        =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.      Organization and nature of operations

Parker & Parsley 85-A, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.      Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 8% to $382,756 for the six months ended June 30, 2001 as compared to $353,329 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the six months ended June 30, 2001, 8,134 barrels of oil, 3,588 barrels of natural gas liquids ("NGLs") and 21,052 mcf of gas were sold, or 15,231 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 8,535 barrels of oil, 5,502 barrels of NGLs and 21,614 mcf of gas were sold, or 17,639 BOEs.

The average price received per barrel of oil decreased $.07 from $27.78 for the six months ended June 30, 2000 to $27.71 for the same period in 2001. The average price received per barrel of NGLs increased $2.89, or 22%, from $13.12 during the six months ended June 30, 2000 to $16.01 for the same period in 2001. The average price received per mcf of gas increased 133% from $2.04 during the six months ended June 30, 2000 to $4.75 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $213,986 for the six months ended June 30, 2001 as compared to $195,186 for the same period in 2000, an increase of $18,800, or 10%. This increase was due to increases in production costs, depletion and general and administrative expenses ("G&A").

Production costs were $184,949 for the six months ended June 30, 2001 and $168,879 for the same period in 2000, an increase of $16,070, or 10%. The increase was primarily due to an increase in workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 8% from $10,600 for the six months ended June 30, 2000 to $11,483 for the same period in 2001 primarily due to an increase in audit and tax fees.

Depletion was $17,554 for the six months ended June 30, 2001 as compared to $15,707 for the same period in 2000, an increase of $1,847, or 12%. This increase was primarily due to a reduction in proved reserves for the period ended June 30, 2001 as a result of lower commodity prices.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $165,950 for the three months ended June 30, 2001, as compared to $174,901 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and NGLs and a decline in production, offset by higher average prices received for gas. For the three months ended June 30, 2001, 4,100 barrels of oil, 1,570 barrels of NGLs and 8,687 mcf of gas were sold, or 7,118 BOEs. For the three months ended June 30, 2000, 4,084 barrels of oil, 2,518 barrels of NGLs and 9,802 mcf of gas were sold, or 8,236 BOEs.

The average price received per barrel of oil decreased $1.03, or 4%, from $28.18 for the three months ended June 30, 2000 to $27.15 for the same period in 2001. The average price received per barrel of NGLs decreased $.40, or 3%, from $14.26 during the three months ended June 30, 2000 to $13.86 for the same period in 2001. The average price received per mcf of gas increased 55% from $2.44 during the three months ended June 30, 2000 to $3.79 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $113,723 for the three months ended June 30, 2001 as compared to $89,295 for the same period in 2000, an increase of $24,428, or 27%. This increase was due to an increase in production costs and depletion, offset by a decline in G&A.

Production costs were $99,647 for the three months ended June 30, 2001 and $76,933 for the same period in 2000, an increase of $22,714, or 30%. The increase was primarily due to higher workover and well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 5% from $5,247 for the three months ended June 30, 2000 to $4,979 for the same period in 2001, primarily due to a decline in audit and tax fees.

Depletion was $9,097 for the three months ended June 30, 2001 as compared to $7,115 for the same period in 2000, an increase of $1,982, or 28%. This increase was primarily due to a reduction in proved reserves for the period ended June 30, 2001 as a result of lower commodity prices.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $54,624 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily due to an increase in oil and gas sales receipts of $29,396 and a reduction in working capital of $42,181, offset by increases in production costs of $16,070 and G&A expenses of $883. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $74,394 during 2001, offset by a decline of $44,449 in production and a $549 decline resulting from lower oil prices during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to an increase in workover costs incurred to stimulate well production. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $133,032, of which $1,330 was distributed to the managing general partner and

$131,702 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $178,266, of which $1,783 was distributed to the managing general partner and $176,483 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Reports on Form 8-K - none

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PARKER & PARSLEY 85-A, LTD.

                                  By:   Pioneer Natural Resources USA, Inc.,
                                         Managing General Partner





Dated:  August 6, 2001            By:     /s/ Rich Dealy
                                        ------------------------------------
                                        Rich Dealy, Vice President and
                                        Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-99079A


                           PARKER & PARSLEY 85-A, LTD.
             (Exact name of Registrant as specified in its charter)

                    TEXAS                                                       75-2064518
         ------------------------------                                 -----------------------
        (State or other jurisdiction of                                    (I.R.S. Employer
        incorporation or organization)                                  Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                75039
----------------------------------------------------------------              ---------
         (Address of principal executive offices)                             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $9,426,000.

   As of March 8, 2001, the number of outstanding limited partnership interests was 9,613.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None


PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.        BUSINESS

Parker & Parsley 85-A, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 9,613 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 57% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 25 productive oil and gas wells. At December 31, 2000, 21 wells were producing with four wells sold during 1996.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter 2000.

                                     PART II

ITEM 5.        MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
                 DISTRIBUTIONS

At March 8, 2001, the Partnership had 9,613 outstanding limited partnership interests held of record by 820 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $372,121 and $161,988 respectively, were made to the limited partners.

ITEM 6.        SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                                   2000       1999          1998         1 997            1996
                                               ----------   ----------   ----------   -----------   ------------
Operating results:
------------
  Oil and gas sales                            $  757,929   $  526,325   $  371,098   $   548,786   $    631,838
                                               ==========   ==========   ==========   ===========   ============

  Impairment of oil and
    gas properties                             $       --   $       --   $   22,031   $   270,187   $         --
                                               ==========   ==========   ==========   ===========   ============

  Gain on litigation
    settlement, net                            $       --   $       --   $       --   $        --   $     32,694
                                               ==========   ==========   ==========   ===========   ============

  Net income (loss)                            $  379,203   $  178,927   $ (274,769)  $  (158,804)  $    221,854
                                               ==========   ==========   ==========   ===========   ============

  Allocation of net income
    (loss):
    Managing general partner                   $    3,792   $    1,789   $   (2,747)  $    (1,588)  $      2,219
                                               ==========   ==========   ==========   ===========   ============

      Limited partners                         $  375,411   $  177,138   $ (272,022)  $  (157,216)  $    219,635
                                               ==========   ==========   ==========   ===========   ============

  Limited partners' net
    income (loss) per limited
    partnership interest                       $    39.05   $   18.43    $   (28.30)  $    (16.35)  $      22.85
                                               ==========   ==========   ==========   ===========   ============


  Limited partners' cash
    distributions per limited
    partnership interest                       $    38.71   $    16.85   $     9.62   $     25.26   $      26.55 (a)
                                               ==========   ==========   ==========   ===========   ============

At year end:
------------
  Identifiable assets                          $  703,647   $  702,600   $  684,133   $ 1,059,494   $  1,460,408
                                               ==========   ==========   ==========   ===========   ============
-----------------------

(a) Including litigation settlement per limited partnership interest of $3.37 in 1996.

ITEM 7.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 44% to $757,929 for 2000 as compared to $526,325 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production from 1999 to 2000. In 2000, 16,975 barrels of oil, 10,483 barrels of natural gas liquids ("NGLs") and 41,549 mcf of gas were sold, or 34,383 barrel of oil equivalents ("BOEs"). In 1999, 17,451 barrels of oil, 13,795 barrels of NGLs and 55,226 mcf of gas were sold, or 40,450 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.27, or 72%, from $17.11 in 1999 to $29.38 in 2000. The average price received per barrel of NGLs increased $4.49, or 46%, from $9.71 in 1999 to $14.20 in 2000. The average price received per mcf of gas increased 56% from $1.70 in 1999 to $2.66 in 2000. The market price received for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $386,863 as compared to $350,830 in 1999, an increase of $36,033, or 10%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $331,978 in 2000 and $284,086 in 1999, resulting in an increase of $47,892, or 17%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 44% from $15,790 in 1999 to $22,738 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $19,018 in 2000 and $9,794 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $32,147 in 2000 as compared to $50,954 in 1999, representing a decrease of $18,807, or 37%. This decrease was primarily due to a 17,541 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 42% to $526,325 from $371,098 in 1998. The increase in revenues resulted from higher average prices received and an increase in production from 1998 to 1999. In 1999, 17,451 barrels of oil, 13,795 barrels of NGLs and 55,226 mcf of gas were sold, or 40,450 BOEs. In 1998, 18,178 barrels of oil, 9,630 barrels of NGLs and 43,021 mcf of gas were sold, or 34,978 BOEs.

The average price received per barrel of oil increased $3.84, or 29%, from $13.27 in 1998 to $17.11 in 1999. The average price received per barrel of NGLs increased $3.20, or 49%, from $6.51 in 1998 to $9.71 in 1999. The average price received per mcf of gas increased 9% from $1.56 in 1998 to $1.70 in 1999.

Total costs and expenses decreased in 1999 to $350,830 as compared to $649,476 in 1998, a decrease of $298,646, or 46%. The decrease was primarily due to declines in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A.

Production costs were $284,086 in 1999 and $304,333 in 1998, resulting in a decrease of $20,247, or 7%. The decrease was the combination of declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to an increase in oil and gas revenues.

During this period, G&A increased 42% from $11,133 in 1998 to $15,790 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $9,794 in 1999 and $8,231 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $22,031 related to its oil and gas properties during 1998.

Depletion was $50,954 in 1999 compared to $311,979 in 1998. This represented a decrease of $261,025, or 84%. This decrease was primarily due to an increase in proved reserves of 182,664 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $172,932 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $234,104, offset by increases in production costs paid of $47,892, G&A expenses paid of $6,948 and working capital of $6,332. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $331,444 to oil and gas receipts, offset by $97,340 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $2,454 and $279 were recognized in 2000 and 1999, respectively. Proceeds during 2000 of $2,205 were from salvage income received on one fully depleted well and $249 from equipment credits received on an active property. Proceeds during 1999 of $279 were from equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $375,880, of which $3,759 was distributed to the managing general partner and $372,121 to the limited partners. In 1999, cash distributions to the partners were $163,624, of which $1,636 was distributed to the managing general partner and $161,988 to the limited partners.

              ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
Financial Statements of Parker & Parsley 85-A, Ltd:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT




The Partners
Parker & Parsley 85-A, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 85-A, Ltd. as of December 31, 2000 and 1999, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 85-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                    2000             1999
                                                 -----------    -----------
              ASSETS
              ------
Current assets:
  Cash                                           $    72,868    $    73,810
  Accounts receivable - oil and gas sales            103,810         72,517
                                                 -----------    -----------

       Total current assets                          176,678        146,327
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method             7,398,954      7,396,111
Accumulated depletion                             (6,871,985)    (6,839,838)
                                                 -----------    -----------

       Net oil and gas properties                    526,969        556,273
                                                 -----------    -----------

                                                 $   703,647    $   702,600
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                   $    11,211    $    13,487

Partners' capital:
  Managing general partner                             6,936          6,903
  Limited  partners (9,613 interests)                685,500        682,210
                                                 -----------    -----------

                                                     692,436        689,113

                                                 $   703,647    $   702,600
                                                 ===========    ===========
















   The accompanying notes are an integral part of these financial statements.

                                 PARKER & PARSLEY 85-A, LTD.
                                (A Texas Limited Partnership)

                                   STATEMENTS OF OPERATIONS
                               For the years ended December 31



                                                      2000          1999           1998
                                                   ---------     ---------      ---------
Revenues:
  Oil and gas                                      $ 757,929     $ 526,325      $ 371,098
  Interest                                             5,932         3,432          3,609
  Gain on disposition of assets                        2,205           -              -
                                                     -------       -------        -------

                                                     766,066       529,757        374,707
                                                     -------       -------        -------

Costs and expenses:
  Oil and gas production                             331,978       284,086        304,333
  General and administrative                          22,738        15,790         11,133
  Impairment of oil and gas properties                   -             -           22,031
  Depletion                                           32,147        50,954        311,979
                                                     -------       -------        -------

                                                     386,863       350,830        649,476
                                                     -------       -------        -------

Net income (loss)                                  $ 379,203     $ 178,927      $(274,769)
                                                    ========      ========       ========

Allocation of net income (loss):
  Managing general partner                         $   3,792     $   1,789      $  (2,747)
                                                    ========      ========       ========

  Limited partners                                 $ 375,411     $ 177,138      $(272,022)
                                                    ========      ========       ========

Net income (loss) per limited partnership interest $   39.05     $   18.43      $  (28.30)
                                                    ========      ========       ========


















   The accompanying notes are an integral part of these financial statements.

                                 PARKER & PARSLEY 85-A, LTD.
                                (A Texas Limited Partnership)

                               STATEMENTS OF PARTNERS' CAPITAL




                                                     Managing
                                                      general       Limited
                                                      partner       partners        Total
                                                  -------------- -------------- -------------


Partners' capital at January 1, 1998              $  10,430      $1,031,517     $1,041,947

  Distributions                                        (933)        (92,435)      (93,368)

  Net loss                                           (2,747)       (272,022)      (274,769)
                                                    -------        --------       --------

Partners' capital at December 31, 1998                6,750         667,060       673,810

  Distributions                                      (1,636)       (161,988)     (163,624)

  Net income                                          1,789         177,138       178,927
                                                    -------        --------       -------

Partners' capital at December 31, 1999                6,903         682,210       689,113

  Distributions                                      (3,759)       (372,121)     (375,880)

  Net income                                          3,792         375,411       379,203
                                                    -------        --------       -------

Partners' capital at December 31, 2000            $   6,936      $  685,500     $ 692,436
                                                   ========       =========      ========





















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                     2000          1999         1998
                                                   ---------    ---------    ---------
Cash flows from operating activities:
  Net income (loss)                                $ 379,203    $ 178,927    $(274,769)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
     Impairment of oil and gas properties                 --           --       22,031
     Depletion                                        32,147       50,954      311,979
     Gain on disposition of assets                    (2,205)          --           --
  Changes in assets and liabilities:
     Accounts receivable                             (31,293)     (30,401)      24,699
     Accounts payable                                 (2,276)       3,164       (7,224)
                                                   ---------    ---------    ---------

       Net cash provided by operating activities     375,576      202,644       76,716
                                                   ---------    ---------    ---------

Cash flows from investing activities:
  Additions to oil and gas properties                 (3,092)      (6,987)     (12,611)
  Proceeds from asset dispositions                     2,454          279          323
                                                   ---------    ---------    ---------

       Net cash used in investing activities            (638)      (6,708)     (12,288)
                                                   ---------    ---------    ---------

Cash flows used in financing activities:
  Cash distributions to partners                    (375,880)    (163,624)     (93,368)
                                                   ---------    ---------    ---------

Net increase (decrease) in cash                         (942)      32,312      (28,940)
Cash at beginning of year                             73,810       41,498       70,438
                                                   ---------    ---------    ---------

Cash at end of year                                $  72,868    $  73,810    $  41,498
                                                   =========    =========    =========

















   The accompanying notes are an integral part of these financial statements.

                                 PARKER & PARSLEY 85-A, LTD.
                                (A Texas Limited Partnership)

                                NOTES TO FINANCIAL STATEMENTS
                               December 31, 2000, 1999 and 1998

NOTE 1.        ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 85-A, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated, in part, to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.        IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $22,031 related to its proved oil and gas properties during 1998.

NOTE 4.        INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $500,887 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                            2000          1999           1998
                                                         ---------     ---------      ---------

   Net income (loss) per statements of operations        $ 379,203     $ 178,927      $(274,769)
   Depletion and depreciation provisions for tax
     reporting purposes less than amounts for
     financial reporting purposes                           26,488        45,239        307,564
   Impairment of oil and gas properties for financial
     reporting purposes                                        -             -           22,031
   Other, net                                                 (713)         (817)         1,515
                                                           -------       -------        -------

         Net income per Federal income tax
           returns                                       $ 404,978     $ 223,349      $  56,341
                                                          ========      ========       ========

NOTE 5.        OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ---------      ----------
    Development costs                              $   3,092     $   6,987      $  12,611
                                                    ========      ========       ========


    Capitalized oil and gas properties consist of the following:

                                      2000              1999
                                    -----------    -----------
Proved properties:
  Property acquisition costs        $   488,509    $   488,509
  Completed wells and equipment       6,910,445      6,907,602
                                    -----------    -----------

                                      7,398,954      7,396,111
Accumulated depletion                (6,871,985)    (6,839,838)
                                    -----------    -----------

       Net oil and gas properties   $   526,969    $   556,273
                                    ===========    ===========

NOTE 6.        RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 157,269     $ 148,638      $ 144,020

    Reimbursement of general and administrative
      expenses                                     $  19,018     $   9,794      $   8,231

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                Pioneer USA (1)    Partnership
                                                               ----------------   -------------

    Revenues:
      Proceeds from disposition of depreciable properties          9.09091%        90.90909%
      All other revenues                                         24.242425%       75.757575%
    Costs and expenses:
      Lease acquisition costs, drilling and completion costs       9.09091%        90.90909%
      Operating costs, direct costs and general and
        administrative expenses                                  24.242425%       75.757575%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 187 limited partner interests owned by Pioneer USA.

NOTE 7.        OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs          Gas
                                                                 (bbls)            (mcf)
                                                             ------------       ----------

  Net proved reserves at January 1, 1998                          318,665          423,423
  Revisions                                                      (154,837)        (135,041)
  Production                                                      (27,808)         (43,021)
                                                              -----------       ----------

  Net proved reserves at December 31, 1998                        136,020          245,361
  Revisions                                                       304,597          520,701
  Production                                                      (31,246)         (55,226)
                                                              -----------       ----------

  Net proved reserves at December 31, 1999                        409,371          710,836
  Revisions                                                           430         (151,364)
  Production                                                      (27,458)         (41,549)
                                                              -----------       ----------

  Net proved reserves at December 31, 2000                        382,343          517,923
                                                              ===========       ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.51 per barrel of NGLs and $7.67 per mcf of gas, discounted at 10% was approximately $2,812,000 and undiscounted was $5,248,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                              For the years ended December 31,
                                                             --------------------------------
                                                               2000        1999       1998
                                                             --------    --------    --------
                                                                     (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 12,368    $ 10,131    $  1,487
  Future production costs                                      (7,120)     (6,033)     (1,155)
                                                             --------    --------    --------

                                                                5,248       4,098         332
  10% annual discount factor                                   (2,436)     (1,879)       (102)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $  2,812    $  2,219    $    230
                                                             ========    ========    ========


                                                          For the years ended December 31,
                                                         ------------------------------------
                                                           2000         1999          1998
                                                         --------     ---------     --------
                                                                  (in, thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (426)  $      (242)  $      (67)
    Net changes in prices and production costs              1,007           705         (709)
    Revisions of previous quantity estimates                 (150)        2,101         (195)
    Accretion of discount                                     222            22          114
    Changes in production rates, timing and other             (60)         (597)         (52)
                                                         --------     ---------     --------

    Change in present value of future net revenues            593         1,989         (909)
                                                         --------     ---------     --------

    Balance, beginning of year                              2,219           230        1,139
                                                         --------     ---------     --------

    Balance, end of year                               $    2,812   $     2,219   $      230
                                                        =========    ==========    =========

NOTE 8.        MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

            Plains Marketing, L.P.                    57%           49%             -
            NGTS LLC                                   9%           10%             3%
            Genesis Crude Oil, L.P.                    -             -             60%
            Western Gas Resources, Inc.                3%            7%            19%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $36,131, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.        PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:




        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $9,613,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
               AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.       DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.




        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts

Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.       EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 187 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                      2000          1999           1998
                                                   ---------     ----------     ---------
   Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 157,269     $ 148,638      $144,020

   Reimbursement of general and administrative
      expenses                                     $  19,018     $   9,794      $  8,231

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Partnership.

                                     PART IV

ITEM 14.       EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                Statements of partners' capital for the years ended December 31,
                   2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 85-A, LTD.

Dated: March 27, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                --------------------------------
                                                Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 27, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 27, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 27, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 27, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 27, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 27, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 85-A, LTD.

                                INDEX TO EXHIBITS


        The following documents are incorporated by reference in response to
Item 14(c):

Exhibit No.                             Description                       Page
----------                              -----------                       ----
       3(a)               Amended and Restated Certificate of                -
                          Limited Partnership of Parker & Parsley
                          85-A, Ltd. incorporated by reference to
                          Exhibit A of the Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          2-99079) (hereinafter called the Partnership's
                          Registration Statement)

       4(b)               Agreement of Limited Partnership of                -
                          Parker & Parsley 85-A, Ltd. incorporated
                          by reference to an Exhibit of the Partnership's
                          Registration Statement

       4(c)               Form of Subscription Agreement and Power           -
                          of Attorney incorporated by reference to
                          an Exhibit of the Partnership's Registration
                          Statement

       4(d)               Specimen Certificate of Limited Partnership        -
                          Interest incorporated by reference to an
                          Exhibit of the Partnership's Registration
                          Statement

                           PARKER & PARSLEY 85-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  382,756   $  353,329   $  757,929   $  526,325   $  371,098   $  548,786   $  631,838
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $   22,031   $  270,187   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $   32,694
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  171,287   $  160,691   $  379,203   $  178,927   $ (274,769)  $ (158,804)  $  221,854
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                    $    1,713   $    1,607   $    3,792   $    1,789   $   (2,747)  $   (1,588)  $    2,219
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  169,574   $  159,084   $  375,411   $  177,138   $ (272,022)  $ (157,216)  $  219,635
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    17.64   $    16.55   $    39.05   $    18.43   $   (28.30)  $   (16.35)  $    22.85
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    13.70   $    18.36   $    38.71   $    16.85   $     9.62   $    25.26   $    26.55(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  748,902   $  689,507   $  703,647   $  702,600   $  684,133   $1,059,494   $1,460,408
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $3.37 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 85-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 85-B, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 85-B, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 85-B LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   7,988

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   7,627

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,155
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  145.71

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.08 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $  120.38

          --  as of December 31, 2000 (c)                                                     $  117.13

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  134.55

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  141.50

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     210
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2035, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 2 -99079B


                           PARKER & PARSLEY 85-B, LTD.
             (Exact name of Registrant as specified in its charter)

                            Texas                            75-2075492
          ------------------------------------------    ---------------------
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       -----------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 85-B, LTD.

                                TABLE OF CONTENTS


                                                                         Page
                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months
              ended June 30, 2001 and 2000...........................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS


                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash                                              $   154,190    $    80,718
  Accounts receivable - oil and gas sales                73,028         84,740
                                                     ----------     ----------
           Total current assets                         227,218        165,458
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,318,689      5,317,256
Accumulated depletion                                (4,558,726)    (4,526,767)
                                                     ----------     ----------
     Net oil and gas properties                         759,963        790,489
                                                     ----------     ----------
                                                    $   987,181    $   955,947
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    15,556    $    10,515

Partners' capital:
  Managing general partner                               10,067          9,805
  Limited partners (7,988 interests)                    961,558        935,627
                                                     ----------     ----------
                                                        971,625        945,432
                                                     ----------     ----------
                                                    $   987,181    $   955,947
                                                     ==========     ==========




   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                    Three months ended        Six months ended
                                          June 30,                 June 30,
                                  ----------------------    -----------------------
                                     2001        2000         2001          2000
                                  ---------    ---------    ---------    ----------
Revenues:
  Oil and gas                     $ 144,439    $ 140,791    $ 323,533    $  276,113
  Interest                            1,125        1,335        2,407         2,322
                                   --------     --------     --------     ---------
                                    145,564      142,126      325,940       278,435
                                   --------     --------     --------     ---------
Costs and expenses:
  Oil and gas production             71,567       79,043      132,743       136,410
  General and administrative          4,333        4,223        9,706         8,283
  Depletion                          17,339       14,055       31,959        27,918
                                   --------     --------     --------     ---------
                                     93,239       97,321      174,408       172,611
                                   --------     --------     --------     ---------
Net income                        $  52,325    $  44,805    $ 151,532    $  105,824
                                   ========     ========     ========     =========
Allocation of net income:
  Managing general partner        $     523    $     448    $   1,515    $    1,058
                                   ========     ========     ========     =========
  Limited partners                $  51,802    $  44,357    $ 150,017    $  104,766
                                   ========     ========     ========     =========
Net income per limited
  partnership interest            $    6.48    $    5.56    $   18.78    $    13.12
                                   ========     ========     ========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                     Managing
                                     general      Limited
                                     partner      partners       Total
                                    ---------    ----------    ----------


Balance at January 1, 2001          $   9,805    $  935,627    $  945,432

   Distributions                       (1,253)     (124,086)     (125,339)

   Net income                           1,515       150,017       151,532
                                     --------     ---------     ---------

Balance at June 30, 2001            $  10,067    $  961,558    $  971,625
                                     ========     =========     =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                         Six months ended
                                                               June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
  Net income                                          $  151,532     $  105,824
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                          31,959         27,918
  Changes in assets and liabilities:
     Accounts receivable                                  11,712         (9,996)
     Accounts payable                                      5,041          5,318
                                                       ---------      ---------
          Net cash provided by operating activities      200,244        129,064
                                                       ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties                     (1,433)        (2,708)
  Proceeds from asset dispositions                           -            6,412
                                                       ---------      ---------
          Net cash provided by (used in)
            investing activities                          (1,433)         3,704
                                                       ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (125,339)      (137,064)
                                                       ---------      ---------
Net increase (decrease) in cash                           73,472         (4,296)
Cash at beginning of period                               80,718         74,959
                                                       ---------      ---------
Cash at end of period                                 $  154,190     $   70,663
                                                       =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 85-B, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results of operations are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 17% to $323,533 for the six months ended June 30, 2001 as compared to $276,113 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a slight decline in production and lower average prices received for oil. For the six months ended June 30, 2001, 6,896 barrels of oil, 2,960 barrels of natural gas liquids ("NGLs") and 16,032 mcf of gas were sold, or 12,528 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 6,942 barrels of oil, 3,123 barrels of NGLs and 14,832 mcf of gas were sold, or 12,537 BOEs.

The average price received per barrel of oil decreased $.63, or 2%, from $28.58 for the six months ended June 30, 2000 to $27.95 for the same period in 2001. The average price received per barrel of NGLs increased $2.56, or 18%, from $14.29 during the six months ended June 30, 2000 to $16.85 for the same period in 2001. The average price received per mcf of gas increased 126% from $2.23 during the six months ended June 30, 2000 to $5.05 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $174,408 for the six months ended June 30, 2001 as compared to $172,611 for the same period in 2000, an increase of $1,797, or 1%. This increase was due to increases in depletion and general and administrative expenses ("G&A"), offset by a decrease in production costs.

Production costs were $132,743 for the six months ended June 30, 2001 and $136,410 for the same period in 2000, a decrease of $3,667, or 3%. The decrease was primarily due to lower well maintenance costs, offset by an increase in workover expense incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 17% from $8,283 for the six months ended June 30, 2000 to $9,706 for the same period in 2001, primarily due to an increase in audit and tax fees and a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $31,959 for the six months ended June 30, 2001 as compared to $27,918 for the same period in 2000, an increase of $4,041, or 14%. This increase was primarily due to a reduction in proved reserves due to lower commodity prices during the period ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $144,439 for the three months ended June 30, 2001 as compared to $140,791 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the three months ended June 30, 2001, 3,236 barrels of oil, 1,626 barrels of NGLs and 7,667 mcf of gas were sold, or 6,140 BOEs. For the three months ended June 30, 2000, 3,454 barrels of oil, 1,618 barrels of NGLs and 7,403 mcf of gas were sold, or 6,306 BOEs.

The average price received per barrel of oil decreased $1.58, or 6%, from $28.52 for the three months ended June 30, 2000 to $26.94 for the same period in 2001. The average price received per barrel of NGLs increased $.95, or 7%, from $14.18 during the three months ended June 30, 2000 to $15.13 for the same period in 2001. The average price received per mcf of gas increased 63% from $2.61 during the three months ended June 30, 2000 to $4.26 for the same period in 2001.

Costs and Expenses:

Total costs and expenses decreased to $93,239 for the three months ended June 30, 2001 as compared to $97,321 for the same period in 2000, a decrease of $4,082, or 4%. This decrease was due to a decrease in production costs, offset by increases in depletion and G&A.

Production costs were $71,567 for the three months ended June 30, 2001 and $79,043 for the same period in 2000, a decrease of $7,476, or 9%. The decrease was primarily due to lower well maintenance costs, offset by an increase in workover expenses incurred to stimulate well production.

During this period, G&A increased 3% from $4,223 for the three months ended June 30, 2000 to $4,333 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $17,339 for the three months ended June 30, 2001 as compared to $14,055 for the same period in 2000, an increase of $3,284, or 23%. This increase was primarily due to a reduction in proved reserves due to lower commodity prices during the period ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $71,180 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $47,505 in oil and gas sales receipts and reductions in working capital of $21,431 and production costs of $3,667, offset by an increase in G&A expenses of $1,423. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $49,771 and $6,054 resulting from an increase in gas production during 2001, offset by $4,032 resulting from the decline in oil and NGL production and a $4,288 decline resulting from lower oil prices during 2001 as compared to the same period in 2000. The decrease in production costs was due to lower well maintenance costs, offset by an increase in workover expenses incurred to stimulate well production. The increase in G&A was primarily due to an increase in audit and tax fees and a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities for the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on active properties.

Proceeds from asset dispositions of $6,412 were received during the six months ended June 30, 2000 from equipment credits received on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $125,339, of which $1,253 was distributed to the managing general partner and $124,086 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $137,064, of which $1,371 was distributed to the managing general partner and $135,693 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         PARKER & PARSLEY 85-B, LTD.

                                   By:   Pioneer Natural Resources USA, Inc.,
                                          Managing General Partner




Dated:  August 7, 2001             By:    /s/ Rich Dealy
                                         ------------------------------------
                                         Rich Dealy, Vice President and
                                         Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 2-99079B


                           PARKER & PARSLEY 85-B, LTD.
             (Exact name of Registrant as specified in its charter)

             TEXAS                                    75-2075492
-------------------------------                  ---------------------
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                   Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
         (Address of principal executive offices)                                   (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $7,930,000.

            As of March 8, 2001, the number of outstanding limited partnership interests was 7,988.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None


PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 85-B, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 7,988 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 48%, 20% and 10% were attributable to sales made to Mobil Oil Corporation, Plains Marketing, L.P. and NGTS LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 22 productive oil and gas wells. One well was converted to a saltwater disposal well during 1987 and four wells have been plugged and abandoned. At December 31, 2000, the Partnership had 17 producing wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 7,988 outstanding limited partnership interests held of record by 717 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $309,279 and $115,631, respectively, were made to the limited partners.

ITEM 6.      SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                 2000         1999         1998          1997         1996
                              ---------     --------     ---------     --------     ---------
Operating results:
-----------------
  Oil and gas sales          $  619,365    $ 387,551    $  341,048    $ 538,813    $  616,863
                              =========     ========     =========     ========     =========

  Impairment of oil and
    gas properties           $   10,050    $  95,253    $   52,922    $ 324,374    $      -
                              =========     ========     =========     ========     =========

  Gain on litigation
    settlement, net          $      -      $     -      $      -      $     -      $   62,948
                              =========     ========     =========     ========     =========

  Net income (loss)          $  277,323    $ (14,097)   $ (117,257)   $(177,091)   $  286,574
                              =========     ========     =========     ========     =========

  Allocation of net income
    (loss):
      Managing general
        partner              $    2,773    $    (141)   $   (1,172)   $  (1,771)   $    2,866
                              =========     ========     =========     ========     =========

      Limited partners       $  274,550    $ (13,956)   $ (116,085)   $(175,320)   $  283,708
                              =========     ========     =========     ========     =========

  Limited partners' net
    income (loss) per limited
    partnership interest     $    34.37    $   (1.75)    $  (14.53)   $  (21.95)   $    35.52
                              =========     ========      ========     ========     =========

  Limited partners' cash
    distributions per limited
    partnership interest     $    38.72    $   14.48     $   17.29    $   33.72    $    42.90 (a)
                              =========    =========      ========     ========     =========

At year end:
-----------
  Identifiable assets        $  955,947    $ 992,521    $1,122,069    $1,386,758   $1,831,497
                              =========     ========     =========     =========    =========

--------------

(a) Including litigation settlement per limited partnership interest of $7.80 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 60% to $619,365 for 2000 as compared to $387,551 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 14,002 barrels of oil, 6,807 barrels of natural gas liquids ("NGLs") and 30,909 mcf of gas were sold, or 25,961 barrel of oil equivalents ("BOEs"). In 1999, 14,280 barrels of oil, 7,130 barrels of NGLs and 33,467 mcf of gas were sold, or 26,988 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $11.95, or 66%, from $18.07 in 1999 to $30.02 in 2000. The average price received per barrel of NGLs increased $5.86, or 58%, from $10.10 in 1999 to $15.96 in 2000. The average price received per mcf of gas increased 70% from $1.72 in 1999 to $2.92 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses decreased in 2000 to $347,682 as compared to $404,907 in 1999, a decrease of $57,225, or 14%. The decrease was primarily due to declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $264,543 in 2000 and $207,744 in 1999, resulting in an increase of $56,799, or 27%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 60% from $11,626 in 1999 to $18,581 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $15,555 in 2000 and $6,624 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $10,050 and $95,253 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $54,508 in 2000 as compared to $90,284 in 1999, representing a decrease of $35,776, or 40%. This decrease was primarily due to a 17,204 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 14% to $387,551 from $341,048 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 14,280 barrels of oil, 7,130 barrels of NGLs and 33,467 mcf of gas were sold, or 26,988 BOEs. In 1998, 16,204 barrels of oil, 8,599 barrels of NGLs and 41,501 mcf of gas were sold, or 31,720 BOEs.

The average price received per barrel of oil increased $4.77, or 36%, from $13.30 in 1998 to $18.07 in 1999. The average price received per barrel of NGLs increased $3.15, or 45%, from $6.95 in 1998 to $10.10 in 1999. The average price received per mcf of gas increased 9% from $1.58 in 1998 to $1.72 in 1999.

Total costs and expenses decreased in 1999 to $404,907 as compared to $462,704 in 1998, a decrease of $57,797, or 12%. The decrease was primarily due to declines in production costs and depletion, offset by increases in the impairment of oil and gas properties and G&A.

Production costs were $207,744 in 1999 and $269,093 in 1998, resulting in a $61,349 decrease, or 23%. The decrease was attributable to less well maintenance costs and ad valorem taxes.

During this period, G&A increased, in aggregate, 14% from $10,231 in 1998 to $11,626 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $6,624 in 1999 and $7,884 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $95,253 and $52,922 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $90,284 in 1999 compared to $130,458 in 1998. This represented a decrease of $40,174, or 31%. This decrease was the result of an increase in proved reserves of 117,564 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,924 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $163,858 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $234,195, offset by increases in production costs paid of $56,799, G&A expenses paid of $6,955 and working capital of $6,583. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $255,175 to oil and gas receipts, offset by a decrease of $20,980 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from disposition of assets of $6,412 and $134 during 2000 and 1999, respectively, were from equipment credits received on active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $312,403, of which $3,124 was distributed to the managing general partner and $309,279 to the limited partners. In 1999, cash distributions to the partners were $116,799, of which $1,168 was distributed to the managing general partner and $115,631 to the limited partners.

ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS
                                                                                         Page
                                                                                         ----
Financial Statements of Parker & Parsley 85-B, Ltd:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 85-B, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 85-B, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 85-B, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                          PARKER & PARSLEY 85-B, LTD.
                         (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                  December 31



                                                         2000           1999
                                                     -----------    -----------
                     ASSETS

Current assets:
  Cash                                               $    80,718    $    74,959
  Accounts receivable - oil and gas sales                 84,740         59,750
                                                     -----------    -----------

        Total current assets                             165,458        134,709
                                                     -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                 5,317,256      5,320,021
Accumulated depletion                                 (4,526,767)    (4,462,209)
                                                     -----------    -----------

        Net oil and gas properties                       790,489        857,812
                                                     -----------    -----------

                                                     $   955,947    $   992,521
                                                     ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    10,515    $    12,009

Partners' capital:
  Managing general partner                                 9,805         10,156
  Limited partners (7,988 interests)                     935,627        970,356
                                                     -----------    -----------

                                                         945,432        980,512
                                                     -----------    -----------

                                                     $   955,947    $   992,521
                                                     ===========    ===========


   The accompanying notes are an integral part of these financial statements.
                          PARKER & PARSLEY 85-B, LTD.
                         (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                        For the years ended December 31




                                               2000        1999         1998
                                            ---------   ---------    ---------

Revenues:
  Oil and gas                               $ 619,365   $ 387,551    $ 341,048
  Interest                                      5,640       3,259        4,399
                                            ---------   ---------    ---------

                                              625,005     390,810      345,447
                                            ---------   ---------    ---------

Costs and expenses:
  Oil and gas production                      264,543     207,744      269,093
  General and administrative                   18,581      11,626       10,231
  Impairment of oil and gas properties         10,050      95,253       52,922
  Depletion                                    54,508      90,284      130,458
                                            ---------   ---------    ---------

                                              347,682     404,907      462,704
                                            ---------   ---------    ---------

Net income (loss)                           $ 277,323   $ (14,097)   $(117,257)
                                            =========   =========    =========

Allocation of net income (loss):
  Managing general partner                  $   2,773   $    (141)   $  (1,172)
                                            =========   =========    =========

  Limited partners                          $ 274,550   $ (13,956)   $(116,085)
                                            =========   =========    =========

Net income (loss) per limited partnership
  interest                                  $   34.37   $  (1.75)  $    (14.53)
                                            =========   =========    =========

   The accompanying notes are an integral part of these financial statements.
                           PARKER & PARSLEY 85-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                    Managing
                                                    general       Limited
                                                    partner       partners        Total
                                                -------------- -------------- --------------
Partners' capital at January 1, 1998              $  14,031      $1,354,156     $1,368,187

  Distributions                                      (1,394)       (138,128)     (139,522)

  Net loss                                           (1,172)       (116,085)      (117,257)
                                                    -------        --------       --------

Partners' capital at December 31, 1998               11,465       1,099,943     1,111,408

  Distributions                                      (1,168)       (115,631)     (116,799)

  Net loss                                             (141)        (13,956)      (14,097)
                                                    -------        --------       -------

Partners' capital at December 31, 1999               10,156         970,356       980,512

  Distributions                                      (3,124)       (309,279)     (312,403)

  Net income                                          2,773         274,550       277,323
                                                    -------        --------       -------

Partners' capital at December 31, 2000            $   9,805      $  935,627     $ 945,432
                                                   ========       =========      ========

   The accompanying notes are an integral part of these financial statements.
                          PARKER & PARSLEY 85-B, LTD.
                         (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                        For the years ended December 31



                                                        2000         1999         1998
                                                     ---------    ---------    ---------

Cash flows from operating activities:
  Net income (loss)                                  $ 277,323    $ (14,097)   $(117,257)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties              10,050       95,253       52,922
      Depletion                                         54,508       90,284      130,458
  Changes in assets and liabilities:
      Accounts receivable                              (24,990)     (21,249)      46,814
      Accounts payable                                  (1,494)       1,348       (7,910)
                                                     ---------    ---------    ---------

         Net cash provided by operating activities     315,397      151,539      105,027
                                                     ---------    ---------    ---------

Cash flows from investing activities:
  Additions to oil and gas equipment                    (3,647)      (7,285)      (7,947)
  Proceeds from disposition of assets                    6,412          134           --
                                                     ---------    ---------    ---------

         Net cash provided by (used in)
             investing activities                        2,765       (7,151)      (7,947)
                                                     ---------    ---------    ---------

Cash flows used in financing activities:
  Cash distributions to partners                      (312,403)    (116,799)    (139,522)
                                                     ---------    ---------    ---------

Net increase (decrease) in cash                          5,759       27,589      (42,442)
Cash at beginning of year                               74,959       47,370       89,812
                                                     ---------    ---------    ---------

Cash at end of year                                  $  80,718    $  74,959    $  47,370
                                                     =========    =========    =========

   The accompanying notes are an integral part of these financial statements.
                          PARKER & PARSLEY 85-B, LTD.
                         (A Texas Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

       Parker & Parsley 85-B, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

       The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

       Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

       Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

       Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

       Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

       General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

       Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

       Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

       Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

       In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $10,050, $95,253 and $52,922 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.  INCOME TAXES

       The financial statement basis of the Partnership's net assets and liabilities was $89,078 greater than the tax basis at December 31, 2000.

       The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                 2000         1999         1998
                                                               ---------    ---------    ---------

   Net income (loss) per statements of operations              $ 277,323    $ (14,097)   $(117,257)
   Depletion and depreciation provisions for tax
     reporting purposes less than amounts for
     financial reporting purposes                                 50,022       86,267      127,807
   Impairment of oil and gas properties for financial
     reporting purposes                                           10,050       95,253       52,922
   Other, net                                                      5,557       (1,887)       2,207
                                                               ---------    ---------    ---------

        Net income per Federal income tax
          returns                                              $ 342,952    $ 165,536    $  65,679
                                                               =========    =========    =========

NOTE 5.  OIL AND GAS PRODUCING ACTIVITIES

       The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                     2000          1999           1998
                                                    ------        ------         ------

      Development costs                            $   3,647     $   7,285      $   7,947
                                                    ========      ========       ========


    Capitalized oil and gas properties consist of the following:

                                            2000           1999
                                        -----------    -----------
    Proved properties:
      Property acquisition costs        $   292,864    $   292,864
      Completed wells and equipment       5,024,392      5,027,157
                                        -----------    -----------

                                          5,317,256      5,320,021
    Accumulated depletion                (4,526,767)    (4,462,209)
                                        -----------    -----------

           Net oil and gas properties   $   790,489    $   857,812
                                        ===========    ===========

NOTE 6.  RELATED PARTY TRANSACTIONS

       Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000       1999       1998
                                                   --------   --------   ---------

      Payment of lease operating and supervision
        charges in accordance with standard
        industry operating agreements               $105,647   $ 97,004   $111,206

      Reimbursement of general and administrative
        expenses                                    $ 15,555   $  6,624   $  7,884

       The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA and the Partnership are parties to the Program agreement.

       The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                 Pioneer
                                                                 USA (1)         Partnership
                                                              -------------     -------------

    Revenues:
      Proceeds from disposition of depreciable properties      9.09091%         90.90909%
      All other revenues                                      24.242425%        75.757575%
    Costs and expenses:
      Lease acquisition costs, drilling and completion costs   9.09091%         90.90909%
      Operating costs, direct costs and general and
        administrative expenses                               24.242425%        75.757575%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 58 limited partner interests owned by Pioneer USA.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

       The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                               Oil and NGLs         Gas
                                                                  (bbls)            (mcf)
                                                               -------------     ------------
  Net proved reserves at January 1, 1998                          333,208           531,982
  Revisions                                                      (139,875)         (179,491)
  Production                                                      (24,803)          (41,501)
                                                                 --------          --------

  Net proved reserves at December 31, 1998                        168,530           310,990
  Revisions                                                       177,510           247,011
  Production                                                      (21,410)          (33,467)
                                                                 --------          --------

  Net proved reserves at December 31, 1999                        324,630           524,534
  Revisions                                                           634           (33,966)
  Production                                                      (20,809)          (30,909)
                                                                 --------          --------

  Net proved reserves at December 31, 2000                        304,455           459,659
                                                                 ========          ========

       As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.43 per barrel of NGLs and $7.87 per mcf of gas, discounted at 10% was approximately $2,332,000 and undiscounted was $4,536,000.

       Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                              For the years ended December 31,
                                                           -------------------------------------
                                                              2000         1999          1998
                                                           -----------   ---------    ----------
                                                                     (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 10,394    $  8,008    $  1,850
  Future production costs                                      (5,858)     (4,882)     (1,499)
                                                             --------    --------    --------

                                                                4,536       3,126         351
  10% annual discount factor                                   (2,204)     (1,410)        (95)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $  2,332    $  1,716    $    256
                                                             ========    ========    ========

                                                             For the years ended December 31,
                                                       -------------------------------------------
                                                          2000            1999           1998
                                                         --------     ---------     --------
                                                                      (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (355)  $      (180)  $      (72)
    Net changes in prices and production costs              1,003           954         (923)
    Revisions of previous quantity estimates                  (33)        1,209         (154)
    Accretion of discount                                     172            25          133
    Changes in production rates, timing and other            (171)         (548)         (54)
                                                         --------     ---------     --------

    Change in present value of future net revenues            616         1,460       (1,070)
                                                         --------     ---------     --------

    Balance, beginning of year                              1,716           256        1,326
                                                         --------     ---------     --------

    Balance, end of year                               $    2,332   $     1,716   $      256
                                                        =========    ==========    =========

NOTE 8.  MAJOR CUSTOMERS

       The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

           Mobil Oil Corporation                      48%            51%           45%
           Plains Marketing, L.P.                     20%            16%            -
           NGTS LLC                                   10%             7%            1%
           Western Gas Resources, Inc.                 4%             6%           29%
           Genesis Crude Oil, L.P.                     -              -            18%

       At December 31, 2000, the amounts receivable from Mobil Oil Corporation, Plains Marketing, L.P. and NGTS LLC were $23,621, $7,883 and $1,228, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.  PARTNERSHIP AGREEMENT

       The following is a brief summary of the more significant provisions of the limited partnership agreement:

       Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

       Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

       Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $7,988,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

       Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

       Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

       Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

       Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

       Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11. EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays 10% of the Program's acquisition, drilling and completion costs and 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 58 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:





                                                        2000          1999           1998
                                                   ------------- -------------  -------------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 105,647     $  97,004      $111,206

    Reimbursement of general and administrative
      expenses                                     $  15,555     $   6,624      $  7,884

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.    Financial statements

            The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                Statements of partners' capital for the years ended December 31,
                   2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                Notes to financial statements

      2.    Financial statement schedules

            All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              PARKER & PARSLEY 85-B, LTD.

Dated: March 27, 2001         By:   Pioneer Natural Resources USA, Inc.
                                       Managing General Partner


                                    By:   /s/ Scott D. Sheffield
                                          ------------------------------------
                                          Scott D. Sheffield, President

       Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 27, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 27, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 27, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 27, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 27, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 27, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 85-B, LTD.

                                INDEX TO EXHIBITS




       The following documents are incorporated by reference in response to Item 14(c):

     Exhibit No.                         Description                              Page
     -----------                         -----------                              ----

       3(a)               Amended and Restated Certificate of                       -
                          Limited Partnership of Parker & Parsley
                          85-B, Ltd. incorporated by reference to
                          Exhibit A of the Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          2-99079) (hereinafter called the Partnership's
                          Registration Statement)

       4(a)               Agreement of Limited Partnership of                       -
                          Parker & Parsley 85-B, Ltd. incorporated by
                          reference to an Exhibit of the Partnership's
                          Registration Statement

       4(b)               Form of Subscription Agreement and Power                  -
                          of Attorney incorporated by reference to an
                          Exhibit of the Partnership's Registration
                          Statement

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to an Exhibit
                          of the Partnership's Registration Statement

                           PARKER & PARSLEY 85-B, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  323,533   $  276,113   $  619,365   $  387,551   $  341,048   $  538,813   $  616,863
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   10,050   $   95,253   $   52,922   $  324,374   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $   62,948
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  151,532   $  105,824   $  277,323   $  (14,097)  $ (117,257)  $ (177,091)  $  286,574
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
         Managing general
           partner                 $    1,515   $    1,058   $    2,773   $     (141)  $   (1,172)  $   (1,771)  $    2,866
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  150,017   $  104,766   $  274,550   $  (13,956)  $ (116,085)  $ (175,320)  $  283,708
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    18.78   $    13.12   $    34.37   $    (1.75)  $   (14.53)  $   (21.95)  $    35.52
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    15.53   $    16.99   $    38.72   $    14.48   $    17.29   $    33.72   $    42.90(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  987,181   $  966,599   $  955,947   $  992,521   $1,122,069   $1,386,758   $1,831,497
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $7.80 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

   PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley Private Investment 85-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Investment 85-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   5,000

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   5,658

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,370
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  280.77

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          4.01 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $  155.76

          --  as of December 31, 2000 (c)                                                     $  148.95

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  267.46

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  272.44

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     275
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2035, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS




                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                ASSETS

Current assets:
  Cash                                               $   157,592    $    74,084
  Accounts receivable - oil and gas sales                 42,165         68,251
                                                      ----------     ----------
        Total current assets                             199,757        142,335
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 3,399,009      3,399,009
Accumulated depletion                                 (2,797,219)    (2,780,814)
                                                      ----------     ----------
        Net oil and gas properties                       601,790        618,195
                                                      ----------     ----------
                                                     $   801,547    $   760,530
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    12,433    $     5,818

Partners' capital:
  Managing general partner                                10,301          9,957
  Limited partners (125 interests)                       778,813        744,755
                                                      ----------     ----------
                                                         789,114        754,712
                                                      ----------     ----------
                                                     $   801,547    $   760,530
                                                      ==========     ==========





  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)





                                       Three months ended        Six months ended
                                            June 30,                 June 30,
                                    ----------------------    ----------------------
                                       2001         2000         2001        2000
                                    ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                       $ 101,279    $ 118,958    $ 224,605    $ 237,006
  Interest                              1,097        1,577        2,232        2,653
  Gain on disposition of assets           -          9,798          -         33,459
                                     --------     --------     --------     --------
                                      102,376      130,333      226,837      273,118
                                     --------     --------     --------     --------
Costs and expenses:
  Oil and gas production               38,172       44,521       76,985       83,393
  General and administrative            2,025        2,379        4,492        4,740
  Depletion                             8,596        9,101       16,405       19,958
  Abandoned property                      -            184          -          7,039
                                     --------     --------     --------     --------
                                       48,793       56,185       97,882      115,130
                                     --------     --------     --------     --------
Net income                          $  53,583    $  74,148    $ 128,955    $ 157,988
                                     ========     ========     ========     ========
Allocation of net income:
  Managing general partner          $     536    $     742    $   1,290    $   1,580
                                     ========     ========     ========     ========
  Limited partners                  $  53,047    $  73,406    $ 127,665    $ 156,408
                                     ========     ========     ========     ========
Net income per limited
  partnership interest              $  424.38    $  587.24    $1,021.32    $1,251.26
                                     ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)






                                       Managing
                                       general      Limited
                                       partner      partners      Total
                                      ---------    ---------    ---------


Balance at January 1, 2001            $   9,957    $ 744,755    $ 754,712

    Distributions                          (946)     (93,607)     (94,553)

    Net income                            1,290      127,665      128,955
                                       --------     --------     --------

Balance at June 30, 2001              $  10,301    $ 778,813    $ 789,114
                                       ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                            Six months ended
                                                                 June 30,
                                                         ----------------------
                                                            2001         2000
                                                         ---------    ---------
Cash flows from operating activities:
  Net income                                             $ 128,955    $ 157,988
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                           16,405       19,958
        Gain on disposition of assets                          -        (33,459)
  Changes in assets and liabilities:
        Accounts receivable                                 26,086      (11,974)
        Accounts payable                                     6,615        4,610
                                                          --------     --------
          Net cash provided by operating activities        178,061      137,123
                                                          --------     --------
Cash flows from investing activities:
  Additions to oil and gas properties                          -         (1,947)
  Proceeds from disposition of assets                          -         42,294
                                                          --------     --------
          Net cash provided by investing activities            -         40,347
                                                          --------     --------
Cash flows used in financing activities:
  Cash distributions to partners                           (94,553)    (181,526)
                                                          --------     --------
Net increase (decrease) in cash                             83,508       (4,056)
Cash at beginning of period                                 74,084       79,497
                                                          --------     --------
Cash at end of period                                    $ 157,592    $  75,441
                                                          ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 85-A, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $224,605 for the six months ended June 30, 2001 as compared to $237,006 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil, offset by higher average prices received for NGLs and gas. For the six months ended June 30, 2001, 5,787 barrels of oil, 1,864 barrels of natural gas liquids ("NGLs") and 7,461 mcf of gas were sold, or 8,895 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 6,332 barrels of oil, 2,722 barrels of NGLs and 10,079 mcf of gas were sold, or 10,734 BOEs.

The average price per barrel of oil decreased $.44, or 2%, from $28.37 for the six months ended June 30, 2000 to $27.93 for the same period in 2001. The average price received per barrel of NGLs increased $1.58, or 11%, from $13.98 during the six months ended June 30, 2000 to $15.56 for the same period in 2001. The average price received per mcf of gas increased 137% from $1.92 during the six months ended June 30, 2000 to $4.55 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $33,459 was recognized during the six months ended June 30, 2000 from equipment credits on one well plugged and abandoned in the current period. Expenses incurred to plug and abandon this well were $7,039 for the six months ended June 30, 2000.

Costs and Expenses:

Total costs and expenses decreased to $97,882 for the six months ended June 30, 2001 as compared to $115,130 for the same period in 2000, a decrease of $17,248, or 15%. This decrease was due to declines in abandoned property costs, production costs, depletion and general and administrative expenses ("G&A").

Production costs were $76,985 for the six months ended June 30, 2001 and $83,393 for the same period in 2000, resulting in a $6,408, or 8%, decrease. The decrease was primarily the result of less workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 5%, from $4,740 for the six months ended June 30, 2000 to $4,492 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Depletion was $16,405 for the six months ended June 30, 2001 as compared to $19,958 for the same period in 2000, a decrease of $3,553, or 18%. This decrease was the result of a decline in oil production of 545 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 15% to $101,279 for the three months ended June 30, 2001 as compared to $118,958 for the same period in 2000. The decrease in revenues resulted from a decrease in production and declines in average prices received for oil and NGLs, offset by higher average prices received for gas. For the three months ended June 30, 2001, 2,952 barrels of oil, 852 barrels of NGLs and 2,954 mcf of gas were sold, or 4,296 BOEs. For the three months ended June 30, 2000, 2,940 barrels of oil, 1,426 barrels of NGLs and 5,021 mcf of gas were sold, or 5,203 BOEs.

The average price received per barrel of oil decreased $2.37, or 8%, from $29.53 for the three months ended June 30, 2000 to $27.16 for the three months ended June 30, 2001. The average price received per barrel of NGLs decreased $1.05, or 7%, from $14.59 during the three months ended June 30, 2000 to $13.54 for the same period in 2001. The average price received per mcf of gas increased 43% to $3.23 during the three months ended June 30, 2001 from $2.26 during the same period in 2000.

A gain on disposition of assets of $9,798 was recognized during the three months ended June 30, 2000 from equipment credits on one well plugged and abandoned in the current period. Expenses incurred to plug and abandon this well were $184 for the three months ended June 30, 2000.

Costs and Expenses:

Total costs and expenses decreased to $48,793 for the three months ended June 30, 2001 as compared to $56,185 for the same period in 2000, a decrease of $7,392, or 13%. This decrease was due to declines in production cost, depletion, G&A and abandoned property costs.

Production costs were $38,172 for the three months ended June 30, 2001 and $44,521 for the same period in 2000 resulting in a $6,349 decrease, or 14%. The decrease was due to lower workover costs.

During this period, G&A decreased 15%, from $2,379 for the three months ended June 30, 2000 to $2,025 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decline in audit and tax fees.

Depletion was $8,596 for the three months ended June 30, 2001 as compared to $9,101 for the same period in 2000, a decrease of $505, or 6%.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $40,938 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to a reduction in working capital of $40,065 and declines in production costs of $6,408, G&A expenses of $248 and abandoned property costs of $7,039, offset by a decline in oil and gas receipts of $12,822. The decline in oil and gas receipts resulted from a decline in production of $40,493 during 2001 as compared to the same period in 2000 and $2,784 due to lower average prices received for oil, offset by an increase in gas and NGL prices during 2001 which contributed an additional $30,455 to oil and gas receipts. The decrease in production costs was primarily due to lower workover costs. The decrease in G&A was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $42,294 were received during the six months ended June 30, 2000. The proceeds were primarily from equipment credits on one well plugged and abandoned during 2000.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $94,553, of which $946 was distributed to the managing general partner and $93,607 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $181,526, of which $1,815 was distributed to the managing general partner and $179,711 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 85-A, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 85-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 85-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                             Ernst & Young LLP


Dallas, Texas
March 9, 2001

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                                   2000                1999
                                                                                             ----------------    ----------------
                     ASSETS
                     ------

Current assets:
   Cash                                                                                      $       74,084      $        79,497
   Accounts receivable - oil and gas sales                                                           68,251               45,956
                                                                                               ------------        -------------

            Total current assets                                                                    142,335              125,453
                                                                                               ------------        -------------

Oil and gas properties - at cost, based on the
   successful efforts accounting method                                                           3,399,009            4,113,242
Accumulated depletion                                                                            (2,780,814)          (3,391,494)
                                                                                               ------------        -------------

            Net oil and gas properties                                                              618,195              721,748
                                                                                               ------------        -------------

                                                                                             $      760,530      $       847,201
                                                                                              =============       ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
   Accounts payable - affiliate                                                              $        5,818      $         8,160

Partners' capital:
   Managing general partner                                                                           9,957               10,800
   Limited partners (125 interests)                                                                 744,755              828,241
                                                                                               ------------        -------------

                                                                                                    754,712              839,041
                                                                                               ------------        -------------

                                                                                             $      760,530      $       847,201
                                                                                              =============       ==============















   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                       2000        1999          1998
                                                     ---------   ---------     ---------

Revenues:
   Oil and gas                                       $ 502,432   $ 342,760    $  269,068
   Interest                                              6,051       3,587         3,856
   Gain on disposition of assets                        33,459          --            --
                                                     ---------   ---------    ----------

                                                       541,942     346,347       272,924
                                                     ---------   ---------    ----------

Costs and expenses:
   Oil and gas production                              164,183     157,138       173,592
   General and administrative                           10,049       6,855         6,018
   Impairment of oil and gas properties                 61,942          --       130,873
   Depletion                                            35,049      65,329       131,389
   Abandoned property                                    7,038          --            --
                                                     ---------   ---------    ----------

                                                       278,261     229,322       441,872
                                                     ---------   ---------    ----------

Net income (loss)                                    $ 263,681   $ 117,025    $ (168,948)
                                                     =========   =========    ==========

Allocation of net income (loss):
   Managing general partner                          $   2,637   $   1,170    $   (1,689)
                                                     =========   =========    ==========

   Limited partners                                  $ 261,044   $ 115,855    $ (167,259)
                                                     =========   =========    ==========

Net income (loss) per limited partnership interest   $2,088.35   $  926.84    $(1,338.07)
                                                     =========   =========    ==========








   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                                           Managing
                                                                           general              Limited
                                                                           partner              partners               Total
                                                                        -------------        --------------       ---------------



Partners' capital at January 1, 1998                                    $      13,952        $    1,140,211      $    1,154,163

   Distributions                                                               (1,142)             (112,983)           (114,125)

   Net loss                                                                    (1,689)             (167,259)           (168,948)
                                                                          -----------          ------------        ------------

Partners' capital at December 31, 1998                                         11,121               859,969             871,090

   Distributions                                                               (1,491)             (147,583)           (149,074)

   Net income                                                                   1,170               115,855             117,025
                                                                          -----------          ------------        ------------

Partners' capital at December 31, 1999                                         10,800               828,241             839,041

   Distributions                                                               (3,480)             (344,530)           (348,010)

   Net income                                                                   2,637               261,044             263,681
                                                                          -----------          ------------        ------------

Partners' capital at December 31, 2000                                  $       9,957        $      744,755      $      754,712
                                                                         ============         =============       =============










   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                                             2000                 1999                1998
                                                                        --------------       --------------      --------------

Cash flows from operating activities:
    Net income (loss)                                                   $     263,681        $     117,025       $    (168,948)
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
           Impairment of oil and gas properties                                61,942                  -               130,873
           Depletion                                                           35,049               65,329             131,389
           Gain on disposition of assets                                      (33,459)                 -                   -
    Changes in assets and liabilities:
           Accounts receivable                                                (22,295)              (7,696)              9,222
           Accounts payable                                                    (2,342)               1,422               2,238
                                                                          -----------          -----------         -----------

              Net cash provided by operating activities                       302,576              176,080             104,774
                                                                          -----------          -----------         -----------

Cash flows used in investing activities:
    Additions to oil and gas properties                                        (1,948)              (6,572)             (1,756)
    Proceeds from disposition of assets                                        41,969                  -                   -
                                                                          -----------          -----------         -----------

              Net cash provided (used by) investing
                 activities                                                    40,021               (6,572)             (1,756)
                                                                          -----------          -----------         -----------

Cash flows used in financing activities:
    Cash distributions to partners                                           (348,010)            (149,074)           (114,125)
                                                                          -----------          -----------         -----------

Net increase (decrease) in cash                                                (5,413)              20,434             (11,107)
Cash at beginning of year                                                      79,497               59,063              70,170
                                                                          -----------          -----------         -----------

Cash at end of year                                                     $      74,084        $      79,497       $      59,063
                                                                         ============         ============        ============



   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 85-A, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas.
The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as determined evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

         In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $61,942 and $130,873 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.  INCOME TAXES

         The financial statement basis of the Partnership's net assets and liabilities was $5,983 less than the tax basis at December 31, 2000.

         The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------

      Net income (loss) per statements of operations                    $      263,681       $     117,025       $     (168,948)
      Depletion and depreciation provisions for tax
        reporting purposes less than amounts for
        financial reporting purposes                                            32,046              62,742              129,509
      Impairment of oil and gas properties for
        financial reporting purposes                                            61,942                 -                130,873
      Other, net                                                                (7,404)              1,067                 (933)
                                                                          ------------         -----------         ------------

             Net income per Federal income tax returns                  $      350,265       $     180,834       $       90,501
                                                                         =============        ============        =============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

      Development costs                                                 $       1,948        $       6,572        $      1,756
                                                                         ============         ============         ===========

      Capitalized oil and gas properties consist of the following:

                                                                                                   2000                 1999
                                                                                             ----------------     ----------------
      Proved properties:
        Property acquisition costs                                                           $      102,103       $      102,995
        Completed wells and equipment                                                             3,296,906            4,010,247
                                                                                               ------------         ------------

                                                                                                  3,399,009            4,113,242
      Accumulated depletion                                                                      (2,780,814)          (3,391,494)
                                                                                               ------------         ------------

                    Net oil and gas properties                                               $      618,195       $      721,748
                                                                                              =============        =============

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

      Payment of lease operating and supervision
        charges in accordance with standard industry
        operating agreements                                            $      66,336        $      73,804        $     78,418
      Reimbursement of general and administrative
        expenses                                                        $       8,067        $       3,581        $      4,294

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and the Partnership are parties to the Program agreement.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                                        Pioneer USA (1)             Partnership
                                                                                      -------------------         ---------------
      Revenues:
        Proceeds from disposition of depreciable
           properties                                                                       9.09091%                 90.90909%
        All other revenues                                                                 24.242425%                75.757575%

      Costs and expenses:
        Lease acquisition costs, drilling and completion
           costs and all other costs                                                        9.09091%                 90.90909%
        Operating costs, direct costs and general and
           administrative expenses                                                         24.242425%                75.757575%

        (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                             Oil and NGLs                   Gas
                                                                                 (bbls)                    (mcf)
                                                                          --------------------      -------------------

      Net proved reserves at January 1, 1998                                      271,658                   288,529
      Revisions                                                                   (91,942)                  (76,028)
      Production                                                                  (21,200)                  (22,343)
                                                                             ------------              ------------

      Net proved reserves at December 31, 1998                                    158,516                   190,158
      Revisions                                                                   180,472                   261,855
      Production                                                                  (20,664)                  (23,218)
                                                                             ------------              ------------

      Net proved reserves at December 31, 1999                                    318,324                   428,795
      Revisions                                                                    27,943                   (50,880)
      Production                                                                  (17,619)                  (20,905)
                                                                             ------------              ------------

      Net proved reserves at December 31, 2000                                    328,648                   357,010
                                                                             ============              ============

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.00 per barrel of NGLs and $7.43 per mcf of gas, discounted at 10% was approximately $2,408,000 and undiscounted was $5,247,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                               For the years ended December 31,
                                                                     ----------------------------------------------------
                                                                           2000                1999                1998
                                                                     ----------------    ----------------    ----------------
                                                                                               (in thousands)
Oil and gas producing activities:
   Future cash inflows                                               $        10,071     $        7,881     $         1,713
   Future production costs                                                    (4,824)            (4,213)             (1,293)
                                                                       -------------       ------------       -------------

                                                                               5,247              3,668                 420
   10% annual discount factor                                                 (2,839)            (1,850)               (139)
                                                                       -------------       ------------       -------------

   Standardized measure of discounted future net cash flows          $         2,408     $        1,818     $           281
                                                                      ==============      =============      ==============

                                                                               For the years ended December 31,
                                                                     ----------------------------------------------------
                                                                           2000                1999                1998
                                                                     ----------------    ----------------    ----------------
                                                                                               (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                     $          (338)    $         (186)    $          (95)
      Net changes in prices and production costs                                 820                905               (674)
      Revisions of previous quantity estimates                                   130              1,414               (124)
      Accretion of discount                                                      182                 28                109
      Changes in production rates, timing and other                             (204)              (624)               (21)
                                                                       -------------       ------------       ------------

      Change in present value of future net revenues                             590              1,537               (805)
                                                                       -------------       ------------       ------------

      Balance, beginning of year                                               1,818                281              1,086
                                                                       -------------       ------------       ------------

      Balance, end of year                                           $         2,408     $        1,818     $          281
                                                                      ==============      =============      =============

NOTE 8.  MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                                 2000               1999                1998
                                                                               --------           --------            --------

                    Plains Marketing, L.P.                                       64%                60%                  -
                    Genesis Crude Oil, L.P.                                       -                  -                  63%
                    Western Gas Resources, Inc.                                   3%                 6%                 25%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $27,002 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9. PARTNERSHIP AGREEMENT

         The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $5,000,000. Pioneer USA was required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 47% to $502,432 for 2000 as compared to $342,760 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 11,945 barrels of oil, 5,674 barrels of natural gas liquids ("NGLs") and 20,905 mcf of gas were sold, or 21,103 barrel of oil equivalents ("BOEs"). In 1999, 14,568 barrels of oil, 6,096 barrels of NGLs and 23,218 mcf of gas were sold, or 24,534 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $13.28, or 79%, from $16.91 in 1999 to $30.19 in 2000. The average price received per barrel of NGLs increased $5.27, or 53%, from $9.95 in 1999 to $15.22 in 2000. The average price received per mcf of gas increased 72% from $1.54 in 1999 to $2.65 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets recognized during 2000 of $33,459 was due to equipment credits received on two wells plugged and abandoned during the current year. Abandoned property costs of $7,038 incurred in 2000 related to the abandonment of these two wells.

Total costs and expenses increased in 2000 to $278,261 as compared to $229,322 in 1999, an increase of $48,939, or 21%. The increase was primarily due to the impairment of oil and gas properties and increases in production costs, abandoned property costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $164,183 in 2000 and $157,138 in 1999, resulting in a $7,045 increase, or 4%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by a decline in well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 47% from $6,855 in 1999 to $10,049 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $8,067 in 2000 and $3,581 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.


In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $61,942 related to its oil and gas properties during 2000.

Depletion was $35,049 in 2000 as compared to $65,329 in 1999, representing a decrease of $30,280, or 46%. This decrease was primarily due to a 20,767 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a decline in oil production of 2,623 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 27% to $342,760 from $269,068 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 14,568 barrels of oil, 6,096 barrels of NGLs and 23,218 mcf of gas were sold, or 24,534 BOEs. In 1998, 14,874 barrels of oil, 6,326 barrels of NGLs and 22,343 mcf of gas were sold, or 24,924 BOEs.

The average price received per barrel of oil increased $3.71, or 28%, from $13.20 in 1998 to $16.91 in 1999. The average price received per barrel of NGLs increased $3.46, or 53%, from $6.49 in 1998 to $9.95 in 1999. The average price received per mcf of gas increased 9% from $1.41 in 1998 to $1.54 in 1999.

Total costs and expenses decreased in 1999 to $229,322 as compared to $441,872 in 1998, a decrease of $212,550, or 48%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $157,138 in 1999 and $173,592 in 1998, resulting in a $16,454 decrease, or 9%. The decrease was due to declines in well maintenance costs and ad valorem taxes.

During this period, G&A increased 14% from $6,018 in 1998 to $6,855 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $3,581 in 1999 and $4,294 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $130,873 related to its oil and gas properties during 1998.

Depletion was $65,329 in 1999 compared to $131,389 in 1998, representing a decrease of $66,060, or 50%. This decrease was the result of an increase in proved reserves of 120,513 barrels of oil during 1999 due to higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $126,496 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $162,136, offset by increases in production costs paid of $7,045, G&A expenses paid of $3,194, abandoned property costs paid of $7,038 and working capital of $18,363. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $253,878 to oil and gas receipts, offset by $91,742 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by a decline in well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from disposition of assets during 2000 of $41,969 were related to $33,459 salvage income received on two wells plugged and abandoned during the current year and $8,510 from equipment credits received on one active well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $348,010, of which $3,480 was distributed to the managing general partner and $344,530 to the limited partners. In 1999, cash distributions to the partners were $149,074, of which $1,491 was distributed to the managing general partner and $147,583 to the limited partners.

                 PARKER & PARSLEY PRIVATE INVESTMENT 85-A, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  224,605   $  237,006   $  502,432   $  342,760   $  269,068   $  396,312   $  474,256
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   61,942   $       --   $  130,873   $  154,523   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  128,955   $  157,988   $  263,681   $  117,025   $ (168,948)  $  (35,440)  $  214,177
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    1,290   $    1,580   $    2,637   $    1,170   $   (1,689)  $     (354)  $    2,142
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  127,665   $  156,408   $  261,044   $  115,855   $ (167,259)  $  (35,086)  $  212,035
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $ 1,021.32   $ 1,251.26   $ 2,088.35   $   926.84   $(1,338.07)  $  (280.69)  $ 1,696.28
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   746.86   $ 1,437.69   $ 2,756.24   $ 1,180.66   $   903.86   $ 1,914.33   $ 2,012.00
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  801,547   $  828,273   $  760,530   $  847,201   $  877,828   $1,158,663   $1,438,725
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

             PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.,
                          A TEXAS LIMITED PARTNERSHIP

                                       TO


                  PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                   THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley Selected 85 Private Investment, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Selected 85 Private Investment, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   4,690

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   4,536

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,025
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  222.43

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.56 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $  120.03

          --  as of December 31, 2000 (c)                                                     $  110.65

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  209.97

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  215.74

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     215
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2035, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS




                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS

Current assets:
  Cash                                               $   116,008    $    32,773
  Accounts receivable - oil and gas sales                 59,116         78,218
                                                      ----------     ----------
        Total current assets                             175,124        110,991
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 3,864,140      3,864,140
Accumulated depletion                                 (3,456,228)    (3,441,568)
                                                      ----------     ----------
        Net oil and gas properties                       407,912        422,572
                                                      ----------     ----------
                                                     $   583,036    $   533,563
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    11,773    $     6,722

Partners' capital:
  Managing general partner                                 8,336          7,892
  Limited partners (117 interests)                       562,927        518,949
                                                      ----------     ----------
                                                         571,263        526,841
                                                      ----------     ----------
                                                     $   583,036    $   533,563
                                                      ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                    Three months ended         Six months ended
                                          June 30,                 June 30,
                                  ----------------------    ----------------------
                                     2001         2000         2001         2000
                                  ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                     $ 120,409    $ 106,941    $ 249,386    $ 196,468
  Interest                              768          881        1,548        1,473
  Gain on disposition of assets         -            -          2,574          -
                                   --------     --------     --------     --------
                                    121,177      107,822      253,508      197,941
                                   --------     --------     --------     --------
Costs and expenses:
  Oil and gas production             50,842       42,099      101,173       82,419
  General and administrative          2,409        2,138        4,988        3,929
  Depletion                           7,874        8,685       14,660       16,778
                                   --------     --------     --------     --------
                                     61,125       52,922      120,821      103,126
                                   --------     --------     --------     --------
Net income                        $  60,052    $  54,900    $ 132,687    $  94,815
                                   ========     ========     ========     ========
Allocation of net income:
  Managing general partner        $     601    $     549    $   1,327    $     948
                                   ========     ========     ========     ========
  Limited partners                $  59,451    $  54,351    $ 131,360    $  93,867
                                   ========     ========     ========     ========
Net income per limited
  partnership interest            $  508.13    $  464.54    $1,122.74    $  802.28
                                   ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)






                                        Managing
                                        general       Limited
                                        partner       partners         Total
                                       ---------     ----------     ----------


Balance at January 1, 2001             $   7,892     $  518,949     $  526,841

    Distributions                           (883)       (87,382)       (88,265)

    Net income                             1,327        131,360        132,687
                                        --------      ---------      ---------

Balance at June 30, 2001               $   8,336     $  562,927     $  571,263
                                        ========      =========      =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                           Six months ended
                                                               June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  132,687    $   94,815
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depletion                                            14,660        16,778
      Gain on disposition of assets                        (2,574)          -
  Changes in assets and liabilities:
      Accounts receivable                                  19,102       (11,456)
      Accounts payable                                      5,051         3,106
                                                        ---------     ---------
          Net cash provided by operating activities       168,926       103,243
                                                        ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                         -            (885)
  Proceeds from disposition of assets                       2,574           -
                                                        ---------     ---------
          Net cash provided by (used in)
            investing activities                            2,574          (885)
                                                        ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                          (88,265)      (98,809)
                                                        ---------     ---------
Net increase in cash                                       83,235         3,549
Cash at beginning of period                                32,773        39,610
                                                        ---------     ---------
Cash at end of period                                  $  116,008    $   43,159
                                                        =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Selected 85 Private Investment, Ltd. (the "Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 27% to $249,386 for the six months ended June 30, 2001 as compared to $196,468 for the same period in 2000. The increase in revenues resulted from higher average prices received and an increase in production. For the six months ended June 30, 2001, 5,370 barrels of oil, 2,580 barrels of natural gas liquids ("NGLs") and 12,602 mcf of gas were sold, or 10,050 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,791 barrels of oil, 2,883 barrels of NGLs and 11,058 mcf of gas were sold, or 9,517 BOEs.

The average price received per barrel of oil increased $.31, or 1%, from $27.61 for the six months ended June 30, 2000 to $27.92 for the same period in 2001. The average price received per barrel of NGLs increased $2.11, or 15%, from $14.13 during the six months ended June 30, 2000 to $16.24 for the same period in 2001. The average price received per mcf of gas increased 116% from $2.12 during the six months ended June 30, 2000 to $4.57 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $120,821 for the six months ended June 30, 2001 as compared to $103,126 for the same period in 2000, an increase of $17,695 or 17%. This increase was due to higher production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $101,173 for the six months ended June 30, 2001 and $82,419 for the same period in 2000 resulting in an $18,754 increase, or 23%. This increase was the result of additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 27%, from $3,929 for the six months ended June 30, 2000 to $4,988 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and increases in audit and tax fees.

Depletion was $14,660 for the six months ended June 30, 2001 as compared to $16,778 for the same period in 2000, a decrease of $2,118, or 13%. This decrease was the result of a positive revision to proved reserves on significant wells during the period ended June 30, 2001, offset by an increase in oil production of 579 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 13% to $120,409 for the three months ended June 30, 2001 as compared to $106,941 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and an increase in production, offset by lower average prices received for oil and NGLs. For the three months ended June 30, 2001, 2,829 barrels of oil, 1,389 barrels of NGLs and 6,018 mcf of gas were sold, or 5,221 BOEs. For the three months ended June 30, 2000, 2,521 barrels of oil, 1,528 barrels of NGLs and 5,665 mcf of gas were sold, or 4,993 BOEs.

The average price received per barrel of oil decreased $.31, or 1%, from $27.86 for the three months ended June 30, 2000 to $27.55 for the three months ended June 30, 2001. The average price received per barrel of NGLs decreased $.12, or 1%, from $14.69 during the three months ended June 30, 2000 to $14.57 for the same period in 2001. The average price received per mcf of gas increased 46% to $3.69 during the three months ended June 30, 2001 from $2.52 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $61,125 for the three months ended June 30, 2001 as compared to $52,922 for the same period in 2000, an increase of $8,203, or 16%. This increase was due to higher production costs and G&A, offset by a decline in depletion.

Production costs were $50,842 for the three months ended June 30, 2001 and $42,099 for the same period in 2000 resulting in an $8,743, or 21%, increase. The increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

During this period, G&A increased 13%, from $2,138 for the three months ended June 30, 2000 to $2,409 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $7,874 for the three months ended June 30, 2001 as compared to $8,685 for the same period in 2000, a decrease of $811, or 9%. This decrease was the result of a positive revision to proved reserves on significant wells during the period ended June 30, 2001, offset by an increase in oil production of 308 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $65,683 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $52,993 and a reduction in working capital of $32,503, offset by increases in production costs of $18,754 and G&A expenses of $1,059. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $34,695 to oil and gas receipts and $18,298 resulting from an increase in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2000 were for expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $2,574 received during the six months ended June 30, 2001 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $88,265, of which $883 was distributed to the managing general partner and $87,382 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $98,809, of which $988 was distributed to the managing general partner and $97,821 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Selected 85 Private Investment, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Selected 85 Private Investment, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Selected 85 Private Investment, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                           Ernst & Young LLP

Dallas, Texas
March 9, 2001

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31




                                                        2000        1999
                                                      ---------   ---------
           ASSETS

Current assets:
 Cash                                                 $  32,773   $  39,610
 Accounts receivable - oil and gas sales                 78,218      45,630
                                                      ---------   ---------

       Total current assets                             110,991      85,240
                                                      ---------   ---------

Oil and gas properties - at cost, based on
 the successful efforts accounting method             3,864,140   3,859,832
Accumulated depletion                                (3,441,568) (3,408,713)
                                                      ---------   ---------
       Net oil and gas properties                       422,572     451,119
                                                        -------   ---------

                                                     $  533,563  $  536,359
                                                        =======   =========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
 Accounts payable - affiliate                        $    6,722  $    8,178

Partners' capital:
 Managing general partner                                 7,892       7,905
 Limited partners (117 interests)                       518,949     520,276
                                                        -------   ---------

                                                        526,841     528,181

                                                     $ 533,563   $  536,359
                                                       ========   =========





   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                              2000       1999        1998
                                             --------   -------     -------
Revenues:
 Oil and gas                               $ 441,200  $ 252,399  $  206,099
 Interest                                      3,585      1,728       2,200
                                             -------    -------     -------
                                             444,785    254,127     208,299
                                             -------    -------     -------

Costs and expenses:
 Oil and gas production                      184,074    153,832     153,789
 General and administrative                    8,824      5,048       4,122
 Impairment of oil and gas properties           -           -        92,133
 Depletion                                    31,732     33,899     118,737
                                             -------    -------     -------

                                             224,630    192,779     368,781
                                             -------    -------     -------

Net income (loss)                          $ 220,155  $  61,348  $ (160,482)
                                             -------    -------     -------

Allocation of net income (loss):
 Managing general partner                  $   2,202  $     613  $   (1,605)
                                             =======    =======     =======

 Limited partners                          $ 217,953  $  60,735  $ (158,877)
                                             =======    =======     =======

Net income (loss) per limited
  partnership interest                     $1,862.85  $  519.10  $(1,357.92)
                                            ========    =======    ========






   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                          Managing
                                           general      Limited
                                           partner      partners    Total
                                          --------      --------    -----


Partners' capital at January 1, 1998     $  10,253   $  752,707  $  762,960

  Distributions                               (756)     (74,884)   (75,640)

  Net loss                                  (1,605)    (158,877)   (160,482)
                                            ------     --------    --------

Partners' capital at December 31, 1998       7,892      518,946    526,838

  Distributions                               (600)     (59,405)   (60,005)

  Net income                                   613       60,735      61,348
                                            ------     --------    --------

Partners' capital at December 31, 1999       7,905      520,276     528,181

  Distributions                             (2,215)    (219,280)   (221,495)

  Net income                                 2,202      217,953     220,155
                                            ------     --------    --------

Partners' capital at December 31, 2000   $   7,892   $  518,949  $  526,841
                                           =======      =======     =======





   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                         2000        1999       1998
                                                        -------     ------    -------

Cash flows from operating activities:
 Net income (loss)                                   $  220,155   $  61,348   $ (160,482)
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Impairment of oil and gas properties                   -           -         92,133
     Depletion                                           31,732      33,899      118,737
 Changes in assets and liabilities:
     Accounts receivable                                (32,588)    (22,369)      20,237
     Accounts payable                                    (1,456)      2,063       (3,647)
                                                       --------      ------      -------

        Net cash provided by operating activities       217,843      74,941       66,978
                                                       --------      ------      -------
Cash flows from investing activities:
 Additions to oil and gas properties                     (3,185)     (3,269)      (4,417)
 Proceeds from asset dispositions                          -           -           3,057
                                                       --------      ------      -------

        Net cash used in investing activities            (3,185)     (3,269)      (1,360)
                                                       --------      ------      -------
Cash flows used in financing activities:
 Cash distributions to partners                        (221,495)    (60,005)     (75,640)
                                                       --------      ------      -------

Net increase (decrease) in cash                          (6,837)     11,667      (10,022)
Cash at beginning of year                                39,610      27,943       37,965
                                                       --------      ------      -------

Cash at end of year                                  $   32,773   $  39,610   $   27,943
                                                       ========      ======      =======



   The accompanying notes are an integral part of these financial statements.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.     ORGANIZATION AND NATURE OF OPERATIONS

     Parker & Parsley Selected 85 Private Investment, Ltd. (the
"Partnership") is a limited partnership organized in 1985 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

     The Partnership engages oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

     Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

     Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


     Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

     Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

     General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

     Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

     Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

     Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $92,133 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $152,466 less than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                          2000       1999       1998
                                                        --------    -------   --------

   Net income (loss) per statements of operations      $ 220,155   $ 61,348 $ (160,482)
   Depletion and depreciation provisions for tax
     reporting purposes less than amounts for
     financial reporting purposes                         28,649     30,978    116,164
   Impairment of oil and gas properties for financial
     reporting purposes                                     -          -        92,133
   Salvage income                                           -          -         2,904
   Other, net                                               (493)      (727)       859

        Net income per Federal income tax returns      $ 248,311   $ 91,599 $   51,578
                                                        ========    =======   ========

NOTE 5.     OIL AND GAS PRODUCING ACTIVITIES

     The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:



                                             2000       1999        1998
                                            ------     -------     -------

     Development costs                     $ 3,185    $  3,269    $  4,417
                                            ======     =======     =======

     Capitalized oil and gas properties consist of the following:


                                                         2000           1999
                                                        ---------     ---------
     Proved properties:
       Property acquisition costs                     $   141,791   $   141,791
       Completed wells and equipment                    3,722,349     3,718,041
                                                        ---------     ---------

                                                        3,864,140     3,859,832
     Accumulated depletion                             (3,441,568)   (3,408,713)

           Net oil and gas properties                 $   422,572   $   451,119
                                                        =========     =========

NOTE 6.     RELATED PARTY TRANSACTIONS

     Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                       2000        1999          1998
                                                     --------    --------      --------

   Payment of lease operating and supervision
     charges in accordance with standard industry
     operating agreements                           $  66,669  $  78,823      $  77,025
   Reimbursement of general and administrative
     expenses                                       $   6,888  $   1,886      $   2,442

   The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and the Partnership are parties to the Program agreement.

   The costs and revenues of the Program are allocated to the Partnership and Pioneer USA as follows:



                                                     Pioneer USA (1)  Partnership
                                                     --------------   -----------


  Revenues:
    Proceeds from disposition of depreciable
     properties                                         9.09091%      90.90909%
    All other revenues                                24.242425%     75.757575%
  Costs and expenses:
    Lease acquisition costs, drilling and completion
     costs and all other costs                          9.09091%      90.90909%
    Operating costs, direct costs and general and
     administrative expenses                          24.242425%     75.757575%

   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7.     OIL AND GAS INFORMATION (UNAUDITED)

     The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                   Oil and NGLs          Gas
                                                     (bbls)             (mcf)
                                                   ------------       ----------


   Net proved reserves at January 1, 1998            186,210            271,087
   Revisions                                         (76,968)           (74,549)
   Production                                        (15,439)           (25,328)
                                                    --------           --------

   Net proved reserves at December 31, 1998           93,803            171,210
   Revisions                                         121,880            243,365
   Production                                        (14,598)           (27,627)
                                                    --------           --------

   Net proved reserves at December 31, 1999          201,085            386,948
   Revisions                                          46,612             21,005
   Production                                        (15,698)           (22,987)
                                                    --------           --------

   Net proved reserves at December 31, 2000          231,999            384,966
                                                    ========           ========

     As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.63 per barrel of oil, $13.32 per barrel of NGLs and $7.55 per mcf of gas, discounted at 10% was approximately $1,829,000 and undiscounted was approximately $3,687,000.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

    Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.



                                              For the years ended December 31,
                                              --------------------------------

                                                2000        1999       1998
                                              ---------  ----------  ---------
                                                      (in thousands)

Oil and gas producing activities:
  Future cash inflows                         $  7,746   $   4,941   $  1,023
  Future production costs                       (4,059)     (2,870)      (797)
                                                ------     -------     ------

                                                 3,687       2,071        226
  10% annual discount factor                    (1,858)       (980)       (69)
                                                ------     -------     ------

  Standardized measure of discounted
    future net cash flows                     $  1,829   $   1,091   $    157
                                                ======     =======     ======



                                                For the years ended December 31,
                                                --------------------------------
                                                  2000        1999       1998
                                                ---------  ----------  ---------
                                                         (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs   $ (257)    $   (98)    $  (53)
    Net changes in prices and production costs      658         492       (426)
    Revisions of previous quantity estimates        328         882        (98)
    Accretion of discount                           109          16         70
    Changes in production rates, timing and
      other                                        (100)       (358)       (32)
                                                 ------     -------     ------
    Change in present value of future net
      revenues                                      738         934       (539)
                                                 ------     -------     ------
    Balance, beginning of year                    1,091         157        696
                                                 ------     -------     ------
    Balance, end of year                        $ 1,829   $   1,091   $    157
                                                 ======     =======     ======

NOTE 8.    MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:



                                                2000       1999        1998
                                              --------   --------    --------

            Plains Marketing, L.P.               57%        49%       -
            Koch Midstream Services Company       9%        11%       -
            NGTS LLC                              9%        10%       -
            Western Gas Resources, Inc.           4%        10%     34%
            Genesis Crude Oil, L.P.               -          -      52%

     At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $26,039, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

     Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9.     PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

     Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the

     Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

     Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

     Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $4,690,000. Pioneer USA was required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 75% to $441,200 for 2000 as compared to $252,399 in 1999. The increase in revenues resulted from higher average prices received and a slight increase in production. In 2000, 9,509 barrels of oil, 6,189 barrels of natural gas liquids ("NGLs") and 22,987 mcf of gas were sold, or 19,529 barrel of oil equivalents ("BOEs"). In 1999, 7,828 barrels of oil, 6,770 barrels of NGLs and 27,627 mcf of gas were sold, or 19,203 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.32, or 71%, from $17.27 in 1999 to $29.59 in 2000. The average price received per barrel of NGLs increased $5.03, or 48%, from $10.49 in 1999 to $15.52 in 2000. The average price received per mcf of gas increased 66% from $1.67 in 1999 to $2.77 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $224,630 as compared to $192,779 in 1999, an increase of $31,851, or 17%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $184,074 in 2000 and $153,832 in 1999, resulting in a $30,242 increase, or 20%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by a decline in well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 75% from $5,048 in 1999 to $8,824 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $6,888 in 2000 and $1,886 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $31,732 in 2000 as compared to $33,899 in 1999, representing a decrease of $2,167, or 6%. This decrease was primarily due to a 28,956 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 1,681 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 22% to $252,399 from $206,099 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 7,828 barrels of oil, 6,770 barrels of NGLs and 27,627 mcf of gas were sold, or 19,203 BOEs. In 1998, 9,075 barrels of oil, 6,364 barrels of NGLs and 25,328 mcf of gas were sold, or 19,660 BOEs.

The average price received per barrel of oil increased $3.83, or 28%, from $13.44 in 1998 to $17.27 in 1999. The average price received per barrel of NGLs increased $3.50, or 50%, from $6.99 in 1998 to $10.49 in 1999. The average price received per mcf of gas increased 7% from $1.56 in 1998 to $1.67 in 1999.

Total costs and expenses decreased in 1999 to $192,779 as compared to $368,781 in 1998, a decrease of $176,002, or 48%. The decrease was primarily due to declines in the impairment of oil and gas properties and depletion, offset by increases in G&A and production costs.

Production costs were $153,832 in 1999 and $153,789 in 1998, resulting in a $43 increase. The increase was due to increases in production taxes due to increased oil and gas revenues and additional well maintenance costs incurred to stimulate well production, offset by a decline in ad valorem taxes.

During this period, G&A increased 22% from $4,122 in 1998 to $5,048 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $1,886 in 1999 and $2,442 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $92,133 related to its oil and gas properties during 1998.

Depletion was $33,899 in 1999 compared to $118,737 in 1998, representing a decrease of $84,838, or 71%. This decrease was the result of a combination of factors that included an increase in proved reserves of 65,798 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,247 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $142,902 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $190,658, offset by increases in production costs paid of $30,242, G&A expenses paid of $3,776 and working capital of $13,738. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $162,805 to oil and gas receipts and an increase of $27,853 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and workover costs incurred to stimulate well production, offset by a decline in well maintenance costs.. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $221,495, of which $2,215 was distributed to the managing general partner and $219,280 to the limited partners. In 1999, cash distributions to the partners were $60,005, of which $600 was distributed to the managing general partner and $59,405 to the limited partners.

              PARKER & PARSLEY SELECTED 85 PRIVATE INVESTMENT, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                               Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  249,386   $  196,468   $  441,200   $  252,399   $  206,099   $  324,463   $  387,747
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $   92,133   $  258,548   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $   27,488
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  132,687   $   94,815   $  220,155   $   61,348   $ (160,482)  $ (197,320)  $  165,606
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    1,327   $      948   $    2,202   $      613   $   (1,605)  $   (1,973)  $    1,656
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  131,360   $   93,867   $  217,953   $   60,735   $ (158,877)  $ (195,347)  $  163,950
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $ 1,122.74   $   802.28   $ 1,862.85   $   519.10   $(1,357.92)  $(1,669.63)  $ 1,401.28
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   746.85   $   836.08   $ 1,874.19   $   507.74   $   640.03   $ 1,393.78   $ 1,583.47(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  583,036   $  535,471   $  533,563   $  536,359   $  532,953   $  772,722   $1,133,345
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------

(a) Including litigation settlement per limited partnership interest of $234.94 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 86-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 86-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 86-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 86-A, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  10,131

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $  13,871

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,717
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  170.04

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.14 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $   54.68

          --  as of December 31, 2000 (c)                                                     $   58.31

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  156.87

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  164.88

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     225
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2036, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 33-3353A


                           PARKER & PARSLEY 86-A, LTD.
             (Exact name of Registrant as specified in its charter)


                           Texas                              75-2124884
         --------------------------------------------   ---------------------
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 86-A, LTD.

                                TABLE OF CONTENTS


                                                                          Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000........................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000.......................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001.......................................    5

           Statements of Cash Flows for the six months
             ended June 30, 2001 and 2000..............................    6

           Notes to Financial Statements...............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations.......................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K............................   11

           Signatures..................................................   12

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.       Financial Statements

                                 BALANCE SHEETS


                                                     June 30,      December 31,
                                                       2001            2000
                                                    -----------    -----------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash                                              $    72,545    $    46,169
  Accounts receivable - oil and gas sales               108,397        150,881
                                                     ----------     ----------
          Total current assets                          180,942        197,050
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                7,132,242      7,132,242
Accumulated depletion                                (6,734,886)    (6,721,529)
                                                     ----------     ----------
          Net oil and gas properties                    397,356        410,713
                                                     ----------     ----------
                                                    $   578,298    $   607,763
                                                     ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    20,057    $    12,398

Partners' capital:
  Managing general partner                                4,275          4,647
  Limited partners (10,131 interests)                   553,966        590,718
                                                     ----------     ----------
                                                        558,241        595,365
                                                     ----------     ----------
                                                    $   578,298    $   607,763
                                                     ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                          Three months ended         Six months ended
                                               June 30,                  June 30,
                                        ----------------------    ----------------------
                                           2001        2000          2001         2000
                                        ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                           $ 190,561    $ 196,767    $ 410,079    $ 393,746
  Interest                                    782        1,681        2,598        2,821
  Gain on disposition of assets               -         18,734          -         28,971
                                         --------     --------     --------     --------
                                          191,343      217,182      412,677      425,538
                                         --------     --------     --------     --------
Costs and expenses:
  Oil and gas production                  133,669       86,961      234,808      176,913
  General and administrative                5,717        5,903        9,966       11,812
  Depletion                                 6,758        6,831       13,357       13,894
                                         --------     --------     --------     --------
                                          146,144       99,695      258,131      202,619
                                         --------     --------     --------     --------
Net income                              $  45,199    $ 117,487    $ 154,546    $ 222,919
                                         ========     ========     ========     ========
Allocation of net income:
  Managing general partner              $     452    $   1,175    $   1,545    $   2,229
                                         ========     ========     ========     ========
  Limited partners                      $  44,747    $ 116,312    $ 153,001    $ 220,690
                                         ========     ========     ========     ========
Net income per limited partnership
  interest                              $    4.41    $   11.48    $   15.10    $   21.78
                                         ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                       Managing
                                       general       Limited
                                       partner       partners         Total
                                      ---------     ----------     ----------


Balance at January 1, 2001            $   4,647     $  590,718     $  595,365


   Distributions                         (1,917)      (189,753)      (191,670)

   Net income                             1,545        153,001        154,546
                                       --------      ---------      ---------

Balance at June 30, 2001              $   4,275     $  553,966     $  558,241
                                       ========      =========      =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                          Six months ended
                                                               June 30,
                                                      ------------------------
                                                         2001          2000
                                                      ----------    ----------
Cash flows from operating activities:
  Net income                                          $  154,546    $  222,919
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                          13,357        13,894
       Gain on disposition of assets                         -         (28,971)
  Changes in assets and liabilities:
     Accounts receivable                                  42,484       (39,907)
     Accounts payable                                      7,659         4,860
                                                       ---------     ---------
          Net cash provided by operating activities      218,046       172,795
                                                       ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                        -          (5,250)
  Proceeds from asset dispositions                           -          28,971
                                                       ---------     ---------
          Net cash provided by investing activities          -          23,721
                                                       ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (191,670)     (205,060)
                                                       ---------     ---------
Net increase (decrease) in cash                           26,376        (8,544)
Cash at beginning of period                               46,169        76,838
                                                       ---------     ---------
Cash at end of period                                 $   72,545    $   68,294
                                                       =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 86-A, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 4% to $410,079 for the six months ended June 30, 2001 as compared to $393,746 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 8,359 barrels of oil, 4,940 barrels of natural gas liquids ("NGLs") and 20,166 mcf of gas were sold, or 16,660 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 9,168 barrels of oil, 6,254 barrels of NGLs and 26,019 mcf of gas were sold, or 19,759 BOEs.

The average price received per barrel of oil increased slightly from $27.71 for the six months ended June 30, 2000 to $27.73 for the same period in 2001. The average price received per barrel of NGLs increased $2.56, or 18%, from $14.19 during the six months ended June 30, 2000 to $16.75 for the same period in 2001. The average price received per mcf of gas increased 142% from $1.96 during the six months ended June 30, 2000 to $4.74 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

A gain on disposition of assets of $28,971 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on two fully depleted wells.

Costs and Expenses:

Total costs and expenses increased to $258,131 for the six months ended June 30, 2001 as compared to $202,619 for the same period in 2000, an increase of $55,512, or 27%. This increase was due to an increase in production costs, offset by declines in general and administrative expenses ("G&A") and depletion.

Production costs were $234,808 for the six months ended June 30, 2001 and $176,913 for the same period in 2000 resulting in a $57,895 increase, or 33%. This increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 16% from $11,812 for the six months ended June 30, 2000 to $9,966 for the same period in 2001. The decrease is primarily attributable to a decline in audit and tax fees.

Depletion was $13,357 for the six months ended June 30, 2001 as compared to $13,894 for the same period in 2000, a decrease of $537, or 4%. This decrease was primarily due to a decline in oil production of 809 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 3% to $190,561 for the three months ended June 30, 2001 as compared to $196,767 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 4,389 barrels of oil, 2,558 barrels of NGLs and 9,290 mcf of gas were sold, or 8,495 BOEs. For the three months ended June 30, 2000, 4,548 barrels of oil, 2,908 barrels of NGLs and 11,558 mcf of gas were sold, or 9,382 BOEs.

The average price received per barrel of oil decreased $.67, or 2%, from $27.97 for the three months ended June 30, 2000 to $27.30 for the same period in 2001. The average price received per barrel of NGLs increased $.27, or 2%, from $14.53 during the three months ended June 30, 2000 to $14.80 for the same period in 2001. The average price received per mcf of gas increased 50% from $2.36 during the three months ended June 30, 2000 to $3.54 for the same period in 2001.

Gain on disposition of assets of $18,734 was recognized during the three months ended June 30, 2000 resulting from equipment credits received on two fully depleted wells.

Costs and Expenses:

Total costs and expenses increased to $146,144 for the three months ended June 30, 2001 as compared to $99,695 for the same period in 2000, an increase of $46,449, or 47%. This increase was due to an increase in production costs, offset by declines in G&A and depletion.

Production costs were $133,669 for the three months ended June 30, 2001 and $86,961 for the same period in 2000 resulting in a $46,708 increase, or 54%. This increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 3% from $5,903 for the three months ended June 30, 2000 to $5,717 for the same period in 2001. The decrease is primarily attributable to a decline in audit and tax fees.

Depletion was $6,758 for the three months ended June 30, 2001 as compared to $6,831 for the same period in 2000, a decrease of $73, or 1%. This decrease was primarily due to a decline in oil production of 159 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $45,251 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $16,110 in oil and gas sales receipts and reductions of $85,190 in working capital and $1,846 in G&A expenses, offset by an increase of $57,895 in production costs. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $88,287 to oil and gas receipts, offset by $72,177 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production. The decrease in G&A was primarily due to a decline in audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities for the six months ended June 30, 2000 included expenditures related to equipment upgrades on active properties.

Proceeds from asset dispositions of $28,971 received during the six months ended June 30, 2000 were due to equipment credits received on two fully depleted wells.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $191,670, of which $1,917 was distributed to the managing general partner and $189,753 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $205,060, of which $2,051 was distributed to the managing general partner and $203,009 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PARKER & PARSLEY 86-A, LTD.

                                  By:   Pioneer Natural Resources USA, Inc.
                                         Managing General Partner





Dated:  August 6, 2001            By:    /s/ Rich Dealy
                                        ----------------------------------
                                        Rich Dealy, Vice President and
                                        Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 33-3353-A


                           PARKER & PARSLEY 86-A, LTD.
             (Exact name of Registrant as specified in its charter)

                              TEXAS                                                                 75-2124884
            -----------------------------------------                                       --------------------------
            (State or other jurisdiction of                                                    (I.R.S. Employer
            incorporation or organization)                                                  Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                                      75039
----------------------------------------------------------------                                  -------------
            (Address of principal executive offices)                                                (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $10,096,000.

             As of March 8, 2001, the number of outstanding limited
                       partnership interests was 10,131.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None
PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.         BUSINESS

Parker & Parsley 86-A, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 10,131 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000 approximately 51% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.         PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 32 oil and gas wells. Five wells were sold and one well was abandoned. At December 31, 2000, 26 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.         LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 10,131 outstanding limited partnership interests held of record by 962 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $462,584 and $154,204, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                        2000             1999            1998             1997            1996
                                  ---------------  --------------- ---------------  --------------- ---------------
Operating results:
-----------------
  Oil and gas sales                $    881,177     $    555,781     $   415,842     $   605,964     $    843,204
                                    ===========      ===========      ==========      ==========      ===========

  Gain on litigation
    settlement, net                $        -       $        -       $       -       $       -       $    290,690
                                    ===========      ===========      ==========      ==========      ===========

  Impairment of oil and gas
    properties                     $     12,800     $     28,052     $    23,593     $   496,887     $        -
                                    ===========      ===========      ==========      ==========      ===========

  Net income (loss)                $    487,574     $     96,423     $  (248,515)    $  (467,727)    $    741,771
                                    ===========      ===========      ==========      ==========      ===========

  Allocation of net income (loss):
    Managing general partner       $      4,876     $        964     $    (2,485)    $    (4,677)    $      7,417
                                    ===========      ===========      ==========      ==========      ===========

    Limited partners               $    482,698     $     95,459     $  (246,030)    $  (463,050)    $    734,354
                                    ===========      ===========      ==========      ==========      ===========

  Limited partners' net income
    (loss) per limited
    partnership interest           $      47.65     $       9.42     $    (24.28)    $    (45.71)    $      72.49
                                    ===========      ===========      ==========      ==========      ===========

  Limited partners' cash
    distributions per
    limited partnership
    interest                       $      45.66     $      15.22     $      9.42     $     27.44     $      94.54 (a)
                                    ===========      ===========      ==========      ==========      ===========

At year end:
-----------
  Identifiable assets              $    607,763     $    594,270     $   646,224     $ 1,000,424     $  1,804,366
                                    ===========      ===========      ==========      ==========      ===========

---------------

(a) Including litigation settlement per limited partnership interest of $28.41 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 59% to $881,177 for 2000 as compared to $555,781 in 1999. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 2000, 18,760 barrels of oil, 13,025 barrels of natural gas liquids ("NGLs") and 56,549 mcf of gas were sold, or 41,210 barrel of oil equivalents ("BOEs"). In 1999, 18,743 barrels of oil, 14,483 barrels of NGLs and 62,354 mcf of gas were sold, or 43,618 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $11.87, or 70%, from $17.00 in 1999 to $28.87 in 2000. The average price received per barrel of NGLs increased $5.31, or 55%, from $9.63 in 1999 to $14.94 in 2000. The average price received per mcf of gas increased 63% from $1.57 in 1999 to $2.56 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $31,944 was recognized during 2000 resulting from equipment credits on two fully depleted wells.

Total costs and expenses decreased in 2000 to $432,464 as compared to $463,135 in 1999, a decrease of $30,671, or 7%. The decrease was due to declines in depletion and the impairment of oil and gas properties, offset by increases in production costs and general and administrative expense ("G&A").

Production costs were $364,985 in 2000 and $341,430 in 1999, resulting in an increase of $23,555, or 7%. The increase was primarily due to higher production taxes associated with higher oil and gas prices, offset by a slight decline in well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 73% from $16,673 in 1999 to $28,772 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $24,184 in 2000 and $9,436 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long- lived assets for impairment, the Partnership recognized non-cash charges of $12,800 and $28,052 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $25,907 in 2000 as compared to $76,980 in 1999, representing a decrease of $51,073, or 66%. This decrease was primarily due to a 40,953 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 34% to $555,781 from $415,842 in 1998. The increase in revenues resulted from higher average prices received and an increase in production from 1998 to 1999. In 1999, 18,743 barrels of oil, 14,483 barrels of NGLs and 62,354 mcf of gas were sold, or 43,618 BOEs. In 1998, 20,308 barrels of oil, 11,164 barrels of NGLs and 49,805 mcf of gas were sold, or 39,773 BOEs.

The average price received per barrel of oil increased $3.68, or 28%, from $13.32 in 1998 to $17.00 in 1999. The average price received per barrel of NGLs increased $3.10, or 47%, from $6.53 in 1998 to $9.63 in 1999. The average price received per mcf of gas increased 8% from $1.46 in 1998 to $1.57 in 1999.

Total costs and expenses decreased in 1999 to $463,135 as compared to $669,121 in 1998, a decrease of $205,986, or 31%. The decrease was due to declines in depletion and production costs, offset by increases in the impairment of oil and gas properties and G&A.

Production costs were $341,430 in 1999 and $372,460 in 1998, resulting in a $31,030 decrease, or 8%. The decrease was due to declines in workover costs, well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to an increase in oil and gas revenues.

During this period, G&A increased 34% from $12,476 in 1998 to $16,673 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $9,436 in 1999 and $9,062 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $28,052 and $23,593 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $76,980 in 1999 compared to $260,592 in 1998. This represented a decrease of $183,612, or 70%. This decrease was the result of an increase in proved reserves of 148,893 barrels of oil during 1999 due to higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $229,299 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $328,536, offset by increases in production costs paid of $23,555, G&A expenses paid of $12,099 and working capital of $63,583. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $364,711 to oil and gas receipts, offset by a decrease of $36,175 resulting from a decrease in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by a slight decline in well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $31,944 received during 2000 were due to equipment credits received on two fully depleted wells. Proceeds of $120 were recognized in 1999 primarily from equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $467,257, of which $4,673 was distributed to the managing general partner and $462,584 to the limited partners. In 1999, cash distributions to the partners were $155,762, of which $1,558 was distributed to the managing general partner and $154,204 to the limited partners.

ITEM 8.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
Financial Statements of Parker & Parsley 86-A, Ltd:
  Independent Auditors' Report..........................................................................       10
  Balance Sheets as of December 31, 2000 and 1999.......................................................       11
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998.................................................................................       12
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998....................................................................       13
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998.................................................................................       14
  Notes to Financial Statements.........................................................................       15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 86-A, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 86-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 86-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                              Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                                                  2000                1999
                                                                           ----------------    ----------------
                  ASSETS
                  ------

Current assets:
  Cash                                                                       $     46,169        $     76,838
  Accounts receivable - oil and gas sales                                         150,881              74,543
                                                                               ----------          ----------

         Total current assets                                                     197,050             151,381
                                                                               ----------          ----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                          7,132,242           7,125,711
Accumulated depletion                                                          (6,721,529)         (6,682,822)
                                                                               ----------          ----------

         Net oil and gas properties                                               410,713             442,889
                                                                               ----------          ----------

                                                                             $    607,763        $    594,270
                                                                              ===========         ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                               $     12,398        $     19,222

Partners' capital:
  Managing general partner                                                          4,647               4,444
  Limited partners (10,131 interests)                                             590,718             570,604
                                                                               ----------          ----------

                                                                                  595,365             575,048
                                                                               ----------          ----------

                                                                             $    607,763        $    594,270
                                                                              ===========         ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                                 2000              1999             1998
                                                            ---------------   --------------   ---------------
Revenues:
  Oil and gas                                                 $   881,177       $  555,781       $   415,842
  Interest                                                          6,917            3,777             4,764
  Gain on disposition of assets                                    31,944              -                 -
                                                                ---------         --------         ---------

                                                                  920,038          559,558           420,606
                                                                ---------         --------         ---------

Costs and expenses:
  Oil and gas production                                          364,985          341,430           372,460
  General and administrative                                       28,772           16,673            12,476
  Depletion                                                        25,907           76,980           260,592
  Impairment of oil and gas properties                             12,800           28,052            23,593
                                                                ---------         --------         ---------

                                                                  432,464          463,135           669,121
                                                                ---------         --------         ---------

Net income (loss)                                             $   487,574       $   96,423       $  (248,515)
                                                               ==========        =========        ==========

Allocation of net income (loss):
  Managing general partner                                    $     4,876       $      964       $    (2,485)
                                                               ==========        =========        ==========

  Limited partners                                            $   482,698       $   95,459       $  (246,030)
                                                               ==========        =========        ==========

Net income (loss) per limited partnership
  interest                                                    $     47.65       $     9.42       $    (24.28)
                                                               ==========        =========        ==========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                               Managing
                                                                general           Limited
                                                                partner           partners           Total
                                                            ---------------    --------------   ---------------
Partners' capital at January 1, 1998                         $     8,487        $   970,792      $   979,279

   Distributions                                                    (964)           (95,413)         (96,377)

   Net loss                                                       (2,485)          (246,030)        (248,515)
                                                               ---------          ---------        ---------

Partners' capital at December 31, 1998                             5,038            629,349          634,387

   Distributions                                                  (1,558)          (154,204)        (155,762)

   Net income                                                        964             95,459           96,423
                                                               ---------          ---------        ---------

Partners' capital at December 31, 1999                             4,444            570,604          575,048

   Distributions                                                  (4,673)          (462,584)        (467,257)

   Net income                                                      4,876            482,698          487,574
                                                               ---------          ---------        ---------

Partners' capital at December 31, 2000                       $     4,647        $   590,718      $   595,365
                                                              ==========         ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                  2000              1999             1998
                                                             --------------    --------------   --------------
Cash flows from operating activities:
  Net income (loss)                                           $   487,574       $   96,423       $  (248,515)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties                        12,800           28,052            23,593
       Depletion                                                   25,907           76,980           260,592
       Gain on disposition of assets                              (31,944)             -                 -
  Changes in assets and liabilities:
       Accounts receivable                                        (76,338)         (26,964)           32,195
       Accounts payable                                            (6,824)           7,385            (9,308)
                                                                ---------         --------         ---------

         Net cash provided by operating activities                411,175          181,876            58,557
                                                                ---------         --------         ---------

Cash flows from investing activities:
  Additions to oil and gas properties                              (6,531)          (7,619)          (22,830)
  Proceeds from asset dispositions                                 31,944              120               -
                                                                ---------         --------         ---------

         Net cash provided by (used in)
            investing activities                                   25,413           (7,499)          (22,830)
                                                                ---------         --------         ---------

Cash flows used in financing activities:
  Cash distributions to partners                                 (467,257)        (155,762)          (96,377)
                                                                ---------         --------         ---------

Net increase (decrease) in cash                                   (30,669)          18,615           (60,650)
Cash at beginning of year                                          76,838           58,223           118,873
                                                                ---------         --------         ---------

Cash at end of year                                           $    46,169       $   76,838       $    58,223
                                                               ==========        =========        ==========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 86-A, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environ mental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $12,800, $28,052 and $23,593 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $695,197 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                  2000             1999              1998
                                                             -------------    --------------    --------------
   Net income (loss) per statements of operations             $   487,574      $    96,423       $  (248,515)
   Depletion and depreciation provisions for tax
     reporting purposes less than amounts for
     financial reporting purposes                                  16,131           66,147           251,615
   Impairment of oil and gas properties for financial
     reporting purposes                                            12,800           28,052            23,593
   Timing difference                                               67,848              -                 -
   Other, net                                                      (1,032)          (1,773)            2,118
                                                               ----------        ---------         ---------

         Net income per Federal income tax
           returns                                            $   583,321      $   188,849       $    28,811
                                                               ==========       ==========        ==========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                 2000              1999              1998
                                                            --------------    --------------    --------------
       Development costs                                      $     6,531       $    7,619       $    22,830
                                                               ==========        =========        ==========

        Capitalized oil and gas properties consist of the following:

                                                                               2000                  1999
                                                                         ----------------      ----------------
     Proved properties:
       Property acquisition costs                                          $    264,211          $    264,211
       Completed wells and equipment                                          6,868,031             6,861,500
                                                                             ----------            ----------

                                                                              7,132,242             7,125,711
     Accumulated depletion                                                   (6,721,529)           (6,682,822)
                                                                             ----------            ----------

                 Net oil and gas properties                                $    410,713          $    442,889
                                                                            ===========           ===========

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                 2000              1999             1998
                                                            --------------    --------------   --------------
    Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements                         $    167,350       $  167,820       $   161,913

    Reimbursement of general and administrative
       expenses                                              $     24,184       $    9,436       $     9,062

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                              Pioneer
                                                                              USA (1)              Partnership
                                                                           -------------         ---------------
   Revenues:
     Proceeds from disposition of depreciable properties                        9.09091%             90.90909%
       All other revenues                                                     24.242425%            75.757575%

   Costs and expenses:
     Lease acquisition costs, drilling and completion costs
       and all other costs                                                      9.09091%             90.90909%
     Operating costs, direct costs and general and
       administrative expenses                                                24.242425%            75.757575%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 35 limited partner interests owned by Pioneer USA.

NOTE 7.          OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                               Oil and NGLs              Gas
                                                                                  (bbls)                (mcf)
                                                                          --------------------  -------------------
    Net proved reserves at January 1, 1998                                        315,662              469,065
    Revisions                                                                    (123,571)            (148,399)
    Production                                                                    (31,472)             (49,805)
                                                                               ----------           ----------

    Net proved reserves at December 31, 1998                                      160,619              270,861
    Revisions                                                                     273,095              545,216
    Production                                                                    (33,226)             (62,354)
                                                                               ----------           ----------

    Net proved reserves at December 31, 1999                                      400,488              753,723
    Revisions                                                                      83,992              171,142
    Production                                                                    (31,785)             (56,549)
                                                                               ----------           ----------

    Net proved reserves at December 31, 2000                                      452,695              868,316
                                                                               ==========           ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.60 per barrel of NGLs and $7.15 per mcf of gas, discounted at 10% was approximately $3,610,000 and undiscounted was $7,252,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year- end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                          For the years ended December 31,
                                                                 -------------------------------------------------
                                                                       2000             1999            1998
                                                                 ---------------- ---------------- ---------------
                                                                                   (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $     15,459     $      9,741    $      1,763
   Future production costs                                               (8,207)          (5,896)         (1,433)
                                                                     ----------       ----------      ----------

                                                                          7,252            3,845             330
   10% annual discount factor                                            (3,642)          (1,727)            (89)
                                                                     ----------       ----------      ----------

   Standardized measure of discounted future net cash flows        $      3,610     $      2,118    $        241
                                                                    ===========      ===========     ===========

                                                                          For the years ended December 31,
                                                                 -------------------------------------------------
                                                                       2000             1999            1998
                                                                 ---------------- ---------------- ---------------
                                                                                   (in thousands)
   Oil and Gas Producing Activities:
     Oil and gas sales, net of production costs                    $       (516)   $        (214)   $        (43)
     Net changes in prices and production costs                           1,408              829            (761)
     Revisions of previous quantity estimates                               753            1,942            (147)
     Accretion of discount                                                  212               24             113
     Changes in production rates, timing and other                         (365)            (704)            (51)
                                                                     ----------      -----------      ----------

     Change in present value of future net revenues                       1,492            1,877            (889)
                                                                     ----------      -----------      ----------

     Balance, beginning of year                                           2,118              241           1,130
                                                                     ----------      -----------      ----------

     Balance, end of year                                          $      3,610    $       2,118    $        241
                                                                    ===========     ============     ===========

NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                2000              1999             1998
                                                              --------          --------         --------
             Plains Marketing, L.P.                              51%               48%               -
             Genesis Crude Oil, L.P.                              -                 -               62%
             Western Gas Resources, Inc.                          7%                9%              29%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $31,479, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $10,131,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.        DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                               Age at
                                            December 31,
        Name                                    2000                            Position
        ----                                    ----                            --------
Scott D. Sheffield                               48                 President

Timothy L. Dove                                  45                 Executive Vice President, Chief
                                                                      Financial Officer and Director

Dennis E. Fagerstone                             51                 Executive Vice President and Director

Mark L. Withrow                                  53                 Executive Vice President, General
                                                                      Counsel and Director

Danny Kellum                                     46                 Executive Vice President - Domestic
                                                                      Operations and Director

Rich Dealy                                       34                 Vice President and Chief Accounting
                                                                      Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts

Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.        EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)     Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 35 limited partner interests at January 1, 2001.

(b)     Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                 2000              1999             1998
                                                             -------------    -------------    -------------
     Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements                          $  167,350       $   167,820       $  161,913

     Reimbursement of general and administrative
       expenses                                               $   24,184       $     9,436       $    9,062

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.      Financial statements

              The following are filed as part of this Report:

                     Independent Auditors' Report

                     Balance sheets as of December 31, 2000 and 1999

                     Statements of operations for the years ended December 31,
                       2000, 1999 and 1998

                     Statements of partners' capital for the years ended
                        December 31, 2000, 1999 and 1998

                     Statements of cash flows for the years ended December 31,
                        2000, 1999 and 1998

                     Notes to financial statements

      2.      Financial statement schedules

              All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PARKER & PARSLEY 86-A, LTD.

Dated: March 28, 2001              By:     Pioneer Natural Resources USA, Inc.
                                             Managing General Partner


                                           By:     /s/ Scott D. Sheffield
                                                   -----------------------------
                                                   Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Scott D. Sheffield                      President of Pioneer USA                           March 28, 2001
--------------------------------------
Scott D. Sheffield

/s/ Timothy L. Dove                         Executive Vice President, Chief                    March 28, 2001
--------------------------------------      Financial Officer and Director of
Timothy L. Dove                             Pioneer USA


/s/ Dennis E. Fagerstone                    Executive Vice President and                       March 28, 2001
--------------------------------------      Director of Pioneer USA
Dennis E. Fagerstone

/s/ Mark L. Withrow                         Executive Vice President, General                  March 28, 2001
--------------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow

/s/ Danny Kellum                            Executive Vice President - Domestic                March 28, 2001
--------------------------------------      Operations and Director of Pioneer
Danny Kellum                                USA

/s/ Rich Dealy                              Vice President and Chief Accounting                March 28, 2001
--------------------------------------      Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 86-A, LTD.

                                INDEX TO EXHIBITS

        The following documents are incorporated by reference in response to
Item 14(c):

   Exhibit No.                                Description                                            Page
   -----------                                -----------                                            ----
      3(a)                     Amended and Restated Certificate of                                    -
                               Limited Partnership of Parker & Parsley
                               86-A, Ltd. incorporated by reference to
                               Exhibit 3a of the Partnership's Registration
                               Statement on Form S-1 (Registration No.
                               33-3353) (hereinafter called the Partnership's
                               Registration Statement)

      4(a)                     Form of Agreement of Limited Partnership of                            -
                               Parker & Parsley 86-A, Ltd. incorporated by
                               reference to Exhibit A of Amendment No. 1 of
                               the Partnership's Registration Statement

      4(b)                     Form of Subscription Agreement incorporated by
                               reference to Exhibit C of Amendment No. 1 of
                               the Partnership's Registration Statement                               -

      4(b)                     Power of Attorney incorporated by reference to                         -
                               an Exhibit of the Partnership's Registration
                               Statement

      4(c)                     Specimen Certificate of Limited Partnership                            -
                               Interest incorporated by reference to Exhibit
                               4c of the Partnership's Registration Statement

     10(b)                     Development Program Agreement incorporated                             -
                               by reference to Exhibit B of Amendment No. 1
                               of the Partnership's Registration Statement

                           PARKER & PARSLEY 86-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                            Six months
                                               ended
                                             June 30,                              Years ended December 31,
                                      -----------------------   --------------------------------------------------------------
                                         2001         2000         2000         1999         1998         1997         1996
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                   $  410,079   $  393,746   $  881,177   $  555,781   $  415,842   $  605,964   $  843,204
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
  settlement, net                     $       --   $       --   $       --   $       --   $       --   $       --   $  290,690
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
      properties                      $       --   $       --   $   12,800   $   28,052   $   23,593   $  496,887   $       --
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                   $  154,546   $  222,919   $  487,574   $   96,423   $ (248,515)  $ (467,727)  $  741,771
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
      Managing general
        partner                       $    1,545   $    2,229   $    4,876   $      964   $   (2,485)  $   (4,677)  $    7,417
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners                $  153,001   $  220,690   $  482,698   $   95,459   $ (246,030)  $ (463,050)  $  734,354
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
      (loss) per limited
      partnership interest            $    15.10   $    21.78   $    47.65   $     9.42   $   (24.28)  $   (45.71)  $    72.49
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
      distributions per
      limited partnership
      interest                        $    18.73   $    20.04   $    45.66   $    15.22   $     9.42   $    27.44   $    94.54(a)
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                        $  578,298   $  616,989   $  607,763   $  594,270   $  646,224   $1,000,424   $1,804,366
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $28.41 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 86-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 86-B, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 86-B, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 86-B, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  17,208

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $  27,115

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   3,935
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  230.38

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.70 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001 (c)                                                     $  134.43

        --        as of December 31, 2000 (c)                                                 $  128.81

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  213.91

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  223.64

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     235
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2036, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 33-3353B


                           PARKER & PARSLEY 86-B, LTD.
             (Exact name of Registrant as specified in its charter)


                           Texas                               75-2140235
        ---------------------------------------------    ---------------------
               (State or other jurisdiction of              (I.R.S. Employer
               incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
     -------------------------------------------------         ------------
         (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 86-B, LTD.

                                TABLE OF CONTENTS


                                                                       Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000......................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000.....................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001.....................................    5

           Statements of Cash Flows for the six months
             ended June 30, 2001 and 2000............................    6

           Notes to Financial Statements.............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations.....................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K..........................   11

           Signatures................................................   12

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.       Financial Statements

                                 BALANCE SHEETS



                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                    (Unaudited)
                      ASSETS
Current assets:
  Cash                                             $    445,146    $    220,466
  Accounts receivable - oil and gas sales               197,873         260,049
                                                    -----------     -----------
         Total current assets                           643,019         480,515
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               11,812,935      11,805,173
Accumulated depletion                               (10,091,305)    (10,032,733)
                                                    -----------     -----------
         Net oil and gas properties                   1,721,630       1,772,440
                                                    -----------     -----------
                                                   $  2,364,649    $  2,252,955
                                                    ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     29,355    $     15,305

Partners' capital:
  Managing general partner                               22,076          21,100
  Limited partners (17,208 interests)                 2,313,218       2,216,550
                                                    -----------     -----------
                                                      2,335,294       2,237,650
                                                    -----------     -----------
                                                   $  2,364,649    $  2,252,955
                                                    ===========     ===========



   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                       Three months ended        Six months ended
                                            June 30,                 June 30,
                                    ----------------------    ----------------------
                                       2001         2000         2001         2000
                                    ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                       $ 409,078    $ 392,916    $ 847,551    $ 795,048
  Interest                              3,245        4,323        6,906        7,395
  Gain on disposition of assets           -            831          -          2,250
                                     --------     --------     --------     --------
                                      412,323      398,070      854,457      804,693
                                     --------     --------     --------     --------
Costs and expenses:
  Oil and gas production              185,876      170,553      354,327      339,664
  General and administrative           12,273       11,787       25,427       23,851
  Depletion                            28,886       23,496       58,572       57,494
                                     --------     --------     --------     --------
                                      227,035      205,836      438,326      421,009
                                     --------     --------     --------     --------
Net income                          $ 185,288    $ 192,234    $ 416,131    $ 383,684
                                     ========     ========     ========     ========
Allocation of net income:
  Managing general partner          $   1,853    $   1,922    $   4,161    $   3,837
                                     ========     ========     ========     ========
  Limited partners                  $ 183,435    $ 190,312    $ 411,970    $ 379,847
                                     ========     ========     ========     ========
Net income per limited
  partnership interest              $   10.66    $   11.06    $   23.94    $   22.07
                                     ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                        Managing
                                        general       Limited
                                        partner       partners       Total
                                       ----------    ----------    ----------


Balance at January 1, 2001             $   21,100    $2,216,550    $2,237,650

    Distributions                          (3,185)     (315,302)     (318,487)

    Net income                              4,161       411,970       416,131
                                        ---------     ---------     ---------

Balance at June 30, 2001               $   22,076    $2,313,218    $2,335,294
                                        =========     =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                         2001          2000
                                                      ----------    ----------
Cash flows from operating activities:
  Net income                                          $  416,131    $  383,684
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                         58,572        57,494
        Gain on disposition of assets                        -          (2,250)
  Changes in assets and liabilities:
     Accounts receivable                                  62,176       (28,686)
     Accounts payable                                     14,050        17,359
                                                       ---------     ---------
           Net cash provided by operating activities     550,929       427,601
                                                       ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                     (7,762)      (17,471)
  Proceeds from asset dispositions                           -           4,846
                                                       ---------     ---------
           Net cash used in investing activities          (7,762)      (12,625)
                                                       ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (318,487)     (408,087)
                                                       ---------     ---------
Net increase in cash                                     224,680         6,889
Cash at beginning of period                              220,466       206,408
                                                       ---------     ---------
Cash at end of period                                 $  445,146    $  213,297
                                                       =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 86-B, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
             and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 7% to $847,551 for the six months ended June 30, 2001 as compared to $795,048 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 18,401 barrels of oil, 7,150 barrels of natural gas liquids ("NGLs") and 43,243 mcf of gas were sold, or 32,758 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 20,591 barrels of oil, 10,406 barrels of NGLs and 41,035 mcf of gas were sold, or 37,836 BOEs.

The average price received per barrel of oil increased $.31, or 1%, from $27.57 for the six months ended June 30, 2000 to $27.88 for the same period in 2001. The average price received per barrel of NGLs increased $3.05, or 23%, from $13.43 during the six months ended June 30, 2000 to $16.48 for the same period in 2001. The average price received per mcf of gas increased 135% from $2.13 for the six months ended June 30, 2000 to $5.01 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

A gain on disposition of assets of $2,250 was received during the six months ended June 30, 2000 due to equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $438,326 for the six months ended June 30, 2001 as compared to $421,009 for the same period in 2000, an increase of $17,317, or 4%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $354,327 for the six months ended June 30, 2001 and $339,664 for the same period in 2000, resulting in a $14,663 increase, or 4%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 7%, from $23,851 for the six months ended June 30, 2000 to $25,427 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $58,572 for the six months ended June 30, 2001 as compared to $57,494 for the same period in 2000, an increase of $1,078, or 2%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000 and a decline in oil production of 2,190 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 4% to $409,078 for the three months ended June 30, 2001 as compared to $392,916 for the same period in 2000.

The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the three months ended June 30, 2001, 9,425 barrels of oil, 4,390 barrels of NGLs and 23,194 mcf of gas were sold, or 17,681 BOEs. For the three months ended June 30, 2000, 9,770 barrels of oil, 5,347 barrels of NGLs and 20,600 mcf of gas were sold, or 18,550 BOEs.

The average price received per barrel of oil decreased $.68, or 2%, from $27.55 for the three months ended June 30, 2000 to $26.87 for the same period in 2001. The average price received per barrel of NGLs increased $1.31, or 10%, from $13.48 during the three months ended June 30, 2000 to $14.79 for the same period in 2001. The average price received per mcf of gas increased 56% from $2.51 during the three months ended June 30, 2000 to $3.92 for the same period in 2001.

A gain on disposition of assets of $831 was received during the three months ended June 30, 2000 due to equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $227,035 for the three months ended June 30, 2001 as compared to $205,836 for the same period in 2000, an increase of $21,199, or 10%. This increase was due to increases in production costs, depletion and G&A.

Production costs were $185,876 for the three months ended June 30, 2001 and $170,553 for the same period in 2000 resulting in a $15,323 increase, or 9%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production.

During this period, G&A increased 4%, from $11,787 for the three months ended June 30, 2000 to $12,273 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $28,886 for the three months ended June 30, 2001 as compared to $23,496 for the same period in 2000, an increase of $5,390, or 23%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 2000 and a decline in oil production of 345 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $123,328 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily attributable to an increase of $52,014 in oil and gas sale receipts and reductions in working capital of $87,553, offset by increases in production costs of $14,663 and G&A expenses of $1,576. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $155,662 to oil and gas receipts, offset by $103,648 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for upgrades of oil and gas equipment on active properties.

Proceeds from disposition of assets of $4,846 recognized during the six months ended June 30, 2000 consisted of $2,250 from equipment credits on one fully depleted well and $2,596 from equipment credits on an active property.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $318,487, of which $3,185 was distributed to the managing general partner and $315,302 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $408,087, of which $4,081 was distributed to the managing general partner and $404,006 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         PARKER & PARSLEY 86-B, LTD.

                                   By:   Pioneer Natural Resources USA, Inc.
                                          Managing General Partner




Dated:  August 7, 2001             By:    /s/ Rich Dealy
                                         ----------------------------------
                                         Rich Dealy, Vice President and
                                         Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 33-3353B


                           PARKER & PARSLEY 86-B, LTD.
             (Exact name of Registrant as specified in its charter)

                             TEXAS                                                                   75-2140235
          -----------------------------------------                                          --------------------------
          (State or other jurisdiction of                                                       (I.R.S. Employer
          incorporation or organization)                                                     Identification Number)

1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                                      75039
----------------------------------------------------------------                                  -------------
             (Address of principal executive offices)                                               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001

        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $17,080,000.

             As of March 8, 2001, the number of outstanding limited
                       partnership interests was 17,208.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None
PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.         BUSINESS

Parker & Parsley 86-B, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 17,208 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 36% and 16% were attributable to sales made to Plains Marketing, L.P. and Mobil Oil Corporation, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.         PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 56 oil and gas wells. At December 31, 2000, 43 wells were producing. Nine wells and interests in two abandoned wells were sold and two wells were plugged and abandoned.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.         LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 17,208 outstanding limited partnership interests held of record by 1,409 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $923,558 and $357,887, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                        2000            1999             1998            1997            1996
                                  --------------- ---------------  --------------- --------------- ---------------
Operating results:
-----------------
  Oil and gas sales                 $ 1,756,242     $  1,056,533     $   928,899     $  1,369,807    $  1,700,251
                                     ==========      ===========      ==========      ===========     ===========

  Gain on litigation
     settlement, net                $       -       $        -       $       -       $        -      $    565,756
                                     ==========      ===========      ==========      ===========     ===========

  Impairment of oil and gas
     properties                     $    13,279     $       -        $   509,585     $    561,432    $      4,960
                                     ==========      ===========      ==========      ===========     ===========

  Net income (loss)                 $   933,292     $    246,008     $  (807,041)    $   (158,796)   $  1,229,639
                                     ==========      ===========      ==========      ===========     ===========

  Allocation of net income
    (loss):
     Managing general partner       $     9,333     $      2,460     $    (8,070)    $     (1,587)   $     12,296
                                     ==========      ===========      ==========      ===========     ===========

      Limited partners              $   923,959     $    243,548     $  (798,971)    $   (157,209)   $  1,217,343
                                     ==========      ===========      ==========      ===========     ===========

  Limited partners' net
     income (loss) per limited
     partnership interest           $     53.69     $      14.15     $    (46.43)    $      (9.14)   $      70.74
                                     ==========      ===========      ==========      ===========     ===========

  Limited partners' cash
     distributions per limited
     partnership interest           $     53.67     $      20.80     $     18.70     $      46.77    $      86.49 (a)
                                     ==========      ===========      ==========      ===========     ===========

At year end:
-----------
  Identifiable assets               $ 2,252,955     $  2,266,438     $ 2,363,955     $  3,520,172    $  4,548,338
                                     ==========      ===========      ==========      ===========     ===========

---------------

(a) Including litigation settlement per limited partnership interest of $32.55 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 66% to $1,756,242 for 2000 as compared to $1,056,533 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 41,276 barrels of oil, 21,061 barrels of natural gas liquids ("NGLs") and 79,859 mcf of gas were sold, or 75,647 barrel of oil equivalents ("BOEs"). In 1999, 40,490 barrels of oil, 22,642 barrels of NGLs and 86,726 mcf of gas were sold, or 77,586 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.27, or 71%, from $17.18 in 1999 to $29.45 in 2000. The average price received per barrel of NGLs increased $5.61, or 60%, from $9.39 in 1999 to $15.00 in 2000. The average price received per mcf of gas increased 65% from $1.71 in 1999 to $2.82 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $21,074 was received during 2000 due to the sale of equipment on one plugged and abandoned well. Abandoned property costs of $12,161 were also incurred during 2000 to plug and abandon this well.

Total costs and expenses increased in 2000 to $861,600 as compared to $821,102 in 1999, an increase of $40,498, or 5%. The increase was due to increases in production costs, general and administrative expenses ("G&A"), the impairment of oil and gas properties and abandoned property costs, offset by a decline in depletion.

Production costs were $670,780 in 2000 and $611,991 in 1999, resulting in an increase of $58,789, or 10%. This increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 66% from $31,696 in 1999 to $52,687 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $44,975 in 2000 and $19,909 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $13,279 related to its oil and gas properties during 2000.

Depletion was $112,693 in 2000 as compared to $177,415 in 1999, representing a decrease of $64,722, or 36%. This decrease was primarily due to a 65,045 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 14% to $1,056,533 from $928,899 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 40,490 barrels of oil, 22,642 barrels of NGLs and 86,726 mcf of gas were sold, or 77,586 BOEs. In 1998, 47,107 barrels of oil, 23,292 barrels of NGLs and 97,715 mcf of gas were sold, or 86,685 BOEs.

The average price received per barrel of oil increased $4.10, or 31%, from $13.08 in 1998 to $17.18 in 1999. The average price received per barrel of NGLs increased $2.59, or 38%, from $6.80 in 1998 to $9.39 in 1999. The average price received per mcf of gas increased 8% from $1.58 in 1998 to $1.71 in 1999.

A gain on disposition of assets of $6,371 was recognized during 1998 from the sale of equipment on one well plugged and abandoned during 1998. Abandoned property costs of $20,389 were also incurred during 1998 to plug and abandon this well.

Total costs and expenses decreased in 1999 to $821,102 as compared to $1,755,278 in 1998, a decrease of $934,176, or 53%. The decrease was due to declines in the impairment of oil and gas properties, depletion, production costs and abandoned property costs, offset by an increase in G&A.

Production costs were $611,991 in 1999 and $662,691 in 1998, resulting in a $50,700 decrease, or 8%. This decrease was due to lower well maintenance costs and ad valorem taxes, offset by an increase in workover costs incurred to stimulate well production.

During this period, G&A increased 14% from $27,867 in 1998 to $31,696 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $19,909 in 1999 and $21,984 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $509,585 related to its oil and gas properties during 1998.

Depletion was $177,415 in 1999 compared to $534,746 in 1998. This represented a decrease of $357,331, or 67%. This decrease was the result of a combination of factors that included an increase in proved reserves of 343,529 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 6,617 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $561,909 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $706,708, offset by increases in production costs paid of $58,789, G&A expenses paid of $20,991, abandoned costs paid of $12,161 and working capital of $52,858. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $726,611 to oil and gas receipts, offset by $19,903 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from disposition of assets of $23,670 was recognized during 2000. The gain was comprised of $21,074 received from the sale of equipment on one well plugged and abandoned during the current period and $2,596 from equipment credits received on one active well. Proceeds of $8,980 in 1999 were from equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $932,887, of which $9,329 was distributed to the managing general partner and $923,558 to the limited partners. In 1999, cash distributions to the partners were $361,502, of which $3,615 was distributed to the managing general partner and $357,887 to the limited partners.

ITEM 8.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
Financial Statements of Parker & Parsley 86-B, Ltd:
  Independent Auditors' Report..........................................................................       10
  Balance Sheets as of December 31, 2000 and 1999.......................................................       11
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998.................................................................................       12
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998....................................................................       13
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998.................................................................................       14
  Notes to Financial Statements.........................................................................       15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 86-B, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 86-B, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 86-B, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                              Ernst & Young LLP


Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                                                  2000                1999
                                                                           ------------------  ------------------
                 ASSETS
                 ------

Current assets:
  Cash                                                                       $      220,466      $     206,408
  Accounts receivable - oil and gas sales                                           260,049            179,740
                                                                               ------------        -----------

          Total current assets                                                      480,515            386,148
                                                                               ------------        -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                           11,805,173         12,044,833
Accumulated depletion                                                           (10,032,733)       (10,164,543)
                                                                               ------------        -----------

          Net oil and gas properties                                              1,772,440          1,880,290
                                                                               ------------        -----------

                                                                             $    2,252,955      $   2,266,438
                                                                              =============       ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                               $       15,305      $      29,193

Partners' capital:
  Managing general partner                                                           21,100             21,096
  Limited partners (17,208 interests)                                             2,216,550          2,216,149
                                                                               ------------        -----------

                                                                                  2,237,650          2,237,245
                                                                               ------------        -----------

                                                                             $    2,252,955      $   2,266,438
                                                                              =============       ============

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                                  2000              1999             1998
                                                            ----------------  ---------------- ----------------
Revenues:
  Oil and gas                                                 $  1,756,242     $   1,056,533     $    928,899
  Interest                                                          17,576            10,577           12,967
  Gain on disposition of assets                                     21,074               -              6,371
                                                                ----------       -----------       ----------

                                                                 1,794,892         1,067,110          948,237
                                                                ----------       -----------       ----------

Costs and expenses:
  Oil and gas production                                           670,780           611,991          662,691
  General and administrative                                        52,687            31,696           27,867
  Impairment of oil and gas properties                              13,279               -            509,585
  Depletion                                                        112,693           177,415          534,746
  Abandoned property                                                12,161               -             20,389
                                                                ----------       -----------       ----------

                                                                   861,600           821,102        1,755,278
                                                                ----------       -----------       ----------

Net income (loss)                                             $    933,292     $     246,008     $   (807,041)
                                                               ===========      ============      ===========

Allocation of net income (loss):
  Managing general partner                                    $      9,333     $       2,460     $     (8,070)
                                                               ===========      ============      ===========

  Limited partners                                            $    923,959     $     243,548     $   (798,971)
                                                               ===========      ============      ===========

Net income (loss) per limited partnership interest            $      53.69     $       14.15     $     (46.43)
                                                               ===========      ============      ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                           Managing
                                                           general              Limited
                                                           partner              partners               Total
                                                      ---------------       ---------------      ----------------
Partners' capital at January 1, 1998                   $     33,572          $  3,451,264          $  3,484,836

   Distributions                                             (3,251)             (321,805)             (325,056)

   Net loss                                                  (8,070)             (798,971)             (807,041)
                                                         ----------            ----------            ----------

Partners' capital at December 31, 1998                       22,251             2,330,488             2,352,739

   Distributions                                             (3,615)             (357,887)             (361,502)

   Net income                                                 2,460               243,548               246,008
                                                         ----------            ----------            ----------

Partners' capital at December 31, 1999                       21,096             2,216,149             2,237,245

   Distributions                                             (9,329)             (923,558)             (932,887)

   Net income                                                 9,333               923,959               933,292
                                                         ----------            ----------            ----------

Partners' capital at December 31, 2000                 $     21,100          $  2,216,550          $  2,237,650
                                                        ===========           ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                  2000              1999             1998
                                                             --------------    --------------   --------------
Cash flows from operating activities:
  Net income (loss)                                           $   933,292       $  246,008       $  (807,041)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties                        13,279              -             509,585
       Depletion                                                  112,693          177,415           534,746
       Gain on disposition of assets                              (21,074)             -              (6,371)
     Changes in assets and liabilities:
       Accounts receivable                                        (80,309)         (59,316)           47,751
       Accounts payable                                           (13,888)          17,977           (24,120)
                                                                ---------         --------         ---------

          Net cash provided by operating activities               943,993          382,084           254,550
                                                                ---------         --------         ---------

Cash flows from investing activities:
  Additions to oil and gas properties                             (20,718)          (8,474)          (19,495)
  Proceeds from disposition of assets                              23,670            8,980            15,526
                                                                ---------         --------         ---------

          Net cash provided by (used in)
            investing activities                                    2,952              506            (3,969)
                                                                ---------         --------         ---------

Cash flows used in financing activities:
  Cash distributions to partners                                 (932,887)        (361,502)         (325,056)
                                                                ---------         --------         ---------

Net  increase (decrease) in cash                                   14,058           21,088           (74,475)
Cash at beginning of year                                         206,408          185,320           259,795
                                                                ---------         --------         ---------

Cash at end of year                                           $   220,466       $  206,408       $   185,320
                                                               ==========        =========        ==========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 86-B, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $13,279 and $509,585 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $38,785 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                  2000             1999             1998
                                                             --------------   --------------   --------------
  Net income (loss) per statements of operations              $   933,292      $   246,008       $  (807,041)
  Depletion and depreciation provisions for tax
    reporting purposes less than amounts for
    financial reporting purposes                                  104,139          168,298           525,430
  Impairment of oil and gas properties for financial
    reporting purposes                                             13,279              -             509,585
  Intangible development costs capitalized for
    financial reporting purposes and expensed
    for tax reporting purposes                                    (13,305)             -                 -
  Other, net                                                         (142)          11,789             6,831
                                                                ---------        ---------         ---------

         Net income per Federal income tax
           returns                                            $ 1,037,263      $   426,095       $   234,805
                                                               ==========       ==========        ==========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                 2000              1999              1998
                                                            --------------    --------------    --------------
       Development costs                                     $     20,718       $     8,474      $    19,495
                                                              ===========        ==========       ==========

        Capitalized oil and gas properties consist of the following:

                                                                                2000                  1999
                                                                         ------------------    ------------------
     Proved properties:
       Property acquisition costs                                          $      439,613        $      444,922
       Completed wells and equipment                                           11,365,560            11,599,911
                                                                             ------------          ------------

                                                                               11,805,173            12,044,833
     Accumulated depletion                                                    (10,032,733)          (10,164,543)
                                                                             ------------          ------------

             Net oil and gas properties                                    $    1,772,440        $    1,880,290
                                                                            =============         =============

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                 2000             1999              1998
                                                            --------------   --------------    --------------
     Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements                         $    298,127      $   298,479       $   296,383

     Reimbursement of general and administrative
       expenses                                              $     44,975      $    19,909       $    21,984

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                             Pioneer
                                                                             USA (1)               Partnership
                                                                         --------------          ---------------
     Revenues:
       Proceeds from disposition of depreciable properties                   9.09091%              90.90909%
       All other revenues                                                   24.242425%             75.757575%
     Costs and expenses:
       Lease acquisition costs, drilling and completion costs
          and all other costs                                                9.09091%              90.90909%
       Operating costs, direct costs and general and
          administrative expenses                                           24.242425%             75.757575%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 128 limited partner interests owned by Pioneer USA.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                              Oil and NGLs             Gas
                                                                                  (bbls)              (mcf)
                                                                          --------------------  -------------------
     Net proved reserves at January 1, 1998                                       940,047            1,239,206
     Revisions                                                                   (401,595)            (457,837)
     Production                                                                   (70,399)             (97,715)
                                                                              -----------           ----------

     Net proved reserves at December 31, 1998                                     468,053              683,654
     Revisions                                                                    550,528              841,323
     Production                                                                   (63,132)             (86,726)
                                                                              -----------           ----------

     Net proved reserves at December 31, 1999                                     955,449            1,438,251
     Revisions                                                                     42,519             (145,295)
     Production                                                                   (62,337)             (79,859)
                                                                              -----------           ----------

     Net proved reserves at December 31, 2000                                     935,631            1,213,097
                                                                              ===========           ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.61 per barrel of NGLs and $7.82 per mcf of gas, discounted at 10% was approximately $7,100,000 and undiscounted was $14,263,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                          For the years ended December 31,
                                                                 -------------------------------------------------
                                                                       2000             1999            1998
                                                                 ---------------- ---------------- ---------------
                                                                                   (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $     30,354     $     23,606    $      5,045
   Future production costs                                              (16,091)         (13,697)         (3,839)
                                                                     ----------       ----------      ----------

                                                                         14,263            9,909           1,206
   10% annual discount factor                                            (7,163)          (4,671)           (387)
                                                                     ----------       ----------      ----------

   Standardized measure of discounted future net cash flows        $      7,100     $      5,238    $        819
                                                                    ===========      ===========     ===========

                                                                          For the years ended December 31,
                                                                 -------------------------------------------------
                                                                       2000             1999            1998
                                                                 ---------------- ---------------- ---------------
                                                                                   (in thousands)
   Oil and Gas Producing Activities:
     Oil and gas sales, net of production costs                    $     (1,085)   $        (445)   $       (266)
     Net changes in prices and production costs                           2,757            2,398          (2,377)
     Revisions of previous quantity estimates                               121            3,891            (547)
     Accretion of discount                                                  524               82             377
     Changes in production rates, timing and other                         (455)          (1,507)           (140)
                                                                     ----------      -----------      ----------

     Change in present value of future net revenues                       1,862            4,419          (2,953)
                                                                     ----------      -----------      ----------

     Balance, beginning of year                                           5,238              819           3,772
                                                                     ----------      -----------      ----------

     Balance, end of year                                          $      7,100    $       5,238    $        819
                                                                    ===========     ============     ===========

NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                2000              1999              1998
                                                              --------          --------          --------
             Plains Marketing, L.P.                              36%               35%                -
             Genesis Crude Oil, L.P.                              -                 -                41%
             Western Gas Resources, Inc.                          2%                4%               17%
             Mobil Oil Corporation                               16%               15%               15%
             Texaco Trading & Transportation                      4%                8%               10%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and Mobil Oil Corporation were $54,631 and $21,954, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $17,208,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.        DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                               Age at
                                            December 31,
        Name                                    2000                            Position
        ----                                    ----                            --------
Scott D. Sheffield                               48                 President

Timothy L. Dove                                  44                 Executive Vice President, Chief
                                                                      Financial Officer and Director

Dennis E. Fagerstone                             51                 Executive Vice President and Director

Mark L. Withrow                                  53                 Executive Vice President, General
                                                                      Counsel and Director

Danny Kellum                                     46                 Executive Vice President - Domestic
                                                                      Operations and Director

Rich Dealy                                       34                 Vice President and Chief Accounting
                                                                      Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.        EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Note 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)     Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 128 limited partner interests at January 1, 2001.

(b)     Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                 2000              1999              1998
                                                            -------------     -------------     -------------
  Payment of lease operating and supervision
     charges in accordance with standard
     industry operating agreements                            $  298,127       $   298,479       $   296,383

  Reimbursement of general and administrative
     expenses                                                 $   44,975       $    19,909       $    21,984

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    1.    Financial statements

             The following are filed as part of this Report:

                     Independent Auditors' Report

                     Balance sheets as of December 31, 2000 and 1999

                     Statements of operations for the years ended December 31,
                       2000, 1999 and 1998

                     Statements of partners' capital for the years ended
                       December 31, 2000, 1999 and 1998

                     Statements of cash flows for the years ended December 31,
                       2000, 1999 and 1998

                     Notes to financial statements

       2.    Financial statement schedules

             All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)    Reports on Form 8-K

None.

(c)    Exhibits

       The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  PARKER & PARSLEY 86-B, LTD.

Dated: March 29, 2001             By:     Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:     /s/ Scott D. Sheffield
                                                  ------------------------------
                                                  Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Scott D. Sheffield                       President of Pioneer USA                          March 29, 2001
--------------------------------------
Scott D. Sheffield

/s/ Timothy L. Dove                          Executive Vice President, Chief                   March 29, 2001
--------------------------------------       Financial Officer and Director of
Timothy L. Dove                              Pioneer USA

/s/ Dennis E. Fagerstone                     Executive Vice President and                      March 29, 2001
--------------------------------------       Director of Pioneer USA
Dennis E. Fagerstone

/s/ Mark L. Withrow                          Executive Vice President, General                 March 29, 2001
--------------------------------------       Counsel and Director of Pioneer USA
Mark L. Withrow

/s/ Danny Kellum                             Executive Vice President - Domestic               March 29, 2001
--------------------------------------       Operations and Director of Pioneer
Danny Kellum                                 USA

/s/ Rich Dealy                               Vice President and Chief Accounting               March 29, 2001
--------------------------------------       Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 86-B, LTD.

                                INDEX TO EXHIBITS

        The following documents are incorporated by reference in response to
Item 14(c):

   Exhibit No.                                  Description                                         Page
   -----------                                  -----------                                         ----
     3(a)                       Amended and Restated Certificate of                                   -
                                Limited Partnership of Parker & Parsley
                                86-B, Ltd. incorporated by reference to
                                Exhibit 3a of the Partnership's Registration
                                Statement on Form S-1 (Registration No.
                                33-3353) (hereinafter called the Partnership's
                                Registration Statement)

     4(a)                       Form of Agreement of Limited Partnership of                           -
                                Parker & Parsley 86-B, Ltd. incorporated by
                                reference to Exhibit A of Amendment No. 1 of
                                the Partnership's Registration Statement

     4(b)                       Form of Subscription Agreement incorporated by
                                reference to Exhibit C of Amendment No. 1 of
                                the Partnership's Registration Statement                              -

     4(b)                       Power of Attorney incorporated by reference to                        -
                                an Exhibit of the Partnership's Registration
                                Statement

     4(c)                       Specimen Certificate of Limited Partnership                           -
                                Interest incorporated by reference to Exhibit
                                4c of the Partnership's Registration Statement

    10(b)                       Development Program Agreement incorporated                            -
                                by reference to Exhibit B of Amendment No. 1
                                of the Partnership's Registration Statement

                           PARKER & PARSLEY 86-B, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  847,551   $  795,048   $1,756,242   $1,056,533   $  928,899   $1,369,807   $1,700,251
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $  565,756
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
      properties                   $       --   $       --   $   13,279   $       --   $  509,585   $  561,432   $    4,960
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  416,131   $  383,684   $  933,292   $  246,008   $ (807,041)  $ (158,796)  $1,229,639
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                    $    4,161   $    3,837   $    9,333   $    2,460   $   (8,070)  $   (1,587)  $   12,296
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  411,970   $  379,847   $  923,959   $  243,548   $ (798,971)  $ (157,209)  $1,217,343
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
      income (loss) per limited
      partnership interest         $    23.94   $    22.07   $    53.69   $    14.15   $   (46.43)  $    (9.14)  $    70.74
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
      distributions per limited
      partnership interest         $    18.32   $    23.48   $    53.67   $    20.80   $    18.70   $    46.77   $    86.49(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total ended                      $2,364,649   $2,259,394   $2,252,955   $2,266,438   $2,363,955   $3,520,172   $4,548,338
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $32.55 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 86-C, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 86-C, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 86-C, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 86-C, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                         $   19,317

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                     $   28,723

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding
Pioneer USA(a), (b)                                                                             $    3,185

Merger Value per $1,000 Limited Partner Investment(b), (c)                                      $   165.38

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the             3.01 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001(c)                                                               $   104.90

        -- as of December 31, 2000(c)                                                           $    98.36

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                               $   151.00

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                 $   160.54

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)   $      225

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2036, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                          Commission File No. 33-3353C


                           PARKER & PARSLEY 86-C, LTD.
             (Exact name of Registrant as specified in its charter)


                           Texas                              75-2142283
         --------------------------------------------   ---------------------
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 86-C, LTD.

                                TABLE OF CONTENTS


                                                                        Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.....................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000....................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001....................................    5

           Statements of Cash Flows for the six months
             ended June 30, 2001 and 2000...........................    6

           Notes to Financial Statements............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K.........................   11

           Signatures...............................................   12

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                    June 30,      December 31,
                                                      2001            2000
                                                  ------------    ------------
                                                   (Unaudited)
                      ASSETS
Current assets:
  Cash                                            $    441,080    $    161,347
  Accounts receivable - oil and gas sales              213,975         296,462
                                                   -----------     -----------
          Total current assets                         655,055         457,809
                                                   -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method              14,602,482      14,598,140
Accumulated depletion                              (13,168,721)    (13,107,930)
                                                   -----------     -----------
          Net oil and gas properties                 1,433,761       1,490,210
                                                   -----------     -----------
                                                  $  2,088,816    $  1,948,019
                                                   ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                    $     43,231    $     30,112

Partners' capital:
  Managing general partner                              19,148          17,871
  Limited partners (19,317 interests)                2,026,437       1,900,036
                                                   -----------     -----------
                                                     2,045,585       1,917,907
                                                   -----------     -----------
                                                  $  2,088,816    $  1,948,019
                                                   ===========     ===========


   The financial information included as of June 30, 2001 been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                         Three months ended        Six months ended
                                               June 30,                 June 30,
                                       ----------------------    ----------------------
                                          2001        2000         2001         2000
                                       ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                          $ 422,897    $ 439,126    $ 955,101    $ 856,273
  Interest                                 3,190        3,246        6,452        5,700
                                        --------     --------     --------     --------
                                         426,087      442,372      961,553      861,973
                                        --------     --------     --------     --------
Costs and expenses:
  Oil and gas production                 215,988      231,517      433,153      448,472
  General and administrative              12,687       13,174       28,653       25,688
  Depletion                               29,568       36,749       60,791       79,906
                                        --------     --------     --------     --------
                                         258,243      281,440      522,597      554,066
                                        --------     --------     --------     --------
Net income                             $ 167,844    $ 160,932    $ 438,956    $ 307,907
                                        ========     ========     ========     ========
Allocation of net income:
  Managing general partner             $   1,679    $   1,609    $   4,390    $   3,079
                                        ========     ========     ========     ========
  Limited partners                     $ 166,165    $ 159,323    $ 434,566    $ 304,828
                                        ========     ========     ========     ========
Net income per limited partnership
  interest                             $    8.61    $    8.25    $   22.50    $   15.78
                                        ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          Managing
                                          general       Limited
                                          partner       partners       Total
                                         ----------    ----------    ----------

Balance at January 1, 2001               $   17,871    $1,900,036    $1,917,907

    Distributions                            (3,113)     (308,165)     (311,278)

    Net income                                4,390       434,566       438,956
                                          ---------     ---------     ---------

Balance at June 30, 2001                 $   19,148    $2,026,437    $2,045,585
                                          =========     =========     =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                               June 30,
                                                      -------------------------
                                                          2001          2000
                                                      ----------     ----------
Cash flows from operating activities:
   Net income                                         $  438,956     $  307,907
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depletion                                         60,791         79,906
   Changes in assets and liabilities:
      Accounts receivable                                 82,487        (29,385)
      Accounts payable                                    13,119         14,845
                                                       ---------      ---------
          Net cash provided by operating activities      595,353        373,273
                                                       ---------      ---------
Cash flows from investing activities:
   Additions to oil and gas properties                    (4,653)       (11,614)
   Proceeds from asset dispositions                          311            -
                                                       ---------      ---------
          Net cash used in investing activities           (4,342)       (11,614)
                                                       ---------      ---------
Cash flows used in financing activities:
   Cash distributions to partners                       (311,278)      (351,708)
                                                       ---------      ---------
Net increase in cash                                     279,733          9,951
Cash at beginning of period                              161,347        142,687
                                                       ---------      ---------
Cash at end of period                                 $  441,080     $  152,638
                                                       =========      =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 86-C, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results of operations are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
               and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 12% to $955,101 for the six months ended June 30, 2001 as compared to $856,273 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the six months ended June 30, 2001, 19,403 barrels of oil, 10,669 barrels of natural gas liquids ("NGLs") and 54,393 mcf of gas were sold, or 39,138 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 21,638 barrels of oil, 12,002 barrels of NGLs and 45,739 mcf of gas were sold, or 41,263 BOEs.

The average price received per barrel of oil decreased $.22, or 1%, from $27.64 for the six months ended June 30, 2000 to $27.42 for the same period in 2001. The average price received per barrel of NGLs increased $2.26, or 16%, from $13.72 during the six months ended June 30, 2000 to $15.98 for the same period in 2001. The average price received per mcf of gas increased 126% from $2.05 during the six months ended June 30, 2000 to $4.64 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses decreased to $522,597 for the six months ended June 30, 2001 as compared to $554,066 for the same period in 2000, a decrease of $31,469, or 6%. This decrease was due to declines in depletion and production costs, offset by an increase in general and administrative expenses ("G&A").

Production costs were $433,153 for the six months ended June 30, 2001 and $448,472 for the same period in 2000 resulting in a $15,319 decrease, or 3%. This decrease was due to lower well maintenance and workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12% from $25,688 for the six months ended June 30, 2000 to $28,653 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $60,791 for the six months ended June 30, 2001 as compared to $79,906 for the same period in 2000, a decline of $19,115, or 24%. This decrease was due to upward revisions in proved reserves on three significant wells during the period ended June 30, 2001 and a decrease in oil production of 2,235 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 4% to $422,897 for the three months ended June 30, 2001 as compared to $439,126 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 9,459 barrels of oil, 5,538 barrels of NGLs and 25,535 mcf of gas were sold, or 19,253 BOEs. For the three months ended June 30, 2000, 10,480 barrels of oil, 6,550 barrels of NGLs and 23,989 mcf of gas were sold, or 21,028 BOEs.

The average price received per barrel of oil decreased $.86, or 3%, from $27.72 for the three months ended June 30, 2000 to $26.86 for the same period in 2001. The average price received per barrel of NGLs increased $.24, or 2%, from $13.79 during the three months ended June 30, 2000 to $14.03 for the same period in 2001. The average price received per mcf of gas increased 47% from $2.43 during the three months ended June 30, 2000 to $3.57 for the same period in 2001.

Costs and Expenses:

Total costs and expenses decreased to $258,243 for the three months ended June 30, 2001 as compared to $281,440 for the same period in 2000, a decrease of $23,197, or 8%. This decrease was due to declines in production costs, depletion and G&A.

Production costs were $215,988 for the three months ended June 30, 2001 and $231,517 for the same period in 2000 resulting in a $15,529 decrease, or 7%. This decrease was primarily due to lower workover and well maintenance costs.

During this period, G&A decreased 4% from $13,174 for the three months ended June 30, 2000 to $12,687 for the same period in 2001, primarily due to a decrease in audit and tax fees

Depletion was $29,568 for the three months ended June 30, 2001 as compared to $36,749 for the same period in 2000, a decrease of $7,181, or 20%. This decrease was primarily due to upward revisions to proved reserves on three significant wells during the period ended June 30, 2001 and a decrease in oil production of 1,021 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $222,080 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $99,580 in oil and gas receipts and reductions of $110,146 in working capital and $15,319 in production costs, offset by an increase in G&A expenses of $2,965. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $145,824 during 2001, offset by a decline of $42,415 in production and a $3,829 decline resulting from lower oil prices as compared to the same period in 2000. The decrease in production costs was primarily due to lower well maintenance and workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for equipment upgrades on active properties.

Proceeds from disposition of assets of $311 recognized during the six months ended June 30, 2001 were due to equipment credits received on an active property.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $311,278, of which $3,113 was distributed to the managing general partner and $308,165 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $351,708, of which $3,517 was distributed to the managing general partner and $348,191 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.



                           Part II. Other Information


Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PARKER & PARSLEY 86-C, LTD.

                                 By:   Pioneer Natural Resources USA, Inc.
                                        Managing General Partner





Dated:  August 8, 2001           By:    /s/ Rich Dealy
                                       -------------------------------------
                                       Rich Dealy, Vice President and
                                       Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                          COMMISSION FILE NO. 33-3353C


                           PARKER & PARSLEY 86-C, LTD.
             (Exact name of Registrant as specified in its charter)

              TEXAS                                         75-2142283
--------------------------------                     ------------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS      75039
----------------------------------------------------------------   ------------
     (Address of principal executive offices)                       (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $19,257,000.

        As of March 8, 2001, the number of outstanding limited partnership interests was 19,317.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.       BUSINESS

Parker & Parsley 86-C, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 19,317 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 37% and 15% were attributable to sales made to Plains Marketing, L.P. and TEPPCO Crude Oil LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 60 productive oil and gas wells. Four wells were sold and three wells were abandoned due to uneconomical operations. At December 31, 2000, 53 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 19,317 outstanding limited partnership interests held of record by 1,332 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $821,264 and $236,960, respectively, were made to the limited partners.

ITEM 6.      SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:


                                     2000          1999           1998        1997          1996
                                  ----------     ---------     ---------    ---------    ---------
Operating results:
------------------
  Oil and gas sales               $1,865,405    $1,067,096    $  973,632   $1,484,170   $1,750,717
                                   =========     =========     =========    =========    =========

  Gain on litigation
    settlement, net               $       -     $       -     $       -    $       -    $  704,864
                                   =========     =========     =========    =========    =========

  Impairment of oil and gas
    properties                    $       -     $   26,652    $  277,277   $  895,701   $  132,778
                                   =========     =========     =========    =========    =========

  Net income (loss)               $  828,383    $  105,421    $ (423,942)  $ (577,071)  $1,142,509
                                   =========     =========     =========    =========    =========

  Allocation of net income
    (loss):
    Managing general partner      $    8,284    $    1,054    $   (4,240)  $   (5,770)  $   11,425
                                   =========     =========     =========    =========    =========

    Limited partners              $  820,099    $  104,367    $ (419,702)  $ (571,301)  $1,131,084
                                   =========     =========     =========    =========    =========

  Limited partners' net income
    (loss) per limited
    partnership interest          $    42.45    $     5.40    $   (21.73)  $   (29.58)  $    58.55
                                   =========     =========     =========    =========    =========

  Limited partners' cash
    distributions per limited
    limited partnership
    interest                      $    42.52    $    12.27    $    15.20   $    37.84   $    69.40(a)
                                   =========     =========     =========    =========    =========

At year end:
------------
  Identifiable assets             $1,948,019    $1,958,255    $2,071,111   $2,820,637   $4,193,447
                                   =========     =========     =========    =========    =========
---------------

(a) Including litigation settlement per limited partnership interest of $36.12 in 1996.

ITEM 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 75% to $1,865,405 for 2000 as compared to $1,067,096 in 1999. The increase in revenues resulted from higher average prices received, offset by a slight decline in production. In 2000, 41,783 barrels of oil, 24,546 barrels of natural gas liquids ("NGLs") and 95,610 mcf of gas were sold, or 82,264 barrel of oil equivalents ("BOEs"). In 1999, 37,899 barrels of oil, 26,995 barrels of NGLs and 105,081 mcf of gas were sold, or 82,408 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.25, or 71%, from $17.18 in 1999 to $29.43 in 2000. The average price received per barrel of NGLs increased $5.79, or 62%, from $9.27 in 1999 to $15.06 in 2000. The average price received per mcf of gas increased 76% from $1.58 in 1999 to $2.78 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $1,051,119 as compared to $969,444 in 1999, an increase of $81,675, or 8%. The increase was due to increases in production costs and general and administrative ("G&A") expenses, offset by declines in depletion and the impairment of oil and gas properties.

Production costs were $848,089 in 2000 and $713,921 in 1999, resulting in an increase of $134,168, or 19%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 75% from $32,012 in 1999 to $55,962 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $46,688 in 2000 and $17,953 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $26,652 related to its oil and gas properties during 1999.

Depletion was $147,068 in 2000 compared to $196,859 in 1999, representing a decrease of $49,791, or 25%. This decrease was primarily due to a 158,291 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999, offset by an increase in oil production of 3,884 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 10% to $1,067,096 from $973,632 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 37,899 barrels of oil, 26,995 barrels of NGLs and 105,081 mcf of gas were sold, or 82,408 BOEs. In 1998, 44,016 barrels of oil, 30,658 barrels of NGLs and 129,149 mcf of gas were sold, or 96,199 BOEs.

The average price received per barrel of oil increased $3.92, or 30%, from $13.26 in 1998 to $17.18 in 1999. The average price received per barrel of NGL's increased $2.81, or 43%, from $6.46 in 1998 to $9.27 in 1999. The average price received per mcf of gas increased 6% from $1.49 in 1998 to $1.58 in 1999.

Total costs and expenses decreased in 1999 to $969,444 as compared to $1,406,971 in 1998, a decrease of $437,527, or 31%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $713,921 in 1999 and $737,587 in 1998, resulting in a $23,666 decrease, or 3%. The decrease was due to declines in well maintenance costs and ad valorem taxes.

During this period, G&A increased 10% from $29,209 in 1998 to $32,012 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $17,953 in 1999 and $21,776 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $26,652 and $277,277 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $196,859 in 1999 compared to $362,898 in 1998. This represented a decrease of $166,039, or 46%. This decrease was primarily due to an increase in proved reserves of 291,530 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of

1998 and a decline in oil production of 6,117 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $596,449 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $804,637, offset by increases in production costs paid of $134,168, G&A expenses paid of $23,950 and working capital of $50,070. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $753,537 to oil and gas receipts and an increase of $51,100 resulting from the increase in oil production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $847 were recognized during 1999 from equipment credits received on active properties.




Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $829,560, of which $8,296 was distributed to the managing general partner and $821,264 to the limited partners. In 1999, cash distributions to the partners were $239,353, of which $2,393 was distributed to the managing general partner and $236,960 to the limited partners.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                                 INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
Financial Statements of Parker & Parsley 86-C, Ltd:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 86-C, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 86-C, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 86-C, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                    2000             1999
                                                                 -----------       ----------
              ASSETS
              ------
Current assets:
  Cash                                                           $   161,347      $   142,687
  Accounts receivable - oil and gas sales                            296,462          194,380
                                                                  ----------       ----------

        Total current assets                                         457,809          337,067
                                                                  ----------       ----------

Oil and gas properties - at cost, based on
  the successful efforts accounting method                        14,598,140       14,582,050
Accumulated depletion                                            (13,107,930)     (12,960,862)
                                                                  ----------       ----------

        Net oil and gas properties                                 1,490,210        1,621,188
                                                                  ----------       ----------

                                                                 $ 1,948,019      $ 1,958,255
                                                                  ==========       ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                   $    30,112      $    39,171

Partners' capital:
  Managing general partner                                            17,871           17,883
  Limited partners (19,317 interests)                              1,900,036        1,901,201
                                                                  ----------       ----------

                                                                   1,917,907        1,919,084
                                                                  ----------       ----------

                                                                 $ 1,948,019      $ 1,958,255
                                                                  ==========       ==========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31



                                                      2000          1999         1998
                                                   ----------    ----------    ---------


Revenues:
  Oil and gas                                      $1,865,405    $1,067,096   $  973,632
  Interest                                             14,097         7,769        9,397
                                                    ---------     ---------    ---------

                                                    1,879,502     1,074,865      983,029
                                                    ---------     ---------    ---------

Costs and expenses:
  Oil and gas production                              848,089       713,921      737,587
  General and administrative                           55,962        32,012       29,209
  Impairment of oil and gas properties                      -        26,652      277,277
  Depletion                                           147,068       196,859      362,898
                                                    ---------     ---------    ---------

                                                    1,051,119       969,444    1,406,971
                                                    ---------     ---------    ---------

Net income (loss)                                  $  828,383    $  105,421   $ (423,942)
                                                    =========     =========    =========

Allocation of net income (loss):
  Managing general partner                         $    8,284    $    1,054   $   (4,240)
                                                    =========     =========    =========

  Limited partners                                 $  820,099    $  104,367   $ (419,702)
                                                    =========     =========    =========

Net income (loss) per limited partnership interest $    42.45    $     5.40   $   (21.73)
                                                    =========     =========    =========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                   Managing
                                                    general    Limited
                                                    partner    partners     Total
                                                   --------   ---------   ---------
Partners' capital at January 1, 1998              $  26,428  $2,747,103  $2,773,531

   Distributions                                     (2,966)   (293,607)   (296,573)

   Net loss                                          (4,240)   (419,702)   (423,942)
                                                   --------   ---------   ---------

Partners' capital at December 31, 1998               19,222   2,033,794   2,053,016

   Distributions                                     (2,393)   (236,960)   (239,353)

   Net income                                         1,054     104,367     105,421
                                                   --------   ---------   ---------

Partners' capital at December 31, 1999               17,883   1,901,201   1,919,084

   Distributions                                     (8,296)   (821,264)   (829,560)

   Net income                                         8,284     820,099     828,383
                                                   --------   ---------   ---------

Partners' capital at December 31, 2000            $  17,871  $1,900,036  $1,917,907
                                                   ========   =========   =========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                      2000          1999         1998
                                                   ---------      --------      -------
Cash flows from operating activities:
  Net income (loss)                                $ 828,383     $ 105,421    $(423,942)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties                -         26,652      277,277
      Depletion                                      147,068       196,859      362,898
  Changes in assets and liabilities:
      Accounts receivable                           (102,082)      (82,147)      91,550
      Accounts payable                                (9,059)       21,076      (29,011)
                                                    --------      --------     --------

        Net cash provided by operating activities    864,310       267,861      278,772
                                                    --------      --------     --------

Cash flows from investing activities:
  Additions to oil and gas properties                (16,090)      (13,291)     (19,770)
  Proceeds from asset dispositions                        -            847          626
                                                    --------      --------     --------

        Net cash used in investing activities        (16,090)      (12,444)     (19,144)
                                                    --------      --------     --------

Cash flows used in financing activities:
  Cash distributions to partners                    (829,560)     (239,353)    (296,573)
                                                    --------      --------     --------

Net increase (decrease) in cash                       18,660        16,064      (36,945)
Cash at beginning of year                            142,687       126,623      163,568
                                                    --------      --------     --------

Cash at end of year                                $ 161,347     $ 142,687    $ 126,623
                                                    ========      ========     ========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 86-C, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 86-C, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.      IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions $26,652 and $277,277 related to its proved oil and gas properties during 1999 and 1998, respectively.

NOTE 4.      INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $533,255 less than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                         2000          1999          1998
                                                       --------      --------       --------

  Net income (loss) per statements of operations      $ 828,383     $ 105,421      $(423,942)
  Depletion and depreciation provisions for tax
    reporting purposes less than amounts for
    financial reporting purposes                        132,379       182,068        348,153
  Impairment of oil and gas properties for financial
    reporting purposes                                       -         26,652        277,277
  Salvage income                                             -             -             431
  Other, net                                             (2,097)       (2,839)         4,014
                                                       --------      --------       --------

       Net income per Federal income tax
         returns                                      $ 958,665     $ 311,302      $ 205,933
                                                       ========      ========       ========


NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                                      2000          1999           1998
                                                    --------      --------       --------
    Development costs                              $  16,090     $  13,291      $  19,770
                                                    ========      ========       ========

    Capitalized oil and gas properties consist of the following:


                                                                  2000             1999
                                                               ----------       ----------

      Proved properties:
        Property acquisition costs                           $    645,990     $    645,990
        Completed wells and equipment                          13,952,150       13,936,060
                                                               ----------       ----------

                                                               14,598,140       14,582,050
      Accumulated depletion                                    (13,107,930)    (12,960,862)
                                                               -----------     -----------

              Net oil and gas properties                     $  1,490,210     $  1,621,188
                                                              ===========      ===========

NOTE 6.      RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                      2000          1999          1998
                                                    --------     ---------       --------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 373,973     $ 354,129      $ 348,965

    Reimbursement of general and administrative
      expenses                                     $  46,688     $  17,953      $  21,776

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:


                                                               Pioneer USA (1)    Partnership
                                                              ---------------   ---------------

   Revenues:
     Proceeds from disposition of depreciable properties         9.09091%        90.90909%
     All other revenues                                         24.242425%       75.757575%

   Costs and expenses:
     Lease acquisition costs, drilling and completion costs
       and all other costs                                       9.09091%        90.90909%
     Operating costs, direct costs and general and
       administrative expenses                                  24.242425%       75.757575%



(1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 60 limited partner interests owned by Pioneer USA.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                              Oil and NGLs         Gas
                                                                 (bbls)           (mcf)
                                                              ------------      ----------

  Net proved reserves at January 1, 1998                          831,525        1,374,642
  Revisions                                                      (383,916)        (502,202)
  Production                                                      (74,674)        (129,149)
                                                              -----------       ----------

  Net proved reserves at December 31, 1998                        372,935          743,291
  Revisions                                                       507,962          924,982
  Production                                                      (64,894)        (105,081)
                                                              -----------       ----------

  Net proved reserves at December 31, 1999                        816,003        1,563,192
  Revisions                                                       148,591         (208,305)
  Production                                                      (66,329)         (95,610)
                                                              -----------       ----------

  Net proved reserves at December 31, 2000                        898,265        1,259,277
                                                              ===========       ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.39 per barrel of NGLs and $7.64 per mcf of gas, discounted at 10% was approximately $6,568,000 and undiscounted was $12,019,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                   For the years ended December 31,
                                                                 -----------------------------------
                                                                    2000         1999         1998
                                                                 ----------    ---------    --------
                                                                            (in thousands)
Oil and gas producing activities:
  Future cash inflows                                           $   29,187    $   20,004   $   4,058
  Future production costs                                          (17,168)      (12,833)     (3,287)
                                                                 ---------     ---------    --------

                                                                    12,019         7,171         771
  10% annual discount factor                                        (5,451)       (3,031)       (217)
                                                                 ---------     ---------    --------

  Standardized measure of discounted future net cash flows      $    6,568    $    4,140    $    554
                                                                 =========     =========     =======


                                                                     For the years ended December 31,
                                                                 -------------------------------------
                                                                    2000          1999         1998
                                                                 ----------     ---------    --------
                                                                             (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs                   $   (1,017)   $      (353) $     (236)
    Net changes in prices and production costs                        2,672          1,767      (2,176)
    Revisions of previous quantity estimates                            714          3,173        (425)
    Accretion of discount                                               414             55         323
    Changes in production rates, timing and other                      (355)        (1,056)       (163)
                                                                   --------      ---------    --------

    Change in present value of future net revenues                    2,428          3,586      (2,677)
                                                                   --------      ---------    --------

    Balance, beginning of year                                        4,140            554       3,231
                                                                   --------      ---------    --------

    Balance, end of year                                         $    6,568    $     4,140  $      554
                                                                  =========     ==========   =========


NOTE 8.      MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                     2000          1999           1998
                                                   --------      --------       --------

           Plains Marketing, L.P.                     37%           36%             -
           TEPPCO Crude Oil LLC                       15%           14%             -
           Genesis Crude Oil, L.P.                     -             -             50%
           Western Gas Resources Inc.                  5%            7%            31%


        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and TEPPCO Crude Oil LLP were $72,179 and $15,378, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:


        Managing general partner - The general partner of the Partnership is Pioneer USA. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $19,317,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                 AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.


                                      Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------
Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer


        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.        EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 60 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                       2000          1999           1998
                                                   ------------- -------------  -------------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $373,973      $ 354,129      $348,965

    Reimbursement of general and administrative
      expenses                                     $ 46,688      $  17,953      $ 21,776


Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  1.   Financial statements

          The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                  1999 and 1998

                Statements of partners' capital for the years ended December 31,
                 2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                  1999 and 1998

                Notes to financial statements

     2.   Financial statement schedules

          All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 86-C, LTD.

Dated: March 27, 2001               By:   Pioneer Natural Resources USA, Inc.
                                          Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.




/s/ Scott D. Sheffield              President of Pioneer USA                  March 27, 2001
------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 27, 2001
------------------------------      Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 27, 2001
------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 27, 2001
------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 27, 2001
------------------------------      Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 27, 2001
------------------------------      Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 86-C, LTD.

                                INDEX TO EXHIBITS

        The following documents are incorporated by reference in response to
Item 14(c):


Exhibit No.                   Description                              Page
-----------                   -----------                              ----

    3(a)        Amended and Restated Certificate of                     -
                Limited Partnership of Parker & Parsley
                86-C, Ltd. incorporated by reference to
                Exhibit 3a of the Partnership's Registration
                Statement on Form S-1 (Registration No.
                33-3353) (hereinafter called the Partnership's
                Registration Statement)

    4(a)        Form of Agreement of Limited Partnership of             -
                Parker & Parsley 86-C, Ltd. incorporated by reference to Exhibit A of Amendment No. 1 of the Partnership's Registration Statement

    4(b)        Form of Subscription Agreement incorporated by
                reference to Exhibit C of Amendment No. 1 of
                the Partnership's Registration Statement                -

    4(b)        Power of Attorney incorporated by reference to an       -
                Exhibit of the Partnership's Registration
                Statement

    4(c)        Specimen Certificate of Limited Partnership             -
                Interest incorporated by reference to Exhibit
                4c of the Partnership's Registration Statement

   10(b)        Development Program Agreement incorporated              -
                by reference to Exhibit B of Amendment No. 1 of the Partnership's Registration Statement

                           PARKER & PARSLEY 86-C, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                           June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  955,101   $  856,273   $1,865,405   $1,067,096   $  973,632   $1,484,170   $1,750,717
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $  704,864
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
      properties                   $       --   $       --   $       --   $   26,652   $  277,277   $  895,701   $  132,778
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  438,956   $  307,907   $  828,383   $  105,421   $ (423,942)  $ (577,071)  $1,142,509
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
         partner                   $    4,390   $    3,079   $    8,284   $    1,054   $   (4,240)  $   (5,770)  $   11,425
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  434,566   $  304,828   $  820,099   $  104,367   $ (419,702)  $ (571,301)  $1,131,084
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
      (loss) per limited
      partnership interest         $    22.50   $    15.78   $    42.45   $     5.40   $   (21.73)  $   (29.58)  $    58.55
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
      distributions per limited
      limited partnership
      interest                     $    15.95   $    18.03   $    42.52   $    12.27   $    15.20   $    37.84   $    69.40(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $2,088,816   $1,929,299   $1,948,019   $1,958,255   $2,071,111   $2,820,637   $4,193,447
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $36.12 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

    PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley Private Investment 86, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Investment 86, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                         $   4,920

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                     $   8,041

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding
Pioneer USA(a), (b)                                                                             $   1,328

Merger Value per $1,000 Limited Partner Investment(b), (c)                                      $  269.95

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the            3.77 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001(c)                                                               $  187.43

        -- as of December 31, 2000(c)                                                           $  183.56

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                               $  254.82

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                 $  261.93

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)   $     225

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2036, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                  ASSETS

Current assets:
  Cash                                              $   133,451    $    57,176
  Accounts receivable - oil and gas sales                68,057         90,053
                                                     ----------     ----------
       Total current assets                             201,508        147,229
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                4,034,151      4,032,771
Accumulated depletion                                (3,289,733)    (3,261,600)
                                                     ----------     ----------
       Net oil and gas properties                       744,418        771,171
                                                     ----------     ----------
                                                    $   945,926    $   918,400
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                           13,493          5,165

Partners' capital:
  Managing general partner                               10,293         10,101
  Limited partners (123 interests)                      922,140        903,134
                                                     ----------     ----------
                                                        932,433        913,235
                                                     ----------     ----------
                                                    $   945,926    $   918,400
                                                     ==========     ==========



   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended        Six months ended
                                        June 30,                 June 30,
                                ----------------------    ----------------------
                                   2001         2000         2001        2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 146,955    $ 146,532    $ 306,293    $ 286,086
  Interest                          1,010          969        2,113        1,923
                                 --------     --------     --------     --------
                                  147,965      147,501      308,406      288,009
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           76,829       81,136      142,278      153,874
  General and administrative        2,939        2,931        6,126        5,722
  Depletion                        15,475       12,203       28,133       26,991
                                 --------     --------     --------     --------
                                   95,243       96,270      176,537      186,587
                                 --------     --------     --------     --------
Net income                      $  52,722    $  51,231    $ 131,869    $ 101,422
                                 ========     ========     ========     ========
Allocation of net income:
  Managing general partner      $     528    $     512    $   1,319    $   1,014
                                 ========     ========     ========     ========
  Limited partners              $  52,194    $  50,719    $ 130,550    $ 100,408
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $  424.34    $  412.35    $1,061.38    $  816.33
                                 ========     ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          Managing
                                          general      Limited
                                          partner      partners        Total
                                         ---------     ---------     ---------


Balance at January 1, 2001               $  10,101     $ 903,134     $ 913,235

    Distributions                           (1,127)     (111,544)     (112,671)

    Net income                               1,319       130,550       131,869
                                          --------      --------      --------

Balance at June 30, 2001                 $  10,293     $ 922,140     $ 932,433
                                          ========      ========      ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                           Six months ended
                                                               June 30,
                                                        ----------------------
                                                           2001         2000
                                                        ---------    ---------
Cash flows from operating activities:
 Net income                                             $ 131,869    $ 101,422
 Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depletion                                            28,133       26,991
 Changes in assets and liabilities:
      Accounts receivable                                  21,996      (21,426)
      Accounts payable                                      8,328        7,596
                                                         --------     --------
          Net cash provided by operating activities       190,326      114,583
                                                         --------     --------
Cash flows used in investing activities:
 Additions to oil and gas properties                       (1,380)      (7,913)

Cash flows used in financing activities:
 Cash distributions to partners                          (112,671)    (116,412)
                                                         --------     --------
Net increase (decrease) in cash                            76,275       (9,742)
Cash at beginning of period                                57,176       72,318
                                                         --------     --------
Cash at end of period                                   $ 133,451    $  62,576
                                                         ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 86, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 7% to $306,293 for the six months ended June 30, 2001 as compared to $286,086 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the six months ended June 30, 2001, 6,328 barrels of oil, 2,454 barrels of natural gas liquids ("NGLs") and 17,822 mcf of gas were sold, or 11,752 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 7,225 barrels of oil, 3,568 barrels of NGLs and 16,606 mcf of gas were sold, or 13,561 BOEs.

The average price received per barrel of oil decreased slightly from $27.85 for the six months ended June 30, 2000 to $27.77 for the same period in 2001. The average price received per barrel of NGLs increased $2.93, or 22%, from $13.35 during the six months ended June 30, 2000 to $16.28 for the same period in 2001. The average price received per mcf of gas increased 127% from $2.24 during the six months ended June 30, 2000 to $5.09 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses decreased to $176,537 for the six months ended June 30, 2001 as compared to $186,587 for the same period in 2000, a decrease of $10,050, or 5%. This decrease was due to lower production costs, offset by increases in general and administrative expenses ("G&A") and depletion.

Production costs were $142,278 for the six months ended June 30, 2001 and $153,874 for the same period in 2000, resulting in an $11,596, or 8%, decrease. The decrease was primarily due to less workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 7%, from $5,722 for the six months ended June 30, 2000 to $6,126 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $28,133 for the six months ended June 30, 2001 as compared to $26,991 for the same period in 2000, an increase of $1,142, or 4%. This increase was the result of a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 897 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased slightly to $146,955 for the three months ended June 30, 2001 as compared to $146,532 for the same period in 2000. The slight increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decline in production and a lower average price received for oil. For the three months ended June 30, 2001, 3,199 barrels of oil, 1,420 barrels of NGLs and 8,870 mcf of gas were sold, or 6,097 BOEs. For the three months ended June 30, 2000, 3,505 barrels of oil, 1,866 barrels of NGLs and 8,672 mcf of gas were sold, or 6,816 BOEs.

The average price received per barrel of oil decreased $1.16, or 4%, from $28.16 for the three months ended June 30, 2000 to $27.00 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.43, or 11%, from $13.37 during the three months ended June 30, 2000 to $14.80 for the same period in 2001. The average price received per mcf of gas increased 69% to $4.46 during the three months ended June 30, 2001 from $2.64 during the same period in 2000.

Costs and Expenses:

Total costs and expenses decreased to $95,243 for the three months ended June 30, 2001 as compared to $96,270 for the same period in 2000, a decrease of $1,027, or 1%. This decrease was due to lower production costs, offset by an increase in G&A and depletion.

Production costs were $76,829 for the three months ended June 30, 2001 and $81,136 for the same period in 2000, resulting in a $4,307 decrease, or 5%. The decrease was primarily due to less workover costs.

During this period, G&A increased slightly from $2,931 for the three months ended June 30, 2000 to $2,939 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $15,475 for the three months ended June 30, 2001 as compared to $12,203 for the same period in 2000, an increase of $3,272, or 27%. This increase was attributable to a decline in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 306 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $75,743 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $20,397 and a reduction in working capital of $44,154 and a decline of $11,596 in production costs, offset by an increase in G&A expenses of $404. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $57,068 to oil and gas receipts, offset by $36,671 resulting from the decline in production during 2001 as compared to the same period in 2000. The decrease in production costs was primarily due to less workover costs. The increase in G&A was due to an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $112,671, of which $1,127 was distributed to the managing general partner and $111,544 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $116,412, of which $1,164 was distributed to the managing general partner and $115,248 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 86, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 86, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 86, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                              Ernst & Young LLP


Dallas, Texas
March 9, 2001

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                                   2000                1999
                                                                                             ----------------    ----------------
                     ASSETS
                     ------

Current assets:
  Cash                                                                                       $        57,176     $        72,318
  Accounts receivable - oil and gas sales                                                             90,053              49,878
                                                                                               -------------       -------------

           Total current assets                                                                      147,229             122,196
                                                                                               -------------       -------------

Oil and gas properties - at cost, based on
  the successful efforts accounting method                                                         4,032,771           4,022,126
Accumulated depletion                                                                             (3,261,600)         (3,212,495)
                                                                                               -------------       -------------

           Net oil and gas properties                                                                771,171             809,631
                                                                                               -------------       -------------

                                                                                             $       918,400     $       931,827
                                                                                              ==============      ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                                               $         5,165     $        10,250

Partners' capital:
  Managing general partner                                                                            10,101              10,184
  Limited partners (123 interests)                                                                   903,134             911,393
                                                                                               -------------       -------------

                                                                                                     913,235             921,577
                                                                                               -------------       -------------

                                                                                             $       918,400     $       931,827
                                                                                              ==============      ==============















   The accompanying notes are an integral part of these financial statements.

                 PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                        (A Texas Limited Partnership)

                           STATEMENTS OF OPERATIONS
                       For the years ended December 31




                                                       2000        1999          1998
                                                     ---------   ---------     ---------
Revenues:
  Oil and gas                                        $ 611,774   $ 354,462    $  301,556
  Interest                                               4,927       2,697         3,224
                                                     ---------   ---------    ----------

                                                       616,701     357,159       304,780
                                                     ---------   ---------    ----------

Costs and expenses:
  Oil and gas production                               287,563     236,129       213,042
  General and administrative                            12,235       7,089         6,031
  Impairment of oil and gas properties                      --          --        98,274
  Depletion                                             49,103      65,740       151,842
                                                     ---------   ---------    ----------

                                                       348,901     308,958       469,189
                                                     ---------   ---------    ----------

Net income (loss)                                    $ 267,800   $  48,201    $ (164,409)
                                                     =========   =========    ==========

Allocation of net income (loss):
  Managing general partner                           $   2,678   $     482    $   (1,644)
                                                     =========   =========    ==========

  Limited partners                                   $ 265,122   $  47,719    $ (162,765)
                                                     =========   =========    ==========

Net income (loss) per limited partnership interest   $2,155.46   $  387.96    $(1,323.29)
                                                     =========   =========    ==========



   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                                            Managing
                                                                            general             Limited
                                                                            partner             partners               Total
                                                                        -------------        --------------       ---------------


Partners' capital at January 1, 1998                                    $      13,138        $    1,203,846       $   1,216,984

   Distributions                                                               (1,107)             (109,619)           (110,726)

   Net loss                                                                    (1,644)             (162,765)           (164,409)
                                                                          -----------          ------------         -----------

Partners' capital at December 31, 1998                                         10,387               931,462             941,849

   Distributions                                                                 (685)              (67,788)            (68,473)

   Net income                                                                     482                47,719              48,201
                                                                          -----------          ------------         -----------

Partners' capital at December 31, 1999                                         10,184               911,393             921,577

   Distributions                                                               (2,761)             (273,381)           (276,142)

   Net income                                                                   2,678               265,122             267,800
                                                                          -----------          ------------         -----------

Partners' capital at December 31, 2000                                  $      10,101        $      903,134       $     913,235
                                                                         ============         =============        ============









   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                                             2000                 1999                1998
                                                                        --------------       --------------      --------------
Cash flows from operating activities:
    Net income (loss)                                                   $     267,800        $      48,201       $     (164,409)
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Impairment of oil and gas properties                                    -                    -                 98,274
          Depletion                                                            49,103               65,740              151,842
    Changes in assets and liabilities:
          Accounts receivable                                                 (40,175)             (18,067)              21,645
          Accounts payable                                                     (5,085)               5,541               (8,987)
                                                                           ----------          -----------         ------------

              Net cash provided by operating activities                       271,643              101,415               98,365
                                                                          -----------          -----------         ------------

Cash flows from investing activities:
    Additions to oil and gas properties                                       (10,643)              (7,363)              (9,842)
    Proceeds from asset dispositions                                              -                    701                  -
                                                                          -----------          -----------         ------------

              Net cash used in investing activities                           (10,643)              (6,662)              (9,842)
                                                                          -----------          -----------         ------------

Cash flows used in financing activities:
    Cash distributions to partners                                           (276,142)             (68,473)            (110,726)
                                                                          -----------          -----------         ------------

Net increase (decrease) in cash                                               (15,142)              26,280              (22,203)
Cash at beginning of year                                                      72,318               46,038               68,241
                                                                          -----------          -----------         ------------

Cash at end of year                                                     $      57,176        $      72,318       $       46,038
                                                                         ============         ============        =============
















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 86, Ltd. (the "Partnership") is a limited partnership organized in 1986 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS


        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $98,274 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $209,861 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------

      Net income (loss) per statements of operations                     $     267,800       $      48,201        $    (164,409)
      Depletion and depreciation provisions for tax reporting
        less than amounts for financial reporting purposes                      43,051              60,686              147,947
      Impairment of oil and gas properties for financial
        reporting purposes                                                         -                   -                 98,274
      Other, net                                                                  (688)                (98)                 931
                                                                           -----------        ------------          -----------

              Net income per Federal income tax returns                  $     310,163       $     108,789        $      82,743
                                                                          ============        ============         ============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------

      Development costs                                                  $      10,643       $       7,363        $       9,842
                                                                          ============        ============         ============

        Capitalized oil and gas properties consist of the following:

                                                                                                   2000                 1999
                                                                                             ----------------     ----------------

      Proved properties:
        Property acquisition costs                                                           $      176,667       $      176,667
        Completed wells and equipment                                                             3,856,104            3,845,459
                                                                                               ------------         ------------

                                                                                                  4,032,771            4,022,126
      Accumulated depletion                                                                      (3,261,600)          (3,212,495)
                                                                                               ------------         ------------

        Net oil and gas properties                                                           $      771,171       $      809,631
                                                                                              =============        =============

NOTE 6. RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------
     Payment of lease operating and supervision
        charges in accordance with standard industry
        operating agreements                                            $     113,494        $     109,568        $     108,785

     Reimbursement of general and administrative expenses               $      10,107        $       3,583        $       4,004

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                                        Pioneer USA (1)             Partnership
                                                                                        ---------------           ---------------
        Revenues:
           Proceeds from disposition of depreciable
              properties                                                                     9.09091%               90.90909%
           All other revenues                                                               24.242425%              75.757575%
        Costs and expenses:
           Lease acquisition costs, drilling and completion
              costs and all other costs                                                      9.09091%               90.90909%
           Operating costs, direct costs and general and
              administrative expenses                                                       24.242425%              75.757575%

        (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                             Oil and NGLs                 Gas
                                                                                (bbls)                    (mcf)
                                                                         --------------------      -------------------

     Net proved reserves at January 1, 1998                                      268,312                   360,572
     Revisions                                                                   (79,340)                  (72,226)
     Production                                                                  (22,245)                  (33,219)
                                                                           -------------              ------------

     Net proved reserves at December 31, 1998                                    166,727                   255,127
     Revisions                                                                   157,207                   248,047
     Production                                                                  (20,843)                  (30,923)
                                                                           -------------              ------------

     Net proved reserves at December 31, 1999                                    303,091                   472,251
     Revisions                                                                    35,219                    57,281
     Production                                                                  (20,938)                  (33,570)
                                                                           -------------              ------------

     Net proved reserves at December 31, 2000                                    317,372                   495,962
                                                                           =============              ============



        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.44 per barrel of NGLs and $7.89 per mcf of gas, discounted at 10% was approximately $2,493,000 and undiscounted $4,970,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                                  For the years ended December 31,
                                                                        -------------------------------------------------------
                                                                              2000                1999               1998
                                                                        ----------------    ----------------   ----------------
                                                                                                  (in thousands)
Oil and gas producing activities:
   Future cash inflows                                                  $        10,955     $        7,464     $         1,802
   Future production costs                                                       (5,985)            (4,360)             (1,436)
                                                                          -------------       ------------       -------------

                                                                                  4,970              3,104                 366
   10% annual discount factor                                                    (2,477)            (1,468)               (105)
                                                                          -------------       ------------       -------------

   Standardized measure of discounted future net cash flows             $         2,493     $        1,636     $           261
                                                                         ==============      =============      ==============

                                                                              For the years ended December 31,
                                                                    -------------------------------------------------------
                                                                          2000                1999               1998
                                                                    ----------------    ----------------   ----------------
                                                                                              (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                    $          (324)    $         (118)    $          (89)
      Net changes in prices and production costs                                864                922               (654)
      Revisions of previous quantity estimates                                  293              1,155                (93)
      Accretion of discount                                                     164                 26                102
      Changes in production rates, timing and other                            (140)              (610)               (25)
                                                                      -------------       ------------       ------------

      Change in present value of future net revenues                            857              1,375               (759)
                                                                      -------------       ------------       ------------

      Balance, beginning of year                                              1,636                261              1,020
                                                                      -------------       ------------       ------------

      Balance, end of year                                          $         2,493     $        1,636     $          261
                                                                     ==============      =============      =============

NOTE 8.  MAJOR CUSTOMERS

   The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                                 2000              1999                1998
                                                                               --------          --------            --------
                   Plains Marketing, L.P.                                         45%               45%                   -
                   Mobil Oil Corporation                                          19%               18%                  18%
                   Genesis Crude Oil, L.P.                                         -                 -                   46%
                   Western Gas Resources, Inc.                                     3%                5%                  21%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and Mobil Oil Corporation were $23,848 and $10,948, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

         The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $4,920,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 73% to $611,774 for 2000 as compared to $354,462 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 13,860 barrels of oil, 7,078 barrels of natural gas liquids ("NGLs") and 33,570 mcf of gas were sold, or 26,533 barrel of oil equivalents ("BOEs"). In 1999, 13,331 barrels of oil, 7,512 barrels of NGLs and 30,923 mcf of gas were sold, or 25,997 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.11, or 70%, from $17.34 in 1999 to $29.45 in 2000. The average price received per barrel of NGLs increased $5.74, or 62%, from $9.27 in 1999 to $15.01 in 2000. The average price received per mcf of gas increased 68% from $1.73 in 1999 to $2.90 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $348,901 as compared to $308,958 in 1999, an increase of $39,943, or 13%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $287,563 in 2000 and $236,129 in 1999, resulting in a $51,434 increase, or 22%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 73% from $7,089 in 1999 to $12,235 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $10,107 in 2000 and $3,583 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $49,103 in 2000 as compared to $65,740 in 1999, representing a decrease of $16,637, or 25%. This decrease was primarily due to a 34,384 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 18% to $354,462 from $301,556 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 13,331 barrels of oil, 7,512 barrels of NGLs and 30,923 mcf of gas were sold, or 25,997 BOEs. In 1998, 14,914 barrels of oil, 7,331 barrels of NGLs and 33,219 mcf of gas were sold, or 27,782 BOEs.

The average price received per barrel of oil increased $4.00, or 30%, from $13.34 in 1998 to $17.34 in 1999. The average price received per barrel of NGLs increased $2.58, or 39%, from $6.69 in 1998 to $9.27 in 1999. The average price received per mcf of gas increased 7% from $1.61 in 1998 to $1.73 in 1999.

Total costs and expenses decreased in 1999 to $308,958 as compared to $469,189 in 1998, a decrease of $160,231, or 34%. The decrease was primarily due to declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and G&A.

Production costs were $236,129 in 1999 and $213,042 in 1998, resulting in a $23,087 increase, or 11%. The increase was due to increased workover costs and well maintenance costs incurred to stimulate well production, offset by a decrease in ad valorem taxes.

During this period, G&A increased 18% from $6,031 in 1998 to $7,089 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $3,583 in 1999 and $4,004 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $98,274 related to its oil and gas properties during 1998.

Depletion was $65,740 in 1999 compared to $151,842 in 1998, representing a decrease of $86,102, or 57%. This decrease was the result of a combination of factors that included an increase in proved reserves of 97,690 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,583 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum Industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $170,228 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $259,542, offset by increases in production costs paid of $51,434, G&A expenses paid of $5,146 and working capital of $32,734. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $242,798 to oil and gas receipts and an increase of $16,744 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 2% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions in 1999 of $701 were from equipment credits received on two wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $276,142, of which $2,761 was distributed to the managing general partner and $273,381 to the limited partners. In 1999, cash distributions to the partners were $68,473, of which $685 was distributed to the managing general partner and $67,788 to the limited partners.

                  PARKER & PARSLEY PRIVATE INVESTMENT 86, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                           ended
                                          June 30,                            Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  306,293   $  286,086   $  611,774   $  354,462   $  301,556   $  443,324   $  531,378
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $   98,274   $   87,003   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $  181,309
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  131,869   $  101,422   $  267,800   $   48,201   $ (164,409)  $   (1,482)  $  394,220
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    1,319   $    1,014   $    2,678   $      482   $   (1,644)  $      (15)  $    3,942
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  130,550   $  100,408   $  265,122   $   47,719   $ (162,765)  $   (1,467)  $  390,278
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $ 1,061.38   $   816.33   $ 2,155.46   $   387.96   $(1,323.29)  $   (11.93)  $ 3,172.99
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   906.86   $   936.98   $ 2,222.61   $   551.12   $   891.21   $ 1,688.39   $ 3,519.32(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  945,926   $  924,433   $  918,400   $  931,827   $  946,558   $1,230,680   $1,439,437
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $1,474.06 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

         PARKER & PARSLEY 87-A CONV., LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 87-A Conv., Ltd. and supplements the proxy statement/prospectus dated
October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 87-A Conv., Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 87-A CONV., LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                         $   3,856

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                     $   5,136

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding
Pioneer USA(a), (b)                                                                             $     765

Merger Value per $1,000 Limited Partner Investment(b), (c)                                      $  200.21

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the            3.38 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001(c)                                                               $  120.97

        -- as of December 31, 2000(c)                                                           $  113.34

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                               $  185.61

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                 $  194.37

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)   $     177

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                       -2-

                        PARKER & PARSLEY 87-A CONV., LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS




                                                     June 30,      December 31,
                                                       2001            2000
                                                   -----------     -----------
                                                   (Unaudited)
                  ASSETS
Current assets:
  Cash                                             $    99,031     $    42,044
  Accounts receivable - oil and gas sales               47,720          58,386
                                                    ----------      ----------
        Total current assets                           146,751         100,430
                                                    ----------      ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               2,608,971       2,703,338
Accumulated depletion                               (2,278,301)     (2,357,166)
                                                    ----------      ----------
        Net oil and gas properties                     330,670         346,172
                                                    ----------      ----------
                                                   $   477,421     $   446,602
                                                    ==========      ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     6,256     $     5,133

Partners' capital:
  Managing general partner                               4,714           4,417
  Limited partners (3,856 interests)                   466,451         437,052
                                                    ----------      ----------
                                                       471,165         441,469
                                                    ----------      ----------
                                                   $   477,421     $   446,602
                                                    ==========      ==========




The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                    Three months ended         Six months ended
                                         June 30,                   June 30,
                                  ----------------------    -----------------------
                                     2001         2000         2001         2000
                                  ---------    ---------    ---------    ----------
Revenues:
  Oil and gas                     $  83,576    $  94,529    $ 187,285    $  181,312
  Interest                              729          952        1,458         1,645
  Gain on disposition of assets       5,588          -          5,909           784
                                   --------     --------     --------     ---------
                                     89,893       95,481      194,652       183,741
                                   --------     --------     --------     ---------
Costs and expenses:
  Oil and gas production             36,798       35,010       74,815        70,536
  General and administrative          2,508        2,836        5,619         5,439
  Depletion                           5,824        5,961       15,718        12,899
  Abandoned property                  3,134          -          3,134           -
                                   --------     --------     --------     ---------
                                     48,264       43,807       99,286        88,874
                                   --------     --------     --------     ---------
Net income                        $  41,629    $  51,674    $  95,366    $   94,867
                                   ========     ========     ========     =========
Allocation of net income:
  Managing general partner        $     417    $     517    $     954    $      949
                                   ========     ========     ========     =========
  Limited partners                $  41,212    $  51,157    $  94,412    $   93,918
                                   ========     ========     ========     =========
Net income per limited
  partnership interest            $   10.68    $   13.27    $   24.48    $    24.36
                                   ========     ========     ========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)

                                         Managing
                                         general       Limited
                                         partner       partners        Total
                                        ---------     ----------     ----------


Balance at January 1, 2001              $   4,417     $  437,052     $  441,469

    Distributions                            (657)       (65,013)       (65,670)

    Net income                                954         94,412         95,366
                                         --------      ---------      ---------

Balance at June 30, 2001                $   4,714     $  466,451     $  471,165
                                         ========      =========      =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                           Six months ended
                                                               June 30,
                                                        ----------------------
                                                           2001         2000
                                                        ---------    ---------
Cash flows from operating activities:
  Net income                                            $  95,366    $  94,867
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                           15,718       12,899
       Gain on disposition of assets                       (5,909)        (784)
  Changes in assets and liabilities:
       Accounts receivable                                 10,666      (17,100)
       Accounts payable                                     4,259        3,710
                                                         --------     --------
           Net cash provided by operating activities      120,100       93,592
                                                         --------     --------
Cash flows from investing activities:
  Additions to oil and gas properties                        (531)      (1,130)
  Proceeds from asset dispositions                          3,088        1,015
                                                         --------     --------
           Net cash provided by (used in)
             investing activities                           2,557         (115)
                                                         --------     --------
Cash flows used in financing activities:
  Cash distributions to partners                          (65,670)    (104,242)
                                                         --------     --------
Net increase (decrease) in cash                            56,987      (10,765)
Cash at beginning of period                                42,044       53,265
                                                         --------     --------
Cash at end of period                                   $  99,031    $  42,500
                                                         ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.    Organization and nature of operations

Parker & Parsley 87-A Conv., Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.    Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $187,285 for the six months ended June 30, 2001 as compared to $181,312 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 3,828 barrels of oil, 2,015 barrels of natural gas liquids ("NGLs") and 10,345 mcf of gas were sold, or 7,567 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,349 barrels of oil, 2,563 barrels of NGLs and 11,375 mcf of gas were sold, or 8,808 BOEs.

The average price received per barrel of oil increased slightly from $27.41 for the six months ended June 30, 2000 to $27.45 for the same period in 2001. The average price received per barrel of NGLs increased $2.10, or 14%, from $14.63 during the six months ended June 30, 2000 to $16.73 for the same period in 2001. The average price received per mcf of gas increased 116% from $2.17 during the six months ended June 30, 2000 to $4.69 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $5,909 was received during the six months ended June 30, 2001 of which $5,123 was from disposal of equipment on two wells plugged and abandoned during the current period and $786 was from equipment credits received on one fully depleted well. Expenses to plug and abandon these wells were $3,134. For the six months ended June 30, 2000, a gain of $784 was recognized due to equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $99,286 for the six months ended June 30, 2001 as compared to $88,874 for the same period in 2000, an increase of $10,412, or 12%. This increase was due to increases in production costs, abandoned property costs, depletion and general and administrative expenses ("G&A").

Production costs were $74,815 for the six months ended June 30, 2001 and $70,536 for the same period in 2000, resulting in a $4,279 increase, or 6%. The increase was due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 3% from $5,439 for the six months ended June 30, 2000 to $5,619 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $15,718 for the six months ended June 30, 2001 as compared to $12,899 for the same period in 2000, an increase of $2,819 or 22%. This increase was due to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 521 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 12% to $83,576 for the three months ended June 30, 2001 as compared to $94,529 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a lower average price received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 1,918 barrels of oil, 993 barrels of NGLs and 4,627 mcf of gas were sold, or 3,682 BOEs. For the three months ended June 30, 2000, 2,163 barrels of oil, 1,381 barrels of NGLs and 5,950 mcf of gas were sold, or 4,536 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.64 for the three months ended June 30, 2000 to $27.06 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $.57, or 4%, from $14.21 during the three months ended June 30, 2000 to $14.78 for the same period in 2001. The average price received per mcf of gas increased 44% to $3.67 during the three months ended June 30, 2001 from $2.55 during the same period in 2000.

Gain on disposition of assets of $5,588 was received during the three months ended June 30, 2001 of which $5,123 was from disposal of equipment on two wells plugged and abandoned during the current period and $465 was from equipment credits received on one fully depleted well. Expenses to plug and abandon these wells were $3,134.

Costs and Expenses:

Total costs and expenses increased to $48,264 for the three months ended June 30, 2001 as compared to $43,807 for the same period in 2000, an increase of $4,457, or 10%. This increase was due to higher production costs and abandoned property costs, offset by declines in G&A and depletion.

Production costs were $36,798 for the three months ended June 30, 2001 and $35,010 for the same period in 2000, resulting in a $1,788 increase, or 5%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 12%, from $2,836 for the three months ended June 30, 2000 to $2,508 for the same period in 2001, due to a decrease in audit and tax fees.

Depletion was $5,824 for the three months ended June 30, 2001 as compared to $5,961 for the same period in 2000, a decrease of $137, or 2%. This decrease was attributable to a decrease in oil production of 245 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $26,508 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $5,786 and a reduction in working capital of $28,315, offset by increases in production costs of $4,279, abandoned property costs of $3,134 and G&A expenses of $180. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $34,082 to oil and gas receipts, offset by $28,296 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with increased oil and gas prices. The increase in G&A was due to an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities for the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $3,088 and $1,015 received during the six months ended June 30, 2001 and 2000, respectively, were comprised of $786 and $784, respectively, received from the salvage of equipment on one fully depleted well and $316 and $231, respectively, from equipment salvage on active properties. A gain of $1,986 was recognized during the six months ended June 30, 2001 due to salvage income received on two wells plugged and abandoned.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $65,670, of which $657 was distributed to the managing general partner and $65,013 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $104,242, of which $1,042 was distributed to the managing general partner and $103,200 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 87-A Conv., Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 87-A Conv., Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 87-A Conv., Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31




                                                    2000            1999
                                                 -----------    -----------
              ASSETS
              ------
Current assets:
  Cash                                           $    42,044    $    53,265
  Accounts receivable - oil and gas sales             58,386         34,510
                                                 -----------    -----------

        Total current assets                         100,430         87,775
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method             2,703,338      2,701,261
Accumulated depletion                             (2,357,166)    (2,326,550)
                                                 -----------    -----------

        Net oil and gas properties                   346,172        374,711
                                                 -----------    -----------

                                                 $   446,602    $   462,486
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                   $     5,133    $     6,175

Partners' capital:
  Managing general partner                             4,417          4,565
  Limited partners (3,856 interests)                 437,052        451,746
                                                 -----------    -----------

                                                     441,469        456,311
                                                 -----------    -----------

                                                 $   446,602    $   462,486
                                                 ===========    ===========













   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31



                                                        2000         1999         1998
                                                      --------     ---------    ---------
Revenues:
  Oil and gas                                          $ 380,908   $ 234,259   $ 194,541
  Interest                                                 3,744       2,131       2,599
  Gain on disposition of assets                              857       1,184         102
                                                       ---------   ---------   ---------

                                                         385,509     237,574     197,242
                                                       ---------   ---------   ---------

Costs and expenses:
  Oil and gas production                                 150,075     126,927     143,008
  General and administrative                              11,235       6,978       5,727
  Impairment of oil and gas properties                     5,726          --      63,814
  Depletion                                               24,890      35,270      83,255
                                                       ---------   ---------   ---------

                                                         191,926     169,175     295,804
                                                       ---------   ---------   ---------

Net income (loss)                                      $ 193,583   $  68,399   $ (98,562)
                                                       =========   =========   =========

Allocation of net income (loss):
  Managing general partner                             $   1,936   $     684   $    (986)
                                                       =========   =========   =========

  Limited partners                                     $ 191,647   $  67,715   $ (97,576)
                                                       =========   =========   =========

Net income (loss) per limited partnership interest     $   49.70   $   17.56   $  (25.30)
                                                       =========   =========   =========


















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                          Managing
                                           general     Limited
                                           partner     partners      Total
                                         ----------   ---------    ---------
Partners' capital at January 1, 1998     $   6,329    $ 626,350    $ 632,679

    Distributions                             (761)     (75,346)     (76,107)

    Net loss                                  (986)     (97,576)     (98,562)
                                         ---------    ---------    ---------

Partners' capital at December 31, 1998       4,582      453,428      458,010

    Distributions                             (701)     (69,397)     (70,098)

    Net income                                 684       67,715       68,399
                                         ---------    ---------    ---------

Partners' capital at December 31, 1999       4,565      451,746      456,311

    Distributions                           (2,084)    (206,341)    (208,425)

    Net income                               1,936      191,647      193,583
                                         ---------    ---------    ---------

Partners' capital at December 31, 2000   $   4,417    $ 437,052    $ 441,469
                                         =========    =========    =========




















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                         2000          1999         1998
                                                       ---------    ---------    ---------
Cash flows from operating activities:
   Net income (loss)                                   $ 193,583    $  68,399    $ (98,562)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
        Impairment of oil and gas properties               5,726           --       63,814
        Depletion                                         24,890       35,270       83,255
        Gain on disposition of assets                       (857)      (1,184)        (102)
   Changes in assets and liabilities:
        Accounts receivable                              (23,876)     (12,786)      17,191
        Accounts payable                                  (1,042)       1,263       (2,930)
                                                       ---------    ---------    ---------

           Net cash provided by operating activities     198,424       90,962       62,666
                                                       ---------    ---------    ---------

Cash flows from investing activities:
   Additions to oil and gas properties                    (2,560)      (5,634)      (2,338)
   Proceeds from disposition of assets                     1,340        1,238        2,095
                                                       ---------    ---------    ---------

           Net cash used in investing activities          (1,220)      (4,396)        (243)
                                                       ---------    ---------    ---------

Cash flows used in financing activities:
   Cash distributions to partners                       (208,425)     (70,098)     (76,107)
                                                       ---------    ---------    ---------

Net increase (decrease) in cash                          (11,221)      16,468      (13,684)
Cash at beginning of year                                 53,265       36,797       50,481
                                                       ---------    ---------    ---------

Cash at end of year                                    $  42,044    $  53,265    $  36,797
                                                       =========    =========    =========















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.        ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 87-A Conv., Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.        IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $5,726 and $63,814 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.        INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $34,055 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                             2000        1999        1998
                                                           --------    --------    --------
Net income (loss) per statements of operations            $ 193,583    $ 68,399    $(98,562)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                               21,481      31,994      77,835
Impairment of oil and gas properties for financial
  reporting purposes                                          5,726          --      63,814
Salvage income                                                   --          --       1,795
Other, net                                                     (320)       (923)      1,074
                                                           --------    --------    --------

      Net income per Federal income tax returns           $ 220,470    $ 99,470    $ 45,956
                                                           ========    ========    ========

NOTE 5.        OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                    --------     ---------      ---------
    Development costs                              $   2,560     $   5,634      $   2,338
                                                    ========      ========       ========

      Capitalized oil and gas properties consist of the following:

                                        2000           1999
                                        ----           ----
Proved properties:
  Property acquisition costs       $   126,683    $   126,683
  Completed wells and equipment      2,576,655      2,574,578
                                   -----------    -----------

                                     2,703,338      2,701,261
Accumulated depletion               (2,357,166)    (2,326,550)
                                   -----------    -----------

      Net oil and gas properties   $   346,172    $   374,711
                                   ===========    ===========

NOTE 6.       RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                            2000          1999           1998
                                                         ----------    ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard industry
      operating agreements                               $  57,269     $  58,965      $  59,200

    Reimbursement of general and administrative
      expenses                                           $   9,809     $   4,592      $   4,507

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 87-A, Ltd. and the Partnership (the "Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                              Pioneer USA (1)  Partnerships (2)
                                                              --------------   ---------------
    Revenues:
      Proceeds from disposition of depreciable
        properties                                              9.09091%         90.90909%
      All other revenues                                       24.242425%        75.757575%

    Costs and expenses:
      Lease acquisition costs, drilling and completion
        costs and all other costs                               9.09091%         90.90909%
      Operating costs, direct costs and general and
        administrative expenses                                24.242425%        75.757575%

   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 35 limited partner interests owned by Pioneer USA.

   (2) The allocation between the Partnership and Parker & Parsley 87-A, Ltd. is 11.80396% and 88.19604%, respectively.

NOTE 7.        OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                          Oil and NGLs      Gas
                                             (bbls)        (mcf)
                                          ------------  ----------
Net proved reserves at January 1, 1998      173,242      260,824
Revisions                                   (70,303)     (79,797)
Production                                  (14,371)     (24,025)
                                           --------     --------


Net proved reserves at December 31, 1998     88,568      157,002
Revisions                                   121,459      218,318
Production                                  (13,578)     (24,503)
                                           --------     --------


Net proved reserves at December 31, 1999    196,449      350,817
Revisions                                    (1,562)     (40,268)
Production                                  (13,096)     (20,355)
                                           --------     --------

Net proved reserves at December 31, 2000    181,791      290,194
                                           ========     ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.38 per barrel of NGLs and $7.67 per mcf of gas, discounted at 10% was approximately $1,465,000 and undiscounted was $2,903,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                            For the years ended December 31,
                                                            ------------------------------

                                                              2000       1999       1998
                                                             -------    -------    -------
                                                                     (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 6,182    $ 4,834    $   964
  Future production costs                                     (3,279)    (2,837)      (754)
                                                             -------    -------    -------

                                                               2,903      1,997        210
  10% annual discount factor                                  (1,438)      (931)       (61)
                                                             -------    -------    -------

  Standardized measure of discounted future net cash flows   $ 1,465    $ 1,066    $   149
                                                             =======    =======    =======

                                                           For the years ended December 31,
                                                         -----------------------------------
                                                           2000         1999          1998
                                                         --------     ---------     --------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (231)  $      (107)  $      (52)
    Net changes in prices and production costs                663           480         (462)
    Revisions of previous quantity estimates                  (56)          878          (87)
    Accretion of discount                                     106            15           71
    Changes in production rates, timing and other             (83)         (349)         (26)
                                                         --------     ---------     --------

    Change in present value of future net revenues            399           917         (556)
                                                         --------     ---------     --------

    Balance, beginning of year                              1,066           149          705
                                                         --------     ---------     --------

    Balance, end of year                               $    1,465   $     1,066   $      149
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                           2000       1999        1998
                                           ----       ----        ----
Plains Marketing, L.P.                      43%        40%         --
Phillips Petroleum Company                  10%        --          --
Genesis Crude Oil, L.P.                     --         --          54%
Western Gas Resources, Inc.                  4%         7%         29%
NGTS LLC                                     8%        --          --

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and Phillips Petroleum Company were $16,353 and $3,196, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.        PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $3,856,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 87-A CONV., LTD.
                          (A TEXAS LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 63% to $380,908 for 2000 as compared to $234,259 in 1999. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 2000, 8,407 barrels of oil, 4,689 barrels of natural gas liquids ("NGLs") and 20,355 mcf of gas were sold, or 16,489 barrel of oil equivalents ("BOEs"). In 1999, 8,263 barrels of oil, 5,315 barrels of NGLs and 24,503 mcf of gas were sold, or 17,662 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.40, or 73%, from $17.06 in 1999 to $29.46 in 2000. The average price received per barrel of NGLs increased $6.20, or 63%, from $9.81 in 1999 to $16.01 in 2000. The average price received per mcf of gas increased 70% from $1.68 in 1999 to $2.86 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $191,926 as compared to $169,175 in 1999, an increase of $22,751, or 13%. The increase was primarily due to increases in production costs, impairment of oil and gas properties and general and administrative expenses ("G&A"), offset by a decline in depletion.

Gains on disposition of assets of $857 and $1,184 were due to equipment credits received on one well during 2000 and 1999, respectively.

Production costs were $150,075 in 2000 and $126,927 in 1999, resulting in a $23,148 increase, or 18%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 61% from $6,978 in 1999 to $11,235 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $9,809 in 2000 and $4,592 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $5,726 related to its oil and gas properties during 2000.

Depletion was $24,890 in 2000 as compared to $35,270 in 1999, representing a decrease of $10,380, or 29%. This decrease was primarily due to an 8,116 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 20% to $234,259 from $194,541 in 1998. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 1999, 8,263 barrels of oil, 5,315 barrels of NGLs and 24,503 mcf of gas were sold, or 17,662 BOEs. In 1998, 9,354 barrels of oil, 5,017 barrels of NGLs and 24,025 mcf of gas were sold, or 18,375 BOEs.

The average price received per barrel of oil increased $3.84, or 29%, from $13.22 in 1998 to $17.06 in 1999. The average price received per barrel of NGLs increased $3.05, or 45%, from $6.76 in 1998 to $9.81 in 1999. The average price received per mcf of gas increased 9% from $1.54 in 1998 to $1.68 in 1999.

Total costs and expenses decreased in 1999 to $169,175 as compared to $295,804 in 1998, a decrease of $126,629, or 43%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $126,927 in 1999 and $143,008 in 1998, resulting in a $16,081 decrease, or 11%. The decrease was due to declines in well maintenance costs, workover expenses and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 22% from $5,727 in 1998 to $6,978 in 1999 primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $4,592 in 1999 and $4,507 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $63,814 related to its oil and gas properties during 1998.

Depletion was $35,270 in 1999 compared to $83,255 in 1998, representing a decrease of $47,985, or 58%. This decrease was primarily due to an increase in proved reserves of 71,246 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,091 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $107,462 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $148,262, offset by increases in production costs paid of $23,148, G&A expenses paid of $4,257 and working capital of $13,395. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $165,908 to oil and gas receipts, offset by $17,646 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to upgrades of equipment on active properties.

Proceeds from asset dispositions of $1,340 and $1,238 received during 2000 and 1999, respectively, were primarily due to equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $208,425, of which $2,084 was distributed to the managing general partner and $206,341 to the limited partners. In 1999, cash distributions to the partners were $70,098, of which $701 was distributed to the managing general partner and $69,397 to the limited partners.

                        PARKER & PARSLEY 87-A CONV., LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                           ended
                                          June 30,                          Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  187,285   $  181,312   $  380,908   $  234,259   $  194,541   $  298,836   $  351,679
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $    5,726   $       --   $   63,814   $   98,114   $   46,639
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $  113,535
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $   95,366   $   94,867   $  193,583   $   68,399   $  (98,562)  $   (7,019)  $  241,359
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $      954   $      949   $    1,936   $      684   $     (986)  $      (70)  $    2,413
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   94,412   $   93,918   $  191,647   $   67,715   $  (97,576)  $   (6,949)  $  238,946
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    24.48   $    24.36   $    49.70   $    17.56   $   (25.30)  $    (1.80)  $    61.97
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    16.86   $    26.76   $    53.51   $    18.00   $    19.54   $    42.51   $    89.89(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  477,421   $  456,821   $  446,602   $  462,486   $  462,922   $  640,521   $  825,116
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $29.44 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 87-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 87-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 87-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 87-A, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                         $   28,811

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                     $   38,379

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding
Pioneer USA(a), (b)                                                                             $    5,714

Merger Value per $1,000 Limited Partner Investment(b), (c)                                      $   199.53

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the             3.38 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001(c)                                                               $   121.20

        -- as of December 31, 2000(c)                                                           $   113.60

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                               $   184.94

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                 $   193.72

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)   $      177

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-12244-01


                           PARKER & PARSLEY 87-A, LTD.
             (Exact name of Registrant as specified in its charter)


                           Texas                              75-2185148
         --------------------------------------------    ---------------------
               (State or other jurisdiction of              (I.R.S. Employer
               incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
          (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 87-A, LTD.

                                TABLE OF CONTENTS


                                                                     Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000...................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000..................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001..................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000...............................    6

            Notes to Financial Statements..........................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations..................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.......................   11

            Signatures.............................................   12

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                   (Unaudited)

                      ASSETS

Current assets:
  Cash                                             $    746,861    $    321,340
  Accounts receivable - oil and gas sales               355,540         435,508
                                                    -----------     -----------
          Total current assets                        1,102,401         756,848
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               19,493,557      20,198,629
Accumulated depletion                               (17,022,826)    (17,611,694)
                                                    -----------     -----------
          Net oil and gas properties                  2,470,731       2,586,935
                                                    -----------     -----------
                                                   $  3,573,132    $  3,343,783
                                                    ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     45,917    $     37,865

Partners' capital:
  Managing general partner                               35,245          33,032
  Limited partners (28,811 interests)                 3,491,970       3,272,886
                                                    -----------     -----------
                                                      3,527,215       3,305,918
                                                    -----------     -----------
                                                   $  3,573,132    $  3,343,783
                                                    ===========     ===========




   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                        Three months ended          Six months ended
                                             June 30,                    June 30,
                                     ------------------------    ------------------------
                                        2001          2000          2001          2000
                                     ----------    ----------    ----------    ----------
Revenues:
  Oil and gas                        $  624,236    $  708,134    $1,399,068    $1,357,075
  Interest                                5,550         7,074        11,014        12,302
  Gain on disposition of assets          41,754           -          44,153         5,861
                                      ---------     ---------     ---------     ---------
                                        671,540       715,208     1,454,235     1,375,238
                                      ---------     ---------     ---------     ---------
Costs and expenses:
  Oil and gas production                274,936       261,610       559,015       527,318
  General and administrative             18,727        20,848        41,972        40,316
  Depletion                              43,530        44,465       117,815        96,209
  Abandoned property                     23,416           -          23,416           -
                                      ---------     ---------     ---------     ---------
                                        360,609       326,923       742,218       663,843
                                      ---------     ---------     ---------     ---------
Net income                           $  310,931    $  388,285    $  712,017    $  711,395
                                      =========     =========     =========     =========
Allocation of net income:
  Managing general partner           $    3,109    $    3,883    $    7,120    $    7,114
                                      =========     =========     =========     =========
  Limited partners                   $  307,822    $  384,402    $  704,897    $  704,281
                                      =========     =========     =========     =========
Net income per limited
  partnership interest               $    10.69    $    13.34    $    24.47    $    24.44
                                      =========     =========     =========     =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                          Managing
                                          general      Limited
                                          partner      partners        Total
                                         ---------    ----------    -----------


Balance at January 1, 2001               $  33,032    $3,272,886    $ 3,305,918

    Distributions                           (4,907)     (485,813)      (490,720)

    Net income                               7,120       704,897        712,017
                                          --------     ---------      ---------

Balance at June 30, 2001                 $  35,245    $3,491,970    $ 3,527,215
                                          ========     =========     ==========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                               June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  712,017    $  711,395
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                          117,815        96,209
       Gain on disposition of assets                      (44,153)       (5,861)
  Changes in assets and liabilities:
     Accounts receivable                                   79,968       (62,891)
     Accounts payable                                      31,488        26,863
                                                        ---------     ---------
        Net cash provided by operating activities         897,135       765,715
                                                        ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                      (3,969)       (8,446)
  Proceeds from asset dispositions                         23,075         7,591
                                                        ---------     ---------
        Net cash provided by (used in)
          investing activities                             19,106          (855)
                                                        ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                         (490,720)     (778,868)
                                                        ---------     ---------
Net increase (decrease) in cash                           425,521       (14,008)
Cash at beginning of period                               321,340       339,531
                                                        ---------     ---------
Cash at end of period                                  $  746,861    $  325,523
                                                        =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

    The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 3% to $1,399,068 for the six months ended June 30, 2001 as compared to $1,357,075 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 28,595 barrels of oil, 15,052 barrels of natural gas liquids ("NGLs") and 77,315 mcf of gas were sold, or 56,533 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 32,573 barrels of oil, 19,149 barrels of NGLs and 84,978 mcf of gas were sold, or 65,885 BOEs.

The average price received per barrel of oil increased slightly from $27.41 for the six months ended June 30, 2000 to $27.45 for the same period in 2001. The average price received per barrel of NGLs increased $2.10, or 14%, from $14.63 during the six months ended June 30, 2000 to $16.73 for the same period in 2001. The average price received per mcf of gas increased 116% from $2.17 during the six months ended June 30, 2000 to $4.69 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $44,153 was received during the six months ended June 30, 2001 of which $38,277 was from disposal of equipment on two wells plugged and abandoned during the current period and $5,876 was from equipment credits received on one fully depleted well. Expenses to plug and abandon these wells were $23,416. For the six months ended June 30, 2000, a gain of $5,861 was recognized due to equipment credits received on a fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $742,218 for the six months ended June 30, 2001 as compared to $663,843 for the same period ended June 30, 2000, an increase of $78,375, or 12%. This increase was due to increases in production costs, abandoned property costs, depletion and general and administrative expenses ("G&A").

Production costs were $559,015 for the six months ended June 30, 2001 and $527,318 for the same period in 2000 resulting in an increase of $31,697, or 6%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 4% from $40,316 for the six months ended June 30, 2000 to $41,972 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $117,815 for the six months ended June 30, 2001 as compared to $96,209 for the same period in 2000, an increase of $21,606, or 22%. This increase was due to a decline in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 3,978 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 12% to $624,236 for the three months ended June 30, 2001 as compared to $708,134 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a lower average price received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 14,328 barrels of oil, 7,417 barrels of NGLs and 34,560 mcf of gas were sold, or 27,505 BOEs. For the three months ended June 30, 2000, 16,239 barrels of oil, 10,298 barrels of NGLs and 44,352 mcf of gas were sold, or 33,929 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.64 for the three months ended June 30, 2000 to $27.06 for the same period in 2001. The average price received per barrel of NGLs increased $.57, or 4%, from $14.21 during the three months ended June 30, 2000 to $14.78 for the same period in 2001. The average price received per mcf of gas increased 44% from $2.55 during the three months ended June 30, 2000 to $3.67 for the same period in 2001.

Gain on disposition of assets of $41,754 was received during the three months ended June 30, 2001 of which $38,277 was from disposal of equipment on two wells plugged and abandoned during the current period and $3,477 was from equipment credits received on one fully depleted well. Expenses to plug and abandon these wells were $23,416.

Costs and Expenses:

Total costs and expenses increased to $360,609 for the three months ended June 30, 2001 as compared to $326,923 for the same period in 2000, an increase of $33,686, or 10%. This increase was due to increases in abandoned property costs and production costs, offset by declines in G&A and depletion.

Production costs were $274,936 for the three months ended June 30, 2001 and $261,610 for the same period in 2000 resulting in a $13,326 increase, or 5%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 10% from $20,848 for the three months ended June 30, 2000 to $18,727 for the same period in 2001, primarily due to a decrease in audit and tax fees.

Depletion was $43,530 for the three months ended June 30, 2001 as compared to $44,465 for the same period in 2000, a decrease of $935, or 2%. This decrease was primarily due to a decline in oil production of 1,911 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $131,420 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily due to an increase of $40,705 in oil and gas sales receipts and a reduction in working capital of $147,484, offset by increases in production costs of $31,697, G&A expenses of $1,656 and abandoned property costs of $23,416. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $254,340 to oil and gas receipts, offset by $213,635 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to the upgrades of oil and gas equipment on active properties.

Proceeds from asset dispositions of $23,075 and $7,591 were received during the six months ended June 30, 2001 and 2000, respectively. Proceeds recognized during the period in 2001 were related to $14,840 from salvage income received on two wells plugged and abandoned and $8,235 from equipment credits received on a fully depleted well. Proceeds recognized during the period in 2000 were from equipment credits received on fully depleted properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $490,720, of which $4,907 was distributed to the managing general partner and $485,813 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $778,868, of which $7,789 was distributed to the managing general partner and $771,079 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Reports on Form 8-K - none

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      PARKER & PARSLEY 87-A, LTD.

                                By:   Pioneer Natural Resources USA, Inc.,
                                       Managing General Partner





Dated:  August 8, 2001          By:     /s/ Rich Dealy
                                      -------------------------------------
                                      Rich Dealy, Vice President and
                                      Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-12244-01


                           PARKER & PARSLEY 87-A, LTD.
             (Exact name of Registrant as specified in its charter)

                   TEXAS                                      75-2185148
        -------------------------------                  ----------------------
        (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                  Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS      75039
----------------------------------------------------------------  -------------
        (Address of principal executive offices)                    (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


       Securities registered pursuant to Section 12(b) of the Act: NONE
         Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $28,636,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 28,811.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.        BUSINESS

Parker & Parsley 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 28,811 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 43% and 11% was attributable to sales made to Plains Marketing, L.P. and NGTS LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 96 oil and gas wells. Two wells were dry holes. Six uneconomical wells were plugged and abandoned and 15 oil and gas wells have been sold. At December 31, 2000, 73 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 28,811 outstanding limited partnership interests held of record by 2,148 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $1,541,726 and $518,518, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:


                                 2000           1999          1998             1997           1996
                             -------------  ------------   -----------     ------------    -----------
Operating results:
------------------
 Oil and gas sales           $   2,845,556  $  1,750,425  $   1,453,492   $   2,232,898   $  2,627,636
                              ============   ===========   ============    ============    ===========

 Gain on litigation
   settlement, net           $          -   $         -   $          -    $          -    $    848,304
                              ============   ===========   ============    ============    ===========

 Impairment of oil and gas
   properties                $      42,807  $         -   $     477,501   $     732,890   $    348,546
                              ============   ===========   ============    ============    ===========

 Net income (loss)           $   1,444,249  $    511,237  $    (736,103)  $     (49,528)  $  1,803,894
                              ============   ===========   ============    ============    ===========

 Allocation of net income
  (loss):
   Managing general partner  $     14,442   $      5,112  $      (7,361)  $        (495)  $     18,039
                              ===========    ===========   ============    ============    ===========

   Limited partners          $  1,429,807   $    506,125  $    (728,742)  $     (49,033)  $  1,785,855
                              ===========    ===========   ============    ============    ===========

 Limited partners' net income
   (loss) per limited
   partnership interest       $     49.63   $      17.57  $      (25.29)  $       (1.70) $       61.99
                              ===========    ===========   ============    ============   ============

 Limited partners' cash
   distributions per limited
   partnership interest      $       53.51  $      18.00  $       19.54   $       42.52   $      89.89(a)
                              ============   ===========   ============    ============    ===========

At year end:
------------
 Identifiable assets          $  3,343,783   $ 3,464,619  $   3,466,459   $   4,793,102   $  6,171,831
                              ============   ===========   ============    ============    ===========

---------------

(a) Including litigation settlement per limited partnership interest of $29.15 in 1996.

ITEM 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 63% to $2,845,556 for 2000 as compared to $1,750,425 in 1999. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 2000, 62,796 barrels of oil, 35,028 barrels of natural gas liquids ("NGLs") and 152,075 mcf of gas were sold, or 123,170 barrel of oil equivalents ("BOEs"). In 1999, 61,734 barrels of oil, 39,707 barrels of NGLs and 183,099 mcf of gas were sold, or 131,958 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.40, or 73%, from $17.06 in 1999 to $29.46 in 2000. The average price received per barrel of NGLs increased $6.20, or 63%, from $9.81 in 1999 to $16.01 in 2000. The average price received per mcf of gas increased 70% from $1.68 in 1999 to $2.86 in 2000. The market price received for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gains on disposition of assets of $6,407 and $8,848 were due to equipment credits received on one well during 2000 and 1999, respectively.

Total costs and expenses increased in 2000 to $1,435,888 compared to $1,264,233 in 1999, an increase of $171,655, or 14%. The increase resulted from increases in production costs, the impairment of oil and gas properties and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $1,121,487 in 2000 and $948,362 in 1999, resulting in an increase of $173,125, or 18%. This increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 63% from $52,563 in 1999 to $85,559 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $73,296 in 2000 and $34,349 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $42,807 related to its oil and gas properties during 2000.

Depletion was $186,035 in 2000 as compared to $263,308 in 1999, representing a decrease of $77,273, or 29%. This decrease was primarily due to a 45,228 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 20% to $1,750,425 from $1,453,492 in 1998. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 1999, 61,734 barrels of oil, 39,707 barrels of NGLs and 183,099 mcf of gas were sold, or 131,958 BOEs. In 1998, 69,905 barrels of oil, 37,470 barrels of NGLs and 179,494 mcf of gas were sold, or 137,291 BOEs.

The average price received per barrel of oil increased $3.84, or 29%, from $13.22 in 1998 to $17.06 in 1999. The average price received per barrel of NGLs increased $3.05, or 45%, from $6.76 in 1998 to $9.81 in 1999. The average price received per mcf of gas increased 9% from $1.54 in 1998 to $1.68 in 1999.

A gain on disposition of assets of $8,848 was recognized during 1999 from equipment credits received on one fully depleted well. During 1998, a gain on disposition of assets of $765 was received from the sale of equipment on one saltwater disposal well plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $1,264,233 compared to $2,210,330 in 1998, a decrease of $946,097, or 43%. The decrease resulted from declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $948,362 in 1999 and $1,068,450 in 1998, resulting in a $120,088 decrease, or 11%. This decrease was primarily attributable to reductions in well maintenance costs, workover expenses and ad valorem taxes, offset by an increase in production taxes due to increased in oil and gas revenues.

During this period, G&A increased, in aggregate, 23% from $42,787 in 1998 to $52,563 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $34,349 in 1999 and $33,674 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $477,501 related to its oil and gas properties during 1998.

Depletion was $263,308 in 1999 compared to $621,592 in 1998. This represented a decrease of $358,284, or 58%. This decrease was the result of a combination of factors that included an increase in proved reserves of 532,499 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 8,171 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $934,385 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $1,107,108 and a decline in working capital of $33,398, offset by increases in production costs paid of $173,125 and G&A expenses paid of $32,996. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $1,239,482 to oil and gas receipts, offset by $132,374 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to the upgrades of oil and gas equipment on active properties.

Proceeds from asset dispositions of $10,011 and $9,249 received during 2000 and 1999, respectively, were from equipment credits on one well in each year.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $1,557,299, of which $15,573 was distributed to the managing general partner and $1,541,726 to the limited partners. In 1999, cash distributions to the partners were $523,756, of which $5,238 was distributed to the managing general partner and $518,518 to the limited partners.

ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                                        Page
Financial Statements of Parker & Parsley 87-A, Ltd:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 87-A, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 87-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 87-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                                      2000          1999
                                                                      ----          ----
              ASSETS
              ------

Current assets:
  Cash                                                         $    321,340      $   339,531
  Accounts receivable - oil and gas sales                           435,508          324,832
                                                                 ----------       ----------

       Total current assets                                         756,848          664,363
                                                                 ----------       ----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                           20,198,629       20,183,108
Accumulated depletion                                           (17,611,694)     (17,382,852)
                                                                 -----------      -----------

       Net oil and gas properties                                 2,586,935        2,800,256
                                                                 ----------      -----------

                                                               $  3,343,783     $  3,464,619
                                                                ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                 $     37,865     $    45,651

Partners' capital:
  Managing general partner                                           33,032          34,163
  Limited partners (28,811 interests)                             3,272,886       3,384,805
                                                                 ----------       ---------

                                                                  3,305,918       3,418,968
                                                                -----------      ----------

                                                               $  3,343,783     $ 3,464,619
                                                                ===========      ==========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                         2000           1999          1998
                                                      ------------   ----------    ------------

Revenues:
  Oil and gas                                          $ 2,845,556   $ 1,750,425   $ 1,453,492
  Interest                                                  28,174        16,197        19,970
  Gain on disposition of assets                              6,407         8,848           765
                                                       -----------   -----------   -----------

                                                         2,880,137     1,775,470     1,474,227
                                                       -----------   -----------   -----------

Costs and expenses:
  Oil and gas production                                 1,121,487       948,362     1,068,450
  General and administrative                                85,559        52,563        42,787
  Impairment of oil and gas properties                      42,807            --       477,501
  Depletion                                                186,035       263,308       621,592
                                                       -----------   -----------   -----------

                                                         1,435,888     1,264,233     2,210,330
                                                       -----------   -----------   -----------

Net income (loss)                                      $ 1,444,249   $   511,237   $  (736,103)
                                                       ===========   ===========   ===========

Allocation of net income (loss):
  Managing general partner                             $    14,442   $     5,112   $    (7,361)
                                                       ===========   ===========   ===========

  Limited partners                                     $ 1,429,807   $   506,125   $  (728,742)
                                                       ===========   ===========   ===========

Net income (loss) per limited partnership interest     $   49.63     $  17.57      $    (25.29)
                                                       ===========   ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL



                                          Managing
                                           general        Limited
                                           partner        partners         Total
                                         -----------    -----------     -----------

Partners' capital at January 1, 1998     $    47,336    $ 4,688,910    $ 4,736,246

   Distributions                              (5,686)      (562,970)      (568,656)

   Net loss                                   (7,361)      (728,742)      (736,103)
                                         -----------    -----------     -----------

Partners' capital at December 31, 1998        34,289      3,397,198      3,431,487

   Distributions                              (5,238)      (518,518)      (523,756)

   Net income                                  5,112        506,125        511,237
                                         -----------    -----------    -----------

Partners' capital at December 31, 1999        34,163      3,384,805      3,418,968

   Distributions                             (15,573)    (1,541,726)    (1,557,299)

   Net income                                 14,442      1,429,807      1,444,249
                                         -----------    -----------    -----------

Partners' capital at December 31, 2000   $    33,032    $ 3,272,886    $ 3,305,918
                                         ===========    ===========    ===========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                        2000          1999             1998
                                                   ------------    -----------     -----------


Cash flows from operating activities:
  Net income (loss)                                 $ 1,444,249   $    511,237    $  (736,103)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties               42,807             --        477,501
      Depletion                                         186,035        263,308        621,592
      Gain on disposition of assets                      (6,407)        (8,848)          (765)
  Changes in assets and liabilities:
      Accounts receivable                              (110,676)      (162,539)       128,574
      Accounts payable                                   (7,786)        10,679        (21,884)
                                                    -----------    -----------    -----------

        Net cash provided by operating activities     1,548,222        613,837        468,915
                                                    -----------    -----------    -----------

Cash flows from investing activities:
  Additions to oil and gas properties                   (19,125)       (42,098)       (17,466)
  Proceeds from disposition of assets                    10,011          9,249         15,652
                                                    -----------    -----------    -----------

        Net cash used in investing activities            (9,114)       (32,849)        (1,814)
                                                    -----------    -----------    -----------

Cash flows used in financing activities:
  Cash distributions to partners                     (1,557,299)      (523,756)      (568,656)
                                                    -----------    -----------    -----------

Net increase (decrease) in cash                         (18,191)        57,232       (101,555)
Cash at beginning of year                               339,531        282,299        383,854
                                                    -----------    -----------    -----------

Cash at end of year                                 $   321,340    $   339,531    $   282,299
                                                    ===========    ===========    ===========


  The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.      ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.       IMPAIRMENT OF LONG-LIVED ASSETS


        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $42,807 and $477,501 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.       INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $254,091 less than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                        2000            1999             1998
                                                     -----------     -----------     -----------

Net income (loss) per statements of operations      $  1,444,249    $    511,237    $  (736,103)
Intangible development costs capitalized for
  financial reporting purposes and expensed
  for tax reporting purposes                                 --              --              (6)
Depletion and depreciation provisions for tax
  reporting purposes less than amount for
  financial reporting purposes                           162,602         238,819        584,799
Impairment of oil and gas properties for financial
  reporting purposes                                      42,807              --        477,501
Salvage income                                             1,288              --         13,408
Other, net                                                (3,728)         (5,120)         6,254
                                                     -----------     -----------     -----------

      Net income per Federal income tax
         returns                                    $  1,647,218    $    744,936    $   345,853
                                                     ===========     ===========     ===========

NOTE 5.      OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                                     2000           1999          1998
                                                   ---------      --------      ---------

      Development costs                            $  19,125     $  42,098     $   17,466
                                                    ========      ========      =========

      Capitalized oil and gas properties consist of the following:


                                                                   2000             1999
                                                               -----------       -----------
    Proved properties:
      Property acquisition costs                              $    946,545      $    946,545
      Completed wells and equipment                             19,252,084        19,236,563
                                                               -----------       -----------

                                                                20,198,629        20,183,108
    Accumulated depletion                                      (17,611,694)      (17,382,852)
                                                               ------------      -----------

         Net oil and gas properties                           $  2,586,935      $  2,800,256
                                                               ===========       ===========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                      2000          1999          1998
                                                   ---------      ---------     ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 428,017     $ 440,563     $  442,313

    Reimbursement of general and administrative
      expenses                                     $  73,296     $  34,349     $   33,674


        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA, Parker & Parsley 87-A Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:


                                                               Pioneer
                                                                 USA (1)        Partnerships(2)
                                                              ----------        ---------------
    Revenues:
      Proceeds from disposition of depreciable properties      9.09091%          90.90909%
      All other revenues                                      24.242425%         75.757575%
    Costs and expenses:
      Lease acquisition costs, drilling and completion
        and all other costs                                    9.09091%          90.90909%
      Operating costs, direct costs and general and
        administrative expenses                               24.242425%         75.757575%


   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 175 limited partner interests owned by Pioneer USA.

   (2) The allocation between the Partnership and Parker & Parsley 87-A Conv., L.P. is 88.19604% and 11.80396%, respectively.

NOTE 7.      OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                          Oil and NGLs       Gas
                                             (bbls)         (mcf)
                                           ----------    ----------

Net proved reserves at January 1, 1998      1,294,911     1,949,548
Revisions                                    (525,530)     (596,528)
Production                                   (107,375)     (179,494)
                                           ----------    ----------

Net proved reserves at December 31, 1998      662,006     1,173,526
Revisions                                     907,814     1,631,783
Production                                   (101,441)     (183,099)
                                           ----------    ----------

Net proved reserves at December 31, 1999    1,468,379     2,622,210
Revisions                                     (35,573)     (336,529)
Production                                    (97,824)     (152,075)
                                           ----------    ----------

Net proved reserves at December 31, 2000    1,334,982     2,133,606
                                           ==========    ==========



        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.83 per barrel of NGLs and $7.67 per mcf of gas, discounted at 10% was approximately $10,856,000 and undiscounted was $21,368,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.



                                                            For the years ended December 31,
                                                           ----------------------------------
                                                              2000         1999       1998
                                                             --------    --------    --------
                                                                      (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 45,412    $ 36,134    $  7,206
  Future production costs                                     (24,044)    (21,211)     (5,635)
                                                             --------    --------    --------

                                                               21,368      14,923       1,571
  10% annual discount factor                                  (10,512)     (6,959)       (455)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $ 10,856    $  7,964    $  1,116
                                                             ========    ========    ========


                                                           For the years ended December 31,
                                                         ------------------------------------
                                                           2000         1999         1998
                                                         --------    ----------    ---------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $   (1,724)  $      (802)  $     (385)
    Net changes in prices and production costs              4,989         3,587       (3,456)
    Revisions of estimated future development costs           -             -            -
    Revisions of previous quantity estimates                 (618)        6,565         (652)
    Accretion of discount                                     796           111          527
    Changes in production rates, timing and other            (551)       (2,613)        (189)
                                                         --------    ----------    ---------

    Change in present value of future net revenues          2,892         6,848       (4,155)
                                                         --------    ----------    ---------

    Balance, beginning of year                              7,964         1,116        5,271
                                                         --------    ----------    ---------

    Balance, end of year                               $   10,856   $     7,964   $    1,116
                                                        =========    ==========    =========


NOTE 8.      MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                     2000          1999           1998
                                                   --------      --------       --------
           Plains Marketing, L.P.                     43%           39%             -
           Genesis Crude Oil, L.P.                     -             -             54%
           Western Gas Resources, Inc.                 3%            7%            29%
           NGTS LLC                                   11%            9%             1%


        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and NGTS LLC were $122,179 and $4,335, respectively, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9.      PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The general partner of the Partnership is Pioneer USA. Pioneer USA, the managing general partner, has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $28,811,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.


                                       Age at
                                    December 31,
       Name                             2000                 Position
       ----                             ----                 --------
Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer


        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA, Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.       EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 175 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:



                                                      2000          1999          1998
                                                    --------      --------      ---------

    Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements               $ 428,017     $ 440,563      $ 442,313

    Reimbursement of general and administrative
       expenses                                    $  73,296     $  34,349      $  33,674


Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.       EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000, 1999 and 1998

                 Statements of partners' capital for the years ended December 31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31, 2000, 1999 and 1998

                 Notes to financial statements

      2.   Financial statement schedules.

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PARKER & PARSLEY 87-A, LTD.

Dated: March 29, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                ------------------------------
                                                Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



/s/ Scott D. Sheffield              President of Pioneer USA                  March 29, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 29, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 29, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 29, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 29, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 29, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                          PARKER & PARSLEY 87-A, LTD.

                              INDEX TO EXHIBITS


      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                  Description                              Page
-----------                  -----------                              ----

    4(a)         Agreement of Limited Partnership of Parker            -
                 & Parsley 87-A, Ltd. incorporated by
                 reference to Exhibit A of the Partnership's
                 Registration Statement on Form S-1
                 (Registration No. 33-16910) (hereinafter called the Partnership's Registration Statement

    4(b)         Form of Subscription Agreement and Power              -
                 of Attorney incorporated by reference to Exhibit D of the Partnership's Registration
                 Statement

    4(c)         Specimen Certificate of Limited Partnership           -
                 Interest incorporated by reference to Exhibit
                 D of the Partnership's Registration Statement

   10(b)         Development Program Agreement incorporated            -
                 by reference to Exhibit C of the Partnership's
                 Registration Statement

                           PARKER & PARSLEY 87-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                            Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $1,399,068   $1,357,075   $2,845,556   $1,750,425   $1,453,492   $2,232,898   $2,627,636
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $  848,304
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
      properties                   $       --   $       --   $   42,807   $       --   $  477,501   $  732,890   $  348,546
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  712,017   $  711,395   $1,444,249   $  511,237   $ (736,103)  $  (49,528)  $1,803,894
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
   (loss):
      Managing general
         partner                   $    7,120   $    7,114   $   14,442   $    5,112   $   (7,361)  $     (495)  $   18,039
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  704,897   $  704,281   $1,429,807   $  506,125   $ (728,742)  $  (49,033)  $1,785,855
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
      (loss) per limited
      partnership interest         $    24.47   $    24.44   $    49.63   $    17.57   $   (25.29)  $    (1.70)  $    61.99
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
      distributions per limited
      partnership interest         $    16.86   $    26.76   $    53.51   $    18.00   $    19.54   $    42.52   $    89.89(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $3,573,132   $3,424,009   $3,343,783   $3,464,619   $3,466,459   $4,793,102   $6,171,831
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $29.15 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

         PARKER & PARSLEY 87-B, CONV., LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 87-B Conv., Ltd. and supplements the proxy statement/prospectus dated
October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 87-B Conv., Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 87-B CONV., LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                    $      4,919

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                                $      6,156

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)      $      1,020

Merger Value per $1,000 Limited Partner Investment(b), (c)                                                 $     207.73

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                              3.68 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                         $     138.24

      --    as of December 31, 2000(c)                                                                     $     138.95

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                          $     193.19

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                            $     201.72

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)              $        173

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.


(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                        PARKER & PARSLEY 87-B CONV., LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,      December 31,
                                                        2001            2000
                                                     -----------    -----------
                                                     (Unaudited)
                  ASSETS
Current assets:
  Cash                                               $   124,834    $    62,552
  Accounts receivable - oil and gas sales                 49,441         87,620
                                                      ----------     ----------
         Total current assets                            174,275        150,172
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 3,151,486      3,280,150
Accumulated depletion                                 (2,631,053)    (2,733,516)
                                                      ----------     ----------
         Net oil and gas properties                      520,433        546,634
                                                      ----------     ----------
                                                     $   694,708    $   696,806
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $     7,867    $     6,423

Partners' capital:
  Managing general partner                                 6,854          6,889
  Limited partners (4,919 interests)                     679,987        683,494
                                                      ----------     ----------
                                                         686,841        690,383
                                                      ----------     ----------
                                                     $   694,708    $   696,806
                                                      ==========     ==========



   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                    Three months ended        Six months ended
                                         June 30,                  June 30,
                                  ----------------------    ----------------------
                                     2001         2000         2001         2000
                                  ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                     $  93,434    $ 101,370    $ 202,782    $ 212,568
  Interest                              964        1,277        2,113        2,159
  Gain on disposition of assets       1,426          -          5,439          919
                                   --------     --------     --------     --------
                                     95,824      102,647      210,334      215,646
                                   --------     --------     --------     --------
Costs and expenses:
  Oil and gas production             44,523       44,599       91,336       84,466
  General and administrative          2,429        2,971        5,272        6,307
  Depletion                           9,737        8,786       27,896       18,236
  Abandoned property                    830          -          4,243          -
                                   --------     --------     --------     --------
                                     57,519       56,356      128,747      109,009
                                   --------     --------     --------     --------
Net income                        $  38,305    $  46,291    $  81,587    $ 106,637
                                   ========     ========     ========     ========
Allocation of net income:
  Managing general partner        $     383    $     463    $     816    $   1,066
                                   ========     ========     ========     ========
  Limited partners                $  37,922    $  45,828    $  80,771    $ 105,571
                                   ========     ========     ========     ========
Net income per limited
  partnership interest            $    7.71    $    9.31    $   16.42    $   21.46
                                   ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                    Managing
                                      general       Limited
                                      partner       partners        Total
                                     ---------     ----------     -----------

Balance at January 1, 2001           $   6,889     $  683,494     $  690,383

    Distributions                         (851)       (84,278)       (85,129)

    Net income                             816         80,771         81,587
                                      --------      ---------      ---------

Balance at June 30, 2001             $   6,854     $  679,987     $  686,841
                                      ========      =========      =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                          2001         2000
                                                      ----------    ----------
Cash flows from operating activities:
   Net income                                         $   81,587    $  106,637
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depletion                                         27,896        18,236
        Gain on disposition of assets                     (5,439)         (919)
   Changes in assets and liabilities:
        Accounts receivable                               38,179       (19,394)
        Accounts payable                                   4,421         4,658
                                                       ---------     ---------
          Net cash provided by operating activities      146,644       109,218
                                                       ---------     ---------
Cash flows from investing activities:
   Additions to oil and gas properties                    (1,695)         (791)
   Proceeds from asset dispositions                        2,462           919
                                                       ---------     ---------
          Net cash provided by investing activities          767           128
                                                       ---------     ---------
Cash flows used in financing activities:
   Cash distributions to partners                        (85,129)     (112,519)
                                                       ---------     ---------
Net increase (decrease) in cash                           62,282        (3,173)
Cash at beginning of period                               62,552        71,344
                                                       ---------     ---------
Cash at end of period                                 $  124,834    $   68,171
                                                       =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 87-B Conv., Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Results of Operations

Revenues:

The Partnership's oil and gas revenues decreased 5% to $202,782 for the six months ended June 30, 2001 as compared to $212,568 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a lower average price received for oil, offset by higher average prices received for gas and NGLs. For the six months ended June 30, 2001, 4,828 barrels of oil, 1,562 barrels of natural gas liquids ("NGLs") and 8,728 mcf of gas were sold, or 7,845 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 5,308 barrels of oil, 2,838 barrels of NGLs and 11,701 mcf of gas were sold, or 10,096 BOEs.

The average price received per barrel of oil decreased $.16, or 1%, from $27.30 for the six months ended June 30, 2000 to $27.14 for the same period in 2001. The average price received per barrel of NGLs increased $2.21, or 15%, from $15.08 during the six months ended June 30, 2000 to $17.29 for the same period in 2001. The average price received per mcf of gas increased 141% from $2.13 during the six months ended June 30, 2000 to $5.13 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $5,439 was received during the six months ended June 30, 2001 from disposal of equipment on two wells plugged and abandoned during the current period. Expenses to plug and abandon these wells were $4,243. For the six months ended June 30, 2000 a gain on disposition of assets of $919 was recognized due to credits received from the disposal of oil and gas equipment on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $128,747 for the six months ended June 30, 2001 as compared to $109,009 for the same period in 2000, an increase of $19,738, or 18%. This increase was due to increases in depletion, production costs and abandoned property costs, offset by a decrease in general and administrative expenses ("G&A").

Production costs were $91,336 for the six months ended June 30, 2001 and $84,466 for the same period in 2000, resulting in a $6,870 increase, or 8%. The increase was due to additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 16% from $6,307 for the six months ended June 30, 2000 to $5,272 for the same period in 2001, due to a lower G&A being allocated (limited to 3% of oil and gas revenues) due to lower oil revenues for the six months ended June 30, 2001 as compared to the same period in 2000.

Depletion was $27,896 for the six months ended June 30, 2001 as compared to $18,236 for the same period in 2000, an increase of $9,660, or 53%. This increase was due to a downward revision to proved reserves on one significant well, offset by a decline in oil production of 480 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 8% to $93,434 for the three months ended June 30, 2001 as compared to $101,370 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 2,390 barrels of oil, 858 barrels of NGLs and 4,278 mcf of gas were sold, or 3,961 BOEs. For the three months ended June 30, 2000, 2,515 barrels of oil, 1,351 barrels of NGLs and 5,264 mcf of gas were sold, or 4,743 BOEs.

The average price received per barrel of oil decreased slightly from $26.86 for the three months ended June 30, 2000 to $26.73 for the same period in 2001. The average price received per barrel of NGLs increased $.42, or 3%, from $14.98 during the three months ended June 30, 2000 to $15.40 for the same period in 2001. The average price received per mcf of gas increased 47% to $3.82 during the three months ended June 30, 2001 from $2.59 during the same period in 2000.

Gain on disposition of assets of $1,426 was received during the three months ended June 30, 2001 from disposal of equipment on two wells plugged and abandoned during the current period. Expenses to plug and abandon these wells were $830.

Costs and Expenses:

Total costs and expenses increased to $57,519 for the three months ended June 30, 2001 as compared to $56,356 for the same period in 2000, an increase of $1,163, or 2%. This increase was due to increases in depletion and abandoned property costs, offset by a decrease in G&A and production costs.

Production costs were $44,523 for the three months ended June 30, 2001 and $44,599 for the same period in 2000, resulting in a $76 decrease. The decrease was due to lower well maintenance costs, offset by an increase in workover costs incurred to stimulate well production.

During this period, G&A decreased 18%, from $2,971 for the three months ended June 30, 2000 to $2,429 for the same period in 2001, primarily due to a lower G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues for the three months ended June 30, 2001 as compared to the same period in 2000 and a decrease in audit and tax fees.

Depletion was $9,737 for the three months ended June 30, 2001 as compared to $8,786 for the same period in 2000, an increase of $951, or 11%. This increase was primarily due to a downward revision to proved reserves on one significant well, offset by a decline in oil production of 125 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $37,426 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to reductions of $57,336 in working capital and $1,035 in G&A expenses, offset by a decline in oil and gas sales receipts of $9,832 and increases in production costs of $6,870 and abandoned property costs of $4,243. The decline in G&A was primarily due to less G&A being allocated (limited to 3% of oil and gas revenues) due to lower oil and gas revenues for the six months ended June 30, 2001 as compared to the same period in 2000. The decrease in oil and gas receipts resulted from a decline of $50,340 in production during 2001 as compared to the same period in 2000 and a decline in oil prices of $879, offset by an increase in gas and NGL prices of $41,387 during 2001. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $2,462 and $919 were recognized during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during the period in 2001 were from salvage income received on two wells plugged and abandoned during the current period. The proceeds recognized during the period in 2000 were primarily from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $85,129, of which $851 was distributed to the managing general partner and $84,278 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $112,519, of which $1,125 was distributed to the managing general partner and $111,394 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 87-B Conv., Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 87-B Conv., Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 87-B Conv., Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                      2000         1999
                                                      ----         ----
              ASSETS
              ------
Current assets:
  Cash                                           $    62,552    $    71,344
  Accounts receivable - oil and gas sales             87,620         36,226
                                                 -----------    -----------

       Total current assets                          150,172        107,570
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method             3,280,150      3,277,595
Accumulated depletion                             (2,733,516)    (2,675,751)
                                                 -----------    -----------

       Net oil and gas properties                    546,634        601,844
                                                 -----------    -----------

                                                 $   696,806    $   709,414
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                   $     6,423    $     7,274

Partners' capital:
  Managing general partner                             6,889          7,006
  Limited partners (4,919 interests)                 683,494        695,134
                                                 -----------    -----------

                                                     690,383        702,140
                                                 -----------    -----------

                                                 $   696,806    $   709,414
                                                 ===========    ===========















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                        2000          1999         1998
                                                       ---------   ---------   ---------
Revenues:
  Oil and gas                                          $ 469,502   $ 278,326   $ 236,434
  Interest                                                 5,144       3,117       3,558
  Gain on disposition of assets                            1,005          --       3,419
                                                       ---------   ---------   ---------

                                                         475,651     281,443     243,411
                                                       ---------   ---------   ---------

Costs and expenses:
  Oil and gas production                                 172,228     155,029     146,967
  General and administrative                              13,873       8,214       7,093
  Impairment of oil and gas properties                    21,231          --      48,745
  Depletion                                               36,534      49,790     120,823
  Abandoned property                                          --          --         965
                                                       ---------   ---------   ---------

                                                         243,866     213,033     324,593
                                                       ---------   ---------   ---------

Net income (loss)                                      $ 231,785   $  68,410   $ (81,182)
                                                       =========   =========   =========

Allocation of net income (loss):
  Managing general partner                             $   2,318   $     684   $    (812)
                                                       =========   =========   =========

  Limited partners                                     $ 229,467   $  67,726   $ (80,370)
                                                       =========   =========   =========

Net income (loss) per limited partnership interest     $   46.65   $   13.77   $  (16.34)
                                                       =========   =========   =========

















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                         Managing
                                          general     Limited
                                          partner     partners       Total
                                         ---------    ---------    ---------
Partners' capital at January 1, 1998     $   9,098    $ 902,134    $ 911,232

    Distributions                           (1,056)    (104,488)    (105,544)

    Net loss                                  (812)     (80,370)     (81,182)
                                         ---------    ---------    ---------

Partners' capital at December 31, 1998       7,230      717,276      724,506

    Distributions                             (908)     (89,868)     (90,776)

    Net income                                 684       67,726       68,410
                                         ---------    ---------    ---------

Partners' capital at December 31, 1999       7,006      695,134      702,140

    Distributions                           (2,435)    (241,107)    (243,542)

    Net income                               2,318      229,467      231,785
                                         ---------    ---------    ---------

Partners' capital at December 31, 2000   $   6,889    $ 683,494    $ 690,383
                                         =========    =========    =========




















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                        2000         1999         1998
                                                     ---------    ---------    ---------
Cash flows from operating activities:
  Net income (loss)                                  $ 231,785    $  68,410    $ (81,182)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Impairment of oil and gas properties             21,231           --       48,745
       Depletion                                        36,534       49,790      120,823
       Gain on disposition of assets                    (1,005)          --       (3,419)
  Changes in assets and liabilities:
       Accounts receivable                             (51,394)      (7,809)      15,837
       Accounts payable                                   (851)       2,071       (4,734)
                                                     ---------    ---------    ---------

         Net cash provided by operating activities     236,300      112,462       96,070
                                                     ---------    ---------    ---------

Cash flows from investing activities:
  Additions to oil and gas properties                   (2,609)      (4,857)      (5,631)
  Proceeds from disposition of assets                    1,059        1,226        3,419
                                                     ---------    ---------    ---------

         Net cash used in investing activities          (1,550)      (3,631)      (2,212)
                                                     ---------    ---------    ---------

Cash flows used in financing activities:
  Cash distributions to partners                      (243,542)     (90,776)    (105,544)
                                                     ---------    ---------    ---------

Net increase (decrease) in cash                         (8,792)      18,055      (11,686)
Cash at beginning of year                               71,344       53,289       64,975
                                                     ---------    ---------    ---------

Cash at end of year                                  $  62,552    $  71,344    $  53,289
                                                     =========    =========    =========















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.        ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 87-B Conv., Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.        IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $21,231 and $48,745 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.        INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $63,837 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                          2000          1999         1998
                                                          ---------   ---------   ---------
Net income (loss) per statements of operations            $ 231,785   $ 68,410    $(81,182)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                               33,614      47,165     116,988
Impairment of oil and gas properties for financial
  reporting purposes                                         21,231          --      48,745
Other, net                                                     (643)     (5,995)     (1,248)
                                                          ---------   ---------   ---------

       Net income per Federal income tax returns          $ 285,987   $ 109,580   $  83,303
                                                          =========   =========   =========


NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999          1998
                                                    --------     ---------      ---------
      Development costs                            $   2,609     $   4,857      $   5,631
                                                    ========      ========       ========


      Capitalized oil and gas properties consist of the following:

                                                                      2000           1999
                                                                   ---------      ---------
    Proved properties:
      Property acquisition costs                                  $  135,396     $  135,396
      Completed wells and equipment                                3,144,754      3,142,199
                                                                   ---------      ---------

                                                                   3,280,150       3,277,595
    Accumulated depletion                                         (2,733,516)     (2,675,751)
                                                                   ----------     ----------

           Net oil and gas properties                             $  546,634     $   601,844
                                                                  ==========      ==========

NOTE 6.    RELATED PARTY TRANSACTIONS

    Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                 2000        1999     1998
                                                -------    -------  --------
Payment of lease operating and supervision
  charges in accordance with standard industry
  operating agreements                           $74,535   $73,744   $71,600

Reimbursement of general and administrative
  expenses                                       $12,385   $ 5,720   $ 5,800

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 87-B, Ltd. and the Partnership (the "Partnerships") are parties to the Program agreement.

    The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                             Pioneer USA (1)   Partnerships (2)
                                                             --------------    ----------------
    Revenues:
      Proceeds from disposition of depreciable
        properties                                              9.09091%          90.90909%
      All other revenues                                       24.242425%         75.757575%

    Costs and expenses:
      Lease acquisition costs, drilling and completion
        costs and all other costs                               9.09091%          90.90909%
      Operating costs, direct costs and general and
        administrative expenses                                24.242425%         75.757575%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 10 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 87-B, Ltd. is 19.66971% and 80.33029%, respectively.

NOTE 7.        OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.




                                         Oil and NGLs      Gas
                                            (bbls)        (mcf)
                                           --------    --------
Net proved reserves at January 1, 1998      230,505     316,120
Revisions                                   (76,948)    (70,310)
Production                                  (17,879)    (25,477)
                                           --------    --------


Net proved reserves at December 31, 1998    135,678     220,333
Revisions                                   155,187     272,717
Production                                  (16,758)    (24,436)
                                           --------    --------


Net proved reserves at December 31, 1999    274,107     468,614
Revisions                                    (9,351)    (76,076)
Production                                  (16,015)    (23,682)
                                           --------    --------


Net proved reserves at December 31, 2000    248,741     368,856
                                           ========    ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.26 per barrel of NGLs and $7.62 per mcf of gas, discounted at 10% was approximately $1,851,000 and undiscounted was $3,947,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                            For the years ended December 31,
                                                           ----------------------------------
                                                             2000         1999       1998
                                                             ----         ----       ----
                                                                   (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 8,237    $ 6,760    $ 1,480
  Future production costs                                     (4,290)    (3,786)    (1,130)
                                                             -------    -------    -------

                                                               3,947      2,974        350
  10% annual discount factor                                  (2,096)    (1,454)      (110)
                                                             -------    -------    -------

  Standardized measure of discounted future net cash flows   $ 1,851    $ 1,520    $   240
                                                             =======    =======    =======

                                                           For the years ended December 31,
                                                         ------------------------------------
                                                             2000         1999        1998
                                                             ----         ----       ----
                                                                    (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (297)  $      (123)  $      (89)
    Net changes in prices and production costs                795           742         (585)
    Revisions of previous quantity estimates                 (143)        1,162         (100)
    Accretion of discount                                     152            24           94
    Changes in production rates, timing and other            (176)         (525)         (21)
                                                         --------     ---------     --------

    Change in present value of future net revenues            331         1,280         (701)
                                                         --------     ---------     --------

    Balance, beginning of year                              1,520           240          941
                                                         --------     ---------     --------

    Balance, end of year                               $    1,851   $     1,520   $      240
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                         2000         1999          1998
                                                       --------     --------      --------
              Plains Marketing, L.P.                      49%          50%            -
              Genesis Crude Oil, L.P.                      2%           1%           57%
              Western Gas Resources, Inc.                  4%           6%           26%
              Phillips Petroleum Company                  16%           -             -

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and Phillips Petroleum Company were $23,391 and $10,443, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.       PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:


        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $4,919,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 87-B CONV., LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 69% to $469,502 for 2000 as compared to $278,326 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 10,352 barrels of oil, 5,663 barrels of natural gas liquids ("NGLs") and 23,682 mcf of gas were sold, or 19,962 barrel of oil equivalents ("BOEs"). In 1999, 10,784 barrels of oil, 5,974 barrels of NGLs and 24,436 mcf of gas were sold, or 20,831 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.60, or 75%, from $16.71 in 1999 to $29.31 in 2000. The average price received per barrel of NGLs increased $7.17, or 74%, from $9.73 in 1999 to $16.90 in 2000. The average price received per mcf of gas increased 82% from $1.64 in 1999 to $2.98 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $1,005, recognized during 2000, was attributable to credits received from the disposal of oil and gas equipment on one fully depleted well.

Total costs and expenses increased in 2000 to $243,866 as compared to $213,033 in 1999, an increase of $30,833, or 14%. The increase was primarily due to the impairment of oil and gas properties and increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $172,228 in 2000 and $155,029 in 1999, resulting in a $17,199 increase, or 11%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decline in workover expenses.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 69% from $8,214 in 1999 to $13,873 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $12,385 in 2000 and $5,720 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $21,231 related to its oil and gas properties during 2000.

Depletion was $36,534 in 2000 as compared to $49,790 in 1999, representing a decrease of $13,256, or 27%. This decrease was primarily due to a 2,194 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 18% to $278,326 from $236,434 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 10,784 barrels of oil, 5,974 barrels of NGLs and 24,436 mcf of gas were sold, or 20,831 BOEs. In 1998, 12,040 barrels of oil, 5,839 barrels of NGLs and 25,477 mcf of gas were sold, or 22,125 BOEs.

The average price received per barrel of oil increased $3.54, or 27%, from $13.17 in 1998 to $16.71 in 1999. The average price received per barrel of NGLs increased $2.91, or 43%, from $6.82 in 1998 to $9.73 in 1999. The average price received per mcf of gas increased 10% from $1.49 in 1998 to $1.64 in 1999.

A gain on disposition of assets of $3,419 was recognized during 1998 from the sale of oil and gas equipment on one well abandoned in a prior year. Abandoned property costs of $965 in 1998 were related to this abandonment.

Total costs and expenses decreased in 1999 to $213,033 as compared to $324,593 in 1998, a decrease of $111,560, or 34%. The decrease was primarily due to declines in depletion, the impairment of oil and gas properties and abandoned property costs, offset by increases in production costs and G&A.

Production costs were $155,029 in 1999 and $146,967 in 1998, resulting in an $8,062 increase, or 5%. The increase was due to increases in well maintenance costs and workover costs incurred to stimulate well production, offset by a decline in ad valorem taxes.

During this period, G&A increased 16% from $7,093 in 1998 to $8,214 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $5,720 in 1999 and $5,800 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $48,745 related to its oil and gas properties during 1998.

Depletion was $49,790 in 1999 compared to $120,823 in 1998, representing a decrease of $71,033, or 59%. This decrease was the result of a 92,485 barrels of oil increase in proved reserves during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,256 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum Industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $123,838 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $193,203, offset by increases in production costs paid of $17,199, G&A expenses paid of $5,659 and working capital of $46,507. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $213,360 to oil and gas receipts, offset by $20,157 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decline in workover expense. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $1,059 were comprised of $1,005 received from salvage income on one fully depleted well and $54 from equipment credits received on one active well. Proceeds of $1,226 received during 1999 were from equipment credits received on one temporarily abandoned well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $243,542, of which $2,435 was distributed to the managing general partner and $241,107 to the limited partners. In 1999, cash distributions to the partners were $90,776, of which $908 was distributed to the managing general partner and $89,868 to the limited partners.

                        PARKER & PARSLEY 87-B CONV., LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                           ended
                                          June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  202,782   $  212,568   $  469,502   $  278,326   $  236,434   $  345,942   $  422,550
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   21,231   $       --   $   48,745   $  188,163   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $  144,643
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $   81,587   $  106,637   $  231,785   $   68,410   $  (81,182)  $  (85,292)  $  293,575
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $      816   $    1,066   $    2,318   $      684   $     (812)  $     (853)  $    2,936
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $   80,771   $  105,571   $  229,467   $   67,726   $  (80,370)  $  (84,439)  $  290,639
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    16.42   $    21.46   $    46.65   $    13.77   $   (16.34)  $   (17.17)  $    59.08
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    17.13   $    22.65   $    49.02   $    18.27   $    21.24   $    35.81   $    87.22(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  694,708   $  708,190   $  696,806   $  709,414   $  729,709   $  921,169   $1,202,384
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $29.40 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 87-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 87-B, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 87-B, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 87-B, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $  20,089

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $  25,142

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   4,166
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  207.86

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.68 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  138.40

        --        as of December 31, 2000  (c)                                                 $  139.11

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  193.32

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  201.85

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     173
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as any value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-12244-02


                           PARKER & PARSLEY 87-B, LTD.
             (Exact name of Registrant as specified in its charter)


                           Texas                              75-2185706
        ---------------------------------------------    ---------------------
              (State or other jurisdiction of               (I.R.S. Employer
              incorporation or organization)             Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
          (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 87-B, LTD.

                                TABLE OF CONTENTS


                                                                     Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000...................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000..................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001..................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000...............................    6

           Notes to Financial Statements..........................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations..................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K.......................   11

           Signatures.............................................   12

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS

                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                    (Unaudited)
                          ASSETS

Current assets:
   Cash                                            $    511,824    $    257,845
   Accounts receivable - oil and gas sales              201,924         357,836
                                                    -----------     -----------
            Total current assets                        713,748         615,681
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
   successful efforts accounting method              12,870,546      13,396,004
Accumulated depletion                               (10,744,417)    (11,162,910)
                                                    -----------     -----------
     Net oil and gas properties                       2,126,129       2,233,094
                                                    -----------     -----------
                                                   $  2,839,877    $  2,848,775
                                                    ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                    $     31,516    $     25,998

Partners' capital:
   Managing general partner                              28,011          28,156
   Limited partners (20,089 interests)                2,780,350       2,794,621
                                                    -----------     -----------
                                                      2,808,361       2,822,777
                                                    -----------     -----------
                                                   $  2,839,877    $  2,848,775
                                                    ===========     ===========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended         Six months ended
                                        June 30,                   June 30,
                                 ----------------------    ----------------------
                                    2001         2000         2001         2000
                                 ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                    $ 381,569    $ 414,169    $ 828,175    $ 868,113
  Interest                           3,969        5,225        8,639        8,911
  Gain on disposition of assets      5,825          -         22,214        3,753
                                  --------     --------     --------     --------
                                   391,363      419,394      859,028      880,777
                                  --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           181,811      182,083      373,020      344,924
  General and administrative         9,921       12,425       21,533       26,043
  Depletion                         39,698       35,965      113,888       74,516
  Abandoned property                 3,397          -         17,332          -
                                  --------     --------     --------     --------
                                   234,827      230,473      525,773      445,483
                                  --------     --------     --------     --------
Net income                       $ 156,536    $ 188,921    $ 333,255    $ 435,294
                                  ========     ========     ========     ========
Allocation of net income:
   Managing general partner      $   1,565    $   1,889    $   3,332    $   4,353
                                  ========     ========     ========     ========
  Limited partners               $ 154,971    $ 187,032    $ 329,923    $ 430,941
                                  ========     ========     ========     ========
Net income per limited
  partnership interest           $    7.71    $    9.31    $   16.42    $   21.45
                                  ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                         Managing
                                         general      Limited
                                         partner      partners       Total
                                        ---------    ----------    ----------

Balance at January 1, 2001              $  28,156    $2,794,621    $2,822,777

    Distributions                          (3,477)     (344,194)     (347,671)

    Net income                              3,332       329,923       333,255
                                         --------     ---------     ---------

Balance at June 30, 2001                $  28,011    $2,780,350    $2,808,361
                                         ========     =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                         Six months ended
                                                              June 30,
                                                     -------------------------
                                                         2001          2000
                                                     ----------     ----------
Cash flows from operating activities:
  Net income                                         $  333,255     $  435,294
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                        113,888         74,516
       Gain on disposition of assets                    (22,214)        (3,753)
  Changes in assets and liabilities:
     Accounts receivable                                155,912        (47,216)
     Accounts payable                                    17,677         18,891
                                                      ---------      ---------
        Net cash provided by operating activities       598,518        477,732
                                                      ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties                    (6,924)        (3,228)
  Proceeds from asset dispositions                       10,056          3,753
                                                      ---------      ---------
        Net cash provided by investing activities         3,132            525
                                                      ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                       (347,671)      (459,528)
                                                      ---------      ---------
Net increase in cash                                    253,979         18,729
Cash at beginning of period                             257,845        262,756
                                                      ---------      ---------
Cash at end of period                                $  511,824     $  281,485
                                                      =========      =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $828,175 for the six months ended June 30, 2001 as compared to $868,113 for the same period in 2000. The decrease in revenues resulted from a decline in production and a decrease in the average price received for oil, offset by higher average prices received for gas and NGLs. For the six months ended June 30, 2001, 19,714 barrels of oil, 6,385 barrels of natural gas liquids ("NGLs") and 35,640 mcf of gas were sold, or 32,039 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 21,676 barrels of oil, 11,585 barrels of NGLs and 47,808 mcf of gas were sold, or 41,229 BOEs.

The average price received per barrel of oil decreased $.16, or 1%, from $27.30 for the six months ended June 30, 2000 to $27.14 for the same period in 2001. The average price received per barrel of NGLs increased $2.21, or 15%, from $15.08 during the six months ended June 30, 2000 to $17.29 for the same period in 2001. The average price received per mcf of gas increased 141% from $2.13 during the six months ended June 30, 2000 to $5.13 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $22,214 was received during the six months ended June 30, 2001 from disposal of equipment on two wells plugged and abandoned during the current period. Expenses to plug and abandon these wells were $17,332. For the six months ended June 30, 2000 a gain on disposition of assets of $3,753 was recognized due to credits received from the disposal of oil and gas equipment on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $525,773 for the six months ended June 30, 2001 as compared to $445,483 for the same period in 2000, an increase of $80,290, or 18%. This increase was due to increases in depletion, production costs and abandoned property costs, offset by a decline in general and administrative expenses ("G&A").

Production costs were $373,020 for the six months ended June 30, 2001 and $344,924 for the same period in 2000 resulting in a $28,096 increase, or 8%. This increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 17% from $26,043 for the six months ended June 30, 2000 to $21,533 from the same period in 2001, primarily due to less G&A being allocated (limited to 3% of oil and gas revenues) due to lower oil and gas revenues for the six months ended June 30, 2001 as compared to the same period in 2000.

Depletion was $113,888 for the six months ended June 30, 2001 as compared to $74,516 for the same period in 2000, an increase of $39,372, or 53%. This increase was due to a downward revision to proved reserves on one significant well, offset by a decline in oil production of 1,962 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 8% to $381,569 for the three months ended June 30, 2001 as compared to $414,169 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a decline in the average price received for oil, offset by an increase in the average prices received for gas and NGLs. For the three months ended June 30, 2001, 9,762 barrels of oil, 3,497 barrels of NGLs and 17,474 mcf of gas were sold, or 16,171 BOEs. For the three months ended June 30, 2000, 10,284 barrels of oil, 5,499 barrels of NGLs and 21,477 mcf of gas were sold, or 19,363 BOEs.

The average price received per barrel of oil decreased slightly from $26.86 during the three months ended June 30, 2000 to $26.73 for the same period in 2001. The average price received per barrel of NGLs increased $.42, or 3%, from $14.98 during the three months ended June 30, 2000 to $15.40 for the same period in 2001. The average price received per mcf of gas increased 47% from $2.59 during the three months ended June 30, 2000 to $3.82 for the same period in 2001.

Gain on disposition of assets of $5,825 was received during the three months ended June 30, 2001 from disposal of equipment on two wells plugged and abandoned during the current period. Expenses to plug and abandon these wells were $3,397.

Costs and Expenses:

Total costs and expenses increased to $234,827 for the three months ended June 30, 2001 as compared to $230,473 for the same period in 2000, an increase of $4,354, or 2%. This increase was due to increases in depletion and abandoned property costs, offset by decreases in G&A and production costs.

Production costs were $181,811 for the three months ended June 30, 2001 and $182,083 for the same period in 2000 resulting in a $272 decrease. This decrease was primarily due to lower well maintenance costs, offset by an increase in workover costs incurred to stimulate well production.

During this period, G&A decreased 20%, from $12,425 for the three months ended June 30, 2000 to $9,921 for the same period in 2001, primarily due to less G&A being allocated (limited to 3% of oil and gas revenues) due to lower oil and gas revenues for the three months ended June 30, 2001 as compared to the same period in 2000 and a decrease in audit and tax fees.

Depletion was $39,698 for the three months ended June 30, 2001 as compared to $35,965 for the same period in 2000, an increase of $3,733, or 10%. This increase was primarily due to a downward revision to proved reserves on one significant well, offset by a decline in oil production of 522 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $120,786 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to reductions of $201,914 in working capital and $4,510 in G&A expenses, offset by a decline in oil and gas sales receipts of $40,210 and increases in production costs of $28,096 and abandoned property costs of $17,332. The decrease in G&A was primarily due to less G&A being allocated (limited to 3% of oil and gas revenues) due to lower oil and gas revenues for the six months ended June 30, 2001 as compared to the same period in 2000. The decrease in oil and gas receipts resulted from a decline of $205,527 in production during 2001 as compared to the same period in 2000 and a decline in oil prices of $3,615, offset by an increase in gas and NGL prices of $168,932 during 2001. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from disposition of assets of $10,056 and $3,753 were recognized during the six months ended June 30, 2001 and 2000, respectively. Proceeds recognized during the period in 2001 were due to salvage income received on two wells plugged and abandoned during the current period. Proceeds recognized during the period in 2000 were from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $347,671, of which $3,477 was distributed to the managing general partner and $344,194 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $459,528, of which $4,595 was distributed to the managing general partner and $454,933 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PARKER & PARSLEY 87-B, LTD.

                                  By:   Pioneer Natural Resources USA, Inc.,
                                         Managing General Partner





Dated:  August 8, 2001            By:   /s/ Rich Dealy
                                       -------------------------------------
                                        Rich Dealy, Vice President and
                                        Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-12244-02


                           PARKER & PARSLEY 87-B, LTD.
             (Exact name of Registrant as specified in its charter)

            TEXAS                                               75-2185706
-------------------------------                           ----------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS        75039
----------------------------------------------------------------      ----------
         (Address of principal executive offices)                     (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $20,044,000.

       As of March 8, 2001, the number of outstanding limited partnership interests was 20,089.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.  BUSINESS

Parker & Parsley 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 20,089 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 49% and 16% was attributable to sales made to Plains Marketing, L.P. and Phillips Petroleum Company. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.  PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located in Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 64 oil and gas wells. At December 31, 2000, 49 wells were producing; one well was a dry hole from a previous year; five wells have been plugged and abandoned and nine wells were sold.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.  LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 20,089 outstanding limited partnership interests held of record by 1,468 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $984,669 and $367,015, respectively, were made to the limited partners.

ITEM 6.  SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                2000          1999         1998          1997         1996
                             ----------    ----------    ----------    ----------   ----------
Operating results:
------------------
  Oil and gas sales          $1,917,791    $1,136,700    $  965,599    $1,412,905   $1,725,580
                             ==========    ==========    ==========    ==========   ==========

  Gain on litigation
   settlement, net           $      -      $     -       $      -      $     -      $  590,715
                             ==========    ==========    ==========    ==========   ==========

  Impairment of oil and
   gas properties            $   86,674    $     -       $  199,037    $  768,208   $     -
                             ==========    ==========    ==========    ==========   ==========

  Net income (loss)          $  945,927    $  279,094    $ (331,789)   $ (347,350)  $1,199,153
                             ==========    ==========    ==========    ==========   ==========

  Allocation of net income
    (loss):
   Managing general partner  $    9,459    $    2,791    $   (3,318)   $   (3,473)  $   11,992
                             ==========    ==========    ==========    ==========   ==========

   Limited partners          $  936,468    $  276,303    $ (328,471)   $ (343,877)  $1,187,161
                             ==========    ==========    ==========    ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest     $    46.62    $    13.75    $   (16.35)   $   (17.12)  $    59.10
                             ==========    ==========    ==========    ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest     $    49.02    $    18.27    $    21.24    $    35.83   $    87.23 (a)
                             ==========    ==========    ==========    ==========   ==========

At year end:
------------
  Identifiable assets        $2,848,775    $2,900,940    $2,984,346    $3,766,001   $4,914,489
                             ==========    ==========    ==========    ==========   ==========

---------------

(a) Including litigation settlement per limited partnership interest of $29.11 in 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 69% to $1,917,791 for 2000 as compared to $1,136,700 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 42,280 barrels of oil, 23,121 barrels of natural gas liquids ("NGLs") and 96,740 mcf of gas were sold, or 81,524 barrel of oil equivalents ("BOEs"). In 1999, 44,029 barrels of oil, 24,404 barrels of NGLs and 99,771 mcf of gas were sold, or 85,062 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production to continue in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.60, or 75%, from $16.71 in 1999 to $29.31 in 2000. The average price received per barrel of NGLs increased $7.17, or 74%, from $9.73 in 1999 to $16.90 in 2000. The average price received per mcf of gas increased 82% from $1.64 in 1999 to $2.98 in 2000. The market price received for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $4,102, recognized during 2000, was attributable to credits received from the disposal of oil and gas equipment on one fully depleted well.

Total costs and expenses increased in 2000 to $997,051 as compared to $870,434 in 1999, an increase of $126,617, or 15%. The increase was primarily due to the impairment of oil and gas properties and increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $703,352 in 2000 and $633,091 in 1999, resulting in an increase of $70,261, or 11%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate production, offset by a decline in workover expenses.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 69% from $34,237 in 1999 to $57,746 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $50,579 in 2000 and $23,361 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $86,674 related to its oil and gas properties during 2000.

Depletion was $149,279 in 2000 compared to $203,106 in 1999, representing a decrease of $53,827, or 27%. The decrease was primarily due to an 8,836 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 18% to $1,136,700 from $965,599 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 44,029 barrels of oil, 24,404 barrels of NGLs and 99,771 mcf of gas were sold, or 85,062 BOEs. In 1998, 49,182 barrels of oil, 23,854 barrels of NGLs and 104,072 mcf of gas were sold, or 90,381 BOEs.

The average price received per barrel of oil increased $3.54, or 27%, from $13.17 in 1998 to $16.71 in 1999. The average price received per barrel of NGLs increased $2.91, or 43%, from $6.82 in 1998 to $9.73 in 1999. The average price received per mcf of gas increased 10% from $1.49 in 1998 to $1.64 in 1999.

A gain on disposition of assets of $13,965 was received during 1998 from the sale of oil and gas equipment on one well abandoned in a prior year. Abandoned property costs of $3,943 were incurred in 1998. These costs were attributable to the plugging and abandonment of one uneconomical well in a prior year.

Total costs and expenses decreased in 1999 to $870,434 as compared to $1,326,204 in 1998, a decrease of $455,770, or 34%. The decrease was due to declines in depletion, the impairment of oil and gas properties and abandoned property costs, offset by increases in production costs and G&A.

Production costs were $633,091 in 1999 and $600,702 in 1998, resulting in a $32,389 increase, or 5%. The increase was due to increases in well maintenance costs and workover costs incurred to stimulate well production, offset by a decline in ad valorem taxes.

During this period, G&A increased 18% from $28,968 in 1998 to $34,237 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $23,361 in 1999 and $23,688 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $199,037 related to its oil and gas properties during 1998.

Depletion was $203,106 in 1999 compared to $493,554 in 1998. This represented a decrease of $290,448, or 59%. The decrease was the result of a combination of factors that included an increase in proved reserves of 377,754 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 5,153 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $569,152 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $789,348, offset by increases in production costs paid of $70,261, G&A expenses paid of $23,509 and working capital of $126,426. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $871,310 to oil and gas receipts, offset by $81,962 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decline in workover expenses. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $4,326 and $5,007 were received during 2000 and 1999, respectively. The proceeds of $4,326 were due to $4,102 salvage income on one fully depleted well and the remaining $224 on equipment credits received on an active well. The proceeds of $5,007 were due to equipment credits received on one temporarily abandoned well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $994,615, of which $9,946 was distributed to the managing general partner and $984,669 to the limited partners. In 1999, cash distributions to the partners were $370,722, of which $3,707 was distributed to the managing general partner and $367,015 to the limited partners.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley 87-B, Ltd:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 87-B, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley 87-B, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 87-B, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                                   2000             1999
                                                               ------------     -----------

              ASSETS
              ------

Current assets:
  Cash                                                        $     257,845    $    262,756
  Accounts receivable - oil and gas sales                           357,836         179,571
                                                               ------------     -----------

       Total current assets                                         615,681         442,327
                                                               ------------     -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                           13,396,004      13,385,570
Accumulated depletion                                           (11,162,910)    (10,926,957)
                                                               ------------     -----------

       Net oil and gas properties                                 2,233,094       2,458,613
                                                               ------------     -----------

                                                              $   2,848,775    $  2,900,940
                                                               ============     ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                $      25,998    $     29,475

Partners' capital:
  Managing general partner                                           28,156          28,643
  Limited partners (20,089 interests)                             2,794,621       2,842,822
                                                               ------------     -----------

                                                                  2,822,777       2,871,465
                                                               ------------     -----------

                                                              $   2,848,775    $  2,900,940
                                                               ============     ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                      2000          1999           1998
                                                   ----------    ----------     ----------

Revenues:
  Oil and gas                                      $1,917,791    $1,136,700     $  965,599
  Interest                                             21,085        12,828         14,851
  Gain on disposition of assets                         4,102           -           13,965
                                                   ----------    ----------     ----------

                                                    1,942,978     1,149,528        994,415
                                                   ----------    ----------     ----------

Costs and expenses:
  Oil and gas production                              703,352       633,091        600,702
  General and administrative                           57,746        34,237         28,968
  Impairment of oil and gas properties                 86,674           -          199,037
  Depletion                                           149,279       203,106        493,554
  Abandoned property                                      -             -            3,943
                                                   ----------    ----------     ----------

                                                      997,051       870,434      1,326,204
                                                   ----------    ----------     ----------

Net income (loss)                                  $  945,927    $  279,094     $ (331,789)
                                                   ==========    ==========     ==========

Allocation of net income (loss):
  Managing general partner                         $    9,459    $    2,791     $   (3,318)
                                                   ==========    ==========     ==========

  Limited partners                                 $  936,468    $  276,303     $ (328,471)
                                                   ==========    ==========     ==========

Net income (loss) per limited partnership
  interest                                         $    46.62    $    13.75     $   (16.35)
                                                   ==========    ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                   Managing
                                                   general        Limited
                                                   partner        partners          Total
                                                 -----------     -----------      -----------

Partners' capital at January 1, 1998             $   37,187      $3,688,711       $3,725,898

    Distributions                                    (4,310)       (426,706)        (431,016)

    Net loss                                         (3,318)       (328,471)        (331,789)
                                                 -----------     -----------      -----------

Partners' capital at December 31, 1998               29,559       2,933,534        2,963,093

    Distributions                                    (3,707)       (367,015)        (370,722)

    Net income                                        2,791         276,303          279,094
                                                 -----------     -----------      -----------

Partners' capital at December 31, 1999               28,643       2,842,822        2,871,465

    Distributions                                    (9,946)       (984,669)        (994,615)

    Net income                                        9,459         936,468          945,927
                                                 -----------     -----------      -----------

Partners' capital at December 31, 2000           $   28,156      $2,794,621       $2,822,777
                                                 ===========     ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                      2000          1999           1998
                                                   ---------     ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                $ 945,927     $ 279,094      $(331,789)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties            86,674           -          199,037
      Depletion                                      149,279       203,106        493,554
      Gain on disposition of assets                   (4,102)          -          (13,965)
    Changes in assets and liabilities:
      Accounts receivable                           (178,265)      (63,538)        64,682
      Accounts payable                                (3,477)        8,222        (18,850)
                                                   ---------     ---------      ---------

         Net cash provided by operating activities   996,036       426,884        392,669
                                                   ---------     ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties                (10,658)      (19,835)       (22,998)
  Proceeds from disposition of assets                  4,326         5,007         13,965
                                                   ---------     ---------      ---------

         Net cash used in investing activities        (6,332)      (14,828)        (9,033)
                                                   ---------     ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                    (994,615)     (370,722)      (431,016)
                                                   ---------     ---------      ---------

Net increase (decrease) in cash                       (4,911)       41,334        (47,380)
Cash at beginning of year                            262,756       221,422        268,802
                                                   ---------     ---------      ---------

Cash at end of year                                $ 257,845     $ 262,756      $ 221,422
                                                   =========     =========      =========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 87-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.  ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $86,674 and $199,037 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.  INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $261,429 greater than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                          2000           1999           1998
                                                      ----------       --------      ---------

Net income (loss) per statements of operations        $  945,927       $279,094      $(331,789)
Intangible development costs capitalized for
  financial reporting purposes and expensed
  for tax reporting purposes                                  --           (273)            (5)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                           137,352        192,661        477,912
Impairment of oil and gas properties for financial
  reporting purposes                                      86,674             --        199,037
Loss on sale of assets for tax reporting purposes
  greater than amounts for financial reporting
  purposes                                                    --        (25,328)            --
Other, net                                                (2,628)         2,156         (4,671)
                                                      ----------       --------      ---------

  Net income per Federal income tax returns           $1,167,325       $448,310      $ 340,484
                                                      ==========       ========      =========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                          2000           1999           1998
                                                      ----------       --------      ---------

      Development costs                               $  10,658        $  19,835     $  22,998
                                                      ==========       ========      =========

      Capitalized oil and gas properties consist of the following:

                                                                  2000              1999
                                                              -----------       -----------

    Proved properties:
      Property acquisition costs                             $    552,956      $    552,956
      Completed wells and equipment                            12,843,048        12,832,614
                                                              -----------       -----------

                                                               13,396,004        13,385,570
    Accumulated depletion                                     (11,162,910)      (10,926,957)
                                                              -----------       -----------

          Net oil and gas properties                         $  2,233,094      $  2,458,613
                                                              ===========       ===========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                          2000           1999           1998
                                                      ----------       --------      ---------

    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                   $ 304,400        $ 301,167     $ 292,411

    Reimbursement of general and administrative
      expenses                                        $  50,579        $  23,361     $  23,688

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. In addition, Pioneer USA, Parker & Parsley 87-B Conv., Ltd. and the Partnership (the "Partnerships") are parties to the Program agreement.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                               Pioneer
                                                               USA (1)      Partnerships (2)
                                                              ----------    ----------------

  Revenues:
    Proceeds from disposition of depreciable properties        9.09091%        90.90909%
    All other revenues                                        24.242425%       75.757575%
  Costs and expenses:
    Lease acquisition costs, drilling and completion
      costs and all other costs                                9.09091%        90.90909%
    Operating costs, direct costs and general and
      administrative expenses                                 24.242425%       75.757575%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 45 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 87-B Conv., Ltd. is 80.33029% and 19.66971%, respectively.

NOTE 7.  OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs        Gas
                                                                (bbls)           (mcf)
                                                              ------------    -------------

    Net proved reserves at January 1, 1998                       941,555         1,291,273
    Revisions                                                   (314,311)         (287,194)
    Production                                                   (73,036)         (104,072)
                                                              -----------      ------------

    Net proved reserves at December 31, 1998                     554,208           900,007
    Revisions                                                    633,879         1,113,934
    Production                                                   (68,433)          (99,771)
                                                              -----------      ------------

    Net proved reserves at December 31, 1999                   1,119,654         1,914,170
    Revisions                                                    (38,404)         (311,039)
    Production                                                   (65,401)          (96,740)
                                                              -----------      ------------

    Net proved reserves at December 31, 2000                   1,015,849         1,506,391
                                                              ===========      ============

    As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.26 per barrel of NGLs and $7.62 per mcf of gas, discounted at 10% was approximately $7,561,000 and undiscounted was $16,119,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                   For the years ended December 31,
                                                                --------------------------------------
                                                                    2000          1999         1998
                                                                ----------    ----------   ----------
                                                                            (in thousands)
Oil and gas producing activities:
  Future cash inflows                                           $   33,638    $   27,613   $    6,049
  Future production costs                                          (17,519)      (15,463)      (4,620)
                                                                ----------    ----------   ----------

                                                                    16,119        12,150        1,429
  10% annual discount factor                                        (8,558)       (5,940)        (449)
                                                                ----------    ----------   ----------

  Standardized measure of discounted future net cash flows      $    7,561    $   6,210    $      980
                                                                ==========    ==========   ==========

                                                           For the years ended December 31,
                                                        --------------------------------------
                                                           2000          1999         1998
                                                        ----------    ----------   ----------
                                                                    (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs          $  (1,214)   $     (504)   $    (365)
    Net changes in prices and production costs              3,247         3,033       (2,391)
    Revisions of estimated future development costs           -             -            -
    Revisions of previous quantity estimates                 (587)        4,749         (410)
    Accretion of discount                                     621            98          385
    Changes in production rates, timing and other            (716)       (2,146)         (87)
                                                        ----------   -----------   ----------

    Change in present value of future net revenues          1,351         5,230       (2,868)
                                                        ----------   -----------   ----------

    Balance, beginning of year                              6,210           980        3,848
                                                        ----------   -----------   ----------

    Balance, end of year                                $   7,561    $    6,210    $     980
                                                        ==========   ===========   ==========

NOTE 8.  MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                     ----          ----           ----

          Plains Marketing, L.P.                      49%           50%             -
          Genesis Crude Oil, L.P.                      2%            -             57%
          Western Gas Resources, Inc.                  4%            6%            26%
          Phillips Petroleum Company                  16%            9%             8%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and Phillips Petroleum Company were $95,526 and $42,656, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.  PARTNERSHIP AGREEMENT

       The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $20,089,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                     December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11. EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 45 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                     ----          ----           ----

    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $304,400      $ 301,167      $292,411

    Reimbursement of general and administrative
      expenses                                     $ 50,579      $  23,361      $ 23,688

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                  Independent Auditors' Report

                  Balance sheets as of December 31, 2000 and 1999

                  Statements of operations for the years ended December 31,
                     2000, 1999 and 1998

                  Statements of partners' capital for the years ended December
                     31, 2000, 1999 and 1998

                  Statements of cash flows for the years ended December 31,
                     2000, 1999 and 1998

                  Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PARKER & PARSLEY 87-B, LTD.

Dated: March 28, 2001      By:   Pioneer Natural Resources USA, Inc.
                                  Managing General Partner


                                 By: /s/ Scott D. Sheffield
                                     -----------------------------
                                     Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Scott D. Sheffield              President of Pioneer USA                  March 28, 2001
----------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 28, 2001
----------------------------        Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 28, 2001
----------------------------        Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 28, 2001
----------------------------        Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 28, 2001
----------------------------        Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 28, 2001
----------------------------        Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 87-B, LTD.

                                INDEX TO EXHIBITS




      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----

      4(a)                Agreement of Limited Partnership of Parker                -
                          & Parsley 87-B, Ltd. incorporated by
                          reference to Exhibit A of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-16910) (hereinafter
                          called the Partnership's Registration Statement

      4(b)                Form of Subscription Agreement and Power                  -
                          of Attorney incorporated by reference to
                          Exhibit D of the Partnership's Registration
                          Statement

      4(c)                Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit
                          D of the Partnership's Registration Statement

     10(b)                Development Program Agreement incorporated                -
                          by reference to Exhibit C of the Partnership's
                          Registration Statement

                           PARKER & PARSLEY 87-B, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  828,175   $  868,113   $1,917,791   $1,136,700   $  965,599   $1,412,905   $1,725,580
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $  590,715
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
      gas properties               $       --   $       --   $   86,674   $       --   $  199,037   $  768,208   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  333,255   $  435,294   $  945,927   $  279,094   $ (331,789)  $ (347,350)  $1,199,153
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                    $    3,332   $    4,353   $    9,459   $    2,791   $   (3,318)  $   (3,473)  $   11,992
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  329,923   $  430,941   $  936,468   $  276,303   $ (328,471)  $ (343,877)  $1,187,161
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    16.42   $    21.45   $    46.62   $    13.75   $   (16.35)  $   (17.12)  $    59.10
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    17.13   $    22.65   $    49.02   $    18.27   $    21.24   $    35.83   $    87.23(a)
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $2,839,877   $2,895,597   $2,848,775   $2,900,940   $2,984,346   $3,766,001   $4,914,489
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $29.11 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

  PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley Producing Properties 87-A, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Producing Properties 87-A, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on From 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                          $  12,213

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                      $  12,217

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer          $   2,589
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                       $  212.75

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the               3.12 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                         $   97.65

        --        as of December 31, 2000  (c)                                                     $   90.89

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                                $  195.89

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                                  $  206.62

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment  (f)                --

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Not applicable. Since this partnership purchased producing properties, there were no intangible drilling and development costs nor any related write-off for tax purposes.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-11193-1


                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
             (Exact name of Registrant as specified in its charter)


                          Texas                                75-2195512
         --------------------------------------------    ---------------------
               (State or other jurisdiction of              (I.R.S. Employer
               incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.

                                TABLE OF CONTENTS


                                                                         Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.......................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000......................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001......................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000...................................    6

           Notes to Financial Statements..............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations......................    7


                      Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K...........................   11

           Signatures.................................................   12

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS




                                                     June 30,      December 31,
                                                       2001            2000
                                                   -----------     -----------
                                                   (Unaudited)
                ASSETS
Current assets:
  Cash                                             $   341,227     $   182,206
  Accounts receivable - oil and gas sales              243,058         296,053
                                                    ----------      ----------
        Total current assets                           584,285         478,259
                                                    ----------      ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               5,500,277       5,701,037
Accumulated depletion                               (4,847,421)     (5,019,550)
                                                    ----------      ----------
     Net oil and gas properties                        652,856         681,487
                                                    ----------      ----------
                                                   $ 1,237,141     $ 1,159,746
                                                    ==========      ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    31,206     $    37,242

Partners' capital:
  Managing general partner                              13,300          12,466
  Limited partners (24,426 interests)                1,192,635       1,110,038
                                                    ----------      ----------
                                                     1,205,935       1,122,504
                                                    ----------      ----------
                                                   $ 1,237,141     $ 1,159,746
                                                    ==========      ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                      Three months ended       Six months ended
                                           June 30,                 June 30,
                                   ----------------------    ----------------------
                                      2001         2000        2001         2000
                                   ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                      $ 324,594    $ 329,057    $ 708,005    $ 695,926
  Interest                             3,151        4,213        6,647        7,149
  Gain on disposition of assets       11,917        8,716       39,237       24,345
                                    --------     --------     --------     --------
                                     339,662      341,986      753,889      727,420
                                    --------     --------     --------     --------
Costs and expenses:
  Oil and gas production             163,644      200,770      333,829      359,931
  General and administrative          12,473        9,872       23,975       20,878
  Depletion                           14,729       15,068       29,881       33,217
  Abandoned property                   5,192          286       17,463       13,069
                                    --------     --------     --------     --------
                                     196,038      225,996      405,148      427,095
                                    --------     --------     --------     --------
Net income                         $ 143,624    $ 115,990    $ 348,741    $ 300,325
                                    ========     ========     ========     ========
Allocation of net income:
  Managing general partner         $   1,436    $   1,160    $   3,487    $   3,003
                                    ========     ========     ========     ========
  Limited partners                 $ 142,188    $ 114,830    $ 345,254    $ 297,322
                                    ========     ========     ========     ========
Net income per limited
  partnership interest             $    5.82    $    4.70    $   14.13    $   12.17
                                    ========     ========     ========     ========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                      Managing
                                      general        Limited
                                      partner        partners        Total
                                     ----------     ----------     ----------


Balance at January 1, 2001           $   12,466     $1,110,038     $1,122,504

    Distributions                        (2,653)      (262,657)      (265,310)

    Net income                            3,487        345,254        348,741
                                      ---------      ---------      ---------

Balance at June 30, 2001             $   13,300     $1,192,635     $1,205,935
                                      =========      =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                         Six months ended
                                                              June 30,
                                                      ------------------------
                                                         2001         2000
                                                      ----------    ----------
Cash flows from operating activities:
  Net income                                          $  348,741    $  300,325
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                          29,881        33,217
       Gain on disposition of assets                     (39,237)      (24,345)
  Changes in assets and liabilities:
       Accounts receivable                                52,995       (43,526)
       Accounts payable                                    9,767           197
                                                       ---------     ---------
         Net cash provided by operating activities       402,147       265,868
                                                       ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                     (1,249)       (3,387)
  Proceeds from asset dispositions                        23,433        34,391
                                                       ---------     ---------
         Net cash provided by investing activities        22,184        31,004
                                                       ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (265,310)     (301,342)
                                                       ---------     ---------
Net increase (decrease) in cash                          159,021        (4,470)
Cash at beginning of period                              182,206       170,538
                                                       ---------     ---------
Cash at end of period                                 $  341,227    $  166,068
                                                       =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Producing Properties 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 2% to $708,005 for the six months ended June 30, 2001 as compared to $695,926 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decline in production and lower average prices received for oil. For the six months ended June 30, 2001, 20,840 barrels of oil, 3,745 barrels of natural gas liquids ("NGLs") and 24,458 mcf of gas were sold, or 28,661 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 21,685 barrels of oil, 4,984 barrels of NGLs and 22,894 mcf of gas were sold, or 30,485 BOEs.

The average price received per barrel of oil decreased $.19, or 1%, from $27.33 for the six months ended June 30, 2000 to $27.14 for the same period in 2001. The average price received per barrel of NGLs increased $.43, or 4%, from $11.41 during the six months ended June 30, 2000 to $11.84 for the same period in 2001. The average price received per mcf of gas increased 98% from $2.03 for the six months ended June 30, 2000 to $4.01 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $39,237 and $24,345 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to $25,956 from equipment credits on one well plugged and abandoned in the current period and $13,281 was primarily due to equipment credits received on fully depleted wells. The gain recognized during the period ended June 30, 2000 was comprised of $10,858 from equipment credits on one well plugged and abandoned in the current period and $13,487 salvage income primarily from wells plugged and abandoned during 1999. Expenses incurred during the six months ended June 30, 2001 and 2000 to plug and abandon these wells were $17,463 and $13,069, respectively.

Costs and Expenses:

Total costs and expenses decreased to $405,148 for the six months ended June 30, 2001 as compared to $427,095 for the same period in 2000, a decrease of $21,947, or 5%. This decrease was the result of lower production costs and depletion, offset by increases in abandoned property costs and general and administrative expenses ("G&A").

Production costs were $333,829 for the six months ended June 30, 2001 and $359,931 for the same period in 2000, resulting in a $26,102 decrease, or 7%. The decrease was primarily due to a decline in workover expense, offset by additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 15% from $20,878 for the six months ended June 30, 2000 to $23,975 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $29,881 for the six months ended June 30, 2001 as compared to $33,217 for the same period in 2000, a decrease of $3,336, or 10%. This decrease was primarily due to a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 1% to $324,594 for the three months ended June 30, 2001 as compared to $329,057 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and NGLs and a decline in production, offset by higher average prices received for gas. For the three months ended June 30, 2001, 9,760 barrels of oil, 1,965 barrels of NGLs and 12,708 mcf of gas were sold, or 13,843 BOEs. For the three months ended June 30, 2000, 9,809 barrels of oil, 2,987 barrels of NGLs and 13,759 mcf of gas were sold, or 15,089 BOEs.

The average price received per barrel of oil decreased $.41, or 2%, from $27.16 for the three months ended June 30, 2000 to $26.75 for the same period in 2001. The average price received per barrel of NGLs decreased $.61, or 6%, from $11.07 during the three months ended June 30, 2000 to $10.46 for the same period in 2001. The average price received per mcf of gas increased 57% from $2.15 during the three months ended June 30, 2000 to $3.38 for the same period in 2001.

Gains on disposition of assets of $11,917 and $8,716 were recognized for the three months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to equipment credits received on fully depleted wells. The gain recognized during the period ended June 30, 2000, consisted of $4,981 from equipment credits received on a fully depleted well and $3,735 salvage income on a well plugged and abandoned during 1999. Expenses incurred during the three months ended June 30, 2001 and 2000 to plug and abandon these wells totaled $5,192 and $286, respectively.

Costs and Expenses:

Total costs and expenses decreased to $196,038 for the three months ended June 30, 2001 as compared to $225,996 for the same period in 2000, a decrease of $29,958, or 13%. This decrease was due to declines in production costs and depletion, offset by increases in abandoned property costs and G&A.

Production costs were $163,644 for the three months ended June 30, 2001 and $200,770 for the same period in 2000, resulting in a $37,126 decrease, or 18%. The decrease was primarily due to less workover expense.

During this period, G&A increased 26% from $9,872 for the three months ended June 30, 2000 to $12,473 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $14,729 for the three months ended June 30, 2001 as compared to $15,068 for the same period in 2000, a decrease of $339, or 2%.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $136,279 during the six months ended June 30, 2001 from the same period in 2000. The increase was attributable to an increase of $11,577 in oil and gas sales receipts, a reduction of $106,091 in working capital and a decline of $26,102 in production costs, offset by increases in abandoned property costs of $4,394 and G&A expenses of $3,097. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $47,580 during 2001, offset by a decline of $31,828 in production and a $4,175 decline resulting from lower oil prices received in 2001 as compared to the same period in 2000. The decrease in production costs was primarily due to a decline in workover expenses, offset by additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to upgrade expenditures for oil and gas equipment on active properties.

Proceeds from disposition of assets of $23,433 and $34,391 were received during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during the period in 2001 were comprised of $10,152 from equipment credits on one well plugged and abandoned during the current period and $13,281 was from salvage income on fully depleted wells. The proceeds recognized during the period in 2000 were primarily from equipment credits on wells plugged and abandoned during 2000 and 1999.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $265,310, of which $2,653 was distributed to the managing general partner and $262,657 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $301,342, of which $3,013 was distributed to the managing general partner and $298,329 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)  Exhibits - none

(b)  Reports on Form 8-K - none

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY PRODUCING
                                              PROPERTIES 87-A, LTD.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                             Managing General Partner





Dated:  August 6, 2001            By:      /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-11193-1


                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
             (Exact name of Registrant as specified in its charter)

            TEXAS                                               75-2195512
-------------------------------                           ----------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS        75039
----------------------------------------------------------------      ----------
         (Address of principal executive offices)                     (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                  LIMITED PARTNERSHIP INTERESTS ($500 PER UNIT)
                  ---------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $12,170,000.

       As of March 8, 2001, the number of outstanding limited partnership interests was 24,426.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.       BUSINESS

Parker & Parsley Producing Properties 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 24,426 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 59%, 15% and 11% were attributable to sales made to Plains Marketing, L.P., Phillips Petroleum Company and TEPPCO Crude Oil LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

The Partnership completed seven purchases of producing properties. These acquisitions involved the purchase of working interests in 187 properties of which 98 uneconomical oil and gas wells were plugged and abandoned and seven wells were sold. The Partnership also participated in the drilling of two oil and gas wells during 1988 which were completed as producers. During 1997, the Partnership participated in the recompletion of one well in which Pioneer USA acquired the deep rights. The Partnership already owned the shallow rights of the well bore. At December 31, 2000, the Partnership had 85 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5.         MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
                 DISTRIBUTIONS

At March 8, 2001, the Partnership had 24,426 outstanding limited partnership interests held of record by 1,104 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $618,681 and $223,952, respectively, were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                   2000         1999          1998         1997         1996
                                ---------     ---------     --------     ---------    ---------

Operating results:
-----------------
  Oil and gas sales            $1,514,918    $  860,305   $  807,421    $1,244,727   $1,772,612
                                =========     =========    =========     =========    =========

  Gain on litigation
    settlement, net            $      -      $      -     $      -      $     -      $   19,935
                                =========     =========    =========     =========    =========

  Impairment of oil and gas
    properties                 $   59,777    $   43,412   $   37,388    $  420,264   $   39,087
                                =========     =========    =========     =========    =========

  Net income (loss)            $  601,515    $  134,700   $ (357,482)   $ (397,297)  $  984,877
                                =========     =========    =========     =========    =========

  Allocation of net income
    (loss):
    Managing general partner   $    6,015    $    1,347   $   (3,575)   $   (3,973)  $    9,849
                                =========     =========    =========     =========    =========

    Limited partners           $  595,500    $  133,353   $ (353,907)   $ (393,324)  $  975,028
                                =========     =========    =========     =========    =========

  Limited partners' net income
    (loss) per limited
    partnership interest       $    24.38    $     5.46   $   (14.49)   $   (16.10)  $    39.92
                                =========     =========    =========     =========    =========

  Limited partners' cash
    distributions per limited
    partnership interest       $    25.33    $     9.17   $     9.31    $    24.14   $    36.01 (a)
                                =========     =========    =========     =========    =========

At year end:
-----------
  Identifiable assets          $1,159,746    $1,181,827   $1,270,446    $1,871,158   $2,817,583
                                =========     =========    =========     =========    =========


---------------
(a) Including litigation settlement of $.81 per limited partnership interest in 1996.

ITEM 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
               RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 76% to $1,514,918 for 2000 as compared to $860,305 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 43,390 barrels of oil, 10,266 barrels of natural gas liquids ("NGLs") and 45,872 mcf of gas were sold, or 61,301 barrel of oil equivalents ("BOEs"). In 1999, 41,606 barrels of oil, 11,495 barrels of NGLs and 53,145 mcf of gas were sold, or 61,959 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.54, or 75%, from $16.80 in 1999 to $29.34 in 2000. The average price received per barrel of NGLs increased $4.80, or 66%, from $7.32 in 1999 to $12.12 in 2000. The average price received per mcf of gas increased 75% from $1.46 in 1999 to $2.56 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $37,944 recognized during 2000 resulted from $26,860 in salvage income received on a fully depleted well and wells plugged and abandoned in prior years, in addition to an $11,084 gain recognized from the abandonment of three wells during the current year. Gain on disposition of assets of $25,173 for 1999 resulted from $17,629 in salvage income received on the abandonment of two oil and gas wells during 1999, in addition to $7,544 salvage income received on fully depleted wells and wells plugged and abandoned in prior years.

Total costs and expenses increased in 2000 to $967,456 as compared to $760,971 in 1999, an increase of $206,485, or 27%. The increase was due to higher production costs, general and administrative expenses ("G&A"), the impairment of oil and gas properties and abandoned property costs, offset by a decline in depletion.

Production costs were $765,021 in 2000 and $555,988 in 1999, resulting in an increase of $209,033, or 38%. The increase was primarily due to additional workover costs and well maintenance costs incurred to stimulate production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 76%, from $25,809 in 1999 to $45,448 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $29,711 in 2000 and $1,550 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $59,777 and $43,412 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $69,296 in 2000 as compared to $109,034 in 1999, representing a decrease of $39,738, or 36%. This decrease was primarily due to a 119,706 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

Abandoned property costs of $27,914 and $26,728 were incurred on the abandonment of several properties in 2000 and 1999, respectively.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 7% to $860,305 from $807,421 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 41,606 barrels of oil, 11,495 barrels of NGLs and 53,145 mcf of gas were sold, or 61,959 BOEs. In 1998, 51,039 barrels of oil, 13,328 barrels of NGLs and 56,240 mcf of gas were sold, or 73,740 BOEs.

The average price received per barrel of oil increased $3.76, or 29%, from $13.04 in 1998 to $16.80 in 1999. The average price received per barrel of NGLs increased $1.86, or 34%, from $5.46 in 1998 to $7.32 in 1999. The average price received per mcf of gas increased 19% from $1.23 in 1998 to $1.46 in 1999.

The $25,173 gain on disposition of assets for 1999 resulted from $17,629 in salvage income received on the abandonment of two oil and gas wells during 1999, in addition to $7,544 salvage income received on fully depleted wells and wells plugged and abandoned in prior years. During 1998, the $24,040 gain on disposition of assets resulted from $29,099 in salvage income received during 1998 on properties that were plugged and abandoned in prior years, offset by a $5,059 loss on the abandonment of two oil and gas wells and one saltwater disposal well.

Total costs and expenses decreased in 1999 to $760,971 as compared to $1,202,296 in 1998, a decrease of $441,325, or 37%. The decrease was due to declines in depletion, production costs and abandoned property costs, offset by increases in the impairment of oil and gas properties and G&A.

Production costs were $555,988 in 1999 and $682,634 in 1998, resulting in a $126,646 decrease, or 19%. The decrease was due to reductions in well maintenance costs and ad valorem taxes, offset by an increase in workover costs incurred to stimulate production.

During this period, G&A increased 7%, from $24,223 in 1998 to $25,809 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $1,550 in 1999 and $10,723 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $43,412 and $37,388 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $109,034 in 1999 compared to $383,398 in 1998, representing a decrease of $274,364, or 72%. This decrease was the result of an increase in proved reserves of 306,417 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 9,433 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Abandoned property costs of $26,728 and $74,653 were incurred on the abandonment of several properties in 1999 and 1998, respectively.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $389,055 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $660,529, offset by increases in production costs paid of $209,033, G&A expenses paid of $19,639, abandoned property costs paid of $1,186 and working capital of $41,616. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $641,727 to oil and gas receipts and an increase of $18,802 resulting from an increase in oil production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to the addition of oil and gas equipment on active properties.

Proceeds from disposition of assets of $57,999 for 2000 resulted from $36,906 salvage income on a fully depleted well and wells abandoned in a prior year, $15,711 salvage income received on two wells plugged and abandoned in 2000 and $5,382 from equipment credits on one active well. Proceeds from disposition of assets of $21,887 for 1999 resulted from $7,583 in salvage income received on one well plugged and abandoned during 1999, in addition to $7,544 salvage income primarily received on fully depleted wells and $6,760 from equipment credits on one active well.

Net Cash Used in Financing Activities

For 2000, cash distributions to the partners were $624,930, of which $6,249 was distributed to the managing general partner and $618,681 to the limited partners. In 1999, cash distributions to the partners were $226,214, of which $2,262 was distributed to the managing general partner and $223,952 to the limited partners.

ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley Producing Properties 87-A, Ltd:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Producing Properties 87-A, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Producing Properties 87-A, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Producing Properties 87-A, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31




                                                                   2000             1999
                                                               ------------     ------------
              ASSETS
              ------
Current assets:
 Cash                                                          $   182,206      $  170,538
 Accounts receivable - oil and gas sales                           296,053         195,636
                                                               ------------     -----------

        Total current assets                                       478,259         366,174
                                                               ------------     -----------

Oil and gas properties - at cost, based on the
 successful efforts accounting method                            5,701,037       5,774,563
Accumulated depletion                                           (5,019,550)     (4,958,910)
                                                               ------------     -----------

        Net oil and gas properties                                 681,487         815,653
                                                               ------------     -----------

                                                               $ 1,159,746      $1,181,827
                                                               ============     ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
 Accounts payable - affiliate                                  $    37,242      $   35,908

Partners' capital:
 Managing general partner                                           12,466          12,700
 Limited partners (24,426 interests)                             1,110,038       1,133,219
                                                               ------------     -----------

                                                                 1,122,504       1,145,919
                                                               ------------     -----------
                                                               $ 1,159,746      $1,181,827
                                                               ============     ===========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                 2000          1999           1998
                                              -----------   -----------   -----------
Revenues:
  Oil and gas                                 $ 1,514,918   $   860,305   $   807,421
  Interest                                         16,109        10,193        13,353
  Gain on disposition of assets                    37,944        25,173        24,040
                                              -----------   -----------   -----------

                                                1,568,971       895,671       844,814
                                              -----------   -----------   -----------

Costs and expenses:
  Oil and gas production                          765,021       555,988       682,634
  General and administrative                       45,448        25,809        24,223
  Impairment of oil and gas properties             59,777        43,412        37,388
  Depletion                                        69,296       109,034       383,398
  Abandoned property                               27,914        26,728        74,653
                                              -----------   -----------   -----------

                                                  967,456       760,971     1,202,296
                                              -----------   -----------   -----------

Net income (loss)                             $   601,515   $   134,700   $  (357,482)
                                              ===========   ===========   ===========

Allocation of net income (loss):
  Managing general partner                    $     6,015   $     1,347   $    (3,575)
                                              ===========   ===========   ===========

  Limited partners                            $   595,500   $   133,353   $  (353,907)
                                              ===========   ===========   ===========

Net income (loss) per limited partnership
  interest                                    $     24.38   $      5.46   $    (14.49)
                                              ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                    Managing
                                                    general        Limited
                                                    partner        partners        Total
                                                  ----------     -----------    -----------


Partners' capital at January 1, 1998              $  19,487      $1,805,112     $1,824,599

  Distributions                                      (2,297)       (227,387)      (229,684)

  Net loss                                           (3,575)       (353,907)      (357,482)
                                                  ----------     -----------    -----------

Partners' capital at December 31, 1998               13,615       1,223,818      1,237,433

  Distributions                                      (2,262)       (223,952)      (226,214)

  Net income                                          1,347         133,353        134,700
                                                  ----------     -----------    -----------

Partners' capital at December 31, 1999               12,700       1,133,219      1,145,919

  Distributions                                      (6,249)       (618,681)      (624,930)

  Net income                                          6,015         595,500        601,515
                                                  ----------     -----------    -----------

Partners' capital at December 31, 2000            $  12,466      $1,110,038     $1,122,504
                                                  ==========     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                      2000          1999           1998
                                                   ----------    ----------     ----------

Cash flows from operating activities:
  Net income (loss)                                $ 601,515     $ 134,700      $(357,482)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties            59,777        43,412         37,388
      Depletion                                       69,296       109,034        383,398
      Gain on disposition of assets                  (37,944)      (25,173)       (24,040)
  Changes in assets and liabilities:
      Accounts receivable                           (100,417)      (80,454)        95,326
      Accounts payable                                (8,712)       12,941        (13,546)
                                                   ----------    ----------     ----------

        Net cash provided by operating activities    583,515       194,460        121,044
                                                   ----------    ----------     ----------

Cash flows from investing activities:
  Additions to oil and gas equipment                  (4,916)       (2,818)       (11,491)
  Proceeds from disposition of assets                 57,999        21,887         83,839
                                                   ----------    ----------     ----------

        Net cash provided by investing activities     53,083        19,069         72,348
                                                   ----------    ----------     ----------

Cash flows used in financing activities:
  Cash distributions to partners                    (624,930)     (226,214)      (229,684)
                                                   ----------    ----------     ----------

Net increase (decrease) in cash                       11,668       (12,685)       (36,292)
Cash at beginning of year                            170,538       183,223        219,515
                                                   ----------    ----------     ----------

Cash at end of year                                $ 182,206     $ 170,538      $ 183,223
                                                   ==========    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley Producing Properties 87-A, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income (loss) of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of the cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.      IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $59,777, $43,412 and $37,388 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.      INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $1,521,385 less than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income (loss) per Federal income tax returns for the years ended December 31:

                                                          2000          1999           1998
                                                        --------      --------      ---------

   Net income (loss) per statements of operations      $ 601,515     $ 134,700     $ (357,482)
   Depletion and depreciation provisions for tax
     reporting purposes (greater than) less than
     amounts for financial reporting purposes            (12,672)       47,101        (84,454)
   Impairment of oil and gas properties for financial
     reporting purposes                                   59,777        43,412         37,388
   Other, net                                            (15,730)       (2,287)         4,922
                                                        --------      --------      ---------

         Net income (loss) per Federal income
           tax returns                                 $ 632,890     $ 222,926     $ (399,626)
                                                        ========      ========      =========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the net costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                    --------      --------      ---------

      Property acquisition costs                   $   4,087     $   1,104     $   11,491
                                                    ========      ========      =========

      Development costs                            $     829     $   1,714     $      -
                                                    ========      ========      =========

      Capitalized oil and gas properties consist of the following:

                                                                 2000             1999
                                                              ----------       -----------
    Proved properties:
      Property acquisition costs                              $5,021,262      $  5,095,617
      Completed wells and equipment                              679,775           678,946
                                                              ----------       -----------

                                                               5,701,037         5,774,563
    Accumulated depletion                                     (5,019,550)       (4,958,910)
                                                              ----------       -----------

      Net oil and gas properties                              $  681,487      $    815,653
                                                              ==========       ===========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999          1998
                                                   ---------     ---------     ----------

    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 268,224     $ 254,244     $  292,539

    Reimbursement of general and administrative
      expenses                                     $  29,711     $   1,550     $   10,723

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees Producing Properties 87-A ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a general partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                              Pioneer USA (1)   Partnership
                                                              ---------------   -----------
   Revenues:
     Revenues from oil and gas production, proceeds from
       sales of producing properties and all other
       revenues:
         Before payout (2)                                       4.040405%      95.959595%
         After payout                                           19.191920%      80.808080%
   Costs and expenses:
     Property acquisition costs, operating costs, general
       and administrative expenses and other costs:
         Before payout (2)                                       4.040405%      95.959595%
         After payout                                           19.191920%      80.808080%

  (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 86 limited partner interests owned by Pioneer USA.

  (2)   The Partnership has not reached payout.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs          Gas
                                                                 (bbls)            (mcf)
                                                              ------------       ----------

  Net proved reserves at January 1, 1998                          719,789          996,755
  Revisions                                                      (302,841)        (385,883)
  Production                                                      (64,367)         (56,240)
                                                                ----------       ----------

  Net proved reserves at December 31, 1998                        352,581          554,632
  Revisions                                                       461,643          633,460
  Production                                                      (53,101)         (53,145)
                                                                ----------       ----------

  Net proved reserves at December 31, 1999                        761,123        1,134,947
  Revisions                                                         6,756         (376,058)
  Production                                                      (53,656)         (45,872)
                                                                ----------       ----------

  Net proved reserves at December 31, 2000                        714,223          713,017
                                                                ==========       ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.58 per barrel of NGLs and $7.60 per mcf of gas, discounted at 10% was approximately $4,683,000 and undiscounted was $9,322,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                   For the years ended December 31,
                                                                --------------------------------------
                                                                   2000          1999         1998
                                                                -----------   -----------  -----------
                                                                             (in thousands)
Oil and gas producing activities:
  Future cash inflows                                           $   22,258    $   18,298   $    3,739
  Future production costs                                          (12,936)      (10,698)      (2,777)
                                                                -----------   -----------  -----------

                                                                     9,322         7,600          962
  10% annual discount factor                                        (4,639)       (3,477)        (323)
                                                                -----------   -----------  -----------

  Standardized measure of discounted future net cash flows      $    4,683    $    4,123   $      639
                                                                ===========   ===========  ===========

                                                                   For the years ended December 31,
                                                                --------------------------------------
                                                                   2000          1999         1998
                                                                -----------   -----------  -----------
                                                                             (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs                  $     (750)  $      (304)  $     (125)
    Net changes in prices and production costs                       1,685         1,668       (1,687)
    Revisions of previous quantity estimates                          (339)        3,013         (453)
    Accretion of discount                                              412            64          275
    Changes in production rates, timing and other                     (448)         (957)        (118)
                                                                  --------     ---------     --------

    Change in present value of future net revenues                     560         3,484       (2,108)
                                                                  --------     ---------     --------

    Balance, beginning of year                                       4,123           639        2,747
                                                                  --------     ---------     --------

    Balance, end of year                                        $    4,683   $     4,123   $      639
                                                                 =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

           Plains Marketing, L.P.                     59%            60%            -
           Phillips Petroleum Company                 15%            14%           16%
           TEPPCO Crude Oil LLC                       11%             -             -
           Genesis Crude Oil, L.P.                     -              -            66%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., Phillips Petroleum Company and TEPPCO Crude Oil LLC were $78,270, $54,144 and $29,228, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.       PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $12,213,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
               AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                      Age at
                                    December 31,
       Name                            2000                       Position
       ----                            ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.       EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the limited partnership agreement, Pioneer USA pays 1% of the Program's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 1% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 86 limited partnership interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer of director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000          1999           1998
                                                   ------------- -------------  -------------

  Payment of lease operating and supervision
    charges in accordance with standard
    industry operating agreements                  $268,224      $ 254,244      $292,539

  Reimbursement of general and administrative
    expenses                                       $ 29,711      $   1,550      $ 10,723

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV


ITEM 14.      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                 Statements of partners' capital for the years ended December
                   31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                 Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              PARKER & PARSLEY PRODUCING
                              PROPERTIES 87-A, LTD.

Dated: March 26, 2001         By:   Pioneer Natural Resources USA, Inc.
                                     Managing General Partner


                              By:   /s/ Scott D. Sheffield
                                    ------------------------------------
                                    Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield               President of Pioneer USA                 March 26, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                  Executive Vice President, Chief          March 26, 2001
-------------------------------      Financial Officer and Director of
Timothy L. Dove                      Pioneer USA


/s/ Dennis E. Fagerstone             Executive Vice President and             March 26, 2001
-------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                  Executive Vice President, General        March 26, 2001
-------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                     Executive Vice President - Domestic      March 26, 2001
-------------------------------      Operations and Director of Pioneer
Danny Kellum                         USA


/s/ Rich Dealy                       Vice President and Chief Accounting      March 26, 2001
-------------------------------      Officer of Pioneer USA
Rich Dealy

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----

       3(a)               Amended and Restated Certificate of Limited               -
                          Partnership of Parker & Parsley Producing
                          Properties 87-A, Ltd. incorporated by reference
                          to Exhibit 3a of Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-11193)

       4(a)               Agreement of Limited Partnership of Parker                -
                          & Parsley Producing Properties 87-A, Ltd.
                          incorporated by reference to Exhibit A of
                          Amendment No, 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-11193)

       4(b)               Subscription Agreement incorporated by                    -
                          reference to Exhibit C of Amendment No. 1
                          of the Partnership's Registration Statement
                          on Form S-1 (Registration No. 33-11193)

       4(b)               Power of Attorney incorporated by reference               -
                          to Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-11193)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit
                          4c of the Partnership's Registration Statement
                          on Form S-1 (Registration No. 33-11193)

      10(b)               Program Agreement incorporated by reference               -
                          to Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-11193)

                PARKER & PARSLEY PRODUCING PROPERTIES 87-A, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 31,                           Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  708,005   $  695,926   $1,514,918   $  860,305   $  807,421   $1,244,727   $1,772,612
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
      settlement, net            $       --   $       --   $       --   $       --   $       --   $       --   $   19,935
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
      gas properties             $       --   $       --   $   59,777   $   43,412   $   37,388   $  420,264   $   39,087
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  348,741   $  300,325   $  601,515   $  134,700   $ (357,482)  $ (397,297)  $  984,877
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
         partner                 $    3,487   $    3,003   $    6,015   $    1,347   $   (3,575)  $   (3,973)  $    9,849
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  345,254   $  297,322   $  595,500   $  133,353   $ (353,907)  $ (393,324)  $  975,028
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
      (loss) per limited
      partnership interest       $    14.13   $    12.17   $    24.38   $     5.46   $   (14.49)  $   (16.10)  $    39.92
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
      distributions per limited
      partnership interest       $    10.75   $    12.21   $    25.33   $     9.17   $     9.31   $    24.14   $    36.01(a)
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,237,141   $1,191,053   $1,159,746   $1,181,827   $1,270,446   $1,871,158   $2,817,583
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement of $.81 per limited partnership interest in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

  PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley Producing Properties 87-B, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Producing Properties 87-B, Ltd.:

     o   A table containing:

         --       the aggregate initial investment by the limited partners

         -- the aggregate historical limited partner distributions through July 31, 2001

         -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

         --       the merger value per $1,000 limited partner investment

         -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

         -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

         --       the going concern value per $1,000 limited partner investment

         --       the liquidation value per $1,000 limited partner investment

         -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o   Information about:

         --       the legal opinion for the limited partners

         --       the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.

                         SUPPLEMENTAL INFORMATION TABLE


Aggregate Initial Investment by the Limited Partners(a)                                                   $ 6,096

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                               $ 6,870

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a),(b)      $ 2,297

Merger Value per $1,000 Limited Partner Investment(b),(c)                                                 $382.94

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the                    3.77 times
past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

     --  as of June 30, 2001(c)                                                                           $140.92

     --  as of December 31, 2000(c)                                                                       $136.41

Going Concern Value per $1,000 Limited Partner Investment(c),(d)                                          $356.97

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                                            $371.47

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(f)                      --

----------

(a) Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d) The going concern value for the partnership is based upon: (1) the sum of
    (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Not applicable. Since this partnership purchased producing properties, there were no intangible drilling and development costs nor any related write-off for tax purposes.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

    The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that
(1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

    The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-11193-2


                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
             (Exact name of Registrant as specified in its charter)


                         Texas                               75-2205943
        -------------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
    --------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.

                                TABLE OF CONTENTS


                                                                      Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.....................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000....................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001....................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000.................................    6

           Notes to Financial Statements............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K.........................   11

           Signatures...............................................   12

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS


                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                   ASSETS
Current assets:
  Cash                                               $   113,962    $    19,277
  Accounts receivable - oil and gas sales                139,187        194,002
                                                      ----------     ----------
          Total current assets                           253,149        213,279
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 4,832,086      4,829,203
Accumulated depletion                                 (4,199,123)    (4,181,937)
                                                      ----------     ----------
     Net oil and gas properties                          632,963        647,266
                                                      ----------     ----------
                                                     $   886,112    $   860,545
                                                      ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    18,189    $    20,375

Partners' capital:
  Managing general partner                                 8,939          8,661
  Limited partners (12,191 interests)                    858,984        831,509
                                                      ----------     ----------
                                                         867,923        840,170
                                                      ----------     ----------
                                                     $   886,112    $   860,545
                                                      ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                      Three months ended        Six months ended
                                           June 30,                  June 30,
                                   ----------------------    ----------------------
                                      2001         2000         2001         2000
                                   ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                      $ 197,119    $ 205,745    $ 435,162    $ 469,537
  Interest                             1,073        1,465        2,253        2,536
  Gain on disposition of assets          -            -            -          8,294
                                    --------     --------     --------     --------
                                     198,192      207,210      437,415      480,367
                                    --------     --------     --------     --------
Costs and expenses:
  Oil and gas production             122,377       82,693      209,886      192,129
  General and administrative           5,914        6,172       13,055       14,086
  Depletion                            7,634        8,103       17,186       18,829
                                    --------     --------     --------     --------
                                     135,925       96,968      240,127      225,044
                                    --------     --------     --------     --------
Net income                         $  62,267    $ 110,242    $ 197,288    $ 255,323
                                    ========     ========     ========     ========
Allocation of net income:
  Managing general partner         $     623    $   1,102    $   1,973    $   2,553
                                    ========     ========     ========     ========
  Limited partners                 $  61,644    $ 109,140    $ 195,315    $ 252,770
                                    ========     ========     ========     ========
Net income per limited
  partnership interest             $    5.06    $    8.95    $   16.02    $   20.73
                                    ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                       Managing
                                       general       Limited
                                       partner       partners       Total
                                      ----------    ----------    ----------


Balance at January 1, 2001            $   8,661     $  831,509    $  840,170

    Distributions                        (1,695)      (167,840)     (169,535)

    Net income                            1,973        195,315       197,288
                                       --------      ---------     ---------

Balance at June 30, 2001              $   8,939     $  858,984    $  867,923
                                       ========      =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                           Six months ended
                                                                June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  197,288    $  255,323
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                           17,186        18,829
       Gain on disposition of assets                          -          (8,294)
  Changes in assets and liabilities:
     Accounts receivable                                   54,815        17,448
     Accounts payable                                      (2,186)         (789)
                                                        ---------     ---------
          Net cash provided by operating activities       267,103       282,517
                                                        ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas equipment                       (2,883)          -
  Proceeds from asset dispositions                            -          13,944
                                                        ---------     ---------
          Net cash provided by (used in)
            investing activities                           (2,883)       13,944
                                                        ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                         (169,535)     (265,842)
                                                        ---------     ---------
Net increase in cash                                       94,685        30,619
Cash at beginning of period                                19,277        21,724
                                                        ---------     ---------
Cash at end of period                                  $  113,962    $   52,343
                                                        =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley Producing Properties 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
             and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 7% to $435,162 for the six months ended June 30, 2001 as compared to $469,537 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and

NGLs. For the six months ended June 30, 2001, 10,264 barrels of oil, 3,788 barrels of natural gas liquids ("NGLs") and 19,481 mcf of gas were sold, or 17,299 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 11,962 barrels of oil, 5,429 barrels of NGLs and 26,130 mcf of gas were sold, or 21,746 BOEs. Of the decrease, 1,740 BOEs are attributable to the fact that on April 1, 2000 the Partnership's revenue and operating expense allocation reverted to 80.808081% from 95.959595% pursuant to the Program agreement governing the Partnership which provides for a reversionary interest of 80.808081% once cumulative distributions equal initial partners' capital ("Reversionary Interest").

The average price received per barrel of oil decreased $1.07, or 4%, from $27.96 for the six months ended June 30, 2000 to $26.89 for the same period in 2001. The average price received per barrel of NGLs increased $2.22, or 15%, from $14.82 during the six months ended June 30, 2000 to $17.04 for the same period in 2001. The average price received per mcf of gas increased 133% to $4.86 for the six months ended June 30, 2001 compared to $2.09 for the same period in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $8,294 was recognized during the six months ended June 30, 2000. The gain was due to equipment credits received on fully depleted wells.

Costs and Expenses:

Total costs and expenses increased to $240,127 for the six months ended June 30, 2001 as compared to $225,044 for the same period in 2000, an increase of $15,083, or 7%. This increase was due to an increase in production costs, offset by declines in depletion and general and administrative expenses ("G&A").

Production costs were $209,886 for the six months ended June 30, 2001 and $192,129 for the same period in 2000, resulting in a $17,757 increase, or 9%. A 20% increase in production costs resulted from higher well maintenance and workover costs incurred to stimulate well production, offset by an 11% decline in lease operating costs and production taxes attributable to the Reversionary Interest change.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 7% from $14,086 for the six months ended June 30, 2000, to $13,055 for the same period in 2001, primarily due to the Reversionary Interest change as noted above.

Depletion was $17,186 for the six months ended June 30, 2001 as compared to $18,829 for the same period in 2000, a decrease of $1,643, or 9%. This decrease was primarily due to a decrease in oil production of 1,698 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 4% to $197,119 for the three months ended June 30, 2001 as compared to $205,745 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 4,872 barrels of oil, 2,038 barrels of NGLs and 9,647 mcf of gas were sold, or 8,518 BOEs. For the three months ended June 30, 2000, 4,955 barrels of oil, 2,418 barrels of NGLs and 11,575 mcf of gas were sold, or 9,302 BOEs.

The average price received per barrel of oil decreased $1.93, or 7%, from $28.54 for the three months ended June 30, 2000 to $26.61 for the same period in 2001. The average price received per barrel of NGLs increased $.61, or 4%, from $14.68 during the three months ended June 30, 2000 to $15.29 for the same period in 2001. The average price received per mcf of gas increased 51% from $2.49 during the three months ended June 30, 2000 to $3.77 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $135,925 for the three months ended June 30, 2001 as compared to $96,968 for the same period in 2000, an increase of $38,957, or 40%. This increase was due to higher production costs, offset by decreases in depletion and G&A.

Production costs were $122,377 for the three months ended June 30, 2001 and $82,693 for the same period in 2000, resulting in a $39,684 increase, or 48%. The increase was the result of additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 4% from $6,172 for the three months ended June 30, 2000 to $5,914 for the same period in 2001, primarily due to decreased audit and tax fees.

Depletion was $7,634 for the three months ended June 30, 2001 as compared to $8,103 for the same period in 2000, a decrease of $469, or 6%.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased $15,414 during the six months ended June 30, 2001 from the same period in 2000. This decrease was due to a reduction in oil and gas receipts of $34,658 and an increase in production costs of $17,757, offset by a decrease in G&A expenses of $1,031 and a reduction in working capital of $35,970. The increase in production costs was primarily due to higher well maintenance and workover costs incurred to stimulate well production, offset by the Reversionary Interest change. The decrease in oil and gas sales receipts resulted from a decline of $106,201 in production in 2001 as compared to the same period in 2000 and a decline in oil prices of $12,792, offset by an increase in gas and NGL prices of $84,335 during 2001. The decrease in G&A was primarily due to the Reversionary Interest change.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 were related to expenditures for upgrades of oil and gas equipment on active properties.

Proceeds from asset dispositions of $13,944 were received for the six months ending June 30, 2000. The proceeds were primarily from equipment credits on fully depleted wells.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $169,535, of which $1,695 was distributed to the managing general partner and $167,840 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $265,842, of which $2,658 was distributed to the managing general partner and $263,184 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Reports on Form 8-K - none

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY PRODUCING
                                           PROPERTIES 87-B, LTD.

                                    By:   Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 7, 2001              By:    /s/ Rich Dealy
                                          -----------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-11193-2


                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
             (Exact name of Registrant as specified in its charter)

            TEXAS                                               75-2205943
-------------------------------                           ----------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS        75039
----------------------------------------------------------------      ----------
         (Address of principal executive offices)                     (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                  LIMITED PARTNERSHIP INTERESTS ($500 PER UNIT)
                  ---------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $5,997,500.

       As of March 8, 2001, the number of outstanding limited partnership interests was 12,191.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.       BUSINESS

Parker & Parsley Producing Properties 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the state of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 12,191 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 32%, 22% and 20% were attributable to sales made to Plains Marketing, L.P., TEPPCO Crude Oil LLC and Phillips Petroleum Company, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.      PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

The Partnership completed seven purchases of producing properties. These acquisitions involved the purchase of working interests in 54 properties. The Partnership also participated in the drilling of two oil and gas wells during 1988 which were completed as producers. Additionally, the Partnership purchased 15 overriding royalty interests effective January 1, 1990 and two additional overriding royalty interests during 1991. Twenty-two uneconomical wells have been abandoned. At December 31, 2000, the Partnership had 34 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.      LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II

ITEM 5.         MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
                 DISTRIBUTIONS

At March 8, 2001, the Partnership had 12,191 outstanding limited partnership interests held of record by 550 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $586,016 and $170,405, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                   2000         1999          1998         1997         1996
                                ---------     ---------     --------     ---------    ---------

Operating results:
-----------------
  Oil and gas sales            $  982,604    $ 625,861    $  532,606   $  846,163    $  980,232
                                =========     ========     =========    =========     =========

  Impairment of oil and gas
   properties                  $      -      $     -      $   35,017   $  317,255    $   42,277
                                =========     ========     =========    =========     =========

  Net income (loss)            $  562,621    $ 163,148    $ (118,738)  $ (142,439)   $  303,380
                                =========     ========     =========    =========     =========

  Allocation of net income
    (loss):
   Managing general partner    $    5,626    $   1,631    $   (1,187)  $   (1,424)   $    3,034
                                =========     ========     =========    =========     =========

   Limited partners            $  556,995    $ 161,517    $ (117,551)  $ (141,015)   $  300,346
                                =========     ========     =========    =========     =========

  Limited partners' net income
   (loss) per limited
   partnership interest        $    45.69    $   13.25    $    (9.64)  $   (11.57)   $    24.64
                                =========     ========     =========    =========     =========

  Limited partners' cash
   distributions per limited
   partnership interest        $    48.07    $   13.98    $    16.41   $    39.20    $    35.59
                                =========     ========     =========    =========     =========

At year end:
-----------
  Identifiable assets          $  860,545    $ 892,550    $  878,401   $1,241,161    $1,823,614
                                =========     ========     =========    =========     =========

ITEM 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
               RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 57% to $982,604 for 2000 as compared to $625,861 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 22,713 barrels of oil, 10,402 barrels of natural gas liquids ("NGLs") and 49,380 mcf of gas were sold, or 41,345 barrel of oil equivalents ("BOEs"). In 1999, 24,976 barrels of oil, 10,794 barrels of NGLs and 48,774 mcf of gas were sold, or 43,899 BOEs. Of the decrease, 5,393 BOEs are attributable to the fact that on April 1, 2000, the Partnership's revenue and operating expense allocation reverted to 80.808081% from 95.959595% pursuant to the Program Agreement governing the Partnership which provides for a reversionary interest of 80.808081% once cumulative distributions equal initial partner's capital ("Reversionary Interest"). This is offset by a production increase of 2,839 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $11.92, or 68%, from $17.44 in 1999 to $29.36 in 2000. The average price received per barrel of NGLs increased $6.36, or 62%, from $10.32 in 1999 to $16.68 in 2000. The average price received per mcf of gas increased 78% from $1.62 in 1999 to $2.88 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gains on disposition of assets of $8,294 and $11,482 were recognized in 2000 and 1999, respectively. The gain from 2000 was from equipment salvage on one well abandoned in a prior year. The gain from 1999 was from equipment salvage of $12,955 on one well plugged and abandoned in a prior year, offset by a $1,473 loss on the write-off of basis on one well plugged and abandoned during 1999.

Total costs and expenses decreased in 2000 to $434,793 as compared to $477,552 in 1999, a decrease of $42,759, or 9%. The decrease was primarily attributable to declines in depletion, production costs and abandoned property costs, offset by an increase in general and administrative expenses ("G&A").

Production costs were $347,938 in 2000 and $364,187 in 1999, resulting in a decrease of $16,249, or 4%. Lease operating costs and production taxes declined 12% which was attributable to the Reversionary Interest change, offset by an 8% increase in production costs resulting from high production taxes due to higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 79%, from $18,776 in 1999 to

$33,521 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $27,424 in 2000 and $8,400 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $53,334 in 2000 as compared to $79,975 in 1999, a decrease of $26,641, or 33%. This decrease was primarily due to a 51,092 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

Abandoned property costs of $14,614 incurred in 1999 were related to the temporary abandonment of one well during 1999 and two wells plugged and abandoned in prior years.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 18% to $625,861 from $532,606 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 24,976 barrels of oil, 10,794 barrels of NGLs and 48,774 mcf of gas were sold, or 43,899 BOEs. In 1998, 29,481 barrels of oil, 11,315 barrels of NGLs and 50,220 mcf of gas were sold, or 49,166 BOEs.

The average price received per barrel of oil increased $4.39, or 34%, from $13.05 in 1998 to $17.44 in 1999. The average price received per barrel of NGLs increased $3.74, or 57%, from $6.58 in 1998 to $10.32 in 1999. The average price received per mcf of gas increased 11% from $1.46 in 1998 to $1.62 in 1999.

Gain on disposition of assets of $11,482 was recognized in 1999 from equipment salvage of $12,955 on one well plugged and abandoned in a prior year, offset by a $1,473 loss on the write-off of basis on one well plugged and abandoned during 1999. In 1998, $4,248 gain on disposition of assets was recognized from proceeds received from equipment salvage on wells plugged in prior years.

Total costs and expenses decreased in 1999 to $477,552 as compared to $659,670 in 1998, a decrease of $182,118, or 28%. The decrease was primarily attributable to declines in depletion, the impairment of oil and gas properties, production costs and abandoned property costs, offset by an increase in G&A.

Production costs were $364,187 in 1999 and $385,648 in 1998, resulting in a $21,461 decrease, or 6%. The decrease was the result of declines in well maintenance costs, ad valorem taxes and workover expenses.

During this period, G&A increased 18% from $15,978 in 1998 to $18,776 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $8,400 in 1999 and $9,662 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $35,017 related to its oil and gas properties during 1998.

Depletion was $79,975 in 1999 compared to $206,289 in 1998, a decrease of $126,314, or 61%. This decrease was primarily due to an increase in proved reserves of 180,622 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 4,505 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Abandoned property costs of $14,614 incurred in 1999 were related to the temporary abandonment of one well during 1999 and two wells plugged and abandoned in prior years. Expenses of $16,738 were incurred in 1998 to plug and abandon one oil and gas well which was temporarily abandoned in a prior year.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $392,559 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $359,902 and declines in production costs paid of $16,249, abandoned property costs paid of $14,614 and working capital of $16,539, offset by an increase in G&A expenses paid of $14,745. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $431,139 to oil and gas receipts, offset by $71,237 resulting from the decline in production during 2000. The decrease in production costs was primarily due to the Reversionary Interest change, offset by higher production taxes associated with high oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 1999 were primarily for expenditures related to upgrades of equipment on various oil and gas properties.

Proceeds of $13,943 and $12,956 were recognized during 2000 and 1999, respectively, from equipment salvage on wells abandoned in prior years.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $591,935, of which $5,919 was distributed to the managing general partner and $586,016 to the limited partners. In 1999, cash distributions to the partners were $172,065, of which $1,660 was distributed to the managing general partner and $170,405 to the limited partners.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley Producing Properties 87-B, Ltd.:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Producing Properties 87-B, Ltd.
 (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Producing Properties 87-B, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Producing Properties 87-B, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                         (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                  December 31




                                                                   2000             1999
                                                               ------------     ------------
              ASSETS
              ------
Current assets:
  Cash                                                           $   19,277     $   21,724
  Accounts receivable - oil and gas sales                           194,002        164,577
                                                                 ----------     ----------

      Total current assets                                          213,279        186,301
                                                                 ----------     ----------

Oil and gas properties - at cost, based on
  the successful efforts accounting method                        4,829,203      4,837,591
Accumulated depletion                                            (4,181,937)    (4,131,342)
                                                                 ----------     ----------

      Net oil and gas properties                                    647,266        706,249
                                                                 ----------     ----------

                                                                 $  860,545     $  892,550
                                                                 ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
  Accounts payable - affiliate                                   $   20,375     $   23,066

Partners' capital:
  Managing general partner                                            8,661          8,954
  Limited partners (12,191 interests)                               831,509        860,530
                                                                 ----------     ----------

                                                                    840,170        869,484

                                                                 $  860,545     $  892,550
                                                                 ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                      2000          1999           1998
                                                   ---------     ---------      ---------

Revenues:
 Oil and gas                                       $ 982,604     $ 625,861      $ 532,606
 Interest                                              6,516         3,357          4,078
 Gain on disposition of assets                         8,294        11,482          4,248
                                                   ---------     ---------      ---------

                                                     997,414       640,700        540,932
                                                   ---------     ---------      ---------

Costs and expenses:
 Oil and gas production                              347,938       364,187        385,648
 General and administrative                           33,521        18,776         15,978
 Impairment of oil and gas properties                    -             -           35,017
 Depletion                                            53,334        79,975        206,289
 Abandoned property                                      -          14,614         16,738
                                                   ---------     ---------      ---------

                                                     434,793       477,552        659,670
                                                   ---------     ---------      ---------

Net income (loss)                                  $ 562,621     $ 163,148      $(118,738)
                                                   =========     =========      =========

Allocation of net income (loss):
 Managing general partner                          $   5,626     $   1,631      $  (1,187)
                                                   =========     =========      =========

 Limited partners                                  $ 556,995     $ 161,517      $(117,551)
                                                   =========     =========      =========

Net income (loss) per limited partnership
 interest                                          $   45.69     $   13.25      $   (9.64)
                                                   =========     =========      =========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL



                                                    Managing
                                                    general        Limited
                                                    partner        partners        Total
                                                  ----------     -----------    -----------
Partners' capital at January 1, 1998              $   11,934     $1,186,985     $1,198,919

   Distributions                                      (1,764)      (200,016)      (201,780)

   Net loss                                           (1,187)      (117,551)      (118,738)
                                                  ----------     ----------     ----------

Partners' capital at December 31, 1998                 8,983        869,418        878,401

   Distributions                                      (1,660)      (170,405)      (172,065)

   Net income                                          1,631        161,517        163,148
                                                  ----------     ----------     ----------

Partners' capital at December 31, 1999                 8,954        860,530        869,484

   Distributions                                      (5,919)      (586,016)      (591,935)

   Net income                                          5,626        556,995        562,621
                                                  ----------     ----------     ----------

Partners' capital at December 31, 2000            $    8,661     $  831,509     $  840,170
                                                  ==========     ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                      2000          1999           1998
                                                   ----------    ----------     ----------
Cash flows from operating activities:
 Net income (loss)                                 $ 562,621     $ 163,148     $ (118,738)
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Gain on disposition of assets                    (8,294)      (11,482)        (4,248)
     Impairment of oil and gas properties                -             -           35,017
     Depletion                                        53,334        79,975        206,289
 Changes in assets and liabilities
     Accounts receivable                             (29,425)      (75,008)        65,047
     Accounts payable                                 (2,691)       26,353        (42,242)
                                                   ---------     ---------     ----------

       Net cash provided by operating activities     575,545       182,986        141,125
                                                   ---------     ---------     ----------

Cash flows from investing activities:
 Additions to oil and gas equipment                      -         (12,012)        (8,617)
 Proceeds from disposition of assets                  13,943        12,956          4,248
                                                   ---------     ---------     ----------

       Net cash provided by (used in)
          investing activities                        13,943           944         (4,369)
                                                   ---------     ---------     ----------

Cash flows used in financing activities:
 Cash distributions to partners                     (591,935)     (172,065)      (201,780)
                                                   ---------     ---------     ----------

Net increase (decrease) in cash                       (2,447)       11,865        (65,024)
Cash at beginning of year                             21,724         9,859         74,883
                                                   ---------       -------     ----------

Cash at end of year                                $  19,277     $  21,724     $    9,859
                                                   =========     =========     ==========

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley Producing Properties 87-B, Ltd. (the "Partnership") is a limited partnership organized in 1987 under the laws of the State of Texas. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.      IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $35,017 related to its proved oil and gas properties during 1998.

NOTE 4.      INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $838,681 less than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income (loss) per Federal income tax returns for the years ended December 31:

                                                          2000          1999           1998
                                                        --------      --------      ---------

  Net income (loss) per statements of operations       $ 562,621     $ 163,148      $(118,738)
  Depletion and depreciation provisions for tax
    reporting purposes (greater than) less than
    amounts for financial reporting purposes             (39,072)        7,412        (59,976)
  Impairment of oil and gas properties for financial
    reporting purposes                                       -             -           35,017
  Abandoned property dispositions for tax reporting
    greater than (less than) amounts for financial
    reporting purposes                                       -             -         (218,079)
  Other, net                                               4,370        (7,638)         3,376
                                                         -------       -------        -------

      Net income (loss) per Federal income tax
        returns                                        $ 527,919     $ 162,922      $(358,400)
                                                        ========      ========       ========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                          2000          1999           1998
                                                        --------      --------      ---------

   Property acquisition costs                          $     -       $  (2,313)     $   6,754
                                                        ========      ========       ========

   Development costs                                   $     -       $   4,136      $   1,863
                                                        ========      ========       ========

      Capitalized oil and gas properties consist of the following:

                                                                 2000             1999
                                                              ----------       ----------
  Proved properties:
    Property acquisition costs                               $ 3,288,184      $  3,289,170
    Completed wells and equipment                              1,541,019         1,548,421
                                                               ---------        ----------

                                                               4,829,203         4,837,591
  Accumulated depletion                                       (4,181,937)       (4,131,342)
                                                               ----------       ----------

        Net oil and gas properties                           $   647,266      $    706,249
                                                               =========        ==========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                          2000          1999           1998
                                                        --------      --------      ---------

  Payment of lease operating and supervision
    charges in accordance with standard
    industry operating agreements                      $ 121,257     $  137,769     $ 144,149

  Reimbursement of general and administrative
    expenses                                           $  27,424     $    8,400     $   9,662

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Producing Properties 87-B Employees ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a general partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                             Pioneer USA (1)    Partnership
                                                             ---------------    -----------
   Revenues:
     Revenues from oil and gas production, proceeds from
       sales of producing properties and all other
       revenues:
         Before payout                                           4.040405%      95.959595%
         After payout (2)                                       19.191920%      80.808080%
   Costs and expenses:
     Property acquisition costs, operating costs, general
       and administrative expenses and other costs:
         Before payout                                           4.040405%      95.959595%
         After payout (2)                                       19.191920%      80.808080%

   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 196 limited partner interests owned by Pioneer USA.

   (2)  The Partnership reached payout in April 2000.

NOTE 7.      OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs          Gas
                                                                 (bbls)            (mcf)
                                                              ------------       ---------

    Net proved reserves at January 1, 1998                       419,589           664,089
    Revisions                                                    (95,538)          (99,794)
    Production                                                   (40,796)          (50,220)
                                                              ----------         ---------

    Net proved reserves at December 31, 1998                     283,255           514,075
    Revisions                                                    292,082           490,347
    Production                                                   (35,770)          (48,774)
                                                              ----------         ---------

    Net proved reserves at December 31, 1999                     539,567           955,648
    Revisions                                                     31,315           (45,195)
    Production                                                   (33,115)          (49,380)
                                                              ----------         ---------

    Net proved reserves at December 31, 2000                     537,767           861,073
                                                              ==========         =========

    As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.63 per barrel of oil, $13.33 per barrel of NGLs and $7.67 per mcf of gas, discounted at 10% was approximately $4,413,000 and undiscounted was $9,495,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                   For the years ended December 31,
                                                                --------------------------------------
                                                                   2000          1999         1998
                                                                -----------   -----------  -----------
                                                                             (in thousands)
Oil and gas producing activities:
  Future cash inflows                                           $   18,453    $   13,256   $    3,115
  Future production costs                                           (8,958)       (7,154)      (2,221)
                                                                  --------      --------     --------

                                                                     9,495         6,102          894
  10% annual discount factor                                        (5,082)       (3,024)        (335)
                                                                  --------      --------     --------

  Standardized measure of discounted future net cash flows      $    4,413    $    3,078   $      559
                                                                 =========     =========     ========

                                                          For the years ended December 31,
                                                       --------------------------------------
                                                           2000          1999         1998
                                                       -----------   -----------  -----------
                                                                    (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (635)  $      (262)  $     (147)
    Net changes in prices and production costs              1,865         1,419       (1,151)
    Revisions of previous quantity estimates                  168         2,042         (144)
    Accretion of discount                                     308            56          185
    Changes in production rates, timing and other            (371)         (736)         (32)
                                                         --------     ---------     --------

    Change in present value of future net revenues          1,335         2,519       (1,289)
                                                         --------     ---------     --------

    Balance, beginning of year                              3,078           559        1,848
                                                         --------     ---------     --------

    Balance, end of year                               $    4,413   $     3,078   $      559
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

          Plains Marketing, L.P.                      32%           37%             -
          TEPPCO Crude Oil LLC                        22%           23%             -
          Phillips Petroleum Company                  20%           10%             9%
          Genesis Crude Oil, L.P.                      -             -             58%
          Western Gas Resources, Inc.                  6%            7%            23%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and Phillips Petroleum Company were $25,204, $31,416 and $21,019, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.      PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $6,095,500. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                AND FINANCIAL DISCLOSURE
None.

                                    PART III


ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                            2000                       Position
       ----                            ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.      EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the limited partnership agreement, Pioneer USA pays 1% of the Program's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, Pioneer USA is allocated 1% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 196 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000          1999           1998
                                                      --------      --------       --------
  Payment of lease operating and supervision
    charges in accordance with standard
    industry operating agreements                     $121,257      $ 137,769      $144,149

  Reimbursement of general and administrative
    expenses                                          $ 27,424      $   8,400      $  9,662

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                Statements of partners' capital for the years ended December 31,
                   2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PARKER & PARSLEY PRODUCING
                           PROPERTIES 87-B, LTD.

Dated: March 29, 2001      By:   Pioneer Natural Resources USA, Inc.
                                 Managing General Partner


                                 By:   /s/ Scott D. Sheffield
                                       -----------------------------
                                       Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield               President of Pioneer USA                 March 29, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                  Executive Vice President, Chief          March 29, 2001
-------------------------------      Financial Officer and Director of
Timothy L. Dove                      Pioneer USA


/s/ Dennis E. Fagerstone             Executive Vice President and             March 29, 2001
-------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                  Executive Vice President, General        March 29, 2001
-------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                     Executive Vice President - Domestic      March 29, 2001
-------------------------------      Operations and Director of Pioneer
Danny Kellum                         USA


/s/ Rich Dealy                       Vice President and Chief Accounting      March 29, 2001
-------------------------------      Officer of Pioneer USA
Rich Dealy

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----

       3(a)               Amended and Restated Certificate of Limited               -
                          Partnership of Parker & Parsley Producing
                          Properties 87-B, Ltd. incorporated by reference
                          to Exhibit 3a of Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-11193)

       4(a)               Agreement of Limited Partnership of Parker &              -
                          Parsley Producing Properties 87-B, Ltd. incorporated
                          by reference to Exhibit A of Amendment No. 1
                          of the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-11193)

       4(b)               Subscription Agreement incorporated by                    -
                          reference to Exhibit C of Amendment No. 1
                          of the Partnership's Registration Statement
                          on Form S-1 (Registration No. 33-11193)

       4(b)               Power of Attorney incorporated by reference               -
                          to Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-11193)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit
                          4c of the Partnership's Registration Statement
                          on Form S-1 (Registration No. 33-11193)

      10(b)               Program Agreement incorporated by reference               -
                          to Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-11193)

                PARKER & PARSLEY PRODUCING PROPERTIES 87-B, LTD.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                       Six months
                                         ended
                                        June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001        2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  435,162   $  469,537   $  982,604   $  625,861   $  532,606   $  846,163   $  980,232
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $   35,017   $  317,255   $   42,277
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  197,288   $  255,323   $  562,621   $  163,148   $ (118,738)  $ (142,439)  $  303,380
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                  $    1,973   $    2,553   $    5,626   $    1,631   $   (1,187)  $   (1,424)  $    3,034
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  195,315   $  252,770   $  556,995   $  161,517   $ (117,551)  $ (141,015)  $  300,346
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
    (loss) per limited
    partnership interest         $    16.02   $    20.73   $    45.69   $    13.25   $    (9.64)  $   (11.57)  $    24.64
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    13.77   $    21.59   $    48.07   $    13.98   $    16.41   $    39.20   $    35.59
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $  886,112   $  881,242   $  860,545   $  892,550   $  878,401   $1,241,161   $1,823,614
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

    PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD., A TEXAS LIMITED PARTNERSHIP

                                       TO


                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley Private Investment 87, Ltd. and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Investment 87, Ltd.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                  $     10,480

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                              $     16,514

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)    $      2,600

Merger Value per $1,000 Limited Partner Investment(b), (c)                                               $     248.07

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                            3.63 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                       $     152.52

      --    as of December 31, 2000(c)                                                                   $     144.05

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                        $     230.82

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                          $     240.60

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)            $        177

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.


(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion must be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, and Arter & Hadden LLP of Dallas, Texas (as to matters of Texas law) for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2037, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.

                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS


                                                   June 30,       December 31,
                                                     2001             2000
                                                 -----------      ------------
                                                 (Unaudited)
                 ASSETS
Current assets:
  Cash                                           $   312,648      $    94,943
  Accounts receivable - oil and gas sales            157,371          169,256
                                                  ----------       ----------
       Total current assets                          470,019          264,199
                                                  ----------       ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method             7,223,861        7,234,802
Accumulated depletion                             (6,005,470)      (5,959,961)
                                                  ----------       ----------
       Net oil and gas properties                  1,218,391        1,274,841
                                                  ----------       ----------
                                                 $ 1,688,410      $ 1,539,040
                                                  ==========       ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable:
     Affiliate                                        25,192           14,344
     Other                                            48,900              -
                                                  ----------       ----------
       Total current liabilities                      74,092           14,344
                                                  ----------       ----------
Partners' capital:
  Managing general partner                            15,899           15,002
  Limited partners (262 interests)                 1,598,419        1,509,694
                                                  ----------       ----------
                                                   1,614,318        1,524,696
                                                  ----------       ----------
                                                 $ 1,688,410      $ 1,539,040
                                                  ==========       ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                     Three months ended       Six months ended
                                          June 30,                June 30,
                                  ----------------------    ----------------------
                                     2001        2000         2001         2000
                                  ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                     $ 267,604    $ 209,122    $ 562,276    $ 450,055
  Interest                            1,905        2,713        4,089        4,619
  Gain on disposition of assets         -            262          -         15,200
                                   --------     --------     --------     --------
                                    269,509      212,097      566,365      469,874
                                   --------     --------     --------     --------
Costs and expenses:
  Oil and gas production            111,039       96,847      222,273      201,495
  General and administrative          6,918        6,274       14,619       13,502
  Depletion                          24,615       17,477       45,509       39,251
                                   --------     --------     --------     --------
                                    142,572      120,598      282,401      254,248
                                   --------     --------     --------     --------
Net income                        $ 126,937    $  91,499    $ 283,964    $ 215,626
                                   ========     ========     ========     ========
Allocation of net income:
  Managing general partner        $   1,270    $     915    $   2,840    $   2,156
                                   ========     ========     ========     ========
  Limited partners                $ 125,667    $  90,584    $ 281,124    $ 213,470
                                   ========     ========     ========     ========
Net income per limited
  partnership interest            $  479.64    $  345.74    $1,072.99    $  814.77
                                   ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                      Managing
                                      general       Limited
                                      partner       partners       Total
                                     ----------    ----------    ----------


Balance at January 1, 2001           $   15,002    $1,509,694    $1,524,696

    Distributions                        (1,943)     (192,399)     (194,342)

    Net income                            2,840       281,124       283,964
                                      ---------     ---------     ---------

Balance at June 30, 2001             $   15,899    $1,598,419    $1,614,318
                                      =========     =========     =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                          Six months ended
                                                              June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
  Net income                                          $  283,964     $  215,626
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                          45,509         39,251
       Gain on disposition of assets                         -          (15,200)
  Changes in assets and liabilities:
       Accounts receivable                                11,885         31,807
       Accounts payable                                   59,748         10,825
                                                       ---------      ---------
         Net cash provided by operating activities       401,106        282,309
                                                       ---------      ---------
Cash flows from investing activities:
  Addition to oil and gas properties                      (2,766)        (8,504)
  Proceeds from asset dispositions                        13,707         25,096
                                                       ---------      ---------
         Net cash provided by investing activities        10,941         16,592
                                                       ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (194,342)      (272,447)
                                                       ---------      ---------
Net increase in cash                                     217,705         26,454
Cash at beginning of period                               94,943        134,914
                                                       ---------      ---------
Cash at end of period                                 $  312,648     $  161,368
                                                       =========      =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 87, Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 25% to $562,276 for the six months ended June 30, 2001 as compared to $450,055 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by a decline in average prices received for oil. For the six months ended June 30, 2001, 13,100 barrels of oil, 5,041 barrels of natural gas liquids ("NGLs") and 25,756 mcf of gas were sold, or 22,434 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 11,148 barrels of oil, 5,758 barrels of NGLs and 23,896 mcf of gas were sold, or 20,889 BOEs.

The average price received per barrel of oil decreased $1.15, or 4%, from $28.16 for the six months ended June 30, 2000 to $27.01 for the same period in 2001. The average price received per barrel of NGLs increased $2.57, or 18%, from $14.34 during the six months ended June 30, 2000 to $16.91 for the same period in 2001. The average price received per mcf of gas increased 113% from $2.24 during the six months ended June 30, 2000 to $4.78 in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $15,200 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $282,401 for the six months ended June 30, 2001 as compared to $254,248 for the same period in 2000, an increase of $28,153, or 11%. This increase was due to increases in production costs, depletion and general and administrative expenses ("G&A").

Production costs were $222,273 for the six months ended June 30, 2001 and $201,495 for the same period in 2000, resulting in a $20,778 increase, or 10%. The increase was due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher gas and NGL prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 8%, from $13,502 for the six months ended June 30, 2000 to $14,619 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $45,509 for the six months ended June 30, 2001 as compared to $39,251 for the same period in 2000, an increase of $6,258, or 16%. This increase was due to an increase in oil production of 1,952 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 28% to $267,604 for the three months ended June 30, 2001 as compared to $209,122 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by a decline in average prices received for oil. For the three months ended June 30, 2001, 6,252 barrels of oil, 3,003 barrels of NGLs and 14,371 mcf of gas were sold, or 11,650 BOEs. For the three months ended June 30, 2000, 4,518 barrels of oil, 3,059 barrels of NGLs and 12,350 mcf of gas were sold, or 9,635 BOEs.

The average price received per barrel of oil decreased $2.84, or 10%, from $29.73 for the three months ended June 30, 2000 to $26.89 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.17, or 8%, from $13.97 during the three months ended June 30, 2000 to $15.14 for the same period in 2001. The average price received per mcf of gas increased 45% to $3.76 during the three months ended June 30, 2001 from $2.60 during the same period in 2000.

Gain on disposition of assets of $262 was recognized during the three months ended June 30, 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $142,572 for the three months ended June 30, 2001 as compared to $120,598 for the same period in 2000, an increase of $21,974, or 18%. This increase was due to increases in production costs, depletion and G&A.

Production costs were $111,039 for the three months ended June 30, 2001 and $96,847 for the same period in 2000, resulting in a $14,192 increase, or 15%. This increase was due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher gas and NGL prices.

During this period, G&A increased 10%, from $6,274 for the three months ended June 30, 2000 to $6,918 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $24,615 for the three months ended June 30, 2001 compared to $17,477 for the same period in 2000, an increase of $7,138, or 41%. This increase was attributable to an increase in oil production of 1,734 barrels for the three months ended June 30, 2001 compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $118,797 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $111,691 and a reduction in working capital of $29,001, offset by increases in production costs of $20,778 and G&A expenses of $1,117. The increase in oil and gas receipts resulted from an increase in gas and NGL prices during 2001 which contributed an additional $75,534 to oil and gas receipts and $48,968 resulting from the increase in production during 2001 as compared to the same period in 2000, offset by a decline of $12,811 due to decreased oil prices during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher gas and NGL prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were for expenditures related to oil and gas equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $13,707 and $25,096 recognized during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during the period in 2001 were from equipment credits received on a temporarily abandoned well. The proceeds recognized during the period in 2000 consisted of $15,200 from equipment credits on one fully depleted well and $9,896 from credits on one active property.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $194,342, of which $1,943 was distributed to the managing general partner and $192,399 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $272,447, of which $2,724 was distributed to the managing general partner and $269,723 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and

46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 87, Ltd.
  (A Texas Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 87, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 87, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                             Ernst & Young LLP


Dallas, Texas
March 9, 2001

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                                   2000                1999
                                                                                             ----------------    ----------------
                     ASSETS
                     ------

Current assets:
  Cash                                                                                       $       94,943      $       134,914
  Accounts receivable - oil and gas sales                                                           169,256               89,852
                                                                                               ------------        -------------

     Total current assets                                                                           264,199              224,766
                                                                                               ------------        -------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                                            7,234,802            7,222,781
Accumulated depletion                                                                            (5,959,961)          (5,880,941)
                                                                                               ------------        -------------

          Net oil and gas properties                                                              1,274,841            1,341,840
                                                                                               ------------        -------------

                                                                                             $    1,539,040      $     1,566,606
                                                                                              =============       ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                                               $       14,344      $         6,764

Partners' capital:
  Managing general partner                                                                           15,002               15,353
  Limited partners (262 interests)                                                                1,509,694            1,544,489
                                                                                               ------------        -------------

                                                                                                  1,524,696            1,559,842
                                                                                               ------------        -------------

                                                                                             $    1,539,040      $     1,566,606
                                                                                              =============       ==============





   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Revenues:
   Oil and gas                                       $1,035,947   $  674,794   $  568,014
   Interest                                              10,943        5,922        6,840
   Gain on disposition of assets                         15,201       20,924           --
   Miscellaneous income                                      --           --       27,020
                                                     ----------   ----------   ----------

                                                      1,062,091      701,640      601,874
                                                     ----------   ----------   ----------

Costs and expenses:
   Oil and gas production                               395,308      333,765      357,125
   General and administrative                            31,079       20,244       17,041
   Impairment of oil and gas properties                      --           --      176,587
   Depletion                                             79,020      123,063      259,349
   Abandoned property                                        --       20,129           --
                                                     ----------   ----------   ----------

                                                        505,407      497,201      810,102
                                                     ----------   ----------   ----------

Net income (loss)                                    $  556,684   $  204,439   $ (208,228)
                                                     ==========   ==========   ==========

Allocation of net income (loss):
   Managing general partner                          $    5,567   $    2,044   $   (2,082)
                                                     ==========   ==========   ==========

   Limited partners                                  $  551,117   $  202,395   $ (206,146)
                                                     ==========   ==========   ==========

Net income (loss) per limited partnership interest   $ 2,103.50   $   772.50   $  (786.82)
                                                     ==========   ==========   ==========















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                                            Managing
                                                                            general             Limited
                                                                            partner             partners               Total
                                                                        -------------        --------------       ---------------


Partners' capital at January 1, 1998                                    $      20,565        $   2,060,412        $   2,080,977

     Distributions                                                             (2,592)            (256,549)            (259,141)

     Net loss                                                                  (2,082)            (206,146)            (208,228)
                                                                          -----------          -----------          -----------

Partners' capital at December 31, 1998                                         15,891            1,597,717            1,613,608

     Distributions                                                             (2,582)            (255,623)            (258,205)

     Net income                                                                 2,044              202,395              204,439
                                                                          -----------          -----------          -----------

Partners' capital at December 31, 1999                                         15,353            1,544,489            1,559,842

     Distributions                                                             (5,918)            (585,912)            (591,830)

     Net income                                                                 5,567              551,117              556,684
                                                                          -----------          -----------          -----------

Partners' capital at December 31, 2000                                  $      15,002        $   1,509,694        $   1,524,696
                                                                         ============         ============         ============









   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                                             2000                 1999                1998
                                                                        --------------       --------------      --------------
Cash flows from operating activities:
    Net income (loss)                                                   $     556,684        $     204,439       $    (208,228)
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Depletion                                                            79,020              123,063             259,349
          Impairment of oil and gas properties                                    -                    -               176,587
          Gain on disposition of assets                                       (15,201)             (20,924)                -
    Changes in assets and liabilities:
          Accounts receivable                                                 (79,404)             (19,909)             44,227
          Accounts payable                                                      7,580                7,671             (37,011)
                                                                          -----------          -----------         -----------

             Net cash provided by operating activities                        548,679              294,340             234,924
                                                                          -----------          -----------         -----------

Cash flows from investing activities:
    Additions to oil and gas properties                                       (12,021)              (1,457)             (6,173)
    Proceeds from asset dispositions                                           15,201               17,049               6,923
                                                                          -----------          -----------         -----------

             Net cash provided by investing activities                          3,180               15,592                 750
                                                                          -----------          -----------         -----------

Cash flows used in financing activities:
    Cash distributions to partners                                           (591,830)            (258,205)           (259,141)
                                                                          -----------          -----------         -----------

Net increase (decrease) in cash                                               (39,971)              51,727             (23,467)
Cash at beginning of year                                                     134,914               83,187             106,654
                                                                          -----------          -----------         -----------

Cash at end of year                                                     $      94,943        $     134,914       $      83,187
                                                                         ============         ============        ============















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 87, Ltd. (the "Partnership") was organized in 1987 as a general partnership under the laws of the State of Texas and was converted to a Texas limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted and the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $176,587 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $72,098 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------
    Net income (loss) per statements of operations                       $     556,684       $     204,439        $    (208,228)
    Depletion and depreciation provisions for tax
      reporting purposes less than amounts for
      financial reporting purposes                                              73,725             118,474              253,944
    Impairment of oil and gas properties for financial
      reporting purposes                                                           -                   -                176,587
    Salvage income                                                                 -                   -                  6,923
    Other, net                                                                   8,468              (6,345)               1,789
                                                                           -----------         -----------          -----------

             Net income per Federal income tax returns                   $     638,877       $     316,568        $     231,015
                                                                          ============        ============         ============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------

      Development costs                                                  $     12,021        $       1,457        $       6,173
                                                                          ===========         ============         ============

        Capitalized oil and gas properties consist of the following:

                                                                                                   2000                 1999
                                                                                             ----------------     ----------------
      Proved properties:
        Property acquisition costs                                                           $       235,953      $      235,953
        Completed wells and equipment                                                              6,998,849           6,986,828
                                                                                               -------------        ------------

                                                                                                   7,234,802           7,222,781
      Accumulated depletion                                                                       (5,959,961)         (5,880,941)
                                                                                               -------------        ------------

        Net oil and gas properties                                                           $     1,274,841      $    1,341,840
                                                                                              ==============       =============

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------
      Payment of lease operating and supervision
        charges in accordance with standard industry
        operating agreements                                             $     168,618       $     164,154        $     169,530
      Reimbursement of general and administrative
        expenses                                                         $      27,190       $      13,954        $      13,315

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and the Partnership are parties to the Program agreement.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                                        Pioneer USA (1)            Partnership
                                                                                        ---------------           -------------
        Revenues:
           Proceeds from disposition of depreciable
              properties                                                                     9.09091%              90.90909%
           All other revenues                                                               24.242425%             75.757575%

        Costs and expenses:
           Lease acquisition costs, drilling and completion
              costs and all other costs                                                      9.09091%              90.90909%
           Operating costs, direct costs and general and
              administrative expenses                                                       24.242425%             75.757575%

        (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                             Oil and NGLs                Gas
                                                                                (bbls)                  (mcf)
                                                                         --------------------     -------------------

        Net proved reserves at January 1, 1998                                   593,108                   749,623
        Revisions                                                               (204,355)                 (192,689)
        Production                                                               (42,801)                  (58,036)
                                                                            ------------              ------------

        Net proved reserves at December 31, 1998                                 345,952                   498,898
        Revisions                                                                377,937                   584,604
        Production                                                               (40,495)                  (52,874)
                                                                            ------------              ------------

        Net proved reserves at December 31, 1999                                 683,394                 1,030,628
        Revisions                                                                114,936                   (13,239)
        Production                                                               (35,242)                  (48,307)
                                                                            ------------              ------------

        Net proved reserves at December 31, 2000                                 763,088                   969,082
                                                                            ============              ============

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.67 per barrel of NGLs and $7.76 per mcf of gas, discounted at 10% was approximately $5,193,000 and undiscounted was $12,461,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                              For the years ended December 31,
                                                                    -------------------------------------------------------
                                                                          2000                1999               1998
                                                                    ----------------    ----------------   ----------------
                                                                                              (in thousands)
Oil and gas producing activities:
   Future cash inflows                                              $        24,836     $       16,945     $         3,765
   Future production costs                                                  (12,375)            (9,216)             (2,895)
                                                                      -------------       ------------       -------------

                                                                             12,461              7,729                 870
   10% annual discount factor                                                (7,268)            (3,837)               (277)
                                                                      -------------       ------------       -------------

   Standardized measure of discounted future net cash flows         $         5,193     $        3,892     $           593
                                                                     ==============      =============      ==============

                                                                              For the years ended December 31,
                                                                    -------------------------------------------------------
                                                                          2000                1999               1998
                                                                    ----------------    ----------------   ----------------
                                                                                        (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                    $          (641)    $         (341)    $         (211)
      Net changes in prices and production costs                              1,940              2,019             (1,560)
      Revisions of previous quantity estimates                                  766              2,931               (262)
      Accretion of discount                                                     389                 59                244
      Changes in production rates, timing and other                          (1,153)            (1,369)               (59)
                                                                      -------------       ------------       ------------

      Change in present value of future net revenues                          1,301              3,299             (1,848)
                                                                      -------------       ------------      -------------

      Balance, beginning of year                                              3,892                593              2,441
                                                                      -------------       ------------       ------------

      Balance, end of year                                          $         5,193     $        3,892     $          593
                                                                     ==============      =============      =============

NOTE 8.  MAJOR CUSTOMERS

   The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                                2000                1999               1998
                                                                              --------            --------           --------

                    Plains Marketing, L.P.                                      42%                 40%                  -
                    Genesis Crude Oil, L.P.                                      -                   -                  46%
                    Western Gas Resources, Inc.                                  3%                  5%                 23%
                    Phillips Petroleum Company                                  17%                 16%                 13%
                    NGTS LLC                                                    10%                  8%                  1%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P., Phillips Petroleum Company and NGTS LLC were $34,772, $27,567 and $3,043, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. The managing general partner is also responsible for 1% of the guaranty and loan commitment fees. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $10,480,000. Contributions aggregating $2,822,500 were received directly from the partners in cash and the remainder was made available to the limited partners by a financial institution. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 54% to $1,035,947 for 2000 as compared to $674,794 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 24,016 barrels of oil, 11,226 barrels of natural gas liquids ("NGLs") and 48,307 mcf of gas were sold, or 43,293 barrel of oil equivalents ("BOEs"). In 1999, 27,432 barrels of oil, 13,063 barrels of NGLs and 52,874 mcf of gas were sold, or 49,307 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.74, or 76%, from $16.82 in 1999 to $29.56 in 2000. The average price received per barrel of NGLs increased $6.76, or 72%, from $9.41 in 1999 to $16.17 in 2000. The average price received per mcf of gas increased 75% from $1.71 in 1999 to $2.99 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $15,201 during 2000 was attributable to salvage income received on two wells plugged and abandoned during 1999. Gain on disposition of assets of $20,924 during 1999 was from salvage value received on equipment from two wells plugged and abandoned during 1999. Abandoned property costs of $20,129 were incurred during 1999 related to the plugging of these two wells.

Total costs and expenses increased in 2000 to $505,407 as compared to $497,201 in 1999, an increase of $8,206, or 2%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by declines in depletion and abandoned property costs.

Production costs were $395,308 in 2000 and $333,765 in 1999, resulting in a $61,543 increase, or 18%. The increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 54% from $20,244 in 1999 to $31,079 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $27,190 in 2000 and $13,954 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $79,020 in 2000 as compared to $123,063 in 1999, representing a decrease of $44,043, or 36%. This decrease was primarily due to a 114,527 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a decline in oil production of 3,416 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 19% to $674,794 from $568,014 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 27,432 barrels of oil, 13,063 barrels of NGLs and 52,874 mcf of gas were sold, or 49,307 BOEs. In 1998, 30,005 barrels of oil, 12,796 barrels of NGLs and 58,036 mcf of gas were sold, or 52,474 BOEs.

The average price received per barrel of oil increased $3.77, or 29%, from $13.05 in 1998 to $16.82 in 1999. The average price received per barrel of NGLs increased $2.86, or 44%, from $6.55 in 1998 to $9.41 in 1999. The average price received per mcf of gas increased 8% from $1.59 in 1998 to $1.71 in 1999.

Gain on disposition of assets of $20,924 during 1999 was from salvage value received on equipment from two wells plugged and abandoned during 1999. Abandoned property costs of $20,129 were incurred during 1999 related to the plugging of these two wells.

Miscellaneous income of $27,020 during 1998 consisted of the write-off of amounts previously recorded as accounts payable. These amounts were set aside until the Partnership reconciled payments for the initial capital contributions. Once these payments were reconciled, the liability was eliminated and the cash distributed to the partners.

Total costs and expenses decreased in 1999 to $497,201 as compared to $810,102 in 1998, a decrease of $312,901, or 39%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by increases in abandoned property costs and G&A.

Production costs were $333,765 in 1999 and $357,125 in 1998, resulting in a $23,360 decrease, or 7%. The decrease was due to declines in well maintenance costs and ad valorem taxes.

During this period, G&A increased 19% from $17,041 in 1998 to $20,244 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $13,954 in 1999 and $13,315 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $176,587 related to its oil and gas properties during 1998.

Depletion was $123,063 in 1999 compared to $259,349 in 1998, representing a decrease of $136,286, or 53%. This decrease was the result of an increase in proved reserves of 239,857 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $254,339 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $366,174 and a decline in abandoned property costs of $20,129, offset by increases in production costs paid of $61,543, G&A expenses paid of $10,835 and working capital of $59,586. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $510,519 to oil and gas receipts, offset by $144,345 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from asset dispositions of $15,201 received in 2000 were related to salvage income received on two wells plugged and abandoned during 1999. Proceeds from asset dispositions of $17,049 received in 1999 were from equipment credits of $10,226 received on two wells plugged and abandoned during 1999 and equipment credits of $6,823 received on two active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $591,830, of which $5,918 was distributed to the managing general partner and $585,912 to the limited partners. In 1999, cash distributions to the partners were $258,205, of which $2,582 was distributed to the managing general partner and $255,623 to the limited partners.

                  PARKER & PARSLEY PRIVATE INVESTMENT 87, LTD.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                          June 30,                            Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  562,276   $  450,055   $1,035,947   $  674,794   $  568,014   $  855,114   $1,063,902
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $  176,587   $  789,277   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net              $       --   $       --   $       --   $       --   $       --   $       --   $  383,911
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  283,964   $  215,626   $  556,684   $  204,439   $ (208,228)  $ (548,407)  $  833,250
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner               $    2,840   $    2,156   $    5,567   $    2,044   $   (2,082)  $   (5,484)  $    8,333
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners        $  281,124   $  213,470   $  551,117   $  202,395   $ (206,146)  $ (542,923)  $  824,917
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $ 1,072.99   $   814.77   $ 2,103.50   $   772.50   $  (786.82)  $(2,072.23)  $ 3,148.54
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $   734.35   $ 1,029.48   $ 2,236.31   $   975.66   $   979.19   $ 1,914.87   $ 3,562.66(a)
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,688,410   $1,530,506   $1,539,040   $1,566,606   $1,622.597   $2,126,977   $3,175,422
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------

(a) Including litigation settlement per limited partnership interest of $1,465.31 in 1996.

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 88-A CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 88-A Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-A Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 88-A CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $   3,793

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $   4,250

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $     923
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  246.58

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.22 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --  as of June 30, 2001  (c)                                                           $  160.19

        --  as of December 31, 2000  (c)                                                       $  150.71

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  229.03

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  239.39

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     142
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                        PARKER & PARSLEY 88-A CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS




                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS
Current assets:
  Cash                                               $   131,616    $    54,706
  Accounts receivable - oil and gas sales                 47,862         65,812
                                                      ----------     ----------
        Total current assets                             179,478        120,518
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 2,966,368      2,964,986
Accumulated depletion                                 (2,521,577)    (2,502,477)
                                                      ----------     ----------
        Net oil and gas properties                       444,791        462,509
                                                      ----------     ----------
                                                     $   624,269    $   583,027
                                                      ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    10,459    $     5,544

Partners' capital:
  Managing general partner                                 6,210          5,847
  Limited partners (3,793 interests)                     607,600        571,636
                                                      ----------     ----------
                                                         613,810        577,483
                                                      ----------     ----------
                                                     $   624,269    $   583,027
                                                      ==========     ==========





  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                     Three months ended         Six months ended
                                           June 30,                  June 30,
                                  ------------------------    ----------------------
                                     2001          2000         2001          2000
                                  ---------     ----------    ---------    ---------
Revenues:
  Oil and gas                     $  92,519     $   98,008    $ 226,051    $ 187,130
  Interest                              978          1,158        1,935        1,998
  Gain on disposition of assets         -              -            -             76
                                   --------      ---------     --------     --------
                                     93,497         99,166      227,986      189,204
                                   --------      ---------     --------     --------
Costs and expenses:
  Oil and gas production             41,744         39,806       86,072       83,567
  General and administrative          2,776          2,940        6,782        5,614
  Depletion                           9,787          6,812       19,100       14,327
                                   --------      ---------     --------     --------
                                     54,307         49,558      111,954      103,508
                                   --------      ---------     --------     --------
Net income                        $  39,190     $   49,608    $ 116,032    $  85,696
                                   ========      =========     ========     ========
Allocation of net income:
  Managing general partner        $     392     $      496    $   1,160    $     857
                                   ========      =========     ========     ========
  Limited partners                $  38,798     $   49,112    $ 114,872    $  84,839
                                   ========      =========     ========     ========
Net income per limited
  partnership interest            $   10.23     $    12.95    $   30.29    $   22.37
                                   ========      =========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)






                                       Managing
                                       general       Limited
                                       partner       partners        Total
                                      ---------     ----------     ----------


Balance at January 1, 2001            $   5,847     $  571,636     $  577,483

    Distributions                          (797)       (78,908)       (79,705)

    Net income                            1,160        114,872        116,032
                                       --------      ---------      ---------

Balance at June 30, 2001              $   6,210     $  607,600     $  613,810
                                       ========      =========      =========







         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                            Six months ended
                                                                 June 30,
                                                        -----------------------
                                                           2001          2000
                                                        ---------     ---------
Cash flows from operating activities:
  Net income                                            $ 116,032     $  85,696
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                           19,100        14,327
       Gain on disposition of assets                          -             (76)
  Changes in assets and liabilities:
       Accounts receivable                                 17,950        (1,374)
       Accounts payable                                     4,915         3,770
                                                         --------      --------
          Net cash provided by operating activities       157,997       102,343
                                                         --------      --------
Cash flows from investing activities:
  Additions to oil and gas properties                      (1,382)       (1,620)
  Proceeds from asset dispositions                            -              76
                                                         --------      --------
          Net cash used in investing activities            (1,382)       (1,544)
                                                         --------      --------
Cash flows used in financing activities:
  Cash distributions to partners                          (79,705)     (107,828)
                                                         --------      --------
Net increase (decrease) in cash                            76,910        (7,029)
Cash at beginning of period                                54,706        66,104
                                                         --------      --------
Cash at end of period                                   $ 131,616     $  59,075
                                                         ========      ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 88-A Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 21% to $226,051 for the six months ended June 30, 2001 as compared to $187,130 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by lower average prices received for oil. For the six months ended June 30, 2001, 5,145 barrels of oil, 1,881 barrels of natural gas liquids ("NGLs") and 14,063 mcf of gas were sold, or 9,370 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,413 barrels of oil, 2,745 barrels of NGLs and 10,700 mcf of gas were sold, or 8,941 BOEs.

The average price received per barrel of oil decreased $2.10, or 7%, from $28.50 for the six months ended June 30, 2000 to $26.40 for the same period in 2001. The average price received per barrel of NGLs increased $2.38, or 17%, from $13.81 during the six months ended June 30, 2000 to $16.19 for the same period in 2001. The average price received per mcf of gas increased 94% from $2.19 for the six months ended June 30, 2000 to $4.25 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $76 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $111,954 for the six months ended June 30, 2001 as compared to $103,508 for the same period in 2000, an increase of $8,446, or 8%. This increase was due to increases in depletion, production costs and general and administrative expenses ("G&A").

Production costs were $86,072 for the six months ended June 30, 2001 and $83,567 for the same period in 2000, resulting in a $2,505 increase, or 3%. This increase was due to additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices, offset by lower workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 21% from $5,614 for the six months ended June 30, 2000 to $6,782 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $19,100 for the six months ended June 30, 2001 as compared to $14,327 for the same period in 2000, an increase of $4,773, or 33%. This increase was due to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices and an increase in oil production of 732 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 6% to $92,519 for the three months ended June 30, 2001 as compared to $98,008 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 2,189 barrels of oil, 954 barrels of NGLs and 5,418 mcf of gas were sold, or 4,046 BOEs. For the three months ended June 30, 2000, 2,104 barrels of oil, 1,558 barrels of NGLs and 6,015 mcf of gas were sold, or 4,665 BOEs.

The average price received per barrel of oil decreased $2.22, or 8%, from $29.17 for the three months ended June 30, 2000 to $26.95 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $.61, or 4%, from $13.71 during the three months ended June 30, 2000 to $14.32 for the same period in 2001. The average price received per mcf of gas increased 43% to $3.65 during the three months ended June 30, 2001 from $2.55 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $54,307 for the three months ended June 30, 2001 as compared to $49,558 for the same period in 2000, an increase of $4,749, or 10%. This increase was due to increases in depletion and production costs, offset by a decline in G&A.

Production costs were $41,744 for the three months ended June 30, 2001 and $39,806 for the same period in 2000 resulting in a $1,938 increase, or 5%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production, offset by lower production taxes due to lower oil prices.

During this period, G&A decreased 6% from $2,940 for the three months ended June 30, 2000 to $2,776 for the same period in 2001, primarily due to a decrease in audit and tax fees.

Depletion was $9,787 for the three months ended June 30, 2001 as compared to $6,812 for the same period in 2000, an increase in depletion of $2,975, or 44%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $55,654 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $38,858 and a reduction in working capital of $20,469, offset by increases in production costs of $2,505 and G&A expenses of $1,168. The increase in oil and gas receipts resulted from increases in gas and NGL prices of $28,568 and $19,630 resulting from the increase in production during 2001 as compared to the same period in 2000, offset by a decrease of $9,340 in oil prices during 2001. The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices, offset by lower workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds of $76 recognized during the six months ended June 30, 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $79,705, of which $797 was distributed to the managing general partner and $78,908 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $107,828, of which $1,078 was distributed to the managing general partner and $106,750 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-A Conv., L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-A Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-A Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                             Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                             2000                 1999
                                                        ---------------     ---------------
                     ASSETS

Current assets:
   Cash                                                $        54,706      $       66,104
   Accounts receivable - oil and gas sales                      65,812              47,494
                                                         -------------       -------------

            Total current assets                               120,518             113,598
                                                         -------------       -------------

Oil and gas properties - at cost, based on the
   successful efforts accounting method                      2,964,986           2,962,354
Accumulated depletion                                       (2,502,477)         (2,471,979)
                                                         -------------       -------------

            Net oil and gas properties                         462,509             490,375
                                                         -------------       -------------

                                                       $       583,027     $       603,973
                                                        ==============      ==============

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                        $         5,544     $         6,800

Partners' capital:
   Managing general partner                                      5,847               6,043
   Limited partners (3,793 interests)                          571,636             591,130
                                                         -------------       -------------

                                                               577,483             597,173
                                                         -------------       -------------

                                                       $       583,027     $       603,973
                                                        ==============      ==============


The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                       2000        1999        1998
                                                     ---------   ---------   ---------
Revenues:
  Oil and gas                                        $ 418,514   $ 280,717   $ 227,119
  Interest                                               4,636       2,657       2,966
  Gain on disposition of assets                             76          --       1,875
  Other income                                              --          --          29
                                                     ---------   ---------   ---------

                                                       423,226     283,374     231,989
                                                     ---------   ---------   ---------

Costs and expenses:
  Oil and gas production                               160,855     129,227     149,228
  General and administrative                            12,419       8,448       6,995
  Impairment of oil and gas properties                      --          --     118,823
  Depletion                                             30,498      48,743     108,077
                                                     ---------   ---------   ---------

                                                       203,772     186,418     383,123
                                                     ---------   ---------   ---------

Net income (loss)                                    $ 219,454   $  96,956   $(151,134)
                                                     =========   =========   =========

Allocation of net income (loss):
  Managing general partner                           $   2,195   $     970   $  (1,511)
                                                     =========   =========   =========

  Limited partners                                   $ 217,259   $  95,986   $(149,623)
                                                     =========   =========   =========

Net income (loss) per limited partnership interest   $   57.28   $   25.31   $  (39.45)
                                                     =========   =========   =========


The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                         Managing
                                          general     Limited
                                          partner     partners        Total
                                         ---------    ---------    ---------

Partners' capital at January 1, 1998     $   8,622    $ 846,560    $ 855,182

   Distributions                            (1,069)    (105,839)    (106,908)

   Net loss                                 (1,511)    (149,623)    (151,134)
                                         ---------    ---------    ---------

Partners' capital at December 31, 1998       6,042      591,098      597,140

   Distributions                              (969)     (95,954)     (96,923)

   Net income                                  970       95,986       96,956
                                         ---------    ---------    ---------

Partners' capital at December 31, 1999       6,043      591,130      597,173

   Distributions                            (2,391)    (236,753)    (239,144)

   Net income                                2,195      217,259      219,454
                                         ---------    ---------    ---------

Partners' capital at December 31, 2000   $   5,847    $ 571,636    $ 577,483
                                         =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                            2000         1999         1998
                                                          ---------    ---------    ---------

Cash flows from operating activities:
    Net income (loss)                                     $ 219,454    $  96,956    $(151,134)
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Impairment of oil and gas properties                   --           --      118,823
          Depletion                                          30,498       48,743      108,077
          Gain on disposition of assets                         (76)          --       (1,875)
    Changes in assets and liabilities:
          Accounts receivable                               (18,318)     (25,396)      25,872
          Accounts payable                                   (1,256)       1,462       (4,318)
                                                          ---------    ---------    ---------

              Net cash provided by operating activities     230,302      121,765       95,445
                                                          ---------    ---------    ---------

Cash flows used in investing activities:
    Additions to oil and gas properties                      (2,632)      (3,474)      (5,091)
    Proceeds from disposition of assets                          76           --        4,856
                                                          ---------    ---------    ---------

              Net cash used in investing activities          (2,556)      (3,474)        (235)
                                                          ---------    ---------    ---------

Cash flows used in financing activities:
    Cash distributions to partners                         (239,144)     (96,923)    (106,908)
                                                          ---------    ---------    ---------

Net increase (decrease) in cash                             (11,398)      21,368      (11,698)
Cash at beginning of year                                    66,104       44,736       56,434
                                                          ---------    ---------    ---------

Cash at end of year                                       $  54,706    $  66,104    $  44,736
                                                          =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 88-A Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $118,823 related to its proved oil and gas properties during 1998.

NOTE 4.  INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $78,614 greater than the tax basis at December 31, 2000.

         The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                                              2000                1999                1998
                                                                         --------------      --------------      --------------
      Net income (loss) per statements of operations                     $     219,454       $      96,956       $    (151,134)
      Depletion and depreciation amounts for tax
        reporting purposes less than provisions for
        financial reporting purposes                                            27,183              45,310             104,973
      Impairment of oil and gas properties for financial
        reporting purposes                                                         -                   -               118,823
      Other, net                                                                  (622)               (961)              4,070
                                                                           -----------         -----------         -----------

            Net income per Federal income tax returns                    $     246,015       $     141,305       $      76,732
                                                                          ============        ============        ============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                                                              2000                1999                 1998
                                                                         --------------      --------------       --------------
      Development costs                                                 $        2,632       $       3,474        $      5,091
                                                                         =============        ============         ===========


      Capitalized oil and gas properties consist of the following:



                                                                 2000                 1999
                                                           ----------------     ----------------
      Proved properties:
        Property acquisition costs                         $       143,766     $       143,766
        Completed wells and equipment                            2,821,220           2,818,588
                                                             -------------       -------------

                                                                 2,964,986           2,962,354
      Accumulated depletion                                     (2,502,477)         (2,471,979)
                                                             -------------       -------------

            Net oil and gas properties                     $       462,509     $       490,375
                                                            ==============      ==============

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                                              2000                1999                1998
                                                                         --------------      --------------      --------------
      Payment of lease operating and supervision
        charges in accordance with standard industry
        operating agreements                                             $     64,830        $      62,056       $      63,244

      Reimbursement of general and administrative expenses               $     10,947        $       5,872       $       5,659

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-A, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:


                                                                                         Pioneer USA (1)          Partnerships (2)
                                                                                        -----------------         ----------------

    Revenues:
       Proceeds from disposition of depreciable
          properties                                                                         9.09091%                90.90909%
       All other revenues                                                                   24.242425%               75.757575%

    Costs and expenses:
       Lease acquisition costs, drilling and completion
          costs and all other costs                                                          9.09091%                90.90909%
       Operating costs, direct costs and general and
          administrative expenses                                                           24.242425%               75.757575%

       (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 50 limited partner interests owned by Pioneer USA.

       (2) The allocation between the Partnership and Parker & Parsley 88-A, L.P. is 22.674558% and 77.325442%, respectively.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.



                                                            Oil and NGLs                  Gas
                                                                (bbls)                   (mcf)
                                                          ---------------          ----------------
      Net proved reserves at January 1, 1998                     245,336                   365,368
      Revisions                                                  (90,082)                  (90,310)
      Production                                                 (16,899)                  (25,367)
                                                          --------------            --------------

      Net proved reserves at December 31, 1998                   138,355                   249,691
      Revisions                                                  118,130                   203,398
      Production                                                 (17,052)                  (27,417)
                                                          --------------            --------------

      Net proved reserves at December 31, 1999                   239,433                   425,672
      Revisions                                                    3,043                   (86,940)
      Production                                                 (14,604)                  (21,399)
                                                          --------------            --------------

      Net proved reserves at December 31, 2000                   227,872                   317,333
                                                          ==============            ==============

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.95 per barrel of NGLs and $7.75 per mcf of gas, discounted at 10% was approximately $1,723,000 and undiscounted was $3,515,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.




                                                                   For the years ended December 31,
                                                                  ----------------------------------
                                                                     2000       1999       1998
                                                                    -------    -------    -------
                                                                            (in thousands)
Oil and gas producing activities:
   Future cash inflows                                              $ 7,404    $ 5,900    $ 1,511
   Future production costs                                           (3,889)    (3,311)    (1,087)
                                                                    -------    -------    -------

                                                                      3,515      2,589        424
   10% annual discount factor                                        (1,792)    (1,238)      (161)
                                                                    -------    -------    -------

   Standardized measure of discounted future net cash flows         $ 1,723    $ 1,351    $   263
                                                                    =======    =======    =======


                                                                     For the years ended December 31,
                                                          ---------------------------------------------------
                                                                2000                1999               1998
                                                          ---------------     --------------     --------------
                                                                              (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs          $          (258)    $         (151)    $          (78)
      Net changes in prices and production costs                      694                658               (635)
      Revisions of previous quantity estimates                        (75)               786               (131)
      Accretion of discount                                           135                 26                104
      Changes in production rates, timing and other                  (124)              (231)               (37)
                                                            -------------       ------------       ------------

      Change in present value of future net revenues                  372              1,088               (777)
                                                            -------------       ------------       ------------

      Balance, beginning of year                                    1,351                263              1,040
                                                            -------------       ------------       ------------

      Balance, end of year                                $         1,723     $        1,351     $          263
                                                           ==============      =============      =============


NOTE 8.  MAJOR CUSTOMERS

   The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                           2000              1999                1998
                                                         --------          --------            --------
                   Plains Marketing, L.P.                     54%                50%                 -
                   NGTS LLC                                    9%                10%                 -
                   Genesis Crude Oil, L.P.                     -                  -                 55%
                   Western Gas Resources, Inc.                 3%                 6%                22%


        At December 31, 2000, the amounts receivable from Plains Marketing, L.P. was $21,731, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $3,793,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS

2000 compared to 1999

The Partnership's oil and gas revenues increased 49% to $418,514 for 2000 as compared to $280,717 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 9,403 barrels of oil, 5,201 barrels of natural gas liquids ("NGLs") and 21,399 mcf of gas were sold, or 18,171 barrel of oil equivalents ("BOEs"). In 1999, 9,977 barrels of oil, 7,075 barrels of NGLs and 27,417 mcf of gas were sold, or 21,622 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.37, or 73%, from $16.91 in 1999 to $29.28 in 2000. The average price received per barrel of NGLs increased $6.00, or 65%, from $9.30 in 1999 to $15.30 in 2000. The average price received per mcf of gas increased 77% from $1.69 in 1999 to $2.99 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $76 was recognized in 2000 resulting from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $203,772 as compared to $186,418 in 1999, an increase of $17,354, or 9%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $160,855 in 2000 and $129,227 in 1999, resulting in a $31,628 increase, or 24%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 47% from $8,448 in 1999 to $12,419 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $10,947 in 2000 and $5,872 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $30,498 in 2000 as compared to $48,743 in 1999, representing a decrease of $18,245, or 37%. This decrease was primarily due to a 13,403 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 24% to $280,717 from $227,119 in 1998. The increase in revenues resulted from higher average prices received and an increase in production. In 1999, 9,977 barrels of oil, 7,075 barrels of NGLs and 27,417 mcf of gas were sold, or 21,622 BOEs. In 1998, 10,890 barrels of oil, 6,009 barrels of NGLs and 25,367 mcf of gas were sold, or 21,127 BOEs.

The average price received per barrel of oil increased $3.32, or 24%, from $13.59 in 1998 to $16.91 in 1999. The average price received per barrel of NGLs increased $2.73, or 42%, from $6.57 in 1998 to $9.30 in 1999. The average price received per mcf of gas increased 8% from $1.56 in 1998 to $1.69 in 1999.

A gain on disposition of assets of $1,875 was recognized during 1998 for credits received from the disposal of oil and gas equipment on a fully depleted well.

Total costs and expenses decreased in 1999 to $186,418 as compared to $383,123 in 1998, a decrease of $196,705, or 51%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $129,227 in 1999 and $149,228 in 1998, resulting in a $20,001 decrease, or 13%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 21% from $6,995 in 1998 to $8,448 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $5,872 in 1999 and $5,659 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $118,823 related to its oil and gas properties during 1998.

Depletion was $48,743 in 1999 compared to $108,077 in 1998, representing a decrease of $59,334, or 55%. This decrease was the result of an increase in proved reserves of 72,170 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum Industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $108,537 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $139,776 and a decline in working capital of $4,360, offset by increases in production costs paid of $31,628 and G&A expenses paid of $3,971. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $203,232 to oil and gas receipts, offset by $63,456 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from asset dispositions of $76 received during 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $239,144, of which $2,391 was distributed to the managing general partner and $236,753 to the limited partners. In 1999, cash distributions to the partners were $96,923, of which $969 was distributed to the managing general partner and $95,954 to the limited partners.

                        PARKER & PARSLEY 88-A CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                         June 30,                             Years ended December 31,
                                ------------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                -----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales             $   226,051   $  187,130   $  418,514   $  280,717   $  227,119   $  339,522   $  413,924
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties              $        --   $       --   $       --   $       --   $  118,823   $  205,188   $       --
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)             $   116,032   $   85,696   $  219,454   $   96,956   $ (151,134)  $  (97,307)  $  175,901
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner              $     1,160   $      857   $    2,195   $      970   $   (1,511)  $     (973)  $    1,759
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners       $   114,872   $   84,839   $  217,259   $   95,986   $ (149,623)  $  (96,334)  $  174,142
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest        $     30.29   $    22.37   $    57.28   $    25.31   $   (39.45)  $   (25.40)  $    45.91
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest        $     20.80   $    28.14   $    62.42   $    25.30   $    27.90   $    50.68   $    57.12
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                  $   624,269   $  585,611   $  583,027   $  603,973   $  602,478   $  864,838   $1,154,160
                                ===========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 88-A, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 88-A, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-A, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 88-A, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $  12,935

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $  14,494

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   3,154
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  247.13

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.23 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --  as of June 30, 2001  (c)                                                           $  160.73

        --  as of December 31, 2000  (c)                                                       $  151.23

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  229.58

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  239.95

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     142
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-19659-01


                           PARKER & PARSLEY 88-A, L.P.
             (Exact name of Registrant as specified in its charter)


                        Delaware                             75-2225738
         ------------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 88-A, L.P.

                                TABLE OF CONTENTS


                                                                        Page
                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000.................................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS


                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                   (Unaudited)
                 ASSETS

Current assets:
  Cash                                             $    456,462    $    193,491
  Accounts receivable - oil and gas sales               163,314         224,465
                                                    -----------     -----------
        Total current assets                            619,776         417,956
                                                    -----------     -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               10,115,996      10,111,281
Accumulated depletion                                (8,599,430)     (8,534,409)
                                                    -----------     -----------
        Net oil and gas properties                    1,516,566       1,576,872
                                                    -----------     -----------
                                                   $  2,136,342    $  1,994,828
                                                    ===========     ===========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $     35,993    $     18,724

Partners' capital:
  Managing general partner                               21,246          20,003
  Limited partners (12,935 interests)                 2,079,103       1,956,101
                                                    -----------     -----------
                                                      2,100,349       1,976,104
                                                    -----------     -----------
                                                   $  2,136,342    $  1,994,828
                                                    ===========     ===========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                       Three months ended        Six months ended
                                             June 30,                 June 30,
                                     ----------------------    ----------------------
                                        2001         2000        2001         2000
                                     ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                        $ 315,590    $ 334,067    $ 770,951    $ 638,135
  Interest                               3,450        3,963        6,784        7,078
  Gain on disposition of assets            -            -            -            259
                                      --------     --------     --------     --------
                                       319,040      338,030      777,735      645,472
                                      --------     --------     --------     --------
Costs and expenses:
  Oil and gas production               142,364      135,737      293,527      285,013
  General and administrative             9,467       10,022       23,128       19,144
  Depletion                             33,264       23,217       65,021       48,798
                                      --------     --------     --------     --------
                                       185,095      168,976      381,676      352,955
                                      --------     --------     --------     --------
Net income                           $ 133,945    $ 169,054    $ 396,059    $ 292,517
                                      ========     ========     ========     ========
Allocation of net income:
  Managing general partner           $   1,340    $   1,690    $   3,961    $   2,925
                                      ========     ========     ========     ========
  Limited partners                   $ 132,605    $ 167,364    $ 392,098    $ 289,592
                                      ========     ========     ========     ========
Net income per limited
  partnership interest               $   10.25    $   12.94    $   30.31    $   22.39
                                      ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                        Managing
                                        general       Limited
                                        partner       partners         Total
                                       ---------     ----------     ----------


Balance at January 1, 2001             $  20,003     $1,956,101     $1,976,104

    Distributions                         (2,718)      (269,096)      (271,814)

    Net income                             3,961        392,098        396,059
                                        --------      ---------      ---------

Balance at June 30, 2001               $  21,246     $2,079,103     $2,100,349
                                        ========      =========      =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                        Six months ended
                                                             June 30,
                                                    -------------------------
                                                       2001           2000
                                                    ----------     ----------
Cash flows from operating activities:
  Net income                                        $  396,059     $  292,517
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                        65,021         48,798
       Gain on disposition of assets                       -             (259)
  Changes in assets and liabilities:
       Accounts receivable                              61,151         12,158
       Accounts payable                                 17,269         12,758
                                                     ---------      ---------
         Net cash provided by operating activities     539,500        365,972
                                                     ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties                   (4,715)        (5,524)
  Proceeds from asset dispositions                         -              259
                                                     ---------      ---------
         Net cash used in investing activities          (4,715)        (5,265)
                                                     ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                      (271,814)      (367,722)
                                                     ---------      ---------
Net increase (decrease) in cash                        262,971         (7,015)
Cash at beginning of period                            193,491        215,801
                                                     ---------      ---------
Cash at end of period                               $  456,462     $  208,786
                                                     =========      =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 21% to $770,951 for the six months ended June 30, 2001 as compared to $638,135 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by lower average prices received for oil. For the six months ended June 30, 2001, 17,555 barrels of oil, 6,415 barrels of natural gas liquids ("NGLs") and 47,966 mcf of gas were sold, or 31,964 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 15,055 barrels of oil, 9,352 barrels of NGLs and 36,489 mcf of gas were sold, or 30,489 BOEs.

The average price received per barrel of oil decreased $2.10, or 7%, from $28.50 for the six months ended June 30, 2000 to $26.40 for the same period in 2001. The average price received per barrel of NGLs increased $2.38, or 17%, from $13.81 during the six months ended June 30, 2000 to $16.19 for the same period in 2001. The average price received per mcf of gas increased 94% from $2.19 during the six months ended June 30, 2000 to $4.25 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $259 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $381,676 for the six months ended June 30, 2001 as compared to $352,955 for the same period in 2000, an increase of $28,721, or 8%. This increase was due to increases in depletion, production costs and general and administrative expenses ("G&A").

Production costs were $293,527 for the six months ended June 30, 2001 and $285,013 for the same period in 2000 resulting in an $8,514 increase, or 3%. The increase was the result of additional well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices, offset by lower workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 21% from $19,144 for the six months ended June 30, 2000 to $23,128 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $65,021 for the six months ended June 30, 2001 as compared to $48,798 for the same period in 2000, an increase of $16,223, or 33%. This increase was due to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices and an increase in oil production of 2,500 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 6% to $315,590 for the three months ended June 30, 2001 as compared to $334,067 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 7,473 barrels of oil, 3,259 barrels of NGLs and 18,471 mcf of gas were sold, or 13,811 BOEs. For the three months ended June 30, 2000, 7,177 barrels of oil, 5,284 barrels of NGLs and 20,502 mcf of gas were sold, or 15,878 BOEs.

The average price received per barrel of oil decreased $2.22, or 8%, from $29.17 for the three months ended June 30, 2000 to $26.95 for the same period in 2001. The average price received per barrel of NGLs increased $.61, or 4%, from $13.71 during the three months ended June 30, 2000 to $14.32 for the same period in 2001. The average price received per mcf of gas increased 43% from $2.55 during the three months ended June 30, 2000 to $3.65 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $185,095 for the three months ended June 30, 2001 as compared to $168,976 for the same period in 2000, an increase of $16,119, or 10%. This increase was due to increases in depletion and production costs, offset by a decline in G&A.

Production costs were $142,364 for the three months ended June 30, 2001 and $135,737 for the same period in 2000 resulting in a $6,627 increase, or 5%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production, offset by lower production taxes due to lower oil prices.

During this period, G&A decreased 6% from $10,022 for the three months ended June 30, 2000 to $9,467 for the same period in 2001, primarily due to a decrease in audit and tax fees.

Depletion was $33,264 for the three months ended June 30, 2001 as compared to $23,217 for the same period in 2000, an increase of $10,047, or 43%. This increase was due to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $173,528 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily due to an increase of $132,522 in oil and gas sales receipts and a reduction in working capital of $53,504, offset by increases in production costs of $8,514 and G&A expenses of $3,984. The increase in oil and gas receipts resulted from increases in gas and NGL prices of $97,373 and $67,182 resulting from an increase in production during 2001 as compared to the same period in 2000, offset by a decrease of $32,033 in oil prices during 2001.

The increase in production costs was primarily due to additional well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices, offset by lower workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in  Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $259 received during the six months ended June 30, 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $271,814, of which $2,718 was distributed to the managing general partner and $269,096 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $367,722, of which $3,677 was distributed to the managing general partner and $364,045 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Reports on Form 8-K - none

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            PARKER & PARSLEY 88-A, L.P.

                                   By:      Pioneer Natural Resources USA, Inc.
                                              Managing General Partner





Dated:  August 6, 2001             By:      /s/ Rich Dealy
                                            ---------------------------------
                                            Rich Dealy, Vice President and
                                            Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-19659-01


                           PARKER & PARSLEY 88-A, L.P.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                       75-2225738
-------------------------------                         ----------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                         Identification Number)



1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS              75039
----------------------------------------------------------------          ------------
             (Address of principal executive offices)                      (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $12,762,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 12,935.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None
PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 12,935 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segments other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 54% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 40 oil and gas wells. At December 31, 2000, 39 wells were producing with one well plugged and abandoned.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5.    MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
            DISTRIBUTIONS

At March 8, 2001, the Partnership had 12,935 outstanding limited partnership interests held of record by 981 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations, are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $807,385 and $327,220, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                      2000         1999          1998          1997         1996
                                  -----------   ----------    ----------    ----------   ----------
Operating results:
-----------------
  Oil and gas sales               $ 1,428,374   $  957,278   $   774,533   $ 1,157,862  $ 1,411,568
                                   ==========    =========    ==========    ==========   ==========

  Impairment of oil and
    gas properties                $        -    $       -    $   405,308   $  699,976   $        -
                                   ==========    =========    ==========    =========    ==========

  Net income (loss)               $   749,290   $  331,033   $  (514,812)  $ (331,171)  $   600,634
                                   ==========    =========    ==========    =========    ==========

  Allocation of net income
    (loss):
    Managing general partner      $     7,493   $    3,310   $    (5,148)  $   (3,312)  $     6,006
                                   ==========    =========    ==========    =========    ==========

    Limited partners              $   741,797   $  327,723   $  (509,664)  $ (327,859)  $   594,628
                                   ==========    =========    ==========    =========    ==========

  Limited partners' net
    income (loss) per limited
    partnership interest          $     57.35   $    25.34   $    (39.40)  $   (25.35)  $     45.97
                                   ==========    =========    ==========    =========    ==========

   Limited partners' cash
    distributions per limited
    partnership interest          $     62.42   $    25.30   $     27.90   $    50.68    $    57.12
                                   ==========    =========    ==========    =========     =========

At year end:
-----------
  Identifiable assets             $ 1,994,828   $ 2,065,363  $ 2,059,502   $ 2,953,618   $3,940,216
                                   ==========    ==========   ==========    ==========    =========

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 49% to $1,428,374 for 2000 as compared to $957,278 in 1999. The increase in revenues resulted from higher average prices received, offset by a decrease in production. In 2000, 32,063 barrels of oil, 17,745 barrels of natural gas liquids ("NGLs") and 72,965 mcf of gas were sold, or 61,969 barrel of oil equivalents ("BOEs"). In 1999, 34,020 barrels of oil, 24,121 barrels of NGLs and 93,498 mcf of gas were sold, or 73,724 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.37, or 73%, from $16.91 in 1999 to $29.28 in 2000. The average price received per barrel of NGLs increased $6.00, or 65%, from $9.30 in 1999 to $15.30 in 2000. The average price received per mcf of gas increased 77% from $1.69 in 1999 to $2.99 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $259 was recognized in 2000 resulting from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $695,576 as compared to $635,628 in 1999, an increase of $59,948, or 9%. The increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $548,561 in 2000 and $440,670 in 1999, resulting in an increase of $107,891, or 24%. The increase was primarily due to additional well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 50% from $28,692 in 1999 to $42,987 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $37,340 in 2000 and $20,027 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $104,028 in 2000 as compared to $166,266 in 1999, representing a decrease of $62,238, or 37%. This decrease was primarily due to a 45,809 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 24% to $957,278 from $774,533 in 1998.

The increase in revenues resulted from higher average prices received and an increase in production. In 1999, 34,020 barrels of oil, 24,121 barrels of NGLs and 93,498 mcf of gas were sold, or 73,724 BOEs. In 1998, 37,135 barrels of oil, 20,500 barrels of NGLs and 86,501 mcf of gas were sold, or 72,052 BOEs.

The average price received per barrel of oil increased $3.32, or 24%, from $13.59 in 1998 to $16.91 in 1999. The average price received per barrel of NGLs increased $2.73, or 42%, from $6.57 in 1998 to $9.30 in 1999. The average price received per mcf of gas increased 8% from $1.56 in 1998 to $1.69 in 1999.

A gain on disposition of assets of $6,393 was recognized in 1998 for credits received from the disposal of oil and gas equipment on a fully depleted well.

Total costs and expenses decreased in 1999 to $635,628 as compared to $1,306,368 in 1998, a decrease of $670,740, or 51%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A expenses.

Production costs were $440,670 in 1999 and $508,919 in 1998, resulting in a $68,249 decrease, or 13%. The decrease was due to reductions in well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 22% from $23,611 in 1998 to $28,692 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $20,027 in 1999 and $19,297 in 1998 for G&A incurred on behalf of the Partnership.


In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $405,308 related to its oil and gas properties during 1998.

Depletion was $166,266 in 1999 compared to $368,530 in 1998, representing a decrease of $202,264, or 55%. This decrease was the result of an increase in proved reserves of 246,048 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $401,553 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $477,946 and a decline in working capital of $45,793, offset by increases in production costs paid of $107,891 and G&A expenses paid of $14,295. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $694,183 to oil and gas receipts, offset by $216,237 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $259 received in 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $815,540, of which $8,155 was distributed to the managing general partner and $807,385 to the limited partners. In 1999, cash distributions to the partners were $330,525, of which $3,305 was distributed to the managing general partner and $327,220 to the limited partners.

ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS


                                                                                       Page
                                                                                       ----
Financial Statements of Parker & Parsley 88-A, L.P.:
  Independent Auditors' Report......................................................      9
  Balance Sheets as of December 31, 2000 and 1999...................................     10
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998.............................................................     11
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998................................................     12
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998.............................................................     13
  Notes to Financial Statements.....................................................     14


                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-A, L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-A, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-A, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                         PARKER & PARSLEY 88-A, L.P.
                       (A Delaware Limited Partnership)

                                BALANCE SHEETS
                                 December 31


                                                                   2000             1999
                                                                ----------       ----------
             ASSETS
             ------
Current assets:
  Cash                                                         $   193,491      $   215,801
  Accounts receivable - oil and gas sales                          224,465          177,635
                                                                ----------       ----------

        Total current assets                                       417,956          393,436
                                                                ----------       ----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                          10,111,281       10,102,308
Accumulated depletion                                           (8,534,409)      (8,430,381)
                                                                ----------       ----------

        Net oil and gas properties                               1,576,872        1,671,927
                                                                ----------       ----------

                                                               $ 1,994,828      $ 2,065,363
                                                                ==========       ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                 $    18,724      $    23,009

Partners' capital:
  Managing general partner                                          20,003           20,665
  Limited partners (12,935 interests)                            1,956,101        2,021,689
                                                                ----------       ----------

                                                                 1,976,104        2,042,354
                                                                ----------       ----------
                                                               $ 1,994,828      $ 2,065,363
                                                                ==========       ==========












   The accompanying notes are an integral part of these financial statements.

                         PARKER & PARSLEY 88-A, L.P.
                       (A Delaware Limited Partnership)

                           STATEMENTS OF OPERATIONS
                       For the years ended December 31




                                                       2000         1999           1998
                                                     --------     --------       --------
Revenues:
  Oil and gas                                      $1,428,374    $  957,278     $  774,533
  Interest                                             16,233         9,383         10,531
  Gain on disposition of assets                           259            -           6,393
  Other                                                    -             -              99
                                                    ---------     ---------      ---------

                                                    1,444,866       966,661        791,556
                                                    ---------     ---------      ---------

Costs and expenses:
  Oil and gas production                              548,561       440,670        508,919
  General and administrative                           42,987        28,692         23,611
  Impairment of oil and gas properties                     -             -         405,308
  Depletion                                           104,028       166,266        368,530
                                                    ---------     ---------      ---------

                                                      695,576       635,628      1,306,368
                                                    ---------     ---------      ---------

Net income (loss)                                  $  749,290    $  331,033     $ (514,812)
                                                    =========     =========      =========

Allocation of net income (loss):
  Managing general partner                         $    7,493    $    3,310     $   (5,148)
                                                    =========     =========      =========

  Limited partners                                 $  741,797    $  327,723     $ (509,664)
                                                    =========     =========      =========

Net income (loss) per limited partnership
  interest                                         $    57.35    $    25.34     $   (39.40)
                                                    =========     =========      =========













   The accompanying notes are an integral part of these financial statements.

                         PARKER & PARSLEY 88-A, L.P.
                       (A Delaware Limited Partnership)

                       STATEMENTS OF PARTNERS' CAPITAL




                                                   Managing
                                                   general        Limited
                                                   partner        partners         Total
                                                   --------      ----------     ----------
Partners' capital at January 1, 1998              $  29,454     $ 2,891,783    $ 2,921,237

  Distributions                                      (3,646)       (360,933)      (364,579)

  Net loss                                           (5,148)       (509,664)      (514,812)
                                                   --------      ----------     ----------

Partners' capital at December 31, 1998               20,660       2,021,186      2,041,846

  Distributions                                      (3,305)       (327,220)      (330,525)

  Net income                                          3,310         327,723        331,033
                                                   --------      ----------     ----------

Partners' capital at December 31, 1999               20,665       2,021,689      2,042,354

  Distributions                                      (8,155)       (807,385)      (815,540)

  Net income                                          7,493         741,797        749,290
                                                   --------      ----------     ----------

Partners' capital at December 31, 2000            $  20,003     $ 1,956,101    $ 1,976,104
                                                   ========      ==========     ==========










   The accompanying notes are an integral part of these financial statements.

                         PARKER & PARSLEY 88-A, L.P.
                       (A Delaware Limited Partnership)

                           STATEMENTS OF CASH FLOWS
                       For the years ended December 31




                                                      2000          1999           1998
                                                    --------      ---------      --------
Cash flows from operating activities:
  Net income (loss)                                $ 749,290     $  331,033     $(514,812)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Impairment of oil and gas properties                  -              -        405,308
    Depletion                                        104,028        166,266       368,530
    Gain on disposition of assets                       (259)            -         (6,393)
  Changes in assets and liabilities:
    Accounts receivable                              (46,830)      (102,261)       78,333
    Accounts payable                                  (4,285)         5,353       (14,725)
                                                    --------      ---------      --------

    Net cash provided by operating activities        801,944        400,391       316,241
                                                    --------      ---------      --------

Cash flows from investing activities:
  Additions to oil and gas properties                 (8,973)       (11,847)      (17,362)
  Proceeds from asset dispositions                       259             -         16,559
                                                    --------      ---------      --------

    Net cash used in investing activities             (8,714)       (11,847)         (803)
                                                    --------      ---------      --------

Cash flows used in financing activities:
  Cash distributions to partners                    (815,540)      (330,525)     (364,579)
                                                    --------      ---------      --------

Net increase (decrease) in cash                      (22,310)        58,019       (49,141)
Cash at beginning of year                            215,801        157,782       206,923
                                                    --------      ---------      --------

Cash at end of year                                $ 193,491     $  215,801     $ 157,782
                                                    ========      =========      ========













   The accompanying notes are an integral part of these financial statements.

                         PARKER & PARSLEY 88-A, L.P.
                       (A Delaware Limited Partnership)

                        NOTES TO FINANCIAL STATEMENTS
                       December 31, 2000, 1999 and 1998

NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $405,308 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

     The financial statement basis of the Partnership's net assets and liabilities was $267,761 greater than the tax basis at December 31, 2000.

     The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                           2000          1999           1998
                                                         --------      --------      ---------
    Net income (loss) per statements of operations      $ 749,290     $ 331,033     $ (514,812)
    Depletion and depreciation for tax reporting
      purposes less than provisions for financial
      reporting purposes                                   92,722       154,558        357,942
    Impairment of oil and gas properties for financial
      reporting purposes                                       -             -         405,308
    Other, net                                             (2,176)       (2,693)        13,320
                                                         --------      --------      ---------

            Net income per Federal income tax
               returns                                  $ 839,836     $ 482,898     $  261,758
                                                         ========      ========      =========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                    --------      ---------      --------
      Development costs                            $   8,973     $   11,847     $  17,362
                                                    ========      =========      ========


      Capitalized oil and gas properties consist of the following:

                                                                 2000              1999
                                                              ----------        ----------
     Proved properties:
       Property acquisition costs                            $   490,279       $   490,279
       Completed wells and equipment                           9,621,002         9,612,029
                                                              ----------        ----------

                                                              10,111,281        10,102,308
     Accumulated depletion                                    (8,534,409)       (8,430,381)
                                                              ----------        ----------

          Net oil and gas properties                         $ 1,576,872       $ 1,671,927
                                                              ==========        ==========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                   ---------     ----------     ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 221,084     $ 211,623      $ 215,684

    Reimbursement of general and administrative
      expenses                                     $  37,340     $  20,027      $  19,297

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-A Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                                  Pioneer USA (1)     Partnerships (2)
                                                                 ----------------     ----------------
    Revenues:
      Proceeds from disposition of depreciable properties              9.09091%           90.90909%
      All other revenues                                             24.242425%          75.757575%
    Costs and expenses:
      Lease acquisition costs, drilling and completion
        costs and all other costs                                      9.09091%           90.90909%
      Operating costs, direct costs and general and
        administrative expenses                                      24.242425%          75.757575%

   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 173 limited partner interests owned by Pioneer USA.

   (2) The allocation between the Partnership and Parker & Parsley 88-A Conv., L.P. is 77.325442% and 22.674558%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                              Oil and NGLs        Gas
                                                                 (bbls)          (mcf)
                                                              -------------   -----------
    Net proved reserves at January 1, 1998                           836,39     1,245,602
    Revisions                                                      (307,084)     (307,863)
    Production                                                      (57,635)      (86,501)
                                                              -------------   -----------

    Net proved reserves at December 31, 1998                        471,675       851,238
    Revisions                                                       402,731       693,436
    Production                                                      (58,141)      (93,498)
                                                              -------------   -----------

    Net proved reserves at December 31, 1999                        816,265     1,451,176
    Revisions                                                        10,578      (296,099)
    Production                                                      (49,808)      (72,965)
                                                              -------------   -----------

    Net proved reserves at December 31, 2000                        777,035     1,082,112
                                                              =============   ===========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.95 per barrel of NGLs and $7.75 per mcf of gas, discounted at 10% was approximately $5,875,000 and undiscounted was $11,988,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                   For the years ended December 31,
                                                                 ------------------------------------
                                                                   2000          1999         1998
                                                                 ---------     ---------    ---------
                                                                             (in thousands)
Oil and gas producing activities:
  Future cash inflows                                           $   25,247    $   20,115   $    5,153
  Future production costs                                          (13,258)      (11,289)      (3,707)
                                                                 ---------     ---------    ---------

                                                                    11,989         8,826        1,446
  10% annual discount factor                                        (6,114)       (4,222)        (550)
                                                                 ---------     ---------    ---------

  Standardized measure of discounted future net cash flows      $    5,875    $    4,604    $     896
                                                                 =========     =========     ========

                                                          For the years ended December 31,
                                                        ------------------------------------
                                                           2000         1999         1998
                                                        ---------    ----------    ---------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (880)  $      (517)  $     (266)
    Net changes in prices and production costs              2,367         2,244       (2,296)
    Revisions of estimated future development costs            -             -          (237)
    Revisions of previous quantity estimates                 (253)        2,680         (474)
    Accretion of discount                                     460            89          355
    Changes in production rates, timing and other            (423)         (788)         269
                                                        ---------    ----------    ---------

    Change in present value of future net revenues          1,271         3,708       (2,649)
                                                        ---------    ----------    ---------

    Balance, beginning of year                              4,604           896        3,545
                                                        ---------    ----------    ---------

    Balance, end of year                               $    5,875   $     4,604   $      896
                                                        =========    ==========    =========

NOTE 8.    MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------
           Plains Marketing, L.P.                     54%            50%            -
           NGTS LLC                                    9%            10%            3%
           Genesis Crude Oil, L.P.                     -              -            55%
           Western Gas Resources, Inc.                 3%             6%           22%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $74,114, which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.



NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $12,935,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
            FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                     Age at
                                  December 31,
       Name                           2000                       Position
       ----                           ----                       --------
Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 173 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                     2000           1999           1998
                                                   ---------      ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 221,084      $ 211,623      $ 215,684

    Reimbursement of general and administrative
      expenses                                     $  37,340      $  20,027      $  19,297

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  1.  Financial statements

         The following are filed as part of this Report:

                Independent Auditors' Report

                Balance sheets as of December 31, 2000 and 1999

                Statements of operations for the years ended December 31,
                  2000, 1999 and 1998

                Statements of partners' capital for the years ended December
                  31, 2000, 1999 and 1998

                Statements of cash flows for the years ended December 31, 2000,
                  1999 and 1998

                Notes to financial statements

     2.  Financial statement schedules

         All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)  Reports on Form 8-K

None.

(c)  Exhibits

     The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 88-A, L.P.

Dated: March 23, 2001               By:   Pioneer Natural Resources USA, Inc.
                                           Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 23, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 23, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 23, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 23, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 23, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 23, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                         PARKER & PARSLEY 88-A, L.P.

                              INDEX TO EXHIBITS


      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----
     3(a)                 Amended and Restated Certificate and                     -
                          Agreement of Limited Partnership of
                          Parker & Parsley 88-A, L.P. incorporated
                          by reference to Exhibit A of Amendment
                          No. 1 of the Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          33-19659)

     4(b)                 Form of Subscription Agreement and                       -
                          Power of Attorney incorporated by reference
                          to Exhibit D of the Partnership's Registration
                          Statement on Form S-1 (Registration No.
                          33-19659) (hereinafter called the Partnership's
                          Registration Statement)

     4(c)                 Specimen Certificate of Limited Partnership              -
                          Interest incorporated by reference to Exhibit
                          D of the Partnership's Registration Statement

    10(b)                 Exploration and Development Program                      -
                          Agreement incorporated by reference to
                          Exhibit C of the Partnership's Registration
                          Statement


                           PARKER & PARSLEY 88-A, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                       Six months
                                          ended
                                        June 30,                              Years ended December 31,
                                ------------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                -----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales             $  770,951    $  638,135   $1,428,374   $  957,278   $  774,533   $1,157,862   $1,411,568
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties              $       --    $       --   $       --   $       --   $  405,308   $  699,976   $       --
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)             $  396,059    $  292,517   $  749,290   $  331,033   $ (514,812)  $ (331,171)  $  600,634
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
         partner                $    3,961    $    2,925   $    7,493   $    3,310   $   (5,148)  $   (3,312)  $    6,006
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners          $  392,098    $  289,592   $  741,797   $  327,723   $ (509,664)  $ (327,859)  $  594,628
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest        $    30.31    $    22.39   $    57.35   $    25.34   $   (39.40)  $   (25.35)  $    45.97
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest        $    20.80    $    28.14   $    62.42   $    25.30   $    27.90   $    50.68   $    57.12
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========
As of period ended:
  Total assets                  $2,136,342    $2,002,916   $1,994,828   $2,065,363   $2,059,502   $2,953,618   $3,940,216
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 88-B CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 88-B Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-B Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 88-B CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $   3,636

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $   4,108

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   1,233
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  341.05

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.55 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  152.48

        --        as of December 31, 2000  (c)                                                 $  144.77

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  318.30

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  331.00

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     145
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                       PARKER & PARSLEY 88-B CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS





                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                  ASSETS
Current assets:
  Cash                                              $   127,199    $    58,050
  Accounts receivable - oil and gas sales                56,185         80,619
                                                     ----------     ----------
         Total current assets                           183,384        138,669
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                2,749,980      2,824,029
Accumulated depletion                                (2,364,231)    (2,424,313)
                                                     ----------     ----------
         Net oil and gas properties                     385,749        399,716
                                                     ----------     ----------
                                                    $   569,133    $   538,385
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $     9,122    $     6,684

Partners' capital:
  Managing general partner                                5,591          5,308
  Limited partners (3,636 interests)                    554,420        526,393
                                                     ----------     ----------
                                                        560,011        531,701
                                                     ----------     ----------
                                                    $   569,133    $   538,385
                                                     ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                          Three months ended         Six months ended
                                                June 30,                  June 30,
                                       -----------------------    ----------------------
                                          2001         2000         2001         2000
                                       ----------   ----------    ---------   ----------
Revenues:
  Oil and gas                          $  116,624   $  122,939    $ 249,201   $  240,056
  Interest                                    880        1,231        1,982        2,078
  Gain on disposition of assets             3,190        3,592        3,190        3,592
                                        ---------    ---------     --------    ---------
                                          120,694      127,762      254,373      245,726
                                        ---------    ---------     --------    ---------
Costs and expenses:
  Oil and gas production                   52,202       46,638       94,594       83,261
  General and administrative expenses       2,916        3,575        6,230        7,202
  Depletion                                 8,579        6,411       14,915       14,415
  Abandoned property                        4,159          -          4,159          -
                                        ---------    ---------     --------    ---------
                                           67,856       56,624      119,898      104,878
                                        ---------    ---------     --------    ---------
Net income                             $   52,838   $   71,138    $ 134,475   $  140,848
                                        =========    =========     ========    =========
Allocation of net income:
  Managing general partner             $      529   $      711    $   1,345   $    1,408
                                        =========    =========     ========    =========
  Limited partners                     $   52,309   $   70,427    $ 133,130   $  139,440
                                        =========    =========     ========    =========
Net income per limited
  partnership interest                 $    14.38   $    19.37    $   36.61   $    38.35
                                        =========    =========     ========    =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)





                                          Managing
                                          general      Limited
                                          partner      partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $   5,308    $  526,393    $  531,701

    Distributions                           (1,062)     (105,103)     (106,165)

    Net income                               1,345       133,130       134,475
                                          --------     ---------     ---------

Balance at June 30, 2001                 $   5,591    $  554,420    $  560,011
                                          ========     =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                           Six months ended
                                                               June 30,
                                                       ------------------------
                                                           2001         2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  134,475    $  140,848
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          14,915        14,415
        Gain on disposition of assets                      (3,190)       (3,592)
  Changes in assets and liabilities:
        Accounts receivable                                24,434       (12,387)
        Accounts payable                                    3,424         3,746
                                                        ---------     ---------
          Net cash provided by operating activities       174,058       143,030
                                                        ---------     ---------
Cash flows from investing activities:
  Additions to  oil and gas properties                     (1,184)       (2,208)
  Proceeds from asset dispositions                          2,440         3,592
                                                        ---------     ---------
          Net cash provided by investing activities         1,256         1,384
                                                        ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                         (106,165)     (142,879)
                                                        ---------     ---------
Net increase in cash                                       69,149         1,535
Cash at beginning of period                                58,050        59,846
                                                        ---------     ---------
Cash at end of period                                  $  127,199    $   61,381
                                                        =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.      Organization and nature of operations

Parker & Parsley 88-B Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.      Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Revenues:

Six months ended June 30, 2001 compared with six months ended June 30, 2000

The Partnership's oil and gas revenues increased 4% to $249,201 for the six months ended June 30, 2001 as compared to $240,056 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 5,840 barrels of oil, 1,903 barrels of natural gas liquids ("NGLs") and 8,437 mcf of gas were sold, or 9,149 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 6,703 barrels of oil, 2,606 barrels of NGLs and 10,843 mcf of gas were sold, or 11,116 BOEs.

The average price received per barrel of oil increased $1.33, or 5%, from $26.91 for the six months ended June 30, 2000 to $28.24 for the same period in 2001. The average price received per barrel of NGLs increased $3.39, or 24%, from $14.08 during the six months ended June 30, 2000 to $17.47 for the same period in 2001. The average price received per mcf of gas increased 184% from $2.12 during the six months ended June 30, 2000 to $6.03 in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $3,190 was received during the six months ended June 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. Abandoned property costs of $4,159 were also incurred during the same period to plug and abandon this well. A gain of $3,592 was recognized during the same period in 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $119,898 for the six months ended June 30, 2001 as compared to $104,878 for the same period in 2000, an increase of $15,020, or 14%. This increase was due to increases in production costs, abandoned property costs and depletion, offset by a decline in general and administrative expenses ("G&A").

Production costs were $94,594 for the six months ended June 30, 2001 and $83,261 for the same period in 2000, resulting in an $11,333 increase, or 14%. The increase was due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 13% from $7,202 for the six months ended June 30, 2000 to $6,230 for the same period in 2001. This decrease was due to a decline in audit and tax fees.

Depletion was $14,915 for the six months ended June 30, 2001 as compared to $14,415 for the same period in 2000, an increase of $500, or 3%. This increase was due to a decrease in proved reserves during the period ended June 30, 2000 due to lower commodity prices, offset by a decrease in oil production of 863 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $116,624 for the three months ended June 30, 2001 as compared to $122,939 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decrease in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 3,097 barrels of oil, 963 barrels of NGLs and 4,937 mcf of gas were sold, or 4,883 BOEs. For the three months ended June 30, 2000, 3,357 barrels of oil, 1,285 barrels of NGLs and 5,144 mcf of gas were sold, or 5,499 BOEs.

The average price received per barrel of oil decreased $.56, or 2%, from $27.42 for the three months ended June 30, 2000 to $26.86 for the same period in June 30, 2001. The average price received per barrel of NGLs increased $1.22, or 9%, from $13.81 during the three months ended June 30, 2000 to $15.03 for the same period in 2001. The average price received per mcf of gas increased 50% to $3.83 during the three months ended June 30, 2001 from $2.55 during the same period in 2000.

Gain on disposition of assets of $3,190 was received during the three months ended June 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. Abandoned property costs of $4,159 were also incurred during the same period to plug and abandon this well. A gain of $3,592 was recognized during the same period in 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $67,856 for the three months ended June 30, 2001 as compared to $56,624 for the same period in 2000, an increase of $11,232, or 20%. This increase was due to increases in production costs, abandoned property costs and depletion, offset by a decline in G&A.

Production costs were $52,202 for the three months ended June 30, 2001 and $46,638 for the same period in 2000, resulting in a $5,564 increase, or 12%. The increase was due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 18% from $3,575 for the three months ended June 30, 2000 to $2,916 for the same period in 2001 primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit and tax fees.

Depletion was $8,579 for the three months ended June 30, 2001 as compared to $6,411 for the same period in 2000, an increase of $2,168, or 34%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 260 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $31,028 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $9,049 and reductions of $972 in G&A expenses and $36,499 in working capital, offset by increases in production costs of $11,333 and abandoned property costs of $4,159. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $60,241 to oil and gas receipts, offset by $51,192 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The decrease in G&A was due to a decline in audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $2,440 was recognized during the six months ended June 30, 2001. The gain was comprised of $2,227 received from the sale of equipment on one well plugged and abandoned during the current period and $213 from equipment credits received on two active wells. Proceeds of $3,592 were received during the same period in 2000 from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $106,165, of which $1,062 was distributed to the managing general partner and $105,103 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $142,879, of which $1,429 was distributed to the managing general partner and $141,450 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-B Conv., L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-B Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-B Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                          Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                      2000             1999
                                                                                 --------------  --------------
                 ASSETS
                 ------

Current assets:
  Cash                                                                          $     58,050     $     59,846
  Accounts receivable - oil and gas sales                                             80,619           47,842
                                                                                 -----------      -----------

         Total current assets                                                        138,669          107,688
                                                                                 -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                             2,824,029        2,894,900
Accumulated depletion                                                             (2,424,313)      (2,470,345)
                                                                                 -----------      -----------

         Net oil and gas properties                                                  399,716          424,555
                                                                                 -----------      -----------

                                                                                $    538,385     $    532,243
                                                                                 ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                                  $      6,684     $      8,672

Partners' capital:
  Managing general partner                                                             5,308            5,227
  Limited partners (3,636 interests)                                                 526,393          518,344
                                                                                 -----------      -----------

                                                                                     531,701          523,571
                                                                                 -----------      -----------

                                                                                $    538,385     $    532,243
                                                                                 ===========      ===========





   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                                  2000              1999             1998
                                                              -----------       -----------      -----------

Revenues:
  Oil and gas                                                 $   535,228       $   291,390      $   234,942
  Interest                                                          5,043             2,697            3,084
  Gain on disposition of assets                                     7,186               -                 63
                                                               ----------        ----------       ----------

                                                                  547,457           294,087          238,089
                                                               ----------        ----------       ----------

Costs and expenses:
  Oil and gas production                                          174,071           146,805          158,704
  General and administrative                                       15,875             8,615            7,091
  Impairment of oil and gas properties                                -                 -            156,111
  Depletion                                                        27,450            42,399          114,895
  Abandoned property                                                2,755               -                -
                                                               ----------        ----------       ----------

                                                                  220,151           197,819          436,801
                                                               ----------        ----------       ----------

Net income (loss)                                             $   327,306       $    96,268      $  (198,712)
                                                               ==========        ==========       ==========

Allocation of net income (loss):
  Managing general partner                                    $     3,273       $       963      $    (1,987)
                                                               ==========        ==========       ==========

  Limited partners                                            $   324,033       $    95,305      $  (196,725)
                                                               ==========        ==========       ==========

Net income (loss) per limited partnership interest            $     89.12       $     26.21      $    (54.10)
                                                               ==========        ==========       ==========





   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                               Managing
                                                                general          Limited
                                                                partner          partners           Total
                                                              -----------      ------------      -----------

Partners' capital at January 1, 1998                          $     8,195      $    812,239      $   820,434

    Distributions                                                    (882)          (87,329)         (88,211)

    Net loss                                                       (1,987)         (196,725)        (198,712)
                                                               ----------       -----------       ----------

Partners' capital at December 31, 1998                              5,326           528,185          533,511

    Distributions                                                  (1,062)         (105,146)        (106,208)

    Net income                                                        963            95,305           96,268
                                                               ----------       -----------       ----------

Partners' capital at December 31, 1999                              5,227           518,344          523,571

    Distributions                                                  (3,192)         (315,984)        (319,176)

    Net income                                                      3,273           324,033          327,306
                                                               ----------       -----------       ----------

Partners' capital at December 31, 2000                        $     5,308      $    526,393      $   531,701
                                                               ==========       ===========       ==========





   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                                 2000             1999               1998
                                                             ------------      -----------       -----------

Cash flows from operating activities:
    Net income (loss)                                        $    327,306      $    96,268       $   (198,712)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
         Impairment of oil and gas properties                         -                -              156,111
         Depletion                                                 27,450           42,399            114,895
         Gain on disposition of assets                             (7,186)             -                  (63)
    Changes in assets and liabilities:
         Accounts receivable                                      (32,777)         (18,949)            10,720
         Accounts payable                                          (1,988)           1,575             (4,516)
                                                              -----------       ----------        -----------

            Net cash provided by operating activities             312,805          121,293             78,435
                                                              -----------       ----------        -----------

Cash flows from investing activities:
    Additions to oil and gas properties                            (2,611)          (3,396)            (6,118)
    Proceeds from disposition of assets                             7,186            4,369                 63
                                                              -----------       ----------        -----------

            Net cash provided by (used in)
               investing activities                                 4,575              973             (6,055)
                                                              -----------       ----------        -----------

Cash flows used in financing activities:
    Cash distributions to partners                               (319,176)        (106,208)           (88,211)
                                                              -----------       ----------        -----------

Net increase (decrease) in cash                                    (1,796)          16,058            (15,831)
Cash at beginning of year                                          59,846           43,788             59,619
                                                              -----------       ----------        -----------

Cash at end of year                                          $     58,050      $    59,846       $     43,788
                                                              ===========       ==========        ===========





   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 88-B Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

       The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $156,111 related to its proved oil and gas properties during 1998.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $30,771 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                  2000             1999              1998
                                                              -----------       -----------      -----------

    Net income (loss) per statements of operations            $   327,306       $    96,268      $  (198,712)
    Depletion and depreciation provisions for tax reporting
       purposes less than amounts for financial reporting
       purposes                                                    23,646            38,232          111,242
    Impairment of oil and gas properties for financial
       reporting purposes                                             -                 -            156,111
    Other, net                                                     (1,011)            3,526              477
                                                               ----------        ----------       ----------

            Net income per Federal income tax returns         $   349,941       $   138,026      $    69,118
                                                               ==========        ==========       ==========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                  2000              1999             1998
                                                              -----------       -----------      -----------

       Development costs                                      $     2,611       $     3,396      $     6,118
                                                               ==========        ==========       ==========

       Capitalized oil and gas properties consist of the following:

                                                                                     2000             1999
                                                                                -------------    -------------
       Proved properties:
            Property acquisition costs                                          $     173,265    $     178,368
            Completed wells and equipment                                           2,650,764        2,716,532
                                                                                 ------------     ------------

                                                                                    2,824,029        2,894,900
       Accumulated depletion                                                       (2,424,313)      (2,470,345)
                                                                                 ------------     ------------

                  Net oil and gas properties                                    $     399,716    $     424,555
                                                                                 ============     ============

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                             2000             1999               1998
                                                         -----------       -----------       -----------

    Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements                     $    64,694       $    63,771       $    61,312

    Reimbursement of general and administrative
       expenses                                          $    13,920       $     5,293       $     5,608

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-B, L.P. and the Partnership (the
"Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                                            Pioneer USA (1)      Partnerships (2)
                                                                          -------------------  --------------------

    Revenues:
      Proceeds from disposition of depreciable
         properties                                                             9.09091%            90.90909%
      All other revenues                                                      24.242425%           75.757575%

    Costs and expenses:
      Lease acquisition costs, drilling and completion
         costs                                                                  9.09091%            90.90909%
      Operating costs, direct costs and general and
         administrative expenses                                              24.242425%           75.757575%

     (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 20 limited partner interests owned by Pioneer USA.

     (2) The allocation between the Partnership and Parker & Parsley 88-B, L.P. is 28.880064% and 71.119936%, respectively.


NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                                            Oil and NGLs               Gas
                                                                               (bbls)                 (mcf)
                                                                            ------------          ------------

       Net proved reserves at January 1, 1998                                    214,797               248,651
       Revisions                                                                 (87,571)              (74,562)
       Production                                                                (17,610)              (21,214)
                                                                            ------------          ------------

       Net proved reserves at December 31, 1998                                  109,616               152,875
       Revisions                                                                 152,579               224,938
       Production                                                                (16,986)              (23,221)
                                                                            ------------          ------------

       Net proved reserves at December 31, 1999                                  245,209               354,592
       Revisions                                                                  46,611                24,276
       Production                                                                (18,572)              (21,781)
                                                                            ------------          ------------

       Net proved reserves at December 31, 2000                                  273,248               357,087
                                                                            ============          ============

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.59 per barrel of NGLs and $7.85 per mcf of gas, discounted at 10% was approximately $2,098,000 and undiscounted was $4,398,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                          For the years ended December 31,
                                                                   ---------------------------------------------
                                                                       2000             1999            1998
                                                                   ------------     ------------    ------------
                                                                                   (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $      8,963     $      6,119    $      1,201
   Future production costs                                               (4,565)          (3,521)           (930)
                                                                    -----------      -----------     -----------

                                                                          4,398            2,598             271
   10% annual discount factor                                            (2,300)          (1,240)            (85)
                                                                    -----------      -----------     -----------

   Standardized measure of discounted future net cash flows        $      2,098     $      1,358    $        186
                                                                    ===========      ===========     ===========

                                                                          For the years ended December 31,
                                                                   ---------------------------------------------
                                                                       2000             1999            1998
                                                                   ------------    -------------    ------------
                                                                                  (in thousands)
   Oil and Gas Producing Activities:
     Oil and gas sales, net of production costs                    $       (361)   $        (144)   $        (76)
     Net changes in prices and production costs                             775              595            (519)
     Revisions of previous quantity estimates                               350            1,112            (114)
     Accretion of discount                                                  136               19              84
     Changes in production rates, timing and other                         (160)            (410)            (31)
                                                                    -----------     ------------     -----------

     Change in present value of future net revenues                         740            1,172            (656)
                                                                    -----------     ------------     -----------

     Balance, beginning of year                                           1,358              186             842
                                                                    -----------     ------------     -----------

     Balance, end of year                                          $      2,098    $       1,358    $        186
                                                                    ===========     ============     ===========

NOTE 8.         MAJOR CUSTOMERS

   The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                                     2000            1999             1998
                                                                   --------        --------         --------

                 Plains Marketing, L.P.                               50%              44%               -
                 Genesis Crude Oil, L.P.                               -                -               49%
                 Western Gas Resources, Inc.                           3%               5%              17%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $25,238 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $3,636,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 84% to $535,228 for 2000 as compared to $291,390 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 13,209 barrels of oil, 5,363 barrels of natural gas liquids ("NGLs") and 21,781 mcf of gas were sold, or 22,202 barrel of oil equivalents ("BOEs"). In 1999, 11,400 barrels of oil, 5,586 barrels of NGLs and 23,221 mcf of gas were sold, or 20,856 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.12, or 71%, from $17.17 in 1999 to $29.29 in 2000. The average price received per barrel of NGLs increased $5.99, or 60%, from $10.03 in 1999 to $16.02 in 2000. The average price received per mcf of gas increased 69% from $1.70 in 1999 to $2.87 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $7,186 was recognized during 2000. The gain was comprised of $5,981 received from the sale of equipment on one well plugged and abandoned during the current period and $1,205 from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $220,151 as compared to $197,819 in 1999, an increase of $22,332, or 11%. The increase was due to increases in production costs, general and administrative expenses ("G&A") and abandoned property costs, offset by a decline in depletion.

Production costs were $174,071 in 2000 and $146,805 in 1999, resulting in a $27,266 increase, or 19%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 84% from $8,615 in 1999 to $15,875 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $13,920 in 2000 and $5,293 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $27,450 in 2000 as compared to $42,399 in 1999, representing a decrease of $14,949, or 35%. This decrease was primarily due to a 35,962 barrels of oil increase in proved reserves during 2000 due to higher commodity prices, offset by an increase in oil production of 1,809 barrels for the period ended December 31, 2000 compared to the same period in 1999.

Abandoned property costs of $2,755 were incurred during 2000 due to the plugging and abandonment of one well during the current period.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 24% to $291,390 from $234,942 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 11,400 barrels of oil, 5,586 barrels of NGLs and 23,221 mcf of gas were sold, or 20,856 BOEs. In 1998, 12,653 barrels of oil, 4,957 barrels of NGLs and 21,214 mcf of gas were sold, or 21,146 BOEs.

The average price received per barrel of oil increased $3.93, or 30%, from $13.24 in 1998 to $17.17 in 1999. The average price received per barrel of NGLs increased $3.12, or 45%, from $6.91 in 1998 to $10.03 in 1999. The average price received per mcf of gas increased 9% from $1.56 in 1998 to $1.70 in 1999.

Total costs and expenses decreased in 1999 to $197,819 as compared to $436,801 in 1998, a decrease of $238,982, or 55%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $146,805 in 1999 and $158,704 in 1998, resulting in an $11,899 decrease, or 7%. The decrease was due to declines in well maintenance costs, workover costs and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 21% from $7,091 in 1998 to $8,615 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $5,293 in 1999 and $5,608 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $156,111 related to its oil and gas properties during 1998.

Depletion was $42,399 in 1999 compared to $114,895 in 1998, representing a decrease of $72,496, or 63%. This decrease was the result of a combination of factors that included an increase in proved reserves of 100,955 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,253 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $191,512 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $246,184, offset by increases in production costs paid of $27,266, G&A expenses paid of $7,260 abandoned property costs paid of $2,755 and working capital of $17,391. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $200,923 to oil and gas receipts and an increase of $45,261 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were related to equipment upgrades on active properties.

Proceeds from disposition of assets of $7,186 were recognized during 2000. The proceeds were comprised of $5,981 received from the sale of equipment on one well plugged and abandoned during the current period and $1,205 from equipment credits received on one active well. Proceeds of $4,369 during 1999 were primarily related to equipment dispositions on one oil and gas well that is temporarily abandoned.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $319,176, of which $3,192 was distributed to the managing general partner and $315,984 to the limited partners. In 1999, cash distributions to the partners were $106,208, of which $1,062 was distributed to the managing general partner and $105,146 to the limited partners.

                        PARKER & PARSLEY 88-B CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                          June 30,                        Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  249,201   $  240,056   $  535,228   $  291,390   $  234,942   $  329,125   $  427,360
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $  156,111   $  222,425   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  134,475   $  140,848   $  327,306   $   96,268   $ (198,712)  $ (140,168)  $  161,450
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner               $    1,345   $    1,408   $    3,273   $      963   $   (1,987)  $   (1,402)  $    1,615
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners        $  133,130   $  139,440   $  324,033   $   95,305   $ (196,725)  $ (138,766)  $  159,835
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $    36.61   $    38.35   $    89.12   $    26.21   $   (54.10)  $   (38.16)  $    43.96
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    28.91   $    38.90   $    86.90   $    28.92   $    24.02   $    50.67   $    54.12
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $  569,133   $  533,958   $  538,385   $  532,243   $  540,608   $  832,047   $1,155,784
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 88-B, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 88-B, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-B, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 88-B, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $   8,954

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $  10,116

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   3,023
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  341.24

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.53 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  152.74

        --        as of December 31, 2000  (c)                                                 $  145.00

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  318.50

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  331.19

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     145
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-19659-02


                           PARKER & PARSLEY 88-B, L.P.
             (Exact name of Registrant as specified in its charter)

                          Delaware                            75-2240121
         ------------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
    --------------------------------------------------        ------------
        (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 88-B, L.P.

                                TABLE OF CONTENTS


                                                                         Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.......................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000......................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001......................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000...................................    6

           Notes to Financial Statements..............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations......................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K...........................   11

           Signatures.................................................   12

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS


                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS

Current assets:
   Cash                                              $   315,293    $   144,763
   Accounts receivable - oil and gas sales               138,533        198,467
                                                      ----------     ----------
        Total current assets                             453,826        343,230
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
   successful efforts accounting method                6,772,191      6,954,545
Accumulated depletion                                 (5,822,040)    (5,969,972)
                                                      ----------     ----------
        Net oil and gas properties                       950,151        984,573
                                                      ----------     ----------
                                                     $ 1,403,977    $ 1,327,803
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                      $    22,604    $    16,350

Partners' capital:
   Managing general partner                               13,783         13,083
   Limited partners (8,954 interests)                  1,367,590      1,298,370
                                                      ----------     ----------
                                                       1,381,373      1,311,453
                                                      ----------     ----------
                                                     $ 1,403,977    $ 1,327,803
                                                      ==========     ==========




   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                    Three months ended       Six months ended
                                         June 30,                June 30,
                                 ----------------------    ----------------------
                                    2001        2000         2001         2000
                                 ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                    $ 287,569    $ 302,734    $ 613,966    $ 591,346
  Interest                           2,193        3,085        4,914        5,177
  Gain on disposition of assets      7,855        8,845        7,855        8,845
                                  --------     --------     --------     --------
                                   297,617      314,664      626,735      605,368
                                  --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           128,587      114,842      233,029      205,053
  General and administrative         7,189        8,802       15,349       17,740
  Depletion                         21,178       15,809       36,755       35,517
  Abandoned property                10,241          -         10,241          -
                                  --------     --------     --------     --------
                                   167,195      139,453      295,374      258,310
                                  --------     --------     --------     --------
Net income                       $ 130,422    $ 175,211    $ 331,361    $ 347,058
                                  ========     ========     ========     ========
Allocation of net income:
  Managing general partner       $   1,305    $   1,753    $   3,314    $   3,471
                                  ========     ========     ========     ========
  Limited partners               $ 129,117    $ 173,458    $ 328,047    $ 343,587
                                  ========     ========     ========     ========
Net income per limited
  partnership interest           $   14.42    $   19.37    $   36.64    $   38.37
                                  ========     ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)




                                         Managing
                                         general      Limited
                                         partner      partners       Total
                                        ---------    ----------    ----------


Balance at January 1, 2001              $  13,083    $1,298,370    $1,311,453

    Distributions                          (2,614)     (258,827)     (261,441)

    Net income                              3,314       328,047       331,361
                                         --------     ---------     ---------

Balance at June 30, 2001                $  13,783    $1,367,590    $1,381,373
                                         ========     =========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                           Six months ended
                                                              June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
  Net income                                           $  331,361    $  347,058
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          36,755        35,517
        Gain on disposition of assets                      (7,855)       (8,845)
  Changes in assets and liabilities:
        Accounts receivable                                59,934       (10,351)
        Accounts payable                                    8,682         9,046
                                                        ---------     ---------
          Net cash provided by operating activities       428,877       372,425
                                                        ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                      (2,916)       (5,439)
  Proceeds from asset dispositions                          6,010         8,845
                                                        ---------     ---------
          Net cash provided by investing activities         3,094         3,406
                                                        ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                         (261,441)     (351,856)
                                                        ---------     ---------
Net increase in cash                                      170,530        23,975
Cash at beginning of period                               144,763       129,430
                                                        ---------     ---------
Cash at end of period                                  $  315,293    $  153,405
                                                        =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.    Organization and nature of operations

Parker & Parsley 88-B, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.    Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 4% to $613,966 for the six months ended June 30, 2001 as compared to $591,346 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 14,397 barrels of oil, 4,692 barrels of natural gas liquids ("NGLs") and 20,792 mcf of gas were sold, or 22,554 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 16,511 barrels of oil, 6,423 barrels of NGLs and 26,695 mcf of gas were sold, or 27,383 BOEs.

The average price received per barrel of oil increased $1.33, or 5%, from $26.91 for the six months ended June 30, 2000 to $28.24 for the same period in 2001. The average price received per barrel of NGLs increased $3.39, or 24%, from $14.08 during the six months ended June 30, 2000 to $17.47 for the same period in 2001. The average price received per mcf of gas increased 184% from $2.12 during the six months ended June 30, 2000 to $6.03 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $7,855 was received during the six months ended June 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. Abandoned property costs of $10,241 were also incurred during the same period to plug and abandon this well. A gain of $8,845 was recognized during the same period in 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $295,374 for the six months ended June 30, 2001 as compared to $258,310 for the same period in 2000, an increase of $37,064, or 14%. This increase was due to increases in production costs, abandoned property costs and depletion, offset by a decline in general and administrative expenses ("G&A").

Production costs were $233,029 for the six months ended June 30, 2001 and $205,053 for the same period in 2000 resulting in a $27,976 increase, or 14%. This increase was primarily due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 13% from $17,740 for the six months ended June 30, 2000 to $15,349 for the same period in 2001, primarily due to decreased audit and tax fees.

Depletion was $36,755 for the six months ended June 30, 2001 as compared to $35,517 for the same period in 2000, an increase of $1,238, or 3%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decrease in oil production of 2,114 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $287,569 for the three months ended June 30, 2001 as compared to $302,734 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decline in production, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 7,644 barrels of oil, 2,377 barrels of NGLs and 12,161 mcf of gas were sold, or 12,048 BOEs. For the three months ended June 30, 2000, 8,275 barrels of oil, 3,156 barrels of NGLs and 12,676 mcf of gas were sold, or 13,544 BOEs.

The average price received per barrel of oil decreased $.56, or 2%, from $27.42 for the three months ended June 30, 2000 to $26.86 for the same period in 2001. The average price received per barrel of NGLs increased $1.22, or 9%, from $13.81 during the three months ended June 30, 2000 to $15.03 for the same period in 2001. The average price received per mcf of gas increased 50% from $2.55 during the three months ended June 30, 2000 to $3.83 for the same period in 2001.

Gain on disposition of assets of $7,855 was received during the three months ended June 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. Abandoned property costs of $10,241 were also incurred during the same period to plug and abandon this well. A gain of $8,845 was recognized during the same period in 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $167,195 for the three months ended June 30, 2001 as compared to $139,453 for the same period in 2000, an increase of $27,742, or 20%. This increase was due to increases in production costs, abandoned property costs and depletion, offset by a decline in G&A.

Production costs were $128,587 for the three months ended June 30, 2001 and $114,842 for the same period in 2000 resulting in a $13,745 increase, or 12%. The increase was primarily due to additional workover and well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 18% from $8,802 for the three months ended June 30, 2000 to $7,189 for the same period in 2001 due to lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of a decline in oil and gas revenues and a decrease in audit and tax fees.

Depletion was $21,178 for the three months ended June 30, 2001 as compared to $15,809 for the same period in 2000, an increase of $5,369, or 34%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 631 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $56,452 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily due to an increase of $22,357 in oil and gas sales receipts and reductions of $2,391 in G&A expenses and $69,921 in working capital, offset by increases in production costs of $27,976 and abandoned property costs of $10,241. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $147,904 to oil and gas receipts, offset by $125,547 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The decrease in G&A was primarily due to decreased audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were for equipment upgrades on active oil and gas properties.

Proceeds from disposition of assets of $6,010 was recognized during the six months ended June 30, 2001. The proceeds were comprised of $5,485 received from the sale of equipment on one well plugged and abandoned during the current period and $525 from equipment credits received on two active wells. Proceeds of $8,845 recognized during the same period in 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $261,441, of which $2,614 was distributed to the managing general partner and $258,827 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $351,856, of which $3,519 was distributed to the managing general partner and $348,337 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Reports on Form 8-K - none

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            PARKER & PARSLEY 88-B, L.P.

                                   By:      Pioneer Natural Resources USA, Inc.,
                                              Managing General Partner




Dated: August 8, 2001              By:      /s/ Rich Dealy
                                            ---------------------------------
                                            Rich Dealy, Vice President and
                                            Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-19659-02


                           PARKER & PARSLEY 88-B, L.P.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                75-2240121
       -------------------------------                ----------------------
       (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                     75039
             (Address of principal executive offices)                              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES /X/ NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $8,860,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 8,954.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 88-B, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 8,954 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 50% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 43 oil and gas wells. Two wells have been plugged and abandoned. At December 31, 2000, 41 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 8,954 outstanding limited partnership interests held of record by 690 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $778,145 and $258,933, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                    2000            1999          1998            1997           1996
                                  ----------     ----------     ----------     ----------     ----------
Operating results:
------------------
  Oil and gas sales               $1,318,092     $  717,449     $  578,573     $  810,500     $1,052,408
                                  ==========     ==========     ==========     ==========     ==========

  Impairment of oil and gas
    properties                    $      -       $      -       $  383,951     $  547,793     $      -
                                  ==========     ==========     ==========     ==========     ==========

  Net income (loss)               $  805,539     $  236,642     $ (488,631)    $ (344,997)    $  397,674
                                  ==========     ==========     ==========     ==========     ==========

  Allocation of net income
    (loss):
    Managing general partner      $    8,055     $    2,366     $   (4,887)    $   (3,450)    $    3,977
                                  ==========     ==========     ==========     ==========     ==========

    Limited partners              $  797,484     $  234,276     $ (483,744)    $ (341,547)    $  393,697
                                  ==========     ==========     ==========     ==========     ==========

  Limited partners' net
    income (loss) per limited
    partnership interest          $    89.06     $    26.16     $   (54.03)    $   (38.14)    $    43.97
                                  ==========     ==========     ==========     ==========     ==========


  Limited partners' cash
    distributions per limited
    partnership interest          $    86.90     $    28.92     $    24.02     $    50.67     $    54.14
                                  ==========     ==========     ==========     ==========     ==========

At year end:
------------
  Identifiable assets             $1,327,803     $1,313,164     $1,334,302     $2,051,284     $2,848,468
                                  ==========     ==========     ==========     ==========     ==========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 84% to $1,318,092 for 2000 as compared to $717,449 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 32,524 barrels of oil, 13,205 barrels of natural gas liquids ("NGLs") and 53,620 mcf of gas were sold, or 54,666 barrel of oil equivalents ("BOEs"). In 1999, 28,078 barrels of oil, 13,752 NGLs and 57,190 mcf of gas were sold, or 51,362 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.12, or 71%, from $17.17 in 1999 to $29.29 in 2000. The average price received per barrel of NGLs increased $5.99, or 60%, from $10.03 in 1999 to $16.02 in 2000. The average price received per mcf of gas increased 69% from $1.70 in 1999 to $2.87 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $17,697 was recognized during 2000. The gain was comprised of $14,729 received from the sale of equipment on one well plugged and abandoned during the current period and $2,968 from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $542,703 as compared to $487,566 in 1999, an increase of $55,137, or 11%. The increase was due to increases in production costs, general and administrative expenses ("G&A") and abandoned property costs, offset by a decline in depletion.

Production costs were $428,633 in 2000 and $361,482 in 1999, resulting in an increase of $67,151, or 19%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 83% from $21,650 in 1999 to $39,725 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $34,281 in 2000 and $13,039 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $67,561 in 2000 as compared to $104,434 in 1999, representing a decrease of $36,873, or 35%. This decrease was primarily due to a 88,489 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 4,446 barrels for the period ended December 31, 2000 compared to the same period in 1999.

Abandoned property costs of $6,784 incurred in 2000 were related to the plugging and abandonment of one well during the current year.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 24% to $717,449 from $578,573 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 28,078 barrels of oil, 13,752 barrels of NGLs and 57,190 mcf of gas were sold, or 51,362 BOEs. In 1998, 31,155 barrels of oil, 12,210 NGLs and 52,254 mcf of gas were sold, or 52,074 BOEs.

The average price received per barrel of oil increased $3.93, or 30%, from $13.24 in 1998 to $17.17 in 1999. The average price received per barrel of NGLs increased $3.12, or 45%, from $6.91 in 1998 to $10.03 in 1999. The average price received per mcf of gas increased 9% from $1.56 in 1998 to $1.70 in 1999.

Total costs and expenses decreased in 1999 to $487,566 as compared to $1,075,163 in 1998, a decrease of $587,597, or 55%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $361,482 in 1999 and $390,835 in 1998, resulting in a $29,353 decrease, or 8%. The decrease was primarily due to declines in well maintenance costs, workover costs and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 25% from $17,315 in 1998 to $21,650 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $13,039 in 1999 and $13,810 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $383,951 related to its oil and gas properties during 1998.

Depletion was $104,434 in 1999 compared to $283,062 in 1998. This represented a decrease of $178,628, or 63%. This decrease was the result of a combination of factors that included an increase in proved reserves of 248,642 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 3,077 barrels for the period ended

December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $512,129 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $606,337, offset by increases in production costs paid of $67,151, G&A expenses paid of $18,075, abandoned property costs paid of $6,784 and working capital of $2,198. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $495,153 to oil and gas receipts and an increase of $111,184 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.


Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to the upgrades of oil and gas equipment on active properties.

Proceeds from disposition of assets of $17,697 were recognized during 2000. The proceeds were comprised of $14,729 received from the sale of equipment on one well plugged and abandoned during the current period and $2,968 from equipment credits received on active wells. Proceeds of $10,758 recognized during 1999 were related to equipment disposals on one temporarily abandoned oil and gas well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $786,005, of which $7,860 was distributed to the managing general partner and $778,145 to the limited partners. In 1999, cash distributions to the partners were $261,548, of which $2,615 was distributed to the managing general partner and $258,933 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Financial Statements of Parker & Parsley 88-B, L.P.:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-B, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-B, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-B, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                          Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                      2000             1999
                                                   -----------      -----------

                  ASSETS
                  ------

Current assets:
  Cash                                             $   144,763      $   129,430
  Accounts receivable - oil and gas sales              198,467          138,030
                                                   -----------      -----------

       Total current assets                            343,230          267,460
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               6,954,545        7,129,071
Accumulated depletion                               (5,969,972)      (6,083,367)
                                                   -----------      -----------

       Net oil and gas properties                      984,573        1,045,704
                                                   -----------      -----------

                                                   $ 1,327,803      $ 1,313,164
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                     $    16,350      $    21,245

Partners' capital:
  Managing general partner                              13,083           12,888
  Limited partners (8,954 interests)                 1,298,370        1,279,031
                                                   -----------      -----------

                                                     1,311,453        1,291,919
                                                   -----------      -----------
                                                   $ 1,327,803      $ 1,313,164
                                                   ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                            2000           1999           1998
                                                         ----------     ----------     -----------

Revenues:
  Oil and gas                                            $1,318,092     $  717,449     $   578,573
  Interest                                                   12,453          6,759           7,803
  Other                                                         -              -               156
  Gain on disposition of assets                              17,697            -               -
                                                         ----------     ----------     -----------

                                                          1,348,242        724,208         586,532
                                                         ----------     ----------     -----------

Costs and expenses:
  Oil and gas production                                    428,633        361,482         390,835
  General and administrative                                 39,725         21,650          17,315
  Impairment of oil and gas properties                          -              -           383,951
  Depletion                                                  67,561        104,434         283,062
  Abandoned property                                          6,784            -               -
                                                         ----------     ----------     -----------

                                                            542,703        487,566       1,075,163
                                                         ----------     ----------     -----------

Net income (loss)                                        $  805,539     $  236,642     $  (488,631)
                                                         ==========     ==========     ===========

Allocation of net income (loss):
  Managing general partner                               $    8,055     $    2,366     $    (4,887)
                                                         ==========     ==========     ===========

  Limited partners                                       $  797,484     $  234,276     $  (483,744)
                                                         ==========     ==========     ===========

Net income (loss) per limited partnership interest       $    89.06     $    26.16     $    (54.03)
                                                         ==========     ==========     ===========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                           Managing
                                            general       Limited
                                            partner       partners           Total
                                           ---------     -----------      -----------

Partners' capital at January 1, 1998       $ 20,196      $ 2,002,489      $ 2,022,685

   Distributions                             (2,172)        (215,057)        (217,229)

   Net loss                                  (4,887)        (483,744)        (488,631)
                                           --------      -----------      -----------

Partners' capital at December 31, 1998       13,137        1,303,688        1,316,825

   Distributions                             (2,615)        (258,933)        (261,548)

   Net income                                 2,366          234,276          236,642
                                           --------      -----------      -----------

Partners' capital at December 31, 1999       12,888        1,279,031        1,291,919

   Distributions                             (7,860)        (778,145)        (786,005)

   Net income                                 8,055          797,484          805,539
                                           --------      -----------      -----------

Partners' capital at December 31, 2000     $ 13,083      $ 1,298,370      $ 1,311,453
                                           ========      ===========      ===========





   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                       2000           1999           1998
                                                     ---------      ---------      ---------

Cash flows from operating activities:
   Net income (loss)                                 $ 805,539      $ 236,642      $(488,631)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties                -              -          383,951
       Depletion                                        67,561        104,434        283,062
       Other                                               -              -             (156)
       Gain on disposition of assets                   (17,697)           -              -
   Changes in assets and liabilities:
     Accounts receivable                               (60,437)       (66,902)        26,411
     Accounts payable                                   (4,895)         3,768        (11,122)
                                                     ---------      ---------      ---------

     Net cash provided by operating activities         790,071        277,942        193,515
                                                     ---------      ---------      ---------

Cash flows from investing activities:
   Additions to oil and gas properties                  (6,430)        (8,363)       (15,067)
   Proceeds from asset dispositions                     17,697         10,758            156
                                                     ---------      ---------      ---------

     Net cash provided by (used in)
       investing activities                             11,267          2,395        (14,911)
                                                     ---------      ---------      ---------

Cash flows from financing activities:
   Cash distributions to partners                     (786,005)      (261,548)      (217,229)
                                                     ---------      ---------      ---------

Net increase (decrease) in cash                         15,333         18,789        (38,625)
Cash at beginning of year                              129,430        110,641        149,266
                                                     ---------      ---------      ---------

Cash at end of year                                  $ 144,763      $ 129,430      $ 110,641
                                                     =========      =========      =========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 88-B, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $383,951 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $77,883 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                         2000           1999          1998
                                                       ---------      --------     ---------

Net income (loss) per statements of operations         $ 805,539      $236,642     $(488,631)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                            58,194        94,173       274,063
Impairment of oil and gas properties for financial
  reporting purposes                                         -             -         383,951
Other                                                     (2,494)        8,701         1,161
                                                       ---------      --------     ---------

      Net income per Federal income tax
        returns                                        $ 861,239      $339,516     $ 170,544
                                                       =========      ========     =========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                               2000              1999              1998
                                             --------          --------          --------

    Development costs                        $  6,430          $  8,363          $ 15,067
                                             ========          ========          ========

      Capitalized oil and gas properties consist of the following:

                                                                 2000               1999
                                                              -----------       -----------
      Proved properties:
        Property acquisition costs                            $   426,682       $   439,249
        Completed wells and equipment                           6,527,863         6,689,822
                                                              -----------       -----------

                                                                6,954,545         7,129,071
      Accumulated depletion                                    (5,969,972)       (6,083,367)
                                                              -----------       -----------

          Net oil and gas properties                          $   984,573       $ 1,045,704
                                                              ===========       ===========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                  2000         1999         1998
                                                --------     --------     --------
Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                 $159,314     $157,042     $150,985

Reimbursement of general and administrative
  expenses                                      $ 34,281     $ 13,039     $ 13,810

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-B Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                                   Pioneer USA (1)    Partnerships (2)
                                                                   ---------------    ----------------

    Revenues:
      Proceeds from disposition of depreciable properties               9.09091%         90.90909%
      All other revenues                                              24.242425%        75.757575%
    Costs and expenses:
      Lease acquisition costs, drilling and completion
        costs and all other costs                                       9.09091%         90.90909%
      Operating costs, direct costs and general and
        administrative expenses                                       24.242425%        75.757575%

     (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 94 limited partner interests owned by Pioneer USA.

     (2) The allocation between the Partnership and Parker & Parsley 88-B Conv., L.P. is 71.119936% and 28.880064%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs          Gas
                                                                 (bbls)            (mcf)
                                                              ------------      ----------

    Net proved reserves at January 1, 1998                       528,956           612,323
    Revisions                                                   (215,651)         (183,598)
    Production                                                   (43,365)          (52,254)
                                                              ----------        ----------

    Net proved reserves at December 31, 1998                     269,940           376,471
    Revisions                                                    375,777           553,985
    Production                                                   (41,830)          (57,190)
                                                              ----------        ----------
    Net proved reserves at December 31, 1999                     603,887           873,266
    Revisions                                                    114,704            59,721
    Production                                                   (45,729)          (53,620)
                                                              ----------        ----------

    Net proved reserves at December 31, 2000                     672,862           879,367
                                                              ==========        ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.59 per barrel of NGLs and $7.85 per mcf of gas, discounted at 10% was approximately $5,167,000 and undiscounted was $10,831,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               -----------------------------------
                                                                 2000          1999         1998
                                                               --------      --------      -------
                                                                          (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 22,071      $ 15,072      $ 2,957
  Future production costs                                       (11,240)       (8,674)      (2,289)
                                                               --------      --------      -------

                                                                 10,831         6,398          668
  10% annual discount factor                                     (5,664)       (3,054)        (210)
                                                               --------      --------      -------

  Standardized measure of discounted future net cash flows     $  5,167      $  3,344      $   458
                                                               ========      ========      =======

                                                     For the years ended December 31,
                                                     ---------------------------------
                                                      2000         1999         1998
                                                     -------      -------      -------
                                                              (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs         $  (889)     $  (356)     $  (188)
  Net changes in prices and production costs           1,910        1,466       (1,276)
  Revisions of previous quantity estimates               862        2,739         (280)
  Accretion of discount                                  334           46          207
  Changes in production rates, timing and other         (394)      (1,009)         (77)
                                                     -------      -------      -------

  Change in present value of future net revenues       1,823        2,886       (1,614)
                                                     -------      -------      -------

  Balance, beginning of year                           3,344          458        2,072
                                                     -------      -------      -------

  Balance, end of year                               $ 5,167      $ 3,344      $   458
                                                     =======      =======      =======

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

           Plains Marketing, L.P.                     50%            44%            -
           Genesis Crude Oil, L.P.                     -              -            49%
           Western Gas Resources, Inc.                 3%             5%           17%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $62,153 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $8,954,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.    EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 25% of its operating and general and administrative expenses. In return, Pioneer USA is allocated approximately 25% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 94 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                       2000          1999           1998
                                                     --------      ---------      --------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreement                   $159,314      $ 157,042      $150,985

    Reimbursement of general and administrative
      expenses                                       $ 34,281      $  13,039      $ 13,810

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                  Independent Auditors' Report

                  Balance sheets as of December 31, 2000 and 1999

                  Statements of operations for the years ended December 31,
                    2000, 1999 and 1998

                  Statements of partners' capital for the years ended December
                    31, 2000, 1999 and 1998

                  Statements of cash flows for the years ended December 31,
                    2000, 1999 and 1998

                  Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 88-B, L.P.

Dated: March 29, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                --------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 29, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 29, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 29, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 29, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 29, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 29, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 88-B, L.P.

                                INDEX TO EXHIBITS



      The following documents are incorporated by reference in response to Item 14(c):

    Exhibit No.                             Description                           Page
    -----------                             -----------                           ----

       3(a)                Amended and Restated Certificate and                     -
                           Agreement of Limited Partnership of
                           Parker & Parsley 88-B, L.P. incorporated
                           by reference to Exhibit A of Amendment
                           No. 1 of the Partnership's Registration
                           Statement on Form S-1 (Registration No.
                           33-19659)

       4(b)                Form of Subscription Agreement and                       -
                           Power of Attorney incorporated by reference to
                           Exhibit D of the Partnership's Registration Statement
                           on Form S-1 (Registration No. 33-19659) (hereinafter
                           called the Partnership's Registration Statement)

       4(c)                Specimen Certificate of Limited Partnership              -
                           Interest incorporated by reference to Exhibit
                           D of the Partnership's Registration Statement

      10(b)                Exploration and Development Program                      -
                           Agreement incorporated by reference to
                           Exhibit C of the Partnership's Registration
                           Statement

                           PARKER & PARSLEY 88-B, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                          June 30,                        Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  613,966   $  591,346   $1,318,092   $  717,449   $  578,573   $  810,500   $1,052,408
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $  383,951   $  547,793   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  331,361   $  347,058   $  805,539   $  236,642   $ (488,631)  $ (344,997)  $  397,674
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
         partner                   $    3,314   $    3,471   $    8,055   $    2,366   $   (4,887)  $   (3,450)  $    3,977
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners             $  328,047   $  343,587   $  797,484   $  234,276   $ (483,744)  $ (341,547)  $  393,697
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    36.64   $    38.37   $    89.06   $    26.16   $   (54.03)  $   (38.14)  $    43.97
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    28.91   $    38.90   $    86.90   $    28.92   $    24.02   $    50.67   $    54.14
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,403,977   $1,317,412   $1,327,803   $1,313,164   $1,334,302   $2,051,284   $2,848,468
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039
                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 88-C CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 88-C Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-C Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 88-C CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                  $      3,411

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                              $      3,591

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)    $        996

Merger Value per $1,000 Limited Partner Investment(b), (c)                                               $     292.92

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                            3.52 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                       $     150.70

      --    as of December 31, 2000(c)                                                                   $     142.82

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                        $     273.28

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                          $     284.32

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)            $        149

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as any value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                        PARKER & PARSLEY 88-C CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000


                                   (Unaudited)

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS



                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                  ASSETS
Current assets:
   Cash                                             $   110,984    $    51,156
   Accounts receivable - oil and gas sales               51,595         66,963
                                                     ----------     ----------
        Total current assets                            162,579        118,119
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
   successful efforts accounting method               2,399,899      2,458,118
Accumulated depletion                                (2,032,952)    (2,078,258)
                                                     ----------     ----------
        Net oil and gas properties                      366,947        379,860
                                                     ----------     ----------
                                                    $   529,526    $   497,979
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                     $    10,309    $     5,927

Partners' capital:
   Managing general partner                               5,177          4,905
   Limited partners (3,411 interests)                   514,040        487,147
                                                     ----------     ----------
                                                        519,217        492,052
                                                     ----------     ----------
                                                    $   529,526    $   497,979
                                                     ==========     ==========



The financial information included herein as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                     Three months ended        Six months ended
                                           June 30,                 June 30,
                                   ---------------------    ---------------------
                                      2001        2000         2001       2000
                                   ---------   ---------    ---------   ---------
Revenues:
  Oil and gas                      $ 102,918   $ 103,726    $ 215,104   $ 198,755
  Interest                               789       1,027        1,734       1,783
  Gain on disposition of assets        2,508       2,824        2,508       2,824
                                    --------    --------     --------    --------
                                     106,215     107,577      219,346     203,362
                                    --------    --------     --------    --------
Costs and expenses:
  Oil and gas production              47,040      39,337       82,788      73,398
  General and administrative           2,912       3,112        6,678       5,963
  Depletion                            7,817       6,008       13,659      12,975
  Abandoned property                   3,230         -          3,230         -
                                    --------    --------     --------    --------
                                      60,999      48,457      106,355      92,336
                                    --------    --------     --------    --------
Net income                         $  45,216   $  59,120    $ 112,991   $ 111,026
                                    ========    ========     ========    ========
Allocation of net income:
  Managing general partner         $     452   $     591    $   1,130   $   1,110
                                    ========    ========     ========    ========
  Limited partners                 $  44,764   $  58,529    $ 111,861   $ 109,916
                                    ========    ========     ========    ========
Net income per limited
  partnership interest             $   13.12   $   17.15    $   32.79   $   32.22
                                    ========    ========     ========    ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                         Managing
                                         general      Limited
                                         partner      partners       Total
                                        ---------    ----------    ----------


Balance at January 1, 2001              $   4,905    $  487,147    $  492,052

    Distributions                            (858)      (84,968)      (85,826)

    Net income                              1,130       111,861       112,991
                                         --------     ---------     ---------

Balance at June 30, 2001                $   5,177    $  514,040    $  519,217
                                         ========     =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                            Six months ended
                                                                 June 30,
                                                         ----------------------
                                                            2001        2000
                                                         ---------    ---------
Cash flows from operating activities:
  Net income                                             $ 112,991    $ 111,026
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                            13,659       12,975
       Gain on disposition of assets                        (2,508)      (2,824)
  Changes in assets and liabilities:
       Accounts receivable                                  15,368      (11,879)
       Accounts payable                                      5,157        2,361
                                                          --------     --------
           Net cash provided by operating activities       144,667      111,659
                                                          --------     --------
Cash flows from investing activities:
  Additions to oil and gas properties                         (931)      (1,751)
  Proceeds from asset dispositions                           1,918        2,824
                                                          --------     --------
           Net cash provided by investing activities           987        1,073
                                                          --------     --------
Cash flows used in financing activities:
  Cash distributions to partners                           (85,826)    (119,650)
                                                          --------     --------
Net increase (decrease) in cash                             59,828       (6,918)
Cash at beginning of period                                 51,156       56,353
                                                          --------     --------
Cash at end of period                                    $ 110,984    $  49,435
                                                          ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 88-C Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 8% to $215,104 for the six months ended June 30, 2001 as compared to $198,755 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 4,777 barrels of oil, 1,958 barrels of natural gas liquids ("NGLs") and 8,160 mcf of gas were sold, or 8,095 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 5,355 barrels of oil, 2,398 barrels of NGLs and 9,952 mcf of gas were sold, or 9,412 BOEs.

The average price received per barrel of oil increased $1.44, or 5%, from $26.96 for the six months ended June 30, 2000 to $28.40 for the same period in 2001. The average price received per barrel of NGLs increased $3.13, or 22%, from $13.94 during the six months ended June 30, 2000 to $17.07 for the same period in 2001. The average price received per mcf of gas increased 169% from $2.10 during the six months ended June 30, 2000 to $5.64 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $2,508 and $2,824 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 resulted from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $106,355 for the six months ended June 30, 2001 as compared to $92,336 for the same period in 2000, an increase of $14,019, or 15%. The increase was due to increases in production costs, general and administrative expenses ("G&A"), depletion and abandoned property costs.

Production costs were $82,788 for the six months ended June 30, 2001 and $73,398 for the same period in 2000 resulting in a $9,390 increase, or 13%. The increase was due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel costs. During this period, G&A increased 12%, from $5,963 for the six months ended June 30, 2000 to $6,678 for the same period in 2001, primarily due to increased audit and tax fees.

Depletion was $13,659 for the six months ended June 30, 2001 as compared to $12,975 for the same period in 2000, an increase of $684, or 5%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 578 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $3,230 were incurred for the six months ended June 30, 2001 to plug and abandon one well.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased slightly to $102,918 for the three months ended June 30, 2001 as compared to $103,726 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 2,619 barrels of oil, 1,005 barrels of NGLs and 4,630 mcf of gas were sold, or 4,396 BOEs. For the three months ended June 30, 2000, 2,662 barrels of oil, 1,276 barrels of NGLs and 5,183 mcf of gas were sold, or 4,802 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.57 for the three months ended June 30, 2000 to $26.99 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.16, or 8%, from $13.67 during the three months ended June 30, 2000 to $14.83 for the same period in 2001. The average price received per mcf of gas increased 51% to $3.74 during the three months ended June 30, 2001 from $2.47 during the same period in 2000.

Gains on disposition of assets of $2,508 and $2,824 were recognized during the three months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 resulted from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $60,999 for the three months ended June 30, 2001 as compared to $48,457 for the same period in 2000, an increase of $12,542, or 26%. This increase was due to increases in production costs, depletion and abandoned property costs, offset by a decline in G&A.

Production costs were $47,040 for the three months ended June 30, 2001 and $39,337 for the same period in 2000, resulting in a $7,703 increase, or 20%. The increase was due to additional workover and well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 6%, from $3,112 for the three months ended June 30, 2000 to $2,912 for the same period in 2001, primarily due to a decline in audit and tax fees.

Depletion was $7,817 for the three months ended June 30, 2001 as compared to $6,008 for the same period in 2000, an increase of $1,809, or 30%. This increase was attributable to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 43 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $3,230 were incurred for the three months ended June 30, 2001 to plug and abandon one well.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $33,008 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $16,300 and a reduction in working capital of $30,043, offset by increases in production costs of $9,390, G&A expenses of $715 and abandoned property costs of $3,230. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $50,373 to oil and gas receipts, offset by $34,073 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to increased audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds of $1,918 and $2,824 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 resulted from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $85,826, of which $858 was distributed to the managing general partner and $84,968 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $119,650, of which $1,197 was distributed to the managing general partner and $118,453 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and

46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-C Conv., L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-C Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-C Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                               Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                            2000                1999
                                                         -----------        -----------
              ASSETS
              ------

Current assets:
  Cash                                                   $    51,156        $    56,353
  Accounts receivable - oil and gas sales                     66,963             40,622
                                                         -----------        -----------

         Total current assets                                118,119             96,975
                                                         -----------        -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                     2,458,118          2,513,824
Accumulated depletion                                     (2,078,258)        (2,110,906)
                                                         -----------        -----------

         Net oil and gas properties                          379,860            402,918
                                                         -----------        -----------

                                                         $   497,979        $   499,893
                                                         ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                           $     5,927        $     8,955

Partners' capital:
  Managing general partner                                     4,905              4,894
  Limited partners (3,411 interests)                         487,147            486,044
                                                         -----------        -----------

                                                             492,052            490,938
                                                         -----------        -----------

                                                         $   497,979        $   499,893
                                                         ===========        ===========





   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                               2000          1999          1998
                                                            ---------     ---------     ---------

Revenues:
   Oil and gas                                              $ 443,642     $ 246,242       200,460
   Interest                                                     4,268         2,112         2,970
   Gain on disposition of assets                                5,650             -         2,175
                                                            ---------     ---------     ---------

                                                              453,560       248,354       205,605
                                                            ---------     ---------     ---------

Costs and expenses:
   Oil and gas production                                     151,650       131,165       142,438
   General and administrative                                  13,129         7,217         5,997
   Impairment of oil and gas properties                             -             -       119,715
   Depletion                                                   25,125        40,513        97,851
   Abandoned property                                           2,166             -             -
                                                            ---------     ---------     ---------

                                                              192,070       178,895       366,001
                                                            ---------     ---------     ---------

Net income (loss)                                           $ 261,490     $  69,459     $(160,396)
                                                            =========     =========     =========

Allocation of net income (loss):
   Managing general partner                                 $   2,615     $     695     $  (1,604)
                                                            =========     =========     =========

   Limited partners                                         $ 258,875     $  68,764     $(158,792)
                                                            =========     =========     =========

Net income (loss) per limited partnership interest          $   75.89     $   20.16     $  (46.55)
                                                            =========     =========     =========




   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                  Managing
                                                   general        Limited
                                                   partner        partners        Total
                                                  ---------      ---------      ---------

Partners' capital at January 1, 1998              $   7,326      $ 726,841      $ 734,167

    Distributions                                      (777)       (76,894)       (77,671)

    Net loss                                         (1,604)      (158,792)      (160,396)
                                                  ---------      ---------      ---------

Partners' capital at December 31, 1998                4,945        491,155        496,100

    Distributions                                      (746)       (73,875)       (74,621)

    Net income                                          695         68,764         69,459
                                                  ---------      ---------      ---------

Partners' capital at December 31, 1999                4,894        486,044        490,938

    Distributions                                    (2,604)      (257,772)      (260,376)

    Net income                                        2,615        258,875        261,490
                                                  ---------      ---------      ---------

Partners' capital at December 31, 2000            $   4,905      $ 487,147      $ 492,052
                                                  =========      =========      =========




   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                               2000          1999            1998
                                                            ---------      ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                         $ 261,490      $  69,459      $(160,396)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Impairment of oil and gas properties                         -              -        119,715
       Depletion                                               25,125         40,513         97,851
       Gain on disposition of assets                           (5,650)             -         (2,175)
  Changes in assets and liabilities:
       Accounts receivable                                    (26,341)       (16,186)        10,141
       Accounts payable                                        (3,028)         2,588         (7,979)
                                                            ---------      ---------      ---------

          Net cash provided by operating activities           251,596         96,374         57,157
                                                            ---------      ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties                          (2,067)        (3,851)        (5,337)
  Proceeds from disposition of assets                           5,650          3,435          2,175
                                                            ---------      ---------      ---------

          Net cash provided by (used in)
             investing activities                               3,583           (416)        (3,162)
                                                            ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                             (260,376)       (74,621)       (77,671)
                                                            ---------      ---------      ---------

Net increase (decrease) in cash                                (5,197)        21,337        (23,676)
Cash at beginning of year                                      56,353         35,016         58,692
                                                            ---------      ---------      ---------

Cash at end of year                                         $  51,156      $  56,353      $  35,016
                                                            =========      =========      =========




   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 88-C Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $119,715 related to its proved oil and gas properties during 1998.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $35,215 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                   2000            1999          1998
                                                                 ---------      ---------     ---------

Net income (loss) per statements of operations                   $ 261,490      $  69,459     $(160,396)
Depletion and depreciation provisions for tax reporting
   purposes less than amounts for financial reporting
   purposes                                                         21,929         37,157        94,995
Impairment of oil and gas properties for financial
   reporting purposes                                                    -              -       119,715
Other, net                                                            (822)         3,106        (4,638)
                                                                 ---------      ---------     ---------

         Net income per Federal income tax returns               $ 282,597      $ 109,722     $  49,676
                                                                 =========      =========     =========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                           2000             1999              1998
                                       ----------       -----------       ----------

Development costs                      $    2,067       $     3,851       $    5,337
                                       ==========       ===========       ==========

        Capitalized oil and gas properties consist of the following:

                                                  2000                1999
                                               -----------        -----------

Proved properties:
  Property acquisition costs                   $   124,434        $   128,446
  Completed wells and equipment                  2,333,684          2,385,378
                                               -----------        -----------

                                                 2,458,118          2,513,824
Accumulated depletion                           (2,078,258)        (2,110,906)
                                               -----------        -----------

        Net oil and gas properties             $   379,860        $   402,918
                                               ===========        ===========

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                  2000           1999           1998
                                                                --------       --------       --------

Payment of lease operating and supervision
  charges in accordance with standard industry
  operating agreements                                          $ 58,509       $ 56,225       $ 54,996

Reimbursement of general and administrative expenses            $  9,514       $  1,096       $  2,651

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-C, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                            Pioneer USA (1)  Partnerships (2)
                                                            ---------------  ----------------

Revenues:
  Proceeds from disposition of depreciable
     properties                                                 9.09091%        90.90909%
  All other revenues                                          24.242425%       75.757575%
Costs and expenses:
  Lease acquisition costs, drilling and completion
     costs and all other costs                                  9.09091%        90.90909%
  Operating costs, direct costs and general and
     administrative expenses                                  24.242425%       75.757575%

(1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and ten limited partner interests owned by Pioneer USA.

(2) The allocation between the Partnership and Parker & Parsley 88-C, L.P. is 58.387538% and 41.612462%, respectively.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                   Oil and NGLs          Gas
                                                      (bbls)            (mcf)
                                                   ------------      ---------

Net proved reserves at January 1, 1998                181,762          227,096
Revisions                                             (75,078)         (70,056)
Production                                            (14,859)         (19,764)
                                                    ---------        ---------

Net proved reserves at December 31, 1998               91,825          137,276
Revisions                                             124,253          193,483
Production                                            (14,136)         (21,119)
                                                    ---------        ---------

Net proved reserves at December 31, 1999              201,942          309,640
Revisions                                              35,970           23,002
Production                                            (15,453)         (19,618)
                                                    ---------        ---------

Net proved reserves at December 31, 2000              222,459          313,024
                                                    =========        =========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.56 per barrel of NGLs and $7.78 per mcf of gas, discounted at 10% was approximately $1,724,000 and undiscounted was approximately $3,597,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                             For the years ended December 31,
                                                                        ----------------------------------------
                                                                          2000            1999            1998
                                                                        --------        --------        --------
                                                                                     (in thousands)

Oil and gas producing activities:
   Future cash inflows                                                  $  7,379        $  5,029        $  1,007
   Future production costs                                                (3,782)         (2,920)           (784)
                                                                        --------        --------        --------

                                                                           3,597           2,109             223
   10% annual discount factor                                             (1,873)           (998)            (69)
                                                                        --------        --------        --------

   Standardized measure of discounted future net cash flows             $  1,724        $  1,111        $    154
                                                                        ========        ========        ========

                                                                  For the years ended December 31,
                                                              --------------------------------------
                                                                2000           1999           1998
                                                              -------        -------        -------
                                                                          (in thousands)

Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                  $  (292)       $  (115)       $   (58)
  Net changes in prices and production costs                      661            496           (461)
  Revisions of previous quantity estimates                        275            900            (94)
  Accretion of discount                                           111             15             72
  Changes in production rates, timing and other                  (142)          (339)           (26)
                                                              -------        -------        -------

  Change in present value of future net revenues                  613            957           (567)
                                                              -------        -------        -------

  Balance, beginning of year                                    1,111            154            721
                                                              -------        -------        -------

  Balance, end of year                                        $ 1,724        $ 1,111        $   154
                                                              =======        =======        =======


NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000            1999            1998
                                                   --------        --------        --------

Plains Marketing, L.P.                                52%             46%               -
Genesis Crude Oil, L.P.                                -               -               51%
Western Gas Resources, Inc.                            4%              6%              21%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $21,565 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $3,411,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 80% to $443,642 for 2000 as compared to $246,242 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 10,646 barrels of oil, 4,807 barrels of natural gas liquids ("NGLs") and 19,618 mcf of gas were sold, or 18,723 barrel of oil equivalents ("BOEs"). In 1999, 9,260 barrels of oil, 4,876 barrels of NGLs and 21,119 mcf of gas were sold, or 17,656 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.09, or 70%, from $17.24 in 1999 to $29.33 in 2000. The average price received per barrel of NGLs increased $5.41, or 52%, from $10.42 in 1999 to $15.83 in 2000. The average price received per mcf of gas increased 66% from $1.70 in 1999 to $2.82 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $5,650 recognized in 2000 was due to equipment credits received from salvage income of $4,703 on one well plugged and abandoned during the current year and $947 on one fully depleted well.

Total costs and expenses increased in 2000 to $192,070 as compared to $178,895 in 1999, an increase of $13,175, or 7%. The increase was primarily due to increases in production costs, general and administrative expenses ("G&A") and abandoned property costs, offset by a decline in depletion.

Production costs were $151,650 in 2000 and $131,165 in 1999, resulting in a $20,485 increase, or 16%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

Abandoned property costs of $2,166 during 2000 were related to the plugging and abandonment of one well during the current year.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 82% from $7,217 in 1999 to $13,129 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $9,514 in 2000 and $1,096 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $25,125 in 2000 as compared to $40,513 in 1999, representing a decrease of $15,388, or 38%. This decrease was primarily due to a 26,409 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 1,386 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 23% to $246,242 from $200,460 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 9,260 barrels of oil, 4,876 barrels of NGLs and 21,119 mcf of gas were sold, or 17,656 BOEs. In 1998, 10,457 barrels of oil, 4,402 barrels of NGLs and 19,764 mcf of gas were sold, or 18,153 BOEs.

The average price received per barrel of oil increased $3.94, or 30%, from $13.30 in 1998 to $17.24 in 1999. The average price received per barrel of NGLs increased $3.48, or 50%, from $6.94 in 1998 to $10.42 in 1999. The average price received per mcf of gas increased 10% from $1.55 in 1998 to $1.70 in 1999.

A gain on disposition of assets of $2,175 was recognized during 1998 from equipment credits on a well plugged and abandoned in 1997.

Total costs and expenses decreased in 1999 to $178,895 as compared to $366,001 in 1998, a decrease of $187,106, or 51%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $131,165 in 1999 and $142,438 in 1998, resulting in an $11,273 decrease, or 8%. The decrease was due to declines in well maintenance costs, workover expenses and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 20% from $5,997 in 1998 to $7,217 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $1,096 in 1999 and $2,651 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $119,715 related to its oil and gas properties during 1998.

Depletion was $40,513 in 1999 compared to $97,851 in 1998, representing a decrease of $57,338, or 59%. This decrease was the result of a combination of factors that included an increase in proved reserves of 79,930 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,197 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $155,222 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $199,556, offset by increases in production costs paid of $20,485, G&A expenses paid of $5,912, abandoned property costs paid of $2,166 and working capital of $15,771. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $164,214 to oil and gas receipts and an increase of $35,342 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from disposition of assets of $5,650 recognized in 2000 was due to equipment credits received from salvage income of $4,703 on one well plugged and abandoned during the current year and $947 on one fully depleted well. Proceeds from disposition of assets of $3,435 during 1999 were received from equipment credits on active wells.

Net Cash Used in Financing Activities

For 2000, cash distributions to the partners were $260,376, of which $2,604 was distributed to the managing general partner and $257,772 to the limited partners. In 1999, cash distributions to the partners were $74,621, of which $746 was distributed to the managing general partner and $73,875 to the limited partners.

                        PARKER & PARSLEY 88-C CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                  ----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                  ---------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales               $ 215,104   $  198,755   $  443,642   $  246,242   $  200,460   $  284,284   $  372,187
                                  ==========  ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                $      --   $       --   $       --   $       --   $  119,715   $  137,839   $    4,494
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)               $ 112,991   $  111,026   $  261,490   $   69,459   $ (160,396)  $  (84,748)  $  128,417
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                $   1,130   $    1,110   $    2,615   $      695   $   (1,604)  $     (847)  $    1,284
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners         $ 111,861   $  109,916   $  258,875   $   68,764   $ (158,792)  $  (83,901)  $  127,133
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest          $   32.79   $    32.22   $    75.89   $    20.16   $   (46.55)  $   (24.60)  $    37.27
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest          $   24.91   $    34.73   $    75.57   $    21.66   $    22.54   $    44.49   $    47.64
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                    $ 529,526   $  493,630   $  497,979   $  499,893   $  502,467   $  748,513   $  982,497
                                  =========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 88-C, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 88-C, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 88-C, L.P.:

    o  A table containing:

       --  the aggregate initial investment by the limited partners

       -- the aggregate historical limited partner distributions through July 31, 2001

       -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

       --  the merger value per $1,000 limited partner investment

       -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

       -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

       --  the going concern value per $1,000 limited partner investment

       --  the liquidation value per $1,000 limited partner investment

       -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

    o  Information about:

       --  the legal opinion for the limited partners

       --  the term of the partnership

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

    o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 88-C, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                        $   2,431

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                    $   2,558

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $     706
USA(a),(b)

Merger Value per $1,000 Limited Partner Investment(b), (c)                                     $  291.04

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.50 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

     --  as of June 30, 2001(c)                                                                $  148.52

     --  as of December 31, 2000(c)                                                            $  140.76

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                              $  271.40

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                $  282.45

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c),      $     149
(f)

----------

(a) Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d) The going concern value for the partnership is based upon: (1) the sum of
    (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

    The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

    The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                          PARKER & PARSLEY 88-C , L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,      December 31,
                                                        2001            2000
                                                    -----------     -----------
                                                    (Unaudited)
                 ASSETS
Current assets:
  Cash                                              $    74,126     $    31,689
  Accounts receivable - oil and gas sales                36,776          47,902
                                                     ----------      ----------
        Total current assets                            110,902          79,591
                                                     ----------      ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                1,710,394       1,751,887
Accumulated depletion                                (1,449,252)     (1,481,594)
                                                     ----------      ----------
        Net oil and gas properties                      261,142         270,293
                                                     ----------      ----------
                                                    $   372,044     $   349,884
                                                     ==========      ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $     7,371     $     4,246

Partners' capital:
  Managing general partner                                3,633           3,443
  Limited partners (2,431 interests)                    361,040         342,195
                                                     ----------      ----------
                                                        364,673         345,638
                                                     ----------      ----------
                                                    $   372,044     $   349,884
                                                     ==========      ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                      Three months ended        Six months ended
                                            June 30,                 June 30,
                                    ----------------------    ----------------------
                                       2001         2000        2001         2000
                                    ---------    ---------    ---------    ---------
Revenues:
   Oil and gas                      $  73,295    $  73,472    $ 153,108    $ 141,499
   Interest                               514          677        1,033        1,174
   Gain on disposition of assets        1,788        2,013        1,788        2,013
                                     --------     --------     --------     --------
                                       75,597       76,162      155,929      144,686
                                     --------     --------     --------     --------
Costs and expenses:
   Oil and gas production              33,489       28,016       58,961       52,306
   General and administrative           2,359        2,204        4,753        4,245
   Depletion                            5,534        4,268        9,682        9,251
   Abandoned property                   2,330          -          2,330          -
                                     --------     --------     --------     --------
                                       43,712       34,488       75,726       65,802
                                     --------     --------     --------     --------
Net income                          $  31,885    $  41,674    $  80,203    $  78,884
                                     ========     ========     ========     ========
Allocation of net income:
   Managing general partner         $     319    $     417    $     802    $     789
                                     ========     ========     ========     ========
   Limited partners                 $  31,566    $  41,257    $  79,401    $  78,095
                                     ========     ========     ========     ========
Net income per limited
   partnership interest             $   12.98    $   16.97    $   32.66    $   32.12
                                     ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                         Managing
                                         general      Limited
                                         partner      partners        Total
                                        ---------    ----------    ----------


Balance at January 1, 2001              $   3,443    $  342,195    $  345,638

    Distributions                            (612)      (60,556)      (61,168)

    Net income                                802        79,401        80,203
                                         --------     ---------     ---------

Balance at June 30, 2001                $   3,633    $  361,040    $  364,673
                                         ========     =========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                            Six months ended
                                                                 June 30,
                                                         ----------------------
                                                            2001        2000
                                                         ---------    ---------
Cash flows from operating activities:
  Net income                                             $  80,203    $  78,884
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                             9,682        9,251
       Gain on disposition of assets                        (1,788)      (2,013)
  Changes in assets and liabilities:
       Accounts receivable                                  11,126       (8,319)
       Accounts payable                                      3,678        1,630
                                                          --------     --------
            Net cash provided by operating activities      102,901       79,433
                                                          --------     --------
Cash flows from investing activities:
  Additions to oil and gas properties                         (663)      (1,248)
  Proceeds from asset dispositions                           1,367        2,013
                                                          --------     --------
            Net cash provided by investing activities          704          765
                                                          --------     --------
Cash flows used in financing activities:
  Cash distributions to partners                           (61,168)     (85,274)
                                                          --------     --------
Net increase (decrease) in cash                             42,437       (5,076)
Cash at beginning of period                                 31,689       35,943
                                                          --------     --------
Cash at end of period                                    $  74,126    $  30,867
                                                          ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 88-C, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 8% to $153,108 for the six months ended June 30, 2001 as compared to $141,499 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 3,403 barrels of oil, 1,389 barrels of natural gas liquids ("NGLs") and 5,811 mcf of gas were sold, or 5,761 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 3,814 barrels of oil, 1,706 barrels of NGLs and 7,086 mcf of gas were sold, or 6,701 BOEs.

The average price received per barrel of oil increased $1.44, or 5%, from $26.96 for the six months ended June 30, 2000 to $28.40 for the same period in 2001. The average price received per barrel of NGLs increased $3.13, or 22%, from $13.94 during the six months ended June 30, 2000 to $17.07 for the same period in 2001. The average price received per mcf of gas increased 169% from $2.10 during the six months ended June 30, 2000 to $5.64 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $1,788 and $2,013 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 was due to equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $75,726 for the six months ended June 30, 2001 as compared to $65,802 for the same period in 2000, an increase of $9,924, or 15%. This increase was due to increases in production costs, general and administrative expenses ("G&A"), depletion and abandoned property costs.

Production costs were $58,961 for the six months ended June 30, 2001 and $52,306 for the same period in 2000 resulting in a $6,655 increase, or 13%. The increase was due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12%, from $4,245 for the six months ended June 30, 2000 to $4,753 for the same period in 2001, primarily due to increased audit and tax fees.

Depletion was $9,682 for the six months ended June 30, 2001 as compared to $9,251 for the same period in 2000, an increase of $431, or 5%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 411 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $2,330 were incurred for the six months ended June 30, 2001 to plug and abandon one well.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased slightly to $73,295 for the three months ended June 30, 2001 as compared to $73,472 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 1,866 barrels of oil, 716 barrels of NGLs and 3,294 mcf of gas were sold, or 3,131 BOEs. For the three months ended June 30, 2000, 1,884 barrels of oil, 907 barrels of NGLs and 3,694 mcf of gas were sold, or 3,407 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.57 for the three months ended June 30, 2000 to $26.99 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.16, or 8%, from $13.67 during the three months ended June 30, 2000 to $14.83 for the same period in 2001. The average price received per mcf of gas increased 51% to $3.74 during the three months ended June 30, 2001 from $2.47 during the same period in 2000.

Gains on disposition of assets of $1,788 and $2,013 were recognized during the three months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 was due to equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $43,712 for the three months ended June 30, 2001 as compared to $34,488 for the same period in 2000, an increase of $9,224, or 27%. This increase was due to increases in production costs, G&A, depletion and abandoned property costs.

Production costs were $33,489 for the three months ended June 30, 2001 and $28,016 for the same period in 2000, resulting in a $5,473 increase, or 20%. The increase was due to additional workover and well maintenance costs incurred to stimulate well production.

During this period, G&A increased 7%, from $2,204 for the three months ended June 30, 2000 to $2,359 for the same period in 2001, primarily due to increased audit and tax fees.

Depletion was $5,534 for the three months ended June 30, 2001 as compared to $4,268 for the same period in 2000, an increase of $1,266, or 30%. This increase was attributable to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 18 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $2,330 were incurred for the three months ended June 30, 2001 to plug and abandon one well.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $23,468 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $11,468 and a reduction in working capital of $21,493, offset by increases in production costs of $6,655, G&A expenses of $508 and abandoned property costs of $2,330. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $35,738 to oil and gas receipts, offset by $24,270 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes due to higher oil and gas prices. The increase in G&A was primarily due to increased audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $1,367 and $2,013 were recognized during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during 2001 were due to salvage income received on a well plugged and abandoned during the current year. The proceeds recognized during 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $61,168, of which $612 was distributed to the managing general partner and $60,556 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $85,274, of which $853 was distributed to the managing general partner and $84,421 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 88-C, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 88-C, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 88-C, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                               Ernst & Young LLP


Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                     2000           1999
                                                 -----------    -----------
                     ASSETS

Current assets:
  Cash                                           $    31,689    $    35,943
  Accounts receivable - oil and gas sales             47,902         28,942
                                                 -----------    -----------

           Total current assets                       79,591         64,885
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method             1,751,887      1,791,588
Accumulated depletion                             (1,481,594)    (1,504,855)
                                                 -----------    -----------

           Net oil and gas properties                270,293        286,733
                                                 -----------    -----------

                                                 $   349,884    $   351,618
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                   $     4,246    $     6,404

Partners' capital:
  Managing general partner                             3,443          3,439
  Limited partners (2,431 interests)                 342,195        341,775
                                                 -----------    -----------

                                                     345,638        345,214
                                                 -----------    -----------

                                                 $   349,884    $   351,618
                                                 ===========    ===========


The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                       2000        1999        1998
                                                     ---------   ---------   ---------

Revenues:
  Oil and gas                                        $ 316,382   $ 175,483     142,874
  Interest                                               2,805       1,335       1,945
  Gain on disposition of assets                          4,027          --       1,550
                                                     ---------   ---------   ---------

                                                       323,214     176,818     146,369
                                                     ---------   ---------   ---------

Costs and expenses:
  Oil and gas production                               108,093      93,481     101,514
  General and administrative                             9,672       5,434       4,303
  Impairment of oil and gas properties                      --          --      85,160
  Depletion                                             17,913      28,843      69,935
  Abandoned property                                     1,544          --          --
                                                     ---------   ---------   ---------

                                                       137,222     127,758     260,912
                                                     ---------   ---------   ---------

Net income (loss)                                    $ 185,992   $  49,060   $(114,543)
                                                     =========   =========   =========

Allocation of net income (loss):
  Managing general partner                           $   1,860   $     491   $  (1,145)
                                                     =========   =========   =========

  Limited partners                                   $ 184,132   $  48,569   $(113,398)
                                                     =========   =========   =========

Net income (loss) per limited partnership interest   $   75.74   $   19.98   $  (46.65)
                                                     =========   =========   =========


The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                Managing
                                                 general      Limited
                                                 partner      partners       Total
                                                 ---------    ---------    ---------
Partners' capital at January 1, 1998             $   5,179    $ 514,055    $ 519,234

     Distributions                                    (554)     (54,801)     (55,355)

     Net loss                                       (1,145)    (113,398)    (114,543)
                                                 ---------    ---------    ---------

Partners' capital at December 31, 1998               3,480      345,856      349,336

     Distributions                                    (532)     (52,650)     (53,182)

     Net income                                        491       48,569       49,060
                                                 ---------    ---------    ---------

Partners' capital at December 31, 1999               3,439      341,775      345,214

     Distributions                                  (1,856)    (183,712)    (185,568)

     Net income                                      1,860      184,132      185,992
                                                 ---------    ---------    ---------

Partners' capital at December 31, 2000           $   3,443    $ 342,195    $ 345,638
                                                 =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                           2000         1999         1998
                                                         ---------    ---------    ---------

Cash flows from operating activities:
    Net income (loss)                                    $ 185,992    $  49,060    $(114,543)
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Impairment of oil and gas properties                  --           --       85,160
          Depletion                                         17,913       28,843       69,935
          Gain on disposition of assets                     (4,027)          --       (1,550)
    Changes in assets and liabilities:
          Accounts receivable                              (18,960)     (11,532)       7,229
          Accounts payable                                  (2,158)       1,866       (5,686)
                                                         ---------    ---------    ---------

             Net cash provided by operating activities     178,760       68,237       40,545
                                                         ---------    ---------    ---------

Cash flows from investing activities:
    Additions to oil and gas properties                     (1,473)      (2,744)      (3,804)
    Proceeds from disposition of assets                      4,027        2,448        1,550
                                                         ---------    ---------    ---------

             Net cash provided by (used in)
                investing activities                         2,554         (296)      (2,254)
                                                         ---------    ---------    ---------

Cash flows used in financing activities:
    Cash distributions to partners                        (185,568)     (53,182)     (55,355)
                                                         ---------    ---------    ---------

Net increase (decrease) in cash                             (4,254)      14,759      (17,064)
Cash at beginning of year                                   35,943       21,184       38,248
                                                         ---------    ---------    ---------

Cash at end of year                                      $  31,689    $  35,943    $  21,184
                                                         =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 88-C, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.  IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $85,160 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $24,633 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                                  2000         1999        1998
                                                                ---------    ---------   ---------

      Net income (loss) per statements of operations            $ 185,992    $  49,060   $(114,543)
      Depletion and depreciation provisions for tax reporting
        purposes less than amounts for financial reporting
        purposes                                                   15,635       26,451      67,898
      Impairment of oil and gas properties for financial
        reporting purposes                                             --           --      85,160
      Other, net                                                     (560)       2,209      (3,307)
                                                                ---------    ---------   ---------

              Net income per Federal income tax returns         $ 201,067    $  77,720   $  35,208
                                                                =========    =========   =========


NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:


                                                                              2000                1999                 1998
                                                                         -------------        -------------       -------------
      Development costs                                                  $       1,473       $       2,744        $       3,804
                                                                          ============        ============         ============

        Capitalized oil and gas properties consist of the following:


                                               2000           1999
                                           -----------    -----------
      Proved properties:
        Property acquisition costs         $    88,684    $    91,543
        Completed wells and equipment        1,663,203      1,700,045
                                           -----------    -----------

                                             1,751,887      1,791,588
      Accumulated depletion                 (1,481,594)    (1,504,855)
                                           -----------    -----------

              Net oil and gas properties   $   270,293    $   286,733
                                           ===========    ===========

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:



                                                    2000      1999      1998
                                                   -------   -------   -------
     Payment of lease operating and supervision
        charges in accordance with standard
        industry operating agreements              $41,699   $40,071   $39,194

     Reimbursement of general and administrative
        expenses                                   $ 6,776   $   782   $ 1,889


        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, Parker & Parsley 88-C Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:


                                                              Pioneer USA(1)   Partnerships (2)
                                                              --------------   ----------------
      Revenues:
        Proceeds from disposition of depreciable
            properties                                             9.09091%       90.90909%
        All other revenues                                        24.242425%      75.757575%

      Costs and expenses:
        Lease acquisition costs, drilling and completion
            costs and all other costs                              9.09091%       90.90909%
        Operating costs, direct costs and general and
            administrative expenses                               24.242425%      75.757575%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and five limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 88-C Conv., L.P. is 41.612462% and 58.387538%, respectively.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.



                                                           Oil and NGLs     Gas
                                                              (bbls)       (mcf)
                                                             --------    --------

     Net proved reserves at January 1, 1998                   129,544     161,856
     Revisions                                                (53,503)    (49,926)
     Production                                               (10,596)    (14,091)
                                                             --------    --------

     Net proved reserves at December 31, 1998                  65,445      97,839
     Revisions                                                 88,560     137,904
     Production                                               (10,071)    (15,049)
                                                             --------    --------

     Net proved reserves at December 31, 1999                 143,934     220,694
     Revisions                                                 25,631      16,368
     Production                                               (11,023)    (13,979)
                                                             --------    --------

     Net proved reserves at December 31, 2000                 158,542     223,083
                                                             ========    ========

        As of December 31, 2000 the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.56 per barrel of NGLs and $7.78 per mcf of gas, discounted at 10% was approximately $1,229,000 and undiscounted was $2,564,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.



                                                                  For the years ended December 31,
                                                                  --------------------------------
                                                                     2000       1999       1998
                                                                   -------    -------    -------
                                                                           (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $ 5,259    $ 3,584    $   717
   Future production costs                                          (2,695)    (2,081)      (558)
                                                                   -------    -------    -------

                                                                     2,564      1,503        159
   10% annual discount factor                                       (1,335)      (711)       (49)
                                                                   -------    -------    -------

   Standardized measure of discounted future net cash flows        $ 1,229    $   792    $   110
                                                                   =======    =======    =======


                                                                   For the years ended December 31,
                                                                   --------------------------------
                                                                      2000       1999       1998
                                                                   -------    -------    -------
                                                                            (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                   $  (208)   $   (82)   $   (41)
      Net changes in prices and production costs                       471        354       (328)
      Revisions of previous quantity estimates                         196        641        (67)
      Accretion of discount                                             79         11         51
      Changes in production rates, timing and other                   (101)      (242)       (19)
                                                                   -------    -------    -------

      Change in present value of future net revenues                   437        682       (404)
                                                                   -------    -------    -------

      Balance, beginning of year                                       792        110        514
                                                                   -------    -------    -------

      Balance, end of year                                         $ 1,229    $   792    $   110
                                                                   =======    =======    =======


NOTE 8.  MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                        2000                1999               1998
                                                      -------             -------            --------
                    Plains Marketing, L.P.                  52%                45%                 -
                    Genesis Crude Oil, L.P.                  -                  -                 51%
                    Western Gas Resources, Inc.              4%                 6%                21%


        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $15,388 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $2,431,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                           PARKER & PARSLEY 88-C, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 80% to $316,382 for 2000 as compared to $175,483 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 7,593 barrels of oil, 3,430 barrels of natural gas liquids ("NGLs") and 13,979 mcf of gas were sold, or 13,353 barrel of oil equivalents ("BOEs"). In 1999, 6,595 barrels of oil, 3,476 barrels of NGLs and 15,049 mcf of gas were sold, or 12,579 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.09, or 70%, from $17.24 in 1999 to $29.33 in 2000. The average price received per barrel of NGLs increased $5.41, or 52%, from $10.42 in 1999 to $15.83 in 2000. The average price received per mcf of gas increased 66% from $1.70 in 1999 to $2.82 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $4,027 recognized in 2000 was due to salvage income from equipment credits of $3,352 on one well plugged and abandoned during the current year and $675 on one fully depleted well.

Total costs and expenses increased in 2000 to $137,222 as compared to $127,758 in 1999, an increase of $9,464, or 7%. The increase was primarily due to increases in production costs, general and administrative expenses ("G&A") and abandoned property costs, offset by a decline in depletion.

Production costs were $108,093 in 2000 and $93,481 in 1999, resulting in a $14,612, or 16%, increase. The increase was primarily due to higher production taxes associated with higher oil and gas prices, additional well maintenance and workover costs incurred to stimulate well production.

Abandoned property costs of $1,544 during 2000 were related to the plugging and abandonment of one well during the current year.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 78% from $5,434 in 1999 to $9,672 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $6,776 in 2000 and $782 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

                2000 as compared to $28,843 in 1999, representing a decrease of $10,930, or 38%. This decrease was primarily due to a 18,820 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 998 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 23% to $175,483 from $142,874 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 6,595 barrels of oil, 3,476 barrels of NGLs and 15,049 mcf of gas were sold, or 12,579 BOEs. In 1998, 7,453 barrels of oil, 3,143 barrels of NGLs and 14,091 mcf of gas were sold, or 12,945 BOEs.

The average price received per barrel of oil increased $3.94, or 30%, from $13.30 in 1998 to $17.24 in 1999. The average price received per barrel of NGLs increased $3.48, or 50%, from $6.94 in 1998 to $10.42 in 1999. The average price received per mcf of gas increased 10% from $1.55 in 1998 to $1.70 in 1999.

A gain on disposition of assets of $1,550 was recognized during 1998 from equipment credits on a well plugged and abandoned in 1997.

Total costs and expenses decreased in 1999 to $127,758 as compared to $260,912 in 1998, a decrease of $133,154, or 51%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $93,481 in 1999 and $101,514 in 1998, resulting in an $8,033, or 8%, decrease. The decrease was due to declines in well maintenance costs, workover expenses and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 26% from $4,303 in 1998 to $5,434 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $782 in 1999 and $1,889 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $85,160 related to its oil and gas properties during 1998.

Depletion was $28,843 in 1999 compared to $69,935 in 1998, representing a decrease of $41,092, or 59%. This decrease was the result of a combination of factors that included an increase in proved reserves of 56,967 barrels of oil during 1999 due to higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 858 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $110,523 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $142,369, offset by increases in production costs paid of $14,612, G&A expenses paid of $4,238, abandoned property costs paid of $1,544 and working capital of $11,452. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $116,842 to oil and gas receipts and an increase of $25,527 resulting from an increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds from disposition of assets of $4,027 during 2000 were due to salvage income from equipment credits of $3,352 on one well plugged and abandoned during the current year and $675 on one fully depleted well. Proceeds from disposition of assets of $2,448 during 1999 were from equipment credits on active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $185,568, of which $1,856 was distributed to the managing general partner and $183,712 to the limited partners. In 1999, cash distributions to the partners were $53,182, of which $532 was distributed to the managing general partner and $52,650 to the limited partners.

                           PARKER & PARSLEY 88-C, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                          June 30,                            Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $153,108   $  141,499   $  316,382   $  175,483   $  142,874   $  202,605   $  265,257
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $     --   $       --   $       --   $       --   $   85,160   $   98,341   $    3,203
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $ 80,203   $   78,884   $  185,992   $   49,060   $ (114,543)  $  (60,727)  $   91,333
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    802   $      789   $    1,860   $      491   $   (1,145)  $     (607)  $      913
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $ 79,401   $   78,095   $  184,132   $   48,569   $ (113,398)  $  (60,120)  $   90,420
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $  32.66  $     32.12  $    75.74   $    19.98   $   (46.65)  $   (24.73)  $    37.19
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $  24.91   $    34.73   $    75.57   $    21.66   $    22.54   $    44.49   $    47.64
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $372,044   $  346,858   $  349,884   $  351,618   $  353,874   $  529,458   $  696,541
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                              --------------------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                              --------------------

     This document contains important information specific to Parker & Parsley Producing Properties 88-A, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Producing Properties 88-A, L.P.:

         o  A table containing:

            --  the aggregate initial investment by the limited partners

            -- the aggregate historical limited partner distributions through July 31, 2001

            -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

            --  the merger value per $1,000 limited partner investment

            -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

            -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

            --  the going concern value per $1,000 limited partner investment

            --  the liquidation value per $1,000 limited partner investment

            -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

         o  Information about:

            --  the legal opinion for the limited partners

            --  the term of the partnership

         o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

         o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

         o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                 PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.

                          SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                          $   5,611

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                      $   6,928

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer          $   2,053
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                       $  368.52

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the
past four quarterly distributions including the distribution in July 2001  (b), (c)                     4.13 times

Book Value per $1,000 Limited Partner Investment:

        --  as of June 30, 2001  (c)                                                               $  267.85

        --  as of December 31, 2000  (c)                                                           $  263.74

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                                $  346.58

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                                  $  358.41

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment  (f)                --

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (B) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Not applicable. Since this partnership purchased producing properties, there were no intangible drilling and development costs nor any related write-off for tax purposes.

           INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     Although not required by the partnership agreement for the partnership, special legal counsel will render an opinion on behalf of the limited partners to Pioneer USA that (1) neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners; and (2) neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion will be submitted for approval by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-19133-A


                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
             (Exact name of Registrant as specified in its charter)


                         Delaware                             75-2225758
          -----------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
     -------------------------------------------------         -----------
         (Address of principal executive offices)               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.

                                TABLE OF CONTENTS


                                                                      Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000...................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001...................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000................................    6

            Notes to Financial Statements...........................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations...................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K........................   11

            Signatures..............................................   12

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                ASSETS
Current assets:
  Cash                                               $   369,133    $   253,499
  Accounts receivable - oil and gas sales                 68,621        115,810
                                                      ----------     ----------
        Total current assets                             437,754        369,309
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 4,855,712      4,855,712
Accumulated depletion                                 (3,755,768)    (3,719,241)
                                                      ----------     ----------
        Net oil and gas properties                     1,099,944      1,136,471
                                                      ----------     ----------
                                                     $ 1,537,698    $ 1,505,780
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    19,658    $    11,054

Partners' capital:
  Managing general partner                                15,113         14,879
  Limited partners (11,222 interests)                  1,502,927      1,479,847
                                                      ----------     ----------
                                                       1,518,040      1,494,726
                                                      ----------     ----------
                                                     $ 1,537,698    $ 1,505,780
                                                      ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                     Three months ended         Six months ended
                                          June 30,                   June 30,
                                   ----------------------    ----------------------
                                      2001        2000         2001         2000
                                   ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                      $ 154,567    $ 197,479    $ 350,012    $ 346,895
  Interest                             3,000        4,202        6,225        7,804
  Gain on disposition of assets        6,447          -          6,447        9,859
                                    --------     --------     --------     --------
                                     164,014      201,681      362,684      364,558
                                    --------     --------     --------     --------
Costs and expenses:
  Oil and gas production              61,994      124,619      127,329      199,253
  General and administrative           4,643        5,925       10,506       10,407
  Depletion                           16,473       17,322       36,527       29,947
  Abandoned property                  10,766          -         10,766          -
                                    --------     --------     --------     --------
                                      93,876      147,866      185,128      239,607
                                    --------     --------     --------     --------
Net income                         $  70,138    $  53,815    $ 177,556    $ 124,951
                                    ========     ========     ========     ========
Allocation of net income:
  Managing general partner         $     702    $     539    $   1,776    $   1,250
                                    ========     ========     ========     ========
  Limited partners                 $  69,436    $  53,276    $ 175,780    $ 123,701
                                    ========     ========     ========     ========
Net income per limited
  partnership interest             $    6.18    $    4.74    $   15.66    $   11.02
                                    ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                       Managing
                                       general        Limited
                                       partner        partners         Total
                                      ----------     ----------     ----------


Balance at January 1, 2001            $   14,879     $1,479,847     $1,494,726

    Distributions                         (1,542)      (152,700)      (154,242)

    Net income                             1,776        175,780        177,556
                                       ---------      ---------      ---------

Balance at June 30, 2001              $   15,113     $1,502,927     $1,518,040
                                       =========      =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                         Six months ended
                                                              June 30,
                                                     -------------------------
                                                         2001          2000
                                                     ----------     ----------
Cash flows from operating activities:
 Net income                                          $  177,556     $  124,951
 Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                         36,527         29,947
       Gain on disposition of assets                     (6,447)        (9,859)
 Changes in assets and liabilities:
       Accounts receivable                               47,189        (14,004)
       Accounts payable                                   8,604         12,811
                                                      ---------      ---------
         Net cash provided by operating activities      263,429        143,846
                                                      ---------      ---------
Cash flows from investing activities:
 Additions to oil and gas properties                        -             (782)
 Proceeds from asset dispositions                         6,447          9,859
                                                      ---------      ---------
         Net cash provided by investing activities        6,447          9,077
                                                      ---------      ---------
Cash flows used in financing activities:
 Cash distributions to partners                        (154,242)      (232,627)
                                                      ---------      ---------
Net increase (decrease) in cash                         115,634        (79,704)
Cash at beginning of period                             253,499        323,271
                                                      ---------      ---------
Cash at end of period                                $  369,133     $  243,567
                                                      =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Producing Properties 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 1% to $350,012 for the six months ended June 30, 2001 as compared to $346,895 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decline in production and lower average prices received for oil. For the six months ended June 30, 2001, 8,258 barrels of oil, 3,840 barrels of natural gas liquids ("NGLs") and 16,169 mcf of gas were sold, or 14,793 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 8,488 barrels of oil, 5,238 barrels of NGLs and 20,402 mcf of gas were sold, or 17,126 BOEs.

The average price received per barrel of oil decreased $.53, or 2%, from $27.71 for the six months ended June 30, 2000 to $27.18 for the same period in 2001. The average price received per barrel of NGLs increased $.47, or 3%, from $13.93 during the six months ended June 30, 2000 to $14.40 for the same period in 2001. The average price received per mcf of gas increased 129% from $1.90 during the six months ended June 30, 2000 to $4.35 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $6,447 and $9,859 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the six months ended June 30, 2001 resulted from equipment credits received on one well that was plugged and abandoned during the current period. Expenses incurred during the six months ended June 30, 2001 to plug this well were $10,766. The gain recognized during the six months ended June 30, 2000 resulted from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses decreased to $185,128 for the six months ended June 30, 2001 as compared to $239,607 for the same period in 2000, a decrease of $54,479, or 23%. This decrease was primarily due to a decline in production costs, offset by increases in abandoned property costs, depletion and general and administrative expenses ("G&A").

Production costs were $127,329 for the six months ended June 30, 2001 and $199,253 for the same period in 2000, resulting in a decrease of $71,924, or 36%. This decrease was primarily due to lower workover and well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 1% from $10,407 for the six months ended June 30, 2000 to $10,506 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $36,527 for the six months ended June 30, 2001 as compared to $29,947 for the same period in 2000, an increase of $6,580, or 22%. This increase was primarily due to a downward revision to proved reserves during the period ended June 30, 2001 due to lower commodity prices as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 22% to $154,567 for the three months ended June 30, 2001 as compared to $197,479 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and NGLs and a decline in production, offset by higher average prices received for gas. For the three months ended June 30, 2001, 3,841 barrels of oil, 1,984 barrels of NGLs and 7,439 mcf of gas were sold, or 7,065 BOEs. For the three months ended June 30, 2000, 4,780 barrels of oil, 2,886 barrels of NGLs and 10,613 mcf of gas were sold, or 9,435 BOEs.

The average price received per barrel of oil decreased $.58, or 2%, from $27.50 for the three months ended June 30, 2000 to $26.92 for the same period in 2001. The average price received per barrel of NGLs decreased $1.83, or 12%, from $14.66 during the three months ended June 30, 2000 to $12.83 for the same period in 2001. The average price received per mcf of gas increased 55% from $2.23 during the three months ended June 30, 2000 to $3.46 for the same period in 2001.

Gain on disposition of assets of $6,447 was recognized during the three months ended June 30, 2001 resulting from equipment credits received on one well plugged and abandoned during the current period. Expenses incurred to plug this well were $10,766.

Costs and Expenses:

Total costs and expenses decreased to $93,876 for the three months ended June 30, 2001 as compared to $147,866 for the same period in 2000, a decrease of $53,990, or 37%. This decrease was primarily due to declines in production costs, G&A and depletion, offset by an increase in abandoned property costs.

Production costs were $61,994 for the three months ended June 30, 2001 and $124,619 for the same period in 2000 resulting in a $62,625 decrease, or 50%. This decrease was primarily due to lower workover and well maintenance costs.

During this period, G&A decreased 22% from $5,925 for the three months ended June 30, 2000 to $4,643 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated as a result of lower oil and gas revenues during the three months ended June 30, 2001 as compared to the period ended June 30, 2000, in addition to decreased audit and tax fees.

Depletion was $16,473 for the three months ended June 30, 2001 as compared to $17,322 for the same period in 2000, a decrease of $849, or 5%. This decrease was primarily due to a decline in oil production of 939 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $119,583 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was primarily due to a reduction of $56,986 in working capital, an increase of $1,538 in oil and gas sales receipts and a decline in production costs of $71,924, offset by increases in abandoned property costs of $10,766 and G&A expenses of $99. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $52,442 during 2001, offset by a decline of $46,359 in production and a $4,545 decline in oil prices in 2001 as compared to the same period in 2000. The decrease in production costs was primarily due to lower workover and well maintenance costs. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the six months ended June 30, 2000 were related to expenditures for upgrades of oil and gas equipment on active properties.

Proceeds from disposition of assets of $6,447 and $9,859 were recognized during the six months ended June 30, 2001 and 2000, respectively. Proceeds during 2001 were from equipment credits on one well that was plugged and abandoned during the current period. Proceeds during 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $154,242, of which $1,542 was distributed to the managing general partner and $152,700 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $232,627, of which $2,326 was distributed to the managing general partner and $230,301 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY PRODUCING
                                          PROPERTIES 88-A, L.P.

                                 By:      Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 7, 2001           By:      /s/ Rich Dealy
                                          ----------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-19133-A


                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                 75-2225758
        -------------------------------               ----------------------
        (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
            (Address of principal executive offices)                               (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                  LIMITED PARTNERSHIP INTERESTS ($500 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES /X/ NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $5,572,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 11,222.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley Producing Properties 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 11,222 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 59% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of working interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

The Partnership completed one purchase of producing properties. This acquisition involved the purchase of working interests in 21 properties, all of which are operated by the managing general partner. In subsequent years, the Partnership participated in the drilling of three additional wells and one well was plugged and abandoned. At December 31, 2000 the Partnership had 23 producing oil and gas properties.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 11,222 outstanding limited partnership interests held of record by 507 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $458,003 and $165,195, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                          2000            1999           1998            1997           1996
                                       -----------     ----------     -----------     ----------     ----------
Operating results:
  Oil and gas sales                    $   742,384     $  495,753     $   443,496     $  753,775     $  938,418
                                       ===========     ==========     ===========     ==========     ==========

  Impairment of oil and gas
    properties                         $       -       $  280,950     $       -       $    6,231     $      -
                                       ===========     ==========     ===========     ==========     ==========

  Net income (loss)                    $   357,190     $ (111,304)    $   (13,621)    $  255,412     $  424,569
                                       ===========     ==========     ===========     ==========     ==========

  Allocation of net income (loss):
    Managing general partner           $     3,572     $   (1,113)    $      (136)    $    2,554     $    4,246
                                       ===========     ==========     ===========     ==========     ==========

    Limited partners                   $   353,618     $ (110,191)    $   (13,485)    $  252,858     $  420,323
                                       ===========     ==========     ===========     ==========     ==========

  Limited partners' net
    income (loss) per limited
    partnership interest               $     31.51     $    (9.82)    $     (1.20)    $    22.53     $    37.46
                                       ===========     ==========     ===========     ==========     ==========

  Limited partners' cash
    distributions per limited
    partnership interest               $     40.81     $    14.72     $     24.99     $    50.52     $    45.09
                                       ===========     ==========     ===========     ==========     ==========

At year end:
------------
  Identifiable assets                  $ 1,505,780     $1,613,628     $ 1,884,917     $2,212,937     $2,491,855
                                       ===========     ==========     ===========     ==========     ==========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 50% to $742,384 for 2000 as compared to $495,753 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 17,170 barrels of oil, 9,806 barrels of natural gas liquids ("NGLs") and 37,939 mcf of gas were sold, or 33,299 barrel of oil equivalents ("BOEs"). In 1999, 19,878 barrels of oil, 10,402 barrels of NGLs and 44,467 mcf of gas were sold, or 37,691 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.62, or 75%, from $16.82 for 1999 to $29.44 in 2000. The average price received per barrel of NGLs increased $5.10, or 56%, from $9.18 for 1999 to $14.28 in 2000. The average price received per mcf of gas increased 72%, from $1.48 for 1999 to $2.55 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $9,859 was recognized during 2000 from salvage income received on one fully depleted well.

Total costs and expenses decreased in 2000 to $411,959 as compared to $619,585 in 1999, a decrease of $207,626, or 34%. This decrease was primarily the result of declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $322,751 in 2000 and $237,875 in 1999, resulting in an increase of $84,876, or 36%. The increase was primarily due to additional workover expense and well maintenance costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 50% from $14,872 in 1999 to $22,272 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $18,064 in 2000 and $8,371 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $280,950 related to its oil and gas properties during 1999.

Depletion was $66,936 in 2000 as compared to $85,888 in 1999, representing a decrease of $18,952, or 22%. This decrease was primarily due to a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999 and a decline in oil production of 2,708 barrels for the period ended December 31, 2000 compared to the same period in 1999, offset by a 20,203 barrels of oil decrease in proved reserves during 2000 as a result of a significant well having lower reserves due to a revised decline curve.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 12% to $495,753 from $443,496 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 19,878 barrels of oil, 10,402 barrels of NGLs and 44,467 mcf of gas were sold, or 37,691 BOEs. In 1998, 22,482 barrels of oil, 12,009 barrels of NGLs and 51,099 mcf of gas were sold, or 43,008 BOEs.

The average price received per barrel of oil increased $3.68, or 28%, from $13.14 for 1998 to $16.82 in 1999. The average price received per barrel of NGLs increased $2.87, or 45%, from $6.31 for 1998 to $9.18 in 1999. The average price received per mcf of gas increased 5%, from $1.41 for 1998 to $1.48 in 1999.

Total costs and expenses increased in 1999 to $619,585 as compared to $471,884 in 1998, an increase of $147,701, or 31%. This increase was primarily the result of increases in the impairment of oil and gas properties and G&A expenses, offset by declines in depletion and production costs.

Production costs were $237,875 in 1999 and $252,339 in 1998, resulting in a $14,464, or 6%, decrease. The decrease was due to less well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to the increase in oil and gas revenues.

During this period, G&A increased 12% from $13,305 in 1998 to $14,872 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $8,371 in 1999 and $9,891 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $280,950 related to its oil and gas properties during 1999.

Depletion was $85,888 in 1999 compared to $206,240 in 1998. This represented a decrease of $120,352, or 58%. This decrease was the result of an increase in proved reserves of 77,231 barrels of oil during 1999 as a result of higher commodity prices and a decline in oil production of 2,604 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $159,721 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $251,009 and a decline in working capital of $988, offset by increases in production costs paid of $84,876 and G&A expenses paid of $7,400. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $355,912 to oil and gas receipts, offset by $104,903 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional workover expenses and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were related to various upgrades of equipment.

Proceeds from asset dispositions of $9,859 recognized during 2000 were from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $462,629, of which $4,626 was distributed to the managing general partner and $458,003 to the limited partners. In 1999, cash distributions to the partners were $166,787, of which $1,592 was distributed to the managing general partner and $165,195 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Financial Statements of Parker & Parsley Producing Properties 88-A, L.P.:
 Independent Auditors' Report.........................................................     9
Balance Sheets as of December 31, 2000 and 1999.......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Producing Properties 88-A, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley Producing Properties 88-A, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Producing Properties 88-A, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                           Ernst & Young LLP

Dallas, Texas
March 9, 2001

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31




                                                      2000              1999
                                                   -----------      -----------
              ASSETS
              ------

Current assets:
  Cash                                             $   253,499      $   323,271
  Accounts receivable - oil and gas sales              115,810           87,732
                                                   -----------      -----------

       Total current assets                            369,309          411,003
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               4,855,712        4,854,930
Accumulated depletion                               (3,719,241)      (3,652,305)
                                                   -----------      -----------

       Net oil and gas properties                    1,136,471        1,202,625
                                                   -----------      -----------

                                                   $ 1,505,780      $ 1,613,628
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                     $    11,054      $    13,463

Partners' capital:
  Managing general partner                              14,879           15,933
  Limited partners (11,222 interests)                1,479,847        1,584,232
                                                   -----------      -----------

                                                     1,494,726        1,600,165
                                                   -----------      -----------
                                                   $ 1,505,780      $ 1,613,628
                                                   ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                           2000         1999           1998
                                                         --------     ---------      ---------

Revenues:
  Oil and gas                                            $742,384     $ 495,753      $ 443,496
  Interest                                                 16,906        12,528         14,767
  Gain on disposition of assets                             9,859           -              -
                                                         --------     ---------      ---------

                                                          769,149       508,281        458,263
                                                         --------     ---------      ---------

Costs and expenses:
  Oil and gas production                                  322,751       237,875        252,339
  General and administrative                               22,272        14,872         13,305
  Impairment of oil and gas properties                        -         280,950            -
  Depletion                                                66,936        85,888        206,240
                                                         --------     ---------      ---------

                                                          411,959       619,585        471,884
                                                         --------     ---------      ---------

Net income (loss)                                        $357,190     $(111,304)     $ (13,621)
                                                         ========     =========      =========

Allocation of net income (loss):
  Managing general partner                               $  3,572     $  (1,113)     $    (136)
                                                         ========     =========      =========

  Limited partners                                       $353,618     $(110,191)     $ (13,485)
                                                         ========     =========      =========

Net income (loss) per limited partnership interest       $  31.51     $   (9.82)     $   (1.20)
                                                         ========     =========      =========






   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                           Managing
                                           general        Limited
                                           partner        partners           Total
                                           --------      -----------      -----------

Partners' capital at January 1, 1998       $ 21,564      $ 2,153,538      $ 2,175,102

   Distributions                             (2,790)        (280,435)        (283,225)

   Net loss                                    (136)         (13,485)         (13,621)
                                           --------      -----------      -----------

Partners' capital at December 31, 1998       18,638        1,859,618        1,878,256

   Distributions                             (1,592)        (165,195)        (166,787)

   Net loss                                  (1,113)        (110,191)        (111,304)
                                           --------      -----------      -----------

Partners' capital at December 31, 1999       15,933        1,584,232        1,600,165

   Distributions                             (4,626)        (458,003)        (462,629)

   Net income                                 3,572          353,618          357,190
                                           --------      -----------      -----------

Partners' capital at December 31, 2000     $ 14,879      $ 1,479,847      $ 1,494,726
                                           ========      ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                          2000          1999           1998
                                                       ---------      ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                    $ 357,190      $(111,304)     $ (13,621)
  Adjustments to reconcile net income (loss)
    to net cash provided  by operating activities:
      Impairment of oil and gas properties                   -          280,950            -
      Depletion                                           66,936         85,888        206,240
      Gain on disposition of assets                       (9,859)           -              -
    Changes in assets and liabilities:
      Accounts receivable                                (28,078)       (38,277)        69,159
      Accounts payable                                    (2,409)         6,802        (31,174)
                                                       ---------      ---------      ---------

        Net cash provided by operating activities        383,780        224,059        230,604
                                                       ---------      ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas equipment                        (782)       (12,230)        (1,181)
  Proceeds from asset dispositions                         9,859            -              -
                                                       ---------      ---------      ---------

        Net cash provided by (used in)
          investing activities                             9,077        (12,230)        (1,181)
                                                       ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                        (462,629)      (166,787)      (283,225)
                                                       ---------      ---------      ---------

Net increase (decrease) in cash                          (69,772)        45,042        (53,802)
Cash at beginning of year                                323,271        278,229        332,031
                                                       ---------      ---------      ---------

Cash at end of year                                    $ 253,499      $ 323,271      $ 278,229
                                                       =========      =========      =========




   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                        NOTES TO FINANCIAL STATEMENTS
                       December 31, 2000, 1999 and 1998

NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley Producing Properties 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $280,950 related to its proved oil and gas properties during 1999.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $949,574 less than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                2000           1999           1998
                                                              ---------      ---------      --------

Net income (loss) per statements of operations                $ 357,190      $(111,304)     $(13,621)
Depletion and depreciation provisions for tax
   reporting purposes less than (greater than)
   amounts for financial reporting purposes                     (55,096)        24,264        26,047
Impairment of oil and gas properties for financial
   reporting purposes                                               -          280,950           -
Other                                                              (247)          (441)          441
                                                              ---------      ---------      --------

Net income per Federal income tax
   returns                                                    $ 301,847      $ 193,469      $ 12,867
                                                              =========      =========      ========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999          1998
                                                    --------      --------      ---------

    Property acquisition costs                      $    782      $ 12,230      $   1,181
                                                    ========      ========      =========


      Capitalized oil and gas properties consist of the following:

                                       2000             1999
                                    -----------      -----------
Proved properties:
  Property acquisition costs        $ 4,109,672      $ 4,108,890
  Completed wells and equipment         746,040          746,040
                                    -----------      -----------

                                      4,855,712        4,854,930
Accumulated depletion                (3,719,241)      (3,652,305)
                                    -----------      -----------

  Net oil and gas properties        $ 1,136,471      $ 1,202,625
                                    ===========      ===========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                         2000          1999          1998
                                                       ---------     ---------     ---------
      Payment of lease operating and supervision
        charges in accordance with standard
        industry operating agreements                  $  98,073     $  91,828     $  99,719

      Reimbursement of general and administrative
        expenses                                       $  18,064     $   8,371     $   9,891

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees Producing Properties 88-A ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a general partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                               Pioneer USA (1)     Partnership
                                                               ---------------     -----------
  Revenues:
    Revenues from oil and gas production, proceeds from
      sales of producing properties and all other revenues:
        Before payout                                             4.040405%        95.959595%
        After payout (2)                                         19.191920%        80.808080%
  Costs and expenses:
    Property acquisition costs, operating costs, general and
      administrative expenses and other costs:
        Before payout                                             4.040405%        95.959595%
        After payout (2)                                         19.191920%        80.808080%

  (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 78 limited partner interests owned by Pioneer USA.

  (2)   The Partnership reached payout in September 1997.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                            Oil and NGLs     Gas
                                               (bbls)        (mcf)
                                            ------------    --------

Net proved reserves at January 1, 1998        563,684       808,875
Revisions                                    (105,464)      (18,612)
Production                                    (34,491)      (51,099)
                                             ---------      --------

Net proved reserves at December 31, 1998      423,729       739,164
Revisions                                     113,184       157,201
Production                                    (30,280)      (44,467)
                                             ---------      --------

Net proved reserves at December 31, 1999      506,633       851,898
Revisions                                     (52,176)     (249,428)
Production                                    (26,976)      (37,939)
                                             ---------      --------

Net proved reserves at December 31, 2000      427,481       564,531
                                             ========      ========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.90 per barrel of NGLs and $7.43 per mcf of gas, discounted at 10% was approximately $3,258,000 and undiscounted was $6,795,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               ------------------------------------
                                                                 2000          1999         1998
                                                               --------      --------      -------
                                                                          (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 13,506      $ 12,421      $ 4,629
  Future production costs                                        (6,711)       (5,947)      (3,105)
                                                               --------      --------      -------

                                                                  6,795         6,474        1,524
  10% annual discount factor                                     (3,537)       (3,486)        (609)
                                                               --------      --------      -------

  Standardized measure of discounted future net cash flows     $  3,258      $  2,988      $   915
                                                               ========      ========      =======

                                                                For the years ended December 31,
                                                               -----------------------------------
                                                                 2000          1999         1998
                                                                -------      -------      -------
                                                                          (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                    $  (420)     $  (258)     $  (191)
  Net changes in prices and production costs                        906        2,308       (1,425)
  Revisions of previous quantity estimates                         (564)         836         (152)
  Accretion of discount                                             299           92          244
  Changes in production rates, timing and other                      49         (905)          (5)
                                                                -------      -------      -------

  Change in present value of future net revenues                    270        2,073       (1,529)
                                                                -------      -------      -------

  Balance, beginning of year                                      2,988          915        2,444
                                                                -------      -------      -------

  Balance, end of year                                          $ 3,258      $ 2,988      $   915
                                                                =======      =======      =======

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

           Plains Marketing, L.P.                     59%            57%            -
           Western Gas Resources, Inc.                 4%             6%           28%
           Genesis Crude Oil, L.P.                     -              -            57%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $44,879 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $5,611,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Directors

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.    EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the limited partnership agreement, Pioneer USA pays 1% of the Program's acquisition, drilling and completion costs and 1% of its operating, general and administrative expenses. In return, Pioneer USA is allocated 1% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 78 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000           1999          1998
                                                      ---------      ---------     ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                   $  98,073      $  91,828     $  99,719

    Reimbursement of general and administrative
      expenses                                        $  18,064      $   8,371     $   9,891

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                 Statements of partners' capital for the years ended December
                   31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31,
                   2000, 1999 and 1998

                 Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PARKER & PARSLEY PRODUCING
                              PROPERTIES 88-A, L.P.

Dated: March 26, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                --------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 26, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 26, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 26, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 26, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 26, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 26, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.

                                INDEX TO EXHIBITS



      The following documents are incorporated by reference in response to Item 14(c):

    Exhibit No.                             Description                           Page
    -----------                             -----------                           ----

       3(a)               Agreement of Limited Partnership of                       -
                          Parker & Parsley Producing Properties
                          88-A, L.P. incorporated by reference to
                          Exhibit A of Amendment No. 1 of the
                          Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-19133)
                          (hereinafter referred to as the Partnership's
                          Registration Statement)

       4(b)               Subscription Agreement and Power of                       -
                          Attorney incorporated by reference to
                          Exhibit C of the Partnership's Registration
                          Statement

       4(d)               Form of Certificate of Limited Partnership                -
                          Interest incorporated by reference to Exhibit
                          4d of the Partnership's Registration
                          Statement

      10(b)               Program Agreement incorporated by reference               -
                          to Exhibit B of the Partnership's Registration
                          Statement

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                          June 30,                            Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  350,012   $  346,895   $  742,384   $  495,753   $  443,496   $  753,775   $  938,418
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $  280,950   $       --   $    6,231   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  177,556   $  124,951   $  357,190   $ (111,304)  $  (13,621)  $  255,412   $  424,569
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
      Managing general
        partner                  $    1,776   $    1,250   $    3,572   $   (1,113)  $     (136)  $    2,554   $    4,246
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  175,780   $  123,701   $  353,618   $ (110,191)  $  (13,485)  $  252,858   $  420,323
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $    15.66   $    11.02   $    31.51   $    (9.82)  $    (1.20)  $    22.53   $    37.46
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    13.61   $    20.52   $    40.81   $    14.72   $    24.99   $    50.52   $    45.09
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,537,698   $1,518,763   $1,505,780   $1,613,628   $1,884,917   $2,212,937   $2,491,855
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


            PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

             THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley Private Investment 88, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Investment 88, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                      $      9,960

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                                  $     11,812

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)        $      3,504

Merger Value per $1,000 Limited Partner Investment(b), (c)                                                   $     351.76

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                                3.97 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                           $     170.44

      --    as of December 31, 2000(c)                                                                       $     160.08

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                            $     329.66

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                              $     341.39

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)                $        152

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2038, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS





                                                      June 30,      December 31,
                                                        2001            2000
                                                    -----------     -----------
                                                    (Unaudited)
                 ASSETS

Current assets:
  Cash                                              $   384,463     $   174,638
  Accounts receivable - oil and gas sales               136,288         190,189
                                                     ----------      ----------
         Total current assets                           520,751         364,827
                                                     ----------      ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                7,351,559       7,348,142
Accumulated depletion                                (6,132,322)     (6,092,889)
                                                     ----------      ----------
         Net oil and gas properties                   1,219,237       1,255,253
                                                     ----------      ----------
                                                    $ 1,739,988     $ 1,620,080
                                                     ==========      ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    25,050     $     9,440

Partners' capital:
  Managing general partner                               17,314          16,271
  Limited partners (249 interests)                    1,697,624       1,594,369
                                                     ----------      ----------
                                                      1,714,938       1,610,640
                                                     ----------      ----------
                                                    $ 1,739,988     $ 1,620,080
                                                     ==========      ==========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                   Three months ended        Six months ended
                                        June 30,                  June 30,
                                ----------------------    ----------------------
                                   2001         2000         2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 286,574    $ 324,217    $ 625,806    $ 598,423
  Interest                          2,754        3,409        5,593        6,002
                                 --------     --------     --------     --------
                                  289,328      327,626      631,399      604,425
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production          113,938      101,258      235,058      212,006
  General and administrative        7,164        9,727       15,645       17,953
  Depletion                        20,388       19,324       39,433       40,261
                                 --------     --------     --------     --------
                                  141,490      130,309      290,136      270,220
                                 --------     --------     --------     --------
Net income                      $ 147,838    $ 197,317    $ 341,263    $ 334,205
                                 ========     ========     ========     ========
Allocation of net income:
  Managing general partner      $   1,479    $   1,973    $   3,413    $   3,342
                                 ========     ========     ========     ========
  Limited partners              $ 146,359    $ 195,344    $ 337,850    $ 330,863
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $  587.79    $  784.52    $1,356.83    $1,328.77
                                 ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)






                                      Managing
                                      general        Limited
                                      partner        partners        Total
                                     ----------     ----------     ----------


Balance at January 1, 2001           $   16,271     $1,594,369     $1,610,640

    Distributions                        (2,370)      (234,595)      (236,965)

    Net income                            3,413        337,850        341,263
                                      ---------      ---------      ---------

Balance at June 30, 2001             $   17,314     $1,697,624     $1,714,938
                                      =========      =========      =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                          2001         2000
                                                      ----------    ----------
Cash flows from operating activities:
  Net income                                          $  341,263    $  334,205
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depletion                                           39,433        40,261
  Changes in assets and liabilities:
      Accounts receivable                                 53,901       (35,056)
      Accounts payable                                    15,610        16,515
                                                       ---------     ---------
        Net cash provided by operating activities        450,207       355,925
                                                       ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                     (3,417)       (4,269)
  Proceeds from asset dispositions                           -             467
                                                       ---------     ---------
        Net cash used in investing activities             (3,417)       (3,802)
                                                       ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (236,965)     (354,330)
                                                       ---------     ---------
Net increase (decrease) in cash                          209,825        (2,207)
Cash at beginning of period                              174,638       200,529
                                                       ---------     ---------
Cash at end of period                                 $  384,463    $  198,322
                                                       =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 88, L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 5% to $625,806 for the six months ended June 30, 2001 as compared to $598,423 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 15,090 barrels of oil, 4,484 barrels of natural gas liquids ("NGLs") and 28,101 mcf of gas were sold, or 24,258 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 15,271 barrels of oil, 8,042 barrels of NGLs and 30,899 mcf of gas were sold, or 28,463 BOEs.

The average price received per barrel of oil increased slightly from $27.54 for the six months ended June 30, 2000 to $27.55 for the same period in 2001. The average price received per barrel of NGLs increased $2.26, or 16%, from $14.01 during the six months ended June 30, 2000 to $16.27 for the same period in 2001. The average price received per mcf of gas increased 131% from $2.11 during the six months ended June 30, 2000 to $4.88 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $290,136 for the six months ended June 30, 2001 as compared to $270,220 for the same period in 2000, an increase of $19,916, or 7%. This increase was due to an increase in production costs, offset by declines in depletion and general and administrative expenses ("G&A").

Production costs were $235,058 for the six months ended June 30, 2001 and $212,006 for the same period in 2000, resulting in a $23,052 increase, or 11%. The increase was the result of additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 13%, from $17,953 for the six months ended June 30, 2000 to $15,645 for the same period in 2001 due to a decrease in audit and tax fees.

Depletion was $39,433 for the six months ended June 30, 2001 as compared to $40,261 for the same period in 2000, a decrease of $828, or 2%. This decrease was due to a decline in oil production of 181 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 12% to $286,574 for the three months ended June 30, 2001 as compared to $324,217 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a decline in the average price received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 7,491 barrels of oil,

2,446 barrels of NGLs and 13,463 mcf of gas were sold, or 12,181 BOEs. For the three months ended June 30, 2000, 8,143 barrels of oil, 4,278 barrels of NGLs and 15,250 mcf of gas were sold, or 14,963 BOEs.

The average price received per barrel of oil decreased $.67, or 2%, from $27.83 for the three months ended June 30, 2000 to $27.16 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $.13, or 1%, from $13.99 during the three months ended June 30, 2000 to $14.12 for the same period in 2001. The average price received per mcf of gas increased 46% to $3.61 during the three months ended June 30, 2001 from $2.48 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $141,490 for the three months ended June 30, 2001 as compared to $130,309 for the same period in 2000, an increase of $11,181, or 9%. This increase was due to increases in production costs and depletion, offset by a decrease in G&A.

Production costs were $113,938 for the three months ended June 30, 2001 and $101,258 for the same period in 2000, resulting in a $12,680 increase, or 13%. The increase was due to additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 26%, from $9,727 for the three months ended June 30, 2000 to $7,164 for the same period in 2001 due to a decrease in audit and tax fees.

Depletion was $20,388 for the three months ended June 30, 2001 as compared to $19,324 for the same period in 2000, an increase of $1,064, or 6%. This increase was attributable to a decline in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 652 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $94,282 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $26,974 and reductions in working capital of $88,052 and G&A expenses of $2,308, offset by an increase in production costs of $23,052. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $103,907 to oil and gas receipts, offset by $76,933 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The decrease in G&A was primarily due to a decrease in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities for the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds of $467 recognized during the six months ended June 30, 2000 were due to equipment credits on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $236,965, of which $2,370 was distributed to the managing general partner and $234,595 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $354,330, of which $3,543 was distributed to the managing general partner and $350,787 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 88, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 88, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 88, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                    2000            1999
                                                    ----            ----
             ASSETS
             ------
Current assets:
 Cash                                            $   174,638    $   200,529
 Accounts receivable - oil and gas sales             190,189        115,936
                                                 -----------    -----------

        Total current assets                         364,827        316,465
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
 successful efforts accounting method              7,348,142      7,339,803
Accumulated depletion                             (6,092,889)    (6,015,639)
                                                 -----------    -----------

        Net oil and gas properties                 1,255,253      1,324,164
                                                 -----------    -----------

                                                 $ 1,620,080    $ 1,640,629
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
 Accounts payable - affiliate                    $     9,440    $    16,379

Partners' capital:
 Managing general partner                             16,271         16,407
 Limited partners (249 interests)                  1,594,369      1,607,843
                                                 -----------    -----------

                                                   1,610,640      1,624,250
                                                 -----------    -----------
                                                 $ 1,620,080    $ 1,640,629
                                                 ===========    ===========









   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                        For the years ended December 31




                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Revenues:
  Oil and gas                                        $1,311,024   $  805,538   $  645,636
  Interest                                               14,327        8,390        9,025
  Gain on disposition of assets                              --           --          237
                                                     ----------   ----------   ----------

                                                      1,325,351      813,928      654,898
                                                     ----------   ----------   ----------

Costs and expenses:
  Oil and gas production                                425,425      361,694      390,754
  General and administrative                             33,284       24,166       17,997
  Impairment of oil and gas properties                       --           --      118,049
  Depletion                                              77,250      140,915      327,453
                                                     ----------   ----------   ----------

                                                        535,959      526,775      854,253
                                                     ----------   ----------   ----------

Net income (loss)                                    $  789,392   $  287,153   $ (199,355)
                                                     ==========   ==========   ==========

Allocation of net income (loss):
  Managing general partner                           $    7,894   $    2,872   $   (1,994)
                                                     ==========   ==========   ==========

  Limited partners                                   $  781,498   $  284,281   $ (197,361)
                                                     ==========   ==========   ==========

Net income (loss) per limited partnership interest   $ 3,138.55   $ 1,141.69   $  (792.61)
                                                     ==========   ==========   ==========



















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                     Managing
                                                      general       Limited
                                                      partner       partners       Total
                                                     ---------      --------     --------
Partners' capital at January 1, 1998               $ 21,549      $2,116,932    $2,138,481

    Distributions                                    (2,892)       (286,347)     (289,239)

    Net loss                                         (1,994)       (197,361)     (199,355)
                                                     ------        --------      --------

Partners' capital at December 31, 1998               16,663       1,633,224     1,649,887

    Distributions                                    (3,128)       (309,662)     (312,790)

    Net income                                        2,872         284,281       287,153
                                                     ------        --------       -------

Partners' capital at December 31, 1999               16,407       1,607,843     1,624,250

    Distributions                                    (8,030)       (794,972)     (803,002)

    Net income                                        7,894         781,498       789,392
                                                     ------        --------       -------

Partners' capital at December 31, 2000             $ 16,271      $1,594,369    $1,610,640
                                                    =======       =========     =========




















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                       2000         1999         1998
                                                     ---------    ---------    ---------

Cash flows from operating activities:
   Net income (loss)                                 $ 789,392    $ 287,153    $(199,355)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties                 --           --      118,049
       Depletion                                        77,250      140,915      327,453
       Gain on disposition of assets                        --           --         (237)
   Changes in assets and liabilities:
       Accounts receivable                             (74,253)     (50,145)      43,119
       Accounts payable                                 (6,939)       4,823       (9,123)
                                                     ---------    ---------    ---------

         Net cash provided by operating activities     785,450      382,746      279,906
                                                     ---------    ---------    ---------

Cash flows from investing activities:
   Additions to oil and gas properties                  (8,806)      (9,360)     (14,794)
   Proceeds from disposition of assets                     467           --          237
                                                     ---------    ---------    ---------

         Net cash used in investing activities          (8,339)      (9,360)     (14,557)
                                                     ---------    ---------    ---------

Cash flows used in financing activities:
   Cash distributions to partners                     (803,002)    (312,790)    (289,239)
                                                     ---------    ---------    ---------

Net increase (decrease) in cash                        (25,891)      60,596      (23,890)
Cash at beginning of year                              200,529      139,933      163,823
                                                     ---------    ---------    ---------

Cash at end of year                                  $ 174,638    $ 200,529    $ 139,933
                                                     =========    =========    =========















   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.        ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 88, L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentation.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.       IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the

Partnership recognized a non-cash impairment provision of $118,049 related to its proved oil and gas properties during 1998.

NOTE 4.        INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $148,226 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                   2000          1999           1998
                                                                ---------     ---------        -------
    Net income (loss) per statements of operations              $ 789,392     $ 287,153      $(199,355)
    Depletion and depreciation provisions for tax reporting
      purposes less than amounts for financial reporting
      purposes                                                     67,335       130,790        319,019
    Impairment of oil and gas properties for financial
      reporting purposes                                               -             -         118,049
    Other, net                                                     (1,469)          221             78
                                                                ---------     ---------        -------

           Net income per Federal income tax returns            $ 855,258     $ 418,164      $ 237,791
                                                                =========     =========      =========


NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                    ---------     ---------      -------
      Development costs                            $   8,806     $   9,360      $  14,794
                                                    ========      ========       ========

      Capitalized oil and gas properties consist of the following:

                                                                      2000           1999
                                                                      ----           ----
      Proved properties:
        Property acquisition costs                               $    76,042    $    76,042
        Completed wells and equipment                              7,272,100      7,263,761
                                                                   ---------      ---------

                                                                   7,348,142      7,339,803
      Accumulated depletion                                       (6,092,889)    (6,015,639)
                                                                  -----------    ----------

           Net oil and gas properties                            $ 1,255,253    $ 1,324,164
                                                                  ==========     ==========

NOTE 6.       RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                                              2000       1999      1998
                                                                                            --------   --------   -----
    Payment of lease operating and supervision
      charges in accordance with standard industry
      operating agreements                                                              $  164,648  $ 159,072  $ 153,460

    Reimbursement of general and administrative expenses                                $   29,882  $  18,547  $  14,864

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and the Partnership are parties to the Program agreement.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                             Pioneer USA (1)   Partnership
                                                             ---------------   -----------
     Revenues:
       Proceeds from disposition of depreciable
         properties                                             9.09091%        90.90909%
       All other revenues                                      24.242425%       75.757575%
     Costs and expenses:
       Lease acquisition costs, drilling and completion
         costs and all other costs                              9.09091%        90.90909%
       Operating costs, direct costs and general and
         administrative expenses                               24.242425%       75.757575%

       (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                         Oil and NGLs      Gas
                                             (bbls)        (mcf)
                                           ----------    ----------
Net proved reserves at January 1, 1998        642,625       841,260
Revisions                                    (223,184)     (203,072)
Production                                    (48,933)      (61,718)
                                           ----------    ----------

Net proved reserves at December 31, 1998      370,508       576,470
Revisions                                     353,229       566,412
Production                                    (48,802)      (66,701)
                                           ----------    ----------


Net proved reserves at December 31, 1999      674,935     1,076,181
Revisions                                     142,138       (79,131)
Production                                    (46,284)      (59,532)
                                           ----------    ----------

Net proved reserves at December 31, 2000      770,789       937,518
                                           ==========    ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.25 per barrel of NGLs and $7.86 per mcf of gas, discounted at 10% was approximately $5,885,000 and undiscounted was $12,796,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                              For the years ended December 31,
                                                           -----------------------------------
                                                              2000        1999       1998
                                                             --------    --------    --------
                                                                    (in thousands)
Oil and gas producing activities:
  Future cash inflows                                       $ 24,468    $ 16,797    $  4,079
  Future production costs                                    (11,672)     (9,146)     (2,814)
                                                            --------    --------    --------
                                                              12,796       7,651       1,265
  10% annual discount factor                                  (6,911)     (3,791)       (504)
                                                            --------    --------    --------
 Standardized measure of discounted future net cash flows   $  5,885    $  3,860    $    761
                                                            ========    ========    ========


                                                          For the years ended December 31,
                                                       ---------------------------------------
                                                          2000            1999        1998
                                                         --------     ---------     --------
                                                                     (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (886)  $      (444)  $     (255)
    Net changes in prices and production costs              2,139         1,723       (1,538)
    Revisions of previous quantity estimates                  898         2,410         (366)
    Accretion of discount                                     386            76          273
    Changes in production rates, timing and other            (512)         (666)         (79)
                                                         --------     ---------     --------

    Change in present value of future net revenues          2,025         3,099       (1,965)
                                                         --------     ---------     --------

    Balance, beginning of year                              3,860           761        2,726
                                                         --------     ---------     --------

    Balance, end of year                               $    5,885   $     3,860   $      761
                                                        =========    ==========    =========

NOTE 8.        MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                          2000        1999          1998
                                                        --------    --------      --------
              Plains Marketing, L.P.                       55%          52%            -
              Genesis Crude Oil, L.P.                       -            -            63%
              Western Gas Resources, Inc.                   4%           5%           21%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $52,075 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.        PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. The managing general partner is also responsible for

        1% of the guaranty and loan commitment fees. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $9,960,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 63% to $1,311,024 for 2000 as compared to $805,538 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 30,403 barrels of oil, 15,881 barrels of natural gas liquids ("NGLs") and 59,532 mcf of gas were sold, or 56,206 barrel of oil equivalents ("BOEs"). In 1999, 30,947 barrels of oil, 17,855 barrels of NGLs and 66,701 mcf of gas were sold, or 59,919 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.44, or 73%, from $17.01 in 1999 to $29.45 in 2000. The average price received per barrel of NGLs increased $6.29, or 67%, from $9.32 in 1999 to $15.61 in 2000. The average price received per mcf of gas increased 67% from $1.69 in 1999 to $2.82 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $535,959 as compared to $526,775 in 1999, an increase of $9,184, or 2%. The increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $425,425 in 2000 and $361,694 in 1999, resulting in a $63,731 increase, or 18%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 38% from $24,166 in 1999 to $33,284 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $29,882 in 2000 and $18,547 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $77,250 in 2000 compared to $140,915 in 1999, representing a decrease of $63,665, or 45%. This decrease was primarily due to a 111,058 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 25% to $805,538 from $645,636 in 1998. The increase in revenues resulted from higher average prices received. In 1999, 30,947 barrels of oil, 17,855 barrels of NGLs and 66,701 mcf of gas were sold, or 59,919 BOEs. In 1998, 33,377 barrels of oil, 15,556 barrels of NGLs and 61,718 mcf of gas were sold, or 59,219 BOEs.

The average price received per barrel of oil increased $3.70, or 28%, from $13.31 in 1998 to $17.01 in 1999. The average price received per barrel of NGLs increased $2.53, or 37%, from $6.79 in 1998 to $9.32 in 1999. The average price received per mcf of gas increased 9% from $1.55 in 1998 to $1.69 in 1999.

Total costs and expenses decreased in 1999 to $526,775 as compared to $854,253 in 1998, a decrease of $327,478, or 38%. The decrease was due to declines in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A.

Production costs were $361,694 in 1999 and $390,754 in 1998, resulting in a $29,060 decrease, or 7%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 34% from $17,997 in 1998 to $24,166 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $18,547 in 1999 and $14,864 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $118,049 related to its oil and gas properties during 1998.

Depletion was $140,915 in 1999 compared to $327,453 in 1998, representing a decrease of $186,538, or 57%. This decrease was the result of an increase in proved reserves of 220,875 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $402,704 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $511,423, offset by increases in production costs paid of $63,731, G&A expenses paid of $9,118 and working capital of $35,870. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $578,466 to oil and gas receipts, offset by $67,043 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Proceeds recognized during 2000 of $467 were due to equipment credits received on an active property.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $803,002, of which $8,030 was distributed to the managing general partner and $794,972 to the limited partners. In 1999, cash distributions to the partners were $312,790, of which $3,128 was distributed to the managing general partner and $309,662 to the limited partners.

                  PARKER & PARSLEY PRIVATE INVESTMENT 88, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  625,806   $  598,423   $1,311,024   $  805,538   $  645,636   $  940,268   $1,151,975
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $  118,049   $  791,857   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  341,263   $  334,205   $  789,392   $  287,153   $ (199,355)  $ (485,703)  $  480,356
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    3,413   $    3,342   $    7,894   $    2,872   $   (1,994)  $   (4,857)  $    4,804
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  337,850   $  330,863   $  781,498   $  284,281   $ (197,361)  $ (480,846)  $  475,552
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $ 1,356.83   $ 1,328.77   $ 3,138.55   $ 1,141.69   $  (792.61)  $(1,931.11)  $ 1,909.85
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   942.15   $ 1,408.78   $ 3,192.66   $ 1,243.62   $ 1,149.99   $ 2,376.82   $ 2,312.00
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,739,988   $1,637,019   $1,620,080   $1,640,629   $1,661,443   $2,159,160   $3,237,747
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 89-A CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ---------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ---------

     This document contains important information specific to Parker & Parsley 89-A Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 89-A Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 89-A CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                 $ 2,797

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)             $ 2,993

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding       $   929
Pioneer USA(a),(b)

Merger Value per $1,000 Limited Partner Investment(b),(c)                               $332.08

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for      3.53 times
the past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

        --   as of June 30, 2001(c)                                                     $166.00

        --   as of December 31, 2000(c)                                                 $158.81

Going Concern Value per $1,000 Limited Partner Investment(c),(d)                        $310.02

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                          $322.33

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment   $   149
(c),(f)

---------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                        PARKER & PARSLEY 89-A CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                 ASSETS
Current assets:
  Cash                                              $   100,729    $    49,781
  Accounts receivable - oil and gas sales                39,777         57,620
                                                     ----------     ----------
       Total current assets                             140,506        107,401
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                2,151,488      2,205,981
Accumulated depletion                                (1,816,974)    (1,860,437)
                                                     ----------     ----------
       Net oil and gas properties                       334,514        345,544
                                                     ----------     ----------
                                                    $   475,020    $   452,945
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $     5,953    $     4,194

Partners' capital:
  Managing general partner                                4,759          4,556
  Limited partners (2,797 interests)                    464,308        444,195
                                                     ----------     ----------
                                                        469,067        448,751
                                                     ----------     ----------
                                                    $   475,020    $   452,945
                                                     ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended         Six months ended
                                         June 30,                  June 30,
                                  ---------------------    ---------------------
                                     2001        2000         2001       2000
                                  ---------   ---------    ---------   ---------
Revenues:
  Oil and gas                     $  82,496   $  88,880    $ 192,720   $ 169,889
  Interest                              765         955        1,649       1,725
  Gain on disposition of assets         -         2,083        3,713       2,083
                                   --------    --------     --------    --------
                                     83,261      91,918      198,082     173,697
                                   --------    --------     --------    --------
Costs and expenses:
  Oil and gas production             40,659      40,401       74,044      71,809
  General and administrative          2,476       2,816        6,388       5,257
  Depletion                           5,746       4,524       11,750      10,851
  Abandoned property                    (72)        -          2,263         -
                                   --------    --------     --------    --------
                                     48,809      47,741       94,445      87,917
                                   --------    --------     --------    --------
Net income                        $  34,452   $  44,177    $ 103,637   $  85,780
                                   ========    ========     ========    ========
Allocation of net income:
  Managing general partner        $     344   $     442    $   1,036   $     858
                                   ========    ========     ========    ========
  Limited partners                $  34,108   $  43,735    $ 102,601   $  84,922
                                   ========    ========     ========    ========
Net income per limited
  partnership interest            $   12.19   $   15.63    $   36.68   $   30.36
                                   ========    ========     ========    ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                         Managing
                                         general      Limited
                                         partner      partners     Total
                                        ---------    ---------    ---------

Balance at January 1, 2001              $   4,556    $ 444,195    $ 448,751

    Distributions                            (833)     (82,488)     (83,321)

    Net income                              1,036      102,601      103,637
                                         --------     --------     --------

Balance at June 30, 2001                $   4,759    $ 464,308    $ 469,067
                                         ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                           Six months ended
                                                                June 30,
                                                       ------------------------
                                                           2001         2000
                                                       ----------    ----------
Cash flows from operating activities:
   Net income                                          $  103,637    $   85,780
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                           11,750        10,851
       Gain on disposition of assets                       (3,713)       (2,083)
   Changes in assets and liabilities:
       Accounts receivable                                 17,843        (3,607)
       Accounts payable                                     5,472         3,811
                                                        ---------     ---------
          Net cash provided by operating activities       134,989        94,752
                                                        ---------     ---------
Cash flows from investing activities:
   Additions to oil and gas properties                       (720)       (1,173)
   Proceeds from asset dispositions                           -           2,083
                                                        ---------     ---------
          Net cash provided (used in) by
            investing activities                             (720)          910
                                                        ---------     ---------
Cash flows used in financing activities:
   Cash distributions to partners                         (83,321)     (102,690)
                                                        ---------     ---------
Net increase (decrease) in cash                            50,948        (7,028)
Cash at beginning of period                                49,781        58,311
                                                        ---------     ---------
Cash at end of period                                  $  100,729    $   51,283
                                                        =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 89-A Conv., L.P. (the "Partnership") was organized in 1989 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1990.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 13% to $192,720 for the six months ended June 30, 2001 as compared to $169,889 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 3,972 barrels of oil, 1,804 barrels of natural gas liquids ("NGLs") and 11,172 mcf of gas were sold, or 7,638 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 4,172 barrels of oil, 2,251 barrels of NGLs and 10,163 mcf of gas were sold, or 8,117 BOEs.

The average price received per barrel of oil increased $.21, or 1%, from $27.56 for the six months ended June 30, 2000 to $27.77 for the same period in 2001. The average price received per barrel of NGLs increased $.76, or 6%, from $13.74 during the six months ended June 30, 2000 to $14.50 for the same period in 2001. The average price received per mcf of gas increased 114% from $2.35 during the six months ended June 30, 2000 to $5.03 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $3,713 and $2,083 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period ended June 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended June 30, 2000 was from equipment credits received on one fully depleted well. Abandoned property costs of $2,263 were incurred during 2001 to plug and abandon this well.

Costs and Expenses:

Total costs and expenses increased to $94,445 for the six months ended June 30, 2001 as compared to $87,917 for the same period in 2000, an increase of $6,528, or 7%. This increase was due to increases in abandoned property costs, production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $74,044 for the six months ended June 30, 2001 as compared to $71,809 for the same period in 2000, resulting in a $2,235 increase, or 3%. This increase was primarily due to higher workover expenses incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 22% from $5,257 for the six months ended June 30, 2000 to $6,388 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $11,750 for the six months ended June 30, 2001 as compared to $10,851 for the same period in 2000, an increase of $899, or 8%. This increase was the result of a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 200 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 7% to $82,496 for the three months ended June 30, 2001 as compared to $88,880 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and NGLs and a decrease in production, offset by higher average prices received for gas. For the three months ended June 30, 2001, 1,795 barrels of oil, 965 barrels of NGLs and 5,567 mcf of gas were sold, or 3,688 BOEs. For the three months ended June 30, 2000, 2,094 barrels of oil, 1,179 barrels of NGLs and 5,406 mcf of gas were sold, or 4,174 BOEs.

The average price received per barrel of oil decreased $.27, or 1%, from $27.65 for the three months ended June 30, 2000 to $27.38 for the three months ended June 30, 2001. The average price received per barrel of NGLs decreased $1.65, or 12%, from $13.65 during the three months ended June 30, 2000 to $12.00 for the same period in 2001. The average price received per mcf of gas increased 42% to $3.90 during the three months ended June 30, 2001 from $2.75 during the same period in 2000.

Gains on disposition of assets of $2,083 were attributable to equipment credits received on one fully depleted well for the three months ended June 30, 2000.

Costs and Expenses:

Total costs and expenses increased to $48,809 for the three months ended June 30, 2001 as compared to $47,741 for the same period in 2000, an increase of $1,068, or 2%. This increase was due to increases in depletion and production costs, offset by a decline in G&A.

Production costs were $40,659 for the three months ended June 30, 2001 and $40,401 for the same period in 2000 resulting in a $258 increase. This increase was the result of additional workover costs incurred to stimulate well production, offset by lower well maintenance costs.

During this period, G&A decreased 12% from $2,816 for the three months ended June 30, 2000 to $2,476 for the same period in 2001, primarily due to a decline in audit and tax fees.

Depletion was $5,746 for the three months ended June 30, 2001 as compared to $4,524 for the same period in 2000, an increase of $1,222, or 27%. This increase was the result of a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 299 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $40,237 during the six months ended June 30, 2001 from the same period in 2000. This increase resulted from an increase of $22,755 in oil and gas sales receipts and a reduction in working capital of $23,111, offset by increases in production costs of $2,235, G&A expenses of $1,131 and abandoned property costs of $2,263. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $29,717 to oil and gas receipts, offset by $6,962 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to higher workover costs incurred to stimulate well production. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from salvage income of $2,083 were recognized during the six months ended June 30, 2000 from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $83,321, of which $833 was distributed to the managing general partner and $82,488 was distributed to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $102,690, of which $1,027 was distributed to the managing general partner and $101,663 was distributed to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 89-A Conv., L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 89-A Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 89-A Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                       2000             1999
                                                   -----------      -----------
              ASSETS
              ------
Current assets:
  Cash                                             $    49,781      $    58,311
  Accounts receivable - oil and gas sales               57,620           37,719
                                                   -----------      -----------

         Total current assets                          107,401           96,030
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               2,205,981        2,203,522
Accumulated depletion                               (1,860,437)      (1,832,074)
                                                   -----------      -----------

         Net oil and gas properties                    345,544          371,448
                                                   -----------      -----------

                                                   $   452,945      $   467,478
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                     $     4,194      $     5,804

Partners' capital:
  Managing general partner                               4,556            4,685
  Limited partners (2,797 interests)                   444,195          456,989
                                                   -----------      -----------

                                                       448,751          461,674
                                                   -----------      -----------

                                                   $   452,945      $   467,478
                                                   ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                          2000          1999          1998
                                                       ---------     ---------     ---------
Revenues:
  Oil and gas                                          $ 383,529     $ 241,781     $ 196,186
  Interest                                                 4,022         2,353         2,629
  Gain on disposition of assets                            1,765         1,483           648
                                                       ---------     ---------     ---------

                                                         389,316       245,617       199,463
                                                       ---------     ---------     ---------

Costs and expenses:
  Oil and gas production                                 135,124       118,700       121,865
  General and administrative                              12,370         9,612         7,006
  Impairment of oil and gas properties                     6,198            --       103,108
  Depletion                                               22,165        39,348       117,246
                                                       ---------     ---------     ---------

                                                         175,857       167,660       349,225
                                                       ---------     ---------     ---------

Net income (loss)                                      $ 213,459     $  77,957     $(149,762)
                                                       =========     =========     =========

Allocation of net income (loss):
  Managing general partner                             $   2,135     $     780     $  (1,498)
                                                       =========     =========     =========

  Limited partners                                     $ 211,324     $  77,177     $(148,264)
                                                       =========     =========     =========

Net income (loss) per limited partnership interest     $   75.55     $   27.59     $  (53.01)
                                                       =========     =========     =========


   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                            Managing
                                            general       Limited
                                            partner       partners         Total
                                           ---------      ---------      ---------

Partners' capital at January 1, 1998       $   7,016      $ 687,886      $ 694,902

  Distributions                                 (806)       (79,919)       (80,725)

  Net loss                                    (1,498)      (148,264)      (149,762)
                                           ---------      ---------      ---------

Partners' capital at December 31, 1998         4,712        459,703        464,415

  Distributions                                 (807)       (79,891)       (80,698)

  Net income                                     780         77,177         77,957
                                           ---------      ---------      ---------

Partners' capital at December 31, 1999         4,685        456,989        461,674

  Distributions                               (2,264)      (224,118)      (226,382)

  Net income                                   2,135        211,324        213,459
                                           ---------      ---------      ---------

Partners' capital at December 31, 2000     $   4,556      $ 444,195      $ 448,751
                                           =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                          2000           1999           1998
                                                       ---------      ---------      ---------
Cash flows from operating activities:
  Net income (loss)                                    $ 213,459      $  77,957      $(149,762)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Depletion                                           22,165         39,348        117,246
      Impairment of oil and gas properties                 6,198             --        103,108
      Gain on disposition of assets                       (1,765)        (1,483)          (648)
  Changes in assets and liabilities:
      Accounts receivable                                (19,901)       (15,731)         6,119
      Accounts payable                                    (1,610)           (17)        (3,072)
                                                       ---------      ---------      ---------

         Net cash provided by operating activities       218,546        100,074         72,991
                                                       ---------      ---------      ---------

Cash flows from investing activities:
  (Additions) deletions to oil and gas properties         (2,459)           197         (9,993)
  Proceeds from disposition of assets                      1,765          1,483            648
                                                       ---------      ---------      ---------

         Net cash provided by (used in) investing
            activities                                      (694)         1,680         (9,345)
                                                       ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                        (226,382)       (80,698)       (80,725)
                                                       ---------      ---------      ---------

Net increase (decrease) in cash                           (8,530)        21,056        (17,079)
Cash at beginning of year                                 58,311         37,255         54,334
                                                       ---------      ---------      ---------

Cash at end of year                                    $  49,781      $  58,311      $  37,255
                                                       =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 89-A Conv., L.P. (the "Partnership") was organized in 1989 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1990. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the

Partnership recognized a non-cash impairment provision of $6,198 and $103,108 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $52,175 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                          2000           1999           1998
                                                       ---------      ---------      ---------

Net income (loss) per statements of operations         $ 213,459      $  77,957      $(149,762)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                            18,394         35,333        113,374
Impairment of oil and gas properties for financial
  reporting purposes                                       6,198             --        103,108
Other, net                                                  (560)        (1,305)         1,416
                                                       ---------      ---------      ---------

    Net income per Federal income tax returns          $ 237,491      $ 111,985      $  68,136
                                                       =========      =========      =========

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                         2000          1999       1998
                      ---------     ---------     ------

Development costs     $   2,459     $   4,107     $5,690
                      =========     =========     ======

        Capitalized oil and gas properties consist of the following:

                                            2000             1999
                                         -----------      -----------
Proved properties:
  Property acquisition costs             $    93,966      $    93,966
  Completed wells and equipment            2,112,015        2,109,556
                                         -----------      -----------

                                           2,205,981        2,203,522
Accumulated depletion                     (1,860,437)      (1,832,074)
                                         -----------      -----------

          Net oil and gas properties     $   345,544      $   371,448
                                         ===========      ===========

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                  2000        1999        1998
                                                -------     -------     -------
Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                 $52,987     $52,678     $51,730

Reimbursement of general and administrative
  expenses                                      $10,994     $ 7,203     $ 5,808

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 89-A Conv., Ltd. ("EMPL"), Parker & Parsley 89-A, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000,

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                             Pioneer USA (1)   Partnerships (2)
                                                             ---------------   ----------------
Revenues:
  Proceeds from disposition of depreciable and
    depletable properties -
     First three years                                          14.141414%      85.858586%
     After first three years                                    19.191919%      80.808081%
  All other revenues -
     First three years                                          14.141414%      85.858586%
     After first three years                                    19.191919%      80.808081%

Costs and expenses:
  Lease acquisition costs, drilling and completion
    costs and all other costs                                    9.090909%      90.909091%
  Operating costs, reporting and legal expenses and
    and general and administrative expenses -
     First three years                                          14.141414%      85.858586%
     After first three years                                    19.191919%      80.808081%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

    (2) The allocation between the Partnership and Parker & Parsley 89-A, L.P. is 25.166457% and 74.833543%, respectively.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                           Oil and NGLs       Gas
                                              (bbls)         (mcf)
                                           ------------    --------
Net proved reserves at January 1, 1998        189,854       326,511
Revisions                                     (83,618)     (110,279)
Production                                    (14,102)      (21,106)
                                             --------      --------

Net proved reserves at December 31, 1998       92,134       195,126
Revisions                                     106,866       158,479
Production                                    (14,166)      (20,484)
                                             --------      --------

Net proved reserves at December 31, 1999      184,834       333,121
Revisions                                      30,916       (27,906)
Production                                    (13,092)      (20,057)
                                             --------      --------

Net proved reserves at December 31, 2000      202,658       285,158
                                             ========      ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.34 per barrel of NGLs and $8.31 per mcf of gas, discounted at 10% was approximately $1,685,000 and undiscounted $3,469,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                For the years ended December 31,
                                                               ---------------------------------
                                                                2000         1999         1998
                                                               -------      -------      -------
                                                                        (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 6,835      $ 4,546      $ 1,057
  Future production costs                                       (3,367)      (2,613)        (750)
                                                               -------      -------      -------

                                                                 3,468        1,933          307
  10% annual discount factor                                    (1,783)        (891)        (101)
                                                               -------      -------      -------

  Standardized measure of discounted future net cash flows     $ 1,685      $ 1,042      $   206
                                                               =======      =======      =======

                                                         For the years ended December 31,
                                                        ---------------------------------
                                                          2000         1999         1998
                                                        -------      -------      -------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs          $  (248)     $  (123)     $   (74)
    Net changes in prices and production costs              765          461         (511)
    Revisions of estimated future development costs          --           --           --
    Revisions of previous quantity estimates                196          720         (138)
    Accretion of discount                                   104           20           87
    Changes in production rates, timing and other          (174)        (242)         (27)
                                                        -------      -------      -------

    Change in present value of future net revenues          643          836         (663)
                                                        -------      -------      -------

    Balance, beginning of year                            1,042          206          869
                                                        -------      -------      -------

    Balance, end of year                                $ 1,685      $ 1,042      $   206
                                                        =======      =======      =======

NOTE 8. MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                           2000          1999         1998
                                           ----          ----         ----
        Plains Marketing, L.P.               63%          62%           -
        Genesis Crude Oil, L.P.               -            -           59%
        Western Gas Resources, Inc.           3%           3%          12%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $22,502 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $2,797,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 89-A CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 59% to $383,529 for 2000 as compared to $241,781 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 8,466 barrels of oil, 4,626 barrels of natural gas liquids ("NGLs") and 20,057 mcf of gas were sold, or 16,435 barrel of oil equivalents ("BOEs"). In 1999, 9,190 barrels of oil, 4,976 barrels of NGLs and 20,484 mcf of gas were sold, or 17,580 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.48, or 73%, from $17.11 in 1999 to $29.59 in 2000. The average price received per barrel of NGLs increased $5.88, or 62%, from $9.54 in 1999 to $15.42 in 2000. The average price received per mcf of gas increased 70% from $1.81 in 1999 to $3.07 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

During 2000 and 1999, gains on disposition of assets of $1,765 and $1,483, respectively, were attributable to credits received from equipment salvage on one fully depleted well in each year.

Total costs and expenses increased in 2000 to $175,856 as compared to $167,660 in 1999, an increase of $8,196, or 5%. The increase was due to increases in production costs, the impairment of oil and gas properties and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $135,124 in 2000 and $118,700 in 1999, resulting in a $16,424 increase, or 14%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 29% from $9,612 in 1999 to $12,370 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $10,994 in 2000 and $7,203 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $6,198 related to its oil and gas properties during 2000.

Depletion was $22,165 in 2000 as compared to $39,348 in 1999, representing a decrease of $17,183, or 44%. This decrease was primarily due to a 28,723 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 23% to $241,781 from $196,186 in 1998. The increase in revenues resulted from higher average prices received. In 1999, 9,190 barrels of oil, 4,976 barrels of natural gas liquids ("NGLs") and 20,484 mcf of gas were sold, or 17,580 barrel of oil equivalents ("BOEs"). In 1998, 9,782 barrels of oil, 4,320 barrels of NGLs and 21,106 mcf of gas were sold, or 17,620 BOEs.

The average price received per barrel of oil increased $3.88, or 29%, from $13.23 in 1998 to $17.11 in 1999. The average price received per barrel of NGLs increased $2.59, or 37%, from $6.95 in 1998 to $9.54 in 1999. The average price received per mcf of gas increased 4% from $1.74 in 1998 to $1.81 in 1999.

During 1999, gain on disposition of assets of $1,483 was attributable to credits received from equipment salvage on one active well. Gain on disposition of assets of $648 was attributable to credits received in 1998 from the disposal of oil and gas equipment on a well that was plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $167,660 as compared to $349,225 in 1998, a decrease of $181,565, or 52%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $118,700 in 1999 and $121,865 in 1998, resulting in a $3,165 decrease, or 3%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes.

During this period, G&A increased 37% from $7,006 in 1998 to $9,612 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $7,203 in 1999 and $5,808 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $103,108 related to its oil and gas properties during 1998.

Depletion was $39,348 in 1999 compared to $117,246 in 1998, representing a decrease of $77,898, or 66%. This decrease was primarily due to an increase in proved reserves of 70,433 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $118,472 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $143,417, offset by increases in production costs paid of $16,424, G&A expenses paid of $2,758 and working capital of $5,763. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $171,552 to oil and gas receipts, offset by $28,135 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were related to equipment upgrades on active properties.

During 2000 and 1999, proceeds from disposition of assets of $1,765 and $1,483, respectively, were from equipment credits received on an active well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $226,382, of which $2,264 was distributed to the managing general partner and $224,118 to the limited partners. In 1999, cash distributions to the partners were $80,698, of which $807 was distributed to the managing general partner and $79,891 to the limited partners.

                        PARKER & PARSLEY 89-A CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                       Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  192,720   $  169,889   $  383,529   $  241,781   $  196,186   $  288,192   $  381,014
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $    6,198   $       --   $  103,108   $  178,895   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  103,637   $   85,780   $  213,459   $   77,957   $ (149,762)  $  (90,749)  $  163,974
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    1,036   $      858   $    2,135   $      780   $   (1,498)  $     (907)  $    1,640
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  102,601   $   84,922   $  211,324   $   77,177   $ (148,264)  $  (89,842)  $  162,334
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    36.68   $    30.36   $    75.55   $    27.59   $   (53.01)  $   (32.12)  $    58.04
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    29.49   $    36.35   $    80.13   $    28.56   $    28.57   $    62.59   $    68.91
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  475,020   $  454,379   $  452,945   $  467,478   $  465,932   $  703,794   $  970,154
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 89-A, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 89-A, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 89-A, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 89-A, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                 $      8,317

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                             $      8,902

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)   $      2,732

Merger Value per $1,000 Limited Partner Investment(b), (c)                                              $     332.67

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                           3.49 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                      $     166.58

      --    as of December 31, 2000(c)                                                                  $     159.61

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                       $     310.60

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                         $     322.91

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)           $        149

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-01


                           PARKER & PARSLEY 89-A, L.P.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)


                           Delaware                           75-2297058
            ---------------------------------------     ---------------------
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 89-A, L.P.

                                TABLE OF CONTENTS


                                                                         Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000........................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000.......................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001.......................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000....................................    6

           Notes to Financial Statements...............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations.......................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K............................   11

           Signatures..................................................   12

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.    Financial Statements


                                 BALANCE SHEETS

                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                 ASSETS
Current assets:
  Cash                                               $   306,773    $   154,704
  Accounts receivable - oil and gas sales                118,280        171,226
                                                      ----------     ----------
        Total current assets                             425,053        325,930
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 6,397,540      6,559,576
Accumulated depletion                                 (5,402,591)    (5,531,818)
                                                      ----------     ----------
        Net oil and gas properties                       994,949      1,027,758
                                                      ----------     ----------
                                                     $ 1,420,002    $ 1,353,688
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    20,349    $    12,645

Partners' capital:
  Managing general partner                                14,188         13,602
  Limited partners (8,317 interests)                   1,385,465      1,327,441
                                                      ----------     ----------
                                                       1,399,653      1,341,043
                                                      ----------     ----------
                                                     $ 1,420,002    $ 1,353,688
                                                      ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                    Three months ended        Six months ended
                                         June 30,                  June 30,
                                 ----------------------    ----------------------
                                    2001         2000         2001         2000
                                 ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                    $ 245,398    $ 264,301    $ 573,213    $ 505,131
  Interest                           2,350        2,930        5,026        5,297
  Gain on disposition of assets        -          6,194       11,040        6,194
                                  --------     --------      -------     --------
                                   247,748      273,425      589,279      516,622
                                  --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           120,918      120,113      219,851      213,496
  General and administrative         7,577        8,814       19,284       16,272
  Depletion                         17,132       13,489       34,950       32,289
  Abandoned property                   -            -          8,824          -
                                  --------     --------     --------     --------
                                   145,627      142,416      282,909      262,057
                                  --------     --------     --------     --------
Net income                       $ 102,121    $ 131,009    $ 306,370    $ 254,565
                                  ========     ========     ========     ========
Allocation of net income:
  Managing general partner       $   1,022    $   1,310    $   3,064    $   2,546
                                  ========     ========     ========     ========
  Limited partners               $ 101,099    $ 129,699    $ 303,306    $ 252,019
                                  ========     ========     ========     ========
Net income per limited
  partnership interest           $   12,16    $   15.59    $   36.47    $   30.30
                                  ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                       Managing
                                       general       Limited
                                       partner       partners       Total
                                      ----------    ----------    ----------


Balance at January 1, 2001            $   13,602    $1,327,441    $1,341,043

   Distributions                          (2,478)     (245,282)     (247,760)

   Net income                              3,064       303,306       306,370
                                       ---------     ---------     ---------

Balance at June 30, 2001              $   14,188    $1,385,465    $1,399,653
                                       =========     =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                           Six months ended
                                                               June 30,
                                                       --------------------------
                                                          2001           2000
                                                       ----------     ----------
Cash flows from operating activities:
   Net income                                          $  306,370     $  254,565
   Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          34,950         32,289
        Gain on disposition of assets                     (11,040)        (6,194)
   Changes in assets and liabilities:
        Accounts receivable                                52,946        (10,715)
        Accounts payable                                   18,744         11,899
                                                        ---------      ---------
           Net cash provided by operating activities      401,970        281,844
                                                        ---------      ---------
Cash flows from investing activities:
   Additions to oil and gas properties                     (2,141)        (3,488)
   Proceeds from disposition of assets                        -            6,194
                                                        ---------      ---------
           Net cash provided by (used in) investing
             activities                                    (2,141)         2,706
                                                        ---------      ---------
Cash flows used in financing activities:
   Cash distributions to partners                        (247,760)      (305,356)
                                                        ---------      ---------
Net increase (decrease) in cash                           152,069        (20,806)
Cash at beginning of period                               154,704        180,301
                                                        ---------      ---------
Cash at end of period                                  $  306,773     $  159,495
                                                        =========      =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 89-A, L.P. (the "Partnership") is a limited partnership organized in 1989 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 13% to $573,213 for the six months ended June 30, 2001 as compared to $505,131 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 11,811 barrels of oil, 5,378 barrels of natural gas liquids ("NGLs") and 33,232 mcf of gas were sold, or 22,728 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 12,412 barrels of oil, 6,682 barrels of NGLs and 30,228 mcf of gas were sold, or 24,132 BOEs.

The average price received per barrel of oil increased $.21, or 1%, from $27.56 for the six months ended June 30, 2000 to $27.77 for the same period in 2001. The average price received per barrel of NGLs increased $.76, or 6%, from $13.74 during the six months ended June 30, 2000 to $14.50 for the same period in 2001. The average price received per mcf of gas increased 114% from $2.35 during the six months ended June 30, 2000 to $5.03 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $11,040 and $6,194 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during 2001 was due to salvage income received from one well plugged and abandoned during the current period. The gain recognized during 2000 was from equipment credits received on one fully depleted well. Abandoned property costs of $8,824 were incurred during 2001 to plug and abandon this well.

Costs and Expenses:

Total costs and expenses increased to $282,909 for the six months ended June 30, 2001 as compared to $262,057 for the same period in 2000, resulting in an increase of $20,852, or 8%. This increase was due to increases in abandoned property costs, production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $219,851 for the six months ended June 30, 2001 and $213,496 for the same period in 2000 resulting in a $6,355 increase, or 3%. The increase was primarily due to higher workover expenses incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 19% from $16,272 for the six months ended June 30, 2000 to $19,284 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $34,950 for the six months ended June 30, 2001 as compared to $32,289 for the same period in 2000, an increase in depletion of $2,661, or 8%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 601 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 7% to $245,398 for the three months ended June 30, 2001 as compared to $264,301 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil and NGLs, offset by an increase in the average price received for gas. For the three months ended June 30, 2001, 5,345 barrels of oil, 2,870 barrels of NGLs and 16,567 mcf of gas were sold, or 10,976 BOEs. For the three months ended June 30, 2000, 6,233 barrels of oil, 3,495 barrels of NGLs and 16,086 mcf of gas were sold, or 12,409 BOEs.

The average price received per barrel of oil decreased $.27, or 1%, from $27.65 for the three months ended June 30, 2000 to $27.38 for the same period in 2001. The average price received per barrel of NGLs decreased $1.65, or 12%, from $13.65 during the three months ended June 30, 2000 to $12.00 for the same period in 2001. The average price received per mcf of gas increased 42% from $2.75 during the three months ended June 30, 2000 to $3.90 for the same period in 2001.

Gains on disposition of assets of $6,194 were recognized during the three months ended June 30, 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $145,627 for the three months ended June 30, 2001 as compared to $142,416 for the same period in 2000, an increase of $3,211, or 2%. This increase was due to increases in depletion and production costs, offset by a decline in G&A.

Production costs were $120,918 for the three months ended June 30, 2001 and $120,113 for the same period in 2000 resulting in an $805 increase. This increase was primarily due to higher workover costs incurred to stimulate well production, offset by lower well maintenance costs.

During this period, G&A decreased 14% from $8,814 for the three months ended June 30, 2000 to $7,577 for the same period in 2001 due to a decline in audit and tax fees.

Depletion was $17,132 for the three months ended June 30, 2001 as compared to $13,489 for the same period in 2000, an increase of $3,643, or 27%. This increase was primarily due to downward revisions to proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 888 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $120,126 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $67,811 in oil and gas sales receipts and a reduction in working capital of $70,506, offset by increases in abandoned property costs of $8,824, production costs of $6,355 and G&A expenses of $3,012. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $88,303 to oil and gas receipts, offset by $20,492 resulting from the decrease in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to higher workover expenses incurred to stimulate well production. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 were related to upgrades of oil and gas equipment on active properties.

Proceeds from salvage income of $6,194 were recognized during the six months ended June 30, 2000 from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $247,760, of which $2,478 was distributed to the managing general partner and $245,282 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $305,356, of which $3,054 was distributed to the managing general partner and $302,302 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY 89-A, L.P.

                                 By:      Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 8, 2001           By:      /s/ Rich Dealy
                                          ---------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-01


                           PARKER & PARSLEY 89-A, L.P.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                             75-2297058
        -------------------------------           ----------------------
        (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)            Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
            (Address of principal executive offices)                                (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES /X/ NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $8,212,000.

        As of March 8, 2001, the number of outstanding limited partnership interests was 8,317.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 89-A, L.P. (the "Partnership") is a limited partnership organized in 1989 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 8,317 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 63% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.

The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located in the Spraberry Trend area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 33 oil and gas wells. One well has been plugged and abandoned. At December 31, 2000, 32 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTEREST AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 8,317 outstanding limited partnership interests held of record by 609 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $666,425 and $237,558, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                    2000         1999          1998         1997         1996
                                 ----------   ----------    ----------   ----------   ----------
Operating results:
-----------------
  Oil and gas sales              $1,140,280   $  718,969    $  583,396   $  856,926   $1,132,944
                                 ==========   ==========    ==========   ==========   ==========

  Impairment of oil and gas
    properties                   $   18,391   $      -      $  306,826   $  531,929   $      -
                                 ==========   ==========    ==========   ==========   ==========

  Net income (loss)              $  634.127   $  231,838    $ (444,718)  $ (269,363)  $  488,019
                                 ==========   ==========    ==========   ==========   ==========

  Allocation of net income
    (loss):
     Managing general partner    $    6,341   $    2,318    $   (4,447)  $   (2,693)  $    4,880
                                 ==========   ==========    ==========   ==========   ==========

     Limited partners            $  627,786   $  229,520    $ (440,271)  $ (266,670)  $  483,139
                                 ==========   ==========    ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $    75.48   $    27.60    $   (52.94)  $   (32.06)  $    58.09
                                 ==========   ==========    ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    80.13   $    28.56    $    28.57   $    62.59   $    68.92
                                 ==========   ==========    ==========   ==========   ==========

At year end:
-----------
  Identifiable assets            $1,353,688   $1,397,183    $1,392,439   $2,099,131   $2,890,740
                                 ==========   ==========    ==========   ==========   ==========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 59% to $1,140,280 for 2000 as compared to $718,969 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 25,176 barrels of oil, 13,747 barrels of natural gas liquids ("NGLs") and 59,638 mcf of gas were sold, or 48,863 barrel of oil equivalents ("BOEs"). In 1999, 27,333 barrels of oil, 14,796 barrels of NGLs and 60,905 mcf of gas were sold, or 52,280 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.48, or 73%, from $17.11 in 1999 to $29.59 in 2000. The average price received per barrel of NGLs increased $5.88, or 62%, from $9.54 in 1999 to $15.42 in 2000. The average price received per mcf of gas increased 70% from $1.81 in 1999 to $3.07 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gains on disposition of assets of $5,248 and $4,410 in 2000 and 1999, respectively, were attributable to equipment credits on one fully depleted well in each year.

Total costs and expenses increased in 2000 to $523,646 as compared to $498,672 in 1999, an increase of $24,974, or 5%. The increase was primarily due to increases in production costs, the impairment of oil and gas properties and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $402,118 in 2000 and $352,977 in 1999, resulting in an increase of $49,141, or 14%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 31% from $28,521 in 1999 to $37,259 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $32,691 in 2000 and $21,420 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $18,391 related to its oil and gas properties during 2000.

Depletion was $65,878 in 2000 as compared to $117,174 in 1999, representing a decrease of $51,296, or 44%. This decrease was primarily due to a 85,285 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 23% to $718,969 from $583,396 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 27,333 barrels of oil, 14,796 barrels of NGLs and 60,905 mcf of gas were sold, or 52,280 BOEs. In 1998, 29,084 barrels of oil, 12,847 barrels of NGLs and 62,751 mcf of gas were sold, or 52,390 BOEs.

The average price received per barrel of oil increased $3.88, or 29%, from $13.23 in 1998 to $17.11 in 1999. The average price received per barrel of NGLs increased $2.59, or 37%, from $6.95 in 1998 to $9.54 in 1999. The average price received per mcf of gas increased 4% from $1.74 in 1998 to $1.81 in 1999.

Gain on disposition of assets of $4,410 in 1999 was attributable to equipment credits on one fully depleted well. During 1998, gain on disposition of assets of $1,926 was attributable to credits received from the disposal of oil and gas equipment on a well that was plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $498,672 as compared to $1,038,152 in 1998, a decrease of $539,480, or 52%. The decrease was primarily due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $352,977 in 1999 and $362,377 in 1998, resulting in a $9,400 decrease, or 3%. The decrease was due to declines in ad valorem taxes and well maintenance costs, offset by an increase in workover costs incurred to stimulate well production and an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 38% from $20,635 in 1998 to $28,521 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $21,420 in 1999 and $17,270 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $306,826 related to its oil and gas properties during 1998.

Depletion was $117,174 in 1999 compared to $348,314 in 1998. This represented a decrease of $231,140, or 66%. This decrease was primarily due to an increase in proved reserves of 209,480 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $351,738 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $426,425, offset by increases in production costs paid of $49,141, G&A expenses paid of $8,738 and working capital of $16,808. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $510,320 to oil and gas receipts, offset by $83,895 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional workover and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 2000 and 1999 were related to expenditures for equipment upgrades on active oil and gas properties.

Proceeds from disposition of assets of $5,248 and $4,410 recognized in 2000 and 1999, respectively, were from equipment credits received on one fully depleted well in each year.

Net Cash Used in Financing Activities

For 2000, cash distributions to the partners were $673,157, of which $6,732 was distributed to the managing general partner and $666,425 to the limited partners. For 1999, cash distributions to the partners were $239,958, of which $2,400 was distributed to the managing general partner and $237,558 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                        Page
                                                                                        ----
Financial Statements of Parker & Parsley 89-A, L.P.:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 89-A, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 89-A, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 89-A, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                           Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                      2000             1999
                                                   -----------      -----------
              ASSETS
              ------

Current assets:
  Cash                                             $   154,704      $   180,301
  Accounts receivable - oil and gas sales              171,226          112,165
                                                   -----------      -----------

      Total current assets                             325,930          292,466
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               6,559,576        6,552,266
Accumulated depletion                               (5,531,818)      (5,447,549)
                                                   -----------      -----------

      Net oil and gas properties                     1,027,758        1,104,717
                                                   -----------      -----------

                                                   $ 1,353,688      $ 1,397,183
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                     $    12,645      $    17,110

Partners' capital:
  Managing general partner                              13,602           13,993
  Limited partners (8,317 interests)                 1,327,441        1,366,080
                                                   -----------      -----------

                                                     1,341,043        1,380,073
                                                   -----------      -----------

                                                   $ 1,353,688      $ 1,397,183
                                                   ===========      ===========







   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                              2000           1999            1998
                                           ----------     ----------     -----------
Revenues:
  Oil and gas                              $1,140,280     $  718,969     $   583,396
  Interest                                     12,245          7,131           8,112
  Gain on disposition of assets                 5,248          4,410           1,926
                                           ----------     ----------     -----------

                                            1,157,773        730,510         593,434
                                           ----------     ----------     -----------

Costs and expenses:
  Oil and gas production                      402,118        352,977         362,377
  General and administrative                   37,259         28,521          20,635
  Impairment of oil and gas properties         18,391            -           306,826
  Depletion                                    65,878        117,174         348,314
                                           ----------     ----------     -----------

                                              523,646        498,672       1,038,152
                                           ----------     ----------     -----------

Net income (loss)                          $  634,127     $  231,838     $  (444,718)
                                           ==========     ==========     ===========

Allocation of net income (loss):
  Managing general partner                 $    6,341     $    2,318     $    (4,447)
                                           ==========     ==========     ===========

  Limited partners                         $  627,786     $  229,520     $  (440,271)
                                           ==========     ==========     ===========

Net income (loss) per limited
  partnership interest                     $    75.48     $    27.60     $    (52.94)
                                           ==========     ==========     ===========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL



                                           Managing
                                            general       Limited
                                            partner       partners           Total
                                           --------      -----------      -----------

Partners' capital at January 1, 1998       $ 20,922      $ 2,052,031      $ 2,072,953

  Distributions                              (2,400)        (237,642)        (240,042)

  Net loss                                   (4,447)        (440,271)        (444,718)
                                           --------      -----------      -----------

Partners' capital at December 31, 1998       14,075        1,374,118        1,388,193

  Distributions                              (2,400)        (237,558)        (239,958)

  Net income                                  2,318          229,520          231,838
                                           --------      -----------      -----------

Partners' capital at December 31, 1999       13,993        1,366,080        1,380,073

  Distributions                              (6,732)        (666,425)        (673,157)

  Net income                                  6,341          627,786          634,127
                                           --------      -----------      -----------

Partners' capital at December 31, 2000     $ 13,602      $ 1,327,441      $ 1,341,043
                                           ========      ===========      ===========


        The accompanying notes are an integral part of these statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                         2000           1999           1998
                                                       ---------      ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                    $ 634,127      $ 231,838      $(444,718)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Impairment of oil and gas properties               18,391            -          306,826
       Depletion                                          65,878        117,174        348,314
       Gain on disposition of assets                      (5,248)        (4,410)        (1,926)
  Changes in assets and liabilities:
       Accounts receivable                               (59,061)       (46,785)        18,178
       Accounts payable                                   (4,465)            67         (9,135)
                                                       ---------      ---------      ---------

         Net cash provided by operating activities       649,622        297,884        217,539
                                                       ---------      ---------      ---------

Cash flows from investing activities:
  (Additions) deletions to oil and gas properties         (7,310)           584        (29,716)
  Proceeds from disposition of assets                      5,248          4,410          1,926
                                                       ---------      ---------      ---------

         Net cash provided by (used in)
           investing activities                           (2,062)         4,994        (27,790)
                                                       ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                        (673,157)      (239,958)      (240,042)
                                                       ---------      ---------      ---------

Net increase (decrease) in cash                          (25,597)        62,920        (50,293)
Cash at beginning of year                                180,301        117,381        167,674
                                                       ---------      ---------      ---------

Cash at end of year                                    $ 154,704      $ 180,301      $ 117,381
                                                       =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 89-A, L.P. (the "Partnership") is a limited partnership organized in 1989 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $18,391 and $306,826 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $155,457 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                         2000           1999           1998
                                                       ---------      ---------      ---------

Net income (loss)  per statements of operations        $ 634,127      $ 231,838      $(444,718)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                            54,665        105,234        336,801
Impairment of oil and gas properties for financial
  reporting purposes                                      18,391            -          306,826
Salvage income                                               -              -              -
Other, net                                                (1,709)        (3,610)         3,948
                                                       ---------      ---------      ---------

      Net income per  Federal income tax
         returns                                       $ 705,474      $ 333,462      $ 202,857
                                                       =========      =========      =========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the net costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                     2000           1999           1998
                                                   ---------      --------       --------

      Development costs                            $   7,310      $ 12,213       $ 16,919
                                                   =========      ========       ========


      Capitalized oil and gas properties consist of the following:

                                        2000              1999
                                     -----------      -----------

Proved properties:
  Property acquisition costs         $   279,410      $   279,410
  Completed wells and equipment        6,280,166        6,272,856
                                     -----------      -----------

                                       6,559,576        6,552,266
Accumulated depletion                 (5,531,818)      (5,447,549)
                                     -----------      -----------

      Net oil and gas properties     $ 1,027,758      $ 1,104,717
                                     ===========      ===========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                   ---------     ---------      ---------

  Payment of lease operating and supervision
    charges in accordance with standard
    industry operating agreements                  $ 157,560     $ 156,639      $ 153,822

  Reimbursement of general and administrative
    expenses                                       $  32,691     $  21,420      $  17,270

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 89-A Conv., Ltd. ("EMPL"), Parker & Parsley 89-A Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                              Pioneer USA (1)  Partnerships (2)
                                                              ---------------  ----------------
  Revenues:
     Proceeds from disposition of depreciable and
       depletable properties -
         First three years                                      14.141414%        85.858586%
         After first three years                                19.191919%        80.808081%
     All other revenues -
         First three years                                      14.141414%        85.858586%
         After first three years                                19.191919%        80.808081%
  Costs and expenses:
     Lease acquisition costs, drilling and completion costs
       and all other costs                                       9.090909%        90.909091%
     Operating costs, reporting and legal expenses and
       general and administrative expenses -
         First three years                                      14.141414%        85.858586%
         After first three years                                19.191919%        80.808081%

   (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 105 limited partner interests owned by Pioneer USA.

   (2) The allocation between the Partnership and Parker & Parsley 89-A Conv., L.P. is 74.833543% and 25.166457%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                            Oil and NGLs     Gas
                                              (bbls)         (mcf)
                                            ------------   --------

Net proved reserves at January 1, 1998        564,653       971,094
Revisions                                    (248,699)     (328,006)
Production                                    (41,931)      (62,751)
                                             --------      --------

Net proved reserves at December 31, 1998      274,023       580,337
Revisions                                     317,834       471,328
Production                                    (42,129)      (60,905)
                                             --------      --------

Net proved reserves at December 31, 1999      549,728       990,760
Revisions                                      91,729       (83,266)
Production                                    (38,923)      (59,638)
                                             --------      --------

Net proved reserves at December 31, 2000      602,534       847,856
                                             ========      ========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $12.34 per barrel of NGLs and $8.31 per mcf of gas, discounted at 10% was approximately $5,009,000 and undiscounted was $10,314,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               -----------------------------------
                                                                 2000          1999          1998
                                                               --------      --------      -------
                                                                          (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 20,322      $ 13,520      $ 3,146
  Future production costs                                       (10,008)       (7,771)      (2,232)
                                                               --------      --------      -------

                                                                 10,314         5,749          914
  10% annual discount factor                                     (5,305)       (2,649)        (301)
                                                               --------      --------      -------

  Standardized measure of discounted future net cash flows     $  5,009      $  3,100      $   613
                                                               ========      ========      =======

                                                      For the years ended December 31,
                                                     ----------------------------------
                                                       2000         1999         1998
                                                               (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs         $  (738)     $  (366)     $  (221)
  Net changes in prices and production costs           2,277        1,372       (1,520)
  Revisions of previous quantity estimates               582        2,141         (409)
  Accretion of discount                                  310           62          259
  Changes in production rates, timing and other         (522)        (722)         (81)
                                                     -------      -------      -------

  Change in present value of future net revenues       1,909        2,487       (1,972)
                                                     -------      -------      -------

  Balance, beginning of year                           3,100          613        2,585
                                                     -------      -------      -------

  Balance, end of year                               $ 5,009      $ 3,100      $   613
                                                     =======      =======      =======

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       -------

          Plains Marketing, L.P.                      63%           62%             -
          Genesis Crude Oil, L.P.                      -             -             59%
          Western Gas Resources, Inc.                  3%            3%            12%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $66,937 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $8,317,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            45              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B.S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.    EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 105 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      ---------      --------
  Payment of lease operating and supervision
     charges in accordance with standard
     industry operating agreements                 $157,560      $ 156,639      $153,822
  Reimbursement of general and administrative
     expenses                                      $ 32,691      $  21,420      $ 17,270

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.  Financial statements

          The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000, 1999 and 1998

                 Statements of partners' capital for the years ended December 31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31, 2000, 1999 and 1998

                 Notes to financial statements

      2.  Financial statement schedules

          All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PARKER & PARSLEY 89-A, L.P.

Dated: March 27, 2001               By:   Pioneer Natural Resources USA, Inc.
                                          Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 27, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 27, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA

/s/ Dennis E. Fagerstone            Executive Vice President and              March 27, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 27, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 27, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA

/s/ Rich Dealy                      Vice President and Chief Accounting       March 27, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 89-A, L.P.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

    Exhibit No.                             Description                            Page
    -----------                             -----------                            ----

       3(a)               Form of Agreement of Limited Partnership                  -
                          of Parker & Parsley 89-A, L.P. incorporated
                          by reference to Exhibit A of the Post-Effective
                          Amendment No. 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(b)               Form of Limited Partner Subscription Agreement            -
                          incorporated by reference to Exhibit C of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Form of General Partner Subscription Agreement            -
                          incorporated by reference to Exhibit D of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Power of Attorney incorporated by reference               -
                          to Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit 4c
                          of the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

      10(b)               Form of Development Drilling Program                      -
                          Agreement incorporated by reference to Exhibit
                          B of the Post-Effective Amendment No. 1 of
                          the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

                           PARKER & PARSLEY 89-A, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                            Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  573,213   $  505,131   $1,140,280   $  718,969   $  583,396   $  856,926   $1,132,944
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and gas
    properties                     $       --   $       --   $   18,391   $       --   $  306,826   $  531,929   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  306,370   $  254,565   $  634,127   $  231,838   $ (444,718)  $ (269,363)  $  488,019
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
       Managing general
          partner                  $    3,064   $    2,546   $    6,341   $    2,318   $   (4,447)  $   (2,693)  $    4,880
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

       Limited partners            $  303,306   $  252,019   $  627,786   $  229,520   $ (440,271)  $ (266,670)  $  483,139
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    36.47   $    30.30   $    75.48   $    27.60   $   (52.94)  $   (32.06)  $    58.09
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    29.49   $    36.35   $    80.13   $    28.56   $    28.57   $    62.59   $    68.92
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========
As of period ended:
  Total assets                     $1,420,002   $1,358,291   $1,353,688   $1,397,183   $1,392,439   $2,099,131   $2,890,740
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 89-B CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

    This document contains important information specific to Parker & Parsley 89-B Conv., L.P., and supplements the proxy statement/prospectus dated
October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


    This document contains the following information concerning Parker & Parsley 89-B Conv., L.P.:

    o    A table containing:

         --       the aggregate initial investment by the limited partners

         -- the aggregate historical limited partner distributions through July 31, 2001

         -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

         --       the merger value per $1,000 limited partner investment

         -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

         -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

         --       the going concern value per $1,000 limited partner investment

         --       the liquidation value per $1,000 limited partner investment

         -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment
    o    Information about:

         --       the legal opinion for the limited partners

         --       the term of the partnership

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

    o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 89-B CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                        $   6,307

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                    $   5,875

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   1,761
USA(a),(b)

Merger Value per $1,000 Limited Partner Investment(b),(c)                                      $  280.15

Merger Value per $1,000 Limited Partner Investment as a Multiple of                                 3.22 times

Distributions for the past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

     --  as of June 30, 2001(c)                                                                $  177.67

     --  as of December 31, 2000(c)                                                            $  171.00

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  259.26

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                                 $  271.96

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     158
(c),(f)

----------

(a) Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d) The going concern value for the partnership is based upon: (1) the sum of
    (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

    The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                     -2-

                        PARKER & PARSLEY 89-B CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS



                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                ASSETS
Current assets:
  Cash                                              $   218,824    $    94,922
  Accounts receivable - oil and gas sales                90,911        134,431
                                                     ----------     ----------
         Total current assets                           309,735        229,353
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,317,534      5,314,971
Accumulated depletion                                (4,479,159)    (4,443,011)
                                                     ----------     ----------
         Net oil and gas properties                     838,375        871,960
                                                     ----------     ----------
                                                    $ 1,148,110    $ 1,101,313
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    16,108    $    11,787

Partners' capital:
  Managing general partner                               11,466         11,042
  Limited partners (6,307 interests)                  1,120,536      1,078,484
                                                     ----------     ----------
                                                      1,132,002      1,089,526
                                                     ----------     ----------
                                                    $ 1,148,110    $ 1,101,313
                                                     ==========     ==========




The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)





                                    Three months ended        Six months ended
                                         June 30,                 June 30,
                                  ---------------------    ---------------------
                                    2001        2000         2001        2000
                                  ---------   ---------    ---------   ---------
Revenues:
   Oil and gas                    $ 189,915   $ 210,761    $ 432,217   $ 409,534
   Interest                           1,589       2,124        3,372       3,655
                                   --------    --------     --------    --------
                                    191,504     212,885      435,589     413,189
                                   --------    --------     --------    --------
Costs and expenses:
   Oil and gas production            88,828      81,982      174,038     164,199
   General and administrative         5,698       6,635       14,077      12,598
   Depletion                         17,560      16,551       36,148      31,840
                                   --------    --------     --------    --------
                                    112,086     105,168      224,263     208,637
                                   --------    --------     --------    --------
Net income                        $  79,418   $ 107,717    $ 211,326   $ 204,552
                                   ========    ========     ========    ========
Allocation of net income:
   Managing general partner       $     794   $   1,078    $   2,113   $   2,046
                                   ========    ========     ========    ========
   Limited partners               $  78,624   $ 106,639    $ 209,213   $ 202,506
                                   ========    ========     ========    ========
Net income per limited
   partnership interest           $   12.46   $   16.91    $   33.17   $   32.11
                                   ========    ========     ========    ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)






                                          Managing
                                          general      Limited
                                          partner      partners        Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $  11,042    $1,078,484    $1,089,526

    Distributions                           (1,689)     (167,161)     (168,850)

    Net income                               2,113       209,213       211,326
                                          --------     ---------     ---------

Balance at June 30, 2001                 $  11,466    $1,120,536    $1,132,002
                                          ========     =========     =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                           Six months ended
                                                               June 30,
                                                        ----------------------
                                                           2001        2000
                                                        ---------    ---------
Cash flows from operating activities:
  Net income                                            $ 211,326    $ 204,552
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                           36,148       31,840
  Changes in assets and liabilities:
       Accounts receivable                                 43,520      (27,521)
       Accounts payable                                     4,321        9,590
                                                         --------     --------
          Net cash provided by operating activities       295,315      218,461
                                                         --------     --------
Cash flows used in investing activities:
  Additions to oil and gas properties                      (2,563)      (7,505)

Cash flows used in financing activities:
  Cash distributions to partners                         (168,850)    (211,637)
                                                         --------     --------
Net increase (decrease) in cash                           123,902         (681)
Cash at beginning of period                                94,922      116,810
                                                         --------     --------
Cash at end of period                                   $ 218,824    $ 116,129
                                                         ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.    Organization and nature of operations

Parker & Parsley 89-B Conv., L.P. (the "Partnership") was organized as a general partnership in 1989 under the laws of the State of Texas and was converted to a Delaware limited partnership on May 30, 1990.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 6% to $432,217 for the six months ended June 30, 2001 as compared to $409,534 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 9,172 barrels of oil, 3,753 barrels of natural gas liquids ("NGLs") and 23,283 mcf of gas were sold, or 16,806 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 10,168 barrels of oil, 5,936 barrels of NGLs and 21,901 mcf of gas were sold, or 19,754 BOEs.

The average price received per barrel of oil increased $.25, or 1%, from $27.44 for the six months ended June 30, 2000 to $27.69 for the same period in 2001. The average price received per barrel of NGLs increased $3.09, or 22%, from $13.93 during the six months ended June 30, 2000 to $17.02 for the same period in 2001. The average price received per mcf of gas increased 125% from $2.18 during the six months ended June 30, 2000 to $4.91 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $224,263 for the six months ended June 30, 2001 as compared to $208,637 for the same period in 2000, an increase of $15,626, or 7%. This increase was due to an increase in production costs, depletion and general and administrative expenses ("G&A").

Production costs were $174,038 for the six months ended June 30, 2001 and $164,199 for the same period in 2000, resulting in a $9,839 increase, or 6%. This increase was due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12%, from $12,598 for the six months ended June 30, 2000 to $14,077 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $36,148 for the six months ended June 30, 2001 as compared to $31,840 for the same period in 2000, an increase of $4,308, or 14%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 996 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 10% to $189,915 for the three months ended June 30, 2001 as compared to $210,761 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 4,471 barrels of oil, 1,969 barrels of NGLs and 10,803 mcf of gas were sold, or 8,241 BOEs. For the three months ended June 30, 2000, 5,131 barrels of oil, 3,114 barrels of NGLs and 10,684 mcf of gas were sold, or 10,026 BOEs.

The average price received per barrel of oil decreased $.78, or 3%, from $27.73 for the three months ended June 30, 2000 to $26.95 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.76, or 13%, from $13.12 during the three months ended June 30, 2000 to $14.88 for the same period in 2001. The average price received per mcf of gas increased 44% to $3.72 during the three months ended June 30, 2001 from $2.58 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $112,086 for the three months ended June 30, 2001 as compared to $105,168 for the same period in 2000, an increase of $6,918, or 7%. This increase was due to increases in production costs and depletion, offset by a decrease in G&A.

Production costs were $88,828 for the three months ended June 30, 2001 and $81,982 for the same period in 2000, resulting in a $6,846 increase, or 8%. The increase was due to an increase in well maintenance and workover costs incurred to stimulate well production, offset by lower production taxes due to lower oil prices.

During this period, G&A decreased 14%, from $6,635 for the three months ended June 30, 2000 to $5,698 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit and tax fees.

Depletion was $17,560 for the three months ended June 30, 2001 as compared to $16,551 for the same period in 2000, an increase of $1,009, or 6%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 660 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $76,854 during the six months ended June 30, 2001 from the same period in 2000. This increase was due to an increase of $22,400 in oil and gas sales receipts and a reduction in working capital of $65,772, offset by increases in production costs of $9,839 and G&A expenses of $1,479. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $80,365 to oil and gas receipts, offset by $57,965 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $168,850, of which $1,689 was distributed to the managing general partner and $167,161 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $211,637, of which $2,116 was distributed to the managing general partner and $209,521 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                              FINANCIAL STATEMENTS
                        WITH INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 89-B Conv., L.P.
 (A Delaware Limited Partnership):

We have audited the accompanying balance sheets of Parker & Parsley 89-B Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 89-B Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                     2000          1999
                                                                   --------      ---------
              ASSETS
              ------
Current assets:
  Cash                                                           $    94,922   $   116,810
  Accounts receivable - oil and gas sales                            134,431        73,499
                                                                  ----------    ----------

         Total current assets                                        229,353       190,309
                                                                  ----------    ----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                             5,314,971     5,304,537
Accumulated depletion                                             (4,443,011)  (4,349,082)
                                                                  ----------    ----------

         Net oil and gas properties                                  871,960       955,455
                                                                  ----------    ----------

                                                                 $ 1,101,313   $ 1,145,764
                                                                  ==========    ==========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
  Accounts payable - affiliate                                   $    11,787   $    15,267

Partners' capital:
  Managing general partner                                            11,042        11,451
  Limited partners (6,307 interests)                               1,078,484     1,119,046
                                                                  ----------    ----------

                                                                   1,089,526     1,130,497
                                                                  ----------    ----------

                                                                 $ 1,101,313   $ 1,145,764
                                                                  ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31





                                                      2000           1999          1998
                                                     -------       --------       -------

Revenues:
  Oil and gas                                      $ 873,058     $  542,232     $ 471,148
  Interest                                             8,377          4,914         5,410
  Gain on disposition of assets                          -              354           108
                                                     -------       --------       -------

                                                     881,435        547,500       476,666
                                                     -------       --------       -------

Costs and expenses:
  Oil and gas production                             326,082        305,897       322,354
  General and administrative                          28,155         20,352        16,076
  Impairment of oil and gas properties                27,748            -         262,396
  Depletion                                           66,181         99,538       241,875
                                                     -------       --------       -------

                                                     448,166        425,787       842,701
                                                     -------       --------       -------

Net income (loss)                                  $ 433,269     $  121,713     $(366,035)
                                                    ========      =========      ========

Allocation of net income (loss):
  Managing general partner                         $   4,333     $    1,217     $  (3,660)
                                                    ========      =========      ========

  Limited partners                                 $ 428,936     $  120,496     $(362,375)
                                                    ========      =========      ========

Net income (loss) per limited partnership
  interest                                         $   68.01     $    19.11     $  (57.46)
                                                    ========      =========      ========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                     Managing
                                                     general       Limited
                                                     partner       partners         Total
                                                   ------------- -------------- -----------


Partners' capital at January 1, 1998               $ 17,202      $1,688,386     $1,705,588

  Distributions                                      (1,765)       (174,700)      (176,465)

  Net loss                                           (3,660)       (362,375)      (366,035)
                                                     ------        --------       --------

Partners' capital at December 31, 1998               11,777       1,151,311      1,163,088

  Distributions                                      (1,543)       (152,761)      (154,304)

  Net income                                          1,217         120,496        121,713
                                                     ------        --------        -------

Partners' capital at December 31, 1999               11,451       1,119,046      1,130,497

  Distributions                                      (4,742)       (469,498)      (474,240)

  Net income                                          4,333         428,936        433,269
                                                     ------        --------        -------

Partners' capital at December 31, 2000             $ 11,042      $1,078,484     $1,089,526
                                                    =======       =========      =========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                       2000         1999           1998
                                                     -------       -------        -------

Cash flows from operations:
  Net income (loss)                                $ 433,269     $ 121,713      $(366,035)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
     Impairment of oil and gas properties             27,748           -          262,396
     Depletion                                        66,181        99,538        241,875
     Gain on disposition of assets                       -            (354)          (108)
  Changes in assets and liabilities:
     Accounts receivable                             (60,932)      (20,669)        43,290
     Accounts payable                                 (3,480)        2,834         (6,986)
                                                     -------       -------        -------

        Net cash provided by operating activities    462,786       203,062        174,432
                                                     -------       -------        -------

Cash flows from investing activities:
  Additions to oil and gas properties                (10,434)       (7,556)       (10,801)
  Proceeds from asset dispositions                       -             354            108
                                                     -------       -------        -------

        Net cash used in investing activities        (10,434)       (7,202)       (10,693)
                                                     -------       -------        -------

Cash flows used in financing activities:
  Cash distributions to partners                    (474,240)     (154,304)      (176,465)
                                                    --------      --------       --------

Net increase (decrease) in cash                      (21,888)       41,556        (12,726)
Cash at beginning of year                            116,810        75,254         87,980
                                                     -------       -------        -------

Cash at end of year                                $  94,922     $ 116,810      $  75,254
                                                    ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 89-B Conv., L.P. (the "Partnership") was organized as a general partnership in 1989 under the laws of the State of Texas and was converted to a Delaware limited partnership on May 30, 1990. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.       IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $27,748 and $262,396 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.       INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $191,325 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                          2000          1999           1998
                                                        -------       -------        -------

  Net income (loss) per statements of operations      $ 433,269     $ 121,713      $(366,035)
  Impairment of oil and gas properties for financial
    reporting purposes                                   27,748           -          262,396
  Depletion and depreciation provisions for tax
    reporting purposes less than amounts for
    financial reporting purposes                         57,991        91,381        226,609
  Other, net                                             (1,014)       (2,514)         2,725
                                                        -------       -------        -------

        Net income per Federal income tax returns     $ 517,994     $ 210,580      $ 125,695
                                                       ========      ========       ========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                    --------      --------       --------

    Development costs                              $  10,434     $   7,556      $  10,801
                                                    ========      ========       ========

      Capitalized oil and gas properties consist of the following:

                                                                      2000          1999
                                                                   ---------      ---------
Proved properties:
      Property acquisition costs                                 $   171,441    $   171,441
      Completed wells and equipment                                5,143,530      5,133,096
                                                                  ----------     ----------

                                                                   5,314,971      5,304,537
    Accumulated depletion                                         (4,443,011)    (4,349,082)
                                                                  -----------    ----------

           Net oil and gas properties                            $   871,960    $   955,455
                                                                  ==========     ==========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                          2000          1999           1998
                                                       ---------     ---------      ---------

      Payment of lease operating and supervision
        charges in accordance with standard industry
        operating agreements                           $ 133,513     $ 129,059      $ 124,312
      Reimbursement of general and administrative
        expenses                                       $  25,658     $  16,168      $  14,082

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and P&P Employees 89-B Conv., L.P. ("EMPL"), Parker & Parsley 89-B, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                            Pioneer USA (1)   Partnerships (2)
                                                            ---------------   ----------------
Revenues:
  Proceeds from disposition of depreciable
    and depletable properties -
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%
  All other revenues -
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%

Costs and expenses:
  Lease acquisition costs, drilling and completion
    costs and all other costs                                   9.090909%        90.909091%
  Operating costs, reporting and legal expenses
   and general and administrative expenses -
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 20 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 89-B, L.P. is 47.578455% and 52.421545%, respectively.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs         Gas
                                                                 (bbls)            (mcf)
                                                              ------------      ----------

    Net proved reserves at January 1, 1998                        471,441          734,987
    Revisions                                                    (202,204)        (246,962)
    Production                                                    (35,481)         (52,345)
                                                               ----------       ----------

    Net proved reserves at December 31, 1998                      233,756          435,680
    Revisions                                                     267,905          413,961
    Production                                                    (32,585)         (46,681)
                                                               ----------       ----------

    Net proved reserves at December 31, 1999                      469,076          802,960
    Revisions                                                       1,942         (157,459)
    Production                                                    (30,959)         (42,179)
                                                               ----------       ----------

    Net proved reserves at December 31, 2000                      440,059          603,322
                                                               ==========       ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.35 per barrel of NGLs and $7.90 per mcf of gas, discounted at 10% was approximately $3,414,000 and undiscounted was $6,785,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                For the years ended December 31,
                                                             --------------------------------------
                                                                 2000          1999         1998
                                                             -----------   -----------  -----------
                                                                         (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $   14,354    $   11,715   $    2,608
  Future production costs                                        (7,569)       (6,914)      (1,962)
                                                               --------      --------     --------

                                                                  6,785         4,801          646
  10% annual discount factor                                     (3,371)       (2,230)        (224)
                                                               --------      --------     --------

  Standardized measure of discounted future net cash flows   $    3,414    $   2,571    $      422
                                                              =========     ========     =========

                                                          For the years ended December 31,
                                                       --------------------------------------
                                                          2000          1999         1998
                                                       -----------   -----------  -----------
                                                                  (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (547)  $      (236)  $     (149)
    Net changes in prices and production costs              1,522         1,145       (1,146)
    Revisions of previous quantity estimates                 (163)        1,753         (282)
    Accretion of discount                                     257            42          189
    Changes in production rates, timing and other            (226)         (555)         (76)
                                                         --------     ---------     --------

    Change in present value of future net revenues            843         2,149       (1,464)
                                                         --------     ---------     --------

    Balance, beginning of year                              2,571           422        1,886
                                                         --------     ---------     --------

    Balance, end of year                               $    3,414   $     2,571   $      422
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                         2000         1999          1998
                                                       --------     --------      --------

          Plains Marketing, L.P.                          55%           51%            -
          Genesis Crude Oil, L.P.                          -            -             59%
          Western Gas Resources, Inc.                      4%            6%           26%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $37,745 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.       PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the Partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating, general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of undistributed profits.

      Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $6,307,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 89-B CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 61% to $873,058 for 2000 as compared to $542,232 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 19,708 barrels of oil, 11,251 barrels of natural gas liquids ("NGLs") and 42,179 mcf of gas were sold, or 37,989 barrel of oil equivalents ("BOEs"). In 1999, 20,322 barrels of oil, 12,263 barrels of NGLs and 46,681 mcf of gas were sold, or 40,365 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.25, or 72%, from $16.96 in 1999 to $29.21 in 2000. The average price received per barrel of NGLs increased $5.99, or 63%, from $9.57 in 1999 to $15.56 in 2000. The average price received per mcf of gas increased 69% from $1.72 in 1999 to $2.90 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $448,166 as compared to $425,787 in 1999, an increase of $22,379, or 5%. The increase was due to increases in the impairment of oil and gas properties, production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $326,082 in 2000 and $305,897 in 1999, resulting in a $20,185 increase, or 7%. The increase was primarily due to higher production taxes associated with higher oil and gas prices, offset by a decline in well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 38% from $20,352 in 1999 to $28,155 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $25,658 in 2000 and $16,168 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partners. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $27,748 related to its oil and gas properties during 2000.

Depletion was $66,181 in 2000 as compared to $99,538 in 1999, representing a decrease of $33,357, or 34%. This decrease was primarily due to an 8,572 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 15% to $542,232 from $471,148 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 20,322 barrels of oil, 12,263 barrels of NGLs and 46,681 mcf of gas were sold, or 40,365 BOEs. In 1998, 22,378 barrels of oil, 13,103 barrels of NGLs and 52,345 mcf of gas were sold, or 44,205 BOEs.

The average price received per barrel of oil increased $3.70, or 28%, from $13.26 in 1998 to $16.96 in 1999. The average price received per barrel of NGLs increased $2.63, or 38%, from $6.94 in 1998 to $9.57 in 1999. The average price received per mcf of gas increased 8% from $1.60 in 1998 to $1.72 in 1999.

Total costs and expenses decreased in 1999 to $425,787 as compared to $842,701 in 1998, a decrease of $416,914, or 49%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $305,897 in 1999 and $322,354 in 1998, resulting in a $16,457 decrease, or 5%. The decrease was due to declines in ad valorem taxes and well maintenance costs.

During this period, G&A increased 27% from $16,076 in 1998 to $20,352 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $16,168 in 1999 and $14,082 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $262,396 related to its oil and gas properties during 1998.

Depletion was $99,538 in 1999 compared to $241,875 in 1998, representing a decrease of $142,337, or 59%. This decrease was the result of an increase in proved reserves of 173,770 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $259,724 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $334,289, offset by increases in production costs paid of $20,185, G&A expenses paid of $7,803 and working capital of $46,577. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $381,025 to oil and gas receipts, offset by $46,736 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by a decline in well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $474,240, of which $4,742 was distributed to the managing general partner and $469,498 to the limited partners. In 1999, cash distributions to the partners were $154,304, of which $1,543 was distributed to the managing general partner and $152,761 to the limited partners.

                        PARKER & PARSLEY 89-B CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.


                                         Six months
                                            ended
                                          June 30,                                Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                       2001        2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------

Operating results:
  Oil and gas sales                $  432,217   $  409,534   $  873,058   $  542,232   $  471,148   $  718,293   $  849,156
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   27,748   $       --   $  262,396   $  330,848   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  211,326   $  204,552   $  433,269   $  121,713   $ (366,035)  $ (122,936)  $  342,846
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    2,113   $    2,046   $    4,333   $    1,217   $   (3,660)  $   (1,229)  $    3,428
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  209,213   $  202,506   $  428,936   $  120,496   $ (362,375)  $ (121,707)  $  339,418
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    33.17   $    32.11   $    68.01   $    19.11   $   (57.46)  $   (19.30)  $    53.82
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    26.50   $    33.22   $    74.44   $    24.22   $    27.70   $    62.96   $    61.29
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,148,110   $1,148,269   $1,101,313   $1,145,764   $1,175,521   $1,725,007   $2,246,482
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 89-B, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                              --------------------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                              --------------------

     This document contains important information specific to Parker & Parsley 89-B, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 89-B, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 89-B, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                     $    6,949

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                 $    6,473

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $    1,924
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                  $   279.80

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.19 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                    $   177.79

        --        as of December 31, 2000  (c)                                                $   171.15

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                           $   258.93

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                             $   271.62

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial                    $      158
Investment  (c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                           PARKER & PARSLEY 89-B, L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS




                                                     June 30,       December 31,
                                                       2001             2000
                                                   -----------      ------------
                                                           (Unaudited)
                  ASSETS
Current assets:
  Cash                                             $   241,922      $   105,641
  Accounts receivable - oil and gas sales              100,082          148,020
                                                   -----------      -----------
        Total current assets                           342,004          253,661
                                                   -----------      -----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               5,858,627        5,855,803
Accumulated depletion                               (4,934,712)      (4,894,889)
                                                   -----------      -----------
        Net oil and gas properties                     923,915          960,914
                                                   -----------      -----------
                                                   $ 1,265,919      $ 1,214,575
                                                   ===========      ===========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    17,756      $    12,985

Partners' capital:
  Managing general partner                              12,722           12,256
  Limited partners (6,949 interests)                 1,235,441        1,189,334
                                                   -----------      -----------
                                                     1,248,163        1,201,590
                                                   -----------      -----------
                                                   $ 1,265,919      $ 1,214,575
                                                   ===========      ===========


  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                  Three months ended         Six months ended
                                       June 30,                   June 30,
                                 ---------------------     ---------------------
                                   2001         2000         2001        2000
                                 --------     --------     --------     --------
Revenues:
   Oil and gas                   $209,198     $232,094     $475,940     $450,799
   Interest                         1,766        2,342        3,723        4,042
                                 --------     --------     --------     --------
                                  210,964      234,436      479,663      454,841
                                 --------     --------     --------     --------
Costs and expenses:
   Oil and gas production          97,874       90,344      191,734      180,904
   General and administrative       6,278        7,307       15,495       13,868
   Depletion                       19,323       18,232       39,823       35,077
                                 --------     --------     --------     --------
                                  123,475      115,883      247,052      229,849
                                 --------     --------     --------     --------
Net income                       $ 87,489     $118,553     $232,611     $224,992
                                 ========     ========     ========     ========
Allocation of net income:
   Managing general partner      $    875     $  1,186     $  2,326     $  2,250
                                 ========     ========     ========     ========
   Limited partners              $ 86,614     $117,367     $230,285     $222,742
                                 ========     ========     ========     ========
Net income per limited
   partnership interest          $  12.46     $  16.89     $  33.14     $  32.05
                                 ========     ========     ========     ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                Managing
                                general          Limited
                                partner          partners          Total
                              -----------      -----------      -----------
Balance at January 1, 2001    $    12,256      $ 1,189,334      $ 1,201,590

   Distributions                   (1,860)        (184,178)        (186,038)

   Net income                       2,326          230,285          232,611
                              -----------      -----------      -----------
Balance at June 30, 2001      $    12,722      $ 1,235,441      $ 1,248,163
                              ===========      ===========      ===========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                            Six months ended
                                                                June 30,
                                                        ------------------------
                                                           2001          2000
                                                        ---------      ---------
Cash flows from operating activities:
  Net income                                            $ 232,611      $ 224,992
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depletion                                            39,823         35,077
  Changes in assets and liabilities:
      Accounts receivable                                  47,938        (30,214)
      Accounts payable                                      4,771         10,563
                                                        ---------      ---------
         Net cash provided by operating activities        325,143        240,418
                                                        ---------      ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                      (2,824)        (8,268)

Cash flows used in financing activities:
  Cash distributions to partners                         (186,038)      (233,181)
                                                        ---------      ---------
Net increase (decrease) in cash                           136,281         (1,031)
Cash at beginning of period                               105,641        130,083
                                                        ---------      ---------
Cash at end of period                                   $ 241,922      $ 129,052
                                                        =========      =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1. Organization and nature of operations

Parker & Parsley 89-B, L.P. (the "Partnership") is a limited partnership organized in 1989 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2. Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 6% to $475,940 for the six months ended June 30, 2001 as compared to $450,799 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 10,095 barrels of oil, 4,141 barrels of natural gas liquids ("NGLs") and 25,638 mcf of gas were sold, or 18,509 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 11,198 barrels of oil, 6,538 barrels of NGLs and 24,114 mcf of gas were sold, or 21,755 BOEs.

The average price received per barrel of oil increased $.25, or 1%, from $27.44 for the six months ended June 30, 2000 to $27.69 for the same period in 2001. The average price received per barrel of NGLs increased $3.09, or 22%, from $13.93 during the six months ended June 30, 2000 to $17.02 for the same period in 2001. The average price received per mcf of gas increased 125% from $2.18 during the six months ended June 30, 2000 to $4.91 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than those received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $247,052 for the six months ended June 30, 2001 as compared to $229,849 for the same period in 2000, an increase of $17,203, or 7%. This increase was due to an increase in production costs, depletion and general and administrative expenses ("G&A").

Production costs were $191,734 for the six months ended June 30, 2001 and $180,904 for the same period in 2000, resulting in a $10,830, or 6%, increase. This increase was the result of additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12%, from $13,868 for the six months ended June 30, 2000 to $15,495 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $39,823 for the six months ended June 30, 2001 as compared to $35,077 for the same period in 2000, an increase of $4,746, or 14%. This increase was due to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decline in oil production of 1,103 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 10% to $209,198 for the three months ended June 30, 2001 as compared to $232,094 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil, offset by increases in the average prices received for gas and NGLs. For the three months ended June 30, 2001, 4,922 barrels of oil, 2,174 barrels of NGLs and 11,900 mcf of gas were sold, or 9,079 BOEs. For the three months ended June 30, 2000, 5,654 barrels of oil, 3,426 barrels of NGLs and 11,762 mcf of gas were sold, or 11,040 BOEs.

The average price received per barrel of oil decreased $.78, or 3%, from $27.73 for the three months ended June 30, 2000 to $26.95 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.76, or 13%, from $13.12 during the three months ended June 30, 2000 to $14.88 for the same period in 2001. The average price received per mcf of gas increased 44% to $3.72 during the three months ended June 30, 2001 from $2.58 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $123,475 for the three months ended June 30, 2001 as compared to $115,883 for the same period in 2000, an increase of $7,592, or 7%. This increase was due to increases in production costs and depletion, offset by a decrease in G&A.

Production costs were $97,874 for the three months ended June 30, 2001 and $90,344 for the same period in 2000, resulting in a $7,530 increase, or 8%. The increase was due to an increase in well maintenance and workover costs incurred to stimulate well production, offset by a decrease in production taxes due to lower oil prices.

During this period, G&A decreased 14%, from $7,307 for the three months ended June 30, 2000 to $6,278 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit and tax fees.

Depletion was $19,323 for the three months ended June 30, 2001 as compared to $18,232 for the same period in 2000, an increase of $1,091, or 6%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices, offset by a decrease in oil production of 732 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $84,725 during the six months ended June 30, 2001 from the same period in 2000. This increase was due to an increase of $24,822 in oil and gas sales receipts and a reduction in working capital of $72,360, offset by increases in production costs of $10,830 and G&A expenses of $1,627. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $88,680 to oil and gas receipts, offset by $63,858 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $186,038, of which $1,860 was distributed to the managing general partner and $184,178 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $233,181, of which $2,332 was distributed to the managing general partner and $230,849 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------
(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 89-B, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 89-B, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 89-B, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                   2000             1999
                                               -----------      -----------
              ASSETS
              ------

Current assets:
  Cash                                         $   105,641      $   130,083
  Accounts receivable - oil and gas sales          148,020           80,988
                                               -----------      -----------

    Total current assets                           253,661          211,071
                                               -----------      -----------

Oil and gas properties - at cost, based on
  the successful efforts accounting method       5,855,803        5,844,308
Accumulated depletion                           (4,894,889)      (4,791,400)
                                               -----------      -----------

        Net oil and gas properties                 960,914        1,052,908
                                               -----------      -----------

                                               $ 1,214,575      $ 1,263,979
                                               ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                 $    12,985      $    16,819

Partners' capital:
  Managing general partner                          12,256           12,712
  Limited partners (6,949 interests)             1,189,334        1,234,448
                                               -----------      -----------

                                                 1,201,590        1,247,160
                                               -----------      -----------

                                               $ 1,214,575      $ 1,263,979
                                               ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                          2000          1999          1998
                                                       ---------     ---------     ---------

Revenues:
  Oil and gas                                          $ 961,197     $ 597,130     $ 518,801
  Interest                                                 9,481         5,469         6,043
  Gain on disposition of assets                               --           390           119
                                                       ---------     ---------     ---------

                                                         970,678       602,989       524,963
                                                       ---------     ---------     ---------

Costs and expenses:
  Oil and gas production                                 359,243       337,025       355,148
  General and administrative                              31,002        22,369        17,625
  Impairment of oil and gas properties                    30,586            --       289,124
  Depletion                                               72,903       109,755       266,451
                                                       ---------     ---------     ---------

                                                         493,734       469,149       928,348
                                                       ---------     ---------     ---------

Net income (loss)                                      $ 476,944     $ 133,840     $(403,385)
                                                       =========     =========     =========

Allocation of net income (loss):
  Managing general partner                             $   4,769     $   1,338     $  (4,034)
                                                       =========     =========     =========

  Limited partners                                     $ 472,175     $ 132,502     $(399,351)
                                                       =========     =========     =========

Net income (loss) per limited partnership interest     $   67.95     $   19.07     $  (57.47)
                                                       =========     =========     =========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                             Managing
                                             general          Limited
                                             partner          partners           Total
                                           -----------      -----------      -----------

Partners' capital at January 1, 1998       $    19,053      $ 1,862,101      $ 1,881,154

  Distributions                                 (1,945)        (192,484)        (194,429)

  Net loss                                      (4,034)        (399,351)        (403,385)
                                           -----------      -----------      -----------

Partners' capital at December 31, 1998          13,074        1,270,266        1,283,340

  Distributions                                 (1,700)        (168,320)        (170,020)

  Net income                                     1,338          132,502          133,840
                                           -----------      -----------      -----------

Partners' capital at December 31, 1999          12,712        1,234,448        1,247,160

  Distributions                                 (5,225)        (517,289)        (522,514)

  Net income                                     4,769          472,175          476,944
                                           -----------      -----------      -----------

Partners' capital at December 31, 2000     $    12,256      $ 1,189,334      $ 1,201,590
                                           ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                          2000           1999           1998
                                                       ---------      ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                    $ 476,944      $ 133,840      $(403,385)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties                30,586             --        289,124
      Depletion                                           72,903        109,755        266,451
      Gain on disposition of assets                           --           (390)          (119)
  Changes in assets and liabilities:
      Accounts receivable                                (67,032)       (22,818)        47,684
      Accounts payable                                    (3,834)         2,839         (7,697)
                                                       ---------      ---------      ---------

         Net cash provided by operating activities       509,567        223,226        192,058
                                                       ---------      ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties                    (11,495)        (8,325)       (11,900)
  Proceeds from dispositions of assets                        --            390            119
                                                       ---------      ---------      ---------

         Net cash used in investing activities           (11,495)        (7,935)       (11,781)
                                                       ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                        (522,514)      (170,020)      (194,429)
                                                       ---------      ---------      ---------

Net increase (decrease) in cash                          (24,442)        45,271        (14,152)
Cash at beginning of year                                130,083         84,812         98,964
                                                       ---------      ---------      ---------

Cash at end of year                                    $ 105,641      $ 130,083      $  84,812
                                                       =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 89-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 89-B, L.P. (the "Partnership") is a limited partnership organized in 1989 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $30,586 and $289,124 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $211,364 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                          2000           1999           1998
                                                       ---------      ---------      ---------

Net income (loss) per statements of operations         $ 476,944      $ 133,840      $(403,385)
Impairment of oil and gas properties for financial
 reporting purposes                                       30,586             --        289,124
Depletion and depreciation provisions for tax
 reporting purposes less than amounts deducted
 for financial reporting purposes                         63,879        100,769        254,734
Other, net                                                (1,322)        (3,050)         3,282
                                                       ---------      ---------      ---------

       Net income per Federal income tax returns       $ 570,087      $ 231,559      $ 143,755
                                                       =========      =========      =========

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the net costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                         2000          1999        1998
                      ---------     ---------     -------

Development costs     $  11,495     $   8,325     $11,900
                      =========     =========     =======

        Capitalized oil and gas properties consist of the following:

                                       2000             1999
                                    -----------      -----------
Proved properties:
  Property acquisition costs        $   188,868      $   188,868
  Completed wells and equipment       5,666,935        5,655,440
                                    -----------      -----------

                                      5,855,803        5,844,308
Accumulated depletion                (4,894,889)      (4,791,400)
                                    -----------      -----------

     Net oil and gas properties     $   960,914      $ 1,052,908
                                    ===========      ===========

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                  2000         1999         1998
                                                --------     --------     --------
Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                 $147,103     $142,197     $136,965

Reimbursement of general and administrative
  expenses                                      $ 28,269     $ 17,812     $ 15,438

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 89-B Conv., L.P. ("EMPL") Parker & Parsley 89-B Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                             Pioneer USA (1)   Partnerships (2)
                                                             ---------------   ----------------
Revenues:
   Proceeds from disposition of depreciable and
     depletable properties -
       First three years                                       14.141414%       85.858586%
       After first three years                                 19.191919%       80.808081%
   All other revenues -
       First three years                                       14.141414%       85.858586%
       After first three years                                 19.191919%       80.808081%
Costs and expenses:
   Lease acquisition costs, drilling and completion
     costs and all other costs                                  9.090909%       90.909091%
   Operating costs, reporting and legal expenses and
     general and administrative expenses -
       First three years                                       14.141414%       85.858586%
       After first three years                                 19.191919%       80.808081%

        (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 72 limited partner interests owned by Pioneer USA.

        (2) The allocation between the Partnership and Parker & Parsley 89-B Conv., L.P. is 52.421545% and 47.578455%, respectively.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                              Oil and NGLs          Gas
                                                 (bbls)            (mcf)
                                              ------------       --------
Net proved reserves at January 1, 1998           519,501          809,915
Revisions                                       (222,853)        (272,177)
Production                                       (39,063)         (57,643)
                                                --------         --------

Net proved reserves at December 31, 1998         257,585          480,095
Revisions                                        295,189          456,122
Production                                       (35,879)         (51,400)
                                                --------         --------

Net proved reserves at December 31, 1999         516,895          884,817
Revisions                                          1,443         (174,232)
Production                                       (34,089)         (46,454)
                                                --------         --------

Net proved reserves at December 31, 2000         484,249          664,131
                                                ========         ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.35 per barrel of NGLs and $7.90 per mcf of gas, discounted at 10% was approximately $3,756,000 and undiscounted was $7,461,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               ------------------------------------
                                                                 2000          1999          1998
                                                               --------      --------      --------
                                                                          (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 15,796      $ 12,909      $  2,874
  Future production costs                                        (8,335)       (7,619)       (2,162)
                                                               --------      --------      --------

                                                                  7,461         5,290           712
  10% annual discount factor                                     (3,705)       (2,457)         (247)
                                                               --------      --------      --------

  Standardized measure of discounted future net cash flows     $  3,756      $  2,833      $    465
                                                               ========      ========      ========

                                                      For the years ended December 31,
                                                     ---------------------------------
                                                      2000         1999         1998
                                                     -------      -------      -------
                                                              (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs         $  (602)     $  (260)     $  (163)
  Net changes in prices and production costs           1,674        1,262       (1,263)
  Revisions of previous quantity estimates              (185)       1,931         (311)
  Accretion of discount                                  283           47          208
  Changes in production rates, timing and other         (247)        (612)         (84)
                                                     -------      -------      -------

  Change in present value of future net revenues         923        2,368       (1,613)
                                                     -------      -------      -------

  Balance, beginning of year                           2,833          465        2,078
                                                     -------      -------      -------

  Balance, end of year                               $ 3,756      $ 2,833      $   465
                                                     =======      =======      =======

NOTE 8. MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                        2000    1999    1998
                                        ----    ----    ----
         Plains Marketing, L.P.          55%     51%      -
         Genesis Crude Oil, L.P.          -       -      59%
         Western Gas Resources, Inc.      4%      6%     26%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $41,588 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:

          Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all

          Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

             Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

             Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $6,949,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and offering expenses allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                           PARKER & PARSLEY 89-B, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 61% to $961,197 for 2000 as compared to $597,130 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 21,703 barrels of oil, 12,386 barrels of natural gas liquids ("NGLs") and 46,454 mcf of gas were sold, or 41,831 barrel of oil equivalents ("BOEs"). In 1999, 22,376 barrels of oil, 13,503 barrels of NGLs and 51,400 mcf of gas were sold, or 44,446 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.25, or 72%, from $16.96 in 1999 to $29.21 in 2000. The average price received per barrel of NGLs increased $5.99, or 63%, from $9.57 in 1999 to $15.56 in 2000. The average price received per mcf of gas increased 69% from $1.72 in 1999 to $2.90 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $493,734 as compared to $469,149 in 1999, an increase of $24,585, or 5%. The increase was due to increases in the impairment of oil and gas properties, production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $359,243 in 2000 and $337,025 in 1999, resulting in a $22,218 increase, or 7%. The increase was primarily due to higher production taxes associated with higher oil and gas prices, offset by a decline in well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 39% from $22,369 in 1999 to $31,002 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $28,269 in 2000 and $17,812 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $30,586 related to its oil and gas properties during 2000.

Depletion was $72,903 in 2000 as compared to $109,755 in 1999, representing a decrease of $36,852, or 34%. This decrease was primarily due to an 8,955 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 15% to $597,130 from $518,801 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 22,376 barrels of oil, 13,503 barrels of NGLs and 51,400 mcf of gas were sold, or 44,446 BOEs. In 1998, 24,633 barrels of oil, 14,430 barrels of NGLs and 57,643 mcf of gas were sold, or 48,670 BOEs.

The average price received per barrel of oil increased $3.70, or 28%, from $13.26 in 1998 to $16.96 in 1999. The average price received per barrel of NGLs increased $2.63, or 38%, from $6.94 in 1998 to $9.57 in 1999. The average price received per mcf of gas increased 8% from $1.60 in 1998 to $1.72 in 1999.

Total costs and expenses decreased in 1999 to $469,149 as compared to $928,348 in 1998, a decrease of $459,199, or 49%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $337,025 in 1999 and $355,148 in 1998, resulting in an $18,123 decrease, or 5%. The decrease was due to reductions in ad valorem taxes and well maintenance costs.

During this period, G&A increased 27% from $17,625 in 1998 to $22,369 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $17,812 in 1999 and $15,438 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $289,124 related to its oil and gas properties during 1998.

Depletion was $109,755 in 1999 compared to $266,451 in 1998, representing a decrease of $156,696, or 59%. This decrease was the result of an increase in proved reserves of 191,467 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $286,341 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $368,079, offset by increases in production costs paid of $22,218, G&A expenses paid of $8,633 and working capital of $50,887. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $419,447 to oil and gas receipts, offset by $51,368 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by a decline in well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on several oil and gas properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $522,514, of which $5,225 was distributed to the managing general partner and $517,289 to the limited partners. In 1999, cash distributions to the partners were $170,020, of which $1,700 was distributed to the managing general partner and $168,320 to the limited partners.

                           PARKER & PARSLEY 89-B, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                         Six months
                                            ended
                                          June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                       2001        2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  475,940   $  450,799   $  961,197   $  597,130   $  518,801   $  791,004   $  935,268
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   30,586   $       --   $  289,124   $  364,625   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  232,611   $  224,992   $  476,944   $  133,840   $ (403,385)  $ (135,918)  $  377,397
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    2,326   $    2,250   $    4,769   $    1,338   $   (4,034)  $   (1,359)  $    3,774
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  230,285   $  222,742   $  472,175   $  132,502   $ (399,351)  $ (134,559)  $  373,623
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    33.14   $    32.05   $    67.95   $    19.07   $   (57.47)  $   (19.36)  $    53.77
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    26.50   $    33.22   $    74.44   $    24.22   $    27.70   $    62.96   $    61.30
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,265,919   $1,266,353   $1,214,575   $1,263,979   $1,297,320   $1,902,831   $2,477,410
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


              PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


               THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley Private Investment 89, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley Private Investment 89, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                  $      7,060

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                              $      5,651

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)    $      1,998

Merger Value per $1,000 Limited Partner Investment(b), (c)                                               $     284.67

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                            4.14 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                       $     161.58

      --    as of December 31, 2000(c)                                                                   $     150.75

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                        $     264.89

Liquidation Value per $1,000 Limited Partner Investment(c). (e)                                          $     276.24

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)            $        165

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                 ASSETS

Current assets:
  Cash                                              $   193,621    $   101,600
  Accounts receivable - oil and gas sales               131,396        118,399
                                                     ----------     ----------
        Total current assets                            325,017        219,999
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,237,687      5,223,723
Accumulated depletion                                (4,386,574)    (4,351,220)
                                                     ----------     ----------
        Net oil and gas properties                      851,113        872,503
                                                     ----------     ----------
                                                    $ 1,176,130    $ 1,092,502
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    21,803    $    15,443

Partners' capital:
  Managing general partner                               13,539         12,767
  Limited partners (176.5 interests)                  1,140,788      1,064,292
                                                     ----------     ----------
                                                      1,154,327      1,077,059
                                                     ----------     ----------
                                                    $ 1,176,130    $ 1,092,502
                                                     ==========     ==========

  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                   Three months ended       Six months ended
                                        June 30,                 June 30,
                                ----------------------    ----------------------
                                   2001         2000        2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 202,783    $ 199,796    $ 452,230    $ 388,517
  Interest                          1,532        2,009        3,061        3,476
                                 --------     --------     --------     --------
                                  204,315      201,805      455,291      391,993
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           88,516       79,969      233,371      158,403
  General and administrative        6,328        5,993       15,038       11,655
  Depletion                        14,013       14,214       35,354       28,961
                                 --------     --------     --------     --------
                                  108,857      100,176      283,763      199,019
                                 --------     --------     --------     --------
Net income                      $  95,458    $ 101,629    $ 171,528    $ 192,974
                                 ========     ========     ========     ========
Allocation of net income:
  Managing general partner      $     954    $   1,017    $   1,715    $   1,930
                                 ========     ========     ========     ========
  Limited partners              $  94,504    $ 100,612    $ 169,813    $ 191,044
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $  535.43    $  570.04    $  962.11    $1,082.40
                                 ========     ========     ========     ========

         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)




                                        Managing
                                        general        Limited
                                        partner        partners         Total
                                       ----------     ----------     ----------
Balance at January 1, 2001             $   12,767     $1,064,292     $1,077,059

    Distributions                            (943)       (93,317)       (94,260)

    Net income                              1,715        169,813        171,528
                                        ---------      ---------      ---------

Balance at June 30, 2001               $   13,539     $1,140,788     $1,154,327
                                        =========      =========      =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                        Six months ended
                                                             June 30,
                                                    -----------------------
                                                       2001          2000
                                                    ---------     ---------
Cash flows from operating activities:
 Net income                                         $ 171,528     $ 192,974
 Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depletion                                          35,354        28,961
 Changes in assets and liabilities:
    Accounts receivable                               (12,997)      (19,770)
    Accounts payable                                    6,360         5,186
                                                     --------      --------
       Net cash provided by operating activities      200,245       207,351
                                                     --------      --------
Cash flows from investing activities:
 Additions to oil and gas properties                  (14,685)       (3,016)
 Proceeds from asset dispositions                         721           158
                                                     --------      --------
       Net cash used in investing activities          (13,964)       (2,858)
                                                     --------      --------
Cash flows used in financing activities:
 Cash distributions to partners                       (94,260)     (201,904)
                                                     --------      --------
Net increase in cash                                   92,021         2,589
Cash at beginning of period                           101,600       105,420
                                                     --------      --------
Cash at end of period                               $ 193,621     $ 108,009
                                                     ========      ========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 89, L.P. (the "Partnership") was organized in 1989 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1990.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended
  June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 16% to $452,230 for the six months ended June 30, 2001 as compared to $388,517 for the same period in 2000. The increase in revenues resulted from higher average prices received and an increase in production. For the six months ended June 30, 2001, 11,227 barrels of oil, 3,467 barrels of natural gas liquids ("NGLs") and 21,188 mcf of gas were sold, or 18,225 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 11,599 barrels of oil, 3,620 barrels of NGLs and 13,324 mcf of gas were sold, or 17,440 BOEs.

The average price received per barrel of oil increased slightly from $27.07 for the six months ended June 30, 2000 to $27.14 for the same period in 2001. The average price received per barrel of NGLs increased $1.53, or 11%, from $13.37 during the six months ended June 30, 2000 to $14.90 for the same period in 2001. The average price received per mcf of gas increased 131% from $1.96 during the six months ended June 30, 2000 to $4.53 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $283,763 for the six months ended June 30, 2001 as compared to $199,019 for the same period in 2000, an increase of $84,744, or 43%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $233,371 for the six months ended June 30, 2001 and $158,403 for the same period in 2000, resulting in a $74,968 increase, or 47%. The increase was attributable to additional workover and well maintenance costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 29%, from $11,655 for the six months ended June 30, 2000 to $15,038 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues in addition to increases in audit and tax fees.

Depletion was $35,354 for the six months ended June 30, 2001 as compared to $28,961 for the same period in 2000, an increase of $6,393, or 22%. This increase was due to a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 372 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 1% to $202,783 for the three months ended June 30, 2001 as compared to $199,796 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and an increase in production, offset by lower average prices received for oil and NGLs. For the three months ended June 30, 2001, 5,318 barrels of oil, 1,848 barrels of NGLs and 10,180 mcf of gas were sold, or 8,863 BOEs. For the three months ended June 30, 2000, 5,732 barrels of oil, 1,766 barrels of NGLs and 6,851 mcf of gas were sold, or 8,640 BOEs.

The average price received per barrel of oil decreased $.60, or 2%, from $27.37 for the three months ended June 30, 2000 to $26.77 for the three months ended June 30, 2001. The average price received per barrel of NGLs decreased $1.95, or 13%, from $15.25 during the three months ended June 30, 2000 to $13.30 for the same period in 2001. The average price received per mcf of gas increased 51% to $3.52 during the three months ended June 30, 2001 from $2.33 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $108,857 for the three months ended June 30, 2001 as compared to $100,176 for the same period in 2000, an increase of $8,681, or 9%. This increase was due to increases in production costs and G&A, offset by a decline in depletion.

Production costs were $88,516 for the three months ended June 30, 2001 and $79,969 for the same period in 2000, resulting in an $8,547 increase, or 11%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A increased 6%, from $5,993 for the three months ended June 30, 2000 to $6,328 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $14,013 for the three months ended June 30, 2001 as compared to $14,214 for the same period in 2000, a decrease of $201, or 1%. This decrease was attributable to a decrease in oil production of 414 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased $7,106 during the six months ended June 30, 2001 from the same period in 2000. This decrease was due to increases in production costs of $74,968 and G&A expenses of $3,383, offset by an increase in oil and gas receipts of $63,298 and a reduction in working capital of $7,947. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $40,500 to oil and gas receipts and $22,798 resulting from an increase in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional workover and well maintenance costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues in addition to increases in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's investing activities included expenditures related to equipment upgrades on various oil and gas properties for the six months ended June 30, 2001 and 2000.

Proceeds from asset dispositions of $721 and $158 for the six months ended June 30, 2001 and 2000, respectively, were due to equipment credits received on active wells.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $94,260, of which $943 was distributed to the managing general partner and $93,317 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $201,904, of which $2,019 was distributed to the managing general partner and $199,885 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 89, L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 89, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 89, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                               Ernst & Young LLP


Dallas, Texas
March 9, 2001

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31

                                                            2000                1999
                                                         -----------        -----------

               ASSETS
               ------

Current assets:
  Cash                                                   $   101,600        $   105,420
  Accounts receivable - oil and gas sales                    118,399             76,918
                                                         -----------        -----------

         Total current assets                                219,999            182,338
                                                         -----------        -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                     5,223,723          5,213,140
Accumulated depletion                                     (4,351,220)        (4,291,008)
                                                         -----------        -----------

         Net oil and gas properties                          872,503            922,132
                                                         -----------        -----------

                                                         $ 1,092,502        $ 1,104,470
                                                         ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                           $    15,443        $    15,871

Partners' capital:
  Managing general partner                                    12,767             12,882
  Limited partners (176.5 interests)                       1,064,292          1,075,717
                                                         -----------        -----------

                                                           1,077,059          1,088,599
                                                         -----------        -----------

                                                         $ 1,092,502        $ 1,104,470
                                                         ===========        ===========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                                 2000            1999            1998
                                                              ---------       ---------       ---------

Revenues:
  Oil and gas                                                 $ 856,030       $ 487,809       $ 478,637
  Interest                                                        8,294           4,555           5,752
                                                              ---------       ---------       ---------

                                                                864,324         492,364         484,389
                                                              ---------       ---------       ---------

Costs and expenses:
  Oil and gas production                                        321,340         311,071         300,564
  General and administrative                                     28,583          19,470          16,898
  Impairment of oil and gas properties                                -          44,421          18,873
  Depletion                                                      60,212          76,798         258,483
                                                              ---------       ---------       ---------

                                                                410,135         451,760         594,818
                                                              ---------       ---------       ---------

Net income (loss)                                             $ 454,189       $  40,604       $(110,429)
                                                              =========       =========       =========

Allocation of net income (loss):
  Managing general partner                                    $   4,542       $     406       $  (1,104)
                                                              =========       =========       =========

  Limited partners                                            $ 449,647       $  40,198       $(109,325)
                                                              =========       =========       =========

Net income (loss) per limited partnership interest            $2,547.58       $  227.75       $ (619.41)
                                                              =========       =========       =========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                    Managing
                                                     general           Limited
                                                     partner           partners             Total
                                                   -----------        -----------        -----------

Partners' capital at January 1, 1998               $    16,634        $ 1,447,067        $ 1,463,701

    Distributions                                       (2,019)          (199,798)          (201,817)

    Net loss                                            (1,104)          (109,325)          (110,429)
                                                   -----------        -----------        -----------

Partners' capital at December 31, 1998                  13,511          1,137,944          1,151,455

    Distributions                                       (1,035)          (102,425)          (103,460)

    Net income                                             406             40,198             40,604
                                                   -----------        -----------        -----------

Partners' capital at December 31, 1999                  12,882          1,075,717          1,088,599

    Distributions                                       (4,657)          (461,072)          (465,729)

    Net income                                           4,542            449,647            454,189
                                                   -----------        -----------        -----------

Partners' capital at December 31, 2000             $    12,767        $ 1,064,292        $ 1,077,059
                                                   ===========        ===========        ===========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                2000             1999             1998
                                                              ---------        ---------        ---------

Cash flows from operating activities:
   Net income (loss)                                          $ 454,189        $  40,604         (110,429)
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
          Impairment of oil and gas properties                        -           44,421           18,873
          Depletion                                              60,212           76,798          258,483
   Changes in assets and liabilities:
          Accounts receivable                                   (41,481)         (30,189)          17,499
          Accounts payable                                         (428)           3,058           (9,920)
                                                              ---------        ---------        ---------

            Net cash provided by operating activities           472,492          134,692          174,506
                                                              ---------        ---------        ---------

Cash flows from investing activities:
   Additions to oil and gas properties                          (10,741)         (10,151)         (14,992)
   Proceeds from asset dispositions                                 158                -            6,106
                                                              ---------        ---------        ---------

            Net cash used in investing activities               (10,583)         (10,151)          (8,886)
                                                              ---------        ---------        ---------

Cash flows used in financing activities:
   Cash distributions to partners                              (465,729)        (103,460)        (201,817)
                                                              ---------        ---------        ---------

Net increase (decrease) in cash                                  (3,820)          21,081          (36,197)
Cash at beginning of year                                       105,420           84,339          120,536
                                                              ---------        ---------        ---------

Cash at end of year                                           $ 101,600        $ 105,420        $  84,339
                                                              =========        =========        =========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 89, L.P. (the "Partnership") was organized in 1989 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1990. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $44,421 and $18,873 related to its proved oil and gas properties during 1999 and 1998, respectively.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $49,559 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                  2000             1999             1998
                                                                ---------        ---------        ---------

Net income (loss) per statements of operations                  $ 454,189        $  40,604        $(110,429)
Impairment of oil and gas properties for financial
  reporting purposes                                                    -           44,421           18,873
Depletion and depreciation for tax reporting purposes
  less than amounts for financial reporting purposes               49,670           66,310          239,923
Other, net                                                         (1,023)          (3,073)           9,369
                                                                ---------        ---------        ---------

     Net income per Federal income tax returns                  $ 502,836        $ 148,262        $ 157,736
                                                                =========        =========        =========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                           2000            1999             1998
                                        ----------      ----------       ----------

Development costs                       $   10,741      $   10,151       $   14,992
                                        ==========      ==========       ==========

        Capitalized oil and gas properties consist of the following:

                                              2000                1999
                                           -----------        -----------

Proved properties:
  Property acquisition costs               $    58,953        $    58,953
  Completed wells and equipment              5,164,770          5,154,187
                                           -----------        -----------

                                             5,223,723          5,213,140
Accumulated depletion                       (4,351,220)        (4,291,008)
                                           -----------        -----------

     Net oil and gas properties            $   872,503        $   922,132
                                           ===========        ===========

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                         2000            1999            1998
                                                      ---------       ---------       ---------

Payment of lease operating and supervision
  charges in accordance with standard
  industry operating agreements                       $ 126,729       $ 122,574       $ 123,196

Reimbursement of general and administrative
  expenses                                            $  25,581       $  14,534       $  14,259

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 89 Private Conv., L.P. ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                      Pioneer USA (1)       Partnership
                                                                      ---------------       -----------
Revenues:
  Proceeds from disposition of depreciable and
     depletable properties -
       First three years                                                14.141414%           85.858586%
       After three years                                                19.191919%           80.808081%
  All other revenues -
       First three years                                                14.141414%           85.858586%
       After three years                                                19.191919%           80.808081%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs                 9.090909%           90.909091%
  Operating costs, reporting and legal expenses and
     general and administrative expenses -
        First three years                                               14.141414%           85.858586%
        After three years                                               19.191919%           80.808081%

(1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                  Oil and NGLs         Gas
                                                     (bbls)           (mcf)
                                                  ------------      --------

Net proved reserves at January 1, 1998               480,284         559,912
Revisions                                           (179,534)       (180,570)
Production                                           (36,741)        (44,624)
                                                    --------        --------

Net proved reserves at December 31, 1998             264,009         334,718
Revisions                                            227,645         277,954
Production                                           (30,310)        (32,985)
                                                    --------        --------

Net proved reserves at December 31, 1999             461,344         579,687
Revisions                                             37,767         (55,380)
Production                                           (30,738)        (30,037)
                                                    --------        --------

Net proved reserves at December 31, 2000             468,373         494,270
                                                    ========        ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.18 per barrel of NGLs and $7.93 per mcf of gas, discounted at 10% was approximately $3,336,000 and undiscounted was $6,999,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                        For the years ended December 31,
                                                                  -------------------------------------------
                                                                     2000             1999             1998
                                                                  ---------        ---------        ---------
                                                                                (in thousands)

Oil and gas producing activities:
   Future cash inflows                                            $  14,511        $  11,459        $   2,862
   Future production costs                                           (7,512)          (6,395)          (2,112)
                                                                  ---------        ---------        ---------

                                                                      6,999            5,064              750
   10% annual discount factor                                        (3,663)          (2,516)            (271)
                                                                  ---------        ---------        ---------

   Standardized measure of discounted future net cash flows       $   3,336        $   2,548        $     479
                                                                  =========        =========        =========

                                                                 For the years ended December 31,
                                                            ----------------------------------------
                                                              2000            1999            1998
                                                            --------        --------        --------
                                                                         (in thousands)

Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                $   (535)       $   (177)       $   (178)
  Net changes in prices and production costs                   1,060           1,324          (1,107)
  Revisions of previous quantity estimates                       183           1,588            (261)
  Accretion of discount                                          255              48             189
  Changes in production rates, timing and other                 (175)           (714)            (48)
                                                            --------        --------        --------

  Change in present value of future net revenues                 788           2,069          (1,405)
                                                            --------        --------        --------

  Balance, beginning of year                                   2,548             479           1,884
                                                            --------        --------        --------

  Balance, end of year                                      $  3,336        $  2,548        $    479
                                                            ========        ========        ========

NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                   2000            1999             1998
                                                 --------        --------         --------

Plains Marketing, L.P.                              65%             64%               -
Genesis Crude Oil, L.P.                              -               -               57%
Western Gas Resources, Inc.                          1%              3%              15%
GPM Gas Corporation                                  3%              3%               5%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $48,161 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $7,060,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 75% to $856,030 for 2000 as compared to $487,809 in 1999. The increase in revenues resulted from higher average prices received, offset by a slight decline in production. In 2000, 22,438 barrels of oil, 8,300 barrels of natural gas liquids ("NGLs") and 30,037 mcf of gas were sold, or 35,744 barrel of oil equivalents ("BOEs"). In 1999, 20,601 barrels of oil, 9,709 barrels of NGLs and 32,985 mcf of gas were sold, or 35,808 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $11.94, or 70%, from $17.06 in 1999 to $29.00 in 2000. The average price received per barrel of NGLs increased $6.17, or 71%, from $8.69 in 1999 to $14.86 in 2000. The average price received per mcf of gas increased 74% from $1.57 in 1999 to $2.73 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses decreased in 2000 to $410,135 as compared to $451,760 in 1999, a decrease of $41,625, or 9%. The decrease was due to a decline in depletion and the impairment of oil and gas properties, offset by an increase in production costs and general and administrative expenses ("G&A").

Production costs were $321,340 in 2000 and $311,071 in 1999, resulting in a $10,269 increase, or 3%. The increase was primarily due to higher production taxes associated with higher oil and gas prices, offset by lower well maintenance costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 47% from $19,470 in 1999 to $28,583 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $25,581 in 2000 and $14,534 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $44,421 related to its oil and gas properties during 1999.

Depletion was $60,212 in 2000 as compared to $76,798 in 1999, representing a decrease of $16,586, or 22%. This decrease was primarily due to a 23,945 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 2% to $487,809 from $478,637 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 20,601 barrels of oil, 9,709 barrels of NGLs and 32,985 mcf of gas were sold, or 35,808 BOEs. In 1998, 25,672 barrels of oil, 11,069 barrels of NGLs and 44,624 mcf of gas were sold, or 44,178 BOEs.

The average price received per barrel of oil increased $3.78, or 28%, from $13.28 in 1998 to $17.06 in 1999. The average price received per barrel of NGLs increased $2.12, or 32%, from $6.57 in 1998 to $8.69 in 1999. The average price received per mcf of gas increased 8% from $1.46 in 1998 to $1.57 in 1999.

Total costs and expenses decreased in 1999 to $451,760 as compared to $594,818 in 1998, a decrease of $143,058, or 24%. The decrease was due to a decline in depletion, offset by an increase in the impairment of oil and gas properties, production costs and G&A.

Production costs were $311,071 in 1999 and $300,564 in 1998, resulting in a $10,507 increase, or 3%. The increase was due to an increase in well maintenance costs incurred to stimulate well production, offset by declines in ad valorem and production taxes.

During this period, G&A increased 15% from $16,898 in 1998 to $19,470 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $14,534 in 1999 and $14,259 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $44,421 and $18,873 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $76,798 in 1999 compared to $258,483 in 1998, representing a decrease of $181,685, or 70%. This decrease was the result of a combination of factors that included an increase in proved reserves of 160,524 barrels of oil during 1999 as a result of higher commodity prices, a decline in oil production of 5,071 barrels for the period ended December 31, 1999 compared to the same period in 1998 and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $337,800 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $371,960, offset by increases in production costs paid of

$10,269, G&A expenses paid of $9,113 and working capital of $14,778. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $347,665 to oil and gas receipts and an increase of $24,295 resulting from the increase in oil production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices, offset by lower well maintenance costs. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active properties.

Proceeds from asset dispositions of $158 in 2000 were from equipment credits received on one active well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $465,729, of which $4,657 was distributed to the managing general partner and $461,072 to the limited partners. In 1999, cash distributions to the partners were $103,460, of which $1,035 was distributed to the managing general partner and $102,425 to the limited partners.

                  PARKER & PARSLEY PRIVATE INVESTMENT 89, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.


                                         Six months
                                            ended
                                          June 30,                               Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  452,230   $  388,517   $  856,030   $  487,809   $  478,637   $  675,051   $  800,390
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $   44,421   $   18,873   $  377,878   $   79,530
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Gain on litigation
    settlement, net                $       --   $       --   $       --   $       --   $       --   $       --   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========


  Net income (loss)                $  171,528   $  192,974   $  454,189   $   40,604   $ (110,429)  $ (183,640)  $  249,498
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    1,715   $    1,930   $    4,542   $      406   $   (1,104)  $   (1,836)  $    2,495
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  169,813   $  191,044   $  449,647   $   40,198   $ (109,325)  $ (181,804)  $  247,003
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $   962.11   $ 1,082.40   $ 2,547.58   $   227.75   $  (619.41)  $(1,030.05)  $ 1,399.45
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   528.71   $ 1,132.49   $ 2,612.31   $   580.31   $ 1,132.00   $ 2,068.82   $ 1,932.01
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,176,130   $1,100,726   $1,092,502   $1,104,470   $1,164,268   $1,486,434   $2,033,774
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 90-A CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 90-A Conv., L.P., and supplements the proxy statement/prospectus dated
October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-A Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 90-A CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $   2,359

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $   2,146

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $     584
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  248.84

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.29 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  194.62

        --        as of December 31, 2000  (c)                                                 $  183.97

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  230.61

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  241.59

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     125
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                        PARKER & PARSLEY 90-A CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                  ASSETS
Current assets:
   Cash                                             $    80,551    $    30,771
   Accounts receivable - oil and gas sales               32,965         42,233
                                                     ----------     ----------
         Total current assets                           113,516         73,004
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
   successful efforts accounting method               1,761,394      1,761,261
Accumulated depletion                                (1,403,593)    (1,390,348)
                                                     ----------     ----------
         Net oil and gas properties                     357,801        370,913
                                                     ----------     ----------
                                                    $   471,317    $   443,917
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                     $     7,547    $     5,524

Partners' capital:
   Managing general partner                               4,666          4,412
   Limited partners (2,359 interests)                   459,104        433,981
                                                     ----------     ----------
                                                        463,770        438,393
                                                     ----------     ----------
                                                    $   471,317    $   443,917
                                                     ==========     ==========




  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                       PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                       Three months ended        Six months ended
                                            June 30,                 June 30,
                                    ----------------------    ----------------------
                                       2001         2000         2001        2000
                                    ---------    ---------    ---------    ---------
Revenues:
   Oil and gas                      $  65,354    $  61,992    $ 147,209    $ 125,481
   Interest                               592          740        1,155        1,274
   Gain on disposition of assets          -          3,262          -          3,262
                                     --------     --------     --------     --------
                                       65,946       65,994      148,364      130,017
                                     --------     --------     --------     --------
Costs and expenses:
   Oil and gas production              30,568       30,880       57,199       55,415
   General and administrative           1,962        1,979        4,916        3,892
   Depletion                            6,402        5,291       13,245       12,429
                                     --------     --------     --------     --------
                                       38,932       38,150       75,360       71,736
                                     --------     --------     --------     --------
Net income                          $  27,014    $  27,844    $  73,004    $  58,281
                                     ========     ========     ========     ========
Allocation of net income:
   Managing general partner         $     270    $     279    $     730    $     583
                                     ========     ========     ========     ========
   Limited partners                 $  26,744    $  27,565    $  72,274    $  57,698
                                     ========     ========     ========     ========
Net income per limited
   partnership interest             $   11.34    $   11.69    $   30.64    $   24.46
                                     ========     ========     ========     ========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          Managing
                                          general      Limited
                                          partner      partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $   4,412    $  433,981    $  438,393

    Distributions                             (476)      (47,151)      (47,627)

    Net income                                 730        72,274        73,004
                                          --------     ---------     ---------

Balance at June 30, 2001                 $   4,666    $  459,104    $  463,770
                                          ========     =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                            Six months ended
                                                                June 30,
                                                         ----------------------
                                                            2001        2000
                                                         ---------    ---------
Cash flows from operating activities:
  Net income                                             $  73,004    $  58,281
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depletion                                            13,245       12,429
       Gain on disposition of assets                           -         (3,262)
  Changes in assets and liabilities:
       Accounts receivable                                   9,268       (6,705)
       Accounts payable                                      2,023        1,579
                                                          --------     --------
          Net cash provided by operating activities         97,540       62,322
                                                          --------     --------
Cash flows from investing activities:
  Additions to oil and gas properties                         (133)      (1,451)
  Proceeds from asset dispositions                             -          3,262
                                                          --------     --------
          Net cash provided by (used in)
            investing activities                              (133)       1,811
                                                          --------     --------
Cash flows used in financing activities:
  Cash distributions to partners                           (47,627)     (64,863)
                                                          --------     --------
Net increase (decrease) in cash                             49,780         (730)
Cash at beginning of period                                 30,771       41,094
                                                          --------     --------
Cash at end of period                                    $  80,551    $  40,364
                                                          ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 90-A Conv., L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 17% to $147,209 for the six months ended June 30, 2001 as compared to $125,481 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 3,049 barrels of oil, 1,282 barrels of natural gas liquids ("NGLs") and 8,155 mcf of gas were sold, or 5,690 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 3,105 barrels of oil, 1,853 barrels of NGLs and 6,902 mcf of gas were sold, or 6,108 BOEs.

The average price received per barrel of oil increased $.43, or 2%, from $27.46 for the six months ended June 30, 2000 to $27.89 for the same period in 2001. The average price received per barrel of NGLs increased $3.31, or 24%, from $13.56 during the six months ended June 30, 2000 to $16.87 for the same period in 2001. The average price received per mcf of gas increased 126% from $2.20 during the six months ended June 30, 2000 to $4.98 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $3,262 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $75,360 for the six months ended June 30, 2001 as compared to $71,736 for the same period in 2000, an increase of $3,624, or 5%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $57,199 for the six months ended June 30, 2001 and $55,415 for the same period in 2000 resulting in a $1,784 increase, or 3%. The increase was due to higher production taxes due to higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 26% from $3,892 for the six months ended June 30, 2000 to $4,916 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $13,245 for the six months ended June 30, 2001 as compared to $12,429 for the same period in 2000, an increase of $816, or 7%. This increase was primarily due to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 5% to $65,354 for the three months ended June 30, 2001 as compared to $61,992 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by lower average prices received for oil and a decrease in production. For the three months ended June 30, 2001, 1,414 barrels of oil, 749 barrels of NGLs and 4,057 mcf of gas were sold, or 2,839 BOEs. For the three months ended June 30, 2000, 1,455 barrels of oil, 976 barrels of NGLs and 3,472 mcf of gas were sold, or 3,010 BOEs.

The average price received per barrel of oil decreased $.22, or 1%, from $27.54 for the three months ended June 30, 2000 to $27.32 for the same period in 2001. The average price received per barrel of NGLs increased $1.69, or 13%, from $13.36 during the three months ended June 30, 2000 to $15.05 for the same period in 2001. The average price received per mcf of gas increased 49% to $3.82 during the three months ended June 30, 2001 from $2.57 during the same period in 2000.

Gain on disposition of assets of $3,262 was recognized during the three months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $38,932 for the three months ended June 30, 2001 as compared to $38,150 for the same period in 2000, an increase of $782, or 2%. This increase was due to an increase in depletion, offset by declines in production costs and G&A.

Production costs were $30,568 for the three months ended June 30, 2001 and $30,880 for the same period in 2000, resulting in a $312 decrease, or 1%. The decrease was due to lower workover costs, offset by additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 1%, from $1,979 for the three months ended June 30, 2000 to $1,962 for the same period in 2001, primarily due to a decrease in audit and tax fees.

Depletion was $6,402 for the three months ended June 30, 2001 as compared to $5,291 for the same period in 2000, an increase of $1,111, or 21%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $35,218 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $21,609 and a reduction of $16,417 in working capital, offset by increases in production costs of $1,784 and G&A expenses of $1,024. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $26,555 to oil and gas receipts, offset by $4,946 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds of $3,262 recognized during the six months ended June 30, 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $47,627, of which $476 was distributed to the managing general partner and $47,151 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $64,863, of which $649 was distributed to the managing general partner and $64,214 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-A Conv., L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-A Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-A Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                     2000          1999
                                                                   --------      ---------
              ASSETS
              ------

Current assets:
  Cash                                                           $   30,771     $   41,094
  Accounts receivable - oil and gas sales                            42,233         24,997
                                                                   --------       --------

       Total current assets                                          73,004         66,091
                                                                   --------       --------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                            1,761,261      1,758,206
Accumulated depletion                                            (1,390,348)    (1,363,812)
                                                                 ----------     -----------

       Net oil and gas properties                                   370,913        394,394
                                                                   --------       --------

                                                                 $  443,917     $  460,485
                                                                  =========      =========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                   $    5,524     $    5,332

Partners' capital:
  Managing general partner                                            4,412          4,579
  Limited partners (2,359 interests)                                433,981        450,574
                                                                   --------       ---------

                                                                    438,393        455,153
                                                                   --------       --------
                                                                 $  443,917     $  460,485
                                                                  =========      =========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                         2000          1999          1998
                                                       -------       -------        ------

Revenues:
  Oil and gas                                        $ 279,230     $ 169,279      $152,905
  Interest                                               3,027         1,751         2,080
  Gain on disposition of assets                          3,262           -             -
                                                       -------       -------        ------

                                                       285,519       171,030       154,985
                                                       -------       -------       -------

Costs and expenses:
  Oil and gas production                               114,159        93,178        97,819
  General and administrative                             9,468         7,068         4,961
  Impairment of oil and gas properties                     -             -          11,795
  Depletion                                             26,536        36,271        55,908
                                                       -------       -------        ------

                                                       150,163       136,517       170,483
                                                       -------       -------       -------

Net income (loss)                                    $ 135,356     $  34,513      $(15,498)
                                                      ========      ========       =======

Allocation of net income (loss):
  Managing general partner                           $   1,354     $     345      $   (155)
                                                      ========      ========       =======

  Limited partners                                   $ 134,002     $  34,168      $(15,343)
                                                      ========      ========       =======

Net income (loss) per limited partnership interest   $   56.80     $   14.48      $  (6.50)
                                                      ========      ========       =======

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                     Managing
                                                     general       Limited
                                                     partner       partners         Total
                                                   ------------- -------------- -----------


Partners' capital at January 1, 1998               $  5,602      $  551,772     $ 557,374

   Distributions                                       (678)        (67,095)      (67,773)

   Net loss                                            (155)        (15,343)      (15,498)
                                                     ------        --------       -------

Partners' capital at December 31, 1998                4,769         469,334       474,103

   Distributions                                       (535)        (52,928)      (53,463)

   Net income                                           345          34,168        34,513
                                                     ------        --------       -------

Partners' capital at December 31, 1999                4,579         450,574       455,153

   Distributions                                     (1,521)       (150,595)     (152,116)

   Net income                                         1,354         134,002       135,356
                                                     ------        --------       -------

Partners' capital at December 31, 2000             $  4,412      $  433,981     $ 438,393
                                                    =======       =========      ========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                       2000         1999           1998
                                                     -------       -------        -------


Cash flows from operating activities:
   Net income (loss)                               $ 135,356     $  34,513      $ (15,498)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Impairment of oil and gas properties              -             -           11,795
       Depletion                                      26,536        36,271         55,908
       Gain on disposition of assets                  (3,262)          -              -
   Changes in assets and liabilities:
       Accounts receivable                           (17,236)       (7,632)        12,991
       Accounts payable                                  192           841         (2,835)
                                                     -------       -------        -------

         Net cash provided by operating activities   141,586        63,993         62,361
                                                    --------       -------        -------

Cash flows from investing activities:
   Additions to oil and gas properties                (3,055)       (2,507)        (3,134)
   Proceeds from asset dispositions                    3,262         2,501            -
                                                     -------       -------        -------

         Net cash provided by (used in)
            investing activities                         207            (6)        (3,134)
                                                     -------       -------        -------

Cash flows used in financing activities:
   Cash distributions to partners                   (152,116)      (53,463)       (67,773)
                                                    --------       -------        -------

Net increase (decrease) in cash                      (10,323)       10,524         (8,546)
Cash at beginning of year                             41,094        30,570         39,116
                                                     -------       -------        -------

Cash at end of year                                $  30,771     $  41,094      $  30,570
                                                    ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 90-A Conv., L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.       IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $11,795 related to its proved oil and gas properties during 1998.

NOTE 4.       INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $109,150 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                           2000         1999        1998
                                                        ---------    ---------   ---------

Net income (loss) per statements of operations           $135,356      $34,513    $(15,498)
Depletion and depreciation for tax reporting purposes
  less than amounts for financial reporting purposes       23,651       33,412      51,723
Impairment of oil and gas properties for financial
  reporting purposes                                           --           --      11,795
Other, net                                                   (403)       1,343       1,229
                                                        ---------    ---------   ---------

Net income per Federal income tax returns                $158,604      $69,268     $49,249
                                                        =========    =========   =========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ---------      ---------

    Development costs                              $   3,055     $   2,507      $   3,134
                                                   =========     =========      =========

      Capitalized oil and gas properties consist of the following:

                                                                      2000           1999
                                                                    ---------      ---------

    Proved properties:
      Property acquisition costs                                 $     69,332     $   69,332
      Completed well and equipment                                  1,691,929      1,688,874
                                                                    ---------      ---------

                                                                    1,761,261      1,758,206
    Accumulated depletion                                          (1,390,348)    (1,363,812)
                                                                   ----------     ----------

          Net oil and gas properties                             $    370,913     $  394,394
                                                                    =========      =========

NOTE 6.       RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard industry
      operating agreements                         $  42,503     $  41,777      $  41,366

    Reimbursement of general and administrative
      expenses                                     $   8,329     $   5,027      $   4,007

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 90-A Conv., L.P. ("EMPL"), Parker & Parsley 90-A, L.P. and the Partnership are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                             Pioneer USA (1)   Partnerships (2)
                                                             ---------------   ----------------
Revenues:
  Proceeds from disposition of depreciable and
    depletable properties -
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%
  All other revenues -
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%

Costs and expenses:
  Lease acquisition costs, drilling and completion costs         9.090909%       90.909091%
  Operating costs, reporting and legal expenses and
    general and administrative expenses -
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 14 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 90-A, L.P. is 25.725191% and 74.274809%, respectively.

NOTE 7.       OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs         Gas
                                                                 (bbls)           (mcf)
                                                              ------------      ----------

      Net proved reserves at January 1, 1998                      137,987          205,757
      Revisions                                                   (49,089)         (52,907)
      Production                                                  (11,399)         (16,309)
                                                               ----------       ----------

      Net proved reserves at December 31, 1998                     77,499          136,541
      Revisions                                                    71,585          121,688
      Production                                                  (10,130)         (14,989)
                                                               ----------       ----------

      Net proved reserves at December 31, 1999                    138,954          243,240
      Revisions                                                     6,057          (59,715)
      Production                                                   (9,876)         (13,365)
                                                               ----------       ----------

      Net proved reserves at December 31, 2000                    135,135          170,160
                                                               ==========       ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.25 per barrel of NGLs and $7.89 per mcf of gas, discounted at 10% was approximately $1,053,000 and undiscounted was $2,025,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                For the years ended December 31,
                                                             --------------------------------------
                                                                 2000          1999         1998
                                                             -----------   -----------  -----------
                                                                         (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $    4,309    $    3,455   $      854
  Future production costs                                        (2,284)       (2,046)        (669)
                                                               --------      --------     --------

                                                                  2,025         1,409          185
  10% annual discount factor                                       (972)         (653)         (54)
                                                               --------      --------     --------

  Standardized measure of discounted future net cash flows   $    1,053    $      756   $      131
                                                              =========     =========    =========

                                                          For the years ended December 31,
                                                       --------------------------------------
                                                           2000          1999         1998
                                                       -----------   -----------  -----------
                                                                    (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (165)  $       (76)  $      (55)
    Net changes in prices and production costs                446           419         (356)
    Revisions of previous quantity estimates                  (26)          511          (61)
    Accretion of discount                                      76            13           56
    Changes in production rates, timing and other             (34)         (242)         (14)
                                                         --------     ---------     --------

    Change in present value of future net revenues            297           625         (430)
                                                         --------     ---------     --------

    Balance, beginning of year                                756           131          561
                                                         --------     ---------     --------

    Balance, end of year                               $    1,053   $       756   $      131
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                         2000         1999          1998
                                                       --------     --------      --------

              Plains Marketing, L.P.                      54%           51%            -
              TEPPCO Crude Oil LLC                        12%           11%            -
              NGTS LLC                                    10%           10%            -
              Genesis Crude Oil, L.P.                      -             -            57%
              Western Gas Resources, Inc.                  2%            5%           22%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and NGTS LLC were $13,068, $2,535 and $1,423, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.       PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $2,359,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission, organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

                        PARKER & PARSLEY 90-A CONV., L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 65% to $279,230 for 2000 as compared to $169,279 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 6,255 barrels of oil, 3,621 barrels of natural gas liquids ("NGLs") and 13,365 mcf of gas were sold, or 12,104 barrel of oil equivalents ("BOEs"). In 1999, 6,133 barrels of oil, 3,997 barrels of NGLs and 14,989 mcf of gas were sold, or 12,628 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.26, or 72%, from $17.06 in 1999 to $29.32 in 2000. The average price received per barrel of NGLs increased $6.04, or 63%, from $9.58 in 1999 to $15.62 in 2000. The average price received per mcf of gas increased 67% from $1.76 in 1999 to $2.94 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $3,262 was recognized during 2000 resulting from equipment credits received on one well.

Total costs and expenses increased in 2000 to $150,163 as compared to $136,517 in 1999, an increase of $13,646, or 10%. The increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $114,159 in 2000 and $93,178 in 1999, resulting in a $20,981 increase, or 23%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 34% from $7,068 in 1999 to $9,468 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $8,329 in 2000 and $5,027 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $26,536 in 2000 as compared to $36,271 in 1999, representing a decrease of $9,735, or 27%. This decrease was primarily due to a 10,806 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 11% to $169,279 from $152,905 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 6,133 barrels of oil, 3,997 barrels of NGLs and 14,989 mcf of gas were sold, or 12,628 BOEs. In 1998, 7,476 barrels of oil, 3,923 barrels of NGLs and 16,309 mcf of gas were sold, or 14,117 BOEs.

The average price received per barrel of oil increased $3.86, or 29%, from $13.20 in 1998 to $17.06 in 1999. The average price received per barrel of NGLs increased $2.56, or 36%, from $7.02 in 1998 to $9.58 in 1999. The average price received per mcf of gas increased 7% from $1.64 in 1998 to $1.76 in 1999.

Total costs and expenses decreased in 1999 to $136,517 as compared to $170,483 in 1998, a decrease of $33,966, or 20%. The decrease was due to reductions in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A.

Production costs were $93,178 in 1999 and $97,819 in 1998, resulting in a $4,641 decrease, or 5%. The decrease was due to declines in ad valorem taxes and well maintenance costs.

During this period, G&A increased 42% from $4,961 in 1998 to $7,068 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $5,027 in 1999 and $4,007 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $11,795 related to its oil and gas properties during 1998.

Depletion was $36,271 in 1999 compared to $55,908 in 1998, representing a decrease of $19,637, or 35%. This decrease was primarily the result of an increase in proved reserves of 43,411 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 1,343 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.




Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $77,593 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $111,227, offset by increases in production costs paid of

$20,981, G&A expenses paid of $2,400 and working capital of $10,253. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $118,292 to oil and gas receipts, offset by $7,065 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active properties.

Proceeds from disposition of assets of $3,262 was recognized during 2000 resulting from equipment credits received on one well. Proceeds of $2,501 during 1999 were received from equipment credits on one active well and one temporarily abandoned well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $152,116, of which $1,521 was distributed to the managing general partner and $150,595 to the limited partners. In 1999, cash distributions to the partners were $53,463, of which $535 was distributed to the managing general partner and $52,928 to the limited partners.

                        PARKER & PARSLEY 90-A CONV., L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                           ended
                                          June 30,                            Years ended December 31,
                                   ---------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $147,209   $  125,481   $  279,230   $  169,279   $  152,905   $  223,014   $  269,347
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $     --   $       --   $       --   $       --   $   11,795   $  111,163   $       --
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $ 73,004   $   58,281   $  135,356   $   34,513   $  (15,498)  $  (51,948)  $   90,354
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    730   $      583   $    1,354   $      345   $     (155)  $     (520)  $      903
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $ 72,274   $   57,698   $  134,002   $   34,168   $  (15,343)  $  (51,428)  $   89,451
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $  30.64   $    24.46   $    56.80   $    14.48   $    (6.50)  $   (21.80)  $    37.92
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $  19.99   $    27.22   $    63.84   $    22.44   $    28.44   $    53.06   $    53.75
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $471,317   $  455,482   $  443,917   $  460,485   $  478,594   $  564,700   $  742,427
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 90-A, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 90-A, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-A, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 90-A, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $   6,811

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $   6,196

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   1,662
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  249.45

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.25 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  195.17

        --        as of December 31, 2000  (c)                                                 $  184.56

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  231.22

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  242.20

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     125
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-05


                           PARKER & PARSLEY 90-A, L.P.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)


                         Delaware                              75-2329245
          -----------------------------------------      ---------------------
              (State or other jurisdiction of               (I.R.S. Employer
              incorporation or organization)             Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 90-A, L.P.

                                TABLE OF CONTENTS

                                                                        Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000.....................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000....................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001....................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000.................................    6

           Notes to Financial Statements............................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K.........................   11

           Signatures...............................................   12

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS

                                                      June 30,     December 31,
                                                        2001           2000
                                                    -----------    -----------
                                                    (Unaudited)
                 ASSETS

Current assets:
  Cash                                              $   236,952    $    92,685
  Accounts receivable - oil and gas sales                95,199        122,067
                                                     ----------     ----------
        Total current assets                            332,151        214,752
                                                     ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                5,085,569      5,085,185
Accumulated depletion                                (4,052,625)    (4,014,368)
                                                     ----------     ----------
        Net oil and gas properties                    1,032,944      1,070,817
                                                     ----------     ----------
                                                    $ 1,365,095    $ 1,285,569
                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    22,274    $    15,770

Partners' capital:
  Managing general partner                               13,509         12,779
  Limited partners (6,811 interests)                  1,329,312      1,257,020
                                                     ----------     ----------
                                                      1,342,821      1,269,799
                                                     ----------     ----------
                                                    $ 1,365,095    $ 1,285,569
                                                     ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended         Six months ended
                                        June 30,                  June 30,
                                 ----------------------    ----------------------
                                    2001        2000         2001          2000
                                 ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                    $ 188,539    $ 178,954    $ 424,897    $ 362,257
  Interest                           1,752        2,175        3,409        3,758
  Gain on disposition of assets        -          9,419          -          9,419
                                  --------     --------     --------     --------
                                   190,291      190,548      428,306      375,434
                                  --------     --------     --------     --------
Costs and expenses:
  Oil and gas production            88,253       89,154      165,130      159,970
  General and administrative         5,824        6,057       14,385       11,738
  Depletion                         18,523       15,331       38,257       35,963
                                  --------     --------     --------     --------
                                   112,600      110,542      217,772      207,671
                                  --------     --------     --------     --------
Net income                       $  77,691    $  80,006    $ 210,534    $ 167,763
                                  ========     ========     ========     ========
Allocation of net income:
  Managing general partner       $     777    $     800    $   2,105    $   1,678
                                  ========     ========     ========     ========
  Limited partners               $  76,914    $  79,206    $ 208,429    $ 166,085
                                  ========     ========     ========     ========
Net income per limited
  partnership interest           $   11.29    $   11.62    $   30.60    $   24.38
                                  ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                       Managing
                                       general      Limited
                                       partner      partners       Total
                                      ---------    ----------    ----------


Balance at January 1, 2001            $  12,779    $1,257,020    $1,269,799

    Distributions                        (1,375)     (136,137)     (137,512)

    Net income                            2,105       208,429       210,534
                                       --------     ---------     ---------

Balance at June 30, 2001              $  13,509    $1,329,312    $1,342,821
                                       ========     =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                         Six months ended
                                                             June 30,
                                                     ------------------------
                                                        2001          2000
                                                     ----------    ----------
Cash flows from operating activities:
  Net income                                         $  210,534    $  167,763
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depletion                                         38,257        35,963
       Gain on disposition of assets                        -          (9,419)
  Changes in assets and liabilities:
       Accounts receivable                               26,868       (19,346)
       Accounts payable                                   6,504         5,068
                                                      ---------     ---------
         Net cash provided by operating activities      282,163       180,029
                                                      ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                      (384)       (4,190)
  Proceeds from asset dispositions                          -           9,419
                                                      ---------     ---------
         Net cash provided by (used in)
           investing activities                            (384)        5,229
                                                      ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                       (137,512)     (187,276)
                                                      ---------     ---------
Net increase (decrease) in cash                         144,267        (2,018)
Cash at beginning of period                              92,685       122,649
                                                      ---------     ---------
Cash at end of period                                $  236,952    $  120,631
                                                      =========     =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 90-A, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 17% to $424,897 for the six months ended June 30, 2001 as compared to $362,257 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 8,803 barrels of oil, 3,690 barrels of natural gas liquids ("NGLs") and 23,539 mcf of gas were sold, or 16,416 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 8,965 barrels of oil, 5,338 barrels of NGLs and 19,897 mcf of gas were sold, or 17,619 BOEs.

The average price received per barrel of oil increased $.43, or 2%, from $27.46 for the six months ended June 30, 2000 to $27.89 for the same period in 2001. The average price received per barrel of NGLs increased $3.31, or 24%, from $13.56 during the six months ended June 30, 2000 to $16.87 for the same period in 2001. The average price received per mcf of gas increased 126% from $2.20 during the six months ended June 30, 2000 to $4.98 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $9,419 was recognized during the six months ended June 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $217,772 for the six months ended June 30, 2001 as compared to $207,671 for the same period in 2000, an increase of $10,101, or 5%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $165,130 for the six months ended June 30, 2001 and $159,970 for the same period in 2000 resulting in a $5,160 increase, or 3%. The increase was due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 23%, from $11,738 for the six months ended June 30, 2000 to $14,385 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $38,257 for the six months ended June 30, 2001 as compared to $35,963 for the same period in 2000, an increase of $2,294, or 6%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 5% to $188,539 for the three months ended June 30, 2001 as compared to $178,954 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by lower average prices received for oil and a decrease in production. For the three months ended June 30, 2001, 4,081 barrels of oil,

2,147 barrels of NGLs and 11,701 mcf of gas were sold, or 8,178 BOEs. For the three months ended June 30, 2000, 4,198 barrels of oil, 2,815 barrels of NGLs and 10,000 mcf of gas were sold, or 8,680 BOEs.

The average price received per barrel of oil decreased $.22, or 1%, from $27.54 for the three months ended June 30, 2000 to $27.32 for the same period in 2001. The average price received per barrel of NGLs increased $1.69, or 13%, from $13.36 during the three months ended June 30, 2000 to $15.05 for the same period in 2001. The average price received per mcf of gas increased 49% from $2.57 during the three months ended June 30, 2000 to $3.82 for the same period in 2001.

Gain on disposition of assets of $9,419 was recognized during the three months ended June 30, 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $112,600 for the three months ended June 30, 2001 as compared to $110,542 for the same period in 2000, an increase of $2,058, or 2%. This increase was due to an increase in depletion, offset by declines in production costs and G&A.

Production costs were $88,253 for the three months ended June 30, 2001 and $89,154 for the same period in 2000 resulting in a $901 decrease, or 1%. The decrease was due to lower workover costs, offset by additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 4%, from $6,057 for the three months ended June 30, 2000 to $5,824 for the same period in 2001, primarily due to a decrease in audit and tax fees.

Depletion was $18,523 for the three months ended June 30, 2001 as compared to $15,331 for the same period in 2000, an increase of $3,192, or 21%. This increase was primarily due to a reduction in proved reserves during the period ended June 30, 2001 as a result of lower commodity prices.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $102,134 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase of $62,291 in oil and gas sales receipts and a reduction of $47,650 in working capital, offset by increases in production costs of $5,160 and G&A expenses of $2,647. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $76,480 to oil and gas receipts, offset by $14,189 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were for expenditures related to equipment upgrades on active oil and gas properties.

Proceeds of $9,419 recognized during the six months ended June 30, 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $137,512, of which $1,375 was distributed to the managing general partner and $136,137 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $187,276, of which $1,873 was distributed to the managing general partner and $185,403 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Form 8-K - none

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY 90-A, L.P.

                                 By:      Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner





Dated:  August 8, 2001           By:      /s/ Rich Dealy
                                          ----------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-05


                           PARKER & PARSLEY 90-A, L.P.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                             75-2329245
        ----------------------------------         ------------------------
        (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)             Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
                     (Address of principal executive offices)                      (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES /X/ NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $6,664,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 6,811.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 90-A, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 6,811 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers. Of the Partnership's total oil and gas revenues for 2000, approximately 54%, 12% and 10% were attributable to sales made to Plains Marketing, L.P., TEPPCO Crude Oil LLC and NGTS LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 27 oil and gas wells. Two wells have been sold. At December 31, 2000, 25 wells were producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 6,811 outstanding limited partnership interests held of record by 525 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $434,802 and $152,818, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                    2000           1999            1998            1997            1996
                                 ----------     -----------     -----------     ----------     -----------
Operating results:
-----------------
  Oil and gas sales              $  806,344     $   488,752     $   441,480     $  643,882     $   777,677
                                 ==========     ===========     ===========     ==========     ===========

  Impairment of oil and gas
    properties                   $      -       $       -       $    34,145     $  321,019     $       -
                                 ==========     ===========     ===========     ==========     ===========

  Net income (loss)              $  390,714     $    99,965     $   (44,421)    $ (149,948)    $   261,210
                                 ==========     ===========     ===========     ==========     ===========

  Allocation of net
    income (loss):
      Managing general partner   $    3,907     $     1,000     $      (444)    $   (1,499)    $     2,612
                                 ==========     ===========     ===========     ==========     ===========

      Limited partners           $  386,807     $    98,965     $   (43,977)    $ (148,449)    $   258,598
                                 ==========     ===========     ===========     ==========     ===========

  Limited partners' net income
    (loss) per limited
    partnership interest         $    56.79     $     14.53     $     (6.46)    $   (21.80)    $     37.97
                                 ==========     ===========     ===========     ==========     ===========

  Limited partners' cash
    distributions per limited
    partnership interest         $    63.84     $     22.44     $     28.44     $    53.06     $     53.75
                                 ==========     ===========     ===========     ==========     ===========

At year end:
-----------
  Identifiable assets            $1,285,569     $ 1,333,533     $ 1,385,777     $1,634,061     $ 2,146,498
                                 ==========     ===========     ===========     ==========     ===========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 65% to $806,344 for 2000 as compared to $488,752 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 18,065 barrels of oil, 10,454 barrels of natural gas liquids ("NGLs") and 38,570 mcf of gas were sold, or 34,947 barrel of oil equivalents ("BOEs"). In 1999, 17,702 barrels of oil, 11,546 barrels of NGLs and 43,302 mcf of gas were sold, or 36,465 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.26, or 72% from $17.06 in 1999 to $29.32 in 2000. The average price received per barrel of NGLs increased $6.04, or 63% from $9.58 in 1999 to $15.62 in 2000. The average price received per mcf of gas increased 67% in 2000 to $2.94 compared to $1.76 in 1999. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $9,419 was recognized during 2000 resulting from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $433,960 as compared to $394,007 in 1999, an increase of $39,953, or 10%. This increase was primarily due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $329,608 in 2000 and $269,017 in 1999, resulting in an increase of $60,591, or 23%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 36% from $20,244 in 1999 to $27,629 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $24,038 in 2000 and $14,514 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $76,723 in 2000 compared to $104,746 in 1999, representing a decrease of $28,023, or 27%. This decrease was primarily due to a 33,982 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 11% to $488,752 from $441,480 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 17,702 barrels of oil, 11,546 barrels of NGLs and 43,302 mcf of gas were sold, or 36,465 BOEs. In 1998, 21,587 barrels of oil, 11,328 barrels of NGLs and 47,086 mcf of gas were sold, or 40,763 BOEs.

The average price received per barrel of oil increased $3.86, or 29% from $13.20 in 1998 to $17.06 in 1999. The average price received per barrel of NGLs increased $2.56, or 36% from $7.02 in 1998 to $9.58 in 1999. The average price received per mcf of gas increased 7% in 1999 to $1.76 compared to $1.64 in 1998.

Total costs and expenses decreased in 1999 to $394,007 as compared to $492,078 in 1998, a decrease of $98,071, or 20%. This decrease was primarily due to declines in depletion, the impairment of oil and gas properties and production costs, offset by an increase in G&A.

Production costs were $269,017 in 1999 and $282,430 in 1998, resulting in a $13,413 decline, or 5%. The decline includes a reduction in ad valorem taxes and less well maintenance costs.

During this period, G&A increased 43% from $14,124 in 1998 to $20,244 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $14,514 in 1999 and $11,560 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $34,145 related to its oil and gas properties during 1998.

Depletion was $104,746 in 1999 compared to $161,379 in 1998. This represented a decrease of $56,633, or 35%. This decrease was primarily the result of an increase in proved reserves of 125,332 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 3,885 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $223,816 during the year ended December 31, 2000 from 1999. This increase was due to increases in oil and gas sales receipts of $321,283, offset by increases in production costs paid of $60,591, G&A expenses paid of $7,385 and working capital of $29,491. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $341,604 to oil and gas receipts, offset by $20,321 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's investing activities during 2000 and 1999 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $9,419 were recognized during 2000 from equipment credits on one fully depleted well and proceeds of $7,220 in 1999 were from equipment credits received on one active property and one temporarily abandoned property.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $439,194, of which $4,392 was distributed to the managing general partner and $434,802 to the limited partners. In 1999, cash distributions to the partners were $154,362 of which $1,544 was distributed to the managing general partner and $152,818 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley 90-A, L.P.:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-A, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-A, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-A, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                            Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                      2000             1999
                                                   -----------      -----------

              ASSETS
              ------

Current assets:
  Cash                                             $    92,685      $   122,649
  Accounts receivable - oil and gas sales              122,067           72,167
                                                   -----------      -----------

       Total current assets                            214,752          194,816
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method               5,085,185        5,076,362
Accumulated depletion                               (4,014,368)      (3,937,645)
                                                   -----------      -----------

       Net oil and gas properties                    1,070,817        1,138,717
                                                   -----------      -----------

                                                   $ 1,285,569      $ 1,333,533
                                                   ===========      ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    15,770      $    15,254

Partners' capital:
  Managing general partner                              12,779           13,264
  Limited partners (6,811 interests)                 1,257,020        1,305,015
                                                   -----------      -----------

                                                     1,269,799        1,318,279
                                                   -----------      -----------
                                                   $ 1,285,569      $ 1,333,533
                                                   ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                2000         1999          1998
                                              --------     --------     ---------

Revenues:
  Oil and gas                                 $806,344     $488,752     $ 441,480
  Interest                                       8,911        5,220         6,177
  Gain on disposition of assets                  9,419          -             -
                                              --------     --------     ---------

                                               824,674      493,972       447,657
                                              --------     --------     ---------

Costs and expenses:
  Oil and gas production                       329,608      269,017       282,430
  General and administrative                    27,629       20,244        14,124
  Impairment of oil and gas properties             -            -          34,145
  Depletion                                     76,723      104,746       161,379
                                              --------     --------     ---------

                                               433,960      394,007       492,078
                                              --------     --------     ---------

Net income (loss)                             $390,714     $ 99,965     $ (44,421)
                                              ========     ========     =========

Allocation of net income (loss):
  Managing general partner                    $  3,907     $  1,000     $    (444)
                                              ========     ========     =========

  Limited partners                            $386,807     $ 98,965     $ (43,977)
                                              ========     ========     =========

Net income (loss) per limited partnership
  interest                                    $  56.79     $  14.53     $   (6.46)
                                              ========     ========     =========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL



                                           Managing
                                            general        Limited
                                            partner        partners           Total
                                           ---------     ------------     ------------

Partners' capital at January 1, 1998       $ 16,209      $ 1,596,562      $ 1,612,771

    Distributions                            (1,957)        (193,717)        (195,674)

    Net loss                                   (444)         (43,977)         (44,421)
                                           --------      -----------      -----------

Partners' capital at December 31, 1998       13,808        1,358,868        1,372,676

    Distributions                            (1,544)        (152,818)        (154,362)

    Net income                                1,000           98,965           99,965
                                           --------      -----------      -----------

Partners' capital at December 31, 1999       13,264        1,305,015        1,318,279

    Distributions                            (4,392)        (434,802)        (439,194)

    Net income                                3,907          386,807          390,714
                                           --------      -----------      -----------

Partners' capital at December 31, 2000     $ 12,779      $ 1,257,020      $ 1,269,799
                                           ========      ===========      ===========




   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31




                                                         2000           1999           1998
                                                      ---------      ---------      ---------

Cash flows from operating activities:
  Net income (loss)                                   $ 390,714      $  99,965      $ (44,421)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Impairment of oil and gas properties                  -              -           34,145
      Depletion                                          76,723        104,746        161,379
      Gain on disposition of assets                      (9,419)           -              -
  Changes in assets and liabilities:
      Accounts receivable                               (49,900)       (22,046)        37,507
      Accounts payable                                      516          2,153         (8,189)
                                                      ---------      ---------      ---------

        Net cash provided by operating activities       408,634        184,818        180,421
                                                      ---------      ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties                    (8,823)        (7,237)        (9,047)
  Proceeds from asset dispositions                        9,419          7,220            -
                                                      ---------      ---------      ---------

        Net cash provided by (used in)
           investing activities                             596            (17)        (9,047)
                                                      ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                       (439,194)      (154,362)      (195,674)
                                                      ---------      ---------      ---------

Net increase (decrease) in cash                         (29,964)        30,439        (24,300)
Cash at beginning of year                               122,649         92,210        116,510
                                                      ---------      ---------      ---------

Cash at end of year                                   $  92,685      $ 122,649      $  92,210
                                                      =========      =========      =========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 90-A, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $34,145 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $315,080 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                 2000          1999           1998
                                                              ---------      ---------      ---------

Net income (loss) per statements of operations                $ 390,714      $  99,965      $ (44,421)
Depletion and depreciation provisions for tax
  reporting purposes less than amounts for
  financial reporting purposes                                   68,390         96,496        149,296
Impairment of oil and gas properties for financial
  reporting purposes                                                -              -           34,145
Other, net                                                       (1,209)         3,745          3,688
                                                              ---------      ---------      ---------

      Net income per Federal income tax
        returns                                               $ 457,895      $ 200,206      $ 142,708
                                                              =========      =========      =========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                     2000          1999           1998
                                                   ---------     ---------     ----------

      Development costs                            $   8,823     $   7,237     $    9,047
                                                   =========     =========     ==========

      Capitalized oil and gas properties consist of the following:

                                                                     2000          1999
                                                                  -----------    ----------
    Proved properties:
      Property acquisition costs                                  $   200,177    $   200,177
      Completed wells and equipment                                 4,885,008      4,876,185
                                                                  -----------    -----------

                                                                    5,085,185      5,076,362
    Accumulated depletion                                          (4,014,368)    (3,937,645)
                                                                  -----------    -----------

      Net oil and gas properties                                  $ 1,070,817    $ 1,138,717
                                                                  ===========    ===========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                   ---------     ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 122,715     $ 120,620      $ 119,432
    Reimbursement of general and administrative
      expenses                                     $  24,038     $  14,514      $  11,560

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and P&P Employees 90-A, L.P., ("EMPL"), Parker & Parsley 90-A Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                               Pioneer USA (1)   Partnerships (2)
                                                               ---------------   ----------------
    Revenues:
      Proceeds from disposition of depreciable and
        depletable properties -
          First three years                                      14.141414%         85.858586%
          After first three years                                19.191919%         80.808081%
      All other revenues -
          First three years                                      14.141414%         85.858586%
          After first three years                                19.191919%         80.808081%
    Costs and expenses:
      Lease acquisition costs, drilling and completion
        and all other costs                                       9.090909%         90.909091%
      Operating costs, reporting and legal expenses and
        general and administrative expenses -
          First three years                                      14.141414%         85.858586%
          After first three years                                19.191919%         80.808081%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 147 limited partner interests owned by Pioneer USA.
    (2) The allocation between the Partnership and Parker & Parsley 90-A Conv., L.P. is 74.274809% and 25.725191%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.




                                                              Oil and NGLs         Gas
                                                                 (bbls)            (mcf)
                                                              ------------      -----------

    Net proved reserves at January 1, 1998                        398,405          594,075
    Revisions                                                    (141,729)        (152,757)
    Production                                                    (32,915)         (47,086)
                                                              ------------      -----------
    Net proved reserves at December 31, 1998                      223,761          394,232
    Revisions                                                     206,682          351,371
    Production                                                    (29,248)         (43,302)
                                                              ------------      -----------
    Net proved reserves at December 31, 1999                      401,195          702,301
    Revisions                                                      21,424         (168,710)
    Production                                                    (28,519)         (38,570)
                                                              ------------      -----------
    Net proved reserves at December 31, 2000                      394,100          495,021
                                                               ==========       ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.25 per barrel of NGLs and $7.89 per mcf of gas, discounted at 10% was approximately $3,042,000 and undiscounted was $5,865,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 For the years ended December 31,
                                                               -----------------------------------
                                                                 2000         1999          1998
                                                               --------      -------      -------
                                                                         (in thousands)
Oil and gas producing activities:
  Future cash inflows                                          $ 12,560      $ 9,975      $ 2,464
  Future production costs                                        (6,695)      (5,908)      (1,931)
                                                               --------      -------      -------

                                                                  5,865        4,067          533
  10% annual discount factor                                     (2,823)      (1,884)        (155)
                                                               --------      -------      -------

  Standardized measure of discounted future net cash flows     $  3,042      $ 2,183      $   378
                                                               ========      =======      =======

                                                                 For the years ended December 31,
                                                               ------------------------------------
                                                                 2000          1999         1998
                                                               --------     ---------     --------
                                                                          (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs                   $   (477)    $    (220)    $   (159)
  Net changes in prices and production costs                      1,267         1,209       (1,027)
  Revisions of previous quantity estimates                          (44)        1,476         (174)
  Accretion of discount                                             218            38          162
  Changes in production rates, timing and other                    (105)         (698)         (41)
                                                               --------     ---------     --------

  Change in present value of future net revenues                    859         1,805       (1,239)
                                                               --------     ---------     --------

  Balance, beginning of year                                      2,183           378        1,617
                                                               --------     ---------     --------

  Balance, end of year                                         $  3,042     $   2,183     $    378
                                                               ========     =========     ========

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

          Plains Marketing, L.P.                      54%            51%            -
          TEPPCO Crude Oil LLC                        12%            11%            -
          NGTS LLC                                    10%            10%            3%
          Western Gas Resources, Inc.                  2%             5%           22%
          Genesis Crude Oil, L.P.                      -              -            57%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and NGTS LLC were $37,832, $7,318 and $4,105, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $6,811,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III


ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                      Age at
                                   December 31,
       Name                            2000                       Position
       ----                            ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.    EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 147 limited partner interests at January 1, 2001.

(b)   Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000          1999           1998
                                                   ---------     ---------      ---------

    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 122,715     $ 120,620      $ 119,432

    Reimbursement of general and administrative
      expenses                                     $  24,038     $  14,514      $  11,560

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31,
                   2000, 1999 and 1998

                 Statements of partners' capital for the years ended December
                   31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31,
                   2000, 1999 and 1998

                 Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     PARKER & PARSLEY 90-A, L.P.

Dated:  March 28, 2001               By:  Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 28, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President. Chief           March 28, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 28, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 28, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic      March 28, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 28, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 90-A, L.P.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

    Exhibit No.                             Description                            Page
    -----------                             -----------                            ----

       3(a)               Form of Agreement of Limited Partnership                  -
                          of Parker & Parsley 90-A, L.P. incorporated
                          by reference to Exhibit A of the Post-Effective
                          Amendment No. 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(b)               Form of Limited Partner Subscription Agreement            -
                          incorporated by reference to Exhibit C of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Form of General Partner Subscription Agreement            -
                          incorporated by reference to Exhibit D of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(b)               Power of Attorney incorporated by reference to            -
                          Exhibit B of Amendment No. 1 of the
                          Partnership's Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit 4c
                          of the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

      10(b)               Form of Development Drilling Program                      -
                          Agreement incorporated by reference to Exhibit
                          B of the Post-Effective Amendment No. 1 of
                          the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

                           PARKER & PARSLEY 90-A, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  424,897   $  362,257   $  806,344   $  488,752   $  441,480   $  643,882   $  777,677
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $   34,145   $  321,019   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  210,534   $  167,763   $  390,714   $   99,965   $  (44,421)  $ (149,948)  $  261,210
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
      Managing general
         partner                 $    2,105   $    1,678   $    3,907   $    1,000   $     (444)  $   (1,499)  $    2,612
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  208,429   $  166,085   $  386,807   $   98,965   $  (43,977)  $ (148,449)  $  258,598
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $    30.60   $    24.38   $    56.79   $    14.53   $    (6.46)  $   (21.80)  $    37.97
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    19.99   $    27.22   $    63.84   $    22.44   $    28.44   $    53.06   $    53.75
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,365,095   $1,319,088   $1,285,569   $1,333,533   $1,385,777   $1,634,061   $2,146,498
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 90-B CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 90-B Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-B Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 90-B CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $  11,897

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $   8,765

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   3,221
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  272.55

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.25 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  166.60

        --        as of December 31, 2000  (c)                                                 $  156.33

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  253.04

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  264.40

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     155
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-08


                        PARKER & PARSLEY 90-B CONV., L.P.
             (Exact name of Registrant as specified in its charter)


                         Delaware                             75-2329284
          -----------------------------------------      ---------------------
              (State or other jurisdiction of               (I.R.S. Employer
              incorporation or organization)             Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas            75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                        PARKER & PARSLEY 90-B CONV., L.P.

                                TABLE OF CONTENTS


                                                                        Page
                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000...................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001...................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000................................    6

            Notes to Financial Statements...........................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations...................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K........................   11

            Signatures..............................................   12

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
               ASSETS
Current assets:
   Cash                                              $   369,346    $   132,300
   Accounts receivable - oil and gas sales               166,716        209,552
                                                      ----------     ----------
         Total current assets                            536,062        341,852
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
   successful efforts accounting method                9,564,578      9,628,120
Accumulated depletion                                 (8,066,067)    (8,075,752)
                                                      ----------     ----------
         Net oil and gas properties                    1,498,511      1,552,368
                                                      ----------     ----------
                                                     $ 2,034,573    $ 1,894,220
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                      $    32,466    $    15,580

Partners' capital:
   Managing general partner                               20,020         18,785
   Limited partners (11,897 interests)                 1,982,087      1,859,855
                                                      ----------     ----------
                                                       2,002,107      1,878,640
                                                      ----------     ----------
                                                     $ 2,034,573    $ 1,894,220
                                                      ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                        Three months ended        Six months ended
                                              June 30,                 June 30,
                                     ----------------------    ----------------------
                                        2001         2000         2001        2000
                                     ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                        $ 338,348    $ 356,486    $ 763,083    $ 687,189
  Interest                               2,579        2,684        5,086        4,777
  Gain on disposition of assets          1,079          -          3,054        2,023
                                      --------     --------     --------     --------
                                       342,006      359,170      771,223      693,989
                                      --------     --------     --------     --------
Costs and expenses:
  Oil and gas production               138,987      143,700      282,193      277,308
  General and administrative             9,322       11,592       22,884       21,724
  Depletion                             27,479       25,752       54,399       52,512
  Abandoned property                     3,059          -          3,059          -
                                      --------     --------     --------     --------
                                       178,847      181,044      362,535      351,544
                                      --------     --------     --------     --------
Net income                           $ 163,159    $ 178,126    $ 408,688    $ 342,445
                                      ========     ========     ========     ========
Allocation of net income:
  Managing general partner           $   1,632    $   1,781    $   4,087    $   3,424
                                      ========     ========     ========     ========
  Limited partners                   $ 161,527    $ 176,345    $ 404,601    $ 339,021
                                      ========     ========     ========     ========
Net income per limited
  partnership interest               $   13,58    $   14.83    $   34.01    $   28.50
                                      ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                       Managing
                                       general        Limited
                                       partner        partners         Total
                                      ----------     ----------     ----------

Balance at January 1, 2001            $   18,785     $1,859,855     $1,878,640

    Distributions                         (2,852)      (282,369)      (285,221)

    Net income                             4,087        404,601        408,688
                                       ---------      ---------      ---------

Balance at June 30, 2001              $   20,020     $1,982,087     $2,002,107
                                       =========      =========      =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                           Six months ended
                                                               June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
  Net income                                          $  408,688     $  342,445
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                         54,399         52,512
        Gain on disposition of assets                     (3,054)        (2,023)
  Changes in assets and liabilities:
        Accounts receivable                               42,836        (25,998)
        Accounts payable                                  16,886         12,818
                                                       ---------      ---------
         Net cash provided by operating activities       519,755        379,754
                                                       ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties                       (542)       (10,356)
  Proceeds from asset dispositions                         3,054          2,023
                                                       ---------      ---------
         Net cash provided by (used in)
           investing activities                            2,512         (8,333)
                                                       ---------      ---------
Cash flows used in financing activities:
  Cash distributions to partners                        (285,221)      (362,661)
                                                       ---------      ---------
Net increase in cash                                     237,046          8,760
Cash at beginning of period                              132,300        132,031
                                                       ---------      ---------
Cash at end of period                                 $  369,346     $  140,791
                                                       =========      =========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 90-B Conv., L.P. (the "Partnership") was organized as a general partnership in 1990 under the laws of the State of Texas and was converted to a Delaware limited partnership on August 1, 1991.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 11% to $763,083 for the six months ended June 30, 2001 as compared to $687,189 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 17,353 barrels of oil, 6,410 barrels of natural gas liquids ("NGLs") and 35,369 mcf of gas were sold, or 29,658 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 17,958 barrels of oil, 8,604 barrel of NGLs and 33,016 mcf of gas were sold, or 32,065 BOEs.

The average price received per barrel of oil increased $.54, or 2%, from $27.72 for the six months ended June 30, 2000 to $28.26 for the same period in 2001. The average price received per barrel of NGLs increased $2.09, or 15%, from $14.00 during the six months ended June 30, 2000 to $16.09 for the same period in 2001. The average price received per mcf of gas increased 130% from $2.08 for the six months ended June 30, 2000 to $4.79 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $3,054 and $2,023 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period in 2001 was due to salvage income received on one well plugged and abandoned during the current year. The gain recognized during the period in 2000 was from the sale of equipment on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $362,535 for the six months ended June 30, 2001 as compared to $351,544 for the same period in 2000, an increase of $10,991, or 3%. This increase was due to increases in production costs, abandoned property costs, depletion and general and administrative expenses ("G&A").

Production costs were $282,193 for the six months ended June 30, 2001 and $277,308 for the same period in 2000, resulting in a $4,885 increase, or 2%. This increase was primarily due to higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 5% from $21,724 for the six months ended June 30, 2000 to $22,884 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $54,399 for the six months ended June 30, 2001 as compared to $52,512 for the same period in 2000, an increase of $1,887, or 4%. This increase was due to downward revisions to proved reserves on several wells during the period ended June 30, 2001, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000 and a decline in oil production of 605 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $3,059 were incurred during the six months ended June 30, 2001 due to the plugging and abandonment of one well during the current period.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $338,348 for the three months ended June 30, 2001 as compared to $356,486 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and NGLs and a decline in production, offset by higher average prices received for gas. For the three months ended June 30, 2001, 8,598 barrels of oil, 3,171 barrels of NGLs and 16,373 mcf of gas were sold, or 14,498 BOEs. For the three months ended June 30, 2000, 8,968 barrels of oil, 4,625 barrels of NGLs and 17,395 mcf of gas were sold, or 16,492 BOEs.

The average price received per barrel of oil decreased $.51, or 2%, from $27.75 for the three months ended June 30, 2000 to $27.24 for the same period in 2001. The average price received per barrel of NGLs decreased $.22, or 2%, from $14.10 during the three months ended June 30, 2000 to $13.88 for the same period in 2001. The average price received per mcf of gas increased 50% from $2.44 during the three months ended June 30, 2000 to $3.67 for the same period in 2001.

Gain on disposition of assets of $1,079 was recognized during the three months ended June 30, 2001 due to salvage income received on one well plugged and abandoned during the current period.

Costs and Expenses:

Total costs and expenses decreased to $178,847 for the three months ended June 30, 2001 as compared to $181,044 for the same period in 2000, a decrease of $2,197, or 1%. This decrease was due to declines in production costs and G&A, offset by increases in abandoned property costs and depletion.

Production costs were $138,987 for the three months ended June 30, 2001 and $143,700 for the same period in 2000, resulting in a $4,713 decrease, or 3%. The decrease was primarily due to lower workover expense.

During this period, G&A decreased 20% from $11,592 for the three months ended June 30, 2000 to $9,322 for the same period in 2001, principally due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decline in audit and tax fees.

Depletion was $27,479 for the three months ended June 30, 2001 as compared to $25,752 for the same period in 2000, an increase of $1,727, or 7%. This increase was due to downward revisions to proved reserves on several properties during the period ended June 30, 2001, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 2000 and a decline in oil production of 370 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $3,059 were incurred during the three months ended June 30, 2001 due to the plugging and abandonment of one well during the current period.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $140,001 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase resulted from an increase of $76,203 in oil and gas sales receipts and a reduction in working capital of $72,902, offset by increases in production costs of $4,885, abandoned property costs of $3,059 and G&A expenses of $1,160. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $117,367 to oil and gas receipts, offset by $41,164 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities for the six months ended June 30, 2001 and 2000 were for expenditures related to oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $3,054 and $2,023 were received during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during the period in 2001 were due to salvage income from one well plugged and abandoned during the current year. The proceeds recognized during 2000 were derived from the sale of equipment on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $285,221, of which $2,852 was distributed to the managing general partner and $282,369 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $362,661, of which $3,627 was distributed to the managing general partner and $359,034 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           Part II. Other Information

Item 6.      Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Form 8-K - none

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 90-B CONV., L.P.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                             Managing General Partner





Dated:  August 6, 2001            By:      /s/ Rich Dealy
                                           ---------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-08


                        PARKER & PARSLEY 90-B CONV., L.P.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                           75-2329284
-------------------------------                     --------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                      75039
----------------------------------------------------------------                  -------------
          (Address of principal executive offices)                                  (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $11,817,000.

           As of March 8, 2001, the number of outstanding limited partnership interests was 11,897.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None
PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 90-B Conv., L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas. The Partnership converted to a Delaware limited partnership on August 1, 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 11,897 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 48% was attributable to sales made to Plains Marketing, L.P., 10% to TEPPCO Crude Oil LLC and 10% to Phillips Petroleum Company. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations. The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 104 oil and gas wells. One well has been plugged and abandoned. At December 31, 2000, the Partnership had 103 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.


                                     PART II

ITEM 5.    MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
             DISTRIBUTIONS

At March 8, 2001, the Partnership had 11,897 outstanding limited partnership interests held of record by 665 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $825,165 and $271,636, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                                   2000          1999          1998          1997             1996
                                              -----------   -----------   -----------   -----------    -------------
Operating results:
------------------
  Oil and gas sales                           $ 1,513,122   $   907,791   $   764,787   $ 1,118,628    $   1,382,265
                                              ===========   ===========   ===========   ===========    =============

  Impairment of oil and gas
     properties                               $    31,774   $    88,497   $   275,430   $   328,594    $      22,474
                                              ===========   ===========   ===========   ===========    =============

  Net income (loss)                           $   787,438   $   164,414   $  (373,956)  $   (55,191)   $     544,919
                                              ===========   ===========   ===========   ===========    =============

  Allocation of net income
   (loss):
    Managing general partner                  $     7,874   $     1,644   $    (3,740)  $      (552)   $       5,449
                                              ===========   ===========   ===========   ===========    =============

    Limited partners                          $   779,564   $   162,770   $  (370,216)   $ (54,639)    $     539,470
                                              ===========   ===========   ===========   ===========    =============

  Limited partners' net income
    (loss) per limited
    partnership interest                      $     65.53   $     13.68   $    (31.12)  $     (4.59)   $       45.35
                                              ===========   ===========   ===========   ===========    =============

  Limited partners' cash
    distributions per limited
    partnership interest                      $     69.36   $     22.83   $     23.66   $     52.38    $       56.21
                                              ===========   ===========   ===========   ===========    =============

At year end:
------------
  Identifiable assets                         $ 1,894,220   $ 1,949,209   $ 2,057,408   $ 2,727,510    $   3,402,932
                                              ===========   ===========   ===========   ===========    =============

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 67% to $1,513,122 for 2000 as compared to $907,791 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 36,592 barrels of oil, 16,796 barrels of natural gas liquids ("NGLs") and 64,786 mcf of gas were sold, or 64,186 barrel of oil equivalents ("BOEs"). In 1999, 36,383 barrels of oil, 17,481 barrels of NGLs and 70,803 mcf of gas were sold, or 65,665 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.00, or 70%, from $17.23 in 1999 to $29.23 in 2000. The average price received per barrel of NGLs increased $5.96, or 63%, from $9.49 in 1999 to $15.45 in 2000. The average price received per mcf of gas increased 75% from $1.62 in 1999 to $2.84 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $2,023 recognized in 2000 was due to equipment credits received on one fully depleted well.

Total costs and expenses decreased to $739,327 in 2000 as compared to $749,072 in 1999, a decrease of $9,745, or 1%. The decrease was due to declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $557,245 in 2000 and $478,183 in 1999, resulting in an increase of $79,062, or 17%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 30% from $35,038 in 1999 to $45,379 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $40,368 in 2000 and $27,181 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $31,774 and $88,497 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $104,929 in 2000 compared to $147,354 in 1999, representing a decrease of $42,425, or 29%. The decrease was primarily due to a 27,994 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 19% to $907,791 from $764,787 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 36,383 barrels of oil, 17,481 barrels of NGLs and 70,803 mcf of gas were sold, or 65,665 BOEs. In 1998, 41,140 barrels of oil, 17,403 barrels of NGLs and 73,460 mcf of gas were sold, or 70,786 BOEs.

The average price received per barrel of oil increased $4.11, or 31%, from $13.12 in 1998 to $17.23 in 1999. The average price received per barrel of NGLs increased $2.89, or 44%, from $6.60 in 1998 to $9.49 in 1999. The average price received per mcf of gas increased 8% from $1.50 in 1998 to $1.62 in 1999.

Gain on disposition of assets of $1,669 for 1998 was attributable to credits received from the disposal of oil and gas equipment on a fully depleted well and on one well that was plugged and abandoned in a prior year.

Total costs and expenses decreased to $749,072 in 1999 as compared to $1,147,349 in 1998, a decrease of $398,277, or 35%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $478,183 in 1999 and $517,526 in 1998, resulting in a $39,343 decrease, or 8%. The decrease was due to declines in well maintenance costs, ad valorem taxes and workover costs, offset by an increase in production taxes due to increased oil and gas sales.

During this period, G&A increased 31% from $26,722 in 1998 to $35,038 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $27,181 in 1999 and $22,923 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $88,497 and $275,430 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $147,354 in 1999 compared to $327,671 in 1998. This represented a decrease of $180,317, or 55%. The decrease was primarily due to an increase in proved reserves of 280,631 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 4,757 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $504,622 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $611,256, offset by increases in production costs paid of $79,062, G&A expenses paid of $10,341 and working capital of $17,231. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $632,790 to oil and gas receipts, offset by $21,534 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active oil and gas properties.

Proceeds from disposition of assets of $2,023 recognized in 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $833,500, of which $8,335 was distributed to the managing general partner and $825,165 to the limited partners. In 1999, cash distributions to the partners were $274,380, of which $2,744 was distributed to the managing general partner and $271,636 to the limited partners.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley 90-B Conv., L.P.:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-B Conv., L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-B Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-B Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                   2000             1999
                                                               -----------      ----------
              ASSETS
              ------
Current assets:
  Cash                                                         $   132,300     $   132,031
  Accounts receivable - oil and gas sales                          209,552         143,411
                                                                 ---------       ---------

        Total current assets                                       341,852         275,442
                                                                 ---------       ---------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                           9,628,120       9,612,816
Accumulated depletion                                           (8,075,752)     (7,939,049)
                                                                 ---------       ---------

        Net oil and gas properties                               1,552,368       1,673,767
                                                                 ---------       ---------

                                                               $ 1,894,220     $ 1,949,209
                                                                ==========       =========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                 $    15,580     $    24,507

Partners' capital:
  Managing general partner                                          18,785          19,246
  Limited partners (11,897 interests)                            1,859,855       1,905,456
                                                                 ---------       ---------

                                                                 1,878,640       1,924,702
                                                                 ---------       ---------
                                                               $ 1,894,220     $ 1,949,209
                                                                 =========       =========








   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                             2000          1999          1998
                                         -----------   -----------   -----------
Revenues:
  Oil and gas                            $ 1,513,122   $   907,791   $   764,787
  Interest                                    11,620         5,695         6,937
  Gain on disposition of assets                2,023            --         1,669
                                         -----------   -----------   -----------

                                           1,526,765       913,486       773,393
                                         -----------   -----------   -----------

Costs and expenses:
  Oil and gas production                     557,245       478,183       517,526
  General and administrative                  45,379        35,038        26,722
  Impairment of oil and gas properties        31,774        88,497       275,430
  Depletion                                  104,929       147,354       327,671
                                         -----------   -----------   -----------

                                             739,327       749,072     1,147,349
                                         -----------   -----------   -----------

Net income (loss)                        $   787,438   $   164,414   $  (373,956)
                                         ===========   ===========   ===========

Allocation of net income (loss):
  Managing general partner               $     7,874   $     1,644   $    (3,740)
                                         ===========   ===========   ===========

  Limited partners                       $   779,564   $   162,770   $  (370,216)
                                         ===========   ===========   ===========

Net income (loss) per limited
  partnership interest                   $     65.53   $     13.68   $    (31.12)
                                         ===========   ===========   ===========


















   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL



                                                     Managing
                                                      general       Limited
                                                      partner       partners         Total
                                                  -------------- -------------- ----------------

Partners' capital at January 1, 1998              $  26,929      $2,666,043     $2,692,972

   Distributions                                     (2,843)       (281,505)      (284,348)

   Net loss                                          (3,740)       (370,216)      (373,956)
                                                    -------        --------       --------

Partners' capital at December 31, 1998               20,346       2,014,322      2,034,668

   Distributions                                     (2,744)       (271,636)      (274,380)

   Net income                                         1,644         162,770        164,414
                                                    -------        --------       --------

Partners' capital at December 31, 1999               19,246       1,905,456      1,924,702

   Distributions                                     (8,335)       (825,165)      (833,500)

   Net income                                         7,874         779,564        787,438
                                                    -------        --------       --------

Partners' capital at December 31, 2000            $  18,785      $1,859,855     $1,878,640
                                                   ========       =========      =========














   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                         2000         1999         1998
                                                       ---------    ---------    ---------

Cash flows from operating activities:
   Net income (loss)                                   $ 787,438    $ 164,414    $(373,956)
   Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
       Impairment of oil and gas properties               31,774       88,497      275,430
       Depletion                                         104,929      147,354      327,671
       Gain on disposition of assets                      (2,023)          --       (1,669)
   Changes in assets and liabilities:
       Accounts receivable                               (66,141)     (59,604)      42,963
       Accounts payable                                   (8,927)       1,767      (11,798)
                                                       ---------    ---------    ---------

           Net cash provided by operating activities     847,050      342,428      258,641
                                                       ---------    ---------    ---------

Cash flows from investing activities:
   Additions to oil and gas properties                   (15,304)     (12,347)     (18,344)
   Proceeds from disposition of assets                     2,023           --        1,669
                                                       ---------    ---------    ---------

           Net cash used in investing activities         (13,281)     (12,347)     (16,675)
                                                       ---------    ---------    ---------

Cash flows used in financing activities:
   Cash distributions to partners                       (833,500)    (274,380)    (284,348)
                                                       ---------    ---------    ---------

Net increase (decrease) in cash                              269       55,701      (42,382)
Cash at beginning of year                                132,031       76,330      118,712
                                                       ---------    ---------    ---------

Cash at end of year                                    $ 132,300    $ 132,031    $  76,330
                                                       =========    =========    =========







   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 90-B Conv., L.P. (the "Partnership") was organized as a general partnership in 1990 under the laws of the State of Texas and was converted to a Delaware limited partnership on August 1, 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $31,774, $88,497 and $275,430 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $233,211 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                           2000         1999         1998
                                                         ---------    ---------    ---------

    Net income (loss) per statements of operations       $ 787,438    $ 164,414    $(373,956)
    Depletion and depreciation provisions for tax
      reporting purposes less than amounts for
      financial reporting purposes                          90,499      132,570      175,500
    Impairment of oil and gas properties for financial
      reporting purposes                                    31,774       88,497      275,430
    Other, net                                              (1,742)      (4,660)       3,987
                                                         ---------    ---------    ---------

        Net income per Federal income tax
          returns                                        $ 907,969    $ 380,821    $  80,961
                                                         =========    =========    =========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                   ----------- -------------- --------------
    Development costs                              $  15,304     $  12,347      $  18,344
                                                    ========      ========       ========

      Capitalized oil and gas properties consist of the following:

                                                                  2000              1999
                                                               ------------      -----------
    Proved properties:
      Property acquisition costs                               $  369,498        $  369,498
      Completed wells and equipment                             9,258,622         9,243,318
                                                                ---------         ---------

                                                                9,628,120         9,612,816
    Accumulated depletion                                      (8,075,752)       (7,939,049)
                                                               ----------        ----------

      Net oil and gas properties                               $1,552,368        $1,673,767
                                                               ==========        ==========

NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000          1999           1998
                                                   ---------------------------- --------------
      Payment of lease operating and supervision
        charges in accordance with standard
        industry operating agreements              $ 211,037     $ 214,306      $ 209,549

      Reimbursement of general and administrative
        expenses                                   $  40,368     $  27,181      $  22,923

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 90-B Conv., L.P. ("EMPL"), Parker & Parsley 90-B, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                              Pioneer USA(1)    Partnerships(2)
                                                              --------------    ---------------
  Revenues:
    Proceeds from disposition of depreciable and
      depletable properties:
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%
    All other revenues
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%
  Costs and expenses:
    Lease acquisition costs, drilling and completion
      costs and all other costs                                  9.090909%       90.909091%
    Operating costs, reporting and legal expenses and
      general and administrative expenses:
      First three years                                         14.141414%       85.858586%
      After first three years                                   19.191919%       80.808081%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 80 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 90-B, L.P. is 26.94006% and 73.05994%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                               Oil and NGLs         Gas
                                                                  (bbls)           (mcf)
                                                              --------------    -----------
    Net proved reserves at January 1, 1998                       914,930           864,646
    Revisions                                                   (446,456)         (190,771)
    Production                                                   (58,543)          (73,460)
                                                                --------          --------

    Net proved reserves at December 31, 1998                     409,931           600,415
    Revisions                                                    435,645           666,249
    Production                                                   (53,864)          (70,803)
                                                                --------          --------

    Net proved reserves at December 31, 1999                     791,712         1,195,861
    Revisions                                                     15,019          (155,368)
    Production                                                   (53,388)          (64,786)
                                                                --------          --------

    Net proved reserves at December 31, 2000                     753,343           975,707
                                                                ========          ========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.19 per barrel of NGLs and $7.66 per mcf of gas, discounted at 10% was approximately $5,752,000 and undiscounted was $11,644,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.



                                                             For the years ended December 31,
                                                           ------------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                      (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 24,248    $ 19,527    $  4,449
  Future production costs                                     (12,604)    (10,978)     (3,339)
                                                             --------    --------    --------
                                                               11,644       8,549       1,110
  10% annual discount factor                                   (5,892)     (4,165)       (375)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $  5,752    $  4,384    $    735
                                                             ========    ========    ========


                                                           For the years ended December 31,
                                                       --------------------------------------
                                                          2000         1999           1998
                                                        --------     ---------     --------
                                                                 (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (956)  $      (430)  $     (247)
    Net changes in prices and production costs              2,152         2,137       (2,389)
    Revisions of previous quantity estimates                  (71)        3,126         (518)
    Accretion of discount                                     438            74          362
    Changes in production rates, timing and other            (195)       (1,258)         (94)
                                                         --------     ---------     --------

    Change in present value of future net revenues          1,368         3,649       (2,886)
                                                         --------     ---------     --------

    Balance, beginning of year                              4,384           735        3,621
                                                         --------     ---------     --------

    Balance, end of year                               $    5,752   $     4,384   $      735
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

  The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

           Plains Marketing, L.P.                     48%            46%            -
           TEPPCO Crude Oil LLC                       10%            11%            -
           Genesis Crude Oil, L.P.                     -              -            58%
           Western Gas Resources, Inc.                 4%             5%           21%
           Phillips Petroleum Company                 10%             5%            5%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and Phillips Petroleum Company were $65,440, $13,643 and $7,386, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9.       PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the Partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $11,897,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
             AND FINANCIAL DISCLOSURE

None.

                                    PART III


ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                     December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 80 limited partnership interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000          1999           1998
                                                   ---------------------------- --------------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 211,037     $ 214,306      $ 209,549

    Reimbursement of general and administrative
      expenses                                     $  40,368     $  27,181      $  22,923

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

               Independent Auditors' Report

               Balance sheets as of December 31, 2000 and 1999

               Statements of operations for the years ended December 31, 2000,
                 1999 and 1998

               Statements of partners' capital for the years ended December 31,
                 2000, 1999 and 1998

               Statements of cash flows for the years ended December 31, 2000,
                 1999 and 1998

               Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      PARKER & PARSLEY 90-B CONV., L.P.

Dated: March 28, 2001           By:   Pioneer Natural Resources USA, Inc.
                                       Managing General Partner


                                      By:   /s/ Scott D. Sheffield
                                            ---------------------------------
                                            Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield              President of Pioneer USA                  March 28, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                 Executive Vice President, Chief           March 28, 2001
-------------------------------     Financial Officer and Director of
Timothy L. Dove                     Pioneer USA


/s/ Dennis E. Fagerstone            Executive Vice President and              March 28, 2001
-------------------------------     Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                 Executive Vice President, General         March 28, 2001
-------------------------------     Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                    Executive Vice President - Domestic       March 28, 2001
-------------------------------     Operations and Director of Pioneer
Danny Kellum                        USA


/s/ Rich Dealy                      Vice President and Chief Accounting       March 28, 2001
-------------------------------     Officer of Pioneer USA
Rich Dealy

                        PARKER & PARSLEY 90-B CONV., L.P.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

     Exhibit No.                         Description                              Page
     -----------                         -----------                              ----

       3(a)               Form of Agreement of Limited Partnership                  -
                          of Parker & Parsley 90-B Conv., L.P.
                          incorporated by reference to Exhibit A of
                          the Post-Effective Amendment No. 1 of
                          the Partnership's Registration Statement
                          on Form S-1 (Registration No. 33-26097)

       4(b)               Form of Limited Partner Subscription Agreement            -
                          incorporated by reference to Exhibit C of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Form of General Partner Subscription Agreement            -
                          incorporated by reference to Exhibit D of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Power of Attorney incorporated by reference to            -
                          Exhibit B of Amendment No. 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit 4c
                          of the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

      10(b)               Form of Development Drilling Program                      -
                          Agreement incorporated by reference to Exhibit
                          B of the Post-Effective Amendment No. 1 of
                          the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

                        PARKER & PARSLEY 90-B CONV., L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  763,083   $  687,189   $1,513,122   $  907,791   $  764,787   $1,118,628   $1,382,265
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
     gas properties              $       --   $       --   $   31,774   $   88,497   $  275,430   $  328,594   $   22,474
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  408,688   $  342,445   $  787,438   $  164,414   $ (373,956)  $  (55,191)  $  544,919
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
   (loss):
      Managing general
        partner                  $    4,087   $    3,424   $    7,874   $    1,644   $   (3,740)  $     (552)  $    5,449
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  404,601   $  339,021   $  779,564   $  162,770   $ (370,216)  $  (54,639)  $  539,470
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
    (loss) per limited
    partnership interest         $    34.01   $    28.50   $    65.53   $    13.68   $   (31.12)  $    (4.59)  $    45.35
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    23.73   $    30.18   $    69.36   $    22.83   $    23.66   $    52.38   $    56.21
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $2,034,573   $1,941,811   $1,894,220   $1,949,209   $2,057,408   $2,727,510   $3,402,932
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 90-B, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 90-B, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-B, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 90-B, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners  (a)                                      $  32,264

Aggregate Historical Limited Partner Distributions through July 31, 2001  (a)                  $  23,772

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   8,789
USA  (a), (b)

Merger Value per $1,000 Limited Partner Investment  (b), (c)                                   $  273.11

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the           3.27 times
past four quarterly distributions including the distribution in July 2001  (b), (c)

Book Value per $1,000 Limited Partner Investment:

        --        as of June 30, 2001  (c)                                                     $  166.86

        --        as of December 31, 2000  (c)                                                 $  156.56

Going Concern Value per $1,000 Limited Partner Investment  (c), (d)                            $  253.59

Liquidation Value per $1,000 Limited Partner Investment  (c), (e)                              $  264.95

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment          $     155
(c), (f)

-----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-07


                           PARKER & PARSLEY 90-B, L.P.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)


                          Delaware                           75-2329287
          -----------------------------------------     ---------------------
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 90-B, L.P.

                                TABLE OF CONTENTS


                                                                       Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000.................................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.     Financial Statements

                                 BALANCE SHEETS

                                                     June 30,      December 31,
                                                       2001            2000
                                                   ------------    ------------
                                                   (Unaudited)
                 ASSETS
Current assets:
 Cash                                              $  1,006,322    $    364,895
 Accounts receivable - oil and gas sales                454,542         568,283
                                                    -----------     -----------
        Total current assets                          1,460,864         933,178
                                                    -----------     -----------
Oil and gas properties - at cost,  based on the
 successful efforts accounting method                25,938,605      26,110,930
Accumulated depletion                               (21,873,017)    (21,899,717)
                                                    -----------     -----------
        Net oil and gas properties                    4,065,588       4,211,213
                                                    -----------     -----------
                                                   $  5,526,452    $  5,144,391
                                                    ===========     ===========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
 Accounts payable - affiliate                      $     88,337    $     42,091

Partners' capital:
 Managing general partner                                54,385          51,027
 Limited partners (32,264 interests)                  5,383,730       5,051,273
                                                    -----------     -----------
                                                      5,438,115       5,102,300
                                                    -----------     -----------
                                                   $  5,526,452    $  5,144,391
                                                    ===========     ===========



   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                        Three months ended          Six months ended
                                              June 30,                   June 30,
                                     ------------------------    ------------------------
                                        2001          2000          2001          2000
                                     ----------    ----------    ----------    ----------
Revenues:
  Oil and gas                        $  917,666    $  966,583    $2,069,524    $1,863,518
  Interest                                7,073         7,402        14,158        13,142
  Gain on disposition of assets           2,926           -           8,283         5,487
                                      ---------     ---------     ---------     ---------
                                        927,665       973,985     2,091,965     1,882,147
                                      ---------     ---------     ---------     ---------
Costs and expenses:
  Oil and gas production                376,953       389,681       765,323       752,025
  General and administrative             25,284        31,430        61,934        58,911
  Depletion                              74,458        69,726       147,093       142,347
  Abandoned property                      8,296           -           8,296           -
                                      ---------     ---------     ---------     ---------
                                        484,991       490,837       982,646       953,283
                                      ---------     ---------     ---------     ---------
Net income                           $  442,674    $  483,148    $1,109,319    $  928,864
                                      =========     =========     =========     =========
Allocation of net income:
  Managing general partner           $    4,427    $    4,832    $   11,093    $    9,289
                                      =========     =========     =========     =========
  Limited partners                   $  438,247    $  478,316    $1,098,226    $  919,575
                                      =========     =========     =========     =========
Net income per limited
  partnership interest               $    13.58    $    14.82    $    34.04    $    28.50
                                      =========     =========     =========     =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                          Managing
                                          general      Limited
                                          partner      partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $  51,027    $5,051,273    $5,102,300

    Distributions                           (7,735)     (765,769)     (773,504)

    Net income                              11,093     1,098,226     1,109,319
                                          --------     ---------     ---------

Balance at June 30, 2001                 $  54,385    $5,383,730    $5,438,115
                                          ========     =========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                            Six months ended
                                                                 June 30,
                                                        ------------------------
                                                           2001          2000
                                                        ----------    ----------
Cash flows from operating activities:
  Net income                                            $1,109,319    $  928,864
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          147,093       142,347
        Gain on disposition of assets                       (8,283)       (5,487)
  Changes in assets and liabilities:
        Accounts receivable                                113,741       (19,535)
        Accounts payable                                    46,246        35,060
                                                         ---------     ---------
          Net cash provided by operating activities      1,408,116     1,081,249
                                                         ---------     ---------
Cash flows from investing activities:
  Additions to oil and gas properties                       (1,468)      (28,083)
  Proceeds from asset dispositions                           8,283         5,487
                                                         ---------     ---------
          Net cash provided by (used in)
             investing activities                            6,815       (22,596)
                                                         ---------     ---------
Cash flows used in financing activities:
  Cash distributions to partners                          (773,504)     (983,517)
                                                         ---------     ---------
Net increase in cash                                       641,427        75,136
Cash at beginning of period                                364,895       311,017
                                                         ---------     ---------
Cash at end of period                                   $1,006,322    $  386,153
                                                         =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 90-B, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
               and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 11% to $2,069,524 for the six months ended June 30, 2001 as compared to $1,863,518 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 47,052 barrels of oil, 17,412 barrels of natural gas liquids ("NGLs") and 95,918 mcf of gas were sold, or 80,450 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 48,699 barrels of oil, 23,339 barrels of NGLs and 89,536 mcf of gas were sold, or 86,961 BOEs.

The average price received per barrel of oil increased $.54, or 2%, from $27.72 for the six months ended June 30, 2000 to $28.26 for the same period in 2001. The average price received per barrel of NGLs increased $2.09, or 15%, from $14.00 during the six months ended June 30, 2000 to $16.09 for the same period in 2001. The average price received per mcf of gas increased 130% from $2.08 for the six months ended June 30, 2000 to $4.79 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gains on disposition of assets of $8,283 and $5,487 were recognized during the six months ended June 30, 2001 and 2000, respectively. The gain recognized during the period in 2001 was due to salvage income received from one well plugged and abandoned during the current year. The gain recognized during the period in 2000 was from the sale of equipment on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $982,646 for the six months ended June 30, 2001 as compared to $953,283 for the same period in 2000, an increase of $29,363, or 3%. The increase was due to increases in production costs, abandoned property costs, depletion and general and administrative expenses ("G&A").

Production costs were $765,323 for the six months ended June 30, 2001 and $752,025 for the same period in 2000, resulting in a $13,298 increase, or 2%. The increase was primarily the result of higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 5% from $58,911 for the six months ended June 30, 2000 to $61,934 for the same period in 2001, primarily due to an increase in tax and audit fees.

Depletion was $147,093 for the six months ended June 30, 2001 as compared to $142,347 for the same period in 2000, an increase of $4,746, or 3%. This increase was primarily due to downward revisions to proved reserves on several wells during the period ended June 30, 2001, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000 and a decline in oil production of 1,647 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $8,296 were incurred during the six months ended June 30, 2001 due to the plugging and abandonment of one well during the current year.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $917,666 for the three months ended June 30, 2001 as compared to $966,583 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil and NGLs, offset by higher average prices received for gas. For the three months ended June 30, 2001, 23,315 barrels of oil, 8,603 barrels of NGLs and 44,414 mcf of gas were sold, or 39,320 BOEs. For the three months ended June 30, 2000, 24,312 barrels of oil, 12,529 barrels of NGLs and 47,154 mcf of gas were sold, or 44,700 BOEs.

The average price received per barrel of oil decreased $.51, or 2%, from $27.75 for the three months ended June 30, 2000 to $27.24 for the same period in 2001. The average price received per barrel of NGLs decreased $.22, or 2%, from $14.10 during the three months ended June 30, 2000 to $13.88 for the same period in 2001. The average price received per mcf of gas increased 50% from $2.44 during the three months ended June 30, 2000 to $3.67 for the same period in 2001.

Gain on disposition of assets of $2,926 was recognized during the three months ended June 30, 2001 due to salvage income received from one well plugged and abandoned during the current period.

Costs and Expenses:

Total costs and expenses decreased to $484,991 for the three months ended June 30, 2001 as compared to $490,837 for the same period in 2000, a decrease of $5,846, or 2%. This decrease was due to declines in production costs and G&A, offset by increases in abandoned property costs and depletion.

Production costs were $376,953 for the three months ended June 30, 2001 and $389,681 for the same period in 2000 resulting in a $12,728 decrease, or 3%. This decrease was primarily due to lower workover expense.

During this period, G&A decreased 20% from $31,430 for the three months ended June 30, 2000 to $25,284 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decline in audit and tax fees.

Depletion was $74,458 for the three months ended June 30, 2001 as compared to $69,726 for the same period in 2000, an increase of $4,732, or 7%. This increase was primarily due to downward revisions to proved reserves on several wells during the period ended June 30, 2001, offset by a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 2000 and a decline in oil production of 997 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $8,296 were incurred during the three months ended June 30, 2001 due to the plugging and abandonment of one well during the current period.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $326,867 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase resulted from an increase of $207,022 in oil and gas sales receipts and a reduction in working capital of $144,462, offset by increases in production costs of $13,298, abandoned property costs of $8,296 and G&A expenses of $3,023. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $318,339 to oil and gas receipts, offset by $111,317 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities for the six months ended June 30, 2001 and 2000 were related to expenditures for upgrades of oil and gas equipment on active properties.

Proceeds from asset dispositions of $8,283 and $5,487 were received during the six months ended June 30, 2001 and 2000, respectively. The proceeds recognized during the period in 2001 were due to salvage income from one well plugged and abandoned during the current year. The proceeds recognized during 2000 were from the sale of equipment on one fully depleted well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $773,504, of which $7,735 was distributed to the managing general partner and $765,769 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $983,517, of which $9,835 was distributed to the managing general partner and $973,682 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

--------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                           Part II. Other Information


Item 6.     Exhibits and Reports on Form 8-K

(a)    Exhibits - none

(b)    Form 8-K - none

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 90-B, L.P.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                             Managing General Partner





Dated:  August 6, 2001            By:      /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-07


                           PARKER & PARSLEY 90-B, L.P.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                                                75-2329287
      --------------------------------------                                         --------------------------
      (State or other jurisdiction of                                                   (I.R.S. Employer
      incorporation or organization)                                                 Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                                 75039
----------------------------------------------------------------                               ----------
           (Address of principal executive offices)                                            (Zip code)

       Registrant's Telephone Number, including area code: (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $32,181,000.

     As of March 8, 2001, the number of outstanding limited partnership interests was 32,264.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 90-B, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 32,264 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA supplies all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 48% was attributable to sales made to Plains Marketing, L.P., 10% to TEPPCO Crude Oil LLC and 10% to Phillips Petroleum Company. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 104 oil and gas wells. One well has been plugged and abandoned. At December 31, 2000, the Partnership had 103 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5.    MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
            DISTRIBUTIONS

At March 8, 2001, the Partnership had 32,264 outstanding limited partnership interests held of record by 2,201 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $2,237,802 and $736,663, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                       2000             1999             1998            1997            1996
                                   ------------      -----------      ----------      -----------     -----------
Operating results:
-----------------
  Oil and gas sales                $  4,103,548     $  2,461,819     $ 2,074,056     $  3,033,675    $  3,748,608
                                    ===========      ===========      ==========      ===========     ===========

  Impairment of oil and gas
    properties                     $     86,231     $    240,063     $   744,642     $    891,257    $     61,080
                                    ===========      ===========      ==========      ===========     ===========

  Net income (loss)                $  2,136,271     $    447,469     $(1,011,459)    $   (149,382)   $  1,479,052
                                    ===========      ===========      ==========      ===========     ===========

  Allocation of net income
   (loss):
    Managing general partner       $     21,363     $      4,475     $   (10,115)    $     (1,494)   $     14,790
                                    ===========      ===========      ==========      ===========     ===========

    Limited partners               $  2,114,908     $    442,994     $(1,001,344)    $   (147,888)   $  1,464,262
                                    ===========      ===========      ==========      ===========     ===========

  Limited partners' net income
    (loss) per limited partnership
    interest                       $      65.55     $      13.73     $    (31.04)    $      (4.58)   $      45.38
                                    ===========      ===========      ==========      ===========     ===========

  Limited partners' cash
    distributions per limited
    partnership interest           $      69.36     $      22.83     $     23.66     $      52.38    $      56.25
                                    ===========      ===========      ==========      ===========     ===========

At year end:
-----------
  Identifiable assets              $  5,144,391     $  5,292,769     $ 5,585,045     $  7,399,664    $  9,230,704
                                    ===========      ===========      ==========      ===========     ===========

ITEM 7.    MANAGEMENT' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 67% to $4,103,548 for 2000 as compared to $2,461,819 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 99,252 barrels of oil, 45,552 barrels of natural gas liquids ("NGLs") and 175,696 mcf of gas were sold, or 174,087 barrel of oil equivalents ("BOEs"). In 1999, 98,658 barrels of oil, 47,406 barrels of NGLs and 192,016 mcf of gas were sold, or 178,067 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.00, or 70%, from $17.23 in 1999 to $29.23 in 2000. The average price received per barrel of NGLs increased $5.96, or 63%, from $9.49 in 1999 to $15.45 in 2000. The average price received per mcf of gas increased 75% from $1.62 in 1999 to $2.84 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $5,487 recognized in 2000 was due to equipment credits received on one fully depleted well.

Total costs and expenses decreased in 2000 to $2,004,420 as compared to $2,029,978 in 1999, a decrease of $25,558, or 1%. The decrease was due to declines in the impairment of oil and gas properties and depletion, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $1,511,223 in 2000 and $1,296,822 in 1999, resulting in an increase of $214,401, or 17%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 31% from $93,562 in 1999 to $122,731 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $109,474 in 2000 and $73,707 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $86,231 and $240,063 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion was $284,235 in 2000 compared to $399,531 in 1999, representing a decrease of $115,296, or 29%. This decrease was primarily due to an 81,075 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 19% to $2,461,819 from $2,074,056 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 98,658 barrels of oil, 47,406 barrels of NGLs and 192,016 mcf of gas were sold, or 178,067 BOEs. In 1998, 111,585 barrels of oil, 47,190 barrels of NGLs and 199,215 mcf of gas were sold, or 191,978 BOEs.

The average price received per barrel of oil increased $4.11, or 31%, from $13.12 in 1998 to $17.23 in 1999. The average price received per barrel of NGLs increased $2.89, or 44%, from $6.60 in 1998 to $9.49 in 1999. The average price received per mcf of gas increased 8% from $1.50 in 1998 to $1.62 in 1999.

A gain on disposition of assets of $4,527 recognized during 1998 was due to credits received from the disposal of oil and gas equipment on one fully depleted well and one well that was plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $2,029,978 as compared to $3,108,696 in 1998, a decrease of $1,078,718, or 35%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $1,296,822 in 1999 and $1,403,494 in 1998, resulting in a $106,672 decrease, or 8%. The decrease was due to declines in well maintenance costs, ad valorem taxes and workover costs.

During this period, G&A increased 29% from $72,284 in 1998 to $93,562 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $73,707 in 1999 and $62,152 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $240,063 and $744,642 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion was $399,531 in 1999 compared to $888,276 in 1998. This represented a decrease of $488,745, or 55%. This decrease was primarily due to an increase in proved reserves of 761,146 barrels of oil during 1999 due to higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 12,927 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $1,473,163 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $1,657,757 and a decline in working capital of $58,976, offset by increases in production costs paid of $214,401 and G&A expenses paid of $29,169. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $1,715,313 to oil and gas receipts, offset by $57,556 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active oil and gas properties.

Proceeds from disposition of assets of $5,487 recognized in 2000 were due to equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $2,260,406, of which $22,604 was distributed to the managing general partner and $2,237,802 to the limited partners. In 1999, cash distributions to the partners were $744,104, of which $7,441 was distributed to the managing general partner and $736,663 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----

Financial Statements of Parker & Parsley 90-B, L.P.:
 Independent Auditors' Report.........................................................    10
 Balance Sheets as of December 31, 2000 and 1999......................................    11
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    12
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    13
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    14
 Notes to Financial Statements........................................................    15

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-B, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-B, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-B, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                   2000            1999
                                                               -----------      ----------
              ASSETS
              ------

Current assets:
  Cash                                                        $    364,895     $   311,017
  Accounts receivable - oil and gas sales                          568,283         441,577
                                                               -----------      ----------

        Total current assets                                       933,178         752,594
                                                               -----------      ----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                          26,110,930      26,069,426
Accumulated depletion                                          (21,899,717)    (21,529,251)
                                                               -----------      ----------

        Net oil and gas properties                               4,211,213       4,540,175
                                                               -----------      ----------

                                                              $  5,144,391     $ 5,292,769
                                                               ===========      ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                $     42,091     $    66,334

Partners' capital:
  Managing general partner                                          51,027          52,268
  Limited partners (32,264 interests)                            5,051,273       5,174,167
                                                               -----------      ----------

                                                                 5,102,300       5,226,435
                                                               -----------      ----------

                                                              $  5,144,391     $ 5,292,769
                                                               ===========      ==========








   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                      2000          1999           1998
                                                   ----------    ----------     ----------

Revenues:
  Oil and gas                                     $ 4,103,548   $ 2,461,819    $ 2,074,056
  Interest                                             31,656        15,628         18,654
  Gain on disposition of assets                         5,487            -           4,527
                                                   ----------    ----------     ----------

                                                    4,140,691     2,477,447      2,097,237
                                                   ----------    ----------     ----------

Costs and expenses:
  Oil and gas production                            1,511,223     1,296,822      1,403,494
  General and administrative                          122,731        93,562         72,284
  Impairment of oil and gas properties                 86,231       240,063        744,642
  Depletion                                           284,235       399,531        888,276
                                                   ----------    ----------     ----------

                                                    2,004,420     2,029,978      3,108,696
                                                   ----------    ----------     ----------

Net income (loss)                                 $ 2,136,271   $   447,469    $(1,011,459)
                                                   ==========    ==========     ==========

Allocation of net income (loss):
  Managing general partner                        $    21,363    $    4,475    $   (10,115)
                                                    =========     ==========     ==========

  Limited partners                                $ 2,114,908   $   442,994    $(1,001,344)
                                                   ==========    ==========     ==========

Net income (loss) per limited
  partnership interest                            $     65.55    $    13.73    $    (31.04)
                                                   ==========    ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                  Managing
                                                  general         Limited
                                                  partner         partners        Total
                                                 ---------       ----------     ----------


Partners' capital at January 1, 1998            $   73,061      $ 7,232,631    $ 7,305,692

   Distributions                                    (7,712)        (763,451)      (771,163)

   Net loss                                        (10,115)      (1,001,344)    (1,011,459)
                                                 ---------       ----------     ----------

Partners' capital at December 31, 1998              55,234        5,467,836      5,523,070

   Distributions                                    (7,441)        (736,663)      (744,104)

   Net income                                        4,475          442,994        447,469
                                                 ---------       ----------     ----------

Partners' capital at December 31, 1999              52,268        5,174,167      5,226,435

   Distributions                                   (22,604)      (2,237,802)    (2,260,406)

   Net income                                       21,363        2,114,908      2,136,271
                                                 ---------       ----------     ----------

Partners' capital at December 31, 2000          $   51,027      $ 5,051,273    $ 5,102,300
                                                 =========       ==========     ==========




   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                      2000          1999           1998
                                                   ----------    ----------     -----------

Cash flows from operating activities:
  Net income (loss)                               $ 2,136,271   $   447,469    $ (1,011,459)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
      Impairment of oil and gas properties             86,231       240,063         744,642
      Depletion                                       284,235       399,531         888,276
      Gain on disposition of assets                    (5,487)           -           (4,527)
  Changes in assets and liabilities:
      Accounts receivable                            (126,706)     (214,284)        116,516
      Accounts payable                                (24,243)        4,359         (31,997)
                                                   ----------    ----------     -----------

        Net cash provided by operating activities   2,350,301       877,138         701,451
                                                   ----------    ----------     -----------

Cash flows from investing activities:
  Additions to oil and gas properties                 (41,504)      (33,486)        (49,747)
  Proceeds from disposition of assets                   5,487            -            4,527
                                                   ----------    ----------     -----------

        Net cash used in investing activities         (36,017)      (33,486)        (45,220)
                                                   ----------    ----------     -----------

Cash flows used in financing activities:
  Cash distributions to partners                   (2,260,406)     (744,104)       (771,163)
                                                   ----------    ----------     -----------

Net increase (decrease) in cash                        53,878        99,548        (114,932)
Cash at beginning of year                             311,017       211,469         326,401
                                                   ----------    ----------     -----------

Cash at end of year                                $  364,895    $  311,017     $   211,469
                                                   ==========    ==========     ===========



   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 90-B, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $86,231, $240,063 and $744,642 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.    INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $632,807 greater than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:


                                                                  2000              1999             1998
                                                              ------------      ------------     -------------

    Net income (loss) per statements of operations           $   2,136,271     $     447,469    $   (1,011,459)
    Depletion and depreciation provisions for tax
       reporting purposes less than amounts for
       financial reporting purposes                                246,057           359,438           475,607
    Impairment of oil and gas properties for financial
       reporting purposes                                           86,231           240,063           744,642
    Other, net                                                      (4,768)          (12,935)           11,120
                                                              ------------      ------------     -------------

          Net income per Federal income tax
            returns                                          $   2,463,791     $   1,034,035    $      219,910
                                                              ============      ============     =============

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000         1999           1998
                                                   ---------     ---------      ---------

      Development costs                            $  41,504     $  33,486      $  49,747
                                                    ========      ========       ========

        Capitalized oil and gas properties consist of the following:

                                                                 2000             1999
                                                             ------------     -------------
      Proved properties:
        Property acquisition costs                          $   1,002,057    $    1,002,057
        Completed wells and equipment                          25,108,873        25,067,369
                                                             ------------     -------------

                                                               26,110,930        26,069,426
      Accumulated depletion                                   (21,899,717)      (21,529,251)
                                                             ------------     -------------

              Net oil and gas properties                    $   4,211,213    $    4,540,175
                                                             ============     =============


NOTE 6.    RELATED PARTY TRANSACTIONS

      Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                      2000          1999           1998
                                                   ---------     ---------      ---------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements               $  572,323    $  581,191     $  568,275
                                                   ---------     ---------      ---------

    Reimbursement of general and administrative
      expenses                                    $  109,474    $   73,707     $   62,152

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and P&P Employees 90-B Conv., L.P. ("EMPL"), Parker & Parsley 90-B Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                             Pioneer USA(1)   Partnerships(2)
                                                             --------------   ---------------
  Revenues:
    Proceeds from disposition of depreciable and
     depletable properties
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%
    All other revenues
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%
  Costs and expenses:
    Lease acquisition costs, drilling and completion
      costs and all other costs                                 9.090909%        90.909091%
    Operating costs, reporting and legal expenses and
     general and administrative expenses
      First three years                                        14.141414%        85.858586%
      After first three years                                  19.191919%        80.808081%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 83 limited partner interests owned by Pioneer USA.
    (2) The allocation between the Partnership and Parker & Parsley 90-B Conv., L.P. is 73.05994% and 26.94006%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                              Oil and NGLs         Gas
                                                                 (bbls)           (mcf)
                                                              ------------      ----------

    Net proved reserves at January 1, 1998                     2,481,201         2,344,959
    Revisions                                                 (1,210,571)         (517,240)
    Production                                                  (158,775)         (199,215)
                                                              ------------      ----------

    Net proved reserves at December 31, 1998                   1,111,855         1,628,504
    Revisions                                                  1,181,592         1,807,095
    Production                                                  (146,064)         (192,016)
                                                              ------------      ----------

    Net proved reserves at December 31, 1999                   2,147,383         3,243,583
    Revisions                                                     46,430          (419,625)
    Production                                                  (144,804)         (175,696)
                                                              ------------      ----------

    Net proved reserves at December 31, 2000                   2,049,009         2,648,262
                                                              ============      ==========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.19 per barrel of NGLs and $7.66 per mcf of gas, discounted at 10% was approximately $15,617,000 and undiscounted was $31,632,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                          For the years ended December 31,
                                                       -------------------------------------
                                                          2000          1999         1998
                                                       ----------    ----------   ----------
                                                                   (in thousands)
Oil and gas producing activities:
  Future cash inflows                                 $    65,926   $    52,962  $    12,063
  Future production costs                                 (34,294)      (29,776)      (9,053)
                                                       ----------    ----------   ----------

                                                           31,632        23,186        3,010
  10% annual discount factor                              (16,015)      (11,296)      (1,016)
                                                       ----------    ----------   ----------

  Standardized measure of discounted future net
    cash flows                                        $    15,617   $    11,890  $     1,994
                                                       ==========    ==========   ==========


                                                          For the years ended December 31,
                                                      --------------------------------------
                                                          2000          1999         1998
                                                      -----------   -----------   ----------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs        $    (2,592)  $    (1,165)  $     (671)
    Net changes in prices and production costs              5,824         5,796       (6,480)
    Revisions of previous quantity estimates                 (153)        8,478       (1,405)
    Accretion of discount                                   1,189           199          982
    Changes in production rates, timing and other            (541)       (3,412)        (254)
                                                       ----------    ----------    ---------

    Change in present value of future net revenues          3,727         9,896       (7,828)
                                                       ----------    ----------    ---------

    Balance, beginning of year                             11,890         1,994        9,822
                                                       ----------    ----------    ---------

    Balance, end of year                               $   15,617   $    11,890   $    1,994
                                                       ==========    ==========    =========

NOTE 8.    MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

              Plains Marketing, L.P.                 48%            46%            -
              TEPPCO Crude Oil LLC                   10%            11%            -
              Genesis Crude Oil, L.P.                 -              -            58%
              Western Gas Resources, Inc.             4%             5%           22%
              Phillips Petroleum Company             10%             5%            5%

      At December 31, 2000, the amounts receivable from Plains Marketing, L.P., TEPPCO Crude Oil LLC and Phillips Petroleum Company were $177,462, $37,001 and $20,032, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.



NOTE 9.    PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $32,264,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
            AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                      Age at
                                    December 31,
       Name                            2000                       Position
       ----                            ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

       Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 83 limited partnership interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                     2000           1999          1998
                                                   --------      ---------      --------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements               $ 572,323      $ 581,191     $ 568,275

    Reimbursement of general and administrative
      expenses                                    $ 109,474      $  73,707     $  62,152

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                 Statements of partners' capital for the years ended December
                   31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                 Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          PARKER & PARSLEY 90-B, L.P.

Dated: March 28, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                ------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield               President of Pioneer USA                March 28, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                  Executive Vice President, Chief         March 28, 2001
-------------------------------      Financial Officer and Director of
Timothy L. Dove                      Pioneer USA


/s/ Dennis E. Fagerstone             Executive Vice President and            March 28, 2001
-------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                  Executive Vice President, General       March 28, 2001
-------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                     Executive Vice President - Domestic     March 28, 2001
-------------------------------      Operations and Director of Pioneer
Danny Kellum                         USA


/s/ Rich Dealy                       Vice President and Chief Accounting     March 28, 2001
-------------------------------      Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 90-B, L.P.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                             Description                              Page
-----------                             -----------                              ----

   3(a)                 Form of Agreement of Limited Partnership                   -
                        of Parker & Parsley 90-B, L.P. incorporated
                        by reference to Exhibit A of the Post-Effective
                        Amendment No. 1 of the Partnership's
                        Registration Statement on Form S-1
                        (Registration No. 33-26097)

   4(b)                 Form of Limited Partner Subscription Agreement             -
                        incorporated by reference to Exhibit C of the
                        Post-Effective Amendment No. 1 of the
                        Partnership's Registration Statement on Form
                        S-1 (Registration No. 33-26097)

   4(b)                 Form of General Partner Subscription Agreement             -
                        incorporated by reference to Exhibit D of the
                        Post-Effective Amendment No. 1 of the
                        Partnership's Registration Statement on Form
                        S-1 (Registration No. 33-26097)

   4(b)                 Power of Attorney incorporated by reference to             -
                        Exhibit B of Amendment No. 1 of the
                        Partnership's Registration Statement on Form
                        S-1 (Registration No. 33-26097)

   4(c)                 Specimen Certificate of Limited Partnership                -
                        Interest incorporated by reference to Exhibit 4c
                        of the Partnership's Registration Statement on
                        Form S-1 (Registration No. 33-26097)

  10(b)                 Form of Development Drilling Program                       -
                        Agreement incorporated by reference to Exhibit
                        B of the Post-Effective Amendment No. 1 of
                        the Partnership's Registration Statement on
                        Form S-1 (Registration No. 33-26097)

                           PARKER & PARSLEY 90-B, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   ---------------------------------------------------------------
                                    2001         2000         2000         1999          1998         1997         1996
                                 ----------   ----------   ----------   ----------   -----------   ----------   ----------
Operating results:
  Oil and gas sales              $2,069,524   $1,863,518   $4,103,548   $2,461,819   $ 2,074,056   $3,033,675   $3,748,608
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

  Impairment of oil and gas
    properties                   $       --   $       --   $   86,231   $  240,063   $   744,642   $  891,257   $   61,080
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

  Net income (loss)              $1,109,319   $  928,864   $2,136,271   $  447,469   $(1,011,459)  $ (149,382)  $1,479,052
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                  $   11,093   $    9,289   $   21,363   $    4,475   $   (10,115)  $   (1,494)  $   14,790
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

      Limited partners           $1,098,226   $  919,575   $2,114,908   $  442,994   $(1,001,344)  $ (147,888)  $1,464,262
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

  Limited partners' net
    income (loss) per
    limited partnership
    interest                     $    34.04   $    28.50   $    65.55   $    13.73   $    (31.04)  $    (4.58)  $    45.38
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    23.73   $    30.18   $    69.36   $    22.83   $     23.66   $    52.38   $    56.25
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

As of period ended:
  Total assets                   $5,526,452   $5,273,176   $5,144,391   $5,292,769   $ 5,585,045   $7,399,664   $9,230,704
                                 ==========   ==========   ==========   ==========   ===========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

        PARKER & PARSLEY 90-C CONV., L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ---------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ---------

     This document contains important information specific to Parker & Parsley 90-C Conv., L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-C Conv., L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                        PARKER & PARSLEY 90-C CONV., L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                     $ 7,531

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                 $ 4,950

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding           $ 1,858
Pioneer USA(a),(b)

Merger Value per $1,000 Limited Partner Investment(b),(c)                                   $247.75

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for          3.37 times
the past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

          --   as of June 30, 2001(c)                                                       $139.39

          --   as of December 31, 2000(c)                                                   $132.75

Going Concern Value per $1,000 Limited Partner Investment(c),(d)                            $229.72

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                              $240.43

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment       $   149
(c),(f)

---------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2) (A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                 INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-10


                        PARKER & PARSLEY 90-C CONV., L.P.
             (Exact name of Registrant as specified in its charter)


                           Delaware                           75-2347264
            -----------------------------------------    ---------------------
                (State or other jurisdiction of             (I.R.S. Employer
                incorporation or organization)           Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas           75039
     -------------------------------------------------        ------------
         (Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                        PARKER & PARSLEY 90-C CONV., L.P.

                                TABLE OF CONTENTS


                                                                       Page

                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000.................................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                     June 30,     December 31,
                                                       2001          2000
                                                   -----------    -----------
                                                   (Unaudited)
                 ASSETS
Current assets:
  Cash                                             $   221,203    $   106,593
  Accounts receivable - oil and gas sales               89,315        119,396
                                                    ----------     ----------
         Total current assets                          310,518        225,989
                                                    ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               5,801,749      5,798,493
Accumulated depletion                               (5,028,486)    (5,000,618)
                                                    ----------     ----------
         Net oil and gas properties                    773,263        797,875
                                                    ----------     ----------
                                                   $ 1,083,781    $ 1,023,864
                                                    ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    23,477    $    14,074

Partners' capital:
  Managing general partner                              10,572         10,067
  Limited partners (7,531 interests)                 1,049,732        999,723
                                                    ----------     ----------
                                                     1,060,304      1,009,790
                                                    ----------     ----------
                                                   $ 1,083,781    $ 1,023,864
                                                    ==========     ==========





   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                  Three months ended        Six months ended
                                       June 30,                  June 30,
                                ----------------------    ----------------------
                                   2001         2000        2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
   Oil and gas                  $ 213,193    $ 221,187    $ 444,118    $ 414,898
   Interest                         1,624        1,946        3,412        3,443
                                 --------     --------     --------     --------
                                  214,817      223,133      447,530      418,341
                                 --------     --------     --------     --------
Costs and expenses:
   Oil and gas production          97,643       77,437      193,283      161,148
   General and administrative       6,504        7,156       14,679       13,090
   Depletion                       14,385       12,574       27,868       26,316
                                 --------     --------     --------     --------
                                  118,532       97,167      235,830      200,554
                                 --------     --------     --------     --------
Net income                      $  96,285    $ 125,966    $ 211,700    $ 217,787
                                 ========     ========     ========     ========
Allocation of net income:
   Managing general partner     $     963    $   1,260    $   2,117    $   2,178
                                 ========     ========     ========     ========
   Limited partners             $  95,322    $ 124,706    $ 209,583    $ 215,609
                                 ========     ========     ========     ========
Net income per limited
   partnership interest         $   12.66    $   16.56    $   27.83    $   28.63
                                 ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)



                                        Managing
                                        general      Limited
                                        partner      partners       Total
                                       ---------    ----------    ----------


Balance at January 1, 2001             $  10,067    $  999,723    $1,009,790

    Distributions                         (1,612)     (159,574)     (161,186)

    Net income                             2,117       209,583       211,700
                                        --------     ---------     ---------

Balance at June 30, 2001               $  10,572    $1,049,732    $1,060,304
                                        ========     =========     =========





         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                          Six months ended
                                                               June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
  Net income                                          $  211,700     $  217,787
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                         27,868         26,316
  Changes in assets and liabilities:
        Accounts receivable                               30,081        (13,427)
        Accounts payable                                   9,403          7,249
                                                       ---------      ---------
         Net cash provided by operating activities       279,052        237,925
                                                       ---------      ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                     (3,256)       (15,344)

Cash flows used in financing activities:
  Cash distributions to partners                        (161,186)      (216,896)
                                                       ---------      ---------
Net increase in cash                                     114,610          5,685
Cash at beginning of period                              106,593        107,295
                                                       ---------      ---------
Cash at end of period                                 $  221,203     $  112,980
                                                       =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 90-C Conv., L.P. (the "Partnership") was organized as a general partnership in 1990 under the laws of the State of Texas and was converted to a Delaware limited partnership on August 1, 1991.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
             and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 7% to $444,118 for the six months ended June 30, 2001 as compared to $414,898 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 11,505 barrels of oil, 2,477 barrels of natural gas liquids ("NGLs") and 17,805 mcf of gas were sold, or 16,950 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 11,959 barrels of oil, 4,427 barrels of NGLs and 14,092 mcf of gas were sold, or 18,735 BOEs.

The average price received per barrel of oil increased slightly from $27.46 for the six months ended June 30, 2000 to $27.55 for the same period in 2001. The average price received per barrel of NGLs increased $3.24, or 25%, from $12.80 during the six months ended June 30, 2000 to $16.04 for the same period in 2001. The average price received per mcf of gas increased 133% from $2.11 during the six months ended June 30, 2000 to $4.91 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $235,830 for the six months ended June 30, 2001 as compared to $200,554 for the same period in 2000, an increase of $35,276, or 18%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $193,283 for the six months ended June 30, 2001 and $161,148 for the same period in 2000, resulting in a $32,135 increase, or 20%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12% from $13,090 for the six months ended June 30, 2000 to $14,679 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $27,868 for the six months ended June 30, 2001 as compared to $26,316 for the same period in 2000, an increase of $1,552, or 6%. This increase was the result of a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 454 barrels for the six months ended June 30, 2001 compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 4% to $213,193 for the three months ended June 30, 2001 as compared to $221,187 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 5,694 barrels of oil, 1,618 barrels of NGLs and 9,654 mcf of gas were sold, or 8,921 BOEs. For the three months ended June 30, 2000, 6,157 barrels of oil, 2,484 barrels of NGLs and 7,658 mcf of gas were sold, or 9,917 BOEs.

The average price received per barrel of oil decreased $.75, or 3%, from $27.75 for the three months ended June 30, 2000 to $27.00 for the same period in 2001. The average price received per barrel of NGLs increased $1.82, or 14%, from $12.68 during the three months ended June 30, 2000 to $14.50 for the same period in 2001. The average price received per mcf of gas increased 52% from $2.44 during the three months ended June 30, 2000 to $3.72 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $118,532 for the three months ended June 30, 2001 as compared to $97,167 for the same period in 2000, an increase of $21,365, or 22%. This increase was due to increases in production costs and depletion, offset by a decrease in G&A.

Production costs were $97,643 for the three months ended June 30, 2001 and $77,437 for the same period in 2000, resulting in a $20,206 increase, or 26%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 9% from $7,156 for the three months ended June 30, 2000 to $6,504 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of a decline in oil and gas revenues and a decline in audit and tax fees.

Depletion was $14,385 for the three months ended June 30, 2001 as compared to $12,574 for the same period in 2000, an increase of $1,811, or 14%. This increase was the result of a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 463 barrels for the three months ended June 30, 2001 compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $41,127 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to a reduction in working capital of $45,662 and an increase of $29,189 in oil and gas sales receipts, offset by increases in production costs of $32,135 and G&A expenses of $1,589. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $54,741 to oil and gas receipts, offset by $25,552 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for oil and gas equipment upgrades on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $161,186, of which $1,612 was distributed to the managing general partner and $159,574 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $216,896, of which $2,169 was distributed to the managing general partner and $214,727 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Form 8-K - none

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 90-C CONV., L.P.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                             Managing General Partner





Dated:  August 7, 2001            By:      /s/ Rich Dealy
                                           --------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-10


                        PARKER & PARSLEY 90-C CONV., L.P.
             (Exact name of Registrant as specified in its charter)

                 DELAWARE                                                                  75-2347264
     -------------------------------                                               --------------------------
     (State or other jurisdiction of                                                  (I.R.S. Employer
     incorporation or organization)                                                Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                              75039
----------------------------------------------------------------                          -------------
          (Address of principal executive offices)                                          (Zip code)

       Registrant's Telephone Number, including area code: (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
                   Securities registered pursuant to Section
                               12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                 -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $7,501,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 7,531.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 90-C Conv., L.P. (the "Partnership") is a general partnership organized in 1990 under the laws of the State of Texas. The Partnership converted to a Delaware limited partnership on August 1, 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 7,531 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 64% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 44 oil and gas wells. One well was sold and one well was plugged and abandoned due to uneconomical operations. At December 31, 2000, the Partnership had 42 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5.    MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
            DISTRIBUTIONS

At March 8, 2001, the Partnership had 7,531 outstanding limited partnership interests held of record by 505 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $492,300 and $135,825, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                        2000             1999             1998            1997            1996
                                    -----------      -----------      -----------     -----------     -----------
Operating results:
-----------------
  Oil and gas sales                $    917,184     $    537,893     $    430,499    $    661,475    $    837,849
                                    ===========      ===========      ===========     ===========     ===========

  Impairment of oil and gas
     properties                    $         -      $         -      $    185,784    $     79,288    $         -
                                    ===========      ===========      ===========     ===========     ===========

  Net income (loss)                $    509,518     $    137,106     $   (258,625)   $    105,740    $    359,349
                                    ===========      ===========      ===========     ===========     ===========

  Allocation of net income
    (loss):
     Managing general partner      $      5,095     $      1,371     $     (2,586)   $      1,057    $      3,593
                                    ===========      ===========      ===========     ===========     ===========

     Limited partners              $    504,423     $    135,735     $   (256,039)   $    104,683    $    355,756
                                    ===========      ===========      ===========     ===========     ===========

  Limited partners' net income
     (loss) per limited
     partnership interest          $      66.98     $      18.02     $     (34.00)   $      13.90    $      47.24
                                    ===========      ===========      ===========     ===========     ===========

  Limited partners' cash
     distributions per limited
     partnership interest          $      65.37     $      18.04     $      17.30    $      47.53    $      51.98
                                    ===========      ===========      ===========     ===========     ===========

At year end:
-----------
  Identifiable assets              $  1,023,864     $  1,014,263     $  1,011,034    $  1,411,804    $  1,661,127
                                    ===========      ===========      ===========     ===========     ===========

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 71% to $917,184 for 2000 as compared to $537,893 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 23,602 barrels of oil, 9,171 barrels of natural gas liquids ("NGLs") and 30,423 mcf of gas were sold, or 37,844 barrel of oil equivalents ("BOEs"). In 1999, 23,568 barrels of oil, 9,050 barrels of NGLs and 29,399 mcf of gas were sold, or 37,518 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.21, or 71%, from $17.13 in 1999 to $29.34 in 2000. The average price received per barrel of NGLs increased $5.60, or 60%, from $9.31 in 1999 to $14.91 in 2000. The average price received per mcf of gas increased 70% from $1.70 in 1999 to $2.89 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than received in 2000.

Gains on dispositions of assets of $388 and $104 recognized during 2000 and 1999, respectively, were due to equipment credits received on a fully depleted well in each year.

Total costs and expenses increased in 2000 to $416,488 compared to $405,150 in 1999, an increase of $11,338, or 3%. This increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $334,055 in 2000 and $297,353 in 1999, resulting in an increase of $36,702, or 12%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period G&A increased 45% from $20,987 in 1999 to $30,429 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $27,439 in 2000 and $16,060 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $52,004 in 2000 as compared to $86,810 in 1999, representing a decrease of $34,806, or 40%. This decrease was primarily due to a 31,374 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 25% to $537,893 from $430,499 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 23,568 barrels of oil, 9,050 barrels of NGLs and 29,399 mcf of gas were sold, or 37,518 BOEs. In 1998, 24,493 barrels of oil, 8,694 barrels of NGLs and 30,348 mcf of gas were sold, or 38,245 BOEs.

The average price received per barrel of oil increased $3.89, or 29%, from $13.24 in 1998 to $17.13 in 1999. The average price received per barrel of NGLs increased $2.51, or 37%, from $6.80 in 1998 to $9.31 in 1999. The average price received per mcf of gas increased 10% from $1.55 in 1998 to $1.70 in 1999.

Total costs and expenses decreased in 1999 to $405,150 compared to $693,871 in 1998, a decrease of $288,721, or 42%. This decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $297,353 in 1999 and $314,363 in 1998, resulting in a decrease of $17,010, or 5%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes.

During this period G&A increased 39% from $15,084 in 1998 to $20,987 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $16,060 in 1999 and $12,838 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $185,784 related to its oil and gas properties during 1998.

Depletion was $86,810 in 1999 compared to $178,640 in 1998. This represented a decrease of $91,830, or 51%. This decrease was primarily the result of an increase in proved reserves of 207,077 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $330,268 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $383,466, offset by increases in production costs paid of $36,702, G&A expenses paid of $9,442 and working capital of $7,054. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $377,706 to oil and gas receipts and $5,760 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active oil and gas properties.

Proceeds from dispositions of assets of $388 and $104 recognized during 2000 and 1999, respectively, were related to equipment credits received on a fully depleted well in each year.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $497,273, of which $4,973 was distributed to the managing general partner and $492,300 to the limited partners. In 1999, cash distributions to the partners were $137,197, of which $1,372 was distributed to the managing general partner and $135,825 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Financial Statements of Parker & Parsley 90-C Conv., L.P:
  Independent Auditors' Report..........................................      9
  Balance Sheets as of December 31, 2000 and 1999.......................     10
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998.................................................     11
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998....................................     12
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998.................................................     13
  Notes to Financial Statements.........................................     14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-C Conv., L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-C Conv., L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-C Conv., L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                               Ernst & Young LLP

Dallas, Texas
March 9, 2001

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                  2000                1999
                                                                             -------------       ------------
                 ASSETS
                 ------

Current assets:
  Cash                                                                      $      106,593      $     107,295
  Accounts receivable - oil and gas sales                                          119,396             79,853
                                                                             -------------       ------------

         Total current assets                                                      225,989            187,148
                                                                             -------------       ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                           5,798,493          5,775,729
Accumulated depletion                                                           (5,000,618)        (4,948,614)
                                                                             -------------       ------------

         Net oil and gas properties                                                797,875            827,115
                                                                             -------------       ------------

                                                                            $    1,023,864      $   1,014,263
                                                                             =============       ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                              $       14,074      $      16,718

Partners' capital:
  Managing general partner                                                          10,067              9,945
  Limited partners (7,531 interests)                                               999,723            987,600
                                                                             -------------       ------------

                                                                                 1,009,790            997,545
                                                                             -------------       ------------

                                                                            $    1,023,864      $   1,014,263
                                                                             =============       ============









   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31





                                                                  2000              1999             1998
                                                              -----------       -----------      -----------

Revenues:
   Oil and gas                                                $   917,184       $   537,893      $   430,499
   Interest                                                         8,434             4,259            4,747
   Gain on disposition of assets                                      388               104              -
                                                               ----------        ----------       ----------

                                                                  926,006           542,256          435,246
                                                               ----------        ----------       ----------

Costs and expenses:
   Oil and gas production                                         334,055           297,353          314,363
   General and administrative                                      30,429            20,987           15,084
   Impairment of oil and gas properties                               -                 -            185,784
   Depletion                                                       52,004            86,810          178,640
                                                               ----------        ----------       ----------

                                                                  416,488           405,150          693,871
                                                               ----------        ----------       ----------

Net income (loss)                                             $   509,518       $   137,106      $  (258,625)
                                                               ==========        ==========       ==========

Allocation of net income (loss):
   Managing general partner                                   $     5,095       $     1,371      $    (2,586)
                                                               ==========        ==========       ==========

   Limited partners                                           $   504,423       $   135,735      $  (256,039)
                                                               ==========        ==========       ==========

Net income (loss) per limited partnership interest            $     66.98       $     18.02      $    (34.00)
                                                               ==========        ==========       ==========












   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                                Managing
                                                                general          Limited
                                                                partner          partners            Total
                                                             -------------    -------------     -------------


Partners' capital at January 1, 1998                          $     13,848    $   1,374,010     $   1,387,858

    Distributions                                                   (1,316)        (130,281)         (131,597)

    Net loss                                                        (2,586)        (256,039)         (258,625)
                                                               -----------     ------------      ------------

Partners' capital at December 31, 1998                               9,946          987,690           997,636

    Distributions                                                   (1,372)        (135,825)         (137,197)

    Net income                                                       1,371          135,735           137,106
                                                               -----------     ------------      ------------

Partners' capital at December 31, 1999                               9,945          987,600           997,545

    Distributions                                                   (4,973)        (492,300)         (497,273)

    Net income                                                       5,095          504,423           509,518
                                                               -----------     ------------      ------------

Partners' capital at December 31, 2000                        $     10,067    $     999,723     $   1,009,790
                                                               ===========     ============      ============












   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                 2000              1999              1998
                                                             ------------     -------------     -------------
Cash flows from operating activities:
 Net income (loss)                                           $    509,518     $     137,106     $    (258,625)
 Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
      Impairment of oil and gas properties                             -                 -            185,784
      Depletion                                                    52,004            86,810           178,640
      Gain on disposition of assets                                  (388)             (104)               -
 Changes in assets and liabilities:
      Accounts receivable                                         (39,543)          (38,453)           28,491
      Accounts payable                                             (2,644)            3,320           (10,548)
                                                              -----------      ------------      ------------

         Net cash provided by operating
           activities                                             518,947           188,679           123,742
                                                              -----------      ------------      ------------

Cash flows from investing activities:
 Additions to oil and gas properties                              (22,764)          (10,512)          (13,347)
 Proceeds from disposition of assets                                  388               104                -
                                                              -----------      ------------      ------------

         Net cash used in investing activities                    (22,376)          (10,408)          (13,347)
                                                              -----------      ------------      ------------

Cash flows used in financing activities:
 Cash distributions to partners                                  (497,273)         (137,197)         (131,597)
                                                              -----------      ------------      ------------

Net increase (decrease) in cash                                      (702)           41,074           (21,202)
Cash at beginning of year                                         107,295            66,221            87,423
                                                              -----------      ------------      ------------

Cash at end of year                                          $    106,593     $     107,295     $      66,221
                                                              ===========      ============      ============








   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 90-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

       Parker & Parsley 90-C Conv., L.P. (the "Partnership") is a general partnership organized in 1990 under the laws of the State of Texas. The Partnership converted to a Delaware limited partnership on August 1, 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

         The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

         Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of- production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

         Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

         Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

         Income taxes - A Federal income tax provision has not been included in the financial statements as the income (loss) of the Partnership is included in the individual Federal income tax returns of the respective partners.

         Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

         General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

       Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

       Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

       Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

       In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $185,784 related to its proved oil and gas properties during 1998.

NOTE 4.    INCOME TAXES

       The financial statement basis of the Partnership's net assets and liabilities was $49,618 less than the tax basis at December 31, 2000.

       The following is a reconciliation of net income (loss) per statements of operations with the net income (loss) per Federal income tax returns for the years ended December 31:


                                                             2000                  1999                 1998
                                                       --------------        ---------------       -------------

     Net income (loss) per statements of operations    $      509,518        $       137,106       $    (258,625)
     Depletion and depreciation provisions for tax
       reporting purposes less than amounts for
       financial reporting purposes                            40,369                 76,676              50,997
     Impairment of oil and gas properties
       for financial reporting purposes                           -                      -               185,784
     Intangible development costs capitalized for
       financial reporting purposes and expensed for
       tax reporting purposes                                    (385)                   -                   -
     Other, net                                                (1,143)                (1,786)              1,870
                                                        -------------         --------------        ------------

          Net income (loss) per Federal
            income tax returns                         $      548,359        $       211,996       $     (19,974)
                                                        =============         ==============        ============


NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

       The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                 2000              1999              1998
                                                            -------------     ------------      ------------

       Development costs                                    $      22,764     $     10,512      $     13,347
                                                             ============      ===========       ===========

            Capitalized oil and gas properties consist of the following:

                                                                               2000                   1999
                                                                           ------------          ------------
     Proved properties:
        Property acquisition costs                                         $    226,701          $    226,701
        Completed wells and equipment                                         5,571,792             5,549,028
                                                                            -----------           -----------

                                                                              5,798,493             5,775,729
     Accumulated depletion                                                   (5,000,618)           (4,948,614)
                                                                            -----------           -----------

            Net oil and gas properties                                     $    797,875          $    827,115
                                                                            ===========           ===========


NOTE 6.    RELATED PARTY TRANSACTIONS

       Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                   2000             1999              1998
                                                              --------------   --------------    --------------
       Payment of lease operating and supervision
          charges in accordance with standard
          industry operating agreements                       $   130,806      $   126,701       $   124,074

       Reimbursement of general and administrative
          expenses                                            $    27,439      $    16,060       $    12,838

       The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 90-C Conv., L.P. ("EMPL"), Parker & Parsley 90-C, L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

       The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                                           Pioneer USA (1)      Partnerships (2)
                                                                           ---------------      ----------------
     Revenues:
       Proceeds from disposition of depreciable and depletable
         properties -
         First three years                                                    14.141414%           85.858586%
         After first three years                                              19.191919%           80.808081%
       All other revenues -
         First three years                                                    14.141414%           85.858586%
         After first three years                                              19.191919%           80.808081%
     Costs and expenses:
       Lease acquisition costs, drilling and completion costs
         and all other costs                                                   9.090909%           90.909091%
       Operating costs, reporting and legal expenses and
         general and administrative expenses -
         First three years                                                    14.141414%           85.858586%
         After first three years                                              19.191919%           80.808081%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 30 limited partner interests owned by Pioneer USA.
    (2) The allocation between the Partnership and Parker & Parsley 90-C, L.P. is 38.349119% and 61.650881%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

       The following table represents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                                              Oil and NGLs             Gas
                                                                                 (bbls)               (mcf)
                                                                              ------------          ----------

    Net proved reserves at January 1, 1998                                       424,601               426,720
    Revisions                                                                   (204,124)             (171,338)
    Production                                                                   (33,187)              (30,348)
                                                                              ----------            ----------

    Net proved reserves at December 31, 1998                                     187,290               225,034
    Revisions                                                                    293,912               357,964
    Production                                                                   (32,618)              (29,399)
                                                                              ----------            ----------

    Net proved reserves at December 31, 1999                                     448,584               553,599
    Revisions                                                                     50,848               (55,441)
    Production                                                                   (32,773)              (30,423)
                                                                              ----------            ----------

    Net proved reserves at December 31, 2000                                     466,659               467,735
                                                                              ==========            ==========

       As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.22 per barrel of NGLs and $7.80 per mcf of gas, discounted at 10% was approximately $3,245,000 and undiscounted was $6,366,000.

       Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.




                                                                          For the years ended December 31,
                                                                   ---------------------------------------------
                                                                       2000             1999            1998
                                                                   ------------     ------------    ------------
                                                                                   (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $     14,206     $     11,167    $      2,041
   Future production costs                                               (7,840)          (6,472)         (1,624)
                                                                   ------------     ------------    ------------

                                                                          6,366            4,695             417
   10% annual discount factor                                            (3,121)          (2,211)           (116)
                                                                   ------------     ------------    ------------

   Standardized measure of discounted future net cash flows        $      3,245     $      2,484    $        301
                                                                   ============     ============    ============

                                                                           For the years ended December 31,
                                                                   ---------------------------------------------
                                                                       2000             1999            1998
                                                                   ------------     ------------    ------------
                                                                                   (in thousands)
   Oil and Gas Producing Activities:
     Oil and gas sales, net of production costs                   $        (583)   $        (241)  $        (116)
     Net changes in prices and production costs                             932            1,084          (1,115)
     Revisions of previous quantity estimates                               257            2,216            (238)
     Accretion of discount                                                  248               30             167
     Changes in production rates, timing and other                          (93)            (906)            (65)
                                                                   ------------     ------------    ------------

     Change in present value of future net revenues                         761            2,183          (1,367)
                                                                   ------------     ------------    ------------

     Balance, beginning of year                                           2,484              301           1,668
                                                                   ------------     ------------    ------------

     Balance, end of year                                         $       3,245    $       2,484   $         301
                                                                   ============     ============    ============

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                2000              1999             1998
                                                              --------          --------         --------

                  Plains Marketing, L.P.                         64%               62%                -
                  Genesis Crude Oil, L.P.                         -                 -                69%
                  Western Gas Resources, Inc.                     2%                3%               13%

       At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $48,722 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

       Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

       The following is a brief summary of the more significant provisions of the limited partnership agreement:

       Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays

       1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

       Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

       Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $7,531,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
            FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                               Age at
                                            December 31,
        Name                                    2000                              Position
        ----                                    ----                              --------

Scott D. Sheffield                               48                 President

Timothy L. Dove                                  44                 Executive Vice President, Chief
                                                                      Financial Officer and Director

Dennis E. Fagerstone                             51                 Executive Vice President and Director

Mark L. Withrow                                  53                 Executive Vice President, General
                                                                      Counsel and Director

Danny Kellum                                     46                 Executive Vice President - Domestic
                                                                      Operations and Director

Rich Dealy                                       34                 Vice President and Chief Accounting
                                                                      Officer

         Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

       Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

       Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

       Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

       Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

       Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)      Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 30 limited partner interests at January 1, 2001.

(b)      Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                   2000              1999             1998
                                                              -------------     -------------    -------------
    Payment of lease operating and supervision
       charges in accordance with standard
       industry operating agreements                          $   130,806       $  126,701       $   124,074

    Reimbursement of general and administrative
       expenses                                               $    27,439       $   16,060       $    12,838

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    1.    Financial statements

             The following are filed as part of this Report:

                    Independent Auditors' Report

                    Balance sheets as of December 31, 2000 and 1999

                    Statements of operations for the years ended December 31,
                      2000, 1999 and 1998

                    Statements of partners' capital for the years ended December
                      31, 2000, 1999 and 1998

                    Statements of cash flows for the years ended December 31,
                      2000, 1999 and 1998

                    Notes to financial statements

       2.    Financial statement schedules

             All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)    Reports on Form 8-K

None.

(c)    Exhibits

       The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PARKER & PARSLEY 90-C CONV., L.P.

Dated: March 26, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:     /s/ Scott D. Sheffield
                                                  ------------------------------
                                                  Scott D. Sheffield, President

       Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield                      President of Pioneer USA                           March 26, 2001
--------------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                         Executive Vice President, Chief                    March 26, 2001
--------------------------------------      Financial Officer and Director of
Timothy L. Dove                             Pioneer USA


/s/ Dennis E. Fagerstone                    Executive Vice President and                       March 26, 2001
--------------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                         Executive Vice President, General                  March 26, 2001
--------------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                            Executive Vice President - Domestic                March 26, 2001
--------------------------------------      Operations and Director of Pioneer
Danny Kellum                                USA


/s/ Rich Dealy                              Vice President and Chief Accounting                March 26, 2001
--------------------------------------      Officer of Pioneer USA
Rich Dealy

                        PARKER & PARSLEY 90-C CONV., L.P.

                                INDEX TO EXHIBITS

       The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                               Description                                                Page
-----------                               -----------                                                ----

   3(a)                      Form of Agreement of Limited Partnership                                 -
                             of Parker & Parsley 90-C Conv., L.P.
                             incorporated by reference to Exhibit A of
                             the Post-Effective Amendment No. 1 of
                             the Partnership's Registration Statement
                             on Form S-1 (Registration No. 33-26097)

   4(b)                      Form of Limited Partner Subscription Agreement                           -
                             incorporated by reference to Exhibit C of the
                             Post-Effective Amendment No. 1 of the
                             Partnership's Registration Statement on Form
                             S-1 (Registration No. 33-26097)

   4(b)                      Form of General Partner Subscription Agreement                           -
                             incorporated by reference to Exhibit D of the
                             Post-Effective Amendment No. 1 of the
                             Partnership's Registration Statement on Form
                             S-1 (Registration No. 33-26097)

   4(b)                      Power of Attorney incorporated by reference to                           -
                             Exhibit B of Amendment No. 1 of the Partnership's
                             Registration Statement on Form S-1
                             (Registration No. 33-26097)

   4(c)                      Specimen Certificate of Limited Partnership                              -
                             Interest incorporated by reference to Exhibit 4c
                             of the Partnership's Registration Statement on
                             Form S-1 (Registration No. 33-26097)

  10(b)                      Form of Development Drilling Program                                     -
                             Agreement incorporated by reference to Exhibit
                             B of the Post-Effective Amendment No. 1 of
                             the Partnership's Registration Statement on
                             Form S-1 (Registration No. 33-26097)

                        PARKER & PARSLEY 90-C CONV., L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                     2001        2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  444,118   $  414,898   $  917,184   $  537,893   $  430,499   $  661,475   $  837,849
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $  185,784   $   79,288   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  211,700   $  217,787   $  509,518   $  137,106   $ (258,625)  $  105,740   $  359,349
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
        partner                  $    2,117   $    2,178   $    5,095   $    1,371   $   (2,586)  $    1,057   $    3,593
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  209,583   $  215,609   $  504,423   $  135,735   $ (256,039)  $  104,683   $  355,756
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
    (loss) per limited
    partnership interest         $    27.83   $    28.63   $    66.98   $    18.02   $   (34.00)  $    13.90   $    47.24
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    21.19   $    28.51   $    65.37   $    18.04   $    17.30   $    47.53   $    51.98
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,083,781   $1,022,403   $1,023,864   $1,014,263   $1,011,034   $1,411,804   $1,661,127
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 90-C, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 90-C, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90-C, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 90-C, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                                   $     12,107

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                               $      7,958

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer USA(a), (b)     $      2,984

Merger Value per $1,000 Limited Partner Investment(b), (c)                                                $     247.05

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for                             3.36 times
the past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

      --    as of June 30, 2001(c)                                                                        $     138.59

      --    as of December 31, 2000(c)                                                                    $     131.96

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                                         $     229.02

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                           $     239.73

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)             $        149

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2039, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-26097-09


                           PARKER & PARSLEY 90-C, L.P.
             (Exact name of Registrant as specified in its charter)


                         Delaware                            75-2347262
          -----------------------------------------     ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 90-C, L.P.

                                TABLE OF CONTENTS


                                                                            Page
                          Part I. Financial Information

Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000.................................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                          Part I. Financial Information

Item 1.      Financial Statements

                                 BALANCE SHEETS

                                                    June 30,        December 31,
                                                      2001             2000
                                                   -----------      -----------
                                                   (Unaudited)
              ASSETS
Current assets:
  Cash                                             $   346,965      $   162,620
  Accounts receivable - oil and gas sales              143,592          191,950
                                                    ----------       ----------
         Total current assets                          490,557          354,570
                                                    ----------       ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               9,327,018        9,321,783
Accumulated depletion                               (8,084,866)      (8,040,111)
                                                    ----------       ----------
         Net oil and gas properties                  1,242,152        1,281,672
                                                    ----------       ----------
                                                   $ 1,732,709      $ 1,636,242
                                                    ==========       ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    37,845      $    22,567

Partners' capital:
  Managing general partner                              16,899           16,087
  Limited partners (12,107 interests)                1,677,965        1,597,588
                                                    ----------       ----------
                                                     1,694,864        1,613,675
                                                    ----------       ----------
                                                   $ 1,732,709      $ 1,636,242
                                                    ==========       ==========



  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                     Three months ended       Six months ended
                                          June 30,                 June 30,
                                  ----------------------    ----------------------
                                     2001        2000         2001         2000
                                  ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                     $ 342,737    $ 355,412    $ 713,977    $ 666,799
  Interest                            2,505        3,011        5,313        5,335
                                   --------     --------     --------    ---------
                                    345,242      358,423      719,290      672,134
                                   --------     --------     --------     --------
Costs and expenses:
  Oil and gas production            156,985      124,494      310,730      259,060
  General and administrative         10,457       11,499       23,553       21,038
  Depletion                          23,106       20,219       44,755       42,327
                                   --------     --------     --------     --------
                                    190,548      156,212      379,038      322,425
                                   --------     --------     --------     --------
Net income                        $ 154,694    $ 202,211    $ 340,252    $ 349,709
                                   ========     ========     ========     ========
Allocation of net income:
  Managing general partner        $   1,547    $   2,022    $   3,403    $   3,497
                                   ========     ========     ========     ========
  Limited partners                $ 153,147    $ 200,189    $ 336,849    $ 346,212
                                   ========     ========     ========     ========
Net income per limited
  partnership interest            $   12.65    $   16.54    $   27.82    $   28.60
                                   ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                        Managing
                                        general       Limited
                                        partner       partners        Total
                                       ---------     ----------     ----------
Balance at January 1, 2001             $  16,087     $1,597,588     $1,613,675

    Distributions                         (2,591)      (256,472)      (259,063)

    Net income                             3,403        336,849        340,252
                                        --------      ---------      ---------

Balance at June 30, 2001               $  16,899     $1,677,965     $1,694,864
                                        ========      =========      =========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                              Six months ended
                                                                  June 30,
                                                         -------------------------
                                                            2001          2000
                                                         ----------     ----------
Cash flows from operating activities:
   Net income                                            $  340,252     $  349,709
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depletion                                           44,755         42,327
   Changes in assets and liabilities:
         Accounts receivable                                 48,358        (21,390)
         Accounts payable                                    15,278         11,754
                                                          ---------      ---------
            Net cash provided by operating activities       448,643        382,400
                                                          ---------      ---------
Cash flows used in investing activities:
   Additions to oil and gas properties                       (5,235)       (24,668)

Cash flows used in financing activities:
   Cash distributions to partners                          (259,063)      (348,687)
                                                          ---------      ---------
Net increase in cash                                        184,345          9,045
Cash at beginning of period                                 162,620        164,100
                                                          ---------      ---------
Cash at end of period                                    $  346,965     $  173,145
                                                          =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)


Note 1.     Organization and nature of operations

Parker & Parsley 90-C, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
             and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 7% to $713,977 for the six months ended June 30, 2001 as compared to $666,799 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decline in production. For the six months ended June 30, 2001, 18,497 barrels of oil, 3,982 barrels of natural gas liquids ("NGLs") and 28,625 mcf of gas were sold, or 27,250 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 19,227 barrels of oil, 7,105 barrels of NGLs and 22,664 mcf of gas were sold, or 30,109 BOEs.

The average price received per barrel of oil increased slightly from $27.46 for the six months ended June 30, 2000 to $27.55 for the same period in 2001. The average price received per barrel of NGLs increased $3.24, or 25%, from $12.80 during the six months ended June 30, 2000 to $16.04 for the same period in 2001. The average price received per mcf of gas increased 133% from $2.11 during the six months ended June 30, 2000 to $4.91 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $379,038 for the six months ended June 30, 2001 as compared to $322,425 for the same period in 2000, an increase of $56,613, or 18%. This increase was due to increases in production costs, general and administrative expenses ("G&A") and depletion.

Production costs were $310,730 for the six months ended June 30, 2001 and $259,060 for the same period in 2000, resulting in a $51,670 increase, or 20%. This increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 12% from $21,038 for the six months ended June 30, 2000 to $23,553 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $44,755 for the six months ended June 30, 2001 as compared to $42,327 for the same period in 2000, an increase of $2,428, or 6%. This increase was the result of a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 730 barrels for the six months ended June 30, 2001 compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 4% to $342,737 for the three months ended June 30, 2001 as compared to $355,412 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 9,158 barrels of oil, 2,603 barrels of NGLs and 15,519 mcf of gas were sold, or 14,348 BOEs. For the three months ended June 30, 2000, 9,904 barrels of oil, 3,979 barrels of NGLs and 12,323 mcf of gas were sold, or 15,937 BOEs.

The average price received per barrel of oil decreased $.75, or 3%, from $27.75 for the three months ended June 30, 2000 to $27.00 for the same period in 2001. The average price received per barrel of NGLs increased $1.82, or 14%, from $12.68 during the three months ended June 30, 2000 to $14.50 for the same period in 2001. The average price received per mcf of gas increased 52% from $2.44 during the three months ended June 30, 2000 to $3.72 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $190,548 for the three months ended June 30, 2001 as compared to $156,212 for the same period in 2000, an increase of $34,336, or 22%. This increase was due to increases in production costs and depletion, offset by a decrease in G&A.

Production costs were $156,985 for the three months ended June 30, 2001 and $124,494 for the same period in 2000, resulting in a $32,491 increase, or 26%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 9% from $11,499 for the three months ended June 30, 2000 to $10,457 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of a decline in oil and gas revenues and a decrease in audit and tax fees.

Depletion was $23,106 for the three months ended June 30, 2001 as compared to $20,219 for the same period in 2000, an increase of $2,887, or 14%. This increase was the result of a reduction in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decline in oil production of 746 barrels for the three months ended June 30, 2001 compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $66,243 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to a reduction in working capital of $73,272 and an increase of $47,156 in oil and gas sales receipts, offset by increases in production costs of $51,670 and G&A expenses of $2,515. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $88,093 to oil and gas receipts, offset by $40,937 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for upgrades of oil and gas equipment on active properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $259,063, of which $2,591 was distributed to the managing general partner and $256,472 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $348,687, of which $3,487 was distributed to the managing general partner and $345,200 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

(a)   Exhibits - none

(b)   Form 8-K - none

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PARKER & PARSLEY 90-C, L.P.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                             Managing General Partner




Dated:  August 7, 2001            By:       /s/ Rich Dealy
                                           --------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-26097-09


                           PARKER & PARSLEY 90-C, L.P.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                       75-2347262
--------------------------------                  -------------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                 75039
----------------------------------------------------------------              ------------
          (Address of principal executive offices)                            (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $12,080,000.

       As of March 8, 2001, the number of outstanding limited partnership interests was 12,107.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None
Parts I and II of this annual report on Form 10-K (the "Report") contain forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements. See "Item 1. Business" for a description of various factors that could materially affect the ability of the Partnership to achieve the anticipated results described in the forward looking statements.

                                     PART I

ITEM 1.        BUSINESS

Parker & Parsley 90-C, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 12,107 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 64% was attributable to sales made to Plains Marketing, L.P. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.       PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 44 oil and gas wells. One well was sold and one well was plugged and abandoned due to uneconomical operations. At December 31, 2000, the Partnership had 42 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities for the years then ended, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.       LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5.       MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
                DISTRIBUTIONS

At March 8, 2001, the Partnership had 12,107 outstanding limited partnership interests held of record by 901 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $791,434 and $218,354, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.         SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                        2000         1999         1998         1997         1996
                                     ----------   ----------   ----------   ----------   -----------
Operating results:
-----------------
  Oil and gas sales                  $1,474,499   $  864,722   $  692,090   $1,063,396   $ 1,346,937
                                     ==========   ==========   ==========   ==========   ===========

  Impairment of oil and gas
    properties                       $       --   $       --   $  298,622   $  127,213   $        --
                                     ==========   ==========   ==========   ==========   ===========

  Net income (loss)                  $  818,778   $  220,855   $ (416,064)  $  168,261   $   577,803
                                     ==========   ==========   ==========   ==========   ===========

  Allocation of net income
    (loss):
    Managing general partner         $    8,188   $    2,209   $   (4,161)  $    1,683   $     5,778
                                     ==========   ==========   ==========   ==========   ===========

    Limited partners                 $  810,590   $  218,646   $ (411,903)  $  166,578   $   572,025
                                     ==========   ==========   ==========   ==========   ===========

  Limited partners' net income
    (loss) per limited
    partnership interest             $    66.95   $    18.06   $   (34.02)  $    13.76   $     47.25
                                     ==========   ==========   ==========   ==========   ===========

  Limited partners' cash
    distributions per limited
    partnership interest             $    65.37   $    18.04   $    17.30   $    47.53   $     51.98
                                     ==========   ==========   ==========   ==========   ===========

At year end:
-------------
  Identifiable assets                $1,636,242   $1,621,156   $1,617,114   $2,261,689   $ 2,664,141
                                     ==========   ==========   ==========   ==========   ===========

ITEM 7.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 71% to $1,474,499 for 2000 as compared to $864,722 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 37,944 barrels of oil, 14,742 barrels of natural gas liquids ("NGLs") and 48,907 mcf of gas were sold, or 60,837 barrel of oil equivalents ("BOEs"). In 1999, 37,886 barrels of oil, 14,547 barrels of NGLs and 47,265 mcf of gas were sold, or 60,311 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.21, or 71%, from $17.13 in 1999 to $29.34 in 2000. The average price received per barrel of NGLs increased $5.60, or 60%, from $9.31 in 1999 to $14.91 in 2000. The average price received per mcf of gas increased 70% from $1.70 in 1999 to $2.89 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gains on disposition of assets of $624 and $167 recognized during 2000 and 1999, respectively, were due to equipment credits received on a fully depleted well in each year.

Total costs and expenses increased in 2000 to $669,449 as compared to $650,544 in 1999, an increase of $18,905, or 3%. This increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $537,048 in 2000 and $477,835 in 1999, resulting in an increase of $59,213, or 12%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period G&A increased 47% from $33,223 in 1999 to $48,801 in 2000 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $44,112 in 2000 and $25,818 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $83,600 in 2000 compared to $139,486 in 1999, representing a decrease of $55,886, or 40%. This decrease was primarily due to a 50,718 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 25% to $864,722 from $692,090 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 37,886 barrels of oil, 14,547 barrels of NGLs and 47,265 mcf of gas were sold, or 60,311 BOEs. In 1998, 39,380 barrels of oil, 13,978 barrels of NGLs and 48,787 mcf of gas were sold, or 61,489 BOEs.

The average price received per barrel of oil increased $3.89, or 29%, from $13.24 in 1998 to $17.13 in 1999. The average price received per barrel of NGLs increased $2.51, or 37%, from $6.80 in 1998 to $9.31 in 1999. The average price received per mcf of gas increased 10% from $1.55 in 1998 to $1.70 in 1999.

Total costs and expenses decreased in 1999 to $650,544 as compared to $1,115,454 in 1998, a decrease of $464,910, or 42%. This decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $477,835 in 1999 and $505,571 in 1998, resulting in a $27,736 decrease, or 5%. The decrease was due to declines in well maintenance costs and ad valorem taxes, offset by an increase in production taxes

During this period G&A increased 37% from $24,190 in 1998 to $33,223 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $25,818 in 1999 and $20,639 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $298,622 related to its oil and gas properties during 1998.

Depletion was $139,486 in 1999 compared to $287,071 in 1998. This represented a decrease of $147,585, or 51%. This decrease was primarily the result of an increase in proved reserves of 332,733 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $532,008 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $616,371, offset by increases in production costs paid of $59,213, G&A expenses paid of $15,578 and working capital of $9,572. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $607,017 to oil and gas receipts and an increase of $9,354 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active oil and gas properties.

Proceeds from disposition of assets of $624 and $167 recognized during 2000 and 1999, respectively, were related to equipment credits received on a fully depleted well in each year.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $799,428, of which $7,994 was distributed to the managing general partner and $791,434 to the limited partners. In 1999, cash distributions to the partners were $220,560, of which $2,206 was distributed to the managing general partner and $218,354 to the limited partners.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Financial Statements of Parker & Parsley 90-C, L.P.:
 Independent Auditors' Report.........................................................     9
 Balance Sheets as of December 31, 2000 and 1999......................................    10
 Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998................................................................    11
 Statements of Partners' Capital for the Years Ended
   December 31, 2000, 1999 and 1998...................................................    12
 Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998................................................................    13
 Notes to Financial Statements........................................................    14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90-C, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90-C, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90-C, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                   2000             1999
                                                             ---------------- ----------------
              ASSETS
              ------

Current assets:
  Cash                                                         $   162,620      $   164,100
  Accounts receivable - oil and gas sales                          191,950          128,379
                                                                 ---------        ---------

       Total current assets                                        354,570          292,479
                                                                 ---------        ---------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                           9,321,783        9,285,188
Accumulated depletion                                           (8,040,111)      (7,956,511)
                                                                 ---------        ---------

       Net oil and gas properties                                1,281,672        1,328,677
                                                                 ---------        ---------

                                                               $ 1,636,242      $ 1,621,156
                                                                 =========        =========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                 $    22,567      $    26,831

Partners' capital:
  Managing general partner                                          16,087           15,893
  Limited partners (12,107 interests)                            1,597,588        1,578,432
                                                                 ---------        ---------

                                                                 1,613,675        1,594,325

                                                               $ 1,636,242      $ 1,621,156
                                                                 =========        =========
















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                         2000          1999          1998
                                                     -----------   -----------   -----------

Revenues:
  Oil and gas                                        $ 1,474,499   $   864,722   $   692,090
  Interest                                                13,104         6,510         7,300
  Gain on disposition of assets                              624           167            --
                                                     -----------   -----------   -----------

                                                       1,488,227       871,399       699,390
                                                     -----------   -----------   -----------

Costs and expenses:
  Oil and gas production                                 537,048       477,835       505,571
  General and administrative                              48,801        33,223        24,190
  Impairment of oil and gas properties                        --            --       298,622
  Depletion                                               83,600       139,486       287,071
                                                     -----------   -----------   -----------

                                                         669,449       650,544     1,115,454
                                                     -----------   -----------   -----------

Net income (loss)                                    $   818,778   $   220,855   $  (416,064)
                                                     ===========   ===========   ===========

Allocation of net income (loss):
  Managing general partner                           $     8,188   $     2,209   $    (4,161)
                                                     ===========   ===========   ===========

  Limited partners                                   $   810,590   $   218,646   $  (411,903)
                                                     ===========   ===========   ===========

Net income (loss) per limited partnership interest   $     66.95   $     18.06   $    (34.02)
                                                     ===========   ===========   ===========



















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                     Managing
                                                      general       Limited
                                                      partner       partners         Total
                                                  -------------- -------------- ----------------


Partners' capital at January 1, 1998              $  22,166      $2,199,485     $2,221,651

   Distributions                                     (2,115)       (209,442)      (211,557)

   Net loss                                          (4,161)       (411,903)      (416,064)
                                                    -------        --------       --------

Partners' capital at December 31, 1998               15,890       1,578,140      1,594,030

   Distributions                                     (2,206)       (218,354)      (220,560)

   Net income                                         2,209         218,646        220,855
                                                    -------        --------       --------

Partners' capital at December 31, 1999               15,893       1,578,432      1,594,325

   Distributions                                     (7,994)       (791,434)      (799,428)

   Net income                                         8,188         810,590        818,778
                                                    -------        --------       --------

Partners' capital at December 31, 2000            $  16,087      $1,597,588     $1,613,675
                                                   ========       =========      =========





















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                        2000          1999           1998
                                                   ------------  -------------- ---------------
Cash flows from operating activities:
   Net income (loss)                               $ 818,778     $ 220,855      $(416,064)
   Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
       Impairment of oil and gas properties              -             -          298,622
       Depletion                                      83,600       139,486        287,071
       Gain on disposition of assets                    (624)         (167)           -
   Changes in assets and liabilities:
       Accounts receivable                           (63,571)      (62,010)        45,989
       Accounts payable                               (4,264)        3,747        (16,954)
                                                     -------       -------        -------

         Net cash provided by operating
           activities                                833,919       301,911        198,664
                                                     -------       -------        -------

Cash flows from investing activities:
   Additions to oil and gas properties               (36,595)      (16,900)       (21,456)
   Proceeds from disposition of assets                   624           167            -
                                                     -------       -------        -------

         Net cash used in investing activities       (35,971)      (16,733)       (21,456)
                                                     -------       -------        -------

Cash flows used in financing activities:
   Cash distributions to partners                   (799,428)     (220,560)      (211,557)
                                                     --------      --------       --------

Net increase (decrease) in cash                       (1,480)       64,618        (34,349)
Cash at beginning of year                            164,100        99,482        133,831
                                                     -------       -------        -------

Cash at end of year                                $ 162,620     $ 164,100      $  99,482
                                                    ========      ========       ========

















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 90-C, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1.       ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 90-C, L.P. (the "Partnership") is a limited partnership organized in 1990 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Net income (loss) per limited partnership interest - The net income (loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

      Income taxes - A Federal income tax provision has not been included in the financial statements as the income (loss) of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

      General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

      Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

      Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

      Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.       IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $298,622 related to its proved oil and gas properties during 1998.

NOTE 4.       INCOME TAXES

      The financial statement basis of the Partnership's net assets and liabilities was $81,171 less than the tax basis at December 31, 2000.

      The following is a reconciliation of net income (loss) per statements of operations with the net income (loss) per Federal income tax returns for the years ended December 31:

                                                           2000         1999         1998
                                                         ---------    ---------    ---------
    Net income (loss) per statements of operations       $ 818,778    $ 220,855    $(416,064)
    Depletion and depreciation provisions for tax
      reporting purposes less than amounts for
      financial reporting purposes                          64,630      123,267       81,152
    Impairment of oil and gas properties for financial
      reporting purposes                                        --           --      298,622
    Intangible development costs capitalized for
      financial reporting purposes and expensed for
      tax reporting purposes                                  (619)          --           --
    Other, net                                              (1,775)      (4,424)       4,552
                                                         ---------    ---------    ---------

          Net income (loss) per Federal income
            tax return                                   $ 881,014    $ 339,698    $ (31,738)
                                                         =========    =========    =========

NOTE 5.       OIL AND GAS PRODUCING ACTIVITIES

      The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                      2000          1999           1998
                                                   -----------  -------------  --------------
      Development costs                            $  36,595     $  16,900      $  21,456
                                                    ========      ========       ========

               Capitalized oil and gas properties consist of the following:

                                                                                  2000           1999
                                                                              -----------    -----------
    Proved properties:
      Property acquisition costs                                              $   364,450    $   364,450
      Completed wells and equipment                                             8,957,333      8,920,738
                                                                              -----------    -----------

                                                                                9,321,783      9,285,188
    Accumulated depletion                                                      (8,040,111)    (7,956,511)
                                                                              -----------    -----------

          Net oil and gas properties                                          $ 1,281,672    $ 1,328,677
                                                                              ===========    ===========

NOTE 6.      RELATED PARTY TRANSACTIONS

    Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:


                                                                     2000          1999           1998
                                                                 ------------ -------------- --------------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                               $ 210,287     $  203,686     $ 199,461

    Reimbursement of general and administrative
      expenses                                                    $  44,112     $   25,818     $  20,639

      The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA and P&P Employees 90-C Conv., L.P. ("EMPL") (the "Entities"), Parker & Parsley 90-C Conv., L.P. and the Partnership (the "Partnerships") are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

      The costs and revenues of the Program are allocated to Pioneer USA and the Partnerships as follows:

                                                              Pioneer USA (1)  Partnerships(2)
                                                              ---------------  ---------------
    Revenues:
      Proceeds from disposition of depreciable and depletable
        properties:
        First three years                                       14.141414%       85.858586%
        After first three years                                 19.191919%       80.808081%
      All other revenues:
        First three years                                       14.141414%       85.858586%
        After first three years                                 19.191919%       80.808081%
    Costs and expenses:
      Lease acquisition costs, drilling and completion costs
        and all other costs                                      9.090909%       90.909091%
      Operating costs, reporting and legal expenses and
        general and administrative expenses:
        First three years                                       14.141414%       85.858586%
        After first three years                                 19.191919%       80.808081%

      (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 27 limited partner interests owned by Pioneer USA.

      (2) The allocation between the Partnership and Parker & Parsley 90-C Conv., L.P. is 61.650881% and 38.349119%, respectively.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

      The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                               Oil and NGLs         Gas
                                                                  (bbls)           (mcf)
                                                              -------------     ------------
    Net proved reserves at January 1, 1998                       682,212           685,617
    Revisions                                                   (327,935)         (275,264)
    Production                                                   (53,358)          (48,787)
                                                                --------          --------

    Net proved reserves at December 31, 1998                     300,919           361,566
    Revisions                                                    472,259           575,173
    Production                                                   (52,433)          (47,265)
                                                                --------          --------

    Net proved reserves at December 31, 1999                     720,745           889,474
    Revisions                                                     82,135           (88,650)
    Production                                                   (52,686)          (48,907)
                                                                --------          --------

    Net proved reserves at December 31, 2000                     750,194           751,917
                                                                ========          ========

      As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.22 per barrel of NGLs and $7.80 per mcf of gas, discounted at 10% was approximately $5,217,000 and undiscounted was $10,234,000.

      Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                              For the years ended December 31,
                                                             ----------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                      (in thousands)
Oil and gas producing activities:
  Future cash inflows                                        $ 22,838    $ 17,942    $  3,279
  Future production costs                                     (12,604)    (10,399)     (2,609)
                                                             --------    --------    --------

                                                               10,234       7,543         670
  10% annual discount factor                                   (5,017)     (3,552)       (187)
                                                             --------    --------    --------

  Standardized measure of discounted future net cash flows   $  5,217    $  3,991    $    483
                                                             ========    ========    ========

                                                            For the years ended December 31,
                                                       ----------------------------------------
                                                           2000         1999          1998
                                                         --------     ---------     --------
                                                                   (in thousands)
  Oil and Gas Producing Activities:
    Oil and gas sales, net of production costs         $     (937)  $      (387)  $     (187)
    Net changes in prices and production costs              1,497         1,742       (1,792)
    Revisions of previous quantity estimates                  417         3,560         (381)
    Accretion of discount                                     399            48          268
    Changes in production rates, timing and other            (150)       (1,455)        (105)
                                                         --------     ---------     --------

    Change in present value of future net revenues          1,226         3,508       (2,197)
                                                         --------     ---------     --------

    Balance, beginning of year                              3,991           483        2,680
                                                         --------     ---------     --------

    Balance, end of year                               $    5,217   $     3,991   $      483
                                                        =========    ==========    =========

NOTE 8.      MAJOR CUSTOMERS

     The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                     2000          1999           1998
                                                   --------      --------       --------

              Plains Marketing, L.P.                  64%            62%            -
              Genesis Crude Oil, L.P.                  -              -            69%
              Western Gas Resources, Inc.              2%             3%           13%

      At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $78,327 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

      Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.       PARTNERSHIP AGREEMENT

      The following is a brief summary of the more significant provisions of the limited partnership agreement:

      Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues.

      Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

      Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $12,107,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
             AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                       Age at
                                    December 31,
       Name                             2000                       Position
       ----                             ----                       --------

Scott D. Sheffield                      48              President

Timothy L. Dove                         44              Executive Vice President, Chief
                                                          Financial Officer and Director

Dennis E. Fagerstone                    51              Executive Vice President and Director

Mark L. Withrow                         53              Executive Vice President, General
                                                          Counsel and Director

Danny Kellum                            46              Executive Vice President - Domestic
                                                          Operations and Director

Rich Dealy                              34              Vice President and Chief Accounting
                                                          Officer

      Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

      Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

      Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

      Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

      Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

      Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by Pioneer USA, the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 10% of the Program's acquisition, drilling and completion costs and approximately 15% during the first three years and approximately 20% after three years of its operating and general and administrative expenses. In return, they are allocated approximately 15% during the first three years and approximately 20% after three years of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers or employees of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 27 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                        2000          1999           1998
                                                   ------------- -------------  -------------
    Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                $ 210,287     $ 203,686      $199,461

    Reimbursement of general and administrative
      expenses                                     $  44,112     $  25,818      $ 20,639

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   1.   Financial statements

           The following are filed as part of this Report:

               Independent Auditors' Report

               Balance sheets as of December 31, 2000 and 1999

               Statements of operations for the years ended December 31, 2000,
                 1999 and 1998

               Statements of partners' capital for the years ended December 31,
                 2000, 1999 and 1998

               Statements of cash flows for the years ended December 31, 2000,
                 1999 and 1998

               Notes to financial statements

      2.   Financial statement schedules

           All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)   Reports on Form 8-K

None.

(c)   Exhibits

      The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PARKER & PARSLEY 90-C, L.P.

Dated: March 26, 2001               By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                -------------------------------
                                                Scott D. Sheffield, President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield               President of Pioneer USA                 March 26, 2001
-------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                  Executive Vice President, Chief          March 26, 2001
-------------------------------      Financial Officer and Director of
Timothy L. Dove                      Pioneer USA


/s/ Dennis E. Fagerstone             Executive Vice President and             March 26, 2001
-------------------------------      Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                  Executive Vice President, General        March 26, 2001
-------------------------------      Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                     Executive Vice President - Domestic      March 26, 2001
-------------------------------      Operations and Director of Pioneer
Danny Kellum                         USA


/s/ Rich Dealy                       Vice President and Chief Accounting      March 26, 2001
-------------------------------      Officer of Pioneer USA
Rich Dealy

                                     PARKER & PARSLEY 90-C, L.P.

                                INDEX TO EXHIBITS

      The following documents are incorporated by reference in response to Item 14(c):

     Exhibit No.                         Description                              Page
     -----------                         -----------                              ----

       3(a)               Form of Agreement of Limited Partnership                  -
                          of Parker & Parsley 90-C, L.P. incorporated
                          by reference to Exhibit A of the Post-Effective
                          Amendment No. 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(b)               Form of Limited Partner Subscription Agreement            -
                          incorporated by reference to Exhibit C of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Form of General Partner Subscription Agreement            -
                          incorporated by reference to Exhibit D of the
                          Post-Effective Amendment No. 1 of the
                          Partnership's Registration Statement on Form
                          S-1 (Registration No. 33-26097)

       4(b)               Power of Attorney incorporated by reference to            -
                          Exhibit B of Amendment No. 1 of the Partnership's
                          Registration Statement on Form S-1
                          (Registration No. 33-26097)

       4(c)               Specimen Certificate of Limited Partnership               -
                          Interest incorporated by reference to Exhibit 4c
                          of the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

      10(b)               Form of Development Drilling Program                      -
                          Agreement incorporated by reference to Exhibit
                          B of the Post-Effective Amendment No. 1 of
                          the Partnership's Registration Statement on
                          Form S-1 (Registration No. 33-26097)

                           PARKER & PARSLEY 90-C, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  713,977   $  666,799   $1,474,499   $  864,722   $  692,090   $1,063,396   $1,346,937
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $       --   $       --   $  298,622   $  127,213   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)              $  340,252   $  349,709   $  818,778   $  220,855   $ (416,064)  $  168,261   $  577,803
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
      Managing general
         partner                 $    3,403   $    3,497   $    8,188   $    2,209   $   (4,161)  $    1,683   $    5,778
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

      Limited partners           $  336,849   $  346,212   $  810,590   $  218,646   $ (411,903)  $  166,578   $  572,025
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net income
    (loss) per limited
    partnership interest         $    27.82   $    28.60   $    66.95   $    18.06   $   (34.02)  $    13.76   $    47.25
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $    21.18   $    28.51   $    65.37   $    18.04   $    17.30   $    47.53   $    51.98
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,732,709   $1,633,932   $1,636,242   $1,621,156   $1,617,114   $2,261,689   $2,664,141
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley Private Investment 90, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


    This document contains the following information concerning Parker & Parsley Private Investment 90, L.P.:

    o    A table containing:

         --       the aggregate initial investment by the limited partners

         -- the aggregate historical limited partner distributions through July 31, 2001

         -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

         --       the merger value per $1,000 limited partner investment

         -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

         -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

         --       the going concern value per $1,000 limited partner investment

         --       the liquidation value per $1,000 limited partner investment

         -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

    o    Information about:

         --       the legal opinion for the limited partners

         --       the term of the partnership

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

    o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

    o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                        $  10,970

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                    $   9,030

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer      $   3,360
USA(a), (b)

Merger Value per $1,000 Limited Partner Investment(b),(c)                                      $  307.98

Merger Value per $1,000 Limited Partner Investment as a Multiple of                                 3.28 times
Distributions for the past four quarterly distributions including the distribution in July 2001(b),(c)

Book Value per $1,000 Limited Partner Investment:

     --   as of June 30, 2001(c)                                                               $  163.59

     --   as of December 31, 2000(c)                                                           $  156.96

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                              $  287.97

Liquidation Value per $1,000 Limited Partner Investment(c),(e)                                 $  298.81

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial                     $     165
Investment(c),(f)

----------
(a) Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d) The going concern value for the partnership is based upon: (1) the sum of
    (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP, of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

    The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                       -2-

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                    June 30,       December 31,
                                                      2001             2000
                                                  -----------      -----------
                                                  (Unaudited)
                 ASSETS

Current assets:
  Cash                                            $   382,161      $   168,054
  Accounts receivable - oil and gas sales             136,254          197,750
                                                   ----------       ----------
        Total current assets                          518,415          365,804
                                                   ----------       ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method              8,474,146        8,464,366
Accumulated depletion                              (7,141,170)      (7,073,249)
                                                   ----------       ----------
        Net oil and gas properties                  1,332,976        1,391,117
                                                   ----------       ----------
                                                  $ 1,851,391      $ 1,756,921
                                                   ==========       ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                    $    34,418      $    13,453

Partners' capital:
  Managing general partner                             22,383           21,649
  Limited partners (274.25 interests)               1,794,590        1,721,819
                                                   ----------       ----------
                                                    1,816,973        1,743,468
                                                   ----------       ----------
                                                  $ 1,851,391      $ 1,756,921
                                                   ==========       ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                   Three months ended        Six months ended
                                        June 30,                 June 30,
                                ----------------------    ----------------------
                                   2001         2000         2001         2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 325,097    $ 354,405    $ 722,006    $ 692,013
  Interest                          2,673        3,526        5,593        5,952
                                 --------     --------     --------     --------
                                  327,770      357,931      727,599      697,965
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production          141,149      125,781      261,648      238,333
  General and administrative        8,129       11,169       19,906       21,297
  Depletion                        45,248       27,085       67,921       58,913
                                 --------     --------     --------     --------
                                  194,526      164,035      349,475      318,543
                                 --------     --------     --------     --------
Net income                      $ 133,244    $ 193,896    $ 378,124    $ 379,422
                                 ========     ========     ========     ========
Allocation of net income:
  Managing general partner      $   1,332    $   1,939    $   3,781    $   3,794
                                 ========     ========     ========     ========
  Limited partners              $ 131,912    $ 191,957    $ 374,343    $ 375,628
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $  480.99    $  699.94    $1,364.97    $1,369.66
                                 ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                  Managing
                                  general       Limited
                                  partner       partners        Total
                                 ----------    ----------    ----------

Balance at January 1, 2001       $   21,649    $1,721,819    $1,743,468

    Distributions                    (3,047)     (301,572)     (304,619)

    Net income                        3,781       374,343       378,124
                                  ---------     ---------     ---------

Balance at June 30, 2001         $   22,383    $1,794,590    $1,816,973
                                  =========     =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                              June 30,
                                                      ------------------------
                                                         2001          2000
                                                      ----------    ----------
Cash flows from operating activities:
  Net income                                          $  378,124    $  379,422
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                         67,921        58,913
  Changes in assets and liabilities:
        Accounts receivable                               61,496       (32,670)
        Accounts payable                                  20,965        11,585
                                                       ---------     ---------
         Net cash provided by operating activities       528,506       417,250
                                                       ---------     ---------
Cash flows used in investing activities:
  Additions to oil and gas properties                     (9,780)      (29,680)

Cash flows used in financing activities:
  Cash distributions to partners                        (304,619)     (367,336)
                                                       ---------     ---------
Net increase in cash                                     214,107        20,234
Cash at beginning of period                              168,054       174,341
                                                       ---------     ---------
Cash at end of period                                 $  382,161    $  194,575
                                                       =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley Private Investment 90, L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 4% to $722,006 for the six months ended June 30, 2001 as compared to $692,013 for the same period in 2000. The increase in revenues resulted from higher average prices received, offset by a decrease in production. For the six months ended June 30, 2001, 17,815 barrels of oil, 4,772 barrels of natural gas liquids ("NGLs") and 29,299 mcf of gas were sold, or 27,470 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 19,734 barrels of oil, 6,946 barrels of NGLs and 24,989 mcf of gas were sold, or 30,845 BOEs.

The average price received per barrel of oil increased $.36, or 1%, from $27.42 for the six months ended June 30, 2000 to $27.78 for the same period in 2001. The average price received per barrel of NGLs increased $3.03, or 22%, from $14.06 during the six months ended June 30, 2000 to $17.09 for the same period in 2001. The average price received per mcf of gas increased 132% from $2.14 during the six months ended June 30, 2000 to $4.97 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses increased to $349,475 for the six months ended June 30, 2001 as compared to $318,543 for the same period in 2000, an increase of $30,932, or 10%. This increase was due to higher production costs and depletion, offset by a decrease in general and administrative expenses ("G&A").

Production costs were $261,648 for the six months ended June 30, 2001 and $238,333 for the same period in 2000, resulting in a $23,315 increase, or 10%. The increase was the result of additional well maintenance and workover costs incurred to stimulate well production and higher production taxes due to higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 7%, from $21,297 for the six months ended June 30, 2000 to $19,906 for the same period in 2001, due to a decrease in audit and tax fees.

Depletion was $67,921 for the six months ended June 30, 2001 as compared to $58,913 for the same period in 2000, an increase of $9,008, or 15%. The increase was the result of a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 1,919 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 8% to $325,097 for the three months ended June 30, 2001 as compared to $354,405 for the same period in 2000. The decrease in revenues resulted from higher average prices received for gas and NGLs, offset by a decrease in production and lower average prices received for oil. For the three months ended June 30, 2001, 8,406 barrels of oil, 2,746 barrels of NGLs and 14,386 mcf of gas were sold, or 13,550 BOEs. For the three months ended June 30, 2000, 9,833 barrels of oil, 3,739 barrels of NGLs and 12,235 mcf of gas were sold, or 15,611 BOEs.

The average price received per barrel of oil decreased $.32, or 1%, from $27.56 for the three months ended June 30, 2000 to $27.24 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.02, or 7%, from $14.06 during the three months ended June 30, 2000 to $15.08 for the same period in 2001. The average price received per mcf of gas increased 51% to $3.81 during the three months ended June 30, 2001 from $2.52 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $194,526 for the three months ended June 30, 2001 as compared to $164,035 for the same period in 2000, an increase of $30,491, or 19%. This increase was due to increases in depletion and production costs, offset by a decrease in G&A.

Production costs were $141,149 for the three months ended June 30, 2001 and $125,781 for the same period in 2000 resulting in a $15,368 increase, or 12%. This increase was due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 27%, from $11,169 for the three months ended June 30, 2000 to $8,129 for the same period in 2001, primarily due to a lower allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Depletion was $45,248 for the three months ended June 30, 2001 as compared to $27,085 for the same period in 2000, an increase of $18,163, or 67%. This increase was attributable to a decrease in proved reserves during the period ended June 30, 2001 due to lower commodity prices, offset by a decrease in oil production of 1,427 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $111,256 during the six months ended June 30, 2001 from the same period ended June 30, 2000 This increase was due to an increase in oil and gas sales receipts of $29,634 and reductions in working capital of $103,546 and G&A expenses of $1,391, offset by an increase in production costs of $23,315. The increase in oil and gas receipts resulted from the increase in commodity prices during 2001 which contributed an additional $98,698 to oil and gas receipts, offset by $69,064 resulting from the decline in production during 2001 as compared to the same period in 2000. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and increased production taxes associated with higher oil and gas prices. The decrease in G&A was due to a decrease in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $304,619, of which $3,047 was distributed to the managing general partner and $301,572 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $367,336, of which $3,674 was distributed to the managing general partner and $363,662 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley Private Investment 90, L.P.
 (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley Private Investment 90, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley Private Investment 90, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                             Ernst & Young LLP


Dallas, Texas
March 9, 2001

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                            2000               1999
                                                         -----------        -----------
               ASSETS
               ------

Current assets:
  Cash                                                   $   168,054        $   174,341
  Accounts receivable - oil and gas sales                    197,750            117,410
                                                         -----------        -----------

          Total current assets                               365,804            291,751
                                                         -----------        -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                     8,464,366          8,438,988
Accumulated depletion                                     (7,073,249)        (6,916,963)
                                                         -----------        -----------

          Net oil and gas properties                       1,391,117          1,522,025
                                                         -----------        -----------

                                                         $ 1,756,921        $ 1,813,776
                                                         ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                           $    13,453        $    24,649

Partners' capital:
  Managing general partner                                    21,649             22,105
  Limited partners (274.25 interests)                      1,721,819          1,767,022
                                                         -----------        -----------

                                                           1,743,468          1,789,127
                                                         -----------        -----------

                                                         $ 1,756,921        $ 1,813,776
                                                         ===========        ===========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                                 2000              1999               1998
                                                              -----------       -----------       -----------
Revenues:

  Oil and gas                                                 $ 1,508,541       $   776,849       $   648,378
  Interest                                                         14,348             7,221             9,116
  Gain on disposition of assets                                     2,385                 -                 -
                                                              -----------       -----------       -----------

                                                                1,525,274           784,070           657,494
                                                              -----------       -----------       -----------

Costs and expenses:
  Oil and gas production                                          502,676           379,923           481,924
  General and administrative                                       41,729            29,997            20,196
  Impairment of oil and gas properties                             49,757                 -           373,422
  Depletion                                                       106,529           143,268           224,780
                                                              -----------       -----------       -----------

                                                                  700,691           553,188         1,100,322
                                                              -----------       -----------       -----------

Net income (loss)                                             $   824,583       $   230,882       $  (442,828)
                                                              ===========       ===========       ===========

Allocation of net income (loss):
  Managing general partner                                    $     8,246       $     2,309       $    (4,428)
                                                              ===========       ===========       ===========

  Limited partners                                            $   816,337       $   228,573       $  (438,400)
                                                              ===========       ===========       ===========

Net income (loss) per limited partnership interest            $  2,976.62       $    833.45       $ (1,598.54)
                                                              ===========       ===========       ===========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                                    Managing
                                                     general           Limited
                                                     partner           partners             Total
                                                   -----------        -----------        -----------
Partners' capital at January 1, 1998               $    29,418        $ 2,491,033        $ 2,520,451

   Distributions                                        (2,635)          (260,830)          (263,465)

   Net loss                                             (4,428)          (438,400)          (442,828)
                                                   -----------        -----------        -----------

Partners' capital at December 31, 1998                  22,355          1,791,803          1,814,158

   Distributions                                        (2,559)          (253,354)          (255,913)

   Net income                                            2,309            228,573            230,882
                                                   -----------        -----------        -----------

Partners' capital at December 31, 1999                  22,105          1,767,022          1,789,127

   Distributions                                        (8,702)          (861,540)          (870,242)

   Net income                                            8,246            816,337            824,583
                                                   -----------        -----------        -----------

Partners' capital at December 31, 2000             $    21,649        $ 1,721,819        $ 1,743,468
                                                   ===========        ===========        ===========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                 2000            1999              1998
                                                              ---------        ---------        ---------

Cash flows from operating activities:
  Net income (loss)                                           $ 824,583        $ 230,882        $(442,828)
  Adjustments to reconcile net income (loss)to
     net cash provided by operating activities:
       Impairment of oil and gas properties                      49,757                -          373,422
       Depletion                                                106,529          143,268          224,780
       Gain on disposition of assets                             (2,385)               -                -
  Changes in assets and liabilities:
       Accounts receivable                                      (80,340)         (50,462)          48,403
       Accounts payable                                         (11,196)           4,017           (8,903)
                                                              ---------        ---------        ---------

          Net cash provided by operating activities             886,948          327,705          194,874
                                                              ---------        ---------        ---------

Cash flows from investing activities:
  Additions to oil and gas properties                           (25,378)         (14,048)         (11,793)
  Proceeds from asset dispositions                                2,385            2,124           11,927
                                                              ---------        ---------        ---------

          Net cash provided by (used in) investing
            activities                                          (22,993)         (11,924)             134
                                                              ---------        ---------        ---------

Cash flows used in financing activities:
  Cash distributions to partners                               (870,242)        (255,913)        (263,465)
                                                              ---------        ---------        ---------

Net increase (decrease) in cash                                  (6,287)          59,868          (68,457)
Cash at beginning of year                                       174,341          114,473          182,930
                                                              ---------        ---------        ---------

Cash at end of year                                           $ 168,054        $ 174,341        $ 114,473
                                                              =========        =========        =========




   The accompanying notes are an integral part of these financial statements.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.         ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley Private Investment 90, L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non- partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally discounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $49,757 and $373,422 related to its proved oil and gas properties during 2000 and 1998, respectively.

NOTE 4.         INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $139,996 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                2000             1999            1998
                                                              ---------        ---------       ---------

Net income (loss) per statements of operations                $ 824,583        $ 230,882       $(442,828)
Depletion and depreciation for tax reporting purposes
   less than amounts for financial reporting purposes            93,056          131,771         204,399
Impairment of oil and gas properties for financial
   reporting purposes                                            49,757                -         373,422
Other, net                                                       (1,853)             432          13,939
                                                              ---------        ---------       ---------

   Net income per Federal income tax returns                  $ 965,543        $ 363,085       $ 148,932
                                                              =========        =========       =========

NOTE 5.         OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                           2000             1999              1998
                                        ----------        ---------        ----------

Development costs                       $   25,378        $  14,048        $   11,793
                                        ==========        =========        ==========

        Capitalized oil and gas properties consist of the following:

                                                      2000                1999
                                                   -----------        -----------

Proved properties:
   Property acquisition costs                      $    98,110        $    98,110
   Completed wells and equipment                     8,366,256          8,340,878
                                                   -----------        -----------

                                                     8,464,366          8,438,988
Accumulated depletion                               (7,073,249)        (6,916,963)
                                                   -----------        -----------

            Net oil and gas properties             $ 1,391,117        $ 1,522,025
                                                   ===========        ===========

NOTE 6.         RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                       2000            1999             1998
                                                     ---------       ---------       ---------

Payment of lease operating and supervision
  charges in accordance with standard industry
  operating agreements                               $ 186,568       $ 174,796       $ 187,435

Reimbursement of general and administrative
  expenses                                           $  37,554       $  23,205       $  16,483

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 90 Private Conv., L.P. ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                           Pioneer USA (1)         Partnership
                                                                           ---------------       ---------------
Revenues:
   Proceeds from disposition of depreciable and
     depletable properties -
        First three years                                                     14.141414%          85.858586%
        After three years                                                     19.191919%          80.808081%
   All other revenues -
        First three years                                                     14.141414%          85.858586%
        After three years                                                     19.191919%          80.808081%
Costs and expenses:
   Lease acquisition costs, drilling and completion costs                      9.090909%          90.909091%
   Operating costs, reporting and legal expenses and
     general and administrative expenses -
        First three years                                                     14.141414%          85.858586%
        After three years                                                     19.191919%          80.808081%

(1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7.         OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                                   Oil and NGLs         Gas
                                                      (bbls)           (mcf)
                                                   ------------      ---------

Net proved reserves at January 1, 1998                745,340          883,417
Revisions                                            (342,345)        (365,103)
Production                                            (49,468)         (54,218)
                                                    ---------        ---------

Net proved reserves at December 31, 1998              353,527          464,096
Revisions                                             394,885          538,864
Production                                            (46,335)         (47,331)
                                                    ---------        ---------

Net proved reserves at December 31, 1999              702,077          955,629
Revisions                                             172,617          (96,553)
Production                                            (52,913)         (49,484)
                                                    ---------        ---------

Net proved reserves at December 31, 2000              821,781          809,592
                                                    =========        =========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.49 per barrel of NGLs and $7.81 per mcf of gas, discounted at 10% was approximately $5,749,000 and undiscounted was $12,495,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.


                                                                        For the years ended December 31,
                                                                  -------------------------------------------
                                                                     2000            1999              1998
                                                                  ---------        ---------        ---------
                                                                                (in thousands)

Oil and gas producing activities:
   Future cash inflows                                            $  25,174        $  17,513        $   3,860
   Future production costs                                          (12,679)          (9,819)          (3,004)
                                                                  ---------        ---------        ---------

                                                                     12,495            7,694              856
   10% annual discount factor                                        (6,746)          (3,770)            (271)
                                                                  ---------        ---------        ---------

   Standardized measure of discounted future net cash flows       $   5,749        $   3,924        $     585
                                                                  =========        =========        =========

                                                            For the years ended December 31,
                                                       ----------------------------------------
                                                         2000            1999            1998
                                                       --------        --------        --------
                                                                    (in thousands)

Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs           $ (1,006)       $   (397)       $   (166)
  Net changes in prices and production costs              1,905           2,019          (1,974)
  Revisions of previous quantity estimates                1,043           2,961            (437)
  Accretion of discount                                     392              58             299
  Changes in production rates, timing and other            (509)         (1,302)           (128)
                                                       --------        --------        --------

  Change in present value of future net revenues          1,825           3,339          (2,406)
                                                       --------        --------        --------

  Balance, beginning of year                              3,924             585           2,991
                                                       --------        --------        --------

  Balance, end of year                                 $  5,749        $  3,924        $    585
                                                       ========        ========        ========

NOTE 8.         MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:


                                                     2000            1999             1998
                                                   --------        --------         --------

Plains Marketing, L.P.                                71%              69%               -
Genesis Crude Oil, L.P.                                -                -               64%
Western Gas Resources, Inc.                            3%               4%              17%

        At December 31, 2000, the amount receivable from Plains Marketing, L.P. was $93,082 which is included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.         PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. The managing general partner is also responsible for 1% of guaranty and loan commitment fees. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $10,970,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less commission, organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent that its share of revenues does not cover such costs.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 94% to $1,508,541 for 2000 as compared to $776,849 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 39,040 barrels of oil, 13,873 barrels of natural gas liquids ("NGLs") and 49,484 mcf of gas were sold, or 61,160 barrel of oil equivalents ("BOEs"). In 1999, 32,789 barrels of oil, 13,546 barrels of NGLs and 47,331 mcf of gas were sold, or 54,224 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.05, or 70%, from $17.30 in 1999 to $29.35 in 2000. The average price received per barrel of NGLs increased $6.36, or 67%, from $9.46 in 1999 to $15.82 in 2000. The average price received per mcf of gas increased 69% from $1.72 in 1999 to $2.90 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $700,691 as compared to $553,188 in 1999, an increase of $147,503, or 27%. The increase was primarily due to increases in the impairment of oil and gas properties, production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $502,676 in 2000 and $379,923 in 1999, resulting in a $122,753 increase, or 32%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 39% from $29,997 in 1999 to $41,729 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $37,554 in 2000 and $23,205 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $49,757 related to its oil and gas properties during 2000.

Depletion was $106,529 in 2000 as compared to $143,268 in 1999, representing a decrease of $36,739, or 26%. This decrease was primarily due to a 148,753 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices, offset by an increase in oil production of 6,251 barrels for the period ended December 31, 2000 compared to the same period in 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 20% to $776,849 from $648,378 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 32,789 barrels of oil, 13,546 barrels of NGLs and 47,331 mcf of gas were sold, or 54,224 BOEs. In 1998, 35,555 barrels of oil, 13,913 barrels of NGLs and 54,218 mcf of gas were sold, or 58,504 BOEs.

The average price received per barrel of oil increased $4.11, or 31%, from $13.19 in 1998 to $17.30 in 1999. The average price received per barrel of NGLs increased $2.69, or 40%, from $6.77 in 1998 to $9.46 in 1999. The average price received per mcf of gas increased 10% from $1.57 in 1998 to $1.72 in 1999.

Total costs and expenses decreased in 1999 to $553,188 as compared to $1,100,322 in 1998, a decrease of $547,134, or 50%. The decrease was primarily due to declines in the impairment of oil and gas properties, production costs and depletion, offset by an increase in G&A.

Production costs were $379,923 in 1999 and $481,924 in 1998, resulting in a $102,001 decrease, or 21%. The decrease was due to declines in well maintenance costs and ad valorem taxes.

During this period, G&A increased 49% from $20,196 in 1998 to $29,997 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $23,205 in 1999 and $16,483 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized a non-cash SFAS 121 charge of $373,422 related to its oil and gas properties during 1998.

Depletion was $143,268 in 1999 compared to $224,780 in 1998, representing a decrease of $81,512, or 36%. This decrease was the result of an increase in proved reserves of 266,736 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $559,243 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $738,819, offset by increases in production costs paid of $122,753, G&A expenses paid of $11,732 and working capital of $45,091. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $543,958 to oil and gas receipts and an increase of $194,861 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active properties.

Proceeds from asset dispositions of $2,385 and $2,124 recognized during 2000 and 1999, respectively, were due to equipment credits received on active properties.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $870,242, of which $8,702 was distributed to the managing general partner and $861,540 to the limited partners. In 1999, cash distributions to the partners were $255,913, of which $2,559 was distributed to the managing general partner and $253,354 to the limited partners.

                  PARKER & PARSLEY PRIVATE INVESTMENT 90, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                        Six months
                                          ended
                                         June 30,                             Years ended December 31,
                                 -----------------------   --------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales              $  722,006   $  692,013   $1,508,541   $  776,849   $  648,378   $1,043,119   $1,237,784
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties               $       --   $       --   $   49,757   $       --   $  373,422   $       --   $       --
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========


  Net income (loss)              $  378,124   $  379,422   $  824,583   $  230,882   $ (442,828)  $  403,823   $  571,998
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner               $    3,781   $    3,794   $    8,246   $    2,309   $   (4,428)  $    4,038   $    5,720
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners        $  374,343   $  375,628   $  816,337   $  228,573   $ (438,400)  $  399,785   $  566,278
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest         $ 1,364.97   $ 1,369.66   $ 2,976.62   $   833.45   $(1,598.54)  $ 1,457.74   $ 2,064.82
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest         $ 1,099.62   $ 1,326.02   $ 3,141.44   $   923.81   $   951.07   $ 2,289.37   $ 2,184.00
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                   $1,851,391   $1,837,447   $1,756,921   $1,813,776   $1,834,790   $2,549,986   $2,769,711
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

            PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001


                                   ----------


                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001


                                   ----------


     This document contains important information specific to Parker & Parsley 90 Spraberry Private Development, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 90 Spraberry Private Development, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $   5,200

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   3,954

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   1,617
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  310.90

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          4.39 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $  160.21

          --  as of December 31, 2000 (c)                                                     $  141.88

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  290.41

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  301.56

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     168
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2040, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                       June 30, 2001 and December 31, 2000

                                   (Unaudited)

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                       June 30,     December 31,
                                                         2001           2000
                                                     -----------    -----------
                                                     (Unaudited)
                ASSETS
Current assets:
  Cash                                               $   188,742    $    47,337
  Accounts receivable - oil and gas sales                 66,291         91,915
                                                      ----------     ----------
        Total current assets                             255,033        139,252
                                                      ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                 3,666,171      3,666,171
Accumulated depletion                                 (3,062,806)    (3,046,352)
                                                      ----------     ----------
        Net oil and gas properties                       603,365        619,819
                                                      ----------     ----------
                                                     $   858,398    $   759,071
                                                      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                       $    15,591    $    12,584

Partners' capital:
  Managing general partner                                 9,701          8,737
  Limited partners (130 interests)                       833,106        737,750
                                                      ----------     ----------
                                                         842,807        746,487
                                                      ----------     ----------
                                                     $   858,398    $   759,071
                                                      ==========     ==========


   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                  Three months ended        Six months ended
                                       June 30,                  June 30,
                                ----------------------    ----------------------
                                   2001         2000        2001          2000
                                ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                   $ 150,668    $ 139,968    $ 334,282    $ 273,886
  Interest                          1,268        1,364        2,341        2,496
                                 --------     --------     --------     --------
                                  151,936      141,332      336,623      276,382
                                 --------     --------     --------     --------
Costs and expenses:
  Oil and gas production           51,876       54,969      105,616      113,454
  General and administrative        4,521        4,356       10,895        8,721
  Depletion                         8,093        9,014       16,454       22,396
                                 --------     --------     --------     --------
                                   64,490       68,339      132,965      144,571
                                 --------     --------     --------     --------
Net income                      $  87,446    $  72,993    $ 203,658    $ 131,811
                                 ========     ========     ========     ========
Allocation of net income:
  Managing general partner      $     875    $     730    $   2,037    $   1,318
                                 ========     ========     ========     ========
  Limited partners              $  86,571    $  72,263    $ 201,621    $ 130,493
                                 ========     ========     ========     ========
Net income per limited
  partnership interest          $  665.93    $  555.87    $1,550.93    $1,003.79
                                 ========     ========     ========     ========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                          Managing
                                          general      Limited
                                          partner      partners       Total
                                         ---------    ----------    ----------


Balance at January 1, 2001               $   8,737    $  737,750    $  746,487

    Distributions                           (1,073)     (106,265)     (107,338)

    Net income                               2,037       201,621       203,658
                                          --------     ---------     ---------

Balance at June 30, 2001                 $   9,701    $  833,106    $  842,807
                                          ========     =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                           Six months ended
                                                               June 30,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Cash flows from operating activities:
   Net income                                          $  203,658    $  131,811
   Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depletion                                          16,454        22,396
   Changes in assets and liabilities:
        Accounts receivable                                25,624        (9,399)
        Accounts payable                                    3,007       (52,750)
                                                        ---------     ---------
          Net cash provided by operating activities       248,743        92,058
                                                        ---------     ---------
Cash flows used in investing activities:
   Additions to oil and gas properties                        -          (2,051)

Cash flows used in financing activities:
   Cash distributions to partners                        (107,338)     (161,017)
                                                        ---------     ---------
Net increase (decrease) in cash                           141,405       (71,010)
Cash at beginning of period                                47,337        84,843
                                                        ---------     ---------
Cash at end of period                                  $  188,742    $   13,833
                                                        =========     =========


       The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 90 Spraberry Private Development, L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Management's Discussion and Analysis of Financial Condition and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 22% to $334,282 for the six months ended June 30, 2001 as compared to $273,886 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs and an increase in production, offset by lower average prices received for oil. For the six months ended June 30, 2001, 8,138 barrels of oil, 2,371 barrels of natural gas liquids ("NGLs") and 14,921 mcf of gas were sold, or 12,996 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 7,948 barrels of oil, 2,767 barrels of NGLs and 9,984 mcf of gas were sold, or 12,379 BOEs.

The average price received per barrel of oil decreased slightly from $27.19 for the six months ended June 30, 2000 to $27.13 for the same period ended June 30, 2001. The average price received per barrel of NGLs increased $3.52, or 27%, from $13.22 during the six months ended June 30, 2000 to $16.74 for the same period in 2001. The average price received per mcf of gas increased 133% from $2.12 during the six months ended June 30, 2000 to $4.95 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses decreased to $132,965 for the six months ended June 30, 2001 as compared to $144,571 for the same period in 2000, a decrease of $11,606, or 8%. This decrease was attributable to declines in production costs and depletion, offset by an increase in general and administrative expenses ("G&A").

Production costs were $105,616 for the six months ended June 30, 2001 and $113,454 for the same period in 2000, a $7,838 decrease, or 7%. This decrease was primarily due to lower well maintenance costs, offset by increases in production taxes associated with higher oil and gas prices.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 25% from $8,721 for the six months ended June 30, 2000 to $10,895 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Depletion was $16,454 for the six months ended June 30, 2001 as compared to $22,396 for the same period in 2000, a decrease of $5,942, or 27%. This decrease was primarily the result of an increase in proved reserves on a significant well during the period ended June 30, 2001.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 8% to $150,668 for the three months ended June 30, 2001 as compared to $139,968 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas and NGLs, offset by a decline in production and lower average prices received for oil. For the three months ended June 30, 2001, production included 4,092 barrels of oil, 1,224 barrels of NGLs and 6,744 mcf of gas, or 6,440 BOEs. For the three months ended June 30, 2000, 3,809 barrels of oil, 1,691 barrels of NGLs and 6,034 mcf of gas were sold, or 6,506 BOEs.

The average price received per barrel of oil decreased $1.10, or 4%, from $27.40 for the three months ended June 30, 2000 to $26.30 for the three months ended June 30, 2001. The average price received per barrel of NGLs increased $1.93, or 16%, from $12.42 during the three months ended June 30, 2000 to $14.35 for the same period in 2001. The average price received per mcf of gas increased 56% to $3.78 during the three months ended June 30, 2001 from $2.42 during the same period in 2000.

Costs and Expenses:

Total costs and expenses decreased to $64,490 for the three months ended June 30, 2001 as compared to $68,339 for the same period in 2000, a decrease of $3,849, or 6%. This decrease was due to lower production costs and depletion, offset by an increase in G&A.

Production costs were $51,876 for the three months ended June 30, 2001 and $54,969 for the same period in 2000 resulting in a $3,093 decrease, or 6%. The decrease was primarily due to lower well maintenance costs.

During this period, G&A increased 4% from $4,356 for the three months ended June 30, 2000 to $4,521 for the same period in 2001, primarily due to a higher allocation of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Depletion was $8,093 for the three months ended June 30, 2001 as compared to $9,014 for the same period in 2000, a decrease of $921, or 10%. This decrease was primarily the result of an increase in proved reserves on a significant well during the period ended June 30, 2001.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $156,685 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was due to an increase in oil and gas sales receipts of $60,241 and reductions in working capital of $90,780 and production costs of $7,838, offset by an increase in G&A expenses of $2,174. The increase in oil and gas receipts resulted from the increase in gas and NGL prices of $37,922 during 2001 and an increase in production of $22,954, offset by a $635 decline in oil prices as compared to the same period in 2000. The decrease in production costs was primarily due to lower well maintenance costs, offset by increases in production taxes associated with higher oil and gas prices. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues and an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $107,338, of which $1,073 was distributed to the managing general partner and $106,265 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $161,017, of which $1,610 was distributed to the managing general partner and $159,407 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                           December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 90 Spraberry Private Development, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 90 Spraberry Private Development, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 90 Spraberry Private Development, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Ernst & Young LLP


Dallas, Texas
March 9, 2001

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31


                                                       2000             1999
                                                   -----------      -----------
              ASSETS
              ------

Current assets:
 Cash                                              $    47,337      $    84,843
 Accounts receivable - oil and gas sales                91,915           49,977
                                                   -----------      -----------

         Total current assets                          139,252          134,820
                                                   -----------      -----------

Oil and gas properties - at cost, based on the
 successful efforts accounting method                3,666,171        3,660,488
Accumulated depletion                               (3,046,352)      (3,005,158)
                                                   -----------      -----------

         Net oil and gas properties                    619,819          655,330
                                                   -----------      -----------

                                                   $   759,071      $   790,150
                                                   ===========      ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
 Accounts payable - affiliate                      $    12,584      $    81,557

Partners' capital:
 Managing general partner                                8,737            8,358
 Limited partners (130 interests)                      737,750          700,235
                                                   -----------      -----------

                                                       746,487          708,593
                                                   -----------      -----------

                                                   $   759,071      $   790,150
                                                   ===========      ===========


   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31


                                                          2000          1999          1998
                                                       ---------     ---------     ----------
Revenues:
  Oil and gas                                          $ 638,385     $ 345,743     $  275,856
  Interest                                                 5,441         3,213          3,779
  Gain on disposition of assets                               --            --            213
                                                       ---------     ---------     ----------

                                                         643,826       348,956        279,848
                                                       ---------     ---------     ----------

Costs and expenses:
  Oil and gas production                                 235,823       177,422        184,952
  General and administrative                              20,910        14,767         10,935
  Impairment of oil and gas properties                        --            --         90,823
  Depletion                                               41,194        84,045        126,372
                                                       ---------     ---------     ----------

                                                         297,927       276,234        413,082
                                                       ---------     ---------     ----------

Net income (loss)                                      $ 345,899     $  72,722     $ (133,234)
                                                       =========     =========     ==========

Allocation of net income (loss):
  Managing general partner                             $   3,459     $     727     $   (1,332)
                                                       =========     =========     ==========

  Limited partners                                     $ 342,440     $  71,995     $ (131,902)
                                                       =========     =========     ==========

Net income (loss) per limited partnership interest     $2,634.15     $  553.81     $(1,014.63)
                                                       =========     =========     ==========


   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL


                                             Managing
                                             general         Limited
                                             partner         partners           Total
                                           -----------      -----------      -----------

Partners' capital at January 1, 1998       $    11,813      $ 1,042,323      $ 1,054,136

  Distributions                                 (1,443)        (142,847)        (144,290)

  Net loss                                      (1,332)        (131,902)        (133,234)
                                           -----------      -----------      -----------

Partners' capital at December 31, 1998           9,038          767,574          776,612

  Distributions                                 (1,407)        (139,334)        (140,741)

  Net income                                       727           71,995           72,722
                                           -----------      -----------      -----------

Partners' capital at December 31, 1999           8,358          700,235          708,593

  Distributions                                 (3,080)        (304,925)        (308,005)

  Net income                                     3,459          342,440          345,899
                                           -----------      -----------      -----------

Partners' capital at December 31, 2000     $     8,737      $   737,750      $   746,487
                                           ===========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                           2000           1999           1998
                                                        ---------      ---------      ---------
Cash flows from operating activities:
  Net income (loss)                                     $ 345,899      $  72,722      $(133,234)
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Impairment of oil and gas properties                 --             --         90,823
          Depletion                                        41,194         84,045        126,372
          Gain on disposition of assets                        --             --           (213)
     Changes in assets and liabilities:
       Accounts receivable                                (41,938)       (22,812)        21,422
       Accounts payable                                   (68,973)        39,718         31,154
                                                        ---------      ---------      ---------

          Net cash provided by operating activities       276,182        173,673        136,324
                                                        ---------      ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties                      (5,683)        (2,042)        (7,821)
  Proceeds from asset dispositions                             --          3,269            213
                                                        ---------      ---------      ---------

          Net cash provided by (used in)
             investing activities                          (5,683)         1,227         (7,608)
                                                        ---------      ---------      ---------

Cash flows used in financing activities:
  Cash distributions to partners                         (308,005)      (140,741)      (144,290)
                                                        ---------      ---------      ---------

Net increase (decrease) in cash                           (37,506)        34,159        (15,574)
Cash at beginning of year                                  84,843         50,684         66,258
                                                        ---------      ---------      ---------

Cash at end of year                                     $  47,337      $  84,843      $  50,684
                                                        =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

        Parker & Parsley 90 Spraberry Private Development, L.P. (the "Partnership") was organized in 1990 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1991. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

        The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

        Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

        Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $90,823 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $43,760 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                            2000           1999          1998
                                                       ---------      ---------     ---------

Net income (loss) per statements of operations         $ 345,899      $  72,722     $(133,234)
Impairment of oil and gas properties for financial
  reporting purposes                                           -              -        90,823
Depletion, depreciation and amortization for tax
  reporting purposes less than amounts for
  financial reporting purposes                            36,539         79,135       110,651
Other, net                                               (76,555)        39,044        36,173
                                                       ---------      ---------     ---------

Net income per Federal income tax returns              $ 305,883      $ 190,901     $ 104,413
                                                       =========      =========     =========

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the net costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                         2000          1999       1998
                      ---------     ---------     ------

Development costs     $   5,683     $   2,042     $7,821
                      =========     =========     ======

        Capitalized oil and gas properties consist of the following:

                                        2000             1999
                                    -----------      -----------
Proved properties:
  Property acquisition costs        $    19,608      $    19,608
  Completed wells and equipment       3,646,563        3,640,880
                                    -----------      -----------

                                      3,666,171        3,660,488
Accumulated depletion                (3,046,352)      (3,005,158)
                                    -----------      -----------

  Net oil and gas properties        $   619,819      $   655,330
                                    ===========      ===========

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                          2000        1999        1998
                                                         -------     -------     -------
Payment of lease operating and supervision
  charges in accordance with standard industry
  operating agreements                                   $88,496     $85,512     $81,995

Reimbursement of general and administrative expenses     $18,935     $11,455     $ 9,241

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 90 Spraberry Private Conv., L.P. ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a limited partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                             Pioneer USA (1)   Partnership
                                                             ---------------   -----------
Revenues:
  Proceeds from disposition of depreciable and
    depletable properties -
      First three years                                         14.141414%      85.858586%
      After three years                                         19.191919%      80.808081%
  All other revenues -
      First three years                                         14.141414%      85.858586%
      After three years                                         19.191919%      80.808081%
Costs and expenses:
  Lease acquisition costs, drilling and completion costs         9.090909%      90.909091%
  Operating costs, reporting and legal expenses and
    general and administrative expenses -
      First three years                                         14.141414%      85.858586%
      After three years                                         19.191919%      80.808081%

    (1) Excludes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.

                                              Oil and NGLs          Gas
                                                 (bbls)            (mcf)
                                              ------------       --------

Net proved reserves at January 1, 1998           270,590          306,642
Revisions                                       (126,717)        (142,535)
Production                                       (20,835)         (24,095)
                                                --------         --------

Net proved reserves at December 31, 1998         123,038          140,012
Revisions                                        214,995          265,098
Production                                       (20,688)         (19,579)
                                                --------         --------

Net proved reserves at December 31, 1999         317,345          385,531
Revisions                                        122,969           18,001
Production                                       (22,593)         (22,121)
                                                --------         --------

Net proved reserves at December 31, 2000         417,721          381,411
                                                ========         ========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.12 per barrel of NGLs and $7.64 per mcf of gas, discounted at 10% was approximately $2,575,000 and undiscounted was $5,966,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                        For the years ended December 31,
                                                                  ------------------------------------------
                                                                    2000             1999             1998
                                                                  --------         --------         --------
                                                                                (in thousands)
Oil and gas producing activities:
  Future cash inflows                                             $ 12,670         $  7,807         $  1,314
  Future production costs                                           (6,704)          (4,572)          (1,058)
                                                                  --------         --------         --------

                                                                     5,966            3,235              256
  10% annual discount factor                                        (3,391)          (1,487)             (67)
                                                                  --------         --------         --------

  Standardized measure of discounted future net cash flows        $  2,575         $  1,748         $    189
                                                                  ========         ========         ========

                                                      For the years ended December 31,
                                                     ---------------------------------
                                                      2000         1999         1998
                                                     -------      -------      -------
                                                             (in thousands)
Oil and Gas Producing Activities:
  Oil and gas sales, net of production costs         $  (403)     $  (168)     $   (91)
  Net changes in prices and production costs             840          719         (692)
  Revisions of previous quantity estimates               844        1,623         (150)
  Accretion of discount                                  175           19          106
  Changes in production rates, timing and other         (629)        (634)         (48)
                                                     -------      -------      -------

  Change in present value of future net revenues         827        1,559         (875)
                                                     -------      -------      -------

  Balance, beginning of year                           1,748          189        1,064
                                                     -------      -------      -------

  Balance, end of year                               $ 2,575      $ 1,748      $   189
                                                     =======      =======      =======

NOTE 8. MAJOR CUSTOMERS

        The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                              2000       1999       1998
                                            --------   --------   --------
        Plains Marketing, L.P.                 56%         50%        -
        TEPPCO Crude Oil LLC                   10%         10%        -
        Genesis Crude Oil, L.P.                 -           -        47%
        Phillips Petroleum Company             17%         14%       12%
        Western Gas Resources, Inc.             2%          3%        9%

        At December 31, 2000, the amounts receivable from Plains Marketing, L.P., Phillips Petroleum Company and TEPPCO Crude Oil LLC were $29,695, $12,633 and $4,023, respectively, which are included in the caption "Accounts receivable
- oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.


NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the Partnership agreement:

        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Program and Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the Partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating, general and administrative expenses. The managing general partner is also responsible for 1% of guaranty and loan commitment fees. In return, it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The partners entered into subscription agreements for aggregate capital contributions of $5,200,000. Pioneer USA is required to contribute amounts equal to 1% of initial Partnership capital less commission and organization and offering costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent that its share of revenues does not cover such costs.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

In September 2000, restated financial statements for 1999 and 1998 were issued to the partners to correct a revenue allocation error for one well in the Partnership. The 1999 and 1998 amounts contained in the following discussion of financial condition and the results of operation are based on the restated amounts.

Results of operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 85% to $638,385 from 2000 as compared to $345,743 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 16,344 barrels of oil, 6,249 barrels of natural gas liquids ("NGLs") and 22,121 mcf of gas were sold, or 26,280 barrel of oil equivalents ("BOEs"). In 1999, 15,384 barrels of oil, 5,304 barrels of NGLs and 19,579 mcf of gas were sold, or 23,951 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.13, or 71%, from $17.04 in 1999 to $29.17 in 2000. The average price received per barrel of NGLs increased $5.86, or 60%, from $9.70 in 1999 to $15.56 in 2000. The average price received per mcf of gas increased 76% from $1.65 in 1999 to $2.91 in 2000. The market price for oil and gas has been extremely volatile in the past decade, and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Total costs and expenses increased in 2000 to $297,927 as compared to $276,234 in 1999, an increase of $21,693, or 8%. The increase was due to increases in production costs and general and administrative expenses ("G&A"), offset by a decline in depletion.

Production costs were $235,823 in 2000 and $177,422 in 1999, resulting in a $58,401 increase, or 33%. The increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 42% from $14,767 in 1999 to $20,910 in 2000, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $18,935 in 2000 and $11,455 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $41,194 in 2000 as compared to $84,045 in 1999, representing a decrease of $42,851, or 51%. This decrease was primarily due to a 106,156 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 25% to $345,743 from $275,856 in 1998. The increase in revenues resulted from higher average prices received and an increase in production. In 1999, 15,384 barrels of oil, 5,304 barrels of NGLs and 19,579 mcf of gas were sold, or 23,951 BOEs. In 1998, 15,196 barrels of oil, 5,639 barrels of NGLs and 24,095 mcf of gas were sold, or 24,851 BOEs.

The average price received per barrel of oil increased $3.98, or 30%, from $13.06 in 1998 to $17.04 in 1999. The average price received per barrel of NGLs increased $2.81, or 41%, from $6.89 in 1998 to $9.70 in 1999. The average price received per mcf of gas increased 3% from $1.60 in 1998 to $1.65 in 1999.

Gain on disposition of assets of $213 recognized during 1998 was related to equipment salvage received on a well plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $276,234 as compared to $413,082 in 1998, a decrease of $136,848, or 33%. The decrease was due to reductions in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $177,422 in 1999 and $184,952 in 1998, resulting in a $7,530 decrease, or 4%. The decrease was due to reductions in well maintenance costs and ad valorem taxes.

During this period, G&A increased 35% from $10,935 in 1998 to $14,767 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $11,455 in 1999 and $9,241 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $90,823 related to its oil and gas properties during 1998.

Depletion was $84,045 in 1999 compared to $126,372 in 1998, representing a decrease of $42,327, or 33%. This decrease was primarily due to an increase in proved reserves of 151,444 barrels of oil during 1999 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $102,509 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $294,870, offset by increases in production costs paid of $58,401, G&A expenses paid of $6,143 and working capital of $127,817. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $244,760 to oil and gas receipts and an increase of $50,110 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Provided by (Used in) Investing Activities

The Partnership's principal investing activities during 2000 and 1999 included expenditures related to equipment upgrades on active properties.

Proceeds from asset dispositions of $3,269 in 1999 were due to equipment credits received on active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $308,005, of which $3,080 was distributed to the managing general partner and $304,925 to the limited partners. In 1999, cash distributions to the partners were $140,741, of which $1,407 was distributed to the managing general partner and $139,334 to the limited partners.

             PARKER & PARSLEY 90 SPRABERRY PRIVATE DEVELOPMENT, L.P.


SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (Restated)   (Restated)
Operating results:
  Oil and gas sales                $  334,282   $  273,886   $  638,385   $  345,743   $  275,856   $  432,783   $  522,399
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --    $      --   $       --   $       --   $   90,823   $  257,009   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  203,658   $  131,811   $  345,899   $   72,722   $ (133,234)  $ (152,931)  $  203,213
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net
    income (loss):
         Managing general
           partner                 $    2,037   $    1,318   $    3,459   $      727   $   (1,332)  $   (1,529)  $    2,032
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

         Limited partners          $  201,621   $  130,493   $  342,440   $   71,995   $ (131,902)  $ (151,402)  $  201,181
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $ 1,550.93   $ 1,003.79   $ 2,634.15   $   553.81   $(1,014.63)  $(1,164.63)  $ 1,547.55
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $   817.42   $ 1,226.21   $ 2,345.58   $ 1,071.80   $ 1,098.82   $ 1,762.53   $ 1,836.00
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $  858,398   $  708,194   $  759,071   $  790,150   $  818,273   $1,064,821   $1,450,363
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 91-A, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


                 PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                  THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 91-A, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 91-A, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 91-A, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners(a)                                         $   11,620

Aggregate Historical Limited Partner Distributions through July 31, 2001(a)                     $    9,928

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding
Pioneer USA(a), (b)                                                                             $    4,665

Merger Value per $1,000 Limited Partner Investment(b), (c)                                      $   403.05

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the             3.66 times
past four quarterly distributions including the distribution in July 2001(b), (c)

Book Value per $1,000 Limited Partner Investment:

        -- as of June 30, 2001 (c)                                                              $   220.44

        -- as of December 31, 2000(c)                                                           $   206.61

Going Concern Value per $1,000 Limited Partner Investment(c), (d)                               $   378.03

Liquidation Value per $1,000 Limited Partner Investment(c), (e)                                 $   390.96

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment(c), (f)   $      158

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2041, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-38582-01


                           PARKER & PARSLEY 91-A, L.P.
             (Exact name of Registrant as specified in its charter)


                         Delaware                            75-2387572
         -----------------------------------------      ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
    --------------------------------------------------       ------------
         Address of principal executive offices)              (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 91-A, L.P.

                                TABLE OF CONTENTS


                                                                    Page
                          Part I. Financial Information

Item 1.    Financial Statements

           Balance Sheets as of June 30, 2001 and
              December 31, 2000...................................    3

           Statements of Operations for the three and six
             months ended June 30, 2001 and 2000..................    4

           Statement of Partners' Capital for the six months
             ended June 30, 2001..................................    5

           Statements of Cash Flows for the six months ended
             June 30, 2001 and 2000...............................    6

           Notes to Financial Statements..........................    7

Item 2.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations..................    7


                           Part II. Other Information

Item 6.    Exhibits and Reports on Form 8-K.......................   11

           Signatures.............................................   12

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                          Part 1. Financial Information

Item 1.       Financial Statements

                                 BALANCE SHEETS

                                                      June 30,      December 31,
                                                        2001            2000
                                                    -----------     -----------
                                                    (Unaudited)
                 ASSETS

Current assets:
  Cash                                              $   525,883     $   219,827
  Accounts receivable - oil and gas sales               196,699         255,270
                                                     ----------      ----------
        Total current assets                            722,582         475,097
                                                     ----------      ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method                9,711,990       9,710,132
Accumulated depletion                                (7,790,421)     (7,727,573)
                                                     -----------     ----------
        Net oil and gas properties                    1,921,569       1,982,559
                                                     ----------      ----------
                                                    $ 2,644,151     $ 2,457,656
                                                     ==========      ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                      $    56,776     $    32,513

Partners' capital:
  Managing general partner                               25,918          24,295
  Limited partners (11,620 interests)                 2,561,457       2,400,848
                                                     ----------      ----------
                                                      2,587,375       2,425,143
                                                     ----------      ----------
                                                    $ 2,644,151     $ 2,457,656
                                                     ==========      ==========


  The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                         Three months ended         Six months ended
                                              June 30,                  June 30,
                                       ----------------------    ----------------------
                                          2001         2000         2001         2000
                                       ---------    ---------    ---------    ---------
Revenues:
  Oil and gas                          $ 431,706    $ 453,778    $ 884,166    $ 878,201
  Interest                                 3,524        4,289        7,054        7,652
                                        --------     --------     --------     --------
                                         435,230      458,067      891,220      885,853
                                        --------     --------     --------     --------
Costs and expenses:
  Oil and gas production                 152,796      160,948      313,648      308,717
  General and administrative              11,109       21,632       32,165       32,098
  Depletion                               29,283       30,834       62,848       79,040
                                        --------     --------     --------     --------
                                         193,188      213,414      408,661      419,855
                                        --------     --------     --------     --------
Net income                             $ 242,042    $ 244,653    $ 482,559    $ 465,998
                                        ========     ========     ========     ========
Allocation of net income:
  Managing general partner             $   2,421    $   2,447    $   4,826    $   4,660
                                        ========     ========     ========     ========
  Limited partners                     $ 239,621    $ 242,206    $ 477,733    $ 461,338
                                        ========     ========     ========     ========
Net income per limited partnership
  interest                             $   20.62    $   20.84    $   41.11    $   39.70
                                        ========     ========     ========     ========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                      Managing
                                      general        Limited
                                      partner        partners        Total
                                     ----------     ----------     ----------

Balance at January 1, 2001           $   24,295     $2,400,848     $2,425,143

    Distributions                        (3,203)      (317,124)      (320,327)

    Net income                            4,826        477,733        482,559
                                      ---------      ---------      ---------

Balance at June 30, 2001             $   25,918     $2,561,457     $2,587,375
                                      =========      =========      =========



         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                            Six months ended
                                                                 June 30,
                                                         ----------------------
                                                            2001        2000
                                                         ---------    ---------
Cash flows from operating activities:
    Net income                                           $ 482,559    $ 465,998
    Adjustment to reconcile net income to net cash
       provided by operating activities:
          Depletion                                         62,848       79,040
    Changes in assets and liabilities:
          Accounts receivable                               58,571      (41,246)
          Accounts payable                                  24,263        4,575
                                                          --------     --------
            Net cash provided by operating activities      628,241      508,367
                                                          --------     --------
Cash flows from investing activities:
    Additions to oil and gas properties                     (1,858)     (18,953)
    Proceeds from asset disposition                            -          8,812
                                                          --------     --------
            Net cash used in investing activities           (1,858)     (10,141)
                                                          --------     --------
Cash flows used in financing activities:
    Cash distributions to partners                        (320,327)    (515,856)
                                                          --------     --------
Net increase (decrease) in cash                            306,056      (17,630)
Cash at beginning of period                                219,827      226,846
                                                          --------     --------
Cash at end of period                                    $ 525,883    $ 209,216
                                                          ========     ========


         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of organization

Parker & Parsley 91-A, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
              and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended
   June 30, 2000

Revenues:

The Partnership's oil and gas revenues increased slightly to $884,166 for the six months ended June 30, 2001 as compared to $878,201 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas, offset by a decline in production and a decline in the average prices received for oil and NGLs. For the six months ended June 30, 2001, 19,763 barrels of oil, 5,186 barrels of natural gas liquids ("NGLs") and 52,227 mcf of gas were sold, or 33,654 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 22,483 barrels of oil, 10,398 barrels of NGLs and 47,283 mcf of gas were sold, or 40,762 BOEs.

The average price received per barrel of oil decreased $.43, or 2%, from $27.85 for the six months ended June 30, 2000 to $27.42 for the same period ended June 30, 2001. The average price received per barrel of NGLs decreased $1.85, or 13%, from $13.94 during the six months ended June 30, 2000 to $12.09 for the same period in 2001. The average price received per mcf of gas increased 136% from $2.27 during the six months ended June 30, 2000 to $5.35 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Costs and Expenses:

Total costs and expenses decreased to $408,661 for the six months ended June 30, 2001 as compared to $419,855 for the same period in 2000, a decrease of $11,194, or 3%. This decrease was due to a decline in depletion, offset by increases in production costs and general and administrative expenses ("G&A").

Production costs were $313,648 for the six months ended June 30, 2001 and $308,717 for the same period in 2000 resulting in a $4,931 increase, or 2%. This increase is primarily due to additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased slightly from $32,098 for the six months ended June 30, 2000 to $32,165 for the same period in 2001, primarily due to an increase in audit and tax fees.

Depletion was $62,848 for the six months ended June 30, 2001 as compared to $79,040 for the same period in 2000, a decrease of $16,192 or 20%. This decrease was primarily due to a reduction in the Partnership's net depletable basis from charges taken in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS 121") during the fourth quarter of 2000 and a decline in oil production of 2,720 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $431,706 for the three months ended June 30, 2001 as compared to $453,778 for the same period in 2000. The decrease in revenues resulted from a decrease in production and lower average prices received for oil and NGLs, offset by higher average prices received for gas. For the three months ended June 30, 2001, 9,218 barrels of oil, 2,611 barrels of NGLs and 33,176 mcf of gas were sold, or 17,358 BOEs. For the three months ended June 30, 2000, 11,123 barrels of oil, 5,559 barrels of NGLs and 24,304 mcf of gas were sold, or 20,733 BOEs.

The average price received per barrel of oil decreased $1.06, or 4%, from $27.82 during the three months ended June 30, 2000 to $26.76 for the same period in 2001. The average price received per barrel of NGLs decreased $4.84, or 34%, from $14.20 during the three months ended June 30, 2000 to $9.36 for the same period in 2001. The average price received per mcf of gas increased 80% from $2.69 for the three months ended June 30, 2000 to $4.84 for the same period in 2001.

Costs and Expenses:

Total costs and expenses decreased to $193,188 for the three months ended June 30, 2001 as compared to $213,414 for the same period in 2000, a decrease of $20,226, or 9%. This decrease was due to declines in G&A, production costs and depletion.

Production costs were $152,796 for the three months ended June 30, 2001 and $160,948 for the same period in 2000 resulting in an $8,152 decrease, or 5%. This decrease was primarily due to lower well maintenance costs.

During this period, G&A decreased 49% from $21,632 for the three months ended June 30, 2000 to $11,109 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues and a decrease in audit, tax and monitoring fees.

Depletion was $29,283 for the three months ended June 30, 2001 as compared to $30,834 for the same period in 2000, a decrease of $1,551, or 5%. This decrease was due to a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 2000 and a decline in oil production of 1,905 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $119,874 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This increase was the result of a reduction in working capital of $119,505 and an increase of $5,367 in oil and gas sales receipts, offset by increases in production costs of $4,931 and G&A costs of $67. The increase in oil and gas receipts resulted from the increase in gas prices of $146,081 during 2001, offset by a decline of $111,110 in production and a $29,604 decline resulting from lower oil and NGL prices as compared to the same period in 2000. The increase in production costs was primarily due to higher well maintenance costs incurred to stimulate well production. The increase in G&A was primarily due to an increase in audit and tax fees.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the six months ended June 30, 2001 and 2000 were related to expenditures for oil and gas equipment upgrades on active properties.

Proceeds from asset dispositions of $8,812 were received during the six months ended June 30, 2000 on a temporarily abandoned well.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $320,327, of which $3,203 was distributed to the managing general partner and $317,124 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $515,856, of which $5,159 was distributed to the managing general partner and $510,697 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.



                           Part II. Other Information


Item 6.     Exhibits and Reports on Form 8-K

       (a)     Exhibits - none

       (b)     Reports on Form 8-K - none

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           PARKER & PARSLEY 91-A, L.P.

                                  By:      Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner




Dated:  August 6, 2001            By:      /s/ Rich Dealy
                                           ----------------------------------
                                           Rich Dealy, Vice President and
                                           Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-38582-01


                           PARKER & PARSLEY 91-A, L.P.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                                                  75-2387572
   -------------------------------                                               --------------------------
   (State or other jurisdiction of                                                  (I.R.S. Employer
   incorporation or organization)                                                Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                            75039
----------------------------------------------------------------                        -------------
          (Address of principal executive offices)                                        (Zip code)

       Registrant's Telephone Number, including area code: (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
                   Securities registered pursuant to Section
                               12(g) of the Act:
                LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)
                -----------------------------------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $11,575,000.

       As of March 8, 2001, the number of outstanding limited partnership interests was 11,620.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None

PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 91-A, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 11,620 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 38% and 16% were attributable to sales made to Plains Marketing, L.P. and TEPPCO Crude Oil LLC, respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2.    PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 48 oil and gas wells. One well has been plugged and abandoned. At December 31, 2000, the Partnership had 47 wells producing.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3.    LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5.    MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP
            DISTRIBUTIONS

At March 8, 2001, the Partnership had 11,620 outstanding limited partnership interests held of record by 724 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations are distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, distributions of $1,162,365 and $432,629, respectively, were made to the limited partners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                        2000            1999             1998            1997            1996
                                   -------------    -------------    ------------    -------------   -------------

Operating results:
-----------------
  Oil and gas sales                $   1,899,948    $   1,140,335    $    955,645    $   1,411,247   $   1,629,975
                                    ============     ============     ===========     ============    ============

  Impairment of oil and gas
    properties                     $      12,824    $      66,898    $    306,043    $     485,158   $          -
                                    ============     ============     ===========     ============    ============

  Net income (loss)                $   1,115,704    $     266,803    $   (280,631)   $      (7,029)  $     654,054
                                    ============     ============     ===========     ============    ============

  Allocation of net income
   (loss):
     Managing general partner      $      11,157    $       2,668    $     (2,806)   $         (70)  $       6,540
                                    ============     ============     ===========     ============    ============

     Limited partners              $   1,104,547    $     264,135    $   (277,825)   $      (6,959)  $     647,514
                                    ============     ============     ===========     ============    ============

  Limited partners' net income
    (loss) per limited
    partnership interest           $       95.06    $       22.73    $     (23.91)   $        (.60)  $       55.72
                                    ============     ============     ===========     ============    ============

  Limited partners' cash
    distributions per limited
    partnership interest           $      100.03    $       37.23    $      36.77    $       75.11   $       70.97
                                    ============     ============     ===========     ============    ============

At year end:
-----------
  Identifiable assets              $   2,457,656    $   2,531,606    $  2,667,803    $   3,402,546   $   4,289,878
                                    ============     ============     ===========     ============    ============

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 67% to $1,899,948 for 2000 as compared to $1,140,335 in 1999. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 2000, 43,704 barrels of oil, 20,425 barrels of natural gas liquids ("NGLs") and 94,315 mcf of gas were sold, or 79,848 barrel of oil equivalents ("BOEs"). In 1999, 44,203 barrels of oil, 20,617 barrels of NGLs and 100,615 mcf of gas were sold, or 81,589 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.33, or 70%, from $17.57 in 1999 to $29.90 in 2000. The average price received per barrel of NGLs increased $5.60, or 60%, from $9.34 in 1999 to $14.94 in 2000. The average price received per mcf of gas increased 80% from $1.70 in 1999 to $3.06 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

A gain on disposition of assets of $1,096 recognized during 1999 was from equipment credits received on one temporarily abandoned property.

Total costs and expenses decreased in 2000 to $802,130 as compared to $884,937 in 1999, a decrease of $82,807, or 9%. The decrease was due to declines in depletion, the impairment of oil and gas properties and general and administrative expenses ("G&A"), offset by an increase in production costs.

Production costs were $589,344 in 2000 and $514,994 in 1999, resulting in an increase of $74,350, or 14%. This increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 21% from $75,454 in 1999 to $59,962 in 2000. The Partnership paid the managing general partner $41,213 in 2000 and $34,110 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized non-cash charges of $12,824 and $66,898 related to its oil and gas properties during 2000 and 1999, respectively.

Depletion decreased in 2000 to $140,000 as compared to $227,591 in 1999, representing a decrease of $87,591, or 38%. This decrease was primarily due to a 127,977 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices and a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1999.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 19% to $1,140,335 from $955,645 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 44,203 barrels of oil, 20,617 barrels of NGLs and 100,615 mcf of gas were sold, or 81,589 BOEs. In 1998, 49,403 barrels of oil, 21,220 barrels of NGLs and 108,617 mcf of gas were sold, or 88,726 BOEs.

The average price received per barrel of oil increased $4.42, or 34%, from $13.15 in 1998 to $17.57 in 1999. The average price received per barrel of NGLs increased $2.90, or 45%, from $6.44 in 1998 to $9.34 in 1999. The average price received per mcf of gas increased 9% from $1.56 in 1998 to $1.70 in 1999.

A gain on disposition of assets of $1,096 recognized during 1999 was from equipment credits received on one temporarily abandoned property.

Total costs and expenses decreased in 1999 to $884,937 as compared to $1,247,302 in 1998, a decrease of $362,365, or 29%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $514,994 in 1999 and $535,948 in 1998, resulting in a decrease of $20,954, or 4%. This decrease resulted from declines in ad valorem taxes, well maintenance costs and workover costs, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 72% from $43,977 in 1998 to $75,454 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $34,110 in 1999 and $24,415 in 1998 for G&A incurred on behalf of the Partnership.

The Partnership recognized non-cash SFAS 121 charges of $66,898 and $306,043 related to its oil and gas properties during 1999 and 1998, respectively.

Depletion decreased in 1999 to $227,591 as compared to $361,334 in 1998. This represented a decrease of $133,743, or 37%. This decrease was the result of an increase in proved reserves of 281,767 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998 and a decline in oil production of 5,200 barrels for the period ended December 31, 1999 compared to the same period in 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $647,967 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $767,190 and a decline in G&A expenses paid of $15,492, offset by an increase in production costs paid of $74,350 and working capital of $60,365. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $804,227 to oil and gas receipts, offset by $37,037 resulting from the decline in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance costs incurred to stimulate well production.

Net Cash Used in Investing Activities

The Partnership's investing activities during 2000 and 1999 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $11,549 and $1,096 recognized during 2000 and 1999, respectively, were from the disposition of oil and gas equipment on active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $1,174,106, of which $11,741 was distributed to the managing general partner and $1,162,365 to the limited partners. In 1999, cash distributions to the partners were $436,999, of which $4,370 was distributed to the managing general partner and $432,629 to the limited partners.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                               Page
                                                                               ----

Financial Statements of Parker & Parsley 91-A, L.P.:
  Independent Auditors' Report.............................................      9
  Balance Sheets as of December 31, 2000 and 1999..........................     10
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998....................................................     11
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998.......................................     12
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998....................................................     13
  Notes to Financial Statements............................................     14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 91-A, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 91-A, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 91-A, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                 Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                                 2000                1999
                                                                            --------------      -------------
                 ASSETS
                 ------

Current assets:
  Cash                                                                      $      219,827      $     226,846
  Accounts receivable - oil and gas sales                                          255,270            177,988
                                                                             -------------       ------------

          Total current assets                                                     475,097            404,834
                                                                             -------------       ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                           9,710,132          9,701,521
Accumulated depletion                                                           (7,727,573)        (7,574,749)
                                                                             -------------       ------------

          Net oil and gas properties                                             1,982,559          2,126,772
                                                                             -------------       ------------

                                                                            $    2,457,656      $   2,531,606
                                                                             =============       ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Current liabilities:
  Accounts payable - affiliate                                              $       32,513      $      48,061

Partners' capital:
  Managing general partner                                                          24,295             24,879
  Limited partners (11,620 interests)                                            2,400,848          2,458,666
                                                                             -------------       ------------

                                                                                 2,425,143          2,483,545
                                                                             -------------       ------------

                                                                            $    2,457,656      $   2,531,606
                                                                             =============       ============
















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                                  2000              1999             1998
                                                             -------------     ------------     -------------

Revenues:
  Oil and gas                                                $   1,899,948     $  1,140,335     $     955,645
  Interest                                                          17,886           10,309            11,026
  Gain on disposition of assets                                        -              1,096               -
                                                              ------------      -----------      ------------

                                                                 1,917,834        1,151,740           966,671
                                                              ------------      -----------      ------------

Costs and expenses:
  Oil and gas production                                           589,344          514,994           535,948
  General and administrative                                        59,962           75,454            43,977
  Impairment of oil and gas properties                              12,824           66,898           306,043
  Depletion                                                        140,000          227,591           361,334
                                                              ------------      -----------      ------------

                                                                   802,130          884,937         1,247,302
                                                              ------------      -----------      ------------

Net income (loss)                                            $   1,115,704     $    266,803     $    (280,631)
                                                              ============      ===========      ============

Allocation of net income (loss):
  Managing general partner                                   $      11,157     $      2,668     $      (2,806)
                                                              ============      ===========      ============

  Limited partners                                           $   1,104,547     $    264,135     $    (277,825)
                                                              ============      ===========      ============

Net income (loss) per limited partners' interest             $       95.06     $      22.73     $      (23.91)
                                                              ============      ===========      ============














   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                               Managing
                                                               general           Limited
                                                               partner           partners            Total
                                                             -----------        -----------      ------------



Partners' capital at January 1, 1998                        $     33,702       $  3,332,223     $   3,365,925

     Distributions                                                (4,315)          (427,238)         (431,553)

     Net loss                                                     (2,806)          (277,825)         (280,631)
                                                             -----------        -----------      ------------

Partners' capital at December 31, 1998                            26,581          2,627,160         2,653,741

     Distributions                                                (4,370)          (432,629)         (436,999)

     Net income                                                    2,668            264,135           266,803
                                                             -----------        -----------      ------------

Partners' capital at December 31, 1999                            24,879          2,458,666         2,483,545

     Distributions                                               (11,741)        (1,162,365)       (1,174,106)

     Net income                                                   11,157          1,104,547         1,115,704
                                                             -----------        -----------      ------------

Partners' capital at December 31, 2000                      $     24,295       $  2,400,848     $   2,425,143
                                                             ===========        ===========      ============













   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31



                                                                 2000              1999             1998
                                                             ------------      ------------     ------------

Cash flows from operations:
  Net income (loss)                                          $  1,115,704      $    266,803     $   (280,631)
  Adjustment to reconcile net income (loss) to net
     cash provided by operating activities:
       Impairment of oil and gas properties                        12,824            66,898          306,043
       Depletion                                                  140,000           227,591          361,334
       Gain on disposition of assets                                   -             (1,096)              -
  Changes in assets and liabilities:
       Accounts receivable                                        (77,282)          (66,464)          54,318
       Accounts payable                                           (15,548)           33,999          (22,559)
                                                              -----------       -----------      -----------

         Net cash provided by operating
           activities                                           1,175,698           527,731          418,505
                                                              -----------       -----------      -----------

Cash flows from investing activities:
  Additions to oil and gas properties                             (20,160)          (23,360)         (15,294)
  Proceeds from asset disposition                                  11,549             1,096            5,617
                                                              -----------       -----------      -----------

         Net cash used in investing activities                     (8,611)          (22,264)          (9,677)
                                                              -----------       -----------      -----------

Cash flows used in financing activities:
  Cash distributions to partners                               (1,174,106)         (436,999)        (431,553)
                                                              -----------       -----------      -----------

Net increase (decrease) in cash                                    (7,019)           68,468          (22,725)
Cash at beginning of year                                         226,846           158,378          181,103
                                                              -----------       -----------      -----------

Cash at end of year                                          $    219,827      $    226,846     $    158,378
                                                              ===========       ===========      ===========










   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


NOTE 1.    ORGANIZATION AND NATURE OF OPERATIONS

       Parker & Parsley 91-A, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

       The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

       Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

       Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

       Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

       Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

       General and administrative expenses - General and administrative expenses are allocated, in part, to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

       Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

       Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

       Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3.    IMPAIRMENT OF LONG-LIVED ASSETS

       In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized non-cash impairment provisions of $12,824, $66,898 and $306,043 related to its proved oil and gas properties during 2000, 1999 and 1998, respectively.

NOTE 4.    INCOME TAXES

       The financial statement basis of the Partnership's net assets and liabilities was $946,627 greater than the tax basis at December 31, 2000.

       The following is a reconciliation of net income (loss) per statements of operations with the net income per Federal income tax returns for the years ended December 31:

                                                                 2000              1999              1998
                                                            -------------     -------------     ------------

Net income (loss) per statements of operations              $   1,115,704     $     266,803     $   (280,631)
Depletion and depreciation provisions for tax
   reporting purposes (greater than) less than
   amounts for financial reporting purposes                       120,160           106,971          (11,376)
Impairment of oil and gas properties for financial
   reporting purposes                                              12,824            66,898          306,043
Other, net                                                          8,901            (4,139)           8,462
                                                             ------------      ------------      -----------

     Net income per Federal income tax
       returns                                              $   1,257,589     $     436,533     $     22,498
                                                             ============      ============      ===========

NOTE 5.    OIL AND GAS PRODUCING ACTIVITIES

       The following is a summary of the costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                 2000              1999              1998
                                                            -------------     -------------     ------------

     Development costs                                      $      20,160     $      23,360     $     15,294
                                                             ============      ============      ===========

       Capitalized oil and gas properties consist of the following:

                                                                               2000                  1999
                                                                          --------------        -------------

     Property acquisition costs                                           $      343,666        $     343,666
     Completed wells and equipment                                             9,366,466            9,357,855
                                                                           -------------         ------------

                                                                               9,710,132            9,701,521
       Accumulated depletion                                                  (7,727,573)          (7,574,749)
                                                                           -------------         ------------

                Net oil and gas properties                                $    1,982,559        $   2,126,772
                                                                           =============         ============

NOTE 6.    RELATED PARTY TRANSACTIONS

       Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                   2000              1999             1998
                                                              --------------    --------------   --------------

   Payment of lease operating and supervision
     charges in accordance with standard industry
     operating agreements                                     $   202,739       $   213,969      $   210,197

   Reimbursement of general and administrative
     expenses                                                 $    41,213       $    34,110      $    24,415

       The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 91-A GP ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a general partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

       The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                           Pioneer USA (1)       Partnership (1)
                                                                           ---------------       ---------------

     Revenues:
       Proceeds from disposition of depreciable and depletable
         properties                                                           34.3434343%         65.6565657%
       All other revenues                                                     34.3434343%         65.6565657%

     Costs and expenses:
       Lease acquisition costs, drilling and completion costs
         and all other costs                                                  24.2424242%         75.7575758%
       Operating costs, reporting and legal expenses and
         general and administrative expenses                                  34.3434343%         65.6565657%

      (1) Includes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 45 limited partner interests owned by Pioneer USA.

NOTE 7.    OIL AND GAS INFORMATION (UNAUDITED)

       The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                                            Oil and NGLs              Gas
                                                                               (bbls)                (mcf)
                                                                           -------------          ------------


   Net proved reserves at January 1, 1998                                        909,941             1,063,660
   Revisions                                                                    (333,709)             (228,660)
   Production                                                                    (70,623)             (108,617)
                                                                           -------------          ------------

   Net proved reserves at December 31, 1998                                      505,609               726,383
   Revisions                                                                     430,559               692,465
   Production                                                                    (64,820)             (100,615)
                                                                           -------------          ------------

   Net proved reserves at December 31, 1999                                      871,348             1,318,233
   Revisions                                                                     171,624               199,837
   Production                                                                    (64,129)              (94,315)
                                                                           -------------          ------------

   Net proved reserves at December 31, 2000                                      978,843             1,423,755
                                                                           =============          ============

       As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.72 per barrel of oil, $12.21 per barrel of NGLs and $7.85 per mcf of gas, discounted at 10% was approximately $8,217,000 and undiscounted was $17,966,000.

       Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

      The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

      Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                          For the years ended December 31,
                                                                  ----------------------------------------------
                                                                       2000             1999            1998
                                                                  -------------    -------------   -------------
                                                                                   (in thousands)
Oil and gas producing activities:
   Future cash inflows                                            $      32,836    $      21,453   $       5,509
   Future production costs                                              (14,870)         (11,854)         (4,104)
                                                                   ------------     ------------    ------------

                                                                         17,966            9,599           1,405
   10% annual discount factor                                            (9,749)          (4,661)           (456)
                                                                   ------------     ------------    ------------

   Standardized measure of discounted future net cash flows       $       8,217    $       4,938   $         949
                                                                   ============     ============    ============

                                                                          For the years ended December 31,
                                                                  ----------------------------------------------
                                                                       2000             1999            1998
                                                                  -------------    -------------   -------------
                                                                                  (in thousands)
   Oil and Gas Producing Activities:
     Oil and gas sales, net of production costs                   $      (1,311)   $        (625)  $        (420)
     Net changes in prices and production costs                           3,414            2,743          (2,438)
     Revisions of previous quantity estimates                             1,558            3,245            (441)
     Accretion of discount                                                  494               95             391
     Changes in production rates, timing and other                         (876)          (1,469)            (48)
                                                                   ------------     ------------    ------------

     Change in present value of future net revenues                       3,279            3,989          (2,956)
                                                                   ------------     ------------    ------------

     Balance, beginning of year                                           4,938              949           3,905
                                                                   ------------     ------------    ------------

     Balance, end of year                                         $       8,217    $       4,938   $         949
                                                                   ============     ============    ============

NOTE 8.    MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership`s oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the years ended December 31:

                                                                2000              1999             1998
                                                              --------          --------         --------

                Plains Marketing, L.P.                           38%               36%                -
                TEPPCO Crude Oil LLC                             16%               17%                -
                Genesis Crude Oil, L.P.                           -                 -                52%
                Western Gas Resources, Inc.                       3%                5%               19%

       At December 31, 2000, the amounts receivable from Plains Marketing, L.P. and TEPPCO Crude Oil LLC were $64,973 and $19,274, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

       Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9.    PARTNERSHIP AGREEMENT

       The following is a brief summary of the more significant provisions of the limited partnership agreement:

       Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1%
       of the Partnership's acquisition, drilling and completion costs, and 1% of its operating and general and administrative expenses. In return it is allocated 1% of the Partnership's revenues.

          Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

          Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $11,620,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less sales commission costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III


ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                               Age at
                                             December 31,
        Name                                    2000                              Position
        ----                                    ----                              --------

Scott D. Sheffield                               48                 President

Timothy L. Dove                                  44                 Executive Vice President, Chief
                                                                      Financial Officer and Director

Dennis E. Fagerstone                             51                 Executive Vice President and Director

Mark L. Withrow                                  53                 Executive Vice President, General
                                                                      Counsel and Director

Danny Kellum                                     46                 Executive Vice President - Domestic
                                                                      Operations and Director

Rich Dealy                                       34                 Vice President and Chief Accounting
                                                                      Officer

         Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

       Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

       Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

       Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

       Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

       Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 25% of the Program's acquisition, drilling and completion costs and approximately 35% of its operating and general and administrative expenses. In return, they are allocated approximately 35% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers or employees of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 45 limited partner interests at January 1, 2001.

(b)    Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                2000               1999              1998
                                                             -----------        -----------       -----------
   Payment of lease operating and supervision
      charges in accordance with standard
      industry operating agreements                          $   202,739        $   213,969       $   210,197

   Reimbursement of general and administrative
      expenses                                               $    41,213        $    34,110       $    24,415

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation in oil and gas activities of the Program.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    1.     Financial statements

              The following are filed as part of this Report:

                    Independent Auditors' Report

                    Balance sheets as of December 31, 2000 and 1999

                    Statements of operations for the years ended December 31,
                      2000, 1999 and 1998

                    Statements of partners' capital for the years ended December
                      31, 2000, 1999 and 1998

                    Statements of cash flows for the years ended December 31,
                      2000, 1999 and 1998

                    Notes to financial statements

       2.     Financial statement schedules

              All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)    Reports on Form 8-K

None.

(c)    Exhibits

       The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PARKER & PARSLEY 91-A, L.P.

Dated:  March 26, 2001              By:   Pioneer Natural Resources USA, Inc.
                                            Managing General Partner


                                          By:   /s/ Scott D. Sheffield
                                                ------------------------------
                                                Scott D. Sheffield, President

       Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield                      President of Pioneer USA                            March 26, 2001
-------------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                         Executive Vice President, Chief                     March 26, 2001
-------------------------------------       Financial Officer and Director of
Timothy L. Dove                             Pioneer USA


/s/ Dennis E. Fagerstone                    Executive Vice President and                        March 26, 2001
-------------------------------------       Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                         Executive Vice President, General                   March 26, 2001
-------------------------------------       Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                            Executive Vice President - Domestic                March 26, 2001
-------------------------------------       Operations and Director of Pioneer
Danny Kellum                                USA


/s/ Rich Dealy                              Vice President and Chief Accounting                 March 26, 2001
-------------------------------------       Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 91-A, L.P.

                                INDEX TO EXHIBITS


       The following documents are incorporated by reference in response to Item 14(c):

Exhibit No.                              Description                                   Page
-----------                              -----------                                   ----

   3(a)                    Form of Agreement of Limited Partnership                       -
                           of Parker & Parsley 91-A, L.P. incorporated
                           by reference to Exhibit A of the Partnership's
                           Registration Statement on Form S-1
                           (Registration No. 33-38582) (hereinafter
                           called the Partnership's Registration Statement)

   4(b)                    Form of Limited Partner Subscription Agreement                 -
                           incorporated by reference to Exhibit C of the
                           Partnership's Registration Statement

   4(b)                    Form of General Partner Subscription Agreement                 -
                           incorporated by reference to Exhibit D of the
                           Partnership's Registration Statement

   4(b)                    Power of Attorney incorporated by reference to                 -
                           Exhibit B of the Partnership's Registration
                           Statement

   4(c)                    Specimen Certificate of Limited Partnership                  -
                           Interest incorporated by reference to Exhibit 4.3
                           of Amendment No. 2 of the Partnership's
                           Registration Statement

  10(b)                    Development Drilling Program Agreement                       -
                           incorporated by reference to Exhibit B of the
                           Partnership's Registration Statement

                           PARKER & PARSLEY 91-A, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                            Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  884,166   $  878,201   $1,899,948   $1,140,335   $  955,645   $1,411,247   $1,629,975
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $   12,824   $   66,898   $  306,043   $  485,158   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Net income (loss)                $  482,559   $  465,998   $1,115,704   $  266,803   $ (280,631)  $   (7,029)  $  654,054
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
   (loss):
     Managing general
       partner                     $    4,826   $    4,660   $   11,157   $    2,668   $   (2,806)  $      (70)  $    6,540
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

     Limited partners              $  477,733   $  461,338   $1,104,547   $  264,135   $ (277,825)  $   (6,959)  $  647,514
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per
    limited partnership
    interest                       $    41.11   $    39.70   $    95.06   $    22.73   $   (23.91)  $     (.60)  $    55.72
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    27.29   $    43.95   $   100.03   $    37.23   $    36.77   $    75.11   $    70.97
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $2,644,151   $2,486,323   $2,457,656   $2,531,606   $2,667,803   $3,402,546   $4,289,878
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                              IRVING, TEXAS 75039

                            SUPPLEMENTAL INFORMATION

                                       OF

           PARKER & PARSLEY 91-B, L.P., A DELAWARE LIMITED PARTNERSHIP

                                       TO


               PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2001

                                   ----------

     This document contains important information specific to Parker & Parsley 91-B, L.P., and supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc., by which Pioneer USA is soliciting proxies to be voted at a special meeting of limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Natural Resources Company for your partnership interests.


     This document contains the following information concerning Parker & Parsley 91-B, L.P.:

     o    A table containing:

          --   the aggregate initial investment by the limited partners

          -- the aggregate historical limited partner distributions through July 31, 2001

          -- the merger value attributable to partnership interests of limited partners, excluding Pioneer USA

          --   the merger value per $1,000 limited partner investment

          -- the merger value per $1,000 limited partner investment as a multiple of distributions for the past four quarterly distributions including the distribution in July 2001

          -- the book value per $1,000 limited partner investment as of June 30, 2001 and as of December 31, 2000

          --   the going concern value per $1,000 limited partner investment

          --   the liquidation value per $1,000 limited partner investment

          -- the ordinary tax loss per $1,000 limited partner investment in year of initial investment

     o    Information about:

          --   the legal opinion for the limited partners

          --   the term of the partnership

     o The partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the six months ended June 30, 2001

     o The partnership's annual report on Form 10-K, including management's discussion and analysis of financial condition and results of operations, for the year ended December 31, 2000

     o Selected historical financial data for the partnership for the six months ended June 30, 2001 and 2000 and the five years ended December 31, 2000

                           PARKER & PARSLEY 91-B, L.P.

                         SUPPLEMENTAL INFORMATION TABLE

Aggregate Initial Investment by the Limited Partners (a)                                      $  11,249

Aggregate Historical Limited Partner Distributions through July 31, 2001 (a)                  $   8,297

Merger Value Attributable to Partnership Interests of Limited Partners, Excluding Pioneer     $   5,003
USA (a), (b)

Merger Value per $1,000 Limited Partner Investment (b), (c)                                   $  445.11

Merger Value per $1,000 Limited Partner Investment as a Multiple of Distributions for the          3.73 times
past four quarterly distributions including the distribution in July 2001 (b), (c)

Book Value per $1,000 Limited Partner Investment:

          --  as of June 30, 2001 (c)                                                         $  170.62

          --  as of December 31, 2000 (c)                                                     $  160.69

Going Concern Value per $1,000 Limited Partner Investment (c), (d)                            $  417.84

Liquidation Value per $1,000 Limited Partner Investment (c), (e)                              $  431.87

Ordinary Tax Loss per $1,000 Limited Partner Investment in Year of Initial Investment         $     142
(c), (f)

----------

(a)  Stated in thousands.

(b) The merger value for the partnership is equal to the sum of the present value of estimated future net revenues from the partnership's estimated oil and gas reserves and its net working capital, in each case as of March 31, 2001, less its pro rata share, based on its reserve value, of the estimated expenses and fees of the mergers of all of the partnerships and less the cash distribution on July 13, 2001, by the partnership to its partners.

(c) Interests in some partnerships were sold in units at prices other than $1,000. We have presented this information based on a $1,000 initial investment for ease of use and comparison among partnerships. You should not assume that the amount shown per $1,000 investment is the same as the value or amount attributable to a single unit investment.

(d)  The going concern value for the partnership is based upon: (1) the sum of
     (A) the estimated net cash flow from the sale of the partnership's reserves during a 10-year operating period and (B) the estimated residual value from the sale of the partnership's remaining reserves at the end of the operating period, in each case using the same pricing and discount rate as in the merger value calculation, less (2)(A) partnership level general and administrative expenses, and (B) the cash distribution on July 13, 2001 by the partnership to its partners.

(e) The liquidation value for the partnership is based upon the sale of the partnership's reserves at the reserve value, less (1) liquidation expenses which are estimated to be the sum of (A) the partnership's pro rata share of the merger expenses and fees described in footnote (b) above and (B) 3% of the partnership's reserve value, and (2) the cash distribution on July 13, 2001 by the partnership to its partners. The liquidation expenses represent estimated costs to retain an investment banker or broker to sell the assets of the partnership and the legal and other closing costs associated with such transaction, including the wind-down costs of the partnership.

(f) Your ability to use your distributive share of the partnership's loss to offset your other income may have been subject to certain limitations at your level as a partner, and you may therefore wish to consult your tax advisor to determine the additional value, if any, actually realized by you in your particular circumstances.

          INFORMATION ABOUT THE LEGAL OPINION FOR THE LIMITED PARTNERS

     The partnership agreement for the partnership requires that special legal counsel render an opinion on behalf of the limited partners to Pioneer USA that neither the grant nor the exercise of the right to approve the merger of the partnership by its limited partners will adversely affect the federal income tax classification of the partnership or any of its limited partners. Although not required by the partnership agreement, the opinion will also state that neither the grant nor exercise of such right will result in the loss of any limited partner's limited liability. In addition, the counsel designated to render the opinion is not required to be counsel other than counsel to Pioneer USA or the partnership. Both the designated counsel and the legal opinion must be approved by the limited partners. Pioneer USA has retained Stradley Ronon Stevens & Young, LLP of Wilmington, Delaware, for the purpose of rendering this legal opinion on behalf of the limited partners to Pioneer USA. The merger proposals include an approval of that counsel and the form of its opinion. A copy of the opinion is attached as an exhibit to the merger proposals.

                  INFORMATION ABOUT THE TERM OF THE PARTNERSHIP

     The term of the partnership is until December 31, 2041, unless the partnership is earlier terminated in accordance with the applicable provisions of its partnership agreement.
                                      -2-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                  For the quarterly period ended June 30, 2001


                         Commission File No. 33-38582-02


                           PARKER & PARSLEY 91-B, L.P.
             (Exact name of Registrant as specified in its charter)


                         Delaware                             75-2397335
         -----------------------------------------      ---------------------
              (State or other jurisdiction of              (I.R.S. Employer
              incorporation or organization)            Identification Number)


     5205 N. O'Connor Blvd., Suite 1400, Irving, Texas          75039
     -------------------------------------------------       ------------
         (Address of principal executive offices)             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes / x / No / /

                           PARKER & PARSLEY 91-B, L.P.

                                TABLE OF CONTENTS


                                                                            Page
                          Part I. Financial Information
Item 1.     Financial Statements

            Balance Sheets as of June 30, 2001 and
               December 31, 2000.....................................    3

            Statements of Operations for the three and six
              months ended June 30, 2001 and 2000....................    4

            Statement of Partners' Capital for the six months
              ended June 30, 2001....................................    5

            Statements of Cash Flows for the six months ended
              June 30, 2001 and 2000.................................    6

            Notes to Financial Statements............................    7

Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations....................    7


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K.........................   11

            Signatures...............................................   12


                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                          Part 1. Financial Information

Item 1.       Financial Statements

                                 BALANCE SHEETS

                                                    June 30,      December 31,
                                                      2001            2000
                                                   -----------    -----------
                 ASSETS                            (Unaudited)

Current assets:
  Cash                                             $   484,839    $   185,644
  Accounts receivable - oil and gas sales              167,632        281,416
                                                    ----------     ----------
        Total current assets                           652,471        467,060
                                                    ----------     ----------
Oil and gas properties - at cost, based on the
  successful efforts accounting method               9,764,161      9,761,207
Accumulated depletion                               (8,439,325)    (8,398,807)
                                                    ----------     ----------
        Net oil and gas properties                   1,324,836      1,362,400
                                                    ----------     ----------
                                                   $ 1,977,307    $ 1,829,460
                                                    ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                     $    41,661    $     6,714

Partners' capital:
  Managing general partner                              16,324         15,195
  Limited partners (11,249 interests)                1,919,322      1,807,551
                                                    ----------     ----------
                                                     1,935,646      1,822,746
                                                    ----------     ----------
                                                   $ 1,977,307    $ 1,829,460
                                                    ==========     ==========



   The financial information included as of June 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                          Three months ended       Six months ended
                                               June 30,                June 30,
                                       ----------------------    ----------------------
                                          2001        2000         2001         2000
                                       ---------    ---------    ---------    ---------
Revenues:
   Oil and gas                         $ 350,850    $ 500,753    $ 732,727    $ 954,341
   Interest                                3,524        4,261        6,842        7,470
   Gain on disposition of assets             -          2,273          -          2,273
                                        --------     --------     --------     --------
                                         354,374      507,287      739,569      964,084
                                        --------     --------     --------     --------
Costs and expenses:
   Oil and gas production                152,544      134,063      277,327      280,019
   General and administrative              8,966       26,259       26,948       37,463
   Depletion                              18,734       20,045       40,518       42,010
                                        --------     --------     --------     --------
                                         180,244      180,367      344,793      359,492
                                        --------     --------     --------     --------
Net income                             $ 174,130    $ 326,920    $ 394,776    $ 604,592
                                        ========     ========     ========     ========
Allocation of net income:
   Managing general partner            $   1,742    $   3,269    $   3,948    $   6,046
                                        ========     ========     ========     ========
   Limited partners                    $ 172,388    $ 323,651    $ 390,828    $ 598,546
                                        ========     ========     ========     ========
Net income per limited partnership
   interest                            $   15.32    $   28.77    $   34.74    $   53.21
                                        ========     ========     ========     ========






         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)




                                      Managing
                                      general      Limited
                                      partner      partners       Total
                                     ---------    ----------    ----------
Balance at January 1, 2001           $  15,195    $1,807,551    $1,822,746

    Distributions                       (2,819)     (279,057)     (281,876)

    Net income                           3,948       390,828       394,776
                                      --------     ---------     ---------

Balance at June 30, 2001             $  16,324    $1,919,322    $1,935,646
                                      ========     =========     =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Six months ended
                                                               June 30,
                                                      -------------------------
                                                         2001           2000
                                                      ----------     ----------
Cash flows from operating activities:
   Net income                                         $  394,776     $  604,592
   Adjustment to reconcile net income to net cash
      provided by operating activities:
        Depletion                                         40,518         42,010
        Gain on disposition of assets                        -           (2,273)
   Changes in assets and liabilities:
        Accounts receivable                              113,784        (61,382)
        Accounts payable                                  34,947         13,131
                                                       ---------      ---------
        Net cash provided by operating activities        584,025        596,078
                                                       ---------      ---------
Cash flows from investing activities:
   Additions to oil and gas properties                    (3,087)        (6,482)
   Proceeds from asset dispositions                          133          2,273
                                                       ---------      ---------
        Net cash used in investing activities             (2,954)        (4,209)
                                                       ---------      ---------
Cash flows used in financing activities:
   Cash distributions to partners                       (281,876)      (554,017)
                                                       ---------      ---------
Net increase in cash                                     299,195         37,852
Cash at beginning of period                              185,644        213,165
                                                       ---------      ---------
Cash at end of period                                 $  484,839     $  251,017
                                                       =========      =========




         The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2001
                                   (Unaudited)

Note 1.     Organization and nature of operations

Parker & Parsley 91-B, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

Note 2.     Basis of presentation

In the opinion of management, the unaudited financial statements of the Partnership as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the June 30, 2000 financial statements to conform to the June 30, 2001 financial statement presentations.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

Item 2.     Management's Discussion and Analysis of Financial Condition
               and Results of Operations (1)

Results of Operations

Six months ended June 30, 2001 compared with six months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 23% to $732,727 for the six months ended June 30, 2001 as compared to $954,341 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a decline in the average price received for oil, offset by higher average prices received for gas and NGLs. For the six months ended June 30, 2001, 17,901 barrels of oil,

6,251 barrels of natural gas liquids ("NGLs") and 28,144 mcf of gas were sold, or 28,843 barrel of oil equivalents ("BOEs"). For the six months ended June 30, 2000, 24,467 barrels of oil, 11,016 barrels of NGLs and 42,828 mcf of gas were sold, or 42,621 BOEs.

The average price received per barrel of oil decreased $.65, or 2%, from $28.58 for the six months ended June 30, 2000 to $27.93 for the same period in 2001. The average price received per barrel of NGLs increased $1.23, or 8%, from $14.84 during the six months ended June 30, 2000 to $16.07 for the same period in 2001. The average price received per mcf of gas increased 120% from $2.14 during the six months ended June 30, 2000 to $4.70 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the six months ended June 30, 2001.

Gain on disposition of assets of $2,273 was recognized during the six months ended June 30, 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses decreased to $344,793 for the six months ended June 30, 2001 as compared to $359,492 for the same period in 2000, a decrease of $14,699, or 4%. This decrease was due to declines in general and administrative expenses ("G&A"), production costs and depletion.

Production costs were $277,327 for the six months ended June 30, 2001 and $280,019 for the same period in 2000 resulting in a $2,692 decrease, or 1%. This decrease was primarily the result of a decline in workover costs, offset by an increase in well maintenance costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 28% from $37,463 for the six months ended June 30, 2000 to $26,948 for the same period in 2001. The decline was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues for the six months ended June 30, 2001 as compared to the same period in 2000.

Depletion was $40,518 for the six months ended June 30, 2001 as compared to $42,010 for the same period in 2000, a decrease of $1,492, or 4%. This decrease was primarily due to a decline in oil production of 6,566 barrels for the six months ended June 30, 2001 as compared to the same period in 2000.

Three months ended June 30, 2001 compared with three months ended June 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 30% to $350,850 for the three months ended June 30, 2001 as compared to $500,753 for the same period in 2000. The decrease in revenues resulted from a decrease in production and a decline in the average price received for oil, offset by higher average prices received for gas and NGLs. For the three months ended June 30, 2001, 8,311 barrels of oil, 4,242 barrels of NGLs and 17,521 mcf of gas were sold, or 15,473 BOEs. For the three months ended June 30, 2000, 12,405 barrels of oil, 6,040 barrels of NGLs and 23,026 mcf of gas were sold, or 22,283 BOEs.

The average price received per barrel of oil decreased $1.72, or 6%, from $28.62 for the three months ended June 30, 2000 to $26.90 for the same period in 2001. The average price received per barrel of NGLs increased $.32, or 2%, from $14.61 during the three months ended June 30, 2000 to $14.93 for the same period in 2001. The average price received per mcf of gas increased 46% from $2.50 during the three months ended June 30, 2000 to $3.65 in 2001.

Gain on disposition of assets of $2,273 was recognized during the three months ended June 30, 2000 from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses decreased to $180,244 for the three months ended June 30, 2001 as compared to $180,367 for the same period in 2000, a decrease of $123. This decrease was due to declines in G&A and depletion, offset by an increase in production costs.

Production costs were $152,544 for the three months ended June 30, 2001 and $134,063 for the same period in 2000 resulting in an $18,481 increase, or 14%. This increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production.

During this period, G&A decreased 66% from $26,259 for the three months ended June 30, 2000 to $8,966 for the same period in 2001. The decline was due to less G&A being allocated due to lower oil and gas revenues for the three months ended June 30, 2001 as compared to the same period in 2000 and declines in audit, tax and monitoring fees.

Depletion was $18,734 for the three months ended June 30, 2001 as compared to $20,045 for the same period in 2000, a decrease of $1,311, or 7%. This decrease was primarily due to a decrease in oil production of 4,094 barrels for the three months ended June 30, 2001 as compared to the same period in 2000.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased $12,053 during the six months ended June 30, 2001 from the same period ended June 30, 2000. This decrease was due to a decline in oil and gas sales receipts of $222,242, offset by declines in production costs of $2,692, G&A expenses paid of $10,515 and working capital of $196,982. The decrease in oil and gas receipts resulted from a decline of $328,981 in production during 2001 as compared to the same period in 2000 and a decline in oil prices of $16,400, offset by an increase in gas and

NGL prices of $123,139 during 2001. The decrease in production costs was primarily due to lower workover costs, offset by an increase in well maintenance costs incurred to stimulate well production. The decrease in G&A was primarily due to lower G&A being allocated due to decreased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's investing activities for the six months ended June 30, 2001 and 2000 were related to the upgrades of oil and gas equipment on active properties.

Proceeds from asset dispositions of $133 and $2,273 incurred during the six months ended June 30, 2001 and 2000, respectively, were related to equipment credits on active wells.

Net Cash Used in Financing Activities

For the six months ended June 30, 2001, cash distributions to the partners were $281,876, of which $2,819 was distributed to the managing general partner and $279,057 to the limited partners. For the same period ended June 30, 2000, cash distributions to the partners were $554,017, of which $5,540 was distributed to the managing general partner and $548,477 to the limited partners.

For the three months ended June 30, 2001, no distributions were made by the partnership to its partners. Subsequent to June 30, 2001 the cash distribution that otherwise would have been mailed to partners in late June was made to holders of record as of July 9, 2001 and was mailed on July 13, 2001. For further information, see "Proposal to acquire partnerships" below.

Proposal to acquire partnerships

On June 29, 2001, Pioneer Natural Resources Company ("Pioneer") filed with the Securities and Exchange Commission Amendment No. 1 to the Form S-4 Registration Statement (File No. 333- 59094) (the "preliminary proxy statement/prospectus"), which proposes an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and 46 Parker & Parsley limited partnerships. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA upon the closing of the transactions described in the preliminary proxy statement/prospectus, and the partnership interests of each such partnership will be converted into the right to receive Pioneer common stock. The Partnership is one of the 46 Parker & Parsley limited partnerships that will be asked to approve the agreement and plan of merger. The preliminary proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

Pioneer USA will solicit proxies from limited partners to approve the mergers only when the proxy statement/prospectus is final and declared effective. No solicitation will be made using preliminary materials. Nonetheless, copies of the preliminary proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission, when it is finalized, because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the preliminary and (when filed) final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           Part II. Other Information

Item 6.     Exhibits and Reports on Form 8-K

       (a)    Exhibits - none

       (b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PARKER & PARSLEY 91-B, L.P.

                                 By:      Pioneer Natural Resources USA, Inc.,
                                           Managing General Partner




Dated:  August 8, 2001           By:      /s/ Rich Dealy
                                          ------------------------------------
                                          Rich Dealy, Vice President and
                                          Chief Accounting Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                         COMMISSION FILE NO. 33-38582-02


                           PARKER & PARSLEY 91-B, L.P.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                          75-2397335
--------------------------------------               ----------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)


1400 WILLIAMS SQUARE WEST, 5205 N. O'CONNOR BLVD., IRVING, TEXAS                        75039
----------------------------------------------------------------                      -------------
          (Address of principal executive offices)                                     (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                 LIMITED PARTNERSHIP INTERESTS ($1,000 PER UNIT)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES / X / NO / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / X /

No market currently exists for the limited partnership interests of the Registrant. Based on the original purchase price, the aggregate market value of limited partnership interests owned by non-affiliates of the Registrant is $11,239,000.

      As of March 8, 2001, the number of outstanding limited partnership interests was 11,249.

 The following documents are incorporated by reference into the indicated parts of this Annual Report on Form 10-K: None


PARTS I AND II OF THIS ANNUAL REPORT ON FORM 10-K (THE "REPORT") CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE ACTUAL EVENTS AND RESULTS WILL NOT BE MATERIALLY DIFFERENT THAN THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SEE "ITEM 1. BUSINESS" FOR A DESCRIPTION OF VARIOUS FACTORS THAT COULD MATERIALLY AFFECT THE ABILITY OF THE PARTNERSHIP TO ACHIEVE THE ANTICIPATED RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS.

                                     PART I

ITEM 1.    BUSINESS

Parker & Parsley 91-B, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA"). Pioneer USA is a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). As of March 8, 2001, the Partnership had 11,249 limited partnership interests outstanding.

The Partnership does not have any employees of its own. Pioneer USA employs 701 persons, many of whom dedicated a part of their time to the conduct of the Partnership's business during the period for which this Report is filed. Pioneer USA is responsible for all management functions.

The Partnership engages in oil and gas development and production and is not involved in any industry segment other than oil and gas. The Partnership's production is geographically concentrated in West Texas.

The principal markets during 2000 for the oil produced by the Partnership were refineries and oil transmission companies that have facilities near the Partnership's oil producing properties. During 2000, Pioneer USA marketed the Partnership's gas to a variety of purchasers, none of which accounted for 10% or more of the Partnership's oil and gas revenues. Of the Partnership's total oil and gas revenues for 2000, approximately 48% and 22% were attributable to sales made to Mobil Oil Corporation and Plains Marketing, L.P., respectively. Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on its ability to sell its oil, natural gas liquids ("NGLs") and gas production.

The Partnership's revenues, profitability, cash flow and future rate of growth are highly dependent on the prevailing prices of oil and gas, which are affected by numerous factors beyond the Partnership's control. Oil and gas prices historically have been very volatile. A substantial or extended decline in the prices of oil or gas could have a material adverse effect on the Partnership's revenues, profitability and cash flow and could, under certain circumstances, result in a reduction in the carrying value of the Partnership's oil and gas properties.

Oil and gas production operations are subject to various types of regulations by local, state and federal agencies. The Partnership's operations are also subject to state conservation laws and regulations, including the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of wells. Each state generally imposes a production or severance tax with respect to production and sale of oil and gas within their respective jurisdictions. Noncompliance with the laws and regulations may subject the Partnership to penalties, damages or other liabilities and compliance may increase the cost of the Partnership's operations.
The oil and gas business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose the Partnership to substantial liability due to pollution and other environmental damages. Although the Partnership believes that its business operations do not impair environmental quality and that its costs of complying with any applicable environmental regulations are not currently significant, the Partnership cannot predict what, if any, effect these environmental regulations may have on its current or future operations.

Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves.

No material part of the Partnership's business is seasonal and the Partnership conducts no foreign operations.

ITEM 2. PROPERTIES

The Partnership's properties consist of leasehold interests in properties on which oil and gas wells are located. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests.

Fractional working interests in developmental oil and gas prospects located primarily in the Spraberry Trend Area of West Texas were acquired by the Partnership, resulting in the Partnership's participation in the drilling of 29 oil and gas wells. At December 31, 2000, the Partnership had 29 producing oil and gas wells.

For information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998, see Note 7 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" below. Such reserves have been evaluated by Williamson Petroleum Consultants, Inc., an independent petroleum consultant.

ITEM 3. LEGAL PROCEEDINGS

The Partnership from time to time is a party to various legal proceedings incidental to its business involving claims in oil and gas leases or interests, other claims for damages in amounts not in excess of 10% of its current assets and other matters, none of which Pioneer USA believes to be material to the Partnership.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the partners during the fourth quarter of 2000.

                                     PART II


ITEM 5. MARKET FOR LIMITED PARTNERSHIP INTERESTS AND LIMITED PARTNERSHIP DISTRIBUTIONS

At March 8, 2001, the Partnership had 11,249 outstanding limited partnership interests held of record by 677 subscribers. There is no established public trading market for the limited partnership interests. Under the limited partnership agreement, Pioneer USA has made certain commitments to purchase partnership interests at a computed value.

Revenues which, in the sole judgement of the managing general partner, are not required to meet the Partnership's obligations will be distributed to the partners at least quarterly in accordance with the limited partnership agreement. During the years ended December 31, 2000 and 1999, $1,324,583 and $481,274, respectively, of such revenue-related distributions were made to the limited partners.

ITEM 6.   SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the years ended December 31:

                                       2000            1999             1998             1997         1996
                                 --------------   -------------   --------------   --------------   ----------
Operating results:
-------------------
  Oil and gas sales              $    2,046,224   $   1,136,073   $      873,012   $    1,273,373   $1,632,595
                                 ==============   =============   ==============   ==============   ==========

  Impairment of oil and gas
     properties                  $           --   $          --   $      295,542   $      323,078   $       --
                                 ==============   =============   ==============   ==============   ==========

  Net income (loss)              $    1,354,094   $     490,669   $     (177,905)  $      222,730   $  924,002
                                 ==============   =============   ==============   ==============   ==========

  Allocation of net income
    (loss):
      Managing general partner   $       13,541   $       4,907   $       (1,779)  $        2,227   $    9,240
                                 ==============   =============   ==============   ==============   ==========

      Limited partners           $    1,340,553   $     485,762   $     (176,126)  $      220,503   $  914,762
                                 ==============   =============   ==============   ==============   ==========

  Limited partners' net
     income (loss) per limited
     partnership interest        $       119.17   $       43.18   $       (15.66)  $        19.60   $    81.32
                                 ==============   =============   ==============   ==============   ==========

  Limited partners' cash
     distributions per limited
     partnership interest        $       117.75   $       42.78   $        36.76   $        75.32   $    84.40
                                 ==============   =============   ==============   ==============   ==========

At year end:
-------------
  Identifiable assets            $    1,829,460   $   1,843,803   $    1,820,336   $    2,424,808   $3,051,464
                                 ==============   =============   ==============   ==============   ==========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

2000 compared to 1999

The Partnership's oil and gas revenues increased 80% to $2,046,224 for 2000 as compared to $1,136,073 in 1999. The increase in revenues resulted from higher average prices received and an increase in production. In 2000, 47,684 barrels of oil, 21,866 barrels of natural gas liquids ("NGLs") and 85,556 mcf of gas were sold, or 83,809 barrel of oil equivalents ("BOEs"). In 1999, 46,030 barrels of oil, 19,026 barrels of NGLs and 74,025 mcf of gas were sold, or 77,394 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil increased $12.19, or 68%, from $17.90 in 1999 to $30.09 in 2000. The average price received per barrel of NGLs increased $6.35, or 63%, from $10.15 in 1999 to $16.50 in 2000. The average price received per mcf of gas increased 82% from $1.61 in 1999 to $2.93 in 2000. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received in 2000.

Gain on disposition of assets of $2,273 was recognized during 2000 from equipment credits received on one fully depleted well.

Total costs and expenses increased in 2000 to $713,527 as compared to $655,625 in 1999, an increase of $57,902, or 9%. The increase was due to an increase in production costs, offset by decreases in depletion and general and administrative expenses ("G&A").

Production costs were $576,561 in 2000 and $442,342 in 1999, resulting in an increase of $134,219, or 30%. This increase was primarily due to higher production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 22% from $68,860 in 1999 to $53,623 in 2000. The Partnership paid the managing general partner $38,999 in 2000 and $33,982 in 1999 for G&A incurred on behalf of the Partnership. The remaining G&A was paid directly by the Partnership. The managing general partner determines the allocated expenses based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

Depletion was $83,343 in 2000 as compared to $144,423 in 1999, representing a decrease of $61,080, or 42%. This decrease was primarily due to a 82,084 barrels of oil increase in proved reserves during 2000 as a result of higher commodity prices.

1999 compared to 1998

The Partnership's 1999 oil and gas revenues increased 30% to $1,136,073 from $873,012 in 1998. The increase in revenues resulted from higher average prices received, offset by a decline in production. In 1999, 46,030 barrels of oil, 19,026 barrels of NGLs and 74,025 mcf of gas were sold, or 77,394 BOEs. In 1998, 49,100 barrels of oil, 17,427 barrels of NGLs and 68,244 mcf of gas were sold, or 77,901 BOEs.

The average price received per barrel of oil increased $4.57, or 34%, from $13.33 in 1998 to $17.90 in 1999. The average price received per barrel of NGLs increased $3.36, or 49%, from $6.79 in 1998 to $10.15 in 1999. The average price received per mcf of gas increased 10% from $1.47 in 1998 to $1.61 in 1999.

Gain on disposition of assets of $197 recognized in 1998 was attributable to credits received from the disposal of oil and gas equipment on a saltwater disposal well that was plugged and abandoned in a prior year.

Total costs and expenses decreased in 1999 to $655,625 as compared to $1,062,299 in 1998, a decrease of $406,674, or 38%. The decrease was due to declines in the impairment of oil and gas properties, depletion and production costs, offset by an increase in G&A.

Production costs were $442,342 in 1999 and $464,489 in 1998, resulting in a $22,147 decrease, or 5%. This decrease was due to lower ad valorem taxes and well maintenance costs, offset by an increase in production taxes due to increased oil and gas revenues.

During this period, G&A increased 58% from $43,606 in 1998 to $68,860 in 1999 primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues. The Partnership paid the managing general partner $33,982 in 1999 and $27,503 in 1998 for G&A incurred on behalf of the Partnership.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the managing general partner reviews the Partnership's oil and gas properties for impairment whenever events or circumstances indicate a decline in the recoverability of the carrying value of the Partnership's assets may have occurred. As a result of the review and evaluation of its long-lived assets for impairment, the Partnership recognized a non-cash charge of $295,542 related to its oil and gas properties during 1998.

Depletion was $144,423 in 1999 compared to $258,662 in 1998. This represented a decrease of $114,239, or 44%. This decrease was primarily the result of an increase in proved reserves of 362,706 barrels of oil during 1999 as a result of higher commodity prices, a reduction in the Partnership's net depletable basis from charges taken in accordance with SFAS 121 during the fourth quarter of 1998.

Petroleum industry

The petroleum industry has been characterized by volatile oil, NGL and natural gas commodity prices and relatively stable supplier costs during the three years ended December 31, 2000. During 1998, weather patterns, regional economic recessions and political matters combined to cause worldwide oil supplies to exceed demand resulting in a substantial decline in oil prices. Also during 1998, but to a lesser extent, market prices for natural gas declined. During 1999 and 2000, the Organization of Petroleum Exporting Countries ("OPEC") and certain other crude oil exporting nations announced reductions in their planned export volumes. Those announcements, together with the enactment of the announced reductions in export volumes, had a positive impact on world oil prices, as have overall natural gas supply and demand fundamentals on North American natural gas prices. Although the favorable commodity price environment and stable field service cost environment is expected to continue during 2001, there is no assurance that commodity prices will not return to a less favorable level or that field service costs will not escalate in the future, both of which could negatively impact the Partnership's future results of operations and cash distributions.

Liquidity and capital resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $766,498 during the year ended December 31, 2000 from 1999. This increase was due to an increase in oil and gas sales receipts of $919,054 and a decline in G&A expenses paid of $15,237, offset by increases in production costs paid of $134,219 and working capital of $33,574. The increase in oil and gas receipts resulted from the increase in commodity prices during 2000 which contributed an additional $788,626 to oil and gas receipts and $130,428 resulting from the increase in production during 2000. The increase in production costs was primarily due to increased production taxes associated with higher oil and gas prices and additional well maintenance and workover costs incurred to stimulate well production.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during 2000 and 1999 were related to the addition of equipment on various oil and gas properties.

Proceeds from asset dispositions of $2,372 recognized during 2000 were related to equipment credits on two active wells.

Net Cash Used in Financing Activities

In 2000, cash distributions to the partners were $1,337,963, of which $13,380 was distributed to the managing general partner and $1,324,583 to the limited partners. In 1999, cash distributions to the partners were $486,135, of which $4,861 was distributed to the managing general partner and $481,274 to the limited partners.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                           ----
Financial Statements of Parker & Parsley 91-B, L.P.:
  Independent Auditors' Report........................................................................         9
  Balance Sheets as of December 31, 2000 and 1999.....................................................        10
  Statements of Operations for the Years Ended December 31,
    2000, 1999 and 1998...............................................................................        11
  Statements of Partners' Capital for the Years Ended
    December 31, 2000, 1999 and 1998..................................................................        12
  Statements of Cash Flows for the Years Ended December 31,
    2000, 1999 and 1998...............................................................................        13
  Notes to Financial Statements.......................................................................        14

                          INDEPENDENT AUDITORS' REPORT



The Partners
Parker & Parsley 91-B, L.P.
  (A Delaware Limited Partnership):

We have audited the balance sheets of Parker & Parsley 91-B, L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker & Parsley 91-B, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                             Ernst & Young LLP

Dallas, Texas
March 9, 2001

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS
                                   December 31



                                                                          2000                   1999
                                                                    ----------------       ----------------
                     ASSETS

Current assets:
  Cash                                                              $       185,644        $       213,165
  Accounts receivable - oil and gas sales                                   281,416                197,204
                                                                      -------------          -------------

            Total current assets                                            467,060                410,369
                                                                      -------------          -------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                                    9,761,207              9,748,898
Accumulated depletion                                                    (8,398,807)            (8,315,464)
                                                                      -------------          -------------

            Net oil and gas properties                                    1,362,400              1,433,434
                                                                      -------------          -------------

                                                                    $     1,829,460        $     1,843,803
                                                                     ==============         ==============


LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                                      $         6,714        $        37,188

Partners' capital:
  Managing general partner                                                   15,195                 15,034
  Limited partners (11,249 interests)                                     1,807,551              1,791,581
                                                                      -------------          -------------

                                                                          1,822,746              1,806,615
                                                                      -------------          -------------

                                                                    $     1,829,460        $     1,843,803
                                                                     ==============         ==============















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                         For the years ended December 31




                                                         2000          1999          1998
                                                     -----------   -----------   -----------
Revenues:
  Oil and gas                                        $ 2,046,224   $ 1,136,073   $   873,012
  Interest                                                19,124        10,221        11,185
  Gain on disposition of assets                            2,273            --           197
                                                     -----------   -----------   -----------

                                                       2,067,621     1,146,294       884,394
                                                     -----------   -----------   -----------

Costs and expenses:
  Oil and gas production                                 576,561       442,342       464,489
  General and administrative                              53,623        68,860        43,606
  Impairment of oil and gas properties                        --            --       295,542
  Depletion                                               83,343       144,423       258,662
                                                     -----------   -----------   -----------

                                                         713,527       655,625     1,062,299
                                                     -----------   -----------   -----------

Net income (loss)                                    $ 1,354,094   $   490,669   $  (177,905)
                                                     ===========   ===========   ===========

Allocation of net income (loss):
  Managing general partner                           $    13,541   $     4,907   $    (1,779)
                                                     ===========   ===========   ===========

  Limited partners                                   $ 1,340,553   $   485,762   $  (176,126)
                                                     ===========   ===========   ===========

Net income (loss) per limited partnership interest   $    119.17   $     43.18   $    (15.66)
                                                     ===========   ===========   ===========







   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENTS OF PARTNERS' CAPITAL




                                                               Managing
                                                                general              Limited
                                                                partner              partners               Total
                                                            --------------        --------------       ----------------


Partners' capital at January 1, 1998                        $      20,944         $   2,376,754        $    2,397,698

    Distributions                                                  (4,177)             (413,535)             (417,712)

    Net loss                                                       (1,779)             (176,126)             (177,905)
                                                              -----------           -----------          ------------

Partners' capital at December 31, 1998                             14,988             1,787,093             1,802,081

    Distributions                                                  (4,861)             (481,274)             (486,135)

    Net income                                                      4,907               485,762               490,669
                                                              -----------           -----------          ------------

Partners' capital at December 31, 1999                             15,034             1,791,581             1,806,615

    Distributions                                                 (13,380)           (1,324,583)           (1,337,963)

    Net income                                                     13,541             1,340,553             1,354,094
                                                              -----------           -----------          ------------

Partners' capital at December 31, 2000                      $      15,195         $   1,807,551        $    1,822,746
                                                             ============          ============         =============





















   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                         For the years ended December 31


                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------
Cash flows from operations:
   Net income (loss)                                                    $   1,354,094        $     490,669        $    (177,905)
   Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
        Impairment of oil and gas properties                                      -                    -                295,542
        Depletion                                                              83,343              144,423              258,662
        Gain on disposition of assets                                          (2,273)                 -                   (197)
   Changes in assets and liabilities:
        Accounts receivable                                                   (84,212)            (100,045)              39,758
        Accounts payable                                                      (30,474)              18,933               (8,855)
                                                                          -----------          -----------          -----------

            Net cash provided by operating activities                       1,320,478              553,980              407,005
                                                                          -----------          -----------          -----------

Cash flows from investing activities:
   Additions to oil and gas properties                                        (12,408)             (19,911)             (24,381)
   Proceeds from asset dispositions                                             2,372                  -                    197
                                                                          -----------          -----------          -----------

            Net cash used in investing activities                             (10,036)             (19,911)             (24,184)
                                                                          -----------          -----------          -----------

Cash flows used in financing activities:
   Cash distributions to partners                                          (1,337,963)            (486,135)            (417,712)
                                                                          -----------          -----------          -----------

Net increase (decrease) in cash                                               (27,521)              47,934              (34,891)
Cash at beginning of year                                                     213,165              165,231              200,122
                                                                          -----------          -----------          -----------

Cash at end of year                                                     $     185,644        $     213,165        $     165,231
                                                                         ============         ============         ============










   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 91-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

      Parker & Parsley 91-B, L.P. (the "Partnership") is a limited partnership organized in 1991 under the laws of the State of Delaware. The Partnership's managing general partner is Pioneer Natural Resources USA, Inc. ("Pioneer USA").

      The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      Oil and gas properties - The Partnership utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method on a property-by-property basis based on proved oil (dominant mineral) reserves as evaluated by independent petroleum consultants. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in results of operations.

      Impairment of long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its long-lived assets to be held and used on an individual property basis, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Partnership recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

      Use of estimates in the preparation of financial statements - Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


        Net income (loss) per limited partnership interest - The net income
(loss) per limited partnership interest is calculated by using the number of outstanding limited partnership interests.

        Income taxes - A Federal income tax provision has not been included in the financial statements as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

        Statements of cash flows - For purposes of reporting cash flows, cash includes depository accounts held by banks.

        General and administrative expenses - General and administrative expenses are allocated in part to the Partnership by the managing general partner. Allocated expenses are determined by the managing general partner based upon the level of activity of the Partnership relative to the non-partnership activities of the managing general partner. The method of allocation has been consistent over the past several years with certain modifications incorporated to reflect changes in Pioneer USA's overall business activities.

        Reclassifications - Certain reclassifications may have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentations.

        Environmental - The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable. No such liabilities have been accrued as of December 31, 2000.

        Revenue recognition - The Partnership uses the entitlements method of accounting for oil, natural gas liquids ("NGLs") and natural gas revenues.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with SFAS 121, the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of December 31, 2000, 1999 and 1998, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $295,542 related to its proved oil and gas properties during 1998.

NOTE 4. INCOME TAXES

        The financial statement basis of the Partnership's net assets and liabilities was $367,378 greater than the tax basis at December 31, 2000.

        The following is a reconciliation of net income (loss) per statements of operations with the net income (loss) per Federal income tax returns for the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

   Net income (loss) per statements of operations                       $    1,354,094       $     490,669        $    (177,905)
   Depletion and depreciation provisions for tax
     reporting purposes greater than amounts for
     financial reporting purposes                                              (27,307)           (115,006)            (139,323)
   Impairment of oil and gas properties for financial
     reporting purposes                                                            -                   -                295,542
   Salvage income                                                                                      -                    -
   Intangible development costs capitalized for
     financial reporting purposes and expensed
     for tax reporting purposes                                                   (328)                -                    -
   Other, net                                                                   (2,832)             (4,142)               4,532
                                                                          ------------         -----------          -----------
            Net income (loss) per Federal income
              tax returns                                               $    1,323,627       $     371,521        $     (17,154)
                                                                         =============        ============         ============

NOTE 5. OIL AND GAS PRODUCING ACTIVITIES

        The following is a summary of the net costs incurred, whether capitalized or expensed, related to the Partnership's oil and gas producing activities for the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

        Development costs                                               $       12,408       $      19,911        $      24,381
                                                                         =============        ============         ============

        Capitalized oil and gas properties consist of the following:

                                                                                              2000                      1999
                                                                                        ----------------          ----------------

     Property acquisition costs                                                         $       949,486          $       949,486
     Completed wells and equipment                                                            8,811,721                8,799,412
                                                                                          -------------            -------------

                                                                                              9,761,207                9,748,898
           Accumulated depletion                                                             (8,398,807)              (8,315,464)
                                                                                          -------------            -------------

                  Net oil and gas properties                                            $     1,362,400          $     1,433,434
                                                                                         ==============           ==============

NOTE 6. RELATED PARTY TRANSACTIONS

        Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        --------------       --------------       --------------

       Payment of lease operating and supervision
          charges in accordance with standard
          industry operating agreements                                 $      196,507       $     189,784        $     182,097

       Reimbursement of general and administrative
          expenses                                                      $       38,999       $      33,982        $      27,503

        The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Pioneer USA, P&P Employees 91-B GP ("EMPL") and the Partnership are parties to the Program agreement. EMPL is a general partnership organized for the benefit of certain employees of Pioneer USA. EMPL was merged with Pioneer USA on December 28, 2000.

        The costs and revenues of the Program are allocated to Pioneer USA and the Partnership as follows:

                                                                                        Pioneer USA (1)           Partnership (1)
                                                                                        ---------------           ---------------
        Revenues:
          Proceeds from disposition of depreciable and
            depletable properties                                                          34.3434343%             65.6565657%
          All other revenues                                                               34.3434343%             65.6565657%

        Costs and expenses:
          Lease acquisition costs, drilling and completion
            costs and all other costs                                                      24.2424242%             75.7575758%
          Operating costs, reporting and legal expenses and
            general and administrative expenses                                            34.3434343%             65.6565657%

      (1) Includes Pioneer USA's 1% general partner ownership which is allocated at the Partnership level and 10 limited partner interests owned by Pioneer USA.

NOTE 7. OIL AND GAS INFORMATION (UNAUDITED)

        The following table presents information relating to the Partnership's estimated proved oil and gas reserves at December 31, 2000, 1999 and 1998 and changes in such quantities during the years then ended. All of the Partnership's reserves are proved developed and located within the United States. The Partnership's reserves are based on an evaluation prepared by Williamson Petroleum Consultants, Inc., an independent petroleum consultant, using criteria established by the Securities and Exchange Commission.


                                                     Oil and NGLs            Gas
                                                        (bbls)              (mcf)
                                                      ----------          ----------

Net proved reserves at January 1, 1998                   803,868             767,367
Revisions                                               (224,362)            (91,817)
Production                                               (66,527)            (68,244)
                                                      ----------          ----------

Net proved reserves at December 31, 1998                 512,979             607,306
Revisions                                                550,155             821,693
Production                                               (65,056)            (74,025)
                                                      ----------          ----------

Net proved reserves at December 31, 1999                 998,078           1,354,974
Revisions                                                113,248             (43,847)
Production                                               (69,550)            (85,556)
                                                      ----------          ----------

Net proved reserves at December 31, 2000               1,041,776           1,225,571
                                                      ==========          ==========

        As of December 31, 2000, the estimated present value of future net revenues of proved reserves, calculated using December 31, 2000 prices of $26.64 per barrel of oil, $13.59 per barrel of NGLs and $7.73 per mcf of gas, discounted at 10% was approximately $8,364,000 and undiscounted was $17,283,000.

        Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues therefrom. The estimates of proved reserves and related future net revenues set forth in this Report are based on various assumptions, which may ultimately prove to be inaccurate. Therefore, such estimates should not be construed as estimates of the current market value of the Partnership's proved reserves. The Partnership emphasizes that reserve estimates are inherently imprecise and, accordingly, the estimates are expected to change as future information becomes available.

Disclosures about Oil & Gas Producing Activities

Standardized Measure of Discounted Future Net Cash Flows

       The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. A Federal income tax provision has not been calculated as the income of the Partnership is included in the individual Federal income tax returns of the respective partners.

       Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.




                                                                             For the years ended December 31,
                                                                   -------------------------------------------------------
                                                                         2000                1999               1998
                                                                   ----------------    ----------------   ----------------
                                                                                        (in thousands)
Oil and gas producing activities:
   Future cash inflows                                             $        33,121     $       24,943     $         5,585
   Future production costs                                                 (15,838)           (13,003)             (4,101)
                                                                     -------------       ------------       -------------

                                                                            17,283             11,940               1,484
   10% annual discount factor                                               (8,919)            (6,088)               (509)
                                                                     -------------       ------------       -------------

   Standardized measure of discounted future net cash flows        $         8,364     $        5,852     $           975
                                                                    ==============      =============      ==============

                                                                             For the years ended December 31,
                                                                   -------------------------------------------------------
                                                                         2000                1999               1998
                                                                   ----------------    ----------------   ----------------
                                                                                        (in thousands)
   Oil and Gas Producing Activities:
      Oil and gas sales, net of production costs                   $        (1,470)    $         (694)    $         (409)
      Net changes in prices and production costs                             2,610              2,945             (1,842)
      Revisions of previous quantity estimates                                 721              4,406               (324)
      Accretion of discount                                                    585                 97                327
      Changes in production rates, timing and other                             66             (1,877)               (45)
                                                                     -------------       ------------       ------------

      Change in present value of future net revenues                         2,512              4,877             (2,293)
                                                                     -------------       ------------       ------------

      Balance, beginning of year                                             5,852                975              3,268
                                                                     -------------       ------------       ------------

      Balance, end of year                                         $         8,364     $        5,852     $          975
                                                                    ==============      =============      =============

NOTE 8.  MAJOR CUSTOMERS

      The following table reflects the major customers of the Partnership's oil and gas sales (a major customer is defined as a customer whose sales exceed 10% of total sales) during the periods ended December 31:

                                                                          2000                 1999                 1998
                                                                        --------             --------             --------

                  Mobil Oil Corporation                                       48%                  48%                 48%
                  Plains Marketing, L.P.                                      22%                  23%                -
                  Genesis Crude Oil, L.P.                                    -                    -                    26%
                  Western Gas Resources, Inc.                                  4%                   6%                 22%

        At December 31, 2000, the amounts receivable from Mobil Oil Corporation and Plains Marketing, L.P. were $64,224 and $32,862, respectively, which are included in the caption "Accounts receivable - oil and gas sales" in the accompanying Balance Sheet.

        Pioneer USA is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil, NGLs and gas production.

NOTE 9. PARTNERSHIP AGREEMENT

        The following is a brief summary of the more significant provisions of the limited partnership agreement:


        Managing general partner - The managing general partner of the Partnership is Pioneer USA. Pioneer USA has the power and authority to manage, control and administer all Partnership affairs. As managing general partner and operator of the Partnership's properties, all production expenses are incurred by Pioneer USA and billed to the Partnership. The majority of the Partnership's oil and gas revenues are received directly by the Partnership, however, a portion of the oil and gas revenue is initially received by Pioneer USA prior to being paid to the Partnership. Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs, and 1% of its operating and general and administrative expenses. In return it is allocated 1% of the Partnership's revenues.

        Limited partner liability - The maximum amount of liability of any limited partner is the total contributions of such partner plus his share of any undistributed profits.

        Initial capital contributions - The limited partners entered into subscription agreements for aggregate capital contributions of $11,249,000. The managing general partner is required to contribute amounts equal to 1% of initial Partnership capital less sales commission costs allocated to the limited partners and to contribute amounts necessary to pay costs and expenses allocated to it under the Partnership agreement to the extent its share of revenues does not cover such costs.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE PARTNERSHIP

The Partnership does not have any officers or directors. Under the limited partnership agreement, the Partnership's managing general partner, Pioneer USA, is granted the exclusive right and full authority to manage, control and administer the Partnership's business.

Set forth below are the names, ages and positions of the directors and executive officers of Pioneer USA. Directors of Pioneer USA are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

                                                      Age at
                                                    December 31,
         Name                                          2000                                     Position
         ----                                          ----                                     --------

Scott D. Sheffield                                       48                     President

Timothy L. Dove                                          44                     Executive Vice President, Chief
                                                                                  Financial Officer and Director

Dennis E. Fagerstone                                     51                     Executive Vice President and Director

Mark L. Withrow                                          53                     Executive Vice President, General
                                                                                  Counsel and Director

Danny Kellum                                             46                     Executive Vice President - Domestic
                                                                                  Operations and Director

Rich Dealy                                               34                     Vice President and Chief Accounting
                                                                                  Officer

        Scott D. Sheffield. Mr. Sheffield is a graduate of The University of Texas with a B.S. in Petroleum Engineering. Since August 1997, he has served as President, Chief Executive Officer and a director of Pioneer and President of Pioneer USA. Mr. Sheffield assumed the position of Chairman of the Board of Pioneer in August 1999. He served as a director of Pioneer USA from August 1997 until his resignation from the board in June 1999. Mr. Sheffield was the President and a director of Parker & Parsley Petroleum Company ("Parker & Parsley") from May 1990 until August 1997 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley from October 1990 until August 1997. He was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. He served as Vice President - Engineering of PPDC from September 1981 until April 1985 when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

        Timothy L. Dove. Mr. Dove earned a B.S. in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago. He became Executive Vice President - Business Development of Pioneer and Pioneer USA in August 1997 and was also appointed a director of Pioneer USA in August 1997. Mr. Dove assumed the position of Chief Financial Officer of Pioneer and Pioneer USA effective February 1, 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Prior to joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining and marketing and planning and development.

        Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. He served as Executive Vice President and Chief Operating Officer of MESA Inc. ("Mesa") from March 1, 1997 until August 1997. From October 1996 to February 1997, Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa and from May 1991 to October 1996, he served as Vice President - Exploration and Production of Mesa. From June 1988 to May 1991, Mr. Fagerstone served as Vice President - Operations of Mesa.

        Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a B. S. in Accounting and Texas Tech University with a Juris Doctorate degree, became Executive Vice President, General Counsel and Secretary of Pioneer and Pioneer USA in August 1997. He was also appointed a director of Pioneer USA in August 1997. Mr. Withrow was Vice President - General Counsel of Parker & Parsley from January 1991, when he joined Parker & Parsley, to January 1995, when he was appointed Senior Vice President - General Counsel. He was Parker & Parsley's Secretary from August 1992 until August 1997. Prior to joining Parker & Parsley, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

        Danny Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected Executive Vice President - Domestic Operations of Pioneer and Pioneer USA on May 18, 2000 and Director of Pioneer USA on February 1, 2000. From January 2000 until May 2000, Mr. Kellum served as Vice President - Domestic Operations of Pioneer and Pioneer USA. Mr. Kellum served as Vice President Permian Division of Pioneer and Pioneer USA from April 1998 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August of 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

        Rich Dealy. Mr. Dealy is a graduate of Eastern New Mexico University with a B.B.A. in Accounting and Finance and is a Certified Public Accountant. He became Vice President and Chief Accounting Officer of Pioneer and Pioneer USA in February 1998. Mr. Dealy served as Controller of Pioneer USA from August 1997 to February 1998. He served as Controller of Parker & Parsley from August 1995 to August 1997. Mr. Dealy joined Parker & Parsley as an Accounting Manager in July, 1992. He was previously employed with KPMG Peat Marwick as an Audit Senior, in charge of Parker & Parsley's audit.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership does not have any directors or officers. Management of the Partnership is performed by the managing general partner. The Partnership participates in oil and gas activities through an income tax partnership (the "Program") pursuant to the Program agreement. Under the Program agreement, Pioneer USA pays approximately 25% of the Program's acquisition, drilling and completion costs and approximately 35% of its operating and general and administrative expenses. In return, they are allocated approximately 35% of the Program's revenues.

The Partnership does not directly pay any salaries of the executive officers or employees of Pioneer USA, but does pay a portion of Pioneer USA's general and administrative expenses of which these salaries are a part.

See Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data" for information regarding fees and reimbursements paid to the managing general partner by the Partnership.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)        Beneficial owners of more than five percent

The Partnership is not aware of any person who beneficially owns 5% or more of the outstanding limited partnership interests of the Partnership. Pioneer USA owned 10 limited partner interests at January 1, 2001.

(b)        Security ownership of management

The Partnership does not have any officers or directors. The managing general partner of the Partnership, Pioneer USA, has the exclusive right and full authority to manage, control and administer the Partnership's business. Under the limited partnership agreement, limited partners holding a majority of the outstanding limited partnership interests have the right to take certain actions, including the removal of the managing general partner or any other general partner. The Partnership is not aware of any current arrangement or activity which may lead to such removal. The Partnership is not aware of any officer or director of Pioneer USA who beneficially owns limited partnership interests in the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the managing general partner

Pursuant to the limited partnership agreement, the Partnership had the following related party transactions with the managing general partner during the years ended December 31:

                                                                             2000                 1999                 1998
                                                                        -------------        -------------        -------------
      Payment of lease operating and supervision
         charges in accordance with standard industry
         operating agreements                                           $     196,507        $    189,784         $    182,097

      Reimbursement of general and administrative
         expenses                                                       $      38,999        $     33,982         $     27,503

Under the limited partnership agreement, the managing general partner pays 1% of the Partnership's acquisition, drilling and completion costs and 1% of its operating and general and administrative expenses. In return, it is allocated 1% of the Partnership's revenues. Also, see Notes 6 and 9 of Notes to Financial Statements included in "Item 8. Financial Statements and Supplementary Data", regarding the Partnership's participation with the managing general partner in oil and gas activities of the Program.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)     1.      Financial statements

                The following are filed as part of this Report:

                 Independent Auditors' Report

                 Balance sheets as of December 31, 2000 and 1999

                 Statements of operations for the years ended December 31, 2000,
                   1999 and 1998

                 Statements of partners' capital for the years ended December
                   31, 2000, 1999 and 1998

                 Statements of cash flows for the years ended December 31, 2000,
                   1999 and 1998

                 Notes to financial statements

        2.      Financial statement schedules

                All financial statement schedules have been omitted since the required information is in the financial statements or notes thereto, or is not applicable nor required.

(b)     Reports on Form 8-K

None.

(c)     Exhibits

        The exhibits listed on the accompanying index to exhibits are filed or incorporated by reference as part of this Report.

                               S I G N A T U R E S


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     PARKER & PARSLEY 91-B, L.P.

Dated: March 27, 2001          By:   Pioneer Natural Resources USA, Inc.
                                       Managing General Partner


                                     By:      /s/ Scott D. Sheffield
                                              --------------------------------
                                              Scott D. Sheffield, President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/ Scott D. Sheffield                              President of Pioneer USA                                   March 27, 2001
--------------------------------------------
Scott D. Sheffield


/s/ Timothy L. Dove                                 Executive Vice President, Chief                            March 27, 2001
--------------------------------------------        Financial Officer and Director of
Timothy L. Dove                                     Pioneer USA


/s/ Dennis E. Fagerstone                            Executive Vice President and                               March 27, 2001
--------------------------------------------        Director of Pioneer USA
Dennis E. Fagerstone


/s/ Mark L. Withrow                                 Executive Vice President, General                          March 27, 2001
--------------------------------------------        Counsel and Director of Pioneer USA
Mark L. Withrow


/s/ Danny Kellum                                    Executive Vice President - Domestic                        March 27, 2001
--------------------------------------------        Operations and Director of Pioneer
Danny Kellum                                        USA


/s/ Rich Dealy                                      Vice President and Chief Accounting                        March 27, 2001
--------------------------------------------        Officer of Pioneer USA
Rich Dealy

                           PARKER & PARSLEY 91-B, L.P.

                                INDEX TO EXHIBITS


        The following documents are incorporated by reference in response to
Item 14(c):

         Exhibit No.                              Description                                                            Page
         -----------                              -----------                                                            ----

           3(a)                      Form of Agreement of Limited Partnership                                             -
                                     of Parker & Parsley 91-B, L.P. incorporated
                                     by reference to Exhibit A of the Partnership's
                                     Registration Statement on Form S-1
                                     (Registration No. 33-38582) (hereinafter
                                     called the Partnership's Registration Statement)

           4(b)                      Form of Limited Partner Subscription Agreement                                       -
                                     incorporated by reference to Exhibit C of the
                                     Partnership's Registration Statement

           4(b)                      Form of General Partner Subscription Agreement                                       -
                                     incorporated by reference to Exhibit D of the
                                     Partnership's Registration Statement

           4(b)                      Power of Attorney incorporated by reference to                                       -
                                     Exhibit B of the Partnership's Registration
                                     Statement

           4(c)                      Specimen Certificate of Limited Partnership                                          -
                                     Interest incorporated by reference to Exhibit 4.3
                                     of Amendment No. 2 of the Partnership's
                                     Registration Statement

          10(b)                      Development Drilling Program Agreement                                               -
                                     incorporated by reference to Exhibit B of the
                                     Partnership's Registration Statement

                           PARKER & PARSLEY 91-B, L.P.

SELECTED FINANCIAL DATA

The following selected financial data for the Partnership should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in the attached supplemental information.

                                          Six months
                                            ended
                                           June 30,                             Years ended December 31,
                                   -----------------------   --------------------------------------------------------------
                                      2001         2000         2000         1999         1998         1997         1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating results:
  Oil and gas sales                $  732,727   $  954,341   $2,046,224   $1,136,073   $  873,012   $1,273,373   $1,632,595
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Impairment of oil and
    gas properties                 $       --   $       --   $       --   $       --   $  295,542   $  323,078   $       --
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========


  Net income (loss)                $  394,776   $  604,592   $1,354,094   $  490,669   $ (177,905)  $  222,730   $  924,002
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Allocation of net income
    (loss):
       Managing general
         partner                   $    3,948   $    6,046   $   13,541   $    4,907   $   (1,779)  $    2,227   $    9,240
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

       Limited partners            $  390,828   $  598,546   $1,340,553   $  485,762   $ (176,126)  $  220,503   $  914,762
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' net
    income (loss) per limited
    partnership interest           $    34.74   $    53.21   $   119.17   $    43.18   $   (15.66)  $    19.60   $    81.32
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Limited partners' cash
    distributions per limited
    partnership interest           $    24.81   $    48.76   $   117.75   $    42.78   $    36.76   $    75.32   $    84.40
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

As of period ended:
  Total assets                     $1,977,307   $1,907,509   $1,829,460   $1,843,803   $1,820,336   $2,424,808   $3,051,464
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article Twelfth of the Amended and Restated Certificate of Incorporation of Pioneer Parent provides that Pioneer Parent must indemnify its officers and directors to the extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, Pioneer Parent generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Pioneer Parent, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Pioneer Parent, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to Pioneer Parent unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Pioneer Parent also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Twelfth of the Amended and Restated Certificate of Incorporation of Pioneer Parent provides that, in the event that an officer or director files suit against Pioneer Parent seeking indemnification of liabilities or expenses incurred, the burden will be on Pioneer Parent to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

     Pioneer Parent has entered into indemnification agreements with each of its directors and officers. These agreements provide that Pioneer Parent must, within 30 days of a request, indemnify an officer or director for liabilities incurred to the fullest extent permitted by the Delaware General Corporation Law. Pioneer Parent must, within two days of a request, indemnify an officer or director for expenses incurred in the defense of a claim or other proceeding. The obligation of Pioneer Parent to provide the indemnification does not apply if, before the date on which Pioneer Parent must provide the indemnification, Pioneer Parent's board of directors, or a representative chosen by the board of directors, concludes that indemnification would be improper under the Delaware General Corporation Law.

     The preceding discussion of Pioneer Parent's Amended and Restated Certificate of Incorporation, Section 145 of the Delaware General Corporation Law, and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Section 145 of the Delaware General Corporation Law, and such indemnification agreements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed with the registration statement:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
          2.1            Agreement and Plan of Merger dated as of September 20, 2001, among Pioneer Parent, Pioneer USA and the partnerships named therein (included as Appendix F to the proxy statement/
                         prospectus forming a part of this Registration Statement).

          3.1            Amended and Restated Certificate of Incorporation of Pioneer
                         Parent (incorporated by reference to Exhibit 3.1 to Pioneer
                         Parent's Registration Statement on Form S-4 dated June 27,
                         1997, Registration No. 333-26951).

          3.2            Restated Bylaws of Pioneer Parent (incorporated by reference to Exhibit 3.2 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

          3.3            Certificate of Designations of Special Preferred Voting
                         Stock (incorporated by reference to Exhibit 3.3 of Pioneer
                         Parent's Registration Statement on Form S-3, Registration
                         No. 333-42315, filed with the SEC on December 17, 1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
          3.4            Terms and Conditions of Exchangeable Shares (incorporated by reference to Annex F to the Definitive Joint Management
                         Information Circular and Proxy Statement of Pioneer Parent
                         and Chauvco, File No. 001-13245, filed with the SEC on
                         November 17, 1997).

          3.5            Certificate of Designation of Series A Junior Participating
                         Preferred Stock (incorporated by reference to Exhibit A to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form 8-A, File No. 001-13245, filed with the SEC on July 24,
                         2001).

          4.1            Form of Certificate of Common Stock, par value $.01 per
                         share, of Pioneer Parent (incorporated by reference to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

          4.2            Form of Certificate of Special Preferred Voting Stock
                         (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245, filed with the SEC on January 2, 1998).

          4.3            Form of Certificate of Exchangeable Shares (incorporated by reference to Exhibit 4.2 to Pioneer Parent's Current Report on Form 8-K, File No. 001-13245, filed with the SEC on
                         January 2, 1998).

          4.4            Rights Agreement dated July 24, 2001, between Pioneer Parent and Continental Stock Transfer & Trust Company, as Rights
                         Agent (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Registration Statement on Form 8-A, File No.
                         001-13245, filed with the SEC on July 24, 2001).

          5.1#           Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.

          8.1#           Opinion of Vinson & Elkins L.L.P., regarding tax matters.

          8.2#           Opinion of Stradley Ronon Stevens & Young L.L.P., as special legal counsel to the limited partners, regarding tax and
                         other matters as required by the partnership agreement of
                         each partnership (included as Exhibit A to Appendix E to the proxy statement/prospectus forming a part of this
                         Registration Statement).

          9.1            Voting and Exchange Trust Agreement dated as of December 18,
                         1997, among Pioneer Parent, Pioneer Natural Resources
                         (Canada) Ltd. and Montreal Trust Company of Canada, as
                         trustee (incorporated by reference to Exhibit 2.4 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.1            Indenture dated July 2, 1996, among Pioneer USA (formerly
                         Mesa Operating Co. ("MOC")), as issuer, Pioneer Parent, as guarantor, and Harris Trust and Savings Bank, as trustee,
                         relating to the 11 5/8% Senior Subordinated Discount Notes
                         Due 2006 (incorporated by reference to Exhibit 4.17 to MESA
                         Inc.'s Quarterly Report on Form 10-Q for the period ended
                         June 30, 1996).

         10.2            First Supplemental Indenture dated as of April 15, 1997,
                         among Pioneer USA (formerly MOC), as issuer, MESA Inc.
                         ("Mesa"), the subsidiary guarantors named therein, Pioneer
                         Parent and Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.1
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's Quarterly Report on Form 10-Q for the period ended
                         September 30, 1997, File No. 001-13245).

         10.3            Second Supplemental Indenture dated as of August 7, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.1 (incorporated by reference to Exhibit 10.2 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.4            Third Supplemental Indenture dated as of December 18, 1997, among Pioneer USA, the subsidiary guarantors named therein,
                         Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.1 (incorporated by reference to Exhibit 10.12 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.5            Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer USA (formerly MOC), Pioneer Parent, Pioneer
                         NewSub1, Inc. and Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit
                         10.1 (incorporated by reference to Exhibit 10.13 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.6            Fifth Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer Parent, Pioneer DebtCo., Inc. and Harris Trust and
                         Savings Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.1 (incorporated by reference to Exhibit 10.14 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.7            Sixth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo. Inc. (as successor to Pioneer NewSub1,
                         Inc.), Pioneer Parent, and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.1 (incorporated by reference to Exhibit 10.15 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.8            Indenture dated July 2, 1996, among Pioneer USA (formerly
                         MOC), as issuer, Pioneer Parent (as Mesa's successor), as
                         guarantor, and Harris Trust and Savings Bank, as trustee,
                         relating to the 10 5/8% Senior Subordinated Notes Due 2006
                         (incorporated by reference to Exhibit 4.18 to Mesa's
                         Quarterly Report on Form 10-Q for the period ended June 30,
                         1996).

         10.9            First Supplemental Indenture dated as of April 15, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.3 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

         10.10           Second Supplemental Indenture dated as of August 7, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.4 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

         10.11           Third Supplemental Indenture dated as of December 18, 1997, among Pioneer USA, the subsidiary guarantors named therein,
                         Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.8 (incorporated by reference to Exhibit 10.6 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.12           Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer Parent, Pioneer NewSub1, Inc. and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.7 to Pioneer Parent's Current
                         Report on Form 8-K, File No. 001-13245, filed with the SEC on January 2, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.13           Fifth Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer Parent, Pioneer DebtCo, Inc. and Harris Trust and
                         Savings Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.8 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.14           Sixth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1,
                         Inc.), Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.8 (incorporated by reference to Exhibit 10.9 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.15           Indenture dated April 12, 1995, between Pioneer USA
                         (successor to Parker & Parsley Petroleum Company ("Parker &
                         Parsley")) and The Chase Manhattan Bank (National
                         Association), as trustee (incorporated by reference to
                         Exhibit 4.1 to Parker & Parsley's Current Report on Form 8-K
                         dated April 12, 1995, File No. 1-10695).

         10.16           First Supplemental Indenture dated as of August 7, 1997,
                         among Parker & Parsley, The Chase Manhattan Bank, as
                         trustee, and Pioneer USA, with respect to the indenture
                         identified above as Exhibit 10.15 (incorporated by reference to Exhibit 10.5 to Pioneer Parent's Quarterly Report on Form
                         10-Q for the period ended September 30, 1997, File No.
                         001-13245).

         10.17           Second Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer NewSub1, Inc. and The Chase
                         Manhattan Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.15 (incorporated by reference to Exhibit 10.17 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.18           Third Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer DebtCo, Inc. and The Chase Manhattan Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.15 (incorporated by reference to Exhibit 10.18 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.19           Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1,
                         Inc., as successor to Pioneer USA), Pioneer Parent, Pioneer
                         USA and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 10.19 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.20           Guarantee dated as of December 30, 1997, by Pioneer USA
                         relating to $150,000,000 in aggregate principal amount of
                         8 7/8% Senior Notes due 2005 and $150,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2007 issued
                         under the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 10.20 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.21           Form of 8 7/8% Senior Notes Due 2005 dated as of April 12,
                         1995, in the aggregate principal amount of $150,000,000,
                         together with Officers' Certificate dated April 12, 1995,
                         establishing the terms of the 8 7/8% Senior Notes Due 2005 pursuant to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 4.2 to Parker &
                         Parsley's Quarterly Report on Form 10-Q for the period ended
                         June 30, 1995, File No. 001-10695).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.22           Form of 8 1/4% Senior Notes due 2007 dated as of August 22,
                         1995, in the aggregate principal amount of $150,000,000,
                         together with Officers' Certificate dated August 22, 1995, establishing the terms of the 8 1/4% Senior Notes due 2007 pursuant to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 1.2 to Parker &
                         Parsley's Current Report on Form 8-K dated August 17, 1995,
                         File No. 001-10695).

         10.23           Indenture dated January 13, 1998, between Pioneer Parent and
                         The Bank of New York, as trustee (incorporated by reference to Exhibit 99.1 to Pioneer Parent's and Pioneer USA's
                         Current Report on Form 8-K, File No. 001-13245, filed with the SEC on January 14, 1998).

         10.24           First Supplemental Indenture dated as of January 13, 1998, among Pioneer Parent, Pioneer USA, as the subsidiary
                         guarantor, and The Bank of New York, as trustee, with
                         respect to the indenture identified above as Exhibit 10.23
                         (incorporated by reference to Exhibit 99.2 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.25           Form of 6.50% Senior Notes Due 2008 of Pioneer Parent
                         (incorporated by reference to Exhibit 99.3 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.26           Form of 7.20% Senior Notes Due 2028 of Pioneer Parent
                         (incorporated by reference to Exhibit 99.4 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.27           Guarantee (2008 Notes) dated as of January 13, 1998, entered into by Pioneer USA (incorporated by reference to Exhibit
                         99.5 to Pioneer Parent's and Pioneer USA's Current Report on
                         Form 8-K, File No. 001-13245, filed with the SEC on January
                         14, 1998).

         10.28           Guarantee (2028 Notes) dated as of January 13, 1998, entered into by Pioneer USA (incorporated by reference to Exhibit
                         99.6 to Pioneer Parent's and Pioneer USA's Current Report on
                         Form 8-K, File No. 001-13245, filed with the SEC on January
                         14, 1998).

         10.29           1991 Stock Option Plan of Mesa (incorporated by reference to
                         Exhibit 10(v) to Mesa's Annual Report on Form 10-K for the
                         period ended December 31, 1991).

         10.30           1996 Incentive Plan of Mesa (incorporated by reference to
                         Exhibit 10.28 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

         10.31           Parker & Parsley Long-Term Incentive Plan dated February 19,
                         1991 (incorporated by reference to Exhibit 4.1 to Parker &
                         Parsley's Registration Statement on Form S-8, Registration
                         No. 33-38971).

         10.32           First Amendment to the Parker & Parsley Long-Term Incentive
                         Plan dated August 23, 1991 (incorporated by reference to
                         Exhibit 10.2 to Parker & Parsley's Registration Statement on
                         Form S-1 dated February 28, 1992, Registration No.
                         33-46082).

         10.33           Pioneer Parent's Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to Pioneer Parent's Registration
                         Statement on Form S-8, Registration No. 333-35087).

         10.34           First Amendment to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of November 23, 1998 (incorporated by
                         reference to Exhibit 10.72 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.35           Amendment No. 2 to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of May 20, 1998 (incorporated by
                         reference to Exhibit 10.73 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245).

         10.36           Amendment No. 3 to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of February 17, 2000 (incorporated by
                         reference to Exhibit 10.76 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245).

         10.37           Pioneer Parent's Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to Pioneer Parent's Registration
                         Statement on Form S-8, Registration No. 333-35165).

         10.38           Amendment No. 1 to Pioneer Parent's Employee Stock Purchase
                         Plan dated December 9, 1998 (incorporated by reference to
                         Pioneer Parent's Annual Report on Form 10-K for the year
                         ended December 31, 1998, File No. 001-13245).

         10.39           Amendment No. 2 to Pioneer Parent's Employee Stock Purchase
                         Plan dated December 14, 1999 (incorporated by reference to
                         Exhibit 10.74 to Pioneer Parent's Annual Report on Form 10-K
                         for the period ended December 31, 1999, File No. 001-13245).

         10.40           Pioneer Parent's Deferred Compensation Retirement Plan
                         (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Registration Statement on Form S-8, Registration
                         No. 333-39153).

         10.41           Pioneer USA 401(k) Plan (incorporated by reference to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form S-8, Registration No. 333-39249).

         10.42           Pioneer USA Matching Plan (incorporated by reference to
                         Exhibit 10.42 to Pioneer Parent's Annual Report on Form 10-K
                         for the year ended December 31, 1997, File No. 001-13245).

         10.43           Omnibus Amendment to Nonstatutory Stock Option Agreements,
                         included as part of the Parker & Parsley Long-Term Incentive
                         Plan dated as of November 16, 1995, between Parker & Parsley and named executive officers identified on Schedule 1
                         thereto, setting forth additional details relating to the
                         Parker & Parsley Long-Term Incentive Plan (incorporated by reference to Parker & Parsley's Annual Report on Form 10-K for the period ended December 31, 1995, File No. 001-10695).

         10.44           Severance Agreement dated as of August 8, 1997, between
                         Pioneer Parent and Scott D. Sheffield, together with a
                         schedule identifying substantially identical agreements
                         between Pioneer Parent and each of the other named executive officers identified on Schedule I, for the purpose of
                         defining the payment of certain benefits upon the
                         termination of the officer's employment under certain
                         circumstances (incorporated by reference to Exhibit 10.7 to
                         Pioneer Parent's Quarterly Report on Form 10-Q for the
                         period ended September 30, 1997, File No. 001-13245).

         10.45           Indemnification Agreement dated as of August 8, 1997,
                         between Pioneer Parent and Scott D. Sheffield, together with a schedule identifying substantially identical agreements
                         between Pioneer Parent and each of Pioneer Parent's other
                         directors and named executive officers identified on
                         Schedule I thereto (incorporated by reference to Exhibit
                         10.8 to Pioneer Parent's Quarterly Report on Form 10-Q for
                         the period ended September 30, 1997, File No. 001-13245).

         10.46           "B" Contract Production Allocation Agreement dated July 29,
                         1991, and effective as of January 1, 1991, between Colorado
                         Interstate Gas Company and Mesa Operating Limited
                         Partnership (incorporated by reference to Exhibit 10(r) to
                         Mesa's Annual Report on Form 10-K for the period ended
                         December 31, 1991).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.47           Amendment to "B" Contract Production Allocation Agreement
                         effective as of January 1, 1993, between Colorado Interstate
                         Gas Company and Mesa Operating Limited Partnership
                         (incorporated by reference to Exhibit 10.24 to Mesa's
                         Registration Statement on Form S-1, Registration No.
                         33-51909).

         10.48           Voting and Shareholders Agreement dated as of February 8,
                         2000, among Prize Energy Corp. and its stockholders
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's statement on Schedule 13D relating to common stock of Prize Energy Corp., filed with the SEC on February 18,
                         2000, File No. 005-54797).

         10.49           Second Supplemental Indenture dated as of April 11, 2000,
                         among Pioneer Parent, Pioneer USA, as the subsidiary
                         guarantor, and the Bank of New York, as trustee, with
                         respect to the Indenture dated January 13, 1998, between
                         Pioneer Parent and The Bank of New York, as trustee
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2000).

         10.50           Form of 9 5/8% Senior Notes Due April 1, 2010 dated as of
                         April 11, 2000, in the aggregate principal amount of
                         $425,000,000, together with Trustee's Certificate of
                         Authentication dated April 11, 2000, establishing the terms of the 9 5/8% Senior Notes Due April 1, 2010 pursuant to the
                         Second Supplemental Indenture identified above as Exhibit
                         10.49 (incorporated by reference to Exhibit 10.2 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2000).

         10.51           Guarantee, dated as of April 11, 2000, by Pioneer USA, as
                         the subsidiary guarantor, relating to the $425,000,000
                         aggregate principal amount of 9 5/8% Senior Notes Due April
                         1, 2010 issued under the Second Supplemental Indenture
                         identified above as Exhibit 10.49 (incorporated by reference to Exhibit 10.3 to Pioneer Parent's Quarterly Report on Form
                         10-Q, filed with the SEC on May 11, 2000).

         10.52           $575,000,000 Credit Agreement dated as of May 31, 2000,
                         among Pioneer Parent, as the borrower, Bank of America,
                         N.A., as the administrative agent, Credit Suisse First
                         Boston, as the documentation agent, The Chase Manhattan
                         Bank, as the syndication agent, and certain lenders
                         (incorporated by reference to Exhibit 10.4 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2000).

         10.53           Agreement and Plan of Merger dated as of November 28, 2000, among Pioneer Parent, Pioneer USA, Parker & Parsley
                         Employees Producing Properties 87-A, Ltd., Parker & Parsley
                         Employees Producing Properties 87-B Ltd., P&P Employees
                         Producing Properties 88-A, L.P., P&P Employees 89-A Conv.,
                         L.P., P&P Employees 89-B Conv., L.P., P&P Employees Private
                         89, L.P., P&P Employees 90-A Conv., L.P., P& P Employees
                         90-B Conv., L.P., P&P Employees 90-C Conv., L.P., P&P
                         Employees Private 90, L.P., P&P Employees 90 Spraberry
                         Private Development, L.P., P&P Employees 91-A Conv., L.P.
                         and P&P Employees 91-B Conv., L.P. (incorporated by
                         reference to Exhibit 10.53 to Pioneer Parent's Annual Report on Form 10-K, filed with the SEC on February 27, 2001).

         23.1#           Consent of Vinson & Elkins L.L.P. (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration
                         Statement).

         23.2#           Consent of Stradley Ronon Stevens & Young L.L.P. (included in the opinion filed as Exhibit 8.2 to this Registration
                         Statement).

         23.3# Consent of Arter & Hadden LLP (included in the opinion attached to the opinion filed as Exhibit 8.2 to this Registration Statement).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         23.4*           Consent of Ernst & Young LLP.

         23.5*           Consent of Williamson Petroleum Consultants, Inc.

         24.1#           Powers of Attorney of directors and officers of Pioneer
                         Parent.

         99.1            Opinion of Robert A. Stanger & Co, Inc. (included as
                         Appendix D to the proxy statement/ prospectus forming a part of this Registration Statement).

         99.2*           Consent of Robert A. Stanger & Co., Inc.

         99.3#           Form of Certification of Non-Foreign Status for Individual
                         Partners.

         99.4#           Form of Certification of Non-Foreign Status for Individual
                         Partners that are Entities.

         99.5*           Form of Proxy for Special Meeting of Limited Partners of
                         Each of 46 Parker & Parsley Limited Partnerships.

         99.6*           Form of Letter to Custodians and Consent.

         99.7#           Agreement dated June 14, 2001, between Pioneer Parent and
                         D.F. King & Co., Inc.

         99.8*           Form of Letter to Brokers.

         99.9#           Form of Notice of Multiple Proxies.

         99.10#          Form of Mailing Envelope.

         99.11#          Form of Return Envelope.

         99.12*          Frequently Asked Questions Regarding the Proposed Mergers of
                         Parker & Parsley Limited Partnerships (for use in responding to telephone inquiries only).


---------------

 * Filed herewith.

# Previously filed.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pioneer Parent pursuant to the foregoing provisions, or otherwise, Pioneer Parent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by Pioneer Parent of expenses incurred or paid by a director, officer or controlling person of Pioneer Parent in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Pioneer Parent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Pioneer Parent hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Pioneer Parent's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Pioneer Parent undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) That every prospectus: (a) that is filed pursuant to paragraph (3) immediately preceding, or (b) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Pioneer Natural Resources Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on October 10, 2001.


                                    PIONEER NATURAL RESOURCES COMPANY

                                    By:       /s/ Scott D. Sheffield
                                      ------------------------------------------
                                        Scott D. Sheffield
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                          TITLE                           DATE
                      ---------                                          -----                           ----

               /s/ SCOTT D. SHEFFIELD                  Chairman of the Board of Directors,         October 10, 2001
-----------------------------------------------------    President and Chief Executive Officer
                 Scott D. Sheffield                      (principal executive officer)

                 /s/ TIMOTHY L. DOVE                   Executive Vice President and Chief          October 10, 2001
-----------------------------------------------------    Financial Officer (principal financial
                   Timothy L. Dove                       officer)

                /s/ RICHARD P. DEALY                   Vice President and Chief Accounting         October 10, 2001
-----------------------------------------------------    Officer (principal accounting officer)
                  Richard P. Dealy

                /s/ JAMES R. BAROFFIO                  Director                                    October 10, 2001
-----------------------------------------------------
                  James R. Baroffio

               /s/ R. HARTWELL GARDNER                 Director                                    October 10, 2001
-----------------------------------------------------
                 R. Hartwell Gardner

                /s/ JAMES L. HOUGHTON                  Director                                    October 10, 2001
-----------------------------------------------------
                  James L. Houghton

                 /s/ JERRY P. JONES                    Director                                    October 10, 2001
-----------------------------------------------------
                   Jerry P. Jones

             /s/ CHARLES E. RAMSEY, JR.                Director                                    October 10, 2001
-----------------------------------------------------
               Charles E. Ramsey, Jr.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
          2.1            Agreement and Plan of Merger dated as of September 20, 2001, among Pioneer Parent, Pioneer USA and the partnerships named therein (included as Appendix F to the proxy statement/
                         prospectus forming a part of this Registration Statement).

          3.1            Amended and Restated Certificate of Incorporation of Pioneer
                         Parent (incorporated by reference to Exhibit 3.1 to Pioneer
                         Parent's Registration Statement on Form S-4 dated June 27,
                         1997, Registration No. 333-26951).

          3.2            Restated Bylaws of Pioneer Parent (incorporated by reference to Exhibit 3.2 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

          3.3            Certificate of Designations of Special Preferred Voting
                         Stock (incorporated by reference to Exhibit 3.3 of Pioneer
                         Parent's Registration Statement on Form S-3, Registration
                         No. 333-42315, filed with the SEC on December 17, 1997).

          3.4            Terms and Conditions of Exchangeable Shares (incorporated by reference to Annex F to the Definitive Joint Management
                         Information Circular and Proxy Statement of Pioneer Parent
                         and Chauvco, File No. 001-13245, filed with the SEC on
                         November 17, 1997).

          3.5            Certificate of Designation of Series A Junior Participating
                         Preferred Stock (incorporated by reference to Exhibit A to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form 8-A, File No. 001-13245, filed with the SEC on July 24,
                         2001).

          4.1            Form of Certificate of Common Stock, par value $.01 per
                         share, of Pioneer Parent (incorporated by reference to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

          4.2            Form of Certificate of Special Preferred Voting Stock
                         (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245, filed with the SEC on January 2, 1998).

          4.3            Form of Certificate of Exchangeable Shares (incorporated by reference to Exhibit 4.2 to Pioneer Parent's Current Report on Form 8-K, File No. 001-13245, filed with the SEC on
                         January 2, 1998).

          4.4            Rights Agreement dated July 24, 2001, between Pioneer Parent and Continental Stock Transfer & Trust Company, as Rights
                         Agent (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Registration Statement on Form 8-A, File No.
                         001-13245, filed with the SEC on July 24, 2001).

          5.1#           Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.

          8.1#           Opinion of Vinson & Elkins L.L.P., regarding tax matters.

          8.2#           Opinion of Stradley Ronon Stevens & Young L.L.P., as special legal counsel to the limited partners, regarding tax and
                         other matters as required by the partnership agreement of
                         each partnership (included as Exhibit A to Appendix E to the proxy statement/prospectus forming a part of this
                         Registration Statement).

          9.1            Voting and Exchange Trust Agreement dated as of December 18,
                         1997, among Pioneer Parent, Pioneer Natural Resources
                         (Canada) Ltd. and Montreal Trust Company of Canada, as
                         trustee (incorporated by reference to Exhibit 2.4 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.1            Indenture dated July 2, 1996, among Pioneer USA (formerly
                         Mesa Operating Co. ("MOC")), as issuer, Pioneer Parent, as guarantor, and Harris Trust and Savings Bank, as trustee,
                         relating to the 11 5/8% Senior Subordinated Discount Notes
                         Due 2006 (incorporated by reference to Exhibit 4.17 to MESA
                         Inc.'s Quarterly Report on Form 10-Q for the period ended
                         June 30, 1996).

         10.2            First Supplemental Indenture dated as of April 15, 1997,
                         among Pioneer USA (formerly MOC), as issuer, MESA Inc.
                         ("Mesa"), the subsidiary guarantors named therein, Pioneer
                         Parent and Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.1
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's Quarterly Report on Form 10-Q for the period ended
                         September 30, 1997, File No. 001-13245).

         10.3            Second Supplemental Indenture dated as of August 7, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.1 (incorporated by reference to Exhibit 10.2 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

         10.4            Third Supplemental Indenture dated as of December 18, 1997, among Pioneer USA, the subsidiary guarantors named therein,
                         Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.1 (incorporated by reference to Exhibit 10.12 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.5            Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer USA (formerly MOC), Pioneer Parent, Pioneer
                         NewSub1, Inc. and Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit
                         10.1 (incorporated by reference to Exhibit 10.13 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.6            Fifth Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer Parent, Pioneer DebtCo., Inc. and Harris Trust and
                         Savings Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.1 (incorporated by reference to Exhibit 10.14 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.7            Sixth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo. Inc. (as successor to Pioneer NewSub1,
                         Inc.), Pioneer Parent, and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.1 (incorporated by reference to Exhibit 10.15 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.8            Indenture dated July 2, 1996, among Pioneer USA (formerly
                         MOC), as issuer, Pioneer Parent (as Mesa's successor), as
                         guarantor, and Harris Trust and Savings Bank, as trustee,
                         relating to the 10 5/8% Senior Subordinated Notes Due 2006
                         (incorporated by reference to Exhibit 4.18 to Mesa's
                         Quarterly Report on Form 10-Q for the period ended June 30,
                         1996).

         10.9            First Supplemental Indenture dated as of April 15, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.3 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.10           Second Supplemental Indenture dated as of August 7, 1997,
                         among Pioneer USA (formerly MOC), as issuer, Mesa, the
                         subsidiary guarantors named therein, Pioneer Parent and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.4 to Pioneer Parent's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997,
                         File No. 001-13245).

         10.11           Third Supplemental Indenture dated as of December 18, 1997, among Pioneer USA, the subsidiary guarantors named therein,
                         Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.8 (incorporated by reference to Exhibit 10.6 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.12           Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer Parent, Pioneer NewSub1, Inc. and
                         Harris Trust and Savings Bank, as trustee, with respect to the indenture identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.7 to Pioneer Parent's Current
                         Report on Form 8-K, File No. 001-13245, filed with the SEC on January 2, 1998).

         10.13           Fifth Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer Parent, Pioneer DebtCo, Inc. and Harris Trust and
                         Savings Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.8 (incorporated by reference to Exhibit 10.8 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.14           Sixth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1,
                         Inc.), Pioneer Parent and Harris Trust and Savings Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.8 (incorporated by reference to Exhibit 10.9 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.15           Indenture dated April 12, 1995, between Pioneer USA
                         (successor to Parker & Parsley Petroleum Company ("Parker &
                         Parsley")) and The Chase Manhattan Bank (National
                         Association), as trustee (incorporated by reference to
                         Exhibit 4.1 to Parker & Parsley's Current Report on Form 8-K
                         dated April 12, 1995, File No. 1-10695).

         10.16           First Supplemental Indenture dated as of August 7, 1997,
                         among Parker & Parsley, The Chase Manhattan Bank, as
                         trustee, and Pioneer USA, with respect to the indenture
                         identified above as Exhibit 10.15 (incorporated by reference to Exhibit 10.5 to Pioneer Parent's Quarterly Report on Form
                         10-Q for the period ended September 30, 1997, File No.
                         001-13245).

         10.17           Second Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer NewSub1, Inc. and The Chase
                         Manhattan Bank, as trustee, with respect to the indenture
                         identified above as Exhibit 10.15 (incorporated by reference to Exhibit 10.17 to Pioneer Parent's Current Report on Form
                         8-K, File No. 001-13245, filed with the SEC on January 2,
                         1998).

         10.18           Third Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA),
                         Pioneer DebtCo, Inc. and The Chase Manhattan Bank, as
                         trustee, with respect to the indenture identified above as
                         Exhibit 10.15 (incorporated by reference to Exhibit 10.18 to
                         Pioneer Parent's Current Report on Form 8-K, File No.
                         001-13245, filed with the SEC on January 2, 1998).

         10.19           Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1,
                         Inc., as successor to Pioneer USA), Pioneer Parent, Pioneer
                         USA and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 10.19 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.20           Guarantee dated as of December 30, 1997, by Pioneer USA
                         relating to $150,000,000 in aggregate principal amount of
                         8 7/8% Senior Notes due 2005 and $150,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2007 issued
                         under the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 10.20 to Pioneer
                         Parent's Current Report on Form 8-K, File No. 001-13245,
                         filed with the SEC on January 2, 1998).

         10.21           Form of 8 7/8% Senior Notes Due 2005 dated as of April 12,
                         1995, in the aggregate principal amount of $150,000,000,
                         together with Officers' Certificate dated April 12, 1995,
                         establishing the terms of the 8 7/8% Senior Notes Due 2005 pursuant to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 4.2 to Parker &
                         Parsley's Quarterly Report on Form 10-Q for the period ended
                         June 30, 1995, File No. 001-10695).

         10.22           Form of 8 1/4% Senior Notes due 2007 dated as of August 22,
                         1995, in the aggregate principal amount of $150,000,000,
                         together with Officers' Certificate dated August 22, 1995, establishing the terms of the 8 1/4% Senior Notes due 2007 pursuant to the indenture identified above as Exhibit 10.15
                         (incorporated by reference to Exhibit 1.2 to Parker &
                         Parsley's Current Report on Form 8-K dated August 17, 1995,
                         File No. 001-10695).

         10.23           Indenture dated January 13, 1998, between Pioneer Parent and
                         The Bank of New York, as trustee (incorporated by reference to Exhibit 99.1 to Pioneer Parent's and Pioneer USA's
                         Current Report on Form 8-K, File No. 001-13245, filed with the SEC on January 14, 1998).

         10.24           First Supplemental Indenture dated as of January 13, 1998, among Pioneer Parent, Pioneer USA, as the subsidiary
                         guarantor, and The Bank of New York, as trustee, with
                         respect to the indenture identified above as Exhibit 10.23
                         (incorporated by reference to Exhibit 99.2 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.25           Form of 6.50% Senior Notes Due 2008 of Pioneer Parent
                         (incorporated by reference to Exhibit 99.3 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.26           Form of 7.20% Senior Notes Due 2028 of Pioneer Parent
                         (incorporated by reference to Exhibit 99.4 to Pioneer
                         Parent's and Pioneer USA's Current Report on Form 8-K, File
                         No. 001-13245, filed with the SEC on January 14, 1998).

         10.27           Guarantee (2008 Notes) dated as of January 13, 1998, entered into by Pioneer USA (incorporated by reference to Exhibit
                         99.5 to Pioneer Parent's and Pioneer USA's Current Report on
                         Form 8-K, File No. 001-13245, filed with the SEC on January
                         14, 1998).

         10.28           Guarantee (2028 Notes) dated as of January 13, 1998, entered into by Pioneer USA (incorporated by reference to Exhibit
                         99.6 to Pioneer Parent's and Pioneer USA's Current Report on
                         Form 8-K, File No. 001-13245, filed with the SEC on January
                         14, 1998).

         10.29           1991 Stock Option Plan of Mesa (incorporated by reference to
                         Exhibit 10(v) to Mesa's Annual Report on Form 10-K for the
                         period ended December 31, 1991).

         10.30           1996 Incentive Plan of Mesa (incorporated by reference to
                         Exhibit 10.28 to Pioneer Parent's Registration Statement on
                         Form S-4 dated June 27, 1997, Registration No. 333-26951).

         10.31           Parker & Parsley Long-Term Incentive Plan dated February 19,
                         1991 (incorporated by reference to Exhibit 4.1 to Parker &
                         Parsley's Registration Statement on Form S-8, Registration
                         No. 33-38971).

         10.32           First Amendment to the Parker & Parsley Long-Term Incentive
                         Plan dated August 23, 1991 (incorporated by reference to
                         Exhibit 10.2 to Parker & Parsley's Registration Statement on
                         Form S-1 dated February 28, 1992, Registration No.
                         33-46082).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.33           Pioneer Parent's Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to Pioneer Parent's Registration
                         Statement on Form S-8, Registration No. 333-35087).

         10.34           First Amendment to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of November 23, 1998 (incorporated by
                         reference to Exhibit 10.72 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245.

         10.35           Amendment No. 2 to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of May 20, 1998 (incorporated by
                         reference to Exhibit 10.73 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245).

         10.36           Amendment No. 3 to Pioneer Parent's Long-Term Incentive
                         Plan, effective as of February 17, 2000 (incorporated by
                         reference to Exhibit 10.76 to Pioneer Parent's Annual Report on Form 10-K for the period ended December 31, 1999, File
                         No. 001-13245).

         10.37           Pioneer Parent's Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to Pioneer Parent's Registration
                         Statement on Form S-8, Registration No. 333-35165).

         10.38           Amendment No. 1 to Pioneer Parent's Employee Stock Purchase
                         Plan dated December 9, 1998 (incorporated by reference to
                         Pioneer Parent's Annual Report on Form 10-K for the year
                         ended December 31, 1998, File No. 001-13245).

         10.39           Amendment No. 2 to Pioneer Parent's Employee Stock Purchase
                         Plan dated December 14, 1999 (incorporated by reference to
                         Exhibit 10.74 to Pioneer Parent's Annual Report on Form 10-K
                         for the period ended December 31, 1999, File No. 001-13245).

         10.40           Pioneer Parent's Deferred Compensation Retirement Plan
                         (incorporated by reference to Exhibit 4.1 to Pioneer
                         Parent's Registration Statement on Form S-8, Registration
                         No. 333-39153).

         10.41           Pioneer USA 401(k) Plan (incorporated by reference to
                         Exhibit 4.1 to Pioneer Parent's Registration Statement on
                         Form S-8, Registration No. 333-39249).

         10.42           Pioneer USA Matching Plan (incorporated by reference to
                         Exhibit 10.42 to Pioneer Parent's Annual Report on Form 10-K
                         for the year ended December 31, 1997, File No. 001-13245).

         10.43           Omnibus Amendment to Nonstatutory Stock Option Agreements,
                         included as part of the Parker & Parsley Long-Term Incentive
                         Plan dated as of November 16, 1995, between Parker & Parsley and named executive officers identified on Schedule 1
                         thereto, setting forth additional details relating to the
                         Parker & Parsley Long-Term Incentive Plan (incorporated by reference to Parker & Parsley's Annual Report on Form 10-K for the period ended December 31, 1995, File No. 001-10695).

         10.44           Severance Agreement dated as of August 8, 1997, between
                         Pioneer Parent and Scott D. Sheffield, together with a
                         schedule identifying substantially identical agreements
                         between Pioneer Parent and each of the other named executive officers identified on Schedule I, for the purpose of
                         defining the payment of certain benefits upon the
                         termination of the officer's employment under certain
                         circumstances (incorporated by reference to Exhibit 10.7 to
                         Pioneer Parent's Quarterly Report on Form 10-Q for the
                         period ended September 30, 1997, File No. 001-13245).

         10.45           Indemnification Agreement dated as of August 8, 1997,
                         between Pioneer Parent and Scott D. Sheffield, together with a schedule identifying substantially identical agreements
                         between Pioneer Parent and each of Pioneer Parent's other
                         directors and named executive officers identified on
                         Schedule I thereto (incorporated by reference to Exhibit
                         10.8 to Pioneer Parent's Quarterly Report on Form 10-Q for
                         the period ended September 30, 1997, File No. 001-13245).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         10.46           "B" Contract Production Allocation Agreement dated July 29,
                         1991, and effective as of January 1, 1991, between Colorado
                         Interstate Gas Company and Mesa Operating Limited
                         Partnership (incorporated by reference to Exhibit 10(r) to
                         Mesa's Annual Report on Form 10-K for the period ended
                         December 31, 1991).

         10.47           Amendment to "B" Contract Production Allocation Agreement
                         effective as of January 1, 1993, between Colorado Interstate
                         Gas Company and Mesa Operating Limited Partnership
                         (incorporated by reference to Exhibit 10.24 to Mesa's
                         Registration Statement on Form S-1, Registration No.
                         33-51909).

         10.48           Voting and Shareholders Agreement dated as of February 8,
                         2000, among Prize Energy Corp. and its stockholders
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's statement on Schedule 13D relating to common stock of Prize Energy Corp., filed with the SEC on February 18,
                         2000, File No. 005-54797).

         10.49           Second Supplemental Indenture dated as of April 11, 2000,
                         among Pioneer Parent, Pioneer USA, as the subsidiary
                         guarantor, and the Bank of New York, as trustee, with
                         respect to the Indenture dated January 13, 1998, between
                         Pioneer Parent and The Bank of New York, as trustee
                         (incorporated by reference to Exhibit 10.1 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2000).

         10.50           Form of 9 5/8% Senior Notes Due April 1, 2010 dated as of
                         April 11, 2000, in the aggregate principal amount of
                         $425,000,000, together with Trustee's Certificate of
                         Authentication dated April 11, 2000, establishing the terms of the 9 5/8% Senior Notes Due April 1, 2010 pursuant to the
                         Second Supplemental Indenture identified above as Exhibit
                         10.49 (incorporated by reference to Exhibit 10.2 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2000).

         10.51           Guarantee, dated as of April 11, 2000, by Pioneer USA, as
                         the subsidiary guarantor, relating to the $425,000,000
                         aggregate principal amount of 9 5/8% Senior Notes Due April
                         1, 2010 issued under the Second Supplemental Indenture
                         identified above as Exhibit 10.49 (incorporated by reference to Exhibit 10.3 to Pioneer Parent's Quarterly Report on Form
                         10-Q, filed with the SEC on May 11, 2000).

         10.52           $575,000,000 Credit Agreement dated as of May 31, 2000,
                         among Pioneer Parent, as the borrower, Bank of America,
                         N.A., as the administrative agent, Credit Suisse First
                         Boston, as the documentation agent, The Chase Manhattan
                         Bank, as the syndication agent, and certain lenders
                         (incorporated by reference to Exhibit 10.4 to Pioneer
                         Parent's Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2000).

         10.53           Agreement and Plan of Merger dated as of November 28, 2000, among Pioneer Parent, Pioneer USA, Parker & Parsley
                         Employees Producing Properties 87-A, Ltd., Parker & Parsley
                         Employees Producing Properties 87-B Ltd., P&P Employees
                         Producing Properties 88-A, L.P., P&P Employees 89-A Conv.,
                         L.P., P&P Employees 89-B Conv., L.P., P&P Employees Private
                         89, L.P., P&P Employees 90-A Conv., L.P., P& P Employees
                         90-B Conv., L.P., P&P Employees 90-C Conv., L.P., P&P
                         Employees Private 90, L.P., P&P Employees 90 Spraberry
                         Private Development, L.P., P&P Employees 91-A Conv., L.P.
                         and P&P Employees 91-B Conv., L.P. (incorporated by
                         reference to Exhibit 10.53 to Pioneer Parent's Annual Report on Form 10-K, filed with the SEC on February 27, 2001).

         23.1#           Consent of Vinson & Elkins L.L.P. (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration
                         Statement).

         23.2#           Consent of Stradley Ronon Stevens & Young L.L.P. (included in the opinion filed as Exhibit 8.2 to this Registration
                         Statement).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------          ------------------------------------------------------------
         23.3#           Consent of Arter & Hadden LLP (included in the opinion
                         attached to the opinion filed as Exhibit 8.2 to this
                         Registration Statement).

         23.4*           Consent of Ernst & Young LLP.

         23.5*           Consent of Williamson Petroleum Consultants, Inc.

         24.1#           Powers of Attorney of directors and officers of Pioneer
                         Parent.

         99.1            Opinion of Robert A. Stanger & Co, Inc. (included as
                         Appendix D to the proxy statement/ prospectus forming a part of this Registration Statement).

         99.2*           Consent of Robert A. Stanger & Co., Inc.

         99.3#           Form of Certification of Non-Foreign Status for Individual
                         Partners.

         99.4#           Form of Certification of Non-Foreign Status for Individual
                         Partners that are Entities.

         99.5*           Form of Proxy for Special Meeting of Limited Partners of
                         Each of 46 Parker & Parsley Limited Partnerships.

         99.6*           Form of Letter to Custodians and Consent.

         99.7#           Agreement dated June 14, 2001, between Pioneer Parent and
                         D.F. King & Co., Inc.

         99.8*           Form of Letter to Brokers.

         99.9#           Form of Notice of Multiple Proxies.

         99.10#          Form of Mailing Envelope.

         99.11#          Form of Return Envelope.

         99.12*          Frequently Asked Questions Regarding the Proposed Mergers of
                         Parker & Parsley Limited Partnerships (for use in responding to telephone inquiries only).


---------------

 * Filed herewith.

# Previously filed.